As filed with the Securities and Exchange Commission on December 16, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TELESP CELULAR PARTICIPAÇÕES S.A.

To be renamed Vivo Participações S.A. in connection with the transactions described herein

(Exact name of registrant as specified in its charter)

Telesp Cellular Holding Company

(Translation of registrant’s name into English)

The Federative Republic of Brazil	4812	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code #)	(I.R.S. Employer Identification Number)

Av. Roque Petroni Júnior, 1464

4º Andar – Lado “A”

04707-000 – São Paulo, SP, Brazil

011-55-11-5105-2276

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

P.O. Box 885

Newark, Delaware 19715

(302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

S. Todd Crider, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

(212) 455-2000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Aggregate Offering Price(2)(3)		Amount of Registration Fee
Common shares, no par value	8,239,042	U.S.$	27,490,182.02	U.S.$	2,941.44
Preferred shares, no par value(1)	664,587,459	U.S.$	2,620,588,413.70	U.S.$	280,402.96

(1)	360,384,219 of these shares will initially be represented by the registrant’s American Depositary Shares (“ADSs”), each of which represents 1 (one) preferred share, and which are evidenced by American Depositary Receipts (“ADRs”). A separate registration statement on Form F-6 will be filed to register the ADSs. The remaining 304,203,240 shares will not be represented by ADSs.
(2)	Includes a maximum number of the registrant’s shares expected to be issued to holders of ADSs and to U.S. holders of common and preferred shares in connection with the merger described in the accompanying prospectus. The securities to be issued in connection with the merger outside the United States to non-U.S. residents are not registered under this registration statement.
(3)	The Proposed Maximum Aggregate Offering Price (estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) and Rule 457(f) under the Securities Act) is calculated in accordance with the exchange ratios of 3.0830, 3.8998, 3.2879 and 7.0294 common shares or preferred shares or ADSs of the registrant to be exchanged for each common share or preferred share held directly by a U.S. resident or each ADS of Tele Centro Oeste Celular Participações S.A. (“TCO”), Tele Leste Celular Participações S.A. (“TLE”), Tele Sudeste Celular Participações S.A. (“TSD”) or Celular CRT Participações S.A. (“Celular CRT”), respectively, in connection with the merger described in the accompanying prospectus, based on (a) R$24.73, R$28.15, R$24.58 and R$61.66, the average of the high and low prices of the common shares of TCO, TLE, TSD and Celular CRT, respectively, and R$27.85, R$34.90, R$28.75 and R$53.50, the average of the high and low prices of the preferred shares of TCO, TLE, TSD and Celular CRT, respectively, as reported on the São Paulo Stock Exchange on December 12, 2005, converted into U.S. dollars based on an exchange rate of R$2.2634 = U.S.$1.00, the noon buying rate on December 12, 2005, and (b) U.S.$12.26, U.S.$15.20, U.S.$11.17, the average of the high and low prices of the ADSs of TCO, TLE and TSD as reported on the New York Stock Exchange on December 12, 2005.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated December 16, 2005

Telesp Celular Participações S.A.

(Telesp Cellular Holding Company)

Telesp Celular Participações S.A., or TCP, has proposed a merger of shares under Brazilian law (incorporação de ações) of its subsidiary Tele Centro Oeste Celular Participações S.A., or TCO, and a merger of companies under Brazilian law (incorporação de empresas) of Tele Leste Celular Participações S.A., or TLE, Tele Sudeste Celular Participações S.A., or TSD, and Celular CRT Participações S.A., or Celular CRT, with TCP. The transaction is referred to herein as the merger. TCP, TCO, TLE, TSD and Celular CRT provide cellular telecommunications services in their respective authorized areas in Brazil under the Vivo brand. If the merger is approved:

•	TCO will become a wholly owned subsidiary of TCP, and TLE, TSD and Celular CRT will merge with and into TCP, with TCP as the surviving company;

•	holders of American Depositary Shares, or ADSs, of TCO, TLE and TSD will receive, upon surrender of the ADSs and payment of the fees and expenses of the depositary of TCO, TLE or TSD, as the case may be, and of the TCP depositary:

•	3.0830 ADSs of TCP for each TCO ADS they hold;

•	3.8998 ADSs of TCP for each TLE ADS they hold; and

•	3.2879 ADSs of TCP for each TSD ADS they hold;

•	holders of common shares and holders of preferred shares of TCO, TLE, TSD and Celular CRT will receive, without any further action by those holders:

•	3.0830 common shares, no par value, of TCP for each TCO common share they hold, and 3.0830 preferred shares, no par value, of TCP for each TCO preferred share they hold;

•	3.8998 common shares, no par value, of TCP for each TLE common share they hold, and 3.8998 preferred shares, no par value, of TCP for each TLE preferred share they hold;

•	3.2879 common shares, no par value, of TCP for each TSD common share they hold, and 3.2879 preferred shares, no par value, of TCP for each TSD preferred share they hold; and

•	7.0294 common shares, no par value, of TCP for each Celular CRT common share they hold, and 7.0294 preferred shares, no par value, of TCP for each Celular CRT preferred share they hold.

The merger of each of TCO, TSD and Celular CRT with TCP will require the affirmative vote of holders representing at least 50% plus one of the aggregate TCP common shares and preferred shares that are present at a duly convened extraordinary general meeting, and the affirmative vote of holders representing at least 50% plus one of the aggregate common shares of TCO, TSD or Celular CRT, respectively, at extraordinary general meetings of the common shareholders of those companies. The merger of TLE with TCP will require the affirmative vote of holders representing at least 50% plus one of the aggregate TCP common shares and preferred shares that are present at a duly convened extraordinary general meeting, and the affirmative vote of holders representing at least 50% plus one of the aggregate common shares and preferred shares of TLE at an extraordinary general meeting of the shareholders of that company. We expect the merger to be approved because:

•	our controlling shareholder, which directly and indirectly holds 92.51% of our common shares and 50.02% of our preferred shares, representing 66.09% of our voting shares, has represented to us that it and its subsidiaries will vote the shares of our company they hold in favor of the merger;

•	we hold 90.59% of the voting common shares of TCO, and we intend to vote the shares of TCO we hold in favor of the merger; and

•	our controlling shareholder also holds, directly and indirectly, 68.72% of the common shares and 40.95% of the preferred shares of TLE, representing 50.67% of TLE’s total voting shares, 92.01% of TSD’s voting common shares, and 90.57% of Celular CRT’s voting common shares, and has represented to us that it and its subsidiaries will vote the shares of TLE, TSD and Celular CRT they hold in favor of the merger.

Holders of preferred shares of TCO, TSD and Celular CRT, and holders of ADSs of TCO and TSD do not have the right to vote on the merger.

We will apply to list the TCP ADSs to be received by holders of TCO, TLE and TSD ADSs on the New York Stock Exchange, or the NYSE, under the symbol “VIV.” Celular CRT does not have an ADS program, and no holder of Celular CRT common shares or preferred shares will receive TCP ADSs. We will apply to list the common shares and preferred shares to be received by holders of TCO, TLE, TSD and Celular CRT on the São Paulo Stock Exchange (Bolsa de Valores de São Paulo), or Bovespa, under the symbols “VIVO3” and “VIVO4,” respectively.

This prospectus has been prepared for holders of common shares and preferred shares of TCO, TLE, TSD and Celular CRT residing in the United States, and for holders of ADSs of TCO, TLE and TSD, to provide information about the merger.

You should read this prospectus carefully. In particular, please read the section entitled “ Risk Factors” beginning on page 41 for a discussion of risks that you should consider in evaluating the transactions described in this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated                      and is expected first to be mailed to shareholders on or about that date.

This prospectus includes important business and financial information about TCP that is not included in or delivered with the document. This information is available without charge to security holders upon written or oral request. To obtain timely delivery, security holders must request the information no later than five business days before                     , 2006, the date of the extraordinary general shareholders’ meeting scheduled to approve the merger. See “Part Seven: Additional Information for Shareholders—Incorporation by Reference.”

i

PRESENTATION OF FINANCIAL INFORMATION

The following financial statements are included or incorporated by reference in this prospectus:

•	the audited consolidated financial statements of Telesp Celular Participações S.A., or TCP, at December 31, 2003 and 2004 and for the three years in the period ended December 31, 2004 incorporated by reference in this prospectus from the Annual Report of Telesp Celular Participações S.A. on Form 20-F for the Fiscal Year Ended December 31, 2004;

•	the unaudited condensed consolidated interim financial statements of TCP at September 30, 2005 and for the nine months ended September 30, 2004 and 2005 included in “Part Nine: Financial Statements” of this prospectus;

•	the audited consolidated financial statements of Tele Centro Oeste Celular Participações S.A., or TCO, at December 31, 2003 and 2004 and for the three years in the period ended December 31, 2004 incorporated by reference in this prospectus from TCO’s Annual Report on Form 20-F for the fiscal year ended December 31, 2004;

•	the unaudited condensed consolidated interim financial statements of TCO at September 30, 2005 and for the nine months ended September 30, 2004 and 2005 included in “Part Nine: Financial Statements” of this prospectus;

•	the audited consolidated financial statements of Tele Leste Celular Participações S.A., or TLE, at December 31, 2003 and 2004 and for the three years in the period ended December 31, 2004 included in Annex A to this prospectus (Information Derived from TLE’s Annual Report on Form 20-F for the Fiscal Year Ended December 31, 2004);

•	the unaudited condensed consolidated interim financial statements of TLE at September 30, 2005 and for the nine months ended September 30, 2004 and 2005 included in “Part Nine: Financial Statements” of this prospectus;

•	the audited consolidated financial statements of Tele Sudeste Celular Participações S.A., or TSD, at December 31, 2003 and 2004 and for the three years in the period ended December 31, 2004 included in Annex B to this prospectus (Information Derived from TSD’s Annual Report on Form 20-F for the Fiscal Year Ended December 31, 2004);

•	the unaudited condensed consolidated interim financial statements of TSD at September 30, 2005 and for the nine months ended September 30, 2004 and 2005 included in “Part Nine: Financial Statements” of this prospectus;

•	the audited consolidated financial statements of Celular CRT Participações S.A., or Celular CRT, at December 31, 2003 and 2004 and for the three years in the period ended December 31, 2004 included in “Part Nine: Financial Statements” of this prospectus; and

•	the unaudited condensed consolidated interim financial statements of Celular CRT at September 30, 2005 and for the nine months ended September 30, 2004 and 2005 included in “Part Nine: Financial Statements” of this prospectus.

We prepare our financial statements in accordance with accounting practices adopted in Brazil, which include accounting practices derived from the Brazilian corporation law, regulations applicable to public telecommunications service concessionaires and accounting regulations and procedures established by the Brazilian Securities Commission (Comissão de Valores Mobiliários), or CVM. We refer to these accounting practices in this prospectus as generally accepted accounting principles in Brazil, or Brazilian GAAP.

Brazilian GAAP differs in significant respects from generally accepted accounting principles in the United States, or U.S. GAAP. The notes to the financial statements of TCP, TCO, TLE, TSD and Celular CRT included or incorporated by reference in this prospectus contain explanations of these differences as they relate to those companies:

•	For an explanation of these differences as they relate to TCP, see note 21 to TCP’s unaudited consolidated financial statements at September 30, 2005 and for the nine months ended September 30, 2004 and 2005 and note 37 to TCP’s audited consolidated financial statements at December 31, 2003 and 2004 and for the three years in the period ended December 31, 2004.

•	For an explanation of these differences as they relate to TCO, see note 37 to TCO’s audited consolidated financial statements at December 31, 2003 and 2004 and for the three years in the period ended December 31, 2004 and note 21 to TCO’s unaudited consolidated financial statements at September 30, 2005 and for the nine months ended September 30, 2004 and 2005.

•	For an explanation of these differences as they relate to TLE, see note 34 to TLE’s audited consolidated financial statements at December 31, 2003 and 2004 and for the three years in the period ended December 31, 2004 and note 20 to TLE’s unaudited consolidated financial statements at September 30, 2005 and for the nine months ended September 30, 2004 and 2005.

•	For an explanation of these differences as they relate to TSD, see note 35 to TSD’s audited consolidated financial statements at December 31, 2003 and 2004 and for the three years in the period ended December 31, 2004 and note 21 to TSD’s unaudited consolidated financial statements at September 30, 2005 and for the nine months ended September 30, 2004 and 2005.

•	For an explanation of these differences as they relate to Celular CRT, see note 31 to Celular CRT’s audited consolidated financial statements at December 31, 2003 and 2004 and for the three years in the period ended December 31, 2004 and note 19 to Celular CRT’s unaudited consolidated financial statements at September 30, 2005 and for the nine months ended September 30, 2004 and 2005.

References to the “real,” “reais” or “R$” are to Brazilian reais (plural) and the Brazilian real (singular), and references to “U.S. dollars” or “U.S.$” are to United States dollars.

This prospectus contains translations of various real amounts into U.S. dollars at specified rates solely for your convenience. You should not construe these translations as representations by us that the real amounts actually represent these U.S. dollar amounts or could be converted into U.S. dollars at the rates indicated. Unless otherwise indicated, we have translated some Brazilian currency amounts using a rate of R$2.2222 to U.S.$1.00, the PTAX selling rate of the Central Bank of Brazil (Banco Central do Brasil) at September 30, 2005.

In this prospectus, “TCP,” “we,” “us” and “our” refer to Telesp Celular Participações S.A. and its consolidated subsidiaries. References to the “Targets” refer to TCO, TLE, TSD and Celular CRT. References to “New TCP” refer to TCP upon consummation of the merger.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

We have made forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements relate to among other things:

•	management strategy;

•	synergies and cost savings;

•	integration of new business units;

•	market position and the size of the Brazilian telecommunications market;

•	statements concerning the operations and prospects of our company and the other Vivo companies;

•	estimated demand forecasts;

•	the ability of our company and of the other Vivo companies to secure and maintain telecommunications infrastructure licenses, rights of way and other regulatory approvals;

•	our strategic initiatives and plans for business growth;

•	industry conditions;

•	our funding needs and financing sources;

•	network completion and product development schedules;

•	expected characteristics of competing networks, products and services;

•	influence of controlling shareholders;

•	litigation; and

•	the timetable for the merger.

Forward-looking statements also may be identified by words such as “believes,” “expects,” “anticipates,” “projects,” “intends,” “should,” “seeks,” “estimates,” “future” or similar expressions. The sections of this prospectus that contain forward-looking statements include:

•	“Part One: Questions and Answers About the Merger”;

•	“Part Two: Summary”;

•	“Part Three: Risk Factors”;

•	“Part Five: The Merger—Reasons for the Merger”, “—Management” and “—Unaudited Pro Forma Combined Financial Data”;

•	“Part Six: Shareholder Rights”;

•	“Part Seven: Additional Information for Shareholders—Enforceability of Civil Liabilities Under U.S. Securities Laws”; and

•	“Part Eight: Legal and Regulatory Matters—General.”

These statements reflect our current expectations. They are subject to a number of risks and uncertainties, including but not limited to changes in technology, regulation, the global cellular communications marketplace and local economic conditions. In light of the many risks and uncertainties surrounding this marketplace, you should understand that we cannot assure you that the forward-looking statements contained in this prospectus will be realized. You are cautioned not to put undue reliance on any forward-looking information.

We undertake no obligation to publicly update or revise these forward looking statements after the date we distribute this prospectus.

PART ONE—QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What is the merger?

A:	Telesp Celular Participações S.A., or TCP, has proposed a merger of shares (incorporação de ações) of its subsidiary Tele Centro Oeste Celular Participações S.A., or TCO, and a merger of companies (incorporação de empresas) of Tele Leste Celular Participações S.A., or TLE, Tele Sudeste Celular Participações S.A., or TSD, and Celular CRT Participações S.A., or Celular CRT, each a company under common control with TCP. The transaction is referred to herein as the merger. The merger is a Brazilian law procedure under which TCO will become a wholly owned subsidiary of TCP, each of TLE, TSD and Celular CRT will merge with and into TCP with TCP as the surviving company, and holders of common shares or preferred shares, or (where applicable) ADSs, of TCO, TLE, TSD and Celular CRT will receive common shares or preferred shares, or ADSs, respectively, of TCP upon approval of the merger by the requisite percentage of the voting shareholders of TCP, on one hand, and of TCO, TLE, TSD and Celular CRT, as the case may be, on the other hand.

Q:	What are the reasons for the merger?

A:	We believe the merger will enable us to:

•	align the interests of the shareholders of TCP, of its subsidiary TCO, and of TLE, TSD and Celular CRT, which are all currently under common control;

•	provide you with securities that we expect will enjoy greater market liquidity than the securities you currently hold;

•	simplify the shareholding and organizational structure of the VIVO business and expand its shareholder base; and

•	take advantage of important synergies among the companies, which are already operating under the same brand name “VIVO”.

Q:	What will happen to my shares in the merger?

A:	If you are a direct holder of common shares or preferred shares of:

•	TCO, you will receive 3.0830 common shares or preferred shares of TCP for each common share or preferred share of TCO that you hold, respectively;

•	TLE, you will receive 3.8998 common shares or preferred shares of TCP for each common share or preferred share of TLE that you hold, respectively;

•	TSD, you will receive 3.2879 common shares or preferred shares of TCP for each common share or preferred share of TSD that you hold, respectively; or

•	Celular CRT, you will receive 7.0294 common shares or preferred shares of TCP for each common share or preferred share of Celular CRT that you hold, respectively.

No further action by you is required. An entry or entries will be made in the share registry of TCP to evidence the common shares and preferred shares of TCP you will receive in the merger.

If you are a holder of ADSs of:

•	TCO, you will receive 3.0830 ADSs of TCP, each representing 1 (one) preferred share of TCP, for each ADS of TCO that you hold, upon surrender of your TCO ADSs and payment of the fees and expenses of the TCO depositary and the TCP depositary;

•	TLE, you will receive 3.8998 ADSs of TCP, each representing 1 (one) preferred share of TCP, for each ADS of TLE that you hold, upon surrender of your TLE ADSs and payment of the fees and expenses of the TLE depositary and the TCP depositary; or

•	TSD, you will receive 3.2879 ADSs of TCP, each representing 1 (one) preferred share of TCP, for each ADS of TSD that you hold, upon surrender of your TSD ADSs and payment of the fees and expenses of the TSD depositary and the TCP depositary.

Q:	What shareholder approvals are needed?

A:	The merger of each of TCO, TSD and Celular CRT with TCP will require the affirmative vote of holders representing at least 50% plus one of the aggregate TCP common shares and preferred shares that are present at a duly convened extraordinary general meeting, and the affirmative vote of holders representing at least 50% plus one of the aggregate common shares of TCO, TSD and Celular CRT, respectively, at separate extraordinary general meetings.

The merger of TLE with TCP will require the affirmative vote of holders representing at least 50% plus one of the aggregate TCP common shares and preferred shares that are present at a duly convened extraordinary general meeting, and the affirmative vote of holders representing at least 50% plus one of the aggregate common shares and preferred shares of TLE at an extraordinary general meeting of the shareholders of that company.

If you hold common shares of TCO, TLE, TSD or Celular CRT, or preferred shares of TLE, you may vote at the TCO, TLE, TSD or Celular CRT shareholder meeting, respectively. If you hold preferred shares of TCO, TSD or Celular CRT, you are not entitled to vote at the TCO, TSD or Celular CRT shareholder meeting. If you hold TLE ADSs, you are not entitled to attend the TLE shareholder’s meeting, but you may communicate your voting instructions to the TLE depositary. If you hold ADSs of TCO or TSD, you are not entitled to attend or vote at the TCO or TSD shareholders’ meeting.

We expect the merger to be approved because:

•	Brasilcel N.V., or Brasilcel, which directly and indirectly holds 92.51% of our common shares and 50.02% of our preferred shares, representing 66.09% of our voting shares, has represented to us that it and its subsidiaries will vote the shares of our company they hold in favor of the merger;

•	We hold 90.59% of the voting common shares of TCO, and we intend to vote the shares of TCO we hold in favor of the merger; and

•	Brasilcel also holds, directly and indirectly, 68.72% of the common shares and 40.95% of the preferred shares of TLE, representing 50.67% of TLE’s total voting shares, 92.01% of TSD’s voting common shares, and 90.57% of Celular CRT’s voting common shares, and has represented to us that it and its subsidiaries will vote the shares of TLE, TSD and Celular CRT they hold in favor of the merger.

Q:	Do I have appraisal rights?

A:	Holders of common shares of TCO, TLE, TSD and Celular CRT, and holders of preferred shares of TSD are entitled to appraisal rights in connection with the merger.

If you hold common shares of TCO, TLE or TSD, or preferred shares of TSD, you will have the right to choose to receive, instead of the TCP common shares or preferred shares, as the case may be, an amount in cash equal to the greater of the amounts shown for that company in the table below:

	Appraisal amounts the greater of
	Shareholders’ equity per share in accordance with Brazilian GAAP (1)		Market value of shareholders’ equity per share (1)
	(reais per share)
TCO (common or preferred shares)	R$	21.80	R$	18.38
TLE (common or preferred shares)		33.18		24.99
TSD (preferred shares)		22.31		21.97

(1)	Calculated as of September 30, 2005 using the methodology described in “Part Five: The Merger—Appraisal or Dissenters’ Rights.”

If you hold common shares of Celular CRT, you will have the right to choose to receive, instead of the TCP common shares, an amount in cash equal to R$37.50 per share, the shareholders’ equity per share of Celular CRT in accordance with Brazilian GAAP, calculated as of September 30, 2005 using the methodology described in “Part Five: The Merger—Appraisal or Dissenters’ Rights.”

If you have appraisal rights, your appraisal rights will lapse not less than 30 days after publication of the minutes of the extraordinary general shareholders’ meeting called to approve the merger.

Any holder of TSD’s ADSs that wishes to exercise the appraisal rights relating to the preferred shares of TSD underlying the ADSs held by that holder must surrender the American Depositary Receipts evidencing those ADSs, pay the applicable fees of the depositary, withdraw the preferred shares from the TSD ADR program and exercise the appraisal rights relating to those preferred shares directly.

Holders of preferred shares of TCO, TLE and Celular CRT and holders of ADSs of TCO and TLE are not entitled to appraisal or dissenters’ rights in connection with the merger under Brazilian law.

Q:	Could the merger be unwound?

A:	Under the Brazilian corporation law, if management believes that the total value of the appraisal rights exercised by the shareholders of TCP, TCO, TLE, TSD and Celular CRT may put at risk the financial stability of New TCP, management may, within 10 days after the end of the appraisal rights period, call a general meeting of shareholders to either unwind or ratify the merger. Payment relating to the exercise of the appraisal rights will not be due if the merger is unwound. Because it holds a majority of the voting shares of TCP, TCO, TLE, TSD and Celular CRT, Brasilcel would be able to cause the unwinding of the merger at the applicable general shareholders’ meetings.

Q:	Why am I receiving this document?

A:	This document is a prospectus of TCP relating to the common shares and preferred shares of TCP that the shareholders of TCO, TLE, TSD and Celular CRT will receive in the merger. You are receiving this prospectus because TCP may be deemed to be offering you its shares for purposes of the U.S. Securities Act of 1933, as amended.

Q:	What will be the accounting treatment of the reorganization?

A:	Under Brazilian GAAP, the body of accounting principles we use to prepare our consolidated financial statements, the merger will be accounted for at book value.

Under U.S. GAAP, since TCP and each of Celular CRT, TCO, TLE and TSD are under common control, the exchange of shares of TCP for common and preferred shares of Celular CRT, TCO, TLE or TSD held directly or indirectly by Brasilcel N.V. will be accounted for at historical cost in a manner similar to a pooling of interests. Accordingly, the assets acquired and the liabilities assumed in the merger, as they relate to the portion under common control, will be accounted for based on the historical carrying values of the assets and liabilities of each of Celular CRT, TCO, TLE or TSD, as would be reflected in the consolidated financial statements of Brasilcel N.V. The portion of each of Celular CRT, TCO, TLE or TSD acquired from shareholders unrelated to the controlling shareholders will be accounted for using the purchase method of accounting in accordance with SFAS No. 141, Business Combinations. Under the purchase method of accounting, the pro rata assets acquired and liabilities assumed are recorded at their fair values, and any excess of purchase price over the related fair value of net assets acquired is accounted for as goodwill.

Q:	What are the U.S. federal income tax consequences of the merger?

A:	If you are a U.S. Holder of TCO common shares or preferred shares (together the “TCO shares”) or TCO ADSs, the U.S. federal income tax consequences of the merger are uncertain. If required, TCP intends to take the position that, pursuant to the merger, you generally will not recognize gain or loss for U.S. federal income tax purposes on the receipt of TCP common shares or preferred shares (together the “TCP shares”) or TCP ADSs in exchange for your TCO shares or TCO ADSs, except to the extent of any cash received in lieu of fractional shares. If you are a U.S. Holder of common shares or preferred shares (together the “shares”) of TLE, TSD or Celular CRT, or ADSs of TLE or TSD, TCP believes you generally will not recognize gain or loss for U.S. federal income tax purposes on the receipt of TCP shares or TCP ADSs in exchange for shares of TLE, TSD or Celular CRT, or ADSs of TLE or TSD, except to the extent of any cash received in lieu of fractional shares. See “Part Five: The Merger—Material Tax Considerations—United States Federal Income Tax Considerations.” The tax consequences to you of the merger are complex and will depend on your particular facts and circumstances. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

Q:	When will the merger be completed?

A:	The extraordinary general shareholder meeting of each of TCP, TCO, TLE, TSD and Celular CRT will be held on , 2006, unless any of the meetings is postponed. The merger of each of TCO, TLE, TSD and Celular CRT TCP will take place automatically upon approval of the merger at the shareholder meetings.

Q:	Are any other approvals necessary for the completion of the merger?

A:	No.

Q:	After the merger, will I have the same ownership percentage that I now have?

A:	No. After the merger, TCP will be a significantly larger company than TCO, TLE, TSD or Celular CRT and will be significantly larger than we were before the merger. You will have a lower percentage ownership in New TCP than you currently have in TCO, TLE, TSD or Celular CRT. Assuming that none of the common shareholders of TCP, TCO, TLE and Celular CRT and none of the common and preferred shareholders of TSD exercises appraisal rights, the following are the percentages of the outstanding capital stock of TCP that former shareholders of TCO, TLE, TSD and Celular CRT, other than the controlling shareholders, will hold:

•	former TCO shareholders (other than TCP) will hold approximately 13.40%;

•	former TLE shareholders (other than Brasilcel) will hold approximately 1.30%;

•	former TSD shareholders (other than Brasilcel) will hold approximately 1.91%; and

•	former Celular CRT shareholders (other than Brasilcel) will hold approximately 5.04%.

Q:	How will my rights as a shareholder change after the merger?

A:	Your rights as a shareholder of TCP will generally be similar to your rights as a shareholder of TCO, TLE, TSD or Celular CRT. “Part Six: Shareholder Rights” describes certain differences in the calculation of the preference of preferred shareholders of TCP, TSD, TLE and Celular CRT in the receipt of dividends. The relative amounts that a preferred shareholder would receive under these different calculation methods depends on factors such as the amount of adjusted net income of the company calculated in accordance with the Brazilian corporation law, the company’s capital stock and/or the company’s shareholders’ equity. “Part Six: Shareholder Rights” also describes some variations in current voting rights of preferred shareholders of the companies.

Q:	When will I receive my TCP ADSs, if applicable?

A:	Assuming the merger is completed, we will make the ADSs representing preferred shares of TCP issued in the merger available to U.S. shareholders within three business days after the related preferred shares are deposited with the depositary’s custodian in Brazil. This deposit is expected to occur after the end of the period for the exercise of appraisal rights, where applicable, which period will end not less than 30 days after the publication of the minutes of the extraordinary general shareholders’ meeting called to approve the merger. During that period, the ADSs of TCO, TLE and TSD are expected to continue to trade on the New York Stock Exchange under their existing ticker symbols.

Q:	When will I receive any cash attributable to any fractional TCP security?

A:	If you are a registered holder of ADSs of TCO, TLE or TSD and the application of the relevant exchange ratio to the ADSs you hold would result in your receiving a fractional TCP ADS, the TCP depositary will sell on the open market the fractional TCP ADS to which you would otherwise be entitled and remit to your broker or custodian or mail you a check for cash in lieu of any fractional TCP ADS you are entitled to receive based on the net proceeds (after deducting applicable fees and expenses, including sales commissions) from the sale on the New York Stock Exchange of the aggregate number of fractional entitlements to TCP ADSs. Payments for interests in fractional TCP ADSs will be available approximately five business days after the TCP depositary completes sales of the aggregated fractional TCP ADSs on the New York Stock Exchange.

If you are a beneficial owner of ADSs of TCO, TLE or TSD, you should contact your broker or custodian and inquire as to its procedures for the remittance of any cash attributable to any fractional TCP ADS you would otherwise receive.

If you hold common shares or preferred shares of TCO, TLE, TSD or Celular CRT directly, TCP will make available to you any cash to which you are entitled in connection with the payments for fractional interests in TCP common shares or TCP preferred shares five business days after the proceeds of the sale of all such fractional interests by TCP on the São Paulo Stock Exchange become available to TCP. The sale of such fractional interests in auctions on the São Paulo Stock Exchange will occur as soon as practicable after the completion of the merger and after due notice of the auction is given in accordance with the rules of the São Paulo Stock Exchange.

Q:	Will I have to pay brokerage commissions?

A:	You will not have to pay brokerage commissions if your TCO, TLE, TSD or Celular CRT shares are registered in your name. If your securities are held through a bank or broker or a custodian linked to a stock exchange, you should consult with them as to whether or not they charge any transaction fee or service charges in connection with the merger.

Q:	What do I need to do now?

A:	If you hold common shares or if you hold preferred shares directly, you do not need to do anything to receive TCP common shares or TCP preferred shares, respectively, in the merger. The TCP common shares and the TCP preferred shares are book-entry shares, and an entry or entries will be made in the share registry of TCP to evidence the common shares or preferred shares you will receive.

If you hold ADSs, the preferred shares underlying those ADSs will become TCP preferred shares by operation of law. However, to receive American Depositary Receipts, or ADRs, of TCP evidencing the ADSs that represent those TCP preferred shares, you will need to surrender your TCO, TLE or TSD ADRs to the depositary for your ADRs, pay the TCO, TLE or TSD depositary’s fees for the surrender of TCO, TLE or TSD ADSs, as the case may be, under the applicable deposit agreement (which will not be in excess of $5.00 or less per 100 ADSs (or portion thereof)) and the fees of the TCP depositary for the issuance of TCP ADSs under the TCP deposit agreement (which will not be in excess of $5.00 or less per 100 ADSs (or portion thereof)) and pay expenses of the depositaries as provided in the deposit agreements.

Q:	What do I need to do if I would like to attend the shareholders meeting?

A:	TCO—If you hold common shares, you may attend the extraordinary general shareholders’ meeting of TCO at which the merger will be approved, and you may vote. If you hold preferred shares directly you may attend the general shareholders’ meeting, but you may not vote. If you hold ADSs, you are not entitled to attend or vote at the shareholders’ meeting.

TLE—If you hold common shares or if you hold preferred shares directly, you may attend the extraordinary general shareholders’ meeting of TLE at which the merger will be approved, and you may vote. If you hold ADSs, you are not entitled to attend the shareholders’ meeting, but you may communicate your voting instructions to the TLE depositary.

TSD—If you hold common shares, you may attend the extraordinary general shareholders’ meeting of TSD at which the merger will be approved, and you may vote. If you hold preferred shares directly you may attend the general shareholders’ meeting, but you may not vote. If you hold ADSs, you are not entitled to attend or vote at the shareholders’ meeting.

Celular CRT—If you hold common shares, you may attend the extraordinary general shareholders’ meeting of Celular CRT at which the merger will be approved, and you may vote. If you hold preferred shares you may attend the general shareholders’ meeting, but you may not vote.

The shareholders’ meeting of each of TCO, TLE, TSD and Celular CRT is currently expected to be held on                     , 2006, at 2:00 p.m., local time, at the respective principal executive offices as follows:

Tele Centro Oeste Celular Participações S.A.

SCS—Quadra 2, Bloco C, 226

Edificio Telebrasília Celular—7º andar

70302-916—Brasilia, DF

Brazil

Tele Leste Celular Participações S.A.

Av. Roque Petroni Júnior, 1464

04707-000—São Paulo, SP

Brazil

Tele Sudeste Celular Participações S.A.

Praia de Botofago, 501, Torre Corcovado,

7º andar

22250-040—Rio de Janeiro, RJ

Brazil

Celular CRT Participações S.A.

Rua José Bonifácio, 245—Farroupilha

90040-130 Porto Alegre, RS

Brazil

Q:	Who can help answer my questions?

A:	If you have any questions about the merger, you can contact

Telesp Celular Participações S.A.

Tele Centro Oeste Celular Participações S.A.

Tele Leste Celular Participações S.A.

Tele Sudeste Celular Participações S.A.

Celular CRT Participações S.A.

at the following:

Av. Roque Petroni Júnior, 1464

4º Andar—Lado “A”

04707-000—São Paulo, SP

Brazil

Attention: Charles E. Allen

Telephone: 011-55-11-5105-2276

Facsimile: 011-55-11-5105-2247

email: vsm@vivo.com.br

You may also contact the information agent for the merger:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

proxy@mackenziepartners.com

Call Collect: (212) 929-5500

Toll-Free: (800) 322-2885

If you are a holder of TCO, TLE or TSD ADSs, you may also contact:

The Bank of New York

101 Barclay Street

New York, NY 10286

Telephone: (888) BNY-ADRS

PART TWO—SUMMARY

The following summary highlights selected information from this prospectus and may not contain all the information that may be important to you. To understand the merger more fully, you should read carefully this entire prospectus.

Summary of the Merger

The Companies

TCP, TCO, TLE, TSD and Celular CRT, or the VIVO companies, are leading providers of cellular telecommunications in 19 states in Brazil and the Federal District. According to data published by the National Telecommunications Agency (Agência Nacional de Telecomunicações), or Anatel, the VIVO companies have 36.1% of the total market in Brazil and 45.9% of the total market in their authorized areas, with 28.8 million users at September 30, 2005. Their operations cover an area with approximately 135 million inhabitants, or 73% of the Brazilian population. On a pro forma basis reflecting the mergers, the VIVO companies had net operating revenues of R$10,929.3 million for the year ended December 31, 2004 and R$8,308.1 million for the nine months ended September 30, 2005.

The VIVO companies are controlled by Brasilcel N.V., or Brasilcel, a joint venture of Portugal Telecom S.G.P.S., S.A., or Portugal Telecom, and Telefónica Móviles S.A., or Telefónica Móviles. The following chart shows the corporate structure of the VIVO companies as of December 4, 2005.

TCP

We are a leading provider of cellular telecommunications services in Brazil through our subsidiaries Telesp Celular S.A., or Telesp Celular, Global Telecom S.A., or Global Telecom, and Tele Centro Oeste Celular Participações S.A., or TCO, according to data regarding market share published by Anatel. We are controlled by Brasilcel, which also controls, directly or indirectly, Tele Sudeste Celular Participações S.A., or TSD, Tele Leste Celular Participações S.A., or TLE, and Celular CRT Participações S.A., or Celular CRT. In the nine months ended September 30, 2005, we had net operating revenues of R$5,491.7 million, and at September 30, 2005 had 19.4 million cellular lines in service.

Telesp Celular provides mobile telecommunications services on the A Band frequency range in the state of São Paulo, covering approximately 248,209 square kilometers, representing approximately 2.9% of Brazil’s territory. This area includes 63 municipalities with populations in excess of 100,000 people, including the city of São Paulo, Brazil’s largest city, with more than 10 million people, and is home to more than 40.1 million people, representing 21.9% of Brazil’s population, estimated based on information published by the Brazilian Institute of Geography and Statistics (Instituto Brasileiro de Geografia e Estatística), or IBGE. The A Band frequency used by Telesp Celular covers 77% of the municipalities in the state of São Paulo and 98% of the population of the metropolitan area of São Paulo. Telesp Celular is the leading cellular operator, by number of customers, in the state of São Paulo, according to data published by Anatel.

Telesp Celular had net operating revenues of R$3,415.0 million, R$3,993.2 million and R$4,329.0 million in 2002, 2003 and 2004, respectively. In the nine months ended September 30, 2005, Telesp Celular had net operating revenues of R$3,187.0 million. At September 30, 2005, Telesp Celular had 10.0 million cellular lines in service and a market share of approximately 50.1% in its authorized areas, estimated based on the total number of cellular lines in service in those areas as published by Anatel.

Global Telecom provides mobile telecommunications services on the B Band frequency range in the states of Paraná and Santa Catarina. These two states cover an area of approximately 294,661 square kilometers, representing approximately 3.5% of Brazil’s territory, and include 22 municipalities with populations in excess of 100,000 people. The states of Paraná and Santa Catarina are home to approximately 16.0 million people, representing 8.8% of Brazil’s population, estimated based on information published by the IBGE.

Global Telecom had net operating revenues of R$512.2 million, R$669.0 million and R$801.6 million in 2002, 2003 and 2004, respectively. In the nine months ended September 30, 2005, Global Telecom had net operating revenues of R$602.5 million. At September 30, 2005, Global Telecom had 2.8 million cellular lines in service and a market share of approximately 36.2% in its authorized areas, estimated based on the total number of cellular lines in service in those areas as published by Anatel.

Telesp Celular has been our wholly owned subsidiary since we completed a corporate restructuring in January 2000. We acquired an 81.61% indirect economic interest in Global Telecom in February 2001, and Global Telecom became our wholly owned subsidiary on December 27, 2002. We acquired 61.10% of the voting capital stock of TCO on April 25, 2003. We acquired additional shares of voting capital stock of TCO in a public tender offer in October 2003, bringing the percentage of TCO’s voting capital stock we owned to 86.19%. In October 2004, we acquired additional shares of voting capital stock and preferred shares of TCO in another public tender offer, and in July 2005 we acquired additional shares of voting capital stock of TCO in a capital increase, bringing the percentage of TCO’s voting capital stock we own to 90.59%. Our net operating revenues for the nine months ended September 30, 2005 included R$1,702.2 million attributable to the consolidation of TCO, R$3,187.0 million attributable to the consolidation of Telesp Celular and R$602.5 million attributable to the consolidation of Global Telecom. After consolidation adjustments, our net operating revenues for the nine months ended September 30, 2005 were R$5,491.7 million.

Our principal executive offices are located at Av. Roque Petroni Júnior, 1464, 4º Andar, Lado “A”, 04707-000 – São Paulo, SP, Brazil, and its telephone number is 011-55-11-5105-2276.

For more information about our company, please see our Annual Report on Form 20-F for the Fiscal Year Ended December 31, 2004, which is incorporated by reference in this prospectus, including the following sections: “Item 4. Information on the Company,” “Item 5. Operating and Financial Review and Prospects,” “Item 7. Major Shareholders and Related Party Transactions,” “Item 8. Financial Information—Consolidated Statements and Other Financial Information—Legal Matters” and “Item 11. Quantitative and Qualitative Disclosures About Market Risk.”

TCO

According to data published by Anatel, TCO is the leading provider, by number of customers, of cellular telecommunications services in Brazil’s Federal District and in 11 Brazilian states: Acre, Amapá, Amazonas, Goiás, Maranhão, Mato Grosso, Mato Grosso do Sul, Pará, Rondonia, Roraima and Tocantins, an area encompassing 5.8 million square kilometers, approximately 68% of Brazil’s territory, including 34 municipalities with populations in excess of 100,000 people, and 31.8 million people, representing approximately 18% of Brazil’s population.

TCO uses the A Band frequency range, covering 50% of the municipalities in the Federal District and in the states of Acre, Goiás, Mato Grosso, Mato Grosso do Sul, Rondonia and Tocantins and 89% of the population of these areas. TCO also uses the B Band frequency range that covers 28% of the municipalities in the states of Amazonas, Amapá, Maranhão, Pará and Roraima and 65% of the population of those states.

TCO’s subsidiaries are: Telegoiás Celular S.A., or Telegoias, Telemat Celular S.A., or Telemat, Telems Celular S.A., or Telems, Teleron Celular S.A., or Teleron, Teleacre Celular S.A., or Teleacre, Norte Brasil Telecom S.A., or NBT, and TCO IP S.A., or TCO IP.

TCO and its subsidiaries had aggregate net operating revenues of R$1,572.1 million, R$1,958.9 million and R$2,210.4 million in 2002, 2003 and 2004, respectively. In the nine months ended September 30, 2005, TCO had net operating revenues of R$1,702.2 million. At September 30, 2005, TCO and its subsidiaries had 6.5 million cellular lines in service and a market share of approximately 47% in its authorized areas, estimated based on the total number of cellular lines in service in those areas as published by Anatel.

TCO’s principal executive offices are located at SCS – Quadra 2, Bloco C, 226, Edifício Telebrasília Celular, 7º andar, 70302-916, Brasília, DF, Brazil, and its telephone number is 011-55-61-3962-7756.

For more information about TCO, please see TCO’s Annual Report on Form 20-F for the Fiscal Year Ended December 31, 2004, which is incorporated by reference in this prospectus, including the following sections: “Item 4. Information on the Company” “Item 5. Operating and Financial Review and Prospects,” “Item 7. Major Shareholders and Related Party Transactions,” “Item 8. Financial Information—Consolidated Statements and Other Financial Information—Legal Matters” and “Item 11. Quantitative and Qualitative Disclosures About Market Risk.”

TLE

According to data published by Anatel, TLE is a leading provider of cellular telecommunications services in Brazil through its subsidiaries Telebahia Celular S.A., or Telebahia, and Telergipe Celular, or Telergipe.

TLE provides mobile telecommunications services on the A Band frequency range in the states of Bahia and Sergipe, home to more than 15.5 million people, representing 8.6% of Brazil’s population, and encompassing 16 metropolitan areas with populations in excess of 100,000 people. TLE covers 31% of the municipalities and 68% of the population in this area.

TLE and its subsidiaries had aggregate net operating revenues of R$431.4 million, R$441.3 million and R$487.0 million in 2002, 2003 and 2004, respectively. In the nine months ended September 30, 2005, TLE had net operating revenues of R$418.7 million. At September 30, 2005, TLE and its subsidiaries had 1.4 million cellular lines in service and a market share of approximately 34.4% in its authorized areas, estimated based on the total number of cellular lines in service in those areas as published by Anatel.

TLE’s principal executive offices are located at Av. Roque Petroni Júnior, 1464, 4º Andar – Lado “A”, 04707-000, São Paulo, SP, Brazil, and its telephone number is 011-55-11-5105-2276.

For more information about TLE, please see Annex A to this prospectus (information derived from TLE’s Annual Report on Form 20-F for the Fiscal Year Ended December 31, 2004), including the following sections: “Item 4. Information on the Company,” “Item 5. Operating and Financial Review and Prospects,” “Item 7. Major Shareholders and Related Party Transactions,” “Item 8. Financial Information—Consolidated Statements and Other Financial Information—Legal Matters” and “Item 11. Quantitative and Qualitative Disclosures About Market Risk.”

TSD

According to market share data published by Anatel, TSD is the leading provider of cellular telecommunications services in the states of Rio de Janeiro and Espirito Santo through its subsidiaries Telerj Celular S.A., or Telerj, and Telest Celular, or Telest.

TSD provides mobile telecommunications services on the A Band frequency range in the states of Rio de Janeiro and Espirito Santo, covering approximately 89,774 square kilometers, representing approximately 1.1% of Brazil’s territory. This area is home to more than 18 million people, representing 10.2% of Brazil’s population. TSD covers 100% of the municipalities and 96.8% of the population in this area.

TSD and its subsidiaries had aggregate net operating revenues of R$1,847.6 million, R$1,892.5 million and R$1,927.0 million in 2002, 2003 and 2004, respectively. In the nine months ended September 30, 2005, TSD had net operating revenues of R$1,505.3 million. At September 30, 2005, TSD and its subsidiaries had 4.6 million cellular lines in service and a market share of approximately 44.2% in its authorized areas, estimated based on the total number of cellular lines in service in those areas as published by Anatel.

TSD’s principal executive offices are located in Praia de Botofogo, 501, Torre Corcovado, 7º andar, 22250-040, Rio de Janeiro, RJ, Brazil, and its telephone number is 011-55-21-2586-6622.

For more information about TSD, please see Annex B to this prospectus (information derived from TSD’s Annual Report on Form 20-F for the Fiscal Year Ended December 31, 2004), including the following sections: “Item 4. Information on the Company,” “Item 5. Operating and Financial Review and Prospects,” “Item 7. Major Shareholders and Related Party Transactions,” “Item 8. Financial Information—Consolidated Statements and Other Financial Information—Legal Matters” and “Item 11. Quantitative and Qualitative Disclosures About Market Risk.”

Celular CRT

According to data published by Anatel, Celular CRT is a leading provider of cellular telecommunications services in Brazil through its subsidiary Celular CRT S.A. Celular CRT provides mobile telecommunications services on the A Band frequency range in the state of Rio Grande do Sul, an area with more than 10.5 million people, representing 5.6% of Brazil’s population.

Celular CRT had net operating revenues of R$896.3 million, R$1,032.7 million and R$1,174.3 million in 2002, 2003 and 2004, respectively. In the nine months ended September 30, 2005, Celular CRT had net operating revenues of R$892.4 million. At September 30, 2005, Celular CRT had 3.4 million cellular lines in service and a market share of approximately 50,3% in its authorization area, estimated based on the total number of cellular lines in service in that area as published by Anatel.

Celular CRT’s principal executive offices are located at Rua José Bonifácio, 245, Farroupilha, 90040-130 Porto Alegre, RS, Brazil, and its telephone number is 011-55-11-5105-2276.

Celular CRT is not subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. For more information about Celular CRT, please see “Part Four: Information on the VIVO Companies” and the audited consolidated financial statements and unaudited condensed consolidated financial statements of Celular CRT included in this prospectus.

VIVO

In 2002, Portugal Telecom and Telefónica Móviles transferred all of their investments in cellular telecommunications businesses in Brazil to Brasilcel. Portugal Telecom and Telefonica Móviles are managing this joint venture on an equal basis.

All of TCP, TCO, TSD, TLE and Celular CRT are controlled by Brasilcel, directly and/or indirectly, and have been operating under the brand name “VIVO” since April 2003. The VIVO companies pursue a common commercial strategy and are guided by a common management team. VIVO designs marketing, promotional and other initiatives common to all the companies and then tailors those activities to the particular markets of those companies.

According to data published by Anatel, VIVO has 36.1% of the total market in Brazil and 45.9% of the total market in its authorized areas, with 28.8 million users at September 30, 2005. Its operations cover an area with approximately 135 million inhabitants, or 73% of the Brazilian population.

Upon the completion of the merger of shares of TCO with TCP and of the merger of companies of each of TCO, TLE, TSD and Celular CRT with TCP, TCP will be renamed “Vivo Participações S.A.” and will be the holding company of TCO and of the subsidiaries of TLE, TSD and Celular CRT.

The following chart shows our expected corporate structure after the merger.

Combined Region

The map below shows the regions in Brazil in which VIVO operates.

The Merger (Page 112)

We are proposing the merger of shares of TCO with TCP, and the merger of companies of TLE, TSD and Celular CRT with TCP, in each case under Brazilian law. We refer to the transaction herein as the merger.

We believe the merger will enable us to align the interests of the shareholders of TCP, TCO, TLE, TSD and Celular CRT, provide you with securities that we expect will enjoy greater market liquidity than the securities you currently hold, simplify the shareholding and organizational structure of the VIVO business and expand its shareholder base, and take advantage of important synergies among the companies, which are already operating under the same brand name “VIVO.”

If the merger is approved:

•	TCO will become a wholly owned subsidiary of TCP, and TLE, TSD and Celular CRT will merge with and into TCP with TCP as the surviving company;

•	direct holders of common shares and preferred shares of TCO will receive 3.0830 common shares or preferred shares of TCP for each common share or preferred share, respectively, they hold without any further action by those holders; holders of ADSs of TCO will receive 3.0830 ADSs of TCP for each ADS they hold upon surrender of TCO’s ADSs and payment of any fees and expenses of the TCO depositary and of the TCP depositary;

•	direct holders of common shares and preferred shares of TLE will receive 3.8998 common shares or preferred shares of TCP for each common share or preferred share, respectively, they hold without any further action by those holders; holders of ADSs of TLE will receive 3.8998 ADSs of TCP for each ADS they hold upon surrender of TLE’s ADSs and payment of any fees and expenses of the TLE depositary and of the TCP depositary;

•	direct holders of common shares and preferred shares of TSD will receive 3.2879 common shares or preferred shares of TCP for each common share or preferred share, respectively, they hold without any further action by those holders; holders of ADSs of TLE will receive 3.2879 ADSs of TCP for each ADS they hold upon surrender of TSD’s ADSs and payment of any fees and expenses of the TSD depositary and of the TCP depositary; and

•	holders of common shares or preferred shares of Celular CRT will receive 7.0294 common shares or preferred shares of TCP for each common share or preferred share, respectively, they hold without any further action by those holders; Celular CRT does not have and ADS program.

Brasilcel holds, directly and indirectly, 92.51% of the common shares and 50.02% of the preferred shares of our company, representing 66.09% of our total voting shares. Brasilcel has represented to us that it and its subsidiaries will vote the shares of our company they hold in favor of the merger.

Brasilcel also holds, directly and indirectly, 68.72% of the common shares and 40.95% of the preferred shares of TLE, representing 50.67% of TLE’s total voting shares, 92.01% of TSD’s voting common shares, and 90.57% of Celular CRT’s voting common shares. Brasilcel has represented to us that it and its subsidiaries will vote the shares of TLE, TSD and Celular CRT they hold in favor of the merger.

We hold 90.59% of the voting common shares of TCO. We intend to vote the shares of TCO we hold in favor of the merger.

The merger of each of TCO, TLE, TSD and Celular CRT with TCP will require the affirmative vote of holders representing at least 50% plus one of the aggregate TCP common shares and preferred shares that are present at a duly convened extraordinary general meeting, and the affirmative vote of holders representing at least 50% plus one of the aggregate common shares of TCO, TSD or Celular CRT, respectively, at separate extraordinary general meetings. The merger of TLE with TCP will require the affirmative vote of holders representing at least 50% plus one of the aggregate TCP common shares and preferred shares that are present at a duly convened extraordinary general meeting, and the affirmative vote of holders representing at least 50% plus one of the aggregate common shares and preferred shares of TLE, at an extraordinary general meeting of the shareholders of that company. The extraordinary general meetings of TCO, TLE, TSD and Celular CRT are scheduled to be held as follows:

                    , 2006

2 p.m., local time

Tele Centro Oeste Celular Participações S.A.

SCS – Quadra 2, Bloco C, 226

Edifício Telebrasília Celular, 7º andar

70302-916 – Brasília, DF

Brazil

Tele Sudeste Celular Participações S.A.

Praia de Botofago, 501

Torre Corcovado, 7º andar

22250-040 – Rio de Janeiro, RJ

Brazil

Tele Leste Celular Participações S.A.

Av. Roque Petroni Júnior, 1464

04707-000 – São Paulo, SP

Brazil

Celular CRT Participações S.A.

Rua José Bonifácio, 245, Farroupilha

90040-130 – Porto Alegre, RS

Brazil

If you hold common shares of TCO, TSD, TLE or Celular CRT you may attend and vote at the respective meeting. If you hold preferred shares of TCO, TSD or Celular CRT directly, you may attend the respective meeting, but you may not vote. If you hold TLE preferred shares directly, you may attend and vote at the respective meeting. Under the Brazilian corporation law, you may be required to show a document proving your identity to gain admittance to the meeting. If you hold ADSs of TCO or TSD, you are not entitled to attend the respective shareholder’s meeting. If you hold TLE ADSs, you are not entitled to attend the respective shareholder’s meeting, but you may communicate your voting instructions to the TLE depositary. No holder of preferred shares of TCO, TSD or Celular CRT, and no holder of ADSs of TCO or TSD may vote at the respective meeting.

There are no conditions to the completion of each merger other than shareholder approval by both TCP, on one hand, and TCO, TSD, TLE or Celular CRT, as the case may be, on the other hand. The approval of the NYSE of the listing of the ADSs of TCP to be delivered in connection with the merger of each of TCO, TLE or TSD, for which we will apply, must be obtained for these shares to be traded by their holders. However, this approval is not a condition to the completion of the merger.

The approval of the merger by the Brazilian Securities Commission (Comissão de Valores Mobiliários), or CVM, is not a condition to the merger. See “Part Three: Risk Factors—Risks Relating to the Brazilian Telecommunications Industry and the Business—The CVM, the Brazilian securities regulator, may suspend for up to 15 days the shareholders’ meetings scheduled to approve the merger.”

Receipt of Shares and ADSs of TCP (Page 120)

If the merger is approved, each common share or preferred share:

•	of TCO will become 3.0830 common shares or preferred shares, respectively, of TCP;

•	of TLE will become 3.8998 common shares or preferred shares, respectively, of TCP;

•	of TSD will become 3.2879 common shares or preferred shares, respectively, of TCP; and

•	of Celular CRT will become 7.0294 common shares or preferred shares, respectively, of TCP.

in each case without any action by you. Because the common shares and preferred shares of TCP are book-entry shares, an entry or entries will be made in the share registry of TCP to evidence the common shares or preferred shares received in the merger. Neither you nor any other person will receive certificates evidencing common shares or preferred shares of TCP.

Holders of ADSs representing preferred shares will receive:

•	3.0830 ADSs representing preferred shares of TCP in the merger for each ADS of TCO they hold;

•	3.8998 ADSs representing preferred shares of TCP in the merger for each ADS of TLE they hold; and

•	3.2879 ADSs representing preferred shares of TCP in the merger for each ADS of TSD they hold.

When the merger becomes effective, TCP will deposit with a custodian for The Bank of New York, as depositary under each of the TCO, TLE and TSD ADS programs, the TCP preferred shares issuable in respect of the ADSs of TCO, TLE or TSD then held in that program. The Bank of New York, as depositary, will deposit those TCP preferred shares with the custodian for The Bank of New York, as depositary under the TCP ADS program, and instruct that depositary to cause to be issued and to deliver, subject to payment of the fees and expenses of that depositary under the TCP deposit agreement (which will not be in excess of $5.00 or less per 100 ADSs (or portion thereof)), ADSs representing those TCP preferred shares to the depositary for the ADS program of TCO, TLE or TSD, as the case may be. When the TCP ADSs are received in the ADS program of each of TCO, TLE and TSD, the ADSs of each of TCO, TLE and TSD will represent a right to receive TCP ADSs, and The Bank of New York, as depositary under the ADS program of each of TCO, TLE and TSD, will call for the surrender of the ADRs evidencing those former TCO, TLE or TSD ADSs. Upon surrender of those ADRs and payment of the depositary’s fees and expenses as provided in each of the TCO, TLE and TSD deposit agreements (which will not be in excess of $5.00 or less per 100 ADSs (or portion thereof)), the depositary will deliver the TCP ADSs (and cash in lieu of any fractions as described in “Part Five: The Merger—Fractional Shares and ADSs”) to the holders of the former TCO, TLE or TSD ADSs.

Management (Page 126)

TCP is managed, and after the merger will be managed, by a board of directors of 9 members, each serving a three-year term expiring at the ordinary general meeting of shareholders to be held by April 2006, except that the term of António Gonçalves de Oliveira will expire in April 2007. The board of executive officers of TCP currently consists of five members, led by Roberto Oliveira de Lima as chief executive officer.

TCP is headquartered in São Paulo, Brazil and will maintain that headquarters after the merger.

Accounting Treatment of the Merger (Page 125)

Under Brazilian GAAP, the body of accounting principles we use to prepare our consolidated financial statements, the merger will be accounted for at book value. Under U.S. GAAP, since TCP and each of the Targets have been under common control since December 27, 2002, the exchange of shares of TCP for common and preferred shares of the Targets held directly or indirectly by Brasilcel N.V. will be accounted for at historical cost in a manner similar to a pooling of interests. Accordingly, the assets acquired and the liabilities assumed in the merger, to the extent of the proportionate interests in the Targets under common control, will be accounted for based on the historical carrying values of the assets and liabilities of each of the Targets, as would be reflected in the consolidated financial statements of Brasilcel N.V. The proportionate interests in each of the Targets acquired from shareholders unrelated to the controlling shareholders will be accounted for using the purchase method of accounting in accordance with SFAS No. 141, Business Combinations. Under the purchase method of accounting, the pro rata assets acquired and liabilities assumed are recorded at their fair values, and any excess of purchase price over the related fair value of net assets acquired is accounted for as goodwill. The financial statements of New TCP presented after the merger will retroactively reflect the combination of TCP and the Targets to the extent of the proportionate interests in the Targets under common control since December 27, 2002, in accordance with Brazilian GAAP and U.S. GAAP.

Stock Exchange Matters (Page 151)

Upon the completion of the merger, TCP will be renamed Vivo Participações S.A. TCP’s common shares will be traded on the São Paulo Stock Exchange under the ticker symbol “VIVO3” and preferred shares will be traded on the São Paulo Stock Exchange under the ticker symbol “VIVO4.” ADSs representing preferred shares of TCP will be traded on the New York Stock Exchange under the ticker symbol “VIV.”

After the merger is complete, preferred shares and common shares of TCO, TLE, TSD and Celular CRT will be delisted from the São Paulo Stock Exchange, and ADSs of TCO, TLE and TSD will be delisted from the New York Stock Exchange.

Appraisal or Dissenters’ Rights (Page 122)

Holders of common shares of TCP, TCO, TLE, TSD and Celular CRT, and holders of preferred shares of TCP and TSD are entitled to appraisal rights in connection with the merger. If you hold common shares of TCO, TLE or TSD, or preferred shares of TSD, you will have the right to choose to receive, instead of the TCP common shares or preferred shares, as the case may be, an amount in cash equal to the greater of the amounts shown for that company in the table below:

	Appraisal amounts the greater of
	Shareholders’ equity per share in accordance with Brazilian GAAP (1)		Market value of shareholders’ equity per share (1)
	(reais per share)
TCO (common or preferred shares)	R$	21.80	R$	18.38
TLE (common or preferred shares)		33.18		24.99
TSD (preferred shares)		22.31		21.97

(1)	Calculated as of September 30, 2005 using the methodology described in “Part Five: The Merger—Appraisal or Dissenters’ Rights.”

If you hold common shares of Celular CRT, you will have the right to choose to receive, instead of the TCP common shares, an amount in cash equal to R$37.50 per share, the shareholders’ equity per share of Celular CRT in accordance with Brazilian GAAP, calculated as of September 30, 2005 using the methodology described in “Part Five: The Merger—Appraisal or Dissenters’ Rights.”

If you have appraisal rights, your appraisal rights will lapse not less than 30 days after publication of the minutes of the extraordinary general shareholders’ meeting called to approve the merger.

Holders of TCP common shares and preferred shares also have the right to choose to receive an amount in cash equal to R$6.52 per share, the shareholders’ equity per share of TCP in accordance with Brazilian GAAP, calculated as of September 30, 2005 using the methodology described in “Part Five: The Merger—Appraisal or Dissenters’ Rights.”

Any holder of TSD’s ADSs that wishes to exercise the appraisal rights relating to the preferred shares of TSD underlying the ADSs held by that holder must surrender the American Depositary Receipts evidencing those ADSs, pay the applicable fees of the depositary, withdraw the preferred shares from the TSD ADR program and exercise the appraisal rights relating to those preferred shares directly.

Holders of preferred shares of TCO, TLE and Celular CRT and holders of ADSs of TCO and TLE are not entitled to appraisal or dissenters’ rights in connection with the merger under Brazilian law.

Material Tax Considerations (Page 132)

If you are a U.S. Holder of TCO shares or TCO ADSs, the U.S. federal income tax consequences of the merger are uncertain. If required, TCP intends to take the position that, pursuant to the merger, you generally will not recognize gain or loss for U.S. federal income tax purposes on the receipt of TCP shares or TCP ADSs in exchange for your TCO shares or TCO ADSs, except to the extent of any cash received in lieu of fractional shares. If you are a U.S. Holder of shares of TLE, TSD or Celular CRT, or ADSs of TLE or TSD, TCP believes you generally will not recognize gain or loss for U.S. federal income tax purposes on the receipt of TCP shares or TCP ADSs in exchange for shares of TLE, TSD or Celular CRT, or ADSs of TLE or TSD, except to the extent of any cash received in lieu of fractional shares. You will also be subject to certain U.S. federal income tax consequences as a result of holding TCP shares or TCP ADSs received pursuant to the merger. See “Part Five: The Merger—Material Tax Considerations—United States Federal Income Tax Considerations.”

There are reasonable Brazilian legal grounds to sustain that the receipt (resulting from the merger) by a non-Brazilian holder of ADSs or by a U.S. person of common or preferred shares that are registered as a foreign portfolio investment under Resolution 2,689/00 of the National Monetary Council or are registered as a foreign direct investment under Law 4,131/62 would not be subject to income tax pursuant to Brazilian law. However, Brazilian tax legislation does not contain specific provisions with respect to the merger. See “Part Five: The Merger—Material Tax Considerations—Brazilian Tax Considerations.”

Valuation Reports of Goldman Sachs (Page 144)

In connection with the mergers, our board of directors received valuation reports from Goldman Sachs expressing the view that, as of the date of those reports and based on and subject to the assumptions and considerations described in those reports and based on other matters as Goldman Sachs considered relevant, if the exchange ratio approved by the board of directors of TCP with respect to each merger was within the implied exchange ratios derived from the valuation analyses performed by Goldman Sachs with respect to TCP and TCO, TLE, TSD or Celular CRT, as applicable, then that exchange ratio as of December 4, 2005 would constitute equitable treatment as understood in the manner described in such reports.

We urge you to read carefully the summary of the valuation reports set forth in “Part Five: The Merger—Valuation Reports of Goldman Sachs,” which includes information on how to obtain copies of the full reports.

Timetable for the Merger

Meeting of the boards of directors of each of TCP, Celular CRT, TCO, TLE and TSD to approve the merger	December 4, 2005
Announcement of the merger	December 4, 2005
Mailing of prospectus to holders of TCO, TLE and TSD ADSs and U.S. holders of common and preferred shares of Celular CRT, TCO, TLE and TSD	, 2006
Meeting of shareholders of each of TCP, Celular CRT, TCO, TLE and TSD to approve the merger	, 2006
Completion of merger	, 2006
Beginning of period for exercise of appraisal rights, where applicable	, 2006
End of period for exercise of appraisal rights, where applicable	, 2006
Trading of new common and preferred shares expected to begin on the São Paulo Stock Exchange on or about	, 2006
Trading of new TCP ADSs expected to begin on the New York Stock Exchange on or about	, 2006
ADRs evidencing new TCP ADSs expected to be delivered as soon as practicable after	, 2006

Summary Historical and Pro Forma Financial Data

The following information is provided to aid you in your analysis of the financial aspects of the merger. The historical information below is only a summary derived from the following financial statements included in this prospectus:

•	the audited consolidated financial statements of TCP, TCO, TLE, TSD and Celular CRT at December 31, 2003 and 2004 and for the three years in the period ended December 31, 2004 incorporated by reference in this prospectus, and the unaudited condensed consolidated interim financial statements of TCP at September 30, 2005 and for the nine months ended September 30, 2004 and 2005, included in this prospectus; and

•	the audited consolidated financial statements of Celular CRT at December 31, 2003 and 2004 and for the three years in the period ended December 31, 2004 and the unaudited condensed consolidated interim financial statements of Celular CRT at September 30, 2005 and for the nine months ended September 30, 2004 and 2005, in each case included in this prospectus.

The unaudited pro forma combined balance sheet as of September 30, 2005 combines the historical consolidated balance sheets of TCP, TLE, TSD and Celular CRT, giving effect to (1) the merger with respect to the proportionate interest in the Targets under common control as if it had been consummated on December 27, 2002, the date these companies came under common control, and (2) the acquisitions of the minority interests in TCO, TLE, TSD and Celular CRT as if they had occurred on September 30, 2005. The unaudited pro forma combined statements of loss for the nine-month period ended September 30, 2005 and the years ended December 31, 2004 and 2003 combine the historical consolidated statements of income of TCP, TLE, TSD and Celular CRT, giving effect to (1) the merger with respect to the proportionate interest in the Targets under common control as if it had been consummated on December 27, 2002 and (2) the acquisitions of the minority interests in TCO, TLE, TSD and Celular CRT as if they had occurred on January 1, 2004.

The pro forma adjustments presented in the unaudited pro forma combined financial information give effect to estimates made by our management and assumptions it believes to be reasonable. The unaudited pro forma combined financial information does not include pro forma adjustments to take into account any synergies or cost savings that may or are expected to occur as a result of the merger.

The unaudited pro forma combined financial data were prepared for illustrative purposes only. This information does not purport to represent what the actual results of operations or financial position of TCP would have been had the merger actually occurred on the dates specified, nor does it project our results of operations or financial position for any future period or date.

You should read this summary historical and pro forma financial data together with these financial statements.

The results of operations of TCP, TCO, TLE, TSD and Celular CRT for the nine months ended September 30, 2005 are not necessarily indicative of the operating results to be expected for the entire year ended December 31, 2005.

The comparability of TCP’s financial statements as of and for the years presented is limited because:

•	We acquired 61.1% of the total voting capital stock (including treasury shares) of TCO on April 25, 2003. We acquired additional shares of voting capital stock of TCO in a public tender offer in November 2003, bringing the percentage of TCO’s total voting capital stock (including treasury shares) we owned to 86.19% and the percentage of TCO’s total capital stock (including treasury shares) we owned to 28.9% (and TCO then held an additional 4.5% of TCO’s voting capital stock in treasury, representing 1.5% of TCO’s capital stock). Since May 1, 2003, we have consolidated TCO due to our acquisition of control.

•	We acquired additional shares of voting capital stock and preferred shares of TCO in another public tender offer in October 2004, and in July 2005 we acquired additional shares of voting capital stock of TCO in a capital increase and TCO cancelled all treasury shares, bringing the percentage of TCO’s total voting capital stock we own to 90.59% and the percentage of TCO’s total capital stock we own to 52.47%.

The historical and pro forma financial data set forth below have been prepared using accounting practices in accordance with the Brazilian corporation law, standards applicable to holders of authorizations for the provision of Brazilian public telecommunication services and accounting standards and procedures established by the CVM. We refer to these accounting practices in this prospectus as the generally accepted accounting principles in Brazil, or Brazilian GAAP.

Brazilian GAAP differs in significant respects from generally accepted accounting principles in the United States, or U.S. GAAP.

•	For an explanation of these differences as they relate to TCP, see note 21 to TCP’s unaudited consolidated financial statements at September 30, 2005 and for the nine months ended September 30, 2004 and 2005 and note 37 to TCP’s audited consolidated financial statements at December 31, 2003 and 2004 and for the three years in the period ended December 31, 2004.

•	For an explanation of these differences as they relate to TCO see note 37 to TCO’s audited consolidated financial statements at December 31, 2003 and 2004 and for the three years in the period ended December 31, 2004 and note 21 to TCO’s unaudited consolidated financial statements at September 30, 2005 and for the nine months ended September 30, 2004 and 2005.

•	For an explanation of these differences as they relate to TLE see note 34 to TLE’s audited consolidated financial statements at December 31, 2003 and 2004 and for the three years in the period ended December 31, 2004 and note 20 to TLE’s unaudited consolidated financial statements at September 30, 2005 and for the nine months ended September 30, 2004 and 2005.

•	For an explanation of these differences as they relate to TSD see note 35 to TSD’s audited consolidated financial statements at December 31, 2003 and 2004 and for the three years in the period ended December 31, 2004 and note 21 to TSD’s unaudited consolidated financial statements at September 30, 2005 and for the nine months ended September 30, 2004 and 2005.

•	For an explanation of these differences as they relate to Celular CRT see note 31 to Celular CRT’s audited consolidated financial statements at December 31, 2003 and 2004 and for the three years in the period ended December 31, 2004 and note 19 to Celular CRT’s unaudited consolidated financial statements at September 30, 2005 and for the nine months ended September 30, 2004 and 2005.

For convenience only, some Brazilian currency amounts have been translated into U.S. dollars at a rate of R$2.2222 to U.S.$1.00, the Brazilian Central Bank’s PTAX selling rate at September 30, 2005.

Summary Historical TCP Financial Data

	At or for the nine months ended September 30,			At or for the year ended December 31,
	2005	2005	2004	2004	2004	2003	2002
	(U.S.$ millions, except per share data)(1)	(R$ millions, except per share data)		(U.S.$ millions, except per share data)(1)	(R$ millions, except per share data)
Income Statement Data:
Brazilian GAAP
Net operating revenue	2,471.3	5,491.7	5,387.8	3,303.5	7,341.0	6,046.3	3,415.0
Cost of services and goods sold	(1,115.8)	(2,479.6)	(2,353.4)	(1,500.8)	(3,335.1)	(3,020.5)	(1,739.4)
Gross profit	1,355.5	3,012.1	3,034.4	1,802.7	4,005.9	3,025.8	1,675.6
Operating expenses:
Selling expenses	(805.9)	(1,790.9)	(1,318.6)	(853.4)	(1,896.4)	(1,264.9)	(526.9)
General and administrative expenses	(204.8)	(455.1)	(506.1)	(285.7)	(634.9)	(561.3)	(343.2)
Other net operating income (expenses)	(129.2)	(287.0)	(151.9)	(71.8)	(159.6)	(145.0)	(39.8)
Operating income before equity in losses of unconsolidated subsidiary and net financial expenses	215.6	479.1	1,057.8	591.8	1,315.0	1,054.6	765.7
Equity in losses of unconsolidated subsidiary	—	—	—	—	—	—	(890.7)
Net financial expenses	(307.8)	(683.9)	(751.3)	(492.9)	(1,095.4)	(1,133.5)	(808.4)
Operating income (loss)	(92.2)	(204.8)	306.5	98.9	219.6	(78.9)	(933.4)
Net non-operating income (expenses)	5.4	12.0	1.4	(23.0)	(51.2)	(25.7)	10.0
Income (loss) before income taxes, minority interests and extraordinary item	(86.8)	(192.8)	307.9	75.9	168.4	(104.6)	(923.4)
Income taxes	(119.6)	(265.8)	(294.0)	(147.2)	(327.0)	(277.9)	(46.5)
Minority interests	(59.9)	(133.0)	(269.4)	(149.2)	(331.5)	(257.7)	—
Extraordinary item, net of taxes	—	—	—	—	—	—	(170.8)
Net loss	(266.3)	(591.6)	(255.5)	(220.5)	(490.1)	(640.2)	(1,140.7)
Net loss per share(3)	(0.40)	(0.89)	(0.00022)	(0.19)	(0.42)	(0.55)	(0.97)
U.S. GAAP
Net operating revenue	3,222.0	7,160.0	7,575.1	4,508.9	10,019.7	7,886.5	4,575.0
Operating income	309.7	688.3	1,009.9	544.2	1,209.4	1,000.8	328.8
Net financial expenses	(299.1)	(664.7)	(662.1)	(443.6)	(985.8)	(375.9)	(1,149.6)
Equity in losses of unconsolidated subsidiaries	—	—	—	—	—	—	(759.1)
Net non-operating income (expenses)	5.4	12.0	1.4	(23.0)	(51.2)	(25.7)	9.8
Income (loss) before income taxes and minority interests	16.0	35.6	349.2	77.6	172.4	599.2	(1,570.1)
Income taxes and minority interest	(189.5)	(421.1)	(593.5)	(302.9)	(673.1)	(698.0)	74.4
Net loss	(173.5)	(385.5)	(244.3)	(225.3)	(500.7)	(98.8)	(1,495.7)
Basic and diluted net loss per share—common and preferred(3)	(0.27)	(0.61)	(0.52)	(0.48)	(1.08)	(0.20)	(5.45)

Cash Flow Data:
Cash flows from operating activities	392.2	871.6	872.4	588.3	1,307.3	1,459.7	984.4
Cash flows from investing activities	(498.5)	(1,107.7)	(899.1)	(1,031.1)	(2,291.4)	(1,643.3)	(3,820.5)
Cash flows from financing activities	43.1	95.8	376.7	452.7	1,006.1	1,324.6	2,772.3

	At or for the nine months ended September 30,		At or for the year ended December 31,
	2005	2005	2004	2004	2003	2002
	(U.S.$ millions, except per share data)(1)	(R$ millions, except per share data)	(U.S.$ millions, except per share data)(1)	(R$ millions, except per share data)
Balance Sheet Data:
Brazilian GAAP
Property, plant and equipment, net	2,576.4	5,725.2	2,521.4	5,603.0	5,240.8	4,770.7
Total assets	6,089.1	13,531.1	6.359.1	14,131.2	13,624.7	9,654.4
Loans and financing—current portion	738.0	1,640.0	1,303.7	2,897.0	3,993.3	2,068.1
Loans and financing—non-current portion	1,489.5	3,309.9	929.8	2,066.2	2,295.8	2,392.7
Net assets	1,942.1	4,315.8	1,308.3	2,907.4	3,393.2	4,010.0
Capital stock	3,001.6	6,670.2	1,968.2	4,373.7	4,373.7	4,373.7
Number of shares as adjusted to reflect changes in capital (in thousands)(3)	662,324	662,324	1,171,784,352	1,171,784,352	1,171,784,352	1,171,784,352

U.S. GAAP
Property, plant and equipment, net	2,618.8	5,819.4	2,542.4	5,649.7	4,738.3	2,794.5
Total assets	6,233.2	13,851.4	6,401.9	14,226.3	13,546.5	10,202.0
Total liabilities	1,924.6	4,276.8	3,833.3	8,518.3	9,213.7	6,894.7
Net assets	1,957.5	4,350.0	1,231.0	2,735.6	3,232.0	3,307.3
Capital stock	3,001.6	6,670.2	1,968.2	4,373.7	4,373.7	4,373.7
Number of shares as adjusted to reflect changes in capital (in thousands)(3)	662,324	662,324	468,714	468,714	468,714	468,714

(1)	Translated for convenience only using the PTAX selling rate for U.S. dollars as reported by the Central Bank on September 30, 2005.
(2)	Interest on shareholders’ equity is included as part of dividends and is presented net of taxes.
(3)	On April 1, 2005, TCP’s shareholders approved a 2,500 for one reverse stock split of TCP’s common and preferred shares. Under Brazilian GAAP, reverse stock splits are not reflected retroactively. Had the reverse stock split been reflected retroactively, loss per share as adjusted to reflect changes in capital for the years ended December 31, 2004, 2003, 2002 and the nine-months ended September 30, 2004 would have amounted to R$1.045, R$1.365, R$2.433 and R$0.545, respectively, and the number of shares as adjusted to reflect changes in capital for the years ended December 31, 2004, 2003, 2002 and the nine-months ended September 30, 2004 would have amounted to 468,714, 468,714, 468,714 and 468,714 (in thousands of shares), respectively. Under U.S. GAAP, basic and diluted net loss per share—common and preferred and the number of shares as adjusted to reflect changes in capital have been retroactively adjusted for all periods presented to reflect the reverse stock split.

Summary Historical TCO Financial Data

	At or for the nine months ended September 30,			At or for the year ended December 31,
	2005	2005	2004	2004	2004	2003	2002
	(U.S.$ millions, except per share data)(1)	(R$ millions, except per share data)		(U.S.$ millions, except per share data)(1)	(R$ millions, except per share data)
Income Statement Data:
Brazilian GAAP
Net operating revenue	766.0	1,702.2	1,601.5	994.7	2,210.4	1.958.9	1,572.1
Cost of services and goods sold	(328.2)	(729.3)	(619.3)	(409.7)	(910.4)	(904.0)	(741.8)
Gross profit	437.8	972.9	982.2	585.0	1,300.0	1,054.9	830.3
Operating expenses:
Selling expenses	(224.9)	(499.7)	(340.1)	(212.7)	(472.7)	(300.5)	(215.3)
General and administrative expenses	(60.2)	(133.8)	(114.1)	(67.1)	(149.1)	(193.3)	(141.9)
Other net operating income (expenses)	0.6	1.3	6.3	1.4	3.1	(13.4)	(14.6)
Operating income before net financial income	153.3	340.7	534.3	306.6	681.3	547.7	458.5
Net financial income	41.9	93.2	50.9	28.0	62.2	111.7	4.0
Operating income	195.2	433.9	585.2	334.6	743.5	659.4	462.5
Net nonoperating expenses	1.4	3.0	(2.1)	(4.1)	(9.1)	(6.4)	4.3
Income before income taxes and minority interests	196.6	436.9	583.1	330.5	734.4	653.0	466.8
Income and social contribution taxes	(72.4)	(161.0)	(202.4)	(100.9)	(224.2)	(181.1)	(131.5)
Minority interests	—	—	(3.2)	(1.4)	(3.2)	(8.5)	(6.1)
Net income	124.2	275.9	377.5	228.2	507.0	463.4	329.2
Net income per share(3)	0.95	2.12	0.00099	0.60	1.33	1.24	0.88
Dividends declared per common share(2)—R$	—	—	—	—	0.32	0.30	0.21
Dividends declared per preferred share(2)—R$	—	—	—	—	0.32	0.30	0.21
Dividends declared per common share(2)—US$	—	—	—	—	0.12	0.10	0.07
Dividends declared per preferred share(2)—US$	—	—	—	—	0.12	0.10	0.07
U.S. GAAP
Net Revenue	1,047.7	2,328.2	2,277.2	1,369.7	3,043.8	2,466.5	1,890.8
Operating Income	157.1	349.2	489.8	278.6	619.1	552.1	444.8
Net income	127.7	283.7	349.8	210.6	468.0	487.7	299.3
Net Income (loss) per shares(3)
Common shares—basic	0.99	2.20	2.79	1.67	3.72	3.93	2.43
Common shares—diluted	0.81	1.80	2.46	1.47	3.27	3.87	2.43
Weighted average number of Common Shares outstanding— basic (in thousands)	42,800,490	42,800,490	40,808,487	40,905,944	40,905,944	40,213,981	42,527,967
Weighted average number of Common Shares outstanding—diluted (in thousands)	72,078,725	72,078,725	57,449,870	54,526,923	54,526,923	41,162,605	43,523,491
Preferred shares—basic	1.00	2.21	2.79	1.67	3.72	3.93	2.43
Preferred shares—diluted	0.81	1.80	2.46	1.53	3.39	3.90	2.43
Weighted average number of Preferred Shares outstanding—basic and diluted (in thousands)	85,734,740	85,734,740	84,757,622	84,995,327	84,995,327	84,255,566	80,093,023

Cash Flow Data:
Brazilian GAAP
Cash flows from operating activities	168.2	373.8	459.4	303.6	674.6	625.5	615.8
Cash flows from investing activities	(97.5)	(216.6)	(285.5)	(188.8)	(419.6)	502.9	(520.9)
Cash flows from financing activities	(18.9)	(41.9)	(104.0)	(124.1)	(275.8)	(314.9)	(263.1)
Increase (decrease) in cash and cash equivalents	(20.1)	(44.8)	69.9	(9.4)	(20.9)	813.6	(168.1)
Cash and cash equivalents at the beginning of year	428.0	951.2	972.1	437.4	972.1	158.5	326.6
Cash and cash equivalents at the end of year	407.9	906.4	1,042.0	428.0	951.2	972.1	158.5

	At or for the nine months ended September 30,		At or for the year ended December 31,
	2005	2005	2004	2004	2003	2002
	(U.S.$ millions, except per share data)(1)	(R$ millions, except per share data)	(U.S.$ millions, except per share data)(1)	(R$ millions, except per share data)
Balance Sheet Data:
Brazilian GAAP
Property, plant and equipment, net	509.7	1,132.7	496.9	1,104.3	891.0	891.4
Total assets	1,711.9	3,804.3	1,618.1	3,595.7	2,654.2	2,364.7
Loans and financing—current portion	35.2	78.2	46.2	102.7	135.0	325.0
Loans and financing—non current portion	28.1	62.5	55.6	123.5	233.1	302.8
Capital stock	459.8	1,021.7	356.8	793.0	570.1	534.0
Number of shares as adjusted to reflect changes in capital (in thousands)(3)	130,068	130,068	380,877,925	380,877,925	373,408,642	373,408,642
Net assets	1,275.9	2,835.3	1,098.7	2,441.5	1,556.1	1,218.5
U.S. GAAP
Property, plant and equipment, net	541.9	1,204.1	407.8	906.2	811.5	811.9
Total assets	1,729.1	3,842.4	1,626.6	3,614.7	2,655.0	2,331.7
Loans and financing—current portion	35.2	78.2	46.2	102.7	135.0	325.0
Loans and financing—non current portion	28.1	62.5	55.6	123.5	213.1	302.8
Net assets	1,286.7	2,859.3	1,122.0	2,493.3	1,545.1	1,183.3
Capital stock	459.8	1,021.7	356.8	793.0	570.1	534.0
Number of outstanding shares as adjusted to reflect changes in capital (in thousands)(3)	130,068	130,068	126,959	126,959	124,470	124,470

(1)	Translated for convenience only using the PTAX selling rate for U.S. dollars as reported by the Central Bank on September 30, 2005.
(2)	Interest on shareholders’ equity is included as part of dividends and is presented net of taxes.
(3)	On March 31, 2005, TCO’s shareholders approved a 3,000 for one reverse stock split of TCO’s common and preferred shares. Under Brazilian GAAP, reverse stock splits as adjusted to reflect changes in capital for the years ended December 31, 2004, 2003, 2002 and the nine-months ended September 30, 2004 would have amounted to R$3.993, R$3.723, R$2.645 and R$2.973, respectively, are not reflected retroactively. Had the reverse stock split been reflected retroactively, income per share and the number of shares adjusted to reflect changes in capital for the years ended December 31, 2004, 2003, 2002 and the nine-months ended September 30, 2004 would have amounted to 126,959, 124,470, 124,470 and 126,959 (in thousands of shares), respectively. Under U.S. GAAP, basic and diluted net income per share—common and preferred and the number of shares as adjusted to reflect changes in capital have been retroactively adjusted for all periods presented to reflect the reverse stock split.

Summary of Historical TLE Financial Data

	At or for the nine months ended September 30,			At or for the year ended December 31,
	2005	2005	2004	2004	2004	2003	2002
	(U.S.$ millions, except per share data)(1)	(R$ millions, except per share data)		(U.S.$ millions, except per share data)(1)	(R$ millions, except per share data)
Income Statement Data:
Brazilian GAAP
Net operating revenue	188.4	418.7	351.6	219.2	487.0	441.3	431.4
Cost of services and goods sold	(105.0)	(233.4)	(204.5)	(127.0)	(282.2)	(256.3)	(241.4)
Gross profit	83.4	185.3	147.1	92.2	204.8	185.0	190.0
Operating expenses:
Selling expenses	(63.8)	(141.8)	(103.7)	(66.2)	(147.1)	(145.0)	(116.4)
General and administrative expenses	(19.3)	(42.8)	(41.8)	(26.1)	(57.9)	(49.3)	(46.8)
Other net operating income (expenses)	(2.1)	(4.7)	(4.2)	(0.4)	(0.9)	(3.1)	2.1
Operating income before net financial income (expenses)	(1.8)	(4.0)	(2.6)	(0.5)	(1.1)	(12.4)	28.9
Net financial expenses	(20.1)	(44.7)	(14.5)	(11.1)	(24.7)	(30.3)	(32.8)
Operating loss	(21.9)	(48.7)	(17.1)	(11.6)	(25.8)	(42.7)	(3.9)
Net nonoperating income (expenses)	0.1	0.2	(0.5)	(0.9)	(1.9)	(0.7)	(1.6)
Loss before income taxes	(21.8)	(48.5)	(17.6)	(12.5)	(27.7)	(43.4)	(5.5)
Income and social contribution taxes	(2.7)	(6.0)	(4.7)	(3.0)	(6.6)	0.8	0.3
Reversal of interest on own capital
Net loss	(24.5)	(54.5)	(22.3)	(15.5)	(34.3)	(42.6)	(5.2)
Net loss per share(3)	(2.54)	(5.65)	(0.00005)	(0.03)	(0.06)	(0.09)	(0.01)
U.S. GAAP
Net income (loss)	(27.0)	(59.9)	(33.0)	(21.9)	(48.7)	(6.5)	(56.0)
Net income (loss) per thousand shares(3)
Common Shares—basic	(2.80)	(6.22)	(3.43)	(2.25)	(5.00)	(0.50)	(6.00)
Common shares—diluted	(2.80)	(6.22)	(3.43)	(2.25)	(5.00)	(0.50)	(6.00)
Weighted average of Common shares outstanding—basic (thousands)	3,352,125	3,352,125	3,340,801	3,342,604	3,342,604	3,320,156	3,320,161
Weighted average number of Common shares outstanding—diluted (thousands)	3,352,125	3,352,125	3,340,801	8,042,937	8,042,937	6,519,624	7,183,546
Preferred shares—basic	(2.80)	(6.22)	(3.43)	(2.25)	(5.00)	(0.50)	(6.00)
Preferred shares—diluted	(2.80)	(6.22)	(3.43)	(2.25)	(5.00)	(0.50)	(6.00)
Weighted average number of Preferred shares outstanding—basic and diluted (thousands)	6,627,392	6,627,392	6,267,722	6,267,722	6,267,722	6,267,722	6,268,740

Cash Flow Data:
Brazilian GAAP
Cash flows from operating activities	15.1	33.6	5.8	12.6	28.1	126.2	204.8
Cash flows from investing activities	(28.3)	(62.9)	(59.6)	(44.6)	(99.2)	(65.9)	(76.3)
Cash flows from financing activities	(12.9)	(28.7)	21.2	44.2	98.3	(82.1)	(76.2)
Increase (decrease) in cash and cash equivalents	(26.1)	(58.0)	(32.6)	12.2	27.2	(21.8)	52.3
Cash and cash equivalents beginning of year	39.0	86.6	59.4	26.7	59.4	81.3	29.0
Cash and cash equivalents at end of year	12.9	28.6	26.8	38.9	86.6	59.5	81.3

	At or for the nine months ended September 30,		At or for the year ended December 31,
	2005	2005	2004	2004	2003	2002
	(U.S.$ millions, except per share data)(1)	(R$ millions, except per share data)	(U.S.$ millions, except per share data)(1)	(R$ millions, except per share data)
Balance Sheet Data:
Brazilian GAAP
Property, plant and equipment, net	166.5	369.9	175.4	389.7	392.6	464.5
Total assets	386.9	859.8	429.8	955.1	835.8	956.7
Loans and financing—current portion	66.0	146.7	23.5	52.3	68.6	99.7
Loans and financing—non current portion	52.5	116.6	117.8	261.8	153.7	269.9
Capital stock	138.1	306.8	137.9	306.4	305.4	305.4
Net assets	144.0	320.0	168.5	374.5	401.3	443.0
Number of shares as adjusted to reflect changes in capital (in thousands)(3)	9,644	9,644	480,618,118	480,618,118	479,393,884	479,445,039
U.S. GAAP
Property, plant and equipment, net	171.7	381.6	183.2	407.0	365.5	439.9
Total assets	394.2	875.9	440.9	979.7	876.7	947.7
Loans and financing—current portion	66.0	146.7	23.5	52.3	68.6	99.7
Loans and financing—non current portion	52.5	116.6	117.8	261.8	153.7	269.9
Capital stock	138.1	306.8	137.9	306.4	305.4	305.4
Net assets	146.6	325.8	173.6	385.7	430.8	437.0
Number of shares as adjusted to reflect changes in capital (in thousands)(3)	9,644	9,644	9,612	9,612	9,588	9,589

(1)	Translated for convenience only using the PTAX selling rate for U.S. dollars as reported by the Central Bank on September 30, 2005.
(2)	Interest on shareholders’ equity is included as part of dividends and is presented net of taxes.
(3)	On March 28, 2005, TLE’s shareholders approved a 50,000 for one reverse stock split of TLE’s common and preferred shares. Under Brazilian GAAP, reverse stock splits are not reflected retroactively. Had the reverse stock split been reflected retroactively, loss per share as adjusted to reflect changes in capital for the years ended December 31, 2004, 2003, and 2002 and the nine months ended September 30, 2004 would have amounted to R$3,568, R$4,443, R$0.542, and R$2.320, respectively, and the number of shares as adjusted to reflect changes in capital for the years ended December 31, 2004, 2003 and 2002 and the nine months ended September 30, 2004 would have amounted to 9,612, 9,588, 9,589 and 9,612 (in thousands of shares), respectively. Under U.S. GAAP, basic and diluted net loss per share—common and preferred and the number of shares as adjusted to reflect changes in capital have been retroactively adjusted for all periods presented to reflect the reverse stock split.

Summary Historical TSD Financial Data

	At or for the nine months ended September 30,			At or for the year ended December 31,
	2005	2005	2004	2004	2004	2003	2002
	(U.S.$ millions, except per share data)(1)	(R$ millions, except per share data)		(U.S.$ millions, except per share data)(1)	(R$ millions, except per share data)
Income Statement Data:
Brazilian GAAP
Net operating revenue	677.4	1,505.3	1,408.1	867.2	1,927.0	1,892.5	1,847.6
Cost of services and goods sold	(349.8)	(777.4)	(761.8)	(500.6)	(1,112.4)	(1,052.5)	(981.7)
Gross profit	327.6	727.9	646.3	366.6	814.6	840.0	865.9
Operating expenses:
Selling expenses	(208.0)	(462.2)	(360.0)	(228.8)	(508.5)	(387.5)	(392.5)
General and administrative expenses	(66.8)	(148.4)	(150.1)	(84.5)	(187.8)	(224.4)	(229.9)
Other net operating income (expenses)	(2.8)	(6.3)	(6.0)	7.6	17.0	13.3	(17.0)
Operating income before net financial income (expenses)	50.0	111.0	130.2	60.9	135.3	241.4	226.5
Net financial income (expenses)	6.5	14.6	7.0	2.6	5.7	(15.0)	(15.1)
Operating income	56.5	125.6	137.2	63.5	141.0	226.4	211.4
Net nonoperating expenses	0.4	0.8	(0.1)	—	—	(8.6)	(1.2)
Income before income taxes	56.9	126.4	137.1	63.5	141.0	217.8	210.2
Income and social contribution taxes	(21.8)	(48.4)	(52.5)	(21.6)	(48.1)	(61.6)	(69.8)
Net income	35.1	78.0	84.6	41.9	92.9	156.2	140.4
Net income per share(3)	0.38204	0.84897	0.00019	0.09662	0.2147	0.36	0.34
Dividends declared per common share(2)	—	—	—	0.02070	0.046	0.081	0.232
Dividends declared per preferred share(2)	—	—	—	0.02295	0.051	0.089	0.255
U.S. GAAP
Net income	26.8	59.6	26.1	6.2	13.7	116.8	4.0
Net income (loss) before cumulative effect of adoption of accounting principle per thousand shares(3)
Common shares—basic	0.28	0.62	0.28	0.068	0.15	1.30	—
Common shares—diluted	0.26	0.57	0.26	0.045	0.10	1.15	—
Weighted average number of common Shares outstanding—basic	38,362,708	38,362,708	37,395,836	37,613,462	37,613,462	33,675,048	29,688,629
Weighted average number of Common Shares outstanding—diluted	48,212,179	48,212,179	44,519,513	46,175,357	46,175,357	45,500,387	44,459,559
Preferred shares—basic	0.31	0.69	0.30	0.068	0.15	1.40	0.05
Preferred shares—diluted	0.28	0.62	0.28	0.068	0.15	1.25	0.05
Weighted average number of Preferred Shares outstanding—basic and diluted	51,915,007	51,915,007	51,915,007	51,915,007	51,915,007	51,915,007	51,915,007

Cash Flow Data:
Brazilian GAAP
Cash flows from operating activities	129.8	214.4	277.7	196.7	437.2	737.4	756.9
Cash flows from investing activities	(87.1)	(193.6)	(126.3)	(108.4)	(240.8)	(255.6)	(370.5)
Cash flows from financing activities	(44.6)	(25.0)	(163.2)	(101.2)	(224.9)	(208.7)	(362.8)
Increase (decrease) in cash and cash equivalents	(1.9)	(4.2)	(11.8)	(12.9)	(28.5)	273.1	23.6
Cash and cash equivalents at beginning of year	159.3	353.9	382.5	172.1	382.5	109.4	85.8
Cash and cash equivalents at end of year	157.4	349.7	370.7	159.2	354.0	382.5	109.4

	At or for the nine months ended September 30,		At or for the year ended December 31,
	2005	2005	2004	2004	2003	2002
	(U.S.$ millions, except per share data)(1)	(R$ millions, except per share data)	(U.S.$ millions, except per share data)(1)	(R$ millions, except per share data)(1)
Balance Sheet Data:
Brazilian GAAP
Property, plant and equipment, net	524.0	1,164.4	568.6	1,263.6	1,398.0	1,585.1
Total assets	1,254.0	2,786.7	1,304.6	2,899.1	2,824.7	2,793.8
Loans and financing—current portion	7.0	15.6	22.6	50.3	165.8	200.9
Loans and financing—non current portion	—	—	—	—	53.2	259.6
Net assets	921.9	2,048.7	886.8	1,970.7	1,903.4	1,779.7
Capital stock	417.6	927.9	401.2	891.5	778.8	685.3
Number of shares as adjusted to reflect changes in capital (in thousands)(3)	91,831	91,831	449,009,994	449,009,994	432,598,218	414,006,458
U.S. GAAP
Property, plant and equipment, net	529.9	1,177.6	576.8	1,281.9	1,258.3	1,511.2
Total assets	1,263.6	2,807.9	1,329.1	2,953.5	2,960.9	2,996.7
Loans and financing—current portion	7.0	15.6	22.6	50.3	165.8	200.9
Loans and financing—non current portion	—	—	—	—	53.2	259.6
Net assets	921.8	2,048.4	896.1	1,991.3	2,001.7	1,921.3
Number of shares as adjusted to reflect changes in capital (in thousands)(3)	91,831	91,831	89,802	89,802	86,520	82,801

(1)	Translated for convenience only using the PTAX selling rate for U.S. dollars as reported by the Central Bank on September 30, 2005.
(2)	Interest on shareholders’ equity is included as part of dividends and is presented net of taxes.
(3)	On April 1, 2005, TSD’s shareholders approved a 5,000 for one reverse stock split of TSD’s common and preferred shares. Under Brazilian GAAP, reverse stock splits are not reflected retroactively. Had the reverse stock split been reflected retroactively, income per share as adjusted to reflect changes in capital for the years ended December 31, 2004, 2003, 2002 and the nine months ended September 30, 2004 would have amounted to R$1.034, R$1.805, R$1.696 and R$0.942, respectively, and the number of shares as adjusted to reflect changes in capital for the years ended December 31, 2004, 2003, 2002 and the nine months ended September 30, 2004 would have amounted to 89,802, 86,520, 82,801 and 89,802 (in thousands of shares), respectively. Under U.S. GAAP, basic and diluted net income per—common and preferred and the number of shares as adjusted to reflect changes in capital have been retroactively adjusted for all periods presented to reflect the reverse stock split.

Summary Historical Celular CRT Financial Data

	At or for the nine months ended September 30,			At or for the year ended December 31,
	2005	2005	2004	2004	2004	2003	2002
	(U.S.$ millions, except per share data)(1)	(R$ millions, except per share data)		(U.S.$ millions, except per share data)(1)	(R$ millions, except per share data)
Income Statement Data:
Brazilian GAAP
Net operating revenue	401.6	892.4	852.4	528.4	1,174.3	1,032.7	896.3
Cost of services and goods sold	(189.1)	(420.3)	(438.7)	(279.2)	(620.5)	(526.2)	(456.6)
Gross profit	212.5	472.1	413.7	249.2	553.8	506.5	439.7
Operating expenses:
Selling expenses	(121.7)	(270.5)	(183.0)	(119.2)	(264.9)	(171.3)	(168.3)
General and administrative expenses	(34.4)	(76.5)	(71.6)	(43.0)	(95.6)	(89.3)	(83.1)
Other net operating income (expenses)	3.4	7.8	18.7	12.3	27.3	(3.9)	18.3
Operating income before net financial income (expenses)	59.8	132.9	177.8	99.3	220.6	242.0	206.6
Net financial income (expenses)	14.9	33.2	28.0	11.6	25.8	17.7	7.5
Operating income	74.7	166.1	205.8	110.9	246.4	259.7	214.1
Net nonoperating expenses	(1.0)	(2.3)	(3.2)	(3.5)	(7.7)	(1.2)	(3.7)
Income before income taxes	73.7	163.8	202.6	107.4	238.7	258.5	210.4
Income and social contribution taxes	(26.7)	(59.4)	(70.7)	(25.5)	(56.7)	(69.1)	(62.8)
Net income	47.0	104.4	131.9	81.9	182.0	189.4	147.6
Net income per share(3)	1.4	3.2	0.042	0.03	0.06	0.06	0.05
Dividends declared per common share(2)	—	—	—	10.1	22.46	14.24	11.38
Dividends declared per preferred share(2)	—	—	—	11.1	24.70	15.66	12.52
U.S. GAAP
Net income	47.5	105.6	123.0	76.1	169.0	283.3	52.8
Net income per thousand shares(3)
Common shares—basic	1.40	3.13	3.69	2.30	5.08	8.73	1.71
Common shares—diluted	1.02	2.27	2.87	1.70	3.70	6.46	1.04
Weighted average number of common shares outstanding—basic	13,727,168	13,727,168	13,278,320	13,336,348	13,336,348	12,507,868	11,285,041
Weighted average number of common shares outstanding—diluted	26,394,416	26,394,416	22,801,747	25,702,368	25,702,367	23,868,997	30,884,109
Preferred shares—basic	1.55	3.44	4.06	2.50	5.56	9.57	1.84
Preferred shares—diluted	1.13	2.50	3.16	1.83	4.07	7.10	1.14
Weighted average number of outstanding basic and diluted shares	18,202,337	18,202,337	18,201,880	18,201,880	18,201,880	18,201,880	18,201,880

Cash Flow Data:
Brazilian GAAP
Cash flows from operating activities	85.3	189.6	257.6	161.0	368.7	464.7	363.6
Cash flows from investing activities	73.5	(163.4)	(106.9)	(92.0)	(204.4)	(142.9)	(112.5)
Cash flows from financing activities	44.9	(99.7)	(58.7)	(66.1)	(157.7)	(140.9)	(91.5)

	At or for the nine months ended September 30,		At or for the year ended December 31,
	2005	2005	2004	2004	2003	2002
	(U.S.$ millions, except per share data)(1)	(R$ millions, except per share data)	(U.S.$ millions, except per share data)(1)	(R$ millions except per share data)
Balance Sheet Data:
Brazilian GAAP
Property, plant and equipment, net	334.1	742.4	334.4	743.1	734.9	786.3
Total assets	814.7	1,810.5	865.0	1,922.1	1,739.5	1,678.7
Loans and financing—current portion	3.3	7.3	48.9	108.7	105.1	140.9
Loans and financing—non-current portion	60.0	133.3	71.7	159.3	288.5	476.5
Net assets	550.9	1,224.2	477.7	1,061.6	954.9	817.7
Capital stock	147.4	327.5	115.8	257.3	157.9	134.5
Number of shares as adjusted to reflect changes in capital (in thousands)(3)	32,642	32,642	3,171,151	3,171,151	3,100,825	2,979,769
U.S. GAAP
Property, plant and equipment, net	340.7	757.2	339.0	753.3	743.1	797.4
Total assets	819.8	1,821.7	869.9	1.933.1	1,764.6	1,681.0
Loans and financing—current portion	3.3	7.4	48.9	108.7	105.1	140.9
Loans and financing—non-current portion	60.0	133.3	159.3	71.7	288.5	476.5
Net assets	553.0	1,228.9	479.3	1,065.2	971.5	742.0
Number of shares as adjusted to reflect changes in capital (in thousands)(3)	32,642	32,642	31,712	31,712	31,008	29,798

(1)	Translated for convenience only using the PTAX selling rate for U.S. dollars as reported by the Central Bank on September 30, 2005.
(2)	Interest on shareholders’ equity is included as part of dividends and is presented net of taxes.
(3)	On March 30, 2005, CRT’s shareholders approved a 100 for one reverse stock split of Celular CRT’s common and preferred shares. Under Brazilian GAAP, reverse stock splits are not reflected retroactively. Had the reverse stock split been reflected retroactively, income per share as adjusted to reflect changes in capital for the years ended December 31, 2004, 2003, 2002 and the nine months ended September 30, 2004 would have amounted to R$5.739, R$6.108, R$4.953 and R$4.159, respectively, and the number of shares as adjusted to reflect changes in capital for the years ended December 31, 2004, 2003 and 2002 and the nine months ended September 30, 2004 would have amounted to 31,712, 31,008, 29,798 and 31,712 (in thousands of shares), respectively. Under U.S. GAAP, basic and diluted net income per share—common and preferred and the number of shares as adjusted to reflect changes in capital have been retroactively adjusted for all periods presented to reflect the reverse stock split.

Summary of Unaudited Pro Forma Combined Financial Data

	Pro forma(1)
	At and for the nine months ended September 30,		At and for the year ended December 31,
	2005	2005	2004	2004	2003
	(U.S.$ millions, except per share data(2))	(R$ millions, except per share data)	(U.S.$ millions, except per share data(2))	(R$ millions, except per share data)
	(Unaudited)
Income Statement Data:
Brazilian GAAP
Net operating revenue	3,738.7	8,308.1	4,918.3	10,929.3	9,393.5
Cost of services and goods sold	(1,759.8)	(3,910.7)	(2,407.7)	(5,350.3)	(4,836.1)
Gross profit	1,978.9	4,397.4	2,510.6	5,579.0	4,557.4
Operating expenses:
Selling expenses	(1,199.4)	(2,665.4)	(1,267.6)	(2,816.9)	(1,968.7)
General and administrative expenses	(325.3)	(722.8)	(439.3)	(976.1)	(924.4)
Other net operating expenses	(130.6)	(290.2)	(84.6)	(187.9)	(138.7)
Operating income before equity in losses of unconsolidated subsidiary and net financial expenses	323.6	719.0	719.1	1,598.1	1,525.6
Net financial expenses	(306.3)	(680.8)	(489.8)	(1,088.6)	(1,161.1)
Operating income (loss)	17.3	38.2	229.3	509.5	364.5
Net non-operating expenses	4.8	10.7	(27.4)	(60.9)	(36.1)
Income (loss) before income taxes, minority interests and extraordinary item	22.1	48.9	201.9	448.6	328.4
Income taxes	(170.9)	(379.6)	(197.3)	(438.5)	(407.8)
Minority interests	—	—	—	—	(257.7)
Net income (loss)	(148.8)	(330.7)	4.6	10.1	(337.1)
Net income (loss) per share	(0.10)	(0.23)	0.01	0.01	(0.39)

U.S. GAAP
Net income (loss)	(192.9)	(428.7)	(217.4)	(483.0)	248.8
Basic net income (loss) per share outstanding (reais)	(0.14)	(0.31)	(0.18)	(0.39)	0.29
Diluted net income (loss) per share outstanding (reais)	(0.14)	(0.31)	(0.18)	(0.39)	0.24

Balance Sheet Data:
Brazilian GAAP
Property, plant and equipment, net	3,600.9	8,001.9
Total assets	8,534.4	18,965.2
Loans and financing	2,416.3	5,369.5
Net assets	4,039.9	8,977.4
Capital stock	4,185.6	9,301.2
Number of shares as adjusted to reflect changes in capital	1,426,412	1,426,412
U.S. GAAP
Shareholders’ equity (in thousands)	5,885.9	13,079.6

(1)	The unaudited pro forma combined statements of loss for the nine-month period ended September 30, 2005 and the years ended December 31, 2004 and 2003 combine the historical consolidated statements of income of TCP, TLE, TSD and Celular CRT, giving effect to (1) the merger with respect to the proportionate interest in the Targets under common control as if it had been consummated on December 27, 2002 and (2) the acquisitions of the minority interests in TCO, TLE, TSD and Celular CRT as if they had occurred on January 1, 2004. The unaudited pro forma combined balance sheet as of September 30, 2005 combines the historical consolidated balance sheets of TCP, TLE, TSD and Celular CRT, giving effect to (1) the merger with respect to the proportionate interest in the Targets under common control as if it had been consummated on December 27, 2002, the date these companies came under common control, and (2) the acquisitions of the minority interests in TCO, TLE, TSD and Celular CRT as if they had occurred on September 30, 2005.
(2)	Translated for convenience only using the PTAX selling rate for U.S. dollars as reported by the Central Bank on September 30, 2005.

Summary Comparative Per Share Data

We present below book value, cash dividend and income (loss) from continuing operations per share data on both a historical basis and an unaudited pro forma combined basis under Brazilian GAAP and U.S. GAAP.

We have derived the unaudited pro forma combined information appearing below from the unaudited pro forma combined financial data appearing elsewhere in this prospectus.

You should read the information below together with the historical and pro forma financial data of TCP and the historical financial statements of TCO, TLE, TSD and Celular CRT appearing elsewhere in this prospectus. The unaudited pro forma combined financial data appearing below is for illustrative purposes only. TCP, TCO, TLE, TSD and Celular CRT may have performed differently had they always been a combined entity. You should not rely on this information as being indicative of the actual results of that the combined businesses of these companies will experience after the merger.

For more information about historical dividend payments by TCP, TCO, TLE, TSD and Celular CRT, see “Part Six: Shareholder Rights—Information About Historical Dividend Payments.”

Brazilian GAAP

	Year ended December 31, 2003
	(Historical)					(Pro Forma)
	TCP	TCO	TLE	TSD	Celular CRT	New TCP		TCO Per Share Equivalent (1)	TLE Per Share Equivalent (1)	TSD Per Share Equivalent (1)	Celular CRT Per Share Equivalent (1)
	(Reais)
Cash dividends declared per thousand common shares(2)	—	0.30	—	0.09	14.24	—	(3)	—	—	—	—
Cash dividends declared per thousand preferred shares(2)	—	0.30	—	0.08	15.66	—	(3)	—	—	—	—
Income (loss) from continuing operations per thousand shares (common/ preferred)	(0.55)	1.24	(0.09)	0.36	61.07	(0.39	)(3)	(1.20)	(1.52)	(1.28)	(2.74)

(1)	The TCO, TLE, TSD and Celular CRT per share equivalent data are calculated by multiplying the New TCP pro forma per share amounts by 3.0830, 3.8998, 3.2879 and 7.0294, respectively, representing the number of TCP common shares or preferred shares that will be received for each TCO, TLE, TSD and Celular CRT common share or preferred share, respectively, in the merger, assuming that none of the applicable entitled shareholders of TCP, TCO, TLE, TSD or Celular CRT exercises appraisal rights.
(2)	Interest on shareholders’ equity is included and is presented net of taxes. After the pro forma adjustments described in “Part Five: The Merger—Unaudited Pro Forma Combined Financial Data,” pro forma net income of TCP and TLE under Brazilian GAAP were negative for the period. Therefore, no dividends would have been payable on a pro forma basis for the period.
(3)	Gives effect to the merger with respect to the proportionate interest in TLE, TSD and Celular CRT under common control with TCP as if the merger had been consummated on December 27, 2002. The unaudited pro forma combined financial data were prepared for illustrative purposes only.

	Year ended December 31, 2004
	(Historical)					(Pro Forma)
	TCP	TCO	TLE	TSD	Celular CRT	New TCP		TCO Per Share Equivalent (1)	TLE Per Share Equivalent (1)	TSD Per Share Equivalent (1)	Celular CRT Per Share Equivalent (1)
	(Reais)
Book value per thousand shares (common/preferred)	2.48	6.41	0.78	4.39	334.77	5.89	(2)	18.16	22.97	19.37	41.40
Cash dividends declared per thousand common shares(3)	—	0.32	—	0.05	22.46	—	(4)	—	—	—	—
Cash dividends declared per thousand preferred shares(3)	—	0.32	—	0.05	24.70	—	(4)	—	—	—	—
Income (loss) from continuing operations per thousand shares (common/ preferred)	(0.42)	1.33	(0.06)	0.21	57.39	0.01	(4)	0.03	0.04	0.03	0.07

(1)	The TCO, TLE, TSD and Celular CRT per share equivalent data are calculated by multiplying the New TCP pro forma per share amounts by 3.0830, 3.8998, 3.2879 and 7.0294, respectively, representing the number of TCP common shares or preferred shares that will be received for each TCO, TLE, TSD and Celular CRT common share or preferred share, respectively, in the merger, assuming that none of the applicable entitled shareholders of TCP, TCO, TLE, TSD or Celular CRT exercises appraisal rights.
(2)	Gives effect to (1) the merger with respect to the proportionate interest in TLE, TSD and Celular CRT under common control with TCP as if the merger had been consummated on December 27, 2002, the date these companies came under common control, and (2) the acquisitions of minority interests in TCO, TLE, TSD and Celular CRT as if they had occurred on December 31, 2004. The unaudited pro forma combined financial data were prepared for illustrative purposes only.
(3)	Interest on shareholders’ equity is included and is presented net of taxes. After the pro forma adjustments described in “Part Five: The Merger—Unaudited Pro Forma Combined Financial Data,” pro forma net income of TCP and TLE under Brazilian GAAP were negative for the period. Therefore, no dividends would have been payable on a pro forma basis for the period.
(4)	Gives effect to (1) the merger with respect to the proportionate interest in TLE, TSD and Celular CRT under common control with TCP as if the merger had been consummated on December 27, 2002 and (2) the acquisitions of the minority interests as if they had occurred on January 1, 2004. The unaudited pro forma combined financial data were prepared for illustrative purposes only.

	Nine months ended September 30, 2005(1)
	(Historical)					(Pro Forma)
	TCP	TCO	TLE	TSD	Celular CRT	New TCP		TCO Per Share Equivalent (2)	TLE Per Share Equivalent (2)	TSD Per Share Equivalent (2)	Celular CRT Per Share Equivalent (2)
	(Reais)
Book value per share (common/preferred)	6.52	21.80	33.18	22.31	37.50	6.29	(3)	19.40	24.54	20.69	44.24
Income (loss) from continuing operations per thousand shares (common/preferred)	(0.89)	2.12	(5.65)	0.85	3.20	(0.23	)(4)	(0.71)	(0.90)	(0.76)	(1.63)

(1)	No dividends or interest on shareholders’ equity were declared in the period.
(2)	The TCO, TLE, TSD and Celular CRT per share equivalent data are calculated by multiplying the New TCP pro forma per share amounts by 3.0830, 3.8998, 3.2879 and 7.0294, respectively, representing the number of TCP common shares or preferred shares that will be received for each TCO, TLE, TSD and Celular CRT common share or preferred share, respectively, in the merger, assuming that none of the applicable entitled shareholders of TCP, TCO, TLE, TSD or Celular CRT exercises appraisal rights.
(3)	Gives effect to (1) the merger with respect to the proportionate interest in TLE, TSD and Celular CRT under common control with TCP as if the merger had been consummated on December 27, 2002, the date these companies came under common control, and (2) the acquisitions of minority interests in TCO, TLE, TSD and Celular CRT as if they had occurred on September 30, 2005. The unaudited pro forma combined financial data were prepared for illustrative purposes only.
(4)	Gives effect to (1) the merger with respect to the proportionate interest in TLE, TSD and Celular CRT under common control with TCP as if the merger had been consummated on December 27, 2002 and (2) the acquisitions of the minority interests as if they had occurred on January 1, 2004. The unaudited pro forma combined financial data were prepared for illustrative purposes only.

U.S. GAAP

	Year ended December 31, 2003(1)
	(Historical)					(Pro Forma)
	TCP	TCO	TLE	TSD	Celular CRT	New TCP		TCO Per Share Equivalent (2)	TLE Per Share Equivalent (2)	TSD Per Share Equivalent (2)	Celular CRT Per Share Equivalent (2)
(Reais)
Cash dividends declared per thousand common shares(3)	—	0.90	—	0.45	1.78	—	(4)	—	—	—	—
Cash dividends declared per thousand preferred shares(3)	—	0.90	—	0.41	1.92	—	(4)	—	—	—	—
Income (loss) from continuing operations per share (basic common)	(0.20)	3.93	(0.50)	1.30	8.73	0.29	(4)	0.89	1.12	0.95	2.02
Income (loss) from continuing operations per share (basic preferred)	(0.20)	3.93	(0.50)	1.40	9.57	0.29	(4)	0.89	1.12	0.95	2.02
Income (loss) from continuing operations per share (diluted common)	(0.20)	3.87	(0.50)	1.15	6.46	0.24	(4)	0.74	0.94	0.79	1.69
Income (loss) from continuing operations per share (diluted preferred)	(0.20)	3.90	(0.50)	1.25	7.10	0.24	(4)	0.74	0.94	0.79	1.69

(1)	In 2005, the shareholders of each of TCO, TLE, TSD and Celular CRT effected a reverse stock split of their common and preferred shares. Amounts in this table are adjusted to reflect such reverse stock splits.
(2)	The TCO, TLE, TSD and Celular CRT per share equivalent data are calculated by multiplying the New TCP pro forma per share amounts by 3.0830, 3.8998, 3.2879 and 7.0294, respectively, representing the number of TCP common shares or preferred shares that will be received for each TCO, TLE, TSD and Celular CRT common share or preferred share, respectively, in the merger, assuming that none of the applicable entitled shareholders of TCP, TCO, TLE, TSD or Celular CRT exercises appraisal rights.
(3)	Interest on shareholders’ equity is included and is presented net of taxes. Historical cash dividends and interest on shareholders’ equity declared for purposes of U.S. GAAP for TCO, TLE, TSD and Celular CRT are the same as presented above under Brazilian GAAP because each of TCO, TLE, TSD and Celular CRT pays dividends only based on its results in accordance with the Brazilian corporation law. After the pro forma adjustments described in “Part Five: The Merger — Unaudited Pro Forma Combined Financial Data,” pro forma net income of TCP and TLE under Brazilian GAAP were negative for the period. Therefore, no dividends would have been payable on a pro forma basis for the period.
(4)	Gives effect to the merger with respect to the proportionate interest in TLE, TSD and Celular CRT under common control with TCP as if the merger had been consummated on December 27, 2002. The unaudited pro forma combined financial data were prepared for illustrative purposes only.

	Year ended December 31, 2004(1)
	(Historical)					(Pro Forma)
	TCP	TCO	TLE	TSD	Celular CRT	New TCP		TCO Per Share Equivalent (2)	TLE Per Share Equivalent (2)	TSD Per Share Equivalent (2)	Celular CRT Per Share Equivalent (2)
	(Reais)
Book value per thousand shares (common/preferred)	5.84	19.64	40.12	22.17	33.59	9.12	(3)	28.12	35.57	29.99	64.11
Cash dividends declared per thousand common shares(4)	—	0.96	—	2.30	2.27	—	(5)	—	—	—	—
Cash dividends declared per thousand preferred shares(4)	—	0.96	—	2.55	2.47	—	(5)	—	—	—	—
Income (loss) from continuing operations per share (basic common)	(1.08)	3.72	(5.00)	0.15	5.08	(0.39	)(5)	(1.21)	(1.53)	(1.29)	(2.75)
Income (loss) from continuing operations per share (basic preferred)	(1.08)	3.72	(5.00)	0.15	5.56	(0.39	)(5)	(1.21)	(1.53)	(1.29)	(2.75)
Income (loss) from continuing operations per share (diluted common)	(1.08)	3.27	(5.00)	0.10	3.70	(0.39	)(5)	(1.21)	(1.53)	(1.29)	(2.75)
Income (loss) from continuing operations per share (diluted preferred)	(1.08)	3.39	(5.00)	0.15	4.07	(0.39	)(5)	(1.21)	(1.53)	(1.29)	(2.75)

(1)	In 2005, the shareholders of each of TCO, TLE, TSD and Celular CRT effected a reverse stock split of their common and preferred shares. Amounts in this table are adjusted to reflect such reverse stock splits.
(2)	The TCO, TLE, TSD and Celular CRT per share equivalent data are calculated by multiplying the New TCP pro forma per share amounts by 3.0830, 3.8998, 3.2879 and 7.0294, respectively, representing the number of TCP common shares or preferred shares that will be received for each TCO, TLE, TSD and Celular CRT common share or preferred share, respectively, in the merger, assuming that none of the applicable entitled shareholders of TCP, TCO, TLE, TSD or Celular CRT exercises appraisal rights.
(3)	Gives effect to (1) the merger with respect to the proportionate interest in TLE, TSD and Celular CRT under common control with TCP as if the merger had been consummated on December 27, 2002, the date these companies came under common control, and (2) the acquisitions of the minority interests in TCO, TLE, TSD and Celular CRT as if they had occurred on December 31, 2004. The unaudited pro forma combined financial data were prepared for illustrative purposes only.
(4)	Interest on shareholders’ equity is included and is presented net of taxes. Historical cash dividends and interest on shareholders’ equity declared for purposes of U.S. GAAP for TCO, TLE, TSD and Celular CRT are the same as presented above under Brazilian GAAP because each of TCO, TLE, TSD and Celular CRT pays dividends only based on its results in accordance with the Brazilian corporation law. After the pro forma adjustments described in “Part Five: The Merger — Unaudited Pro Forma Combined Financial Data,” pro forma net income of TCP and TLE under Brazilian GAAP were negative for the period. Therefore, no dividends would have been payable on a pro forma basis for the period.
(5)	Gives effect to (1) the merger with respect to the proportionate interest in TLE, TSD and Celular CRT under common control with TCP as if the merger had been consummated on December 27, 2002 and (2) the acquisitions of the minority interests as if they had occurred on January 1, 2004. The unaudited pro forma combined financial data were prepared for illustrative purposes only.

	Nine months ended September 30, 2005(1)
	(Historical)					(Pro Forma)
	TCP	TCO	TLE	TSD	Celular CRT	New TCP		TCO Per Share Equivalent (2)	TLE Per Share Equivalent (2)	TSD Per Share Equivalent (2)	Celular CRT Per Share Equivalent (2)
	(Reais)
Book value per share (common/preferred)	6.57	21.98	33.78	22.31	37.65	9.17	(3)	28.27	35.76	30.15	64.46
Income (loss) from continuing operations per share (basic common)	(0.61)	2.20	(6.22)	0.62	3.13	(0.31	)(4)	(0.94)	(1.19)	(1.01)	(2.15)
Income (loss) from continuing operations per share (diluted common)	(0.61)	1.80	(6.22)	0.57	2.27	(0.31	)(4)	(0.94)	(1.19)	(1.01)	(2.15)
Income (loss) from continuing operations per share (basic preferred)	(0.61)	2.21	(6.22)	0.69	3.44	(0.31	)(4)	(0.94)	(1.19)	(1.01)	(2.15)
Income (loss) from continuing operations per share (diluted common)	(0.61)	1.80	(6.22)	0.62	2.50	(0.31	)(4)	(0.94)	(1.19)	(1.01)	(2.15)

(1)	No dividends or interests on shareholders’ equity were declared in the period.
(2)	The TCO, TLE, TSD and Celular CRT per share equivalent data are calculated by multiplying the New TCP pro forma per share amounts by 3.0830, 3.8998, 3.2879 and 7.0294, respectively, representing the number of TCP common shares or preferred shares that will be received for each TCO, TLE, TSD and Celular CRT common share or preferred share, respectively, in the merger, assuming that none of the applicable entitled shareholders of TCP, TCO, TLE, TSD or Celular CRT exercises appraisal rights.
(3)	Gives effect to (1) the merger with respect to the proportionate interest in TLE, TSD and Celular CRT under common control with TCP as if the merger had been consummated on December 27, 2002, the date these companies came under common control, and (2) the acquisitions of minority interests in TCO, TLE, TSD and Celular CRT as if they had occurred on September 30, 2005. The unaudited pro forma combined financial data were prepared for illustrative purposes only.
(4)	Gives effect to (1) the merger with respect to the proportionate interest in TLE, TSD and Celular CRT under common control with TCP as if the merger had been consummated on December 27, 2002 and (2) the acquisitions of the minority interests as if they had occurred on January 1, 2004. The unaudited pro forma combined financial data were prepared for illustrative purposes only.

Exchange Rates

Brazilian Central Bank Rates

The following tables set forth information regarding the real/U.S. dollar exchange rate for the periods indicated. The Central Bank allows the real/U.S. dollar exchange rate to float freely but has sometimes intervened to control unstable fluctuations in foreign exchange rates. We cannot predict whether the Central Bank or the Brazilian government will continue to let the real float freely or will intervene in the exchange rate market through a currency band system or otherwise. The real may depreciate or appreciate against the U.S. dollar substantially in the future. For more information on these risks, see “Risk Factors—Risks Relating to Brazil—Brazilian government exchange control policies could adversely affect our ability to make payments on foreign currency-denominated debt” and “—Fluctuations in the value of the real against the U.S. dollar may adversely affect our ability to pay U.S. dollar-denominated or U.S. dollar-linked obligations and could lower the market value of our common shares, preferred shares and ADSs.”

Before March 4, 2005, there were two legal foreign exchange markets in Brazil, the commercial rate exchange market and the floating rate exchange market. Although these markets were used for different purposes, the exchange rates in those markets were generally the same or very similar. On March 4, 2005, the National Monetary Counsel (Conselho Monetário Nacional) unified the two markets. For periods prior to March 4, 2005, the tables below reflect the selling rate in the commercial rate exchange market.

On December 12, 2005, the selling rate was R$2.2634 per U.S.$1.00.

	Exchange rate of R$ per U.S.$
	Low	High	Average(1)	Period End
Year ended December 31, 2000	1.7234	1.9847	1.8295	1.9554
Year ended December 31, 2001	1.9357	2.8007	2.3522	2.3204
Year ended December 31, 2002	2.2709	3.9552	2.9309	3.5333
Year ended December 31, 2003	2.8219	3.6623	3.0715	2.8892
Year ended December 31, 2004	2.6544	3.2051	2.9171	2.6544
Nine months ended September 30, 2005	2.2222	2.7621	2.4402	2.2222

Source:	U.S. dollar selling rate as published by the Central Bank on its electronic information system, SISBACEN, using transaction PTAX 800, Option 5.

(1)	Represents the average of the exchange rates on the last day of each month during the relevant period.

	Exchange rate of R$ per U.S.$
Month ended	Low	High
June 2005	2.3504	2.4891
July 2005	2.3304	2.4656
August 2005	2.2767	2.4316
September 2005	2.2222	2.3623
October 2005	2.2339	2.2886
November 2005	2.1633	2.2516
December 2005 (through December 12, 2005)	2.1800	2.2634

Source:	U.S. dollar selling rate as published by the Central Bank on its electronic information system, SISBACEN, using transaction PTAX 800 Option 5.

Federal Reserve Bank of New York Rates

The following tables show, for the periods indicated, certain information regarding the real/U.S. dollar exchange rate, based on the noon buying rate of the Federal Reserve Bank of New York. At December 12, 2005, the noon buying rate was R$2.2590 to U.S.$1.00.

	Exchange Rate of R$ per U.S.$
	Low	High	Average(1)	Period End
Year ended December 31, 2000	1.7230	1.9840	1.8350	1.9510
Year ended December 31, 2001	1.9380	2.7880	2.3530	2.3120
Year ended December 31, 2002	2.2650	3.9450	2.9945	3.5400
Year ended December 31, 2003	3.6640	2.8270	3.0584	2.8950
Year ended December 31, 2004	3.2085	2.6510	2.9146	2.6550
Nine months ended September 30, 2005	2.2125	2.7755	2.4572	2.2125

Source: Federal Reserve Bank of New York

(1)	Average of the noon buying rate on the last day of each month in the period.

	Exchange rate of R$ per U.S.$
Month ended	Low	High
June 2005	2.3493	2.4887
July 2005	2.3265	2.4430
August 2005	2.2745	2.4500
September 2005	2.2125	2.3645
October 2005	2.2295	2.2868
November 2005	2.1688	2.2546
December 2005 (through December 12, 2005)	2.1695	2.2590

Source: Federal Reserve Bank of New York

Historical and Pro Forma Share Information

The following table shows the closing prices of the common shares, preferred shares and ADSs of TCP, TCO, TLE, TSD and Celular CRT, as well as the equivalent value of TCO, TLE, TSD and Celular CRT common shares and preferred shares and TCO, TLE and TSD ADSs based on the merger ratio, as of December 2, 2005, the trading day preceding public announcement of this transaction.

	December 2, 2005
	(Actual)	(Actual)				(Per share equivalent)
	TCP	TCO	TLE	TSD	Celular CRT	TCO	TLE	TSD	Celular CRT

Common shares(1) (reais)	8.50	25.50	15.90	18.77	42.00	26.21	33.15	27.95	59.75
Preferred shares(2) (reais)	9.20	24.50	17.30	19.50	57.00	28.36	35.88	30.25	64.67
ADS(3) (U.S.$)	4.14	11.09	7.80	8.83	—	12.76	13.61	16.15	—

Source: São Paulo Stock Exchange; Bloomberg.

(1)	The TCO, TLE, TSD and Celular CRT common share per share equivalent data are calculated by multiplying the TCP actual amounts by 3.0830, 3.8998, 3.2879 and 7.0294, the number of TCP common shares that will be received for each TCO, TLE, TSD and Celular CRT common share, respectively, in the merger.
(2)	The TCO, TLE, TSD and Celular CRT preferred share per share equivalent data are calculated by multiplying the TCP actual amounts by 3.0830, 3.8998, 3.2879 and 7.0294, the number of TCP preferred shares that will be received for each TCO, TLE, TSD and Celular CRT preferred share, respectively, in the merger.
(3)	The TCO, TLE and TSD ADS per share equivalent data are calculated by multiplying the TCP actual amounts by 3.0830, 3.8998 and 3.2879, the number of TCP common shares that will be received for each TCO, TLE and TSD ADS, respectively, in the merger.

We urge you to obtain current market quotations.

PART THREE—RISK FACTORS

Risks Relating to the Merger

We may have actual or potential conflicts of interest relating to the merger.

We may have actual or potential conflicts of interest because our controlling shareholders exercise voting control over the board of directors of each of TCO, TLE, TSD and Celular CRT. We have not negotiated the terms of this merger with any person acting on behalf of the minority shareholders of TCO, TLE, TSD or Celular CRT.

The TCP securities you receive in the merger will represent an investment in a fundamentally different business from that in which you originally invested.

You will receive TCP common shares or TCP preferred shares, or TCP ADSs, for your common shares or preferred shares of TCO, TLE, TSD or Celular CRT, or your ADSs of TCO, TLE or TSD, respectively, in the merger. TCO, TLE, TSD and Celular CRT will all combine with TCP pursuant to separate mergers. This combined entity, which will be renamed “Vivo Participações S.A.” will operate in states where TCO, TLE, TSD or Celular CRT, as the case may be, does not conduct business.

Because we are a larger company than any of TCO, TLE, TSD and Celular CRT, and the combined Vivo Participações S.A. will be even larger, your ownership percentage in our company will, as a result of the merger, be less than from your ownership percentage in TCO, TLE, TSD or Celular CRT.

You should be aware that because we are a larger company than any of TCO, TLE, TSD and Celular CRT and the combined Vivo Participações S.A. will be even larger, your ownership percentage of our company will be different from the one you have as a shareholder of TCO, TLE, TSD or Celular CRT. Assuming that none of the common shareholders of TCP, TCO, TLE, TSD and Celular CRT, and none of the preferred shareholders of TCP and TSD exercises appraisal rights, former public shareholders of TCO, TLE, TSD and Celular CRT will hold approximately 13.40%, 1.30%, 1.91% and 5.04%, respectively, of the total capital stock of our company in the aggregate following the merger.

In addition, TCP is obligated to issue shares to its controlling shareholder for the amount of a tax benefit realized as a result of a corporate restructuring completed in 2000. TCP expects to issue new shares in respect of this tax benefit in each year until 2010. This issuance of shares may further dilute your holdings of TCP in the future if you do not exercise your preemptive rights (direito de preferencia) in the capital increase. See note 34 to TCP’s audited consolidated financial statements as of December 31, 2003 and 2004 and for the three years in the period ended December 31, 2004 included in this prospectus.

As a result of the merger, TCP will assume the liabilities of TLE, TSD and Celular CRT and will assume all the risks relating to those liabilities.

You should be aware that because TCP will assume the liabilities of TLE, TSD and Celular CRT as a result of the merger of these Targets with TCP, any existing known or unknown financial obligation, legal liability or other contingent liability or risk of each of TLE, TSD and Celular CRT will become the responsibility of TCP. These liabilities could cause TCP to be required to make payments, incur charges or take other actions that could adversely affect TCP’s financial position and results of operations and the price of TCP’s securities. As a result, you should carefully consider the information about each of TLE, TSD and Celular CRT that is included in this prospectus, including, without limitation, the audited consolidated financial statements and the unaudited condensed consolidated interim financial statements of each company included in this prospectus and the information set forth in “Item 3.D. Risk Factors” in the Annual Reports on Form 20-F for the Fiscal Year Ended December 31, 2004 of TLE and TSD that are included in Annex A and B, respectively, of this prospectus.

We will be more leveraged than any of TCO, TLE, TSD or Celular CRT, and a significant portion of our cash flow will have to be used to service our obligations.

At September 30, 2005, TCP, TCO, TLE, TSD and Celular CRT had R$5,369.5 million of consolidated total debt on a pro forma basis, only R$140.7 million of which was attributable to TCO, R$263.3 million to TLE, R$15.6 million to TSD and R$140.7 million to Celular CRT. We are subject to the risks normally associated with significant amounts of debt, which could have important consequences to you. Our indebtedness could, among other things:

•	require us to use a substantial portion of our cash flow from operations to pay our obligations, thereby reducing the availability of our cash flow to fund working capital, operations, capital expenditures, dividend payments, strategic acquisitions, expansion of our operations and other business activities;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit, along with financial and other restrictive covenants in our debt instruments, our ability to borrow additional funds or dispose of assets; and

•	place us at a competitive disadvantage compared to our competitors that have less debt.

We may also need to refinance all or a portion of our debt on or before maturity, and we may not be able to do this on commercially reasonable terms or at all.

We do not anticipate being able to pay dividends in 2005 and possibly in subsequent years.

TCP did not pay dividends in 2001, 2002, 2003 or 2004 because of losses incurred from our equity investment in Global Telecom in those years. We recorded a net loss of R$591.6 million in the nine months ended September 2005, and we expect that we will record a net loss for the year ended December 31, 2005. If we record a net loss in 2005, we will not pay dividends for that year. We may also record net losses in subsequent years and be unable to pay dividends in those years. See “Part Five: The Merger—Unaudited Pro Forma Combined Financial Data.”

You are being offered a fixed number of shares or ADSs, which involves the risk of market fluctuations.

You will receive a fixed number of shares or ADSs in the merger, rather than a number of shares or ADSs with a fixed market value. Consequently, the market values of our shares and ADSs, and of the shares and ADSs of TCO, TLE and TSD, and of the shares of Celular CRT may fluctuate significantly from the date of this prospectus to the date of completion of the mergers.

On December 2, 2005, the last trading day before announcement of the merger:

•	the last reported closing price on the São Paulo Stock Exchange for TCP common shares was R$8.50, and the market value of 3.0830 TCP common shares (the number of common shares to be received for each TCO common share in the merger) was R$26.21, the market value of 3.8998 TCP common shares (the number of common shares to be received for each TLE common share in the merger) was R$33.15, the market value of 3.2879 TCP common shares (the number of common shares to be received for each TSD common share in the merger) was R$27.95 and the market value of 7.0294 TCP common shares (the number of common shares to be received for each Celular CRT common share in the merger) was R$59.75;

•	the last reported closing price on the São Paulo Stock Exchange for TCP preferred shares was R$9.20, the market value of 3.0830 TCP preferred shares (the number of preferred shares to be received for each TCO preferred share in the merger) was R$28.36, the market value of 3.8998 TCP preferred shares (the number of preferred shares to be received for each TLE preferred share in the merger) was R$35.88, the market value of 3.2879 TCP preferred shares (the number of preferred shares to be received for each TSD preferred share in the merger) was R$30.25 and the market value of 7.0294 TCP preferred shares (the number of preferred shares to be received for each Celular CRT preferred share in the merger) was R$64.67;

•	the last reported closing price on the New York Stock Exchange for TCP ADSs was U.S.$4.14, and the market value of 3.0830 TCP ADSs (the number of ADSs to be received for each TCO ADS in the merger) was R$12.76, the market value of 3.8998 TCP ADSs (the number of ADSs to be received for each TLE ADSs in the merger) was R$13.61 and the market value of 3.2879 TCP ADSs (the number of ADSs to be received for each TSD ADS in the merger) was R$16.15.

The CVM, the Brazilian securities regulator, may suspend for up to 15 days the shareholders’ meetings scheduled to approve the merger.

The CVM may suspend for up to 15 days the shareholders’ meetings scheduled to approve the merger in order to analyze the transaction and verify that it does not breach applicable laws or regulations.

In 2003, a proposed merger that would have resulted in TCO becoming a wholly owned subsidiary of TCP was enjoined by the CVM on grounds that the transaction was not fair in relation to the preferred shareholders of TCO.

Although we believe that the proposed merger described in this prospectus is legal and provides equitable treatment to TCP, TCO, TLE, TSD and Celular CRT, we cannot predict the outcome of any such analysis of the transaction by the CVM.

There is no clear guidance under Brazilian law regarding the income tax consequences to investors resulting from a merger.

There is no specific legislation, nor administrative or judicial precedent regarding the income tax consequences to investors resulting from a merger. Based on the opinion of its external tax advisors, TCP believes that there are reasonable legal grounds to sustain that the receipt (resulting from the merger) by a non-Brazilian holder of ADSs or by a U.S. person of common or preferred shares that are registered as a foreign portfolio investment under Resolution 2,689/00 of the National Monetary Council or are registered as a foreign direct investment under Law No. 4,131/62 would not be subject to income tax pursuant to Brazilian tax law. However, this position may not prevail, in which case TCP would be liable to the Brazilian tax authorities for withholding and collecting the taxable capital gains of shareholders resident abroad. While such shareholders would not be directly liable to Brazilian tax authorities, TCP would be entitled to reimbursements from them. For more details on the taxation of capital gains in Brazil, see “Part Five: The Merger—Material Tax Considerations—Brazilian Tax Considerations.”

The capital gain arising from a disposition of TCP shares registered as a direct foreign investment in Brazil could be calculated based on the historical amount in Brazilian currency of the investment, rather than the amount in foreign currency registered with the Central Bank of Brazil.

There is uncertainty concerning the currency to be used for the purposes of calculating the cost of acquisition of shares registered with the Central Bank of Brazil as a direct investment. Even though a recent precedent of a Brazilian administrative court supports the view that capital gains should be based on the positive difference between the cost of acquisition of the shares in the applicable foreign currency and the value of disposition of those shares in the same foreign currency, tax authorities are not bound by such precedents. For more details on the taxation of capital gains in Brazil, see “Part Five: The Merger—Material Tax Considerations.”

Risks Relating to the Brazilian Telecommunications Industry and our Business

Extensive government regulation of the telecommunications industry may limit our flexibility in responding to market conditions, competition and changes in our cost structure.

Our business is subject to extensive government regulation, including any changes that may occur during the period of our authorization to provide telecommunications services. Anatel, which is the main telecommunications industry regulator in Brazil, regulates, among other things:

•	industry policies and regulations;

•	licensing;

•	prices;

•	competition;

•	telecommunications resource allocation;

•	service standards;

•	technical standards;

•	interconnection and settlement arrangements; and

•	universal service obligations.

This extensive regulation and the conditions imposed by our authorizations to provide telecommunication services may limit our flexibility in responding to market conditions, competition and changes in our cost structure.

Our results may be affected in the medium or long term as a result of the new SMP rules.

In 2002, Anatel changed the Personal Mobile Service (Serviço Móvel Pessoal), or SMP, regime (first enacted in December 2000), encouraging companies operating under the Mobile Cellular Service (Serviço Móvel Celular), or SMC, regime to migrate to the SMP regime.

Under the SMP regime, we no longer receive payment from our customers for outbound long distance traffic but receive payment for the use of our network in accordance with a network usage remuneration plan. However, the interconnection fees that we receive from long distance operators may not compensate us for the revenues that we would have received from our customers for outbound long distance traffic. Until June 30, 2004, SMP service providers were able to opt to establish a price cap or freely negotiate their interconnection charges. Now, free negotiation is the rule, subject to Anatel regulations relating to the traffic capacity and interconnection infrastructure that must be made available to requesting parties.

In addition, under the SMP regime, an SMP operator used to pay for the use of another SMP operator’s network in the same registration area only if the traffic carried from the first operator to the second exceeded 55% of the total traffic exchanged between them. In that case, only those calls that surpassed the 55% level were subject to payment for network usage. This rule was valid until June 30, 2005, after which no payments are now due for network usage between SMP networks, regardless of the amount of traffic. As a result, if the traffic we terminate for other SMP operators exceeds the traffic they terminate for our company, our revenues and results of operations may be adversely affected.

If the inflation adjustment index now applied to our prices is changed, the new index may not be adequate.

The Brazilian government currently uses the General Price Index, or the IGP-DI (the Índice Geral de Preços—Disponibilidade Interna), an inflation index developed by the Fundação Getúlio Vargas, a private Brazilian economic organization, in connection with the prices charged in the telecommunications industry. Effective as from January 2006, IGP-DI will be replaced by the IST (Índice de Serviços de Telecomunições). In the future, the government may replace the IST with a new index. Any new index might not adequately reflect the true effect of inflation on our prices.

Anatel’s proposal regarding the consolidation of prices could have an adverse effect on our results.

Anatel has proposed new regulations on interconnection rules, some of which could have an adverse effect on our results. The public consultation period on Anatel’s proposal ended on October 18, 2004, but final regulations have not been promulgated. The proposals that may adversely affect our results are (1) a proposal that two SMP providers controlled by the same economic group receive only one interconnection charge (VU-M) for calls originated and terminated in their networks rather than the current two VU-Ms, (2) a proposal for new negotiation rules for VU-M prices in which Anatel would have a rule in determining prices rather than the current free negotiation of prices and (3) a proposal for VU-M price unification among SMP providers of the same economic group having significant market power according to a criteria still to be defined. If these regulations take effect, they would have an adverse effect on our results of operations because (1) our interconnection charges would drop significantly, thereby reducing our revenues, (2) Anatel may allow more favorable prices for economic groups without significant market power and (3) the prices we charge in some regions in which we operate are higher than those in some other regions, and consolidation of those prices, competitive pressures and other factors would reduce our average prices and thereby reduce our revenues.

We face substantial competition that may reduce our market share and harm our financial performance.

There is substantial competition in the telecommunications industry. We not only compete with companies that provide SMP service and trunking but also with companies that provide fixed-line telecommunications and Internet access services, due to the trend towards the convergence and substitution of SMP services for these other services.

We expect competition to intensify as a result of the entrance of new competitors and the rapid development of new technologies, products and services. Our ability to compete successfully will depend on our marketing techniques and on our ability to anticipate and respond to various competitive factors affecting the industry, including new services that may be introduced, changes in consumer preferences, demographic trends, economic conditions and discount pricing strategies by our competitors. If we do not keep pace with technological advances, or if we fail to respond timely to changes in competitive factors in our industry, we could lose a portion of our market share or suffer a decline in our revenue. Competition from other SMP communications service providers in the regions in which we operate may also affect our financial results by causing, among other things, the decrease in our customer growth rate and may bring about decreases in prices and increases in selling expenses. All these factors could have a material adverse effect on our results of operations.

Recently, there has been consolidation in the Brazilian telecommunications market, and we believe this trend may continue. Consolidation may result in increased competitive pressures within our market. We may be unable to respond adequately to pricing pressures resulting from consolidation, which would adversely affect our business, financial condition and results of operations.

In September 2004, Brasil Telecom, the fixed-line incumbent in nine states in Brazil and the Federal District (Anatel’s Region II), launched GSM operations in those states. Brasil Telecom’s authorization area overlaps with TCO’s in the Brazilian Federal District and in the states of Acre, Goias, Mato Grosso, Mato Grosso do Sul, Rondonia and Tocantins and overlaps with all of Global Telecom’s authorization area (the states of Paraná and Santa Catarina). The entrance of Brasil Telecom into these markets will increase the competition that Global Telecom, Celular CRT and TCO face in some states. Brasil Telecom has announced that its marketing strategy will be the convergence between its fixed and mobile services, and it is the only company in those states that offers both fixed and cellular services. The entrance of Brasil Telecom into the cellular markets in these states will increase competition for Global Telecom and TCO and could have a material adverse effect on our results of operations.

Our results of operations would be affected by a high rate of customer turnover or a decrease in our customer growth.

A high rate of customer turnover or a decrease in our customer growth could adversely affect our results of operations and our competitive position. These effects can result from several factors, including limited network coverage and lack of sufficient reliability of our services, as well as increased competition in the regions in which we operate and economic conditions in Brazil.

The industry in which we conduct our business is subject to rapid technological changes, and these changes could have a material adverse effect on our ability to provide competitive services.

The telecommunications industry is subject to rapid and significant technological changes. Our success depends, in part, on our ability to anticipate and adapt in a timely manner to technological changes. We expect that new products and technologies will emerge and that existing products and technologies will be further developed.

The advent of new products and technologies could have a variety of consequences for us. These new products and technologies may reduce the price of our services by providing lower-cost alternatives, or they may be superior to, and render obsolete, the products and services we offer and the technologies we use, requiring investment in new technology. The cost of upgrading our products and technology in order to continue to compete effectively could be significant, and our ability to fund this upgrading may depend on our ability to obtain additional financing.

Certain debt agreements of our subsidiaries, including TCO, and of TLE, TSD and Celular CRT and their subsidiaries contain financial covenants, and any default under such debt agreements may have a material adverse effect on our financial condition and cash flows.

Certain existing debt agreements contain restrictions and covenants and require the maintenance or satisfaction of specified financial ratios and tests. After the merger, our ability to meet these financial ratios and tests can be affected by events beyond our control, and we cannot assure you that we will meet those tests. Failure to meet or satisfy any of these covenants, financial ratios or financial tests could result in an event of default under these agreements. The existing debt agreements also contain cross-default provisions, so that in certain circumstances, if an event of default occurs under any subsidiary’s agreement, the lenders could elect to declare all amounts outstanding under all of such subsidiary agreements to be immediately due and payable, enforce their interests against collateral pledged under the agreements and, in certain circumstances, restrict their ability to make additional borrowings.

As a result of these covenants, after the merger our ability or the ability of our subsidiaries to obtain additional financing, if needed, may be significantly restricted, and we may be prevented from engaging in transactions that might otherwise be considered beneficial to us.

Our controlling shareholders have a great deal of influence over our business.

As of September 30, 2005, PT Móveis S.G.P.S., S.A. and Telefónica Móviles, S.A., our principal shareholders, own through Brasilcel, directly and indirectly, approximately 92.51% of our common shares and 66.09% of our total capital stock. PT Móveis is a wholly owned subsidiary of Portugal Telecom. See “Item 7. Major Shareholders and Related Party Transactions—Major Shareholders” in our Annual Report on Form 20-F for the Fiscal Year Ended December 31, 2004, which is incorporated by reference into this prospectus. Our principal shareholders have the power to control us and our subsidiaries, including the power to elect the majority of our directors and officers and determine the outcome of any action requiring shareholder approval, including in certain circumstances transactions with related parties, corporate reorganizations and the timing and payment of our dividends.

In addition, Portugal Telecom and Telefónica Móviles share their participation in us equally. Any disagreement or dispute between them may have an impact on the decision-making capabilities of our management.

The cellular industry, including our company, may be harmed by reports suggesting that radio frequency emissions cause health problems and interfere with medical devices.

Media and other reports have suggested that radio frequency emissions from cellular handsets and base stations may cause health problems. If consumers harbor health-related concerns, they may be discouraged from using cellular handsets. These concerns could have an adverse effect on the cellular communications industry and, possibly, expose cellular providers, including our company, to litigation. We cannot predict whether further medical research and studies will refute a link between the radio frequency emissions of cellular handsets and base stations and these health concerns. Government authorities could increase regulation of cellular handsets and base stations as a result of these health concerns or cellular companies, including our company, could be held liable for costs or damages associated with these concerns, which could have an adverse effect on our business. The expansion of our network may be affected by these perceived risks if we experience problems in finding new sites to expand our network, which in turn may delay the expansion and may affect the quality of our services.

Our investment in Global Telecom S.A. has adversely affected, and is expected to continue to adversely affect, our financial performance.

Our investment in Global Telecom presents operational and financial risks. Global Telecom started operations in 1999, and its principal competitor in its authorization area has been in operation for a longer period of time and has a larger market share in that area. Global Telecom has had substantial net losses (R$176.7 million in the nine months ended September 30, 2005, R$180.3 million in 2004, R$436.0 million in 2003 and R$771.1 million in 2002) resulting in significant part from capital expenditures, indebtedness and increased expenses in connection with the rapid expansion of its network infrastructure and upgrading its marketing and commercial capabilities.

Since we acquired Global Telecom, Global Telecom’s net losses have negatively affected our financial results. The net losses of Global Telecom described above, as well as the expenses arising from our indebtedness we incurred to finance our acquisition of that company, contributed to net losses for our company of R$591.5 million in the nine months ended September 30, 2005, R$490.1 million in 2004, R$640.2 million in 2003 and R$1,140.7 million in 2002. On December 27, 2002, we acquired the remaining shares of Global Telecom and now fully consolidate it in our consolidated financial statements.

We expect our investment in Global Telecom to continue to have a material effect on our financial condition and results of operations, in part due to the indebtedness we incurred to make that investment.

We face risks associated with litigation.

We and our subsidiaries are party to a number of lawsuits and other proceedings. An adverse outcome in, or any settlement of, these or other lawsuits could result in significant costs to us. In addition, our senior management may be required to devote substantial time to these lawsuits, which they could otherwise devote to our business.

These lawsuits include actions seeking payment by TCO’s subsidiary Telegoiás in the amount of R$24.1 million and by TCO’s former subsidiary Telebrasília (since merged into TCO) in the amount of R$41.3 million, plus adjustment for exchange variations in each case and contractual penalties, on Telebrás loans assigned to those companies in connection with the privatization of the Telebrás system. The Court of Appeals of the Federal District rendered decisions unfavorable to TCO in these actions, and TCO filed an appeal to the Superior Court of Justice, which awaits for trial since May, 2004. On December 17, 2004, the plaintiff in these actions initiated an enforcement proceeding, claiming the amounts owed to be R$91.5 million from TCO and R$59.3 million from Telegoiás. On August 31, 2005, TCO and Telegoiás filed a motion to stay the enforcement, in which they challenge the amounts claimed by the plaintiff. The motion has not yet been examined by the Judge.

Several other lawsuits involving regulatory, intellectual property, tax and other matters are described in “Item 8.A. Consolidated Statements and Other Financial Information—Legal Matters” of our Annual Report on Form 20-F for the Fiscal Year Ended December 31, 2004, which is incorporated by reference into this prospectus.

In addition, after the effectiveness of the merger, we will assume the liabilities of TLE, TSD and Celular CRT, including the risks they face from litigation. See “—Risks Relating to the Merger—As a result of the merger, TCP will assume the liabilities of TLE, TSD and Celular CRT and will assume all the risks relating to those liabilities.”

We may be required to record impairment charges relating to goodwill and long-lived assets in the future for purposes of U.S. GAAP.

For U.S. GAAP purposes, we are required to test our goodwill for impairment at least annually. The difference between the book value of a company and its market value may indicate that an impairment exists. This impairment test is described in note 21.k to our unaudited condensed consolidated interim financial statements included in this prospectus. TCP, in particular, has substantial goodwill, including goodwill relating to TCO with a carrying value of R$735.0 million as of September 30, 2005. We expect that we may be required to record impairment charges relating to our goodwill in future periods, and this would have an adverse effect on our results of operations.

In addition, we are required to record impairment charges on long-lived assets, including property, plant and equipment and finite-lived intangible assets (including concessions) if the carrying value of those assets exceeds their fair market value for purposes of U.S. GAAP. This annual impairment test is also described in note 21.k to our unaudited condensed consolidated interim financial statements included in this prospectus. When we performed our last impairment test, our evaluation of our ability to recover the carrying value of our long-lived assets was based upon projections of future operations that assumed a higher level of revenues and gross margin percentages than we have historically achieved. We may not be successful in achieving these improvements in our revenues and gross margin percentages due to the competitive environment, changes in technology or other factors. If we are unable to achieve these improvements, we may be required to record impairment charges relating to our long-lived assets in future periods, and this could have an adverse effect on our operations.

Risks Relating to Our Securities

Holders of our common shares, preferred shares or ADSs may not receive any dividends.

According to the Brazilian corporation law and our By-laws, we must generally pay dividends to all shareholders of at least 25% of our annual net income, as determined and adjusted under the Brazilian corporation law. These adjustments to net income for purposes of calculating the basis for dividends include allocations to various reserves that effectively reduce the amount available for the payment of dividends. However, we were unable to pay minimum dividends in for the fiscal years ended December 31, 2001, 2002, 2003 and 2004 because we had net losses, and we expect to have net losses in the fiscal year ended December 31, 2005. In addition, the Brazilian corporation law permits us to elect not to pay dividends to our shareholders in any particular fiscal year if our board of directors determines that such distributions would be inadvisable in light of our financial condition. In addition, we may change our dividend policy at any time. See “Part Six: Shareholder Rights—Description of TCP Capital Stock—Allocations of Profits.”

Since we are a holding company, our income consists of distributions from our subsidiaries in the form of dividends or other advances and payments. We do not generate our own operating revenues, and we are dependent on dividends and other advances and payments for our cash flow, including to make any dividend payments or to make payments on our indebtedness.

Our preferred shares and our ADSs representing preferred shares generally do not have voting rights.

In accordance with the Brazilian corporation law and our by-laws, holders of our preferred shares, and therefore of our ADSs representing preferred shares, are not entitled to vote at meetings of our shareholders, except in limited circumstances.

Our bylaws state that holders of preferred shares will have full voting rights in the event that we do not pay minimum dividends to those shareholders for three consecutive fiscal years, and those shareholders will retain those voting rights until the minimum dividends are paid. Because we did not pay minimum dividends for the years ended December 31, 2001, 2002 and 2003, the holders of preferred shares have been able to exercise voting rights since the general shareholders’ meeting held in March 2004. We did not pay minimum dividends in 2004. However, once we again pay minimum dividends, those voting rights will cease.

Exchange controls and restrictions on remittances abroad may adversely affect holders of our common shares, preferred shares or ADSs.

Brazilian law provides that whenever there is a significant imbalance in Brazil’s balance of payments or a significant possibility that such imbalance will exist, the Brazilian government may impose temporary restrictions on the remittance to foreign investors of the proceeds of their investment in Brazil (as it did for approximately six months in 1989 and early 1990) and on the conversion of Brazilian currency into foreign currencies. These restrictions could hinder or prevent the Brazilian custodian of the preferred shares underlying the ADSs, or direct holders of preferred shares or common shares from converting dividends, distributions or the proceeds from any sale of such shares into U.S. dollars and remitting such U.S. dollars abroad. In such an event, the Brazilian custodian for our preferred shares underlying ADSs will hold the reais that it cannot convert for the account of holders of the ADSs who have not been paid. Neither the custodian nor the depositary will be required to invest the reais or be liable for any interest.

Holders of our common shares, preferred shares or ADSs may face difficulties in serving process on or enforcing judgments against us and other persons.

We are organized under the laws of Brazil, and most of our directors and executive officers and our independent public accountants reside or are based in Brazil or other countries outside United States jurisdiction.

Substantially all of our assets and those of these other persons are located in Brazil or such other countries. As a result, it may not be possible for holders of the common shares, the preferred shares or the ADSs to effect service of process upon us or these other persons within the United States or other jurisdictions outside Brazil or to enforce against us or these other persons judgments obtained in the United States or other jurisdictions outside Brazil. Because judgments of U.S. courts for civil liabilities based upon the U.S. federal securities laws may only be enforced in Brazil if certain conditions are met, holders of our common shares, preferred shares or ADSs may face greater difficulties in protecting their interests with respect to actions by us or our directors or executive officers than would shareholders of a U.S. corporation.

Actual or anticipated sales of a substantial number of our common shares or preferred shares could decrease the market prices of our common shares or preferred shares and ADSs, respectively.

Sales of a substantial number of our common shares or preferred shares could negatively affect the market prices of our common shares or preferred shares and ADSs, respectively. If, in the future, existing or future holders of common shares or preferred shares make substantial sales of shares, the market price of our common shares or preferred shares and ADSs, respectively, may decrease significantly. As a result, holders of the common shares, preferred shares or ADSs may not be able to sell them at a price equal or higher than the price they paid for them.

The relative volatility and illiquidity of the Brazilian securities markets may adversely affect holders of our common shares, preferred shares or ADSs.

Investments in securities, such as our common shares, our preferred shares and our ADSs, of issuers from emerging market countries, including Brazil, involve a higher degree of risk than investments in securities of issuers from more developed countries.

The Brazilian securities market is substantially smaller, less liquid, more concentrated and more volatile than major securities markets in the United States. These features may substantially limit the ability to sell the common shares or the preferred shares at a price and time at which holders wish to do so. The São Paulo Stock Exchange had a market capitalization of U.S.$472.9 billion as of September 30, 2005, and an average monthly trading volume of approximately U.S.$12.3 billion for the first nine months of 2005. In comparison, the NYSE had a domestic market capitalization of U.S.$13.2 trillion (excluding funds and non-U.S. companies) as of September 30, 2005, and an average monthly trading volume of approximately U.S.$54.9 billion for the first nine months of 2005.

There is also significantly greater concentration in the Brazilian securities market than in major securities markets in the United States. The ten largest companies in terms of market capitalization represented approximately 52.9% of the aggregate market capitalization of the São Paulo Stock Exchange as of September 30, 2005. The top ten stocks in terms of trading volume accounted for approximately 51.3% of all shares traded on the São Paulo Stock Exchange. A liquid and active market may never develop for our common shares, preferred shares or the ADSs, and as result the ability of holders to sell at the desired price or time may be significantly hindered.

Holders of our common shares, preferred shares or ADSs may face difficulties in protecting their interests because we are subject to different corporate rules and regulations as a Brazilian company and our shareholders may have fewer and less well-defined rights.

Our corporate affairs are governed by our By-laws and the Brazilian corporation law, which differ from the legal principles that would apply if we were incorporated in a jurisdiction in the United States, or elsewhere outside Brazil. The rights under Brazilian corporation law of a holder of our common shares or preferred shares to protect its interests with respect to actions by us or our directors or executive officers may be fewer and less well-defined than under the laws of those other jurisdictions. In addition, holders of the ADSs are not direct shareholders of our company and are unable to enforce the rights of shareholders under our by-laws and the Brazilian corporation law.

Although insider trading and price manipulation are crimes under Brazilian law, the Brazilian securities markets are not as highly regulated and supervised as the U.S. securities markets or the markets in some other jurisdictions. In addition, rules and policies against self-dealing or for preserving shareholder interests may be less well-defined and enforced in Brazil than in the United States and certain other countries, which may put holders of our common shares, preferred shares or ADSs at a potential disadvantage. In addition, the disclosure required of public companies in Brazil may be less complete or informative than that required of public companies in the United States or in certain other countries.

Specific Risks Relating to our ADSs

Important Note: Celular CRT does not have an ADS program, and no holder of Celular CRT common shares or preferred shares will receive TCP ADSs.

Holders of the ADSs may find it difficult to exercise their voting rights at our shareholders’ meetings.

Holders of our ADSs may exercise the limited voting rights with respect to our preferred shares represented by the ADSs only in accordance with the deposit agreement relating to the ADSs. There are practical limitations upon the ability of ADS holders to exercise their voting rights due to the additional steps involved in communicating with ADS holders. For example, we are required to publish a notice of our shareholders’ meetings in certain newspapers in Brazil. To the extent that holders of our preferred shares are entitled to vote at a shareholders’ meeting, they will be able to exercise their voting rights by attending the meeting in person or voting by proxy. By contrast, holders of the ADSs will receive notice of a shareholders’ meeting by mail from the depositary following our notice to the depositary requesting the depositary to do so, and they may not receive voting materials in time to instruct the depositary to vote the preferred shares underlying their ADSs. To exercise their voting rights, ADS holders must instruct the depositary on a timely basis. If voting instructions for all or part of the ADSs are not received timely by the depositary, the depositary will assume that the holders of those ADSs are instructing it to give a discretionary proxy to a person designated by us to vote their ADSs, except in limited circumstances. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions of the holders of the ADSs or for the manner of carrying out those voting instructions. Accordingly, holders of the ADSs may not be able to exercise voting rights, and will have no recourse if the preferred shares underlying their ADSs are not voted as requested.

An exchange of ADSs for preferred shares risks loss of certain foreign currency remittance and Brazilian tax advantages.

The ADSs benefit from the certificate of foreign capital registration, which permits The Bank of New York, as depositary, to convert dividends and other distributions with respect to preferred shares into foreign currency, and to remit the proceeds abroad. Holders of ADSs who exchange their ADSs for preferred shares will then be entitled to rely on the depositary’s certificate of foreign capital registration for five business days from the date of exchange. Thereafter, they will not be able to remit non-Brazilian currency abroad unless they obtain the appropriate registration, either under Resolution 2,689/00 of the Brazilian National Monetary Council (Conselho Monetario Nacional), known as Resolution 2,689, and CVM Instruction 325/00 or under Law No. 4,131/62, as described in “Part Six: Shareholder Rights—Description of TCP Capital Stock—Exchange Controls and Central Bank Registration.”

If a former holder of ADSs is not registered under Resolution 2,689, it may be subject to less favorable tax treatment on distributions in relation to our preferred shares. See “Part Five: The Merger—Material Tax Considerations—Brazilian Tax Considerations.”

Holders of ADSs may be subject to Brazilian income tax on gains from dispositions of ADSs.

Brazilian Law No. 10,833, dated December 29, 2003, provides that gains on the disposition of assets located in Brazil by non-residents of Brazil, whether to other non-residents or to Brazilian residents, will be subject to Brazilian taxation. The common shares and preferred shares are expected to be treated as “assets located in

Brazil” for purposes of the law, and gains on the disposition of common shares and preferred shares, even by non-residents of Brazil, are expected to be subject to Brazilian taxation. In addition, the ADSs may be treated as “assets located in Brazil” for purposes of the law, and therefore gains on the disposition of ADSs by non-residents of Brazil may also be subject to Brazilian taxation. Although the holders of ADSs outside Brazil may have grounds to assert that Law No. 10,833 does not apply to sales or other dispositions of ADSs, it is not possible to predict whether that understanding will ultimately prevail in the courts of Brazil, given the general and unclear scope of Law No. 10,833 and the absence of judicial court rulings in respect thereto. See “Part Five: The Merger—Material Tax Considerations—Brazilian Tax Considerations.”

Risks Relating to Brazil

The Brazilian government has exercised, and continues to exercise, significant influence over the Brazilian economy. Brazilian political and economic conditions have a direct impact on our business, operations and the market price of our common shares, preferred shares and ADSs.

In the past, the Brazilian economy has experienced unstable economic cycles, and the Brazilian government has intervened in the Brazilian economy and occasionally made drastic changes in policy. To influence the course of Brazil’s economy, control inflation and effect other policies, the Brazilian government has taken various actions, including using wage and price controls, currency devaluations, capital and exchange controls, limits on imports and blocking access to bank accounts. We have no control over, and cannot predict, what measures or policies the Brazilian government may take in the future. Our business, financial condition, results of operations and the market price of our common shares, preferred shares and ADSs may be adversely affected by changes in government policies, as well as general economic factors, including, without limitation:

•	fluctuations in exchange rates;

•	inflation;

•	exchange control policies;

•	gross domestic product growth;

•	social and political instability;

•	liquidity of domestic capital and lending markets;

•	price instability;

•	energy shortages;

•	interest rates;

•	tax policies; and

•	other political, diplomatic, social and economic developments in or affecting Brazil.

Uncertainty as to future government policies may contribute to an increase in the volatility of the Brazilian securities markets and securities issued abroad by Brazilian companies. The Brazilian economy grew 5.2% in 2004 and 0.5% and 1.9% in 2003 and 2002, respectively. Due to the limited economic growth in recent years, it is not certain whether the current economic policy will prevail. We can not predict Brazil’s monetary, tax, social security and other policies, neither if such policies will cause an adverse impact to the economy and to our business and results of operations or the market price of our common shares, preferred shares and ADSs.

Tax reforms may affect our prices.

The Brazilian government has proposed tax reforms that are currently being considered by the Brazilian Congress. If TCP, TCO, TLE, TSD or Celular CRT experience a higher tax burden as a result of the tax reform, they may have to pass the cost of that tax increase to their customers. This increase may have a material negative impact on the dividends paid by our subsidiaries to our company and on our revenues and operating results.

Political instability may have an adverse impact on the Brazilian economy.

Political crises in Brazil in the past have affected the trust of investors and the public in general, as well as the development of the economy. Political crises may have an adverse impact on the Brazilian economy, our business, financial condition and results of operations and the market price of our common shares, preferred shares and ADSs.

Inflation and certain government measures to curb inflation may have adverse effects on the Brazilian economy, the Brazilian securities market and/or our business and operations.

Brazil has historically experienced extremely high rates of inflation. Inflation and some of the Brazilian government’s measures taken in an attempt to curb inflation have had significant negative effects on the Brazilian economy. Since 1994, Brazil’s inflation rate has been substantially lower than in previous periods. However, inflationary pressures persist, and actions taken in an effort to curb inflation, coupled with public speculation about possible future governmental actions, have contributed to economic uncertainty in Brazil and heightened volatility in the Brazilian securities market. The inflation rate, as measured by the IGP DI index, was 12.1% in 2004, 7.7% in 2003 and 26.4% in 2002. Inflation in the nine-month period ended September 30, 2005 was 0.2%.

Future measures taken by the Brazilian government may have an adverse impact on the Brazilian economy, our business, financial condition and results of operation, or on the market price of common shares, preferred shares and ADSs. If Brazil experiences significant inflation, we may be unable to increase service rates to our customers in amounts that are sufficient to cover our increasing operating costs, and our business may be adversely affected. In addition, high inflation generally leads to higher domestic interest rates and, as a result, the cost of servicing our real-denominated debt may increase. Inflation and its effect on domestic interest rates can, in addition, lead to reduced liquidity in the domestic capital and lending markets, which could adversely affect our ability to refinance our indebtedness in those markets.

Fluctuations in the value of the real against the value of the U.S. dollar may adversely affect our ability to pay U.S. dollar-denominated or U.S. dollar-linked obligations and could lower the market value of our common shares, preferred shares and ADSs.

The Brazilian currency has been devalued frequently over the past four decades. Throughout this period, the Brazilian government has implemented various economic plans and used various exchange rate policies, including sudden devaluations, periodic mini-devaluations (during which the frequency of adjustments has ranged from daily to monthly), exchange controls, dual exchange rate markets and a floating exchange rate system. From time to time, there have been significant fluctuations in the exchange rate between the Brazilian currency and the U.S. dollar and other currencies. For example, the real depreciated by 15.7% and 34.3% against the U.S. dollar in 2001 and 2002, respectively. In 2003 and 2004, the real appreciated against the U.S. dollar by 22.3% and 8.8%, respectively.

Devaluation of the real relative to the U.S. dollar could create additional inflationary pressures in Brazil by generally increasing the price of imported products and requiring recessionary government policies to curb aggregate demand. The sharp depreciation of the real in relation to the U.S. dollar may generate inflation and governmental measures to fight possible inflationary outbreaks, including the increase in interest rates. On the other hand, appreciation of the real against the U.S. dollar may lead to a deterioration of the country’s current account and the balance of payments, as well as dampen export-driven growth. Devaluations of the real would reduce the U.S. dollar value of distributions and dividends on common shares, preferred shares and ADSs and may also reduce the market value of such securities. Any such macroeconomic effects could adversely affect our net operating revenues and our overall financial performance.

Devaluation of the real relative to the U.S. dollar may increase the cost of our indebtedness in foreign currency. It would also reduce the U.S. dollar value of our revenues and distribution of dividends. As of September 30, 2005, TCP had R$4,949.9 million in consolidated total debt, of which approximately 60% was denominated in foreign currencies, such as U.S. dollar and yen. Also, significant costs relating to our network infrastructure and handsets costs are payable or linked to payment by us in U.S. dollars. At the same time, while our foreign currency debt obligations were covered by derivative contracts as of September 30, 2005 and we may derive income from these and other derivative transactions, all of our operating revenues are generated in reais. To the extent that the value of the real decreases relative to the U.S. dollar, our debt becomes more expensive to service and it becomes more costly for us to acquire the technology and the goods that are necessary to operate our business. Although we currently hedge our foreign currency debt, we may decide to change our hedging policy in the future. In addition, when the value of the real increases relative to the U.S. dollar, the decrease in the cost of servicing our debt is offset by our losses on the derivatives associated with it.

Fluctuations in interest rates may have an adverse effect on our business and on the market price of our common shares, preferred shares and ADSs.

Between February and July 2002, the Central Bank reduced the basic interest rate from 19% to 18%. Between October 2002 and February 2003, the Central Bank increased the basic interest rate by 8.5 percentage points, to 26.5%. In June 2003 the Central Bank started again reducing the basic interest rate. In 2004 and in the first months of 2005 the Central Bank increased the basic interest rate. As of the date of this prospectus, the basic interest rate is 18.0%.

As of September 30, 2005, TCP’s total indebtedness was R$4,949.9 million. Approximately 34% of such indebtedness is denominated in reais and mostly pegged to the CDI (Certificado Depositário Interbancário) rate, a Brazilian interbank rate. All other debt was denominated in foreign currencies and fully covered by derivative contracts so that the final cost of the debt and the associated derivative is the CDI rate. As a consequence, an increase in the CDI interest rates and inflation indexes would increase the costs of our debt.

Brazilian government exchange control policies could adversely affect our ability to make payments on foreign currency-denominated debt.

The purchase and sale of foreign currency in Brazil is subject to governmental control. In the past, the Central Bank has centralized certain payments of principal on external obligations.

Many factors could cause the Brazilian government to institute a more restrictive exchange control policy, including, without limitation, the extent of Brazil’s foreign currency reserves, the availability of sufficient foreign exchange, the size of Brazil’s debt service burden relative to the economy as a whole, Brazil’s policy towards the International Monetary Fund, or IMF, and political constraints to which Brazil may be subject. A more restrictive policy could affect the ability of Brazilian debtors (including us) to make payments outside of Brazil to meet foreign currency-denominated obligations.

Deterioration in economic and market conditions in other countries, especially emerging market countries, may adversely affect the Brazilian economy and our business.

The market for securities issued by Brazilian companies is influenced by economic and market conditions in Brazil and, to varying degrees, market conditions in other Latin American and emerging market countries. Although economic conditions are different in each country, the reaction of investors to developments in one country may cause the capital markets in other countries to fluctuate. Developments or conditions in other emerging market countries have at times significantly affected the availability of credit in the Brazilian economy and resulted in considerable outflows of funds and declines in the amount of foreign currency invested in Brazil. Any return to economic turmoil in Argentina or adverse economic developments in other emerging markets may adversely affect investor confidence in securities issued by Brazilian companies, including our common shares, preferred shares and ADSs representing our preferred shares, causing the market price and liquidity of those securities to suffer.

PART FOUR—INFORMATION ON THE VIVO COMPANIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations

TCP, TCO, TLE, TSD and Celular CRT, or the VIVO companies, are leading providers of cellular telecommunications in 19 states in Brazil and the Federal District. According to data published by Anatel, the VIVO companies have 36.1% of the total market in Brazil and 45.9% of the total market in their authorized areas, with 28.8 million users at September 30, 2005. Their operations cover an area with approximately 135 million inhabitants, or 73% of the Brazilian population. On a pro forma basis reflecting the mergers, the VIVO companies had net operating revenues of R$10,929.3 million for the year ended December 31, 2004 and R$8,308.1 million for the nine months ended September 30, 2005.

The VIVO companies are controlled by Brasilcel N.V., a joint venture of Portugal Telecom and Telefónica Móviles. The corporate structure of the VIVO companies before and after the mergers is set forth in “Part Two: Summary” of this prospectus. The VIVO companies provide services in their regions through the following operating subsidiaries:

•	TCP provides services:

•	in the state of São Paulo through Telesp Celular S.A.;

•	in the states of Paraná and Santa Catarina through Global Telecom S.A.; and

•	through the operating subsidiaries of its subsidiary TCO;

•	TCO provides services in the states of Acre, Amapá, Amazonas, Goiás, Maranhão, Mato Grosso, Mato Grosso do Sul, Pará, Rondonia, Roraima and Tocantins through several operating subsidiaries and directly in the Federal District;

•	TLE provides services in the states of Bahia and Sergipe through two operating subsidiaries;

•	TSD provides services in the states of Espírito Santo and Rio de Janeiro through two operating subsidiaries; and

•	Celular CRT provides services in the state of Rio Grande do Sul through an operating subsidiary.

Management Overview

The VIVO companies pursue a common commercial strategy and are guided by a common management team. All the VIVO companies generate operating revenues in the same way, and they incur the same types of costs of services and goods sold. In addition, although their markets vary, all of the VIVO companies are subject to common trends and government regulations affecting the Brazilian cellular telecommunications industry. At the same time, the VIVO companies closely monitor various other operational and other factors described below.

Revenues and Costs

The gross operating revenues of the VIVO companies consist of the following:

•	usage charges, which include charges for outgoing calls, roaming and similar service;

•	revenues from the sale of handsets and accessories;

•	monthly subscription charges paid by their contract customers;

•	interconnection charges (or network usage charges), which are amounts they charge other cellular and fixed-line or long distance service providers for the use of their networks; and

•	other charges, including charges for the text messaging services (SMS), call forwarding, call waiting, voicemail and call blocking.

These gross operating revenues are subject to several value-added and indirect taxes imposed in Brazil at the federal and state levels. These taxes are described in Item 4.B., “Business Overview—Taxes on Telecommunications Services and Handset Sales” in TCP’s Annual Report on Form 20-F for the year ended December 31, 2004, which is incorporated by reference in this prospectus. In addition, the VIVO companies record their net operating revenues after deduction of sales and services discounts and returns of goods sold. Discounts on handsets and accessories and on services provided are key competitive factors in the Brazilian cellular telecommunications market, and the VIVO companies adjust these discounts frequently in accordance with their competitive strategy.

The costs of services and goods of the VIVO companies consist of the following:

•	depreciation and amortization of the transmission network infrastructure and equipment;

•	material and services, which are the costs of third-party services (such as network maintenance services) the costs of rented circuits and transmission lines and other costs;

•	interconnection charges, which are charges the VIVO companies pay to other companies for the use of their networks to complete calls;

•	personnel expenses relating to sales personnel and other non-administrative personnel, which expenses are generally subject to collective bargaining agreements;

•	rental, insurance and condominium fees, which include the costs of rented stores and facilities, insurance for our network and other costs;

•	cost of handsets and accessories that they sell; and

•	Fistel and certain other taxes that are not assessed on gross operating revenues. For an explanation of the Fistel tax, see Item 4.B., “Business Overview—Taxes on Telecommunications Services and Handset Sales” in TCP’s Annual Report on Form 20-F for the year ended December 31, 2004.

Industry Factors

The business of the VIVO companies is influenced by several important factors, including the following:

•	Shift to Prepaid Services. The Brazilian cellular telecommunications market has been influenced recently by a shift toward prepaid services. Prepaid services generate usage charges and interconnection charges but do not generate monthly subscription charges. Prepaid services have also attracted lower income customers to VIVO’s services. In addition, prepaid customers tend to make fewer outgoing calls than contract customers, and VIVO’s contract customers therefore have a disproportionate impact on usage charges. Because of the importance of contract customers to VIVO’s business, the VIVO companies have undertaken initiatives to maintain and develop the contract customer base, including through the recently launched “Right Planning” loyalty program for contract customers.

In 2003, Telesp Celular changed its revenue recognition policy for prepaid services. Before January 1, 2003, revenues from prepaid services were recognized at the time of sale of the prepaid minutes. Thereafter, these revenues have been deferred and recognized as the prepaid minutes are used.

•

Competition. The VIVO companies face aggressive competition throughout their regions, both from existing competitors and new entrants into the market. In November 2002, for example, a new competitor, TIM, entered the market of Celular CRT and TCO, and in September 2004, Brasil Telecom, the fixed-line incumbent in nine states and the Federal District, began cellular services in its region, which overlaps with that of TCO, Celular CRT and Global Telecom. In the face of this competition, the VIVO companies have generally pursued a strategic focus on profitability and selective customer growth, rather than a specific focus on gaining market share. Within their strategic focus, the VIVO companies pursue a number of strategies to address these competitive pressures, often including discounts on handsets and accessories; loyalty programs, such as our “Right Planning” loyalty program for contract customers, which has generally contributed to a reduction in our monthly subscription charges in the short term; and marketing and promotional expenses, which tend to increase our selling expenses. Sales and services discounts as a percentage of gross operating revenues vary with the competitive features and demographics of each of the VIVO markets and are currently highest for TSD and TLE.

•	Recent Regulatory Changes. In recent years, Anatel, the Brazilian telecommunications regulator, has introduced a number of changes that affect the composition of VIVO’s operating revenues:

•	Carrier Selection Codes. As of July 6, 2003, cellular telecommunications operators in Brazil were required by the Personal Mobile Service (Serviço Móvel Pessoal), or SMP, rules to implement long distance carrier selection codes (códigos de seleção de prestadora) used by customers to choose their carrier for domestic long distance services (for both “VC2” and “VC3” calls) and international cellular calls. VC2 calls are calls made to parties outside a caller’s area code but inside the same state, and VC3 calls are calls made to parties outside the caller’s state. As a result, VIVO no longer receives revenues from the outgoing calls or incurs costs in connection with VC2 or VC3 or international calls, but instead it receives interconnection charges. This change has tended to decrease both the outgoing calls revenues of the VIVO companies and the interconnection charges they pay to other companies.

•	Partial “Bill & Keep.” Also in July 2003, Anatel adopted new “partial Bill & Keep” rules for interconnection charges. The rules provide that companies under the SMP regime are not required to pay tariffs for the use of the local network of other SMP providers as long as customers use local service (i.e., make calls in the same registration area) and as long as there is a traffic balance between them. However, if traffic from the SMP provider that originates the call to the SMP provider that terminates the call represents more than 55% of the total local traffic between the two providers, the SMP provider who originates the higher traffic through the other provider’s network must pay to such other provider the local usage tariff for the portion of the traffic that exceeds 55%.

•	Tariff Rates. Anatel authorizes cellular operators to increase tariffs based upon cumulative inflation over a twelve-month period, measured by the IGP-DI index from February to January of each year. Anatel established that from July 2004, interconnection rates for wireless networks (the VU-M) would be freely negotiated. Nevertheless, the Brazilian network operators have not been fully successful in negotiating and reaching acceptable interconnection agreements; if telecommunications companies cannot agree on interconnection rates and conditions, Anatel may, by mediation, arbitration or intervention, establish the terms of such interconnection agreements.

You should read “Part Three: Risk Factors—Risks Relating to the Brazilian Telecommunications Industry and Our Business” for more information about these and other industry factors that the VIVO companies face.

Operational and Other Factors

The VIVO companies also pay close attention to a number of other operational and other factors that significantly affect their business:

•

Customers. VIVO closely monitors changes in both its prepaid and contract customers from period to period. VIVO also tracks its market share for each VIVO company, and it monitors net additions of customers from period to period. As of September 30, 2005 compared to September 30, 2004, the number of prepaid customers increased at a higher rate than the number of contract customers at TCP, TCO and TLE, and the number of contract customers increased at a higher rate at TSD and Celular CRT. The positive impact on revenues from monthly subscription charges was generally more than offset in the nine months ended September 30, 2005 by the cost of the “Rights Planning” loyalty program VIVO implemented to maintain and increase the number of contract customers. In addition, market share generally decreased from September 30, 2004 to September 30, 2005 due to competitive pressures, and the rate of net additions of prepaid customers in the third quarter of 2005 was lower than the rate in the third quarter of 2004 for the same reason. See below in this “Part Four: Information About the VIVO Companies” for operational data for each of the VIVO companies as of September 30, 2005 and for the fiscal quarter then ended.

•	Average Revenue Per User (ARPU) and Minutes of Use (MOU). VIVO also tracks the average revenue per user for both contract and prepaid customers for each of the VIVO companies, as well as changes in minutes of use by type of customer. ARPU and MOU generally increased for contract customers in the third quarter of 2005 (except for TSD, where they decreased), but ARPU and MOU generally decreased for prepaid customers. See below in this “Part Four: Information About the VIVO Companies” for operational data for each of the VIVO companies as of September 30, 2005 and for the fiscal quarter then ended.

•	Changes in Technology. VIVO’s costs are affected by changes in technology, which often require additional investments in network infrastructure and other costs in order to provide quality, competitive service. For example, both TCO and Celular CRT incurred additional depreciation and amortization expenses and materials and services costs in the nine months ended September 30, 2005 in connection with the overlay of more sophisticated Code Division Multiple Access, or CDMA, networks on top of their existing Time Division Multiple Access, or TDMA, networks. Other VIVO companies, such as TSD and TLE, have largely completed their conversions to CDMA technology and currently less affected by these transition costs.

•	Improper Use of Network. VIVO closely monitors the improper use of its network to minimize lost revenues. The VIVO companies frequently adjust their provisions for doubtful accounts based both on increases in the customer base and on the improper use of the network.

Recent Developments

Issuance of TCP Debentures

On May 1, 2005, TCP issued R$1.0 billion in aggregate principal amount of debentures in two series, both maturing in May 2015. The first series, in the aggregate amount of R$200,000, bears interest at 103.3% of the average daily interbank deposit rate for deposits of one day (DI—Depósitos Interfinanceiros de um dia, extragrupo), payable semiannually, and is subject to renegotiation of terms (repactuação) in May 2009. The second series, in the aggregate amount of R$800,000, bears interest at 104.2% of the average daily interbank deposit rate, payable semiannually, and is subject to renegotiation of terms in May 2010. The proceeds of the issuance of these debentures were used for the repayment of short-term debt.

Reverse Stock Split and Change of ADR Ratio

On May 4, 2005, TCP completed a reverse stock split, combining each 2,500 common and preferred shares into one common or preferred share, respectively. TCP also changed the ratio of its ADSs to preferred shares such that one ADS now represents one preferred share.

Each of TCO, TLE, TSD and Celular CRT completed a similar reverse stock split. TCO combined each 3,000 common and preferred shares into one common or preferred share, respectively. TLE combined each 50,000 common and preferred shares into one common or preferred share, respectively. TSD combined each 5,000 common and preferred shares into one common or preferred share, respectively. Celular CRT combined each 100 common and preferred shares into one common or preferred share, respectively. Each of TCO, TLE and TSD also changed the ratio of its ADSs to preferred shares such that one ADS now represents one preferred share.

Since such reverse stock splits, TCP, TCO, TLE, TSD and Celular CRT shares are traded on the São Paulo Stock Exchange based on a price per share, rather than based on a price per thousand shares.

Capital Increase and Cancellation of Treasury Shares

On July 29, 2005, the Board of Directors of each of TCP, TCO, TLE, TSD and Celular CRT approved an increase in the capital stock and issued, with due regard to preemptive rights, the amount of new common shares at the issue price set forth in the table below:

	Number of Shares	Issue Price
TCP	29,298,932	R$	8.28
TCO	3,107,645	R$	20.56
TLE	31,915	R$	15.35
TSD	2,029,225	R$	17.98
Celular CRT	929,892	R$	35.80

The issue price corresponded to 90% of the weighted average of the closing price recorded on the São Paulo Stock Exchange in the 30 trading days from May 16, 2005 (May 13 for TLE) to June 27, 2005 (June 24 for TLE). Preemptive rights could be exercised in the period from June 29, 2005 to July 28, 2005.

Each of these capital increases allowed Brasilcel, as controlling shareholder of TCP, TSD, TLE and Celular CRT, and TCP, as controlling shareholder of TCO, to capitalize a portion of the tax benefit related to the goodwill generated in the acquisition process of those companies. CVM regulations permit the acquiror of a publicly held company to capitalize the tax benefits arising from the amortization of goodwill generated in the acquisition of that company, so long as preemptive rights are extended to the other shareholders of the publicly held company in connection with the capital increase. The tax benefits capitalized by Brasilcel in July 2005 with respect to TCP included tax benefits of R$120,850,877 relating to the year ended December 31, 2004 and tax benefits of R$121,744,279 relating to the years 2002 and 2003. The tax benefits capitalized by Brasilcel in July 2005 with respect to TLE, TSD and Celular CRT totaled R$489,733, R$36,485,465 and R$33,290,159, respectively, and related to the year ended December 31, 2004. The tax benefits capitalized by TCP in July 2005 with respect to TCO totaled R$63,893,190 and related to the year ended December 31, 2004. For further information on such corporate restructurings see note 34 to TCP’s audited consolidated financial statements as of December 31, 2003 and 2004 and for the three years in the period ended December 31, 2004 included in this prospectus, and notes 30, 26, 27 and 27 to the audited consolidated financial statements as of December 31, 2003 and 2004 and for the three years in the period ended December 31, 2004 of TCO, TLE, TSD and Celular CRT, respectively, included in this prospectus.

In addition, at the same meeting, the Board of Directors of TCO approved the cancellation of 1,927,812 common shares held in treasury. At a meeting held on March 28, 2005, the Board of Directors of TLE approved the cancellation of 252,498 common shares and 51,102,580 preferred shares held in treasury.

As of December 4, 2005, the capital stock of each of the Vivo companies consisted of the following:

	Total shares outstanding	Common shares	Preferred shares
TCP	662,324,342	250,457,704	411,866,638
TCO	130,068,158	44,332,722	85,735,436
TLE	9,644,278	3,376,560	6,267,718
TSD	91,831,224	39,916,217	51,915,007
Celular CRT	33,280,844	14,439,063	18,841,781(1)

(1)	Includes 639,444 preferred shares held in treasury that will be transferred to TCP in the merger.

TCP’s Consolidated Results of Operations for the Nine Months Ended September 30, 2004 and 2005

The following table sets forth certain components of TCP’s income for the periods indicated.

	Nine-Month Periods, Ended September 30,
	2005	2004	% Change
	R$ million (unaudited)
Net operating revenue	5,491.7	5,387.8	1.9%
Cost of services and goods	(2,479.6)	(2,353.4)	5.4%

Gross profit	3,012.1	3,034.4	-0.7%

Operating expenses:
Selling expenses	(1,790.9)	(1,318.6)	35.8%
General and administrative expenses	(455.1)	(506.1)	-10.1%
Other net operating expenses	(287.0)	(151.9)	88.9%

Operating income net financial expense	479.1	1,057.8	-54.7%

Net financial expense	(683.9)	(751.3)	-9.0%
Operating income (loss)	(204.8)	306.5	-166.8%

Net non-operating (expenses) income	12.0	1.4	757.1%

Income (loss) before minority interests and taxes	(192.8)	307.9	-162.6%

Income taxes	(265.8)	(294.0)	-9.6%
Minority interest	(133.0)	(269.4)	-50.6%

Net loss	(591.6)	(255.5)	131.5%

Operating Data

The following table sets forth certain operating components of TCP.

	Nine-Month Periods Ended September 30,
	2005	2004	% Change
Total number of customers (in thousands)	19,370	16,363	18.4%
Contract	3,055	2,787	9.6%
Prepaid	16,315	13,576	20.2%
Market share(1)	46.5%	54.0%	-7.5	p.p.
Net additions (in thousands)	371	833	-55.5%
Contract	87	33	-163.6%
Prepaid	284	800	-64.5%
Market share of net additions to customer base(1)	17.6%	36.3%	-18.7	p.p.
Market penetration(1)	46.2%	34.6%	11.6	p.p.
Customer acquisition cost, per customer(2) (R$)	151	159	-5.0%
Monthly churn(3)	1.7%	1.7%	—
Average revenue per user (R$ per month)	27.7	32.4	-14.5%
Contract	92.8	87.4	6.2%
Prepaid	14.5	19.4	-25.3%
Total minutes used per customer(4)	74	85	-12.9%
Contract	236	222	6.3%
Prepaid	42	54	-22.2%
Employees	4,120	4,131	-0.3%

(1)	Source: Anatel
(2)	Calculated as follows: (70% marketing expenses + costs of the distribution network + handset subsidy) / gross additions.

(3)	The number of customers that leave the company during the period, calculated as a percentage of the simple average of customers at the beginning and end of the period.
(4)	Total minutes of calls received and made by the company’s customers divided by the average lines in service during the relevant year (including roaming in and excluding roaming out).

Net Operating Revenue

The composition of operating revenues by category of service is presented in TCP’s consolidated financial statements and discussed below before deduction of value-added and other taxes. The following table sets forth the components of TCP’s operating revenues for the periods indicated, as well as the percentage change of each component from period to period.

	Nine-Month Periods Ended September 30,
	2005	2004	% Change
	R$ million (unaudited)
Gross operating revenue:
Usage charges	3,246.9	2,824.0	15.0%
Sales of handsets and accessories	1,389.9	1,346.0	3.3%
Monthly subscription charges	134.1	192.3	-30.3%
Interconnection fees	2,221.4	2,331.9	-4.7%
Other	495.7	425.3	16.6%

Total gross operating revenue	7,488.0	7,119.5	5.2%

Value-added and other indirect taxes	(1,423.2)	(1,296.6)	9.8%
Sales and services discounts and return of goods sold	(573.1)	(435.1)	31.7%

Net operating revenue	5,491.7	5,387.8	1.9%

The net operating revenue of TCP increased 1.9% to R$5,491.7 million for the nine months ended September 30, 2005 from R$5,387.8 million for the nine months ended September 30, 2004, principally due to an increase in revenues from usage charges and, to a lesser degree, increases in other revenues and in revenues from sales of handsets and accessories. These increases were partially offset by decreases in revenues from monthly subscription charges and interconnection fees.

Usage charges. Revenues from usage charges increased 15.0% to R$3,246.9 million for the nine months ended September 30, 2005 from R$2,824.0 million for the nine months ended September 30, 2004, primarily due to an 18.4% increase in the customer base to 19.370 million lines in service at September 30, 2005 from 16.363 million lines in service at September 30, 2004. In addition, outgoing traffic also grew 8.8%, primarily due to an increase in the customer base subject to contract (who make more outgoing calls than prepaid customers) to 3.1 million lines in service subject to contract (included in the total lines of service above) as of September 30, 2005 from 2.8 million lines at September 30, 2004.

Sales of handsets and accessories. Revenues from sales of handsets and accessories increased 3.3% to R$1,389.9 million for the nine months ended September 30, 2005 from R$1,346.0 million for the nine months ended September 30, 2004. This increase was mainly due to the increase in the customer base described above, which resulted in part from promotional campaigns to acquire new customers. Revenues from handset sales are reported before commissions and promotional discounts and include value-added taxes. In general, the purpose of handset sales is to encourage growth in customers and traffic (and not necessarily to generate profits). Accordingly, we subsidize part of the costs of handsets. Although profit margins vary from one handset model to another, on average profit margins are negative after taxes and discounts. The subsidy strategy resulted in a gross loss (calculated as the difference from net operating revenues from sales of handsets and accessories minus the cost of handsets and accessories) for TCP of R$367.4 million for the nine months ended September 30, 2005, compared to R$362.5 for the nine months ended September 30, 2004.

Monthly subscription charges. Revenues from monthly subscription charges decreased 30.3% to R$134.1 million for the nine months ended September 30, 2005 from R$192.3 million for the nine months ended September 30, 2004. The decrease was principally due to the impact of our “Right Planning” loyalty program, which was introduced in July 2004 and the effects of strong competition. Under that program, we tailor our contracts to the usage needs of our contract customers, seeking to provide competitive prices based on their individual profiles. This program is designed to maintain and increase our contract customer base described above.

Interconnection fees. Revenues from interconnection fees decreased 4.7% to R$2,221.4 million for the nine months ended September 30, 2005 from R$2,331.9 million for the nine months ended September 30, 2004. This decrease was principally due to the trend toward a greater volume of cellular to cellular calls and a reduction in volume of fixed line to cellular calls and to the effect of the “partial Bill & Keep” system under Anatel’s Personal Mobile Service (Serviço Móvel Pessoal, or SMP) regime, as described in “—Management Overview” above. The migration of callers away from fixed line services decreases our interconnection fees because the interconnection fees that apply to calls from a fixed line to a cellular line are higher than the fees that apply to calls from a cellular line to another cellular line.

Other. Revenues from other services increased 16.6% to R$495.7 million for the nine months ended September 30, 2005 from R$425.3 million for the nine months ended September 30, 2004. This increase was principally due to the increase in our customer base and an increase in the use of data-related services by our customers, including text message services, or SMS, wireless internet services and other value-added services. The increase in the use of data services was due in part to increases in internet access, improvements in data service tools, the launch of new services and an increase in the number of data transmission-enabled handsets. New services launched in the nine months ended September 30, 2005 include: SmartMail, a wireless e-mail service; Corporate VIVO Play 3G, a third generation service providing cellular access to multimedia content; and games.

Value-added and other indirect taxes. Value-added taxes and other indirect taxes increased 9.8% to R$1,423.2 million for the nine months ended September 30, 2005 from R$1,296.6 million for the nine months ended September 30, 2004. This increase occurred principally because of the increase in gross operating revenues other than from interconnection fees (which are not subject to these taxes). These value-added and other indirect taxes are described in Item 4.B., “Business Overview—Taxes on Telecommunications Services and Handset Sales” in our Annual Report on Form 20-F for the year ended December 31, 2004, which is incorporated by reference in this prospectus. Value-added taxes and other indirect taxes were 19% of TCP’s gross operating revenue in the nine months ended September 30, 2005, compared to 18% in the nine months ended September 30, 2004. The effective rate of taxes on gross operating revenues varies depending on the composition of our revenues. Interconnection charges, for example, are not subject to the ICMS tax.

Sales and services discounts and returns of goods sold. These deductions from operating revenues include discounts on cellular handset sales, discounts on services and returns of goods sold. Discounts and returns increased 31.7% to R$573.1 million for the nine months ended September 30, 2005 from R$435.1 million for nine months ended September 30, 2004. This increase was principally due to increases in discounts on handsets and accessories in response to aggressive competition from other providers. Sales and services discounts and returns of good sold represented 6.1% and 7.7%, respectively, of our gross operating revenues for the nine months ended September 30, 2004 and 2005.

Cost of Services and Goods

The following table sets forth the components of TCP’s costs of services and goods sold for the periods indicated, as well as the percentage change of each component from period to period.

	Nine-Month Periods Ended September
	2005	2004	% Change
	R$ millions, (unaudited)
Depreciation and amortization	(570.9)	(538.2)	6.1%
Material and services	(256.3)	(225.3)	13.8%
Interconnection charges	(121.4)	(155.9)	-22.1%
Personnel	(47.1)	(42.8)	10.0%
Rental, insurance and other related expenses	(70.3)	(69.8)	0.7%
Cost of handsets and accessories	(1,163.6)	(1,181.6)	-1.5%
Fistel and other taxes	(250.0)	(139.8)	78.8%

Cost of services and goods	(2,479.6)	(2,353.4)	5.4%

Cost of services and goods increased 5.4% to R$2,479.6 million for the nine months ended September 30, 2005 from R$2,353.4 million for the nine months ended September 30, 2004, principally due to increases in tax payments and, to a lesser degree, increases in depreciation and amortization and the cost of third-party services. This increase was partially offset by a decrease in interconnection charges paid to other providers. Our gross profit margin (gross profit as a percentage of net revenues) was 54.8% for the nine months ended September 30, 2005, compared to 56.3% for nine months ended September 30, 2004.

Depreciation and amortization. Depreciation and amortization expenses increased 6.1% to R$570.9 million for the nine months ended September 30, 2005 from R$538.2 million for the nine months ended September 30, 2004, mainly due to expansion of our transmission network and other assets driven by the expansion in our customer base.

Material and services. Cost of material and services increased 13.8% to R$256.3 million for the nine months ended September 30, 2005 from R$225.3 million for the nine months ended September 30, 2004, mainly due to increases in the cost of third-party services and rental payments, such as network maintenance services and the costs of rented circuits and transmission lines. In addition, we incurred greater costs in the nine months ended September 30, 2005 in connection with the ongoing process of overlaying TCO’s older Time Division Multiple Access, or TDMA, network with a more advanced Code Division Multiple Access, or CDMA, network.

Interconnection charges. Interconnection charges are charges paid to other companies for the use of their networks to complete calls that originate in our network. Interconnection charges decreased 22.1% to R$121.4 million for the nine months ended September 30, 2005 from R$155.9 million for the nine months ended September 30, 2004, primarily due to the effects of the SMP regime and the “partial Bill & Keep” billing system.

Personnel. Personnel expenses increased 10.0% to R$47.1 million for the nine months ended September 30, 2005 from R$42.8 million for the nine months ended September 30, 2004, primarily due to an approximate 6% increase in salaries under the terms of our collective bargaining agreement, which we renegotiate annually to take effect on November 1, and due to training program costs.

Rental, insurance and other related expenses. Rental, insurance and condominium fees remained relatively constant at R$70.3 million for the nine months ended September 30, 2005, compared to R$69.8 million for the nine months ended September 30, 2004.

Cost of handsets and accessories. Cost of handsets and accessories decreased 1.5% to R$1,163.6 million for the nine months ended September 30, 2005 from R$1,181.6 million for the nine months ended September 30, 2004, primarily due to better terms negotiated with suppliers and because TCP added fewer new customers in the nine months ended September 30, 2005 than in the nine months ended September 30, 2004.

Fistel and other taxes. Fistel and other tax expenses increased 78.8% to R$250.0 million for the nine months ended September 30, 2005 from R$139.8 million for the nine months ended September 30, 2004. This increase was primarily due to a change in accounting policy at TCO to bring TCO’s accounting for Fistel and other taxes in line with that of TCP. Beginning in January of 2005, TCO began to accrue amounts monthly for these taxes, as is TCP’s policy, rather than recognize the entire amount of the taxes in December of a given fiscal year. TCP’s results of operations for the nine months ended September 30, 2005, which consolidate the results of TCO, reflect the effect of this change in policy.

Operating Expenses

The following table sets forth the components of TCP’s operating expenses for the periods indicated, as well as the percentage change of each component from period to period.

	Nine Month Periods Ended September 30,
	2005	2004	% Change
	R$ million (unaudited)
Selling expenses	(1,790.9)	(1,318.6)	35.8%
General and administrative expenses	(455.1)	(506.1)	-10.1%
Other net operating expenses	(287.0)	(151.9)	88.9%

Operating expenses	(2,533.0)	(1,976.6)	28.1%

TCP’s operating expenses increased 28.1% to R$2,533.0 million in the nine months ended September 30, 2005 from R$1,976.6 million in the nine months ended September 30, 2004. The increase resulted primarily from an increase in selling expenses and other net operating expenses driven by the highly competitive environment and an increase in goodwill amortization, respectively.

Selling expenses. Selling expenses increased 35.8% to R$1,790.9 million for the nine months ended September 30, 2005 from R$1,318.6 million for the nine months ended September 30, 2004. This increase was principally due to increases in marketing expenses and expenses for third-party services (such as marketing, client care and call center services); expenses for depreciation of stores, equipment and other assets; and increases in the provision for doubtful accounts. Provisions for doubtful accounts increased 104.1% to R$265.5 million for the nine months ended September 30, 2005 from R$130.1 million for the nine months ended September 30, 2004, mainly due to an increase in our customer base and to the incorrect use of our network. As a result of this increase, provisions for doubtful accounts were 3.5% of gross revenues for the nine months ended September 30, 2005, compared to 1.8% of gross revenues for the nine months ended September 30, 2004.

General and administrative expenses. General and administrative expenses decreased 10.1% to R$455.1 million for the nine months ended September 30, 2005 from R$506.1 million for the nine months ended September 30, 2004, primarily due to savings on third-party services after renegotiations of contracts.

Other net operating expense (income). TCP recorded other net operating expense of R$287.0 million for the nine months ended September 30, 2005, compared to other net operating expense of R$151.9 million in the nine months ended September 30, 2004, principally due to the amortization of goodwill generated in the acquisition of TCO and Global Telecom. The amortization period for goodwill generated by the Global Telecom acquisition began in January 2005, and TCP acquired additional shares of TCO in October 2004, increasing amortizable goodwill relating to TCO.

Net Financial Income (Expense)

The following table sets forth the components of TCP’s net financial expense for the periods indicated, as well as percentage change of each component from period to period.

	Nine-Month Periods Ended September
	2005	2004	% Change
	R$ millions (unaudited)
Financial income	208.2	163.4	27.4%
Foreign currency exchange gains, net.	537.9	64.8	730.1%
Net losses on foreign currency derivative contracts	(978.9)	(476.4)	105.5%
Financial expenses	(451.1)	(503.1)	-10.3%

Financial expense, net	(683.9)	(751.3)	-9.0%

Net financial expense decreased 9.0% to R$683.9 million in the nine months ended September 30, 2005 from R$751.3 million in the nine months ended September 30, 2004. Financial expenses also decreased due to more favorable rates obtained upon the renegotiation of financing transactions.

Income Taxes

Income taxes decreased 9.6% to R$265.8 million for the nine months ended September 30, 2005 from R$294.0 million for the nine months ended September 30, 2004. The decrease was principally due to the decrease in taxable income at the level of Telesp Celular. In spite of the loss before minority interests and taxes of R$192.8 million that we recorded for the nine months ended September 30, 2005, we recorded income taxes in the period because of the taxable income of Telesp Celular and TCO. According to Brazilian tax law, losses from consolidated entities cannot be used to offset income of other consolidated entities.

Net Loss

As a result of the foregoing, TCP recorded a net loss of R$591.6 million for the nine months ended September 30, 2005, compared with a net loss of R$255.5 million for the nine months ended September 30, 2004.

TCP’s Segments

The following tables set forth certain information on TCP’s reportable segments for the periods indicated.

	Company reportable segments as of September 30, 2005
	Telesp Celular	Global Telecom	TCO	Other	Eliminations	Consolidated
	R$ millions (unaudited)
Net operating revenue	3,187.0	602.5	1,702.2	—	—	5,491.7
Operating income (loss)	228.5	(219.3)	216.4	(339.0)	(91.4)	(204.8)
Net income (loss)	125.4	(219.4)	58.4	(423.1)	(132.9)	(591.6)
Total assets	5,937.3	2,632.3	4,787.2	443.6	(269.3)	13,531.1

	Company reportable segments as of September 30, 2004
	Telesp Celular	Global Telecom	TCO	Other	Eliminations	Consolidated
	R$ millions (unaudited)
Net operating revenue	3,195.9	590.4	1,601.5	—	—	5,387.8
Operating income (loss)	534.2	(153.5)	369.4	(43.2)	(400.4)	306.5
Net income (loss)	440.0	(150.8)	161.7	(440.2)	(266.2)	(255.5)
Total assets	6,107.4	3,563.1	4,223.0	980.8	(743.1)	14,131.2

Global Telecom

The following table sets forth certain components of Global Telecom’s income for the periods indicated.

	Nine-Month Periods, Ended September 30,
	2005	2004	% Change
	R$ millions (unaudited)
Net operating revenue	602.5	590.4	2.0%
Cost of services and goods	(386.1)	(404.4)	-4.5%

Gross profit	216.4	186.0	16.3%

Operating expenses
Selling expenses	(231.3)	(186.7)	23.9%
General and administrative expense	(39.7)	(45.5)	-12.7%
Other net operating (expense) income	(48.4)	(22.0)	120.0%

Operating income before losses of unconsolidated affiliates and net financial expense	(103.0)	(68.2)	51.0%

Net Financial expense	(73.7)	(85.3)	-13.6%

Operating loss	(176.7)	(153.5)	15.1%

Net non-operating (expense) income	—	0.4	n.a.

Loss before minority interests and taxes	(176.7)	(153.1)	15.4%

Income taxes	—	2.3	n.a.

Net loss	(176.7)	(150.8)	17.2%

Net Operating Revenue. The net operating revenue of Global Telecom increased 2.0% to R$602.5 million for the nine months ended September 30, 2005, from R$590.4 million for the nine months ended September 30, 2004. This increase reflects a 27.3% increase in revenue from usage charges, a 93.3% increase in revenue from monthly subscription charges and a 69.9% increase in other revenue due to the increase in the use of data-related services such as SMS text message services, wireless internet services and other value-added services, partially offset by a 18.0% reduction in the revenue from sales of handsets and accessories and a 9.0% reduction in revenue from interconnection fees.

Cost of Services and Goods. Cost of services and goods decreased 4.5% to R$386.1 million for the nine months ended September 30, 2005 from R$404.4 million for the nine months ended September 30, 2004, principally due to a 27.7% reduction in the cost of handsets and accessories, partially offset by a 47.7% increase in Fistel and other tax expenses (due primarily to the 22.9% growth in the client base) and by a 10.1% increase in depreciation and amortization expenses. The gross profit margin (gross profit as a percentage of net revenues) was 35.9% for the nine months ended September 30, 2005, compared to 31.5% for nine months ended September 30, 2004.

Operating expenses. Global Telecom’s operating expenses increased 25.6% to R$319.4 million in the nine months ended September 30, 2005 from R$254.2 million in the nine months ended September 30, 2004. The increase resulted mainly from a 23.9% increase in selling expenses, which reached R$231.3 million in the first nine months of 2005, compared to the R$186.7 million in the first nine months of 2004. This increase in selling expenses was principally due to an increase in expenses related to outsourced services (such as marketing) and in the provision for doubtful accounts. This increase was partially offset by a 12.7% decrease in general and administrative expenses to R$39.7 million in the nine months ended September 30, 2005 from R$45.5 million in the same period of 2004, principally due to a reduction in depreciation and amortization expenses.

Operating Loss. Global Telecom recorded an operating loss of R$176.7 million for the nine months ended September 30, 2005, compared to an operating loss of R$153.5 million for the nine months ended September 30, 2004, principally due to the increase of the operating expenses described above.

Net Loss. As a result of the foregoing, Global Telecom recorded a net loss of R$176.7 for the nine months ended September 30, 2005, compared with a net loss of R$150.8 million for the nine months ended September 30, 2004.

Telesp Celular

The following table sets forth certain components of Telesp Celular’s income for the periods indicated.

	Nine-Month Periods Ended September 30,
	2005	2004	% Change
	R$ millions (unaudited)
Net operating revenue	3,187.0	3,195.9	-0.3%
Cost of services and goods	(1,364.2)	(1,329.7)	2.6%

Gross profit	1,822.8	1,866.2	-2.3%

Operating expenses:
Selling expenses	(1,059.8)	(791.8)	33.8%
General and administrative expense	(274.4)	(340.5)	-19.4%
Other net operating (expense) income	13.3	7.6	75.0%

Operating income before losses of unconsolidated affiliates and net financial expense	501.9	741.5	-32.3%

Net Financial expense	(273.4)	(207.3)	31.9%

Operating gain	228.5	534.2	-57.2%

Net non-operating (expense) income	1.7	(0.4)	n.a.

Loss before minority interests and taxes	230.2	533.8	-56.9%

Income taxes	(104.8)	(93.8)	11.7%

Net gain	125.4	440.0	-71.5%

Net Operating Revenue. The net operating revenue of Telesp Celular decreased 0.3% to R$3,187.0 million for the nine months ended September 30, 2005 from R$3,195.9 million for the nine months ended September 30, 2004, principally due to a 46.8% decrease in revenue from monthly subscription charges due to the particularly intense competition in Telesp Celular’s region. This decrease was offset by a 9.3% increase in revenue from usage charges and a 7.6% increase in revenue from sales of handsets and accessories.

Cost of Services and Goods. Cost of services and goods increased 2.6% to R$1,364.2 million for the nine months ended September 30, 2005 from R$1,329.7 million for the nine months ended September 30, 2004, principally due to a 8.2% increase in the cost of third-party services (such as call center, customer service and maintenance), and a 22.3% increase in Fistel and other tax expenses caused by the 14.0% increase in the customer base. These increases were partially offset by a 23.5% reduction in interconnection expenses. The gross profit margin (gross profit as a percentage of net revenues) was 57.2% for the nine months ended September 30, 2005, compared to 58.4% for nine months ended September 30, 2004.

Operating Expenses. Telesp Celular’s operating expenses increased 17.4% to R$1,320.9 million for the nine months ended September 30, 2005 from R$1,124.7 million for the nine months ended September 30, 2004. The increase resulted mainly from a 33.8% increase in selling expenses to R$1,059.8 million for the nine months ended September 30, 2005 from R$791.8 million for the nine months ended September 30, 2004. This increase in selling expenses was mainly due to an increase in expenses related to outsourced services (such as marketing), depreciation expenses and the provision for doubtful accounts. These increases were partially offset by a 19.4% decrease in general and administrative expenses to R$274.4 million for the nine months ended September 30, 2005 from R$340.5 million for the nine months ended September 30, 2004. The reduction in general and administrative expenses was principally due to a reduction in consultancy and technical services rendered by third parties; a decrease in rental expenses resulting from an increase in the ownership of property; a decrease in insurance and condominium expenses resulting from favorable renegotiations of contracts; and a decrease in income taxes paid by Telesp Celular in accordance with Brazilian tax law on the value of international roaming charges paid to non-Brazilian telecommunications companies.

Operating Income. Telesp Celular recorded operating income of R$228.5 million for the nine months ended September 30, 2005, compared with operating income of R$534.2 million for the nine months ended September 30, 2004, principally due to an increase in financial expenses in connection with derivative transactions, partially offset by foreign exchange gains resulting from the appreciation of the real in relation to the U.S. dollar during the period.

Net Income. As a result of the foregoing, Telesp Celular recorded operating income of R$125.4 million for the nine months ended September 30, 2005, compared with operating income of R$440.0 million for the nine months ended September 30, 2004.

TCO

For a discussion of TCP’s TCO segment, see below under “TCO’s Results of Operations for the Nine Months Ended September 30, 2004 and 2005.”

TCP’s Liquidity and Capital Resources

Sources of Funds

TCP generated cash flow from operations of R$871.6 million and R$872.4 million in the nine months ended September 30, 2005 and 2004, respectively.

TCP had net cash used in financing activities of R$95.8 million for the nine months ended September 30, 2005. Although TCP obtained new loans in the aggregate amount of R$2,708.4 million in that period, these were more than offset by loan repayments of R$2,225.8 million and net settlements on derivatives contracts of R$450.1 million.

TCP had R$3,309.9 million in long-term loans and financing as of September 30, 2005. TCP’s R$1,640.0 million in short-term indebtedness as of September 30, 2005 consisted primarily of funding from financial institutions. At September 30, 2005, TCP had a working capital deficit (current liabilities minus current assets) of R$442.7 million compared to R$1,281.5 at December 31, 2004.

TCP’s principal assets are the shares of its subsidiaries. TCP relies exclusively on dividends from TCO, Telesp Celular and Global Telecom to meet its cash needs, including the payment of dividends to its shareholders. TCP controls the payment of dividends by TCO, Telesp Celular and Global Telecom, subject to limitations under Brazilian law. There are no contractual restrictions on the payment of dividends by TCP’s subsidiaries to it.

TCP believes that its available borrowing capacity, together with funds generated by operations, should provide sufficient liquidity and capital resources to pursue its business strategy for the foreseeable future with respect to working capital, capital expenditures and other operating needs.

Uses of Funds

TCP’s principal uses of funds are for capital expenditures and servicing of its debt.

Capital expenditures (including capitalized interest) consumed cash flows of R$944.8 million in the nine months ended September 30, 2005, compared to R$901.5 million in the nine months ended September 30, 2004. Repayment of debt consumed cash flows of R$2,225.8 million and R$1,199.0 million in the nine months ended September 30, 2005 and 2004, respectively.

TCP did not pay dividends or interest on shareholders’ equity in the nine months ended September 30, 2005 and 2004. The holders of preferred shares have been entitled to exercise voting rights since the 2004 general shareholders’ meeting and will continue to be so entitled until TCP pays minimum dividends.

Debt

As of September 30, 2005, TCP’s total debt position was as follows:

Debt	Amount Outstanding as of September 30, 2005
R$ millions
Financing from financial institutions	4,741.8
Financing from suppliers	3.0
Fixcel (acquisition of TCO)	10.7
Related parties	—
Interest	194.4
Total long-term debt, excluding the short-term portion	3,309.9
Short-term debt	1,640.0
Total debt	4,949.9

TCP’s long-term debt as of September 30, 2005 matures in accordance with the following schedule. The table below represents only the long-term debt as of September 30, 2005 and does not include the short-term portion of long-term debt as of September 30, 2005, which is included in short-term debt in the table above.

Year Ending December 31,	Principal Amount
R$ millions
2006 (from September 30 to December 31)	90.3
2007	1,617.2
2008	547.3
after 2009	1,055.1

As of September 30, 2005, TCP’s total debt was R$4,949.9 million, of which R$2,970.7 million, or 60%, was denominated in foreign currencies and therefore exposed to currency fluctuations. Of that amount, R$2,757.5 million was denominated in U.S. dollars (U.S.$1,240.9 million), R$162.5 million was denominated in yen (¥8.301.2 million) and R$50.7 million was denominated in UMBNDES. The UMBNDES is a rate of BNDES, the Brazilian national development bank that reflects the daily exchange fluctuations in the UMBNDES basket of currencies, which are the currencies in which BNDES borrows. Devaluation of the real results in exchange losses on foreign currency indebtedness. In order to protect against the risk of devaluation of the real, we have entered into over-the-counter derivative transactions with international and domestic financial institutions. In the nine months ended September 30, 2005, our derivatives positions produced a loss of R$555.8 million, which was partially offset by R$544.3 million of exchange gains on our foreign currency-denominated debt. At September 30, 2005, we had derivative contracts that covered amounts in excess of our foreign currency-denominated debt.

TCP is exposed to interest rate risk as a consequence of its floating rate debt. At September 30, 2005, approximately 47% of TCP’s interest-bearing liabilities bore interest at floating rates, primarily LIBOR for U.S. dollar-denominated debt and CDI, SELIC, TJLP and UMBNDES, for real-denominated debt. Accordingly, TCP’s financing expenses increase if market interest rates increase. At September 30, 2005, all of TCP’s foreign currency derivatives contracts bore interest payments linked to the CDI rate. The CDI rates as of September 30, 2005 and 2004 were 14.09% and 11.72%, respectively.

On May 1, 2005, TCP issued R$1.0 billion in aggregate principal amount of new debentures. See “—Issuance of TCP Debentures” above.

In addition, TCP’s debt as of September 30, 2005 included U.S. dollar-denominated debt issued by several lenders pursuant to Central Bank Resolution No. 2,770, which allows Brazilian banks to make certain U.S. dollar-denominated loans. TCP had U.S.$973.0 million outstanding under such loans as of September 30, 2005. The loans had an average maturity date of September 2006 and an average interest rate of 4.79%.

Some of the debt agreements TCP’s subsidiaries contain cross-default provisions, restrictions on changes of control and restrictive covenants relating to the incurrence of indebtedness. Financial ratios apply to some indebtedness of Global Telecom and TCO and involve (1) current ratios, (2) capitalization ratios, (3) EBITDA margins, (4) interest coverage ratios and (5) debt to capital ratios. At September 30, 2005, TCP and its subsidiaries were in compliance with their restrictive covenants. See note 14 to TCP’s unaudited consolidated financial statements included in this prospectus.

Off-Balance Sheet Arrangements

As of September 30, 2005, there were no off-balance sheet arrangements. All of TCP’s majority-owned subsidiaries are included in its consolidated financial statements. TCP does not have any interests in, or relationships with, any special purpose entities that are not reflected in its consolidated financial statements.

U.S. GAAP Reconciliation

TCP prepares its consolidated financial statements in accordance with Brazilian GAAP, which differs in significant respects from U.S. GAAP. Net losses for the nine months ended September 30, 2004 and 2005 were R$244.3 million and R$385.5 million, respectively, under U.S. GAAP, compared to net losses of R$255.5 million and R$591.6 million, respectively, under Brazilian GAAP. Shareholders’ equity at December 31, 2004 and September 30, 2005 was R$2,735.6 million and R$4.350.0 million, respectively, under U.S. GAAP, compared to shareholders’ equity of R$2,907.4 million and R$4,315.8 million, respectively, under Brazilian GAAP. See note 21 to TCP’s unaudited consolidated financial statements for a description of the principal differences between Brazilian GAAP and U.S. GAAP as they relate to TCP, and a reconciliation to U.S. GAAP of net losses and total shareholders’ equity.

TCO’s Consolidated Results of Operations for the Nine Months Ended September 30, 2004 and 2005

The following table sets forth certain components of TCO’s income for the periods indicated.

	Nine-Month Periods Ended September 30,
	2005	2004	% Change
	R$ millions (unaudited)
Net operating revenue	1,702.2	1,601.5	6.3%
Cost of services and goods	(729.3)	(619.3)	17.8%

Gross profit	972.9	982.2	-0.9%

Operating expenses:
Selling expenses	(499.7)	(340.1)	46.9%
General and administrative expense	(133.8)	(114.1)	17.3%
Other net operating income	1.3	6.3	-79.4%

Operating income before net financial expense	340.7	534.3	-36.2%

Net financial expense	93.2	50.9	83.1%

Operating income	433.9	585.2	-25.9%

Net non-operating (expenses) income	3.0	(2.1)	-242.9%

Income before income taxes and minority interest	436.9	583.1	-25.1%

Income taxes	(161.0)	(202.4)	-20.5%
Minority interest	—	(3.2)	n.a.

Net income	275.9	377.5	-26.9%

Operating Data

The following table sets forth certain operating components of TCO.

	Nine-Month Periods Ended September 30,
	2005	2004	% Change
Total number of customers (in thousands)	6,561	5,307	23.6%
Contract	978	940	4.0%
Prepaid	5,583	4,367	27.8%
Market share(1)	47.0%	53.8%	-6.8	p.p.
Net additions (in thousands)	75	406	-81.5%
Contract	0	-4	n.a.
Prepaid	75	410	-81.7%
Market share of net additions to customer base(1)	10.7%	42.6%	-31.9	p.p.
Market penetration(1)	41.0%	30.3%	10.7	p.p.
Customer acquisition cost, per customer(2) (R$)	122	121	0.8%
Monthly churn(3)	1.9%	1.8%	0.1	p.p.
Average revenue per user (R$ per month)	26.5	32.5	-18.5%
Contract	91.0	89.5	1.7%
Prepaid	13.0	16.9	-23.1%
Total minutes used per customer(4)	72	84	-14.3%
Contract	236	224	5.4%
Prepaid	40	50	-20.0%
Employees	1,263	1,380	-8.5%

(1)	Source: Anatel
(2)	Calculated as follows: (70% marketing expenses + costs of the distribution network + handset subsidy) / gross additions.
(3)	The number of customers that leave the company during the period, calculated as a percentage of the simple average of customers at the beginning and end of the period.
(4)	Total minutes of calls received and made by the company’s customers divided by the average lines in service during the relevant year (including roaming in and excluding roaming out).

Net Operating Revenue

The composition of operating revenues by category of service is presented in TCO’s consolidated financial statements and discussed below before deduction of valued-added and other taxes. The following table sets forth the components of TCO’s operating revenues for the periods indicated, as well as the percentage change of each component from period to period.

	Nine-Month Periods Ended September 30,
	2005	2004	% Change
	R$ million (unaudited)
Gross operating revenue:
Usage charges	1,116.9	916.3	21.9%
Sales of handsets and accessories	344.3	330.5	4.2%
Monthly subscription charges	81.7	117.5	-30.5%
Interconnection fees	612.1	643.1	-4.8%
Other	167.4	122.3	36.9%
Total gross operating revenue	2,322.4	2,129.7	9.0%

Value-added and other indirect taxes	(497.6)	(438.8)	13.4%
Sales and services discount and return of goods sold	(122.6)	(89.4)	37.1%
Net operating revenue	1,702.2	1,601.5	6.3%

Net operating revenue increased 6.3% to R$1,702.2 million for the nine months ended September 30, 2005 from R$1,601.5 million for the nine months ended September 30, 2004. The increase in net revenues was principally due to an increase in revenues from usage charges and, to a lesser degree, increases in other revenues and in revenues from sales of handsets and accessories. These increases were partially offset by decreases in revenues from monthly subscription charges and interconnection fees.

Usage charges. Revenues from usage charges increased 21.9% to R$1,116.9 million for the nine months ended September 30, 2005 from R$916.3 million for the nine months ended September 30, 2004. This increase was principally due to a 23.6% increase in the customer base to 6.561million lines in service as of September 30, 2005 from 5.307 million lines in service as of September 30, 2004. In addition, outgoing traffic grew by 9.4%, primarily due to an increase in the customer base subject to contract (who make more outgoing calls than prepaid customers) to 978.0 thousand lines in service subject to contract (included in total lines of service above) as of September 30, 2005 from 940.0 thousand lines as of September 30, 2004.

Sales of handsets and accessories. Revenues from sales of handsets and accessories increased 4.2% to R$344.3 million for the nine months ended September 30, 2005 from R$330.5 million for the nine months ended September 30, 2004. This increase was mainly due to the increase in the customer base described above, which resulted in part from promotional campaigns to acquire new customers. Revenues from handset sales are reported before commissions and promotional discounts and include value-added taxes. In general, the purpose of handset sales is to encourage growth in customers and traffic. Accordingly, TCO, like TCP, subsidizes part of the costs of handsets. Although profit margins vary from one handset model to another, on average profit margins are negative after taxes and discounts. The subsidy strategy resulted in a gross loss (calculated as the difference from net operating revenues from sales of handsets and accessories minus the cost of handsets and accessories) for TCO of R$154.0 million for the nine months ended September 30, 2005, compared to R$133.0 for the nine months ended September 30, 2004.

Monthly subscription charges. Revenues from monthly subscription charges decreased 30.5% to R$81.7 million for the nine months ended September 30, 2005 from R$117.5 million for the nine months ended September 30, 2004. This decrease was principally due to a decrease in customers subject to monthly subscription charges in a highly competitive environment. The decrease also was affected by the introduction of “Right Planning” loyalty program in May 2004, a program similar to the TCP program of the same name.

Interconnection fees. Revenues from interconnection fees decreased 4.8% to R$612.1 million for the nine months ended September 30, 2005 from R$643.1 million for the nine months ended September 30, 2004. This decrease was principally due to the trend toward greater volume of cellular to cellular calls and a reduction in volume of fixed line to cellular calls and to the effect of the partial “Bill & Keep” system under the SMP regime. The migration of calls away from fixed line services decreases TCO’s interconnection fees because the interconnection fees that apply to calls from a fixed line to a cellular line are higher than the fees that apply to calls from a cellular line to another cellular line.

Others. Revenues from other services increased 36.9% to R$167.4 million for the nine months ended September 30, 2005 from R$122.3 million for the nine months ended September 30, 2004. The increase was principally due to the increase in TCO’s customer base and an increase in the use of data related services by our customers, including text message services, or SMS, wireless internet services and other value-added services. The increase in the use of data services was due in part to increases in internet access, improvements in data service tools, an increase in the number of data transmission-enabled handsets and promotional campaigns to encourage the use of value-added services.

Value-added and other indirect taxes. Value-added and other indirect taxes increased 13.4% to R$497.6 million for the nine months ended September 30, 2005 from R$438.8 million for the nine months ended September 30, 2004. This increase occurred principally because of the increase in gross operating revenues other than from interconnection fees (which are not subject to these taxes). These value-added and other indirect taxes are the same taxes as those that apply to TCP. Value-added taxes and other indirect taxes were 21.4% of TCO’s gross operating revenue in the nine months ended September 30, 2005, compared to 20.6% in the nine months ended September 30, 2004. The effective rate of taxes on gross operating revenues varies depending on the composition of TCO’s revenues.

Sales and services discount and returns of goods sold. Discounts and returns increased 37.1% to R$122.6 million for the nine months ended September 30, 2005 from R$89.4 million for the nine months ended September 30, 2004. This increase was principally due to an increase in discounts on handsets and accessories in response to aggressive competition from other providers. Sales and services discounts and returns of good sold represented 4.2% and 5.3%, respectively, of TCO’s gross operating revenues for the nine months ended September 30, 2004 and 2005.

Cost of Services and Goods

The following table sets forth the components of TCO’s costs of services and goods sold for the periods indicated, as well as the percentage change of each component from period to period.

	Nine-Month Periods Ended September 30,
	2005	2004	% Change
	R$ million (unaudited)
Depreciation and amortization	(139.5)	(114.9)	21.4%
Material and services	(64.9)	(49.3)	31.6%
Interconnection charges	(42.8)	(59.2)	-27.7%
Personnel	(17.9)	(15.9)	12.6%
Rental, insurance and other related expenses	(10.7)	(12.7)	-15.7%
Cost of handsets and accessories	(372.6)	(360.1)	3.5%
Fistel and other taxes	(80.9)	(7.2)	n.a.

Cost of services and goods	(729.3)	(619.3)	17.8%

TCO’s cost of services and goods increased 17.8% to R$729.3 million for the nine months ended September 30, 2005 from R$619.3 million for the nine months ended September 30, 2004. The increase was principally due to increases in taxes and, to a lesser degree, increases in depreciation and amortization, the cost of third-party services and the cost of handsets and accessories. The gross profit margin (gross profit as a percentage of net revenues) was 57.2% for the nine months ended September 30, 2005, compared to 61.3% for the nine months ended September 30, 2004.

Depreciation and Amortization. Depreciation and amortization expenses increased 21.4% to R$139.5 million for the nine months ended September 30, 2005 from R$114.9 million for the nine months ended September 30, 2004. The increase was principally due to investments to overlay TCO’s older TDMA network with a more advanced CDMA network and to improve technical support systems, such as electronic billing and tracking systems. These investments increased TCO’s depreciable assets and hence its depreciation costs.

Materials and services. Materials and services include cost of materials and services received from third-parties, including network usage charges paid to other cellular telecommunications service providers, to fixed-line companies and carriers for the completion on their networks of calls originated by TCO’s customers. Cost of materials and services increased 31.6% to R$64.9 million for the nine months ended September 30, 2005 from R$49.3 million for the nine months ended September 30, 2004. The increase was principally due to increases in the cost of third-party services and rental payments, such as network maintenance services and the costs of rented circuits and transmission lines. The cost of rented transmission lines increases as TCO expands its network, particularly as TCO operates in a large region in which signals must be transmitted over long distances. In addition, TCO incurred costs in the nine months ended September 30, 2005 in connection with overlaying its TDMA network with a CDMA network.

Interconnection charges. Interconnection charges include the charges that TCO pays to other telecommunications providers for the use of their networks to complete local and long-distance calls that originate from TCO’s network. Interconnection charges decreased 27.7% to R$42.8 million for the nine months ended September 30, 2005 from R$59.2 million for the nine months ended September 30, 2004, primarily due to the effects of the SMP regime and the “partial Bill & Keep” billing system.

Personnel. Personnel expenses increased 12.6% to R$17.9 million for the nine months ended September 30, 2005 from R$15.9 million for the nine months ended September 30, 2004. This increase was principally due to an approximate 6% increase in salaries under the terms of TCO’s collective bargaining agreement, which it renegotiates annually to take effect on November 1 and due to training program costs

Rentals, insurance and other related expenses. Rentals, insurance and condominium fees decreased 15.7% to R$10.7 million for the nine months ended September 30, 2005 from R$12.7 million for the nine months ended September 30, 2004. The decrease was principally due to the termination of leases on certain infrastructure in the nine months ended September 30, 2005.

Cost of handsets and accessories. The cost of handsets and accessories increased 3.5% to R$372.6 million for the nine months ended September 30, 2005 from R$360.1 million for the nine months ended September 30, 2004. The increase was principally due to increases in the average prices of handsets sold relating to the improved quality and features of the handsets.

Fistel and other taxes. Fistel and other tax expenses increased to R$80.9 million for the nine months ended September 30, 2005 from R$7.2 million for the nine months ended September 30, 2004. The increase was principally due to a change in accounting policy at TCO to bring TCO’s accounting for Fistel and other taxes in line with that of TCP. Beginning in January of 2005, TCO began to accrue amounts monthly for these taxes, as is TCP’s policy, rather than recognize the entire amount of the taxes in December of a given fiscal year.

Operating Expenses

The following table sets forth the components of TCO’s operating expenses for the periods indicated, as well as the percentage change of each component from period to period.

	Nine-Month Periods Ended September 30,
	2005	2004	% Change
	R$ million (unaudited)
Selling expenses	(499.7)	(340.1)	46.9%
General and administrative expenses	(133.8)	(114.1)	17.3%
Other net operating income, net	1.3	6.3	-79.4%

Operating expenses	(632.2)	(447.9)	41.1%

Operating expenses increased 41.1% to R$632.2 million for the nine months ended September 30, 2005 from R$447.9 million for the nine months ended September 30, 2004. The increase resulted mainly from the increase in selling expenses in the face of aggressive competition and, to a lesser degree, an increase in general and administrative expenses.

Selling expenses. Selling expenses increased 46.9% to R$499.7 million for the nine months ended September 30, 2005 from R$340.1 million for the nine months ended September 30, 2004. The increase was principally due to an increase in third-party marketing and promotional services in a highly competitive environment and an increase in commissions paid to independent distributors, which increase with the number of handsets sold. In addition, the migration of customers toward CDMA service led to higher depreciation costs on returned handsets. TCO’s provision for doubtful accounts also increased 126.8% to R$111.6 million for the nine months ended September 30, 2005 from R$49.2 million for the nine months ended September 30, 2004, mainly due to an increase in the customer base and the incorrect use of TCO’s network. As a result of this increase, provisions for doubtful accounts were 4.8% of gross revenues for the nine months ended September 30, 2005, compared to 2.3% of gross revenues for the nine months ended September 30, 2004.

General and administrative expenses. General and administrative expenses increased 17.3% to R$133.8 million for the nine months ended September 30, 2005 from R$114.1 million for the nine months ended September 30, 2004. The increase was principally due to a 50.1% increase in third-party services and rental, insurance and condominium fees relating to infrastructure. These increases were partially offset by a reduction in depreciation and amortization expenses; a decrease in administrative personnel expenses; and decrease in income taxes paid by TCO in accordance with Brazilian tax law on the value of international roaming charges paid to non-Brazilian telecommunications companies.

Other net operating (expense) income. For the nine months ended September 30, 2005, TCO had other net operating income of R$1.3 million, compared to other net operating income of R$6.3 million for the nine months ended September 30, 2004. The other net operating income in the nine months ended September 30, 2005 was mainly due to amounts recovered in litigation, handset manufacturers’ incentives and rental income from the sites of our radio-base stations, where TCO sometimes rents space to other providers, partially offset by an increase in reserves for civil litigation and an increase in ICMS taxes on other income.

Net Financial Income (Expense)

The following table sets forth the components of TCO’s net financial income for the periods indicated, as well as the percentage change of each component from period to period.

	Nine-Month Periods Ended September 30,
	2005	2004	% Change
	R$ millions (unaudited)
Financial income	145.9	119.1	22.5%
Exchange gain and losses	7.5	(22.3)	n.a.
Net losses on foreign currency derivative contracts	(19.9)	(6.8)	192.6%
Financial expenses	(40.3)	(39.1)	3.1%

Financial income, net	93.2	50.9	83.1%

TCO had net financial income of R$93.2 million for the nine months ended September 30, 2005, compared to net financial income of R$50.9 million for the nine months ended September 30, 2004. This change was due in part to an increase in the average CDI rate to 14.09% for the nine months ended September 30, 2005 from 11.72% for the nine months ended September 30, 2004, which led to increased financial income on higher average cash balances during the period.

Income and Social Contribution Taxes

Income and social contribution expenses decreased 20.5% to R$161.0 million for the nine months ended September 30, 2005 from R$202.4 million for the nine months ended September 30, 2004. The decrease was principally due to the reduction in income before taxes and minority interest. TCO’s effective tax rate was 36.9% and 34.7% for the nine months ended September 30, 2005 and 2004, respectively.

Net Income

As a result of the foregoing, TCO recorded net income of R$275.9 million for the nine months ended September 30, 2005, compared to R$377.5 million for the nine months ended September 30, 2004.

TCO’s Liquidity and Capital Resources

Sources of Funds

TCO generated cash flow from operations of R$373.8 million and R$459.4 million in the nine months ended September 30, 2005 and 2004, respectively.

TCO had net cash used in financing activities of R$41.9 million in the nine months ended September 30, 2005, compared to net cash used in financing activities of R$104.0 million in the nine months ended September 30, 2004. In the nine months ended September 30, 2005, net cash used in financing activities included loan repayments of R$70.2 million and a credit to shareholders in the amount of R$41.8 million relating to fractional shares which were sold in an auction in connection with a reverse stock split and which were not claimed by shareholders at such time.

TCO had R$62.5 million in long-term loans and financing as of September 30, 2005. TCO’s R$78.2 million in short-term indebtedness as of September 30, 2005 consisted primarily of funding from financial institutions. At September 30, 2005 and December 31, 2004, TCO had working capital (current assets minus current liabilities) of R$1,417.9 million and R$1,078.2 million respectively.

We believe that TCO’s available borrowing capacity, together with funds generated by operations, should provide sufficient liquidity and capital resources to pursue TCO’s business strategy for the foreseeable future with respect to working capital, capital expenditures and other operating needs.

Uses of Funds

TCO’s principal uses of funds are for capital expenditures, servicing of its debt and payments of dividends to shareholders.

Capital expenditures (including capitalized interest) consumed cash flows of R$216.9 million in the nine months ended September 30, 2005, compared to R$288.1 million in the nine months ended September 30, 2004. Repayment of debt consumed cash flows of R$70.2 million and R$137.2 million in the nine months ended September 30, 2005 and 2004, respectively.

	Nine Months Ended September 30,
	2005	2004
	(R$ millions)
Switching equipment	55.5	110.2
Transmission equipment	89.1	112.7
Information Technology	7.7	7.4
Others	64.6	57.8

Total capital expenditures	216.9	288.1

TCO did not pay dividends or interest on shareholders’ equity in the nine months ended September 30, 2005 and 2004.

Debt

As of September 30, 2005, TCO’s total debt position was as follows:

Debt	Amount Outstanding as of September 30, 2005
R$ million
Financing from banks	139.0
Interest	1.7
Related parties	—
Total long-term debt, excluding the short-term portion	62.5
Short-term debt	78.2
Total debt	140.7

TCO’s long-term debt as of September 30, 2005 matures in accordance with the following schedule. The table below represents only the long-term debt as of September 30, 2005 and does not include does not include the short-term portion of long-term debt as of September 30, 2005, which is included in short-term debt in the table above.

Year Ending December 31,	Principal Amount
(R$ millions)
2006 (from September 30 to December 31)	20.8
2007	38.2
2008	3.5

As of September 30, 2005, TCO’s total debt was R$140.7 million, of which R$49.3 million, or 35%, was denominated in foreign currencies and therefore exposed to currency fluctuations. Of that amount, R$42.3 million was denominated in U.S. dollars (U.S.$ 19.0 million) and R$7.0 million was denominated in UMBNDES. Devaluation of the real results in exchange losses on foreign currency indebtedness. In order to protect against the risk of devaluation of the real, TCO has entered into over-the-counter derivatives transactions with international and domestic financial institutions. In the nine months ended September 30, 2005, TCO’s derivatives positions produced a loss of R$28.2 million, which was partially offset by the R$11.4 million of exchange gains on TCO’s foreign currency-denominated debt. At September 30, 2005, TCO had derivative contracts that covered amounts in excess of TCO’s foreign currency-denominated debt.

TCO is exposed to interest rate risk as a consequence of its floating rate debt. At September 30, 2005, approximately 98% of TCO’s interest-bearing liabilities bore interest at floating rates, primarily LIBOR for U.S. dollar-denominated debt, and TJLP and UMBNDES for real-denominated debt. Accordingly, TCO’s financing expenses increase if market interest rates increase. At September 30, 2005, 100% of TCO’s foreign currency derivatives contracts bore interest payments linked to the CDI rate. TCO monitors interest rate movements and frequently reassesses whether to enter into additional foreign currency derivatives to hedge its remaining interest rate risk.

Some of the debt agreements of TCO and its subsidiaries contain cross-default provisions, restrictions on changes of control and restrictive covenants relating to the incurrence of indebtedness. Financial ratios involve (1) current ratios, (2) capitalization ratios, (3) EBITDA margins, (4) interest coverage ratios and (5) debt to capital ratios. At September 30, 2005, TCO and its subsidiaries were in compliance with their restrictive covenants. See note 14 to TCO’s unaudited consolidated financial statements included in this prospectus.

Off-Balance Sheet Arrangements

As of September 30, 2005, there were no off-balance sheet arrangements. All of TCO’s majority-owned subsidiaries are included in its consolidated financial statements. TCO does not have any interests in, or relationships with, any special purpose entities that are not reflected in its consolidated financial statements.

U.S. GAAP Reconciliation

TCO prepares its consolidated financial statements in accordance with Brazilian GAAP, which differs in significant respects from U.S. GAAP. Net income for the nine months ended September 30, 2004 and 2005 was R$349.8 million and R$283.7 million, respectively, under U.S. GAAP, compared to net income of R$377.5 million and R$275.8 million, respectively, under Brazilian GAAP. Shareholders’ equity at December 31, 2004 and September 30, 2005 was R$2,493.3 million and R$2,859.3 million, respectively, under U.S. GAAP, compared to shareholders’ equity of R$2,441.5 million and R$2,835.3 million, respectively, under Brazilian GAAP. See note 21 to TCO’s unaudited consolidated financial statements for a description of the principal differences between Brazilian GAAP and U.S. GAAP as they relate to TCO, and a reconciliation to U.S. GAAP of net losses and total shareholders’ equity.

TLE’s Consolidated Results of Operations for the Nine Months Ended September 30, 2004 and 2005

The following table sets forth certain components of TLE’s income for the periods indicated.

	Nine-Month Periods Ended September 30,
	2005	2004	% Change
	R$ millions (unaudited)
Net operating revenue	418.7	351.6	19.1%
Cost of services and goods	(233.4)	(204.5)	14.1%

Gross profit	185.3	147.1	26.0%

Operating expenses:
Selling expenses	(141.8)	(103.7)	36.7%
General and administrative expenses	(42.8)	(41.8)	2.4%
Other net operating expenses	(4.7)	(4.2)	11.9%

Operating income before net financial expense	(4.0)	(2.6)	53.8%

Net financial expense	(44.7)	(14.5)	208.3%

Operating loss	(48.7)	(17.1)	184.8%

Net non-operating (expenses) income	0.2	(0.5)	-140.0%

Loss before income taxes	(48.5)	(17.6)	175.6%

Income taxes	(6.0)	(4.7)	27.7%

Net loss	(54.5)	(22.3)	144.4%

Operating Data

The following table sets forth certain operating components of TLE.

	Nine-Month Period Ended September 30,
	2005	2004	% Change
Total number of customers (in thousands)	1,437	1,264	13.7%
Contract	319	283	12.7%
Prepaid	1,118	981	14.0%
Market Share(1)	34.4%	45.6%	-11.2	p.p.
Net additions (in thousands)	15	24	-37.5%
Contract	4	3	33.3%
Prepaid	11	21	-47.6%
Market Share of net additions to customer base(1)	4.1%	9.9%	-5.8	p.p.
Market penetration(1)	26.7%	17.9%	8.8	p.p.
Customer acquisition cost, per customer(2) (R$)	109	117	-6.8%
Monthly churn(3)	2.9%	3.2%	0.3	p.p.
Average revenue per user (R$ per month)	28.1	28.8	-2.4%
Contract	75.7	74.7	1.3%
Prepaid	13.5	14.2	-4.9%
Total minutes used per customer(4)	88	88	—
Contract	235	200	17.5%
Prepaid	44	52	-15.4%
Employees	357	377	-5.3%

(1)	Source: Anatel
(2)	Calculated as follows: (70% marketing expenses + costs of the distribution network + handset subsidy) / gross additions.
(3)	The number of customers that leave the company during the period, calculated as a percentage of the simple average of customers at the beginning and end of the period.
(4)	Total minutes of calls received and made by the company’s customers divided by the average lines in service during the relevant year (including roaming in and excluding roaming out).

Net Operating Revenue

The composition of operating revenues by category of service is presented in TLE’s consolidated financial statements and discussed below before deduction of value-added and other taxes. The following table sets forth the components of TLE’s operating revenues for the periods indicated, as well as the percentage change of each component from period to period.

	Nine-Month Periods ended
	2005	2004	% Change
	R$ millions (unaudited)
Gross operating revenue:
Usage charges	255.6	200.6	27.4%
Sales of handsets and accessories	145.9	103.3	41.2%
Monthly subscription charges	24.4	29.5	-17.3%
Interconnection fees	156.3	148.1	5.5%
Other	36.1	22.6	59.7%

Total gross operating revenue	618.3	504.1	22.7%

Value-added and other indirect taxes	(117.1)	(99.1)	18.2%
Sales and services discount and return of goods sold	(82.5)	(53.4)	54.5%

Net operating revenue	418.7	351.6	19.1%

Net operating revenue increased 19.1% to R$418.7 million for the nine months ended September 30, 2005 from R$351.6 million for the nine months ended September 30, 2004. The increase in net revenues was principally due to an increase in revenues from usage charges, sales of handsets and accessories and, to a lesser degree, interconnection fees and other revenues.

Usage charges. Revenues from usage charges increased 27.4% to R$255.6 million for the nine months ended September 30, 2005 from R$200.6 million for the nine months ended September 30, 2004, primarily due to a 13.7% increase in the customer base to 1.437 million lines in service as of September 30, 2005 from 1.264 million lines in service as of September 30, 2004. In addition, outgoing traffic also grew by 18.3% mainly due to an increase in the customer base subject to contract (who make more outgoing calls than prepaid customers) to 319 thousand lines in service subject to contract (included in the total lines of service above) as of September 30, 2005 from 283 thousand lines as of September 30, 2004.

Sales of handsets and accessories. Revenues from sales of handsets and accessories increased 41.2% to R$145.9 million for the nine months ended September 30, 2005 from R$103.3 million for the nine months ended September 30, 2004. This increase was mainly due to an increase in the customer base described above, which resulted in part from promotional campaigns to acquire new customers. Revenues from handset sales are reported before commissions and promotional discounts and include value-added taxes. In general, the purpose of handset sales is to encourage growth in customers and traffic. Accordingly, TLE, like TCP, subsidizes part of the costs of handsets. Although profit margins vary from one handset model to another and from time to time, on average profit margins are negative after taxes and discounts. The subsidy strategy resulted in a gross loss (calculated as the difference from net operating revenues from sales of handsets and accessories minus the cost of handsets and accessories) for TLE of R$40.9 million for the nine months ended September 30, 2005, compared to R$40.8 for the nine months ended September 30, 2004.

Monthly subscription charges. Revenues from monthly subscription charges decreased 17.3% to R$24.4 million for the nine months ended September 30, 2005 from R$29.5 million for the nine months ended September 30, 2004. This decrease was principally due to increased competition and the impact of TLE’s “Right Planning” loyalty program, which was introduced in May 2004 and is similar to the TCP program of the same name. Under this program, TLE tailors its contracts to the usage needs of its contract customers, seeking to provide competitive prices based on their individual profiles. This program intends to increase the loyalty of TLE’s customers.

Interconnection fees. Revenues from network usage charges increased 5.5% to R$156.3 million for the nine months ended September 30, 2005 from R$148.1 million for the nine months ended September 30, 2004. This increase was principally due to increases in the inbound traffic entering the network, primarily from long-distance calls.

Others. Revenues from other services increased 59.7% to R$36.1 million for the nine months ended September 30, 2005 from R$22.6 million for the nine months ended September 30, 2004. The increase was principally due to the increase in TLE’s customer base and an increase in the use of data services by our customers, including text message services, or SMS, wireless internet services and other value-added services. The increase in the use of data services was due in part to increases in internet access, improvements in data service tools, an increase in the number of data transmission-enabled handsets and promotional campaigns to encourage the use of value-added services.

Value-added and other indirect taxes. Value-added and other indirect taxes increased 18.2% to R$117.1 million for the nine months ended September 30, 2005 from R$99.1 million for the nine months ended September 30, 2004. This increase occurred principally because of the increase in gross operating revenues other than from interconnection fees (which are not subject to these taxes). These value-added and other indirect taxes are the same taxes as those that apply to TCP. Value-added taxes and other indirect taxes were 18.9% of TLE’s gross operating revenue in the nine months ended September 30, 2005, compared to 19.7% in the nine months ended September 30, 2004. The effective rate of taxes on gross operating revenues varies depending on the composition of TLE’s revenues.

Sales and services discount and returns of goods sold. Deductions from operating revenues include discounts on cellular handset sales, discounts on services and returns of goods sold. Discounts and returns increased 54.5% to R$82.5 million for the nine months ended September 30, 2005 from R$53.4 million for the nine months ended September 30, 2004. The increase was principally due to increases in discounts on handsets and accessories targeted at lower income customers in response to aggressive competition from other providers. Sales and services discounts and returns of good sold represented 10.6% and 13.3%, respectively, of TLE’s gross operating revenues for the nine months ended September 30, 2004 and 2005.

Cost of Services and Goods

The following table sets forth the components of TLE’s costs of services and goods sold for the periods indicated, as well as the percentage change of each component from period to period.

	Nine-Months Periods ended September
	2005	2004	% Change
	R$ million (unaudited)
Depreciation and amortization	(53.2)	(56.2)	-5.3%
Materials and services	(34.0)	(26.7)	27.3%
Interconnection charges	(11.5)	(12.6)	-8.7%
Personnel	(4.0)	(2.9)	37.9%
Rental, insurance and other related expenses	(10.4)	(8.9)	16.9%
Cost of handsets and accessories	(102.5)	(81.9)	25.2%
Fistel and other taxes	(17.8)	(15.3)	16.3%

Cost of services and goods	(233.4)	(204.5)	14.1%

TLE’s cost of services and goods increased 14.1% to R$233.4 million for the nine months ended September 30, 2005 from R$204.5 million for the nine months ended September 30, 2004. The increase was principally due to an increase in the cost of handsets and accessories and materials and services. The gross profit margin (gross profit as a percentage of net operating revenues) was 44.3% for the nine months ended September 30, 2005, compared to 41.8% for the nine months ended September 30, 2004.

Depreciation and Amortization. Depreciation and amortization expenses decreased 5.3% to R$53.2 million for the nine months ended September 30, 2005 from R$56.2 million for the nine months ended September 30, 2004. The decrease was principally due to the end of the period of depreciation for certain assets.

Materials and services. Materials and services include the cost of materials and services received from third-parties, including network usage charges paid to other cellular telecommunications service providers, to fixed-line companies and carriers for the completion on their networks of calls originated by TLE’s customers. Cost of materials and services increased 27.3% to R$34.0 million for the nine months ended September 30, 2005 from R$26.7 million for the nine months ended September 30, 2004. The increase was principally due to increases in the cost of third-party services and rental payments, such as network maintenance services and the costs of rented circuits and transmission lines, resulting mainly from the increase in the customer base, greater penetration of TLE’s network in its region and efforts to increase the quality of the services provided (such as improved coverage).

Interconnection charges. Interconnection charges include the charges that TLE pays to other telecommunications providers for the use of their networks to complete local and long-distance calls that originate from TLE’s network. Interconnection charges decreased 8.7% to R$11.5 million for the nine months ended September 30, 2005 from R$12.6 million for the nine months ended September 30, 2004, primarily due to the effects of the SMP regime and the “partial Bill & Keep” billing system.

Personnel. Personnel expenses increased 37.9% to R$4.0 million for the nine months ended September 30, 2005 from R$2.9 million for the nine months ended September 30, 2004. This increase was principally due to an approximate 6.0% increase in salaries under the terms of TLE’s collective bargaining agreement, which is renegotiated annually to take effect on November 1, and due to training program costs.

Rentals, insurance and other related expenses. Rentals, insurance and condominium fees increased 16.9% to R$10.4 million for the nine months ended September 30, 2005 from R$8.9 million for the nine months ended September 30, 2004. This increase was principally due to the expansion of TLE’s network and the renegotiation of contracts.

Cost of handsets and accessories. The cost of handsets and accessories increased 25.2% to R$102.5 million for the nine months ended September 30, 2005 from R$81.9 million for the nine months ended September 30, 2004. The increase was principally due to the increase in the customer base, as well as an increase in the average prices of handsets sold related to marketing efforts.

Fistel and other taxes. Fistel and other tax expenses increased 16.3% to R$17.8 million for the nine months ended September 30, 2005 from R$15.3 million for the nine months ended September 30, 2004. The increase was principally due to the increase in the customer base.

Operating Expenses

The following table sets forth the components of TLE’s operating expenses for the periods indicated, as well as the percentage change of each component from period to period.

	Nine-Month Periods ended
	2005	2004	% Change
	R$ million (unaudited)
Selling expenses	(141.8)	(103.7)	36.7%
General and Administrative expenses	(42.8)	(41.8)	2.4%
Other net operating expenses	(4.7)	(4.2)	11.9%

Operating expenses	(189.3)	(149.7)	26.5%

Operating expenses increased 26.5% to R$189.3 million for the nine months ended September 30, 2005 from R$149.7 million for the nine months ended September 30, 2004. The increase resulted mainly from the increase in selling expenses to face aggressive competition in the market.

Selling expenses. Selling expenses increased 36.7% to R$141.8 million for the nine months ended September 30, 2005 from R$103.7 million for the nine months ended September 30, 2004. The increase was principally due to an increase in third-party services (such as marketing and promotional services) in a highly competitive environment, an increase in provisions for doubtful accounts, an increase in the customer base and commissions to independent distributors in order to attract higher quality customers. TLE’s provision for doubtful accounts increased 63.3% to R$14.7 million for the nine months ended September 30, 2005 from R$9.0 million for the nine months ended September 30, 2004, principally due to an increase in the customer base and the incorrect use of our network. As a result of this increase, provisions for doubtful accounts were 2.4% of gross revenues for the nine months ended September 30, 2005, compared to 1.8% of gross revenues for the nine months ended September 30, 2004.

General and administrative expenses. General and administrative expenses increased 2.4% to R$42.8 million for the nine months ended September 30, 2005 from R$41.8 million for the nine months ended September 30, 2004. The increase was principally due to increases in rental, insurance and condominium fees relating to the expansion of our network.

Other net operating expense. Other net operating expenses increased 11.9% to R$4.7 million for the nine months ended September 30, 2005 from R$4.2 million for the nine months ended September 30, 2004, principally due to an increase in reserves for litigation contingencies, partially offset by an increase in income from handset manufacturers’ incentives.

Net Financial Expense

The following table sets forth the components of TLE’s net financial expense for the periods indicated, as well as the percentage change of each component from period to period.

	Nine-Months Periods ended
	2005	2004	% Change
	R$ million (unaudited)
Financial income	5.7	2.1	171.4%
Foreign currency exchange gain and losses	53.9	6.8	692.6%
Net losses on foreign currency derivative contracts	(89.4)	(12.2)	632.8%
Financial expenses	(14.9)	(11.2)	33.0%

Financial expense, net	(44.7)	(14.5)	208.3%

TLE had net financial expense of R$44.7 million for the nine months ended September 30, 2005, compared to net financial expense of R$14.5 million for the nine months ended September 30, 2004. This change was due in part to an increase in the average CDI rate to 14.09% for the nine months ended September 30, 2005 from 11.72% for the nine months ended September 30, 2004, which led to increased financial expense on higher net debt during the period. TLE also recorded non-recurring interest expense for a fine relating to ICMS tax (state value-added tax) paid in September 2005. TLE recorded a R$47.1 million increase in exchange gains, which was more than offset by a R$77.3 million increase in losses on foreign currency derivative contracts from period to period.

Income and Social Contribution Taxes

Income and social contribution tax expenses increased 27.7% to R$6.0 million for the nine months ended September 30, 2005 from R$4.7 million for the nine months ended September 30, 2004, respectively. This increase was principally due to an increase in income before income and social contribution taxes at Telergipe, one of TLE’s operating subsidiaries. In spite of the loss before income and social contribution taxes of R$48.5 million that we recorded for the nine months ended September 30, 2005, we recorded income taxes in the period because of the taxable income of Telergipe. According to Brazilian tax law, losses from consolidated entities cannot be used to offset income of other consolidated entities.

Net Loss

As a result of the foregoing, TLE recorded a net loss of R$54.5 million for the nine months ended September 30, 2005, compared to R$22.3 million for the nine months ended September 30, 2004.

TLE’s Liquidity and Capital Resources

Sources of Funds

TLE generated cash flow from operations of R$33.6 million and R$5.8 million in the nine months ended September 30, 2005 and 2004, respectively.

TLE had net cash used in financing activities of R$28.7 million in the nine months ended September 30, 2005, compared to net cash provided by financing activities of R$21.2 million in the nine months ended September 30, 2004. In the nine months ended September 30, 2005, net cash used in financing activities consisted of loan repayments of R$40.7 million and net settlements on derivative contracts of R$29.6 million, partially offset by new loans obtained of R$36.0 million.

TLE had R$116.6 million in long-term loans and financing as of September 30, 2005. TLE’s R$146.7 million in short-term indebtedness as of September 30, 2005 consisted primarily of funding from financial institutions. At September 30, 2005, TLE had working capital (current assets minus current liabilities) of R$109.7 million.

We believe that TLE’s available borrowing capacity, together with funds generated by operations, should provide sufficient liquidity and capital resources to pursue TLE’s business strategy for the foreseeable future with respect to working capital, capital expenditures and other operating needs.

Uses of Funds

TLE’s principal uses of funds are for capital expenditures and servicing of its debt.

Capital expenditures (including capitalized interest) consumed cash flows of R$63.0 million in the nine months ended September 30, 2005, compared to R$63.3 million in the nine months ended September 30, 2004. Repayment of debt consumed cash flows of R$40.7 million and R$66.6 million in the nine months ended September 30, 2005 and 2004, respectively. TLE did not pay dividends or interest on shareholders’ equity in the nine months ended September 30, 2005 and 2004, respectively.

	Nine Months Ended September 30,
	2005	2004
	(R$ millions)
Switching equipment	15.3	31.8
Transmission equipment	20.9	15.0
Information Technology	1.9	1.1
Others	24.9	15.4

Total capital expenditures	63.0	63.3

Debt

As of September 30, 2005, TLE’s total debt position was as follows:

Debt	Amount Outstanding as of September 30, 2005
R$ million
Financing from banks	257.9
Financing from suppliers	0.8
Interest	4.6
Related parties	—

Total long-term debt, excluding the short-term portion	116.6

Short-term debt	146.7

Total debt	263.3

TLE’s long-term debt as of September 30, 2005 matures in accordance with the following schedule. The table below represents only the long-term debt as of September 30, 2005 and does not include the short-term portion of long-term debt as of September 30, 2005, which is included in short-term debt in the table above.

Year Ending December 31,	Principal Amount
R$ millions
2008	116.6

As of September 30, 2005, TLE’s total debt was R$263.3 million, of which R$263.3 million, or 100%, was denominated in U.S. dollars (US$118.5 million) and therefore exposed to currency fluctuations. Devaluation of the real results in exchange losses on foreign currency indebtedness. In order to protect against the risk of devaluation of the real, TLE has entered into over-the-counter derivatives transactions with international and domestic financial institutions. In the nine months ended September 30, 2005, TLE’s derivatives positions produced a loss of R$89.5 million, which was partially offset by the R$49.5 million of exchange gains on TLE’s foreign currency-denominated debt. At September 30, 2005, TLE had derivative contracts that covered amounts in excess of TLE’s foreign currency-denominated debt.

TLE is exposed to interest rate risk as a consequence of TLE’s floating rate debt. At September 30, 2005, approximately 44.3% of TLE’s interest-bearing liabilities bore interest at floating rates, primarily LIBOR.

In addition, TLE’s debt as of September 30, 2005 included U.S. dollar-denominated debt issued by several lenders pursuant to Central Bank Resolution No. 2,770, which allows Brazilian banks to make certain U.S. dollar-denominated loans. TLE had US$63.6 million outstanding under such loans as of September 30, 2005. The loans had an average maturity date of September 2006 and an average interest rate of 3.32%.

Some of the debt agreements of TLE and its subsidiaries contain cross-default provisions, restrictions on changes of control and restrictive covenants relating to the incurrence of indebtedness. Financial ratios involve, (1) interest coverage ratios and (2) debt to capital ratios. At September 30, 2005, Telebahia, one of TLE’s subsidiaries, was not in compliance with a financial covenant under one of its debt agreements with the European Investment Bank, representing US$38 million in outstanding debt.

Off-Balance Sheet Arrangements

As of September 30, 2005, there were no off-balance sheet arrangements. All of TLE’s majority-owned subsidiaries are included in its consolidated financial statements. TLE does not have any interests in, or relationships with, any special purpose entities that are not reflected in its consolidated financial statements.

Contractual Obligations and Commercial Commitments

Total contractual obligations at September 30, 2005 were R$741.5 million, compared to R$689.3 million at December 31, 2004, mainly due to an increase in operating leases.

U.S. GAAP Reconciliation

TLE prepares its consolidated financial statements in accordance with Brazilian GAAP, which differs in significant respects from U.S. GAAP. Net losses for the nine months ended September 30, 2004 and 2005 were R$33.0 million and R$59.9 million, respectively, under U.S. GAAP, compared to net losses of R$22.3 million and R$54.5 million, respectively, under Brazilian GAAP. Shareholders’ equity at December 31, 2004 and September 30, 2005 was R$385.7 million and R$325.8 million, respectively, under U.S. GAAP, compared to shareholders’ equity of R$374.5 million and R$320.0 million, respectively, under Brazilian GAAP. See note 20 to TLE’s unaudited consolidated financial statements for a description of the principal differences between Brazilian GAAP and U.S. GAAP as they relate to TLE, and a reconciliation to U.S. GAAP of net losses and total shareholders’ equity.

TSD’s Consolidated Results of Operations for the Nine Months Ended September 30, 2004 and 2005

The following table sets forth certain components of TSD’s income for the periods indicated.

	Nine-Month Periods Ended September 30,
	2005	2004	% Change
	R$ millions (unaudited)
Net operating revenue	1,505.3	1,408.1	6.9%
Cost of services and goods	(777.4)	(761.8)	2.0%

Gross profit	727.9	646.3	12.6%

Operating expenses:
Selling expenses	(462.2)	(360.0)	28.4%
General and administrative expenses	(148.4)	(150.1)	-1.1%
Other net operating expenses	(6.3)	(6.0)	5.0%

Operating income before gains of unconsolidated affiliates and net financial expense	111.0	130.2	-14.7%

Net financial expenses	14.6	7.0	108.6%

Operating income	125.6	137.2	-8.5%

Net non-operating (expenses) income	0.8	(0.1)	-900.0%

Income before minority interests and taxes	126.4	137.1	-7.8%

Income taxes	(48.4)	(52.5)	-7.8%
Minority interests	—	—

Net income	78.0	84.6	-7.8%

Operating data

The following table sets forth certain operating components of TSD.

	Nine-Month Periods Ended September 30,
	2005	2004	% Change
Total number of customers (in thousands)	4,642	4,065	14.2%
Contract	1,421	1,181	20.3%
Prepaid	3,221	2,884	11.7%
Market Share(1)	44.2%	48.4%	-4.2	p.p.
Net additions (in thousands)	(24)	142		n.a.
Contract	36	46	-21.7%
Prepaid	(60)	96		n.a.
Market share of net additions to customer base(1)	-6.9%	42.7%	-49.6	p.p.
Market penetration(1)	55.9%	45.8%	10.1	p.p.
Customer acquisition cost, per customer(2) (R$)	156	185	-15.7%
Monthly churn(3)	2.8%	2.4%	0.4	p.p.
Average revenue per user (R$ per month)	31.2	34.0	-8.2%
Contract	69.8	73.5	-5.0%
Prepaid	14.6	16.9	-13.6%
Total minutes used per customer(4)	89	99	-10.1%
Contract	189	203	-6.9%
Prepaid	45	54	-16.7%
Employees	1,115	1,236	-9.8	%`

(1)	Source: Anatel
(2)	Calculated as follows: (70% marketing expenses + costs of the distribution network + handset subsidy) / gross additions.

(3)	The number of customers that leave the company during the period, calculated as a percentage of the simple average of customers at the beginning and end of the period.
(4)	Total minutes of calls received and made by the company’s customers divided by the average lines in service during the relevant year (including roaming in and excluding roaming out).

Net Operating Revenue

The composition of operating revenues by category of service is presented in TSD’s consolidated financial statements and discussed below before deduction of valued-added and other taxes. The following table sets forth the components of TSD’s operating revenues for the periods indicated, as well as the percentage change of each component from period to period.

	Nine-Month Period Ended
	2005	2004	% Change
	R$ million (unaudited)
Gross operating revenue:
Usage charges	1,016.0	813.6	24.9%
Sales of handsets and accessories	470.0	395.7	18.8%
Monthly subscription charges	70.2	108.5	-35.3%
Interconnection fees	556.4	592.6	-6.1%
Other	96.9	46.5	108.4%

Total gross operating revenue	2,209.5	1,956.9	12.9%

Value-added and other indirect taxes	(474.3)	(397.5)	19.3%
Sales and services discount and return of goods sold	(229.9)	(151.3)	51.9%

Net operating revenue	1,505.3	1,408.1	6.9%

Net operating revenue increased 6.9% to R$1,505.3 million for the nine months ended September 30, 2005 from R$1,408.1 million for the nine months ended September 30, 2004, principally due to an increase in revenues from usage charges and, to a lesser degree, increases in revenues from sales of handsets and accessories and other revenues. These increases were partially offset by decreases in revenues from monthly subscription charges and interconnection fees.

Usage charges. Revenues from usage charges increased 24.9% to R$1,016.0 million for the nine months ended September 30, 2005 from R$813.6 million for the nine months ended September 30, 2004. This increase was principally due to a 14.2% increase in the customer base to 4.642 million lines in service at September 30, 2005 from 4.065 million lines in service at September 30, 2004. In addition, outgoing traffic also grew by 20.8% primarily due to an increase in the customer base subject to contract (who make more outgoing calls than prepaid customers) to 1.4 million lines in service subject to contract (included in the total lines of service above) at September 30, 2005 from 1.2 million lines at September 30, 2004.

Sales of handsets and accessories. Revenues from sales of handsets and accessories increased 18.8% to R$470.0 million for the nine months ended September 30, 2005 from R$395.7 million for the nine months ended September 30, 2004. This increase was mainly due to the increase in the customer base described above, which resulted in part from promotional campaigns to acquire new customers. Revenues from handset sales are reported before commissions and promotional discounts and include value-added taxes. In general, the purpose of handset sales is to encourage growth in customers and traffic. Accordingly, TSD, like TCP, subsidizes part of the costs of handsets. Although profit margins vary from one handset model to another and from time to time, on average profit margins are negative after taxes and discounts. The subsidy strategy resulted in a gross loss (calculated as the difference from net operating revenues from sales of handsets and accessories minus the cost of handsets and accessories) for TSD of R$131.4 million for the nine months ended September 30, 2005, compared to R$125.2 for the nine months ended September 30, 2004.

Monthly subscription charges. Revenues from monthly subscription charges decreased 35.3% to R$70.2 million for the nine months ended September 30, 2005 from R$108.5 million for the nine months ended September 30, 2004. This decrease was principally due to the impact of TSD’s “Right Planning” loyalty program, which was introduced in May 2004 and is similar to the TCP program of the same name.

Interconnection fees. Revenues from interconnection fees decreased 6.1% to R$556.4 million for the nine months ended September 30, 2005 from R$592.6 million for the nine months ended September 30, 2004. This decrease was principally due to the trend toward a greater volume of cellular to cellular calls and a reduction in volume of fixed line to cellular calls and to the effect of the partial “Bill & Keep” system under Anatel’s Personal Mobile Service (Serviço Móvel Pessoal, or SMP) regime. The migration of calls away from fixed line services decreases TSD’s interconnection fees because the interconnection fees that apply to calls from a fixed line to a cellular line are higher than the fees that apply to calls from a cellular line to another cellular line.

Others. Revenues from other services increased 108.4% to R$96.9 million for the nine months ended September 30, 2005 from R$46.5 million for the nine months ended September 30, 2004. The increase was principally due to the increase in TSD’s customer base and an increase in the use of data services by our customers, including text message services, or SMS, wireless internet services and other value-added services. The increase in the use of data services was due in part to increases in internet access, improvements in data service tools, the launch of new services and an increase in the number of data transmission-enabled handsets. New services launched in the nine months ended September 30, 2005 include SmartMail, a wireless e-mail service; Corporate VIVO Play 3G, a third generation service providing cellular access to multimedia content; and games.

Value-added and other indirect taxes. Value-added and other indirect taxes increased 19.3% to R$474.3 million for the nine months ended September 30, 2005 from R$397.5 million for the nine months ended September 30, 2004. This increase occurred principally because of the increase in gross operating revenues other than from interconnection fees (which are not subject to these taxes). Value-added taxes and other indirect taxes were 21.5% of TSD’s gross operating revenues in the nine months ended September 30, 2005, compared to 20.3% in the nine months ended September 30, 2004. The effective rate of taxes on gross operating revenues varies depending on the composition of TSD’s revenues.

Sales and services discount and returns of goods sold. Deductions from operating revenues include discounts on cellular handset sales, discounts on services and returns of goods sold. Discounts and returns increased 51.9% to R$229.9 million for the nine months ended September 30, 2005 from R$151.3 million for the nine months ended September 30, 2004. The increase was principally due to increases in discounts on handsets and accessories in response to aggressive competition from other providers. Sales and services discounts and returns of good sold represented 7.7% and 10.4%, respectively, of TSD’s gross operating revenues for the nine months ended September 30, 2004 and 2005.

Cost of Services and Goods

The following table sets forth the components of TSD’s costs of services and goods sold for the periods indicated, as well as the percentage change of each component from period to period.

	Nine-Month Periods Ended
	2005	2004	% Change
	R$ millions (unaudited)
Depreciation and amortization	(175.4)	(206.8)	-15.2%
Materials and services	(96.1)	(77.2)	24.5%
Interconnection charges	(34.4)	(41.2)	-16.5%
Personnel	(14.7)	(12.9)	14.0%
Rental, insurance and other related expenses	(36.7)	(34.8)	5.5%
Cost of handsets and accessories	(362.5)	(343.0)	5.7%
Fistel and other taxes	(57.6)	(45.9)	25.5%

Cost of services and goods	(777.4)	(761.8)	2.0%

TSD’s cost of services and goods increased 2.0% to R$777.4 million for the nine months ended September 30, 2005 from R$761.8 million for the nine months ended September 30, 2004. The increase was principally due to increases in the cost of handsets and accessories, materials and services and taxes, partially offset by decreases in depreciation and amortization expenses and, to a lesser degree, interconnection charges. The gross profit margin (gross profit as a percentage of net operating revenues) was 48.4% for the nine months ended September 30, 2005, compared to 45.9% for the nine months ended September 30, 2004.

Depreciation and Amortization. Depreciation and amortization expenses decreased 15.2% to R$175.4 million for the nine months ended September 30, 2005 from R$206.8 million for the nine months ended September 30, 2004. The decrease was principally due to our analog assets becoming fully depreciated.

Materials and services. Materials and services include cost of materials and services received from third-parties, including network usage charges paid to other cellular telecommunications service providers, to fixed-line companies and carriers for the completion on their networks of calls originated by TSD’s customers. Cost of materials and services increased 24.5% to R$96.1 million for the nine months ended September 30, 2005 from R$77.2 million for the nine months ended September 30, 2004. The increase was principally due to an increase in the cost of third-party services and rental payments, such as network maintenance services and the costs of rented circuits and transmission lines, resulting mainly from the increase in the customer base, greater penetration of TSD’s network in its region and efforts to increase the quality of the services provided (such as to provide third generation technology and increased capacity and coverage).

Interconnection charges. Interconnection charges include the charges that TSD pays to other telecommunications providers for the use of their networks to complete local and long-distance calls that originate from TSD’s network. Interconnection charges decreased 16.5% to R$34.4 million for the nine months ended September 30, 2005 from R$41.2 million for the nine months ended September 30, 2004, primarily due to the effects of the SMP regime and the “partial Bill & Keep” billing system.

Personnel. Personnel expenses increased 14.0% to R$14.7 million for the nine months ended September 30, 2005 from R$12.9 million for the nine months ended September 30, 2004. This increase was principally due to an approximate 6% increase in salaries under the terms of TSD’s collective bargaining agreement, which it renegotiates annually to take effect on November 1 and due to training program costs.

Rentals, insurance and other related expenses. Rentals, insurance and condominium fees increased 5.5% to R$36.7 million for the nine months ended September 30, 2005 from R$34.8 million for the nine months ended September 30, 2004. The increase was principally due to expansion of TSD’s network.

Cost of handsets and accessories. The cost of handsets and accessories increased 5.7% to R$362.5 million for the nine months ended September 30, 2005 from R$343.0 million for the nine months ended September 30, 2004. The increase was principally due to the increase in the customer base and in average prices of handsets sold relating to marketing efforts targeting customers in higher income brackets.

Fistel and other taxes. Fistel and other tax expenses increased 25.5% to R$57.6 million for the nine months ended September 30, 2005 from R$45.9 million for the nine months ended September 30, 2004. The increase was principally due to the increase in the customer base.

Operating Expenses

The following table sets forth the components of TSD’s operating expenses for the periods indicated, as well as the percentage change of each component from period to period.

	Nine-Month Periods Ended
	2005	2004	% Change
	R$ millions (unaudited)
Selling expenses	(462.2)	(360.0)	28.4%
General and administrative expenses	(148.4)	(150.1)	-1.1%
Other net operating income (expense), net	(6.3)	(6.0)	5.0%

Operating expenses	(616.9)	(516.1)	19.5%

Operating expenses increased 19.5% to R$616.9 million for the nine months ended September 30, 2005 from R$516.1 million for the nine months ended September 30, 2004. The increase resulted mainly from the increase in selling expenses in the face of aggressive competition.

Selling expenses. Selling expenses increased 28.4% to R$462.2 million for the nine months ended September 30, 2005 from R$360.0 million for the nine months ended September 30, 2004. The increase was principally due to an increase in third-party services (such as marketing, client care and call center services), marketing and promotional services in a highly competitive environment, an increase in commissions paid to independent distributors (which increased due to the number of handsets sold) and an increase in provisions for doubtful accounts. TSD’s provision for doubtful accounts increased 3.0% to R$30.5 million for the nine months ended September 30, 2005 from R$29.6 million for the nine months ended September 30, 2004, principally due an increase in the customer base and the incorrect use of TSD’s network. Provisions for doubtful accounts were 1.4% of gross operating revenues for the nine months ended September 30, 2005, compared to 1.5% of gross operating revenues for the nine months ended September 30, 2004.

General and administrative expenses. General and administrative expenses decreased 1.1% to R$148.4 million for the nine months ended September 30, 2005 from R$150.1 million for the nine months ended September 30, 2004. The slight decrease was principally due to favorable renegotiations of contracts.

Other net operating (expense) income. Other net operating expense increased 5.0% to R$6.3 million for the nine months ended September 30, 2005 from R$6.0 million for the nine months ended September 30, 2004, principally due to an increase in reserves for litigation contingencies and taxes, partially offset by recovery of expenses due to favorable results in certain litigation.

Net Financial Income (Expense)

The following table sets forth the components of TSD’s net financial income for the periods indicated, as well as the percentage change from period to period.

	Nine-Month Periods Ended
	2005	2004	% Change
	R$ millions (unaudited)
Financial income	62.6	53.5	17.0%
Exchange gain and losses	10.0	(4.7)	-312.8%
Gain (Losses) on foreign currency derivative contracts	(31.1)	(13.9)	123.7%
Financial expenses	(26.9)	(27.9)	-3.6%

Financial income, net	14.6	7.0	108.6%

TSD had net financial income of R$14.6 million for the nine months ended September 30, 2005, compared to net financial income of R$7.0 million for the nine months ended September 30, 2004. This change was due in part to an increase in the average CDI rate to 14.09% for the nine months ended September 30, 2005 from 11.72% for the nine months ended September 30, 2004, which led to increased financial income on higher average cash balances during the period.

Income and Social Contribution Taxes

Income and social contribution tax expenses decreased 7.8% to R$48.4 million for the nine months ended September 30, 2005 from R$52.5 million for the nine months ended September 30, 2004. This decrease was principally due to the reduction in income before income and social contribution taxes from period to period. TSD’s effective tax rate was 38.3% in both the nine-month periods ended September 30, 2005 and 2004.

Net Income

As a result of the foregoing, TSD recorded net income of R$78.0 million for the nine months ended September 30, 2005, compared to R$84.6 million for the nine months ended September 30, 2004.

TSD’s Liquidity and Capital Resources

Sources of Funds

TSD generated cash flow from operations of R$214.4 million and R$277.7 million in the nine months ended September 30, 2005 and 2004, respectively.

TSD had net cash used in financing activities of R$25.0 million in the nine months ended September 30, 2005, compared to net cash used in financing activities of R$163.2 million in the nine months ended September 30, 2004. In the nine months ended September 30, 2005, net cash used in financing activities included loan repayments of R$28.0 million and net settlements on derivatives contracts of R$33.5 million.

TSD had no long-term loans or financing as of September 30, 2005. TSD’s R$15.6 million in short-term indebtedness as of September 30, 2005 consisted primarily of funding from financial institutions. At September 30, 2005, TSD had working capital (current assets minus current liabilities) of R$653.6 million.

We believe that TSD’s available borrowing capacity, together with funds generated by operations, should provide sufficient liquidity and capital resources to pursue TSD’s business strategy for the foreseeable future with respect to working capital, capital expenditures and other operating needs.

Uses of Funds

TSD’s principal uses of funds are for capital expenditures, servicing of its debt and payments of dividends to shareholders.

Capital expenditures (including capitalized interest) consumed cash flows of R$171.9 million in the nine months ended September 30, 2005 compared to R$126.4 million in the nine months ended September 30, 2004. Repayment of debt consumed cash flows of R$28.0 million and R$144.3 million in the nine months ended September 30, 2005 and 2004, respectively. Capital expenditures were as set forth in the table below.

	Nine Months Ended September 30,
	2005	2004
	R$ millions
Switching equipment	51.4	49.4
Transmission equipment	58.9	29.5
Information Technology	6.1	4.0
Others	55.5	43.5

Total capital expenditures	171.9	126.4

TSD did not pay dividends or interest on shareholders’ equity in the nine months ended September 30, 2005 and 2004.

Debt

As of September 30, 2005, TSD’s total debt was R$15.6 million, of which R$15.6 million, or 100%, was denominated in U.S. dollars (U.S.$7.0 million) and therefore exposed to currency fluctuations. Devaluation of the real results in exchange losses on foreign currency indebtedness. In order to protect against the risk of devaluation of the real, TSD has entered into over-the-counter derivatives transactions with international and domestic financial institutions. In the nine months ended September 30, 2005, TSD’s derivatives positions produced a loss of R$10.7 million, which was partially offset by the R$5.6 million of exchange gains on TSD’s foreign currency-denominated debt. At September 30, 2005, TSD had derivative contracts that covered amounts in excess of TSD’s foreign currency-denominated debt.

TSD is exposed to interest rate risk as a consequence of TSD’s floating rate debt. At September 30, 2005, approximately 53.6% of TSD’s interest-bearing liabilities bore interest at floating rates, primarily LIBOR.

Off-Balance Sheet Arrangements

As of September 30, 2005, there were no off-balance sheet arrangements. All of TSD’s majority-owned subsidiaries are included in its consolidated financial statements. TSD does not have any interests in, or relationships with, any special purpose entities that are not reflected in its consolidated financial statements.

Contractual Obligations and Commercial Commitments

Total contractual obligations at September, 30, 2005 were R$1,212.7 million, compared to R$1,058.1 million at December 31, 2004, mainly due to an increase in operating leases.

U.S. GAAP Reconciliation

TSD prepares its consolidated financial statements in accordance with Brazilian GAAP, which differs in significant respects from U.S. GAAP. Net income for the nine months ended September 30, 2004 and 2005 was R$26.1 million and R$59.6 million, respectively, under U.S. GAAP, compared to net income of R$84.6 million and R$78.0 million, respectively, under Brazilian GAAP. Shareholders’ equity at December 31, 2004 and September 30, 2005 was R$1,991.3 million and R$2,048.4 million, respectively, under U.S. GAAP, compared to shareholders’ equity of R$1,970.7 million and R$2,048.7 million, respectively, under Brazilian GAAP. See note 21 to TSD’s unaudited consolidated financial statements for a description of the principal differences between Brazilian GAAP and U.S. GAAP as they relate to TSD, and a reconciliation to U.S. GAAP of net losses and total shareholders’ equity.

Description of Celular CRT’s Business

Business Overview

Celular CRT Participações S.A., or Celular CRT, provides cellular telecommunications services in the state of Rio Grande do Sul through its wholly owned subsidiary Celular CRT S.A. Celular CRT uses a frequency range known as A Band that covers 69.7% of the municipalities in the state of Rio Grande do Sul and 95.9% of the population of that state. At September 30, 2005, Celular CRT had 3.4 million cellular lines in service and a market share of approximately 50.3% in its authorization area, estimated based on the total number of cellular lines in service in that area as published by Anatel.

The following table sets forth information of Celular CRT’s cellular telecommunications base, coverage and related matters at the dates and for the periods indicated.

	Nine-Month Period Ended September 30, 2005	Year Ended December 31,
		2004	2003	2002
Cellular lines in service at period end (in thousands)	3,391	3,215	2,523	2,078
Contract customers	854	788	687	611
Prepaid customers	2,537	2,427	1,836	1,467
Growth in cellular lines in service during period	176	692	445	293
Churn(1)	1.6%	1.6%	1.8%	1.4%
Estimated population in concession areas (in millions)(2)	10.5	10.4	10.3	10.2
Estimated covered population (in millions)(3)	10.0	9.9	9.7	9.6
Percentage of population covered(4)	95.9	95.7%	95.5	95.4
Penetration at period-end(5)	62.0%	54.0%	39.0%	31.0%
Percentage of municipalities covered	69.7%	67.8%	67.8%	67.6%
Average monthly minutes of use per customer(6)	70.0	79.5%	82.3	91.6
Market share(7)	50.3%	54.8%	60.0%	65.2%

(1)	Churn is the number of customers that leave Celular CRT during the period, calculated as a percentage of the simple average of customers at the beginning and end of the period.
(2)	Projections based on estimates of the IBGE.
(3)	Number of people in Celular CRT’s region that can access its cellular telecommunications signal.
(4)	Percentage of the population in Celular CRT’s region that can access its cellular telecommunications signal.
(5)	Number of cellular lines in service in Rio Grande do Sul, including those of its competitors, divided by the population of its region.
(6)	Average monthly minutes of use per lines in service is the total minutes of calls received and made by Celular CRT’s customers divided by the average lines in service during the relevant year (includes roaming in and excludes roaming out).
(7)	Estimate based on all lines in service in Rio Grande do Sul at period end.

Services

Celular CRT provides cellular telecommunications services using both digital and analog technologies. Celular CRT’s network provides both CDMA and TDMA digital services and AMPS, or analog services. All of Celular CRT’s services are provided in the frequency of 850 MHz.

Celular CRT provides voice and ancillary services, including voicemail and voicemail notification, call forwarding, three-way calling, caller identification, short messaging, limitations on the number of used minutes, cellular chat rooms and data services such as wireless application protocol services through which clients can access WAP sites and portals. Celular CRT offers direct access to the Internet through either PCMCIA cards (Personal Computer Memory Card International Association, an organization consisting of some 500 companies that has developed standardized small, credit card-sized devices, called PC Cards) designed to connect compatible PDA’s (Personal Digital Assistant, a handheld device that combines computing, telephone/fax, Internet and networking features) and laptops or cellular phones by cable connection that offers to corporate subscribers secure access to their intranet and office resources. Celular CRT also offers services like Multimedia Message Service, MExE (Mobile Execution Environment) that enable the handset to download applications and execute them using a user interface with icons to identify the main services, such as voicemail, downloads and text messaging (SMS).

Celular CRT offers roaming services through agreements with local cellular service providers throughout Brazil and other countries that allow its subscribers to make and receive calls while out of Celular CRT’s authorization area. Celular CRT also provides reciprocal roaming services to subscribers of those cellular service providers while they are in its authorization area.

Celular CRT operated 30 points of sale at December 31, 2004, in addition to an independent authorized service network comprised of both exclusive and nonexclusive dealers, with 965 service points capable of selling services and cell phones. At December 31, 2004, credit recharges were available for customers at nearly 20,000 sites.

Network

At December 31, 2004, Celular CRT’s network, which provides CDMA and TDMA digital and AMPS analog services, covered 67.1% of the municipalities in the state of Rio Grande do Sul, or 95.7% of the population of its region. Celular CRT’s network is connected primarily through a fiber-optic transmission system partially leased from Brasil Telecom. At December 31, 2004, Celular CRT’s network included 15 cellular switches and 1,563 radio base stations.

Competition

Celular CRT faces intense competition in all the areas in which it operates, principally from other cellular service providers and also from fixed line operators. Many of these competitors are part of large, national or multinational groups and therefore have access to financing, new technologies and other benefits that derive from being owned by such a group. Fixed line operators generally charge much lower tariffs than cellular service providers.

Celular CRT’s principal cellular competitor is Claro (Telet S.A.), which operates in several regions in Brazil, including Celular CRT’s region. Other cellular competitors are Brasil Telecom S.A. and TIM. The main fixed line competitor in its area is Brasil Telecom.

Celular CRT also competes with certain other wireless telecommunications services, such as mobile radio (including digital trunking technology, offered by Nextel), paging and beeper services, which are used by some in its area as a substitute for cellular telecommunications services. These competing wireless telecommunications services are generally less expensive than cellular telecommunication services.

Satellite-operated services, which provide nationwide coverage, are also available in Brazil. Although these services have the advantage of covering much larger areas than those covered by the cellular telecommunications services, they are considerably more expensive than the cellular telecommunications services Celular CRT offers and do not provide competitive coverage inside buildings.

Other Information

Celular CRT’s business is influenced by a number of factors that are common to the Vivo companies. For information on certain of these factors, see the captions “Taxes on Telecommunications Services and Handset Sales,” “Billing and Collection,” “Fraud Detection and Prevention” and “Regulation of the Brazilian Telecommunications Industry” in TCP’s Annual Report on Form 20-F for the year ended December 31, 2004 incorporated by reference in this prospectus.

Litigation

The following is a description of certain litigation to which Celular CRT is a party. See note 14 to Celular CRT’s unaudited condensed consolidated interim financial statements and note 21 to Celular CRT’s audited consolidated financial statements included in this prospectus for the amounts of reserves established for certain claims in which an unfavorable outcome is considered probable, as well as certain information about amounts involved in claims in which an unfavorable outcome is considered possible.

Lune Projetos Especiais Telecomunicação Comércio e Ind. Ltda., or Lune, a Brazilian company, filed lawsuits against 23 wireless telecommunications operators, including Celular CRT. The lawsuits allege that the defendants violated Patent No. 9202624–9, related to a Caller ID system (Equipamento Controlador de Chamadas Entrantes e do Terminal do Usuário), granted to Lune by the Brazilian Intellectual Property Agency—INPI on September 30, 1997. Lune has requested that the defendants cease to provide Caller ID services and seeks payment from them for the alleged unauthorized use of the Caller ID system in an amount equivalent to the payment of fees received by the defendants for use of the Caller ID system. Lune’s right to use the patent was suspended by a federal judge in the State of São Paulo in a proceeding initiated against Lune and INPI by Ericsson Telecomunicações S.A. Telesp Celular and Telerj Celular filed identical lawsuits against Lune and INPI, and those lawsuits are still pending before the courts. We believe based on the opinion of outside counsel that the likelihood of an unfavorable outcome with respect to Lune’s claim against Celular CRT is possible. We are unable to determine at this time the extent of any potential liabilities with respect to this claim.

Celular CRT, together with other Brazilian wireless telecommunications operators, are defendants in certain lawsuits brought by the federal public prosecutor’s office and consumer protection associations challenging the deadline for the use of purchased prepaid minutes. Plaintiffs claim that purchased prepaid minutes should not expire after any specified deadline. Conflicting decisions have been issued by the federal courts reviewing this matter. Although we believe that Celular CRT’s criteria for imposing the deadline are in compliance with Anatel’s rules, we believe based on the opinion of outside counsel that an unfavorable outcome with respect to this claim is possible.

On November 27, 1998, Law No. 9,718 changed the method of calculation and effectively increased the amounts of certain taxes (the Contribution for the Financing of Social Security (Contribuição para Financiamento da Seguridade Social, or COFINS) and the Social Integration Program (Programa de Integração Social, or PIS)) owed by Celular CRT’s subsidiary. Although we claim that this increase is unconstitutional, based on the opinion of outside counsel we believe that an unfavorable outcome with respect to this claim is possible. However, we do not believe an unfavorable outcome would have a material adverse effect on Celular CRT’s financial condition and results of operations.

Several telecommunications operators, including Celular CRT, are defendants in a lawsuit brought by the federal public prosecutor’s office challenging the policy of passing the COFINS and PIS expenses to customers by incorporating them into their charges. Celular CRT’s is defending on the grounds that COFINS and PIS are cost components of the services provided to customers and, as such, should be incorporated into the price of such services, as is the practice throughout the telecommunications industry. We believe, based on the opinion of outside counsel, that an unfavorable outcome with respect to this claim is remote.

The state of Rio Grande do Sul filed administrative proceedings against Celular CRT in order to collect amounts allegedly due as a result of taxes levied on international calls originated in Brazil during a specified period. We believe, based on the opinion of outside counsel, that an unfavorable outcome with respect to this claim is possible.

The municipality of Porto Alegre, in the state of Rio Grande do Sul, filed administrative proceedings against Celular CRT in order to collect amounts allegedly due as a services tax (Imposto Sobre Serviços, or ISS). The municipality claims that the payments received in consideration of the use of Celular CRT’s network could be considered remuneration under “a lease of a movable asset” and that therefore these payments should be subject to the application of ISS. Based on the opinion of counsel, we believe that Celular CRT will be successful in these proceedings, and, accordingly, Celular CRT has not established any reserves for this lawsuit.

Celular CRT filed a lawsuit challenging the application of the CIDE tax (Contribução de Intervenção no Domínio Econômico) on the remittances of payments owed to suppliers headquartered outside of Brazil in accordance with technology transfer and technological assistance contracts or trademark and software licenses, in accordance with the terms of Law No. 10,168/2002. We believe, based on the opinion of outside counsel, that an unfavorable outcome with respect to this claim is possible. Celular CRT has established reserves in respect of CIDE amounts not paid.

Celular CRT’s Consolidated Results of Operations for the Nine Months Ended September 30, 2004 and 2005

The following table sets forth certain components of Celular CRT’s income for the periods indicated.

	Nine-Month Periods Ended September 30,
	2005	2004	% Change
	R$ millions (unaudited)
Net operating revenue	892.4	852.4	4.7%
Cost of services and goods	(420.3)	(438.7)	-4.2%

Gross profit	472.1	413.7	14.1%

Operating expenses:
Selling expenses	(270.5)	(183.0)	47.8%
General and administrative expense	(76.5)	(71.6)	6.8%
Other net operating income	7.8	18.7	-58.3%

Operating income before net financial expense	132.9	177.8	-25.3%

Equity in losses of unconsolidated affiliates	—	—
Net financial expense	33.2	28.0	18.6%

Operating income	166.1	205.8	-19.3%

Net non-operating expenses	(2.3)	(3.2)	-28.1%

Income before taxes	163.8	202.6	-19.2%

Income taxes	(59.4)	(70.7)	-16.0%

Net income	104.4	131.9	-20.8%

Operating data

The following table sets forth certain operating components of Celular CRT.

	Nine-Month Periods Ended September 30,
	2005	2004	% Change
Total number of customers (in thousands)	3,391	2,953	14.8%
Contract	854	735	16.2%
Prepaid	2,537	2,218	14.4%
Market share(1)	50.3%	57.5%	-7.2	p.p.
Net additions (in thousands)	32	132	-75.8%
Contract	12	30	-60.0%
Prepaid	20	102	-80.4%
Market share of net additions to customer base(1)	13.6%	39.8%	-26.2	p.p.
Market penetration(1)	63.5%	48.4%	15.1	p.p.
Customer acquisition cost, per customer(2) (R$)	192	162	18.5%
Monthly churn(3)	1.6%	1.5%	0.1	p.p.
Average revenue per user (R$ per month)	27.4	28.9	-5.2%
Contract	72.7	69.1	5.2%
Prepaid	11.3	14.5	-22.1%
Total minutes used per customer(4)	68	79	-13.9%
Contract	168	157	7.0%
Prepaid	34	52	-34.6%
Employees	449	563	-20.2%

(1)	Source: Anatel
(2)	Calculated as follows: (70% marketing expenses + costs of the distribution network + handset subsidy) / gross additions.

(3)	The number of customers that leave the company during the period, calculated as a percentage of the simple average of customers at the beginning and end of the period.
(4)	Total minutes of calls received and made by the company’s customers divided by the average lines in service during the relevant year (including roaming in and excluding roaming out).

Net Operating Revenue

The composition of operating revenues by category of service is presented in Celular CRT’s consolidated financial statements and discussed below before deduction of valued-added and other taxes. The following table sets forth the components of Celular CRT’s operating revenues for the periods indicated, as well as the percentage change of each component from period to period.

	Nine-Month Period Ended,
	2005	2004	% Change
	R$ million (unaudited)
Usage charges	573.9	422.4	35.9%
Sales of handsets and accessories	183.2	197.2	-7.1%
Monthly subscription charges	78.5	67.7	16.0%
Interconnection fees	312.2	340.0	-8.2%
Other	108.2	85.6	26.4%

Total gross operating revenue	1,256.0	1,112.9	12.9%

Value-added and other indirect taxes	(282.0)	(200.2)	40.9%
Sales and services discount and return of goods sold	(81.6)	(60.3)	35.3%

Net operating revenue	892.4	852.4	4.7%

Net operating revenue increased 4.7% to R$892.4 million for the nine months ended September 30, 2005 from R$852.4 million for the nine months ended September 30, 2004. The increase in net operating revenue was principally due to an increase in revenues from usage charges and, to a lesser degree, other revenues. These increases were partially offset by decreases in revenues from interconnection fees and sales of handsets and accessories.

Usage charges. Revenues from usage charges increased 35.9% to R$573.9 million for the nine months ended September 30, 2005 from R$422.4 million for the nine months ended September 30, 2004. This increase was principally due to the 14.8% increase in the customer base to 3.391 million lines in service as of September 30, 2005 from 2.953 million lines in service as of September 30, 2004. In addition, outgoing traffic grew by 10.7% mainly due to an increase in the customer base subject to contract (who make more outgoing calls than prepaid customers) to 3.1 million lines in service subject to contract (included in the total lines of service above) as of September 30, 2005 from 2.8 million lines at September 30, 2004.

Sales of handsets and accessories. Revenues from sales of handsets and accessories decreased 7.1% to R$183.2 million for the nine months ended September 30, 2005 from R$197.2 million for the nine months ended September 30, 2004. This decrease was principally due to Celular CRT’s strategy in 2005 of seeking to acquire new customers through loyalty programs that provide improved technology at competitive prices, while in 2004 Celular CRT placed greater emphasis on phasing out TDMA service and encouraging customers to use the new CDMA service. Revenues from handset sales are reported before commissions and promotional discounts and include value-added taxes. In general, the purpose of handset sales is to encourage growth in customers and traffic. Accordingly, Celular CRT, like TCP, subsidizes part of the costs of handsets. Although profit margins vary from one handset model to another and from time to time, on average profit margins are negative after taxes and discounts. The subsidy strategy resulted in a gross loss (calculated as the difference from net operating revenues from sales of handsets and accessories minus the cost of handsets and accessories) for Celular CRT of R$73.1 million for the nine months ended September 30, 2005, compared to R$67.2 for the nine months ended September 30, 2004.

Monthly subscription charges. Revenues from monthly subscription charges increased 16.0% to R$78.5 million for the nine months ended September 30, 2005 from R$67.7 million for the nine months ended September 30, 2004. This increase was principally due to the increase in the customer base subject to contract including, most significantly, corporate customers.

Interconnection fees. Revenues from interconnection fees decreased 8.2% to R$312.2 million for the nine months ended September 30, 2005 from R$340.0 million for the nine months ended September 30, 2004. This decrease was principally due to the trend toward a greater volume of cellular to cellular calls and a reduction in volume of fixed line to cellular calls and to the effect of the “partial Bill & Keep” system under Anatel’s Personal Mobile Service (Serviço Móvel Pessoal, or SMP) regime. The migration of callers away from fixed line services decreases Celular CRT’s interconnection fees because the interconnection fees that apply to calls from a fixed line to a cellular line are higher than the fees that apply to calls from a cellular line to another cellular line.

Others. Revenues from other services increased 26.4% to R$108.2 million for the nine months ended September 30, 2005 from R$85.6 million for the nine months ended September 30, 2004. The increase was principally due to the increase in Celular CRT’s customer base and an increase in the use of data services by Celular CRT’s customers, including text message services, or SMS, wireless internet services and other value-added services. The increase in the use of data services was due in part, to increases in internet access, improvements in data service tools, an increase in the number of data transmission-enabled handsets and promotional campaigns to encourage the use of value-added services.

Value-added and other indirect taxes. Value-added and other indirect taxes increased 40.9% to R$282.0 million for the nine months ended September 30, 2005 from R$200.2 million for the nine months ended September 30, 2004 primarily resulting from an increase in tax rates relating to telecommunications services and also from the increase in gross operating revenues other than from interconnection fees (which are not subject to these taxes). These value-added and other indirect taxes are the same taxes as those that apply to TCP. Value-added taxes and other indirect taxes were 22.5% of Celular CRT’s gross operating revenue in the nine months ended September 30, 2005, compared to 18.0% in the nine months ended September 30, 2004. The effective rate of taxes on gross operating revenues varies depending on the composition of Celular CRT’s revenues.

Sales and services discount and returns of goods sold. Discounts and returns increased 35.3% to R$81.6 million for the nine months ended September 30, 2005 from R$60.3 million for the nine months ended September 30, 2004. The increase was principally due to increases in discounts on handsets and accessories in response to aggressive competition from other providers. Sales and services discounts and returns of good sold represented 5.4% and 6.5%, respectively, of Celular CRT’s gross operating revenues for the nine months ended September 30, 2004 and 2005.

Cost of Services and Goods

The following table sets forth the components of Celular CRT’s costs of services and goods sold for the periods indicated, as well as the percentage change of each component from period to period.

	Nine-Month Period Ended
	2005	2004	% Change
	R$ million (unaudited)
Depreciation and amortization	(115.3)	(119.5)	-3.5%
Materials and services	(46.9)	(42.2)	11.1%
Interconnection charges	(21.7)	(21.2)	2.4%
Personnel	(7.1)	(6.1)	16.4%
Rental, insurance and other related expenses	(14.9)	(12.6)	18.3%
Cost of handsets and accessories	(169.9)	(202.2)	-16.0%
Fistel and other taxes	(44.5)	(34.9)	27.5%

Cost of services and goods	(420.3)	(438.7)	-4.2%

Celular CRT’s cost of services and goods decreased 4.2% to R$420.3 million for the nine months ended September 30, 2005 from R$438.7 million for the nine months ended September 30, 2004. The decrease was principally due to a decrease in the cost of handsets and accessories and, to a lesser degree, to a decrease in depreciation and amortization expenses. The gross profit margin (gross profit as a percentage of net operating revenues) was 52.9% for the nine months ended September 30, 2005, compared to 48.5% for the nine months ended September 30, 2004.

Depreciation and Amortization. Depreciation and amortization expenses decreased 3.5% to R$115.3 million for the nine months ended September 30, 2005 from R$119.5 million for the nine months ended September 30, 2004. The decrease was principally due to certain analog and TDMA assets becoming fully depreciated, and this effect was partially offset by depreciation charges from newly added CDMA infrastructure and equipment.

Materials and services. Materials and services include cost of materials and services received from third-parties, including network usage charges paid to other cellular telecommunications service providers, to fixed-line companies and carriers for the completion on their networks of calls originated by Celular CRT’s customers. Cost of materials and services increased 11.1% to R$46.9 million for the nine months ended September 30, 2005 from R$42.2 million for the nine months ended September 30, 2004. The increase was principally due to increases in the cost of third-party services and rental payments, such as network maintenance services and the costs of rented circuits and transmission lines, resulting mainly from the implementation of the new CDMA network. In addition, Celular CRT incurred greater maintenance costs in the nine months ended September 30, 2005 in connection with the installation of a new CDMA network.

Interconnection charges. Interconnection charges include the charges that Celular CRT pays to other telecommunications providers for the use of their networks to complete local and long-distance calls that originate from Celular CRT’s network. These interconnection charges increased 2.4% to R$21.7 million for the fine months ended September 30, 2005 from $21.2 million for the nine months ended September 30, 2004, principally due to the 14.1% increase in outgoing traffic, primarily from corporate clients who more frequently call outside our region and use roaming services.

Personnel. Personnel expenses increased 16.4% to R$7.1 million for the nine months ended September 30, 2005 from R$6.1 million for the nine months ended September 30, 2004. This increase was principally due to an approximate 6% increase in salaries under the terms of Celular CRT’s collective bargaining agreement, which it renegotiates annually to take effect on November 1, and due to training programs.

Rentals, insurance and other related expenses. Rentals, insurance and condominium fees increased 18.3% to R$14.9 million for the nine months ended September 30, 2005 from R$12.6 million for the nine months ended September 30, 2004. This increase was principally due to the expansion of Celular CRT’s network, which increased the number of rented sites in connection with an increase in the number of Celular CRT’s radio base stations.

Cost of handsets and accessories. The cost of handsets and accessories decreased 16.0% to R$169.9 million for the nine months ended September 30, 2005 from R$202.2 million for the nine months ended September 30, 2004. This decrease was principally due to a decrease in the number of handsets sold because there were fewer new customers added than in the prior period, as well as favorable renegotiations of contracts with our suppliers.

Fistel and other taxes. Fistel and other tax expenses increased 27.5% to R$44.5 million for the nine months ended September 30, 2005 from R$34.9 million for the nine months ended September 30, 2004. The increase was principally due to the increase in the customer base.

Operating Expenses

The following table sets forth the components of Celular CRT’s operating expenses for the periods indicated, as well as the percentage change of each component from period to period.

	Nine-Month Period Ended
	2005	2004	% Change
	R$ million (unaudited)
Selling expenses	(270.5)	(183.0)	47.8%
General and administrative expenses	(76.5)	(71.6)	6.8%
Other net operating income	7.8	18.7	-58.3%

Operating expenses	(339.2)	(235.9)	43.8%

Operating expenses increased 43.8% to R$339.2 million for the nine months ended September 30, 2005 from R$235.9 million for the nine months ended September 30, 2004. The increase resulted mainly from the increase in selling expenses in the face of aggressive competition and to a lesser degree, from a decrease in other net operating income.

Selling expenses. Selling expenses increased 47.8% to R$270.5 million for the nine months ended September 30, 2005 from R$183.0 million for the nine months ended September 30, 2004. The increase was principally due to an increase in third-party services (such as marketing, client care and call center services) necessary in a highly competitive environment, an increase in depreciation expenses related to stores, equipment and other assets, and an increase in provisions for doubtful accounts mainly due to the increase in the customer base described above and to the incorrect use of our networks. Expenses on customer retention efforts through loyalty campaigns also contributed to the increase in Celular CRT’s provision for doubtful accounts, which increased 84.1% to R$31.1 million for the nine months ended September 30, 2005 from R$16.9 million for the nine months ended September 30, 2004,. As a result of this increase, provisions for doubtful accounts were 2.5% of gross revenues for the nine months ended September 30, 2005, compared to 1.5% of gross revenues for the nine months ended September 30, 2004.

General and administrative expenses. General and administrative expenses increased 6.8% to R$76.5 million for the nine months ended September 30, 2005 from R$71.6 million for the nine months ended September 30, 2004. The increase was principally due to increases in rental, insurance and condominium fees.

Other net operating (expense) income. Other net operating income decreased 58.3% to R$7.8 million for the nine months ended September 30, 2005 from R$18.7 million for the nine months ended September 30, 2004. This decrease was principally due to an increase in recovered expenses and fines from litigation results favorable to Celular CRT, which were partially offset by an increase in reserves for litigation contingencies.

Net Financial (Expense) Income

The following table sets forth the components of Celular CRT’s net financial income for the periods indicated, as well as the percentage change of each component from period to period.

	Nine-Months Periods Ended
	2005	2004	% Change
	R$ million (unaudited)
Financial income	69.6	57.4	21.3%
Foreign currency exchange gain and losses	40.9	1.3	3,046.2%
Net losses on foreign currency derivative contracts	(62.2)	(9.8)	534.7%
Financial expenses	(15.1)	(20.9)	-27.8%

Financial income, net	33.2	28.0	18.6%

Celular CRT’s net financial income increased 18.6% to R$33.2 million for the nine months ended September 30, 2005 from $28.0 million for the nine months ended September 30, 2004. This change was due in part to an increase in the average CDI rate to 14.09% for the nine months ended September 30, 2005 from 11.72% for the nine months ended September 30, 2004, which led to increased financial income on higher average cash balances during the period, as well as a decrease in financial expenses due to a decrease in the debt outstanding.

Income and Social Contribution Taxes

Income and social contribution tax expenses decreased 16.0% to R$59.4 million for the nine months ended September 30, 2005 from R$70.7 million for the nine months ended September 30, 2004. The decrease was principally due to the decrease in income before taxes. Celular CRT’s effective tax rate was 36.2% and 34.9% for the nine months ended September 30, 2005 and 2004, respectively.

Net Income

As a result of the foregoing, Celular CRT recorded net income of R$104.4 million for the nine months ended September 30, 2005, compared to R$131.9 million for the nine months ended September 30, 2004.

Celular CRT’s Consolidated Results of Operations for the Year Ended December 31, 2003 and 2004

The following table sets forth certain components of Celular CRT’s income for the periods indicated.

	Years ended December 31,
	2004	2003	% Change
	R$ million
Net operating revenue	1,174.3	1,032.7	13.7%
Cost of services and goods	(620.5)	(526.2)	17.9%

Gross profit	553.8	506.5	9.3%

Operating expenses:
Selling expenses	(264.9)	(171.3)	54.6%
General and administrative expense	(95.6)	(89.3)	7.1%
Other net operating (expense) income	27.3	(3.9)	n.a.

Operating income before net financial expense	220.6	242.0	-8.8%

Net financial expense	25.8	17.7	45.8%

Operating income	246.4	259.7	-5.1%

Net non-operating expenses	(7.7)	(1.2)	541.7%

Income before taxes	238.7	258.5	-7.7%

Income taxes	(56.7)	(69.1)	-17.9%

Net income	182.0	189.4	-3.9%

Net Operating Revenue

The composition of operating revenues by category of service is presented in Celular CRT’s consolidated financial statements and discussed below before deduction of valued-added and other taxes. The following table sets forth the components of Celular CRT’s operating revenues for the periods indicated, as well as the percentage change of each component from period to period.

	Years ended December 31,
	2004	2003	% Change
	R$ million
Usage charges	601.7	601.6	—
Sales of handsets and accessories	291.7	221.2	31.9%
Monthly subscription charges	89.9	104.1	-13.6%
Interconnection fees	453.9	406.0	11.8%
Other	115.0	65.8	74.8%

Total gross operating revenue	1,552.2	1,398.7	11.0%

Value-added and other indirect taxes	(287.7)	(241.7)	19.0%
Sales and services discount and return of goods sold	(90.2)	(124.3)	-27.4%

Net operating revenue	1,174.3	1,032.7	13.7%

Net operating revenue increased 13.7% to R$1,174.3 million for 2004 from R$1,032.7 million for 2003. The increase in net revenues was principally due to an increase in revenues from sales of handsets and accessories, interconnection fees and other revenues.

Usage charges. Revenues from usage charges remained almost constant at R$601.7 million for 2004, compared to R$601.6 million for 2003. In 2004, the customer base increased 27.4% to 3.215 million lines in service at December 31, 2004 from 2.523 million lines in service at December 31, 2003, outgoing traffic increased and sales and services discounts decreased. However, these positive factors were offset by the impact of the long distance carrier selection codes implemented by Anatel in 2003, which allow customers to choose their carrier for domestic and long distance services (VC2 and VC3 calls) and international cellular calls.

Sales of handsets and accessories. Revenues from sales of handsets and accessories increased 31.9% to R$291.7 million for 2004 from R$221.2 million for 2003. This increase was mainly due to the 27.4% increase in the customer base described above, which resulted in part from promotional campaigns to acquire new customers. Celular CRT’s strategy of subsidizing a portion of handset costs to encourage growth in customers and traffic resulted in a gross loss (calculated as the difference from net operating revenues from sales of handsets and accessories minus the cost of handsets and accessories) for Celular CRT of R$107.8 million for 2004, compared to a gross gain of R$37.1 million for 2003. The gross loss for 2004 occurred due to incentives to encourage customers to replace TDMA handsets with new CDMA handsets and due to retention campaigns to face competition from a new player in the market.

Monthly subscription charges. Revenues from monthly subscription charges decreased 13.6% to R$89.9 million for 2004 from R$104.1 million for 2003. This decrease was principally due to a change in the mix of customers, with customers subject to contract representing 24.5% of the customer base at December 31, 2004, compared to 27.2% of the customer base at December 31, 2003. The decrease was also due to the impact of Celular CRT’s “Right Planning” loyalty program, which was introduced in May 2004 and is similar to the TCP program of the same name.

Interconnection fees. Revenues from interconnection fees increased 11.8% to R$453.9 million for 2004 from R$406.0 million for 2003. This increase was principally due to the increase in inbound calls from other start-up networks (primarily from long-distance calls) and due to the increase in our pre-paid client base.

Others. Revenues from other services increased 74.8% to R$115.0 million for 2004 from R$65.8 million for 2003. The increase was principally due to the increase in Celular CRT’s customer base and an increase in the use of data services by Celular CRT’s customers, including text message services, or SMS, wireless internet services and other value-added services. The increase in the use of data services was due in part due to increases in internet access, improvements in data service tools and an increase in the number of data transmission-enabled handsets.

Value-added and other indirect taxes. Value-added and other indirect taxes increased 19.0% to R$287.7 million for 2004 from R$241.7 million for 2003. This increase occurred principally because of the increase in gross operating revenues other than from interconnection fees (which are not subject to these taxes). Value-added taxes and other indirect taxes were 18.5% of Celular CRT’s gross operating revenue in 2004, compared to 17.3% in 2003.

Sales and services discount and returns of goods sold. Discounts and returns decreased 27.4% to R$90.2 million for 2004 from R$124.3 million for 2003. The decrease was principally due to a decrease in discounts on services, partially offset by an increase in discounts on handsets and accessories, which vary according to Celular CRT’s response to competitive pressures.

Cost of Services and Goods

The following table sets forth the components of Celular CRT’s costs of services and goods sold for the periods indicated, as well as the percentage change of each component from period to period.

	Years ended December 31,
	2004	2003	% Change
	R$ million
Depreciation and amortization	(162.1)	(158.7)	2.1%
Materials and services	(55.0)	(46.9)	17.3%
Interconnection charges	(27.6)	(59.2)	-53.4%
Personnel	(8.6)	(7.5)	14.7%
Rental, insurance and other related expenses	(15.8)	(17.9)	-11.7%
Cost of handsets and accessories	(304.3)	(198.5)	53.3%
Fistel and other taxes	(47.1)	(37.5)	25.6%

Cost of services and goods	(620.5)	(526.2)	17.9%

Celular CRT’s cost of services and goods increased 17.9% to R$620.5 million for 2004 from R$526.2 million for 2003. The increase was principally due to an increase in the cost of handsets and accessories and, to a lesser degree, materials and services and Fistel and other taxes. The gross profit margin (gross profit as a percentage of net operating revenues) was 47.2% for 2004, compared to 49.0% for 2003.

Depreciation and Amortization. Depreciation and amortization expenses increased 2.1% to R$162.1 million for 2004 from R$158.7 million for 2003. The increase was principally due to depreciation charges from newly added infrastructure and equipment (relating to the overlay of the new CDMA network), which more than offset reductions in depreciation charges resulting from the full depreciation of certain older analog equipment.

Materials and services. Cost of materials and services increased 17.3% to R$55.0 million for 2004 from R$46.9 million for 2003. The increase was principally due to increases in the cost of third-party services such as network maintenance services as a consequence of the CDMA network overlay.

Interconnection charges. Interconnection charges decreased 53.4% to R$27.6 million for 2004 from R$59.2 million for 2003, principally because with the introduction of long-distance carrier selection codes in 2003, the costs of VC2 and VC3 long-distance calls are borne by long-distance telecommunications companies rather than cellular telecommunications companies.

Personnel. Personnel expenses increased 14.7% to R$8.6 million for 2004 from R$7.5 million for 2003. This increase was principally due to an approximate 7.5% increase in salaries consistent with inflation under the terms of a collective bargaining agreement signed in December 2003, retroactive to November 1, 2003, and due to training programs.

Rentals, insurance and other related expenses. Rentals, insurance and condominium fees decreased 11.7% to R$15.8 million for 2004 from R$17.9 million for 2003. This decrease was principally due to the favorable renegotiation of certain rental contracts and a decrease in the number of rented circuits due to the installment of Celular CRT’s own backbone network.

Cost of handsets and accessories. The cost of handsets and accessories increased 53.3% to R$304.3 million for 2004 from R$198.5 million for 2003. The increase was principally due to the increase in the volume of handsets and accessories sold, as well as incentives given to encourage customers to replace their TDMA handsets with newer CDMA handsets.

Fistel and other taxes. Fistel and other tax expenses increased 25.6% to R$47.1 million for 2004 from R$37.5 million for 2003. The increase was principally due to a 25.9% increase in the average customer base from period to period.

Operating Expenses

The following table sets forth the components of Celular CRT’s operating expenses for the periods indicated, as well as the percentage change of each component from period to period.

	Years ended December 31,
	2004	2003	% Change
	R$ million
Selling expenses	(264.9)	(171.3)	54.6%
General and administrative expenses	(95.6)	(89.3)	7.1%
Other net operating (expenses) income	27.3	(3.9)	n.a.

Operating expenses	(333.2)	(264.5)	26.0%

Operating expenses increased 26.0% to R$333.2 million for 2004 from R$264.5 million for 2003. The increase resulted mainly from the increase in selling expenses in the face of aggressive competition.

Selling expenses. Selling expenses increased 54.6% to R$264.9 million for 2004 from R$171.3 million for 2003. The increase was principally due to an increase in personnel costs included in selling expenses and depreciation expenses related to Celular CRT’s own stores, equipment and other assets, third-party services (such as marketing, client care and call centers) necessary in a highly competitive environment and provisions for doubtful accounts. Celular CRT’s provision for doubtful accounts increased 108.9% to R$21.9 million for 2004 from R$10.5 million for 2003, principally due to the increase in the customer base in 2004. As a result of this increase, provisions for doubtful credit restriction in 2003 and to the accounts were 1.4% of gross revenues for 2004, compared to 0.8% of gross revenues for 2003.

General and administrative expenses. General and administrative expenses increased 7.1% to R$95.6 million for 2004 from R$89.3 million for 2003. The increase was principally due to a R$3.4 million increase in third-party services, a R$1.9 million increase in administrative personnel costs and a R$0.9 million increase in costs of supplies.

Other net operating (expense) income. CRT had other net operating income of R$27.3 million for 2004, compared to other net operating expense of R$3.9 million for 2003. The other net operating income recorded in 2004 was principally due to the recovery of expenses in the amount of R$30.9 million resulting from increased efforts to collect monies owed from dealers, partially offset by an increase in litigation contingencies relating to tax and supplier disputes.

Net Financial (Expense) Income

The following table sets forth the components of Celular CRT’s net financial income for the periods indicated, as well as the percentage change of each component from period to period.

	Years ended December 31
	2004	2003	% Change
	R$ million
Financial income	74.3	83.2	-10.7%
Foreign currency exchange gain and losses	23.3	111.1	-79.0%
Net losses on foreign currency derivative contracts	(43.5)	(144.9)	-70.0%
Financial expenses	(28.3)	(31.7)	-10.7%

Financial income, net	25.8	17.7	45.8%

Celular CRT’s net financial income increased 45.8% to R$25.8 million for 2004 from R$17.7 million for 2003. This change was principally due to the operating cash flow generated by the company, which increased its net cash balances.

Income and Social Contribution Taxes

Income and social contribution tax expenses decreased 17.9% to R$56.7 million for 2004 from R$69.1 million for 2003, principally due to the decrease in income before taxes. Celular CRT’s effective tax rate was 23.7% for 2004, compared to 26.7% for 2003. These effective tax rates include the impact of the payment of interest on shareholders’ equity, which is deductible for tax purposes and therefore lowers the effective tax rate.

Net Income

As a result of the foregoing, Celular CRT recorded net income of R$182.0 million for 2004, compared to R$189.4 million for 2003.

Celular CRT’s Consolidated Results of Operations for the Year Ended December 31, 2002 and 2003

The following table sets forth certain components of Celular CRT’s income for the periods indicated.

	Years ended December 31,
	2003	2002	% Change
	R$ million
Net operating revenue	1,032.7	896.3	15.2%
Cost of services and goods	(526.2)	(456.6)	15.2%

Gross profit	506.5	439.7	15.2%

Operating expenses:
Selling expenses	(171.3)	(168.3)	1.8%
General and administrative expense	(89.3)	(83.1)	7.5%
Other net operating (expense) income	(3.9)	18.3	-121.3%

Operating income before net financial expense	242.0	206.6	17.1%

Net financial expense	17.7	7.5	136.0%

Operating income	259.7	214.1	21.3%

Net non-operating expenses	(1.2)	(3.7)	-64.9%

Income before taxes	258.5	210.4	22.8%

Income taxes	(69.1)	(62.8)	9.9%

Net income	189.4	147.6	28.3%

Net Operating Revenue

The composition of operating revenues by category of service is presented in Celular CRT’s consolidated financial statements and discussed below before deduction of valued-added and other taxes. The following table sets forth the components of Celular CRT’s operating revenues for the periods indicated, as well as the percentage change of each component from period to period.

	Years ended December 31,
	2003	2002	% Change
	R$ million
Gross operating revenue:
Usage charges	601.6	477.2	26.1%
Sales of handsets and accessories	221.2	135.2	63.6%
Monthly subscription charges	104.1	148.1	-29.7%
Interconnection fees	406.0	362.4	12.0%
Other	65.8	39.4	67.0%

Total gross operating revenue	1,398.7	1,162.3	20.3%

Value-added and other indirect taxes	(241.7)	(216.8)	11.5%
Sales and services discount and return of goods sold	(124.3)	(49.2)	152.6%

Net operating revenue	1,032.7	896.3	15.2%

Net operating revenue increased 15.2% to R$1,032.7 million for 2003 from R$896.3 million for 2002. The increase in net revenues was principally due to an increase in revenues from usage charges, sales of handsets and accessories, interconnection fees and other revenues.

Usage charges. Revenues from usage charges increased 26.1% to R$601.6 million for 2003 from R$477.2 million for 2002. This increase was principally due to the 21.4% increase in the customer base to 2.523 million lines in service at December 31, 2003 from 2.078 million lines in service at September 30, 2002. The increase was partially offset by the impact of the long distance carrier selection codes implemented by Anatel on July 1, 2003, which allow customers to choose their carrier for domestic and long distance services (VC2 and VC3 calls) and international cellular calls.

Sales of handsets and accessories. Revenues from sales of handsets and accessories increased 63.6% to R$221.2 million for 2003 from R$135.2 million for 2002. This increase was mainly due an increase in selling prices with the objective of minimizing the financial impact of increases in the cost of handsets and accessories, as well as increases in volumes of medium and high-bracket handsets sold compared to the previous year. Celular CRT recorded a net gain from handset and accessory sales (calculated as the difference between net operating revenues from sales of handsets and accessories and the cost of handsets and accessories) of R$37.1 million for 2003 and R$29.7 million for 2002. Generally, however, Celular CRT pursues a strategy of subsidizing a portion of handset costs to encourage growth in customers and traffic, which often results in a net loss from such sales.

Monthly subscription charges. Revenues from monthly subscription charges decreased 29.7% to R$104.1 million for 2004 from R$148.1 million for 2003. This decrease was principally due to the migration of customers subject to contract toward contracts with lower monthly subscription charges and also from migration of customers to prepaid service, which effect was partially offset by an increase in Celular CRT’s monthly subscription rates.

Interconnection fees. Revenues from interconnection fees increased 12.0% to R$406.0 million for 2003 from R$362.4 million for 2002. This increase was principally due to an increase in our average interconnection fee rates, partially offset by a decrease in calls received by our network (due to the entry of a new competitor in the end of 2002) in spite of the increase in our customer base.

Others. Revenues from other services increased 67.0% to R$65.8 million for 2003 from R$39.4 million for 2002. The increase was principally due to the increase in the use of additional services, such as caller ID, data transmission services, text message services, or SMS, and services designed for corporate customers, such as voice mail and SMS services.

Value-added and other indirect taxes. Value-added and other indirect taxes increased 11.5% to R$241.7 million for 2003 from R$216.8 million for 2002. This increase was principally due to the 20.3% increase in Celular CRT’s gross operating revenues. However, value-added and other indirect taxes increased less than gross operating revenues because of a change in the composition of Celular CRT’s gross operating revenues, not all of which were subject to ICMS and other indirect taxes during the entire period. Interconnection fees, for example, are not subject to ICMS tax, and increases in our revenues from interconnection fees tend to decrease our effective indirect tax rates. Value-added taxes and other indirect taxes were 17.3% of Celular CRT’s gross operating revenue in 2003, compared to 18.7% in 2002.

Sales and services discount and returns of goods sold. Discounts and returns increased 152.6% to R$124.3 million for 2003 from R$49.2 million for 2002. The increase was principally due to an increase in discounts on handsets and accessories to gain new customers in the aftermath of the start-up of operations of a new competitor in November 2002. These discounts vary according to Celular CRT’s desired response to competitive pressures. Sales and services discounts and returns of good sold represented 8.9% and 4.2%, respectively, of Celular CRT’s gross operating revenues for 2003 and 2002.

Cost of Services and Goods

The following table sets forth the components of Celular CRT’s costs of services and goods sold for the periods indicated, as well as the percentage change of each component from period to period.

	Years ended December 31,
	2003	2002	% Change
	R$ million
Depreciation and amortization	(158.7)	(154.8)	2.5%
Materials and services	(46.9)	(44.7)	4.9%
Interconnection charges	(59.2)	(69.6)	-14.9%
Personnel	(7.5)	(8.7)	-13.8%
Rental, insurance and other related expenses	(17.9)	(14.9)	20.1%
Cost of handsets and accessories	(198.5)	(127.0)	56.3%
Fistel and other taxes	(37.5)	(36.9)	1.6%

Cost of services and goods	(526.2)	(456.6)	15.2%

Celular CRT’s cost of services and goods increased 15.2% to R$526.2 million for 2003 from R$456.6 million 2002. The increase was principally due to an increase in the cost of handsets and accessories, partially offset by a decrease in interconnection charges. The gross profit margin (gross profit as a percentage of net operating revenues) remained almost constant at 49.0% for 2003, compared to 49.1% for 2002.

Depreciation and Amortization. Depreciation and amortization expenses increased 2.5% to R$158.7 million for 2003 from R$154.8 million for 2002. The increase was principally due to the expansion of Celular CRT’s network and support systems, which increased depreciable assets.

Materials and services. Cost of materials and services increased 4.9% to R$46.9 million for 2003 from R$44.7 million for 2002. The increase was principally due to an increase in the customer base and penetration of the network, which result in greater third-party maintenance costs, costs for rented circuits and transmission lines and other costs.

Interconnection charges. Interconnection charges decreased 14.9% to R$59.2 million for 2003 from R$69.6 million for 2002, principally because of the introduction of long-distance carrier selection codes in 2003, the costs of VC2 and VC3 long-distance calls are borne by long-distance telecommunications companies rather than cellular telecommunications companies.

Personnel. Personnel expenses decreased 13.8% to R$7.5 million for 2003 from R$8.7 million for 2002. This decrease was principally due to reductions in personnel due to synergies obtained in offering certain uniform services among all the Vivo companies.

Rentals, insurance and other related expenses. Rentals, insurance and condominium fees increased 20.1% to R$17.9 million for 2003 from R$14.9 million for 2002. This increase was principally due to the increase in Celular CRT’s customer base, which required expansion of Celular CRT’s network infrastructure, including rented sites where Celular CRT’s radio base stations are located.

Cost of handsets and accessories. The cost of handsets and accessories increased 56.3% to R$198.5 million for 2003 from R$127.0 million for 2002. The increase was principally due to the increase in handsets and accessories sold, particularly of more sophisticated handsets that increased the average price per handset.

Fistel and other taxes. Fistel and other tax expenses increased 1.6% to R$37.5 million for 2003 from R$36.9 million for 2002. The increase was principally due to the increase in the customer base, partially offset by a favorable change in the method of calculating the Fistel tax. Until mid-2003, the Fistel tax was based on monthly gross additions of clients but was changed in mid-2003 to be based on monthly net additions of clients.

Operating Expenses

The following table sets forth the components of Celular CRT’s operating expenses for the periods indicated, as well as the percentage change of each component from period to period.

	Years ended December 31,
	2003	2002	% Change
	R$ million
Selling expenses	(171.3)	(168.3)	1.8%
General and administrative expenses	(89.3)	(83.1)	7.5%
Other net operating (expenses) income	(3.9)	18.3	-121.3

Operating expenses	(264.5)	(233.1)	13.5%

Operating expenses increased 13.5% to R$264.5 million for 2003 from R$233.1 million for 2002. The increase occurred primarily because Celular CRT recorded other net operating expenses in 2003, compared to other net operating income in 2002, and because of an increase in general and administrative expenses.

Selling expenses. Selling expenses increased 1.8% to R$171.3 million for 2003 from R$168.3 million for 2002. The increase was principally due to an increase in depreciation expenses related to stores, equipment and other assets, and third-party services (such as marketing, client care and call center services) necessary in a highly competitive environment, partially offset by a reduction in provisions for doubtful accounts. Celular CRT’s provision for doubtful accounts decreased 41.1% to R$10.5 million for 2003 from R$17.8 million for 2002, principally due to more effective methods of assessing the creditworthiness of customers and due to the increase in the prepaid customer base of Celular CRT. Provisions for doubtful accounts were 0.8% of gross revenues for 2003, compared to 1.5% of gross revenues for 2002.

General and administrative expenses. General and administrative expenses increased 7.5% to R$89.3 million for 2003 from R$83.1 million for 2002. The increase was principally due to a R$6.7 million increase in administrative personnel expenses and a R$4.3 increase in depreciation expenses, partially compensated by a R$6.8 million decrease in the cost of third-party services (such as consultant and transportation services) due to the renegotiation of contracts.

Other net operating (expense) income. Other net operating expense of R$3.9 million for 2003, compared to other net operating income of R$18.3 million for 2002. The expense recorded in 2003 was principally due to a R$7.3 million decrease in recovered expenses and an increase in taxes of R$1.9 million. In addition, Celular CRT reduced its provisions in the amount of R$9.0 million in 2003, which had a one-time positive effect on the results in that year.

Net Financial (Expense) Income

The following table sets forth the components of Celular CRT’s net financial income for the periods indicated, as well as the percentage change of each component from period to period.

	Years Ended December 31,
	2003	2002	% Change
	R$ million
Financial income	83.2	24.3	242.8%
Foreign currency exchange gain and losses	111.1	(223.3)	-149.8%
Gain (Losses) on foreign currency derivative contracts	(144.9)	239.9	-160.4%
Financial expenses	(31.7)	(33.4)	-4.8%

Financial income, net	17.7	7.5	136.0%

Celular CRT’s net financial income increased 136.0% to R$17.7 million for 2003 from R$7.5 million for 2002. This change was due in part to the operating cash flow generated by the company, which increased average cash balances, as well as an increase in the CDI rate to 23.25% in 2003 from 19.11% in 2002, leading to higher financial income.

Income and Social Contribution Taxes

Income and social contribution tax expenses increased 9.9% to R$69.1 million for 2003 from R$62.8 million for 2002, principally due to the increase in income before taxes. Celular CRT’s effective tax rate was 26.7% and 29.8% for 2003 and 2002, respectively.

Net Income

As a result of the foregoing, Celular CRT recorded net income of R$189.4 million for 2003, compared to R$147.6 million for 2002.

Celular CRT’s Liquidity and Capital Resources

Sources of Funds

Celular CRT generated cash flow from operations of R$189.6 million and R$257.6 million in the nine months ended September 30, 2005 and 2004, respectively.

Celular CRT generated cash flow from operations of R$368.7 million and R$464.7 million for the year ended December 31, 2004 and 2003, respectively.

Celular CRT had net cash used in financing activities of R$99.7 million in the nine months ended September 30, 2005, compared to net cash provided by financing activities of R$58.7 million in the nine months ended September 30, 2004. In the nine months ended September 30, 2005, net cash used in financing activities consisted of loan repayments of R$84.1 million and net settlements on derivative contracts of R$20.2 million.

Celular CRT had R$133.3 million in long-term loans and financing at September 30, 2005, compared to R$159.3 million of long-term loans and financing at December 31, 2004. Celular CRT had R$7.3 million in short-term loans and financing at September 30, 2005, consisting primarily of funding from financial institutions, compared to R$108.7 million in short-term loans financing at December 31, 2004. At September 30, 2005, Celular CRT had working capital (current assets minus current liabilities) of R$547.5 million.

We believe that Celular CRT’s available borrowing capacity, together with funds generated by operations, should provide sufficient liquidity and capital resources to pursue Celular CRT’s business strategy for the foreseeable future with respect to working capital, capital expenditures and other operating needs.

CRT had cash flow from investing activities in the amount of R$163.4 million, related primarily to additions to property, plant and equipment.

Uses of Funds

Celular CRT’s principal uses of funds are for capital expenditures, servicing of its debt and payments of dividends to shareholders.

Capital expenditures (including capitalized interest) consumed cash flows of R$162.9 million in the nine months ended September 30, 2005, compared to R$107.0 million in the nine months ended September 30, 2004. Capital expenditures (including capitalized interest) consumed cash flows of R$204.3 million in 2004, R$142.7 million in 2003 and R$112.0 million in 2002. Capital expenditures were as set forth in the table below.

	Nine Months Ended September 30,
	2005	2004
	R$ million
Switching equipment	27.3	39.3
Transmission equipment	93.7	40.0
Information Technology	2.3	—
Others	39.6	27.7

Total capital expenditures	162.9	107.0

Repayment of debt consumed cash flows of R$84.1 million and R$67.4 million in the nine months ended September 30, 2005 and 2004, respectively. Repayment of debt consumed cash flows of R$101.6 million in 2004, R$110.4 million in 2003 and 55.7 million in 2002. Net settlements of derivative contracts provided cash flows of R$20.2 million in the nine months ended September 30, 2005 but represented a use of cash of R$8.8 million in the nine months ended September 30, 2004.

Celular CRT paid only minimal dividends and interest on shareholders’ equity in the nine months ended September 30, 2005 and 2004 because those payments are typically recorded in the fourth quarter. Celular CRT paid dividends and interest on shareholders’ equity of R$56.1 million in 2004, R$30.5 million in 2003 and R$35.7 million in 2002.

Debt

As of September 30, 2005, Celular CRT’s total debt position was as follows:

Debt	Amount Outstanding as of September 30, 2005
R$ millions
Financing from banks	140.2
Interest	0.5
Total long-term debt, excluding the short-term portion	133.3
Short-term debt	7.3
Total debt	140.6

Celular CRT’s long-term debt as of September 30, 2005 matures in accordance with the following schedule. The table below represents only the long-term debt as of September 30, 2005 and does not include the short-term portion of long-term debt as of September 30, 2005, which is included in short-term debt in the table above.

Year Ending December 31,	Principal Amount
R$ millions
2007	133.3

As of September 30, 2005, Celular CRT’s total debt was R$140.7 million, all of which was denominated in U.S. dollars (U.S.$63.3 million) and therefore exposed to currency fluctuations. Devaluation of the real results in exchange losses on foreign currency indebtedness. In order to protect against the risk of devaluation of the real, Celular CRT has entered into over-the-counter derivatives transactions with international and domestic financial institutions. In the nine months ended September 30, 2005, Celular CRT’s derivatives positions produced a loss of R$24.9 million, which was offset by the R$40.7 million of exchange gains on Celular CRT’s foreign currency-denominated debt. At September 30, 2005, Celular CRT had derivative contracts that covered amounts in excess of its foreign currency-denominated debt.

Celular CRT is exposed to interest rate risk as a consequence of its floating rate debt. At September 30, 2005, approximately 100% of Celular CRT’s interest-bearing liabilities bore interest at floating rates, primarily LIBOR.

Some of the debt agreements of Celular CRT contain cross-default provisions, restrictions on changes of control and restrictive covenants relating to the incurrence of indebtedness. Financial ratios involve (1) interest coverage ratios and (2) debt to capital ratios. At September 30, 2005, Celular CRT was in compliance with its restrictive covenants. See note 12 to Celular CRT’s unconsolidated financial statements included in this prospectus.

Off-Balance Sheet Arrangements

As of September 30, 2005, there were no off-balance sheet arrangements. Celular CRT’s majority-owned subsidiary is included in its consolidated financial statements. Celular CRT does not have any interests in, or relationships with, any special purpose entities that are not reflected in its consolidated financial statements.

Contractual Obligations and Commercial Commitments

The following table represents Celular CRT’s consolidated contractual obligations and commercial commitments as of December 31, 2004:

	Payments Due by Period in Millions of Reais
	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 years
Contractual obligations:
Long-term debt(1)	268.0	107.1	160.9	0.0	0.0
Capital lease obligations	0.0	0.0	0.0	0.0	0.0
Operating leases	480.9	48.6	95.7	94.0	242.6
Unconditional purchase obligations	169.5	168.2	1.3	0.0	0.0
Other long-term obligations	32.0	14.1	17.9	0.0	0.0

Total contractual cash obligations	950.4	338.0	275.8	94.0	242.6

(1)	Not including future interest payments on debt or payments under interest rate swap agreements. We are unable to determine future interest payments because Celular CRT’s debt bears interest at floating rates, and we cannot accurately predict future interest or foreign currency rates. See the discussion above regarding the nature of Celular CRT’s debt and certain related derivative contracts.

Total contractual obligations at September 30, 2005 were R$685.7 million and R$950.4 million at December 31, 2004. This reduction was mainly caused by a decrease in long-term debt and unconditional purchase obligations.

U.S. GAAP Reconciliation

Celular CRT prepares its consolidated financial statements in accordance with Brazilian GAAP, which differs in significant respects from U.S. GAAP. Net income for the nine months ended September 30, 2004 and 2005 was R$123.0 million and R$105.6 million, respectively, under U.S. GAAP, compared to net income of R$131.9 million and R$104.4 million, respectively, under Brazilian GAAP. Under U.S. GAAP, net income was R$52.8 million in 2002, R$283.3 million in 2003 and R$169.0 million in 2004, compared to net income of R$147.6 million in 2002, R$189.4 million in 2003 and R$182.0 million in 2004 under Brazilian GAAP.

Shareholders’ equity was R$971.5 million at December 31, 2003, R$1,065.2 million at December 31, 2004 and R$1,228.9 million at September 30, 2005 under U.S. GAAP, compared to shareholders’ equity of R$954.9 million at December 31, 2003, R$1,061.6 million at December 31, 2004 and R$1,224.2 million at September 30, 2005 under Brazilian GAAP.

See note 19 to Celular CRT’s unaudited consolidated financial statements and note 31 to Celular CRT’s audited consolidated financial statements for a description of the principal differences between Brazilian GAAP and U.S. GAAP as they relate to Celular CRT and a reconciliation to U.S. GAAP of net income and total shareholders’ equity.

PART FIVE—THE MERGER

Reasons for the Merger

We believe that the merger will enable us to:

•	align the interests of the shareholders of TCP, of its subsidiary TCO, and of TLE, TSD and Celular CRT, which are all currently under common control;

•	provide you with securities that we expect will enjoy greater market liquidity than the securities you currently hold;

•	simplify the shareholding and organizational structure of the VIVO business and expand its shareholder base; and

•	take advantage of important synergies among the companies, which are already operating under the same brand name “VIVO.”

Background for the Merger

Privatization of Telebrás

Before its privatization in 1998, Telebrás and its operating subsidiaries, which we refer to collectively as the “Telebrás system,” held a near monopoly over the provision of public telecommunications services in Brazil. In 1995, the Brazilian federal government began a comprehensive reform of Brazil’s telecommunications regulatory system.

In July 1997, Brazil’s national congress adopted the General Telecommunications Law, which provided for the establishment of a new regulatory framework, the introduction of competition and the privatization of the Telebrás system.

In January 1998, in preparation for the restructuring and privatization of the Telebrás system, the cellular telecommunications operations of the Telebrás system were spun off into separate companies. In May 1998, the Telebrás system was restructured to form, in addition to Telebrás, 12 new holding companies. Virtually all of the assets and liabilities of Telebrás’s operating subsidiaries were allocated to the new holding companies, which we refer to as the New Holding Companies. The New Holding Companies, together with their respective subsidiaries, consisted of (1) eight cellular holding companies, each in one of eight cellular regions, holding one or more operating companies that provide cellular services; (2) three wireline holding companies, each in one of three wireline regions, holding one or more operating companies that provide local and intraregional long distance services; and (3) Embratel Participações S.A., a holding company of Empresa Brasileira de Telecomunicações S.A.—Embratel.

TCP, TCO, TLE and TSD were New Holding Companies. In connection with the reorganization of the Telebrás system:

•	TCP was allocated all of the share capital held by Telebrás in Telesp Celular, one of the cellular operating companies that provided cellular telecommunications services in the state of São Paulo;

•	TCO was allocated all of the share capital held by Telebrás in the operating subsidiaries that provided cellular telecommunications service in the western concession region formerly known as Area 7;

•	TLE was allocated all of the share capital held by Telebrás in the operating subsidiaries that provided cellular telecommunications services in the states of Bahia and Sergipe; and

•	TSD was allocated all of the share capital held by Telebrás in one of the cellular operating companies that provided cellular telecommunications services in the states of Rio de Janeiro and Espírito Santo.

In July 1998, as part of its restructuring and privatization plan, the Brazilian federal government sold substantially all of its common shares of the New Holding Companies to private sector buyers.

Privatization of Companhia Riograndense de Telecomunicações

In connection with the reorganization of Companhia Riograndense de Telecomunicações, the government of the state of Rio Grande do Sul sold to Telefónica both the fixed line and cellular telecommunications operations, which were then split on June 25, 1998, resulting in the organization and spin off of Celular CRT, the operator that provided cellular telecommunications services in the state of Rio Grande do Sul.

Ownership of TCP, TCO, TLE, TSD and Celular CRT After the Privatization

TCP and its Subsidiaries

The federal government’s shares of TCP were purchased by Portelcom Participações S.A., or Portelcom, a consortium comprised of Portugal Telecom S.A., or Portugal Telecom, which owned 64.2% of Portelcom, and Telefónica, which owned the remaining 35.8% of the shares in Portelcom. In July 1998, Portelcom acquired 51.8% of the common stock of TCP. In 2000, Portugal Telecom increased its participation in TCP to 85.1% of the common shares and 17.7% of the preferred shares through a public tender offer and a later capital increase of TCP.

In November 2000, after the approval of Anatel, Telefónica effected a stock swap transaction with Portugal Telecom involving their participations in Telesp Celular and Telecomunicações de São Paulo S.A.-TELESP, known as Telesp. In the stock swap transaction, Telefónica swapped 35.8% of its direct and indirect stake in Portelcom for Portugal Telecom’s 23% indirect stake in SP Telecomunicações Holding. SP Telecomunicações Holding was a consortium of Portugal Telecom and Telefónica Móviles that invested in fix telecommunications. Therefore, as a consequence of such stock swap transaction, Telefónica Móviles exited from its investment in Portelecom and Portugal Telecom exited form its investment in SP Telecomunicações Holding. This transaction increased Portugal Telecom’s participation in Telesp Celular from 36.2% to 41.2%.

In September 2002, TCP undertook a R$2.5 billion capital increase. After this capital increase, Portugal Telecom’s participation in TCP increased to 93.7% of the voting shares, 49.8% of the preferred shares and 65.1% of the total capital.

On January 23, 2001, Portugal Telecom and Telefónica Móviles entered into a strategic agreement to create a cellular services company in Brazil that would aggregate all of their investments in cellular telecommunications businesses to the extent permitted under Brazilian law. In December 2002, Anatel approved the joint venture between Portugal Telecom and Telefónica Móviles. This joint venture, named Brasilcel N.V., or Brasilcel, with headquarters in the Netherlands, is managed by Portugal Telecom and Telefónica Móviles on an equal basis.

In December 2002, Portugal Telecom and Telefónica Móviles transferred to Brasilcel all their direct and indirect interests in TCP, TCO, TLE, TSD and Celular CRT.

At September 30, 2005, TCP was controlled by Brasilcel (57.23% of our total capital stock) and Portelcom (8.86% of our total capital stock). Portelcom is an indirect wholly owned subsidiary of Brasilcel.

Telesp Celular has been a wholly owned subsidiary of TCP since a corporate restructuring in January 2000.

Global Telecom was formed to acquire a B Band cellular concession in the states of Paraná and Santa Catarina, known as Area 5. In April 1998, Global Telecom won the concession for Area 5 and, after building out its network, began commercial operations in December 1998. In February 2001, TCP acquired an 81.61% indirect economic interest in Global Telecom through the acquisition of 49% of the voting shares and 100% of the non-voting shares of each of three holding companies that collectively held 95% of the voting shares and

100% of the non-voting shares of Global Telecom. The remaining 5% of Global Telecom’s voting shares were held by another investor who, upon authorization from Anatel in July 2001, sold them to the three holding companies. On December 11, 2002, after all of the TCP operators had switched over to the SMP system, Anatel approved our acquisition of the remaining capital stock of the three holding companies, and TCP acquired the remaining portion of those three holding companies on December 27, 2002. On March 31, 2003, after a restructuring process, TCP became the direct holder of 100% of the capital stock of Global Telecom.

On April 25, 2003, TCP acquired 61.1% of the total common shares (including treasury shares) of TCO from Fixcel S.A., or Fixcel. On October 9, 2003, TCP launched a tender offer for the remaining common shares of TCO in compliance with Brazilian law, and TCP acquired 74.2% of the available outstanding common shares pursuant to that tender offer.

On October 8, 2004, TCP purchased preferred shares of TCO representing 32.8% of TCO’s total preferred shares pursuant to a public tender offer through an auction on the São Paulo Stock Exchange. In July 2005, TCP acquired additional voting capital stock of TCO in a capital increase. See “Part Four: Information About the VIVO Companies—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments.”

As a result of these transactions, TCP now holds 90.6% of TCO’s common shares, 32.8% of TCO’s preferred shares and 52.5% of TCO’s total capital stock.

TCO and its Subsidiaries

The federal government’s shares of TCO were purchased by Splice do Brasil Telecomunicações e Electronica S.A., or Splice, through BID S.A., its subsidiary at the time.

Telebrasília, Telegoias, Telemat, Telems, Teleron and Teleacre were formed on January 5, 1998 by spinning off the cellular telecommunications operations of various operating subsidiaries of Telebrás. Telebrasília merged into TCO on April 26, 2002.

On October 19, 1998, Tele Centro Oeste/Inepar, a consortium comprised of Inepar S.A. Indústria e Construções and TCO, was awarded a license to provide cellular telecommunications services in the northwestern concession area formerly known as Area 8. On May 21, 1999, TCO acquired 45% of Tele Centro Oeste/Inepar from Inepar, increasing its holding in the consortium to 95%. Upon acquiring control, TCO renamed Tele Centro Oeste/Inepar “Norte Brasil Telecom S.A.,” or NBT, and registered it as a non-publicly held company.

On November 21, 2000, SPLICE IP S.A. was formed as a closed corporation. TCO held 100% of its preferred shares and Splice held 99.99% of its common shares. As of March 5, 2001, the control of SPLICE IP S.A. passed to TCO when TCO bought 99.99% of the common shares from Splice and renamed the entity TCO IP S.A.

In 2000 and 2001, TCO conducted tender offers for the remaining publicly held common and preferred shares of Telegoias, Telemat, Telems, Teleron and Teleacre. Although these tender offers are complete, from time to time TCO voluntarily repurchases small numbers of publicly held shares.

On December 31, 2001, Splice transferred all of its shares of BID S.A. to Fixcel. Fixcel sold its interest in TCO to TCP in April 2003, as described in “—TCP and its Subsidiaries” above.

TLE

As noted above, when the cellular telecommunications businesses of the operating subsidiaries of Telebrás were spun off as individual companies, TLE received all the capital stock held by Telebrás in the subsidiaries that provided cellular telecommunication services in the states of Bahia and Sergipe, namely, Telebahia Celular and Telergipe Celular.

In July 1998, the federal government sold almost all of its common shares in the holding companies resulting from the spin-off, including those of TLE, which were purchased by a consortium formed by Iberdrola Investimentos Sociedade Unipessoal Ltda., an investment company controlled by Iberdrola S.A. and Telefónica Internacional S.A., a subsidiary of Telefónica.

On May 17, 1999 Iberoleste Participações S.A. purchased 3.07% of Telebahia’s capital stock and 6.54% of Telergipe’s capital stock in a tender offer. In February 2000, Telefónica and Iberdrola transferred their shares to Iberoleste, maintaining their same percentage interest in the consortium.

On April 5, 2001, Telefónica purchased all the capital stock directly and indirectly held by the Iberdrola Group in TLE.

In 2002 Telefónica transferred to Brasilcel all its interests in TLE.

On October 8, 2004, Avista Participações Ltda., a subsidiary of Brasilcel, purchased common shares of TLE representing 10.0% of TLE’s total common shares and preferred shares of TLE representing 29.51% of TLE’s total preferred shares pursuant to a public tender offer through an auction on the São Paulo Stock Exchange. In July 2005, Brasilcel and its affiliates acquired additional voting capital stock of TLE in a capital increase. See “Part Four: Information About the VIVO Companies—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments.”

As a result of these transactions, Brasilcel now holds 68.72% of TLE’s common shares, 40.95% of TLE’s preferred shares and 50.67% of TLE’s total capital stock.

TSD

As noted above, when the cellular telecommunications businesses of the operating subsidiaries of Telebrás were spun off as individual companies, TSD received all the capital stock held by Telebrás in the subsidiaries that provided cellular telecommunication services in the States of Rio de Janeiro and Espírito Santo, namely, Telerj Celular and Telest Celular, respectively.

In July 1998, the federal government sold almost all of its common shares in the holding companies resulting from the spin-off, including those of TSD, which were purchased by a consortium formed by Telefónica Internacional S.A., a subsidiary of Telefónica, Iberdrola Investimentos Sociedade Unipessoal Ltda., NTT Mobile Communications Network, Inc. and Itochu Corporation.

In May 2000, Telefónica acquired 67.51% of TSD’ capital stock through an exchange offer. On April 5, 2001, Telefónica purchased from the Iberdrola group, with the authorization of Anatel, 7% of the capital stock of Sudestecel Participações S.A., a holding company that controlled TSD.

In 2002 Telefónica transferred to Brasilcel all its interests in TSD.

On October 8, 2004, Avista Participações Ltda., a subsidiary of Brasilcel, purchased common shares of TSD representing 3.27% of TSD’s total common shares and preferred shares of TSD representing 4.89% of TSD’s total preferred shares pursuant to a public tender offer through an auction on the São Paulo Stock Exchange. In July 2005, Brasilcel and its affiliates acquired additional voting capital stock of TSD in a capital increase. See “Part Four: Information About the VIVO Companies—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments.”

As a result of these transactions, Brasilcel now holds 92.01% of TSD’s common shares, 90.27% of TSD’s preferred shares and 91.03% of TSD’s total capital stock.

Celular CRT

Cellular telecommunications services were first offered in the state of Rio Grande do Sul in December 1992 by a business unit of CRT – Companhia Riograndense de Telecomunicações. The fixed and cellular operations of CRT were split on June 25, 1998, and the cellular operations were spun off as Celular CRT.

On May 4, 1999, Celular CRT obtained its registration as a publicly-held company with the CVM for the trading of its shares on the over-the-counter market organized by Sociedade Operadora do Mercado de Ativos—SOMA, starting on May 17, 1999. On September 8, 1999, Celular CRT registered with the Extremo Sul Stock Exchange and Bovespa, pursuant to the applicable laws. The main shareholder of Celular CRT was the state of Rio Grande do Sul. In 1996, the state of Rio Grande do Sul sold part of its stake in Celular CRT to Telefónica. In 1998, the remaining stake of the state of Rio Grande do Sul was sold to Telefónica. In 1999, Portugal Telecom subscribed a share capital increase of Celular CRT.

In 2002, the shares owned by PT Móveis—Serviços de Telecomunicações, SGPS and Telefónica were transferred to Brasilcel.

On October 8, 2004, Avista Participações Ltda., a subsidiary of Brasilcel, purchased common shares of Celular CRT representing 4.48% of Celular CRT’s total common shares and preferred shares of Celular CRT representing 23.44% of Celular CRT’s total preferred shares pursuant to a public tender offer through an auction on the São Paulo Stock Exchange. In July 2005, Brasilcel and its affiliates acquired additional voting capital stock of Celular CRT in a capital increase. See “Part Four: Information About the VIVO Companies—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments.”

As a result of these transactions, Brasilcel now holds 90.57% of Celular CRT’s common shares, 51.47% of Celular CRT’s preferred shares and 68.77% of Celular CRT’s total capital stock (excluding treasury shares).

VIVO

TCP, TCO, TLE, TSD and Celular CRT are all controlled by Brasilcel and have been operating under the brand name “VIVO” since April 2003. The common commercial strategy of VIVO is to increase customer base as well as revenues, by acquiring new customers as well as maintaining distribution channels.

In particular, our current strategy focuses on improving our relationship with our best customers, as well as growing in order to benefit from the market potential. We intend to pursue this strategy through technological diversification, the maintenance of a customer-driven strategy aimed at achieving a balance between competitive pricing and quality service, and market segmentation in order to better tailor our commercial efforts.

Our strategy also focuses on managing our business prudently and achieving consistency in our results by adapting to the unique competitive environment of each individual region in which we operate. Ultimately, we pursue a balance of growth and profitability, in order to maintain our margins within manageable levels and avoid loss of value.

According to data published by Anatel, VIVO has 36.1% of the total market in Brazil and 45.9% of the total market in its authorized areas, with 28.8 million users at September 30, 2005. Its operations cover an area with approximately 135 million inhabitants, or 73% of the Brazilian population.

Upon the completion of the merger of shares of TCO and the merger of companies of each of TLE, TSD and Celular CRT with TCP, TCP will be renamed “Vivo Participações S.A.” and will be the holding company of TCO and of the subsidiaries of TLE, TSD and Celular CRT.

Merger

On December 4, 2005, the board of executive officers (diretorias) of TCP, TCO, TLE, TSD and Celular CRT signed a Protocol of Merger of Shares and Merger of Companies and Instrument of Justification containing the terms and conditions of the merger and outlining the reasons for the merger of shares of TCO and the merger of companies of TLE, TSD and Celular CRT, with TCP. On the same date, the boards of directors (conselhos de administração), of TCP and of each of TCO, TLE, TSD and Celular CRT approved the Protocol of Merger of Shares and Merger of Companies and Instrument of Justification.

On December 4, 2005, the board of auditors (conselhos fiscais) of TCP and of each of TCO, TLE, TSD and Celular CRT reviewed the terms and conditions of the merger in separate meetings and issued favorable opinions with respect to the merger.

On December 5, 2005, TCP, TCO, TLE, TSD and Celular CRT published notices of extraordinary meetings of their respective voting shareholders to approve the merger.

Extraordinary general meetings to approve the merger are scheduled for                     , 2006.

Terms of the Merger

General

The merger must be approved at separate extraordinary general meetings of the shareholders of TCP and of each of TCO, TLE, TSD and Celular CRT scheduled to be held on                     , 2006.

The completion of the merger of shares of TCO with TCP, and of the merger of companies of TLE, TSD and Celular CRT into TCP is contingent upon the approval at the shareholder meetings of holders of at least 50% plus one of the aggregate TCP common shares and preferred shares that are present at a duly convened extraordinary general meeting, and holders of at least 50% plus one of the aggregate common shares of TCO, TSD and Celular CRT, respectively. The completion of the merger of TLE with TCP is contingent upon the approval at the shareholder meetings of holders of at least 50% plus one of the aggregate TCP common shares and preferred shares that are present at a duly convened extraordinary general meeting, and holders of at least 50% plus one of the aggregate common shares and preferred shares of TLE. The holders of preferred shares of TCP and TLE will be entitled to vote on the transaction because those shares currently have voting rights due to the nonpayment of dividends. See “Part Six: Shareholder Rights—Information About Historical Dividend Payments—TCP” and “—TLE.”

If the merger is approved:

•	TCO will become a wholly owned subsidiary of TCP, and TLE, TSD and Celular CRT will merge with and into TCP with TCP as the surviving company;

•	holders of common shares of TCO and direct holders of preferred shares of TCO will receive 3.0830 common shares or preferred shares of TCP for each common share or preferred share, respectively, they hold without any further action by those holders; holders of ADSs of TCO will receive 3.0830 ADSs of TCP for each ADS they hold upon surrender of TCO’s ADSs and payment of any fees and expenses of the TCO depositary and of the TCP depositary;

•	holders of common shares of TLE and direct holders of preferred shares of TLE will receive 3.8998 common shares or preferred shares of TCP for each common share or preferred share, respectively, they hold without any further action by those holders; holders of ADSs of TLE will receive 3.8998 ADSs of TCP for each ADS they hold upon surrender of TLE’s ADSs and payment of any fees and expenses of the TLE depositary and of the TCP depositary;

•	holders of common shares of TSD and direct holders of preferred shares of TSD will receive 3.2879 common shares or preferred shares of TCP for each common share or preferred share, respectively, they hold without any further action by those holders; holders of ADSs of TLE will receive 3.2879 ADSs of TCP for each ADS they hold upon surrender of TSD’s ADSs and payment of any fees and expenses of the TSD depositary and of the TCP depositary; and

•	holders of common shares or preferred shares of Celular CRT will receive 7.0294 common shares or preferred shares of TCP for each common share or preferred share, respectively, they hold without any further action by those holders; Celular CRT does not have and ADS program.

Brasilcel holds, directly and indirectly, 92.51% of the common shares and 50.02% of the preferred shares of TCP, representing 66.09% of TCP’s total voting shares, and has represented to TCP that it and its subsidiaries will vote the shares of TCP they hold in favor of the merger.

TCP holds 90.59% of the voting common shares of TCO, and it intends to vote the shares of TCO it holds in favor of the merger.

Brasilcel also holds, directly and indirectly, 68.72% of the common shares and 40.95% of the preferred shares of TLE, representing 50.67% of TLE’s total voting shares, 92.01% of the voting common shares of TSD and 90.57% of the voting common shares of Celular CRT, and has represented to TCP that it and its subsidiaries will vote the shares of TLE, TSD and Celular CRT they hold in favor of the merger.

Brasilcel and its subsidiaries will hold no less than 89.03% of TCP’s common shares after the merger, assuming that none of the common shareholders of TCP, TCO, TLE and Celular CRT, and none of the common and preferred shareholders of TSD exercises appraisal rights in connection with the merger.

Under the Protocol of Merger of Shares and Merger of Companies and Instrument of Justification, governing the merger, TCP will undergo a capital increase in the amount of R$2,631,136,636.01 as a result of the merger, from R$6,670,152,498.26 to R$9,301,289,134.27, assuming that common shareholders of TCP, TCO, TLE and Celular CRT, and common and preferred shareholders of TSD do not exercise appraisal rights in connection with the merger. The agreements also provide that Celular CRT’s preferred shares held in treasury will be transferred to TCP in connection with the merger. The Protocol of Merger of Shares and Merger of Companies and Instrument of Justification, which is filed as exhibit to the registration statement of which this prospectus is a part, is incorporated by reference into this prospectus.

Brazilian Securities Commission (Comissão de Valores Mobiliários), or CVM, regulations permit the acquiror of a publicly held company to capitalize the tax benefits arising from the amortization of goodwill generated in the acquisition of that company, for so long as preemptive rights are extended to the other shareholders of the publicly held company in connection with the capital increase. At the time of the merger, any rights previously held by TCP, in connection with its existing investment in TCO, or by third parties, in the case of TLE and Celular CRT, to capitalize credits of such companies will remain in effect. As a result, upon the merger TCP will retain its prior rights to capitalize its credits in TCO and such third parties will acquire the right to use their credits in future capital increases of TCP. See “Protocol of Merger of Shares and Merger of Companies and Instrument of Justification,” incorporated herein by reference.

See “Part Seven: Additional Information for Shareholders—Where You Can Find More Information” for instructions on how to obtain copies of these documents.

There are no conditions to the completion of the merger of shares of TCO with TCP or the merger of companies of each of TLE, TSD and Celular CRT into TCP other than shareholder approval by both TCP, on the one side, and TCO, TLE, TSD and Celular CRT, respectively, on the other side.

The approval of the merger by the CVM is not a condition to the merger. However, the CVM has the authority to suspend the shareholders’ meetings for up to 15 days if it believes such a suspension is necessary to enable it to analyze the transaction and verify that it does not breach applicable laws and regulations. See “Part Three: Risk Factors—Risks Relating to the Brazilian Telecommunications Industry and the Business—The CVM, the Brazilian securities regulator, may suspend for up to 15 days the shareholders’ meetings scheduled to approve the merger.”

Date, Time and Place of the Meeting

The extraordinary general meeting of each of TCO, TLE, TSD and Celular CRT is scheduled to be held as follows:

                        , 2006

2 p.m., local time

Tele Centro Oeste Celular Participações S.A.

SCS - Quadra 2, Bloco C, 226

Edifício Telebrasília Celular, 7º andar

70302-916 - Brasília, DF

Brazil

Tele Sudeste Celular Participações S.A.

Praia de Botofago, 501

Torre Corcovado, 7º andar

22250-040 - Rio de Janeiro, RJ

Brazil

Tele Leste Celular Participações S.A.

Av. Roque Petroni Júnior, 1464

04707-000 - São Paulo, SP

Brazil

Celular CRT Participações S.A.

Rua José Bonifácio, 245, Farroupilha

90040-130 - Porto Alegre, RS

Brazil

Under the Brazilian corporation law, you may be required to show a document proving your identity to gain admittance to the meeting, provided you are entitled to attend the meeting.

TCO

•	If you hold common shares you may attend and vote at the TCO meeting.

•	If you hold preferred shares you may attend the TCO meeting, but you may not vote.

•	If you hold ADSs you are not entitled to attend or vote at the TCO meeting.

TLE

•	If you hold common shares you may attend and vote at the TLE meeting.

•	If you hold preferred shares you may attend and vote at the TLE meeting.

•	If you hold ADSs you are not entitled to attend the TLE meeting, but you may communicate your voting instructions to the TLE depositary.

TSD

•	If you hold common shares you may attend and vote at the TSD meeting.

•	If you hold preferred shares you may attend the TSD meeting, but you may not vote.

•	If you hold ADSs you are not entitled to attend or vote at the TSD meeting.

Celular CRT

•	If you hold common shares you may attend and vote at the Celular CRT meeting.

•	If you hold preferred shares you may attend the Celular CRT meeting, but you may not vote.

Receipt of Shares and ADSs of TCP

If the merger is approved, each common share or preferred share:

•	of TCO will become 3.0830 common shares or preferred shares, respectively, of TCP;

•	of TLE will become 3.8998 common shares or preferred shares, respectively, of TCP;

•	of TSD will become 3.2879 common shares or preferred shares, respectively, of TCP; and

•	of Celular CRT will become 7.0294 common shares or preferred shares, respectively, of TCP,

in each case without any action by you. Because the common shares and preferred shares of TCP are book-entry shares, an entry or entries will be made in the share registry of TCP to evidence the common shares or preferred shares received in the merger. Neither you nor any other person will receive certificates evidencing common shares or preferred shares of TCP.

Holders of ADSs representing preferred shares will receive:

•	3.0830 ADSs representing preferred shares of TCP in the merger for each ADS of TCO they hold;

•	3.8998 ADSs representing preferred shares of TCP in the merger for each ADS of TLE they hold; and

•	3.2879 ADSs representing preferred shares of TCP in the merger for each ADS of TSD they hold,

upon surrender of the ADSs of TCO, TLE or TSD, as the case may be, and payment of the fees and expenses of the TCO, TLE or TSD depositary, respectively, and of the TCP depositary.

Although the merger will be effective by operation of law once the requisite shareholder approvals have been obtained, the common and preferred shares of TCO, TLE, TSD and Celular CRT will continue to trade on the São Paulo Stock Exchange under their existing ticker symbols until the later of:

•	the end of the period for the exercise of appraisal rights by those shareholders to whom appraisal rights are available (which period will end not less than 30 days after publication of the minutes of the extraordinary general shareholders’ meetings called to approve the merger, as described in “—Appraisal or Dissenters’ Rights” below); and

•	the end of the period during which management of TCP is permitted pursuant to the Brazilian corporation law to unwind the merger. Under the Brazilian corporation law, if management of TCP believes that the total value of the appraisal rights exercised by shareholders of the Targets may put at risk the financial stability of New TCP, management may, within 10 days after the end of the appraisal rights period, call a general meeting of shareholders to unwind the merger.

During the period described above, the ADSs of TCO, TLE and TSD will continue to trade on the New York Stock Exchange under their existing ticker symbols.

TCP has already agreed with the São Paulo Stock Exchange that once elapsed such transitional period, those shares will trade under the ticker symbol for TCP’s common shares, “VIVO3,” and the ticker symbol for TCP’s preferred shares, “VIVO4,” respectively. TCP will apply to list the TCP ADSs to be received by holders of TCO, TLE and TSD ADSs on the New York Stock Exchange under the symbol “VIV.”

Delivery of TCP ADRs

Important Note: Celular CRT does not have an ADS program, and no holder of Celular CRT common shares or preferred shares will receive TCP ADRs.

Holders of ADSs representing preferred shares:

•	of TCO, will receive 3.0830 ADSs representing preferred shares of TCP for each TCO ADS they hold;

•	of TLE, will receive 3.8998 ADSs representing preferred shares of TCP for each TLE ADS they hold;

•	of TSD, will receive 3.2879 ADSs representing preferred shares of TCP for each TSD ADS they hold.

After the merger becomes effective and the end of the period for the exercise of appraisal rights, where applicable (see “—Appraisal or Dissenters’ Rights”), TCP will deposit with a custodian for The Bank of New York, as depositary under each of the TCO, TLE and TSD ADS programs, the TCP preferred shares issuable in respect of the ADSs of TCO, TLE or TSD then held in that program. The Bank of New York, as depositary, will deposit those TCP preferred shares with the custodian for The Bank of New York, as depositary under the TCP ADS program, and instruct that depositary to cause to be issued and to deliver, subject to payment of the fees and expenses of that depositary under the TCP deposit agreement (which will not be in excess of $5.00 or less per 100 ADSs (or portion thereof)), ADSs representing those TCP preferred shares to the depositary for the ADS program of TCO, TLE or TSD, as the case may be. When the TCP ADSs are received in the ADS program of each of TCO, TLE and TSD, the ADSs of each of TCO, TLE and TSD will represent a right to receive TCP ADSs, and The Bank of New York, as depositary under the ADS program of each of TCO, TLE and TSD, will call for the surrender of the ADRs evidencing those former TCO, TLE or TSD ADSs. Upon surrender of those ADRs and payment of the depositary’s fees and expenses as provided in each of the TCO, TLE and TSD deposit agreements (which will not be in excess of $5.00 or less per 100 ADSs (or portion thereof)), the depositary will deliver the TCP ADSs (and cash in lieu of any fractions as described in “Part Five: The Merger—Fractional Shares and ADSs”) to the holders of the former TCO, TLE or TSD ADSs.

Termination of ADS Program

The Bank of New York, as depositary under the ADS program of each TCO, TLE and TSD, at the direction of TCO, TLE and TSD, intends to mail notice to the owners of all outstanding ADRs of TCO, TLE and TSD in accordance with the deposit agreement of the termination of the deposit agreement and the ADS program at the time of effectiveness of the merger.

The terms of the ADSs of TCP that will be received upon the effectiveness of the merger are described in “Part Six: Shareholder Information—Description of American Depositary Shares.”

Fractional Shares and ADSs

If you hold common shares or preferred shares of TCO, TLE, TSD or Celular CRT and the product of the applicable exchange ratio and the number of common shares or preferred shares of TCO, TLE, TSD or Celular CRT you hold is not a whole number, the number of TCP common shares or preferred shares you will receive in the merger will be rounded down to the largest whole number. We will auction on the open market the fractional TCP common shares or preferred shares to which you would otherwise be entitled, and remit to your broker or custodian or mail you a check for cash in lieu of any fractional TCP common shares or preferred shares you are entitled to receive based on the net proceeds (after deducting applicable fees and expenses, including the fees charged by the São Paulo Stock Exchange and the CBLC (Companhia Brasileira de Liquidação e Custódia) of 0.027% and 0.0008% respectively, and the sales commissions charged by the brokerage firms that TCP would have to hire) from the sale on the São Paulo Stock Exchange of the aggregate number of fractional entitlements to TCP common shares and preferred shares.

If you are a registered holder of ADSs of TCO, TLE or TSD, and the product of the applicable exchange ratio and the number of ADSs of TCO, TLE or TSD you hold is not a whole number, the number of TCP ADSs you will receive in the merger will be rounded down to the largest whole number. The depositary under the ADS program of TCO, TLE or TSD, as the case may be, will sell on the open market the fractional TCP ADS to which you would otherwise be entitled, and remit to your broker or custodian or mail you a check for cash in lieu of any fractional TCP ADS you are entitled to receive based on the net proceeds (after deducting applicable fees and expenses, including sales commissions) from the sale on the New York Stock Exchange of the aggregate number of fractional entitlements to TCP ADSs.

If you are a beneficial owner of ADSs of TCO, TLE or TSD, you should contact your broker or custodian and inquire as to its procedures for the remittance of any cash attributable to any fractional TCP ADS you would otherwise receive.

You will receive your cash payment for fractional TCP common shares or TCP preferred shares, if applicable, at the same time that you receive your new TCP common shares or TCP preferred shares. Cash payments in respect of fractional TCP ADSs payable to registered holders of ADSs of TCO, TLE and TSD will not be available until the TCO, TLE or TSD depositary, as the case may be, has completed sales of aggregated portions and all those trades have been settled.

You do not have to pay in cash any fees or commissions to us, or to the depositary, for the sale of your fractional common shares, preferred shares or ADS since fees and expenses will have already been deducted from any amounts you receive.

Appraisal or Dissenters’ Rights

Holders of common shares of TCP, TCO, TLE, TSD and Celular CRT, and holders of preferred shares of TCP and TSD are entitled to appraisal rights in connection with the merger.

In accordance with the Brazilian corporation law, since the exchange ratios of 3.0830 for TCO, 3.8998 for TLE and 3.2879 for TSD common shares and preferred shares (and ADSs) set forth in the Protocol of Merger of Shares and Merger of Companies and Instrument of Justification (see “—Terms of the Merger”) are lower than the exchange ratios of 3.5844 for TCO, 4.8744 for TLE and 4.2863 for TSD calculated based on the market value of shareholders’ equity, as described below under “—Valuation Reports of Planconsult” the dissenting shareholders of TCO, TLE and TSD have the right to choose to receive an amount in cash equal to the greater of shareholders’ equity per share in accordance with Brazilian GAAP and the market value of shareholders’ equity per share. Since the exchange ratio of 7.0294 for Celular CRT common shares and preferred shares set forth in the Protocol of Merger of Shares and Merger of Companies and Instrument of Justification is higher than the exchange ratio of 6.7258 calculated based on the market value of shareholders’ equity, the dissenting Celular CRT shareholders have the right to receive an amount in cash equal to the shareholders’ equity per share in accordance with Brazilian GAAP.

Therefore, holders of common shares of Celular CRT, TCO, TLE and TSD, and holders of preferred shares of TSD will have the right to choose to receive, instead of the TCP common shares or preferred shares, as the case may be, an amount in cash as described in the table below:

		Shareholders’ Equity in Accordance With Brazilian GAAP (1)	Market Value of Shareholders’ Equity (2)
		(reais per share)
TCO	the greater of	21.80	18.38
TLE	the greater of	33.18	24.99
TSD	the greater of	22.31	21.97
Celular CRT		37.50

(1)	Shareholders’ equity in accordance with Brazilian GAAP of the dissenting shares, determined on the basis of the applicable balance sheet at September 30, 2005 or, if the dissenting shareholder so demands, on the basis of a new balance sheet that is as of a date within 60 days of the extraordinary general shareholders’ meeting called to approve the merger.
(2)	Market value of shareholders’ equity of the dissenting shares, at the date of the extraordinary general shareholders’ meeting. Market value of shareholders’ equity is determined in accordance with the special methodology described in “—Valuation Report of Planconsult.”

If you have appraisal rights, your appraisal rights will lapse no less than 30 days after publication of the minutes of the extraordinary general shareholders’ meeting called to approve the merger.

Any holder of TSD ADSs that wishes to exercise the appraisal rights relating to the preferred shares of TSD underlying the ADSs held by that holder must surrender the American Depositary Receipts evidencing those ADSs, pay the applicable fees of the depositary, withdraw the preferred shares from the TSD ADR program and exercise the appraisal rights relating to those preferred shares directly.

Holders of preferred shares of TCO, TLE and Celular CRT and holders of TCO and TLE ADSs are not entitled to appraisal or dissenters’ rights in connection with the merger under Brazilian law.

Holders of TCP common shares and preferred shares also have the right to choose to receive an amount in cash equal to R$6.52 per share, the shareholders’ equity per share of TCP in accordance with Brazilian GAAP, calculated as of September 30, 2005.

The total shareholders’ equity of each of the companies as of September 30, 2005 used to calculate the shareholders’ equity per share amounts that may be received by certain shareholders upon the exercise of appraisal rights, as described above, was as follows:

Company	Shareholders’ Equity as of September 30, 2005
TCP	R$	4,315,766,402
TCO		2,835,326,030
TLE		320,029,960
TSD		2,048,695,003
Cellular CRT		1,224,158,787

These amounts were based on unconsolidated financial statements as of and for the nine months ended September 30, 2005 of each of TCP, TCO, TLE, TSD and Celular CRT prepared in accordance with Brazilian GAAP to comply with statutory requirements in Brazil.

Valuation Reports of Planconsult

Planconsult Planejamento e Consultoria Ltda., or Planconsult, has been engaged by each of TCP, TCO, TLE, TSD and Celular CRT to determine the market value of the net equity (shareholders’ equity, or assets minus liabilities) of TCP and each of TCO, TLE, TSD and Celular CRT for purposes of Article 264 of Brazilian Law No. 6,404/76. The valuation reports are subject to the considerations and limitations set forth in the reports. The full valuation reports for each of these companies are contained in Exhibits 2.3.1, 2.3.2, 2.3.3, 2.3.4 and 2.3.5 to the registration statement on Form F-4 of which this prospectus is a part. Copies of these exhibits may be obtained as described in “Part Seven: Additional Information for Shareholders—Where You Can Find More Information.” The description of the Planconsult valuation reports set forth below is qualified in its entirety by reference to the full text of the reports.

In preparing its valuation reports, Planconsult:

•	read the balance sheets as of September 30, 2005 furnished by TCP and each of TCO, TLE, TSD and Celular CRT;

•	interviewed management of TCP and each of TCO, TLE, TSD and Celular CRT and reviewed documentation furnished by those companies with respect to the aging of accounts receivable and accounts payable, credit controls, derivatives with respect to indebtedness and other matters;

•	analyzed each asset and liability account on the balance sheets of TCP and each of TCO, TLE, TSD and Celular CRT and, based on that analysis, adjusted each account to market value;

•	calculated the tax effects of those adjustments that represented a capital gain or loss that would be deductible for tax purposes; and

•	based on those adjustments and calculations, calculated the market value of the net equity of TCP and each of TCO, TLE, TSD and Celular CRT.

In adjusting the asset and liability accounts of each of the companies to market value, Planconsult used the following methodology:

•	for fixed assets, Planconsult generally obtained records from each company regarding its fixed assets, performed a limited physical inspection of certain of the assets, calculated the estimated replacement value of the assets, estimated the useful lives of the assets and used these estimates to calculate the market value of the assets, except for certain assets of low economic value, which were valued based on their book values;

•	for most other tangible assets and liabilities, Planconsult either:

•	determined the aging of the account from information provided by the applicable company and calculated the present value of the account using a discount rate equal to the cost of capital of the VIVO companies, obtained from TCP and each of TCO, TLE, TSD and Celular CRT, adjusted for the relative inflation rates in Brazil and the United States; or

•	where applicable, determined that the book value approximated the market value; and

•	for the investments of TCP and each of TCO, TLE, TSD and Celular CRT in their operating subsidiaries, Planconsult calculated the net equity of those subsidiaries based on balance sheets for those subsidiaries as of September 30, 2005 and adjusted accordingly the amounts recorded as equity investments in those subsidiaries by TCP and each of TCO, TLE, TSD and Celular CRT.

In rendering its reports, Planconsult relied exclusively on the market value of tangible assets and liabilities and did not assess the market value of intangible assets, including goodwill. In addition, Planconsult did not assess the validity of any liens or encumbrances on the companies’ assets or take any such liens and encumbrances into consideration in rendering its report.

In preparing its reports, Planconsult relied upon the truthfulness, completeness and accuracy of the information obtained from TCP and each of TCO, TLE, TSD and Celular CRT without independent verification. Planconsult did not conduct any general legal, accounting or other due diligence investigation in connection with the preparation of the reports. Planconsult did not evaluate the future profitability of TCP or any of TCO, TLE, TSD or Celular CRT, nor did it independently verify any of the factors used in calculating the cost of capital of the VIVO companies that Planconsult obtained from TCP and each of TCO, TLE, TSD and Celular CRT in order to calculate the present value of certain assets and liabilities. In addition, the valuation reports delivered by Planconsult do not constitute an audit report on the financial statements used in preparing those reports.

Neither the independent auditors of TCP, TCO, TLE, TSD and Celular CRT, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information used to prepare the valuation reports, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, this prospective financial information. The independent auditors’ reports included or incorporated by reference in this registration statement relate to the historical financial information of the respective companies, do not extend to the prospective financial information and should not be read to do so.

The Planconsult valuation reports do not address the underlying business decision by TCP to engage in the proposed corporate reorganization and do not constitute a recommendation to TCP, each of TCO, TLE, TSD and Celular CRT, or their respective shareholders with respect to the transaction.

Based on these assumptions and qualifications, Planconsult concluded that the market value of the net equity of each of the companies as of September 30, 2005 was as follows:

Company	Market Value of Net Equity as of September 30, 2005
TCP	R$	3,395,399,889.45
TCO		2,390,078,454.51
TLE		240,997,096.12
TSD		2,017,851,499.43
Cellular CRT		1,125,472,314.35

If the exchange ratios used to determine the common shares and preferred shares to be received by shareholders of TCO, TLE, TSD and Celular CRT, and the ADSs of TCP to be received by ADS holders of TCO, TLE and TSD in the proposed transaction had been calculated solely based upon the market value of the net equity of the companies, as calculated by Planconsult, the exchange ratios would have been as follows:

Company	Hypothetical Exchange Ratios If Such Ratios Had Been Calculated Using the Market Value of Net Equity of the Companies as of September 30, 2005
TCO	3.5844
TLE	4.8744
TSD	4.2863
Cellular CRT	6.7258

Planconsult provides valuation services to several large telecommunications companies and has over twenty-five years of experience in assisting major companies in Brazil in several industries. Planconsult has also acted as an advisor in privatization transactions in Brazil and has experience in providing technical and financial due diligence services. Planconsult was selected to prepare the valuation reports based on its experience in preparing such reports and other factors. Planconsult will be paid a fee by TCP, and TCP has agreed to reimburse Planconsult’s expenses.

Mailing of Prospectus

We will mail the prospectus to record holders of common shares and preferred shares of each of TCO, TLE, TSD and Celular CRT who are residents of the United States and whose names appear on our shareholder list. We will mail the prospectus to record holders of ADSs of TCO, TLE and TSD whose names appear on the list of record holders of ADSs maintained by the TCO, TLE and TSD depositaries and will also furnish the prospectus to brokers, banks and similar persons who are listed as participants in a clearing agency’s security position listing for subsequent transmission to beneficial owners of ADSs of TCO, TLE and TSD.

Brokerage Commissions

You do not have to pay any brokerage commissions in connection with the merger if you have your shares of TCO, TLE, TSD or Celular CRT registered in your name. If your securities are held through a bank or broker or a custodian linked to a stock exchange, you should consult with them as to whether or not they charge any transaction fee or service charges in connection with the merger. If you hold ADSs of TCO, TLE or TSD you will have to pay the fees and expenses described in “—Receipt of Shares and ADSs of TCP—Delivery of TCP ADSs” in connection with the merger.

Accounting Treatment of the Merger

Under Brazilian GAAP, the body of accounting principles we use to prepare our consolidated financial statements, the merger will be accounted for at book value. Under U.S. GAAP, since TCP and each of the Targets have been under common control since December 27, 2002, the exchange of shares of TCP for common and preferred shares of the Targets held directly or indirectly by Brasilcel N.V. will be accounted for at historical cost in a manner similar to a pooling of interests. Accordingly, the assets acquired and the liabilities assumed in the merger, to the extent of the proportionate interests in the Targets under common control, will be accounted for based on the historical carrying values of the assets and liabilities of each of the Targets, as would be reflected in the consolidated financial statements of Brasilcel N.V. The proportionate interests in each of the Targets acquired from shareholders unrelated to the controlling shareholders will be accounted for using the purchase method of accounting in accordance with SFAS No. 141, Business Combinations. Under the purchase method of accounting, the pro rata assets acquired and liabilities assumed are recorded at their fair values, and any excess of purchase price over the related fair value of net assets acquired is accounted for as goodwill. The financial statements of New TCP presented after the merger will retroactively reflect the combination of TCP and the Targets to the extent of the proportionate interests in the Targets under common control since December 27, 2002, in accordance with Brazilian GAAP and U.S. GAAP.

Management

A description of TCP’s management is set forth below.

Board of Directors

Our administration consists of a board of directors and a board of executive officers. Our shareholders elect the members of the board of directors. The board of directors should maintain a number of members ranging from 3 to 12, each serving a three-year term. The board currently consists of nine members. The term of office of the current members of the board of directors will expire at the ordinary general meeting of shareholders to be held by April 2006, except for António Gonçalves de Oliveira, representative of minority shareholders, whose term will expire in April 2007. The board of directors holds regular quarterly meetings, and the chairman or two board members may call special meetings.

The following are the current members of our board of directors and their respective positions.

Name	Position
Fernando Xavier Ferreira	Chairman
Carlos Manuel de Lucena e Vasconcellos Cruz	Vice Chairman
Shakhaf Wine	Director
Félix Pablo Ivorra Cano	Director
Ignacio Aller Malo	Director
Luis Paulo Reis Cocco	Director
Luiz Kaufmann	Director
Henry Philippe Reichstul	Director
António Gonçalves de Oliveira	Director

Set forth below are brief biographical descriptions of the directors.

Fernando Xavier Ferreira, born on February 13, 1949, is currently Chief Executive Officer of Telecominicações de São Paulo S.A. and Telesp and SP Telecomunicações Holding Ltda. Mr. Ferreira is the Chairman of the Supervisory Board of Telecominicações de São Paulo S.A. and serves as Vice-Chairman of the Board of Directors and Chief Executive Officer of Telefónica Data Brasil Holding S.A. Mr. Ferreira is also a member of the Boards of Directors of Telefónica Internacional S.A. and Telefónica Móviles S.A. Mr. Ferreira is the Chairman of the Supervisory Board of Brasicel N.V. and Chairman of the Board of Directors of Telesp Celular Participações, S.A., Tele Centro Oeste Celular Participações, S.A., Celular CRT Participações, S.A., Tele Sudeste Celular Participações, S.A. and Tele Leste Celular Participações, S.A., is currently the Chief Executive Officer of the Telefónica Group in Brazil and is also a member of the Board of Directors of, among other companies, Telefónica Móviles and Brasilcel, N.V. During 1998, Mr. Ferreira served as a member of ANATEL. From 1995 to 1998, he was General Director of Telebrás and President of the board of directors of Embratel and Telesp S.A. Mr. Ferreira was President of Telecomunicações do Paraná S.A. Telepar from 1997 to 1999 and Vice President of that company from 1979 to 1987. He is currently a member of the Latin America Committee of the New York Stock Exchange and the Global Infrastructure Commission. He holds a degree in Electrical Engineering from the Catholic University of Rio de Janeiro, Brazil.

Shakhaf Wine, born on June 13, 1969, is the President of Portugal Telecom Brasil S.A. since April 2005, a Director of Portugal Telecom S.G.P.S. since March 2003, and a member of the Board of Directors of Brasilcel N.V. since February 2004, of Telesp Celular Participações, S.A., Tele Centro Oeste Celular Participações, S.A., Tele Sudeste Celular Participações, S.A., Celular CRT Participações S.A. since March 2004, and of Folha Universo Online S.A. Mr. Wine is also the President of the Audit Committee of Brasilcel N.V. Mr. Wine was a Director of Investment Banking and a Relationship Manager for European corporate clients in the Global Telecommunications Group of Merrill Lynch International from 1998 to 2003. Additionally, he was Senior Associate Director of the Latin American and Telecommunications groups of Deutsche Morgan Grenfell from 1993 until 1998. Previously Mr. Wine was a foreign exchange trader and dealer for the Brazilian Central Bank at Banco Icatu S.A. He holds a degree in Economics from the Pontificia Universidade Católica do Rio de Janeiro.

Félix Pablo Ivorra Cano, born on July 1, 1946, has been a member of the board of directors of Telesp Celular Participações, Celular CRT Participações, S.A., Tele Leste Celular Participações, S.A., Tele Sudeste Celular Participações, S.A., and Tele Centro Oeste Celular Participações, S.A. since February 1999. Mr. Ivorra currently is the President of the Board of Directors of Telefónica Móviles and serves on the board of directors of Telecomunicações de São Paulo S.A, Brasilcel N.V., Telefónica Móviles SAC Perú, Telefónica Móviles Perú Holding, S.A.A and MobiPay International, S.A. He joined the Telefónica Group in July 1972 and served in the areas of Technical Specifications, Network Planning, Commercial Planning and as General Director of Advanced Communications. In 1993, he was appointed General Director of the team that founded Telefónica Servicios Móviles, where he held several positions including General Commercial Director and General Director of Business Development. During 1997 and part of 1998, he was chairman of the board of Telefónica Móviles group companies Mensatel, S.A. and Radiored, S.A. He has a degree in Telecommunications Engineering from Escuela Técnica Superior de Engeneria—ETSI in Madrid, and a post—graduate degree in Business Administration from the Instituto Católico de Administração de Empresas—ICADE, also in Madrid.

Ignacio Aller Malo, born on December 1, 1945, is a member of the board of directors of Telefónica Móviles México, S.A. de C.V., Brasilcel N.V., Telesp Celular Participações, S.A., Tele Centro Oeste Celular Participações, S.A., Tele Sudeste Celular Participações, S.A., Tele Leste Celular Participações, S.A. and Celular CRT Participações, S.A. Mr. Aller has served as Chief Operating Officer of Telefónica Móviles S.A. since 2003 and has held several positions at Telefónica de España since 1967.

Carlos Manuel de Lucena e Vasconcellos Cruz, born on September 9, 1957, has been the Chief Executive Officer of Portugal Telecom Investimentos Internacionais—Consultoria Internacional S.A. and PT Ventures, SGPS, S.A. since April 2004; has been a member of the Board of Directors of PT Corporate—Soluções Empresariais de Telecomunicações e Sistemas, S.A. since June 2003; was Chief Executive Officer of PT Comunicações, S.A. from May 2002 until January 2004; was Chief Executive Officer of PT Prime, SGPS, S.A. from 2002 until January 2004; Chairman of the Board of Directors of PT Prime, SGPS, S.A. from 2002 until January 2004; was Chairman of the Board of Directors of PT Contact—Telemarketing e Serviços de Informação, S.A. from 2002 until January 2004; and was Chief Executive Officer of PTM.com, SGPS, S.A. from May 2003 until January 2004. Mr. Cruz has been a member of the Board of Directors of Brasilcel, N.V. since December 2002; Vice Chairman of the Board of Directors of Telesp Celular Participações S.A. since 2001; and a member of the Board of Directors of Tele Centro Oeste Celular Participações, S.A., CRT Celular Participações, S.A., Tele Sudeste Celular Participações, S.A. and Tele Leste Celular Participações S.A. since 2003. Mr. Cruz was also Chairman and Chief Executive Officer of Telesp Celular S.A. from May 2001 until May 2002 and President and Chief Executive Officer of Tradecom, SGPS, S.A. from 2000 until 2001. Mr. Cruz was an invited professor of Universidade Católica Portuguesa and the I.S.C.T.E. (Instituto Superior de Ciências do Trabalho e da Empresa, or the Higher Education Institute for Labor and Corporate Sciences), Portugal, for post—graduate courses and the MBA Program from 2000 until 2001. From 1985 to 1999, Mr. Cruz held various positions with Dun & Bradstreet Corporation and its affiliates. Mr. Cruz holds a degree in business from the I.S.C.T.E. and a post—graduate degree in Management from D.S.E. (the German Foundation for International Development), Germany.

Luis Paulo Reis Cocco, born on July 23, 1968, is a member of the Board of Directors of Portugal Telecom Investimentos Internacionais, S.A., a member of the Board of Directors and of the Audit Committee of Brasilcel

N.V. Mr. Cocco is a member of the Board of Directors of PT Móveis—Serviços Telecomunicações, S.A., PT Ventures, SGPS, S.A., PT Brasil S.A., Telesp Celular Participações S.A., Tele Centro Oeste Celular Participações S.A., Tele Sudeste Celular Participações S.A. and Celular CRT Participações S.A., ICDL Brasil Certificadora, S.A.; Mobitel, S.A.; Telecomunicações Públicas de Timor, S.A.; PT Prime Tradecom, S.A.; Tradecom SGPS, S.A. From February 2004 to March 2005 Mr. Cocco was Chief Financial Officer of Portugal Telecom Investimentos Internacionais, S.A. Previously he was General Director for Planning, Control and Finance of PT Comunicações, S.A., PT Prime, S.A. and PTM.COM, S.A., and General Director for Resources, Planning, IT and Finance of PT Prime, S.A. Between 2000 and 2002, Mr. Cocco was President & CEO (2001-2002) and Chief Financial Officer (2000-2001) of PT Prime Tradecom, S.A. Before joining Portugal Telecom in May 2000, Mr. Cocco had been Vice President of Santander Investment S.A. in Portugal since February 1998. Previous to that Mr. Cocco worked for McKinsey and Company from 1991 to 1993 and from 1995 to 1998. Mr. Cocco holds a Master Degree from Harvard Business School and a Degree in Business Administration from Universidade Católica Portuguesa.

Luiz Kaufmann, born on August 7, 1945, is a member of the Board of Directors and Audit Committee of Telesp Celular Participações S.A., Tele Centro Oeste Celular Participações S.A., Tele Leste Celular Participações S.A., Tele Sudeste Celular Participações S.A. and Celular CRT Participações S.A., since July 2005. Mr. Kaufmann is a partner at L. Kaufmann Consultores Associados, an investment bank through which Mr. Kaufmann was in charge of the sale of Vésper Brazil from May 2001 to November 2003 and in the sale of Primesys from October 2004 to October 2005. Mr. Kaufmann is also a member of the Board of Directors of Gol Linhas Aéreas Inteligentes and chairman of its audit committee and is a member of the Board of Directors of Medial Saúde. Mr. Kaufman was CEO of Vésper—Brazil from May 2001 to November 2003; Mr. Kaufman was partner of GP Investimentos from 1999 to 2001; CEO of Aracruz Celulose S.A., and Chairman of Board of Directors of Tecflor, a joint venture between Aracruz Celulose and Gutchess International, from November 1993 to April 1998. Mr. Kaufmann began his career at Serete S.A. Engenharia as project engineer in 1968, rising to the position of Director of Finance and Control by 1974. Mr. Kaufmann then held various other executive positions prior to those described above. Mr. Kaufmann holds a degree from Universidade Federal do Paraná and a Master of Sciences in Industrial Engineering from Illinois Institute of Technology.

Henry Philippe Reichstul, born on April 12, 1949, is a member of the Board of Directors and Audit Committee of Telesp Celular Participações S.A., Tele Centro Oeste Celular Participações S.A., Tele Leste Celular Participações S.A., Tele Sudeste Celular Participações S.A. and Celular CRT Participações S.A. Mr. Reichstul is also a member of Boards of Directors of Coinbra (Louis Dreyfus-Brasil), Prisma Energy International and TAM S.A. Mr. Reichstul was the chief executive officer of Petrobrás – Petróleo Brasileiro S.A. from March 1999 to December 2001 and was the chief executive officer of Globopar in 2002. Prior to that time, Mr. Reichstul held various positions as an economist and as an executive. Mr. Reichstul has served on the Boards of Directors of several well-known companies, including Telebrás from 1985 to 1986, Eletrobrás—Centrais Elétricas S.A. from 1985 to 1987 and BNDES from 1986 to 1989. Mr. Reichstul holds a post graduate degree in Economics from Hertford College of Oxford University.

António Gonçalves de Oliveira, born on May 4, 1944, is a member of the Board of Directors and Audit Committee of Tele Centro Oeste Celular Participações S.A., Tele Sudeste Celular Participações S.A., Tele Leste Celular Participações S.A. and Celular CRT Participações S.A. since July 2005, and a member of the Board of Directors and Audit Committee of Telesp Celular Participações S.A. since March 2001. Mr. Gonçalves de Oliveira is also a member of the board of Previ, a member of the Social and Economic Development Council of the Brazilian Government, a board member of the Small and Medium Company Working Group sponsored by the Brazilian Government, the vice president of the Brazilian Businessmen’s Association for Market Integration (ADEBIM), a member of the orientation and steering council of Banco do Povo do Estado de São Paulo and President of the decision council of the National Employee Association of Banco do Brasil (ANABB). From 1991 to 1995, he served as director of the Latin American Sociology Association and from 1993 to 1994 he served as the executive coordinator of the Small and Medium Company National Movement (MONAMPE). He holds a degree in Social Sciences from the University of São Paulo, Brazil, and a Master’s Degree in Communication Sciences from the same university.

In accordance with the shareholders’ agreement between Portugal Telecom SGPS. S.A., PT Movéis SGPS, S.A. and Telefónica Móviles S.A., PT Movéis is responsible for the appointment of our Chief Executive Officer and Telefónica Móviles is responsible for the appointment of our Chief Financial Officer.

Executive Officers

Our bylaws provide for a board of executive officers with eight positions, and each executive officer is elected by the board of directors for a term of three years. Our board of executive officers currently has five members, three of whom hold two positions. The chief executive officer is the chairman and, in his absence or temporary inability to perform his duties, he would be replaced by the vice president for finance, planning and control. In the case of a vacancy in any position in the board of executive officers, the respective replacement will be appointed by the board of directors. In the case of the incapacity of any officer, the chief executive officer will choose a replacement for that officer from among the remaining officers. One officer may be elected for more than one position on the board of executive officers, but the members of the board of executive officers cannot be elected to the board of directors. The board of directors may remove executive officers from office at any time.

The following are the current executive officers, their respective positions and dates of appointment.

Name	Position
Roberto Oliveira de Lima	Chief Executive Officer and Vice President for Regulatory Matters and Institutional Relations, appointed on July 1, 2005

Paulo Cesar Pereira Teixeira	Executive Vice President for Operations, and interim Executive Vice President for Finance, Planning and Control and Investor Relations Officer, appointed on October 25, 2004

Luis Filipe Saraiva Castel-
Branco de Avelar	Executive Vice President for Marketing and Innovation and Vice President for IT and Product and Service Engineering, appointed on April 16, 2003

Javier Rodriguez Garcia	Vice President for Technology and Networks, appointed on April 16, 2003

Guilherme Silverio Portela
Santos	Vice President for Customers, appointed on April 16, 2003

Set forth below are brief biographical descriptions of our executive officers.

Roberto Oliveira de Lima, born on April 1, 1951, is Chief Executive Officer and Vice President for Regulatory Matters and Institutional Relations of Tele Sudeste Celular Participações S.A., Tele Leste Celular Participações S.A., Telesp Celular Participações S.A., Celular CRT Participações S.A., Telerj Celular S.A., Telest Celular S.A., Telebahia Celular S.A., Telergipe Celular S.A., Celular CRT S.A., Telesp Celular S.A., Global Telecom S.A., Tele Centro Oeste Celular Participações S.A., Telegoiás Celular S.A., Telemat Celular S.A., Telems Celular S.A., Teleacre Celular S.A., Teleron Celular S.A., Norte Brasil Telecom S.A. and TCO-IP S.A. Mr. Oliveira de Lima has also been a director of Avista Participações Ltda., Tagilo Participações Ltda. Sudestecel Participações Ltda., TBS Celular Participações Ltda., Ptelecom Brasil Ltda. and Portelcom Participações Ltda., all affiliates of Brasilcel, since 2005. Mr. Oliveira de Lima was Chairman of the Board of Directors of Grupo Credicard from 1999 to 2005 and chief executive officer of Banco Credicard S.A. from 2002 to 2005. Before 1999, Mr. Oliveira de Lima held executive positions at Accor Brasil S.A., Rhodia Rhone Poulec S.A. and Saint Gobain S.A. Mr. Oliveira holds a degree in Administration and an MBA from Fundação Getulio Vargas, Brasil, and a Master’s degree in finance and strategic planning from Institute Superieur des Affaires, Jouy en Josas, France.

Paulo Cesar Pereira Teixeira, born on June 18, 1957, is the Executive Vice-President for operations (since 2003) and interim Executive Vice President for Finance, Planning and Control and Investor Relations Officer (since July 2005) of Tele Sudeste Celular Participações S.A., Tele Leste Celular Participações S.A., Telesp Celular Participações S.A., Celular CRT Participações S.A., Telerj Celular S.A., Telest Celular S.A., Telebahia Celular

S.A., Telergipe Celular S.A., Celular CRT S.A., Telesp Celular S.A., Global Telecom S.A., Tele Centro Oeste Celular Participações S.A., Telegoiás Celular S.A., Telemat Celular S.A., Telems Celular S.A., Teleacre Celular S.A., Teleron Celular S.A., Norte Brasil Telecom S.A. and TCO-IP S.A. Mr. Teixeira is also a director of Avista Participações Ltda., Tagilo Participações Ltda., Sudestecel Participações Ltda., TBS Celular Participações Ltda., Ptelecom Brasil Ltda. and Portelcom Participações Ltda. Since 1998 Mr. Teixeira has been Vice-President of Telerj Celular S.A., Telest Celular S.A., Telebahia Celular S.A., Telergipe Celular S.A., Celular CRT S.A., and was a member the Board of Directors of Tele Sudeste Celular Participações S.A., Tele Leste Celular Participações S.A. and Celular CRT Participações S.A. from 2001 to 2003. In 1998 Mr. Teixeira was a Director of Telepar Celular S.A., Telesc Celular S.A. and CTMR Celular S.A., companies of Telecomunicações Brasileiras S.A.- Telebrás and Vice President of Tele Celular Sul S.A. Mr. Teixeira has been a Director of telecommunications engineering of Mato Grosso do Sul S.A. between 1995 and 1998. From 1980 until 1987, Mr. Teixeira performed several different managerial duties at Companhia Riograndense de Telecomunicações S.A.—CRT and was also a member of the board of directors from 1985 to 1986. In 1987 and 1988, he held several different positions at Telebrás. Mr. Teixeira holds an Electrical Engineering degree from the Catholic University of Pelotas, Brazil.

Luis Filipe Saraiva Castel—Branco de Avelar, born on April 15, 1954, is the Executive Vice—President for IT and product and service engineering and Executive Vice—President for Marketing and Innovation of each of Tele Sudeste Celular Participações S.A., Tele Leste Celular Participações, Celular CRT Participações S.A., Telesp Celular Participações S.A., Telerj Celular S.A., Telest Celular S.A., Telebahia Celular S.A., Telergipe Celular S.A., Celular CRT S.A., Telesp Celular S.A., Global Telecom S.A., Tele Centro Oeste Celular Participações S.A., Telegoiás Celular S.A., Telemat Celular S.A., Telems Celular S.A., Teleacre Celular S.A., Teleron Celular S.A., Norte Brasil Telecom S.A. and TCO-IP S.A. Earlier in his career, Mr. Avelar was the corporate accounts director of Telefones de Lisboa e Porto, an expert in telecommunications services for the European Commission (DG XIII, Telecom Policy Unit) and a strategic planning director at Comunicações Nacionais. From 1993 to 1998 he was a consultant in privatization and regulation projects for the World Bank, the European Bank for Reconstruction and Development and the European Commission. From 1996 to 1998 he was a portfolio director of Portugal Telecom Group and on the strategic marketing board of Portugal Telecom. From 1998 to 2000, Mr. Avelar was a special consultant to the President of Telesp Celular Participações, S.A. for the areas of marketing, sales, strategy, regulation and special projects and, from 2000 to 2001, was a director of the Internet and E-commerce business unit at the same company. He holds an Electrical—Technical Engineering degree (specialized in Telecommunications and Electronics) from the Lisbon Higher Education Technical Institute.

Javier Rodríguez García, born on December 8, 1955, is Executive Vice President for Technology and Networks of each of Tele Sudeste Celular Participações S.A., Tele Leste Celular Participações S.A., Celular CRT Participações S.A., Telesp Celular Participações S.A., Telerj Celular S.A., Telest Celular S.A., Telebahia Celular S.A., Telergipe Celular S.A., Celular CRT S.A., Telesp Celular S.A., Global Telecom S.A. since May 2003, and Tele Centro Oeste Celular Participações S.A., Telegoiás Celular S.A., Telemat Celular S.A., Telems Celular S.A., Teleacre Celular S.A., Teleron Celular S.A., Norte Brasil Telecom S.A. and TCO-IP S.A. since April 2005. From 1986 until 1988, Mr. García worked at INDELEC—Indústria Electrónica de Comunicaciones S.A., as the manager responsible for the implementation of an automatic mobile telecommunications project for Telefónica de España S.A. From 1988 until 1990, he worked at Rede Electrica de España S.A. as the person responsible for the installation and maintenance of radio mobile systems in Spain. From 1990 until 1992, Mr. García served as an engineering manager at Telcel S.A., where he was responsible for the implementation of automatic mobile telecommunications system for Telefónica de España S.A. in Barcelona, Madrid and Palma de Mallorca. From 1992 until 1996, he was an engineering manager responsible for the installation and maintenance of systems at Compañia Europea de Radiobusqueda S.A., and from 1996 until 1998, he worked in cellular businesses for Telefónica Group in Spain and Peru, as a network quality manager and technical area sub-manager, respectively. From 1998 until 2000, Mr. García was the technology manager in the cellular business of Telefónica Group in Brazil and from 2000 until 2002 was the network manager of Telerj Celular S.A. and Telest Celular S.A. He holds a degree in Technical Telecommunications Engineering from the Technical University of Madrid, Spain.

Guilherme Silvério Portela Santos, born on February 3, 1966, is the Executive Vice President for customers of each of Tele Sudeste Celular Participações S.A., Tele Leste Celular Participações S.A., Telesp Celular

Participações S.A., Celular CRT Participações S.A., Telerj Celular S.A., Telest Celular S.A., Telebahia Celular S.A., Telergipe Celular S.A., Celular CRT S.A., Telesp Celular S.A., Global Telecom S.A., Tele Centro Oeste Celular Participações S.A., Telegoiás Celular S.A., Telemat Celular S.A., Telems Celular S.A., Teleacre Celular S.A., Teleron Celular S.A., Norte Brasil Telecom S.A. and TCO-IP S.A. From 1989 until 1993, Mr. Santos was a consultant at McKinsey & Co., and from 1994 until 1998 he worked as an officer for operations and special projects at Parque Expo ’98, S.A. He also has served as a coordination officer at Companhia de Seguros Tranquilidade. Mr. Santos holds a civil engineering degree from the Higher Education Technical Institute, Portugal, and a Master’s degree from INSEAD, France.

Audit Committee

We have an audit committee that has responsibility for, among other things:

•	overseeing management’s maintenance of the reliability and integrity of our accounting policies and financial reporting and our disclosure practices;

•	overseeing management’s establishment and maintenance of processes to assure that an adequate system of internal control is functioning;

•	overseeing management’s establishment and maintenance of processes to assure our compliance with all applicable laws, regulations and corporate policy;

•	reviewing our annual and quarterly financial statements prior to their filing or prior to the release of earnings;

•	reviewing the performance of the independent accountants and making recommendations to the board of directors regarding the appointment or termination of the independent accountants and considering and approving any non-audit services proposed to be performed by the independent accountants;

•	preparing audit committee reports in accordance with applicable laws and regulations; and

•	reviewing company policies concerning related party transactions.

The audit committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate.

The following are the current members of our audit committee.

Name	Position
Luiz Kaufmann	Member
Henry Philippe Reichstul	Member
António Gonçalves de Oliveira	Member

Brief biographical descriptions of the members of our audit committee are provided under “—Board of Directors” above.

Board of Auditors (Conselho Fiscal)

We have a permanent board of auditors with three members. They are elected annually at a general shareholders’ meeting. The board of auditors is not an audit committee for purposes of Rule 10A-3 under the Exchange Act.

The board of auditors is responsible for overseeing our management. Its main duties are:

•	to review and provide an opinion on the annual report of our management;

•	to review and approve the proposals of management to be submitted to shareholders’ meetings regarding changes in share capital, issuance of debentures and subscription rights, capital investment plans and budgets, distribution of dividends, changes in corporate form, consolidations, mergers or split-ups; and

•	to review and approve the financial statements for the fiscal year.

The following are the current members of our board of auditors and their alternates.

Name	Position
Nelson Jimenes(1)	Member
Norair Ferreira do Carmo(2)	Member
Evandro Luís Pippi Kruel(2)	Member
João Botelho	Alternate
Wolney Querino Schüler Carvalho(2)	Alternate
Fabiana Faé Rodrigues Garcia	Alternate

(1)	Appointed by our preferred shareholders.
(2)	Appointed by our controlling shareholder.

Compensation

For the year ended December 31, 2004, we paid to our directors and executive officers as compensation an aggregate amount of R$12.02 million, including bonuses and profit sharing plans. This amount includes performance-based compensation and profit-sharing arrangements applicable to all employees. Furthermore, the members of our board of executive officers are eligible to participate in the same complementary retirement pension plan available to our employees, called TCP Prev. In 2004, we did not contribute any amount to TCP Prev on behalf of our executive officers. The aggregate amount of compensation we paid to members of our board of auditors for the year ended December 31, 2004 was approximately R$0.21 million.

Share Ownership

As of December 31, 2004, each of the members of the board of directors and the board of executive officers owned, directly or indirectly, less than 0.01% of any class of our shares.

As of December 31, 2004, the members of the board of directors and of the boards of executive officers did not have any transaction or loan with TCP, TCO, TLE, TSD or Celular CRT, as disclosed in “Item 7.B Major Shareholders and Related Party Transactions—Related Party Transactions” in the Annual Report on Form 20-F of each of TCP, TCO, TLE and TSD, which are included in this prospectus, and in note 25 to the audited consolidated financial statements of Celular CRT at December 31, 2003 and 2004 and for the three years in the period ended December 31, 2004, which are included in “Part Nine: Financial Statements” of this prospectus.

Material Tax Considerations

Brazilian Tax Considerations

The Merger

The following discussion is the opinion of Machado, Meyer, Sendacz, e Opice Advogados, the Brazilian counsels of TCP, as to the material tax consequences to you of the merger. The following discussion is based on Brazilian law and practice as applied and interpreted as of the date of this prospectus, which are subject to change at any time. There is currently no treaty for the avoidance of double taxation between Brazil and the United States. The following discussion summarizes the principal Brazilian tax consequences of the transactions described in this prospectus to a U.S. holder not deemed to be domiciled in Brazil for Brazilian tax purposes (a “U.S. holder”). This discussion does not address all possible Brazilian tax consequences relating to the merger and does not address all the Brazilian tax considerations that may be applicable to any particular non-Brazilian holder. You should consult your own tax advisor regarding taxes that may arise in connection with the merger.

Despite the lack of specific provisions in Brazilian tax legislation with respect to the merger, there are reasonable legal grounds to sustain that the receipt (resulting from the merger) by a non-Brazilian holder of ADSs or by a U.S. person of common shares and preferred shares that are registered as a foreign portfolio investment under Resolution 2,689/00 of the National Monetary Council or are registered as a foreign direct investment under Law No. 4,131/62 would not be subject to income tax pursuant to Brazilian law. However, the exercise of appraisal rights is a taxable transaction.

Taxation on Gains

Merger. As stated above, there are reasonable legal grounds to sustain that the merger would not be subject to income tax pursuant to Brazilian law. Nevertheless, in case these arguments do not prevail, the following rules will apply to calculate the taxable gains:

•	gains upon the receipt of preferred shares as a consequence of the cancellation of ADSs are not taxed in Brazil (Resolution CMN/BACEN 1927/92), unless the investor is a resident of a jurisdiction that, under Brazilian law, is deemed to be a tax haven (i.e. a jurisdiction that does not impose income tax or that imposes tax at a rate of less than 20%); and

•	gains that may be realized through the receipt of shares of TCO, TLE, TSD and Celular CRT for TCP shares (e.g., cases of foreign direct investment under Law 4,131/62) could be subject to tax at a rate of 15%, unless the investor is located in a tax haven, in which case the applicable rate would be 25%. This rule would also apply in the case of an investment made under Resolution 2,689/00, since the merger would be considered a transaction not carried out on a stock exchange. These gains would be measured by the difference between the acquisition cost of the shares of TCO, TLE, TSD and Celular CRT and the amount attributed to the TCP shares received in the merger. Both amounts should be considered in Brazilian currency without any correction for inflation for periods after 1996. Although there is a controversy surrounding this issue, there are arguments to sustain that the acquisition cost of investments governed by the Law 4,131/62 regime should be indexed in foreign currency.

Exercise of Appraisal Rights. Gains that may be realized through the exercise of appraisal rights would be subject to tax at a rate of 15%, unless the investor is located in a tax haven, in which case the applicable rate would be 25%. This rule would also apply in the case of an investment made under Resolution 2,689/00, since the merger would be considered a transaction not carried out on a stock exchange. Both amounts should be considered in Brazilian currency without any correction for inflation for periods after 1996. Although there is a controversy surrounding this issue, there are arguments to sustain that the acquisition cost of investments governed by the Law 4,131/62 regime should be indexed in foreign currency.

Future Dispositions of TCP’s securities. Until December 31, 2003, the sale or other disposition of common shares, preferred shares or ADSs entered into by and between non-Brazilian holders outside Brazil was not subject to Brazilian income tax, as such a transaction did not involve payments by a person located in Brazil. Brazilian Law No. 10,833/03 provides that, commencing on February 1, 2004, “the acquiror, individual or legal entity resident or domiciled in Brazil, or the acquiror’s attorney-in-fact, when such acquiror is resident or domiciled abroad, shall be responsible for the retention and payment of the income tax applicable to capital gains under Article 18 of Law 9,249 of December 26, 1995 earned by the individual or legal entity resident or domiciled abroad who disposes of property located in Brazil.”

The Brazilian tax authorities have issued an instruction confirming that, pursuant to Law No. 10,833/03, these tax authorities intend to assess income tax on capital gains earned by non-Brazilian residents whose assets are located in Brazil. Holders of ADSs outside Brazil may have grounds to assert that Brazilian Law No. 10,833/03 does not apply to sales or other dispositions of ADSs as ADSs are not assets located in Brazil. However, the sale or other disposition of common shares or preferred shares abroad would be subject to the provisions of Brazilian Law No. 10,833/03. Any capital gains arising from sales or other dispositions outside Brazil would be subject to Brazilian income tax at the rate of 15%, unless the investor is located in a tax heaven, in which case the applicable rate would be 25%. Brazilian Law No. 10,833/03 requires the purchaser of common or preferred shares outside Brazil or its attorney-in-fact in Brazil to withhold the tax.

The surrender of ADSs for preferred shares is not subject to Brazilian tax. A holder of ADSs may surrender its ADSs for the underlying preferred shares, sell the preferred shares on a Brazilian stock exchange and remit abroad the proceeds of the sale within five business days from the date of exchange (in reliance on the depositary’s electronic registration), with no tax consequences.

Upon receipt of the underlying preferred shares in exchange for ADSs, a non-Brazilian investor will be entitled to register with the Central Bank the U.S. dollar value of such shares as a foreign portfolio investment under Resolution No. 2689/00. The sale or disposition of common or preferred shares on a Brazilian stock exchange is exempt from capital gains tax, provided that such shares are held by a non-Brazilian holder as a foreign portfolio investment under Resolution No. 2,689/00.

Upon receipt of the underlying preferred shares, a non-Brazilian holder is also entitled to register with the Central Bank the U.S. dollar value of such shares as a foreign direct investment under Law 4,131/62. A 15% capital gains tax is applicable to the sale or other disposition of common or preferred shares in Brazil where such shares are held by a non-Brazilian holder as a foreign direct investment and the transaction is performed outside a Brazilian stock exchange. If the non-Brazilian holder is located in a tax haven jurisdiction, the income tax rate will be 25%.

As of January 1, 2005, the capital gains arising from transactions carried out on a Brazilian stock exchange (other than transactions including investments not registered under Resolution No. 2,689/00) are to be subject to income tax at the rate of 15%. Also, since January 1, 2005, a withholding tax of 0.005% will be assessed on the sales price or other disposition value of shares sold or disposed of in transactions carried out on a Brazilian stock exchange. The withholding tax must be withheld by one of the following entities: (i) the agent receiving the sale or disposition order from the client; (ii) the stock exchange responsible for registering the transactions; or (iii) the entity responsible for the settlement and payment of the transactions.

The deposit of preferred shares in exchange for ADSs is not subject to Brazilian tax, provided that these shares are held by the non-Brazilian holder as a foreign portfolio investment under Resolution No. 2,689/00. In the event TCP’s preferred shares are held by a non-Brazilian holder as a foreign direct investment under Law No. 4,131/62, the deposit of these shares in exchange for ADSs is subject to payment of Brazilian capital gains tax at the rate of 15%.

The current preferential treatment for non-Brazilian holders of ADSs and non-Brazilian holders of common or preferred shares under Resolution No. 2,680/00 may not continue in the future.

Gain on the disposal of shares is measured by the difference between the amount realized on the sale or other disposition and the acquisition cost of the shares sold. There is uncertainty concerning the currency to be used for the purposes of calculating the cost of acquisition of shares registered with the Central Bank as a direct investment. Although a recent precedent of a Brazilian administrative court supports the view that capital gains should be based on the positive difference between the cost of acquisition of the shares in the applicable foreign currency and the value of disposition of those shares in the same foreign currency, tax authorities are not bound by such precedents.

Any exercise of preemptive rights relating to TCP’s common or preferred shares will not be subject to Brazilian taxation. Gains on the sale or assignment of preemptive rights relating to TCP’s common or preferred shares by the depositary may be subject to Brazilian taxation. Tax authorities may attempt to tax such gains even when the sale or assignment of such rights takes place outside Brazil, based on the provisions of Law No. 10,833/03. These authorities may allege that the preemptive rights relate to assets located in Brazil (the preferred shares) and demand payment of capital gains tax at the rate of 15% or 25% (if the beneficiary of the payments is a resident of a tax haven jurisdiction). If the preemptive rights are assigned or sold in Brazil, capital gains tax will apply at a rate of 15%. Sales or assignments of preemptive rights effected on Brazilian stock exchanges are exempt from income tax, provided that such preemptive rights relate to shares registered as a foreign portfolio investment under Resolution No. 2,689/00.

Taxation of Distributions

Taxation of Dividends. Dividends paid by TCP in cash or in kind from profits generated on or after January 1, 1996 (i) to the depositary in respect of preferred shares underlying ADSs or (ii) to a U.S. holder or non-Brazilian holder in respect of common or preferred shares will generally not be subject to Brazilian withholding tax. We do not have any undistributed profits generated before January 1, 1996.

Distributions of Interest on Shareholders’ Equity. Brazilian corporations may make payments to shareholders characterized as interest on shareholders’ equity as an alternative form of making dividend distributions. The rate of interest may not be higher than the federal government’s long-term interest rate, or the TJLP, as determined by the Central Bank from time to time. The total amount distributed as interest on capital may not exceed the greater of (i) 50% of net income (before taking the distribution and any deductions for income taxes into account) for the year in respect of which the payment is made or (ii) 50% of retained earnings for the year prior to the year in respect of which the payment is made. Payments of interest on shareholders’ equity are decided by the shareholders on the basis of recommendations of the company’s board of directors.

Distributions of interest on shareholders’ equity paid to Brazilian and non-Brazilian holders of preferred shares, including payments to the depositary in respect of preferred shares underlying ADSs, are deductible by TCP for Brazilian corporate income tax purposes. These payments to U.S. holders or non-Brazilian holders are subject to Brazilian withholding tax at the rate of 15%. If the recipient of the payment is located in a tax haven jurisdiction, the rate will be 25%.

No assurance can be given regarding whether TCP’s board of directors will recommend that any future distributions of profits be made by means of interest on shareholders’ equity or by means of dividends.

Amounts paid as interest on shareholders’ equity (net of applicable withholding tax) may be treated as payments in respect of the dividends TCP is obligated to distribute to its shareholders in accordance with its by-laws (estatutos) and the Brazilian corporation law. Distributions of interest on capital in respect of the preferred shares, including distributions to the depositary in respect of preferred shares underlying ADSs, may be converted into U.S. dollars and remitted outside of Brazil, subject to applicable exchange controls.

Other Brazilian Taxes

There are no Brazilian inheritance, gift or succession taxes applicable to the ownership, transfer or disposition of common shares, preferred shares or ADSs by a non-Brazilian holder except for gift and inheritance taxes which are levied by some states of Brazil on gifts made or inheritances bestowed by individuals or entities not resident or domiciled in Brazil or domiciled within the state to individuals or entities resident or domiciled within such state in Brazil. There are no Brazilian stamp, issue, registration or similar taxes or duties payable by holders of common shares, preferred shares or ADSs.

Under Decree No. 4,494 of December 3, 2002, the amount in reais resulting from the conversion of the proceeds received by a Brazilian entity from a foreign investment in the Brazilian securities market (including those in connection with the investment in TCP’s common shares, preferred shares or ADSs and those made under the provisions of Resolution No. 2,689/00 of the National Monetary Council) is subject to the IOF transaction tax, although at present the rate of such tax is 0%. The IOF tax is also assessed on transactions executed on a stock exchange. As of the date hereof, Article 33, Paragraph 2, of Decree No. 4,494 imposes an IOF tax on such transactions at a 0% rate. The Minister of Finance is empowered to establish the applicable IOF tax rate. Under Law 8,894 of June 21, 1994, such IOF tax rate may be increased at any time to a maximum of 25%, but any such increase will only be applicable to transactions occurring after such increase becomes effective.

The CPMF tax is levied at a rate of 0.38% on all funds transfers in connection with financial transactions in Brazil. Payments of dividends on TCP’s common shares, preferred shares and ADSs are subject to the CPMF tax. However, only TCP is liable for the CPMF tax on its dividends, which are payable without reduction for this tax. The CPMF tax was scheduled to expire in December 2004, but Amendment No. 42 to the Brazilian Constitution extended the CPMF tax through December 31, 2007. Investments under Resolution No. 2,689/00 are exempt from the CPMF tax in respect of transactions carried out on a Brazilian stock exchange. There can be no assurance that the Brazilian government will not extend the payment of the CPMF tax beyond 2007, or will convert it into a new permanent tax.

United States Federal Income Tax Considerations

The following summary describes the material U.S. federal income tax consequences of the merger and the consequences of ownership of TCP shares or TCP ADSs received pursuant to the merger. The discussion set forth below is only applicable to U.S. Holders (as defined below). Except where noted, it deals only with shares or ADSs held as capital assets and does not address all aspects of U.S. federal income taxation that may be applicable to a holder subject to special treatment under the Internal Revenue Code of 1986, as amended (the “Code”) (including, but not limited to, banks, tax-exempt organizations, regulated investment companies, real estate investment trusts, investors liable for the alternative minimum tax, insurance companies and dealers in securities or foreign currency, holders who have a functional currency other than the U.S. dollar, persons who own 5% or more of TCP shares (by vote), persons that hold their shares as part of a hedging, integrated or conversion transaction, a constructive sale or a straddle, investors in pass-through entities, and holders who acquired TCP shares pursuant to the exercise of an employee stock option or otherwise as compensation). In addition, the discussion does not address the state, local or foreign tax consequences (or other tax consequences such as estate or gift tax consequences) of the merger or ownership of TCP shares or TCP ADSs. The discussion below is based upon the provisions of the Code, and U.S. Treasury regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified (with possible retroactive effect) so as to result in U.S. federal income tax consequences different from those discussed below. Holders should consult their own tax advisors concerning the U.S. federal tax consequences of the merger and ownership of TCP shares or TCP ADSs in light of their particular situations, as well as any consequences arising under the laws of any other taxing jurisdiction.

If a partnership holds shares or ADSs of TCP, TCO, TLE or TSD or the shares of Celular CRT, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If a U.S. Holder is a partner of a partnership holding such shares or ADSs, the holder is urged to consult its tax advisors regarding the tax consequences of the merger and the ownership of TCP shares or TCP ADSs.

As used herein, the term “U.S. Holder” means a beneficial holder of TCO, TLE, TSD or Celular CRT shares or TCO, TLE or TSD ADSs that is (i) a citizen or resident of the United States, (ii) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust (X) that is subject to the supervision of a court within the United States and the control of one or more United States persons as described in section 7701(a)(30) of the Code or (Y) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

For purposes of this discussion, the term “Target” means each of TCO, TLE, TSD and Celular CRT individually. Because there are no Celular CRT ADSs, any references to ADSs in the discussion below are not applicable in the case of Celular CRT.

None of the parties have requested a ruling from the Internal Revenue Service (the “IRS”) with respect to any of the U.S. federal income tax consequences of the transactions and the following discussion is not binding on the IRS or any court. As a result, there can be no assurance that the IRS will not disagree with or challenge any of the conclusions described below.

The Merger

Consequences of the Exchange of TCO Shares or TCO ADSs for TCP Shares or TCP ADSs

The U.S. federal income tax consequences of the merger of shares of TCO with TCP are uncertain. If the TCP preferred shares are deemed to be voting stock for U.S. federal income tax purposes, then TCP believes the transaction will be treated as a transaction described in section 351 or section 368(a)(1)(B) of the Code. There is analogous but non-controlling authority suggesting that stock which attains full voting rights upon the occurrence of a future event becomes voting stock once that event occurs. Because the mandatory minimum dividends have not been paid on the preferred shares for three consecutive fiscal years, the TCP preferred shares currently have voting rights. Although the proper characterization is uncertain, if required, TCP intends to take the position that its preferred shares are voting stock for U.S. federal income tax purposes and thus that the transaction qualifies as one described in section 351 or section 368(a)(1)(B) of the Code. No assurance can be given that the IRS or a court would agree with this conclusion. U.S. Holders are urged to consult their tax advisors with respect to the treatment of the TCP preferred shares as voting stock and the appropriate characterization of the transaction.

If the TCP preferred shares are considered voting stock and the transaction is treated as one described in section 351 or section 368(a)(1)(B) of the Code, TCP believes that the material U.S. federal income tax consequences of the merger of shares of TCO with TCP would be as follows:

•	subject to the discussion below under “—Passive Foreign Investment Company Rules and TCO,” U.S. Holders will not recognize gain or loss when such holders exchange their TCO shares or TCO ADSs for TCP shares or TCP ADSs, except to the extent of any cash received in lieu of fractional shares of TCP;

•	the aggregate tax basis in the TCP shares or TCP ADSs that U.S. Holders receive in the transaction (including any fractional shares U.S. Holders are deemed to receive and exchange for cash) will equal the aggregate tax basis in the TCO shares or TCO ADSs surrendered; and

•	the holding period for the TCP shares or TCP ADSs that a U.S. Holder receives in the transaction will include the U.S. Holder’s holding period for the TCO shares or TCO ADSs surrendered in the exchange.

If a U.S. Holder acquired blocks of TCO shares or TCO ADSs at different times and at different prices, the tax basis and holding period in TCP shares or TCP ADSs will be determined with reference to each block of TCO shares or TCO ADSs.

Failure to Qualify Under Section 351 or Section 368(a)(1)(B)

If the merger of shares of TCO with TCP fails to qualify as a transaction described in section 351 or section 368(a)(1)(B) of the Code, the receipt of TCP shares or TCP ADSs in exchange for TCO shares or TCO ADSs will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder of TCO shares or TCO ADSs will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the sum of (i) the fair market value of the TCP shares or TCP ADSs received (determined as of the date of the closing of the merger) plus (ii) any cash received in lieu of fractional TCP shares or TCP ADSs and the U.S. Holder’s tax basis in the TCO shares or TCO ADSs exchanged. Gain or loss must be calculated separately for each block of TCO shares or TCO ADSs exchanged by the U.S. Holder. Subject to the discussion under “—Passive Foreign Investment Company Rules and TCO,” such gain or loss generally will be capital gain or loss. Capital gains of individuals derived with respect to capital assets held for more than one year at the time the shares or ADSs are exchanged are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Any TCP shares or TCP ADSs received in the merger will have a basis for U.S. federal income tax purposes equal to their fair market value (determined as of the closing date of the merger) and a holding period beginning on the day after the closing of the merger.

If a U.S. Holder exchanges TCO preferred shares or TCO ADSs with underlying TCO preferred shares that qualify as “section 306 stock” as defined in section 306 of the Code, such holder’s tax consequences may be different than those described above. Such holders should consult their own tax advisors with respect to their TCO preferred shares or TCO ADSs and the application of the rules thereto under section 306 of the Code.

Consequences of the Merger of TLE, TSD and Celular CRT with TCP

TCP believes that the material United States federal income tax consequences of the merger of TLE, TSD and Celular CRT with TCP are as follows:

•	the merger of TLE, TSD and Celular CRT with TCP will each be treated as a reorganization within the meaning of section 368(a) of the Code;

•	subject to the discussion below under “—Passive Foreign Investment Company Rules and TLE, TSD and Celular CRT”, U.S. Holders will not recognize gain or loss when such holders exchange their TLE, TSD or Celular CRT shares, or TLE or TSD ADSs, solely for TCP shares or TCP ADSs, except to the extent of any cash received in lieu of fractional shares of TCP;

•	the aggregate tax basis in the TCP shares or TCP ADSs that U.S. Holders receive in the transaction (including any fractional shares holders are deemed to receive and exchange for cash) will equal the aggregate tax basis in the TLE, TSD or Celular CRT shares, or TLE or TSD ADSs, surrendered; and

•	the holding period for the TCP shares or TCP ADSs that a U.S. Holder receives in the transaction will include the U.S. Holder’s holding period for the shares of TLE, TSD or Celular CRT shares, or TLE or TSD ADSs, surrendered in the exchange.

If a U.S. Holder acquired blocks of TLE, TSD or Celular CRT shares, or TLE or TSD ADSs, at different times and at different prices, the tax basis and holding period in TCP shares or TCP ADSs will be determined with reference to each block of TLE, TSD or Celular CRT shares, or TLE or TSD ADSs.

Cash in Lieu of Fractional Shares

The receipt of cash in lieu of fractional shares of TCP shares or TCP ADSs by a U.S. Holder of Target shares or Target ADSs will result in taxable gain or loss to such U.S. Holder for U.S. federal income tax purposes based upon the difference between the amount of cash received by such U.S. Holder and the U.S. Holder’s adjusted tax basis in the fractional share (determined as described above). The gain or loss will constitute capital gain or loss and will constitute long-term capital gain or loss if the U.S. Holder’s holding period is greater than 12 months as of the date of the merger. For non-corporate U.S. Holders, this long-term capital gain generally will be taxed at reduced rates of taxation. The deductibility of capital losses is subject to limitation.

Appraisal or Dissenters’ Rights

U.S. Holders of Target common shares or TSD preferred shares who exercise appraisal rights with respect to the merger as discussed in “—Appraisal or Dissenters’ Rights” and who receive cash in respect of the Target common shares or TSD preferred shares will recognize capital gain or loss equal to the difference between the amount of cash received and their aggregate tax basis in their shares.

Passive Foreign Investment Company Rules and TCO

Based on the projected composition of TCO’s income and valuation of its assets, including goodwill, TCP, as the majority shareholder in TCO does not believe that TCO will be in the current year or has been in 1998 or any subsequent taxable year a passive foreign investment company (a “PFIC”), although there can be no assurance in this regard. However, PFIC status is a factual determination that is made annually. Accordingly, it is possible that TCO may have been a PFIC in prior taxable years or may become a PFIC in the current taxable year.

In general, a company is considered a PFIC for any taxable year if either (i) at least 75% of its gross income is passive income, or (ii) at least 50% of the value of its assets is attributable to assets that produce or are held for the production of passive income. The 50% of value test is based on the average of the value of the company’s assets for each quarter during the taxable year. If the company owns at least 25% by value of another company’s stock, it will be treated, for purposes of the PFIC rules, as owning its proportionate share of the assets and receiving its proportionate share of the income of that company.

In determining that TCP does not believe TCO is a PFIC in the current year, TCP relied on TCO’s projected capital expenditure plans and projected revenue for the current year. In addition, these determinations are based on a current valuation of TCO’s assets, including goodwill. In calculating goodwill, TCP valued TCO’s total assets based on its total market value, which, in turn, is based on the market value of TCO’s shares and is subject to change. In addition, TCP made a number of assumptions regarding the amount of this value allocable to goodwill. TCP believes its valuation approach is reasonable. However, it is possible that the IRS may challenge the valuation of TCO’s goodwill, which may also result in TCO being classified as a PFIC. Because TCP valued each Target’s goodwill based on the market value of TCO shares, a decrease in the price of the TCO shares may also result in TCO becoming a PFIC.

TCO transaction fails to qualify under Section 351 or Section 368(a)(1)(B)

If a TCO is or was a PFIC for any taxable year during which a U.S. Holder holds TCO shares or TCO ADSs, and the merger does not qualify as a transaction described in section 351 or section 368(a)(1)(B) of the Code, a U.S. Holder holding shares or ADSs in TCO will be subject to special tax rules with respect to any gain realized from the merger. Under these special tax rules (i) the gain from the merger will be allocated ratably over the U.S. Holder’s holding period for the TCO shares or TCO ADSs, (ii) the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which TCO was a PFIC, will be treated as ordinary income, and (iii) the amount allocated to each other year will be subject to tax at the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

In certain circumstances, a U.S. Holder, in lieu of being subject to the excess distribution rules discussed above, may make an election to include gain on the stock of a PFIC as ordinary income under a mark-to-market method provided that such stock is regularly traded on a qualified exchange. If a valid mark-to-market election was made by a U.S. Holder in the current or any prior taxable year (and such election remains in effect), the special tax rules discussed above do not apply. Any gain recognized pursuant to the merger will be treated as ordinary income in the current taxable year. U.S. Holders are urged to consult their tax advisor about the mark-to-market election and whether any such election would be applicable with respect to their particular circumstances.

TCO transaction qualifies under section 351 or section 368(a)(1)(B)

If TCO has been or becomes a PFIC in the current year and the exchange of TCO shares or TCO ADSs for TCP shares or TCP ADSs is treated as a transaction described in section 351 or section 368(a)(1)(B) of the Code, U.S. Holders that held shares or ADSs in any year in which TCO was a PFIC generally would recognize gain upon the exchange of TCO shares or TCO ADSs for TCP shares or TCP ADSs, in a manner similar to that described above, unless TCP is also a PFIC in the current taxable year. As discussed below in “—Ownership of TCP Shares or TCP ADSs—Passive Foreign Investment Company Rules and TCP”, TCP does not believe it is a PFIC, although no assurance can be given in this regard.

U.S. Holders are urged to consult their tax advisors concerning the U.S. federal income tax consequences of exchanging TCO shares or TCO ADSs if TCO is considered a PFIC in any taxable year.

Passive Foreign Investment Company Rules and TLE, TSD and Celular CRT

Based on information received from TLE, TSD and Celular CRT (which are under common control with TCP), including the projected composition of TLE, TSD and Celular CRT’s income and valuation of their assets, TCP does not believe that any of TLE, TSD or Celular CRT will be in the current year, or has been in 1998 or any subsequent taxable year, a PFIC (as described above under “—Passive Foreign Investment Company Rules and TCO”), although there can be no assurance in this regard. However, PFIC status is a factual determination that is made annually. Accordingly, it is possible that TLE, TSD or Celular CRT may have been a PFIC in prior taxable years or may become a PFIC in the current taxable year.

In determining that TCP does not believe TLE, TSD or Celular CRT is a PFIC in the current year, TCP relied on each company’s projected capital expenditure plans and projected revenue for the current year. In addition, its determination is based on a current valuation of each company’s assets, including goodwill. In calculating goodwill, TCP valued each company’s total assets based on its total market value, which, in turn, is based on the market value of the company’s shares and is subject to change. In addition, TCP made a number of assumptions regarding the amount of this value allocable to goodwill. TCP believes its valuation approach is reasonable. However, it is possible that the IRS may challenge the valuation of TLE, TSD or Celular CRT’s goodwill, which may also result in such company being classified as a PFIC. Because TCP valued each company’s goodwill based on the market value of the company’s shares, a decrease in the price of the company’s shares may also result in such company becoming a PFIC.

If TLE, TSD or Celular CRT was a PFIC for any year in which a U.S. Holder held TLE, TSD or Celular CRT shares, or TLE or TSD ADSs, then such U.S. Holder generally would recognize gain upon the exchange of TLE, TSD or Celular CRT shares, or TLE or TSD ADSs, for TCP shares or TCP ADSs, in a manner similar to that discussed above under “—Passive Foreign Investment Company Rules and TCO—Transaction fails to qualify under section 351 or section 368(a)(1)(B)”, unless TCP is also a PFIC. As discussed below in “—Ownership of TCP Shares or TCP ADSs—Passive Foreign Investment Company Rules and TCP”, TCP does not believe it is a PFIC, although no assurance can be given in this regard.

U.S. Holders are urged to consult their tax advisors concerning the U.S. federal income tax consequences of exchanging TLE, TSD or Celular CRT shares, or TLE or TSD ADSs, if TLE, TSD or Celular CRT is considered a PFIC in any taxable year.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to the cash payments received pursuant to the merger paid within the United States (and in certain cases, outside of the United States) to U.S. Holders other than certain exempt recipients (such as corporations), and backup withholding may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number or to report dividends and interest required to be shown on its U.S. federal income tax returns. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a refund or a credit against the U.S. Holder’s U.S. federal income tax liability provided the required information is provided to the IRS.

Ownership of TCP Shares or TCP ADSs

ADSs

The U.S. Treasury has expressed concerns that parties to whom ADSs are released may be taking actions that are inconsistent with the claiming of foreign tax credits for U.S. holders of ADSs. Such actions would also be inconsistent with the claiming of the reduced rate of tax, described below, applicable to dividends received by certain non-corporate U.S. Holders. Accordingly, the analysis of the creditability of Brazilian taxes and the availability of the reduced tax rate for dividends received by certain non-corporate U.S. Holders, each described below, could be affected by actions taken by parties to whom the TCP ADSs are released. Holders of TCP ADSs, for U.S. federal income tax purposes, generally will be treated as the owner of the underlying shares that are represented by such ADSs. Accordingly, deposits or withdrawals of TCP shares for TCP ADSs will not be subject to U.S. federal income tax.

Distributions on TCP Shares or TCP ADSs

Subject to the discussion under “—Passive Foreign Investment Company Rules and TCP,” the gross amount of distributions paid to U.S. Holders of TCP shares or TCP ADSs (including distributions of interest on capital and amounts withheld from such distributions to reflect Brazilian withholding taxes as described above under “—Brazilian Tax Considerations”) will be treated as dividend income to such U.S. Holders, to the extent paid out of current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such income (including withheld taxes) will be includable in the gross income of a U.S. Holder as ordinary income on the day actually or constructively received by the U.S. Holder, in the case of shares, or by the depositary, in the case of ADSs. Such dividends will not be eligible for the dividends received deduction allowed to corporations under the Code.

With respect to non-corporate U.S. Holders, certain dividends received in taxable years beginning before January 1, 2009 from a qualified foreign corporation may be subject to reduced rates of taxation. A foreign corporation is treated as a qualified foreign corporation with respect to dividends received from that corporation on shares (or ADSs backed by such shares) that are readily tradable on an established securities market in the United States. United States Treasury Department guidance indicates that TCP ADSs (which are listed on the NYSE), but not TCP preferred shares or TCP common shares, are readily tradable on an established securities market in the United States. Thus, TCP does not believe that dividends that it pays on its preferred shares that are not backed by ADSs or on its common shares currently meet the conditions required for these reduced tax rates. There can be no assurance that TCP ADSs will be considered readily tradable on an established securities market in later years. Non-corporate holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to section 163(d)(4) of the Code will not be eligible for the reduced rates of taxation regardless of TCP’s status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. U.S. Holders are urged to consult their tax advisors regarding the application of these rules given their particular circumstances.

The amount of any dividend paid in reais will equal the United States dollar value of the reais received calculated by reference to the exchange rate in effect on the date the dividend is received by the U.S. Holder regardless of whether the reais are converted into United States dollars. If the reais received as a dividend is not converted into United States dollars on the date of receipt, a U.S. Holder will have a basis in the reais equal to its United States dollar value on the date of receipt. Any gain or loss realized on a subsequent conversion or other disposition of the reais will be treated as United States source ordinary income or loss for U.S. federal income tax and foreign tax credit limitation purposes.

Subject to certain conditions and limitations, Brazil’s withholding taxes on dividends, if any, may be treated as foreign taxes eligible for credit against a U.S. Holder’s U.S. federal income tax liability. Instead of claiming a credit, a U.S. Holder may, at its election, deduct such otherwise creditable Brazilian taxes in computing its taxable income, subject to generally applicable limitations under United States law. For purposes of calculating the foreign tax credit, dividends paid on the TCP shares (including TCP preferred shares underlying TCP ADSs) will be treated as income from sources outside the United States and will generally constitute “passive income”. Further, in certain circumstances, if a U.S. Holder:

•	has held TCP shares or TCP ADSs for less than a specified minimum period during which the U.S. Holder is not protected from risk of loss, or

•	is obligated to make payments related to the dividends,

the U.S. Holder will not be allowed a foreign tax credit for foreign taxes imposed on dividends paid on the TCP shares or TCP ADSs. The rules governing the foreign tax credit are complex. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

To the extent that the amount of any distribution exceeds TCP’s current and accumulated earnings and profits for a taxable year, as determined under U.S. federal income tax principles, the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of the TCP shares or TCP ADSs (thereby increasing the amount of gain, or decreasing the amount of loss, to be recognized by the investor on a subsequent disposition of the TCP shares or TCP ADSs), and the balance in excess of adjusted basis will be taxed as capital gain recognized on a sale or exchange (as discussed below). Consequently, such distributions in excess of TCP’s current and accumulated earnings and profits would generally not give rise to foreign source income and a U.S. Holder would not be able to use the foreign tax credit arising from Brazilian withholding tax, if any, imposed on such distribution unless such credit can be applied (subject to applicable limitations) against U.S. federal income tax due on other foreign source income in the appropriate category for foreign tax credit purposes. However, TCP does not intend to keep earnings and profits books in accordance with U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will generally be treated as dividend (as discussed above).

Sale or Exchange of TCP Shares or TCP ADSs

Subject to the discussion under “—Passive Foreign Investment Company Rules and TCP,” for U.S. federal income tax purposes, a U.S. Holder will recognize taxable gain or loss on any sale or exchange of a TCP share or TCP ADS in an amount equal to the difference between the amount realized for the TCP share or TCP ADS and the U.S. Holder’s adjusted tax basis (determined in United States dollars) in such share or ADS. Such gain or loss will generally be capital gain or loss. Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. Holder will generally be treated as United States source gain or loss for foreign tax credit purposes. Consequently, a U.S. Holder may not be able to use any foreign tax credits arising from any Brazilian withholding or other taxes imposed on the disposition of a TCP share or TCP ADS unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources.

Other Brazilian Taxes

Certain other Brazilian taxes, as discussed in “- Brazilian Tax Consequences,” may not be creditable foreign taxes for U.S. federal income tax purposes, but U.S. Holders may be able to deduct such taxes, subject to certain limitations under the Code. U.S. Holders are urged to consult their tax advisors regarding the U.S. federal income tax consequences of these taxes.

Passive Foreign Investment Company Rules and TCP

Based on the projected composition of its income and valuation of its assets, including goodwill, TCP does not believe that it is currently (or that it was in 2005) a PFIC, and it does not expect to become one in the future, although there can be no assurance in this regard. However, PFIC status is a factual determination that is made annually. Accordingly, it is possible that TCP may become a PFIC in the current or any future taxable year due to changes in valuation or composition of its income or assets. If TCP is or becomes a PFIC, U.S. Holders could be subject to certain adverse U.S. federal income tax consequences as more fully described below.

In general, a company is considered a PFIC for any taxable year if either (i) at least 75% of its gross income is passive income, or (ii) at least 50% of the value of its assets is attributable to assets that produce or are held for the production of passive income.

The 50% of value test is based on the average of the value of TCP’s assets for each quarter during the taxable year. If TCP owns at least 25% by value of another company’s stock, it will be treated, for purposes of the PFIC rules, as owning its proportionate share of the assets and receiving its proportionate share of the income of that company.

In determining that it does not expect to be a PFIC, TCP is relying on its projected capital expenditure plans and projected revenue for the current year and for future years. In addition, its determination is based on a current valuation of its assets, including goodwill. In calculating goodwill, TCP has valued its total assets based on its total market value, which, in turn, is based on the market value of its shares and is subject to change. In addition, TCP has made a number of assumptions regarding the amount of this value allocable to goodwill. TCP believes its valuation approach is reasonable. However, it is possible that the IRS may challenge the valuation of TCP’s goodwill, which may also result in it being classified as a PFIC. Because TCP has valued its goodwill based on the market value of its shares, a decrease in the price of its shares may also result in TCP becoming a PFIC.

If TCP is a PFIC for any taxable year during which a U.S. Holder holds its TCP shares or TCP ADSs, such U.S. Holder will be subject to special tax rules with respect to any “excess distribution” received and any gain realized from a sale or other disposition of TCP shares or TCP ADSs. Distributions received in a taxable year that are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or the U.S. Holder’s holding period for the TCP shares or TCP ADSs will be treated as excess distributions. Under these special tax rules (i) the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the TCP shares or TCP ADSs, (ii) the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which TCP was a PFIC, will be treated as ordinary income, and (iii) the amount allocated to each other year will be subject to tax at the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

Non-corporate U.S. Holders will not be eligible for reduced rates of taxation on any dividends received from TCP in taxable years beginning prior to January 1, 2009, if TCP is a PFIC in the taxable year in which such dividends are paid or in the preceding taxable year. If a U.S. Holder holds TCP shares or TCP ADSs in any year in which TCP is classified as a PFIC, such holder would be required to file Internal Revenue Service Form 8621.

In certain circumstances, a U.S. Holder, in lieu of being subject to the excess distribution rules discussed above, may make an election to include gain on the stock of a PFIC as ordinary income under a mark-to-market method provided that such stock is regularly traded on a qualified exchange. The TCP common shares and TCP preferred shares are listed on the São Paulo Stock Exchange, which must meet certain trading, listing, financial disclosure and other requirements to be treated as a qualified exchange under applicable U.S. Treasury regulations for purposes of the mark-to-market election, and no assurance can be given that the TCP common shares or TCP preferred shares will be “regularly traded” for purposes of the mark-to-market election. Under current law, however, the mark-to-market election may be available to U.S. Holders of TCP ADSs, because the ADSs are listed on the NYSE, which constitutes a qualified exchange as designated in the Code, although there can be no assurance that the TCP ADSs will be “regularly traded.”

If a U.S. Holder makes an effective mark-to-market election, such holder will include in each year as ordinary income the excess of the fair market value of such holder’s PFIC shares or ADSs at the end of the year over such holder’s adjusted tax basis in the shares or ADSs. U.S. Holders will be entitled to deduct as an ordinary loss each year the excess of such holder’s adjusted tax basis in the TCP shares or TCP ADSs over their fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election.

A U.S. Holder’s adjusted tax basis in PFIC shares or ADSs will be increased by the amount of any income inclusion and decreased by the amount of any deductions under the mark-to-market rules. If a U.S. Holder makes a mark-to-market election it will be effective for the taxable year for which the election is made and all subsequent taxable years unless the TCP shares or TCP ADSs are no longer regularly traded on a qualified exchange or the IRS consents to the revocation of the election. U.S. Holders are urged to consult their tax advisor about the availability of the mark-to-market election, and whether making the election would be advisable in their particular circumstances.

Alternatively, a U.S. Holder of shares or ADSs in a PFIC can sometimes avoid the rules described above by electing to treat the PFIC as a “qualified electing fund” under section 1295 of the Code. This option is not available to U.S. Holders because TCP does not intend to comply with the requirements necessary to permit U.S. Holders to make this election.

U.S. Holders are urged to consult their tax advisors concerning the U.S. federal income tax consequences of holding TCP shares or TCP ADSs if TCP is considered a PFIC in any taxable year.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to dividends in respect of the TCP shares or TCP ADSs or the proceeds received on the sale, exchange, or redemption of TCP shares or TCP ADSs paid within the

United States (and in certain cases, outside of the United States) to U.S. Holders other than certain exempt recipients (such as corporations), and backup withholding may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number or to report dividends and interest required to be shown on its U.S. federal income tax returns. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a refund or a credit against the U.S. Holder’s U.S. federal income tax liability provided the required information is provided to the IRS.

Valuation Reports of Goldman Sachs

Under Article 30 of TCP’s by-laws, approval of any merger, spin-off, share exchange, consolidation, or dissolution transaction involving, or winding up, any of TCP’s controlled subsidiaries must be preceded by a financial analysis conducted by an independent firm as to whether any such transaction provides “equitable treatment” to TCP and any of the other companies involved in the transaction. TCP retained Goldman Sachs & Co. and Goldman Sachs & Companhia (together, “Goldman Sachs”) to perform valuation analyses with respect to TCP and each of TCO, TLE, TSD, and Celular CRT (together, for purposes of this section, the “Targets”; and together with TCP, the “Companies”) in connection with the proposed merger of each of TLE, TSD, and Celular CRT into TCP and the proposed merger of shares of TCO into TCP. On December 4, 2005, Goldman Sachs rendered valuation reports to TCP’s Board of Directors, in each case expressing the view that, as of the date of each report and based upon and subject to the assumptions and considerations described in each report and based upon other matters as Goldman Sachs considered relevant, if the exchange ratio approved by TCP’s Board of Directors with respect to the proposed merger of TCP and TLE, TCP and TSD, or TCP and Celular CRT, or the proposed merger of shares of TCO into TCP, as applicable, was within the implied exchange ratios derived from the valuation analyses performed by Goldman Sachs with respect to TCP and the relevant Target, that exchange ratio as of December 4, 2005 would constitute “equitable treatment” as understood in the manner described in the reports summarized below.

You should consider the following when reading the discussion of the valuation reports of Goldman Sachs below:

•	We urge you to read carefully the entire valuation reports of Goldman Sachs, which are contained in Exhibits 2.2.1, 2.2.2, 2.2.3 and 2.2.4 to our registration statement on Form F-4 of which this prospectus is a part, and which you can obtain as described below in “Part Seven: Additional Information for Shareholders—Where You Can Find More Information,” and are incorporated by reference in this summary. The description of Goldman Sachs’ valuation reports set forth below is qualified in its entirety by reference to the full text of the reports.

•	Goldman Sachs’ valuation reports were prepared for the exclusive use of TCP’s Board of Directors in connection with its analysis of the proposed mergers, as described further below, and should not be used for any other purposes, including, without limitation, to the formation of capital of TCP under the terms of the Brazilian corporation law, including, but not limited to, its Article 8.

•	The valuation reports were exclusively addressed to TCP’s Board of Directors and do not address the underlying business decision by TCP to engage in the proposed mergers and do not constitute a recommendation to any of the Companies and/or their respective shareholders (including, but not limited to, as to whether any shareholder should vote in favor of the proposed mergers or exercise any appraisal rights or other rights with respect to the proposed mergers).

•	Goldman Sachs’ analysis was prepared on the basis that, if the Board of Directors of TCP proposed an exchange ratio with respect to each proposed merger that fell within the range of exchange ratios implied by the ranges of value indications derived from Goldman Sachs’ valuations with respect to TCP and the relevant Target involved in such merger, applied on a consistent basis, then the exchange ratio would constitute “equitable treatment.”

In rendering its valuation reports, Goldman Sachs:

•	reviewed certain financial analyses and forecasts for each of the Companies prepared and approved by the senior management of each;

•	reviewed publicly available financial statements for the years ended December 31, 2002, 2003 and 2004 of each of the Companies, which were audited by the Companies’ independent auditors; and

•	reviewed certain other financial information with respect to each of the Companies, including, but not limited to, the cash and bank balances, loans and other debt obligations and hedging and contingencies provisions of each as of September 30, 2005, as set forth in letters from the Companies’ independent auditors, dated December 4, 2005, addressed to each of the Companies and forwarded to Goldman Sachs by the latter, and reflecting the professional judgment of such auditors in accordance with generally accepted accounting procedures in Brazil.

Goldman Sachs also held discussions with members of the senior management of each of the Companies with respect to their assessment of the past and current business operations, financial condition and prospects of each of the Companies. The valuation analyses also take into consideration the distribution of interest on net equity, as well as the payment of dividends as anticipated by the Board of Directors of each of the Companies.

In preparing its valuation analyses, Goldman Sachs assumed and relied, with the express consent of the Companies and without independent verification, on the accuracy, content, truthfulness, consistency, completeness, sufficiency and integrity of the financial, accounting, legal, tax and other information reviewed by or discussed with it, and Goldman Sachs did not assume any responsibility to independently verify any of the information or to make an independent verification or appraisal of any of the assets or liabilities (contingent or otherwise) of the Companies, nor did Goldman Sachs examine the solvency or fair value of the Companies under any laws concerning bankruptcy, insolvency or similar matters. To this effect, Goldman Sachs assumed no responsibility or liability with respect to the accuracy, truthfulness, integrity, consistency or sufficiency of such information, for which the respective Companies are solely and exclusively responsible. In addition, Goldman Sachs did not assume any obligation to conduct, and did not conduct, any physical inspection of the properties or facilities of the Companies. With the consent of TCP, Goldman Sachs assumed that the financial analyses and forecasts prepared by the senior management of each of the Companies, as approved by the management of each, were reasonably prepared on a basis reflecting the best currently available estimates and judgments of each of the Companies.

Goldman Sachs’ valuation analyses were prepared solely based on the discounted cash flow methodology assuming a stable macroeconomic scenario for Brazil. The valuation analyses and their results do not purport to reflect the prices at which any of the Companies or its respective securities could be sold, nor do they take into account any element of value that may arise from the accomplishment or expectation of the proposed mergers. Goldman Sachs is not an accounting firm and did not provide accounting or audit services in connection with the valuation reports. In addition, because the valuation analyses are based upon forecasts of future financial results, they are not necessarily indicative of actual subsequent results, which may be significantly more or less favorable than those suggested by the analyses. Given, further, that these analyses are intrinsically subject to uncertainties and various events or factors outside the control of the Companies and Goldman Sachs, neither Goldman Sachs, nor any of its affiliates and representatives, assumed any responsibility or liability if future results differ substantially from the projections presented in the valuation analyses and made no representation or warranty with respect to such projections.

Goldman Sachs’ valuation analyses are necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, December 4, 2005, the date of the valuation reports. As a result, the valuation analyses are valid exclusively as of that date, as subsequent events and developments may affect the conclusions reached in the reports. Goldman Sachs did not assume any obligation to update, review, revise or revoke the valuation analyses as a result of any subsequent event or development. With respect to the valuation analyses, TCP and its Board of Directors did not authorize Goldman Sachs to solicit, nor did Goldman Sachs solicit, any indication of interest from third parties to acquire, in whole or in part, any Company’s shares. As a result, the results determined in the valuation analyses do not necessarily correspond to, and should not be construed as representative of, the prices at which any of the Companies could be sold in a third-party acquisition transaction, at which their respective shares or, where applicable, ADSs traded on the date of the valuation reports or trade at any subsequent time, or at which the shares or ADSs of TCP will trade after the proposed mergers.

In addition, the valuation analyses (i) treat the Companies as stand-alone operations, and the analyses and results of the valuation analyses therefore do not include any operational, tax or other benefits or losses, or synergies, incremental value and/or costs for the Companies, if any, which may arise from the consummation of the proposed mergers; and (ii) do not address the treatment of the different classes of shares of the Companies, and any adjustments intended to offset, or that may reflect, any specific rights associated with any specific class of shares of the Companies. Goldman Sachs therefore did not express, and the valuation analyses do not contain, any views relating to the distribution of economic value among the various classes of shares of the Companies. In preparing the valuation analyses, in accordance with applicable laws and regulations, Goldman Sachs did not take into account (i) the tax consequences of the proposed mergers for the holders of the Companies’ shares or ADSs; and (ii) the impact of any fees and expenses that may result from the consummation of the proposed mergers, including, but not limited to, those related to any depositary services that may be charged to the holders of TCP, TCO, TLE, or TSD ADSs. In addition, pursuant to applicable laws and regulations, Goldman Sachs excluded the tax-related effects associated with the future use by TCP of the non-amortized goodwill arising from the purchase by TCP of shares of the Targets. The financial calculations contained in the valuation analyses may not always result in a precise sum due to rounding.

The following are summaries of the material analyses conducted by Goldman Sachs in preparation of its valuation reports to TCP as delivered on December 4, 2005, and do not purport to be complete descriptions of the analyses performed by Goldman Sachs. The following summaries of financial analyses include information presented in tabular format. You should read these tables together with the text of each summary.

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Valuation Report: TCP and TCO

Goldman Sachs performed a discounted cash flow analysis to generate a range of indicative equity values per share for TCP and TCO. Valuation analyses were performed as of September 30, 2005, based on a projection period from 2005 to 2014. Unlevered free cash flows (before financing costs), based on projections provided by the managements of TCP and TCO, were projected by TCP and TCO in reais (R$) and subsequently converted to U.S. dollars at the average projected exchange rate for each year for purposes of discounting the unlevered free cash flows using the weighted average cost of capital as described below. The valuation analyses assumed that each of TCP and TCO continued to operate as a stand-alone entity but with regard to TCP included the following additional components: (i) projected free cash flows for its wholly owned subsidiaries Telesp Celular S.A. and Global Telecom S.A., (ii) adjustments to reflect the net present value of TCP’s expenses and (iii) the indicative value of TCP’s equity interest in TCO calculated using the discounted cash flow methodology.

Enterprise values of TCP and TCO were determined by the sum of (i) the net present value indications calculated as of September 30, 2005 with respect to the unlevered cash flows for the projection period and (ii) the indicative net present value calculated as of September 30, 2005 with respect to the terminal value, determined using the perpetuity growth methodology applied to a normalized unlevered free cash flow (assuming capital expenditures equal to depreciation and excluding temporary tax benefits). “Terminal value” refers to the value of a particular asset at a specific future time. “Present value” refers to the current value of future cash flows (including terminal value) obtained by discounting such future cash flows (including terminal value) based on an interest rate that takes into account risk, the opportunity cost of capital, expected returns and other appropriate factors. The present values of the unlevered free cash flows were calculated using a weighted average cost of capital (“WACC”) between 11.25% and 12.75%. The perpetuity growth rate utilized for calculating the unlevered free cash flow was between 3% and 5%.

The indicative equity values calculated for TCP and TCO were determined by subtracting from the enterprise value previously calculated the total value of (i) the net debt and contingencies, as set forth in the audited balance sheets as of September 30, 2005 and (ii) the interest on shareholders’ equity (juros sobre capital próprio) and dividends already declared but not paid, both converted to U.S. dollars at that date for purposes of discounting the unlevered free cash flows using the WACC as described above. The indicative equity values per share for TCP and TCO were determined by dividing the indicative equity value by the total number of shares outstanding. Values were adjusted to reflect the number of treasury shares, which reduces the number of shares used to determine the indicative equity value per share. The valuation analyses result in aggregate equity value indications for TCP and TCO and do not allocate value between any classes of shares. No adjustments were made as to potential benefits that may arise from the transaction, such as synergies or tax gains.

Based on these assumptions, the indicative equity value of one share of TCP stock ranged from R$13.33 to R$22.33, and the indicative equity value of one share of TCO stock ranged from R$46.06 to R$61.16. Applying a consistent comparison of the indicative equity values per share of TCP and TCO stock, Goldman Sachs determined that the implied exchange ratio of TCP shares per TCO share ranged from 2.7388, assuming a 5% perpetuity growth rate and an 11.25% WACC, to 3.4562, assuming a 3% perpetuity growth rate and a 12.75% WACC.

The results of Goldman Sachs’ analysis are set forth in the following table.

		Perpetuity Growth Rate
		3.0%	4.0%	5.0%
Weighted Average Cost of Capital	12.75%	3.4562x	3.2941x	3.1274x
	12.00%	3.2370x	3.0830x	2.9239x
	11.25%	3.0387x	2.8913x	2.7388x

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Valuation Report: TCP and TLE

Goldman Sachs performed a discounted cash flow analysis to generate a range of indicative equity values per share for TCP and TLE. Valuation analyses were performed as of September 30, 2005, based on a projection period from 2005 to 2014. Unlevered free cash flows (before financing costs), based on projections provided by the managements of TCP and TLE, were projected by TCP and TLE in reais (R$) and subsequently converted to U.S. dollars at the average projected exchange rate for each year for purposes of discounting the unlevered free cash flows using the weighted average cost of capital as described below. The valuation analyses assumed that each of TCP and TLE continued to operate as a stand-alone entity but with regard to TCP included the following additional components: (i) projected free cash flows for its wholly owned subsidiaries Telesp Celular S.A. and Global Telecom S.A., (ii) adjustments to reflect the net present value of TCP’s expenses and (iii) the indicative value of TCP’s equity interest in TCO calculated using the discounted cash flow methodology.

Enterprise values of TCP and TLE were determined by the sum of (i) the net present value indications calculated as of September 30, 2005 with respect to the unlevered cash flows for the projection period and (ii) the indicative net present value calculated as of September 30, 2005 with respect to the terminal value, determined using the perpetuity growth methodology applied to a normalized unlevered free cash flow (assuming capital expenditures equal to depreciation and excluding temporary tax benefits). “Terminal value” refers to the value of a particular asset at a specific future time. “Present value” refers to the current value of future cash flows (including terminal value) obtained by discounting such future cash flows (including terminal value) based on an interest rate that takes into account risk, the opportunity cost of capital, expected returns and other appropriate factors. The present values of the unlevered free cash flows were calculated using a weighted average cost of capital (“WACC”) between 11.25% and 12.75%. The perpetuity growth rate utilized for calculating the unlevered free cash flow was between 3% and 5%.

The indicative equity values calculated for TCP and TLE were determined by subtracting from the enterprise value previously calculated the total value of (i) the net debt and contingencies, as set forth in the audited balance sheets as of September 30, 2005 and (ii) the interest on shareholders’ equity (juros sobre capital próprio) and dividends already declared but not paid, both converted to U.S. dollars at that date for purposes of discounting the unlevered free cash flows using the WACC as described above. The indicative equity values per share for TCP and TLE were determined by dividing the indicative equity value by the total number of shares outstanding. Values were adjusted to reflect the number of treasury shares, which reduces the number of shares used to determine the indicative equity value per share. The valuation analyses result in aggregate equity value indications for TCP and TLE and do not allocate value between any classes of shares. No adjustments were made as to potential benefits that may arise from the transaction, such as synergies or tax gains.

Based on these assumptions, the indicative equity value of one share of TCP stock ranged from R$13.33 to R$22.33, and the indicative equity value of one share of TLE stock ranged from R$51.66 to R$87.58. Applying a consistent comparison of the indicative equity values per share of TCP and TLE stock, Goldman Sachs determined that the implied exchange ratio of TCP shares per TLE share ranged from 3.8758, assuming a 3% perpetuity growth rate and a 12.75% WACC, to 3.9217, assuming a 5% perpetuity growth rate and an 11.25% WACC.

The results of Goldman Sachs’ analysis are set forth in the following table.

		Perpetuity Growth Rate
		3.0%	4.0%	5.0%
Weighted Average Cost of Capital	12.75%	3.8758x	3.8860x	3.8965x
	12.00%	3.8902x	3.8998x	3.9098x
	11.25%	3.9031x	3.9122x	3.9217x

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Valuation Report: TCP and TSD

Goldman Sachs performed a discounted cash flow analysis to generate a range of indicative equity values per share for TCP and TSD. Valuation analyses were performed as of September 30, 2005, based on a projection period from 2005 to 2014. Unlevered free cash flows (before financing costs), based on projections provided by the managements of TCP and TSD, were projected by TCP and TSD in reais (R$) and subsequently converted to U.S. dollars at the average projected exchange rate for each year for purposes of discounting the unlevered free cash flows using the weighted average cost of capital as described below. The valuation analyses assumed that each of TCP and TSD continued to operate as a stand-alone entity but with regard to TCP included the following additional components: (i) projected free cash flows for its wholly owned subsidiaries Telesp Celular S.A. and Global Telecom S.A., (ii) adjustments to reflect the net present value of TCP’s expenses and (iii) the indicative value of TCP’s equity interest in TCO calculated using the discounted cash flow methodology.

Enterprise values of TCP and TSD were determined by the sum of (i) the net present value indications calculated as of September 30, 2005 with respect to the unlevered cash flows for the projection period and (ii) the indicative net present value calculated as of September 30, 2005 with respect to the terminal value, determined using the perpetuity growth methodology applied to a normalized unlevered free cash flow (assuming capital expenditures equal to depreciation and excluding temporary tax benefits). “Terminal value” refers to the value of a particular asset at a specific future time. “Present value” refers to the current value of future cash flows (including terminal value) obtained by discounting such future cash flows (including terminal value) based on an interest rate that takes into account risk, the opportunity cost of capital, expected returns and other appropriate factors. The present values of the unlevered free cash flows were calculated using a weighted average cost of capital (“WACC”) between 11.25% and 12.75%. The perpetuity growth rate utilized for calculating the unlevered free cash flow was between 3% and 5%.

The indicative equity values calculated for TCP and TSD were determined by subtracting from the enterprise value previously calculated the total value of (i) the net debt and contingencies, as set forth in the audited balance sheets as of September 30, 2005 and (ii) the interest on shareholders’ equity (juros sobre capital próprio) and dividends already declared but not paid, both converted to U.S. dollars at that date for purposes of discounting the unlevered free cash flows using the WACC as described above. The indicative equity values per share for TCP and TSD were determined by dividing the indicative equity value by the total number of shares outstanding. Values were adjusted to reflect the number of treasury shares, which reduces the number of shares used to determine the indicative equity value per share. The valuation analyses result in aggregate equity value indications for TCP and TSD and do not allocate value between any classes of shares. No adjustments were made as to potential benefits that may arise from the transaction, such as synergies or tax gains.

Based on these assumptions, the indicative equity value of one share of TCP stock ranged from R$13.33 to R$22.33, and the indicative equity value of one share of TSD stock ranged from R$48.46 to R$66.26. Applying a consistent comparison of the indicative equity values per share of TCP and TSD stock, Goldman Sachs determined that the implied exchange ratio of TCP shares per TSD share ranged from 2.9671, assuming a 5% perpetuity growth rate and an 11.25% WACC, to 3.6360, assuming a 3% perpetuity growth rate and a 12.75% WACC.

The results of Goldman Sachs’ analysis are set forth in the following table.

		Perpetuity Growth Rate
		3.0%	4.0%	5.0%
Weighted Average Cost of Capital	12.75%	3.6360x	3.4852x	3.3300x
	12.00%	3.4311x	3.2879x	3.1400x
	11.25%	3.2458x	3.1089x	2.9671x

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Valuation Report: TCP and Celular CRT

Goldman Sachs performed a discounted cash flow analysis to generate a range of indicative equity values per share for TCP and Celular CRT. Valuation analyses were performed as of September 30, 2005, based on a projection period from 2005 to 2014. Unlevered free cash flows (before financing costs), based on projections provided by the managements of TCP and Celular CRT, were projected by TCP and Celular CRT in reais (R$) and subsequently converted to U.S. dollars at the average projected exchange rate for each year for purposes of discounting the unlevered free cash flows using the weighted average cost of capital as described below. The valuation analyses assumed that each of TCP and Celular CRT continued to operate as a stand-alone entity but with regard to TCP included the following additional components: (i) projected free cash flows for its wholly owned subsidiaries Telesp Celular S.A. and Global Telecom S.A., (ii) adjustments to reflect the net present value of TCP’s expenses and (iii) the indicative value of TCP’s equity interest in TCO calculated using the discounted cash flow methodology.

Enterprise values of TCP and Celular CRT were determined by the sum of (i) the net present value indications calculated as of September 30, 2005 with respect to the unlevered cash flows for the projection period and (ii) the indicative net present value calculated as of September 30, 2005 with respect to the terminal value, determined using the perpetuity growth methodology applied to a normalized unlevered free cash flow (assuming capital expenditures equal to depreciation and excluding temporary tax benefits). “Terminal value” refers to the value of a particular asset at a specific future time. “Present value” refers to the current value of future cash flows (including terminal value) obtained by discounting such future cash flows (including terminal value) based on an interest rate that takes into account risk, the opportunity cost of capital, expected returns and other appropriate factors. The present values of the unlevered free cash flows were calculated using a weighted average cost of capital (“WACC”) between 11.25% and 12.75%. The perpetuity growth rate utilized for calculating the unlevered free cash flow was between 3% and 5%.

The indicative equity values calculated for TCP and Celular CRT were determined by subtracting from the enterprise value previously calculated the total value of (i) the net debt and contingencies, as set forth in the audited balance sheets as of September 30, 2005 and (ii) the interest on shareholders’ equity (juros sobre capital próprio) and dividends already declared but not paid, both converted to U.S. dollars at that date for purposes of discounting the unlevered free cash flows using the WACC as described above. The indicative equity values per share for TCP and Celular CRT were determined by dividing the indicative equity value by the total number of shares outstanding. Values were adjusted to reflect the number of treasury shares, which reduces the number of shares used to determine the indicative equity value per share. The valuation analyses result in aggregate equity value indications for TCP and Celular CRT and do not allocate value between any classes of shares. No adjustments were made as to potential benefits that may arise from the transaction, such as synergies or tax gains.

Based on these assumptions, the indicative equity value of one share of TCP stock ranged from R$13.33 to R$22.33, and the indicative equity value of one share of Celular CRT stock ranged from R$104.07 to R$140.96. Applying a consistent comparison of the indicative equity values per share of TCP and Celular CRT stock, Goldman Sachs determined that the implied exchange ratio of TCP shares per Celular CRT share ranged from 6.3119, assuming a 5% perpetuity growth rate and an 11.25% WACC, to 7.8089, assuming a 3% perpetuity growth rate and a 12.75% WACC.

The results of Goldman Sachs’ analysis are set forth in the following table.

		Perpetuity Growth Rate
		3.0%	4.0%	5.0%
Weighted Average Cost of Capital	12.75%	7.8089x	7.4721x	7.1256x
	12.00%	7.3492x	7.0294x	6.6993x
	11.25%	6.9335x	6.6280x	6.3119x

*            *            *

The preparation of financial analyses such as those conducted in the preparation of the valuation analyses is a complex process that involves subjective judgment and is not susceptible to partial analysis or summary description. In arriving at its conclusions, Goldman Sachs did not attribute any particular weight to any particular factor considered by it; rather, Goldman Sachs made qualitative judgments as to the importance and relevance of all the factors considered in the valuation reports. Accordingly, Goldman Sachs believes that the valuation analyses should be considered as a whole and that selecting portions of its analyses or the factors considered as part of those analyses could result in an incomplete and incorrect understanding of the conclusions of the valuation analyses. The results presented in the valuation reports refer solely to the proposed mergers between TCP and Targets and do not extend to any other present or future matters or transactions regarding the Companies, the economic group to which they belong or the sector in which they operate.

Goldman Sachs was retained by TCP on October 24, 2005. Pursuant to the engagement letter entered into as of the same date between TCP and Goldman Sachs, Goldman Sachs received a fee for its services upon rendering the reports. Moreover, TCP has agreed to reimburse Goldman Sachs’ expenses and indemnify it for certain liabilities that may arise as a result of this engagement.

Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. In addition, Goldman Sachs and its affiliates have provided certain investment banking services to TCP from time to time, including having acted as TCP’s financial advisors in connection with its rights offerings of 2002 and 2004 and in the voluntary tender offer for the acquisition of TCO preferred shares in 2004. Goldman Sachs also has provided and currently is providing certain investment banking services to Telefónica, S.A., one of the indirect controlling shareholders in TCP, including in its cash offer to acquire the entire issued and to be issued share capital of O2 plc. Goldman Sachs also may provide investment banking services to each of the Companies and their affiliates in the future. In connection with the above-described services, Goldman Sachs has received, and may receive, compensation.

Goldman Sachs is a full-service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman Sachs and its affiliates may provide such services to each of the Companies and their respective affiliates, may actively trade their debt and equity securities (or related derivative securities) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities.

Comparative Share and Dividend Information

Historical Share Information

TCP’s common shares are currently listed on the São Paulo Stock Exchange under the ticker symbol “TSPP3,” preferred shares are currently listed on the São Paulo Stock Exchange under the ticker symbol “TSPP4,” and ADSs representing preferred shares are listed on the NYSE under the ticker symbol “TCP.” Each of our ADSs represents 1 (one) preferred share of TCP. The Bank of New York is TCP’s depositary and issues the ADRs evidencing our ADSs. TCP’s ADSs commenced trading on the NYSE on November 16, 1998.

TCO’s common shares are currently listed on the São Paulo Stock Exchange under the ticker symbol “TCOC3,” preferred shares are currently listed on the São Paulo Stock Exchange under the ticker symbol “TCOC4,” and ADSs representing preferred shares are listed on the NYSE under the ticker symbol “TRO.” Each TCO ADS represents 1 (one) preferred share of TCO. The Bank of New York is TCO’s depositary and issues the ADRs evidencing TCO’s ADSs. TCO’s ADSs commenced trading on the NYSE on November 16, 1998.

TLE’s common shares are currently listed on the São Paulo Stock Exchange under the ticker symbol “TLCP3,” preferred shares are currently listed on the São Paulo Stock Exchange under the ticker symbol “TLCP4,” and ADSs representing preferred shares are listed on the NYSE under the ticker symbol “TBE.” Each TLE ADS represents 1 (one) preferred share of TLE. The Bank of New York is TLE’s depositary and issues the ADRs evidencing TLE’s ADSs. TLE’s ADSs commenced trading on the NYSE on November 16, 1998.

TSD’s common shares are currently listed on the São Paulo Stock Exchange under the ticker symbol “TSEP3,” preferred shares are currently listed on the São Paulo Stock Exchange under the ticker symbol “TSEP4,” and ADSs representing preferred shares are listed on the NYSE under the ticker symbol “TSD.” Each TSD ADS represents 1 (one) preferred share of TSD. The Bank of New York is TSD’s depositary and issues the ADRs evidencing TSD’s ADSs. TSD’s ADSs commenced trading on the NYSE on November 16, 1998.

Celular CRT’s common shares are currently listed on the São Paulo Stock Exchange under the ticker symbol “CRTP3” and preferred shares are currently listed on the São Paulo Stock Exchange under the ticker symbol “CRTP5.”

TCP, TCO, TLE, TSD and Celular CRT have each completed a reverse stock split and a capital increase during 2005, and TCO and TLE have also completed a cancellation of treasury shares. See “Part Four: Information on the VIVO Companies—Recent Developments.”

The following tables set forth the high and low of the last reported closing prices per TCP common share, per TCP preferred share and per TCP ADS, as compared to the common share, preferred shares and ADS of each of TCO, TLE, TSD and Celular CRT, for the periods indicated. Common share and preferred share prices are as reported on the São Paulo Stock Exchange, ADS prices are as reported on the NYSE.

	Common Shares
	TCP		TCO		TLE		TSD		Celular CRT
	Low	High	Low	High	Low	High	Low	High	Low	High
	(reais)		(reais)		(reais)		(reais)		(reais)
2000
Annual	28.75	74.63	7.50	28.11	52.50	99.50	23.25	54.00	22.10	52.00
2001
Annual	11.63	43.05	16.47	27.54	45.50	115.00	24.05	40.00	25.00	105.00
2002
Annual	6.00	19.87	21.72	27.93	23.00	77.00	24.15	27.95	22.00	50.00
2003
Annual	7.90	16.07	24.30	50.19	17.50	43.50	19.50	27.00	26.00	48.00
First quarter	7.90	11.50	27.90	40.50	17.50	37.50	24.45	25.75	27.00	31.00
Second quarter	10.05	12.00	39.30	44.70	22.50	29.00	23.50	27.00	26.00	30.00
Third quarter	9.00	12.15	41.70	48.00	24.00	34.00	19.50	24.05	29.00	41.00
Fourth quarter	10.72	16.07	24.30	50.19	30.50	43.50	22.05	25.20	37.00	48.00
2004
Annual	11.33	18.50	23.85	38.70	25.50	42.50	20.25	35.00	32.00	56.00
First quarter	14.13	17.95	23.85	28.50	33.00	42.50	22.50	27.45	40.00	50.00
Second quarter	12.83	18.50	28.50	32.40	30.00	36.50	20.25	26.85	32.00	46.30
Third quarter	12.50	16.12	30.42	33.00	33.50	40.50	22.95	29.50	37.50	53.00
Fourth quarter	11.33	13.00	35.85	38.70	25.50	40.50	23.10	35.00	37.00	56.00
2005
First quarter	11.83	13.70	39.09	43.18	19.50	26.49	21.45	24.45	37.82	40.81
Second quarter	8.55	12.70	17.59	48.50	15.00	21.00	17.50	23.00	38.82	43.79
Third quarter	7.30	8.89	17.48	20.45	13.85	15.80	15.60	19.00	37.80	42.00
Last six months
June 2005	8.55	10.46	17.59	24.40	15.00	17.50	17.50	20.00	39.81	43.79
July 2005	8.15	8.89	17.48	18.98	13.85	15.80	17.50	19.00	38.50	42.00
August 2005	8.05	8.81	18.64	20.20	14.40	16.10	17.59	18.50	37.80	40.99
September 2005	7.30	8.40	19.44	20.45	13.85	15.20	15.60	18.00	38.00	41.00
October 2005	7.00	7.89	19.12	19.86	13.10	14.20	15.66	18.00	38.00	41.88
November 2005	7.10	7.43	19.99	22.38	13.30	14.20	17.00	18.00	37.00	40.00
December (until December 13)	7.30	8.39	21.80	29.00	13.80	29.98	17.60	27.99	39.00	60.00

	Preferred Shares
	TCP		TCO		TLE		TSD		Celular CRT
	Low	High	Low	High	Low	High	Low	High	Low	High
	(reais)		(reais)		(reais)		(reais)		(reais)
2000
Annual	41.65	113.25	10.35	26.70	54.50	119.50	34.00	109.00	28.30	89.00
2001
Annual	13.00	57.50	9.60	27.00	27.50	103.00	25.50	52.50	26.50	112.00
2002
Annual	6.50	23.15	7.08	17.37	17.50	51.00	28.35	34.50	29.70	56.40
2003
Annual	7.93	20.72	11.70	31.41	18.50	42.50	25.50	37.00	30.00	62.95
First quarter	7.93	12.63	11.70	17.19	18.50	27.00	31.10	34.50	30.00	36.80
Second quarter	10.48	12.12	15.57	17.70	21.00	24.00	33.95	37.00	32.00	36.35
Third quarter	9.83	14.97	14.70	23.01	20.00	29.00	25.50	33.20	33.55	49.00
Fourth quarter	14.08	20.72	21.99	31.41	27.50	42.50	28.45	34.00	48.20	62.95
2004
Annual	16.00	27.67	21.72	35.31	28.50	53.00	23.05	36.70	42.00	67.50
First quarter	18.50	26.68	26.64	35.31	28.50	42.00	26.55	35.95	52.60	67.50
Second quarter	18.50	27.67	21.72	34.95	30.00	43.50	23.05	32.50	42.00	64.00
Third quarter	17.12	23.82	24.06	29.64	38.50	53.00	29.70	36.25	52.00	63.30
Fourth quarter	16.00	18.93	24.33	30.15	30.50	46.00	29.05	36.70	47.00	64.00
2005
First quarter	14.90	19.38	24.24	30.91	22.50	31.00	24.50	29.80	46.00	54.75
Second quarter	9.94	15.85	23.10	28.48	17.35	23.49	18.07	25.50	44.40	53.99
Third quarter	8.31	10.89	20.69	25.07	14.20	18.66	16.73	19.87	42.45	53.50
Last six months
June 2005	9.94	13.00	23.10	26.20	17.68	23.49	18.07	20.49	44.40	53.99
July 2005	9.40	10.78	22.23	24.25	14.20	18.66	17.63	19.87	42.45	50.00
August 2005	9.75	10.89	22.46	25.07	14.58	17.44	18.21	19.50	49.10	52.50
September 2005	8.31	9.72	20.69	23.10	14.57	15.69	16.73	19.00	47.50	53.50
October 2005	7.00	9.03	18.13	20.52	12.96	14.84	16.61	17.89	48.00	53.12
November 2005	7.33	8.24	20.10	22.39	14.82	16.10	17.30	18.00	51.99	53.20
December (until December 13)	7.80	10.45	21.90	30.99	15.52	36.10	17.60	31.00	53.78	70.00

	ADSs
	TCP		TCO		TLE		TSD
	Low	High	Low	High	Low	High	Low	High
	(U.S. Dollars)		(U.S. Dollars)		(U.S. Dollars)		(U.S. Dollars)
2001
Annual	21.06	64.50	5.44	15.38	27.50	67.06	17.25	62.25
2001
Annual	4.63	31.69	4.28	13.63	10.50	44.44	10.60	26.25
2002
Annual	1.71	10.03	2.20	7.45	4.50	22.42	7.70	13.40
2003
Annual	2.20	7.08	3.28	10.55	5.05	14.59	7.95	12.80
First quarter	2.20	3.81	3.28	5.03	5.05	8.20	8.60	9.99
Second quarter	3.31	4.25	4.90	6.17	6.50	8.73	10.70	12.80
Third quarter	3.19	5.20	4.74	7.86	6.32	9.97	7.95	12.10
Fourth quarter	4.85	7.08	7.55	10.55	9.99	14.59	9.75	11.64
2004
Annual	5.81	9.66	7.10	12.35	10.01	17.24	7.47	12.76
First quarter	6.43	9.64	9.03	12.35	10.01	14.80	9.25	12.64
Second quarter	6.00	9.66	7.10	12.09	10.20	13.73	7.47	11.20
Third quarter	6.02	7.77	8.11	10.28	12.90	17.24	9.45	12.76
Fourth quarter	5.81	6.80	8.60	10.75	10.69	16.12	10.45	12.75
2005
First quarter	5.49	7.52	8.95	11.86	8.35	10.86	8.90	9.94
Second quarter	4.25	6.20	9.68	10.88	6.91	9.77	7.90	9.61
Third quarter	3.65	4.70	9.06	10.63	6.00	7.80	7.12	8.10
Last six months
June 2005	4.25	5.34	9.68	10.82	6.91	9.77	7.90	8.35
July 2005	4.03	4.70	9.19	10.27	6.00	7.80	7.25	7.85
August 2005	4.05	4.64	9.41	10.63	6.10	7.65	7.60	7.87
September 2005	3.65	4.25	9.06	9.90	6.32	6.80	7.12	8.10
October 2005	3.12	4.00	8.04	9.13	5.70	7.25	7.28	7.93
November 2005	3.38	3.68	9.05	10.01	6.71	7.25	7.70	8.04
December (until December 13)	3.56	4.57	9.93	13.20	6.99	16.50	7.75	15.00

We urge you to obtain current market quotations.

Dividend Information

The following tables show the amount of dividends and interest on shareholders’ equity declared by each of TCP, TCO, TLE, TSD and Celular CRT on common shares and preferred shares, and by each of TCO, TLE and TSD on ADS, for the years 2002 to 2005. The dividend amounts set forth below for each year were paid in the immediately following year. The tables set forth amounts in reais per common shares and preferred shares, and amounts in U.S. dollars per ADSs translated from reais into U.S. dollars at the prevailing rate on each of the respective dates of those payments.

	Common Shares
	R$ per share(1)
	TCP	TCO(2)	TLE	TSD(3)	Celular CRT(4)
2002	—	0.212425	—	0.2315	11.3830
2003	—	0.295922	—	0.081277	14.2407
2004	—	0.317172	—	0.046442	19.0879
2005	—	0.690727	—	0.305462	0.949020

(1)	For the years 2002, 2003 and 2004 amounts are per thousand shares. For the year 2005 amounts are per share.
(2)	Amounts include both dividends of R$0.356896 per common share, to be paid no later than December 29, 2005, and interest on shareholders’ equity of R$0.333831 per common share, for which the payment date will be approved at the general shareholders’ meeting to be held by April 30, 2006.
(3)	The payment date for interest on shareholders’ equity will be approved at the general shareholders’ meeting to be held by April 30, 2006.
(4)	Amounts include both dividends of R$0.491233 per common share, to be paid no later than December 29, 2005, and interest on shareholders’ equity of R$0.457787 per common share, for which the payment date will be approved at the general shareholders’ meeting to be held by April 30, 2006.

	Preferred Shares
	TCP	TCO(2)	TLE	TSD(3)	Celular CRT(4)
	R$ per share(1)
2002	—	0.212425	—	0.2547	12.5214
2003	—	0.295922	—	0.089405	15.6648
2004	—	0.317172	—	0.051087	20.9967
2005	—	0.690727	—	0.336008	1.043922

(1)	For the years 2002, 2003 and 2004 amounts are per thousand shares. For the year 2005 amounts are per share.
(2)	Amounts include both dividends of R$0.356896 per preferred share, to be paid no later than December 29, 2005, and interest on shareholders’ equity of R$0.333831 per preferred share, for which the payment date will be approved at the general shareholders’ meeting to be held by April 30, 2006.
(3)	The payment date for interest on shareholders’ equity will be approved at the general shareholders’ meeting to be held by April 30, 2006.
(4)	Amounts include both dividends of R$0.540356 per preferred share, to be paid no later than December 29, 2005, and interest on shareholders’ equity of R$0.503566 per preferred share, for which the payment date will be approved at the general shareholders’ meeting to be held by April 30, 2006.

	ADSs
	TCP	TCO		TLE	TSD
	U.S.$ per share
2002	—	0.2199		—	0.3503
2003	—	0.302608		—	0.15555
2004	—	—	(1)	—	—	(1)
2005	—	—	(2)	—	—	(3)

(1)	Dividends and interest on shareholders’ equity will be paid on December 22, 2005 and the U.S. dollar equivalent must be determined based on the applicable exchange rate on the payment date.
(2)	Dividends will be paid on December 22, 2005 and the U.S. dollar equivalent must be determined based on the applicable exchange rate on the payment date.
(3)	To be determined at a general meeting of the shareholders to be held no later than April 30, 2006.

Certain Contracts

TCO has been a subsidiary of TCP since TCP acquired a majority of the common shares of TCO from Fixcel in April 2003. See “—Background for the Merger—Ownership of TCP, TCO, TLE, TSD and Celular CRT After the Privatization—TCP and its Subsidiaries.” During the periods for which financial statements are included in this prospectus, TCP has had no other material contracts, arrangements, understandings, relationships, negotiations or transactions with Fixcel and its affiliates, except for those that led to the acquisition by TCP of the majority of the common shares of TCO.

In January 2001, Portugal Telecom and Telefónica Móviles entered into a strategic agreement to create a joint venture named Brasilcel that would aggregate all their investments in cellular telecommunications businesses in Brazil to the extent permitted under Brazilian law. In December 2002, after Anatel approved the joint venture, Portugal Telecom transferred its interests in TCP and Celular CRT to Brasilcel, and Telefónica Móviles transferred its interests in TSD, TLE and Celular CRT to Brasilcel. Since that date, TCP, TLE, TSD and Celular CRT have been under common control. See “—Background for the Merger.”

From time to time, Portugal Telecom and Telefónica Móviles have considered various proposals for the restructuring of Brasilcel’s interests in the VIVO companies. Brasilcel also increased its interests in TCP, TLE, TSD and Celular CRT through public tender offers in October 2004. See “—Background for the Merger—Ownership of TCP, TCO, TLE, TSD and Celular CRT After the Privatization.”

TCP has also been a party to a number of agreements and transactions with affiliates of Portugal Telecom and Telefónica Móviles, who are also affiliates of TLE, TSD and Celular CRT by virtue of Brasilcel’s common control of TCP and TLE, TSD and Celular CRT. See “Item 7.B. Related Party Transactions” in the Annual Report on Form 20-F for the Fiscal Year Ended December 31, 2004 of each of TCP, TLE and TSD, which is included or incorporated by reference in this prospectus, and note 25 to the audited consolidated financial statements of Celular CRT at December 31, 2003 and 2004 and for the three years in the period ended December 31, 2004, which are included in “Part Nine: Financial Statements” of this prospectus.

Unaudited Pro Forma Combined Financial Information

The following unaudited pro forma combined financial information gives pro forma effect to (1) our acquisition of a portion of the minority interest of TCO through a public tender offer in October 2004, (2) the proposed merger of shares of TCO with TCP described in this prospectus, and (3) the proposed merger of TSD, Celular CRT and TLE into TCP described in this prospectus. We refer to the events described in clauses (2) and (3) as the “merger.” Because TCP, TLE, TSD and Celular CRT came under common control on December 27, 2002, we have presented unaudited pro forma combined financial information for the year ended December 31, 2003 giving effect to the merger with respect to the proportionate interest in the Targets under common control. This financial information was prepared from, and should be read in conjunction with, the following historical financial statements, including the applicable notes thereto:

•	our audited consolidated financial statements for the years ended December 31, 2004 and 2003, which are incorporated by reference into this prospectus;

•	the audited consolidated financial statements of TCO, TLE, TSD and Celular CRT for the years ended December 31, 2004 and 2003, which are incorporated by reference or included in this prospectus;

•	our unaudited condensed consolidated interim financial statements as of September 30, 2005 and for the nine-month period ended September 30, 2005, which are included in this prospectus; and

•	the unaudited condensed consolidated interim financial statements of TCO, TLE, TSD and Celular CRT as of September 30, 2005 and for the nine-month period ended September 30, 2005, which are included in this prospectus.

The unaudited pro forma combined balance sheet as of September 30, 2005 combines the historical consolidated balance sheets of TCP, TLE, TSD and Celular CRT, giving effect to (i) the merger with respect to the proportionate interest in the Targets under common control as if it had been consummated on December 27, 2002, the date these companies came under common control, and (ii) the acquisitions of the minority interests in TCO, TLE, TSD and Celular CRT as if they had occurred on September 30, 2005. The unaudited pro forma combined statements of loss for the nine-month period ended September 30, 2005 and the years ended December 31, 2004 and 2003 combine the historical consolidated statements of income of TCP, TLE, TSD and Celular CRT, giving effect to the merger with respect to the proportionate interest in the Targets under common control as if the merger had been consummated on December 27, 2002, and the acquisition of the minority interests as if they had occurred on January 1, 2004.

The unaudited pro forma combined financial information was prepared in accordance with Brazilian GAAP, which differs in certain material respects from U.S. GAAP. Note 37 to our audited consolidated financial statements and note 21 to our unaudited condensed consolidated interim financial statements describe the principal differences between Brazilian GAAP and U.S. GAAP as they relate to us. The unaudited pro forma combined financial information includes pro forma reconciliations from Brazilian GAAP to U.S. GAAP of net loss for the nine-month period ended September 30, 2005 and the years ended December 31, 2004 and 2003, and of shareholders’ equity as of September 30, 2005.

The pro forma adjustments presented in the unaudited pro forma combined financial information give effect to estimates and assumptions that our management believes to be reasonable. The unaudited pro forma combined financial information does not include pro forma adjustments to take into account any synergies or cost savings that may or are expected to occur as a result of the merger.

This unaudited pro forma combined financial information is being provided for illustrative purposes only. It does not purport to represent our actual financial position or results of operations had the merger occurred on the dates specified, nor does it project our results of operations or financial position for any future period or date.

Telesp Celular Participações S.A.

Pro Forma Combined Statement of Income

For the Year Ended December 31, 2003

(in millions of reais)

	TCP	TLE	TSD	Celular CRT	Effects of the merger (2)	Eliminations	Pro forma TCP
Net operating revenue	6,046.4	441.3	1,892.5	1,032.7		(19.4)	9,393.5
Cost of services and goods	(3,020.5)	(256.3)	(1,052.5)	(526.2)		19.4	(4,836.1)
Gross profit	3,025.9	185.0	840.0	506.5	—	—	4,557.4
Operating expenses:
Selling expenses	(1,264.9)	(145.0)	(387.5)	(171.3)			(1,968.7)
General and administrative expenses	(561.3)	(49.3)	(224.4)	(89.4)			(924.4)
Other net operating income (expenses)	(145.0)	(3.1)	13.3	(3.9)			(138.7)
Operating income (loss) before net financial income (expenses)	1,054.7	(12.4)	241.4	241.9	—	—	1,525.6
Net financial income (expenses)	(1,133.5)	(30.3)	(15.0)	17.7			(1,161.1)
Operating income (loss)	(78.8)	(42.7)	226.4	259.6	—	—	364.5
Net non-operating income (expense)	(25.7)	(0.7)	(8.5)	(1.2)			(36.1)
Income (loss) before minority interest and income taxes	(104.5)	(43.4)	217.9	258.4	—	—	328.4
Income taxes	(277.9)	0.8	(61.6)	(69.1)	—	—	(407.8)
Minority interest	(257.7)	—	—	—	—		(257.7)
Net income (loss)	(640.1)	(42.6)	156.3	189.3	—	—	(337.1)
U.S. GAAP adjustments	541.5	36.2	(39.4)	94.0	(46.4)	—	585.9
Net income (loss) under U.S. GAAP	(98.6)	(6.4)	116.9	283.3	(46.4)	—	248.8
Earnings (loss) per share:
Loss per thousand shares—common and preferred under Brazilian GAAP					—	—	(0.39)
Basic income (loss) per share:
Common—U.S. GAAP							0.29
Preferred—U.S. GAAP							0.29
Diluted income (loss) per share:
Common—U.S. GAAP							0.24
Preferred—U.S. GAAP							0.24

Telesp Celular Participações S.A.

Pro Forma Combined Statement of Loss

For the Year Ended December 31, 2004

(in millions of reais, except per share amounts)

	TCP	TLE	TSD	Celular CRT	Tender offer for TCO shares in Oct. 2004 (1)	Effects of the merger (2)	Eliminations	Pro forma TCP
Net operating revenue	7,341.0	487.0	1,927.0	1,174.3				10,929.3
Cost of services and goods	(3,335.1)	(282.2)	(1,112.5)	(620.5)				(5,350.3)
Gross profit	4,005.9	204.8	814.5	553.8	—	—	—	5,579.0
Operating expenses:
Selling expenses	(1,896.4)	(147.1)	(508.5)	(264.9)				(2,816.9)
General and administrative expenses	(634.9)	(57.8)	(187.8)	(95.6)				(976.1)
Other net operating income (expenses)	(159.5)	(0.9)	17.0	27.3	(71.8)			(187.9)
Operating income (loss) before net financial expenses	1,315.1	(1.0)	135.2	220.6	(71.8)	—	—	1,598.1
Net financial income (expenses)	(1,095.4)	(24.7)	5.7	25.8				(1,088.6)
Operating income (loss)	219.7	(25.7)	140.9	246.4	(71.8)	—	—	509.5
Net nonoperating expense	(51.2)	(1.9)	—	(7.8)				(60.9)
Income (loss) before minority interest and income taxes	168.5	(27.6)	140.9	238.6	(71.8)	—	—	448.6
Income taxes	(327.1)	(6.6)	(48.1)	(56.7)	—	—	—	(438.5)
Minority interest	(331.5)	—	—	—		331.5		—
Net income (loss)	(490.1)	(34.2)	92.8	181.9	(71.8)	331.5	—	10.1
U.S. GAAP adjustments	(10.6)	(14.4)	(79.2)	(13.0)	12.8	(388.7)	—	(493.1)
Net income (loss) under U.S. GAAP	(500.7)	(48.6)	13.6	168.9	(59.0)	(57.2)	—	(483.0)
Earnings per share:
Earnings income (loss) per thousand shares – common and preferred under Brazilian GAAP					—	—	—	0.01
Basic loss per share:
Common – U.S. GAAP								(0.39)
Preferred – U.S. GAAP								(0.39)
Diluted loss per share:
Common – U.S. GAAP								(0.39)
Preferred – U.S. GAAP								(0.39)

Telesp Celular Participações S.A.

Pro Forma Combined Statement of Loss

For the Nine-Month Period Ended September 30, 2005

(in millions of reais, except per share amounts)

	TCP	TLE	TSD	Celular CRT	Effects of the merger (2)	Eliminations	Pro forma TCP
Net operating revenue	5,491.7	418.7	1,505.3	892.4			8,308.1
Cost of services and goods	(2,479.7)	(233.4)	(777.3)	(420.3)			(3,910.7)
Gross profit	3,012.0	185.3	728.0	472,1	—	—	4,397.4

Operating expenses:
Selling expenses	(1,790.9)	(141.8)	(462.2)	(270.5)			(2,665.4)
General and administrative expenses	(455.1)	(42.8)	(148.4)	(76.5)			(722,8)
Other net operating income (expenses)	(287.0)	(4.7)	(6.3)	7.8			(290,2)
Operating income before net financial expenses	479.0	(4.0)	111.1	132.9	—	—	719.0
Net financial income (expenses)	(683.9)	(44.7)	14.6	33.2			(680.8)
Operating income (loss)	(204.9)	(48.7)	125.7	166.1	—	—	38.2
Net nonoperating income (expense)	12.0	0.2	0.8	(2.3)			10.7
Income (loss) before minority interest and income taxes	(192.9)	(48.5)	126.5	163.8	—	—	48.9
Income taxes	(265.8)	(6.0)	(48.4)	(59.4)	—	—	(379.6)
Minority interest	(133.0)	—	—	—	133.0		—
Net income (loss)	(591.7)	(54.5)	78.1	104.4	133.0	—	(330.7)
U.S. GAAP adjustments	206.0	(5.4)	(18.4)	1.1	(281.3)	—	(98.0)
Net income (loss) under U.S. GAAP	(385.7)	(59.9)	59.7	105.5	(148.3)	—	(428.7)

Earnings (loss) per share:
Loss per shares—common and preferred under Brazilian GAAP					—	—	(0.23)

Basic loss per share:
Common—U.S. GAAP							(0.31)
Preferred—U.S. GAAP							(0.31)
Diluted loss per share:
Common—U.S. GAAP							(0.31)
Preferred—U.S. GAAP							(0.31)

Telesp Celular Participações S.A.

Pro Forma Combined Balance Sheet

As of September 30, 2005

(in millions of reais)

	TCP	TLE	TSD	Celular CRT	Effects of the merger (2)	Eliminations	Pro forma TCP
Current assets:	4,527.1	263.2	1,342.5	970.1		(22.8)	7,080.1
Noncurrent assets:
Recoverable taxes	449.0	25.7	85.6	27.9			588.2
Deferred income taxes	901.6	184.3	165.7	54.0			1,305.6
Prepaid expenses	24.5	1.4	16.9	2.7			45.5
Other noncurrent assets	63.2	14.9	9.1	11.1			98.3
Total noncurrent assets	1,438.3	226.3	277.3	95.7			2,037.6

Permanent assets:
Investments	1,649.5	—	0.5	1.3			1,651.3
Goodwill on merged subsidiary, net	43,5	—	—	—			43.5
Property, plant and equipment, net	5,725.2	369.9	1,164.4	742.4			8,001.9
Deferred assets, net	145.7	0.3	2.1	0.9			149.0
Other	1.8	—	—	—			1.8
Total permanent assets	7,565.7	370.2	1,167.0	744.6			9,847.5
Total assets	13,531.1	859.7	2,786.8	1,810.4		(22.8)	18,965.2

Current liabilities:	4,084.4	372.9	689.0	422.6		(22.8)	5,546.1
Noncurrent liabilities
Loans and financing	3,309.8	116.6	—	133.3			3,559.7
Reserve for contingencies	212.2	8.3	24.1	2.7			247.3
Taxes payable	177.1	—	—	—			177.1
Derivative contracts	323.4	35.7	—	19.7			378.8
Pension and other postretirement benefit plans	0.4	0.3	0.8	0.6			2.1
Other noncurrent liabilities	38.9	5.9	24.1	7.4			76.3
Total noncurrent liabilities	4,061.8	166.8	49.0	163.7			4,441.3
Minority interest	1,068.8	—	—	—	(1,068.8)		—
Shareholders’ equity
Capital stock	6,670.2	306.8	927.9	327.5	1,068.8		9,301.2
Treasury stock	—	—	—	(11.1)	11.1		—
Capital reserve	793.4	126.4	170.5	498.4	(11.1)		1,577.6
Income reserves	—	—	235.2	304.8	(540.0)		—
Accumulated earnings (deficit)	(3,147.8)	(113.2)	715.1	104.5	540.0		(1,901.4)
Total shareholders’ equity	4,315.8	320.0	2,048.7	1,224.1	1,068.8		8,977.4
Funds for capitalization	0.3	—	0.1	—	—		0.4
Shareholders’ equity and funds for capitalization	4,316.1	320.0	2,048.8	1,224.1	1,068.8		8,977.8
Total liabilities and shareholders’ equity	13,531.1	859.7	2,786.8	1,810.4	—	(22.8)	18,965.2
Shareholders’ equity under Brazilian GAAP	4,315.8	320.0	2,048.7	1,224.1	1,068.8	—	8,977.4
U.S. GAAP adjustments (2)	34.3	5.8	(0.3)	4.7	4,057.7	—	4,102.2
Shareholders’ equity under U.S. GAAP	4,350.1	325.8	2,048.4	1,228.8	5,126.5	—	13,079.6

Telesp Celular Participações S.A.

Notes to Unaudited Pro Forma Combined Financial Information

(all amounts in millions of reais, except per share amounts)

(1)	The pro forma adjustments for the October 2004 tender offer for a portion of the minority interest of TCO represent (i) the pro forma amortization of the goodwill recorded under Brazilian GAAP and (ii) pro forma U.S. GAAP adjustments to reflect purchase accounting in accordance with SFAS No. 141, Business Combinations. Under the purchase method of accounting, the pro rata assets acquired and liabilities assumed are recorded at their fair values, and any excess of the purchase price over the related fair value of net assets acquired is accounted for as goodwill. Under Brazilian GAAP, the goodwill associated with this tender offer amounted to R$478.7, attributed to the projected future profitable operations of TCO, and is being amortized over a five-year period. For U.S. GAAP purposes, we applied the purchase method of accounting in accordance with SFAS No. 141. See Note 37d., “Acquisition of TCO,” to our audited consolidated financial statements for a description of the accounting for the acquisitions and the purchase price allocation that was used for purposes of calculating the U.S. GAAP pro forma adjustments.

(2)	Under Brazilian GAAP, the merger of shares of TCO with TCP and the merger of companies of TLE, TSD and Celular CRT into TCP will be accounted for based on TCO’s, TLE’s, TSD’s and Celular CRT’s book value of the assets acquired and the liabilities assumed.

Under U.S. GAAP, since TCP, TLE, TSD and Celular CRT are controlled by Brasilcel, the acquisition by TCP of Brasilcel’s interests in TLE, TSD and Celular CRT is considered to be a reorganization of companies under common control and will be accounted for in a manner similar to a pooling of interest. Accordingly, the assets acquired and the liabilities assumed in such acquisitions, as they relate to the portion under common control by Brasilcel, will be accounted for based on the historical carrying values of the assets and liabilities, as reflected in the consolidated financial statements of Brasilcel in accordance with EITF No. 90-5, “Exchanges of Ownership Interests between Entities under Common Control.”

The historical book value of the concession intangibles and goodwill relating to the acquisitions of TLE, TSD and Celular CRT that were recorded by Brasilcel prior to January 1, 2003 have been pushed down into TCP’s pro forma combined financial information as if the reorganization had occurred on January 1, 2003. The historical book values of these amounts on September 30, 2005 are as follows:

Concession intangibles	744.7
Goodwill	2,189.1

Total	2,933.8

The amount of goodwill recorded was amortized up to December 31, 2001 in accordance with SFAS 142, Goodwill and Other Intangible Assets. The concession intangibles are being amortized on a straight-line basis over the terms of the respective company’s licenses, including one renewal period.

In October 2004, Brasilcel, either directly or through its wholly-owned subsidiaries, acquired additional interests of 22.7%, 4.2% and 15.8% in TLE, TSD and Celular CRT, respectively, for R$116.9, R$138.4 and R$352.5, respectively, in public tender offers. For U.S. GAAP purposes, these acquisitions of minority interests were accounted for by Brasilcel using the purchase method of accounting in accordance with SFAS No. 141. The amounts recorded by Brasilcel relating to these acquisitions of minority interests have been pushed down into TCP’s pro forma combined financial information as if the acquisitions had occurred on January 1, 2004.

Telesp Celular Participações S.A.

Notes to Unaudited Pro Forma Combined Financial Information

(all amounts in millions of reais, except per share amounts)

The following table shows the estimated purchase price allocation that was used for purposes of calculating the U.S. GAAP pro forma adjustments:

	TLE	TSD	Celular CRT	Total
Amounts representing the historical net assets under U.S. GAAP of the minority interest acquired	34.1	44.9	67.0	146.0
Interest acquired	22.7%	4.2%	15.8%
Fair value adjustments:
Concession intangibles (a)	46.9	52.1	197.1	296.1
Customer list (b)	35.9	41.4	88.4	165.7
Purchase price	116.9	138.4	352.5	607.8

(a)	The concession intangibles are being amortized on a straight-line basis over the terms of the respective licenses, including one renewal period, being up to 2023, 2021 and 2022 for TLE, TSD and Celular CRT, respectively.
(b)	The customer lists are being amortized on a straight-line basis over a two-year period, representing the average customer life.

The portion of the interests acquired by TCP from minority interest holders unrelated to Brasilcel will be accounted for using the purchase method of accounting in accordance with SFAS No. 141. To determine the purchase price paid by TCP for the acquisition of shareholders unrelated to Brasilcel, we have used the number of shares to be issued by TCP based on the exchange ratios disclosed above in this “Part Five: The Merger” and the average market price of TCP’s common and preferred shares four days before December 2, 2005, the last trading day before announcement of the merger, and four days after the announcement of the merger on December 5, 2005. The following table shows the estimated purchase price allocation that was used for purposes of calculating the U.S. GAAP pro forma adjustments:

	TCO	TLE	TSD	Celular CRT	Total
Amounts representing the historical net assets under U.S. GAAP of the minority interest acquired	1,090.1	160.7	183.8	400.1	1,834.7
Interest acquired	47.5%	49.3%	8.9%	32.6%
Fair value adjustments:
Concession (a)	163.8	—	—	122.2	286.0
Customer list (b)	292.5	—	17.8	138.9	449.2
Property, plant and equipment (c)	107.0	(2.3)	25.6	(4.5)	125.8
Purchase price (d)	1,653.4	158.4	227.2	656.7	2,695.7

(a)	The concession intangibles are being amortized on a straight-line basis over the terms of the respective licenses, including one renewal period, being up to 2020 for TCO and 2022 for Celular CRT.
(b)	The customer lists are being amortized on a straight-line basis over a two-year period, representing the average customer life.
(c)	The property, plant and equipment fair value adjustments are being amortized over a period of two years for TLE, TSD and Celular CRT and three years for TCO, which represents the weighted average remaining useful life of the related assets.
(d)	The purchase price was determined by applying the average market price of R$7.8388 per common share of TCP for 12,862.1, 4,118.4, 10,486.8 and 9,571.7 common shares of TCO, TLE, TSD and Celular CRT, respectively, and R$8.7351 per preferred share of TCP for 177,738.8, 14,434.2, 16,607.0 and 66,591.4 preferred shares of TCO, TLE, TSD and Celular CRT, respectively, held by shareholders unrelated to Brasilcel. See above in this “Part Five: The Merger.”

PART SIX—SHAREHOLDER RIGHTS

General

TCP, TCO, TLE, TSD and Celular CRT are all incorporated in the Federative Republic of Brazil. If you hold common or preferred shares of TCO, TLE, TSD or Celular CRT, your rights as a holder of securities of those companies are governed by Brazilian law and the bylaws (estatutos sociais) of the applicable company. If you hold common or preferred shares of TCO, TLE, TSD or Celular CRT, your rights as a holder of TCP securities after the merger will be governed by Brazilian law and the bylaws of TCP. You should read the bylaws of TCP and TCO, TLE, TSD or Celular CRT, copies of which are filed as exhibits to the registration statement of which this prospectus is a part, and that are incorporated by reference into this prospectus.

There are no material differences between the rights of common shareholders of TCP and those of common shareholders of TCO, TLE, TSD or Celular CRT. The following table highlights certain differences in the voting rights and dividend rights of preferred shares of TCO, TSD, TLE and Celular CRT compared to preferred shares of TCP.

Voting Rights and Dividend Rights of Preferred Shares

Differences in Comparison to TCP

	TCP	TCO	TLE	TSD	Celular CRT
Calculation of Dividend Preference for Preferred Shares (1)	Preferred shareholders are entitled to a preference equal to the greater of: • 6% of subscribed capital per share; and • 3% of shareholders’ equity per share.	Preferred shareholders are entitled to a preference equal to the greater of: • 6% of subscribed capital per share; and • 3% of shareholders’ equity per share.	Preferred shareholders are entitled to a preference equal to the greater of: • 6% of subscribed capital per share; and • 10% more dividends than paid to common shareholders.	Preferred shareholders are entitled to receive 10% more dividends than paid to common shareholders.	Preferred shareholders are entitled to a preference equal to the greater of: • 6% of subscribed capital per share; and • 10% more dividends than paid to common shareholders.

Voting Rights of Preferred Shares

•    Preferred shareholders have the right to vote on agreements with related parties that are on terms more onerous to the company than customary in the market.

•    Preferred shareholders have the right to vote on the amendment or revocation of certain bylaw provisions.

•    Preferred shareholders currently have full voting rights due to nonpayment of dividends by TCP. (2)

•    Preferred shareholders have the right to vote on agreements with related parties that are on terms more onerous to the company than customary in the market.

•    Preferred shareholders have the right to vote on the amendment or revocation of certain bylaw provisions.

•    Preferred shareholders have the right to vote on long-term agreements with related parties, except when the contracts contain standard contract provisions.

•    Preferred shareholders have the right to vote on the amendment or revocation of certain bylaw provisions.

•    Preferred shareholders currently have full voting rights due to nonpayment of dividends by TLE. (3)

•    Preferred shareholders have the right to vote on long-term agreements with related parties, except when the contracts contain standard contract provisions.

•    Preferred shareholders have the right to vote on the amendment or revocation of certain bylaw provisions.

• Preferred shareholders do not have specific voting rights.

(1)	This preference refers to a preference for preferred shareholders in the payment of mandatory minimum dividends pursuant to the Brazilian corporation law. See, for example “—Description of TCP Capital Stock--Allocations of Profits.”
(2)	See “—Information About Historical Dividend Payments—TCP.”
(3)	See “—Information About Historical Dividend Payments—TLE.”

If you hold ADSs of TCO, TLE or TSD, your rights are governed by the applicable ADR deposit agreement rather than by Brazilian law and the bylaws of the company, and your rights as a holder of TCP ADSs after the merger will be governed by TCP’s ADR deposit agreement. See “—Description of American Depositary Shares” below

As of December 4, 2005, TCP’s capital stock consisted of 662,324,342 outstanding shares, no par value, divided between 250,457,704 common shares and 411,866,638 preferred shares.

As of December 4, 2005:

•	TCO’s capital stock consisted of 130,068,158 outstanding shares, no par value, divided between 44,332,722 common shares and 85,735,436 preferred shares;

•	TLE’s capital stock consisted of 9,644,278 outstanding shares, no par value, divided between 3,376,560 common shares and 6,267,718 preferred shares;

•	TSD’s capital stock consisted of 91,831,224 outstanding shares, no par value, divided between 39,916,217 common shares and 51,915,007 preferred shares; and

•	Celular CRT’s capital stock consisted of 32,641,400 outstanding shares (excluding treasury shares), no par value, divided between 14,439,063 common shares and 18,202,337 preferred shares (excluding 639,444 preferred shares held in treasury that will be transferred to TCP in the merger).

Information About Historical Dividend Payments

For a summary of TCP’s, Celular CRT’s, TCO’s, TLE’s and TSD’s payments of dividends and interest on shareholders’ equity for the years 2002, 2003, 2004 and 2005 see “Part Five: The Merger—Comparative Share and Dividend Information—Dividend Information.”

TCP

We pay our shareholders both dividends and interest on shareholders’ equity. Interest on shareholders’ equity (juros sobre capital proprio) is a form of distribution that is tax deductible in Brazil. We did not pay dividends or interest on shareholders’ equity for the years ended December 31, 2001, 2002, 2003 and 2004 because of negative net income from equity in Global Telecom and the financial cost related to the Global Telecom and TCO acquisitions.

Our bylaws state that holders of preferred shares will have full voting rights in the event that we do not pay minimum dividends to those shareholders for three consecutive fiscal years, and those shareholders will retain those voting rights until we again pay minimum dividends. As from the annual meeting held on March 27, 2004, holders of preferred shares began to have full voting rights since minimum dividends to preferred shares during the last three consecutive years have not been paid. Holders of preferred shares will be able to exercise voting rights until we again pay minimum dividends.

TCO

TCO pays its shareholders both dividends and interest on shareholders’ equity. In 2002 and 2003, TCO paid only interest on shareholders’ equity. In 2004 TCO paid both dividends and interest on shareholders’ equity. In 2005 TCO declared both dividends and interest on shareholders’ equity.

TLE

TLE pays its shareholders both dividends and interest on shareholders’ equity. TLE recognized losses in 2002, 2003 and 2004. Therefore, no dividends or interest on equity were paid in this period.

TLE’s bylaws state that holders of preferred shares will have full voting rights in the event that TLE does not pay minimum dividends to those shareholders for three consecutive fiscal years, and those shareholders will retain those voting rights until TLE again pays minimum dividends. As from the annual meeting held on March 28, 2005, holders of preferred shares began to have full voting rights since minimum dividends to preferred shares during the last three consecutive years have not been paid. Holders of preferred shares will be able to exercise voting rights until TLE again pays minimum dividends.

TSD

TSD pays its shareholders both dividends and interest on shareholders’ equity. In 2002, 2003 and 2004 TSD paid both dividends and interest on shareholders’ equity. In 2005 TSD declared interest on shareholders’ equity.

Celular CRT

Celular CRT pays its shareholders both dividends and interest on shareholders’ equity. In 2002 Celular CRT paid both dividends and interest on shareholders’ equity. In 2003 and 2004 Celular CRT paid only interest on shareholders’ equity. In 2005 Celular CRT declared both dividends and interest on shareholders’ equity.

Description of TCP Capital Stock

Set forth below are the material terms of the capital stock of TCP and brief summaries of certain provisions of TCP’s bylaws and the Brazilian corporation law.

Objectives and Purposes

We are a publicly traded company registered with the Brazilian securities exchange commission under No. 01771-0. Article 2 of our bylaws provides that our corporate purpose is to:

•	exercise the control of operating companies (such as TCO, TSD, TLE and Celular CRT) which provide cellular mobile telecommunications services, personal mobile services and other services in conformity with the concessions, authorizations and permissions that have been granted to us;

•	promote, through our subsidiaries or controlled companies that operate under the VIVO brand, the expansion and implementation of the telecommunications services within our concessions, authorizations and permissions;

•	promote, carry out and direct the financing of capital from internal or external sources to be used by us or our controlled companies;

•	promote, carry out and encourage study and research activities aimed at the development of the telecommunications sector;

•	perform, through our subsidiaries and affiliated companies, specialized technical services related to the telecommunications sector;

•	promote, encourage, carry out and coordinate, through our subsidiaries or controlled companies, the development and training of personnel necessary to perform activities in the telecommunications sector;

•	carry out and promote the import of goods and services for the operations of our subsidiaries and controlled companies;

•	execute other activities connected or related to our objective;

•	participate in the equity capital of other companies; and

•	trade equipment and materials necessary or useful for providing telecommunications services.

Directors

The following is a description of some of the provisions of our bylaws concerning our board of directors:

•	The board of directors has the power to approve investments and acquisition of assets, assume any obligation and execute contracts not included in the budget for an amount exceeding R$300 million, the public issuance of promissory notes, and the acquisition of our shares for cancellation or deposit with a custodian; and

•	The board of directors has the power to allocate between the directors and the executive officers the total remuneration for directors and executive officers determined at a shareholders’ meeting.

Pursuant to the Brazilian corporation law, each member of the board of directors must hold at least one share of our capital stock to be elected as a director. Members of the board of directors generally stand for reelection at the same shareholders’ meeting. There are no provisions in our by-laws with respect to:

•	age limits for retirement of directors; or

•	anti-takeover mechanisms or other procedures designed to delay, defer or prevent changes in our control.

Although there are no provisions in our bylaws, the Brazilian corporation law prohibits directors from:

•	performing any act of generosity using corporate assets to the detriment of the corporation;

•	by virtue of his position, receiving any type of direct, or indirect, personal advantage from third parties, without authorization in the bylaws or from a general meeting; and

•	taking part in any corporate transaction in which he has an interest that conflicts with an interest of the corporation, nor in the decisions made by the other directors on the matter.

Allocations of Profits

At each annual shareholders’ meeting, the board of directors is required to recommend how net profits for the preceding fiscal year are to be allocated. Under the Brazilian corporation law, this allocation may be made among (a) dividends and (b) profits reserves.

For the purposes of the Brazilian corporation law, net profits are defined as net income after income tax and social contribution for the relevant fiscal year, net of any accumulated losses from prior fiscal years and any amounts allocated to employees’ and management’s participation in a company’s profits.

Dividends

Mandatory Dividends. Under the Brazilian corporation law and TCP’s bylaws, TCP is required to distribute to all shareholders as a non-cumulative mandatory dividend an amount equal to 25% of adjusted net income. For this purpose, adjusted net income is an amount equal to net profits adjusted to reflect allocations to and from:

•	the legal reserve;

•	the contingency reserve; and

•	the unrealized profits reserve.

Allocation of the Mandatory Dividends. In the allocation of any mandatory dividend, preferred shareholders are entitled with preference to receive a non-cumulative annual dividend, equal to the higher of (i) 6% of the amount obtained by dividing the amount of subscribed capital by the number of TCP’s shares or (ii) 3% of the amount obtained by dividing shareholders’ equity by the number of TCP’s outstanding shares.

In case the amount of mandatory dividends is greater than preferred dividends, after the payment of preferred dividends, the excess will be allocated first as dividend payments to holders of common shares in an amount equal to the preferred dividend received by the preferred shareholders, and the remainder will be distributed equally among holders of preferred and common shares.

In case the amount of mandatory dividends is less than the preferred dividends, the mandatory dividends will be fully allocated as preferred dividends and TCP will not be obligated to distribute any mandatory dividends to common shareholders. In this case, TCP must pay preferred dividends out of accumulated profits and other profits reserves, if available.

Dividends relating to net profits remaining after allocations to mandatory dividends and profits reserves. Under the Brazilian corporation law, any net profits remaining after allocations to mandatory dividends and profits reserves (as described below) must be distributed to preferred and common shareholders, observing the same preference described above in connection with mandatory dividends.

Profits Reserves

The Brazilian corporation law requires the allocation of 5% of the net profits to a statutory reserve (legal reserve), not to exceed 20% of the company’s paid-in capital, which may be used to absorb accumulated losses or increase capital. Other allocations may be made on a discretionary basis by the shareholders to the following reserves:

•	a contingency reserve, for an anticipated loss that is deemed probable in future years (provided that any amounts so allocated in a previous year must be reversed in the fiscal year in which such loss does not occur or charged off in the event the loss occurs);

•	an unrealized profits reserve, in an amount equal to the excess between mandatory dividends and the sum of the share of net equity earnings of affiliated companies and profits, gains and earnings in sales and services to be received after the end of the next succeeding fiscal year;

•	bylaws reserve, in the amount set forth in the bylaws (currently, TCP bylaws do not provide for such type of reserve); and

•	a retained profits reserve, for plant expansion and other capital investment projects, in an amount based on a capital expenditure budget previously approved by the shareholders (provided that if the budget is for a term greater than one year, it must be reviewed annually by the shareholders until the investment is completed).

Restrictions on the Distributions of Dividends and Allocations to Profits Reserves

Restrictions on Distributions of Dividends. TCP is permitted to suspend the payment of a mandatory dividend in respect of common shares if:

•	its board of directors reports to the annual shareholders’ meeting that the distribution would be incompatible with the financial circumstances of that company; and

•	the shareholders (after reviewing the opinion of the auditors’ council) ratify this conclusion at the shareholders’ meeting.

In this case:

•	the management must forward to the CVM, within five days of the shareholders’ meeting, an explanation for the suspension of the payment of the mandatory dividends; and

•	the amounts not distributed would be recorded as a special reserve and, if not absorbed by losses in subsequent fiscal years, be distributed as dividends as soon as the financial condition of the company permitted.

Restrictions on the Allocations to Profits Reserves. Under the Brazilian corporation law, allocations to the bylaws reserve and retained profits reserve may not hinder the payment of mandatory dividends. In addition, any excess of the sum of the profits reserves (other than contingency reserves and unrealized profits reserves) over total capital must be distributed as dividends.

The amounts available for distribution are determined on the basis of financial statements prepared in accordance with Brazilian accounting principles.

Payment of Dividends

TCP is required by the Brazilian corporation law and its bylaws to hold an annual shareholders’ meeting by April 30 of each year, at which an annual dividend may be declared by a decision of TCP’s shareholders on the recommendation of its board of directors. The payment of annual dividends in any given year is based on the financial statements prepared for the preceding fiscal year ending December 31. Under Brazilian corporation law, dividends must be paid on the date determined at a shareholders’ meeting or, in the absence of such determination, within 60 days as of the annual meeting date (and in any event within the same fiscal year in which such dividend was declared). A shareholder has a three-year period from the dividend payment date to claim dividends in respect of its shares, after which time unclaimed dividends revert to the company. Dividends are credited to the holder of record of TCP shares.

Voting Rights

Common Shareholders

Each TCP common share entitles the holder to one vote at shareholders’ meetings. TCP’s preferred shares ordinarily do not entitle their holders to vote except in the limited circumstances described below. Under the Brazilian corporation law, a shareholders’ meeting is required in order to:

•	amend the bylaws (including Article 136 Meetings, as defined below);

•	elect or discharge corporate officers and auditors at any time;

•	review the yearly accounts drawn up by the corporation’s officers and to decide on the financial statements presented by them;

•	authorize the issuance of debentures, except for debentures that are not convertible into shares and without guarantee;

•	suspend the rights of a shareholder;

•	approve the appraisal of assets contributed as capital by shareholders;

•	effect the corporation’s transformation, consolidation, incorporation and divestment, its dissolution and liquidation, to elect and discharge its liquidators, and to examine the liquidators’ accounts; and

•	authorize the officers to file for bankruptcy or request reorganization.

In the case of urgency, the filing for bankruptcy or the request for reorganization may be made by the officers, as agreed with the majority shareholder, if any, which officers must subsequently call a general meeting in order to vote on the matter. Such a meeting would be called by publication of a notice in the official gazette of the state of São Paulo and another Brazilian gazette determined by the shareholders at least 30 days prior to the meeting, but would not generally require any other form of notice.

Preferred Shareholders

Under the Brazilian corporation law, TCP’s preferred shares acquire full voting rights in the event the company fails for three consecutive fiscal years to pay the mandatory minimum dividend, and those voting rights will continue until such payment is made. In addition, in case minority preferred shareholders hold more than 10% of TCP’s total capital (or if they reach such percentage when added to the minority common shareholders, in case neither such preferred shareholders hold 10% of the total capital stock nor such common shareholders hold 15% of the total common shares on their own), such shareholders may appoint one board member and one alternate. In addition, minority preferred shareholders may appoint one audit council member (and one alternate). In case minority common shareholders hold more than 10% of TCP’s voting capital, such common shareholders may appoint one audit council member (and one alternate).

Because TCP did not pay the mandatory minimum dividends for the years ended December 31, 2001, 2002, 2003, as from the annual meeting held on March 27, 2004, holders of preferred shares began to have full voting rights. Holders of preferred shares will be able to exercise voting rights until TCP again pays minimum dividends. Once TCP again pays minimum dividends, those voting rights will cease.

Under the bylaws of TCP, preferred shareholders are entitled (a) to vote at any meeting to approve any long term agreement between TCP and its controlled entities, on the one side, and TCP’s controlling shareholders and their affiliates (or entities related to TCP) on the other, except in case the agreement contains standard provisions and (b) to vote at any meeting to approve any changes to the bylaws that would revoke such voting rights (and TCP’s bylaws provisions that require that an equitable treatment be confirmed by a third-party appraiser in any corporate reorganization transaction involving TCP and a controlled entity and a 30-day call notice be delivered with respect to any Article 136 Meeting (as defined below). In any circumstances in which holders of TCP’s preferred shares are entitled to vote, each preferred share will entitle its holder to one vote.

Meetings of Shareholders

Under the Brazilian corporation law, notice of a general or extraordinary shareholders’ meeting must be published in the state’s official gazette and another gazette determined by the shareholders at least 15 days before the scheduled date of the meeting (other than in the case of Article 136 Meetings, which require a 30-day advance notice).

According to the Brazilian corporation law, a general meeting of shareholders is necessary in order to change the rights of the holders of stock, except that a shareholder may not be deprived of the following rights, whether through a change in the bylaws or a shareholders’ meeting:

•	the right to participate in corporate profits;

•	the right to participate in the assets of the corporation in the case of liquidation;

•	the right to supervise the management of the corporate business as provided for in the Brazilian corporation law;

•	the right of first refusal in the subscription of shares, founders’ shares convertible into shares, debentures convertible into shares and subscription bonuses; and

•	the right to withdraw from the corporation as provided in the Brazilian corporation law.

Article 136 Meetings are required to:

•	change the preferences, advantages and conditions for the redemption or amortization of one or more classes of preferred shares or to create a more favored class;

•	reduce the minimum dividend;

•	approve the merger, amalgamation or spin-off of TCP;

•	participate in a group of companies;

•	change the company’s corporate purpose; and

•	suspend the liquidation of the company or in case of dissolution of the company.

On the first call, a meeting may be held only with a minimum quorum of one-fourth of the holders of voting shares. Extraordinary meetings whose objective is the amendment of the bylaws may be held on the first call only with minimum of two-thirds of the voting capital present. In addition, some decisions require the approval of a qualified quorum of at least one-half of the holders of voting shares.

If the quorum is not met on the first call, a second notice must be published at least eight days before the second meeting date (other than in the case of an Article 136 Meeting, which second notice must be published at least ten days prior to the second meeting). On a second call, a meeting may be held regardless of the number of voting shares represented.

The holders attending a general meeting must produce proof of their shareholder status, in accordance with the following rules:

•	upon request, an owner of a registered share must exhibit a document proving his or her identity; and

•	as a rule, an owner of a book entry share or of a share in custody must exhibit or deposit at the corporation, in addition to a document proving his identity, the corresponding proof produced by the financial institution.

A shareholder may be represented at a general meeting by a proxy appointed less than one year before, which must be a shareholder, a corporation officer, a lawyer or a financial institution. An investment fund must be represented by its investment fund officer.

Preemptive Rights

Each TCP shareholder has a general preemptive right to subscribe for shares in any capital increase in proportion to its holdings (other than in public issuance of shares or exchange offers for the acquisition of control of other companies). In the specific case of preferred shareholders, they will not have preemptive rights in connection with issuances of common shares by TCP in order to reduce the minimum number of non-voting shares to 50% of the total number of issued shares. When applicable, shareholders are given a minimum period of 30 days following the publication of a notice of a capital increase to exercise that right.

In the event of a capital increase that would maintain or increase the proportion of capital represented by TCP’s preferred shares, holders of preferred shares would have preemptive rights to subscribe only for newly issued preferred shares. In the event of a capital increase that would reduce the proportion of capital represented by TCP’s preferred shares, holders of preferred shares would have preemptive rights to subscribe for preferred shares in proportion to their holdings and to TCP’s common shares only to the extent necessary to prevent dilution of their interests, except as described in the preceding paragraph.

According to the Brazilian corporation law, shareholders must pay in full for the shares underwritten or acquired pursuant to the exercise of preemptive rights. Shareholders are not liable for future capital calls by TCP.

Redemption Rights

Under Brazilian corporation law, a dissenting shareholder (including a preferred or a common share-holder) may seek redemption of its shares if TCP’s general shareholders’ meeting decides to:

•	create a new class of preferred shares with rights superior to those of existing classes;

•	change any right the preferred shares carry, including their amortization or redemption rights (appraisal rights in this case are limited to the holders of shares of a class whose rights are negatively impacted by such change);

•	reduce the mandatory dividends;

•	change TCP’s corporate purpose;

•	approve (1) a merger (incorporação de ações) involving TCP, (2) a merger of TCP with and into another company, (3) an amalgamation of TCP with another company, (4) the acquisition of another company at a price that exceeds certain limits set forth in Brazilian corporation law, or (5) the participation in a group of companies, in each case provided that certain liquidity and dispersion standards are not met according to the Brazilian corporation law; and

•	approve a spin-off of TCP, if in connection with such transaction there is a reduction of minimum dividends, the company becomes part of a group of companies, or there is a change in the company’s corporate purposes (in this last case, except in case the entity receiving the company’s assets has a substantially identical corporate purpose).

The right to redemption lapses 30 days after publication of the minutes of the relevant extraordinary general shareholders’ meeting or, if the resolution requires the approval of the majority of TCP’s preferred shares affected by the resolution in a special meeting within 30 days from the publication of the minutes of that special meeting. TCP would be entitled to reconsider any action giving rise to redemption rights within ten days after the expiration of those rights if the redemption of shares of dissenting shareholders would jeopardize its financial stability.

TCP’s shares are redeemable at their book value, determined on the basis of the last annual balance sheet approved by the shareholders. If the shareholders’ meeting giving rise to redemption rights occurs more than 60 days after the date of the last annual balance sheet, a shareholder may demand that its shares be valued on the basis of a new balance sheet that is as of a date within 60 days of that shareholders’ meeting.

Rights to Share in the Event of Liquidation

A general meeting of shareholders may decide that, before completing any liquidation of TCP and after all creditors have been paid, TCP’s assets will be distributed to the shareholders as such assets are ascertained.

Form and Transfer

TCP’s shares are maintained in book-entry form with a custodian and transfer agent, Banco ABN AMRO Real, and the transfer of shares is effected by an entry made by the transfer agent on its books, debiting the share account of the seller and crediting the share account of the purchaser against presentation of a written order of the seller or judicial authorization or order in an appropriate document that remains in the possession of the transfer agent.

Transfers of shares by a foreign investor are made in the same way and executed by such investor’s local agent on the investor’s behalf, except that if the original investment was registered with the Banco Central do Brasil, or the Central Bank, under Brazilian regulations governing foreign investment in capital markets, the foreign investor should also seek amendment, if necessary, of the appropriate electronic registration through its local agent to reflect the new ownership.

The São Paulo Stock Exchange operates a central clearing system in which participating institutions have accounts. All shares placed into the system will be deposited in custody with the relevant stock exchange through a Brazilian institution authorized to operate by the Central Bank and having a clearing account with the relevant stock exchange. The fact that the shares are subject to custody with the relevant stock exchange will be reflected in the register of shareholders. Each participating shareholder will, in turn, be registered in the register of the beneficial shareholders to be maintained by the relevant stock exchange and will be treated in the same way as a registered shareholder.

Exchange Controls and Central Bank Registration

There are no restrictions on ownership or voting of preferred shares or common shares by individuals or legal entities domiciled outside of Brazil (other than, in the case of common shares, if they constitute a control stake of TCP).

The right to convert dividend or interest payments and proceeds from the sale of shares into foreign currency and to remit such amounts outside Brazil is subject to restrictions under foreign investment legislation that generally requires, among other things, that the relevant investments have been registered with the Central Bank and the CVM. These restrictions on the remittance of foreign capital abroad may hinder or prevent the holders of TCP’s shares, including the preferred shares underlying TCP’s ADSs, from converting dividends, distributions or the proceeds from any sale of these shares into U.S. dollars and remitting the U.S. dollars abroad. A non-Brazilian holder of shares may experience delays in effecting Central Bank registration, which may delay remittances abroad. This delay may adversely affect the amount in U.S. dollars received by the non-Brazilian holder.

There are three different mechanisms for effecting Central Bank registration, one that applies to holders of ADSs and two that apply to direct holders of TCP shares.

ADSs. The ADSs benefit from the certificate of foreign capital registration that permits The Bank of New York, as depositary, to convert dividends and other distributions with respect to preferred shares into foreign currency and to remit the proceeds abroad. Holders of ADSs who exchange their ADSs for preferred shares will then be entitled to rely on the depositary’s certificate of foreign capital registration for five business days from the date of exchange. Thereafter, they will not be able to remit non-Brazilian currency abroad unless they obtain the appropriate registration, either under Resolution 2,689 of the National Monetary Council and CVM Instruction 325, both as amended, or under Law No. 4,131/62, as described below.

Resolution 2,689. Investors residing outside Brazil, including institutional investors, are authorized to buy and sell equity instruments, including TCP shares, traded publicly in Brazil under Resolution 2,689 of the National Monetary Council and Instruction CVM 325. With certain limited exceptions, Resolution 2,689 investors are permitted to carry out any type of transaction in the Brazilian financial capital markets involving a security traded on a stock, future or organized over-the-counter market. Investments and remittances are made through the commercial rate exchange market. In order to become a Resolution 2,689 investor, an investor residing outside Brazil must appoint a representative in Brazil with powers to take actions relating to the investment, appoint an authorized custodian in Brazil for the investments, which must be a financial institution duly authorized by the Central Bank and the CVM and through its representative, register itself with the CVM and the investment with the Central Bank. If the holder is not registered under Resolution 2,689, it may be subject to a less favorable tax treatment. See “Part Five: The Merger—Material Tax Considerations—Brazilian Tax Considerations.”

Law No. 4,131/62. Direct investors residing outside Brazil may also request registration with the Central Bank under Law No. 4,131/62, which is used by certain investors who do not wish to trade their shares publicly. Registration under Law No. 4,131/62 of preferred shares that have been previously withdrawn from TCP’s ADS program is subject to the approval of the Central Bank.

Under current Brazilian legislation, the federal government may impose temporary restrictions on remittances of foreign capital abroad in the event of a serious imbalance or an anticipated serious imbalance of Brazil’s balance of payments. For approximately six months in 1989 and early 1990, the federal government froze all dividend and capital repatriations held by the Central Bank that were owed to foreign equity investors, in order to conserve Brazil’s foreign currency reserves. These amounts were subsequently released in accordance with federal government directives. The federal government may impose similar restrictions on foreign repatriations in the future.

The legislation and regulations described in this section “—Exchange Controls and Central Bank Registration” are the same as those that apply to TCO, TLE, TSD and Celular CRT securities.

Description of American Depositary Shares

Important Note: Celular CRT does not have an ADS program, and no holder of Celular CRT common shares or preferred shares will receive TCP ADSs.

Description of American Depositary Receipts in Respect of Preferred Shares

The following is a summary of the material provisions of the deposit agreement among TCP, the depositary, and the registered holders and beneficial owners from time to time of ADSs, pursuant to which the ADSs representing preferred shares are to be issued. This summary is subject to and qualified in its entirety by reference to the deposit agreement, including the form of ADRs attached thereto. The deposit agreement is an exhibit to this registration statement of which this prospectus is a part. Copies of the deposit agreement are available for inspection at the Corporate Trust Office of the depositary, currently located at 101 Barclay Street,

New York, NY 10286, and at the office of the custodian, Banco Itau S.A., currently located at Av. Engenheiro Armando de Arruda Pereira 707—9™ andar—Torre Eldoro Villela—Jabaquara—CEP 04344-902, São Paulo, Brazil, Attention: Superintendência de Serviços para o Mercado de Capitais. The depositary’s principal executive office is located at One Wall Street, New York, NY 10286.

American Depositary Receipts

ADRs evidencing ADSs are issuable under the deposit agreement. Each ADR is in registered form and evidences a specified number of ADS, each ADS representing 1 (one) preferred share, deposited with the custodian and registered in the name of the depositary or its nominee. We refer to those preferred shares, together with any additional preferred shares at any time deposited or deemed deposited under the deposit agreement and any and all other securities, cash and other property received by the depositary or the custodian in respect of those preferred shares and at such time held under the deposit agreement as the “deposited securities”. Only persons in whose names ADRs are registered on the books of the depositary are treated by the depositary as the owners of the ADRs.

Deposit, Transfer and Withdrawal

The bylaws of TCP provide that ownership of capital generally is evidenced only by a record of ownership maintained by TCP or an accredited intermediary, such as a bank, acting as a registrar for the shares. Currently, this function is performed by ABN Amro Real S.A. as registrar. Accordingly, all references to the deposit and delivery of the preferred shares refer only to book-entry transfers of the preferred shares in Brazil. All references to the deposit, surrender and delivery of the ADSs or the ADRs refer not only to the physical transfer of any certificates evidencing those ADSs but also to any book-entry transfers.

The preferred shares represented by ADSs were deposited pursuant to the deposit agreement by book-entry transfer to an account of the custodian and registered in the name of the custodian. The depositary is the holder of record on the books of the custodian of all those preferred shares.

The depositary has agreed, subject to the terms and conditions of the deposit agreement, that upon delivery (including by book-entry credit) to the custodian of the preferred shares (or evidence of rights to receive preferred shares) pursuant to appropriate instruments of transfer in a form satisfactory to the custodian and upon payment of the fees, charges and taxes provided in the deposit agreement, the depositary will execute and deliver at its Corporate Trust Office to, or upon the written order of, the person or persons named in the notice of the custodian delivered to the depositary or requested by the person depositing those preferred shares with the depositary, an ADR or ADRs registered in the name or names of such person or persons and evidencing any authorized number of ADSs requested by such person or persons.

Upon surrender at the Corporate Trust Office of the depositary of an ADR for the purpose of withdrawal of the deposited securities represented by the ADSs evidenced by that ADR and upon payment of the fees of the depositary, governmental charges and taxes provided in the deposit agreement, and subject to the terms and conditions of the deposit agreement, the bylaws of TCP, the deposited securities and applicable law, the owner of that ADR will be entitled to book-entry credit with the registrar together with physical delivery, to the owner or upon the owner’s order, as permitted by applicable law, of the amount of deposited securities at the time represented by the ADSs evidenced by that ADR. Any forwarding of share certificates, other securities, property, cash and other documents of title to the owner will be at the risk and expense of the owner.

Subject to the terms and conditions of the deposit agreement and any limitations that may be established by the depositary and unless requested by TCP to cease doing so, the depositary may execute and deliver ADRs before receipt of preferred shares (which we refer to as a “pre-release”), may deliver those preferred shares upon receipt and cancellation of ADRs that have been pre-released, whether or not the cancellation is before the termination of that pre-release or the depositary knows that the ADR has been pre-released, and may receive ADRs in lieu of preferred shares in satisfaction of a pre-release.

Each pre-release must be:

•	preceded or accompanied by a written representation and agreement from the person to whom the ADRs are to be delivered that the pre-release or its customer (1) owns the preferred shares or ADRs to be remitted, (2) assigns all beneficial right, title and interest in those preferred shares or ADRs to the depositary for the benefit of the owners and (3) agrees to hold those preferred shares or ADRs for the account of the depositary until their delivery upon the depositary’s request;

•	at all times fully collateralized with cash or U.S. government securities;

•	terminable by the depositary on not more than five business days’ notice; and

•	subject to such further indemnities and credit regulations as the depositary deems appropriate.

The depositary will set limits on pre-release transactions to be entered into hereunder with any particular person on a case by case basis as the depositary deems appropriate. The collateral referred to in the second bullet point above will be held by the depositary for the benefit of the owner as security for the performance of the person to whom ADRs are to be delivered of its obligations to the depositary in connection with a pre-release transaction, including that person’s obligation to deliver preferred shares or ADRs upon termination of a pre-release transaction.

The depositary will also limit the number of ADRs involved in pre-release transactions so that preferred shares not deposited but represented by ADSs outstanding at any time as a result of pre-releases will not exceed 30% of the ADSs outstanding (without giving effect to ADSs evidenced by ADRs outstanding as a result of the pre-release), but the depositary reserves the right to disregard that limit from time to time as it deems appropriate and may, with the prior written consent of TCP, change that limit for purposes of general application. The depositary may retain for its own account any compensation received by it in connection with the foregoing. Neither TCP nor the custodian will incur any liability to owners of ADRs as a result of these transactions.

Dividends, Other Distributions and Rights

The depositary is required to convert into U.S. dollars, as promptly as practicable and, in any event, within one business day of receipt, all cash dividends or other distributions, net proceeds from the sale of securities, property or rights denominated in any currency other than U.S. dollars that it receives in respect of the deposited securities if permitted under applicable laws and the depositary determines that the conversion into U.S. dollars and transfer to the United States can be effected on a reasonable basis. If at the time of conversion, the resulting U.S. dollars can, pursuant to applicable law, be transferred out of Brazil for distribution, the depositary will as promptly as practicable distribute the amount received to the owner entitled thereto in proportion to the number of ADSs evidenced by that owner’s ADRs without regard to any distinctions among owners on account of exchange restrictions or otherwise. The amount distributed will be reduced by any amounts to be withheld by TCP, the depositary or the custodian, including amounts on account of any applicable taxes and certain other expenses.

If conversion, transfer or distribution can be effected only with the approval or license of any government or agency thereof, the depositary will file as promptly as practicable an application for approval or license. However, the depositary will be entitled to rely upon Brazilian counsel in such matters, which counsel will be instructed to act as promptly as possible. If, pursuant to applicable law, any foreign currency received by the depositary or the custodian cannot be converted to U.S. dollars, or if any approval or license of any government or agency thereof that is required for the conversion is denied or, in the opinion of the depositary, cannot be promptly obtained at a reasonable cost, the depositary will, (1) as to the portion of the foreign currency that is convertible into U.S. dollars, make the conversion and, if permitted by applicable law, transfer the U.S. dollars to the United States and distribute them to the owners entitled thereto or, to the extent that the transfer is not permitted, hold such U.S. dollars for the benefit of the owners entitled thereto, uninvested and without liability for interest thereon and (2) as to the nonconvertible balance, if any, if requested in writing by an owner, distribute or cause the custodian to distribute the foreign currency (or an appropriate document evidencing the right to receive the foreign currency) received by the depositary or the custodian to that owner, and the depositary will hold or will cause the custodian to hold any amounts of nonconvertible foreign currency not distributed uninvested and without liability for the interest thereon for the respective accounts of the owners entitled to receive those amounts.

If TCP declares a dividend in, or free distribution of, additional preferred shares with respect to the preferred shares represented by the ADSs, the depositary may, or will if TCP so requests, distribute as promptly as practicable to the owners of outstanding ADRs entitled thereto, in proportion to the number of ADSs evidenced by their ADRs, additional ADRs evidencing an aggregate number of ADSs that represents the number of preferred shares received as that dividend or free distribution, subject to the terms and conditions of the deposit agreement including the withholding of any tax or other governmental charge and the payment of fees of the depositary.

The depositary may withhold any such distribution of ADRs if it has not received satisfactory assurances from TCP that the distribution does not require registration under the Securities Act or is exempt from registration under the provisions of the Securities Act. In lieu of delivering ADRs for fractional ADSs in the event of any dividend or free distribution, the depositary will sell the amount of preferred shares represented by the aggregate of those fractions and distribute the net proceeds in accordance with the deposit agreement. If additional ADRs are not so distributed, each ADSs will thereafter also represent the additional preferred shares distributed upon the deposited securities represented thereby.

If TCP offers, or causes to be offered, to the holders of preferred shares any rights to subscribe for additional preferred shares or any rights of any other nature, the depositary, after consultation with TCP, will have discretion as to the procedure to be followed in making such rights available to owners or in disposing of those rights for the benefit of the owners and making the net proceeds available to the owners. If, by the terms of that rights offering or for any other reason, it would be unlawful for the depositary to either make the rights available to any owners or dispose of the rights and make the net proceeds available to those owners, then the depositary will allow the rights to lapse. If at the time of the offering of any rights, the depositary determines in its discretion that it is lawful and feasible to make the rights available to all or certain owners, the depositary may, and at the request of TCP will, distribute to any owners to whom it determines the distribution to be lawful and feasible, in proportion to the number of ADSs held by those owners, warrants or other instruments therefor in such form as it deems appropriate.

If the depositary determines that it is not lawful or feasible to make such rights available to all or certain owners, it may, and at the request of TCP, will use its best efforts that are reasonable under the circumstances to sell the rights, warrants or other instruments in proportion to the number of ADSs held by the owners to whom it has determined it may not lawfully or feasibly make such rights available, and allocate the net proceeds of those sales for the account of those owners otherwise entitled to such rights, warrants or other instruments or an averaged or other practical basis without regard to any distinctions among the owners because of exchange restrictions or the date of delivery of any ADR or ADRs or otherwise. The depositary will not be responsible for any failure to determine that it may be lawful or feasible to make those rights available to owners in general or any owner or owners in particular.

In circumstances in which rights would not otherwise be distributed, if an owner requests the distribution of warrants or other instruments in order to exercise the rights allocable to the ADSs of that owner, the depositary will promptly make such rights available to that owner upon written notice from TCP to the depositary that (1) TCP has elected in its sole discretion to permit the rights to be exercised and (2) the owner has executed such documents as TCP has determined in its sole discretion are reasonably required under applicable law. Upon instruction pursuant to those warrants or other instruments to the depositary from that owner to exercise such rights, upon payment by that owner to the depositary for the account of the owner of an amount equal to the purchase price of the preferred shares to be received in exercise of the rights, and upon payment of the fees of the depositary as set forth in those warrants or other instruments, the depositary will, on behalf of that owner, exercise the rights and purchase the preferred shares, and TCP will cause the preferred shares so purchased to be delivered to the depositary on behalf of that owner. As agent for that owner, the depositary will cause the preferred shares so purchased to be deposited, and will execute and deliver ADRs to that owner pursuant to the deposit agreement. Such a disposal of rights may reduce the owners’ proportionate equity interest in TCP.

The depositary will not offer rights to owners having an address of record in the United States unless a registration statement under the Securities Act is in effect with respect to those rights and the securities to which the rights relate or unless the offering and sale thereof to those owners are exempt from registration under the Securities Act. However, TCP will have no obligation to file a registration statement under the Securities Act to make available to owners any right to subscribe for or to purchase any of the securities.

Whenever the depositary receives any distribution other than cash, preferred shares or rights in respect of the deposited securities, the depositary will, as promptly as practicable, cause the securities or property received by it to be distributed to the owners entitled thereto, after deduction or upon payment of any fees and expenses of the depositary or any taxes or other governmental charges, in proportion to their holdings, respectively, in any manner that the depositary may deem equitable and practicable for accomplishing such distribution. However, if in the opinion of the depositary that distribution cannot be made proportionately among the owners entitled thereto, or if for any other reason (including, but not limited to, any requirement that TCP or the depositary withhold an amount on account of taxes or other governmental charges or that the securities must be registered under the Securities Act, in order to be distributed to owners) the depositary deems the distribution not to be feasible, the depositary may, after consultation with TCP, adopt such method as it may deem equitable and practicable for the purpose of effecting the distribution, including, but not limited to, the public or private sale of the securities or property received, or any part thereof, and the net proceeds of any such sale (net of the fees and expenses of the depositary) will be distributed by the depositary to the owners entitled thereto as in the case of a distribution received in cash.

In connection with any distribution to owners, TCP will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld by TCP and owing to that authority or agency by TCP; and the depositary and the custodian will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency by the depositary or custodian. If the depositary determines that any distribution of property other than cash (including preferred shares and rights to subscribe therefor) is subject to any tax or governmental charge that the depositary is obligated to withhold, the depositary may, by public or private sale, dispose of all or a portion of such property in the amounts and in manner as the depositary deems necessary and practicable to pay those taxes or governmental charges, and the depositary will distribute the net proceeds of any such sale or the balance of any such property after deduction of such taxes or governmental charges to the owners entitled thereto in proportion to the number of ADSs held by them, respectively.

Upon any change in nominal or par value, or split-up, consolidation or any other reclassification of deposited securities, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting TCP or to which it is a party, any preferred shares or other securities that will be received by the depositary or the custodian in exchange for, in conversion of, or in respect of deposited securities will be treated as new deposited securities under the deposit agreement, and ADSs will thenceforth represent, in addition to the existing deposited securities, the right to receive the new deposited securities so received in exchange or conversion, unless additional ADRs are delivered pursuant to the following sentence. In any such case the depositary may, and will if TCP so requests, execute and deliver additional ADRs as in the case of a distribution in preferred shares, or call for the surrender of outstanding ADRs to be exchanged for new ADRs specifically describing the new deposited securities.

Record Dates

Whenever any cash dividend or other cash distribution becomes payable, or whenever any distribution other than cash is made, or whenever rights are issued with respect to the deposited securities, or whenever for any reason the depositary causes a change in the number of preferred shares that are represented by each ADSs or whenever the depositary receives notice of any meeting of holders of preferred shares or other deposited securities, or whenever the depositary shall find it necessary or convenient, the depositary will fix a record date, which date shall, to the extent practicable, be either the same date as the record date fixed by TCP or, if different from the record date fixed by TCP, fixed after consultation with TCP, (1) for the determination of the owners who will be entitled to receive that dividend, distribution of rights or the net proceeds of the sale thereof or entitled to give instructions for the exercise of voting rights at any such meeting, or (2) on or after which such ADSs will represent the changed number of preferred shares, all subject to the provisions of the deposit agreement.

Voting of the Deposited Securities

Preferred shares do not entitle their holders to vote on any matter presented to a vote of shareholders of TCP except as set forth under “—Description of TCP Capital Stock—Voting Rights—Preferred Share-holders,” which subsection is hereby incorporated by reference herein. Under those circumstances and if, in the future, the terms of the preferred shares are revised or amended to provide for voting rights, or if the preferred shares obtain voting rights pursuant to the Brazilian corporation law or any change in any other laws, rules, or regulations applicable to those shares or through any change in interpretation of those laws, the following will apply.

As soon as practicable after receipt of notice of any meeting or solicitation of consents or proxies of holders of preferred shares or other deposited securities, if requested in writing by TCP, the depositary will mail to all owners a notice, the form of which notice will be in the sole discretion of the depositary, containing:

•	the information included in the notice of meeting received by the depositary from TCP (or a summary in English of the notice of the meeting);

•	a statement that the owners as of the close of business on a specified record date will be entitled, subject to any applicable provision of Brazilian law, the bylaws and the provisions of the deposited securities, to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the preferred shares or other deposited securities represented by their respective ADSs; and

•	a statement as to the manner in which such instructions may be given, including an express indication that instructions may be given or deemed given in accordance with the last sentence of the next paragraph, if no instruction is received, to the depositary to give a discretionary proxy to a person designated by TCP.

Upon the written request of an owner on the record date received on or before the date established by the depositary for that purpose, the depositary will endeavor, insofar as practicable, to vote or cause to be voted the amount of preferred shares or other deposited securities represented by the ADSs evidenced by such ADRs in accordance with the instructions set forth in such request. The depositary may not itself exercise any voting discretion over any preferred shares. If the depositary does not receive instructions from an owner on or before the date established by the depositary for that purpose, the depositary will deem that owner to have instructed the depositary to give a discretionary proxy to a person designated by TCP to vote the underlying preferred shares, provided that no such discretionary proxy will be given with respect to any matter as to which TCP informs the depositary that (1) TCP does not wish such proxy given, (2) substantial opposition exists or (3) the rights of holders of preferred shares will be materially and adversely affected. Under Brazilian law, the depositary may vote the preferred shares or other deposited securities represented by ADSs and evidenced by ADRs in accordance with the instructions of the owners even if those instructions differ among those owners.

Owners are not entitled to attend meetings of shareholders. An owner wishing to do so must cancel its ADRs and obtain delivery of the underlying shares, registered in the name of that owner, before the record date for attendance at the meeting.

Reports and Other Communications

The depositary will make available for inspection by owners at its Corporate Trust Office any reports and communications, including any proxy soliciting materials, received from TCP, which are both (1) received by the depositary as the holder of the deposited securities and (2) made generally available to holders of those deposited securities by TCP. The depositary will also send to owners copies of those reports when furnished by TCP pursuant to the deposit agreement. Any reports and communications furnished to the depositary by TCP will be furnished in English to the extent that those materials are required to be translated into English pursuant to any regulations of the U.S. Securities and Exchange Commission, or the SEC.

Amendment and Termination of the Deposit Agreement

The form of the ADRs and any provision of the deposit agreement may at any time and from time to time be amended by agreement between TCP and the depositary in any respect that they may deem necessary or desirable. Any amendment that imposes or increases any fees or charges (other than taxes and other governmental charges, registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or that otherwise prejudices any substantial existing rights of owners, will not take effect as to the outstanding ADRs until the expiration of 30 days after notice of that amendment has been given to the owners of outstanding ADRs. Every owner and beneficial owner at the time that amendment becomes effective will be deemed, by continuing to hold that ADR, to consent and agree to the amendment and to be bound by the deposit agreement as amended thereby. In no event will any amendment impair the right of any owner to surrender its ADR and receive the preferred shares and other property represented thereby, except to comply with mandatory provisions of applicable law.

The depositary will at any time at the direction of TCP terminate the deposit agreement by mailing a notice of termination to the owners then outstanding at least 30 days before the date fixed in the notice for termination. The depositary may likewise terminate the deposit agreement by mailing a notice of termination to TCP and the owners, if at any time after 60 days have expired after the depositary has delivered written notice of its election to resign to TCP, a successor depositary has not been appointed and accepted its appointment in accordance with the terms of the deposit agreement. If any ADRs remain outstanding after the date of termination, the depositary thereafter will discontinue the registration of transfer of ADRs, will suspend the distribution of dividends to the holders thereof and will not give any further notices or perform any further acts under the deposit agreement, except for (1) the collection of dividends and other distributions pertaining to the deposited securities, (2) the sale of rights and other property and (3) the delivery of preferred shares, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for surrendered ADRs (after deducting, in each case, the fees of the depositary for the surrender of an ADR and other expenses set forth in the deposit agreement and any applicable taxes or governmental charges).

At any time after the expiration of one year from the date of termination, the depositary may sell the deposited securities then held thereunder and hold uninvested the net proceeds of the sale, together with any other cash, unsegregated and without liability for interest, for the pro rata benefit of the owners that have not theretofore surrendered their ADRs. Those owners will then become general creditors of the depositary with respect to those net proceeds. After making such a sale, the depositary will be discharged from all obligations under the deposit agreement, except to account for net proceeds and other cash (after deducting, in each case, the fee of the depositary and other expenses set forth in the deposit agreement for the surrender of an ADR and any applicable taxes or other governmental charges) and certain indemnification obligations. Upon termination of the deposit agreement, TCP will also be discharged from all obligations thereunder, except for certain obligations to the depositary.

Charges of Depositary

The depositary will charge (to the extent permitted by applicable law) any party depositing or withdrawing preferred shares or any party surrendering ADRs or to whom ADRs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by TCP or an exchange of stock regarding the ADRs or deposited securities or a distribution of ADRs pursuant to the deposit agreement), whichever is applicable:

•	taxes and other governmental charges;

•	any registration fees that may from time to time be in effect for the registration of transfers of preferred shares generally on the register of TCP or the registrar and applicable to transfers of preferred shares to the name of the depositary or its nominee or the custodian or its nominee on the making of deposits or withdrawals under the deposit agreement;

•	cable, telex and facsimile transmission expenses expressly provided in the deposit agreement to be at the expense of owners or persons depositing preferred shares;

•	expenses incurred by the depositary in the conversion of foreign currency pursuant to the deposit agreement;

•	a fee not in excess of $5.00 per 100 ADSs (or portion thereof) for the execution and delivery of ADRs pursuant to the deposit agreement and the surrender of ADRs pursuant to the deposit agreement;

•	a fee for the distribution of proceeds of sales of securities or rights pursuant to the deposit agreement.

The fee described in the last bullet point may be deducted from such proceeds and will be in an amount equal to the lesser of (1) the fee for issuance of ADSs referred to above that would have been charged as a result of the deposit of those securities (for purposes of this sentence treating all such securities as if they were preferred shares) or preferred shares received in exercise of rights distributed to them pursuant to the deposit agreement, but which securities or rights are instead sold by the depositary and the net proceeds distributed and (2) the amount of those proceeds.

The depositary, pursuant to the deposit agreement, may own and deal in any class of securities of TCP and its affiliates and in ADRs.

Liability of Owners or Beneficial Owners for Taxes or Other Charges

If any tax or other governmental charge becomes payable by the custodian, the depositary or its nominee with respect to any ADR or any deposited securities represented by the ADSs evidenced by that ADR, that tax or other governmental charge will be payable by the owner or beneficial owner of ADR. The depositary may refuse to effect registration of transfer of the ADR or any split-up or combination thereof or any withdrawal of deposited securities underlying such ADR until that payment is made and may withhold any dividends or other distributions or may sell for the account of that owner or beneficial owner any part or all of the deposited securities underlying that ADR and may apply such dividends or distributions or the proceeds of any such sale in payment of any such tax or other governmental charge (and any taxes or expenses arising out of such sale) and the owner or beneficial owner of such ADR will remain liable for any deficiency.

Limitation on Execution, Delivery, Transfer and Surrender of ADRs

The ADRs are transferable on the books of the depositary, provided that the depositary may close the transfer books after consultation with TCP to the extent practicable at any time or from time to time when deemed expedient by it in connection with the performance of its duties or at the request of TCP.

As a condition precedent to the execution and delivery, registration of transfer, split-up, combination or surrender of any ADR, the delivery of any distribution thereon or the withdrawal of deposited securities, the depositary, TCP, the custodian or the registrar may require payment from the depositor of preferred shares or the presenter of the ADR of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto (including any such tax, charge or fee with respect to preferred shares being deposited or withdrawn) and payment of any other applicable fees provided for in the deposit agreement. The depositary may refuse to deliver ADRs, register the transfer of any ADR or make any distribution of, or related to, the preferred shares until it has received such proof of citizenship, residence, exchange control approval, compliance with all applicable laws or regulations or other information as it may reasonably deem necessary or proper. The delivery, transfer, registration of transfer, split-up, combination and surrender of ADRs generally may be suspended or refused during any period when the transfer books of the depositary, TCP or the registrar are closed or if any such action is deemed necessary or advisable by the depositary or TCP, at any time or from time to time.

The depositary will keep books, at its Corporate Trust Office, for the registration and transfer of ADRs, which at all reasonable times will be open for inspection by the owners, provided that inspection will not be for the purpose of communicating with owners in the interest of a business or object other than the business of TCP or a matter related to the deposit agreement or the ADRs.

The depositary may upon notice to TCP appoint one or more co-transfer agents reasonably acceptable to TCP for the purpose of effecting transfers, combinations and split-ups of ADRs at designated transfer offices on behalf of the depositary. In carrying out its functions, a co-transfer agent may require evidence of authority and compliance with applicable laws and other requirements by owners or persons entitled to ADRs and will be entitled to protection and indemnity to the same extent as the depositary.

Limitation of Liability

Neither the depositary nor TCP nor any of their respective directors, employees, agents or affiliates will be liable to any owners or beneficial owners of ADRs if by reason of any provision of any present or future law or regulation of the United States, Brazil or any other country, or of any other governmental or regulatory authority or stock exchange, or by reason of any provision, present or future, of the bylaws, or by reason of any act of God or war or other circumstance beyond its control, the depositary or TCP or any of their respective directors, employees, agents, or affiliates is prevented, delayed or forbidden from, or is subject to any civil or criminal penalty on account of, doing or performing any act or thing which by terms of the deposit agreement it is provided will be done or performed; nor will the depositary or TCP incur any liability to any owner or beneficial owner of any ADR by reason of any nonperformance or delay, caused as aforesaid, in the performance of any act or thing which by the terms of the deposit agreement it is provided will or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for under the deposit agreement. Where, by the terms of a distribution or an offering pursuant to the deposit agreement, or for any other reason, the depositary is prevented or prohibited from making such distribution or offering available to owners, and the depositary is prevented or prohibited from making such distribution or offering on behalf of such owners and making the net proceeds available to such owners, then the depositary, after consultation with TCP, will not make that distribution or offering, and will allow the rights, if applicable, to lapse.

TCP and the depositary assume no obligation, nor will they be subject to any liability, under the deposit agreement to owners or beneficial owners of ADRs, except that they agree to perform their respective obligations specifically set forth under the deposit agreement without negligence or bad faith.

Governing Law

The deposit agreement is governed by the laws of the State of New York.

PART SEVEN—ADDITIONAL INFORMATION FOR SHAREHOLDERS

Where You Can Find More Information

We have filed with the SEC a registration statement on Form F-4 to register under the Securities Act the common shares and preferred shares of TCP to be received in the merger by holders of common shares and preferred shares, respectively, of TCO, TLE, TSD and Celular CRT residing in the United States, and the ADSs of TCP to be received by holders of TCO, TLE and TSD ADSs. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and our common shares, preferred shares and ADSs, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement.

TCP, TCO, TLE and TSD file annual reports on Form 20-F and furnish reports on Form 6-K to the SEC under the rules and regulations that apply to foreign private issuers. As foreign private issuers, TCP, TCO, TLE and TSD and their respective shareholders are exempt from some of the reporting requirements of the Exchange Act, including the proxy solicitation rules, the rules regarding the furnishing of annual reports to stockholders and Section 16 short-swing profit reporting for their officers, directors and holders of more than 10% of their shares. You may read and copy any materials filed with the SEC at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC. Celular CRT is not subject to the reporting requirements of the Exchange Act.

TCP, TCO, TLE, TSD and Celular CRT maintain an internet site at www.vivo.com.br. However, information contained on that internet site is not incorporated by reference in this prospectus. You may also read reports and other information about TCP, TCO, TLE and TSD at the offices of the New York Stock Exchange located at 20 Broad Street, New York, New York 10005. Celular CRT does not have securities listed on the New York Stock Exchange.

TCP, TCO, TLE and TSD provide annual reports in English to The Bank of New York, as depositary under the deposit agreements relating to their respective ADR programs. TCP, TCO, TLE and TSD also furnish to the depositary in English all notices of meetings of holders of preferred shares and other reports and communications that are made generally available to holders of preferred shares. Upon written request of TCP, TCO, TLE or TSD, as the case may be, the depositary will mail to all holders of ADSs a notice containing the information (or a summary of the information) contained in any notice of a shareholders’ meeting received by the depositary and make available to all holders of ADSs those notices and all other reports and communications received by the depositary in the same manner as TCP, TCO, TLE and TSD make these available to holders of preferred shares. Celular CRT does not have an ADS program.

Incorporation by Reference

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document that we or TCO have filed previously with the SEC. The information incorporated by reference is considered to be part of this prospectus, and certain later information that we or TCO file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

•	TCP’s Annual Report on Form 20-F for the Fiscal Year Ended December 31, 2004, filed with the SEC on April 15, 2005 (File No. 333-09470), including the financial statements and the audit report thereon included in that Annual Report;

•	TCP’s Report on Form 6-K filed on April 1, 2005 (File No. 1-14493); TCP’s Report on Form 6-K filed on May 12, 2005 (File No. 1-14493); TCP’s Report on Form 6-K filed on June 30, 2005 (File No. 1-14493); TCP’s Report on Form 6-K filed on July 1, 2005 (File No. 1-14493); TCP’s Report on Form 6-K filed on August 17, 2005 (File No. 1-14493);

•	TCO’s Annual Report on Form 20-F for the Fiscal Year Ended December 31, 2004, filed with the SEC on April 15, 2005 (File No. 001-14489), including the financial statements and the audit report thereon included in that Annual Report;

•	TCO’s Report on Form 6-K filed on March 30, 2005 (File No. 1-14489); TCO’s Report on Form 6-K filed on April 5, 2005 (File No. 1-14489); TCO’s Report on Form 6-K filed on May 11, 2005 (File No. 1-14489); TCO’s Report on Form 6-K filed on May 12, 2005 (File No. 1-14489); TCO’s Report on Form 6-K filed on June 30, 2005 (File No. 1-14489); TCO’s Report on Form 6-K filed on August 2, 2005 (File No. 1-14489); TCO’s Report on Form 6-K filed on September 8, 2005 (File No. 1-14489);

•	the description of preferred shares and the description of ADRs evidencing ADSs set forth under the caption “Item 14. Description of Securities to Be Registered” in TCP’s registration statement on Form 20-F (File No. 333-09470) filed with the SEC on September 18, 1998, as amended by TCP’s Form 20-F/A filed on November 2, 1998 (and we note that the ratio of ADSs to preferred shares is currently one to one);

•	the Protocol of Merger of Shares and Merger of Companies and Instrument of Justification among Telesp Celular Participações S.A., Tele Centro Oeste Celular Participações S.A., Tele Sudeste Celular Participações S.A., Tele Leste Celular Participações S.A. and Celular CRT Participações S.A., dated December 4, 2005, incorporated by reference to the Form 6-K of Telesp Celular Participações S.A. filed on December 6, 2005; and

•	any future filings on Form 20-F by TCP or TCO made with the SEC under the Exchange Act after the date of this prospectus and prior to the completion of the merger and any future filings on Form 6-K by TCP or TCO during such period that are identified in such forms as being incorporated by reference into this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request at no cost, a copy of any and all of the information that has been incorporated by reference in this prospectus and that has not been delivered with this prospectus by contacting us, TCO, TLE, TSD or Celular CRT at the following street address, telephone number or e-mail address:

Telesp Celular Participações S.A.	Celular CRT Participações S.A.
Av. Roque Petroni Júnior, 1464—Morumbi	Av. Roque Petroni Júnior, 1464—Morumbi
4º Andar—Lado “A”	4º Andar—Lado “A”
04707-000—São Paulo, SP	04707-000—São Paulo, SP
Brazil	Brazil
Telephone: 011-55-11-5105-2276	Telephone: 011-55-11-5105-2276
email: vsm@vivo.com.br	email: vsm@vivo.com.br

Tele Centro Oeste Celular Participações S.A.	Tele Leste Celular Participações S.A.
Av. Roque Petroni Júnior, 1464—Morumbi	Av. Roque Petroni Júnior, 1464—Morumbi
4º Andar—Lado “A”	4º Andar—Lado “A”
04707-000—São Paulo, SP	04707-000—São Paulo, SP
Brazil	Brazil
Telephone: 011-55-11-5105-2276	Telephone: 011-55-11-5105-2276
email: vsm@vivo.com.br	email: vsm@vivo.com.br

Tele Sudeste Celular Participações S.A.

Av. Roque Petroni Júnior, 1464—Morumbi

4º Andar—Lado “A”

04707-000—São Paulo, SP

Brazil

Telephone: 011-55-11-5105-2276

email: vsm@vivo.com.br

If you are a holder of ADSs, you may also contact:

The Bank of New York

101 Barclay Street

New York, NY 10286

Telephone: 1-888-BNY-ADRS

Enforceability of Civil Liabilities Under U.S. Securities Laws

We have been advised by our Brazilian counsel, Machado, Meyer, Sendacz e Opice Advogados, that a judgment of a U.S. court for civil liabilities predicated upon the federal securities laws of the United States, subject to certain requirements described below, may be enforced in Brazil. A judgment against TCP, TCO, TLE, TSD or Celular CRT, their respective directors and certain of their respective officers and advisors or any such person would be enforceable in Brazil without reconsideration of the merits upon confirmation of that judgment by the Brazilian Superior Court of Justice. That confirmation generally will occur if the foreign judgment:

•	fulfills all formalities required for its enforceability under the laws of the country where the foreign judgment is granted;

•	is issued by a competent court after proper service of process is made in accordance with Brazilian legislation;

•	is not subject to appeal;

•	is authenticated by a Brazilian consular office in the country where the foreign judgment is issued and is accompanied by a sworn translation into Portuguese; and

•	is not contrary to Brazilian national sovereignty or public policy or “good morals.”

However, you cannot be certain that this confirmation will be obtained or that it will be obtained in a timely manner. In addition, you cannot be certain that a Brazilian court would enforce a monetary judgment for violations of U.S. securities laws.

We have been further advised by Machado, Meyer, Sendacz e Opice Advogados that original actions predicated on the federal securities laws of the United States may be brought in Brazilian courts and that Brazilian courts may enforce civil liabilities in such actions against each of TCP, TCO, TLE, TSD and Celular CRT, its directors and certain of its officers and advisors.

A plaintiff, whether Brazilian or non-Brazilian, who resides outside Brazil during the course of litigation in Brazil must provide a bond to guarantee court costs and legal fees if the plaintiff owns no real property in Brazil that may ensure such payment. This bond must have a value sufficient to satisfy the payment of court fees and defendant’s attorney’s fees, as determined by the Brazilian judge, except in the case of the enforcement of foreign judgments that have been duly confirmed by the Brazilian Superior Court of Justice.

PART EIGHT—LEGAL AND REGULATORY MATTERS

General

We are not aware of any of the following:

•	any governmental license or regulatory permit that appears to be material to the businesses of TCP, TCO, TLE, TSD or Celular CRT that might be adversely affected by the merger;

•	except as described below, any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for the completion of the merger; or

•	any consent, waiver or other approval that would be required as a result of or in connection with the merger, including but not limited to, any consents or other approvals under any licenses, concessions, permits and agreements to which any of TCP, TCO, TLE, TSD or Celular CRT is a party that have not been obtained.

The approval of the merger by the CVM is not a condition to the merger. See “Part Three: Risk Factors— Risks Relating to the Brazilian Telecommunications Industry and the Business—The CVM, the Brazilian securities regulator, may suspend for up to 15 days the shareholders’ meetings scheduled to approve the merger.”

The approval of the NYSE of the listing of the ADSs of TCP to be delivered in connection with the merger, for which we will apply, must be obtained for such shares to be traded by the holders thereof. However, this approval is not a condition to the completion of the merger.

Should any such approval or other action be required, we currently contemplate that such approval will be sought or such action will be taken, as the case may be.

We are unable to predict whether it may be necessary to delay the completion of the merger pending the outcome of any approval or other action. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions. In addition, we cannot assure you that if the approvals were not obtained or other actions were not taken, adverse consequences might not result to the businesses of the operating companies.

Legal Matters

We will receive an opinion from Machado, Meyer, Sendacz e Opice Advogados with respect to the validity of the common shares and preferred shares of TCP to be issued in connection with the merger.

Experts

The financial statements of TCP as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, included in this prospectus have been audited by Deloitte Touche Tohmatsu Auditores Independentes, an independent registered public accounting firm, as stated in their report, which is included and incorporated by reference herein (which report expresses an unqualified opinion and includes explanatory paragraphs related to the difference between accounting practices adopted in Brazil and accounting principles generally accepted in the United States of America, the presentation of the consolidated statements of cash flows and the change in accounting for sales of prepaid cellular minutes under accounting practices adopted in Brazil in 2003), and has been so included and incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of TCO as of December 31, 2004 and 2003, and for the years then ended, included in this prospectus have been audited by Deloitte Touche Tohmatsu Auditores Independentes, an independent registered public accounting firm, as stated in their report, which is included and incorporated by reference herein (which report expresses an unqualified opinion related to the difference between accounting practices adopted in

Brazil and accounting principles generally accepted in the United States of America, the presentation of the consolidated statements of cash flows and the change in accounting for sales of prepaid cellular minutes under accounting practices adopted in Brazil in 2003) and includes explanatory paragraphs related to the difference between accounting practices adopted in Brazil and accounting principles generally accepted in the United States of America, the presentation of the consolidated statements of cash flows and the change in basis of presentation from the Constant Currency Method to the Brazilian Corporate Law Method in 2003), and has been so included and incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of TCO for the year ended December 31, 2002 included in this prospectus have been audited by Ernst & Young Auditores Independentes S.S., independent accountants, as set forth in their report thereon included therein. Such consolidated financial statements are included in this prospectus in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of TLE as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, included in this prospectus have been audited by Deloitte Touche Tohmatsu Auditores Independentes, an independent registered public accounting firm, as stated in their report, which is included and incorporated by reference herein (which report expresses an unqualified opinion and includes explanatory paragraphs related to the difference between accounting practices adopted in Brazil and accounting principles generally accepted in the United States of America, the presentation of the consolidated statements of cash flows and the change in basis of presentation from the Constant Currency Method to the Brazilian Corporate Law Method in 2003), and has been so included and incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of TSD as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, included in this prospectus have been audited by Deloitte Touche Tohmatsu Auditores Independentes, an independent registered public accounting firm, as stated in their report, which is included and incorporated by reference herein (which report expresses an unqualified opinion and includes explanatory paragraphs related to the difference between accounting practices adopted in Brazil and accounting principles generally accepted in the United States of America, the presentation of the consolidated statements of cash flows and the change in basis of presentation from the Constant Currency Method to the Brazilian Corporate Law Method in 2003), and has been so included and incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Celular CRT as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, included in this prospectus have been audited by Deloitte Touche Tohmatsu Auditores Independentes, an independent registered public accounting firm, as stated in their report, which is included and incorporated by reference herein (which report expresses an unqualified opinion and includes explanatory paragraphs related to the difference between accounting practices adopted in Brazil and accounting principles generally accepted in the United States of America and the presentation of the consolidated statements of cash flows), and have been so included and incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Neither the independent auditors of TCP, TCO, TLE, TSD and Celular CRT, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information used to prepare the valuation reports described in “Part Five: The Merger—Appraisal or Dissenters’ Rights—Valuation Reports of Planconsult” and “—Valuation Reports of Goldman Sachs,” nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, this prospective financial information. The independent auditors’ reports included or incorporated by reference in this registration statement relate to the historical financial information of the respective companies, do not extend to the prospective financial information and should not be read to do so.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized any person to give any information or to make any representations in connection with the merger other than the information contained or incorporated in this prospectus and, if any person gives other information or makes a representation in connection with the merger, that information or representation must not be relied on as having been authorized by us.

This prospectus does not constitute an offer to any person in any jurisdiction in which an offer is unlawful. The offer is not being made to holders of shares in any jurisdiction in which the making or acceptance of the offer would not be in compliance with the laws of that jurisdiction. However, we may, in our sole discretion, take any action we may deem necessary to make the offer in any such jurisdiction and extend the offer to holders of shares in any jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer will be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of the relevant jurisdiction.

The delivery of this prospectus will not, under any circumstance, create an implication that our affairs have not changed since the date as of which information is furnished or since the date of this prospectus.

PART NINE—FINANCIAL STATEMENTS

Definitions:

BR CL—Accounting principles in accordance with Brazilian Corporation Law

U.S. GAAP—Accounting principles generally accepted in the United States of America

TELESP CELULAR PARTICIPAÇÕES S.A.

UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2005 AND 2004

Definitions:

Brazilian GAAP—Generally accepted accounting principles in Brazil

U.S. GAAP—Generally accepted accounting principles in the United States of America

TELESP CELULAR PARTICIPAÇÕES S.A.

UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2005 AND DECEMBER 31, 2004

(In thousands of Brazilian reais)

	Note	As of September 30, 2005	As of December 31, 2004
Assets

Current assets:
Cash and cash equivalents		1,040,594	1,180,855
Short-term investments pledged as collateral	11	160,051	—
Trade accounts receivable, net	12	1,530,070	1,483,819
Receivable from subsidiaries and affiliates	17	30,963	33,162
Advances to suppliers		28,404	44,918
Inventories		354,927	456,510
Recoverable taxes	13	414,437	633,357
Deferred income tax	10c	422,911	237,924
Derivative contracts	14d	273,566	7,803
Prepaid expenses		206,401	157,235
Other current assets		64,763	119,536

Total current assets		4,527,087	4,355,119

Noncurrent assets:
Recoverable taxes	13	448,960	297,478
Deferred income tax	10c	901,612	1,099,357
Derivative contracts	14d	—	385,297
Prepaid expenses		24,476	36,119
Other noncurrent assets		63,248	74,504

Total noncurrent assets		1,438,296	1,892,755

Permanent assets:
Investments		1,649,540	2,054,963
Goodwill on merged subsidiary, net		43,537	49,857
Property, plant and equipment, net		5,725,215	5,603,004
Deferred assets, net		145,654	174,007
Others		1,765	1,464

Total permanent assets		7,565,711	7,883,295

Total assets		13,531,094	14,131,169

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

TELESP CELULAR PARTICIPAÇÕES S.A.

UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2005 AND DECEMBER 31, 2004

(In thousands of Brazilian reais)

	Note	As of September 30, 2005	As of December 31, 2004
Liabilities, shareholders’ equity and funds for capitalization

CURRENT LIABILITIES:
Payroll and related accruals		87,677	84,136
Trade accounts payable		1,079,883	1,704,483
Taxes payable		352,624	343,366
Loans and financing	14a	1,640,020	2,897,003
Dividends and interest on shareholders’ equity		81,136	82,281
Reserve for contingencies	16	147,156	124,296
Derivative contracts	14d	505,974	266,200
Payables to subsidiaries and affiliates	17	5,174	23,902
Deferred service revenue		101,568	102,159
Other liabilities	15	83,184	8,763

Total current liabilities		4,084,396	5,636,589

NONCURRENT LIABILITIES:
Loans and financing	14a	3,309,843	2,066,169
Reserve for contingencies	16	212,181	195,434
Taxes payable		177,139	189,341
Derivative contracts	14d	323,418	153,835
Provision for pension plan		358	358
Other liabilities	15	38,863	38,920

Total noncurrent liabilities		4,061,802	2,644,057

ADVANCE FOR FUTURE CAPITAL INCREASE		—	1,999,941

MINORITY INTEREST		1,068,852	942,923

SHAREHOLDERS’ EQUITY:
Capital stock	19a	6,670,152	4,373,661
Capital reserve	19c	793,396	1,089,879
Accumulated deficit		(3,147,783)	(2,556,160)

Total shareholders’ equity		4,315,765	2,907,380

Funds for capitalization		279	279

SHAREHOLDERS’ EQUITY AND FUNDS FOR CAPITALIZATION		4,316,044	2,907,659

Total liabilities, shareholders’ equity and funds for capitalization		13,531,094	14,131,169

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

TELESP CELULAR PARTICIPAÇÕES S.A.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF LOSS

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2005 AND 2004

(In thousands of Brazilian reais, except per shares data)

		Nine-month periods ended September 30
	Note	2005		2004
Net operating revenue	4	5,491,745		5,387,805

Cost of services and goods sold	5	(2,479,673)		(2,353,338)

Gross profit		3,012,072		3,034,467

Operating expenses:
Selling expenses	6	(1,790,855)		(1,318,632)
General and administrative expenses	7	(455,131)		(506,130)
Other operating expenses, net	8	(286,973)		(151,928)

Operating income before net financial expenses		479,113		1,057,777

Net financial expenses	9	(683,925)		(751,342)

Operating (loss) income		(204,812)		306,435
Net non-operating income		12,044		1,411

Net (loss) income before income and social contribution taxes and minority interest		(192,768)		307,846

Income and social contribution taxes	10	(265,847)		(293,968)
Minority interest		(133,008)		(269,384)

Net loss		(591,623)		(255,506)

Shares outstanding at September 30 (in thousands)		662,324	(1)	1,171,784,352	(1)

Loss per shares outstanding at the balance sheet date		(0.89325	)(1)	(0.00022	)(1)

(1)	On April 1, 2005, the shareholders approved a reverse stock split in the proportion of 2,500 shares to 1 share of the same class. Had the reverse stock split occurred on September 30, 2004, shares outstanding and loss per share for the nine-month period ended September 30, 2004 would have amounted to 468,713,741 and R$0.55, respectively.

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

TELESP CELULAR PARTICIPAÇÕES S.A.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2005

(In thousands of Brazilian reais)

		Capital reserves
	Capital Stock	Special Goodwill Reserve	Share Premium	Accumulated Deficit	Total
BALANCE AT DECEMBER 31, 2004	4,373,661	990,169	99,710	(2,556,160)	2,907,380

Capital increase	2,000,000	—	—	—	2,000,000
Capitalization of special goodwill reserve	296,491	(296,491)	—	—	—
Premium paid on acquisition of fractional shares	—	—	8	—	8
Net loss	—	—	—	(591,623)	(591,623)

BALANCE AT SEPTEMBER 30, 2005	6,670,152	693,678	99,718	(3,147,783)	4,315,765

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

TELESP CELULAR PARTICIPAÇÕES S.A.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2005 AND 2004

(In thousands of Brazilian reais)

	Nine-month periods ended September 30,
	2005	2004
SOURCES OF FUNDS:
From operations:
Net loss	(591,623)	(255,506)
Items not affecting working capital:
Depreciation and amortization	1,141,929	918,872
Minority interest	133,008	269,384
Monetary and exchange variations on noncurrent assets and liabilities	(387,853)	37,863
Net book value of permanent asset disposals	811	1,692
Reserve for contingencies	10,778	6,198
Gain on extinguishment of liabilities	(7,374)	—
Long-term deferred income tax	33,849	16.666
Gain on change of participation in subsidiaries	(7,372)	(3,502)
Loss on derivate long-term contracts	431,959	73,547
Others	—	294

Total from operations	758,112	1,065,508

From shareholders:
Capital increase	2,000,000	—
Premium paid on acquisition of fractional shares	8	—

From third parties:
Increase in long-term loans and financing	1,924,895	809,583
Special reserve adjustment – merger tax benefit	27,126	103,890
Transfer from noncurrent to current assets	719,961	156,830
Unclaimed dividends	—	2,450
Transfer from permanent to current assets	5,276	18,546
Proceeds received from preemptive rights exercised by minority shareholders of TCO	2,905	1,132
Transfer from current to noncurrent liabilities	—	42,616
Other	156	108

Total sources	5,438,439	2,200,663

TELESP CELULAR PARTICIPAÇÕES S.A.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION—(Continued)

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2005 AND 2004

(In thousands of Brazilian reais)

	Nine-month periods ended September 30,
	2005	2004
USES OF FUNDS:
Additions to property, plant and equipment	944,773	899,778
Transfer from noncurrent to current liabilities	2,725,259	1,027,972
Increase in deferred assets	580	1,726
Increase in escrow deposits on noncurrent assets	4,658	26,565
Advances for future capital increases	4,942	—
Increase in noncurrent assets	2,454	—
Transfer from current to noncurrent assets	—	24,453
Increase in deferred taxes	3,479	33,609
Increase in prepaid expenses	27,833	43,349
Other	300	155

Total uses	3,714,278	2,057,607

INCREASE IN WORKING CAPITAL	1,724,161	143,056

Represented by:
Current assets	171,968	356,960

Beginning of period	4,355,119	4,387,584
End of period	4,527,087	4,744,544

Current liabilities	1,552,193	(213,904)

Beginning of period	5,636,589	6,453,625
End of period	4,084,396	6,667,529

INCREASE IN WORKING CAPITAL	1,724,161	143,056

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

TELESP CELULAR PARTICIPAÇÕES S.A.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS

OF CASH FLOWS FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2005 AND 2004

(Amounts expressed in thousands of reais, unless otherwise indicated)

	Nine-month periods ended September 30,
	2005	2004
Operating activities:
Net cash from operating activities	871,583	872,457

Investing activities:
Additions to property, plant and equipment	(944,773)	(899,778)
Additions to deferred assets	(580)	(1,726)
Cash received on sale of property, plant & equipment	2,959	2,376
Short-term investments pledged as collateral	(160,051)	—
Other investments	(5,243)	—

Net cash from investing activities	1,107,688	(899,129)

Financing activities:
Loans repaid	(2,225,782)	(1,198,900)
New loans obtained	2,708,412	1,613,572
Net settlement on derivatives contracts	(450,100)	(35,370)
Dividends and interest on shareholders’ equity	(1,145)	(2,633)
Capital increase	58	—
Premium paid on acquisition of fractional shares	8	—
Cash received relating to reverse stock split	64,393	—

Net cash from financing activities	95,844	376,669

Increase (decrease) in cash and cash equivalents	(140,261)	349,997

Cash and cash equivalents:
At the beginning of the period	1,180,855	1,158,849

At the end of the period	1,040,594	1,508,846

Supplemental cash flow information

	Nine-month periods ended September 30,
	2005	2004
Income and social contribution tax paid	202,552	354,757
Interest paid	304,485	230,453

Noncash transaction:
Contribution of tax benefit by parent company	133,370	510,788
Unclaimed dividends	—	416
Transfer to advance for suppliers	5,280	6,563
Capitalization of funds for future capital increase	2,000,000	—

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

1. Operations and presentation of financial statements

a. Incorporation

Telesp Celular Participações S.A. (“TCP” or the “Company”) is a publicly held company whose controlling shareholders, on September 30, 2005, are Brasilcel N.V. (57.23% of the total capital stock) and Portelcom Participações S.A. (8.86% of the total capital stock), which is a wholly-owned subsidiary of Brasilcel N.V.

The controlling shareholders of Brasilcel N.V. are Telefónica Móviles S.A. (50% of the total capital stock), PT Móveis, Serviços de Telecomunicações, SGPS, S.A. (49.999% of the total capital stock) and Portugal Telecom, SGPS, S.A. (0.001% of the total capital stock).

b. Business and background

TCP is the controlling shareholder of Telesp Celular S.A. (“TC”), Global Telecom S.A. (“GT”) and Tele Centro Oeste Celular Participações S.A. (“TCO”), which provide cellular telecommunication services in the States of São Paulo, Paraná and Santa Catarina and Federal District, respectively, and exercise activities necessary or useful to perform such services, in accordance with the authorizations granted to them.

The authorizations granted to TC, GT and TCO are in force until August 5, 2008, April 8, 2013 and July 24, 2006, respectively, and may be renewed once for a 15-year term by means of the payment of rates of approximately 1% of the operators’ annual revenues.

In addition, TCO is the controlling shareholder of the following operators:

Operator	TCO interest - %	Operation area	Expiration date of authorization
Telegoiás Celular S.A.	100	Goiás and Tocantins	10/29/08
Telemat Celular S.A.	100	Mato Grosso	03/30/09
Telems Celular S.A.	100	Mato Grosso do Sul	09/28/09
Teleron Celular S.A.	100	Rondônia	07/21/09
Teleacre Celular S.A.	100	Acre	07/15/09
Norte Brasil Telecom S.A. (NBT)	100	Amazonas, Roraima, Amapá, Pará and Maranhão	11/29/13

Telecommunications services provided by the subsidiaries, including related services and tariffs, are regulated by the Federal regulatory authority, the National Telecommunications Agency (ANATEL), as authorized by Law No. 9.472, as of July 16, 1997, and the related regulations, decrees, decisions and plans.

On March 28, 2005, the Board of Directors of TCO approved the merger of Teleacre, Telegoiás, Teleron and Telems into the Company, and the merger of Telemat into the subsidiary TCO IP S.A. (“TCO IP”). The merger proposals were presented to ANATEL for approval on June 7 and 27, 2005, respectively. The purpose of these proposed mergers was to achieve financial and operational benefits through reductions in administrative costs.

Tender Offer—TCO

On October 8, 2004 TCP completed a tender offer for preferred shares of TCO and acquired 32.76% of TCO’s aggregate preferred shares for R$901.5 million. After these acquisitions, TCP owned 90.22% of the voting capital stock of TCO (51.42% of the total capital stock).

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

2. Presentation of financial statements

The consolidated financial statements include the accounts of TC, TCO and GT and their respective subsidiaries. Intercompany transactions and balances have been eliminated.

In the Company’s opinion, all adjustments necessary for a fair presentation of the unaudited results of operations for the nine-month periods ended September 30, 2005 and 2004 are included. All such adjustments are accruals of a normal and recurring nature. The results of operations for period September 30, 2005 are not necessarily indicative of the results of operations to be expected for the full year. The accompanying consolidated financial statements are unaudited and should be read in conjunction with the consolidated financial statements for the year ended December 31, 2004, as appearing in the Company’s Annual Report on Form 20-F filed on April 15, 2005.

The presentation of the consolidated financial statements is consistent with the presentation of the published financial statements of the Company in Brazil, from which the financial information was extracted, except for certain reclassifications and changes in terminology within the consolidated balance sheets and the consolidated statements of loss, which have been made to conform the previously published financial statements to the presentation included herein. The financial statements as of September 30, 2004 and December 31, 2004 have been reclassified, where applicable, for comparability.

3. Summary of principal accounting practices

The unaudited interim condensed consolidated financial statements are expressed in thousands of Brazilian reais (“R$”), except when mentioned, and have been prepared in accordance with accounting practices adopted in Brazil, which include the accounting practices derived from Brazilian corporate law, regulations applicable to public telecommunications service concessionaires and accounting regulations and procedures established by the Brazilian Securities Commission (CVM), hereinafter referred to as “Brazilian GAAP”.

The principal accounting practices adopted by the Company and its subsidiaries in the preparation of these interim financial statements are the same as those described in the consolidated financial statements as of and for the year ended December 31, 2004.

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

4. Net operating revenue

	Nine-month periods ended September 30,
	2005	2004
Monthly subscription charges	134,142	192,271
Usage charges	3,120,497	2,739,651
Additional call charges	126,407	84,358
Interconnection	2,221,375	2,331,957
Other services	495,708	425,282

Total gross revenue from services	6,098,129	5,773,519

Value-added tax on services—ICMS	(994,659)	(864,053)
Employees’ profit participation program—PIS/ Social contribution on billing—COFINS	(218,028)	(209,116)
Service tax—ISS	(2,055)	(1,802)
Discounts granted	(187,850)	(129,870)

Net operating revenue from services	4,695,537	4,568,678

Sale of handsets and accessories	1,389,910	1,346,040
Value-added tax on sales—ICMS	(115,529)	(129,022)
Employees’ profit participation program—PIS/ Social contribution on billing—COFINS	(92,933)	(92,632)
Discounts granted	(62,744)	(76,424)
Returns of goods	(322,496)	(228,835)

Net operating revenue from sales of handsets and accessories	796,208	819,127

Total net operating revenue	5,491,745	5,387,805

There are no customers which contributed more than 10% of gross operating revenue in the nine-month periods ended September 30, 2005 and 2004, except for Telecomunicações de São Paulo S.A.—TELESP, a fixed telephone operator in the State of São Paulo, which contributed with approximately 20% and 22% of the gross operating revenue, respectively, mainly through interconnection revenues.

5. Cost of services and goods sold

	Nine-month periods ended September 30,
	2005	2004
Personnel	(47,121)	(42,843)
Outside services	(144,430)	(130,569)
Leased lines	(106,195)	(89,225)
Rent, insurance, and other related expenses	(70,308)	(69,753)
Interconnection	(121,425)	(155,937)
Taxes and contributions	(249,968)	(139,745)
Depreciation and amortization	(570,860)	(538,217)
Cost of products sold	(1,163,606)	(1,181,630)
Other	(5,760)	(5,419)

Total	(2,479,673)	(2,353,338)

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

6. Selling expenses

	Nine-month periods ended September 30,
	2005	2004
Personnel	(152,252)	(135,361)
Supplies	(23,099)	(29,786)
Outside services	(842,902)	(638,130)
Advertising	(234,013)	(217,933)
Rent, insurance, and other related expenses	(28,640)	(26,265)
Taxes and contributions	(1,198)	(1,224)
Depreciation and amortization	(145,470)	(108,924)
Allowance for doubtful accounts receivable	(265,483)	(130,062)
Other	(97,798)	(30,947)

Total	(1,790,855)	(1,318,632)

7. General and administrative expenses

	Nine-month periods ended September 30,
	2005	2004
Personnel	(99,608)	(103,122)
Supplies	(6,303)	(4,886)
Outside services	(194,159)	(248,098)
Rent, insurance, and other related expenses	(35,190)	(32,362)
Taxes and contributions	(4,430)	(10,949)
Depreciation and amortization	(100,117)	(93,445)
Other	(15,324)	(13,268)

Total	(455,131)	(506,130)

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

8. Other operating expenses, net

	Nine-month periods ended September 30,
	2005	2004
Income:
Late fees and penalties	48,921	55,211
Recovered expenses	27,237	20,561
Shared infrastructure/EILD	19,906	9,180
Commercial incentives	75,236	36,893
Other	7,040	4,295

Total	178,340	126,140

Expenses:
Reserve for contingencies, net of reversal	(27,209)	(23,685)
Goodwill amortization	(296,145)	(149,324)
Other taxes	(101,664)	(72,611)
Amortization of preoperating expenses	(29,337)	(28,962)
Other	(10,958)	(3,486)

Total	(465,313)	(278,068)

Other operating expenses, net	(286,973)	(151,928)

9. Financial expenses, net

	Nine-month periods ended September 30,
	2005	2004
Income:
Financial income	212,908	214,542
Foreign currency exchange variation	575,683	566,969
PIS/COFINS on financial income	(4,615)	(51,109)

Total	783,976	730,402

Expense:
Financial expenses	(451,147)	(503,098)
Monetary/exchange variations	(37,763)	(502,193)
Losses on derivatives contracts, net	(978,991)	(476,453)

Total	(1,467,901)	(1,481,744)

Financial expenses, net	(683,925)	(751,342)

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

10. Income taxes

The Company and its subsidiaries estimate monthly the amounts for income and social contribution taxes, on an accrual basis. Deferred taxes are provided on temporary differences. Income and social contribution taxes charged to income consist of the following:

a. Components of income taxes

	Nine-month periods ended September 30,
	2005	2004
Income tax	205,867	132,134
Social contribution tax	74,185	47,882
Deferred income tax	(10,445)	83,266
Deferred social contribution tax	(3,760)	30,686

Total	265,847	293,968

b. Reconciliation of effective tax rate

The following table provides a reconciliation of the amount calculated by applying the combined statutory tax rates on the reported income before taxes and the reported income tax expense for the nine-month periods ended September 30, 2005 and 2004:

	Nine-month periods ended September 30,
	2005	2004
Income (loss) before taxes	(192,768)	307,846
Tax benefit (expense) at combined statutory rate	65,541	(104,668)

Permanent additions:
Nondeductible allowance for doubtful accounts receivable	(19,522)	—
Donations and other nondeductible expenses	(19,350)	(11,675)

Permanent exclusions:
Unrecognized tax loss carryforwards and temporary differences (i)	(292,055)	(177,625)
Others	(461)	—

Tax expense	(265,847)	(293,968)

(i)	The Company and its subsidiaries “GT” and “TCO IP” did not recognize deferred income and social contribution on tax loss carryforwards and temporary differences, due to projected tax losses to be generated in the short term.

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

c. Composition of deferred income tax assets

Deferred income tax assets based on temporary differences are comprised of the following:

	As of September 30, 2005	As of December 31, 2004
Tax credits recorded on corporate restructuring	958,190	985,155
Provision/accrual for:
Inventory obsolescence	11,120	8,388
Contingencies	85,052	74,842
Doubtful accounts receivable	42,828	42,688
Derivative transactions	1,218	4,602
Suppliers	44,824	60,401
Other	26,715	2,668
Tax loss carryforwards	154,576	158,537

Total deferred taxes	1,324,523	1,337,281

Current	422,911	237,924
Noncurrent	901,612	1,099,357

Deferred taxes have been recorded if it is more likely than not that they will be realized, as follows:

a) Tax loss carryforwards will be offset up to a limit of 30% per year of future taxable income.

b) Tax credits recorded on corporate restructuring consist of the tax benefits recorded as a result of the corporate restructurings described in Note 20. The realization of these tax credits occurs in the same proportion as the amortization of goodwill, over periods of between five and ten years. Studies by external consultants used in the corporate restructuring processes supported recovery of the amount.

c) Temporary differences will be realized upon payment of the accruals, effective losses on bad debts and realization of inventories.

At the end of the 2004 fiscal year, the Company prepared technical feasibility studies, approved by the Board of Directors, which indicate full recovery of the deferred taxes recognized, as determined by CVM Resolution No. 371. Management did not identify any changes that could affect the conclusion of these studies at September 30, 2005.

11. Short-term investments pledged as collateral

	As of September 30, 2005	As of December 31, 2004
Short-term investments pledged as collateral (1)	160,051	—

(1)	Represents short-term investments pledged as collateral in connection with lawsuits.

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

12. Trade accounts receivable, net

The composition of accounts receivables is as follows:

	As of September 30, 2005	As of December 31, 2004
Billed amounts	813,859	707,609
Interconnection	453,010	389,021
Products sold	209,274	374,184
Unbilled amounts from services rendered	224,214	182,690
Allowance for doubtful accounts receivable	(170,287)	(169,685)

Total	1,530,070	1,483,819

There are no customers which contribute more than 10% of accounts receivable, net at September 30, 2005 and December 31, 2004, except for amounts receivable from Telecomunicações de São Paulo S.A.—TELESP, which represent approximately 11%, mainly through interconnection charges.

Changes in the allowance for doubtful accounts receivable were as follows:

	Nine-month periods ended September 30,
	2005	2004
Balance beginning of year	169,685	135,841
Allowance for doubtful accounts receivable charged to selling expenses	265,483	130,062
Write-offs	(264,881)	(107,239)

Ending balance	170,287	158,664

13. Recoverable taxes

	As of September 30, 2005	As of December 31, 2004
Prepaid/Recoverable income and social contribution taxes	371,649	303,217
Withholding income tax	80,662	220,945
Recoverable ICMS (State VAT)	219,781	245,447
Recoverable PIS and COFINS (taxes on revenue) and other	145,839	140,171
Other recoverable taxes	4,074	—

	822,005	909,780
ICMS on deferred sales	41,392	21,055

Total	863,397	930,835

Current	414,437	633,357
Noncurrent	448,960	297,478

Recoverable ICMS taxes represent the amount paid in the acquisition of equipment and inventories and may be offset against ICMS on telecommunications services. The noncurrent portion refers to taxes paid on the purchase of property items, which are available for offset over a period of 48 months.

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

14. Loans and financing

a. Composition of debt

Description	Currency	Annual interest	Final maturity	As of September 30, 2005	As of December 31, 2004
Financial institutions:
Compror	US$	1% to 6.25%	01/2008 to 01/2015	194,533	103,841
Compror		¥0.7% to 1.8%	08/2005 to 01/2007	39,818	—
BNDES	TJLP reference unit	TJLP + 3.5% to 4.6% (*)	01/2006 to 06/2011	293,092	366,537
BNDES	UMBND	3.5% to 4.6%	10/2007 to 07/2011	50,163	74,981
BNDES	R$	100% Selic	12/2005	60,951	152,377
Resolutions No. 2770	US$	1% to 9.8%	10/2005 to 12/2007	1,967,708	1,738,126
Resolutions No. 2770		¥1% to 2.25%	04/2006 to 12/2007	121,649	—
Resolution No. 63		¥1.3% to 1.4%	02/2005 to 05/2005	—	177,068
Unibanco IGP-M	R$	IGP-M + 9.0%	09/2007	4,800	—
Export Development Corporation EDC	US$	LIBOR + 3.90% to 5.0%	11/2005 to 12/2006	41,009	71,158
Debentures	R$	103.3% to 104.4% of CDI	08/2008 to 05/2015	1,500,000	500,000
Commercial Paper	US$	LIBOR + 1.75% to 6.55%	09/2007 to 12/2007	466,662	238,896
Promissory Notes	R$	101.6% of CDI		—	1,000,000
ICMS—Teleproduzir (i)	R$	0.2%p.m.	07/2012	—	15,159

Suppliers:
NEC do Brasil	US$	7.30%	11/2005	3,011	7,192
Affiliated companies:
Commercial paper	US$	1.825% + LIBOR	07/2004	—	318,528
Investment acquisition—TCO	R$	CDI + 1%	—	10,697	53,484
Other	R$	Column 27 FGV inflation index	08/2008	1,407	1,523
Accrued interest				194,363	144,302

Total				4,949,863	4,963,172

Current				1,640,020	2,897,003
Noncurrent				3,309,843	2,066,169

(*)	In the event that the long-term interest rate (TJLP) exceeds 10% p.a., the spread increases to 6%.
(i)	This financing was prepaid in August 2005 at a discount of R$7,425, which was recorded as financing income.

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

b) Repayment schedule

The long-term portion of loans and financing matures is as follows:

2005
2006 (October to December)	90,245
2007	1,617,184
2008	547,284
2009	21,937
2010	21,937
2011 and thereafter	1,011,256

Total	3,309,843

c) Restrictive covenants

GT entered into a loan agreement with the Brazilian National Bank for Economic and Social Development (Banco Nacional de Desenvolvimento Econômico e Social—BNDES), whose balance on September 30, 2005 was R$246,693 (R$304,305 as of December 31, 2004). This loan contains restrictive covenants, which include restrictions as to debt levels, EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) and a capitalization ratio. As of September 30, 2005, GT was in compliance with all covenants.

TCO entered into a loan agreement with BNDES and Export Development Canada—EDC, whose balances on September 30, 2005 were R$96,562 and R$41,009, respectively. Such loans contain restrictive covenants, which include restrictions as to debt levels, EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) and a liquidity ratio. As of September 30, 2005, TCO was in compliance with all covenants.

d) Derivative contracts

As of September 30, 2005, the Company and its subsidiaries had foreign exchange rate derivative contracts with notional amounts of US$1,296,283 thousand (US$1,078,180 thousand at December 31, 2004), ¥8,301,244 thousand (¥6,879,947 thousand at December 31, 2004) and €13,585 thousand (€25,247 thousand at December 31, 2004), to protect against exchange rate fluctuations on foreign currency obligations. As of September 30, 2005, the Company and its subsidiaries had recorded an accumulated net loss of R$555,826 (R$26,935 as of December 31, 2004) on these contracts.

e) Collateral

TC’s loans and financing in local currency include R$60,951 at September 30, 2005 in liabilities to BNDES that are secured by customer receivables.

GT loans and financing amounting to R$246,693 are secured by accounts receivable, which can be withheld at the option of the lender up to a limit of 300% of the applicable monthly installment.

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

TCO has granted security interests as follows:

Banks	Collateral
BNDES—TCO operators	15% of receivables and Bank Deposit Certificates (CDBs) equivalent to the amount of the next installment payable.

BNDES NBT	100% of receivables and CDBs equivalent to the amount of the next installment payable during the first year and CDBs equivalent to two installments payable in the remaining period.

f) Debentures

On August 1, 2004 the first public issue of debentures was renegotiated, comprising 5,000 (five thousand) debentures, not convertible into shares, with a unit face amount of R$100 (one hundred thousand reais) maturing on August 1, 2008. The renegotiation reduced the interest rate from 104.6% to 104.4% of the CDI rate until the rate is renegotiated on August 1, 2007.

As part of its First Program for the Distribution of Marketable Securities in the amount of R$2,000,000 (two billion reais) initiated on August 20, 2004, the Company issued debentures on May 1, 2005 in the amount of R$1,000,000 (one billion reais) with a maturity of ten years as from the issue date of May 1, 2005.

The offer consisted of the issue of 100,000 unsecured debentures, not convertible into shares, with a nominal unit face amount of R$10 (ten thousand reais), totaling R$1,000,000 (one billion reais), in two series, R$200,000 (two hundred million reais), in the first series, and R$800,000 (eight hundred million reais), with a final maturity of May 1, 2015. The debentures bear interest, payable semi-annually, at 103.3% (first series) and 104.2% (second series) of the accumulated average daily CDI rate.

The debentures are scheduled for renegotiation on May 1, 2009 (first series) and May 1, 2010 (second series). The Company included the debenture amounts in the long-term maturities schedule above based on these renegotiation dates.

15. Other liabilities

	As of September 30, 2005	As of December 31, 2004
Accrual for customer reward program (a)	17,436	8,394
Reverse stock split (b)	64,393	—
Other	40,218	39,289

Total	122,047	47,683

Current	83,184	8,763
Noncurrent	38,863	38,920

(a)	TC, GT and TCO have reward programs in which the calls are transformed into points usable in future exchanges of handsets. Accumulated points are reserved as they are obtained, based on historical redemption data, accumulated points and average point cost.
(b)	Refers to a liability to shareholders for fractions of shares that were not issued on the date of the reverse stock split. This balance is payable upon demand.

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

16. Reserve for contingencies

The Company and its subsidiaries are parties to certain lawsuits involving labor, tax and civil matters. Management has recorded reserves for cases in which the likelihood of an unfavorable outcome is considered probable by its legal counsel.

Components of the reserves are as follows:

	As of September 30, 2005	As of December 31, 2004
Tax	158,072	148,849
TELEBRÁS—Claim	119,143	113,062
Labor and civil	82,122	57,819

Total	359,337	319,730

Current	147,156	124,296
Noncurrent	212,181	195,434

The changes in the reserve for contingencies are as follows:

	Nine-month periods ended September 30,
	2005	2004
Beginning balance at January 1	319,730	279,625
Additional provision, net of reversals	27,209	23,685
Monetary variation	17,123	27,802
Payments	(4,725)	(4,454)

Ending balance at September 30	359,337	326,658

16.1. Telebrás—“TCO”

Corresponds to original loans from Telecomunicações Brasileiras S.A.—TELEBRÁS, which according to annex II of the Spin-off Report of February 28, 1998, approved at the General Meeting of May 1998, should have been attributed to the respective holding companies of Telegoiás Celular S.A. and Telebrasília Celular S.A.

Realizing there was an error in the allocation of the respective loans at the time of the spin-off, the Company suspended payments and updated the debt according to the variation of the IGP-M + 6% interest per year.

In June 1999, the Company filed a lawsuit arguing that the assets corresponding to these liabilities belonged to the Company, in addition to claiming indemnity for the installments paid.

On August 1, 2001, a verdict was issued against the Company’s claims, and on October 8, 2001, the Company filed an appeal which was also denied, maintaining the original verdict. The Company subsequently filed a new appeal which is awaiting a decision by the STJ—the Supreme Court.

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

16.2. Tax litigation

16.2.1. Probable loss

No significant new tax claims with a “probable” loss classification were filed in the nine-month period ending September 30, 2005. The evolution of the reserves for tax contingencies substantially corresponds to the monetary restatement of the reserves during the period.

16.2.2. Possible loss

No significant new tax claims with a “possible” loss classification were filed in the nine-month period ending September 30, 2005. No significant alterations occurred in the claims indicated in this report since the last fiscal year.

16.3. Civil and labor suits

Include several labor and civil claims. A reserve was posted as demonstrated previously, which is considered to be sufficient to cover the probable losses on these cases.

In relation to claims with a “possible” loss classification, the amount involved is R$54,524 for civil claims and R$37,213 for labor claims.

17. Transactions with related parties

The principal transactions with unconsolidated related parties are as follows:

•	Use of network and long-distance (roaming) cellular communications: The Company and its subsidiaries also carry out transactions with other companies controlled by our controlling shareholders, such as network use and long distance (roaming) cellular communications agreements. The counterparties to these agreements are Telecomunicações de São Paulo S.A., Telerj Celular S.A., Telest Celular S.A., Telebahia Celular S.A., Telergipe Celular S.A. and Celular CRT S.A. Some of he transactions relating to roaming are based on contracts entered into prior to the break-up of Telebrás. The terms of these agreements are regulated by Anatel. Services to customers of Telecomunicações Móveis Nacionais—TMN roaming in the Company’s network are included.

•	Technical assistance: Refers to the provision of corporate management advisory services by PT SGPS, calculated based on a percentage of the net services revenue, monetarily restated in accordance with the currency variation.

•	Loans and financing: Represent loans between companies in the Portugal Telecom Group.

•	Corporate services: These are passed on to the subsidiaries at the cost effectively incurred for these services.

•	Call-center services: Provided by Dedic, an affiliate of Portugal Telecom, to users of the telecommunications services of the subsidiaries TC and GT, contracted for 12 months, renewable for the same period.

•	Systems development and maintenance services: Provided by PT Inovação, an affiliate of Portugal Telecom.

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

A summary of balances and transactions with unconsolidated related parties is as follows:

	As of September 30, 2005	As of December 31, 2004
Assets:
Trade accounts receivable	172,170	168,634
Receivables from related parties	30,963	33,162

Liabilities:
Trade accounts payable	153,199	349,860
Loans and financing	556	329,382
Technical assistance	37,380	—
Payables to related parties	5,174	23,902

	Nine-month periods ended September 30,
	2005	2004
Statement of loss:
Net operating revenue	1,228,519	1,280,562
Cost of services provided	(169,645)	(169,725)
Selling expenses	(178,973)	(102,536)
General, administrative and other operating expenses	(38,550)	(106,725)
Financial income (expenses), net	10,586	(102,159)

18. Financial instruments and risk management

a) Risk considerations

TCP, TC, GT and TCO are exposed to the following market risks:

Credit risk: resulting from difficulty in collecting telecommunications services provided to customers and revenues from sale of handsets to distribution networks, as well as the risk relating to swap transactions.

Interest rate risk: resulting from debt and derivative instruments contracted at floating rates and involving the risk of financial expenses as a result of an unfavorable upward trend in interest rates (mainly LIBOR, EURIBOR, TJLP and CDI).

Currency risk: related to debt and derivative instruments contracted in foreign currencies which expose the Company to potential losses from adverse exchange rate fluctuations.

The Company and its subsidiaries actively endeavor to mitigate these risks by means of comprehensive risk management procedures, policies and initiatives.

Credit risk

Credit risk from providing telecommunications services is reduced by monitoring the customer portfolio and addressing delinquent receivables by means of clear policies relating to the concession of postpaid services.

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

“TC”, “GT” and “TCO” and its subsidiaries’ have prepaid customers that represent 83.00%, 88.00% and 85.00%, respectively (82.64%, 88.45% and 84.00%, respectively, at December 31, 2004), of their customer bases. These customers do not represent a credit risk.

Credit risk from the sale of handsets is managed by following conservative credit policies which include the use of advanced risk management methods such as applying credit scoring techniques, analyzing a potential customer’s balance sheet, and using credit protection agencies’ databases.

The Company and its subsidiaries are also exposed to credit risk relating to their financial investments and receivables from swap transactions. The Company and its subsidiaries attempt to diversify such exposure by using reputable financial institutions.

Interest rate risk

The Company is exposed to interest rate risk, especially associated with variations in the CDI rate relating to its derivative transactions and borrowings contracted in Brazilian reais. The balance of financial investments, also indexed to the CDI, partially neutralizes this effect.

The Company is also exposed to fluctuations in the TJLP on financing from BNDES. As of September 30, 2005, the principal of these loans amounted to R$293,092 (R$366,537 as of December 31, 2004). The Company has not entered into derivative operations to hedge against these risks.

Foreign currency-denominated loans are also exposed to interest rate risk (LIBOR) associated with foreign loans. As of September 30, 2005, these loans amounted to US$18,454 thousand (US$146,808 thousand as of December 31, 2004).

The Company has entered into derivative contracts relating to loans and financings that have variable foreign interest rates (LIBOR) with notional amounts of US$120,000 thousand to convert these loans to loans in reais that accrue interest based on the CDI rate. The Company and its subsidiaries continue to monitor market interest rates in order to evaluate whether to contract other derivatives to protect against the risk of volatility of variable foreign rates for the remaining amounts.

Currency risk

TC, GT and TCO utilize derivative instruments to protect themselves against currency risk on foreign currency-denominated loans. Such instruments usually include swap, option and forward contracts.

The Company’s net exposure to currency risk as of September 30, 2005 is shown in the table below:

	In thousands
	US$	€	¥
Loans and financing	(1,240,830)	—	(8,301,244)
Loans and financing—UMBNDES (*)	(22,817)	—	—
Derivative contracts	1,296,283	13,585	8,301,244
Other	(22,795)	(14,171)	—

Net exposure	9,841	(586)	—

(*)	UMBNDES is a monetary unit prepared by BNDES, consisting of a basket of foreign currencies, of which the principal is the U.S. dollar. For this reason, the Company and its subsidiaries treat it as the U.S. dollar for purposes of the risk coverage analysis related to fluctuations in exchange rates.

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

b) Derivative contracts

The Company and its subsidiaries record gains and losses on derivative contracts as net financial income or expenses.

Book and estimated market values of loans and financing and derivative instruments are as follows:

	Book value	Market value	Unrealized losses
Loans and financing	(4,949,863)	(4,978,036)	(28,173)
Derivative contracts	(555,826)	(590,317)	(34,491)
Other	(88,575)	(88,575)	—

Total	(5,594,264)	(5,656,928)	(62,664)

c) Market value of financial instruments

The market value of loans and financing and derivative instruments were determined based on the discounted cash flows, utilizing available market information. Accordingly, the estimates presented above are not necessarily indicative of the amounts that could be realized in the current market. The use of different market assumptions may have a material effect on estimates

19. Shareholders’ equity

a) Capital

On January 7, 2005, the Company increased its capital by R$2,053,896 thousand with the issue of 410,779,174 thousand new shares, representing 143,513,067 thousand common shares and 267,266,108 thousand preferred shares.

On April 1, 2005, the shareholders approved a reverse stock split of the 1,582,563,526,803 book-entry shares, without par value, represented by 552,896,931,154 common shares and 1,029,666,595,649 preferred shares, in the proportion of 2,500 shares to 1 share of the same class. As a result of the reverse stock split, the Company’s capital was comprised of 633,025,410 book-entry shares, without par value, of which 221,158,772 are common shares and 411,866,638 are preferred shares.

On July 29, 2005, the Company announced a capital increase of R$242,595 in favor of the Company’s controlling shareholders, corresponding to the tax benefit that was effectively realized during the 2004 fiscal year from the goodwill recorded by the Company’s controlling shareholders. In connection with this capital increase, the other shareholders are entitled to preemptive rights. The capital increased from R$6,427,557 to R$6,670,152, with the issue of 29,298,932 new common shares. Proceeds received in connection with the exercise of preemptive rights were payable to Portelcom Participações S.A., one of the controlling shareholders of the Company.

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

The Company’s capital is comprised of shares with no par value, as follows:

	Shares as of
	September 30, 2005	December 31, 2004(1) (2)
Common shares	250,457,704	409,383,864
Preferred shares	411,866,638	762,400,488

Total outstanding shares	662,324,342	1,171,784,352

(1)	Had the reverse stock split described above occurred on December 31, 2004, shares outstanding would be 163,753,546 and 304,960,195 of common and preferred shares, respectively.
(2)	In thousands of shares.

b) Interest on shareholders’ equity and dividends

The preferred shares do not have voting rights, except in the circumstances stipulated in articles 9 and 10 of the Company’s bylaws. The preferred shares have priority in the reimbursement of capital, without premium, and are entitled to receive dividends of at least 25% of net income for the year, calculated as defined by Article 202 of the Brazilian corporate law, with priority in the payment of minimum, noncumulative dividends based on the greater of the following: (a) 6% per year of the amount resulting from the division of subscribed capital by the total number of shares outstanding, or (b) 3% per year of the amount resulting from the division of shareholders’ equity by the total number of shares outstanding. The preferred shares are then entitled to receive dividends equivalent to those paid to holders of common shares, after dividends in the same amount as the mandatory minimum dividends on preferred shares have been paid to such holders.

Pursuant to Article 111, paragraph 1, of Law No. 6,404/76, as from the Annual Meeting held on March 27, 2004, the Company’s preferred shares have been entitled to full voting rights, since the Company has not paid minimum dividends to preferred shares for the past three consecutive years.

c) Special goodwill reserve

This reserve was formed as a result of the Company’s corporate restructurings, and will be capitalized in favor of the controlling shareholder when the related tax benefits are effectively realized.

20. Corporate restructuring

At January 14, 2000, the Company completed a corporate restructuring to transfer a tax benefit to the Company related to the goodwill paid by the Company’s controlling shareholders in the privatization process. The goodwill and related tax benefit on the date of transfer amounted to R$3,192,738 and R$1,065,044, respectively. The tax benefit was recorded as deferred tax with a corresponding entry to a special goodwill reserve in shareholders’ equity. This tax benefit is being realized in proportion to the amortization of the goodwill over a period of 10 years. The special goodwill reserve is transferred to capital with a corresponding issuance of shares to the Company’s controlling shareholders as the related tax benefit is realized. In connection with the issuance of these shares, the Company’s other shareholders are entitled to preemptive rights. Proceeds received in connection with the exercise of preemptive rights are payable to the Company’s controlling shareholders. This tax benefit, as of September 30, 2005 and December 31, 2004, amounted to R$ 452,304 and R$ 533,718, respectively.

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

The Boards of Directors of the Company and TCO approved two corporate restructurings as follows:

a) 2004 corporate restructuring:

On May 13, 2004, TCP transferred to TCO and its subsidiaries the tax benefit relating to the goodwill paid in the acquisition of a controlling interest in TCO. The goodwill and related tax benefit on the date of transfer amounted to R$1,503,121 and R$511,061, respectively. In connection with this transaction, TCO exchanged shares with the minority shareholders of its subsidiaries, which in turn became wholly-owned subsidiaries.

Accounting records kept for corporate and tax purposes have specific accounts related to the merged goodwill, reserve and corresponding amortization, reversals of reserves and tax credit, which balances are as follows:

	At merger date	As of September 30, 2005	As of December 31, 2004
Balance sheet:
Goodwill	1,503,121	1,102,287	1,327,756
Reserve	(992,060)	(727,510)	(876,319)

Balance	511,061	374,777	451,437

	Nine-month periods ended September 30,
	2005	2004
Goodwill amortization	(225,471)	(148,877)
Reversal of reserve	148,809	98,259
Tax credit	76,662	50,618

Effect on results of operations	—	—

b) 2005 corporate restructuring:

On August 31, 2005, TCP transferred to TCO the tax benefit relating to the goodwill paid in the acquisition of shares in a public tender offer on October 8, 2004. The goodwill and related tax benefit on the date of the transfer amounted to R$392,265 and R$133,370, respectively.

	At merger date	As of September 30, 2005
Balance sheet:
Goodwill	392,265	385,616
Reserve	(258,895)	(254,507)

Balance	133,370	131,109

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

Nine-month periods ended September 30, 2005
Goodwill amortization	(6,649)
Reversal of reserve	4,388
Tax credit	2,261

Effect on results of operations	—

The above restructurings had no effect on the Company’s results of operations or shareholders’ equity. In the Company’s financial statements, the tax benefit of R$505,886 (R$374,777 and R$131,109, respectively, referring to the 2004 and 2005 restructurings), as of September 30, 2005, was reclassified in the balance sheet from goodwill to deferred taxes under current assets and long-term receivables.

21. Summary of the differences between Brazilian GAAP and U.S. GAAP

The Company’s accounting policies comply with Brazilian GAAP, which differ significantly from accounting principles generally accepted in the United States of America (U.S. GAAP) as described below:

a. Different criteria for capitalizing and amortizing capitalized interest

Until 1997, under Brazilian GAAP as applied by the Company, interest attributable to construction-in-progress was computed at the rate of 12% per year on the balance of construction-in-progress; interest incurred on third-party loans was credited to interest expense and the excess interest capitalized was credited to capital reserves. Subsequent to 1997, interest and monetary correction is capitalized on loans that are designated to finance construction-in-progress.

Under U.S. GAAP, in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 34, “Capitalization of Interest Costs”, interest incurred on borrowings is capitalized to the extent that borrowings do not exceed construction-in-progress. The credit is a reduction of interest expense. Under U.S. GAAP, the amount of interest capitalized excludes monetary gains associated with local currency borrowings and the foreign exchange gains and losses on foreign currency borrowings, and other financial expenses related to borrowings.

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

The effects of these different criteria for capitalizing and amortizing capitalized interest are presented below:

	Nine-month periods ended September 30,
	2005	2004
Capitalized interest
U.S. GAAP capitalized interest	29,815	27,781
U.S. GAAP capitalized interest on disposals	(37,798)	(5,845)
Brazilian GAAP capitalized interest	(6,637)	(4,693)
Brazilian GAAP capitalized interest on disposals	29,947	4,875

U.S. GAAP difference	15,327	22,118

Amortization of capitalized interest
Amortization under Brazilian GAAP	22,210	22,332
Capitalized interest on disposals	(34,861)	(4,692)
Amortization under U.S. GAAP	(23,300)	(25,742)
Capitalized interest on disposals	41,438	5,543

U.S. GAAP difference	5,487	(2,559)

b. Monetary restatement of 1996 and 1997

The amortization of the asset appreciation that originated from the inflation accounting during 1996 and 1997, when Brazil was still considered as high inflationary economy for U.S. GAAP purposes, has been recognized in the reconciliation to U.S. GAAP. The loss related to monetary restatement on disposals of such assets is classified for U.S. GAAP purposes as a component of other operating expense. The resulting step-up is amortized over the remaining lives of the related assets.

c. Exchange of shares for minority interest in Telesp Celular S.A, Telebrasília Celular S.A. and Tele Centro Oeste Celular Participações S.A.

In January 2000, the Company exchanged 21,211,875,174 of its common shares and 61,087,072,187 of its preferred shares for all of the shares held by minority shareholders of Telesp Celular S.A. In 2002, TCO acquired the minority interest in its subsidiary, Telebrasilia Celular S.A. (“Telebrasilia”) by exchanging shares of TCO for the shares held by the minority shareholders of Telebrasilia. The acquisition increased TCO’s interest in Telebrasilia from 88.25% to 100%. In 2004, TCO acquired the remaining minority interests in its other subsidiaries through an exchange offer. The exchange ratio for these share exchanges was based on the respective market value of the shares exchanged.

Under Brazilian GAAP, the share exchanges were recorded at book value. An increase in capital was recorded based on the market value of the Company’s shares, and a capital reserve was recorded for the difference between the market price of the acquired company’s shares and the book value of the shares.

Under U.S. GAAP, the exchange of shares for minority interests is accounted for using the purchase method of accounting. The purchase price of the shares is recorded based on the market price of the issuing Company’s shares at the date of the exchange offer. The purchase price is allocated to the proportional assets and liabilities of the acquired minority interest based on their relative fair values. If the fair values of the net assets exceed the purchase price, the difference is recorded as a reduction to the proportional long-lived assets acquired.

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

d. Acquisitions

Under Brazilian GAAP, purchases of an equity interest of another company are recorded at book value. The difference between the purchased company’s proportional net assets and the purchase price is recorded as goodwill. The goodwill is first attributed to any appreciation in the values of the permanent assets acquired and amortized based on the useful lives of the underlying permanent assets. Excess goodwill is generally amortized over 10 years on a straight-line basis, based on estimated future profitability.

Under U.S. GAAP, the cost of an acquired entity is allocated to the assets acquired, including identifiable intangible assets, and liabilities assumed based on their estimated fair values on the date of acquisition. The excess of the cost of an acquired entity over the net of the amounts assigned to assets acquired and liabilities assumed is recognized as goodwill. Under U.S. GAAP, goodwill is not subject to amortization over its estimated useful life, but rather it is subject to at least an annual assessment for impairment by applying a fair value-based test.

The differences between Brazilian GAAP and U.S. GAAP relate to (i) the acquisition of an equity interest in Daini do Brasil S.A. (Daini), Globaltelcom Telecomunicações S.A. (Globaltelcom) and GTPS S.A. Participações em Investimentos de Telecomunicações (“GTPS”) (formerly Inepar S.A. Participação em Investimentos de Telecomunicações), the holding companies which controlled Global Telecom S.A. (collectively, the “Holdings”) on February 6, 2001, (ii) the acquisition of the remaining interest in the Holdings on December 27, 2002, and (iii) the acquisition of TCO on April 25, 2003 and the tender offers to purchase additional shares of TCO in November 2003 and October 2004.

Acquisition of GT and Holdings

On February 6, 2001, the Company acquired 49% of the outstanding voting shares and 100% of the outstanding non-voting preferred shares of each of the Holdings that collectively held 95% of the voting shares and 100% of the non-voting shares of GT for a total purchase price of R$914,964. The remaining 5% of the voting shares of GT were held by another investor who subsequently sold them to the Holdings upon authorization by ANATEL in July 2001. This purchase was funded by an additional capital contribution by the Company to the Holdings in the amount of R$17,400. The Company’s investment in the Holdings represented an 83% aggregate indirect economic interest of the total equity of GT at December 31, 2001. The balance of the economic interest was held by the Holdings.

During 2002, TCP and TC made an intercompany loan to GT amounting to R$3,161,709. As described above, on December 27, 2002, after obtaining approval from ANATEL, TCP purchased the remaining 51% of the outstanding common stock of each of the Holdings (representing an economic interest of 17%) in accordance with the purchase commitment discussed above, for cash of R$290,282 and began to consolidate the Holdings. The total purchase price, considered for U.S. GAAP purposes amounted to R$827,772, representing the cash paid plus the minority interest in the intercompany loans held by the Holdings immediately prior to the date of acquisition. Considering TCP’s direct and indirect interests, TCP then owned 100% of the capital of GT. On December 30, 2002, R$2,310,878 of the intercompany loan was capitalized, in exchange for additional shares of GT capital stock.

The acquisition of GT was completed to increase market presence in the south of Brazil and to enable TC and GT to benefit from synergies to be derived from their operations and sales of handsets.

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

The purchase price of R$914,964 exceeded the Company’s proportionate share of the U.S. GAAP net equity of the Holdings by R$728,868. For U.S. GAAP purposes, the Company allocated this difference as follows:

	2002 acquisition	2001 acquisition
Amounts representing 83% and 17% of the historical net assets of Holdings under U.S. GAAP	273,387	186,096

Fair value adjustments:
Property and equipment	4,703	(84,116	)(a)
Intangible assets—customer list	26,856	75,339	(b)
Debt	4,238	14,353	(c)
Intangible related to concession	97,190	723,292	(d)
Goodwill	421,398	—	(e)

Purchase Price	827,772	914,964

(a)	Difference being amortized over approximately 11 years, representing the average remaining useful lives of the relating assets.
(b)	Difference being amortized over two years, representing the average customer life.
(c)	The adjustment to long-term debt is being amortized by the effective interest method over the remaining maturities of the underlying GT debt obligations.
(d)	The concession is being amortized on a straight-line basis over a 12-year period, representing the remaining term of the license.
(e)	The goodwill recorded for U.S. GAAP purposes represents the amount paid in excess of the fair value of the Holdings. Under Brazilian GAAP, TCP recorded goodwill amounting to R$290,282.

In connection with the 2001 acquisition, the Company committed to purchase the remaining 51% of the outstanding common stock of each of the Holdings for total consideration of US$ 76.3 million, adjusted at a rate of LIBOR plus 4% per year.

Prior to the acquisition of the remaining capital stock of the Holdings described below, the Company did not control the Holdings and consequently accounted for its investment in the Holdings under the equity method under Brazilian GAAP and for U.S. GAAP purposes. The equity income or loss of unconsolidated subsidiaries is presented as non-operating income under U.S. GAAP as opposed to operating income under Brazilian GAAP.

As discussed above, TCP acquired the remaining interest in the Holdings pursuant to a purchase commitment that fixed the purchase price for the remaining 51% of the outstanding common stock of the Holdings (representing a 17% economic interest). At the date of the acquisition, the contracted purchase price exceeded the fair value of the acquired interest in the Holdings. On December 31, 2002, under Brazilian GAAP, TCP elected to record a reserve for loss on its investments of R$170,846. After the recognition of impairment, the remaining goodwill balance under Brazilian GAAP amounted to R$722,693. Under U.S. GAAP, an impairment of R$421,398 was recorded, representing the total amount of the goodwill balance at December 31, 2002. Under both Brazilian GAAP and U.S. GAAP, the fair value of the Holdings was estimated based on an independent valuation performed by “BES Investimento do Brasil S.A.”

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

Following are the components of the U.S. GAAP adjustments to shareholders’ equity related to GT as of September 30, 2005 and December 31, 2004:

	As of September 30, 2005	As of December 31, 2004
Purchase accounting on acquisition of Holdings:
Reversal of goodwill recorded under Brazilian GAAP	(654,293)	(722,693)
Intangible related to concession recorded in U.S. GAAP	1,176,727	1,176,727
Amortization of intangible related to concession	(417,241)	(348,141)
Provision for losses recorded under U.S. GAAP	(89,533)	(89,533)
Property, plant and equipment fair value adjustment	(121,661)	(121,661)
Amortization of fair value of property, plant and equipment adjustment	62,761	52,830
Customer list intangible asset recorded in U.S. GAAP	140,035	140,035
Amortization of customer list	(140,035)	(140,035)
Debt fair value adjustment	25,800	25,800
Amortization of debt fair value adjustment	(24,043)	(23,371)

Total U.S. GAAP adjustments related to acquisition of Holdings	(41,483)	(50,042)

Acquisition of TCO

On April 25, 2003, the Company acquired 64.03% of the voting capital of TCO for approximately R$1,505.6 million, and in November 2003 and October 2004, respectively, the Company completed public tender offers to acquire 26.70% of the voting capital and 32.76% of the preferred shares of TCO for R$538.8 million and R$901,502 million, respectively. After these acquisitions, TCP became the holder of 90.73% of the voting capital of TCO (51.42% of the total capital). Additionally, the Company acquired a portion of the remaining balance of the special goodwill reserve of TCO, which was partially capitalized in amount of R$63.893 on July 29, 2005 in its favor, increasing its interest in TCO to 52.47% of the total capital.

For U.S. GAAP purposes, the purchase price of such acquisitions was allocated as follows:

	2004 Acquisition	2003 Acquisition
Amounts representing 22.11% and 29.31% of the historical net assets of TCO under U.S. GAAP	432,344	429,842

Fair value adjustments:
Property and equipment	27,684	42,211	(a)
Intangible assets—customer list	158,110	163,885	(b)
Debt	—	5,125	(c)
Intangible related to concession	525,052	882,824	(d)
Goodwill	—	831,052	(e)
Deferred income tax	(241,688)	(277,594)

Purchase price	901,502	2,077,345

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

(a)	Difference being amortized over approximately 3 years, representing the weighted average remaining useful lives of the relating assets.
(b)	Difference being amortized over two years, representing the average customer life.
(c)	The adjustment to long-term debt is being amortized by the effective interest method over the remaining maturities of the underlying TCO debt obligations.
(d)	The intangible asset related to the concession is being amortized on a straight-line basis over a period of approximately 18 years, representing the remaining term of the license of Area 8 and the remaining term of the license of Area 7, which expire in 2008, plus one extension of 15 years.
(e)	The goodwill recorded for U.S. GAAP purposes represents the amount paid in excess of the fair value of TCO. Under Brazilian GAAP, TCP recorded goodwill amounting to R$2,134,824.

The following are the components of the U.S. GAAP adjustments to shareholders’ equity related to such acquisitions as of September 30, 2005 and December 31, 2004:

	As of September 30, 2005	As of December 31, 2004
Purchase accounting on acquisition of TCO:
Reversal of goodwill recorded under Brazilian GAAP	(1,471,163)	(1,765,532)
Intangible related to concession recorded in U.S. GAAP	1,407,876	1,407,876
Amortization of intangible related to concession	(252,859)	(195,398)
Property, plant and equipment fair value adjustment	69,895	69,895
Amortization of fair value of property, plant and equipment adjustment	(27,986)	(12,936)
Customer list intangible asset recorded in U.S. GAAP	321,995	321,995
Amortization of customer list	(240,670)	(142,714)
Debt fair value adjustment	5,125	5,125
Amortization of debt fair value adjustment	(3,618)	(2,936)
Goodwill recorded in U.S. GAAP	735,036	786,888
Deferred income tax	(340,859)	(409,633)

Total of the U.S. GAAP adjustments related to acquisition of TCO	202,772	62,630

e. Pension and other post-retirement benefits

TC and TCO participate in two multiemployer benefit plans (PBS-A and PAMA) for their retired employees that are operated and administered by Fundação Sistel de Seguridade Social—SISTEL and provide for the costs of pension and other post-retirement benefits based on a fixed percentage of remuneration, as recommended annually by independent actuaries. For purposes of U.S. GAAP, the Company is only required to disclose its annual contributions and the funded status related to multiemployer plans. These companies also sponsor single-employer defined benefit pension plans (PBS-TCP and PBS-TCO). The provisions of SFAS No. 87, “Employers’ Accounting for Pensions” were applied for the multiemployer plan and the single employer plans with effect from January 1, 1992 because it was not feasible to apply them from the effective date specified in the standard.

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

Under U.S. GAAP, the liability to be recorded using actuarial calculations based on SFAS No. 87 differs from actuarial calculations under Brazilian GAAP. The U.S. GAAP liability exceeded the Brazilian GAAP estimated liability by R$3,337 and R$4,386 as of September 30, 2005 and December 31, 2004, respectively, and has been recorded in the U.S. GAAP reconciliation as an additional liability. A summary of the difference between Brazilian GAAP and U.S. GAAP in accrued pension and other postretirement plan liabilities is as follows:

	As of September 30, 2005			As of December 31, 2004
	U.S. GAAP	Brazilian GAAP	Accumulated difference	U.S. GAAP	Brazilian GAAP	Accumulated difference
PBS-TCP	2,426	—	2,426	2,785	—	2,785
PBS-TCO	(1,015)	—	(1,015)	(1,062)	—	(1,062)
TCP-PREV	1,027	—	1,027	1,117	—	1,117
TCO-PREV	1,257	—	1,257	1,904	—	1,904
PAMA	—	191	(191)	—	191	(191)
PAMA-TCO	—	167	(167)	—	167	(167)

Accrued pension/postretirement liabilities	3,695	358	3,337	4,744	358	4,386

f. Disclosure requirements

U.S. GAAP disclosure requirements differ from those required by Brazilian GAAP. However, in these consolidated financial statements, the level of disclosure has been expanded to comply with U.S. GAAP.

g. Interest expense

Brazilian GAAP requires that interest be shown as part of operating income. Under U.S. GAAP, interest expense would be shown after operating income and accrued interest would be included in accounts payable and accrued expenses.

h. Loss per share

Under Brazilian GAAP, net loss per share is calculated based on the number of shares outstanding at the balance sheet date.

In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, “Earnings per Share”. This statement became effective December 15, 1997, and provides computation, presentation and disclosure requirements for earnings per share.

Since the preferred and common stockholders have different dividend, voting and liquidation rights, basic and diluted earnings per share have been calculated using the “two-class” method. The “two-class” method is an earnings allocation formula that determines earnings per share for preferred and common stock according to the dividends to be paid as required by the Company’s by-laws and participation rights in undistributed earnings.

Basic earnings per common share is computed by reducing net income by distributable and undistributable net income available to preferred shareholders and dividing net income available to common shareholders by the number of common shares outstanding. Net income available to preferred shareholders is the sum of the preferred stock dividends and the preferred shareholders’ portion of undistributed net income. Undistributed net

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

income is computed by deducting total dividends (the sum of preferred and common stock dividends) from net income. Undistributed net income is shared equally by the preferred and common shareholders on a “pro rata” basis. At September 30, 2005 and 2004, the Company was obligated to issue shares to the controlling shareholder for the amount of the tax benefit realized relating to the corporate restructuring described in Note 20. The number of shares issuable was computed considering the balance of the special goodwill reserve (R$693,678 on September 30, 2005 and R$990,169 in September 30, 2004). However, the potentially dilutive shares, consisting solely of the estimate of common shares issuable mentioned above, have been excluded from the computation for the periods presented as their effect would have been anti-dilutive.

For the periods presented below, the weighted average number of shares outstanding reflect the effect of the reverse stock split described in Note 19. The computation of basic and diluted earnings per share is as follows:

	Nine-month periods ended September 30,
	2005		2004
	Common	Preferred	Common	Preferred
Basic numerator:
Allocated net loss to common and preferred shareholders	(137,432)	(248,188)	(85,357)	(158,961)
Basic denominator:
Weighted average shares outstanding	226,765,733	409,517,046	163,753,546	304,960,195
Loss per share—basic	(0.61)	(0.61)	(0.52)	(0.52)

Diluted numerator:
Allocated net loss to common and preferred shareholders	(137,432)	(248,188)	(85,357)	(158,961)
Diluted denominator:
Weighted average shares outstanding	226,765,733	409,517,046	163,753,546	304,960,195
Loss per share—diluted	(0.61)	(0.61)	(0.52)	(0.52)

The Company’s preferred shares are non-voting, except under certain limited circumstances, and are entitled to a preferential, noncumulative dividend and to priority over the common shares in the event of liquidation of the Company. For all periods presented, the Company did not pay dividends for both preferred and common shares.

i. Permanent assets

Brazilian GAAP has a class of assets called permanent assets. This is the collective name for all assets on which indexation adjustments were calculated in the corporate and fiscal law accounts of Brazilian companies until December 31, 1995. Under U.S. GAAP, the assets in this classification would be non-current assets and property, plant and equipment.

Under Brazilian GAAP, gains and losses on disposals of permanent assets are classified as non-operating results. Under U.S. GAAP, these items are recorded in operating results.

j. Leases

The Company has leased certain computer hardware and software under a non-cancelable lease. Under Brazilian GAAP, all leases are considered to be operating leases, with lease expense recorded when paid. For U.S. GAAP purposes, this lease is considered a capital lease as defined in SFAS No. 13, “Accounting for

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

Leases.” Under SFAS No. 13, the Company is required to record the asset at the present value of the minimum lease payments with a corresponding debt obligation. Depreciation is recorded over the shorter of the estimated useful life of the asset or the lease. Interest expense is recognized over the life of the lease and payments under the lease are amortized to principal and interest under the effective interest method.

k. Valuation of long-lived assets and goodwill

Under Brazilian GAAP, an impairment is recognized on long-lived assets such as property, plant and equipment and concession intangibles if the expected net cash flows generated by the respective asset are not sufficient to cover its book value. Under U.S. GAAP, the Company evaluates long-lived assets for impairment using the criteria set forth in SFAS No. 144, “Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed Of.” In accordance with this standard, the Company periodically evaluates the carrying value of long-lived assets to be held and used, when events and circumstances warrant such a review. The carrying value of long-lived assets is considered impaired when the anticipated undiscounted cash flow from such assets is separately identifiable and is less than their carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the assets.

The Company has performed a review of its long-lived assets including property, plant and equipment, finite-lived intangible asset including concession and concluded that the recognition of an impairment charge was not required. The Company’s evaluation of its ability to recover the carrying value of its long-lived assets was based upon projections of future operations that assumed a higher level of revenues and gross margin percentages than the Company has historically achieved. There can be no assurance that the Company will be successful in achieving these improvements in its revenues and gross margin percentages, mainly due to technological and competition environment. Should the Company be unable to achieve such improvements, future impairment provisions may be recorded related to its investments in property, plant and equipment and the licenses acquired to operate its cellular networks by ANATEL.

Under Brazilian GAAP, the amount of goodwill impairment, if any, is measured based on projected undiscounted future operating cash flows. Under U.S. GAAP, pursuant to SFAS 142, “Goodwill and Other Intangible Assets,” goodwill is not amortized and is subject to a yearly impairment test. In performing the yearly impairment test, the Company identifies its reporting units and determines the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets. The Company then determines the fair value of each reporting unit and compares it to the carrying amount of the reporting unit. If the carrying amount of a reporting unit exceeds the fair value of the reporting unit, a second step of the impairment test is performed, which involves the determination of the implicit fair value of the reporting unit by performing a hypothetical purchase accounting calculation. If the implicit value of the goodwill exceeds the book value, an impairment is recognized. The Company performed an impairment test for goodwill under U.S. GAAP relating to the TCO reporting unit on December 31, 2004 and determined that the recognition of an impairment loss was not required. The fair value of this reporting unit was estimated using the present value of future cash flows. The carrying amount of this goodwill at September 30, 2005 amounted to R$735,036.

l. FISTEL tax

Under Brazilian GAAP, the Fistel (Telecommunications Inspection Fund) tax assessed on each activation of a new cellular line is deferred and amortized over the customers’ estimated subscription period. For U.S. GAAP purposes, this tax would be charged directly to the consolidated statement of income.

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

m. Revenue recognition

For U.S. GAAP, the Company recognizes service revenue as the services are provided. Prepaid service revenue is deferred and amortized based on subscriber airtime usage. Sales of handsets along with the related cost of the handsets are deferred and amortized over their estimated useful life. The excess of the cost over the amount of deferred revenue related to handset sales is recognized on the date of sale. The following is a reconciliation of net revenue between Brazilian GAAP and U.S. GAAP:

	Nine-month periods ended September 30,
	2005	2004
Brazilian GAAP net revenue	5,491,745	5,387,805
Reclassification to cost of services and goods:
Taxes on sales	1,421,149	1,294,823
Roaming charges	208,223	129,588
U.S. GAAP adjustments:
Free minutes given in connection with sales of handsets	14,419	(30,922)
Deferred revenues on sales of handsets, net of amortization	24,426	777,550
Deferred revenues on sales of handsets with minute rebates	—	16,244

	7,159,962	7,575,088

(i) Roaming

The Company has roaming agreements with other cellular service providers. When a call is made from within one coverage area by a subscriber of another cellular service provider, that service provider pays the Company for the service at the applicable rates. Conversely, when one of the Company’s customers roams outside the coverage area, the Company pays the charges associated with that call to the cellular service provider in whose region the call was originated and charges the same amount to its subscriber. Under Brazilian GAAP, revenues for roaming charges are recorded net of the related costs when the services are provided. Under U.S. GAAP, revenues and costs for roaming charges should be recorded gross. This difference in accounting had no impact on loss nor on the reconciliation of shareholders’ equity. The impact of this difference under U.S. GAAP was to increase both revenues and cost of goods and services by R$208,223 and R$129,588 for September 30, 2005 and 2004, respectively.

(ii) Value-added and other sales taxes

Under Brazilian GAAP, these taxes are recorded in revenue net of the related tax expense. Under U.S. GAAP, these taxes are recorded gross as revenue and related cost of services and goods. This difference in accounting has no impact in net income (loss) nor in shareholders’ equity. The impact of this difference under U.S. GAAP was to increase both revenues and cost of goods and services by R$1,421,149 and R$1,294,823 for September 30, 2005 and 2004, respectively.

(iii) Deferred revenue on sales of handsets

Under Brazilian GAAP, revenues and costs related to handset sales, including applicable value-added and other sales taxes, are recognized when sold. Under U.S. GAAP, revenue on sales of handsets along with the related cost of the handset, including applicable value-added and other sales taxes, are amortized over their estimated useful life. Any excess of the cost over the amount of deferred revenue related to handset sales is

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

recognized on the date of sale. As substantially all of the Company’s handsets are sold below cost, this difference in accounting had no impact on net income (loss) nor in shareholders’ equity. The unamortized balance of deferred handset revenue and the related balance of unamortized deferred handset costs was R$736,250 as of September 30, 2005 and R$760,677 as of December 31, 2004. The impact of this difference under U.S. GAAP was to increase both net revenues and cost of services and goods by R$24,426 and R$777,550 at September 30, 2005 and 2004, respectively.

(iv) Free minutes given in connection with sales of handsets

Under U.S. GAAP, pursuant to Emerging Issues Task Force (“EITF”) No. 00-21, “Revenue Arrangements with Multiple Deliverables,” the Company began to separately account for free minutes given in connection with sales of handsets. The adoption of EITF No. 00-21 is effective prospectively for transactions entered into as from January 1, 2004. Consequently, a portion of the revenue generated from the sale of handsets is allocated to the free minutes given and deferred based on the fair value of the minutes. The revenues associated with the free minutes are then recognized based on subscriber airtime usage. Under Brazilian GAAP, the Company does not separately account for free minutes given in connection with sales of handsets.

n. Derivative financial instruments

As mentioned in Note 18, the Subsidiaries have entered into foreign currency swap contracts for long-term agreements at various exchange rates, in the notional amount of US$1,276.8 million, €13,578 million and JPY8,247 million at September 30, 2005 (US$1,057.2 million, €25,136.5 million and JPY6,827.4 million at December 31, 2004). Under Brazilian GAAP, foreign currency swap contracts are recorded at their settlement amount based on the terms of the contract at the balance sheet date.

In 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” which was subsequently amended by SFAS Nos. 137, 138 and 149. SFAS No. 133 must be applied to all derivative instruments and certain derivative instruments embedded in hybrid instruments and requires that such instruments be recorded in the balance sheet either as an asset or liability measured at its fair value. Changes in the derivative’s fair value are recognized currently in earnings unless specific hedge accounting criteria are met. The adoption of SFAS No. 133 on January 1, 2000 did not have a material effect on the Company’s financial statements.

If the derivative is designated as a hedge, depending on the nature of the hedge, changes in the fair value of derivatives that are considered to be effective, as defined, will either offset the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or will be recorded in other comprehensive income until the hedged item is recorded in earnings. Any portion of a change in a derivative’s fair value that is considered to be ineffective, as defined, must be immediately recorded in earnings. Any portion of a change in a derivative’s fair value that the Company has elected to exclude from its measurement of effectiveness, such as the change in time value of option contracts, will also be recorded in earnings.

The Company has designated certain cross-currency swap contracts that relate to transactions in which a fixed-rate, foreign currency-denominated loan is converted into a variable-rate, functional currency-denominated loan as fair value hedges. The Company had R$2,114.1 million (US$765.5 million, JPY8,247.0 million) as of September 30, 2005, and R$1,912.9 million (US$653.9 million and JPY6,827.4 million) as of December 31, 2004, of cross-currency swap contracts with a fair value of R$2,205.1 million as of September 30, 2005 (R$1,998.1 million as of December 31, 2004) designated as fair value hedges of a portion of the Company’s foreign currency-denominated debt. The Company is hedging the related foreign currency (U.S. dollar) and

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

interest rate risk associated with such indebtedness. These derivatives qualified for hedge accounting as the terms of the swap contracts are equal to the terms of the underlying debt. The Company calculates the effectiveness of these hedges both at inception and on an ongoing basis (i.e. at least quarterly), and ineffectiveness, if any, is recorded in the statement of operations for U.S. GAAP. The hedged debt is also adjusted to fair value under the fair value hedge rules of SFAS 133. At September 30, 2005 and 2004, the fair value of the Company’s debt subject to these accounting hedges is higher than their respective book values by R$12.1 million and R$32.2 million, respectively, representing the related mark-to-market adjustment, which was recorded in the statement of loss as part of financial expense, net for the nine-months ended September 30, 2005 and December 30, 2004. The U.S. GAAP adjustment reflects the difference between the recorded value of these hedges and the related debt under Brazilian GAAP and their fair values under U.S. GAAP.

The Company’s remaining derivative contracts for the periods presented have not been accounted for using hedge accounting. Consequently, these derivative contracts are recorded at fair value at September 30, 2005 and December 31, 2004.

o. License acquisition interest capitalization

The incurred interest between the date of the documentation and the submission of a proposal to obtain a license to provide Band B mobile telephone services and the date of the initial operations of GT was recorded as a deferred asset according to Brazilian GAAP. Under U.S. GAAP, the interest was capitalized as license acquisition cost. The amount of the reversal relates to differences in interest accrued in 1998.

p. Amortization of license acquisition costs

GT recorded amortization of license acquisition costs during the start-up period as deferred assets according to Brazilian GAAP. Under U.S. GAAP, such amortization was reversed and the amortization period starts on the start-up date, January 1, 1999, the date that GT began to operate.

For Brazilian GAAP purposes, the amortization period of the concession (license) for the Band B company Norte Brasil Telecom S.A. (NBT) is 30 years from 2000, which includes an additional 15 years assuming renewal by Anatel. For U.S. GAAP purposes, the amortization period of 15 years includes only the initial term of the concession. In 2001, NBT changed the amortization period to 15 years with the aim of conforming Brazilian GAAP treatment to U.S. GAAP treatment.

q. Deferred assets

GT has recorded pre-operational costs as deferred assets, to be amortized on a straight-line basis over 10 years, as allowed by Brazilian GAAP. Under U.S. GAAP, these costs are recorded as expenses when incurred.

r. Advance to affiliate

In January 2002, TCO made an advance payment of R$34,259, adjusted based on market rates, to BID S.A. corresponding to the present value of the tax benefit contributed by BID S.A. to TCO relating to the goodwill paid by BID S.A. for TCO’s shares. With this transaction, TCO relieved itself of the obligation to issue the corresponding shares to BID S.A. in the future. On December 2004, such balance of advance payment was R$15,584. Under Brazilian GAAP, the amount of R$15,584 was recorded as an advance to an affiliate. For U.S. GAAP purposes, such transaction would be recorded as a distribution to shareholders. Additionally, for U.S. GAAP purposes, no interest income would be accrued related to this transaction.

In 2005, this advance was converted to capital reserve in TCO, as a special goodwill reserve.

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

Reconciliation of the Net Loss differences between Brazilian GAAP and U.S. GAAP:

	Nine-month periods ended September 30,
	2005	2004
Brazilian GAAP net loss	(591,623)	(255,506)
Add (deduct):
Different criteria for:
Amortization of monetary restatement of 1996 and 1997	(14,212)	(12,697)
Gain (loss) on disposal of assets monetarily restated in 1996 and 1997	648	(3,845)
Capitalized interest	15,327	22,118
Amortization of capitalized interest	5,487	(2,559)
Sales of handset with minute rebates	—	16,244
Pension plan	1,049	(504)
Exchange of shares for minority interest:
Depreciation of fair value adjustment to fixed assets	7,010	7,165
Amortization of concession	(2,612)	(1,854)
FISTEL taxes	19,940	(40,360)
Difference in criteria for capital leases	(4,501)	10,299
Derivative contracts	18,548	82,054
Amortization of licence acquisition costs	(7,025)	(4,363)
Advance to affiliate	15,584	29,484
Amortization of deferred assets	26,961	27,156
Donations	(107)	8
Acquisitions:
Reversal of goodwill amortization according to Brazilian GAAP	362,769	175,230
Reversal of tax benefit on amortization of goodwill according to Brazilian GAAP	(34,222)	(17,733)
Depreciation impact	(5,120)	4,658
Amortization on purchase price allocations to customer list	(97,957)	(71,528)
Amortization of intangible related to concession	(126,561)	(162,988)
Additional interest expense on purchase price allocation of debt.	(1,354)	(1,508)
Free minutes given in connection with sales of handsets	14,419	(30,922)
Deferred tax effect on the above adjustments	30,805	(1,625)
Minority interest on the above adjustments	(18,873)	(10,742)

U.S. GAAP net loss	(385,620)	(244,318)

	Nine-month periods ended September 30,
	2005	2004
Loss per thousand shares in accordance with U.S. GAAP
Common and preferred shares—Basic and diluted	(0.61)	(0.52)
Weighted average common shares—Basic and diluted (thousands)	226,765,733	163,753,546

Weighted average preferred shares—Basic and diluted (thousands)	409,517,046	304,960,195

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

Reconciliation of the Shareholders’ Equity differences between Brazilian GAAP and U.S. GAAP:

	As of September 30, 2005	As of December 31, 2004
Brazilian GAAP shareholders’ equity	4,315,765	2,907,380
Add (deduct):
Different criteria for:
Monetary restatement of 1996 and 1997	323,218	322,570
Amortization of monetary restatement of 1996 and 1997	(315,826)	(301,614)
Capitalized interest	102,627	87,300
Amortization of capitalized interest	(4,319)	(9,806)
Free minutes given in connection with sales of handsets	(34,624)	(49,043)
Pension plan	(3,337)	(4,386)
Exchange of shares for minority interest:
Adjustment to fixed assets exchange of shares for minority interest	(98,713)	(98,713)
Accumulated depreciation	74,048	67,038
Adjustment to concession	68,621	68,621
Amortization of concession	(8,598)	(5,986)
FISTEL taxes	(83,482)	(103,422)
Value of fixed assets net of depreciation—capital leases	30,189	35,331
Capital lease obligations	—	(641)
Fair value of derivative contracts	(46,443)	(64,991)
Interest capitalized on license acquisition costs	42,006	42,006
Amortization of license acquisition costs	(895)	6,130
Deferred assets, net of accumulated amortization	(139,477)	(166,438)
Advance to affiliate	—	(15,584)
Donations	(966)	(859)
Acquisitions:
Acquisition of GT and Holdings	(41,483)	(50,042)
Acquisition of TCO	202,770	62,630
Deferred taxes on the above adjustments	(9,834)	10,505
Minority interest on the above adjustments	(21,212)	(2,339)

U.S. GAAP shareholders’ equity	4,350,035	2,735,647

	As of September 30, 2005	As of December 31, 2004
Supplementary balance sheet information U.S. GAAP:

Total assets	13,851,368	14,226,289
Property, plant and equipment	11,845,796	11,506,526
Accumulated depreciation	(6,026,349)	(5,856,873)

Net property, plant and equipment	5,819,447	5,649,653

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

Changes in the consolidated shareholders’ equity under U. S. GAAP

As of September 30, 2005
Shareholders’ equity under U.S. GAAP as of beginning of the year	2,735,647

Capital increase	2,000,000
Premium paid on acquisition of fractional shares	8
Net loss	(385,620)

Shareholders’ equity under U.S. GAAP as of September 30, 2005	4,350,035

22. Additional disclosures required by U.S. GAAP

a. Intangible assets

Following is a summary of the Company’s intangible assets subject to amortization under U.S. GAAP:

	As of and for the Nine-months ended September 30, 2005			As of December 31, 2004 and for the Nine-months ended September 30, 2004
	Concession	Software use rights	Customer list	Concession	Software use rights	Customer list
Gross	3,671,707	1,618,619	462,030	3,671,707	1,214,080	462,030
Accumulated amortization	(1,160,042)	(848,733)	(380,706)	(977,423)	(675,404)	(282,749)
	(89,533)	—	—	(89,533)	—	—

Net	2,422,132	769,886	81,324	2,604,751	538,676	179,281

Amortization expense	182,619	173,329	97,957	218,287	158,095	71,528

Amortization period	(a )	5 years	2 years	(a )	5 years	2 years

(a)	Amortized on a straight-line method over the concession period until April, 2013 for GT and until 2023 for TCO.

The estimated aggregate amortization expense for the next five years is as follows:

Amount
October 1 to December 31, 2005	163,837
2006	626,503
2007	526,723
2008	325,486
2009	243,489
January 1 to September 30, 2010	182,617

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

b. Capital leases

The following summarizes the amounts related to the assets and accumulated depreciation for U.S. GAAP purposes of the related assets under the Company’s capital lease obligations:

As of September 30, 2005
Property, plant and equipment:
Software	70,774
Less: accumulated amortization	(40,585)

30,189

There is no future minimum payment to be disclosed since all the lease obligations were settled up to September 30, 2005.

c. Concentration of risk

Credit risk with respect to trade accounts receivable is diversified. The Company continually monitors the level of trade accounts receivable and limits the exposure to bad debts by cutting access to the telephone network if any invoice is 15 days past due. Exceptions comprise telephone services that must be maintained for reasons of safety or national security.

In conducting their business, Telesp Celular S.A. and Global Telecom are fully dependent upon the cellular telecommunications authorizations granted by the Federal Government.

There is no concentration of available sources of labor, services, concessions or rights, other than those mentioned above, that could, if suddenly eliminated, severely impact the Company’s operations.

d. Commitments

Budgeted capital expenditure commitments for 2005 are approximately R$1,306.0 million of which R$944.8 million has been incurred in the nine-month period ended September 30, 2005. Most of the 2005 capital expenditures are related to infrastructure, information technology and transmission equipment.

The Company is subject to obligations concerning quality of services, network expansion and modernization, as established in our authorizations and our original concession agreements. The Company believes that it is currently in compliance with its quality of service and expansion obligations.

e. Segment information

The Company has determined that its reportable segments are those that are based on the Company’s method of internal reporting. The reportable segments of the Company are Telesp Celular, Global Telecom and TCO. These reportable segments are strategic business subsidiaries that operate in different concession areas and are in different phases of development and therefore, are managed and funded separately.

The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. Intersegment sales are recorded at cost.

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

Following is information on the Company’s reportable segments as of and for the nine-months ended September 30, 2005:

	Telesp Celular	Global Telecom	Tele Centro Oeste	Other	Eliminations	Consolidated
Net operating revenue	3,187,017	602,517	1,702,211	—	—	5,491,745
Operating income (loss)	228,520	(219,327)	216,445	(338,986)	(91,464)	(204,812)
Net income (loss)	125,436	(219,376)	58,391	(423,066)	(133,008)	(591,623)
Total assets	5,937,296	2,632,292	4,787,206	443,647	(269,347)	13,531,094

Following is information on the Company’s reportable segments as of December 31, 2004 and for the nine months ended September 30, 2004:

	Telesp Celular	Global Telecom	Tele Centro Oeste	Other	Eliminations	Consolidated
Net operating revenue	3,195,853	590,409	1,601,543	—	—	5,387,805
Operating income (loss)	534,159	(153,478)	369,440	(43,252)	(400,434)	306,435
Net income (loss)	439,970	(150,823)	161,716	(440,196)	(266,173)	(255,506)
Total assets	6,107,360	3,563,059	4,223,061	980,825	(743,136)	14,131,169

f. New accounting standards

In March 2005, the FASB issued FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations,” an interpretation of FASB Statement No. 143 (FIN 47). FIN 47 clarifies that an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the fair value of the liability can be reasonably estimated. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective for the year ended December 31, 2005 for calendar year companies. The Company is currently evaluating FIN 47 to determine the impact on its consolidated financial statements.

In March 2004, the Emerging Issues Task Force of the FASB reached a consensus on EITF 03-06 (Participating Securities and the Two-Class Method under FASB Statement No. 128) that an entity would allocate losses to a nonconvertible participating security in periods of net loss if, based on the contractual terms of the participating security, the security had not only the right to participate in the earnings of the issuer, but also a contractual obligation to share in the losses of the issuing entity on a basis that was objectively determinable. Determination of whether a participating security holder has an obligation to share in the losses of the issuing entity in a given period must be made on a period-by-period basis, based on the contractual rights and obligations of the participating security. EITF Issue No. 03-06 is effective for fiscal periods beginning after March 31, 2004. The Company is currently evaluating EITF 03-06 to determine the impact on its consolidated financial statements.

* * * * * * * * * * *

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2005 AND 2004

Definitions:

Brazilian GAAP—Generally accepted accounting principles in Brazil.

U.S. GAAP—Generally accepted accounting principles in the United States of America.

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS AS OF SEPTEMBER 30, 2005 AND DECEMBER 31, 2004

(In thousands of Brazilian reais)

	Note	As of September 30, 2005	As of December 31, 2004
ASSETS

Current assets:
Cash and cash equivalents		906,421	951,186
Short-term investments pledged as collateral	11	160,051	—
Trade accounts receivable, net	12	570,325	477,135
Inventories		104,394	193,510
Recoverable taxes	13	167,240	170,366
Deferred income taxes	10c	178,206	104,016
Prepaid expenses		63,246	39,960
Other current assets		21,370	28,145

Total current assets		2,171,253	1,964,318

Noncurrent assets:
Recoverable taxes	13	44,648	42,938
Deferred income taxes	10c	411,440	416,507
Prepaid expenses		6,416	11,486
Other assets		15,462	30,072

Total noncurrent assets		477,966	501,003

Permanent assets:
Investments		3,325	4,196
Property, plant and equipment, net		1,132,686	1,104,290
Deferred assets, net		19,039	21,848

Total permanent assets		1,155,050	1,130,334

Total assets		3,804,269	3,595,655

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS AS OF SEPTEMBER 30, 2005 AND DECEMBER 31, 2004

(In thousands of Brazilian reais)

	Note	As of September 30, 2005	As of December 31, 2004
LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Payroll and related accruals		19,492	21,447
Accounts payable and accrued expenses		306,287	467,382
Taxes other than income taxes		90,886	102,885
Dividends payable		143,249	144,395
Loans and financing	14a	78,161	102,727
Derivative contracts	14d	21,159	13,930
Reserve for contingencies	16	9,528	5,473
Other current liabilities	15	84,629	27,922

Total current liabilities		753,391	886,161

Noncurrent liabilities:
Loans and financing	14a	62,490	123,557
Reserve for contingencies	16	137,072	128,644
Derivative contracts	14d	7,067	6,811
Pension and other post-retirement plans		167	167
Other liabilities	15	8,630	8,687

Total noncurrent liabilities		215,426	267,866

Shareholders’ equity:
Capital stock	17a	1,021,737	792,966
Treasury shares		—	(49,109)
Capital reserves	17c	629,063	574,922
Income reserves	17d	692,646	857,524
Retained earnings		491,880	265,199

Total shareholders’ equity		2,835,326	2,441,502

Funds for capitalization		126	126

SHAREHOLDERS’ EQUITY AND FUNDS FOR CAPITALIZATION		2,835,452	2,441,628

Total liabilities, shareholders’ equity and funds for capitalization		3,804,269	3,595,655

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2005 AND 2004

(In thousands of Brazilian reais, except per shares data)

		Nine-month periods ended September 30,
	Note	2005	2004
Net operating revenue	4	1,702,211	1,601,543
Cost of services and goods sold	5	(729,350)	(619,307)

Gross profit		972,861	982,236
Operating expenses:
Selling expenses	6	(499,739)	(340,105)
General and administrative expenses	7	(133,847)	(114,130)
Other operating income, net	8	1,326	6,328

Operating income before financial net income		340,601	534,329
Financial income, net	9	93,227	50,855

Operating income		433,828	585,184
Net non-operating (expenses) income		2,994	(2,074)

Net income before income and social contribution taxes and minority interest		436,822	583,110
Income and social contribution taxes	10	(161,048)	(202,439)
Minority interest		—	(3,211)

Net income		275,774	377,460

Outstanding shares at September, 30 (in thousands)	17	130,068 (1)	380,877,925 (1)

Earnings per shares		2.12 (1)	0.00099 (1)

(1)	On March 31, 2005, the shareholders approved a reverse stock split in the proportion of 3,000 shares to 1 share of the same class. Had the reverse stock split occurred on September 30, 2004, shares outstanding and earnings per share for the nine-month period ended September 30, 2004 would have amounted to 126,959,308 and R$2.97, respectively.

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2005

(In thousands of Brazilian reais)

			Capital reserves					Income reserves
	Capital Stock	Treasury shares	Interest on construction	Share premium	Special goodwill reserve	Donations and subsidies	Tax incentive	Legal reserve	Reserve for expansion	Retained earnings	Total
Balances at December 31, 2004	792,966	(49,109)	4,505	37,533	532,731	—	153	107,291	750,233	265,199	2,441,502
Capital increase with reserve—Special Meeting on March 31, 2005	164,878	—	—	—	—	—	—	—	(164,878)	—	—
Capital increase with goodwill reserve - Special Meeting on July 29, 2005	63,893	—	—	—	(63,893)	—	—	—	—	—	—
Special goodwill reserve realization	—	—	—	—	(15,584)	—	—	—	—	—	(15,584)
Special goodwill reserve realization of TCP	—	—	—	—	133,370	—	—	—	—	—	133,370
Treasury share disposals	—	16	—	—	—	—	—	—	—	—	16
Goodwill on treasury share disposals	—	—	—	—	24	—	—	—	—	—	24
Treasury share cancellations	—	49,093	—	—	—	—	—	—	—	(49,093)	—
Donations and subsidies	—	—	—	—	—	224	—	—	—	—	224
Net Income	—	—	—	—	—	—	—	—	—	275,774	275,774

Balances at September 30, 2005	1,021,737	—	4,505	37,533	586,648	224	153	107,291	585,355	491,880	2,835,326

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2005 AND 2004

(In thousands of Brazilian reais)

	Nine-month periods ended September 30,
	2005	2004
SOURCES OF FUNDS:
From operations:
Net income	275,774	377,460
Items not affecting working capital:
Depreciation and amortization	191,370	150,658
Minority interest	—	3,211
Monetary and exchange variations on noncurrent assets and liabilities	3,417	18,303
Net book value of permanent asset disposals	139	898
Reserve for contingencies	2,346	2,306
Loss on derivative long-term contracts	6,730	1,769
Amortization of goodwill	1,171	1,171
Long-term deferred income tax	520	1,936
Gain on extinguishment of liabilities	(7,374)	—
Others	—	402

Total	474,093	558,114

From shareholders:
Treasury stock	40	—
Unclaimed dividends and interest on shareholders’ equity	—	2,450

Total	40	2,450

From third parties:
Increase in long-term loans and financing	—	5,257
Transfer from noncurrent assets to current assets	135,376	79,102
Special Reserve adjustment—merger tax benefit	27,126	103,890
Donations and subsidies	224	—

Total Sources	636,859	748,813

USES OF FUNDS:
Additions to property, plant and equipment	217,095	286,382
Additions to deferred assets	—	154
Increase in deferred taxes	3,479	29,946
Increase in prepaid expenses	10,448	15,144
Transfer from long-term to current liabilities	57	—
Increase in long-term legal deposits	1,305	—
Transfer from long term loans, financing and derivatives to current liabilities	57,504	67,671
Increase in noncurrent assets	6,966	36,342
Capital reductions	—	100
Other investments	300	—
Treasury stock	—	55

Total Uses	297,154	435,794

INCREASE IN WORKING CAPITAL	339,705	313,019

REPRESENTED BY:

Current assets	206,935	261,124
Beginning of period	1,964,318	1,618,233
End of period	2,171,253	1,879,357

Current liabilities	132,770	51,895
Beginning of period	886,161	731,491
End of period	753,391	679,596

INCREASE IN WORKING CAPITAL	339,705	313,019

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2005 AND 2004

(In thousands of Brazilian reais)

	Nine-month periods ended September 30,
	2005	2004
Cash flows provided by operations:
Net cash from operating activities	373,810	459,404

Investing activities:
Additions to investments	(300)	—
Additions to property, plant and equipment	(216,871)	(286,382)
Addition to deferred assets	—	(154)
Short-term investments pledged as collateral	(160,051)	—
Proceeds from asset disposals	527	1,035

Net cash from investing activities	(376,695)	(285,501)

Financing activities:
Loans repaid	(70,184)	(137,156)
New loans obtained	—	38,063
Net settlement on derivatives contracts	(12,419)	(4,723)
Proceeds from sale of treasury shares	40	—
Purchase of treasury shares	—	53
Interest on shareholders’ equity/dividends paid	(1,146)	(139)
Cash received relating to reverse stock split	41,829	—
Decrease in capital stock	—	(100)

Net cash from financing activities	(41,880)	(104,002)

Increase (decrease) in cash and cash equivalents	(44,765)	69,901
Cash and cash equivalents:
At the beginning of the period	951,186	972,054
At the end of the period	906,421	1,041,955

Supplemental cash flow information
	Nine-month periods ended September 30,
	2005	2004
Income and social contribution tax paid	154,006	189,318
Interest paid	11,879	14,357

Noncash transaction:
Donations and subsidies	224	—
Contribution of tax benefit by shareholders	133,370	510,788

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

1. Operations and background

Tele Centro Oeste Celular Participações S.A. (“TCO” or the “Company”) is a publicly-traded company, which, as of September 30, 2005, is controlled by Telesp Celular Participações S.A.—“TCP” (90.59% of the voting capital and 52.47% of total capital).

The Company is the controlling shareholder of the operators Telegoiás Celular S.A. (“Telegoiás”), Telemat Celular S.A. (“Telemat”), Telems Celular S.A. (“Telems”), Teleron Celular S.A. (“Teleron”), Teleacre Celular S.A. (“Teleacre”) and Norte Brasil Telecom S.A. (“NBT”), which provides mobile telephone services, including activities necessary or useful to the provision of these services in the north and middle-west regions of Brazil, through authorizations which were granted to them.

The authorization granted to TCO expires on July 24, 2006, and its subsidiaries’ authorization expires as follows:

Subsidiary	Operating area by States	Expiration date of concession/authorization
Telegoiás	Goiás and Tocantins	10/29/2008
Telemat	Mato Grosso	03/30/2009
Telems	Mato Grosso do Sul	09/28/2009
Teleron	Rondônia	07/21/2009
Teleacre	Acre	07/15/2009
NBT	Amazonas, Roraima, Amapá, Pará and Maranhão	11/29/2013

The above concessions/authorizations may be renewed for a 15-year period. The Company will be subject to an annual fee of approximately 1% of the operating annual revenues during the renewal period.

The business of the Company and its subsidiaries is regulated by the National Telecommunications Agency—ANATEL (“Agência Nacional de Telecomunicações”), the telecommunication industry regulator in accordance with Law No. 9,472, of July 16, 1997, and the related regulations, decrees, decisions and complementary plans.

On March 28, 2005, the Board of Directors of TCO approved the merger of Teleacre, Telegoiás, Teleron and Telems into the Company, and the merger of Telemat into the subsidiary TCO IP S.A. (“TCO IP”). The merger proposals were presented to ANATEL for approval on June 7 and 27, 2005, respectively. The purpose of these proposed mergers is to achieve financial and operational benefits through reductions in administrative costs.

2. Presentation of financial statements

The consolidated financial statements include the accounts of TCO and its subsidiaries. Intercompany transactions and balances have been eliminated. The consolidated financial statements include as of September 30, 2005, balances and transactions of the subsidiaries Telegoiás, Telemat, Telems, Teleron, Teleacre, NBT and TCO IP.

In the Company’s opinion, all adjustments necessary for a fair presentation of the unaudited results of operations for the nine-month periods ended September 30, 2005 and 2004 are included. All such adjustments are accruals of a normal and recurring nature. The results of operations for period September 30, 2005 are not necessarily indicative of the results of operations to be expected for the full year. The accompanying consolidated financial statements are unaudited and should be read in conjunction with the consolidated financial statements for the year ended December 31, 2004, as appearing in the Company’s Annual Report on Form 20-F filed on April 15, 2005.

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

The presentation of the consolidated financial statements is consistent with the presentation of the published financial statements of the Company in Brazil, from which the financial information was extracted, except for certain reclassifications and changes in terminology within the consolidated balance sheets and the consolidated statements of loss, which have been made to conform the previously published financial statements to the presentation included herein. The financial statements as of September 30, 2004 and December 31, 2004 have been reclassified, where applicable, for comparability.

3. Summary of the principal accounting policies

The unaudited interim condensed consolidated financial statements are expressed in thousands of Brazilian reais (“R$”), except when mentioned, and have been prepared in accordance with accounting practices adopted in Brazil, which include the accounting practices derived from Brazilian corporate law, regulations applicable to public telecommunications service concessionaires and accounting regulations and procedures established by the Brazilian Securities Commission (CVM)), hereinafter referred to as “Brazilian GAAP”.

The principal accounting practices adopted by the Company and its subsidiaries in the preparation of these interim financial statements are the same as those described in the consolidated financial statements as of and for the year ended December 31, 2004.

4. Net operating revenue

	Nine-month periods ended September 30,
	2005	2004
Monthly subscription charges	81,718	117,505
Usage charges	1,074,410	891,307
Additional call charges	42,479	25,051
Interconnection	612,096	643,069
Data services	108,043	79,203
Other services	59,363	43,062

Gross revenue from services	1,978,109	1,799,197

Value-added tax on services–ICMS	(347,964)	(286,968)
PIS and COFINS	(69,188)	(62,226)
ISS	(497)	(529)
Discounts granted	(76,805)	(74,969)

Net revenue from services	1,483,655	1,374,505

Sale of handsets and accessories	344,247	330,508
Value-added tax on sales–ICMS	(52,322)	(56,560)
PIS and COFINS	(27,611)	(32,479)
Discounts granted	(26,721)	(89)
Returns of goods	(19,037)	(14,342)

Net revenue from sales of handsets and accessories	218,556	227,038

Total net operating revenue	1,702,211	1,601,543

There are no customers which contributed with more than 10% of total gross operating revenue in the nine-month periods ended September 30, 2005 and 2004, except for Brasil Telecom S.A.—BrT, a fixed-telephone operator, which contributed with approximately 16% and 23% of the total gross revenue, respectively, mainly through interconnection revenues.

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

5. Cost of services and goods sold

	Nine-month periods ended September 30,
	2005	2004
Cost of goods sold	(372,616)	(360,058)
Depreciation and amortization	(139,540)	(114,888)
Personnel	(17,925)	(15,937)
Supplies	(3,747)	(3,110)
Outsourced services	(32,986)	(27,315)
Leased lines	(28,166)	(18,882)
Rent, insurance and other related expenses	(10,700)	(12,742)
Interconnection	(42,788)	(59,155)
Fistel fees and other taxes	(80,863)	(7,190)
Others	(19)	(30)

Total	(729,350)	(619,307)

6. Selling expenses

	Nine-month periods ended September 30,
	2005	2004
Outsourced services	(203,897)	(153,662)
Personnel	(57,910)	(49,534)
Supplies	(9,464)	(12,543)
Advertising	(58,582)	(51,843)
Rent, insurance and other related expenses	(6,587)	(6,239)
Taxes and contributions	(396)	(462)
Depreciation and amortization	(33,234)	(14,051)
Allowance for doubtful accounts receivable	(111,636)	(49,164)
Others	(18,033)	(2,607)

Total	(499,739)	(340,105)

7. General and administrative expenses

	Nine-month periods ended September 30,
	2005	2004
Personnel	(37,027)	(38,554)
Supplies	(2,940)	(2,390)
Outsourced services	(58,458)	(40,279)
Rent, insurance and other related expenses	(11,276)	(6,234)
Taxes and contributions	(1,807)	(3,184)
Depreciation and amortization	(15,383)	(18,312)
Others	(6,956)	(5,177)

Total	(133,847)	(114,130)

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

8. Other operating income, net

	Nine-month periods ended September 30,
	2005	2004
Income:
Fines	17,033	21,778
Recovered expenses	6,842	1,081
Reversal of reserves for contingencies	3,895	2,659
Shared infrastructure	7,613	3,189
Sales incentives	22,219	9,773
Other	1,550	176

Total	59,152	38,656

Expenses:
Reserve for contingencies	(12,903)	(9,926)
Amortization of deferred charges	(3,213)	(3,407)
Amortization of goodwill	(1,171)	(1,171)
Contributions and taxes other than income	(35,645)	(16,737)
Other	(4,894)	(1,087)

Total	(57,826)	(32,328)

Other operation income, net	1,326	6,328

9. Financial income, net

	Nine-month periods ended September 30,
	2005	2004
Financial income:
Interest income	152,054	131,023
Monetary/exchange variation on assets	13,143	127
PIS/COFINS on financial income	(6,146)	(11,953)

Total	159,051	119,197

Financial expenses:
Interest expense	(40,342)	(39,077)
Monetary/exchange variation on liabilities	(5,578)	(22,473)
Derivative transactions, net	(19,904)	(6,792)

Total	(65,824)	(68,342)

Financial income, net	93,227	50,855

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

10. Income and social contribution taxes

The Company and its subsidiaries estimate monthly the amounts of income and social contribution taxes on an accrual basis, paying the taxes based on a monthly estimate. The composition of income tax and social contribution is as follows:

a) Components of income taxes

	Nine-month periods ended September 30,
	2005	2004
Income tax	(129,158)	(116,050)
Social contribution	(46,564)	(41,928)
Deferred income tax	10,790	(32,170)
Deferred social contribution	3,884	(12,291)

Total	(161,048)	(202,439)

b) Reconciliation of effective tax rate

The following table provides a reconciliation of the amount calculated by applying the combined statutory tax rates on the reported income before taxes and the reported income tax expense for nine-month periods ended September 2005 and 2004:

	Nine-month periods ended September 30,
	2005	2004
Income before taxes as reported	436,822	583,110

Taxes expense at combined statutory rate	(148,519)	(198,257)
Permanent additions:
Nondeductible expenses	(12,123)	(3,053)
Others	(377)	(1,013)
Permanent exclusions:
Additional income tax difference	108	—
Others	—	(116)
Unrecognized tax loss carryforwards and temporary differences (i)	(137)	—

Income and social contribution taxes	(161,048)	(202,439)

Effective rate	36.9%	34.7%

(i)	The subsidiary TCO IP did not recognize deferred income and social contribution taxes on tax loss carryforwards and temporary differences, due to projected tax losses in the short term.

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

c) Composition of deferred income tax assets

Deferred income tax assets based on temporary differences are comprised of the following:

	As of September 30, 2005	As of December 31, 2004
Tax credits recorded on corporate restructuring	505,886	451,437
Allowance/reserve for:
Inventory obsolescence	4,399	2,739
Contingencies	38,130	34,114
Doubtful accounts receivable	12,772	11,478
Suppliers	13,562	18,031
Others	9,028	2,724
Tax loss carryforwards	5,869	—

Total	589,646	520,523

Current	178,206	104,016
Noncurrent	411,440	416,507

Deferred taxes have been recorded if it is more likely than not that they will be realized, as follows:

a) Tax credits recorded on corporate restructuring consist of the tax benefits recorded as a result of the corporate restructurings described in Note 20. The realization of these tax credits occurs in the same proportion as the amortization of goodwill, which ends in July 2010. The recovery of the credit during this period is supported by external consultants’ studies used in the corporate restructuring process.

b) Temporary differences: The realization of temporary differences will occur by payment of provisions, effective losses on allowance for doubtful accounts or realization of inventories.

c) Tax loss carryforwards will be offset up to a limit of 30% per year of future taxable income.

At the end of the 2004 fiscal year, the Company and its subsidiaries prepared technical feasibility studies, approved by the Board of Directors, which indicated full recovery of the deferred taxes recognized as determined by CVM Resolution No. 371. Management did not identify any change that could affect the conclusions of these studies as of September 30, 2005.

11. Short-term investments pledged as collateral

	As of September 30, 2005	As of December 31, 2004
Short-term investments pledged as collateral (1)	160,051	—

(1)	Represents short-term investments pledged as collateral in connection with lawsuits.

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

12. Trade accounts receivable, net

	As of September 30, 2005	As of December 31, 2004
Unbilled amounts	75,073	65,859
Billed amounts	295,337	180,907
Interconnection	169,533	134,564
Products sold	67,945	129,563
Allowance for doubtful accounts receivable	(37,563)	(33,758)

Total	570,325	477,135

There are no customer which contributed with more than 10% of accounts receivables net at of September 30, 2005 and December 31, 2004, except for Brasil Telecom S.A.—BrT, which represented approximately 8% and 16%,, respectively, mainly through interconnection charges.

Changes in the allowance for doubtful accounts receivable were as follows:

	Nine-month periods ended September 30,
	2005	2004
Balance at beginning of year	33,758	33,828
Allowance for doubtful accounts receivable charged to selling expenses	111,636	49,164
Write-offs	(107,831)	(48,894)

Ending balance	37,563	34,098

13. Recoverable taxes

	As of September 30, 2005	As of December 31, 2004
Prepaid income and social contribution taxes	4,566	33,647
Withholding income tax	76,070	57,808
Recoverable ICMS (State VAT)	87,630	82,446
Recoverable PIS and COFINS (taxes on revenue) and others	24,809	32,048

	193,075	205,949

ICMS on deferred sales	18,813	7,355

	211,888	213,304

Current	167,240	170,366
Noncurrent	44,648	42,938

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

14. Loans and financing

a) Composition of debt

Description	Currency	Annual interest	Final maturity	As of September 30, 2005	As of December 31, 2004
BNDES	R$	TJLP + 3.5% to 4%	01/15/2008	89,561	125,981

Export Development Corporation—EDC	US$	LIBOR (6 months) + 3.9% to 5%	12/14/2006	41,009	71,158

BNDES—basket of variation	UMBNDES	Variation UMBNDES basket + 3.5%	01/15/2008	7,001	11,232
Teleproduzir (*)	R$	0.2% p.m.	07/31/2012	—	15,159
Other	R$	Column 20-FGV inflation index	10/31/2008	1,407	1,523
Accrued interest				1,673	1,231

Total				140,651	226,284

Current				78,161	102,727
Noncurrent				62,490	123,557

(*)	This financing was prepaid in August 2005 at a discount of R$7,425, which was recorded as financing income.

TJLP—Brazilian long-term interest rate.

UMBNDES—a monetary unit prepared by BNDES, consisting of a basket of foreign currencies, of which the principal currency is the U.S. dollar. For this reason, the Company and its subsidiaries consider it as if it were the U.S. dollar in the risk coverage analysis related to fluctuations in exchange rates.

b) Repayment schedule

The long-term portion of loans and financing maturities is as follows:

Year	2005
2006 (from October)	20,772
2007	38,197
2008	3,521

Total	62,490

c) Restrictive covenants

The Company has loans and financing from the National Bank for Economic and Social Development (BNDES) and the Export Development Corporation—EDC, which balances at September 30, 2005 were R$96,562 and R$41,009 (R$137,213 and R$71,158 at December 31, 2004), respectively. As of September 30, 2005, the Company and its subsidiaries were in compliance with the financial covenants contained in these instruments.

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

d) Derivative contracts

As of September 30, 2005, the Company and its subsidiaries had exchange rate swap contracts with a total notional amounts of US$22,370 thousand (US$31,327 thousand at December 31, 2004), to protect its obligations against exchange fluctuations. Year to date, the Company and its subsidiaries had recorded an accumulated net loss of R$28,226 (R$20,741 at December 31, 2004) on these derivative contracts.

e) Collateral

Banks	Collateral
BNDES—TCO operators	15% of receivables and Bank Deposit Certificates (CDBs) equivalent to the amount of the next installment payable.

BNDES NBT	100% of receivables and CDBs equivalent to the amount of the next installment payable during the first year and CDBs equivalent to two installments payable in the remaining period.

15. Other liabilities

	As of September 30, 2005	As of December 31, 2004
Services to be provided—prepaid	31,218	19,061
Accrual for customer reward program (a)	5,123	2,089
Payable to related parties	6,252	6,567
Reverse stock split (b)	41,829	—
Other	8,837	8,892

Total	93,259	36,609

Current	84,629	27,922
Noncurrent	8,630	8,687

(a)	The Company and its subsidiaries have rewards programs in which the calls are transformed into points usable in future exchanges of handsets. Accumulated points are reserved as they are obtained, based on historical redemption data, accumulated points and average point cost.
(b)	Refers to a liability to shareholders for fractions of shares that were not issued on the date of the reverse stock split. This balance is payable upon demand.

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

16. Reserves for contingencies

The Company and its subsidiaries are parties to certain lawsuits involving labor, tax and civil matters. Management has recognized reserves for cases in which the likelihood of an unfavorable outcome is considered probable by legal counsel.

	As of September 30, 2005	As of December 31, 2004
Telebrás	119,143	113,062
Tax claims	10,326	11,611
Civil claims	16,538	8,549
Labor claims	593	895

Total	146,600	134,117

Current	9,528	5,473
Noncurrent	137,072	128,644

The changes in the reserve for contingencies are as follows:

	Nine-month periods ended September 30,
	2005	2004
Beginning balance at January 1	134,117	109,373
Additional provision, net of reversals	9,008	7,267
Monetary variation	5,434	14,361
Payments	(1,959)	(277)

Ending balance at September 30	146,600	130,724

Telebrás claim

Corresponds to original loans from Telecomunicações Brasileiras S.A.—TELEBRÁS, which according to annex II of the Spin-off Report of February 28, 1998, approved at the General Meeting of May 1998, should have been attributed to the respective holding companies of Telegoiás Celular S.A. and Telebrasília Celular S.A.

Realizing there was an error in the allocation of the respective loans at the time of the spin-off, the Company suspended payments and updated the debt according to the variation of the IGP-M + 6% interest per year.

In June 1999, the Company filed a lawsuit declaring that the assets corresponding to these liabilities belonged to the Company, in addition to claiming indemnity for the installments paid.

On August 1, 2001, a verdict was issued against the Company’s claims, and on October 8, 2001, the Company filed an appeal which was also denied, maintaining the original verdict. The Company subsequently filed a new appeal which is awaiting a decision by the STJ—the Supreme Court.

Tax

Probable losses

No significant new tax claims classified as “probable” losses were incurred in the nine-month period ended September 30, 2005. The changes in the provisions for tax contingencies largely correspond to the monetary restatement on the provisions during the period.

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

Possible losses

No significant new tax claims classified as “possible” losses were incurred in the nine-month period ended September 30, 2005. No significant alterations occurred in the claims indicated in this report since the last fiscal year.

Labor and civil claims

Include several labor and civil claims, for which a reserve has been recognized as shown above, in an amount considered to be sufficient to cover probable losses.

In the cases in which the chance of loss is classified as possible, the amount involved is R$24,748 for civil claims and R$4,561 for labor claims.

17. Shareholders’ equity

a) Capital

At March 31, 2005, the Company increased its capital by R$164,878, using part of its income reserves.

On the same date, the shareholders approved a reverse stock split of 386,664,974,968 shares, without par value, of which 129,458,666,783 were common shares and 257,206,308,185 were preferred shares, in the proportion of 3,000 shares to 1 share of the sameclass. After the reverse stock split, the Company’s capital was represented by 128,888,325 shares, without par value, of which 43,152,889 are common shares and 85,735,436 are preferred shares.

The shareholders also approved the cancellation of the 1,927,812 common book-entry shares, without par value, that were held in treasury, without reduction of the capital, in accordance with paragraph 1st of Article 30th of Law No. 6,404/76.

On July 29, 2005, the Company announced a capital increase of R$63,893 in favor of the controlling shareholder, but ensuring preemptive rights to other shareholders, corresponding to the tax benefit that was effectively realized during the 2004 fiscal year from the goodwill recorded by the Company’s controlling shareholder. The capital was increased from R$957,844 to R$1,021,737, with the issue of 3,107,645 new common shares. The cash received from the exercise of preemptive rights was paid directly to Telesp Celular Participações S.A.

The Company’s share capital, with no par value, is as follows:

	As of September 30, 2005	As of December 31, 2004 (1) (2)
Common shares	44,332,722	129,458,667
Preferred shares	85,735,436	257,206,308
Treasury common shares and preferred shares	—	(5,787,050)

Total	130,068,158	380,877,925

(1)	Had the reverse stock split described above occurred on December 31, 2004, shares outstanding would be 43,152,889 and 85,735,436 of common and preferred shares, respectively and 1,929,017 treasury shares.
(2)	In thousands of shares.

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

b) Dividends/interest on shareholders’ equity

The preferred shares do not have voting rights, except in the cases stipulated in the bylaws. They are, however, assured priority in the reimbursement of capital, without premium, and the right to participate in dividends to be distributed, corresponding to a minimum of 25% of net income for the fiscal year, calculated in accordance with Article 202 of the Brazilian corporate law. Their priority in receiving minimum non-cumulative dividends is equivalent to the highest of the following values:

(i) 6% per year on the amount resulting from the division of the subscribed capital by the aggregate amount of the Company’s shares; or

(ii) 3% per year on the amount resulting from the division of the shareholders’ equity by the aggregate amount of the Company’s shares.

The preferred shares are also entitled to share remaining dividends paid on pro rata with the common shares, after the common shares receive a dividend equal to the preferred minimum dividends already paid to preferred shares.

c) Special goodwill reserve

This reserve was formed as a result of the Company’s corporate restructurings, and will be capitalized in favor of the controlling shareholder at the time of effective realization of the related tax benefit.

d) Income reserve

d.1) Legal reserve

The legal reserve is calculated based on 5% of annual net income until its equals 20% of paid-in capital or 30% of capital plus capital reserves; thereafter, allocations to this reserve are no longer mandatory. This reserve is intended to ensure the integrity of capital and can only be used to offset losses or capital increase.

d.2) Expansion reserve

The special expansion and modernization reserve is used for future investment purposes, based on the capital budget approved by the General Shareholders Meeting.

18. Corporate restructuring

On May 13, 2004, based on a corporate restructuring, TCP transferred a tax benefit to the Company related to the goodwill paid by TCP in the acquisition of the Company. The goodwill and related tax benefit on the date of transfer amounted to R$1,503,121 and R$511,061, respectively. On August 31, 2005, TCP transferred an additional tax benefit to the Company related to the additional goodwill paid by TCP in the acquisition shares in a public tender offer on October 8, 2004. The goodwill and related tax benefit on the date of transfer amounted to R$392,265 and R$133,370 respectively. The tax benefits are being realized in proportion to the amortization of the goodwill over a period of 5 years. In the Company’s financial statements, the tax benefits of R$ 505,886 (R$374,777 and R$131,109, respectively, referring to the 2004 and 2005 restructurings), as of September 30, 2005, were classified in the balance sheet as deferred taxes under current assets and long-term receivables.

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

19. Transactions with related parties

The principal transactions with unconsolidated related parties are as follows:

•	Use of network and long-distance (roaming) cellular communications: these transactions involve companies owned by the same controlling group: Telecomunicações de São Paulo S.A., Telerj Celular S.A., Telest Celular S.A., Telebahia Celular S.A., Telergipe Celular S.A., Telesp Celular S.A., Global Telecom S.A. and Celular CRT S.A. Some of these transactions are based on contracts signed by Telebrás and the operating concessionaires before privatization under the terms established by Anatel.

•	Corporate services are rendered by the Controlling Group to TCO at the effective cost.

•	Accounts payable to related parties relate to loans among the Company and its subsidiaries.

A summary of balances and transactions with unconsolidated related parties is as follows:

	As of September 31, 2005	As of December 31, 2004
Assets:
Trade accounts receivable	12,815	11,841
Credit with related companies	1,313	1,327

Liabilities:
Trade accounts payable	24,969	18,361
Liabilities with related companies	6,252	6,567

	Nine-month periods ended September 30,
	2005	2004
Statement of income
Revenue from telecommunications services	35,656	—
Cost of services	—	(5,165)
Selling expenses	(21,073)	(8,591)
General and administrative expenses	(488)	(17,135)

20. Financial instruments

a) Risk considerations

The major market risks to which the Company and its subsidiaries are exposed in exercising their activities include:

Credit risk arising from any difficulty in collecting amounts receivable related to telecommunications services provided to customers and revenues from the sale of handsets by the Company’s distribution network, as well risks relating to swap transactions.

Interest rate risk resulting from debt and derivative instruments contracted at floating rates and involving the risk of increases in interest expenses as a result of an unfavorable upward trend in interest rates (LIBOR, CDI and TJLP).

Currency risk related to debt and derivative instruments contracted in foreign currencies which expose the Company to potential losses from adverse exchange rate fluctuations.

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

The Company and its subsidiaries actively manage their operations to mitigate these risks by means of comprehensive operating procedures, policies and initiatives

Credit risk

Credit risk from providing telecommunications services is reduced by monitoring the customer portfolio and addressing delinquent receivables by means of clear policies relating to providing postpaid services. As of September 30, 2005 the Company and its subsidiaries’ customers use 85% (84% in December 31, 2004) prepaid services that require pre-loading, which do not represent a credit risk.

Credit risk from the sale of handsets is managed by following a conservative credit policy which encompasses the use of advanced risk management methods that include applying credit scoring techniques, analyzing a potential customer’s balance sheet, and making inquires of credit protection agencies’ databases.

The Company and its subsidiaries are also exposed to credit risk relating to their financial investments and receivables from swap transactions. The Company and its subsidiaries attempt to diversify such exposure by using reputable financial institutions.

Interest rate risk

The Company and its subsidiaries are also exposed to fluctuations in the Long-term Interest Rate (TJLP) on financing from BNDES. As of September 30, 2005, the balance of principal of these transactions amounted to R$89,561 (R$125,981 as of December 31, 2004).

The Company and its subsidiaries are exposed to interest rate risk, due to exchange derivative transactions and borrowings contracted in Brazilian reais at costs associated with the CDI rate. However, financial investments that are also indexed at CDI partially neutralize such effect.

Foreign currency-denominated loans are also exposed to interest rate risk (LIBOR) associated with foreign loans. As of September 30, 2005, these transactions amounted to US$18,454 thousand (US$26,808 thousand as of December 31, 2004).

Exchange rate risk

The Company and its subsidiaries utilize derivative financial instruments to protect against exchange rate risk on foreign currency denominated loans. Such instruments usually include swap contracts.

The Company’s and its subsidiaries’ net exposure to currency risk as of September 30, 2005, is as follows:

In thousands of US$
Loans and financing	(19,002)
Loans and financing—UMBNDES (*)	(3,163)
Derivative contracts	22,370
Others	(391)

Net	(186)

(*)	UMBNDES is a monetary unit prepared by BNDES, consisting of a basket of foreign currencies, of which the principal is the U.S. dollar.

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

b) Derivative contracts

The Company and its subsidiaries record derivative gains and losses as a component of net financial expenses.

Book and estimated market values of loans and financing and derivative instruments are as follows:

	Book value	Market value	Unrealized gain
Loans and financing	(140,651)	(138,920)	1,731
Derivative contracts	(28,226)	(27,547)	679
Other liabilities	(870)	(870)	—

Total	(169,747)	(167,337)	2,410

c) Market value of financial instruments

The market value of loans and financing and derivative instruments were determined based on the discounted cash flows, utilizing available market information Accordingly, the estimates presented above are not necessarily indicative of the amounts that could be realized in the a current market. The use of different market assumptions may have a material effect on estimates.

21. Summary of differences between Brazilian GAAP and U.S. GAAP

The Company’s accounting policies comply with Brazilian GAAP, which differ significantly from generally accepted accounting principles in the United States of America (U.S. GAAP), as described below.

a) Different criteria for capitalizing and amortizing capitalized interest

Until December 31, 1998, under Brazilian GAAP as applied by the Company, interest attributable to construction-in-progress was computed at the rate of 12% per annum of the balance of construction-in-progress, and that part which related to interest on third-party loans was credited to interest expense based on actual interest costs, with the balance relating to own capital being credited to capital reserves. For the nine-month period ended September 30, 2005 and for the year ended December 31, 2004, the Company did not capitalize interest attributable to construction-in-progress.

Under U.S. GAAP, in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 34, “Capitalization of Interest Costs,” interest incurred on borrowings is capitalized to the extent that borrowings do not exceed construction-in-progress. The credit is a reduction of interest expense. Under U.S. GAAP, the amount of interest capitalized excludes the monetary gain associated with local currency borrowings and the foreign exchange gains and losses on foreign currency borrowings.

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

The effects of these different criteria for capitalizing and amortizing capitalized interest are presented below:

	Nine-month periods ended September 30,
	2005	2004
Capitalized interest
U.S. GAAP capitalized interest	5,676	5,111
U.S. GAAP capitalized interest on disposals	(37)	(114)
Brazilian GAAP capitalized interest on disposals	34	114

U.S. GAAP difference	5,673	5,111

Amortization of capitalized interest
Amortization under Brazilian GAAP	6,799	5,996
Capitalized interest on disposals under Brazilian GAAP	(29)	(72)
Less amortization under U.S. GAAP	(5,136)	(6,124)
Capitalized interest on disposals under U.S. GAAP	32	72

U.S. GAAP difference	1,666	(128)

b) Monetary restatement of 1996 and 1997

The amortization of the asset appreciation, which originated from the inflation accounting during 1996 and 1997, when Brazil was still considered a high inflationary economy for U.S. GAAP purposes, was recognized in the reconciliation to U.S. GAAP. The resulting step-up is amortized over the remaining lives of the related assets.

c) Pension and other post-retirement benefits

The Company and its subsidiaries participate in two multiemployer benefit plans (PBS-A and PAMA) for their retired employees that are operated and administered by Fundação Sistel de Seguridade Social—SISTEL and provide for the costs of pension and other post-retirement benefits based on a fixed percentage of remuneration, as recommended annually by independent actuaries. For purposes of U.S. GAAP, the Company is only required to disclose its annual contributions and the funded status related to multiemployer plans. The Company and its Subsidiaries also sponsor a single-employer defined benefit pension plan (PBS-TCO). The provisions of SFAS No. 87, “Employers’ Accounting for Pensions,” were applied for the multiemployer plan and the single employer plans with effect from January 1, 1992, because it was not feasible to apply them from the effective date specified in the standard.

Substantially all the active employees have elected to migrate to a Company-sponsored defined contribution pension plan created in 2000 (TCO-PREV). Those who have migrated have been credited individually with the balance of accumulated benefits as of the date of migration. As a result, a settlement and curtailment of the defined benefit pension plan occurred in 2000, as defined in SFAS No. 88. In addition, the Company and its subsidiaries are liable for certain contributions for certain risks involving death or disability.

On December 13, 2000, CVM issued Instruction No. 371, which provisions are very similar to SFAS No. 87 and SFAS No. 106, except for the following differences:

•	A company that participates in a multiemployer defined benefit pension or postretirement benefit plan is required to recognize any assets or liabilities in respect to its participation in such plans, while SFAS standards require only the disclosure of funded status of those plans.

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

•	The unrecognized net obligation existing at the date of initial application of this standard shall be amortized over five years or the remaining service period or remaining life expectancy, whichever is lower. Alternatively, companies were granted the option to recognize such initial transition obligation as of December 31, 2001, directly to shareholders’ equity. Such option has been adopted by the Company. Under SFAS No. 87, the unrecognized net obligation existing at the date of its initial application is being amortized over the remaining service period.

The U.S. GAAP liability exceeded the Brazilian GAAP estimated liability by R$75 as of September 30, 2005, and R$675 as of December 31, 2004.

A summary of the difference between Brazilian GAAP and U.S. GAAP in accrued pension and other postretirement plan liabilities is as follows:

	As of September 30, 2005			As of December 31, 2004
	U.S. GAAP	Brazilian GAAP	Accumulated difference	U.S. GAAP	Brazilian GAAP	Accumulated difference
PBS-TCO	(1,015)	—	(1,015)	(1,062)	—	(1,062)
TCO-PREV	1,257	—	1,257	1,904	—	1,904
PAMA-TCO	—	167	(167)	—	167	(167)

Accrued pension/post-retirement liability	242	167	75	842	167	675

d) Disclosure requirements

U.S. GAAP disclosure requirements differ from those required by Brazilian GAAP. However, in these consolidated financial statements, the level of disclosure has been expanded to comply with U.S. GAAP.

e) Financial income (expense)

Brazilian GAAP requires that interest be shown as part of operating income. Under U.S. GAAP, interest expense would be shown after the operating income and accrued interest would be included in accounts payable and accrued expenses.

f) Earnings per share

Under Brazilian GAAP, net income per share is calculated based on the number of shares outstanding at the balance sheet date.

Under U.S. GAAP, SFAS No. 128, “Earnings per Share”, the computation is based on the weighted average number of shares outstanding during the period.

In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, “Earnings per Share”. This statement became effective December 15, 1997, and provides computation, presentation and disclosure requirements for earnings per share.

The Company’s preferred shares have certain priority in the payment of minimum, noncumulative dividends. Consequently, basic and diluted earnings per share have been calculated using the “two-class” method. The “two-class” method is an earnings allocation formula that determines earnings per share for

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

preferred and common stock according to the dividends to be paid as required by the Company’s by-laws and participation rights in undistributed earnings. Since the Company has paid preferred dividends in excess of the required minimum for all years presented, distributable and undistributable net income are shared equally by the preferred and common shareholders on a pro rata basis.

At September 30, 2005 the Company was obligated to issue shares to the controlling shareholder for the amount of the tax benefit realized relating to the corporate restructuring described in Note 18. The number of shares issuable are considered dilutive as defined in SFAS No. 128 and have been included in the weighted average common shares—diluted presented below. The number of shares issuable was computed considering the balance of the goodwill reserve (R$586,648 as of September 30, 2005 and R$532,732 as of September 30, 2004) by the average price of common shares traded on the São Paulo Stock Exchange (“Bovespa”) during the last 20 trading days of each period.

For the periods presented below, the weighted average number of shares outstanding consider the effect of the reverse stock split described in Note 17. The computation of basic and diluted earnings per share is as follows:

	Nine-month periods ended September 30,
	2005		2004
	Common	Preferred	Common	Preferred
Basic numerator:
2004 dividends approved in 2005	16,594	34,510	—	—
Basic allocated undistributed earnings	77,443	155,128	113,666	236,084
Allocated net income available for common and preferred shareholders	94,037	189,638	113,666	236,084
Basic denominator:
Weighted average shares outstanding	42,800,490	85,734,740	40,808,487	84,757,622
Basic earnings per share	2.20	2.21	2.79	2.79

Diluted numerator:
2004 dividends approved in 2005	23,341	27,763	—	—
Diluted allocated undistributed earnings	106,223	126,348	141,294	208,456
Allocated net income available for common and preferred shareholders	129,564	154,111	141,294	208,456
Diluted denominator:
Weight average shares outstanding	42,800,490	85,734,740	40,808,487	84,757,622
Dilutive effects of goodwill reserve	29,278,235	—	16,641,383	—
Diluted weight average shares	72,078,725	85,734,740	57,449,870	84,757,622
Diluted earnings per share	1.80	1.80	2.46	2.46

The Company’s preferred shares are non-voting, except under certain limited circumstances, and are entitled to a preferential, noncumulative dividend and to priority over the common shares in the event of liquidation of the Company.

g) Reversal of proposed dividends

Under Brazilian GAAP, proposed dividends are accrued in the financial statements in anticipation of their approval at the shareholders’ meeting. Under U.S. GAAP, dividends are not accrued until they are formally declared. In 2004, under Brazilian GAAP, proposed dividends amounting to R$51,104 were recorded.

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

h) Permanent assets

Brazilian GAAP has a class of assets called “permanent assets”. This is the collective name for all assets on which indexation adjustments were calculated until December 31, 1995. Under U.S. GAAP, the assets in this classification would be non-current assets and property, plant and equipment.

i) Leases

The Company has leased certain computer hardware and software under non-cancelable leases. Under Brazilian GAAP, all leases are considered to be operating leases, with lease expense recorded when paid. For U.S. GAAP purposes, these leases are considered to be capital leases as defined in SFAS No. 13, “Accounting for Leases”. Under SFAS No. 13, the Company is required to record the asset at the present value of the minimum lease payments with a corresponding debt obligation. Depreciation is recorded over the shorter of the estimated useful life of the asset or the lease. Interest expense is recognized over the life of the lease and payments under the lease are amortized to principal and interest under the effective interest method.

j) Valuation of long-lived assets

Under U.S. GAAP, the Company evaluates long-lived assets for impairment using the criteria set forth in SFAS No. 144, “Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed Of”. In accordance with this standard, the Company periodically evaluates the carrying value of long-lived assets to be held and used when events and circumstances warrant such a review. The carrying value of long-lived assets is considered impaired when the separately identifiable anticipated undiscounted cash flow from such assets is less than their carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the assets. The Company has not recognize an impairment charge for any of the periods presented.

k) Income taxes

The Company fully accrues for deferred income taxes on temporary differences between tax and accounting records. The existing policies for providing for deferred taxes are substantially in accordance with SFAS No. 109, “Accounting for Income Taxes”.

l) Costs of start-up activities

Under Brazilian GAAP, the Company deferred certain start-up costs in relation to the creation of certain subsidiaries.

Under U.S. GAAP, AICPA Statement of Position 98-5, “Reporting on the Costs of Start-up Activities” requires costs of start-up activities and organization costs to be expensed as incurred.

m) Revenue recognition

For U.S. GAAP, the Company recognizes service revenue as the services are provided. Prepaid service revenue is deferred and amortized based on subscriber airtime usage. Sales of handsets along with the related cost of the handsets are amortized over their estimated useful life (2 years). The excess of the cost over the amount of deferred revenue related to handset sales is recognized on the date of sale.

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

(i) Roaming

The Company has roaming agreements with other cellular service providers. When a call is made from within one coverage area by a subscriber of another cellular service provider, that service provider pays the Company for the service at the applicable rates. Conversely, when one of the Company’s customers roams outside the coverage area, the Company pays the charges associated with that call to the cellular service provider in whose region the call was originated and charges the same amount to its subscriber. Under Brazilian GAAP, revenues for roaming charges are recorded net of the related costs when the services are provided. Under U.S. GAAP, revenues and costs for roaming charges should be recorded gross. This difference in accounting practices has no impact on net income or shareholders’ equity. The impact of this difference under U.S. GAAP was to increase both revenues and cost of services and goods sold by R$89,729 and R$35,435 at September 30, 2005 and 2004, respectively.

(ii) Value-added and other sales taxes

Under Brazilian GAAP, these taxes are recorded in revenue net of the related tax expense. Under U.S. GAAP, these taxes are recorded gross as revenue and the related cost of services and goods sold. This difference in accounting has no impact in net or shareholders’ equity. The impact of this difference under U.S. GAAP was to increase both revenues and cost of services and goods sold by R$497,085 and R$438,233 for the nine-month periods ended September 30, 2005 and 2004, respectively.

(iii) Deferred revenue sales of handsets

Under Brazilian GAAP, revenues and costs related to handset sales, including applicable value-added and other sales taxes are recognized when sold. Under U.S. GAAP, revenue on sales of handsets along with the related cost of the handset, including applicable value-added and other sales taxes, are amortized over their estimated useful life. Any excess of the cost over the amount of deferred revenue related to handset sales is recognized on the date of sale. As substantially all of the Company’s handsets are sold below cost, this difference in accounting policy had no impact on net income or shareholders’ equity. The unamortized balance of deferred handset revenue and the related balance of unamortized deferred handset costs was R$201,359 as of September 30, 2005 and R$230,493 at December 31, 2004, respectively. The impact of this difference under U.S. GAAP was to increase both net revenues and cost of services and goods sold by R$29,133 and R$218,074 for the nine-month periods ended September 30, 2005 and 2004, respectively.

(iv) Free minutes given in connection with sales of handsets

Under U.S. GAAP, pursuant to Emerging Issues Task Force (“EITF”) No. 00-21, “Revenue Arrangements with Multiple Deliverables,” the Company began to separately account for free minutes given in connection with the sales of handsets. The adoption of EITF No. 00-21 is effective prospectively for transactions entered into as from January 1, 2004. Consequently, a portion of the revenue generated from the sale of handsets is allocated to the free minutes given and deferred based on the fair value of the minutes. The revenues associated with the free minutes are then recognized based on subscriber airtime usage. Under Brazilian GAAP, the Company does not separately account for free minutes given in connection with sales of handsets.

n) Amortization of concession

For Brazilian GAAP purposes, the concession (license) for the Band B Company NBT was being amortized over 30 years, which included an additional 15 years assuming renewal by Anatel. As from January 2001, the amortization period was prospectively changed to 15 years.

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

For U.S. GAAP purposes, the amortization period of 15 years includes only the initial term of the concession.

o) Derivative financial instruments

As of January 1, 2001, the Company adopted Financial Accounting Standards Board Statement No. 133, “Accounting for Derivative Instruments and for Hedging Activities” (“SFAS 133”), which was issued in June 1998 and amended by SFAS 137, “Accounting for Derivative Instruments and Hedging Activities—Deferral of the Effective Date of FASB Statement No. 133”, SFAS 138, “Accounting for Derivative Instruments and Certain Hedging Activities” and SFAS 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (collectively referred to as Statement SFAS 133). SFAS 133 established accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded on the balance sheet as either an asset or a liability measured at its fair value. Changes in the derivative’s fair value are recognized currently in earnings unless specific hedge accounting criteria are met. The adoption of SFAS 133 on January 1, 2001, did not have an impact on the Company’s results of operations and financial position.

Under Brazilian GAAP, the Company records its derivatives contracts as either an asset or liability measured at the spot rates at period end plus the coupon rate as stated in the agreements, and adjustments to contract value are recorded in income.

The Company has entered into cross-currency swap contracts whereby the Company earns the exchange variation between the United States dollar and the Brazilian real, and at September 30, 2005 and December 31, 2004 these agreements had total notional amounts of US$22,370 thousand and US$31,327 thousand, respectively. Under U.S. GAAP, these contracts were not designed as hedges for accounting purposes as defined by SFAS 133 and consequently, the changes in fair value of these contracts were recorded in earnings. The fair values adjustments of the Company’s derivative contracts were estimated based on quoted market prices of comparable contracts and at September 30, 2005 and September 30, 2004 were approximately R$679 and R$4,917, respectively.

p) Advance to affiliate

In January 2002, the Company made an advance payment of R$34,259, adjusted based on market rates, to BID S.A. corresponding to the present value of the tax benefit contributed by BID S.A, relating to the goodwill paid by BID S.A. for the Company’s shares. With this transaction, the Company relieved itself of the obligation to issue the corresponding shares to BID S.A. in the future. Under Brazilian GAAP, in 2004, the amount of R$15,584 was recorded as an advance to affiliate. For U.S. GAAP purposes, such transaction would be recorded as a distribution to a shareholder. Additionally, for U.S. GAAP purposes, no interest income would be accrued related to this transaction.

In 2005, this advance was converted to a capital reserve, as a special goodwill reserve.

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

q) FISTEL tax

Beginning in 1999, under Brazilian GAAP, the Fistel (Telecommunications Inspection Fund) tax, assessed on each activation of a new cellular line, is deferred and amortized over the customers’ estimated subscription period. For U.S. GAAP purposes, this tax would be charged directly to the consolidated statements of income. Therefore, the deferred Fistel taxes on activation fees at September 30, 2005 and 2004 are being adjusted in the reconciliation of the income differences between U.S. GAAP and Brazilian GAAP.

Reconciliation of the Net Income Differences Between U.S. and Brazilian GAAP

	Nine-month periods ended September 30,
	2005	2004
Brazilian GAAP net income	275,774	377,460

Different criteria for:
Amortization of monetary restatement of 1996 and 1997	(1,621)	(2,554)
Capitalized interest	5,673	5,111
Amortization of capitalized interest	1,666	(128)
Amortization of concession–NBT	(2,406)	256
Capital lease	(676)	1,305
Adjustment of advance to affiliate	—	(1,684)
Purchase accounting:
Depreciation on fixed fair value assets adjustments	(239)	(239)
Amortization on intangible assets	(2,612)	(1,854)
Pension and other postretirement plans	600	(546)
Costs of start-up activities and others	3,213	3,408
Derivative contracts	(2,625)	(2,707)
Amortization of donations	117	8
FISTEL fee	868	(25,605)
Free minutes given in connection with sales of handsets	10,013	(16,059)
Deferred tax effects of above adjustments	(4,070)	13,436
Effects of minority interest on the above adjustments	—	142

U.S. GAAP net income	283,675	349,750

	Nine-month periods ended September 30,
	2005	2004
Net income per share in accordance with U.S. GAAP

Earnings per common share—Basic	2.20	2.79
Weighted average of common share—Basic	42,800,490	408,408,487

Common shares—Diluted:
Earnings per common share—Diluted	1.80	2.46
Weighted average of common share—Diluted	72,078,725	57,449,870

Preferred shares—Basic:
Earning per preferred share—Basic	2.21	2.79

Earnings per preferred share—Diluted	1.80	2.46

Weighted average of preferred share (basic and diluted)	85,734,740	84,757,622

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

Reconciliation of the Shareholders’ Equity Differences Between U.S. and Brazilian GAAP

	As of September 30, 2005	As of December 31, 2004
Brazilian GAAP shareholders’ equity	2,835,326	2,441,502
Add (deduct):
Different criteria for:
Monetary restatement of 1996 and 1997 - fixed assets	87,236	87,236
Amortization of monetary restatement of 1996 and 1997	(82,870)	(81,249)
Capitalized interest	13,192	7,519
Amortization of capitalized interest	22,964	21,298
Amortization of concession–NBT	(5,076)	(2,670)
Capital lease	3,415	4,091
Adjustment of advance to affiliate	—	(15,584)
Purchase accounting:
Fixed assets adjustments	2,958	2,958
Depreciation on fixed assets adjustments	(1,109)	(870)
Intangible assets	68,621	68,621
Amortization on intangible assets	(8,598)	(5,986)
Pension and other post-retirement plans	(75)	(675)
Costs of start-up activities and others	(18,481)	(21,694)
Derivatives contracts	679	3,304
Reversal of proposed dividends	—	51,104
Donations received	(1,213)	(989)
Amortization of donations	247	130
Fistel fee	(33,531)	(34,399)
Free minutes given in connection with sales of handsets	(11,457)	(21,470)
Deferred tax effects of above adjustments	(12,959)	(8,889)

US GAAP shareholders’ equity	2,859,269	2,493,288

Changes in shareholders’ equity under U.S. GAAP

As of September 30, 2005
Shareholders’ equity under U.S. GAAP as of beginning of the year	2,493,288

Capital increase—corporate restructuring	133,370
Disposal of treasury shares	40
Net income	283,675
Payment of dividends	(51,104)

Shareholders’ equity under U.S. GAAP as of the end of the period	2,859,269

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

U.S. GAAP supplementary information

	Nine-month periods ended September 30,
	2005	2004
Reconciliation of the operation income under Brazilian GAAP to operation income under U.S. GAAP

Brazilian GAAP operating income as reported	433,828	585,184
Reversal of financial (income) expense, net	(93,227)	(50,855)
U.S. GAAP adjustments:
Amortization of monetary restatement of 1996 and 1997	(1,621)	(2,554)
Amortization on capitalized interest	1,666	(128)
Amortization of concession—NBT	(2,406)	256
Depreciation of capital lease	(1,317)	(1,321)
Fistel fee	868	(25,605)
Purchase accounting:
Depreciation of fixed assets adjustment	(239)	(239)
Amortization of intangible asset	(2,612)	(1,854)
Pre-operating expenses	3,213	3,408
Amortization of donations	117	8
Gain on permanent assets disposals	388	137
Pension and other postretirement benefits	600	(546)
Free minutes given in connection with sales of handsets	10,013	(16,059)

U.S. GAAP operating income	349,271	489,832

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

	Nine-month periods ended September 30,
	2005	2004
Reconciliation of net operating revenue and costs of services and goods sold under Brazilian GAAP to U.S. GAAP
Brazilian GAAP net operating revenue	1,702,211	1,601,543
Reclassification to cost of services and goods sold
Taxes on sales	497,085	438,233
Increase in revenue for roaming charges	89,729	35,435
U.S. GAAP adjustments:
Deferred revenues on handset sales, net of amortization	29,133	218,074
Free minutes given in connection with sales of handsets	10,013	(16,059)

U.S. GAAP net revenue	2,328,171	2,277,226

Brazilian GAAP cost of services and goods sold	(729,350)	(619,307)
Reclassification to cost of services and goods sold
Taxes on sales	(497,085)	(438,233)
Increase in revenue for roaming charges	(89,729)	(35,435)
Deferred cost on handset sales, including taxes on sales, net of amortization during the year	(29,133)	(218,074)
Reclassification from selling expense:
Rewards program expense	(3,230)	(966)
U.S. GAAP adjustments:
Amortization of monetary restatement of 1996 and 1997	(1,621)	(2,554)
Amortization on capitalized interest	1,666	(128)
Amortization of concession—NBT	(2,406)	256
Depreciation of capital lease	(1,317)	(1,321)
Fistel tax	868	(25,605)
Purchase accounting
Depreciation of fixed assets adjustment	(239)	(239)
Amortization of intangible assets	(2,612)	(1,854)
Amortization of donations	117	8
Pension and other post-retirement benefits	600	(546)

U.S. GAAP cost of services and goods	(1,353,471)	(1,343,998)

U.S. GAAP gross profit	974,700	933,228

	As of September 30, 2005	As of December 31, 2004
Additional information:
Total assets under U.S. GAAP	3,842,371	3,614,669
Property, plant and equipment	2,432,368	1,875,268
Accumulated depreciation	(1,228,306)	(969,087)
Net property, plant and equipment	1,204,062	906,181

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

22. Additional disclosures required by U.S. GAAP

a) Intangible assets subject to amortization

Following is a summary of the Company’s intangible assets subject to amortization under U.S. GAAP:

	As of September 30, 2005		As of December 31, 2004
	Software	Concession	Software	Concession
Gross	252,297	129,171	209,592	129,171
Accumulated amortization	(113,955)	(36,182)	(83,602)	(30,542)

Net	138,342	92,989	125,990	98,629

Aggregate amortization expense for the above intangible assets amounted to R$35,993 and R$24,488 at September 30, 2005 and 2004, respectively.

The estimated aggregate amortization expense for the next five years is as follows:

Amount
From October 1 to December 31, 2005	14,494
2006	57,976
2007	57,976
2008	32,325
2009	7,517
From January 1 to September 30, 2010	5,638

b) Concentration of risk

Credit risk with respect to trade accounts receivable from third parties is diversified. Although collateral is not required, the Company and its subsidiaries continually monitor the level of trade accounts receivable and limit the exposure to bad debts by cutting access to the telephone network if any invoice is three telephone bills past-due. Exceptions include telephone services that must be maintained for reasons of safety or national security.

In conducting their businesses, the Company and its subsidiaries are fully dependent upon the cellular telecommunications concession as granted by the Federal Government.

There is no concentration of available sources of labor, services, concessions or rights, other than those mentioned above, that the Company believes could, if suddenly eliminated, severely impact the operations of the Company and its subsidiaries.

c) Capital leases

The following summarizes the amounts related to the assets and accumulated depreciation for U.S. GAAP purposes of the related assets under the Company’s capital lease obligations:

Property, Plant and Equipment:
Software	8,694
Less: accumulated amortization	(5,279)

3,415

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

There is no future minimum payment to be disclosed since all the lease obligations were settled up to September 30, 2005.

d) Commitments

Budgeted capital expenditure commitments for 2005 are approximately R$390.5 million of which R$216.9 million has been incurred in the nine-month periods ended September 30, 2005. Most of the 2005 capital expenditures are related to infrastructure, information technology and transmission equipment.

The Company is subject to obligations concerning quality of services, network expansion and modernization, as established in our authorizations and our original concession agreements. The Company believes that it is currently in compliance with its quality of service and expansion obligations.

e) New accounting standards

In March 2005, the FASB issued FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations”, an interpretation of FASB Statement No. 143 (FIN 47). FIN 47 clarifies that an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the fair value of the liability can be reasonably estimated. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective December 31, 2005 for calendar year companies. The Company is currently evaluating FIN 47 to determine the impact on its consolidated financial statements.

In March 2004, the EITF, of the FASB reached a consensus on EITF 03-06, “Participating Securities and the Two-Class Method under FASB Statement No. 128”, that an entity would allocate losses to a nonconvertible participating security in periods of net loss if, based on the contractual terms of the participating security, the security had not only the right to participate in the earnings of the issuer but also a contractual obligation to share in the losses of the issuing entity on a basis that was objectively determinable. Determination of whether a participating security holder has an obligation to share in the losses of the issuing entity in a given period must be made on a period-by-period basis, based on the contractual rights and obligations of the participating security. EITF Issue No. 03-06 is effective for fiscal periods beginning after March 31, 2004. The Company is currently evaluating EITF 03-06 to determine the impact on its consolidated financial statements.

******************************

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2005 AND 2004

Definitions:

Brazilian GAAP—Generally accepted accounting principles in Brazil

U.S. GAAP—Generally accepted accounting principles in the United States of America

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2005 AND DECEMBER 31, 2004

(In thousands of Brazilian reais)

	Note	As of September 30, 2005	As of December 31, 2004
Assets

Current assets:
Cash and cash equivalents		28,630	86,606
Trade accounts receivable, net	11	137,338	127,748
Deferred income taxes	10c	3,570	—
Recoverable taxes	12	38,894	42,266
Inventories		30,262	53,754
Derivative contracts	13d	—	443
Prepaid expenses		12,663	8,347
Advances to supplies		5,885	552
Other current assets		5,976	12,211

Total current assets		263,218	331,927

Noncurrent assets:
Deferred income taxes	10c	184,335	187,635
Recoverable taxes	12	25,682	23,814
Derivative contracts	13d	—	6,516
Prepaid expenses		1,369	1,789
Other assets		14,923	12,988

Total noncurrent assets		226,309	232,742

Permanent assets:
Property, plant and equipment, net		369,884	389,685
Deferred assets, net		340	625

Total permanent assets		370,224	390,310

Total assets		859,751	954,979

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

UNAUDITED INTERIM CONSENSED CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2005 AND DECEMBER 31, 2004

(In thousands of Brazilian reais)

	Note	As of September 30, 2005	As of December 31, 2004
Liabilities, shareholder’s equity and funds for capitalization

Current liabilities:
Payroll and related accruals		6,814	6,305
Accounts payable and accrued expenses		109,194	172,195
Taxes payables		21,898	19,501
Dividends payable		443	478
Loans and financing	13a	146,725	52,319
Reserve for contingencies	15	10,154	8,017
Derivative contracts	13d	53,857	15,327
Other liabilities	14	23,808	11,092

Total current liabilities		372,893	285,234

Noncurrent liabilities:
Loans and financing	13a	116,621	261,769
Derivative contracts	13d	35,683	21,323
Pension and other post-retirement benefit plans		278	275
Reserve for contingencies	15	8,259	6,816
Other liabilities	14	5,950	5,001

Total noncurrent liabilities		166,791	295,184

Shareholders’ equity:
Share capital	17a	306,830	306,375
Treasury shares		—	(35)
Capital reserves	17c	126,419	126,909
Accumulated deficit		(113,219)	(58,725)

Total shareholders’ equity		320,030	374,524

Funds for capitalization		37	37

SHAREHOLDERS’ EQUITY AND FUNDS FOR CAPITALIZATION		320,067	374,561

Total liabilities, shareholders’ equity and funds for capitalization		859,751	954,979

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF LOSS

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2005 AND 2004

(In thousands of Brazilian reais, except per shares data)

		Nine-month periods ended September 30,
	Note	2005		2004
Net operating revenue	4	418,696		351,591
Cost of services and goods sold	5	(233,434)		(204,519)

Gross profit		185,262		147,072
Operating (expenses) income:
Selling expense	6	(141,774)		(103,700)
General and administrative expense	7	(42,835)		(41,787)
Other operating expense, net	8	(4,676)		(4,163)

Operating loss before financial expense		(4,023)		(2,578)

Financial expense, net	9	(44,660)		(14,536)

Operating loss		(48,683)		(17,114)

Net non-operating income (expenses)		235		(466)

Loss before income and social contribution taxes		(48,448)		(17,580)

Income and social contribution taxes	10	(6,046)		(4,755)

Net loss		(54,494)		(22,335)

Shares outstanding at September 30 (in thousands)		9,644	(1)	480,618,317	(1)

Net loss per shares outstanding at the balance sheet date		(5.65	)(1)	(0.00005	)(1)

(1)	On March 28, 2005 the shareholders approved a reverse stock split in the proportion of 50,000 shares to 1 share of the same class. Had the reverse stock split occurred on September 30, 2004, shares outstanding and loss per share for the nine-month periods ended September 30, 2004 would have amounted to 9,612,366 and R$2.32, respectively.

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF

CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2005

(In thousands of Brazilian reais)

	Capital stock	Treasure shares	Capital reserve	Accumulated deficit	Total
Balance as of December 31, 2004	306,375	(35)	126,909	(58,725)	374,524

Cancellation treasury shares	(35)	35	—	—	—
Capital increase	490	—	(490)	—	—
Net loss	—	—	—	(54,494)	(54,494)

Balances at September 30, 2005	306,830	—	126,419	(113,219)	320,030

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF

CHANGES IN FINANCIAL POSITION

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2005 AND 2004

(In thousands of Brazilian reais)

	Nine-month periods ended September 30,
	2005	2004
SOURCES OF FUNDS:
From operations:
Net loss	(54,494)	(22,335)
Items not affecting working capital:
Depreciation and amortization	84,455	82,709
Shared system depreciation apportionment	(1,265)	(1,380)
Net book value of permanent asset disposals	(64)	763
Exchange variation on long term liabilities	(22,989)	(2,359)
Exchange and monetary variation on noncurrent assets	(943)	(834)
Loss on derivative long-term contracts	30,970	6,464
Taxes and contributions on long term	2,507	(6,871)
Reserve for contingencies	1,443	2,694
Pension and other post-retirement plans	57	67

Total	39,677	58,918

From third parties:
Transfer from noncurrent assets to current assets	18,852	23,358
Transfer from permanent assets to current assets	—	772
Increase in long-term liabilities	895	—
Increase in long-term loans and financing	—	21,806
Capital reserves–donations	—	3,418
Transfer of legal deposits from noncurrent assets to current assets	1,155	—

Total sources	60,579	108,272

USES OF FUNDS:
Transfers from long term loans, financing and derivatives to current liabilities	131,874	1,099
Increase in noncurrent assets	6,253	11,557
Increase in deferred taxes	9,423	—
Additions to permanent assets	63,039	63,321
Increase in prepaid expenses	1,629	—
Increase in legal deposits	3,100	12,023
Transfer from long term to current liabilities	—	2,333
Transfer from current to noncurrent assets	1,629	—

Total uses	216,947	90,333

INCREASE (DECREASE) IN WORKING CAPITAL	(156,368)	17,939

REPRESENTED BY:
Current assets	(68,709)	(10,429)
Beginning of period	331,927	219,231
End of period	263,218	208,802

Current liabilities	(87,659)	28,368
Beginning of period	285,234	269,392
End of period	372,893	241,024

Increase in working capital	(156,368)	17,939

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2005 AND 2004

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

	Nine-month periods ended September 30,
	2005	2004
OPERATING ACTIVITIES:
Net cash from operating activities	33,609	5,779

INVESTING ACTIVITIES:
Additions to property, plant and equipment	(63,039)	(59,903)
Proceeds from asset disposals	171	297

Net cash from investing activities	(62,868)	(59,606)

FINANCING ACTIVITIES:
Loans repaid	(40,721)	(66,602)
Net settlement on derivative contracts	(29,600)	(7,967)
New loans obtained	36,039	95,791
Cash received relating to reverse stock split	5,565	—

Net cash from financing activities	(28,717)	21,222

Decrease in cash and cash equivalents	(57,976)	(32,605)
Cash and cash equivalents:
At the beginning of year	86,606	59,427
At the end of year	28,630	26,822

Supplemental cash flow information

	Nine-month periods ended September 30,
	2005	2004
Income and social contribution tax paid	11,999	16,797
Interest paid	4,098	6,607

Noncash transaction:
Donations recorded as investments	—	3,418

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statement.

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

1. Operations and background

Tele Leste Celular Participações S.A. (“Tele Leste” or the “Company”) is a publicly held company whose controlling shareholders, on September 30, 2005, are Sudestecel Participações S.A. (22.26% of the total capital stock), Brasilcel N.V. (3.36% of the total capital stock), Tagilo Participações Ltda. (2.4% of the total capital stock) and Avista Participações Ltda. (22.65% of the total capital stock). Sudestecel Participações S.A., Tagilo Participações Ltda. and Avista are wholly owned subsidiaries of Brasilcel N.V.

The controlling shareholders of Brasilcel N.V. are Telefónica Móviles, S.A. (50.00% of the total capital stock), PT Móveis, Serviços de Telecomunicações, SGPS, S.A. (49.999% of the total capital stock) and Portugal Telecom, SGPS, S.A. (0.001% of the total capital stock).

The Company owns 100% of Telebahia Celular S.A. and Telergipe Celular S.A., which provide, respectively, mobile telephone and other related services in the states of Bahia and Sergipe, including the exercise of activities necessary or useful to perform such services, in accordance with the authorizations granted to them.

The authorizations granted to Telebahia and Telergipe shall be in force up to June 29 and December 15, 2008, respectively, and may be renewed once for a 15- year term by means of the payment of rates of approximately 1% of the operators’ annual revenues.

Telecommunications services provided by the subsidiaries, including related services and tariffs, are regulated by the Federal regulatory authority, the National Telecommunications Agency (“ANATEL”), as authorized by Law No. 9,472, of July 16, 1997, and the related regulations, decrees, decisions and plans.

On July 29, 2005, the Company’s Board of Directors approved the merger of Telergipe Celular S.A., into parent company. The merger proposals were presented to ANATEL for approval on September 8, 2005. The purpose of these proposed mergers is to achieve financial and operational benefits through reductions in administrative costs.

2. Presentation of financial statements

The consolidated financial statements include the accounts of Tele Leste and its subsidiaries. Intercompany transactions and balances have been eliminated. The consolidated financial statements include as of September 30, 2005, balances and transactions of the subsidiaries Telebahia Celular S.A. (“Telebahia”) and Telergipe Celular Participações S.A. (“Telergipe”).

In the Company’s opinion, all adjustments necessary for a fair presentation of the unaudited results of operations for the nine-month periods ended September 30, 2005 and 2004 are included. All such adjustments are accruals of a normal and recurring nature. The results of operations for the period ended at September 30, 2005 are not necessarily indicative of the results of operations expected for the full year. The accompanying consolidated financial statements are unaudited and should be read in conjunction with the consolidated financial statements for the year ended December 31, 2004, as appearing in the Company’s Annual Report on Form 20-F filed on April 15, 2005.

The presentation of the consolidated financial statements is consistent with the presentation of the published financial statements of the Company in Brazil, from which the financial information was extracted, except for certain reclassifications and changes in terminology within the consolidated balance sheets and the consolidated

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

statements of loss, which have been made to conform the previously published financial statements to the presentation included herein. The financial statements as of September 30, 2004 and for the year ended December 31, 2004, have been reclassified, where applicable, for comparability.

3. Summary of principal accounting practices

The unaudited interim condensed consolidated financial statements are expressed in thousands of Brazilian reais (“R$”),except when mentioned, and have been prepared in accordance with accounting practices adopted in Brazil, which include the accounting practices derived from Brazilian corporate law, regulations applicable to public telecommunications service concessionaires and accounting regulations and procedures established by the Brazilian Securities Commission (“CVM”), hereinafter referred to as “Brazilian GAAP”.

The principal accounting practices adopted by the Company and its subsidiaries in the preparation of these interim financial statements are the same as those described in the consolidated financial statements as of and for the year ended December 31, 2004.

4. Net operating revenue

	Nine-month periods ended September 30,
	2005	2004
Monthly subscription charges	24,378	29,558
Usage charges	238,170	180,672
Additional charges per call	17,459	19,947
Interconnection	156,326	148,099
Data services	22,368	9,264
Other	13,680	13,309

Gross operating revenue from services	472,381	400,849

Value-added tax on services—ICMS	(82,398)	(65,240)
PIS and COFINS	(17,169)	(14,737)
Other taxes	(215)	(208)
Discounts granted	(15,656)	(10,051)

Net operating revenue from services	356,943	310,613

Handsets and accessories sold	145,930	103,278

Value-added tax on sales—ICMS	(9,980)	(12,313)
Employees’ profit participation program—PIS and social contribution on billing—COFINS	(7,312)	(6,574)
Discounts granted	(62,578)	(37,652)
Returns of goods	(4,307)	(5,761)

Net operating revenue from sales of handsets and accessories	61,753	40,978

Net operating revenue	418,696	351,591

There are no customers which contributed with more than 10% of gross operating revenue in the nine-month periods ended September 30, 2005 and 2004, except for Telemar Norte Leste S.A. - TELEMAR, the fixed telephone operator which contributed with approximately 26% and 30% of gross operating revenue, respectively, mainly through network interconnection revenues.

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

5. Cost of services and goods

	Nine-month periods ended September 30,
	2005	2004
Personnel	(4,094)	(2,984)
Outsourced services	(14,707)	(11,894)
Leased lines	(18,876)	(14,644)
Rent, insurance and other related expense	(10,376)	(8,965)
Interconnection	(11,501)	(12,525)
Taxes and contributions	(17,782)	(15,316)
Depreciation and amortization	(53,200)	(56,216)
Cost of products sold	(102,516)	(81,850)
Other	(382)	(125)

Total	(233,434)	(204,519)

6. Selling expenses

	Nine-month periods ended September 30,
	2005	2004
Personnel	(12,928)	(10,645)
Supplies	(2,352)	(2,761)
Outsourced services (1)	(83,005)	(58,684)
Rental, insurance and other related expenses	(2,026)	(2,020)
Taxes and contributions	(76)	(390)
Depreciation and amortization	(21,950)	(17,462)
Allowance for doubtful accounts receivable	(14,652)	(9,010)
Other	(4,785)	(2,728)

Total	(141,774)	(103,700)

(1)	Outsourced services include expenses with advertising in the amount of R$16,182 and R$12,054 in 2005 and 2004, respectively.

7. General and administrative expenses

	Nine-month periods ended September 30,
	2005	2004
Personnel	(8,628)	(10,024)
Supplies	(162)	(370)
Outsourced services	(21,736)	(19,676)
Rent, insurance and other related expenses	(2,422)	(1,331)
Taxes and contributions	(288)	(1,191)
Depreciation and amortization	(9,020)	(9,031)
Other	(579)	(164)

Total	(42,835)	(41,787)

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

8. Other operating expense, net

	Nine-month periods ended September 30,
	2005	2004
Income:
Fines	3,186	1,775
Recovered expenses	877	395
Reversal of reserves	614	43
Shared infrastructure	1,284	1,056
Commercial incentives	3,313	1,824
Other	1,477	317

Total	10,751	5,410

Expenses:
Reserves for contingencies	(4,277)	(3,153)
FUST	(1,993)	(1,611)
FUNTTEL	(996)	(805)
ICMS on other expenses	(823)	(611)
PIS and COFINS on other income	(1,029)	(2,195)
Amortization of deferred charges	(285)	—
Other	(6,024)	(1,198)

Total	(15,427)	(9,573)

Other operating expenses, net	(4,676)	(4,163)

9. Financial expense, net

	Nine-month periods ended September 30,
	2005	2004
Financial income:
Interest income	5,799	4,142
Monetary/exchange variation on assets	54,701	25,663
PIS and COFINS on financial income	(53)	(2,084)

Total	60,447	27,721

Financial expenses:
Interest expense	(14,912)	(11,242)
Monetary/exchange variation on liabilities	(746)	(18,853)
Derivative contracts, net	(89,449)	(12,162)

Total	(105,107)	(42,257)

Financial expense, net	(44,660)	(14,536)

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

10. Income and social contribution taxes

The Company and its subsidiaries estimate monthly the amounts of income and social contribution taxes on an accrual basis, paying the taxes based on a monthly estimate. Deferred taxes are recognized on temporary differences. Income and social contribution taxes charged to income consist of the following:

a. Components of income taxes

	Nine-month periods ended September 30,
	2005	2004
Income tax	(10,739)	(2,620)
Social contribution tax	(3,722)	(949)
Deferred income tax	6,138	(872)
Deferred social contribution	2,277	(314)

Total	(6,046)	(4,755)

b. Reconciliation of effective tax rate

The following is a reconciliation of the reported income tax expense and the amounts computed by applying the combined statutory tax rate of 34% for the nine-month periods ended September 30, 2005 and 2004:

	Nine-month periods ended September 30,
	2005	2004
Loss before taxes	(48,448)	(17,580)
Tax benefit at the combined statutory rate	16,472	5,977
Permanent additions/exclusions:
Nondeductible expenses	(1,497)	(2,393)
Unrecorded tax loss carry-forwards	(21,307)	(8,356)
Other	286	17

Total tax expense	(6,046)	(4,755)

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

c. Composition of deferred income tax assets

Deferred income tax assets based on temporary differences are comprised of the following:

	As of September 30, 2005	As of December 31, 2004
Tax loss carryforwards	112,448	106,275
Tax credits from corporate restructuring	55,558	63,702
Reserve for contingencies	2,151	2,076
Allowance for doubtful accounts receivable	5,468	4,901
Provision for pension and other postretirement benefit plans	94	94
Accrual for rewards program	1,222	—
Allowance for inventory obsolescence	398	508
Accelerated book depreciation	7,314	6,443
Other	3,252	3,636

Total	187,905	187,635

Current	3,570	—
Noncurrent	184,335	187,635

Deferred taxes have been recorded if it is more likely than not that they will be realized as follows:

a) Tax loss carry-forwards will be offset up to a limit of 30% per year of future taxable income.

b) Tax credits from corporate restructuring: These tax credits represent the tax benefit recorded as a result of the corporate restructuring described in Note 17. The realization of these tax credits occurs in the same proportion as the amortization of goodwill, over a period of ten years.

c) Temporary differences: The realization of temporary difference will occur by payment of provisions, the effective loss on allowance for doubtful accounts or provision for obsolescence of inventories.

Management has been monitoring the evolution of these credits, and in this respect decided not to recognize deferred income and social contribution on tax losses and temporary differences of the subsidiary Telebahia as of September 30, 2005 totaling R$92,157 and R$93,175 (R$29,569 and R$30,587 at December 31, 2004), respectively.

11. Trade accounts receivable, net

	As of September 30, 2005	As of December 31, 2004
Unbilled services	25,256	19,393
Billed services	73,573	56,176
Interconnection	34,224	27,853
Products sold	20,336	37,122
Allowance for doubtful accounts receivable	(16,051)	(12,796)

Total	137,338	127,748

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

There are no customers who contribute with more than 10% of accounts receivable, net at September 30, 2005 and December 31, 2004, except for amounts receivable from Telemar Norte Leste S.A.—TELEMAR, which represent approximately 12.9% and 12.1% of trade accounts receivable, respectively, mainly through interconnection charges.

Changes in the allowance for doubtful accounts receivable were as follows:

	Nine-month periods ended September 30,
	2005	2004
Balance at beginning of year	12,796	14,434
Allowance for doubtful accounts receivable charged to selling expenses	14,652	9,010
Write-offs	(11,397)	(10,705)

Ending balance	16,051	12,739

12. Recoverable taxes

	As of September 30, 2005	As of December 31, 2004
Prepaid/recoverable income and social contributions taxes	20,752	24,746
Recoverable state value-added tax (ICMS)	28,804	25,290
Withholding income tax	2,133	2,693
Other	12,887	13,351

	64,576	66,080

Current	38,894	42,266
Noncurrent	25,682	23,814

13. Loans and financing

a. Composition of debt

Description	Currency	Annual interest	Final maturity	As of September 30, 2005	As of December 31, 2004
Principal:
Financial Institutions Resolution No. 2,770	US$	1.09%p.a to 5.5%p.a	from 10/04/2005 to 09/22/2006	129,078	171,724
European Investment Bank—BEI	US$	1.4%p.a + LIBOR	06/13/2008	116,621	139,303
Compror	US$	3.77%p.a to 5.5%p.a	09/25/2006	12,191	—
Suppliers:
NEC do Brasil S.A	US$	7.3%	11/29/2005	781	1,865
Accrued interest				4,675	1,196

Total				263,346	314,088

Current				146,725	52,319
Noncurrent				116,621	261,769

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

Loans and financing are used for expansion and modernization of cellular telephone network, financing fixed assets and working capital.

b. Repayment schedule

The long-term portion as of September 30, 2005 matures as follows:

Year	2005
2008	116,621

Total	116,621

c. Restrictive covenants

The Company has a loan with the European Investment Bank - EIB, the balance of which as of September 30, 2005 was R$116,621 (R$139,303 as of December 31, 2004). According to this agreement, a number of financial covenants should be measured annually.

d. Derivatives contracts

As of September 30, 2005, the Company had foreign exchange rate derivative contracts with a total notional amounts of US$124,010 thousand (US$125,704 thousand at December 31, 2004) to protect its obligations against exchange fluctuations. Year to date, the subsidiaries had recorded a book loss of R$89,540 (loss of R$29,691 at December 31, 2004) on these derivative contracts.

e. Guarantees

Bank	Guarantees
NEC do Brasil S.A	Guarantee
Banco Europeu de Investimento–BEI
Telebahia Celular S.A.	Trade risk guaranteed by Banco Espírito Santo
Telergipe Celular S.A.	Trade risk guaranteed by Banco Espírito Santo

14. Other liabilities

	As of September 30, 2005	As of December 31, 2004
Advances from customers—prepaid calling cards	7,545	5,932
Accrual for customer rewards program (a)	2,731	2,344
Payable to related parties	1,725	2,603
Reverse stock split (b)	5,565	—
Other	12,192	5,214

Total	29,758	16,093

Current	23,808	11,092
Noncurrent	5,950	5,001

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

(a)	The subsidiaries have a rewards program, in which calls are transformed into points usable in future exchanges of handsets. The accumulated points, net of redemptions, are provisioned, based on historical redemption data, points generated and the average cost of a point.
(b)	Refers to a liability to shareholders for fractions of shares that were not issued on the date of the reverse stock split. This balance is payable upon demand.

15. Reserve for contingencies

The Company is party to a number of lawsuits, related to labor, tax and civil claims. Management, based on external legal counsel’s opinion, has recognized a provision for those claims for which an unfavorable outcome is considered probable.

Components of the reserves are as follows:

	As of September 30, 2005	As of December 31, 2004
Labor Claims	5,347	4,349
Civil Claims	4,553	2,311
Tax Claims	8,513	8,173

Total	18,413	14,833

Current	10,154	8,017
Noncurrent	8,259	6,816

The changes in the reserve for contingencies are as follows:

	Nine-month periods ended September 30,
	2005	2004
Beginning balance at January 1	14,833	11,527
Additional provision, net of reversals	3,663	3,110
Monetary variation	331	343
Payments	(414)	—

Ending balance at September 30	18,413	14,980

15.1. Tax litigation

15.1.1 Probable loss

No significant new tax claims with a “probable” loss classification were incurred in the nine-month period ended September 30, 2005. The evolution of the reserves for tax contingencies substantially corresponds to the monetary variation of the reserves during the period.

15.1.2 Possible loss

No significant new tax claims with a “possible” loss classification were incurred in the nine-month period ended September 30, 2005. No significant alterations occurred in the claims indicated in this report since the last fiscal year.

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

15.2. Labor and civil

Include several labor and civil claims, and a reserve was posted as shown previously, which is considered to be sufficient to cover probable losses on these cases.

In the cases in which the chance of loss is classified as possible, the aggregate amount involved is R$13,127 for civil claims and R$4,761 for labor claims.

16. Shareholders’ equity

a. Capital

At March 28, 2005 the shareholders approved a reverse stock split of the 480,618,117,605 book-entry shares, without par value comprising 167,232,225,653 common shares and 313,385,891,952 preferred shares representing capital, in the proportion of 50,000 (fifty thousand) shares to 1 (one) share of the same class, and the capital was represented by 9,612,362 book-entry shares, without par value of which 3,344,645 are common shares and 6,267,718 are preferred shares.

On the same date, the shareholders ratified the cancellation of the 51,355,078 book-entry shares, without par value, comprising 252,498 common shares and 51,102,580 preferred shares, held in treasury.

On July 28, 2005, the Company announced a capital increase of R$490 in favor of the controlling shareholders, corresponding to the tax benefit effectively realized during the 2004 fiscal year from the goodwill recorded by the Company’s controlling shareholders, but ensuring preemptive rights to others shareholders. The capital increased from R$306,340 to R$306,830, with the issue of 31,915 new common shares. The funds arising from the exercise of preemptive rights was credited to Sudestecel Participações S.A.

The Company’s capital is comprised of shares with no par value, as follows:

	As of September 30, 2005	As of December 31, 2004 (1)
Common shares	3,376,560	167,232,478,151
Preferred shares	6,267,718	313,436,994,532

Total	9,644,278	480,669,472,683

Treasury shares	—	(51,355,078)

Total outstanding shares	9,644,278	480,618,117,605

(1)	Had the reserve stock split described above occurred on December 31, 2004 shares outstanding would be 3,344,650 and 6,268,740 of common and preferred shares, respectively, and 1,027 treasury shares.

b. Interest on shareholders’ equity and dividends

The preferred shares do not have voting rights, except in the cases stipulated in Articles 3 and 7 of the Company’s bylaws. The preferred shares have priority to receive dividends 10% higher than those attributed to common shares or non-cumulative minimum annual preferred dividends of 6% of their nominal capital value social capital attributed to those shares, whichever is greater. In the case of the payment of minimum annual

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

preferred dividends of 6% of capital per annum referring to the preferred shares, if there is sufficient balance available after distribution to the holders of preferred shares, the bearers of the common shares will receive the same amount in dividends per share as the preferred shares.

At the Ordinary General Meeting on March 28, 2005, the preferred shares were entitled to full voting rights, in accordance with Article 111, paragraph 1, of Law No. 6,474/76, due to the fact that minimum dividends on preferred shareholders were not paid for three consecutive years.

c. Special goodwill reserve

This reserve was formed as a result of the Company’s corporate restructuring, and will be capitalized in favor of the controlling shareholder at the time of effective realization of the related tax benefit.

17. Corporate restructuring

On November 29, 2000, the Company completed a corporate restructuring to transfer a tax benefit to the Company related to the goodwill paid by the Company’s controlling shareholders in the privatization process. The goodwill and related tax benefit on the date of transfer amounted to R$376,316 and R$124,344, respectively. The tax benefit was recorded as deferred tax with a corresponding entry to a special goodwill reserve in shareholders’ equity. This tax benefit is being realized in proportion to the amortization of the goodwill over a period of ten years. The special goodwill reserve is transferred to capital with a corresponding issuance of shares to the Company’s controlling shareholders as related tax benefit is realized. In connection with the issuance of these shares, the Company’s other shareholders are entitled to preemptive rights. Proceeds received in connection with the exercise of preemptive rights are payable to the Company’s controlling shareholders. This tax benefit, as of September 30, 2005 and December 31, 2004, amounted to R$55,558 and R$63,702, respectively.

18. Transactions with related parties

The principal transactions with unconsolidated related parties are:

a) Use of network and long-distance (roaming) and local cellular communication: these transactions involve companies owned by the same controlling group, Telesp Celular S.A., Global Telecom S.A., Telerj Celular S.A., Telest Celular S.A., Telecomunicações de São Paulo S.A.—Telesp, Celular CRT S.A., Tele Centro Oeste Celular Participações S.A., Telems Celular S.A., Teleron Celular S.A., Telemat Celular S.A., Teleacre Celular S.A., Telegoiás Celular S.A. and Norte Brasil Telecom S.A. Some of these transactions are based on contracts signed by Telebrás with the concessionaire operators during the period prior to privatization, and the conditions were regulated by ANATEL.

b) Corporate management advisory: payable by the subsidiaries to Telefónica Móviles S.A. calculated based on the percentage applied to net income from the services, re-stated according to currency variation.

c) Corporate costs: passed on to the subsidiaries under the same controlling group at the cost effectively incurred of the services.

d) Call-center services: provided by Atento Brasil S.A. for the users of the subsidiaries’ telecommunications service, contracted for 12 months, renewable for an equal period.

e) Systems maintenance: maintenance of the profitability analysis module of the system (MARE) by Telefónica Móbile Solution, contracted for 12 months, renewable for the same period.

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

A summary of balances and transactions with unconsolidated related parties is as follows:

	As of September 30, 2005	As of December 31, 2004
Assets:
Accounts receivables	3,918	5,068
Intercompany credits	1,876	2,197
Liabilities:
Technical assistance	12,877	15,584
Suppliers and Consignations	6,033	6,336
Intercompany liabilities	1,725	2,603

	Nine-month periods ended September 30,
Statements of loss	2005	2004
Revenue from telecommunication services	13,837	34,083
Cost of sales and services	—	(49)
Sales expenses	(18,565)	(13,869)
General and administrative Expenses	(2,822)	(4,437)

19. Financial instruments and risk management

a. Risk considerations

The major market risks to which the Company is exposed in conducting business are:

Credit Risk resulting from any difficulty in collecting telecommunications services provided to customers and revenues from sale of handsets by the Company’s distribution network, as well risks relating to swap transactions.

Interest Rate Risk resulting from debt and derivative instruments contracted at floating rates and involving the risk of financial expenses as a result of an unfavorable upward trend in interest rates (mainly LIBOR and CDI).

Exchange Rate Risk related to debt and derivative instruments contracted in foreign currencies which expose the Company to potential losses from adverse exchange rate fluctuations.

The Company and its subsidiaries actively manage their operations to mitigate these risks by means of comprehensive operating procedures, policies and initiatives.

Credit risk

The credit risk from providing telecommunications services is reduced by a strict control of the customer base and active management of default by means of clear policies related to selling postpaid cell phones. As of September 30, 2005, Tele Leste and its subsidiaries had 77.8% (77.8% as of December 31, 2004) of its customer base under the prepaid system, which requires prepaid loading and therefore does not represent any credit risk.

Credit risk from the sale of handsets is managed by following conservative credit policy which encompasses the use of advanced risk management methods that include applying credit scoring techniques, analyzing a potential customer’s balance sheet, and using credit protection agencies’ databases.

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

The Company and its subsidiaries are also exposed to credit risk relating to their financial investments and receivables from swap transactions. The Company and its subsidiaries attempt to diversify such exposure by using reputable financial institutions.

Interest rate risk

The Company is exposed to fluctuations of local interest rates, due to exchange derivative transactions contracted in Brazilian reais at costs associated with the CDI rate. However, financial investments that are also indexed to the CDI, partially reduce this risk.

As of September 30, 2005, the loans contracted in foreign currency at variable foreign interest rates (LIBOR) represented a principal of US$52,480 thousand. In these operations, the Company has protection through derivatives (interest rate swaps), which neutralize the risk associated with the variations in the foreign interest rates (LIBOR).

Exchange rate risk

Telebahia and Telergipe have contracted financial operations with derivatives to protect against exchange variations resulting from foreign currency loans. The instruments normally used are swap contracts.

The following table summarizes the net exposure of the Company to foreign currency exchange rate risk as of September 30, 2005:

In thousands of US$

Loans and financing	(118,507)
Trade payables—technical assistance	(5,885)
Derivative contracts	124,010

Total	(382)

b. Derivative contracts

The Company records the gains and losses with derivative contracts as net financial expenses or income.

Book and estimated market values of loans and financing and derivative instruments are as follows:

	Book value	Market value	Unrealized gain (loss)
Other liabilities	(13,078)	(13,078)	—
Loans and financing	(263,346)	(267,016)	(3,670)
Derivative instruments	(89,540)	(80,958)	8,582

Total	(365,964)	(361,052)	4,912

c. Market value of financial instruments

The market value of loans and financing and derivative instruments were determined based on the discounted cash flows, utilizing available market information. Accordingly, the estimates presented above are not necessarily indicative of the amounts that could be realized in the current market. The use of different market assumptions may have a material effect on estimates.

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

20. Summary of the differences between Brazilian and U.S. GAAP

The Company’s accounting policies that comply with Brazilian GAAP and that differ significantly from accounting principles generally accepted in the United States of America (U.S. GAAP) are described below:

a. Different criteria for capitalizing and amortizing capitalized interest

Until December 31, 1993 capitalized interest was not added to the individual assets in property, plant and equipment; instead it was capitalized separately and amortized over a time period different from the useful lives of the related assets. Under U.S. GAAP, capitalized interest is added to the individual assets and is amortized over their useful lives.

Also, until December 31, 1998, under Brazilian GAAP as applied by the Company, interest attributable to construction-in-progress was computed at the rate of 12% per annum of the balance of construction-in-progress and that part which relates to interest on third-party loans was credited to interest expense based on actual interest costs, with the balance relating to the Companies’ own capital being credited to capital reserves. For the three-year period ended December 31, 2004, the Company did not capitalize interest attributable to construction-in-progress at the rate of 12%; rather the actual effective interest related to construction-in-progress was used to determine capitalized interest.

Under U.S. GAAP, in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 34, “Capitalization of Interest Costs”, interest incurred on borrowings is capitalized to the extent that borrowings do not exceed construction-in-progress. The credit is a reduction of interest expense. Under U.S. GAAP, the amount of interest capitalized excludes monetary gains associated with local currency borrowings and any foreign exchange gains and losses on foreign currency borrowings. The effects of these different criteria for capitalizing and amortizing capitalized interest are presented below:

	Nine-month periods ended September 30,
	2005	2004
Capitalized interest difference
U.S. GAAP capitalized interest:
Interest capitalized during the period	670	1,321
Capitalized interest on disposals	(4,363)	(443)

	(3,693)	878
Less Brazilian GAAP capitalized interest:
Interest capitalized during the period	(349)	(966)
Capitalized interest on disposals	4,333	448

	3,984	(518)

U.S. GAAP difference	291	360

Amortization of capitalized interest difference
Amortization under Brazilian GAAP	4,232	2,898
Capitalized interest on disposals	(4,335)	(418)

	(103)	2,480
Less amortization under U.S. GAAP	(5,063)	(2,873)
Capitalized interest on disposals	4,365	413

	(698)	(2,460)

U.S. GAAP difference	(801)	20

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

b. Proposed dividends

Under Brazilian GAAP proposed dividends are accrued for in the financial statements in anticipation of their approval at the shareholders’ meeting. Under U.S. GAAP, dividends are not accrued until they are formally declared.

The interest on shareholders’ equity is a legal liability from the date it is declared, therefore, these amounts must be included as dividends in the year they are proposed for U.S. GAAP purposes.

c. Pension and other post retirement benefits

The Subsidiaries participate in two multiemployer benefit plans (PBS-A and PAMA) that are operated and administrated by Sistel and provide for the costs of pension and other post-retirement benefits based on a fixed percentage of remuneration, as recommended annually by independent actuaries. For purposes of U.S. GAAP, multiemployer plans are accounted for similar to defined contribution plans and consequently, the Company is required to disclose its annual contributions and funded status of those plans. The Subsidiaries also sponsor a single-employer defined benefit pension plan (PBS-Tele Leste). The provisions of SFAS No. 87, “Employees Accounting for Pensions,” for the purposes of calculating the funded status, were applied with effect from January 1, 1992, because it was not feasible to apply them from the effective date specified in the standard.

On December 13, 2000, CVM issued Instruction No. 371, which provisions are very similar to SFAS No. 87 and SFAS No. 106, except for the following differences:

•	A company that participates in a multiemployer defined benefit pension or postretirement benefit plan is required to recognize any assets or liabilities in respect to its participation in such plans, while U.S. GAAP requires only the disclosure of funded status of those plans.

•	The unrecognized net obligation existing at the date of initial application of this standard shall be amortized over five years or the remaining service period or remaining life expectancy, whichever is lower. Alternatively, companies were granted the option to amortize such initial transition obligation as of December 31, 2001, directly to shareholders’ equity. Such option has been adopted by the Company. Under SFAS No. 87, the unrecognized net obligation existing at the date of its initial application is being amortized over the remaining service period.

•	Under Brazilian GAAP actuarial gains and losses are recorded in income when incurred up to the amount of pension liability recorded. Under U.S. GAAP, certain actuarial gains and losses are deferred and amortized over the remaining service period of the active employees expected to receive benefits under the plan.

The effects of these different criteria for recognition of pension and other postretirement liabilities on accrued pension (postretirement) liabilities as of September 30, 2005 and December 31 2004, are presented below:

	As of September 30, 2005			As of December 31, 2004
Description	U.S. GAAP	Brazilian GAAP	Accumulated Difference	U.S. GAAP	Brazilian GAAP	Accumulated Difference
Active employees defined pension—PBS Tele Leste	413	—	413	462	142	320
Multiemployer health care plan—PAMA	—	278	(278)	—	133	(133)
Accrued pension (post-retirement) liability	413	278	135	462	275	187

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

d. Financial expense, net

Brazilian GAAP requires interest to be shown as part of operating income. Under U.S. GAAP interest income (expense) would be shown after operating income.

e. Permanent assets

Brazilian GAAP has a class of assets called “permanent assets”. This is the collective name for all assets on which indexation adjustments were calculated until December 31, 1995 in the corporate and fiscal law accounts of Brazilian companies. Under U.S. GAAP the assets in this classification would be noncurrent assets.

f. Monetary restatement of 1996 and 1997

The amortization of the asset appreciation, which originated from the inflation accounting during 1996 and 1997, when Brazil was still considered as high inflationary economy for U.S. GAAP purposes, has been recognized as an adjustment to income in the reconciliation to U.S. GAAP. The loss related to monetary restatement on disposals of such assets is classified for U.S. GAAP purposes as a component operating income.

g. Taxes on income

The Company fully accrues for deferred income taxes on temporary differences between tax and accounting records. The existing policies for providing for deferred taxes are substantially in accordance with SFAS No.109, “Accounting for Income Taxes”, except with respect to social contribution rate adopted, as explained below:

•	Under Brazilian GAAP, at December 31, 1999 the Company recognized a change in the combined tax rate from 33% to 34% based on a provisional measure for an increase in the social contribution rate from 8% to 9% effective January 1, 2000. Provisional measures are temporary and must be re-approved every 30 days or they lapse. Under SFAS 109, the provisional measures discussed are not considered to be enacted law. Therefore, for 2001 the combined deferred tax effect calculated on temporary differences would be 33%, not 34%. For September 2005 and 2004, no difference related to the social contribution tax rate was considered as the provisional measure was approved in Law 10,637, as of December 30, 2002.

•	Under Brazilian GAAP, the deferred taxes are presented gross. Under U.S. GAAP, the deferred taxes are presented net.

h. Earnings per share

Under Brazilian GAAP, net income (loss) per share is calculated based on the number of shares outstanding at the balance sheet date.

In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, “Earnings per Share”. This statement became effective December 15, 1997, and provides computation, presentation and disclosure requirements for earnings per share.

Since the preferred and common stockholders have different dividend, voting and liquidation rights, basic and diluted earnings per share have been calculated using the “‘two-class” method. The “‘two-class” method is an earnings allocation formula that determines earnings per share for preferred and common stock according to the dividends to be paid as required by the Company’s by-laws and participation rights in undistributed earnings.

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

Basic earnings per common share is computed by reducing net income by distributed and undistributed net income available to preferred shareholders and dividing net income available to common shareholders by the number of common shares outstanding. Net income available to preferred shareholders is the sum of the preferred stock dividends (a minimum of 6% of preferred capital or 10% higher than those attributed to common shares, whichever is higher, as defined in the Company’s by-laws) and the preferred shareholders’ portion of undistributed net income. Undistributed net income is computed by deducting total dividends (the sum of preferred and common stock dividends) from net income. Undistributed net income is allocated to preferred shares 10% higher than that attributed to common shares on a pro rata basis. The number of shares issuable are considered dilutive as defined in SFAS No. 128 and have been included in the weighted average common shares—diluted presented below. The number of shares issuable was computed considering the balance of the special premiums reserve (R$ 126,419 in September 30,2005 and R$ 123,365 in September 30,2004) by the average price of common shares traded on the São Paulo Stock Exchange (“Bovespa”) during the last 20 trading days of each year. Since the Company had net losses for the months ended September 30, 2005 and 2004, the Company did not pay any dividends for these months. Additionally, the contingently issued shares described above were not considered in the calculation of loss per share for the months ended September 30, 2005 and 2004 because the effect of the contingently issuable shares would have been anti-dilutive.

For the periods presented below, the weighted average number of shares outstanding consider the effect of the reverse stock split described in Note 16. The computation of basic and diluted earnings per share is as follows:

	Nine-month periods ended September 30,
	2005		2004
	Common	Preferred	Common	Preferred
Basic numerator:
Allocated net loss to common and preferred shareholders	(20,856)	(38,995)	(11,475)	(21,529)
Basic denominator:
Weighted average shares outstanding	3,352,125	6,267,392	3,340,801	6,267,722
Basic earnings per share	(6.22)	(6.22)	(3.43)	(3.43)
Diluted numerator:
Allocated net loss to common and preferred shareholders	(20,856)	(38,995)	(11,475)	(21,529)
Diluted denominator:
Weight average shares outstanding	3,352,125	6,267,392	3,340,801	6,267,722
Diluted earnings per share	(6.22)	(6.22)	(3.43)	(3.43)

The Company’s preferred shares are non-voting, except under certain limited circumstances, and are entitled to a preferential, noncumulative dividend and to priority over the common shares in the event of liquidation of the Company.

i. Deferred revenue on sales of handsets

Under Brazilian GAAP, revenues and costs from sales of handsets, including applicable value-added and other sales taxes, are recognized at the moment of sale to the customer. Under U.S. GAAP, in accordance with Staff Accounting Bulletin No. 104 (SAB 104), revenues from sales of handsets along with the related costs, including applicable value-added and other sales taxes, are deferred and amortized based on the expected useful life of the handset, estimated by management to be 18 months. Any excess of the cost over the amount of deferred revenue related to handset sales is recognized on the date of sale. As substantially all of the Company’s handsets are sold below cost, this difference in accounting policy had no impact on net loss or shareholders’

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

equity. The amount of unamortized deferred revenue and the related amounts of unamortized deferred costs was R$58,637 at September, 30 2005 and R$32,427 at December 31, 2004. The impact of this difference under U.S. GAAP was to increase both net revenues and cost of services and goods by R$26,210 for the nine-month period ended September, 30 2005 and to decrease those items by R$27,735 for the nine-month period ended September, 30 2004.

(i) Value-added and other sales taxes

Under Brazilian GAAP, these taxes are recorded in revenue net of the related tax expense. Under U.S. GAAP, these taxes are recorded gross as revenue and the related cost of services and goods. This difference in accounting has no impact in net income (loss) or in shareholders’ equity. The impact of this difference under U.S. GAAP was to increase both revenues and costs of services and goods by R$116,859 and R$98,864 for September, 30 2005 and 2004, respectively, for U.S. GAAP as compared to amounts reported under Brazilian GAAP.

(ii) Roaming

The company has roaming agreements with other cellular service providers. When a call is made from within one coverage area by a subscriber of another cellular service provider, that service provider pays Tele Leste’s subsidiaries for the service at the applicable rates. Conversely, when one of the subsidiaries’ customers roams outside the coverage area, the subsidiaries pay the charges associated with that call to the cellular service provider in whose region the call was originated and charges the same amount to is subscriber. Under Brazilian GAAP, revenues for roaming charges are recorded net of the related costs when the services are provided. Under U.S. GAAP, revenues and costs for roaming charges should be recorded gross. This difference in accounting practices has no impact on net shareholders’ equity. The impact of this difference under U.S. GAAP was to increase both revenues and cost of goods and services by R$14,949 for September,30 2005 and R$10,329 for September30, 2004.

(iii) Free minutes given in connection with sales of handsets

Under U.S. GAAP, pursuant to Emerging Issues Task Force (“EITF”) No. 00-21, “Revenue Arrangements with Multiple Deliverables,” the Company began to separately account for free minutes given in connection with the sales of handsets. The adoption of EITF No. 00-21 is effective prospectively for transactions entered into as from January 1, 2004. Consequently, a portion of the revenue generated from the sale of handsets is allocated to the free minutes given and deferred based on the fair value of the minutes. The revenues associated with the free minutes are then recognized based on subscriber airtime usage. Under Brazilian GAAP, the Company does not separately account for free minutes given in connection with sales of handsets.

j. Fistel tax

Beginning in 1999, under Brazilian GAAP, the Fistel (Telecommunications Inspection Fund) tax, assessed on each activation of a new cellular line, is deferred and amortized over the customers’ estimated subscription period. For U.S. GAAP purposes, this tax would be charged directly to the consolidated statements of income. Therefore, the deferred Fistel taxes on activation fees at September, 30, 2005, and 2004 are being adjusted in the reconciliation of the income differences between U.S. GAAP and Brazilian GAAP.

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

k. Computer software developed for internal use

Under Brazilian GAAP, the costs incurred during the computer software preliminary project stage are capitalized and amortized on a straight-line basis over a period of five to ten years. Under U.S. GAAP, the costs incurred with computer software preliminary project stage must meet specific characteristics to be capitalized. The effect of these different criteria for capitalizing computer software is adjusted in the reconciliation of the income differences between U.S. GAAP and Brazilian GAAP.

l. Derivative instruments

The subsidiaries have entered into foreign currency derivative contracts for long-term agreements at various exchange rates, in the amount of US$124,010 thousand at September, 30 2005 (US$125,704 thousand at December 31, 2004). Under Brazilian GAAP, foreign currency derivative contracts are recorded at their settlement amount based on the terms of the contract at the balance sheet date.

In 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” which was subsequently amended by SFAS Nos. 137, 138 and 149. SFAS No. 133 must be applied to all derivative contracts and certain derivative contracts embedded in hybrid instruments and requires that such instruments be recorded on the balance sheet either as an asset or liability measured at its fair value. Changes in the derivative’s fair value are recognized currently in earnings unless specific hedge accounting criteria are met. The adoption of SFAS No. 133 on January 1, 2000, did not have a material effect on the Company’s financial statements.

If the derivative is designated as a hedge, depending on the nature of the hedge, changes in the fair value of derivatives that are considered to be effective, as defined, will either offset the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or will be recorded in other comprehensive income until the hedged item is recorded in earnings. Any portion of a change in a derivative’s fair value that is considered to be ineffective, as defined, must be immediately recorded in earnings. Any portion of a change in a derivative’s fair value that the Company has elected to exclude from its measurement of effectiveness, such as the change in time value of option contracts, will also be recorded in earnings.

Prior to 2004, none of the Company’s derivative contracts were designated as hedge accounting under the definitions of SFAS No. 133. As such, all changes in the fair value of derivatives are considered ineffective Such ineffectiveness for U.S. GAAP purposes was recorded in the statement of operations as part of financial expense, net for the years ended December 31, 2003 and 2002.

Beginning in May 2004, the Company began to designate a portion of new cross currency swap contracts that relate to transactions in which a fixed-rate, foreign currency-denominated loan is converted into a variable-rate, functional currency-denominated loan as fair value hedges. At September 30, 2005, the Company had R$141.3 million (US$63.6 million) and R$171.7 (U$64.7) as of December, 31 2004 of notional value cross currency swap contracts with a fair value of R$144.1 million as of September 30, 2005 (R$173.1 million as of December 31, 2004) designated as fair value hedges of a portion of the Company’s foreign currency denominated debt. The Company is hedging the related foreign currency (US dollar) and interest rate risk associated with such indebtedness. These derivatives qualified for hedge accounting as the terms of the swap contracts are equal to the terms of the underlying debt. The Company calculates the effectiveness of these hedging relationships both at inception and on ongoing basis (i.e. at least quarterly), and ineffectiveness, if any, is recorded in the statement of operations for U.S. GAAP. The hedged debt is also adjusted to fair value under the fair value hedge rules of SFAS 133. At September 30, 2005 and 2004 the fair values of the

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

Company’s debt subject to these accounting hedges are higher than their respective book values by R$0,08 million, representing the related mark-to-market adjustment, which was recorded in the statement of operations as part of financial expense, net for the nine-months ended September 30, 2005 and December 30,2004. The U.S. GAAP adjustment reflects the difference between the recorded value of these hedges and the related debt under Brazilian GAAP and their fair values under U.S. GAAP.

The Company’s remaining derivative contracts for the periods presented have not been accounted for using hedge accounting. Consequently, these derivative contracts are recorded at fair value at September 30, 2005 and December 31, 2004.

m. Purchase accounting

On November 29, 2000, the Tele Leste acquired the minority interests in its Subsidiaries in a transaction involving the exchange of shares. Under Brazilian GAAP, this transaction was recorded at the book value of the minority interests acquired. Under U.S. GAAP, the acquisition of minority interests was recorded using the purchase method of accounting pursuant to APB 16, “Business Combinations,” and the related interpretations. Under U.S. GAAP, the purchase price was determined based on the market price of the Holding Company’s shares for a reasonable period before and after the date the terms of the acquisition were agreed to and announced publicly. The excess purchase price over the book value of the minority interests acquired was recorded based on management’s estimate of the fair values of the underlying assets and liabilities as follows:

Fixed assets	7,215

Subscriber base intangible asset	2,382
Concession	33,657
Deferred income tax effects	(14,274)

Excess purchase price under U.S. GAAP	28,980

The subscriber base intangible asset was completely amortized in November, 2004 over the estimated contractual relationship with subscribers, representing a period of 48 months.

The concession in being amortized based on the remaining concession period of the operating companies (until June 2008 for Telebahia Celular S.A. and December 2008 for Telergipe Celular S.A.).

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

	Nine-month periods ended September 30,
	2005	2004
Reconciliation of the income differences between U.S. GAAP and Brazilian GAAP
Brazilian GAAP net loss for the period	(54,494)	(22,335)
Add (deduct):
Different accounting criteria for:
Amortization of monetary restatement of 1996 and 1997	(857)	(2,982)
Loss on disposal of assets monetarily restated in 1996 and 1997	36	(40)
Capitalized interest	291	360
Amortization of capitalized interest	(801)	20
Depreciation of donations	511	134
Purchase accounting:
Depreciation of fair value fixed assets adjustment	(758)	(1,189)
Amortization of intangible assets	(3,330)	(3,780)
Pension and other postretirement benefits	52	119
Deferred Fistel tax on activation fees	884	57
Computer software developed for internal use	—	615
Derivative instruments	(4,056)	(5,843)
Free minutes given in connection with sales of handsets	(88)	(3,636)
Deferred income tax effects of above adjustments	2,759	5,496

U.S. GAAP net loss for the period	(59,851)	(33,004)

	Nine-month periods ended September 30,
	2005	2004
Net income (loss) per shares in accordance with U.S. GAAP
Loss per share—Common shares (basic and diluted)	(6.22)	(3.43)
Weighted average common shares—basic and diluted	3,352,125	3,340,801

(Loss) per share—Preferred shares (basic and diluted)	(6.22)	(3.43)
Weighted average preferred shares basic and diluted	6,627,392	6,267,722

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

	As of September 30, 2005	As of December 31, 2004
Reconciliation of the shareholders’ equity differences between U.S. GAAP and Brazilian GAAP
Brazilian GAAP shareholders’ equity	320,030	374,524
Add (deduct):
Different accounting criteria for:
Monetary restatement of 1996 and 1997	47,348	47,312
Amortization of monetary restatement of 1996 and 1997	(44,842)	(43,985)
Capitalized interest	540	249
Depreciation of capitalized interest	970	1,771
Donations for investments	(5,323)	(5,323)
Amortization of donations	845	334
Purchase accounting:
Fixed assets adjustment	7,215	7,215
Depreciation of fixed assets adjustment	(7,215)	(6,457)
Intangible assets—concession	33,657	33,657
Intangible assets—subscriber base	—	2,382
Amortization on intangible assets—concession	(21,460)	(18,130)
Amortization on intangible assets—subscriber base	—	(2,382)
Pension and other postretirement benefits	(135)	(187)
Deferred Fistel tax on activation fees	(4,692)	(5,576)
Free minutes given in connection with sales of handsets	(4,598)	(4,510)
Derivatives instruments	9,175	13,231
Deferred tax effects of above adjustments	(5,715)	(8,474)

U.S. GAAP shareholders’ equity	325,800	385,651

As of September 30, 2005
Changes in shareholders’ equity in accordance with U.S. GAAP
Shareholders’ equity under U.S. GAAP as of beginning of the year	385,651
Net (loss) for the year	(59,851)
Shareholders’ equity under U.S. GAAP as of September 30, 2005	325,800

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

U.S. GAAP supplementary information

	Nine-month periods ended September 30,
	2005	2004
Reconciliation of operating income (loss) under Brazilian GAAP To operating income (loss) under U.S. GAAP

Brazilian operating (loss)	(48,683)	(17,114)
Reversal of financial expense, net	44,660	14,536
U.S. GAAP adjustments:
Amortization of monetary restatement of 1996 and 1997	(857)	(2,982)
Loss on disposal of assets monetarily restated in 1996 and 1997	36	(40)
Amortization of capitalized interest	(801)	20
Purchase accounting:
Depreciation of fixed assets adjustment	(758)	(1,189)
Amortization of intangible assets	(3,330)	(3,780)
Deferred Fistel tax on activation fee	884	57
Computer software developed for internal use	—	615
Free minutes given in connection with sales of handsets	(88)	(3,636)
Pension and other postretirement benefits	52	119
Gain (loss) on permanent assets disposals	235	(468)
Depreciation of donations	511	134

U.S. GAAP operating (loss)	(8,139)	(13,728)

	Nine-month periods ended September 30,
	2005	2004
Reconciliation of net revenues and costs under Brazilian GAAP to net revenues and costs under U.S. GAAP

Brazilian GAAP net revenues	418,696	351,591
Reclassification to cost of services and goods sold:
Taxes on sales	116,859	98,864
Increase in roaming revenue	14,949	10,329
U.S. GAAP adjustments:
Deferred revenues on handset sales, net of amortization	26,210	(27,735)
Free minutes given in connection with sales of handsets	(88)	(3,636)

U.S. GAAP net revenues	576,626	429,413

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

	Nine-month periods ended September 30,
	2005	2004
Brazilian GAAP cost of services and goods	(233,434)	(204,519)
Reclassification from net revenues:
Taxes on sales	(116,859)	(98,864)
Increase in roaming cost	(14,949)	(10,329)
Reclassification from selling expense:
Rewards program expense	(805)	(98)
U.S. GAAP adjustments:
Amortization of monetary restatement of 1996 and 1997	(857)	(2,982)
Loss on disposal of assets monetarily restated in 1996 and 1997	36	(40)
Amortization of capitalized interest	(801)	20
Purchase accounting:
Depreciation of fixed assets adjustment	(758)	(1,189)
Amortization of concession	(3,330)	(3,780)
Deferred Fistel tax on activation fee	884	57
Pension and other postretirement benefits	52	119
Deferred costs on handset sales, including taxes on sales, net of amortizations during the year	(26,210)	27,735

U.S. GAAP cost of services	(397,031)	(293,870)

U.S. GAAP gross profit	179,595	(135,543)

	As of September 30, 2005	As of December 31, 2004
Total assets under U.S. GAAP	875,888	979,741
Property, plant and equipment	1,030,232	1,094,490
Accumulated depreciation	(648,614)	(687,537)
Net property, plant and equipment	381,618	406,953

21. Additional disclosures required by U.S. GAAP

a. Intangible assets subject to amortization

Following is a summary of the Company’s intangible assets subject to amortization under U.S. GAAP:

	As of September 30, 2005			As of December 31, 2004
	Software	Concession	Subscriber base	Software	Concession	Subscriber base
Gross	86,844	33,657	2,382	67,120	33,657	2,382
Accumulated amortization	(51,236)	(21,460)	(2,382)	(41,957)	(18,130)	(2,382)

Net	35,608	12,197	—	25,163	15,527	—

Aggregate amortization expense for the above intangible assets amounted to R$12,609 and R$14,711 for the nine-month ended September 30, 2005 and 2004, respectively.

The estimated aggregate amortization expense for three months 2005 and the next five years is as follows:

Amount
From October 1 to December 31, 2005	5,452
2006	21,809
2007	18,337
2008	2,207
2009	—

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

b. Concentration of risks

The credit risk with respect to trade accounts receivable is diversified. The Company and its subsidiaries continually monitor the level of trade accounts receivable and limit the exposure to bad debts by cutting access to originate calls if any invoice is 15 days or more past due. Exceptions comprise telephone services that must be maintained for reasons of safety or national security.

In conducting its businesses, Telebahia Celular S.A. and Telergipe Celular S.A. are fully dependent upon the cellular telecommunications concession as granted by the Federal Government.

There is no concentration of available sources of labor, services, concessions or rights, other than those mentioned above, that could, if suddenly eliminated, severely impact the operations of the Company and its subsidiaries.

c. Commitments

Budgeted capital expenditure commitments for 2005 are approximately R$90.9 million of which R$63.0 million has been incurred in the nine-month periods ended September 30, 2005. Most of the 2005 capital expenditures are related to infrastructure, information technology and transmission equipment.

The Company is subject to obligations concerning quality of services, network expansion and modernization, as established in our authorizations and our original concession agreements. The Company believes that it is currently in compliance with its quality of service and expansion obligations.

d. New accounting pronouncements

In March 2005, the FASB issued FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations”, an interpretation of FASB Statement No. 143 (FIN 47). FIN 47 clarifies that an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the fair value of the liability can be reasonably estimated. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective December 31, 2005 for calendar year companies. The Company is currently evaluating FIN 47 to determine the impact on its consolidated financial statements.

In March 2004, the EITF of the FASB reached a consensus on EITF 03-06, (“Participating Securities and the Two-Class Method under FASB Statement No. 128”), that an entity would allocate losses to a nonconvertible participating security in periods of net loss if, based on the contractual terms of the participating security, the security had not only the right to participate in the earnings of the issuer but also a contractual obligation to share in the losses of the issuing entity on a basis that was objectively determinable. Determination of whether a participating security holder has an obligation to share in the losses of the issuing entity in a given period must be made on a period-by-period basis, based on the contractual rights and obligations of the participating security. EITF Issue No. 03-06 is effective for fiscal periods beginning after March 31, 2004. The Company is currently evaluating EITF 03-06 to determine the impact on its consolidated financial statements

***********************************

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2005 AND 2004

Definitions:

Brazilian GAAP—Generally accepted accounting principles in Brazil

U.S. GAAP—Generally accepted accounting principles in the United States of America

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2005 AND DECEMBER 31, 2004

(In thousands of Brazilian reais)

	Note	As of September 30, 2005	As of December 31, 2004
Assets

Current assets:
Cash and cash equivalents		349,754	353,906
Short-term investments pledged as collateral	11	23,172	—
Trade accounts receivable, net	12	436,600	407,748
Deferred income taxes	10c	76,446	73,559
Recoverable taxes	13	252,899	254,394
Inventories		81,026	131,578
Advances to suppliers		4,407	7,997
Derivative contracts	14b	—	1,477
Prepaid expenses		51,520	37,298
Other current assets		66,701	79,919

Total current assets		1,342,525	1,347,876

Noncurrent assets:
Tax incentives investments		1,479	1,479
Deferred income taxes	10c	165,663	186,430
Recoverable taxes	13	85,589	75,722
Prepaid expenses		16,881	15,416
Other noncurrent assets		7,634	7,582

Total noncurrent assets		277,246	286,629

Permanent assets:
Investments		499	499
Property, plant and equipment, net		1,164,373	1,263,569
Deferred assets, net		2,097	513

Total permanent assets		1,166,969	1,264,581

Total assets		2,786,740	2,899,086

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2005 AND DECEMBER 31, 2004

(In thousands of Brazilian reais)

	Note	As of September 30, 2005	As of December 31, 2004
Liabilities, shareholders’ equity and funds for capitalization

Current liabilities:
Payroll and related accruals		31,421	28,197
Trade accounts payable		372,784	564,917
Taxes payable		73,212	67,722
Dividends payable		37,194	37,708
Loans and financing	14a	15,645	50,250
Reserve for contingencies	16	72,296	61,055
Derivative contracts	14b	10,677	14,512
Other current liabilities	15	75,725	56,858

Total current liabilities		688,954	881,219

Noncurrent liabilities:
Pension and other post-retirement benefit plans		778	364
Reserve for contingencies	16	24,108	22,565
Other noncurrent liabilities	15	24,074	24,074

Total noncurrent liabilities		48,960	47,003

Shareholders’ equity:
Capital stock	17a	927,945	891,460
Capital reserves	17c	170,449	206,934
Income reserves		235,207	235,207
Retained earnings		715,094	637,132

Total shareholders’ equity		2,048,695	1,970,733

Funds for capitalization		131	131

Shareholders’ equity and funds for capitalization		2,048,826	1,970,864

Total liabilities, shareholders’ equity and funds for capitalization		2,786,740	2,899,086

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2005 AND 2004

(In thousands of Brazilian reais, except per share data)

		Nine-month periods ended September, 30
	Note	2005	2004
Net operating revenue	4	1,505,273	1,408,130
Cost of services and goods sold	5	(777,345)	(761,808)

Gross profit		727,928	646,322

Operating expenses:
Selling expenses	6	(462,226)	(359,987)
General and administrative expenses	7	(148,381)	(150,109)
Other operating expenses, net	8	(6,314)	(6,038)

Operating income before financial expense		111,007	130,188

Financial income, net	9	14,636	7,004

Operating income		125,643	137,192
Net non-operating income (expenses)		770	(103)

Income before income and social contribution taxes		126,413	137,089
Income and social contribution taxes	10	(48,451)	(52,498)

Net income		77,962	84,591

Outstanding shares at September 30 (in thousands)		91,831 (1)	449,009,994 (1)

Earnings per shares		0.85 (1)	0.00019 (1)

(1)	On April 1, 2005, the shareholders approved a reverse stock split in the proportion of 5,000 shares to 1 share of the same class. Had the reserve stock split occurred on September 30, 2004, shares outstanding and earnings per shares for the nine-month period ended September 30, 2004 would have amounted to 89,801,999 and R$0.94, respectively.

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF

CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2005

(In thousands of Brazilian reais)

		Capital reserves		Income reserves
	Capital Stock	Tax incentives	Special goodwill reserve	Legal reserve	Reserve for expansion and modernization	Treasury stock	Retained earnings	Total
Balance at December 31, 2004	891,460	3,589	203,345	54,910	180,297	—	637,132	1,970,733
Capital increase with reserves	36,485	—	(36,485)	—	—	—	—	—
Net income	—	—	—	—	—	—	77,962	77,962

Balance at September 30, 2005	927,945	3,589	166,860	54,910	180,297	—	715,094	2,048,695

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF

CHANGES IN FINANCIAL POSITION

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2005 AND 2004

(In thousands of Brazilian reais)

	Nine-month periods ended September 30,
	2005	2004
SOURCES OF FUNDS:
From operations:
Net income	77,962	84,591
Items not affecting working capital:
Depreciation and amortization	264,707	296,706
Shared system depreciation apportionment	4,079	4,446
Interest and exchange variations on noncurrent items	—	2,085
Reserve for contingencies	5,228	(2,898)
Net book value of permanent asset disposals	728	379
Reserve for pension and other post-retirement benefit plans	414	95
Gains on derivative long-term contracts	—	(448)
Deferred income taxes on long term	14,365	30,805

Total	367,483	415,761

From third parties:
Transfer from noncurrent assets to current assets	62,202	138,698

Total sources	429,685	554,459

USES OF FUNDS:
Additions to property, plant and equipment	169,997	126,414
Addition to deferred assets	1,906	212
Transfer from long-term to current liabilities	3,684	35,152
Increase in deferred taxes	38,360	66,988
Increase in noncurrent assets	18,712	22,769
Increase in prepaid expenses	10,061	1,502
Increase in other assets	51	418
Transfer from current to noncurrent assets	—	4,671

Total uses	242,771	258,126

INCREASE IN WORKING CAPITAL	186,914	296,333

REPRESENTED BY:
Current assets	(5,351)	195,589
Beginning of period	1,347,876	1,144,703
End of period	1,342,525	1,340,292

Current liabilities	192,265	100,744
Beginning of period	881,219	843,839
End of period	688,954	743,095

INCREASE IN WORKING CAPITAL	186,914	296,333

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

UNAUDITED INTERIM CONDENSED CONSOLIDATED

STATEMENTS OF CASH FLOWS

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2005 AND 2004

(In thousands of Brazilian reais)

	Nine-month periods ended September 30,
	2005	2004
Operating activities:

Net cash from operating activities	214,402	277,732

Investing activities:
Additions to property, plant and equipment	(169,997)	(126,414)
Additions to deferred charges	(1,906)	(212)
Short-term investments pledged as collateral	(23,172)	—
Proceeds from asset disposals	1,491	312

Net cash from investing activities	(193,584)	(126,314)

Financing activities:
Loans repaid	(28,025)	(144,306)
Net settlement on derivatives contracts	(33,498)	(18,604)
Dividends and interest on shareholders’ equity paid	(514)	(330)
Cash received relating to reverse stock split	37,067	—

Net cash from financing activities	(24,970)	(163,240)

(Decrease) in cash and cash equivalents	(4,152)	(11,822)
Cash and cash equivalents:
At beginning of the period	353,906	382,473

At end of the period	349,754	370,651

Supplemental cash flow information

	Nine-month periods ended September 30,
	2005	2004
Income and social contribution tax paid	18,420	6,481
Interest paid	3,579	18,830

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

1. Operations and background

Tele Sudeste Celular Participações S.A. (“Tele Sudeste” or the “Company”) is a publicly-held company whose controlling shareholders, on September 30, 2005, are Brasilcel N.V. (50.47% of total capital stock), Sudestecel Participações S.A. (25.54% of total capital stock), Tagilo Participações Ltda. (10.90% of total capital stock) and Avista Participações Ltda. (4.11% of total capital stock). Sudestecel, Tagilo and Avista are wholly-owned subsidiaries of Brasilcel N.V.

The controlling shareholders of Brasilcel N.V. are Telefónica Móviles, S.A. (50.00% of total capital stock), PT Móveis, Serviços de Telecomunicações, SGPS, S.A. (49.999% of total capital stock) and Portugal Telecom, SGPS, S.A. (0.001% of total capital stock).

Tele Sudeste has a full controlling interest in the operators Telerj Celular S.A. (“Telerj”) and Telest Celular S.A. (“Telest”), which provide mobile telephone services in the states of Rio de Janeiro and Espírito Santo, respectively, including activities necessary or useful to perform the services, in accordance with the licenses granted to them.

The licenses granted to Telerj and Telest are valid until November 30, 2005 and November 30, 2008, respectively, and are renewable once for a 15-year period, by means of the payment of charges equivalent to approximately 1% of the operators’ annual revenues.

The business of the subsidiaries, including the services they may provide, is regulated by the National Telecommunications Agency (ANATEL), the telecommunications regulatory agency, in accordance with Law No. 9,472, of July 16, 1997, and complementary regulations, decrees, rulings and plans.

On July 29, 2005, the Company’s Board of Directors approved the corporate restructuring of Telest Celular S.A. by a merger with Telerj Celular S.A. The proposed restructuring was submitted to ANATEL on September 6, 2005.

The objective of this proposed operation was to obtain financial and operational benefits, including reduced administrative and publishing costs, as well as rationalization of book keeping costs.

2. Presentation of financial statements

The consolidated financial statements include the accounts of Tele Sudeste and its subsidiaries. Intercompany transactions and balances have been eliminated. The consolidated financial statements include as of September 30, 2005, balances and transactions of the subsidiaries Telerj Celular S.A. (“Telerj”) and Telest Celular S.A. (“Telest”).

In the Company’s opinion, all adjustments necessary for a fair presentation of the unaudited results of operations for the nine-month periods ended September 30, 2005 and 2004 are included. All such adjustments are accruals of a normal and recurring nature. The results of operations for the period ended at September 30, 2005 are not necessarily indicative of the results of operations expected for the full year. The accompanying consolidated financial statements are unaudited and should be read in conjunction with the consolidated financial statements for the year ended December 31, 2004, as appearing in the Company’s Annual Report on Form 20-F filed on April 15, 2005.

The presentation of the consolidated financial statements is consistent with the presentation of the published financial statements of the Company in Brazil, from which the financial information was extracted, except for

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

certain reclassifications and changes in terminology within the consolidated balance sheets and the consolidated statements of loss, which have been made to conform the previously published financial statements to the presentation included herein. The financial statements as of September 30, 2004 and for the year ended December 31, 2004 have been reclassified, where applicable, for comparability.

3. Summary of principal accounting practices

The unaudited interim condensed consolidated financial statements are expressed in thousands of Brazilian reais (“R$”), except when mentioned, and have been prepared in accordance with accounting practices adopted in Brazil, which include the accounting practices derived from Brazilian corporate law, regulations applicable to public telecommunications service concessionaires and accounting regulations and procedures established by the Brazilian Securities Commission (“CVM”), hereinafter referred to as “Brazilian GAAP”.

The principal accounting practices adopted by the Company and its subsidiaries in the preparation of these interim financial statements are the same as those described in the consolidated financial statements as of and for the year ended December 31, 2004.

4. Net operating revenue

	Nine-month periods ended September 30,
	2005	2004
Monthly subscription charges	70,225	108,530
Usage charges	991,315	794,191
Additional charges per call	24,656	19,416
Interconnection	556,430	592,596
Other services and data services	96,916	46,491

Gross operating revenue from services	1,739,542	1,561,224
Value-added tax on services—ICMS	(350,162)	(281,286)
PIS and COFINS	(62,194)	(56,404)
Service tax—ISS	(925)	(597)
Discounts granted	(52,111)	(32,592)

Net operating revenue from services	1,274,150	1,190,345

Goods sold (handsets and accessories)	469,976	395,657
Value-added tax on goods sold—ICMS	(33,987)	(34,025)
PIS and COFINS	(27,022)	(25,150)
Discounts granted	(147,493)	(75,400)
Returns of goods	(30,351)	(43,297)

Net operating revenue from goods sold (handsets and accessories)	231,123	217,785

Net operating revenue	1,505,273	1,408,130

There are no customers which contributed with more than 10% of gross operating revenue in the nine-month periods ended September 30, 2005 and 2004, except for Telemar Norte Leste S.A.- TELEMAR, a fixed telephone operator, which contributed with approximately 17% and 21% of total gross revenue, respectively, mainly through interconnection revenues.

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

5. Cost of services and goods sold

	Nine-month periods ended September 30,
	2005	2004
Depreciation and amortization,	(175,424)	(206,839)
Products sold	(362,549)	(342,952)
Interconnection/ interlinks	(34,414)	(41,196)
Leased lines	(55,906)	(42,523)
Outside services	(38,747)	(34,133)
Taxes and contributions,	(57,584)	(45,931)
Rent, insurance and other related expenses	(36,676)	(34,754)
Personnel	(14,657)	(12,911)
Others	(1,388)	(569)

Total	(777,345)	(761,808)

6. Selling expenses

	Nine-month periods ended September 30,
	2005	2004
Outsourced services	(241,451)	(156,142)
Allowance for doubtful accounts receivable	(30,498)	(29,575)
Personnel	(34,731)	(40,809)
Advertising	(65,511)	(61,248)
Depreciation	(57,662)	(54,332)
Rent, insurance and other related expenses	(9,364)	(6,578)
Supplies	(7,058)	(8,263)
Taxes and contributions	(311)	(653)
Others	(15,640)	(2,387)

Total	(462,226)	(359,987)

7. General and administrative expenses

	Nine-month periods ended September 30,
	2005	2004
Outsourced services	(60,786)	(62,867)
Depreciation	(31,299)	(35,274)
Personnel	(35,063)	(35,315)
Rent, insurance and other related expenses	(13,432)	(9,240)
Taxes and contributions	(1,151)	(1,875)
Supplies	(4,176)	(4,610)
Others	(2,474)	(928)

Total	(148,381)	(150,109)

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

8. Other operating income (expenses), net

	Nine-month periods ended September 30,
	2005	2004
Income:
Fines	8,663	6,506
Recovered expenses	18,789	4,069
Reversal of provisions	3,616	10,306
Shared Infrastructure	3,472	3,218
Sales incentives	19,790	8,011
Others	4,048	1,451

Total	58,378	33,561
Expenses:
Reserve for contingencies	(27,795)	(16,535)
Other taxes	(26,176)	(20,742)
Amortization of pre-operational expenses	(322)	(261)
Others	(10,399)	(2,061)

Total	(64,692)	(39,599)

Other operating expenses, net	(6,314)	(6,038)

9. Financial income, net

	Nine-month periods ended September 30,
	2005	2004
Financial income
Interest income	62,741	59,359
Monetary/exchange variation on assets	16,148	19,314
PIS and COFINS on financial income	(50)	(5,885)

Total	78,839	72,788

Financial expenses
Interest expense	(26,936)	(27,898)
Monetary/exchange variation on liabilities	(6,127)	(24,031)
Derivative contracts, net	(31,140)	(13,855)

Total	(64,203)	(65,784)

Financial income, net	14,636	7,004

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

10. Income and social contribution taxes

The Company and its subsidiaries estimate monthly the amounts for income and social contribution taxes on an accrual basis, paying the taxes based on the monthly estimate. Deferred taxes are recognized on temporary differences. Income and social contribution taxes charged to income consist of the following:

a. Components of income taxes

	Nine-month periods ended September 30,
	2005	2004
Income tax	(74,812)	(13,675)
Social contribution tax	(26,817)	(4,686)
Deferred income tax	39,101	(25,336)
Deferred social contribution tax	14,077	(8,801)

Total	(48,451)	(52,498)

b. Reconciliation of effective tax rate

The following table provides a reconciliation of the amount calculated by applying the combined statutory tax rates on the reported income before taxes and the reported income tax expense for the nine-month periods ended September 30, 2005 and 2004:

	Nine-month periods ended September 30,
	2005	2004
Income before taxes as reported in the accompanying financial statements	126,413	137,089
Taxes computed at the combined statutory rate	(42,980)	(46,610)
Permanent additions:
Non-deductible expenses	(4,954)	(4,397)
Permanent exclusions:
Others	(517)	(1,491)

Income and social contribution taxes as reported in the accompanying financial statements	(48,451)	(52,498)

Effective rate	38.33%	38.29%

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

c. Composition of deferred tax assets

Deferred income tax assets based on temporary differences are comprised of the following:

	As of September 30, 2005	As of December 31, 2004
Tax credits recorded on corporate restructuring (Note 18)	2,550	73,608
Accrual/ allowance for:
Inventory obsolescence	6,432	4,789
Contingencies	36,423	28,431
Doubtful accounts receivable	19,581	13,644
Reward program	5,630	5,744
Accelerated book depreciation	27,425	22,111
Others	15,307	13,742
Income tax and social contribution tax loss carryforwards	128,761	97,920

Total	242,109	259,989

Current	76,446	73,559
Noncurrent	165,663	186,430

Deferred taxes have been recorded if it is more likely than not that they will be realized, as follows:

a) Tax loss carryforwards will be offset up to a limit of 30% per year of future taxable income.

b) Tax credits recorded on corporate restructuring represent the tax benefit recorded as a result of the corporate restructuring described in Note 18. The realization of these tax credits occurs in the same proportion as the amortization of goodwill, over a period of five years. Studies by external consultants used in the corporate restructuring process supported recovery of the amount within this term.

c) Temporary differences will be realized upon the payments of accruals, the effective losses on bad debts and the realization of inventories.

At the end of the 2004 fiscal year, the Company prepared technical feasibility studies, approved by the Board of Directors, which indicate full recovery of the deferred taxes recognized, as determined by CVM Resolution No. 371. Management did not identify any changes that could affect the conclusion of these studies as of September 30, 2005.

11. Short-term investments pledged as collateral

	As of September 30, 2005	As of December 31, 2004
Short-term investments pledged as collateral (1)	23,172	—

(1)	Represents short-term investments pledged as collateral in connection with lawsuits.

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

12. Trade accounts receivable, net

	As of September 30, 2005	As of December 31, 2004
Unbilled services	47,175	66,058
Billed services	239,703	136,205
Interconnection	100,040	99,782
Products sold	107,274	146,913
Allowance for doubtful accounts receivable	(57,592)	(41,210)

Total	436,600	407,748

There are no customers which contribute with more than 10% of accounts receivable, net at September 30, 2005 and December 31, 2004, except for amounts receivable from Telemar Norte Leste S.A.—TELEMAR, which represent approximately 11% and 14% of trade accounts receivable, respectively, mainly through interconnection charges.

The changes in the allowance for doubtful accounts receivable were as follows:

	Nine-month periods ended September 30,
	2005	2004
Balance at beginning of year	41,210	31,685
Allowance for doubtful accounts receivable charged to selling expenses	30,498	29,575
Write-offs	(14,116)	(15,325)

Ending balance	57,592	45,935

13. Recoverable taxes

	As of September 30, 2005	As of December 31, 2004
Prepaid/recoverable income and social contribution taxes	184,729	174,560
Withholding income tax	19,712	22,733
Recoverable ICMS (State VAT)	75,439	70,924
Recoverable PIS and COFINS (revenue taxes paid on purchases of goods and services)	46,719	42,086
Other recoverable	2,349	2,812

Total recoverable taxes	328,948	313,115
ICMS on deferred sales	9,540	17,001

Total	338,488	330,116

Current	252,899	254,394
Noncurrent	85,589	75,722

Recoverable ICMS taxes represent the amount paid in the acquisition of equipment and inventories and may be offset against ICMS on telecommunications services. The noncurrent portion refers to taxes paid on the purchase of property items, which are available for offset over a period of 48 months.

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

14. Loans and financing

a. Composition of debt

Description	Currency	Annual interest	Final maturity	As of September 30, 2005	As of December 31, 2004
Financial institutions
Resolution no. 2,770	US$	10.8%	10/03/2005	3,333	30,526
Resolution no. 4,131	US$	1.825% + LIBOR	10/18/2005 11/07/2005	8,390	10,022
NEC do Brasil S.A.	US$	7.30%	11/29/2005	3,468	8,286
Accrued Interest				454	1,416

				15,645	50,250

The loans and financing are for the expansion and modernization of the cellular telephone network, financing fixed assets and working capital.

b. Derivatives contracts

On September 30, 2005, the Company has foreign exchange rate derivative contracts with notional amounts of US$27,386 thousand and €714 thousand to protect its obligations against exchange fluctuations. Year to date, the Company recorded an accumulated loss of R$10,677 (R$13,035 at December 31, 2004), on these contracts.

15. Other liabilities

	As of September 30, 2005	As of December 31, 2004
Deferred revenues—prepaid customers	8,279	19,648
Provision reward program (i)	16,558	16,894
Other liabilities—related parties	12,246	19,282
Reverse stock split (ii)	37,067	—
Others	25,649	25,108

Total	99,799	80,932

Current	75,725	56,858
Noncurrent	24,074	24,074

(i)	The subsidiaries have fidelity programs, in which calls are transformed into points usable in future exchanges of handsets. The accumulated points, net of redemptions, are provisioned based on historical redemption data, points generated and the average cost of a point.
(ii)	Refers to a liability to shareholders for fractions of shares that were not issued on the date of the reverse stock split. This balance is payable upon demand.

16. Reserve for contingencies

The Company and its subsidiaries are party to certain lawsuits involving labor, tax and civil matters. Management has recognized reserves for cases in which the likelihood of an unfavorable outcome is considered probable by the legal counsel.

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

Components of the reserve are as follows:

	As of September 30, 2005	As of December 31, 2004
Labor claims	8,775	10,177
Civil claims	38,040	25,882
Tax	49,589	47,561

Total	96,404	83,620

Current	72,296	61,055
Long-term	24,108	22,565

The changes in the reserve for contingencies are as follows:

	Nine-month periods ended September 30,
	2005	2004
Beginning balance at January 1	83,620	75,372
Additional provision net of reversal of provisions	24,179	6,229
Monetary variation	3,862	1,021
Payments	(15,257)	—

Ending balance at September 30	96,404	82,622

The main tax contingencies, in which the subsidiaries are involved, are as follows:

Tax litigation

Probable losses

No significant new tax claims with a “probable” loss classification were filed in the nine-month periods ended September 30, 2005. The evolution of the reserves for tax contingencies corresponds to the monetary changes in the claims since the last company year.

Possible losses

No significant new tax claims with a “possible” loss classification were filed in the nine-month periods ended September 30, 2005. No significant alterations occurred in the claims indicated in this report since the last company year.

Labor and civil suits

Include several labor and civil claims. A reserve was posted as demonstrated previously, which is considered to be sufficient to cover probable losses on these cases.

In relation to claims with a “possible” loss classification, the amount involved is R$58,287 for civil claims and R$10,482 for labor claims.

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

17. Shareholders’ equity

a. Capital

At March 29, 2005 the shareholders approved a reverse stock split of 449,009,994,135 book-entry shares, without par value, of which 189,434,957,933 were common shares and 259,575,036,202 were preferred shares, in the proportion of 5,000 (five thousand) shares to 1 (one) share of the same class. After the reverse stock split, the Company’s capital was represented by 89,801,999 book-entry shares, without par value, of which 37,886,992 are common shares and 51,915,007 are preferred shares.

On July 29, 2005, the Company announced a capital increase in favor of the controlling shareholders, but assuring preemptive rights to other shareholders, in the amount of R$36,485, corresponding to the tax benefit effectively realized during the 2004 fiscal year from the goodwill recorded by the Company’s controlling shareholders. The capital increased from R$891,460 to R$927,945, with the issue of 2,029,225 new common shares. Proceeds received in connection with the exercise of preemptive right were payable to the Sudestecel Participações S.A. and Tagilo Participações Ltda.

The Company’s share capital is comprised of shares with no par value, as follows:

	Shares as of
	September 30, 2005	December 31, 2004 (1)
Common shares	39,916,217	189,434,957,933
Preferred shares	51,915,007	259,575,036,202

Total outstanding shares	91,831,224	449,009,994,135

(1)	Had the reverse stock split described above occurred on December 31, 2004, shares outstanding would be 37,886,992 and 51,915,007 of common and preferred shares, respectively.

b. Dividends and interest on shareholders’ equity

The preferred shares do not have voting rights, except in the cases stipulated in the bylaws, but they are assured priority in the reimbursement of capital, without premium, and the receipt of a dividend 10% (ten percent) higher than that attributed to each common share.

The dividends are calculated in accordance with the Company’s bylaws and corporate law, which establishes a minimum dividend of 25% of income for the financial year.

c. Special goodwill reserve

This reserve was formed as a result of the Company’s corporate restructurings, and will be capitalized in favor of the controlling shareholder at the time of effective realization of the related tax benefit.

d. Revenue reserve

d.1) Statutory reserve

The statutory reserve is calculated based on 5% of net annual income until the reserve reaches 20% of capital or 30% of capital plus capital reserves; from then on, appropriations to this reserve are no longer compulsory. The purpose of this reserve is to ensure the integrity of capital and it may only be used to set off losses or increase capital.

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

d.2) Other revenue reserves

The special reserve for expansion and modernization is based on the capital expenditure budget prepared by management, which demonstrates the need for funds for investment projects for the coming financial years.

18. Corporate restructuring

At November 30, 2000, the Company completed a corporate restructuring to transfer a tax benefit to the Company related to the goodwill paid by the Company’s controlling shareholders in the privatization process. The goodwill and related tax benefit on the date of transfer amounted to R$1,393,279 and R$464,842, respectively. The tax benefit was recorded as deferred tax with a corresponding entry to a special goodwill reserve in shareholders’ equity. This tax benefit is being realized in proportion to the amortization of the goodwill over a period of 5 years. The special goodwill reserve is transferred to capital with a corresponding issuance of shares to the Company’s controlling shareholders as related tax benefit is realized. In connection with the issuance of these shares, the Company’s other shareholders are entitled to preemptive rights. Proceeds received in connection with the exercise of preemptive rights are payable to the Company’s controlling shareholders. This tax benefit, as of September 30, 2005 and December 31, 2004, amounted to R$2,550 and R$73,608, respectively.

19. Transactions with related parties

The main transactions with unconsolidated related parties are as follows:

•	Use of network and long-distance (roaming) cellular communication: these transactions involve companies owned by the same controlling group, Telesp Celular S.A., Global Telecom S.A., Telebahia Celular S.A., Telergipe Celular S.A., Telecomunicações de São Paulo S.A.—Telesp, Celular CRT S.A., Tele Centro Oeste Celular Participações S.A., Telems Celular S.A., Teleron Celular S.A., Telemat Celular S.A., Teleacre Celular S.A., Telegoiás Celular S.A. and Norte Brasil Telecom S.A. Some of these transactions are based on contracts signed by Telebrás with the concessionaire operators during the period prior to privatization, and the conditions were regulated by ANATEL. As from July 2003, users have been able to select the long-distance operator.

•	Corporate management advisory: payable by the subsidiaries to Telefónica Móviles S.A. and Telefónica Internacional on account of telecommunications services, calculated based on the percentage applied to net income from the services, restated according to currency variations.

•	Corporate services: these are passed on to the subsidiaries under the same controlling group at the cost effectively incurred for these services.

•	Call-center services: provided by Atento Brasil S.A. for the users of the subsidiaries’ telecommunications service, contracted for a period of 12 months, renewable for the same period.

•	Maintenance of the profitability and cost control system: provided by Telefónica Móbile Solution do Brasil.

•	Logistics operator and financial and accounting advisory services: provided by Telefônica Gestão de Serviços Ltda.

•	Voice portal content services: provided by Terra Network Brasil.

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

We set forth below a summary of the balances and transactions with unconsolidated related parties:

	As of September 30, 2005	As of December 31, 2004
Current assets:
Trade accounts receivable	10,601	10,357
Others	29,987	32,430
Current liabilities:
Accounts payable and accrued expenses	34,698	125,049
Technical attendance	45,150	—
Other liabilities	12,246	19,282

	Nine-month periods ended September 30,
	2005	2004
Statement of income:
Net operating revenue	41,834	43,394
Cost of services	(12)	—
Selling expenses	(58,687)	(44,458)
General and administrative expenses	(16,263)	(10,831)
Other operating income (expense), net	60	—
Financial income (expense), net	4,266	(519)

20. Financial instruments and risk management

a. Risks considerations

The major market risks to which Telerj and Telest are exposed in conducting business are:

•	Credit Risk resulting from any difficulty in collecting telecommunications services provided to customers and revenues from sale of handsets by the Company’s distribution network, as well risks relating to swap transactions.

•	Interest Rate Risk resulting from debt and derivative instruments contracted at floating rates and involving the risk of financial expenses as a result of an unfavorable upward trend in interest rates (mainly LIBOR and CDI).

•	Currency Risk related to debt and derivative instruments contracted in foreign currencies which expose the Company to potential losses from adverse exchange rate fluctuations.

The Company and its subsidiaries actively manage their operations to mitigate these risks by means of comprehensive operating procedures, policies and initiatives.

Credit Risk

Credit risk from providing telecommunications services is reduced by monitoring the customer portfolio and addressing delinquent receivables by means of clear policies relating to providing postpaid services. As of September 30, 2005, the subsidiaries’ customers use 69.4% (71.2% as of December 31, 2004) prepaid services that require pre-loading, which do not represent a credit risk.

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

Credit risk from the sale of handsets is managed by following conservative credit policy which encompasses the use of advanced risk management methods that include applying credit scoring techniques, analyzing a potential customer’s balance sheet, and making inquires of credit protection agencies’ databases.

The Company and its subsidiaries are also exposed to credit risk arising out of their financial investments and receivables from swap transactions. The Company and its subsidiaries attempt to diversify such exposure by using reputable financial institutions.

Interest Rate Risk

Telerj and Telest are exposed to interest rate risk, especially associated with variation in the CDI rate relating to derivative contracts and borrowings contracted in Brazilian reais. The balance of those financial investments also indexed at CDI partially neutralizes this effect.

Foreign currency-denominated loans are also exposed to risk of a rise in the floating exchange rates (LIBOR). As of September 30, 2005, the principal amount of these transactions was R$8,390 (R$10,022 on December 31, 2004).

Exchange Rate Risk

Telerj and Telest utilize derivative instruments to protect themselves against the currency risk on foreign currency-denominated loans. The instruments usually used are swap contracts.

The following table summarizes the net exposure of the Company and its subsidiaries to the exchange rate factor as of September 30, 2005:

In thousands of US$
Loans and financing	(7,040)
Other liabilities	(21,346)
Derivative instruments	27,386

Net exposure	(1,000)

b. Derivative contracts

The Company and its subsidiaries record gains and losses on derivative contracts as net financial income or expenses.

Book and estimated market values of loans and financing and derivative instruments are as follows:

	Book value	Market value	Unrealized gain (loss)
Loans and financing	(15,645)	(15,696)	(51)
Other liabilities	(49,902)	(49,902)	—
Derivative instruments	(10,677)	(10,647)	30

Total	(76,224)	(76,245)	(21)

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

c. Market value of financial instruments

The market value of loans and financing and derivative instruments, were calculated based on discounted cash flows, using available interest rate projections.

The market values are calculated in a specific moment, based on available information and evaluation methodologies, therefore the indicated estimates do not necessarily represent market realization values. The use of different assumptions may significantly affect the estimates.

21. Summary of the differences between Brazilian GAAP and U.S. GAAP

The Company’s accounting policies comply with Brazilian GAAP, which differ significantly from accounting principles generally accepted in the United States of America (U.S. GAAP), as described below:

a. Different criteria for capitalizing and amortizing capitalized interest

Until December 31, 1998, under Brazilian GAAP as applied by the Company, interest attributable to construction-in-progress was computed at the rate of 12% per year on the balance of construction-in-progress interest incurred on third-party loans was credited to interest expense and the excess interest capitalized was credited to capital reserves. For the nine-month periods ended September 30, 2005 and for the year ended December 31, 2004, the Company did not capitalize interest attributable to construction-in-progress at the rate of 12%; rather the actual effective interest related to construction was used to determine capitalized interest.

Under U.S. GAAP, in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 34, “Capitalization of Interest Costs,” interest incurred on borrowings is capitalized to the extent that borrowings do not exceed construction-in-progress. The credit is a reduction of interest expense. Under U.S. GAAP, the amount of interest capitalized excludes monetary gains associated with local currency borrowings and the foreign exchange gains and losses on foreign currency borrowings.

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

The effects of these different criteria for capitalizing and amortizing capitalized interest are presented below:

	Nine-month periods ended September 30,
	2005	2004
Capitalized interest difference
U.S. GAAP capitalized interest:
Interest capitalized during the period	2,735	7,691
Capitalized interest on disposals	(136)	(119)

	2,599	7,572

Less Brazilian GAAP capitalized interest:
Interest capitalized during the period	—	—
Capitalized interest on disposals	119	109

U.S. GAAP difference	2,718	7,681

Amortization of capitalized interest difference
Amortization under Brazilian GAAP	30,862	20,473
Capitalized interest on disposals	(81)	(87)

	30,781	20,386

Less amortization under U.S. GAAP	(35,516)	(22,681)
Capitalized interest on disposals	92	95

	(35,424)	(22,586)

U.S. GAAP difference	(4,643)	(2,200)

b. Reversal of proposed dividends

Under Brazilian GAAP proposed dividends are accrued for in the financial statements in anticipation of their approval at the shareholders’ meeting. Under U.S. GAAP, dividends are not accrued until they are formally declared.

The interest on shareholders’ equity is a legal liability from the date it is declared, therefore, these amounts are included as dividends in the year they are proposed for U.S. GAAP purposes.

c. Pension and other post-retirement benefits

The subsidiaries of the Company participate in two multiemployer benefit plans (PBS-A and PAMA) that are operated and administered by Fundação de Seguridade Social-SISTEL, and provide for the costs of pension and other post-retirement benefits based on a fixed percentage of remuneration, as recommended annually by independent actuaries. For purposes of U.S. GAAP, multiemployer plans are accounted for similar to defined contribution plans and consequently, the companies are required to disclose its annual contributions and the funded status of those plans. The Subsidiaries also sponsor a single-employer defined pension benefit plan (PBS-Tele Sudeste). The provisions of FAS No. 87, “Employers’ Accounting for Pensions”, for the purposes of calculating the funded status, were applied with effect from January 1, 1992, because it was not feasible to apply them from the effective date specified in the standard.

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

On December 13, 2000, CVM issued Instruction No. 371, which provisions are very similar to SFAS No. 87 and SFAS No. 106, except for the following differences:

•	A company that participates in a multiemployer defined benefit pension or post-retirement benefit plan is required to recognize any assets or liabilities in respect to its participation in such plans, while SFAS Standards require only the disclosure of funded status of those plans.

•	The unrecognized net obligation existing at the date of initial application of this standard shall be amortized over five years or the remaining service period or remaining life expectancy, whichever is lower. Alternatively, companies were granted the option to recognize such initial transition obligation as of December 31, 2001, directly to shareholders’ equity. Such option has been adopted by the Company. Under SFAS No. 87, the unrecognized net obligation existing at the date of its initial application is being amortized over the remaining service period.

•	Under Brazilian GAAP actuarial gains and losses are recorded in income when incurred up to the amount of pension liability recorded. Under U.S. GAAP, certain actuarial gains and losses are deferred and amortized over the remaining service period of the active employees expected to receive benefits under the plan.

•	The effects of these different criteria for recognition of pension and other post-retirement liabilities on accrued pension (post-retirement) liabilities as of September 30, 2005 and 2004, are presented below:

	As of September 30, 2005			As of December 31, 2004
	U.S. GAAP	Brazilian GAAP	Accumulated Difference	U.S. GAAP	Brazilian GAAP	Accumulated Difference
Active employees defined pension—PBS Tele Sudeste	417	—	417	1,104	—	1,104
Multiemployer health care plan—PAMA	—	778	(778)	—	364	(364)

Accrued pension (post-retirement) liability	417	778	(361)	1,104	364	740

d. Interest income (expense)

Brazilian GAAP requires interest to be shown as part of operating income. Under U.S. GAAP interest income (expense) would be shown after operating income.

e. Permanent assets

Brazilian GAAP has a class of assets called “permanent assets”. This is the collective name for all assets on which indexation adjustments were calculated until December 31, 1995 in the corporate and fiscal law accounts of Brazilian companies. Under U.S. GAAP the assets in this classification would be noncurrent assets.

f. Monetary restatement of 1996 and 1997

The amortization of the asset appreciation, which originated from the inflation accounting during 1996 and 1997, when Brazil was still considered as high inflationary economy for U.S. GAAP purposes, has been recognized as an adjustment to income in the reconciliation to U.S. GAAP. The loss related to monetary restatement on disposals of such assets is classified for U.S. GAAP purposes as a component of operating income.

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

g. Income taxes

The Company fully accrues for deferred income taxes on temporary differences between tax and accounting records. The existing policies for providing for deferred taxes are consistent with SFAS No.109, “Accounting for Income Taxes”, except with respect to social contribution rate adopted, as explained below:

•	Under Brazilian GAAP, at December 31, 1999 the Company recognized a change in the combined tax rate from 33% to 34% based on a provisional measure for an increase in the social contribution rate from 8% to 9% effective January 1, 2000. Provisional measures are temporary and must be re-approved every 30 days or they lapse. Under SFAS 109, the provisional measures discussed are not considered to be enacted law the provision measure was approved in law 10.637 as of December 30, 2002. Therefore, until 2002 the combined deferred tax effect calculated on temporary differences would be 33%, not 34%. For September 30, 2005 and 2004, no difference related to the social contribution tax rate. Under Brazilian GAAP, the deferred taxes are presented gross. Under U.S. GAAP, the deferred taxes are presented net.

h. Earnings per share

Under Brazilian GAAP, net income per share is calculated based on the number of shares outstanding at the balance sheet date.

In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, “Earnings per Share”. This statement became effective December 15, 1997, and provides computation, presentation and disclosure requirements for earnings per share.

Since the preferred and common stockholders have different dividend, voting and liquidation rights, basic and diluted earnings per share have been calculated using the “two-class” method. The “two-class” method is an earnings allocation formula that determines earnings per share for preferred and common stock according to the dividends to be paid as required by the Company’s by-laws and participation rights in undistributed earnings.

Basic earnings per common share is computed by reducing net income by distributed and undistributed net income available to preferred shareholders and dividing net income available to common shareholders by the number of common shares outstanding. Net income available to preferred shareholders is the sum of the preferred stock dividends and the preferred shareholders’ portion of undistributed net income. Undistributed net income is computed by deducting total dividends (the sum of preferred and common stock dividends) from net income. Undistributed net income is shared equally by the preferred and common shareholders on a “pro rata” basis. At September 30, 2005 and 2004, the Company was obligated to issue shares to the controlling shareholder for the amount of the tax benefit realized relating to the corporate restructuring described in Note 18. The number of shares issuable are considered dilutive as defined in SFAS No. 128 and have been included in the weighted average common shares—diluted presented below. The number of shares issuable was computed considering the balance of the goodwill reserve (R$166,860 as of September 30, 2005 and R$203,345 as of September 30, 2004) by the average price of common shares traded on the São Paulo Stock Exchange (“Bovespa”) during the last 20 trading days of each period.

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

For the periods presented below, the weighted average number of shares outstanding consider the effect of the reverse stock split described in Note 17. The computation of basic and diluted earnings per share is as follows:

	Nine-month periods ended September 30,
	2005		2004
	Common	Preferred	Common	Preferred
Basic numerator:
Actual dividends declared	1,000	1,508	432	713
Basic allocated undistributed dividends (a)	22,935	34,142	9,890	15,102
Allocated net income available for common and preferred shareholders	23,935	35,650	10,322	15,815
Basic denominator:
Weighted average shares outstanding	38,362,708	51,915,007	37,395,836	51,915,007
Basic earnings per share	0.62	0.69	0.28	0.30

Diluted numerator:
Actual dividends declared	1,148	1,360	502	643
Diluted allocated undistributed dividends (a)	26,128	30,949	10,948	14,044
Allocated net income available for common and preferred shareholders	27,276	32,309	11,450	14,687
Diluted denominator:
Weight average shares outstanding	38,362,708	51,915,007	37,395,836	51,915,007
Dilutive effects of premium reserve	9,849,471	—	7,123,677	—
Diluted weight average shares	48,212,179	51,915,007	44,519,513	51,915,007
Diluted earnings per share	0.57	0.62	0.26	0.28

The Company’s preferred shares are non-voting, except under certain limited circumstances, and are entitled to a preferential, noncumulative dividend and to priority over the common shares in the event of liquidation of the Company.

i. Deferred revenues on sales of handsets

Under Brazilian GAAP, revenues and costs from sales of handsets, including applicable value-added and other sales taxes, are recognized at the moment of sale to the customer. Under U.S. GAAP, in accordance with Staff Accounting Bulletin No. 104 (SAB 104), revenues from sales of handsets along with the related costs, including applicable value-added and other sales taxes, are deferred and amortized based on the expected useful life of the handset, estimated by management to be 18 months. Any excess of the cost over the amount of deferred revenue related to handset sales is recognized on the date of sale. As substantially all of the Company’s handsets are sold below cost, this difference in accounting policy had no impact on net income or shareholders’ equity. The amount of unamortized deferred revenue and the related amounts of unamortized deferred costs was R$211,912 and R$185,428 at September 30, 2005 and December 31, 2004. The impact of this difference under U.S. GAAP was to decrease both net revenues and cost of services and goods by R$26,484 and a increase by R$136,704 at September 30, 2005 and 2004, respectively.

j. Value-added and other sales taxes

Under Brazilian GAAP, these taxes are recorded as a reduction to revenues. Under U.S. GAAP, these taxes are recorded gross as revenue and related costs of services and goods. Accordingly, this difference in accounting

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

policy has no impact in net (loss) or shareholders’ equity. The impact of this difference under U.S. GAAP was to increase both net revenues and cost of services and goods by R$473,365 and R$396,865 at September 30, 2005 and 2004, respectively.

k. Roaming

The Company has roaming agreements with other cellular service providers. When a call is made from within one coverage area by a subscriber of another cellular service provider, that service provider pays Tele Leste’s subsidiaries for the service at the applicable rates. Conversely, when one of the subsidiaries’ customers roams outside the coverage area, the subsidiaries pay the charges associated with that call to the cellular service provider in whose region the call was originated and charges the same amount to its subscriber. Under Brazilian GAAP, revenues for roaming charges are recorded net of the related costs when the services are provided. Under U.S. GAAP, revenues and costs for roaming charges should be recorded gross. This difference in accounting practices had no impact on net income shareholders’ equity. The impact of this difference under U.S. GAAP was to increase both revenues and cost of goods and services by R$52,520 and R$40,701 at September 30, 2005 and 2004, respectively.

l. Free minutes given in connection with sales of handsets

Under U.S. GAAP, pursuant to Emerging Issues Task Force (“EITF”) No. 00-21, “Revenue Arrangements with Multiple Deliverables,” the Company began to separately account for free minutes given in connection with the sales of handsets. The adoption of EITF No. 00-21 is effective prospectively for transactions entered into as from January 1, 2004. Consequently, a portion of the revenue generated from the sale of handsets is allocated to the free minutes given and deferred based on the fair value of the minutes. The revenues associated with the free minutes are then recognized based on subscriber airtime usage. Under Brazilian GAAP, the Company does not separately account for free minutes given in connection with sales of handsets.

m. Fistel fee

Beginning in 1999, under Brazilian GAAP, the Fistel (Telecommunications Inspection Fund) fee, assessed on each activation of a new cellular line, is deferred and amortized over the customers’ estimated subscription period. For U.S. GAAP purposes, this tax would be charged directly to the consolidated statements of income. Therefore, the deferred Fistel taxes on activation fees at September 30, 2005 and 2004 are being adjusted in the reconciliation of the income differences between U.S. GAAP and Brazilian GAAP.

n. Derivative instruments

The Company has entered into foreign currency swap and option contracts for long-term agreements at various exchange rates in the notional amount of US$27,386 thousand and €714 thousand at September 30, 2005 and US$58,834 thousand at December 31, 2004. Under Brazilian GAAP, foreign currency swap contracts are recorded in accordance with the terms of the contract as if they had been settled at the balance sheet date.

In 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” which was subsequently amended by SFAS Nos. 137, 138 and 149. SFAS No. 133 must be applied to all derivative instruments and certain derivative instruments embedded in hybrid instruments and requires that such instruments be recorded in the balance sheet either as an asset or liability measured at its fair value. Changes in the derivative’s fair value are recognized currently in earnings unless specific hedge accounting criteria are met.

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

If the derivative is designated as a hedge, depending on the nature of the hedge, changes in the fair value of derivatives that are considered to be effective, as defined, will either offset the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or will be recorded in other comprehensive income until the hedged item is recorded in earnings. Any portion of a change in a derivative’s fair value that is considered to be ineffective, as defined, must be immediately recorded in earnings. Any portion of a change in a derivative’s fair value that the Company has elected to exclude from its measurement of effectiveness, such as the change in time value of option contracts, will also be recorded in earnings.

At September 30, 2005 and December 31, 2004 for U.S. GAAP purposes, the Company has not designated its derivative contracts as hedge accounting as defined SFAS No. 133, and consequently, the Company’s derivative contracts are marked to market through earnings, for all periods presented.

o. Purchase accounting

On November 30, 2000, in connection with the corporate restructuring described in Note 18, the Holding Company acquired the minority interests in the subsidiaries in a transaction involving the exchange of shares. Under Brazilian GAAP, this transaction was recorded at the book value of the minority interests acquired. Under U.S. GAAP, the acquisition of minority interests was recorded using the purchase method of accounting pursuant to APB 16, “Business Combinations,” and the related interpretations. Under U.S. GAAP, the purchase price was determined based on the market price of the Holding Company’s shares for a reasonable period before and after the date the terms of the acquisition were agreed to and announced publicly.

Reconciliation of the net income differences between U.S. GAAP and Brazilian GAAP

	Nine-month periods ended September 30,
	2005	2004
Brazilian GAAP net income	77,962	84,591
Add (deduct):
Different accounting criteria for:
Amortization of monetary restatement of 1996 and 1997	(1,234)	(2,782)
Loss on disposal of assets monetarily restated in 1996 and 1997	(59)	(39)
Capitalized interest.	2,718	7,681
Amortization of capitalized to interest.	(4,643)	(2,200)
Purchase accounting:
Depreciation of fair value adjustment fixed assets	(1,820)	(5,456)
Amortization of subscriber base intangible asset	—	(25,410)
Amortization of concession	(30,216)	(30,216)
Deferred Fistel tax on activation fee	3,359	(2,631)
Pension and other post-retirement benefits	1,101	553
Derivative instruments	(1,571)	(7,847)
Free minutes given in connection with sales of handsets	4,521	(20,219)
Deferred tax effect on GAAP adjustments	9,467	30,112

U.S. GAAP net income	59,585	26,137

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

	Nine-month periods ended September 30,
	2005	2004
Net income per thousand shares in accordance with U.S. GAAP
Common shares-Basic:
U.S. GAAP net income	0.62	0.28
Weighted average common shares outstanding	38,362,708	37,395,836

Common shares-Diluted:
U.S. GAAP net income	0.57	0.26
Weighted average (thousand) common shares outstanding	48,212,179	44,519,513

Preferred shares-Basic:
U.S. GAAP net income	0.69	0.30
Weighted average (thousand) preferred shares outstanding	51,915,007	51,915,007

Preferred shares-Diluted:
U.S. GAAP net income	0.62	0.28
Weighted average (thousand) preferred shares outstanding	51,915,007	51,915,007

Reconciliation of the shareholders’ equity differences between U.S. GAAP and Brazilian GAAP

	As of September 30, 2005	As of December 31, 2004
Total shareholders’ equity under Brazilian GAAP	2,048,695	1,970,733
Add (deduct):
Different accounting criteria for:
Monetary restatement of 1996 and 1997	162,044	162,103
Amortization of monetary restatement of 1996 and 1997	(160,572)	(159,338)
Capitalized interest	29,397	26,679
Amortization of capitalized interest	(17,619)	(12,976)
Purchase accounting:
Fixed assets adjustment	31,522	31,522
Accumulated depreciation	(31,522)	(29,702)
Intangible assets	352,166	352,166
Accumulated amortization of intangible assets	(330,243)	(300,027)
Deferred Fistel tax on activation fees	(14,250)	(17,609)
Pension and other post-retirement benefits	361	(740)
Fair value of derivative contracts	31	1,602
Reversal of proposed dividends	—	2,508
Free minutes given in connection with sales of handsets	(21,783)	(26,304)
Deferred tax effects of GAAP adjustments	159	(9,308)

Total shareholders’ equity under U.S. GAAP	2,048,386	1,991,309

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

Changes in shareholders’ equity under U.S. GAAP

As of September 30, 2005
Shareholders’ equity under U.S. GAAP as of beginning of the year	1,991,309
Net income for the period	59,585
Dividends paid	(2,508)

Shareholders’ equity under U.S. GAAP as of September 30, 2005	2,048,386

U.S. GAAP supplementary information

	Nine-month periods ended September 30,
	2005	2004
Reconciliation of operating income under Brazilian GAAP to operating income under U.S. GAAP
Brazilian GAAP operating income as reported	125,643	137,192
Reversal of financial expense, net	(14,636)	(7,004)
U.S. GAAP adjustments:
Amortization of monetary restatement of 1996 and 1997	(1,234)	(2,782)
Loss on disposal of assets monetarily restated in 1996 and 1997	(59)	(39)
Amortization on capitalized interest	(4,643)	(2,200)
Purchase accounting:
Depreciation of fixed assets adjustment	(1,820)	(5,456)
Amortization of subscriber base intangible asset	—	(25,410)
Amortization of concession	(30,216)	(30,216)
Deferred tax (Fistel) on activation fees	3,359	(2,631)
Gain (loss) on permanent assets disposals	763	(67)
Pension and other post-retirement benefits	1,101	553
Free minutes given in connection with sales of handsets	4,521	(20,219)

U.S. GAAP operating income	82,779	41,721

	Nine-month periods ended September 30,
	2005	2004
Reconciliation of net revenue and costs under Brazilian GAAP to revenue and costs under U.S. GAAP
Brazilian GAAP net revenue	1,505,273	1,408,130
Reclassification to cost of services and goods
Taxes on sales	473,365	396,865
Increase in roaming revenue	52,520	40,701
U.S. GAAP adjustments
Deferred revenues on handset sales, net of amortization	(26,484)	136,704
Free minutes given in connection with sales of handsets	4,521	(20,219)

U.S. GAAP net revenue	2,009,195	1,962,181

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

	Nine-month periods ended September 30,
	2005	2004
Brazilian GAAP cost of services and goods	(777,345)	(761,808)
Reclassification to cost of services and goods:
Taxes on sales	(473,365)	(396,865)
Increase in roaming cost	(52,520)	(40,701)
Reclassification from sales expense:
Rewards program expense	(2,669)	(37)

U.S. GAAP adjustments:
Amortization of monetary restatement of 1996 and 1997	(1,234)	(2,782)
Loss on disposal of assets monetarily restated in 1996 and 1997	(59)	(39)
Amortization on capitalized interest	(4,643)	(2,200)
Purchase accounting:
Depreciation of fixed assets adjustment	(1,820)	(5,456)
Amortization of subscriber base intangible asset	—	(25,410)
Amortization of concession	(30,216)	(30,216)
Deferred tax (Fistel) on activation fees	3,359	(2,631)
Pension and other post-retirement benefits	1,101	553
Deferred costs on handset sales, including taxes on sales, net of amortization during the year	26,484	(136,704)

U.S. GAAP cost of services and goods	(1,312,927)	(1,404,296)

U.S. GAAP gross profit	696,268	557,885

	As of September 30, 2005	As of December 31, 2004
Total assets under U.S. GAAP	2,807,853	2,953,506
Property, plant and equipment	3,855,007	3,684,616
Accumulated depreciation	(2,677,384)	(2,402,759)

Net property, plant and equipment	1,177,623	1,281,857

22. Additional disclosures required by U.S. GAAP

a. Intangible assets subject to amortization

Following is a summary of the Company’s intangible assets subject to amortization under U.S. GAAP:

	As of September 30, 2005			As of December 31, 2004
	Software	Concession	Subscriber base	Software	Concession	Subscriber base
Gross	305,744	216,648	135,518	283,024	216,648	135,518
Accumulated amortization	(204,061)	(194,725)	(135,518)	(168,747)	(164,509)	(135,518)

Net	101,683	21,923	—	114,277	52,139	—

Aggregate amortization expense for the above intangible assets amounted to R$65,530 and R$108,749 at September 30, 2005 and 2004, respectively.

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

The estimated aggregate amortization expense for the next years is as follows:

Amount
From October 1 to December 31, 2005	22,425
2006	66,218
2007	30,316
2008	4,647

b. Concentration of risks

The credit risk with respect to trade accounts receivable is diversified. The Company and its subsidiaries continually monitor the level of trade accounts receivable and limit the exposure to bad debts by cutting access to the handset network if any invoice is 15 days past due. Exceptions comprise handset services that must be maintained for reasons of safety or national security.

In conducting their businesses, Telerj Celular S.A. and Telest Celular S.A. are fully dependent upon the cellular telecommunications concession as granted by the Federal Government.

Approximately 31,99% of all employees are members of state labor unions associated with either the Federação Nacional dos Trabalhadores em Telecomunicações (“Fenattel”), or with the Federação Interestadual dos Trabalhadores em Telecomunicações (“Fittel”). The Companies negotiate new collective labor agreements every year with the local union. The collective agreements currently in force expire October, 31, 2006. In 2005, only economics clauses will be renewed.

There is no concentration of available sources of labor, services, concessions or rights, other than those mentioned above, that could, if suddenly eliminated, severely impact the operations of the Company an its subsidiaries.

c. Commitments

Budgeted capital expenditure commitments for 2005 are approximately R$286.1 million of which R$171.9 million has been incurred in the nine-month periods ended September 30, 2005. Most of the 2005 capital expenditures are related to infrastructure, information technology and transmission equipment.

The Company is subject to obligations concerning quality of services, network expansion and modernization, as established in our authorizations and our original concession agreements. The Company believes that it is currently in compliance with its quality of service and expansion obligations.

d. New accounting pronouncements

In March 2005, the FASB issued FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations”, an interpretation of FASB Statement No. 143 (FIN 47). FIN 47 clarifies that an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the fair value of the liability can be reasonably estimated. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective December 31, 2005 for calendar year companies. The Company is currently evaluating FIN 47 to determine the impact on its consolidated financial statements.

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

In March 2004, EITF, of the FASB reached a consensus on EITF 03-06 (“Participating Securities and the Two-Class Method under FASB Statement No. 128”) that an entity would allocate losses to a nonconvertible participating security in periods of net loss if, based on the contractual terms of the participating security, the security had not only the right to participate in the earnings of the issuer, but also a contractual obligation to share in the losses of the issuing entity on a basis that was objectively determinable. Determination of whether a participating security holder has an obligation to share in the losses of the issuing entity in a given period must be made on a period-by-period basis, based on the contractual rights and obligations of the participating security. EITF Issue No. 03-06 is effective for fiscal periods beginning after March 31, 2004. The Company is currently evaluating EITF 03-06 to determine the impact on its consolidated financial statements

* * * * * * * * * * * * * * * * * * * * * * * * * * * * * *

CELULAR CRT PARTICIPAÇÕES S.A.

UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2005 AND 2004

Definitions:

Brazilian GAAP—Accounting principles generally accepted in Brazil.

U.S. GAAP—Accounting principles generally accepted in the United States of America.

CELULAR CRT PARTICIPAÇÕES S.A.

UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2005 AND DECEMBER 31, 2004

(In thousands of Brazilian reais)

	Note	As of September 30, 2005	As of December 31, 2004
Current assets:
Cash and cash equivalents		419,251	492,732
Trade accounts receivable, net	10	298,668	262,482
Deferred income taxes	9c	42,032	30,629
Recoverable taxes	11	110,386	155,775
Inventories		45,124	105,432
Advances to suppliers		6,883	3,351
Derivative contracts	12d	3	6,123
Prepaid expenses		28,842	21,656
Other current assets		18,913	27,106

Total current assets		970,102	1,105,286

Noncurrent assets:
Deferred income taxes	9c	53,986	22,561
Recoverable taxes	11	27,981	23,039
Derivative contracts	12d	—	11,707
Prepaid expenses		2,669	5,917
Other noncurrent assets		11,117	9,355

Total noncurrent assets		95,753	72,579

Permanent assets:
Investments		1,297	597
Property, plant and equipment, net		742,432	743,141
Deferred assets, net		915	506

Total permanent assets		744,644	744,244

Total assets		1,810,499	1,922,109

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

CELULAR CRT PARTICIPAÇÕES S.A.

UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2005 AND DECEMBER 31, 2004

(In thousands of Brazilian reais)

	Note	As of September 30, 2005	As of December 31, 2004
Current liabilities:
Payroll and related accruals		9,092	8,864
Accounts payable and accrued expenses		186,387	347,689
Taxes payable		73,216	78,359
Dividends payable		68,227	68,377
Loans and financing	12a	7,328	108,702
Reserve for contingencies	14	6,079	4,718
Derivative contracts	12d	5,242	4,126
Other current liabilities	13	67,029	69,321

Total current liabilities		422,600	690,156

Noncurrent liabilities:
Loans and financing	12a	133,332	159,264
Pension and other post-retirement benefit plans		596	479
Reserve for contingencies	14	2,744	2,026
Derivative contracts	12d	19,696	1,233
Other noncurrent liabilities	13	7,374	7,374

Total noncurrent liabilities		163,742	170,376

Shareholders’ equity:
Capital stock	15a	327,522	257,294
Treasury stock		(11,070)	(11,070)
Capital reserves	15c	498,420	473,600
Income reserves	15d	304,815	341,753
Retained earnings		104,470	—

Total shareholders’ equity		1,224,157	1,061,577

Total liabilities and shareholders’ equity		1,810,499	1,922,109

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

CELULAR CRT PARTICIPAÇÕES S.A.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2005 AND 2004

(In thousands of Brazilian reais, except per shares data)

		Nine-month periods ended September 30,
	Note	2005	2004
Net operating revenue	4	892,356	852,395
Cost of services and goods sold	5	(420,272)	(438,741)

Gross profit		472,084	413,654

Operating income (expenses):
Selling	6a	(270,525)	(183,042)
General and administrative	6b	(76,469)	(71,553)
Other net	7	7,802	18,706

Operating income before financial income, net		132,892	177,765

Financial income net	8	33,237	28,091

Operating income		166,129	205,856

Non-operating expenses, net		(2,272)	(3,219)

Income before income and social contribution tax		163,857	202,637

Income and social contribution taxes	9	(59,387)	(70,758)

Net income		104,470	131,879

Outstanding shares at September 30 (in thousands)		32,642 (1)	3,171,151 (1)

Earnings per shares		3.20 (1)	0.042 (1)

(1)	On March 30, 2005, the shareholders approved a reverse stock split of the shares in the proportion of 100 shares to 1 share of the same class. Had the reverse stock split occurred on September 30, 2004, shares outstanding and earnings per share for the nine-month period ended September 30, 2004 would have amounted to 31,712 and R$4.16, respectively.

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

CELULAR CRT PARTICIPAÇÕES S.A.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2005

(In thousands of Brazilian reais)

			Capital Reserves	Income Reserves
	Capital Stock	Treasury Stock	Special Goodwill Reserve	Legal Reserve	Contingencies Reserves	Reserve For Expansion and Modernization	Retained Earnings	Total
Balance at December 31, 2004	257,294	(11,070)	473,600	30,439	11,070	300,244	—	1,061,577
Capital increase—Special Meeting on March 31, 2005	36,938	—	—	—	—	(36,938)	—	—
Capital increase—Special Meeting on July 29, 2005	33,290	—	(33,290)	—	—	—	—	—
Contribution of tax benefit by controlling shareholder	—	—	58,110	—	—	—	—	58,110
Net income	—	—	—	—	—	—	104,470	104,470

Balance at September 30, 2005	327,522	(11,070)	498,420	30,439	11,070	263,306	104,470	1,224,157

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

CELULAR CRT PARTICIPAÇÕES S.A.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS

OF CHANGES IN FINANCIAL POSITION

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2005 AND 2004

(In thousands of Brazilian reais)

	Nine-month periods ended September 30,
	2005	2004
SOURCES OF FUNDS:
From operations:
Net income	104,470	131,879
Items not affecting working capital:
Depreciation and amortization	163,352	152,242
Loss on derivative long-term contracts	32,705	3,125
Monetary and exchange variations on long-term liabilities	(25,931)	1,880
Reserve for contingencies	657	(2,341)
Net book value of permanent asset disposals	2,525	1,813
Pension and other post-retirement benefit plans	117	—
Deferred taxes	—	(16,747)
Shared system depreciation apportionment	(2,823)	(3,069)
Others	150	133

Total	275,222	268,915

From third parties:
Transfer from current to long-term liabilities	85	—
Transfer from noncurrent to current assets	35,999	65,735
Special goodwill reserve adjustment—merged tax benefit	11,818	—

Total from third parties	47,902	65,735

Total sources	323,124	334,650

USES OF FUNDS:
Increase in noncurrent assets	22,113	—
Additions to investments	700	—
Additions to property, plant and equipment	162,343	107,148
Addition to deferred charges	560	—
Transfer from long-term to current liabilities	2,108	110,225
Transfer from current to noncurrent assets	2,928	—
Additions prepayment	—	5,404

Total uses	190,752	222,777

INCREASE IN WORKING CAPITAL	132,372	111,873

REPRESENTED BY:
Current assets	(135,184)	132,933
Beginning of period	1,105,286	882,553
End of period	970,102	1,015,486

Current liabilities	267,556	(21,060)
Beginning of period	690,156	491,776
End of period	422,600	512,836

INCREASE IN WORKING CAPITAL	132,372	111,873

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

CELULAR CRT PARTICIPAÇÕES S.A.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2005 AND 2004

(In thousands of Brazilian reais)

	Nine-month periods ended September 30,
	2005	2004
OPERATING ACTIVITIES:
Net cash from operating activities.	189,629	257,554

INVESTING ACTIVITIES:
Additions to investments	(700)	—
Additions to property, plant and equipment	(162,343)	(107,148)
Additions to deferred charges	(560)	—
Proceeds from asset disposals	250	225

Net cash used in investing activities	(163,353)	(106,923)

FINANCING ACTIVITIES:
Loans repaid	(84,109)	(67,380)
Net settlement on derivatives contracts	(20,247)	8,781
Cash received relating to reverse stock split	4,749	—
Dividends and interest on shareholders’ equity paid	(150)	(66)

Net cash used in financing activities	(99,757)	(58,665)

Increase (decrease) in cash and cash equivalents	(73,481)	91,966

CASH AND CASH EQUIVALENTS:
At the beginning of the period	492,732	486,119
At the end of the period	419,251	578,085

Supplemental cash flow information

	Nine-month periods ended September 30,
	2005	2004
Income and social contribution tax paid	24,933	26,077
Interest paid	11,132	12,141
Noncash transaction:
Contribution of tax benefit by controlling shareholder	58,110	—

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

CELULAR CRT PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

1. Operations and background

a) Incorporation

Celular CRT Participações S.A. (“CRT” or the “Company”) is a publicly-traded company which, as of September 30, 2005 is controlled by TBS Celular Participações S.A. (29.06% of total capital), Brasilcel N.V. (23.29% of total capital) and Avista Participações Ltda. (15.09% of total capital). TBS Celular Participações S.A. is controlled by in Brasilcel N.V. (96.27% of total capital). Avista Participações Ltda. is a wholly-owned subsidiary of Brasilcel N.V.

Brasilcel N.V. is jointly controlled by Telefónica Móviles, S.A. (50.00% of the total capital), PT Móveis, Serviços de Telecomunicações, SGPS, S.A. (49.999% of the total capital), and Portugal Telecom, SGPS, S.A. (0.001% of the total capital).

b) Business and regulatory environment

CRT has a full controlling interest in the operator Celular CRT S.A., which provides mobile telephone services in the state of Rio Grande do Sul, including activities necessary or useful to performing such services, through the license it was granted.

The license granted to the subsidiary Celular CRT S.A. is valid until December 17, 2007, and is renewable once for an additional term of 15 years, by paying annual rates equivalent to approximately 1% of the operator’s annual revenues.

The subsidiary’s business, including the services that it may provide, is regulated by the National Telecommunications Agency—ANATEL, the telecommunications regulatory agency, in accordance with Law No. 9,472, of July 16, 1997, and the related regulations, decrees, decisions and plans.

On November 4, 2004, the Board of Directors approved the corporate restructuring of Celular CRT S.A., through a merger with Celular CRT Participações S.A. The proposed restructuring was approved by ANATEL on June, 22 2005. The purpose of this operation is to achieve financial and operational benefits through reductions in administrative costs.

2. Presentation of financial statements

The consolidated financial statements include the accounts of Celular CRT Participações S.A. and its subsidiary. Intercompany transactions and balances have been eliminated. The consolidated financial statements include as of September 30, 2005, balances and transactions of the subsidiary Celular CRT S.A.

In the Company’s opinion, all adjustments necessary for a fair presentation of the unaudited results of operations for the nine-month periods ended September 30, 2005 and 2004 are included. All such adjustments are accruals of a normal and recurring nature. The results of operations for the period ended at September 30, 2005 are not necessarily indicative of the results of operations expected for the full year. The accompanying consolidated financial statements are unaudited and should be read in conjunction with the consolidated financial statements for the year ended December 31, 2004.

CELULAR CRT PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

The presentation of the consolidated financial statements is consistent with the presentation of the published financial statements of the Company in Brazil, from which the financial information was extracted, except for certain reclassifications and changes in terminology within the consolidated balance sheets and the consolidated statements of loss, which have been made to conform the previously published financial statements to the presentation included herein. The financial statements as of September 30, 2004 and for the year ended December 31, 2004, have been reclassified, where applicable, for comparability.

3. Summary of principal accounting practices

The unaudited interim condensed consolidated financial statements are expressed in thousands of Brazilian reais (“R$”), except when mentioned and have been prepared in accordance with accounting practices adopted in Brazil which include the accounting practices derived from Brazilian corporate law, regulations applicable to public telecommunication services concessionaires and accounting regulations and procedures established by the Brazilian Securities Commission (“CVM”), hereinafter referred to as “Brazilian GAAP”.

The principal accounting practices adopted by the Company and its subsidiaries in the preparation of these interim financial statements are the same as those described in the consolidated financial statements as of and for the year ended December 31, 2004.

4. Net operating revenue

	Nine-month periods ended September 30,
	2005	2004
Monthly subscription charges	78,536	67,672
Usage charges	563,261	408,331
Additional charges per call	10,667	14,076
Interconnection	312,193	340,008
Other services and data services	108,122	85,658

Gross operating revenue from services	1,072,779	915,745

Value-added tax on services and goods sold—ICMS	(210,181)	(139,674)
PIS and COFINS	(38,885)	(33,126)
Service tax—ISS	(370)	(286)
Discounts granted	(27,740)	(25,228)

Net operating revenue from services	795,603	717,431

Goods sold (handsets and accessories)	183,226	197,150
Value-added tax on services and goods sold—ICMS	(20,587)	(13,249)
PIS and COFINS	(11,960)	(13,899)
Discounts granted	(42,697)	(27,491)
Returns of goods	(11,229)	(7,547)

Net operating revenue from goods sold (handsets and accessories)	96,753	134,964

Net operating revenue	892,356	852,395

CELULAR CRT PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

There are no customer which contributed with more than 10% of total gross operating revenue in the nine-month periods ended September 30, 2005 and 2004, except for Brasil Telecom S.A—BrT, a fixed-telephone operator, which contributed with approximately 21% and 29% of the total gross revenue, respectively, mainly through interconnection revenues.

5. Cost of services and goods sold

	Nine-month periods ended September 30,
	2005	2004
Depreciation and amortization	(115,310)	(119,520)
Products sold	(169,903)	(202,201)
Interconnection/ interlinks	(21,713)	(21,182)
Leased lines	(21,721)	(18,587)
Outside services	(24,884)	(23,377)
Taxes and contributions,	(44,468)	(34,862)
Rent, insurance and other related expenses	(14,938)	(12,561)
Personnel	(7,036)	(6,159)
Other	(299)	(292)

Total	(420,272)	(438,741)

6. Operating expenses

a) Selling expenses

	Nine-month periods ended September 30,
	2005	2004
Outsourced services (1)	(143,450)	(93,572)
Advertising	(29,082)	(26,853)
Allowance for doubtful account receivable	(31,086)	(16,883)
Personnel	(20,891)	(19,778)
Depreciation	(32,524)	(17,802)
Rent, insurance and other related expenses	(3,128)	(3,307)
Supplies	(3,842)	(3,886)
Taxes and contributions	(64)	(21)
Other	(6,458)	(940)

Total	(270,525)	(183,042)

(1)	Outsourced services include advertising in the amount of R$29,082 (R$26,853 in 2004).

CELULAR CRT PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

b) General and administrative expenses

	Nine-month periods ended September 30,
	2005	2004
Outsourced services	(36,627)	(34,675)
Depreciation	(15,518)	(14,920)
Personnel	(16,590)	(16,704)
Rent, insurance and other related expenses	(6,068)	(3,345)
Taxes and contributions	(121)	(142)
Supplies	(1,159)	(1,712)
Other	(386)	(55)

Total	(76,469)	(71,553)

7. Other operating income, net

	Nine-month periods ended September 30,
	2005	2004
Income:
Fines	5,105	2,525
Recovered expenses	3,241	24,537
Reversal of reserves	1,112	558
Other	18,645	8,429

Total	28,103	36,049

Expenses:
Reserves for contingencies	(4,174)	(3,194)
Taxes other than income taxes	(12,976)	(12,965)
Other	(3,151)	(1,184)

Total	(20,301)	(17,343)

Other operating income, net	7,802	18,706

CELULAR CRT PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

8. Financial income, net

	Nine-month periods ended September 30,
	2005	2004
Financial income:
Interest income	69,902	64,332
Monetary/exchange variation on assets	41,514	32,298
PIS and COFINS on financial income	(329)	(6,972)

Total	111,087	89,658

Financial expenses:
Interest expense	(15,144)	(20,854)
Monetary/exchange variation on liabilities	(596)	(30,961)
Derivative contracts, net	(62,110)	(9,752)

Total	(77,850)	(61,567)

Financial income, net	33,237	28,091

9. Income and social contribution taxes

Brazilian income taxes comprise federal income tax and the social contribution tax. For the nine month periods ended September 30, 2005 and 2004, the income tax rate was 25% and the social contribution tax rate was 9%. Deferred income tax assets and liabilities related to temporary differences and tax loss carryforwards were calculated at the tax rate of 34%.

a) Components of income taxes

The composition of income tax expense is as follows:

	Nine-month periods ended September 30,
	2005	2004
Current tax expense	(70,058)	(46,538)
Deferred income tax benefit (expense)	10,671	(24,220)

Total	(59,387)	(70,758)

CELULAR CRT PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

b) Reconciliation of effective tax rate

The following is a reconciliation of the reported income tax expense and the amount calculated by applying the combined statutory tax rates of 34% for the nine-month periods ended September 30, 2005 and 2004:

	Nine-month periods ended September 30,
	2005	2004
Income before taxes as reported in the accompanying financial statements	163,857	202,637
Taxes charged at the combined statutory rate	(55,711)	(68,896)
Permanent additions:
Non-deductible expenses	(3,676)	(1,853)
Permanent exclusions:
Other	—	(9)
Income and social contribution taxes as reported in the accompanying financial statements	(59,387)	(70,758)
Effective rate	36.24%	34.92%

c) Composition on deferred income tax assets

Deferred income tax assets based on temporary differences are comprised of the following:

	As of September 30, 2005	As of December 31, 2004
Tax credit recorded on corporate restructuring	57,125	24,968
Accrual/allowance for:
Inventory obsolescence	1,869	714
Contingencies	3,000	2,293
Doubtful accounts receivable	5,152	3,425
Rewards program	4,356	3,187
Income tax and social contribution tax losses carryforwards	6,673	5,662
Other	17,843	12,941

Total deferred taxes	96,018	53,190

Current	42,032	30,629
Noncurrent	53,986	22,561

Deferred taxes have been recorded if it is more likely than not that they will be realized, as follows:

a) Tax loss carryforwards: are offset up to a limit of 30% of taxable income for each subsequent year.

b) Tax credits recorded on corporate restructuring represent the tax benefit recorded as a result of the corporate restructuring described in Note 16. The realization of these tax credits occurs in the same proportion as the amortization of goodwill, over a period of five years. Studies by external consultants used in the corporate restructuring process support the tax credit recovery within that period.

c) Temporary differences: will be realized upon payments of the allowances, effective losses on bad debts and realization of inventories.

CELULAR CRT PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

At the end of the 2004 fiscal year, the Company prepared technical feasibility studies, approved by the Board of Directors, which indicate full recovery of the deferred taxes recognized, as defined by CVM Resolution No. 371. Management did not identify any change that could affect the conclusions of these studies as of September 30, 2005.

10. Trade accounts receivable, net

	As of September 30, 2005	As of December 31, 2004
Unbilled services	51,702	55,795
Billed services	162,761	76,637
Interconnection	75,546	68,652
Products sold	23,813	71,472
Allowance for doubtful accounts receivable	(15,154)	(10,074)

Total	298,668	262,482

There was no customer who represented more than 10% of trade accounts of the Company as of September 30, 2005, and December 31, 2004, except for amounts receivable from Brasil Telecom S.A.—BrT, which represented approximately 16% and 12% of such account, respectively, mainly through intercompany charges.

Changes in the allowance for doubtful accounts receivable were as follows:

	As of September 30,
	2005	2004
Balance at beginning of year	10,074	7,843
Allowance for doubtful accounts receivable charged to selling expenses	31,086	16,883
Write-offs	(26,006)	(15,415)

Ending balance	15,154	9,311

11. Recoverable taxes

	As of September 30, 2005	As of December 31, 2004
Prepaid/recoverable income and social contribution taxes	34,828	54,585
Withholding income tax	21,105	38,629
Recoverable ICMS (State VAT)	47,530	49,705
Recoverable PIS and COFINS (revenue taxes paid on purchases of goods and services)	21,896	22,359
Other recoverable	224	188

Total recoverable taxes	125,583	165,466

ICMS on deferred sales	12,784	13,348

Total	138,367	178,814

Current	110,386	155,775
Noncurrent	27,981	23,039

CELULAR CRT PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

12. Loans and financing

a) Composition of debt:

Description	Currency	Annual interest	Final maturity	As of September 30, 2005	As of December 31, 2004
Financial institutions
European Investment Bank—EIB—foreign financing	US$	1.45% p.a. + LIBOR	Sep/2007	133,332	159,264
Citibank—OPIC	US$	1.65% p.a. + LIBOR	Jul/2005	—	33,180
Itaú—assumption of debt	US$	1.825% p.a. + LIBOR	Oct/2005	1,310	65,954
Resolution No. 4,131	US$	1.55% p.a.+ LIBOR	Nov/2005	5,555	6,636
Accrued interest				463	2,932

Total				140,660	267,966

Current				7,328	108,702
Noncurrent				133,332	159,264

b) Repayment schedule

The long-term amounts have the following breakdown by year of maturity:

Year	2005
2007	133,332

Total	133,332

c) Restrictive covenants

The Company has loans and financing from the European Investment Bank, the balance of which as of September 30, 2005 is R$133,332 (R$159,264 at December 31, 2004). As of September 30, 2005, the Company and its subsidiary were in compliance with the financial covenants in this instrument.

d) Derivative contracts

As of September 30, 2005, the subsidiary Celular CRT S.A. had foreign exchange rate derivative contracts with a total notional amount of US$63,568 thousand (US$114,542 thousand at December 31, 2004), to cover protect its obligations against exchange fluctuations. Year to date, the subsidiary Celular CRT S.A. had recorded an accumulated net loss of R$24,935 (a gain of R$12,471 as of December 31, 2004), on these derivative contracts.

e) Guarantees

The guarantees of the Company and its subsidiary are as follows:

Banks	Guarantees
European Bank—foreign financing	Bank guarantee

CELULAR CRT PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

13. Other liabilities

	As of September 30, 2005	As of December 31, 2004
Prepaid services	33,704	44,754
Accrual for customer reward program (a)	12,812	9,375
Payable to related parties	3,768	5,735
Provision for pension plan FCRT	8,677	9,395
Reverse stock split (b)	4,749	—
Other	10,693	7,436

Total	74,403	76,695

Current	67,029	69,321
Noncurrent	7,374	7,374
(a)	The subsidiary has a reward program, in which calls are transformed into points usable in future exchanges of handsets. The accumulated points, net of the redemptions, are provisioned, based on historical redemption data, points generated and the average cost of a point.
(b)	Refers to a liability to shareholders for fractions of shares that were not issued on the date of the reserve stock split. This balance is payable upon demand.

14. Reserve for contingencies

The Company is party to a number of lawsuits, with respect to labor, tax and civil claims. The Company’s management, based on external legal counsel’s opinion, has recognized a provision for those claims for which an unfavorable outcome is considered probable.

Components of the reserve are as follows:

	As of September 30, 2005	As of December 31, 2004
Labor claims	1,817	885
Civil claims	7,006	5,173
Disputed tax claims	—	686

Total	8,823	6,744

Current	6,079	4,718
Long-term	2,744	2,026

The changes in the reserve for contingencies are as follows:

	Nine-month periods ended September 30,
	2005	2004
Beginning balance at January 1	6,744	4,314
Additional provision net of reversals	3,062	2,636
Monetary variation	7	—
Payments	(990)	—

Ending balance at September 30	8,823	6,950

CELULAR CRT PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

The main tax contingencies, in which the subsidiaries are involved, are as follows:

14.1. Tax claims

14.1.1. Probable losses

No new significant claims classified as “probable” loss incurred in the Nine-months ending September 30, 2005. The increase in the reserves for tax contingencies corresponds substantially to the monetary restatement of the reserves during the period.

14.1.2. Possible losses

No new significant claims classified as “possible” loss were incurred in the Nine-month period ended September 30, 2005. No significant alterations occurred in the claims indicated in this report since the last financial year.

14.2. Labor and civil claims

There are several labor and civil claims, and a reserve was posted as shown previously, which is considered to be sufficient to cover the probable losses on these cases.

The amount involved in claims that are classified as possible losses is R$31,753 for civil and R$6,671 for labor claims.

15. Shareholders’ equity

a) Capital

On March 30, 2005, the Company’s capital was increased by R$36,938, without the issue of new shares, using part of its profits reserves.

At March 30, 2005, the shareholders approved a reverse stock split of 3,235,095,228 book-entry shares, without par value, of which 1,350,917,074 were common shares and 1,884,178,154 were preferred shares in the proportion of 100 shares to 1 share of the same class. As a result of the reserve stock split, the Company’s capital was comprised of 32,350,952 book-entry shares, without par value, of which 13,509,171 common shares and 18,841,782 preferred shares.

On July 29, 2005, the Company announced a capital increase in favor of the controlling shareholders of R$33,290, corresponding to the tax benefit effectively realized during the fiscal year 2004 from the goodwill recorded by the Company’s controlling shareholders. In connection with this capital increase, the other shareholders are entitled to preemptive rights. The capital was increased from R$294,232 to R$327,522, with the issue of 929,892 new common. The funds arising from possible future exercise of the right of preference, resulting from the exercising of preemptive rights were credited to TBS Celular Participações S.A.

CELULAR CRT PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

The Company’s capital is comprised book entry shares, without par value, as follows:

	In thousands of shares
	As of September 30, 2005	As of December 31, 2004 (1)
Common shares	14,439	1,350,917
Preferred shares	18,842	1,884,178

Total	33,281	3,235,095

(–) Treasury preferred shares	(639)	(63,944)

Total outstanding shares	32,642	3,171,151

(1)	Had the reserve stock split described above occurred on December 31, 2004, shares outstanding would be 13,509 and 18,842 common and preferred shares, respectively, and 639 treasury shares.

b) Interest on shareholders’ equity and dividends

In accordance with the bylaws, a minimum of 25% of adjusted net income should be distributed as dividends in each financial year, provided that there are funds available, pursuant to the bylaws.

c) Special goodwill reserve

This reserve was formed as a result of the Company’s corporate restructuring, and is capitalized in favor of the controlling shareholder at the time of effective realization of the related tax benefit.

d) Income reserve

1) Statutory reserve

The statutory reserve is calculated based on 5% of net annual income until the reserve reaches 20% of paid-in capital or 30% of capital plus capital reserves; from then on, appropriations to this reserve are no longer compulsory. The purpose of this reserve is to ensure the integrity of capital and it may only be used to offset losses or to increase capital.

2) Special reserve for expansion

The special reserve for expansion and modernization is based on the capital expenditure budget prepared by management, which shows the need for funds for investment projects for the coming financial year.

e) Contingency reserve and treasury shares

The amounts recorded are derived from the spin-off process of Companhia Riograndense de Telecomunicações—CRT, and their purpose is to make provision for a judicial decision on the lawsuits concerning capitalizations that occurred in that company in financial years 1996 and 1997.

CELULAR CRT PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

16. Corporate restructuring

On October 11, 2000, the Company completed a corporate restructuring plan to transfer a tax benefit to the Company related to the goodwill paid by the Company’s controlling shareholders on the privatization process. The net goodwill from the reversal of the reserve was totally amortized as of September 30, 2005.

On August 31, 2005 the Board of the Company and its subsidiary approved a corporate restructuring plan, with the objective of transferring to the Company the goodwill paid by Avista Participações Ltda. in the purchase of its shareholding in the Company. The goodwill and related tax benefit on the date of transfer amounted to R$170,914 and R$58,110, respectively. The tax benefit was recorded as deferred tax with a corresponding entry to a special goodwill reserve in shareholders’ equity. This tax benefit is being realized in proportion to the amortization of the goodwill over a period of five years. The special goodwill reserve is transferred to capital with a corresponding issuance of shares to the Company’s controlling shareholders as related tax benefit is realized. In connection with the issuance of these shares, the Company’s other shareholders are entitled to preemptive rights. Proceeds received in connection with the exercise of preemptive rights are payable to the Company’s controlling shareholders. This tax benefit, as of September 30, 2005 amounted to R$57,125.

17. Transactions with related parties

The main transactions with non-consolidated related parties are:

a)	Use of network and long-distance (roaming) cellular communications: these transactions involve companies belonging to the same controlling group, Telesp Celular S.A., Global Telecom S.A., Telerj Celular S.A., Telest Celular S.A., Telebahia Celular S.A., Telergipe Celular S.A., Tele Centro Oeste Celular S. A., Telems Celular S.A., Teleron Celular S. A., Telemat Celular S.A., Teleacre Celular S.A., Telegoiás Celular S.A. and NBT S.A. and Telecomunicações de São Paulo S.A. Some of these transactions are based on contracts signed by Telebrás with the concessionaire operators during the period prior to privatization, and the conditions were regulated by ANATEL.

b)	Technical assistance: corresponding to the provision of technical assistance services to TBS Celular Participações S.A., calculated based on a percentage of the net income from the services, adjusted to reflect currency exchange variations.

c)	Corporate services: these are passed on to the subsidiaries at the cost effectively incurred for these services.

d)	Call-center services: provided by Atento Brasil S.A. e Mobitel Telecomunicações S.A for the users of the subsidiary’s telecommunications service, contracted for 12 months, renewable for an equal period.

e)	Logistics operator and financial and accounting advisory services: provided by Telefônica Gestão de Serviços Ltda.

f)	Voice portal content services: provided by Terra Network Brasil.

g)	Maintenance: of the profitability and cost control system by Telefônica Móbile Solution do Brasil.

CELULAR CRT PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

We present below a summary of the unconsolidated balances and transactions with related parties:

	As of September 30, 2005	As of December 31, 2004
Current assets:
Trade accounts receivable	6,050	3,926
Other	5,144	7,326
Current liabilities:
Accounts payable and accrued expenses	18,268	25,709
Other liabilities	3,768	5,735

	Nine-month periods ended September 30,
	2005	2004
Statement of income:
Revenue from telecommunications services	20,244	19,085
Cost of services rendered	—	(290)
Selling expenses	(35,374)	(27,820)
General and administrative expenses	(16,182)	(7,431)
Other operational revenues	715	—
Financial revenues	10	—

18. Financial instruments and risk management

a) Risks considerations

The major market risks to which Celular CRT S.A. is exposed in conducting its business are:

Credit risk resulting from any difficulty in collecting amounts of telecommunications services provided to customers, and the sales of handsets by the Company’s distribution network, as well risks relating to swap transactions.

Interest rate risk resulting from the debt and derivatives instruments contracted at floating rates and involving the risk of financial expenses as a result of an unfavorable movement in interest rates (principally Libor and CDI).

Currency risk related to debt and derivative instruments contracted in foreign currencies witch expose the Company to potential losses from adverse exchange rate fluctuations.

The Company and its subsidiaries actively manage their operations to mitigate these risks by means of comprehensive operating procedures, policies and initiatives.

Credit risk

The credit risk from providing telecommunications services is reduced by a strict control of the customer base and active management of default by means of clear policies related to selling postpaid sets. As of September 30, 2005, Celular CRT S.A. had 74.86% (75.5% as of December 31, 2004) of its customer base under the prepaid system, which requires prepaid loading, which do not represent any credit risk.

CELULAR CRT PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

Credit risk from the sale of handsets is managed by following a conservative credit policy which encompasses the use of advanced risk management methods that include applying credit scoring techniques, analyzing a potential customer’s balance sheet, and using credit protection agencies’ databases.

The Company is also exposed to credit risk relating to their financial investments and receivables from swap transactions. The Company attempt to diversify such exposure by using reputable financial institutions.

Interest rate risk

The Company is exposed to interest rate risk especially associated with variations in the CDI rate relating to its derivative transactions and borrowings contracted in Brazilian reais. The financial investments that are also indexed to the CDI partially neutralizes this effect.

Foreign currency-denominated loans are also exposed to the risk of a rise in the floating exchange rates (LIBOR). As of September 30, 2005, these operations amounted to US$63,089 thousand (US$99,847 thousand as of December 31, 2004).

Of the total loans and financing associated to the variable foreign interest rates (Libor), US$60.000 thousand is protected against variations by derivatives (interest rate swap). The Company continues to monitor the market interest rates with a view to evaluating a possible need to contract other derivatives to hedge against the risk of volatility in the variable foreign rates for its remaining exposure.

Currency risk

Celular CRT S.A. uses derivative instruments to protect against currency risk on foreign currency-denominated loans and other liabilities. The instruments normally used are swap contracts.

The following table summarizes the Company’s net exposure to the exchange rate factor as of September 30, 2005:

US$
Loans and financing	(63,298)
Other liabilities	(208)
Derivative instruments	63,568

Net exposure	62

b) Derivative contracts

Celular CRT S.A. records derivative gains and losses as a component of financial expenses or income.

Book and estimated market values of loans and financing and derivative instruments are estimated as follows:

	As of September 30, 2005
	Book value	Market value	Unrealized gain (loss)
Loans and financing	(140,660)	(144,530)	(3,870)
Other liabilities	(462)	(462)	—
Derivative instruments	(24,935)	(17,009)	7,926

Total	(166,057)	(162,001)	4,056

CELULAR CRT PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

Market value of financial instruments

The market value of the loans, financing and derivative instruments were determined based on discounted cash flows, utilizing available market information. Accordingly, the estimates presented above are not necessary indicative of the amounts that could be realized in the current market. The use of different market assumptions may have material effect on estimates.

19. Summary of the differences between Brazilian GAAP and U.S. GAAP

A detailed description of the Company’s accounting policies that comply with Brazilian GAAP, which differs significantly from generally accepted accounting principles in the United States of America (“U.S. GAAP”), is included in Note 31 to the consolidated financial statements for the year ended December 31, 2004. The following is a general description of these differences.

a) Different criteria for capitalizing and amortizing capitalized interest

Until December 31, 1998, under Brazilian GAAP as applied by the Company, interest attributable to construction-in-progress was computed at the rate of 12% per year on the balance of construction-in-progress interest incurred on third-party loans was credited to interest expense and the excess interest capitalized was credited to capital reserves. For the three-year period ended December 31, 2004, the Company did not capitalize interest attributable to construction-in-progress at the rate of 12%; rather the actual effective interest related to construction was used to determine capitalized interest.

Under U.S. GAAP, in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 31, “Capitalization of Interest Costs,” interest incurred on borrowings is capitalized to the extent that borrowings do not exceed construction-in-progress. The credit is a reduction of interest expense. Under U.S. GAAP, the amount of interest capitalized excludes monetary gains associated with local currency borrowings and the foreign exchange gains and losses on foreign currency borrowings.

	As of September 30,
	2005	2004
Capitalized interest difference
U.S. GAAP capitalized interest:
Interest capitalized during the period	5,739	2,109

U.S. GAAP difference	5,739	2,109

Amortization of capitalized interest difference
Amortization under Brazilian GAAP	3,189	3,736
Less amortization under U.S. GAAP	(4,215)	(4,371)

U.S. GAAP difference	(1,026)	(635)

b) Reversal of proposed dividends

Under Brazilian GAAP proposed dividends are accrued for in the financial statements in anticipation of their approval at the shareholders’ meeting. Under U.S. GAAP, dividends are not accrued until they are formally declared.

The interest on shareholders’ equity is a legal liability from the date it is declared, therefore, these amounts are included as dividends in the year they are proposed for U.S. GAAP purposes.

CELULAR CRT PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

c) Pension and other post-retirement benefits

The Company sponsors a single-employer defined pension benefit plan (Plano de Benefícios Visão CRT—Plano Visão) implemented by the subsidiary on March 1, 2004. The provisions of SFAS No. 87, “Employers’ Accounting for Pensions”, for the purposes of calculating the funded status, were applied.

On December 13, 2000, CVM issued Instruction No. 371, which provisions are very similar to SFAS No. 87 and SFAS No. 106, except for the following differences:

•	The unrecognized net obligation existing at the date of initial application of this standard shall be amortized over five years or remaining service period or remaining life expectancy, whichever is lower. Alternatively, companies were granted the option to recognize such initial transition obligation as of the beginning of the plan, directly to shareholders’ equity. Such option has been adopted by the Company. Under SFAS No. 87, the unrecognized net obligation existing at the date of its initial application is being amortized over the remaining service period.

•	Under Brazilian GAAP, actuarial gains and losses are recorded in income when incurred up to the amount of pension liability recorded. Under U.S. GAAP, certain actuarial gains and losses are deferred and amortized over the remaining service period of the active employees expected to receive benefits under the plan.

The effects of these different criteria for recognition of pension and other post-retirement liabilities on accrued pension (post-retirement) liabilities as of September 30, 2005, are presented below:

	As of September 30, 2005
	U.S. GAAP	Brazilian GAAP	Accumulated difference
Accrued pension (post-retirement) liabilities	139	596	(457)

	As of December 31, 2004
	U.S. GAAP	Brazilian GAAP	Accumulated difference
Accrued pension (post-retirement) liabilities	—	479	(479)

CELULAR CRT PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

A summary of the liability as of September 30,2005 and December 31, 2004 for the Company’s active employees defined benefit pension plan (Plano Visão CRT) is as follows:

Reconciliation of Funded Status

Plano Visão CRT

	As of September 30, 2005	As of December 31 2004
Accumulated benefit obligation:
Vested	—	—
Nonvested	752	649

Total	752	649
Projected benefit obligation	1,189	1,006
Fair value of plan assets	(593)	(527)

Funded status	596	479
Unrecognized net transition obligation	(457)	(479)

Net amount recognized	139	—

d) Interest income (expense)

Brazilian GAAP requires interest to be shown as part of operating income. Under U.S. GAAP interest income (expense) would be shown after operating income.

e) Permanent assets

Brazilian GAAP has a class of assets called “permanent assets”. This is the collective name for all assets on which indexation adjustments were calculated until December 31, 1995 in the corporate and fiscal law accounts of Brazilian companies. Under U.S. GAAP the assets in this classification would be noncurrent assets.

f) Monetary restatement of 1996 and 1997

The amortization of the asset appreciation, which originated from the inflation accounting during 1996 and 1997, when Brazil was still considered as high inflationary economy for U.S. GAAP purposes, has been recognized as an adjustment to income in the reconciliation to U.S. GAAP. The loss related to monetary restatement on disposals of such assets is classified for U.S. GAAP purposes as a component of operating income.

g) Income taxes

The Company fully accrues for deferred income taxes on temporary differences between tax and accounting records. The existing policies for providing for deferred taxes are consistent with SFAS No. 109, “Accounting for Income Taxes”, except with respect to social contribution rate adopted, as explained below:

Under Brazilian GAAP, at December 31, 1999 the Company recognized a change in the combined tax rate from 33% to 34% based on a provisional measure for an increase in the social contribution rate from 8% to 9%

CELULAR CRT PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

effective January 1, 2000. Provisional measures are temporary and must be re-approved every 30 days or they lapse. Under SFAS 109, the provisional measures discussed are not considered to be enacted law the provision measure was approved in law 10.637 as of December 30, 2002. Therefore, until 2002 the combined deferred tax effect calculated on temporary differences would be 33%, not 34%. For 2004 and 2003, no difference related to the social contribution tax rate. Under Brazilian GAAP, the deferred taxes are presented gross. Under U.S. GAAP, the deferred taxes are presented net.

h) Earnings per share

Under Brazilian GAAP, net income per share is calculated based on the number of shares outstanding at the balance sheet date. In these consolidated financial statements, information is disclosed per lot of one thousand shares, because this is the minimum number of shares that can be traded on the Brazilian stock exchanges.

In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, “Earnings per Share”. This statement became effective December 15, 1997, and provides computation, presentation and disclosure requirements for earnings per share.

Since the preferred and common stockholders have different dividend, voting and liquidation rights, basic and diluted earnings per share have been calculated using the “two-class” method. The “two-class” method is an earnings allocation formula that determines earnings per share for preferred and common stock according to the dividends to be paid as required by the Company’s by-laws and participation rights in undistributed earnings.

Basic earnings per common share is computed by reducing net income by distributed and undistributed net income available to preferred shareholders and dividing net income available to common shareholders by the number of common shares outstanding. Net income available to preferred shareholders is the sum of the preferred stock dividends (10% higher than those attributed to common shares, as defined in the Company’s by-laws for the years ended December 31, 2004 and 2003) and the preferred shareholders’ portion of undistributed net income. Undistributed net income is computed by deducting total dividends (the sum of preferred and common stock dividends) from net income. Undistributed net income is allocated to preferred shares 10% higher than that attributed to common shares on a pro rata basis. Total dividends are calculated as described in Note 15, as adjusted for the reversal of proposed dividends as discussed in b. above. At September 30, 2005, and 2004, the Company was obligated to issue shares to the controlling shareholders for the amount of the tax benefit realized relating to the corporate restructuring described in Note 16. The number of shares issuable are considered dilutive as defined in SFAS No. 128 and have been included in the weighted average common shares—diluted presented below. The number of shares issuable was computed considering the balance of the goodwill reserve (R$498,420 in September 30, 2005 and R$473,600 in September, 30 2004) by the average price of common shares traded on the São Paulo Stock Exchange (“Bovespa”) during the last 20 trading days of each period.

CELULAR CRT PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

For the periods presented below, the weighted average number of shares outstanding consider the effect of the reverse stock split described in Note 15. The computation of basic and diluted earnings per share is as follows:

	Nine-month periods ended September 30, 2005		Nine-month periods ended September 30, 2004
	Common	Preferred	Common	Preferred
Basic numerator:
Basic allocated undistributed earnings (a).	42,937	62,628	49,061	73,978
Allocated net income available for common and preferred shareholders	42,937	62,628	49,061	73,978
Basic denominator:
Weighted average shares outstanding	13,727,168	18,202,337	13,278,320	18,201,880
Basic earnings per share	3.13	3.44	3.69	4.06

Diluted numerator:
Diluted allocated undistributed dividends (a)	60,029	45,537	65,512	57,527
Allocated net income available for common and preferred shareholders	60,029	45,537	65,512	57,527
Diluted denominator:
Weighted average shares outstanding	13,727,168	18,202,337	13,278,320	18,201,880
Dilutive effects of goodwill reserve	12,667,248	—	9,523,427	—
Diluted weighted average shares	26,394,416	18,202,337	22,801,747	18,201,880
Diluted earnings per share	2.27	2.50	2.87	3.16

i) Deferred revenues on sales of handsets

Under Brazilian GAAP, revenues and costs from sales of handsets, including applicable value-added and other sales taxes, are recognized at the moment of sale to the customer. Under U.S. GAAP, in accordance with Staff Accounting Bulletin No. 104 (SAB 104), revenues from sales of handsets along with the related costs, including applicable value-added and other sales taxes, are deferred and amortized based on the expected useful life of the handset, estimated by management to be 18 months. Any excess of the cost over the amount of deferred revenue related to handset sales is recognized on the date of sale. As substantially all of the Company’s handsets are sold below cost, this difference in accounting policy had no impact on net or shareholders’ equity. The amount of unamortized deferred revenue and the related amounts of unamortized deferred costs was R$106,878 and R$77,344 at September 30, 2005 and 2004, respectively. The impact of this difference under U.S. GAAP was to increase both net revenues and cost of services and goods by R$545 at September 30, 2005 and increase by R$135,981 at September 30, 2004.

j) Value-added and other sales taxes

Under Brazilian GAAP, these taxes are recorded as a reduction to revenues. Under U.S. GAAP, these taxes are recorded gross as revenue and the related costs of services and goods. This difference in accounting policy has no impact in net (loss) or shareholders’ equity. The impact of this difference under U.S. GAAP was to increase both net revenues and cost of services and goods by R$281,613, and R$199,948 for the nine-month periods ended September 30, 2005 and 2004, respectively.

CELULAR CRT PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

k) Roaming

The Company has roaming agreements with other cellular service providers. When a call is made from within one coverage area by a subscriber of another cellular service provider, that service provider pays Tele Leste’s subsidiaries for the service at the applicable rates. Conversely, when one of the subsidiary’s] customers roams outside the coverage area, the subsidiaries pay the charges associated with that call to the cellular service provider in whose region the call was originated and charges the same amount to its subscriber. Under Brazilian GAAP, revenues for roaming charges are recorded net of the related costs when the services are provided. Under U.S. GAAP, revenues and costs for roaming charges should be recorded gross. This difference in accounting practices has no impact on net (loss) shareholders’ equity. The impact of this difference under U.S. GAAP was to increase both revenues and cost of goods and services by R$26,701 and R$28,414 for September 30, 2005 and 2004, respectively.

l) Free minutes given in connection with sales of handsets

Under U.S. GAAP, pursuant to Emerging Issues Task Force (“EITF”) No. 00-21, “Revenue Arrangements with Multiple Deliverables,” the Company began to separately account for free minutes given in connection with the sales of handsets. The adoption of EITF No. 00-21 is effective prospectively for transactions entered into as from January 1, 2004. Consequently, a portion of the revenue generated from the sale of handsets is allocated to the free minutes given and deferred based on the fair value of the minutes. The revenues associated with the free minutes are then recognized based on subscriber airtime usage. Under Brazilian GAAP, the Company does not separately account for free minutes given in connection with sales of handsets.

m) Fistel tax

Beginning in 1999, under Brazilian GAAP, the Fistel (Telecommunication Inspection Fund) tax, assessed on each activation of a new cellular line, is deferred and amortized over the customers’ estimated subscription period. For U.S. GAAP purposes, this tax would be charged directly to the consolidated statements of income. Therefore, the deferred Fistel taxes on activation fees at September 30, 2005 and 2004 are being adjusted in the reconciliation of the income differences between U.S. GAAP and Brazilian GAAP.

n) Derivative financial instruments

As mentioned in Note 12.d., the Company has entered into foreign currency swap and option contracts for long-term agreements at various exchange rates, in the notional amount of US$63,568 thousand at September, 30 2005 (US$114,542 thousand at December 31, 2004). Under Brazilian GAAP, foreign currency swap contracts are recorded in accordance with the terms of the contract as if they had been settled at the balance sheet date.

In 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” which was subsequently amended by SFAS Nos. 137, 138 and 149. SFAS No. 133 must be applied to all derivative instruments and certain derivative instruments embedded in hybrid instruments and requires that such instruments be recorded in the balance sheet either as an asset or liability measured at its fair value. Changes in the derivative’s fair value are recognized currently in earnings unless specific hedge accounting criteria are met.

If the derivative is designated as a hedge, depending on the nature of the hedge, changes in the fair value of derivatives that are considered to be effective, as defined, will either offset the change in fair value of the hedged

CELULAR CRT PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

assets, liabilities, or firm commitments through earnings or will be recorded in other comprehensive income until the hedged item is recorded in earnings. Any portion of a change in a derivative’s fair value that is considered to be ineffective, as defined, must be immediately recorded in earnings. Any portion of a change in a derivative’s fair value that the Company has elected to exclude from its measurement of effectiveness, such as the change in time value of option contracts, will also be recorded in earnings.

At September 30, 2005 and 2004 for U.S. GAAP purposes, the Company has not designated its derivative contracts as accounting hedges as defined SFAS No. 133, and consequently, the Company’s derivative contracts are marked to market through earnings, for all periods presented.

Reconciliation of the net income differences between U.S. GAAP and Brazilian GAAP

	Nine-month periods ended September 30,
	2005	2004
Brazilian GAAP net income	104,470	131,879
Add (deduct):
Different accounting criteria for:
Amortization of monetary restatement of 1996 and 1997	(128)	(522)
Capitalized interest	5,739	2,109
Amortization of capitalized interest	(1,026)	(635)
Deferred Fistel tax on activation fee	6,213	(3,085)
Pension and other post-retirement benefits	(22)	—
Derivative instruments	(10,589)	(5,116)
Free minutes given in connection with sales of handsets	1,471	(6,148)
Deferred tax effect on GAAP adjustments	(563)	4,555

U.S. GAAP net income	105,565	123,037

	Nine-month periods ended September 30
	2005	2004
Net income per thousand shares in accordance with U.S. GAAP (in thousands)
Common shares—Basic:
U.S. GAAP net income	3.13	3.69
Weighted average common shares outstanding	13,727,168	13,278,320

Common shares—Diluted:
U.S. GAAP net income	2.27	2.87
Weighted average (thousand) common shares outstanding	26,394,416	22,801,747

Preferred shares—Basic and diluted:
U.S. GAAP net income	3.44	4.06
Weighted average (thousand) preferred shares outstanding	18,202,337	18,201,880

U.S. GAAP net income	2.50	3.16
Weighted average (thousand) preferred shares outstanding	18,202,337	18,201,880

CELULAR CRT PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

Reconciliation of the shareholders’ equity differences between U.S. GAAP and Brazilian GAAP

	As of September 30, 2005	As of December 31, 2004
Brazilian GAAP shareholders’ equity	1,224,157	1,061,577
Add (deduct):
Different accounting criteria for:
Monetary restatement of 1996 and 1997	25,478	25,478
Amortization of monetary restatement of 1996 and 1997	(25,476)	(25,348)
Capitalized interest	15,350	9,611
Amortization of capitalized interest	(568)	458
Deferred Fistel tax on activation fees	(11,838)	(18,051)
Pension and other postretirement benefits	457	479
Derivative contracts	8,235	18,824
Free minutes given in connection with sales of handsets	(4,472)	(5,943)
Deferred tax effects of GAAP adjustments	(2,436)	(1,873)

U.S. GAAP shareholders’ equity	1,228,887	1,065,212

Changes in shareholders’ equity under U.S. GAAP

As of September 30, 2005
Shareholders’ equity under U.S. GAAP as of beginning of the year	1,065,212
Corporate restructuring	58,110
Net income for the year	105,565

Shareholders’ equity under U.S. GAAP as of September 30, 2005	1,228,887

U.S. GAAP supplementary information

	Nine-month periods ended September 30,
	2005	2004
Reconciliation of operating income under Brazilian GAAP to operating income under U.S. GAAP
Brazilian GAAP operating income as reported	166,129	205,856
Reversal of financial expense, net	(33,237)	(28,091)

U.S. GAAP adjustments:
Amortization of monetary restatement of 1996 and 1997	(128)	(522)
Amortization on capitalized interest	(1,026)	(635)
Deferred tax (Fistel) on activation fees	6,213	(3,085)
Pension and other post-retirement benefits	(22)	—
Loss on permanent assets disposals	(2,275)	(1,588)
Free minutes given in connection with sales of handsets	1,471	(6,148)

U.S. GAAP operating income	137,125	165,787

CELULAR CRT PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

	Nine-month periods ended September 30,
	2005	2004
Reconciliation of net revenue and costs under Brazilian GAAP to revenue and costs under U.S. GAAP
Brazilian GAAP net revenue	892,356	852,395
Reclassification to cost of services and goods
Taxes on sales	281,613	199,948
Increase in roaming revenue	26,701	28,414
U.S. GAAP adjustments:
Deferred revenues on handset sales, net of amortization	545	135,981
Free minutes given in connection with sales of handsets	1,471	(6,148)

U.S. GAAP net revenue	1,202,686	1,210,590

	Nine-month periods ended September 30,
	2005	2004
Brazilian GAAP cost of services and goods	(420,272)	(438,741)
Reclassification to cost of services and goods:
Taxes on sales	(281,613)	(199,948)
Increase in roaming cost	(26,701)	(28,414)
Reclassification from sales expense:
Rewards program expense	(4,511)	(4,170)
U.S. GAAP adjustments:
Amortization of monetary restatement of 1996 and 1997	(128)	(522)
Amortization on capitalized interest	(1,026)	(635)
Deferred tax (Fistel) on activation fees	6,213	(3,085)
Pension and other post-retirement benefits	(22)	—
Deferred costs on handset sales, including taxes on sales, net of amortization during the year	(545)	(135,981)

U.S. GAAP cost of services and goods	(728,605)	(811,496)

U.S. GAAP gross profit	474,081	399,094

	As of September 30, 2005	As of December 31, 2004
Total assets as of September 30	1,821,680	1,933,081
Property, plant and equipment	1,939,669	1,779,523
Accumulated depreciation	(1,182,453)	(1,026,183)

Net property, plant and equipment	757,216	753,340

CELULAR CRT PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

20. Additional disclosures required by U.S. GAAP

a) Concentration of risks

The credit risk with respect to trade accounts receivable is diversified. The Company and its subsidiary continually monitor the level of trade accounts receivable and limit the exposure to bad debts by cutting access to the handset network if any invoice is 15 days past due. Exceptions comprise handset services that must be maintained for reasons of safety or national security.

In conducting their businesses, Celular CRT S.A. is fully dependent upon the cellular telecommunications concession as granted by the Federal Government.

There is no concentration of available sources of labor, services, concessions or rights, other than those mentioned above, that could, if suddenly eliminated, severely impact the operations of the Company and its subsidiaries.

b) Commitments

Budgeted capital expenditure commitments for 2005 are approximately R$186.1 million of which R$162.9 million has been incurred in the Nine-month periods ended September 30, 2005. Most of the 2005 capital expenditures are related to infrastructure, information technology and transmission equipment.

The Company is subject to obligations concerning quality of services, network expansion and modernization, as established in our authorizations and our original concession agreements. The Company believes that it is currently in compliance with its quality of service and expansion obligations.

c) New accounting pronouncements

In March 2005, the FASB issued FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations”, an interpretation of FASB Statement No. 143 (FIN 47). FIN 47 clarifies that an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the fair value of the liability can be reasonably estimated. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective December 31, 2005 for calendar year companies. The Company is currently evaluating FIN 47 to determine the impact on its consolidated financial statements.

In March 2004, the EITF of the FASB reached a consensus on EITF 03-06, “Participating Securities and the Two-Class Method under FASB Statement No. 128”, that an entity would allocate losses to a nonconvertible participating security in periods of net loss if, based on the contractual terms of the participating security, the security had not only the right to participate in the earnings of the issuer, but also a contractual obligation to share in the losses of the issuing entity on a basis that was objectively determinable. Determination of whether a participating security holder has an obligation to share in the losses of the issuing entity in a given period must be made on a period-by-period basis, based on the contractual rights and obligations of the participating security. EITF Issue No. 03-06 is effective for fiscal periods beginning after March 31, 2004. The Company is currently evaluating EITF 03-06 to determine the impact on its consolidated financial statements

* * * * * * * * * * * * * * * * * * * * * * * * * * * * *

CELULAR CRT PARTICIPAÇÕES S.A.

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

Definitions:

Brazilian GAAP—Generally accepted accounting principles in Brazil

U.S. GAAP—Generally accepted accounting principles in the United States of America

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Celular CRT Participações S.A.

Porto Alegre—RS

1. We have audited the accompanying consolidated balance sheets of Celular CRT Participações S.A. and its subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in shareholders’ equity and changes in financial position for each of the three years in the period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

2. We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatements. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

3. In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Celular CRT Participações S.A. and subsidiary as of December 31, 2004 and 2003, the results of their operations, changes in shareholders’ equity and the changes in their financial position for each of the three years in the period ended December 31, 2004, in conformity with accounting practices adopted in Brazil.

4. Accounting practices adopted in Brazil vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 31 to the consolidated financial statements.

5. Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The consolidated statements of cash flows for each of the three years in the period ended December 31, 2004 are presented for purposes of additional analysis and are not a required part of the basic financial statements under accounting practices adopted in Brazil. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

Deloitte Touche Tohmatsu

Auditores Independentes

December 5, 2005

São Paulo, Brazil

CELULAR CRT PARTICIPAÇÕES S.A.

CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2004 AND 2003

(In thousands of Brazilian reais)

	Note	As of December 31,
		2004	2003
Current assets:
Cash and cash equivalents	12	492,732	486,119
Trade accounts receivable, net	13	262,482	176,746
Deferred income taxes	10	30,629	36,253
Recoverable taxes	14	155,775	93,223
Inventories	15	105,432	51,368
Advances to suppliers		3,351	2,360
Derivative contracts	20d	6,123	12,521
Prepaid expenses		21,656	15,877
Other current assets		27,106	8,086

Total current assets		1,105,286	882,553

Noncurrent assets:
Deferred income taxes	10	22,561	43,028
Recoverable taxes	14	23,039	10,767
Derivative contracts	20d	11,707	54,334
Prepaid expenses		5,917	3,662
Other noncurrent assets		9,355	9,315

Total noncurrent assets		72,579	121,106

Permanent assets:
Investments		597	262
Property, plant and equipment, net	16a	743,141	734,861
Deferred assets, net		506	683

Total permanent assets		744,244	735,806

Total assets		1,922,109	1,739,465

The accompanying notes are an integral part of these consolidated financial statements.

CELULAR CRT PARTICIPAÇÕES S.A.

CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2004 AND 2003

(In thousands of Brazilian reais)

		As of December 31,
	Note	2004	2003
Current liabilities:
Payroll and related accruals		8,864	7,752
Accounts payable and accrued expenses	17	347,689	207,371
Taxes payable		78,359	76,340
Dividends and interest on shareholders’ equity	18	68,377	49,208
Loans and financing	20a	108,702	105,105
Reserve for contingencies	21	4,718	—
Derivative contracts	20d	4,126	—
Other current liabilities	19	69,321	46,000

Total current liabilities		690,156	491,776

Noncurrent liabilities:
Loans and financing	20a	159,264	288,478
Pension and other postretirement benefit plans	22	479	—
Reserve for contingencies	21	2,026	4,314
Derivative contracts	20d	1,233	—
Other noncurrent liabilities	19	7,374	—

Total noncurrent liabilities		170,376	292,792

Shareholders’ equity:
Capital stock	24a	257,294	157,885
Treasury stock		(11,070)	(11,070)
Capital reserves	24b	473,600	506,890
Income reserves	24c	341,753	301,192

Total shareholders’ equity		1,061,577	954,897

Total liabilities and shareholders’ equity		1,922,109	1,739,465

The accompanying notes are an integral part of these consolidated financial statements.

CELULAR CRT PARTICIPAÇÕES S.A.

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(In thousands of Brazilian reais, except earnings per shares data)

		Years ended December 31,
	Note	2004	2003	2002
Net operating revenue	4	1,174,329	1,032,700	896,315
Cost of services and goods sold	5	(620,543)	(526,173)	(456,578)

Gross profit		553,786	506,527	439,737

Operating income (expenses):
Selling expenses	6a	(264,897)	(171,257)	(168,335)
General and administrative expenses	6b	(95,622)	(89,350)	(83,137)
Other operating expenses, net	7	27,336	(3,931)	18,316

Operating income before financial expense, net		220,603	241,989	206,581
Financial income, net	8	25,829	17,664	7,483

Operating income		246,432	259,653	214,064
Non-operating expenses, net	9	(7,775)	(1,207)	(3,648)

Income before income tax and social contribution tax		238,657	258,446	210,416
Income and social contribution taxes	10	(56,677)	(69,081)	(62,795)

Net income		181,980	189,365	147,621

Shares outstanding at December 31 (in thousands) (1)		3,171,151	3,100,825	2,979,769

Earnings per shares (1)		0.05739	0.06107	0.04954

(1)	An Extraordinary Shareholders’ Meeting held on March 30, 2005 approved a reverse split of the shares in the proportion of 100 shares to 1 share of the same class.

The accompanying notes are an integral part of these consolidated financial statements.

CELULAR CRT PARTICIPAÇÕES S.A.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(In thousands of Brazilian reais)

			Capital Reserves	Income Reserves
	Capital Stock	Treasury Stock	Special goodwill reserve	Legal Reserve	Reserve For Expansion and Modernization	Contingencies Reserves	Retained Earnings	Total
Balance at December 31, 2001	130,321	(11,070)	516,454	4,350	58,663	11,070	—	709,788

Treasury shares canceled—Extraordinary Shareholders’ Meeting on April 29, 2002	4,213	—	(4,213)	—	—		—	—
Net income	—	—	—	—	—	—	147,621	147,621
Appropriations:
Transfer to legal reserve	—	—	—	7,381	—	—	(7,381)	—
Transfer to expansion reserve	—	—	—	—	100,544	—	(100,544)	—
Interest on shareholders’ equity	—	—	—	—	—	—	(24,700)	(24,700)
Interim dividend	—	—	—	—	—	—	(14,996)	(14,996)

Balance at December 31, 2002	134,534	(11,070)	512,241	11,731	159,207	11,070	—	817,713
Capital increase—Board of Directors Meeting on March 31, 2003	23,351	—	(5,351)	—	(18,000)	—	—	—
Net income for the year	—	—	—	—	—	—	189,365	189,365
Consolidation adjustment:
Tax incentive Reserves	—	—	—	—	—	—	64	64
Tax rate adjustment on special premium reserve	—	—	—	—	—	—	2,755	2,755
Appropriations:
Transfer to legal reserve	—	—	—	9,609	—	—	(9,609)	—
Transfer to expansion reserve	—	—	—	—	127,575	—	(127,575)	—
Interest on shareholders’ equity	—	—	—	—	—	—	(55,000)	(55,000)

Balance at December 31, 2003	157,885	(11,070)	506,890	21,340	268,782	11,070	—	954,897
Capital increase—Board of Directors Meeting on March 30, 2004	99,409	—	(33,290)	—	(66,119)	—	—	—
Net income for the year	—	—	—	—	—	—	181,980	181,980
Appropriations:
Transfer to legal reserve	—	—	—	9,099	—	—	(9,099)	—
Transfer to expansion reserve	—	—	—	—	97,581	—	(97,581)	—
Interest on shareholders’ equity	—	—	—	—	—	—	(75,300)	(75,300)

Balance at December 31, 2004	257,294	(11,070)	473,600	30,439	300,244	11,070	—	1,061,577

The accompanying notes are an integral part of these consolidated financial statements.

CELULAR CRT PARTICIPAÇÕES S.A.

CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(in thousands of Brazilian reais)

	Years ended December 31,
	2004	2003	2002
SOURCES OF FUNDS:
From operations:
Net income	181,980	189,365	147,621
Items not affecting working capital:
Depreciation and amortization	205,404	197,055	184,760
Interest and exchange variations on noncurrent items	10,222	144,743	(181,387)
Interest and exchange variations on long-term liabilities	—	(82,413)	77,122
Reserve for contingencies	(2,286)	2,451	1,079
Deferred taxes	—	29,936	43,495
Net book value of permanent asset disposals	1,388	540	4,372
Pension and other post-retirement benefit plans	479	—	—
Shared system depreciation apportionment	(3,250)	(3,360)	—

Total	393,937	478,317	277,062

From third parties:
Long-term reserve for reward program	23,474	—	—
Decrease in noncurrent assets	9,399	936	23,197
Special reserve adjustment—merger tax benefit	—	2,819	—
Decrease in deferred and recoverable taxes	8,194	—	—

Total from third parties	41,067	3,755	23,197

Total sources	435,004	482,072	300,259

USES OF FUNDS:
Increase in noncurrent assets	11,694	1,544	—
Additions to investments	335	72	—
Additions to property, plant and equipment	204,271	142,660	111,991
Addition deferred charges	—	230	655
Decrease in long-term liabilities	—	1,643	8,259
Transfer of loans and derivatives to current liabilities	119,051	105,563	—
Interest on shareholders’ equity and dividends	75,300	55,000	39,696

Total uses	410,651	306,712	160,601

INCREASE IN WORKING CAPITAL	24,353	175,360	139,658

REPRESENTED BY:
CURRENT ASSETS AT YEAR END	1,105,286	882,553	598,135
CURRENT LIABILITIES AT YEAR END	(690,156)	(491,776)	(382,718)
Working capital at year end	415,130	390,777	215,417
Working capital at beginning of the year	390,777	215,417	75,759

INCREASE IN WORKING CAPITAL	24,353	175,360	139,658

The accompanying notes are an integral part of these consolidated financial statements.

CELULAR CRT PARTICIPAÇÕES S.A.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(In thousands of Brazilian reais)

	Years ended December 31,
	2004	2003	2002
Operating activities:
Net income	181,980	189,365	147,621
Adjustments to reconcile net loss to cash provided by operating activities
Depreciation and amortization	205,404	197,055	184,760
Shared system depreciation apportionment	(3,250)	(3,360)	—
Gain (losses) on derivative contracts	43,482	144,906	(239,911)
Monetary/exchange variation loans and financing	(22,948)	(110,306)	223,604
Loss on permanent asset disposals	1,133	492	4,275
Allowance for doubtful accounts	21,941	10,504	17,833
Increase in customer accounts receivable	(107,677)	(61,821)	(18,821)
Increase (decrease) in taxes receivable	(48,733)	(12,210)	24,591
Increase in other current assets	(79,854)	(38,602)	(657)
Increase in other noncurrent assets	(2,295)	(2,250)	(394)
Increase (decrease) in payroll and related accruals	1,112	(371)	(2,286)
Increase (decrease) in accounts payable and accrued expenses	132,944	74,650	(26,283)
Increase (decrease) in other current liabilities	23,321	11,072	(2,218)
Decrease in accrued interest	(1,051)	(3,041)	(54)
Increase in taxes payable	2,019	34,948	12,525
Increase in reserve for contingencies	2,430	2,452	91
Increase in pension and other post-retirement benefit Plans	479	—	—
Increase in other noncurrent liabilities	7,374	—	—
Increase (decrease) derivatives	10,902	31,228	38,917

Net cash from operating activities	368,713	464,711	363,593

Investing activities:
Additions to investments	(335)	(72)	—
Additions to property, plant and equipment	(204,271)	(142,660)	(111,991)
Additions to deferred charges	—	(230)	(655)
Proceeds from asset disposals	255	48	97

Net cash from investing activities	(204,351)	(142,914)	(112,549)

Financing activities:
Loans repaid	(101,618)	(110,402)	(55,866)
Dividends and interest on shareholders’ equity	(56,131)	(30,469)	(35,681)

Net cash from financing activities	(157,749)	(140,871)	(91,547)

Increase (decrease) in cash and cash equivalents	6,613	180,926	159,497

Cash and cash equivalents at beginning of year	486,119	305,193	145,696
Cash and cash equivalents at end of year	492,732	486,119	305,193

The accompanying notes are an integral part of these consolidated financial statements.

CELULAR CRT PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(In thousands of Brazilian reais)

1. Operations and background

a. Incorporation

Celular CRT Participações S.A. (“Celular CRT” or the “Company”) is a publicly-held company whose controlling shareholders, on December 31, 2004, are TBS Celular Participações S.A. (27.49% of the total capital stock), Brasilcel N.V. (23.96% of the total capital stock) and Avista Participações Ltda. (15.52% of the total capital stock). The following companies have an interest in TBS Celular Participações S.A.: Brasilcel N.V. (96.27% of the total capital stock), Compañia de Comunicaciones do Chile S.A. (2.61% of the total capital stock) and Telefónica Móviles S.A. (1.12% of the total capital stock). Avista Participações Ltda. is a wholly-owned subsidiary of Brasilcel N.V.

The controlling shareholders of Brasilcel N.V. are Telefónica Móviles S.A. (50.00% of the total capital stock), PT Móveis, Serviços de Telecomunicações, SGPS, S.A. (49.999% of the total capital stock) and Portugal Telecom, SGPS, S.A. (0.001% of the total capital stock).

b. Business and regulatory environment

Celular CRT Participações S.A is the controlling shareholder of Celular CRT S.A., which provides cellular telecommunication services in the state of Rio Grande do Sul, including the exercise of activities necessary or useful to perform such services, in accordance with the authorizations granted to it.

The authorization granted to Celular CRT S.A. shall be in force up to December 17, 2007 and may be renewed once for a 15 year term by means of the payment of annual rates of approximately 1% of its revenues.

As of July 6, 2003, Celular CRT implemented the Carriers Selection Code (CSP) (“Código de Seleção da Prestadora”), by which customers were allowed to choose their carrier for national (VC2 and VC3) and international long-distance services, in compliance with the rules of Personal Mobile Service (SMP) (“Serviço Móvel Pessoal”). In accordance with such system, cellular operators no longer receive VC2, VC3 and shift revenues; instead, they receive interconnection fees for the use of their network on these calls.

The subsidiary’s businesses, including the services it may provide, are ruled by the National Telecommunications Agency (ANATEL) (“Agência Nacional de Telecomunicações”), the telecommunication industry regulator, in accordance with Law No. 9,472 of July 16, 1997, and relevant regulations, decrees, decisions and plans.

2. Presentation of the financial statements

a.	Presentation of consolidated financial statements as of and for the years ended December 31, 2004, 2003 and 2002

The accompanying financial statements are a translation and adaptation from those originally issued in Brazil. Certain reclassifications, modifications and changes in terminology have been made in order to conform more closely to reporting practices in the United States.

b. Methods of presentation of the financial statements

Until December 31, 1995, publicly-traded companies in Brazil were required to prepare financial statements pursuant to methods: (i) the corporate law method, which was and remains valid for all legal purposes, including

CELULAR CRT PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(In thousands of Brazilian reais)

the basis for determining income taxes and calculation of mandatory minimum dividends; and (ii) the constant currency method, to present supplementary price-level adjusted financial statements, pursuant to standards prescribed by the Brazilian Securities Commission (CVM).

(i) The Corporate Law Method

The corporate law method provided a simplified methodology for accounting for the effects of inflation until December 31, 1995. It consisted of restating permanent assets (property, plant and equipment, investments and deferred charges and shareholder’s equity accounts using indexes mandated by the Federal Government.

The net effect of these restatements was credited or charged to the statement of operations in a single caption, usually entitled “Monetary correction adjustments” or “Inflation adjustments”.

(ii) The Constant Currency Method

Under the Constant Currency Method, all historical Brazilian real amounts in the financial statements and notes thereto are expressed in constant purchasing power as of the latest balance sheet date, in accordance with standards prescribed by the CVM for publicly traded entities.

c. Presentation of financial statements as from January 1, 1996

The accompanying consolidated financial statements were prepared in accordance with Brazilian GAAP, standards applicable to concessionaries of public telecommunications services, and accounting standards and procedures established by the Brazilian Securities Commission—CVM, which includes monetary restatement of permanent assets and shareholder’s equity through December 31, 1995 (hereinafter referred to as “Brazilian GAAP”).

d. Principles of consolidation

These consolidated financial statements include the operations of the CRT Participações S.A. and Celular CRT as of December 31, 2004 and 2003 and for the three years in the period ended December 31, 2004. All inter-company balances and transactions have been eliminated on consolidation.

e. Reclassifications

Certain reclassifications have been made to the prior periods to conform to the 2004 presentation.

3. Summary of principal accounting policies

a. Cash and cash equivalents

Are considered to be all available balances in cash and banks and highly liquid temporary cash investments, stated at cost, plus accrued interest to the balance sheet date, with original maturity dates of three months or less.

b. Trade accounts receivable

Accounts receivable from cellular subscribers are calculated at the tariff rate on the date the services were rendered. Trade accounts receivable, net also include services provided to customers up to the balance sheet date, but not yet invoiced, as well as the accounts receivable from the sale of handsets and accessories.

CELULAR CRT PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(In thousands of Brazilian reais)

c. Allowance for doubtful accounts receivable

Allowance is provided for trade accounts receivable whose recoverability is not considered probable.

d. Foreign currency transactions

Transactions denominated in foreign currencies are recorded at the prevailing exchange rate at the date of the related transactions. Foreign currency denominated assets and liabilities are translated using the exchange rate at the balance sheet date. Resulting gains and losses related to exchange variations on foreign currency denominated assets and liabilities are recognized in the statements of operations, as part of financial expense, net.

Exchange variation and premiums related to foreign currency are calculated and recorded on an accrual basis regardless of the settlement period.

e. Inventories

Consist of handsets and accessories stated at the average cost of acquisition. A provision is recognized to adjust the cost of handsets and accessories to net realizable value for inventory considered obsolete.

f. Prepaid expenses

Are stated at amounts disbursed for expenses which have not been incurred.

g. Property, plant and equipment

Property, plant and equipment are stated at acquisition or construction cost less accumulated depreciation, restated for inflation until December 31, 1995. Cost incurred for maintenance and repair that increase installed capacity or useful life are capitalized. Other maintenance and repair costs are charged to income as incurred. Depreciation is calculated using the straight-line method based on the estimated useful lives of the underlying assets. Depreciation rates are shown in Note 16 (b).

The present value of costs to be incurred to disassemble towers and equipment in leased property is capitalized and amortized over the related equipment’s useful life, not to exceed the term of lease agreements.

The Company did not capitalize interest in 2004, 2003 and 2002.

h. Vacation payable accrual

Cumulative vacation payable due to employees is accrued as earned.

i. Accrual for rewards program

The subsidiary has implemented a rewards program that enables users to accumulate points based on cellular services used, which may be exchanged in the future for cellular handsets. An accrual is recorded based on points earned as of the balance sheet date which are calculated, considering the cost of the cellular handsets and the expected utilization based on the registered customer’s consumption profile.

CELULAR CRT PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(In thousands of Brazilian reais)

j. Income and social contribution taxes

Income and social contribution taxes are calculated and recorded based on the tax rates in effect on the balance sheet date, on an accrual basis. Deferred income taxes attributable to temporary differences and loss carryforwards are recorded as deferred tax assets or liabilities when it is more likely than not that the assets will be realized.

k. Loans and financing

Loans and financing are updated for monetary and/or exchange variations and include accrued interest to the balance sheet date.

l. Fistel fee

Fistel (Telecommunication Inspection Fund) fee paid at activation of subscribers are deferred and amortized over the customers’ estimated retention period, equivalent to 24 months.

m. Reserve for contingencies

A reserve is recorded based on the opinion of management and the Company’s external legal counsel relating to cases in which the likelihood of an unfavorable outcome is considered probable.

n. Pension and postretirement benefits

The subsidiary, together with other companies of the Brazilian Telecommunications System, sponsors a private pension entity (SISTEL) to manage the pension funds (defined benefit and defined contribution) and other postretirement benefits to their employees. Actuarial liabilities are determined using the projected unit credit method and plan assets are stated at fair market value. Actuarial gains and losses are recorded in income (See Note 26).

o. Revenue recognition

Revenue from services is recognized when the services are rendered. Billing is on a monthly basis. Unbilled revenues are estimated and recognized as revenue as the services are rendered. Revenue from the sale of prepaid cellular handset cards is deferred and recognized in income when such cards are used, based on minute usage. Revenue from the sale of handsets and accessories is recorded at the moment of the sale to the final customer. Sales made through dealers are recorded as revenue when the handsets are activated.

p. Financial expense, net

Represents interest earned (incurred) during the period and monetary and exchange variation resulting from financial investments and loans and financing. Gains and losses on derivative contracts are also included in financial expense, net.

q. Derivatives

The Company enters into certain derivative contracts to manage exposure to foreign currency exchange rate fluctuations in relation to the Brazilian real. These derivative contracts are calculated and recorded based on contractual terms and the exchange rates in effect at the balance sheet date. Resulting gains and losses, realized or unrealized, are recorded as “Financial expense, net”. Premiums paid or received in advance are deferred and amortized over the period of the respective contracts.

CELULAR CRT PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(In thousands of Brazilian reais)

r. Advertising expense

Advertising costs are charged to expense as incurred and amounted to R$42,076, R$28,061 and R$26,028 for the years ended December 31, 2004, 2003 and 2002, respectively.

s. Employees’ profit sharing

Accruals are made to recognize the estimated expenses for employee’s profit sharing, for which payment is subject to approval at the annual Shareholders’ Meeting.

t. Earnings per thousands of shares

Earnings per thousands of shares are calculated based on the number of shares outstanding at the balance sheet date.

u. Segment information

The subsidiary operates solely in one segment for local and regional cellular telecommunications. All revenues are generated in relation to services provided in or routed through the state of Rio Grande do Sul.

v. Use of estimates

The preparation of consolidated financial statements in conformity with Brazilian GAAP requires management to make estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the period reported. Actual results could differ from those estimates.

CELULAR CRT PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(In thousands of Brazilian reais)

4. Net operating revenue

	Years ended December 31,
	2004	2003	2002
Monthly subscription charges	89,893	104,140	148,113
Usage charges	584,025	573,406	446,572
Roaming charges	—	10,912	14,700
Additional charges per call	17,662	17,239	15,883
Interconnection	453,850	406,013	362,392
Other services and Data services	114,983	65,823	39,409

Gross operating revenue from services	1,260,413	1,177,533	1,027,069
Value-added tax on services—ICMS	(200,322)	(169,499)	(156,150)
PIS and COFINS	(45,670)	(39,355)	(36,738)
Service tax—ISS	(385)	(136)	(16)
Discounts granted	(36,252)	(97,217)	(35,128)

Net operating revenue from services	977,784	871,326	799,037

Goods sold (handsets and accessories)	291,737	221,196	135,209
Value-added tax on goods sold—ICMS	(20,358)	(24,316)	(19,984)
PIS and COFINS	(20,901)	(8,401)	(3,896)
Discounts granted	(41,842)	(20,057)	(9,879)
Returns of goods	(12,091)	(7,048)	(4,172)

Net operating revenue from goods sold (handsets and accessories)	196,545	161,374	97,278

Net operating revenue	1,174,329	1,032,700	896,315

There are no customers which contributed with more than 10% of total gross operating revenue during the years ended December 31, 2004, 2003 and 2002, except Brasil Telecom S.A., a fixed telephone operator, which contributed with approximately 22.5%, 22.4% and 30.2% of total gross revenue, respectively, mainly through interconnection revenues.

5. Cost of services and goods sold

	Years ended December 31,
	2004	2003	2002
Depreciation and amortization	(162,099)	(158,674)	(154,765)
Products sold	(304,314)	(198,452)	(126,950)
Interconnection/ interlinks	(27,613)	(59,181)	(69,559)
Leased lines	(25,030)	(25,196)	(33,936)
Outside services	(29,326)	(21,206)	(10,120)
Taxes and contributions	(47,060)	(37,540)	(36,910)
Rent, insurance and other related expenses	(15,803)	(17,853)	(14,922)
Personnel	(8,597)	(7,526)	(8,735)
Other	(701)	(545)	(681)

	(620,543)	(526,173)	(456,578)

CELULAR CRT PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(In thousands of Brazilian reais)

6. Operating (expenses)

a. Selling

	Years ended December 31,
	2004	2003	2002
Outsourced services (1)	(175,972)	(104,289)	(98,244)
Allowance for doubtful accounts receivable	(21,941)	(10,504)	(17,833)
Personnel	(27,507)	(23,074)	(24,273)
Depreciation	(29,683)	(24,382)	(20,259)
Rent, insurance and other related expenses	(4,467)	(3,625)	(3,588)
Supplies	(3,668)	(656)	(857)
Taxes and contributions	(32)	(32)	(123)
Other	(1,627)	(4,695)	(3,158)

	(264,897)	(171,257)	(168,335)

(1)	Outsourced services include advertising in the amount of R$42,076 (R$28,061 in 2003 and R$26,028 in 2002).

b. General and administrative

	Years ended December 31,
	2004	2003	2002
Outsourced services	(50,981)	(47,624)	(54,460)
Depreciation	(13,622)	(13,999)	(9,736)
Personnel	(23,413)	(21,474)	(14,790)
Rent, insurance and other related expenses	(5,099)	(4,513)	(3,015)
Taxes and contributions	(286)	(162)	(89)
Supplies	(2,154)	(1,246)	(973)
Other	(67)	(332)	(74)

	(95,622)	(89,350)	(83,137)

7. Other operating income (expense), net

	Years ended December 31,
	2004	2003	2002
Income:
Fines	3,478	3,521	4,841
Recovered expenses	30,895	1,860	9,202
Reversal of provisions	—	3,488	9,400
Reversal of provisions (contingencies)	558	—	540
Trade incentives	8,052	—	—
Other	7,170	1,237	3,515
Expense:
Reserves for contingencies	(2,988)	(2,452)	(877)
Taxes other than income taxes	(15,479)	(10,098)	(8,184)
Other	(4,350)	(1,487)	(121)

Total	27,336	(3,931)	18,316

CELULAR CRT PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(In thousands of Brazilian reais)

8. Financial income, net

	Years ended December 31,
	2004	2003	2002
Financial income:
Interest income	88,707	96,321	35,664
Monetary/exchange variation on assets	24,415	114,138	1,001
Derivative contracts, net	—	—	239,911
PIS and COFINS on financial income	(14,369)	(13,076)	(11,397)

Total	98,753	197,383	265,179

Financial expenses:
Interest expense	(28,343)	(31,774)	(33,431)
Monetary/exchange variation on liabilities	(1,099)	(3,039)	(224,265)
Derivative contracts, net	(43,482)	(144,906)	—

Total	(72,924)	(179,719)	(257,696)

Financial income, net	25,829	17,664	7,483

No interest was capitalized during the year ended December 2004, 2003 and 2002, respectively.

9. Nonoperating expense, net

	Years ended December 31,
	2004	2003	2002
Loss on permanent asset disposals	(1,133)	(492)	(4,275)
Additional pension plan expense	(5,751)	—	—
Other	(891)	(715)	627

	(7,775)	(1,207)	(3,648)

10. Income and social contribution taxes

Brazilian income taxes comprise federal income tax and the social contribution tax. For the three-year period ended December 31, 2004, the income tax rate was 25% and the social contribution tax rate was 9%. Deferred income tax assets and liabilities related to temporary differences and tax loss carryforwards were calculated at the tax rate of 34%.

The composition of income tax expense is as follows:

	Years ended December 31,
	2004	2003	2002
Current tax expense	(63,877)	(36,886)	(16,318)
Deferred income tax benefit (expense)	7,200	(32,195)	(46,477)

Total	(56,677)	(69,081)	(62,795)

CELULAR CRT PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(In thousands of Brazilian reais)

The following is a reconciliation of the reported income tax expense and the amount calculated by applying the combined statutory tax rates of 34% in 2004, 2003 and 2002:

	Years ended December 31,
	2004	2003	2002
Income before taxes as reported in the accompanying financial statements	238,657	258,446	210,416
Taxes charged at the combined statutory rate	(81,143)	(87,872)	(71,541)
Permanent additions:
Non-deductible expenses	—	(31)	(8)
Other	(1,514)	(151)	(228)
Permanent exclusions:
Interest on shareholders’ equity (Note 24)	25,602	18,700	8,397
Other	378	273	585

Income and social contribution taxes as reported in the accompanying financial statements	(56,677)	(69,081)	(62,795)

Effective rate	23.7%	26.7%	29.8%

The composition of deferred tax assets is as follows:

	Years ended December 31,
	2004	2003
Deferred tax assets:
Tax credits recorded on corporate restructuring (Note 23)	24,968	58,258
Accrual/allowance for:
Inventory obsolescence	714	236
Contingencies	2,293	1,467
Doubtful accounts receivable	3,425	2,667
Rewards program	3,187	1,726
Income tax and social contribution tax losses carryforwards	5,662	5,142
Technical assistance	—	2,963
Pension fund	3,357	3,826
Other	9,584	2,996

Total	53,190	79,281

Current	30,629	36,253
Noncurrent	22,561	43,028

CELULAR CRT PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(In thousands of Brazilian reais)

Deferred taxes have been recorded as it is more likely than not that they will be realized, as follows:

a) Tax loss and social contribution carryforwards are offset up to a limit of 30% per year on taxable income for each year.

b) Tax credits recorded on corporate restructuring represent the tax benefit recorded as a result of the corporate restructuring described in Note 23. The realization of these tax credits occurs in the same proportion as the amortization of goodwill, over a period of five years from 2000. External consultants opinions used in the corporate restructuring process give grounds to the recovery of the amount within such term.

c) Temporary differences: will be realized upon payment of accruals or effective losses on bad debts or realization of inventories.

Technical study of feasibility approved by the Company’s Board of Directors indicates the full recovery of recognized deferred tax amounts within the term set forth in CVM Instruction No. 371.

11. Supplemental cash flow information

	2004	2003	2002
Income and social contribution tax paid	83,185	30,111	4,980
Interest paid	15,313	21,496	23,803

12. Cash and cash equivalents

	As of December 31, 2004	As of December 31, 2003
Banks	6,849	5,754
Temporary cash investments	485,883	480,365

Total	492,732	486,119

Temporary cash investments refer principally to bank deposit certificates (CDBs) which are indexed to interbank deposit (CDI) rates.

13. Trade accounts receivable, net

	As of December 31, 2004	As of December 31, 2003
Unbilled services	55,795	37,488
Billed services	76,637	56,902
Interconnection	68,652	40,875
Products sold	71,472	49,324
Allowance for doubtful accounts receivable	(10,074)	(7,843)

Total	262,482	176,746

CELULAR CRT PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(In thousands of Brazilian reais)

There are no customers which contribute with more than 10% of accounts receivable, net at December 31, 2004 and 2003, except for Brasil Telecom S.A- BrT, which represent approximately 12% and 15% respectively, mainly through interconnection.

The changes in the allowance for doubtful accounts receivable were as follows:

	Years ended December 31,
	2004	2003	2002
Beginning balance	7,843	6,636	12,939
Allowance for doubtful accounts receivable charged to selling expenses	21,941	10,504	17,833
Write-offs	(19,710)	(9,297)	(24,136)

Ending balance	10,074	7,843	6,636

14. Recoverable taxes

	As of December 31, 2004	As of December 31, 2003
Prepaid/recoverable income and social contribution taxes	54,585	54,195
Withholding income tax	38,629	6,502
Recoverable ICMS (state VAT)	49,705	33,843
Other recoverable	22,547	2,012

Total recoverable taxes	165,466	96,552

ICMS on deferred sales	13,348	7,438

Total	178,814	103,990

Current	155,775	93,223
Noncurrent	23,039	10,767

15. Inventories

	As of December 31, 2004	As of December 31, 2003
Cellular handsets and accessories	107,533	52,061
Reserve for obsolescence	(2,101)	(693)

	105,432	51,368

Reserve for obsolescence is calculated for cellular handsets which are considered to be obsolete or for slow moving inventories.

CELULAR CRT PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(In thousands of Brazilian reais)

16. Property, plant and equipment, net

a. Composition

	As of December 31, 2004			As of December 31, 2003
	Cost	Accumulated depreciation	Net book value	Net book value
Construction-in-progress	111,545	—	111,545	85,161
Automatic switching equipment	270,793	(182,044)	88,749	113,902
Transmission equipment	726,089	(501,270)	224,819	216,637
Land	7,494	—	7,494	6,875
Terminal equipment (1)	84,911	(51,500)	33,411	12,918
Buildings	18,476	(2,522)	15,954	24,569
Infrastructure	219,904	(87,279)	132,625	127,721
Software	135,079	(84,691)	50,388	54,123
Other assets	170,143	(91,987)	78,156	92,955

	1,744,434	(1,001,293)	743,141	734,861

(1)	In March 2003, the Company changed its estimate of the useful life of handsets from 24 to 18 months to better reflect the impact of usage of these assets. The effect of this change in estimate in 2003 was to increase depreciation expense by R$6,108 as compared with 2002 year.

b. Depreciation rates

The annual depreciation rates applied to property, plant and equipment for the years ended December 31, 2004, 2003 and 2002 are as follows:

	As of December 31, 2004	As of December 31, 2003
Automatic switching equipment	14.29	14.29
Transmission equipment	14.29	14.29
Terminal equipment	66.67	66.67
Buildings	4.00	4.00
Infrastructure	4.00—20.00	4.00—20.00
Software rights	20.00	20.00
Other assets	10.00—20.00	10.00—20.00

CELULAR CRT PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(In thousands of Brazilian reais)

c. Rentals

The Company rents equipment and premises through a number of operating leases agreements that expire at different dates. Total annual rent expense under these agreements was R$25,030, R$25,196 and R$33,936 for the years ended December 31, 2004, 2003 and 2002, respectively. The Company and its subsidiary lease equipment and property by means of a number of agreements with varying maturity dates. Future minimum rental payments under non-cancelable lease agreements with terms in excess of one year are as follows:

Year ending December 31,	(Unaudited) Amount
2005	5,983
2006	5,533
2007	4,996
2008	4,649
2009 and thereafter	33,902

Total minimum payments	55,063

17. Accounts payable and accrued expenses

	As of December 31, 2004	As of December 31, 2003
Suppliers	294,624	172,696
Interconnection/connection	6,679	1,540
Amounts due under SMP	33,686	22,190
Technical assistance	9,205	8,715
Other	3,495	2,230

	347,689	207,371

18. Dividends payable

	As of December 31, 2004	As of December 31, 2003
Payable by the Company to:
Common shareholders	25,786	18,236
Preferred shareholders	38,219	28,514
Prior year dividends not claimed	4,372	2,458

	68,377	49,208

Dividends payable as of December 31, 2004 include interest on shareholders’ equity in the amount of R$64,005, net of withholding income tax of R$11,295 (R$46,750 in 2003), which payments are subject to approval at the annual shareholders’ meeting.

In accordance with the Company’s by-law and in conformity to the Corporate Law 6.404/76, unclaimed dividends expire after 3 years.

CELULAR CRT PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(In thousands of Brazilian reais)

19. Other liabilities

	As of December 31, 2004	As of December 31, 2003
Deferred revenues—prepaid customers	44,754	25,491
Allowance for reward program(a)	9,375	5,078
Provision for pension plan FCRT	9,395	11,254
Other liabilities—related parties	5,735	4,176
Other	7,436	1

Total	76,695	46,000

Current	69,321	46,000

Noncurrent	7,374	—

(a)	The Company has reward programs in which the calls are transformed into points usable in future exchanges of handsets. Accumulated points are reserved as they are obtained, based on historical redemption data, accumulated points and average point cost.

20. Loans and financing

a. Composition of debt

Description	Currency	Annual interest	Final maturity	As of December 31, 2004	As of December 31, 2003
Financial institutions:
Banco Europeu—foreign financing	US$	1.45% p.a. + LIBOR	09/14/07	159,264	173,352
Citibank—OPIC	US$	1.65% p.a. + LIBOR	07/25/05	33,180	72,230
Itaú several—debt assumption	US$	1.825% p.a.+ LIBOR	09/20/05 to 10/03/05	65,954	71,788
Citibank—Resolution No. 4,131	US$	1.55% p.a. + LIBOR	11/07/05	6,636	14,446
Dresdner—Resolution No. 63	US$	11.0% p.a.	12/27/04	—	28,892
Bank of Tokyo—Resolution No. 4,131	US$	1.55% p.a. + LIBOR	04/30/04	—	28,892
Interest				2,932	3,983

				267,966	393,583

Current				108,702	105,105
Noncurrent				159,264	288,478

CELULAR CRT PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(In thousands of Brazilian reais)

b. Repayment schedule

The long-term portion of loans and financing matures as follows:

As of December 31, 2004
Year-
2007	159,264

Total	159,264

c. Guarantees

Banks	Guarantee
Banco Europeu—foreign financing	Bank guarantee
Citibank	Guarantee of Overseas Private Investment Corporation—OPIC

d. Derivative contracts

On December 31, 2004, the Company had foreign currency exchange contracts with notional amounts of US$114,542 thousand (US$136,504 thousand on December 31, 2003) to protect its obligations against exchange fluctuations. At December 31, 2004, the Company recorded a net gain of R$12,471 (R$66,855 on December 31, 2003), related to these contracts All of these arrangements have contractual maturities in 2005.

Under the terms of these arrangements, the Company is required to pay the counter parties the amount that the variation of the CDI (Brazilian bank certificates of deposit rate) on the notional value exceeds the variation of the U.S. dollar exchange rate. If the inverse occurs, the subsidiary is entitled to receive the difference from the counter parties. The gains and losses attributable to these instrument are calculated as if the contract were settled on the balance sheet date and accrued and recognized as an adjustment to financial income or expense in the period in which the change occurs.

e. Restrictive covenants

The Company entered into loan agreements with Banco Europeu and Citibank—OPIC, whose balances on December 31, 2004 are R$159,264 and R$33,180, respectively. On such date, the Company and its subsidiary reached several economical and financial indexes established in agreement.

21. Reserve for contingencies

The Company is party to a number of lawsuits, with respect to labor, tax and civil claims. The Company’s management, based on external legal counsel’s opinion, has recognized a provision for those claims for which an unfavorable outcome is considered probable.

CELULAR CRT PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(In thousands of Brazilian reais)

Components of the reserve are as follows:

	As of December 31, 2004	As of December 31, 2003
Labor claims	885	438
Civil claims	5,173	3,678
Disputed tax claims	686	198

Total	6,744	4,314

Current	4,718	—
Long-term	2,026	4,314

The changes in the reserve for contingencies are as follows:

	Years ended December 31,
	2004	2003	2002
Beginning balance	4,314	1,862	1,770
Additional reserve net of reversal	2,430	2,452	337
Adjustments	—	—	(245)

Ending balance	6,744	4,314	1,862

The main tax contingencies, in which the subsidiary is involved, are as follows:

21.1. Tax claims

21.1.1. Probable losses

Based on the opinion of its legal and tax counsels, the Company has no relevant tax claim which possibility of loss is classified as probable.

21.1.2. Possible losses

Based on the opinion of its legal counsels and tax consultants, management believes that settlement of the following issues shall not represent a relevant adverse affect on its financial situation and, therefore, it did not recognize any provisions in the financial statements as of December 31, 2004.

In the cases in which the chance of loss is classified as possible, the amount involved is R$54,156 in relation to the following issues:

a) State VAT (ICMS)

Celular CRT received a delinquency notice issued by Treasury Secretary of the State of Rio Grande do Sul as a result of the nonpayment of the ICMS allegedly levied on international calls, originated in Brazil during a specified period.

Management is of the opinion that the predecessor company shall be held liable for any tax liability resulting from ICMS on revenues of international calls recorded during the period prior to its incorporation.

CELULAR CRT PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(In thousands of Brazilian reais)

Based on the opinion of its legal counsels, management believes that the possibility of loss resulting from such issue is remote, therefore it did not recognize any provision. The amount involved is approximately R$45,300.

b) Tax on Services (ISS)

The Treasury Secretary of Porto Alegre issued delinquency notices in the aggregate amount of R$1,613, including: (i) R$875—ISS on accreditation; and (ii) R$738—ISS on related services (call blocking, line transfer, information, notices, etc.).

All of these claims are awaiting judgment by the Taxpayer Board of the Municipality of Porto Alegre.

c) Income tax on derivative transactions

Upon enactment of Law No. 9,779/99, gains from any investment or financial transaction in fixed or variable rate became subject to the withholding income tax, even in case of derivative contracts made by filed a lawsuit objecting to the requirement to pay withholding income tax on derivatives transactions. The decision rendered by the lower court considered the action groundless, and the Company filed an appeal that is awaiting judgment. The amount of R$1,646 has been deposited in court, therefore, no new disbursements shall be required.

21.2. Labor and civil claims

Include several labor and civil claims, for which a reserve has been provided as shown above, in an amount considered to be sufficient to cover probable losses.

In cases in which the chance of loss is classified as possible, the aggregate amount involved is R$24,646 for civil claims and R$5,639 for labor claims.

22. Pension and other postretirement benefit plans

a) Plano Visão

Upon approval of the sponsor withdrawal process with Fundação dos Funcionários da CRT—FCRT, the Complementary Social Security Secretary also approved Plano de Benefícios Visão Celular CRT—Plano Visão, implemented by the Celular CRT Participações S.A. as of March 1, 2004, upon which the mentioned plan has been offered to its participants and has a characteristic of an individual contribution plan managed by Fundação Sistel de Seguridade Social—SISTEL. Plano Visão is funded by contributions made by participants (employees) and by the sponsor, credited to participants’ individual accounts. The sponsor is responsible for the cost of all associated administrative and maintenance expenses, including for the estimate of accounts balances in benefits of participants’ death and disability.

The Company’s contributions to Plano Visão Celular are equal to participants’, ranging between 0% and 9% on participation salary, pursuant to the percentage chosen by participant.

During the term of ten months ended on December 31, 2004, the Celular CRT Participações S.A. made a contribution to Plano Visão Celular in the amount of R$585.

CELULAR CRT PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(In thousands of Brazilian reais)

The projected unit cost method was used for actuarial appraisal of the plan, which relevant assets are positioned on December 31, 2004.

In 2004, the Company recognized pro rata the actuarial cost of R$479.

The following table demonstrates the composition of the provision for retirement benefit plans as of December 31, 2004, in addition to other information required by CVM Resolution No. 371, of December 13, 2000, on such plans.

As of December 31, 2004
Plano Visão
Visão	479

Total	479

i) Reconciliation of assets and liabilities

As of December 31, 2004
Plano Visão
Total actuarial liabilities	(1,006)
Assets fair value	527

Net liabilities	(479)

Although Plano Visão is a defined contribution plan, there is an actuarial risk of death and disability, which shall be borne by the sponsor, and the respective actuarial calculation on such risks is required.

ii) Estimated expense for 2005

2005
Plano Visão
Service cost	137
Interest cost	105
Estimate assets earnings	(74)
Employees contribution	(13)

155

CELULAR CRT PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(In thousands of Brazilian reais)

iii) Actuarial assumptions

Plano Visão As of December 31, 2004
Actual rate used for discount at current value of actuarial liabilities	11.30%
Estimate return rate on plan assets	13.75%
Future salary growth rate	7.10%
Mortality table	UP 84 with hazard risk of 1 year and sex segregated
Disabled mortality table	IAPB-57
Disability table	Mercer Disability
% of participants married on retirement date	95%
Number of retired participants of Plano Visão	—
Number of working participants of Plano Visão	265

b) Withdrawal process as sponsor of FCRT plan

A sponsorship withdrawal agreement in connection with FCRT plan was executed on December 21, 2001, and approved by the Complementary Social Security Secretary on December 30, 2003.

In accordance with this agreement, the Company agreed to transfer to SISTEL the amounts of the reserve of working participants’ savings that migrate to Plano Visão. The reserve has been estimated based on the proportional benefit method.

Such transfers begun in October 2004, and on December 31, 2004 have totaled R$8,797.

In addition, the Company made a reserve of R$9,395, of which R$5,201 as withdrawal reserve of participants holding an Intention Statement to Migrate to BrTPREV, and who are awaiting the settlement of cases pending in INSS (Social Security) in order to obtain retirement benefits. The provisioned balance shall be transferred during 2005, upon completion of the validation of amounts showed.

The amount showed by BrTPREV as contingency liability of judicial and actuarial nature in the amount of R$13,842, which accuracy and chances of being favorable to the Company may not be determined at this time, is being analyzed.

23. Corporate restructuring

On October 11, 2000, the Company completed a corporate restructuring to transfer a tax benefit to the Company related to the goodwill paid by the Company’s controlling shareholders in the privatization process. The goodwill and related tax benefit on the date of transfer amounted to R$481,402 and R$160,800, respectively. The tax benefit was recorded as deferred tax with a corresponding entry to a special goodwill reserve in shareholders’ equity. This tax benefit is being realized in proportion to the amortization of the goodwill over a period of 5 years. The special goodwill reserve is transferred to capital with a corresponding issuance of shares to the Company’s controlling shareholders as related tax benefit is realized. In connection with the issuance of these shares, the Company’s other shareholders are entitled to preemptive rights. Proceeds received in connection with the exercise of preemptive rights are payable to the Company’s controlling shareholders. This tax benefit, as of December 31, 2004 and December 31, 2003, amounted to R$24,968 and R$58,258, respectively.

CELULAR CRT PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(In thousands of Brazilian reais)

24. Shareholders’ equity

a. Capital

The Company’s authorized capital at December 31, 2004 was 5 billion shares. Capital subscribed and paid-up at the balance sheet date was represented by the following shares, without par value:

Number of shares (in thousands)	Shares outstanding December 31, 2003	Capital increase (a)	Shares outstanding December 31, 2004
Common shares	1,280,636	70,281	1,350,917
Preferred shares	1,884,178	—	1,884,178
Total	3,164,814	—	3,235,095
(–) Treasury preferred shares	(63,989)	—	(63,944)
Total outstanding	3,100,825	70,281	3,171,151
In thousand of Brazilian reais—Corporate law (historical)	157,885	99,409	257,294

(a)	Capitalization of tax credit approved by Board of Directors Meeting on March 31, 2004

At Extraordinary Meeting of the Administration Council held on March 30, 2004, an increase of capital stock by R$ 99,409 was approved, through the issuance of 70,281 thousand new shares as a result of the financial realization of part of the capital reserve generated in the corporate restructuring.

The capital may be increased only by a decision taken at a shareholder’s meeting or by the Board of Directors in connection with the capitalization of profits or reserves previously allocated to capital increases at a shareholder’s meeting.

The preferred shares are non-voting except under limited circumstances, are entitled to receive cash dividends 10% higher than those attributed to common shares and have priority over the common shares in the case of liquidation of the Company.

b. Capital reserves

Special goodwill reserve

This reserve was formed as a result of the corporate restructuring described in Note 23. According to CVM Instruction No. 319, of December 3, 1999, this reserve shall be used in future capital increases on behalf of the controlling shareholders whenever the amortization of the goodwill paid in the acquisition of the Company results in a reduction of income tax and social contribution tax payable.

c. Income reserves

Statutory reserve

Brazilian corporations are required to appropriate 5% of annual net income to a legal reserve until that reserve reaches 20% of paid-in share capital, or 30% of nominal paid-in share capital plus capital reserves; thereafter, appropriations to this reserve are not mandatory. This reserve can be used only to increase share capital or offset accumulated losses.

CELULAR CRT PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(In thousands of Brazilian reais)

Special reserve for expansion

The special reserve for expansion and modernization is based on the capital budget prepared by management, which shows the requirement of funds for investment projects for the next years.

d. Contingency reserve

The amounts resulted from the spin-off process of Companhia Riograndense de Telecomunicações—CRT and which purpose is to guarantee any judicial decision in connection with judicial actions regarding capitalization realized in 1996 and 1997 by such company.

e. Interest on shareholders’ equity and dividends

Pursuant to its by-laws, the Company is required to distribute as dividends in respect of each fiscal year ending on December 31, to the extent amounts are available for distribution, an aggregate amount equal to at least 25% of Adjusted Net Income (as defined) on such date. The annual dividend distributed to holders of preferred shares (the “preferred dividend”) has priority in the allocation of Adjusted Net Income. Remaining amounts to be distributed are allocated first to the payment of a dividend to holders of common shares in an amount equal to the preferred dividend and the remainder is distributed equally among holders of preferred shares and common shares. Preferred shares have no voting right, but have priority in the reimbursement of capital, without premium, and are entitled to receive cash dividends 10% higher than those attributed to common shares.

For purposes of Brazilian GAAP, and in accordance with the Company’s by-laws, the “Adjusted Net Income” is an amount equal to the Company’s net income adjusted to reflect allocations to or from (i) the legal reserve; (ii) the statutory reserve; (iii) a contingency reserve for anticipated losses, if any; (iv) a reserve for future investment projects, if any and (v) an unrealized income reserve, if any.

The proposed dividend was calculated as follows:

	2004	2003	2002
Consolidated net income	181,980	189,365	147,621
Add:
Consolidation adjustments	—	2,819	—

Net income at Celular CRT Participações S.A. level in accordance with Brazilian GAAP	181,980	192,184	147,621

Deduct:
Appropriation to legal reserve	(9,099)	(9,609)	(7,381)

Adjusted net income	172,881	182,575	140,240

Minimum dividend (25% on adjusted net income)	64,005	46,750	35,991

Proposed dividend and interest on shareholders’ equity:
Common shares	25,786	18,236	13,200
Preferred shares	38,219	28,514	22,791

Total	64,005	46,750	35,991

	2004	2003	2002
Dividend and interest on equity per thousand shares (Brazilian reais):
Common shares	22.46	14.24	11.38
Preferred shares	24.70	15.66	12.52

CELULAR CRT PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(In thousands of Brazilian reais)

The Celular CRT Participações S.A. has an option to pay interest on shareholders’ equity, deductible for tax purposes, in lieu of paying dividends, which are not tax deductible.

In 2004, 2003 and 2002 the Celular CRT Participações S.A. decided to pay interest on shareholders’ equity, which is subject to a 15% withholding tax. The amount of dividends declared, for payment as interest on shareholders’ equity, included applicable withholding tax. Interest on shareholders’ equity proposed by the Celular CRT Participações S.A. management was accounted for considering its approval by the Shareholders’ Meeting.

Management proposed for the year ended December 31, 2003 that interest on shareholders’ equity, net of withholding tax, in the amount of R$46,750 (R$14.24 and R$15.66 per thousand shares) payable to common and preferred shares respectively. This interest on shareholders’ equity was approved by Ordinary Shareholders’ Meeting held on March 24, 2004. Management proposed for the year ended December 31, 2002 that interest on shareholders’ equity, net of withholding tax, in the amount of R$35,991 (R$11.38 and R$ 12.52 per thousand shares) payable to common and preferred shares respectively. This interest on shareholders’ equity was approved by Ordinary Shareholders’ Meeting held on March 26,2003.

At the 42th Extraordinary Meeting of the Board of Directors held on September 18, 2002 the proposal and payment of interim dividends was approved based on the financial statements as of June 30, 2002, to the holders of common and preferred shares, in the amount of R$12,924, corresponding to R$4.09 and R$ 4.50 per thousand shares, respectively. The payment was made on September 27, 2002. These dividends were approved by Ordinary Shareholders’ Meeting held on March 26, 2003.

Also, management proposed supplementary dividends for the year ended December 31, 2002 of R$ 2,072 (R$1.14 per thousand shares), exclusively to preferred shares. These dividends were approved by Ordinary Shareholders’ Meeting held on March 23, 2004 and March 26, 2003, respectively.

Dividends are calculated on the Celular CRT Participações S.A. adjusted net income for the year, which is determined using the equity method to account for the participation in the subsidiary net results. Consequently, the items shown as “Consolidation adjustments” in the consolidated statements of changes in shareholders’ equity, which are required to reconcile consolidated net income to the Holding Company’s net income, become part of the basis for calculating dividends.

25. Transactions with related parties

The main transactions with unconsolidated related parties are as follows:

•	Celular CRT has entered into a Consulting Service Agreement with TBS Celular Participações S.A. on account of telecommunication services, calculated based on a percentage applied on net revenue from services.

•	Use of Network and Long Distance (Roaming) Cellular Communications: these transactions involve companies owned by the same group, Telesp Celular S.A., Global Telecom S.A., Telebahia Celular S.A., Telergipe Celular S.A., Telecomunicações de São Paulo S.A.—Telesp, Telerj Celular S.A., Telest Celular S.A., Tele Centro Oeste Celular Participações S.A., Telems Celular S.A., Teleron Celular S.A., Telemat Celular S.A., Teleacre Celular S.A., Telegoiás Celular S.A., Norte Brasil Telecom S.A. and Telecom São Paulo S.A. Some of these transactions are based on contracts signed by TELEBRÁS and the operating concessionaires before privatization under the terms established by ANATEL. As of July 2003, users may choose their carrier for long distance calls.

CELULAR CRT PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(In thousands of Brazilian reais)

•	Call-center services: provided by Atento Brasil S.A. to users of subsidiary telecommunications services, contracted for a period of 12 months, renewable for the same period.

A summary of the balances and transactions with unconsolidated related parties is as follows:

	As of December 31, 2004	As of December 31, 2003
Balance sheet items:
Current assets:
Trade accounts receivable	3,926	3,886
Other	7,326	2,872
Current liabilities:
Accounts payable and accrued expenses	(25,709)	(30,085)
Other liabilities	(5,735)	(4,176)

(continued next page)

CELULAR CRT PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(In thousands of Brazilian reais)

	Years ended December 31,
	2004	2003	2002
Statement of income items:

Net Operating Revenue:
Tele Sudeste and subsidiaries	—	374	3,110
Tele Leste and subsidiaries	—	83	437
Telesp Celular and subsidiaries	—	1,552	643
Telecomunicações de São Paulo S.A.—TELESP	23,042	20,821	—

Total	23,042	22,830	4,190

Cost of Services:
Tele Sudeste and subsidiaries	—	(298)	(545)
Tele Leste and subsidiaries	—	(67)	(152)
Telesp Celular and subsidiaries	—	(1,345)	(347)
Telecomunicações de São Paulo S.A.—TELESP	—	(141)	—

Total	—	(1,851)	(1,044)

Selling Expenses:
Atento Brasil S/A	(31,598)	(25,716)	(25,075)

Total	(31,598)	(25,716)	(25,075)

General and Administrative Expenses:
Telecomunicações de São Paulo S.A.—TELESP	(371)	—	—
TBS Celular Participações S.A—Techinical assistance	(9,770)	(8,715)	(8,136)
Terra Brasil	(209)	(531)	(85)
Telefônica Gestão de Serviços Compart.—T-Gestiona	(6,362)	(1,975)	—
Tele Sudeste and subsidiaries	—	—	(12,867)
Telesp Celular and subsidiaries	—	—	(3,907)

Total	(16,712)	(11,221)	(24,995)

Financial Income (Expense), net:
Telefonica Empresas S.A	62	—	—
T.Empresas Brasil	2,400	—	(4,133)

Total	2,462	—	(4,133)

Recovered expenses from companies—Joint Venture Brasilcel:
Tele Sudeste and subsidiaries	1,859	1,821	—
Tele Leste and subsidiaries	411	433	—
Telesp Celular and subsidiaries	6,406	4,591

Total	8,676	6,845	—

Expenses distributed from companies—Joint Venture Brasilcel:
Tele Sudeste and subsidiaries	(8,370)	(10,631)	—
Tele Leste and subsidiaries	(926)	(896)	—
Telesp Celular and subsidiaries	(26,009)	(15,888)	—

Total	(35,305)	(27,415)	—

CELULAR CRT PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(In thousands of Brazilian reais)

26. Management compensation

In 2004, 2003 and 2002 management compensation of R$665, R$594 and R$841 respectively, were recorded as expenses.

27. Insurance

The Company maintains a monitoring policy of risks inherent to its operations. Consequently, on December 31, 2004, the Company had insurance contracts in force to cover operating risks, general liability and health, etc. The Company’s Management is of the opinion that these values are sufficient to cover any losses. The main assets, liabilities or interest covered by insurance and respective amounts are as follows:

Modality	Amounts insured
Operating risks	R$796,320
General civil liability—RCG	R$5,822
Vehicle (officers fleet)	Fipe Table and R$200 for DC/DM
Vehicle (operational fleet)	R$200 for DC/DM

28. Financial instruments and risk management

a. Risks considerations

Celular CRT S.A. provides mobile telephone services in the State of Rio Grande do Sul pursuant to the authorization granted by the Federal Government. The operator is also engaged in the purchase and sale of handsets through their own sales networks and distribution channels, thus fostering their essential activities.

The major market risks to which Celular CRT S.A is exposed in exercising their activities include:

•	Credit risk: resulting from any difficulty in collecting telecommunications services provided to their customers and revenues from sale of handsets by the Company’s distribution network, as well as the risk relating to swap transactions.

•	Interest rate risk: resulting from debt and derivative instruments contracted at floating rates and involving the risk of financial expenses as a result of an unfavorable upward trend in interest rates (mainly LIBOR and CDI).

•	Currency risk: related to debt and derivative instruments contracted in foreign currencies which expose the Company to potential losses from adverse exchange rate fluctuations.

The Company actively manage their operations to mitigate these risks by means of comprehensive operating procedures, policies and initiatives.

Credit risk

Credit risk from providing telecommunications services is reduced by monitoring the customer portfolio and addressing delinquent receivables by means of clear policies relating to the concession of postpaid services. Celular CRT S.A. customers use 75.5% prepaid services that require pre-loading, thus not representing a credit risk.

Credit risk from the sale of handsets is managed by following a conservative credit granting which encompasses the use of advanced risk management methods that include applying credit scoring techniques, analyzing a potential customer’s balance sheet, and using credit protection agencies’ database.

CELULAR CRT PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(In thousands of Brazilian reais)

The Company is also exposed to credit risk relating to their financial investments and receivables from swap transactions. The Company attempt to diversify such exposure by using reputable financial institutions.

Interest rate risk

The Company is exposed to interest rate risk, due to exchange derivative transactions and borrowings contracted in Brazilian reais associated with the cost of CDI rates. However, financial investments that are also indexed to the CDI neutralize such effect.

Foreign currency-denominated loans are also exposed to the risk of increase in floating interest rate (LIBOR). As of December 31, 2004, the principal amount of these transactions was US$99,847 (US$106,726 on December 31, 2003).

Exchange rate risk

Celular CRT S.A utilizes derivative instruments to protect themselves against the currency risk on foreign currency-denominated loans. The instruments usually used are swap, option and forward contracts.

The Company’s net exposure to currency risk as of December 31, 2004 is shown in the table below:

US$
Loans and financing	(100,952)
Derivative instruments	114,542

Net exposure	13,590

During 2004, the subsidiary entered into derivative instruments to hedge other foreign currency commitments against exchange variations.

b. Derivative contracts

The table below shows book values and estimated market values of loans and financing and foreign currency liabilities, as well as derivative operations:

	As of December 31, 2004
	Book value	Market value	Unrealized gain (loss)
Loans and financing	(267,966)	(273,074)	(5,108)
Derivative instruments	12,471	27,729	15,258

Total	(255,495)	(245,345)	10,150

	As of December 31, 2003
	Book value	Market value	Unrealized gain (loss)
Loans and financing	(393,583)	(398,688)	(5,105)
Derivative contracts	66,855	95,353	28,498

Total	(326,728)	(303,335)	23,393

CELULAR CRT PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(In thousands of Brazilian reais)

The market value of loans and financing, and derivative instruments were determined based on discounted cash flows, utilizing available market information. Accordingly, the estimates presented above are not necessarily indicative of the amounts that could be realized in the current market. The use of different market assumptions may have a material effect on estimates.

29. Telefónica Móviles stock plan

In May 2001, Telefónica Móviles, S.A. (“Telefónica Móviles”) launched a stock option plan based on Telefónica Móviles’ stock (the “Plan”) that covered the employees of the Company. Pursuant to the Plan, between May 20 and July 20, 2002, Telefónica Móviles granted a total of 449,624 stock options to the Company’s employees, vesting over a four-year period. The options were granted in Series A, B and C, with strike prices of 11.00 Euros, 16.50 Euros and 7.23 Euros, respectively. The total options granted to each employee consisted of 25% Series A options, 25% Series B options, and 50% Series C options. The market price of Telefónica Móviles’ stock as traded at the Madrid Stock Exchange was 8.28 Euros on December 31, 2003 (6.20 Euros in 2002). The Plan also gives the Company’s employees the option to receive in cash, the appreciation in the market price of Telefónica Móviles’ stock over the respective strike price.

In accordance with the stock option plan conditions based on Telefónica Móviles S.A. stocks (MOS Program), the options were required to be settled in the event of a change of control of the Company. In December 2002, Brasilcel N.V. acquired control of the Company and as a result, on December 31, 2003, the existing options were settled. The settlement amount was calculated for 50% of Series C options, considering the final bid price of the Telefónica Moviles, S.A. stock on January 2, 2004, converted at the average exchange rate at the date of payment.

In accordance with accounting practices followed in Brazil, the Company is not required to account for any effect of the plan, therefore no effect in the financial statements of the Companies was recorded.

30. Subsequent event

At March 30, 2005 the shareholders approved a reverse stock split of 3,235,095,228 nominative book entry shares, without par value, of which 1,350,917,074 were common shares and 1,884,178,154 were preferred shares, ,in the proportion of 100 shares to 1 share of the same class. After this reverse stock split, capital became represented by 32,350,952 nominative book entry shares, without par value, of which 13,509,171 common shares and 18,841,782 preferred shares.

Had the reverse stock split occurred on December 31, 2004, 2003 and 2002, shares outstanding would have amounted in thousands of share to 32,351, 31,648 and 30,438 respectively.

31. Summary of the differences between Brazilian GAAP and U.S. GAAP

a. Different criteria for capitalizing and amortizing capitalized interest

Until December 31, 1998, under Brazilian GAAP as applied by the Company, interest attributable to construction-in-progress was computed at the rate of 12% per year on the balance of construction-in-progress interest incurred on third-party loans was credited to interest expense and the excess interest capitalized was credited to capital reserves. For the three-year period ended December 31, 2004, the Company did not capitalize interest attributable to construction-in-progress at the rate of 12%; rather the actual effective interest related to construction was used to determine capitalized interest.

CELULAR CRT PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(In thousands of Brazilian reais)

Under U.S. GAAP, in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 34, “Capitalization of Interest Costs,” interest incurred on borrowings is capitalized to the extent that borrowings do not exceed construction-in-progress. The credit is a reduction of interest expense. Under U.S. GAAP, the amount of interest capitalized excludes monetary gains associated with local currency borrowings and the foreign exchange gains and losses on foreign currency borrowings.

The effects of these different criteria for capitalizing and amortizing capitalized interest are presented below:

	Years ended December 31,
	2004	2003	2002
Capitalized interest difference
U.S. GAAP capitalized interest:
Interest capitalized during the period	3,463	1,839	3,352

Less Brazilian GAAP capitalized interest:
Interest capitalized during the period	—	—	—

U.S. GAAP difference	3,463	1,839	3,352

Amortization of capitalized interest difference
Amortization under Brazilian GAAP	5,018	5,839	5,854
Less amortization under U.S. GAAP	(5,927)	(6,475)	(5,971)

U.S. GAAP difference	(909)	(636)	(117)

b. Reversal of proposed dividends

Under Brazilian GAAP proposed dividends are accrued in the financial statements in anticipation of their approval at the shareholders’ meeting. Under U.S. GAAP, dividends are not accrued until they are formally declared.

The interest on shareholders’ equity is a legal liability from the date it is declared, therefore, these amounts are included as dividends in the year they are proposed for U.S. GAAP purposes.

c. Pension and other postretirement benefits

The Company sponsors a single-employer defined pension benefit plan (Plano de Benefícios Visão CRT—Plano Visão) implemented by the subsidiary on March 1, 2004. The provisions of SFAS No. 87, “Employers’ Accounting for Pensions”, for the purposes of calculating the funded status, were applied.

On December 13, 2000, CVM issued Instruction No. 371, which provisions are very similar to SFAS No. 87 and SFAS No. 106, except for the following differences:

•	The unrecognized net obligation existing at the date of initial application of this standard shall be amortized over five years or remaining service period or remaining life expectancy, whichever is lower. Alternatively, companies were granted the option to recognize such initial transition obligation as of the beginning of the plan, directly to shareholders’ equity. Such option has been adopted by the Company. Under SFAS No. 87, the unrecognized net obligation existing at the date of its initial application is being amortized over the remaining service period.

CELULAR CRT PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(In thousands of Brazilian reais)

•	Under Brazilian GAAP, actuarial gains and losses are recorded in income when incurred up to the amount of pension liability recorded. Under U.S. GAAP, certain actuarial gains and losses are deferred and amortized over the remaining service period of the active employees expected to receive benefits under the plan.

The effects of these different criteria for recognition of pension and other postretirement benefits on accrued pension (postretirement) benefit as of December 31, 2004, are presented below:

	As of December 31, 2004
	U.S. GAAP	Brazilian GAAP	Accumulated Difference
Accrued pension (postretirement) benefit	—	479	(479)

A summary of the liability as of December 31, 2004 for the Company’s active employees defined benefit pension plan (Plano Visão CRT) is as follows:

Reconciliation of Funded Status

Plano Visão CRT

As of December 31, 2004
Accumulated benefit obligation:
Vested	—
Nonvested	649

Total	649
Projected benefit obligation	1,006
Fair value of plan assets	(527)

Funded status	479
Unrecognized net transition obligation	(479)

Net amount recognized	—

d. Interest income (expense)

Brazilian GAAP requires interest to be shown as part of operating income. Under U.S. GAAP interest income (expense) would be shown after operating income.

e. Permanent assets

Brazilian GAAP has a class of assets called “permanent assets”. This is the collective name for all assets on which indexation adjustments were calculated until December 31, 1995 in the corporate and fiscal law accounts of Brazilian companies. Under U.S. GAAP the assets in this classification would be noncurrent assets.

CELULAR CRT PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(In thousands of Brazilian reais)

f. Monetary restatement of 1996 and 1997

The amortization of the asset appreciation, which originated from the inflation accounting during 1996 and 1997, when Brazil was still considered as high inflationary economy for U.S. GAAP purposes, has been recognized as an adjustment to income in the reconciliation to U.S. GAAP. The loss related to monetary restatement on disposals of such assets is classified for U.S. GAAP purposes as a component of operating income.

g. Income taxes

The Company fully accrues for deferred income taxes on temporary differences between tax and accounting records. The existing policies for providing for deferred taxes are consistent with SFAS No.109, “Accounting for Income Taxes”, except with respect to social contribution rate adopted, as explained below:

•	Under Brazilian GAAP, at December 31, 1999 the Company recognized a change in the combined tax rate from 33% to 34% based on a provisional measure for an increase in the social contribution rate from 8% to 9% effective January 1, 2000. Provisional measures are temporary and must be re-approved every 30 days or they lapse. Under SFAS 109, the provisional measures discussed are not considered to be enacted law the provision measure was approved in law 10.637 as of December 30, 2002. Therefore, until 2002 the combined deferred tax effect calculated on temporary differences would be 33%, not 34%. For 2004 and 2003, no difference related to the social contribution tax rate. Under Brazilian GAAP, the deferred taxes are presented gross. Under U.S. GAAP, the deferred taxes are presented net.

h. Earnings per share

Under Brazilian GAAP, net income per share is calculated based on the number of shares outstanding at the balance sheet date. In these consolidated financial statements, information is disclosed per lot of one thousand shares, because this is the minimum number of shares that can be traded on the Brazilian stock exchanges. Each American Depositary Share (“ADS”) is equivalent to five thousand shares.

In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, “Earnings per Share”. This statement became effective December 15, 1997, and provides computation, presentation and disclosure requirements for earnings per share.

Since the preferred and common stockholders have different dividend, voting and liquidation rights, basic and diluted earnings per share have been calculated using the “two-class” method. The “two-class” method is an earnings allocation formula that determines earnings per share for preferred and common stock according to the dividends to be paid as required by the Company’s by-laws and participation rights in undistributed earnings.

Basic earnings per common share is computed by reducing net income by distributed and undistributed net income available to preferred shareholders and dividing net income available to common shareholders by the number of common shares outstanding. Net income available to preferred shareholders is the sum of the preferred stock dividends (10% higher than those attributed to common shares, as defined in the Company’s by-laws for the years ended December 31, 2004 and 2003) and the preferred shareholders’ portion of undistributed net income. Undistributed net income is computed by deducting total dividends (the sum of preferred and common stock dividends) from net income. Undistributed net income is allocated to preferred shares 10% higher than that attributed to common shares on a pro rata basis. Total dividends are calculated as described in Note 24. At December 31, 2004, 2003 and 2002, the Company was obligated to issue shares to the

CELULAR CRT PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(In thousands of Brazilian reais)

controlling shareholders for the amount of the tax benefit realized relating to the corporate restructuring described in Notes 23). The number of shares issuable are considered dilutive as defined in SFAS No. 128 and have been included in the weighted average common shares—diluted presented below. The number of shares issuable was computed considering the balance of the goodwill reserve (R$473,600 in 2004, R$506,890 in 2003 and R$512,241 in 2002) by the average price of common shares traded on the São Paulo Stock Exchange (“Bovespa”) during the last 20 trading days of each year.

For the periods presented below, the weighted average number of shares outstanding consider the effect of the reverse stock split described in Note 30. The computation of basic and diluted earnings per share is as follows

	As of December 31, 2004		As of December 31, 2003		As of December 31, 2002
	Common	Preferred	Common	Preferred	Common	Preferred
	(in thousands, except per share data and percentages)
Basic numerator:
Actual dividends declared	30,337	44,963	22,215	34,857	14,467	24,979
Basic allocated undistributed dividends (a)	37,460	56,238	86,993	139,255	4,811	8,537
Allocated net income available for common and preferred shareholders	67,797	101,201	109,208	174,112	19,728	33,516
Basic denominator
Weighted average shares outstanding	13,336,348	18,201,880	12,507,868	18,201,880	11,285,041	18,201,880
Basic earnings per share	5.08	5.56	8.73	9.57	1.71	1.84

Diluted numerator:
Actual dividends declared	42,327	32,973	31,037	26,035	23,931	15,515
Diluted allocated undistributed earnings (a)	52,669	41,029	123,039	103,209	8,098	5,250
Allocated net income available for common and preferred shareholders	94,996	74,002	154,076	129,244	32,029	20,765

Diluted denominator:
Weight average shares outstanding	13,336,348	18,201,880	12,507,868	18,201,880	11,285,041	18,201,880
Dilutive effects of goodwill reserve	12,366,020	—	11,361,129	—	19,599,068	—
Diluted weight average shares	25,702,368	18,201,880	23,868,997	18,201,880	30,884,109	18,201,880
Diluted earnings per share	3.70	4.07	6.46	7.10	1.04	1.14

(a)	Effective December 30, 2002, preferred shareholders are entitled to receive per-share dividends of at least 10% greater than the per-share dividends paid to common shareholders. Undistributed earnings, therefore, from December 30, 2002 forward have been allocated to common and preferred shareholders on a 100 to 110 basis, respectively, based upon the weight average number of shares outstanding during the period to total shares (allocation percentage). Because the allocation percentage for each class differs for basic and diluted earnings per share purpose, allocated undistributed earnings differ for such calculations.

CELULAR CRT PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(In thousands of Brazilian reais)

The Holding Company’s preferred shares are non-voting, except under certain limited circumstances and are entitled to a preferential, noncumulative dividend and to priority over the common shares in the event of liquidation of the Company. For 2004, 2003 and 2002, the Celular CRT Participações S.A. declared dividends of R$24.70, R$15.66 and R$12.52, respectively, per thousand preferred shares and R$22.46, R$14.24 and R$11.38 per thousand common shares, respectively (see Note 24).

i. Deferred revenue on sales of handsets.

Under Brazilian GAAP, revenues and costs from sales of handsets, including applicable value-added and other sales taxes, are recognized at the moment of sale to the customer. Under U.S. GAAP, in accordance with Staff Accounting Bulletin No. 104 (SAB 104), revenues from sales of handsets along with the related costs, including applicable value-added and other sales taxes, are deferred and amortized based on the expected useful life of the handset, estimated by management to be 18 months. Any excess of the cost over the amount of deferred revenue related to handset sales is recognized on the date of sale. As substantially all of the Company’s handsets are sold below cost, this difference in accounting policy had no impact on net or shareholders’ equity. The amount of unamortized deferred revenue and the related amounts of unamortized deferred costs was R$107,423, R$213,325 and R$194,396 at December 31, 2004, 2003 and 2002, respectively. The impact of this difference under U.S. GAAP was to increase both net revenues and cost of services and goods by R$105,902 in 2004, decrease by R$18,929 in 2003 and decrease by R$20,546 in 2002.

j. Value-added and other sales taxes

Under Brazilian GAAP, these taxes are recorded as a reduction to revenues. Under U.S. GAAP, these taxes are recorded gross as revenue and the related costs of services and goods. This difference in accounting policy has no impact in net (loss) or shareholders’ equity. The impact of this difference under U.S. GAAP was to increase both net revenues and cost of services and goods by R$287,251, R$241,571 and R$216,768 for 2004, 2003 and 2002, respectively.

k. Roaming

The Company has roaming agreements with other cellular service providers. When a call is made from within one coverage area by a subscriber of another cellular service provider, that service provider pays Tele Leste’s subsidiaries for the service at the applicable rates. Conversely, when one of the subsidiaries’ customers roams outside the coverage area, the subsidiaries pays the charges associated with that call to the cellular service provider in whose region the call was originated and charges the same amount to its subscriber. Under Brazilian GAAP, revenues for roaming charges are recorded net of the related costs when the services are provided. Under U.S. GAAP, revenues and costs for roaming charges should be recorded gross. This difference in accounting practices has no impact on net (loss) shareholders’ equity. The impact of this difference under U.S. GAAP was to increase both revenues and cost of goods and services by R$37,618 for 2004, R$30,557 in 2003 and R$30,522 in 2002.

l. Free minutes given in connection with sales of handsets

Under U.S. GAAP, pursuant to Emerging Issues Task Force (“EITF”) No. 00-21, “Revenue Arrangements with Multiple Deliverables,” the Company began to separately account for free minutes given in connection with the sales of handsets. The adoption of EITF No. 00-21 is effective prospectively for transactions entered into as

CELULAR CRT PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(In thousands of Brazilian reais)

from January 1, 2004. Consequently, a portion of the revenue generated from the sale of handsets is allocated to the free minutes given and deferred based on the fair value of the minutes. The revenues associated with the free minutes are then recognized based on subscriber airtime usage. Under Brazilian GAAP, the Company does not separately account for free minutes given in connection with sales of handsets.

m. Fistel tax

Beginning in 1999, under Brazilian GAAP, the Fistel (Telecommunication Inspection Fund) tax, assessed on each activation of a new cellular line, is deferred and amortized over the customers’ estimated subscription period. For U.S. GAAP purposes, this tax would be charged directly to the consolidated statements of income. Therefore, the deferred Fistel taxes on activation fees at December 31, 2004, 2003 and 2002 is being adjusted in the reconciliation of the income differences between U.S. GAAP and Brazilian GAAP.

n. Derivative financial instruments

As mentioned in Note 28.d., the Company has entered into foreign currency swap and option contracts for long-term agreements at various exchange rates, in the notional amount of US$114,542 thousand at December 31, 2004 (US$136,504 thousand at December 31, 2003). Under Brazilian GAAP, foreign currency swap contracts are recorded in accordance with the terms of the contract as if they had been settled at the balance sheet date.

In 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” which was subsequently amended by SFAS Nos. 137, 138 and 149. SFAS No. 133 must be applied to all derivative instruments and certain derivative instruments embedded in hybrid instruments and requires that such instruments be recorded in the balance sheet either as an asset or liability measured at its fair value. Changes in the derivative’s fair value are recognized currently in earnings unless specific hedge accounting criteria are met.

If the derivative is designated as a hedge, depending on the nature of the hedge, changes in the fair value of derivatives that are considered to be effective, as defined, will either offset the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or will be recorded in other comprehensive income until the hedged item is recorded in earnings. Any portion of a change in a derivative’s fair value that is considered to be ineffective, as defined, must be immediately recorded in earnings. Any portion of a change in a derivative’s fair value that the Company has elected to exclude from its measurement of effectiveness, such as the change in time value of option contracts, will also be recorded in earnings.

At December 31, 2004 and 2003 for U.S. GAAP purposes, the Company has not designated its derivative contracts as accounting hedges as defined SFAS No. 133, and consequently, the Company’s derivative contracts are marked to market through earnings, for all periods presented.

o. Stock compensation—Telefónica Móviles Stock Plan

In May, 2001, Telefónica Móviles, S.A. (“Telefónica Móviles”) launched a stock option plan based on Telefónica Móviles’ stock (the “Plan”) that covered the employees of the Company. Pursuant to the Plan, between May 20 and July 20, 2002, Telefónica Móviles granted a total of 449,624 stock options to the Company’s employees, vesting over a four-year period. The options were granted in Series A, B and C, with strike prices of 11.00 Euros, 16.50 Euros and 7.23 Euros, respectively. The total options granted to each

CELULAR CRT PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(In thousands of Brazilian reais)

employee consisted of 25% Series A options, 25% Series B options, and 50% Series C options. The market price of Telefónica Móviles’ stock as traded at the Madrid Stock Exchange was 8.28 Euros on December 31,2003. The Plan also gives the Company’s employees the option to receive in cash, the appreciation in the market price of Telefónica Móviles’ stock over the respective strike price.

In accordance with the Plan terms, the existing options are required to be settled in the event of a change in control of the Company. In December 2002, control of the Company was transferred to Brasilcel N.V. and consequently, on December 31, 2003, the options were settled.

The settlement amount was calculated for 50% of the Series C options based on the final bid price of Telefonica Moviles, S.A. stock on January 2, 2004, converted using the average exchange rate at the date of payment.

Under Brazilian GAAP, the Company does not account for the effect of the Plan. Under U.S. GAAP, equity instruments granted to an employee by a principal stockholder are accounted for by the employer company. Consequently, compensation expense was recorded under U.S. GAAP for this settlement.

Reconciliation of the net income differences between U.S. GAAP and Brazilian GAAP

	Years ended December 31,
	2004	2003	2002
Brazilian GAAP net income	181,980	189,365	147,621
Add (deduct):
Different accounting criteria for:
Amortization of monetary restatement of 1996 and 1997	(570)	(3,510)	(3,403)
Capitalized interest	3,463	1,839	3,352
Amortization of capitalized interest	(909)	(636)	(117)
Amortization of activation fees	—	216	1,782
Deferred Fistel tax on activation fee	(6,516)	(3,437)	3,939
Pension and other postretirement benefits	479	—	—
Derivative instruments	(9,674)	148,565	(150,179)
Stock option compensation (Plan MOS)	—	(777)	—
Free minutes given in connection with sales of handsets	(5,943)	—	—
Reversal of deferred social contribution (1% not enacted)	—	—	893
Deferred tax effect on GAAP adjustments	6,688	(48,369)	49,173
Reversal of deferred social contribution tax			(267)

U.S. GAAP net income	168,998	283,256	52,794

CELULAR CRT PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(In thousands of Brazilian reais)

Net income per thousand shares in accordance with U.S. GAAP (in thousands)

	Years ended December 31,
	2004	2003	2002
Common shares—Basic:
U.S. GAAP net income	5.08	8.73	1.71
Weighted average common shares outstanding	13,336,348	12,507,868	11,285,041

Common shares—Diluted:
U.S. GAAP net income	3.70	6.46	1.04
Weighted average (thousand) common shares outstanding	25,702,368	23,868,997	30,884,109

Preferred shares—Basic and diluted:
U.S. GAAP net income	5.56	9.57	1.84
Weighted average (thousand) preferred shares outstanding	18,201,880	18,201,880	18,201,880

U.S. GAAP net income	4.07	7.10	1.14
Weighted average (thousand) preferred shares outstanding	18,201,880	18,201,880	18,201,880

Reconciliation of the shareholders’ equity differences between U.S. GAAP and Brazilian GAAP

	2004	2003
Brazilian GAAP shareholders’ equity	1,061,577	954,897
Add (deduct):
Different accounting criteria for:
Net balance of full indexation on permanent assets in 1996 and 1997	130	700
Capitalized interest	9,611	6,148
Amortization of capitalized interest	458	1,367
Deferred Fistel tax on activation fees	(18,051)	(11,535)
Pension and other postretirement benefits	479	—
Derivative contracts	18,824	28,498
Free minutes given in connection with sales of handsets	(5,943)	—
Deferred tax effects of GAAP adjustments	(1,873)	(8,561)

U.S. GAAP shareholders’ equity	1,065,212	971,514

Changes in shareholders’ equity under U.S. GAAP

	As of December 31,
	2004	2003	2002
Opening Balance	971,514	741,997	728,649
Adjustment on premium reserve	—	2,755	—
Stock option compensation (MOS Plan)	—	514	—
Tax incentive reserve	—	64	—
Net income for the year	168,998	283,256	52,794
Net income allocation	—	—	—
Dividends	—	(2,072)	(14,746)
Interest on shareholders’ equity	(75,300)	(55,000)	(24,700)

Balance at December 31	1,065,212	971,514	741,997

U.S. GAAP supplementary information-

CELULAR CRT PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(In thousands of Brazilian reais)

	Years ended December 31,
	2004	2003	2002
Reconciliation of operating income under Brazilian GAAP to operating income under U.S. GAAP
Brazilian GAAP operating income as reported	246,432	259,653	214,064
Reversal of financial expense, net	(25,829)	(17,664)	(7,483)
U.S. GAAP adjustments:
Amortization of monetary restatement of 1996 and 1997	(570)	(3,510)	(3,403)
Amortization on capitalized interest	(909)	(636)	(117)
Amortization of activation fees	—	216	1,782
Deferred tax (Fistel) on activation fees	(6,516)	(3,437)	3,939
Loss on permanent assets disposals	(1,133)	(492)	(4,275)
Stock compensation plan—MOS Plan	—	(777)	—
Pension and other postretirement benefits	479	—	—
Free minutes given in connection with sales of handsets	(5,943)	—	—

U.S. GAAP operating income	206,011	233,353	204,507

	Years ended December 31,
	2004	2003	2002
Reconciliation of net revenue and costs under Brazilian GAAP to revenue and costs under U.S. GAAP
Brazilian GAAP net revenue	1,174,329	1,032,700	896,315
Reclassification to cost of services and goods:
Taxes on sales	287,251	241,571	216,768
Increase in roaming revenue	37,618	30,557	30,522
U.S. GAAP adjustments:
Deferred revenues on handset sales, net of amortization	105,902	(18,929)	(20,546)
Free minutes given in connection with sales of handsets	(5,943)	—	—

U.S. GAAP net revenue	1,599,157	1,285,899	1,123,059

Brazilian GAAP cost of services and goods	(620,543)	(526,173)	(456,578)
Reclassification to cost of services and goods:
Taxes on sales	(287,251)	(241,571)	(216,768)
Increase in roaming cost	(37,618)	(30,557)	(30,522)
Reclassification from sales expense:
Rewards program expense	(4,297)	(2,439)	(5,621)
U.S. GAAP adjustments:
Amortization of monetary restatement of 1996 and 1997	(570)	(3,510)	(3,403)
Amortization on capitalized interest	(909)	(636)	(117)
Amortization of activation fees	—	216	1,782
Deferred tax (Fistel) on activation fees	(6,516)	(3,437)	3,939
Pension and other postretirement benefits	479	—	—
Stock option compensation—MOS Plan	—	(777)	—
Deferred costs on handset sales, including taxes on sales, net of amortization during the year	(105,902)	18,929	20,546

U.S. GAAP cost of services and goods	(1,063,127)	(789,955)	(686,742)

U.S. GAAP gross profit	536,030	495,944	436,317

CELULAR CRT PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(In thousands of Brazilian reais)

	As of December 31, 2004	As of December 31, 2003
Total assets as of December 31	1,933,081	1,764,642
Property, plant and equipment	1,779,523	1,577,002
Accumulated depreciation	(1,026,183)	(833,927)

Net property, plant and equipment	753,340	743,075

32. Additional disclosures required by U.S. GAAP

a. Concentration of risks

The credit risk with respect to trade accounts receivable is diversified. The Company and its subsidiary continually monitor the level of trade accounts receivable and limit the exposure to bad debts by cutting access to the handset network if any invoice is 15 days past due. Exceptions comprise handset services that must be maintained for reasons of safety or national security.

In conducting their businesses, Celular CRT S.A. is fully dependent upon the cellular telecommunications concession as granted by the Federal Government.

Approximately 8.55% of all employees are members of state labor unions associated with either the Federação Nacional dos Trabalhadores em Telecomunicações (“Fenattel”), or with the Federação Interestadual dos Trabalhadores em Telecomunicações (“Fittel”). The Companies negotiate new collective labor agreements every year with the local union. The collective agreements currently in force expire October, 31, 2006.

There is no concentration of available sources of labor, services, concessions or rights, other than those mentioned above, that could, if suddenly eliminated, severely impact the operations of the Company and its subsidiary.

b. Commitments

At December 31, 2004, the Company budgeted capital expenditure commitments amounting to R$204.3 million, principally relating to infrastructure, information technology and transmission equipment.

The Company is subject to obligations concerning quality of services, network expansion and modernization, as established in our authorizations and our original concession agreements. The Company believes that it is currently in compliance with its quality of service and expansion obligations.

c. New accounting pronouncements

In December 2003, the FASB issued a revision to Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” (“FIN 46R” or the “Interpretation”). FIN 46R clarifies the application of ARB No. 51, “Consolidated Financial Statements”, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. FIN 46R requires the consolidation of these entities, known as variable interest entities (“VIEs”), by the primary beneficiary of the entity. The primary beneficiary is the entity, if any, that will absorb a majority of the entity’s expected losses, receive a majority of the entity’s expected residual returns, or both.

CELULAR CRT PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(In thousands of Brazilian reais)

Among other changes, the revisions of FIN 46R (a) clarified some requirements of the original FIN 46, which had been issued in January 2003, (b) eased some implementation problems, and (c) added new scope exceptions. FIN 46R deferred the effective date of the Interpretation for public companies, to the end of the first reporting period ending after March 15, 2004, except that all public companies must at a minimum apply the provisions of the Interpretation to entities that were previously considered “special-purpose entities” under the FASB literature prior to the issuance of FIN 46R by the end of the first reporting period ending after December 15, 2003. The adoption of FIN 46R did not have a material impact on the Company’s financial position, cash flows and results of operations.

In November 2002, the Emerging Issues Task Force (“EITF”), of the FASB reached a consensus on EITF 00-21 (“Accounting for Revenue Arrangements with Multiple Deliverables”). EITF 00-21 provides guidance on how to account for arrangements that may involve multiple revenue-generating activities, for example, the delivery of products or performance of services, and/or rights to use other assets. The Company adopted this EITF relating to free minutes given in connection to sales of handsets as from January 1st 2004 (See note 34 (m)).

In July 2003, the EITF reached consensus in EITF Issue No. 03-11 that determining whether realized gains and losses on derivative contracts not held for trading purposes should be reported on a net or gross basis is a matter of judgment that depends on the relevant facts and circumstances and the economic substance of the transaction. In analyzing the facts and circumstances, EITF Issue No. 99-19, and Opinion No. 29, “Accounting for Nonmonetary Transactions,” should be considered. EITF Issue No. 03-11 is effective for transactions or arrangements entered into after September 30, 2003. The adoption of EITF Issue No. 03-11 did not have a material effect on the Company’s financial statements.

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 153, “Exchanges of Nonmonetary Assets—an amendment of APB Opinion No. 29” (“SFAS 153”), which amends Accounting Principles Board Opinion No. 29, “Accounting for Nonmonetary Transactions” to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS 153 is effective for nonmonetary assets exchanges occurring in fiscal periods beginning after June 15, 2005. The Company will apply this statement in the event that exchanges of nonmonetary assets occur in fiscal periods beginning after June 15, 2005

* * * * * * * * * * * * * * * * * * * * * * * * * * * * *

ANNEXES TO PROSPECTUS OF TELESP CELULAR PARTICIPAÇÕES S.A.

Annex
Information Derived from the Exchange Act Reports filed by Tele Leste Celular Participações S.A.	A

Information Derived from the Exchange Act Reports filed by Tele Sudeste Celular Participações S.A.	B

ANNEX A

INFORMATION DERIVED FROM THE EXCHANGE ACT REPORTS FILED BY TELE LESTE CELULAR PARTICIPAÇÕES S.A.

Page
Information Derived from the Annual Report on Form 20-F of Tele Leste Celular Participações S.A. for the Fiscal Year Ended December 31, 2004 filed April 15, 2005	A-2
Information derived from the report on Form 6-K of Tele Leste Celular Participações S.A. filed February 1, 2005	A-142
Information derived from the report on Form 6-K of Tele Leste Celular Participações S.A. filed February 25, 2005	A-145
Information derived from the report on Form 6-K of Tele Leste Celular Participações S.A. filed March 29, 2005	A-148
Information derived from the report on Form 6-K of Tele Leste Celular Participações S.A. filed June 30, 2005	A-152
Information derived from the report on Form 6-K of Tele Leste Celular Participações S.A. filed July 5, 2005	A-156
Information derived from the report on Form 6-K of Tele Leste Celular Participações S.A. filed August 2, 2005	A-163
Information derived from the report on Form 6-K of Tele Leste Celular Participações S.A. filed August 26, 2005	A-168

Annex A

As filed with the Securities and Exchange Commission on April 15, 2005

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 20-F

(Mark One)

☐	REGISTRATION STATEMENT PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

OR

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2004

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                      to

Commission file number: 001-14481

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

(Exact name of Registrant as specified in its charter)

Tele Leste Cellular Holding Company

(Translation of Registrant’s name into English)

The Federative Republic of Brazil

(Jurisdiction of incorporation or organization)

Av. Silveira Martins 1036, Cabula

41150-000 Salvador, BA, Brazil

(Address of principal executive offices)

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which registered
Preferred Shares, without par value	New York Stock Exchange*
American Depositary Shares (as evidenced by American Depositary Receipts), each representing 50,000 Preferred Shares	New York Stock Exchange

*	Not for trading purposes, but only in connection with the registration on the New York Stock Exchange of American Depositary Shares representing those preferred shares.

Securities registered or to be registered pursuant to Section 12(g) of the Act:

None

Securities for which there is a reporting obligation pursuant to Section 15(d) of the Act:

None

Indicate the number of outstanding shares of each of the issuer’s classes of capital or common stock as of the close of the period covered by the annual report. The number of outstanding shares as of December 31, 2004 was:

Title of Class	Number of Shares Outstanding
Common Stock	167,232,478,151
Preferred Stock	313,436,994,532

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark which financial statement item the registrant has elected to follow.    Item 17  ☐    Item 18  ☒

INTRODUCTION

All references in this annual report to:

•	“1xRTT” are to 1x Radio Transmission Technology, the CDMA 2000 1x technology, which pursuant to the ITU (International Telecommunication Union) and in accordance with the IMT-2000 rules, is a 3G (third generation) technology;

•	“ADRs” are to the American Depositary Receipts evidencing our ADSs;

•	“ADSs” are to our American Depositary Shares, each representing 50,000 shares of our non-voting preferred shares. On March 28, 2005 TLE approved a reverse stock split to occur at the ratio of fifty thousand (50,000) shares to one (1) share of each respective class. There will be no reverse split of ADRs in the United States of America. Only the ratio of shares to each ADR will be changed from the current ratio of fifty thousand (50,000) preferred shares per ADR to one (1) preferred share per ADR. Thus, there will be no fractional ADRs resulting from the reverse split, contrary to the effect of the transaction on the Brazilian shares. As of May 4, 2005, each ADR will represent one (1) preferred share;

•	“AMPS” are to Advanced Mobile Phone System, a radio interface technology for cellular networks based on spectral spreading of the radio signal and channel division in the frequency domain;

•	“Anatel” are to Agência Nacional de Telecomunicações—ANATEL, the Brazilian telecommunication regulatory agency;

•	“Brazilian Central Bank,” “BACEN,” “Central Bank of Brazil” or “Central Bank” are to the Banco Central do Brasil, the Brazilian central bank;

•	“Brazilian Corporate Law” is to Law No. 6,404 of December, 1976, as amended by Law No. 9,457 of May 1997 and by Law No. 10,303 of October 2001;

•	“Brazilian government” are to the federal government of the Federative Republic of Brazil;

•	“CDMA” are to Code Division Multiple Access, an aerial interface technology for cellular networks based on spectral spreading of the radio signal and channel division in the code domain;

•	“Commission” are to the U.S. Securities and Exchange Commission;

•	“Customers” are to number of wireless lines in service;

•	“CVM” are to the Comissão de Valores Mobiliários, the Brazilian securities commission;

•	“EV-DO” are to Evolution Data Optimized, a 3G technology, which provides data transmission at a speed up to 2.4 mbps in laptops or PDAs;

•	“General Telecommunications Law” are to Lei Geral de Telecomunicações, as amended, which regulates the telecommunications industry in Brazil;

•	“Net additions” are to the total number of new customers acquired in the period minus the reduction in the number of customers;

•	“Real,” “reais” or “R$” are to Brazilian reais, the official currency of Brazil;

•	“SMC” are to Serviço Movél Celular (Mobile Cellular Service), a service rendered pursuant to a concession granted by Anatel to provide mobile service in a specific frequency range;

•	“SMP” are to Serviço Móvel Pessoal (Personal Cellular Service), a service rendered pursuant to an authorization granted by Anatel to provide mobile service in a specific frequency range;

•	“SMS” are to text messaging services for cellular handsets, which allow customers to send and receive alphanumerical messages;

•	“TDMA” are to Time Division Multiple Access, a radio interface technology for cellular networks based on spectral spreading of the radio signal and channel division in the time domain;

•	“Telebrás” are to Telecomunicações Brasileiras S.A.—TELEBRAS;

•	“Tele Leste Celular Participações S.A.,” “Tele Leste Celular,” “Tele Leste,” “TLE,” “we,” “our” and “us” are to Tele Leste Celular Participações and its consolidated subsidiaries (unless the context otherwise requires);

•	“U.S.$,” “dollars” or “U.S. dollars” are to United States dollars;

•	“Vivo” are to the brand used in Brazil in the operations of the companies that together constitute the assets of the joint venture between Portugal Telecom and Telefónica Móviles; and

•	“WAP” are to Wireless Application Protocol, an open and standardized protocol started in 1997, which allows access to Internet servers through specific equipment, a WAP Gateway at the carrier, and WAP browsers in customers’ handsets.

TLE’s subsidiaries are: Telebahia Celular S.A., or Telebahia, and Telergipe Celular S.A., or Telergipe.

Unless otherwise specified, data relating to the Brazilian telecommunications industry included in this annual report were obtained from Anatel.

PRESENTATION OF FINANCIAL INFORMATION

Our consolidated financial statements as of and for the years ended December 31, 2004, 2003 and 2002, have been prepared in accordance with the accounting practices adopted in Brazil, as prescribed by Brazilian Corporate Law, or the Brazilian Corporate Law Method, which differs in certain significant respects from generally accepted accounting principles in the United States, or U.S. GAAP. Note 34 to our financial statements appearing elsewhere in this annual report describes the principal differences between the Brazilian Corporate Law Method and U.S. GAAP as they relate to us, and provides a reconciliation to U.S. GAAP of net income and shareholders’ equity. The consolidated financial statements have been audited by Deloitte Touche Tohmatsu Auditores Independentes.

Prior to 2003, we presented financial information in our annual report on Form 20-F using the price-level accounting methodology prescribed by the Brazilian Federal Accountancy Council. Beginning with the fiscal year ended December 31, 2003, we changed to the Brazilian Corporate Law Method because we do not primarily rely on price-level accounting in reporting to investors and authorities in Brazil. For consistency, we have presented all of our financial information in this annual report, in accordance with the Brazilian Corporate Law Method. As a result, the financial information included in this annual report as of and for the year ended December 31, 2002 or for previous years is different from the information we presented in our annual report for the year ended December 31, 2002 or for previous years. See note 2 to our consolidated financial statements included herein.

FORWARD-LOOKING STATEMENTS

Certain sections in this annual report, principally in “Item 3.D. Key Information—Risk Factors,” “Item 4—Information on the Company” and “Item 5—Operating and Financial Review and Prospects,” contain information that is forward-looking, including, but not limited to:

•	statements concerning our operations and prospects;

•	the size of the Brazilian telecommunications market;

•	estimated demand forecasts;

•	our ability to secure and maintain telecommunications infrastructure licenses, rights-of-way and other regulatory approvals;

•	our strategic initiatives and plans for business growth;

•	industry conditions;

•	our funding needs and financing sources;

•	network completion and product development schedules;

•	expected characteristics of competing networks, products and services;

•	quantitative and qualitative disclosures about market risks;

•	other statements of management’s expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts; and

•	other factors identified or discussed under “Item 3.D. Key Information—Risk Factors.”

Forward-looking statements may also be identified by words such as “believe,” “expect,” “anticipate,” “project,” “intend,” “should,” “seek,” “estimate,” “future” or similar expressions. Forward-looking information involves risks and uncertainties that could significantly affect expected results. The risks and uncertainties include, but are not limited to:

•	the short history of our operations as an independent, private-sector entity and the introduction of competition to the Brazilian telecommunications sector;

•	the cost and availability of financing;

•	uncertainties relating to political and economic conditions in Brazil;

•	inflation, interest rate and exchange rate risks;

•	the Brazilian government’s telecommunications policy; and

•	the adverse determination of disputes under litigation.

We undertake no obligation to update publicly or revise any forward-looking statements because of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking information, events and circumstances discussed in this annual report might not occur. Our actual results and performance could differ substantially from those anticipated in our forward-looking statements.

PART I

ITEM 1.	IDENTITY OF DIRECTORS, SENIOR MANAGEMENT AND ADVISERS

Not applicable.

ITEM 2.	OFFER STATISTICS AND EXPECTED TIMETABLE

Not applicable.

ITEM 3.	KEY INFORMATION

A.	Selected Financial Data

The selected financial data as of and for the years ended December 31, 2004, 2003 and 2002, included in this annual report have been derived from, and should be read in conjunction with, our audited consolidated financial statements and notes thereto included elsewhere in this annual report and audited by Deloitte Touche Tohmatsu Auditores Independentes. The selected financial data as of and for the years ended December 31, 2001 and 2000 included in this annual report have been derived from our audited financial statements and notes thereto audited by Deloitte Touche Tohmatsu Auditores Independentes, which are not included in this annual report. See “Presentation of Financial Information” above for additional information.

Our consolidated financial statements are prepared in accordance with the Brazilian Corporate Law Method, which differs in certain material respects from U.S. GAAP. See note 34 to our consolidated financial statements for a summary of the differences between the Brazilian Corporate Law Method and U.S. GAAP as they relate to us and a reconciliation to U.S. GAAP of shareholders’ equity as of December 31, 2004 and 2003, and net income for the years ended December 31, 2004, 2003 and 2002.

The following tables present a summary of our selected financial data at the dates and for each of the periods indicated. You should read the following information together with our financial statements and the notes there to included elsewhere in this annual report and with “Item 5. Operating and Financial Review and Prospects.”

	Year ended December 31,
	2004	2003	2002	2001	2000
	(in thousands of reais, except dividend amounts)
Income Statement Data:
Brazilian Corporate Law Method
Net operating revenue	487,020	441,267	431,395	386,132	332,586
Cost of services and goods	(282,167)	(256,259)	(241,362)	(202,342)	(186,927)
Gross profit	204,853	185,008	190,033	183,790	145,659
Operating expenses
Selling expense	(147,104)	(145,010)	(116,404)	(97,766)	(92,013)
General and administrative expense	(57,861)	(49,335)	(46,753)	(55,405)	(44,997)
Other net operating income (expense)	(904)	(3,132)	2,105	2,559	13,407
Operating income (loss) before financial expense	(1,016)	(12,469)	28,981	33,178	22,056
Financial expense, net	(24,664)	(30,286)	(32,811)	(24,111)	(37,933)
Operating income (loss)	(25,680)	(42,755)	(3,830)	9,067	(15,877)
Net non-operating expenses	(1,942)	(661)	(1,601)	(560)	(1,416)
Income (loss) before minority interests and taxes	(27,622)	(43,416)	(5,431)	8,507	(17,293)
Income and social contribution taxes	(6,619)	754	324	(2,487)	5,963
Minority interests	—	—	—	—	1,872

Net income (loss)	(34,241)	(42,662)	(5,107)	6,020	(9,458)
Net income (loss) per thousand shares	(0.06)	(0.09)	(0.01)	0.01	(0.02)
Dividends per thousand preferred shares—R$	—	—	—	0.04	—
Dividends per thousand common shares—R$	—	—	—	—	—
Dividends per thousand preferred shares—US$	—	—	—	0.59	—
Dividends per thousand common shares—US$	—	—	—	—	—
U.S. GAAP
Net operating revenue	618,314	559,905	527,443	468,409	226,060
Operating income (loss)	(15,501)	(25,992)	17,674	23,587	26,515
Net income (loss)	(48,682)	(6,476)	(56,012)	14,102	(5,905)
Net income per thousand shares:
Common shares—basic	(0.10)	(0.01)	(0.12)	—	(0.01)
Common shares—diluted(1)	(0.10)	(0.01)	(0.12)	—	(0.01)
Weighted average number of Common Shares Basic (thousands)	167,130,190	166,007,792	166,008,044	166,008,044	146,939,973
Weighted average number of Common Shares Diluted (thousands)	402,146,857	325,981,220	359,177,299	253,574,241	146,939,973

Preferred shares—basic	(0.10)	(0.01)	(0.12)	0.04	(0.01)
Preferred shares—diluted	(0.10)	(0.01)	(0.12)	0.04	(0.01)
Weighted average number of preferred shares—basic and diluted (thousands)	313,386,092	313,386,092	313,436,995	313,436,995	251,047,912

(1)	As a result of a corporate restructuring completed in November, 2000, the Company was obligated to issue shares to the controlling shareholder for the amount of the tax benefit on the amortization of the intangible related to concession that was transferred in the merger. The numbers of issuable shares, which are determined on the basis of estimates using the Company’s share price at the date of the balance sheet, are considered dilutive and are included on the basis of purposes of calculating diluted earnings per share for the year ended December 31, 2000, 2001, 2002, 2003 and 2004. The potentially diluted shares, consisting solely of the estimate of issuable shares mentioned above, have been excluded from the computation for 2000, 2001, 2002, 2003 and 2004 as their effect would have been anti-dilutive.

	Year ended December 31,
	2004	2003	2002	2001	2000
	(in thousands of reais, except when indicated)
Cash Flow Data:
Brazilian Corporate Law Method
Net cash provided by (used in) operating activities	28,067	126,238	204,781	151,591	51,168
Net cash used in investing activities	(99,154)	(65,926)	(76,296)	(115,896)	(133,870)
Net cash provided by (used in) financing activities	98,266	(82,144)	(76,201)	(122,762)	180,860
Increase (decrease) in cash and cash equivalents	27,179	(21,832)	52,284	(87,067)	98,158
Cash and cash equivalents at beginning of year	59,427	81,259	28,975	116,042	17,884

Cash and cash equivalents at end of year	86,606	59,427	81,259	28,975	116,042

	December 31,
	2004	2003	2002	2001	2000
	(in thousands of reais)
Balance Sheet Data:
Brazilian Corporate Law Method
Property, plant and equipment, net	389,685	392,616	464,546	496,899	472,766
Total assets	954,979	835,796	956,737	860,655	914,457
Loans and financing—current portion	52,319	68,582	99,665	54,331	124,670
Loans and financing—non current portion	261,769	153,655	269,891	231,922	226,164
Capital stock	306,375	305,396	305,396	305,396	305,396
Shareholders’ equity	374,524	401,250	443,011	445,519	451,926
Number of outstanding shares as adjusted to reflect changes in capital	480,618,118	479,393,884	479,445,039	479,445,039	479,445,039

U.S. GAAP
Property, plant and equipment, net	406,953	365,542	439,885	494,593	481,554
Total assets	979,741	876,690	947,743	929,366	972,480
Loans and financing—current portion	52,319	68,582	99,665	54,331	124,670
Loans and financing—non current portion	261,769	153,655	269,891	231,922	226,164
Capital stock	306,375	305,396	305,396	305,396	305,396
Shareholders’ equity	385,651	430,789	437,031	502,839	488,737
Number of outstanding shares as adjusted to reflect changes in capital	480,618,118	479,393,884	479,445,039	479,445,039	479,445,039

Exchange Rates

Before March 14, 2005, there were two principal foreign exchange markets in Brazil:

•	the commercial rate exchange market; and

•	the floating rate exchange market.

Most trade and financial foreign-exchange transactions were carried out on the commercial rate exchange market. The floating market rate generally applied to transactions to which the commercial market rate did not apply. Prior to February 1999, the exchange rate in each market was established independently, resulting in different rates during some periods. Since February 1, 1999, the Central Bank placed the commercial rate exchange market and the floating rate exchange market under identical operational limits, and financial institutions operating in the commercial market were authorized to unify their positions in the two different markets, which led to a convergence in the pricing and liquidity of both markets and a reduction in the difference between their respective rates.

With the enactment of Resolution No. 3,265 dated March 4, 2005 by the National Monetary Council both markets were consolidated in to one single foreign exchange market, effective as of March 14, 2005. All foreign exchange transactions are now carried out in this single consolidated market (including the foreign exchange transaction to be entered into in case the guaranty rendered by the Company is enforced), through institutions authorized to operate in such market. The Brazilian government has yet to enact in its entirety the regulations applicable to the new foreign exchange market.

Foreign exchange rates continue to be freely negotiated, but may be influenced by Central Bank intervention. From March 1995 through January 1999, the Central Bank allowed the gradual devaluation of the real against the U.S. dollar. In January 1999, the Central Bank allowed the real/U.S. dollar exchange rate to float freely. Since then, the real/U.S. dollar exchange rate has been established mainly by the Brazilian interbank market and has fluctuated considerably. In the past, the Central Bank has intervened occasionally to control unstable movements in foreign exchange rates. We cannot predict whether the Central Bank or the Brazilian government will continue to let the real float freely or will intervene in the exchange rate market through a currency band system or otherwise, or that the exchange market will not be volatile as a result of political instability or other factors. In light of these factors, we cannot predict that the real will not depreciate or appreciate in value in relation to the U.S. dollar substantially in the future. In addition, exchange rate fluctuations may also affect our financial condition. For more information on these risks, see “Risk Factors—Risks Relating to Brazil.”

The following tables set forth the commercial selling rate, expressed in reais per U.S. dollar for the periods indicated, as reported by the Central Bank.

	Exchange Rate of R$ per U.S.$
Year ended December 31,	Low	High	Average(1)	Year-End
2000	1.723	1.985	1.830	1.955
2001	1.936	2.800	2.352	2.320
2002	2.271	3.955	2.931	3.533
2003	2.822	3.662	3.072	2.889
2004	2.654	3.205	2.917	2.654

Source: Central Bank of Brazil, PTAX.

(1)	Represents the average of the exchange rates (PTAX) on the last day of each month during the relevant period.

	Exchange Rate of R$ per U.S.$
Month Ended	Low	High
October 31, 2004	2.824	2.885
November 30, 2004	2.731	2.859
December 31, 2004	2.654	2.787
January 31, 2005	2.625	2.722
February 28, 2005	2.562	2.632
March 31, 2005	2.629	2.765
April 30, 2005 (until April 13, 2005)	2.562	2.660

Source: Central Bank of Brazil, PTAX.

B.	Capitalization and Indebtedness

Not applicable.

C.	Reasons for the Offer and Use of Proceeds

Not applicable.

D.	Risk Factors

This section is intended to be a summary of more detailed discussions contained elsewhere in this annual report. The risks described below are not the only ones we face. Our business, results of operations or financial condition could be harmed if any of these risks materializes and, as a result, the trading price of the ADSs could decline.

Risks Relating to Brazil

The Brazilian government has exercised, and continues to exercise, significant influence over the Brazilian economy. Brazilian political and economic conditions have a direct impact on our business, operations and the market price of our preferred shares and our ADSs.

In the past, the Brazilian government has intervened in the Brazilian economy and occasionally made drastic changes in policy. The Brazilian government’s actions to control inflation and affect other policies have often involved wage and price controls, currency devaluations, capital controls, and limits on imports, among other things. Our business, financial condition, results of operations and the market price of our preferred shares and ADSs may be adversely affected by changes in government policies, as well as general economic factors, including:

•	currency fluctuations;

•	exchange control policies;

•	internal economic growth;

•	inflation;

•	price instability;

•	energy policy;

•	interest rates;

•	liquidity of domestic capital and lending markets;

•	tax policies (including reforms currently under discussion in the Brazilian Congress); and

•	other political, diplomatic, social and economic developments in or affecting Brazil.

Inflation and certain government measures to curb inflation may have adverse effects on the Brazilian economy, the Brazilian securities market and/or our business and operations.

Brazil has historically experienced extremely high rates of inflation. Inflation and certain of the Brazilian government’s measures taken in the attempt to curb inflation have had significant negative effects on the Brazilian economy. Since 1994, Brazil’s inflation rate has been substantially lower than in previous periods. However, inflationary pressures persist, and actions taken in an effort to curb inflation, coupled with public speculation about possible future governmental actions, have contributed to economic uncertainty in Brazil and heightened volatility in the Brazilian securities market. In 2004, the general price index, or the IGP-DI (the Índice Geral de Preços—Disponibilidade Interna), an inflation index developed by the Fundação Getúlio Vargas, a private Brazilian foundation, reflected inflation of 12.13%, compared to 7.7% in 2003 and 26.4% in 2002. If Brazil experiences significant inflation, we may be unable to increase service rates to our customers in amounts that are sufficient to cover our increasing operating costs, and our business may be adversely affected. In addition, high inflation generally leads to higher domestic interest rates and, as a result, the cost of servicing our real-denominated debt may increase. Inflation and its effect on domestic interest rates can, in addition, lead to reduced liquidity in the domestic capital and lending markets, which could adversely affect our ability to refinance our indebtedness in those markets.

Fluctuations in the value of the real against the value of the U.S. dollar may adversely affect our ability to pay U.S. dollar-denominated or U.S. dollar-linked obligations and could lower the market value of our preferred shares and ADSs.

The Brazilian currency has historically experienced frequent devaluations. The real devalued against the U.S. dollar by 18.7% in 2001. During 2002, the real continued to undergo significant devaluation due in part to the political uncertainty in connection with the elections and the global economic slowdown. In 2002, the real devalued against the U.S. dollar by 52.3%. However, the economic policies initiated by the Brazilian government in 2003 have helped to restore confidence in the Brazilian market. This, coupled with the U.S. dollar devaluation in the international market, has resulted in an appreciation of the real against the U.S. dollar of 18.2% in 2003 and 8% in 2004. However, there is no guarantee that this trend will continue or that the exchange rate will remain at current levels. Devaluations of the real would reduce the U.S. dollar value of distributions and dividends on preferred shares and the ADSs and may also reduce the market value of the preferred shares and the ADSs. See “—Selected Financial Data—Exchange Rates” for more information on exchange rates.

As of December 31, 2004, we had R$314.1 million in total debt, all of which was denominated in U.S. dollars. As of December 31, 2004, we had foreign currency derivatives in place to cover 100% of our U.S. dollar-denominated debt and U.S. dollar-linked obligations. Also, significant costs relating to our network infrastructure are payable or linked to payment by us in U.S. dollars. At the same time, while we may derive income from derivative transactions denominated in foreign currencies, all of our operating revenues are generated in reais. To the extent that the value of the real decreases relative to the U.S. dollar, our debt becomes more expensive to service and it becomes more costly for us to import the technology and the goods that are necessary to operate our business.

Deterioration in economic and market conditions in other countries, especially emerging market countries, may adversely affect the Brazilian economy and our business.

The market for securities issued by Brazilian companies is influenced by economic and market conditions in Brazil and, to varying degrees, market conditions in other Latin American and emerging market countries. Although economic conditions are different in each country, the reaction of investors to developments in one country may cause the capital markets in other countries to fluctuate. Developments or conditions in other emerging market countries have at times significantly affected the availability of credit in the Brazilian economy and resulted in considerable outflows of funds and declines in the amount of foreign currency invested in Brazil, as well as limited access to international capital markets, which may adversely affect our ability to borrow funds at an acceptable interest rate or to raise equity capital when and if there should be a need for us to do so. Adverse developments in other emerging market countries could also lead to a reduction in both demand and the market price for our preferred shares and ADSs.

Risks Relating to the Brazilian Telecommunications Industry and Us

Extensive government regulation of the telecommunications industry may limit our flexibility in responding to market conditions, competition and changes in our cost structure.

Our business is subject to extensive government regulation, including any changes that may occur during the period of our authorization to provide telecommunication services. Anatel, which is the main telecommunications industry regulator in Brazil, regulates, among other things:

•	industry policies and regulations;

•	licensing;

•	tariffs;

•	competition;

•	telecommunications resource allocation;

•	service standards;

•	technical standards;

•	interconnection and settlement arrangements; and

•	universal service obligations.

This extensive regulation and the conditions imposed by our authorization to provide telecommunication services may limit our flexibility in responding to market conditions, competition and changes in our cost structure.

Our results may be affected in the medium- or long-term as a result of the new SMP rules.

In 2002, Anatel changed the SMP regime (first enacted in December 2000), thus encouraging companies operating under the SMC system to migrate to the SMP system. Under the SMP regime, we no longer receive payment from our customers for outbound long-distance traffic, but we receive payment for the use of our network, in accordance with the network usage remuneration plan. Although the new regime has not had a significant impact on our operations to date, we cannot assure that in the future the interconnection fees that we will receive from long-distance operators will compensate us for the revenues that we would have received from our customers for outbound long-distance traffic.

Until June 30, 2004, SMP service providers could choose to establish a price cap or freely negotiate their interconnection charges. After that date, free negotiation has been the rule subject to Anatel regulations.

In addition, under the SMP regime, an SMP cellular operator will pay for the use of another SMP cellular operator’s network in the same registration area only if the traffic carried from the first operator to the second exceeds 55% of the total traffic exchanged between them. In that case, only those calls that have surpassed the 55% level will be subject to payment for network usage. This rule will remain in effect until June 30, 2005, after which no payments will be due for network usage between SMP networks, regardless of the amount of traffic. As a result, if the traffic we terminate for other SMP cellular operators exceeds the traffic they terminate for our company, our revenues and results of operations may be adversely affected.

Anatel submitted to public comment new regulations on interconnection rules. The public comment period ended on October 18, 2004, and we have presented our arguments against some of the proposals that may have adverse effect on our results. Anatel will decide whether to issue a new regulation and on its content. If these regulations take effect, they may negatively affect our revenues and results of operations.

If the inflation adjustment index now applied to our tariffs is changed, the new index may not be adequate.

The Brazilian government is considering replacing the IGP-DI, the monetary adjustment index currently used in connection with the tariffs applied in the telecommunications industry, with another index, which has not yet been identified. We cannot assure you that a new index, if any, would adequately reflect the effect of inflation on our tariffs.

We face substantial competition that may reduce our market share and harm our financial performance.

There is substantial competition in the telecommunications industry. We compete not only with companies that provide wireless services and trunking, but also with companies that provide fixed-line telecommunications and Internet access services, because of the trend toward the convergence and substitution of mobile services for these other services.

We expect competition to intensify as a result of the entrance of new competitors and the rapid development of new technologies, products and services. Our ability to compete successfully will depend on our marketing techniques, as well as on our ability to anticipate and respond to various competitive factors affecting the industry, including new services that may be introduced, changes in consumer preferences, demographic trends, economic conditions and discount pricing strategies by our competitors. To the extent that we do not keep pace with technological advances, or fail to timely respond to changes in competitive factors in our industry, we could lose a portion of our market share or experience a decline in our revenue. Competition from other mobile communications service providers in the region in which we operate may also affect our financial results by causing, among other things, the rate of our customer growth to decline and forcing us to decrease tariff rates and increase selling expenses. This could have a material adverse effect on our results of operations.

There has been consolidation in the Brazilian telecommunications market, and we believe this trend may continue. Consolidations may result in increased competitive pressures within our market. We may be unable to adequately respond to pricing pressures resulting from consolidation, which would adversely affect our business, financial condition and results of operations.

Our results of operations would be affected by a high rate of customer turnover or a decrease in our customer growth.

A high rate of customer turnover and/or a decrease in our rate of customer growth could adversely affect our results of operations as well as our competitive position. The rate of customer turnover may be the result of several factors, including limited network coverage and lack of sufficient reliability of our services, as well as increased competition in the region in which we operate and the economic conditions in Brazil.

The industry in which we conduct our business is subject to rapid technological changes and these changes could have a material adverse effect on our ability to provide competitive services.

The telecommunications industry is subject to rapid and significant technological changes. Our success depends, in part, on our ability to anticipate and adapt in a timely manner to technological changes. We expect that new products and technologies will emerge and that existing products and technologies will be further developed.

The advent of new products and technologies could have a variety of consequences for us. These new products and technologies may reduce the price of our services by providing lower-cost alternatives, or they may be superior to, and render obsolete, the products and services we offer and the technologies we use, requiring investment in new technology. The cost of upgrading our products and technology in order to continue to compete effectively could be significant, and our ability to fund the upgrading may depend on our ability to obtain additional financing.

Our controlling shareholders have a great deal of influence over our business.

As of December 31, 2004, PT Móveis SGPS, S.A. and Telefónica Móviles, S.A., our principal shareholders, owned, directly and indirectly, approximately 68.66% of our common shares and 50.58% of our total capital. PT Móveis SGPS, S.A. is 100% controlled by Portugal Telecom, SGPS, S.A. See “Item 7. Major Shareholders and Related Party Transactions—Major Shareholders.” Due to their share ownership, our principal shareholders have the power to control us and our subsidiaries, including the power to elect our directors and officers and determine the outcome of any action requiring shareholder approval, including transactions with related parties, corporate reorganizations and the timing and payment of our dividends. In addition, as Portugal Telecom and Telefónica Móviles share their participation in us equally, any disagreement or dispute between them may have an impact on the decision-making capabilities of our management.

The wireless industry, including us, may be harmed by reports suggesting that radio frequency emissions cause health problems and interfere with medical devices.

Media and other reports have suggested that radio frequency emissions from wireless handsets and base stations may cause health problems. If consumers harbor health-related concerns, they may be discouraged from using wireless handsets. These concerns could have an adverse effect on the wireless communications industry and, possibly, expose wireless providers, including us, to litigation. We cannot assure you that further medical research and studies will refute a link between the radio frequency emissions of wireless handsets and base stations and these health concerns. Government authorities could increase regulation of wireless handsets and base stations as a result of these health concerns or wireless companies, including us, could be held liable for costs or damages associated with these concerns, which could have an adverse effect on our business, financial condition and results of operation. The expansion of our network may be affected by these perceived risks if we experience problems in finding new sites which in turn may delay the expansion and may affect the quality of our services. Anatel published on July 2, 2002 Resolution No. 303 that limits emission and exposure for fields with frequencies between 9 kHz and 300 GHz. In addition, the Brazilian government is developing specific legislation for deployment of radio frequency transmission stations that will supersede the existing state and municipal laws. The new laws may create additional transmission regulations which, in turn, could have an adverse effect on our business.

Risks Relating to Our Preferred Shares and Our ADSs

Our preferred shares and our ADSs generally do not have voting rights.

In accordance with Brazilian Corporate Law and our by-laws, holders of our preferred shares, and therefore of our ADSs, are not entitled to vote at meetings of our shareholders, except in limited circumstances. See “Item 10.B. Additional Information—Memorandum and Articles of Association.”

Holders of the ADSs may find it difficult to exercise even their limited voting rights at our shareholders’ meetings.

Holders of our ADSs may exercise the limited voting rights with respect to our preferred shares represented by the ADSs only in accordance with the deposit agreement relating to the ADSs. There are practical limitations upon the ability of ADS holders to exercise their voting rights due to the additional steps involved in communicating with ADS holders. For example, we are required to publish a notice of our shareholders’ meetings in certain newspapers in Brazil. To the extent that holders of our preferred shares are entitled to vote at a shareholders’ meeting, they will be able to exercise their voting rights by attending the meeting in person or voting by proxy. By contrast, holders of the ADSs will receive notice of a shareholders’ meeting by mail from the depositary following our notice to the ADR depositary requesting the ADR depositary to do so. To exercise their voting rights, ADS holders must instruct the depositary on a timely basis. This noticed voting process will take longer for ADS holders than for holders of preferred shares. If it fails to receive timely voting instructions for all or part of the ADSs, the depositary will assume that the holders of those ADSs are instructing it to give a discretionary proxy to a person designated by us to vote their ADSs, except in limited circumstances.

In the limited circumstances in which holders of the ADSs have voting rights, they may not receive the voting materials in time to instruct the depositary to vote our preferred shares underlying their ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions of the holders of the ADSs or for the manner of carrying out those voting instructions. Accordingly, holders of the ADSs may not be able to exercise voting rights, and they will have no recourse if the preferred shares underlying their ADSs are not voted as requested.

You might be unable to exercise preemptive rights with respect to our preferred shares unless there is a current registration statement in effect that covers those rights or unless an exemption from registration applies.

You will not be able to exercise the preemptive rights relating to our preferred shares underlying your ADSs unless a registration statement under the U.S. Securities Act of 1933, as amended, or the Securities Act, is effective with respect to those rights, or unless an exemption from the registration requirements of the Securities Act is available. We are not obligated to file a registration statement. Unless we file a registration statement or an exemption from registration applies, you may receive only the net proceeds from the sale of your preemptive rights by the depositary, or, if the preemptive rights cannot be sold, they will lapse and you will not receive any value for them. For more information on the exercise of your rights see “Item 10. Additional Information.”

An exchange of ADSs for preferred shares risks loss of certain foreign currency remittance and Brazilian tax advantages.

The ADSs benefit from the certificate of foreign capital registration, which permits The Bank of New York, as depositary, to convert dividends and other distributions with respect to preferred shares into foreign currency, and to remit the proceeds abroad. Holders of ADSs who exchange their ADSs for preferred shares will then be entitled to rely on the depositary’s certificate of foreign capital registration for five business days from the date of exchange. Thereafter, they will not be able to remit non-Brazilian currency abroad unless they obtain their own certificate of foreign capital registration, or unless they qualify under Resolution 2,689 of the Central Bank of Brazil, dated January 26, 2000, known as Resolution 2,689 issued by BACEN, which entitles certain investors to buy and sell shares on Brazilian stock exchanges without obtaining separate certificates of registration.

If holders of ADSs do not qualify under Resolution 2,689, they will generally be subject to less favorable tax treatment on distributions with respect to our preferred shares. There can be no assurance that the depositary’s certificate of registration or any certificate of foreign capital registration obtained by holders of ADSs will not be affected by future legislative or regulatory changes, or that additional Brazilian law restrictions applicable to their investment in the ADSs may not be imposed in the future.

Holders of the ADSs may face difficulties in protecting their interests because we are subject to different corporate rules and regulations as a Brazilian company and our shareholders may have fewer and less well-defined rights.

Holders of the ADSs are not direct shareholders of our company and are unable to enforce the rights of shareholders under our by-laws and Brazilian Corporate Law.

Our corporate affiliates are governed by our by-laws and the Brazilian Corporate Law, which differ from the legal principles that would apply if we were incorporated in a jurisdiction in the United States, such as the State of Delaware or New York, or elsewhere outside Brazil. Even if a holder of ADSs surrenders its ADSs and becomes a direct shareholder, its rights as a holder of our preferred shares underlying the ADSs under the Brazilian Corporation Law to protect its interests relative to actions by our board of directors may be fewer and less well-defined than under the laws of those other jurisdictions.

Although insider trading and price manipulation are crimes under Brazilian law, the Brazilian securities markets are not as highly regulated and supervised as the U.S. securities markets or the markets in some other jurisdictions. In addition, rules and policies against self-dealing or for preserving shareholder interests may be less well-defined and enforced in Brazil than in the United States and certain other countries, which may put holders of our preferred shares and the ADSs at a potential disadvantage.

Exchange controls and restrictions on remittances abroad may adversely affect holders of the ADSs and the underlying preferred shares.

Brazilian law provides that whenever there is a significant imbalance in Brazil’s balance of payments or a significant possibility that such imbalance will exist, the Brazilian government may impose temporary restrictions on the remittance to foreign investors of the proceeds of their investment in Brazil (as it did for approximately six months in 1989 and early 1990) and on the conversion of Brazilian currency into foreign currencies. These restrictions could hinder or prevent the Brazilian custodian of the preferred shares underlying the ADSs or holders who have exchanged the ADSs for the underlying preferred shares from converting dividends, distributions or the proceeds from any sale of such shares into U.S. dollars and remitting such U.S. dollars abroad. In such an event, the Brazilian custodian for our preferred shares will hold the reais that it cannot convert for the account of holders of the ADSs who have not been paid. Neither the custodian nor the depositary will be required to invest the reais or be liable for any interest.

Holders of the ADSs may face difficulties in protecting their interests because we are subject to different corporate rules and regulations as a Brazilian company and our shareholders may have fewer and less well-defined rights.

Holders of the ADSs are not direct shareholders of our company and are unable to enforce the rights of shareholders under our by-laws and the Brazilian Corporation Law. Our corporate affairs are governed by our by-laws and the Brazilian Corporation Law, which differ from the legal principles that would apply if we were incorporated in a jurisdiction in the United States, such as the State of Delaware or New York, or elsewhere outside Brazil. Even if a holder of ADSs surrenders its ADSs and becomes a direct shareholder, its rights as a holder of our preferred shares underlying the ADSs under the Brazilian Corporation Law to protect its interests relative to actions by our board of directors may be fewer and less well-defined than under the laws of those other jurisdictions.

Although insider trading and price manipulation are crimes under Brazilian law, the Brazilian securities markets are not as highly regulated and supervised as the U.S. securities markets or the markets in some other jurisdictions. In addition, rules and policies against self-dealing or for preserving shareholder interests may be less well-defined and enforced in Brazil than in the United States and certain other countries, which may put holders of our preferred shares and the ADSs at a potential disadvantage. Corporate disclosures also may be less complete or informative than for a public company in the United States or in certain other countries.

Holders of the ADSs may face difficulties in serving process on or enforcing judgments against us and other persons.

We are organized under the laws of Brazil, and most of our directors and executive officers and our independent public accountants reside or are based in Brazil. Substantially all of our assets and those of these other persons are located in Brazil. As a result, it may not be possible for holders of the ADSs to effect service of process upon us or these other persons within the United States or other jurisdictions outside Brazil or to enforce against us or these other persons judgments obtained in the United States or other jurisdictions outside Brazil. Because judgments of U.S. courts for civil liabilities based upon the U.S. federal securities laws may only be enforced in Brazil if certain conditions are met, holders may face greater difficulties in protecting their interests in the case of actions by us or our directors or executive officers than would shareholders of a U.S. corporation.

Actual or anticipated sales of a substantial number of preferred shares could decrease the market prices of our preferred shares and the ADSs.

Sales of a substantial number of our preferred shares could negatively affect the market prices of our preferred shares and the ADSs. If, in the future, existing or future holders of preferred shares make substantial sales of shares, the market price of our preferred shares and, by extension, the ADSs may decrease significantly. As a result, holders of the ADSs may not be able to sell the ADSs at or above the price they paid for them.

Holders of the ADSs could be subject to Brazilian income tax on capital gains from sales of ADSs.

Historically, any capital gain realized on a sale or other disposition of ADSs between non-Brazilian holders outside Brazil was not subject to Brazilian income tax. However, a new Brazilian law provides that, commencing on February 1, 2004, “the acquiror, individual or legal entity resident or domiciled in Brazil, or the acquiror’s attorney-in-fact, when such acquirer is resident or domiciled abroad, shall be responsible for the retention and payment of the income tax applicable to capital gains earned by the individual or legal entity resident or domiciled abroad who disposes of property located in Brazil.” The Brazilian tax authorities have recently issued a normative instruction confirming that they intend to assess income tax on capital gains earned by non-Brazilian residents whose assets are located in Brazil. It is unclear whether ADSs representing preferred shares, which are issued by the depositary outside Brazil, will be deemed to be “property located in Brazil” for purposes of this law. Accordingly, we cannot determine whether Brazilian tax authorities will attempt to tax any capital gains arising from the sale or other disposition of ADSs, even when the transaction is consummated outside Brazil between non-Brazilian residents.

The relative volatility and illiquidity of the Brazilian securities markets may adversely affect holders of ADSs.

Investments in securities, such as the preferred shares or the ADSs, of issuers from emerging market countries, including Brazil, involves a higher degree of risk than investing in securities of issuers from more developed countries. The Brazilian securities market is substantially smaller, less liquid, more concentrated and more volatile than major securities markets in the United States. There is also significantly greater concentration in the Brazilian securities market than in major securities markets in the United States. These features may substantially limit the ability to sell the preferred shares underlying the ADSs at a price and time at which holders wish to do so.

ITEM 4.	INFORMATION ON THE COMPANY

A.	Our History and Development

General

We are incorporated under the laws of the Federative Republic of Brazil under the name Tele Leste Celular Participações S.A. We have the legal status of a sociedade por ações, or a stock corporation, operating under Brazilian Corporate Law. Our principal executive offices are located at Av. Silveira Martins 1036, Cabula, 41150-000 Salvador, Bahia, Brazil. Our telephone number is +55 71 387-7620, our facsimile number is +55 71 387 7602 and our website is www.vivo.com.br. The information on our website is not part of this annual report. Our agent for service of process in the United States is CT Corporation System, located at 111 Eighth Avenue, New York, NY 10011.

We are a leading provider of cellular telecommunications services in Brazil through our subsidiaries Telebahia Celular and Telergipe Celular, according to market share data published by Anatel.

The chart below shows the major companies in our ownership structure as of December 31, 2004.

Telebrás and the Privatization

Tele Leste was created as a result of a restructuring of Telebrás in 1998. Before 1972, there were more than 900 telecommunications companies operating throughout Brazil. Between 1972 and 1975, Telebrás and its operating subsidiaries, known as the predecessor companies, and collectively known as the Telebrás System, were created, acquiring almost all of the telecommunications companies in Brazil, and creating a near monopoly over the provision of public telecommunications services in Brazil.

In 1995, the federal government began a comprehensive reform of Brazil’s telecommunications regulatory system. In July 1997, Brazil’s national congress adopted the General Telecommunications Law, which provided for the establishment of a new regulatory framework, the introduction of competition and the privatization of the Telebrás System. In January 1998, in preparation for the restructuring and privatization of the Telebrás System, the cellular telecommunications operations of the Telebrás System were spun off into separate companies. In May 1998, the Telebrás System was restructured to form, in addition to Telebrás, 12 new holding companies. Virtually all of the predecessor companies’ assets and liabilities were allocated to new holding companies, which we refer to as the new holding companies. Tele Leste was one of the new holding companies. Tele Leste was allocated all of the share capital held by Telebrás in Telebahia and Telergipe, the cellular operating companies that had provided cellular telecommunications service in the states of Bahia and Sergipe, respectively since 1993. The Brazilian government’s common shares of Tele Leste’s capital stock were purchased by a consortium comprising Iberdrola Investimentos Sociedade Unipessoal Ltda., an equity investment company controlled by Iberdrola S.A., or Iberdrola (62%), and Telefónica Internacional S.A., a subsidiary of Telefónica S.A. which focuses in telecommunications investments outside of Spain (38%).

Purchase of Shares from Iberdrola

On April 5, 2001, Telefónica S.A. and Iberdrola S.A. signed an agreement through which Telefónica S.A. agreed to acquire all the Iberdrola group’s shareholdings in the Brazilian telecommunications operators in which both groups held interests. As a consequence, Telefónica S.A. acquired all the capital stock held directly and indirectly by the Iberdrola group in our capital. In exchange, Iberdrola received shares of Telefónica S.A. In May 2002, Telefónica S.A. contributed its equity interest in us to its affiliated company Telefónica Móviles S.A.

Brasilcel

TLE is controlled by Brasicel N.V., or Brasicel. On January 23, 2001, Portugal Telecom and Telefónica Móviles entered into a strategic agreement to create a mobile services company in Brazil that would aggregate all of their investments in cellular telecommunications businesses to the extent permitted under Brazilian law. In December 2002, Anatel approved the joint venture between Portugal Telecom and Telefónica Móviles. This joint venture, named Brasilcel N.V., or Brasilcel, with headquarters in the Netherlands, has 40.5% of the total market in Brazil, with 26.5 million users at December 31, 2004, according to market share data published by Anatel. Its operations cover an area of approximately 130 million inhabitants, or 73% of the Brazilian population, and approximately 83% of its GDP. Portugal Telecom and Telefónica Móviles are managing the joint venture on an equal basis.

In December 2002, Portugal Telecom and Telefónica transferred to Brasilcel all of their direct and indirect interests in:

•	Telesp Celular Participações S.A., which controls an A Band operator in the state of São Paulo and Global Telecom, a B Band operator in the states of Paraná and Santa Catarina, and Tele Centro Oeste Celular Participações S.A.;

•	Tele Leste Celular Participações S.A., which controls A Band operations in the states of Bahia and Sergipe;

•	Tele Sudeste Celular Participações S.A., which controls A Band operators in the states of Rio de Janeiro and Espírito Santo; and

•	Celular CRT Participações S.A., which controls an A Band operator in the state of Rio Grande do Sul.

Vivo

All of the operating companies participating in the joint venture between Portugal Telecom and Telefónica Móviles, named Brasilcel, have been operating under the brand name “Vivo” since April 2003. Consolidation of a unified commercial model for the whole country centered on the Vivo brand, substituting the different brands under which the different companies offered their services in their respective states. The common commercial strategy of Vivo is to increase their customer base as well as revenues, by retaining customers as well as maintaining their distribution channels. The launching of the Vivo brand was accompanied by loyalty programs and other measures designed to contribute to the success of the commercial strategy.

VTO—Voluntary Public Tender Offer

On October 8, 2004, Brasilcel concluded its public tender offer for the acquisition of up to 16,723,247,000 of our common shares and 92,499,407,000 of our preferred shares. The number of tendered shares exceeded the maximum number to be acquired by Brasilcel. As a result, each shareholder that tendered shares received 0.3403 common shares and 0.4250 preferred shares for each share tendered.

After the VTO, Brasilcel held, directly and indirectly, 50.58% of our total capital stock represented by 68.66% of our common shares and 40.94% of our preferred shares.

Capital Expenditures

The primary focus of our capital expenditure program has been, and continues to be, the improvement of the capacity of the services we currently offer, the offering of new services and the development of information systems.

The following table sets forth our capital expenditures for the periods presented:

	Year ended December 31,
	2004	2003	2002
	(in millions of reais)
Automatic switching equipment	39.2	12.2	4.8
Transmission equipment	27.7	16.5	16.3
Real estate		0.1	5.4
Information technology	6.1	8.5	8.1
Others(1)	30.5	33.9	42.5

Total capital expenditures	103.5	71.2	77.1

(1)	Consisting primarily of free handset rentals, network constructions, furniture and fixtures, office equipment, and store layouts.

We anticipate that our capital expenditures for 2005 will be approximately R$90.9 million. We intend to fund these capital expenditures mostly with cash generated from operations and by issuing additional debt. See “Item 5.B. Liquidity and Capital Resources.”

B.	Business Overview

Overview

According to market share data published by Anatel, we are a leading provider of cellular telecommunications services in Brazil through our subsidiaries Telebahia Celular and Telergipe Celular in the Brazilian states of Bahia and Sergipe, respectively, referred to in this annual report as our Region. At December 31, 2004, we had 1,320,791 customers. Our net operating revenues in 2004, 2003 and 2002 were as follows:

	Year ended December 31,
	2004	2003	2002
	(in millions of reais)
Telebahia Celular	405.2	370.6	357.4
Telergipe Celular	106.1	84.2	82.7
Intercompany eliminations	(24.3)	(13.5)	(8.7)

Total	487.0	441.3	431.4

We provide mobile telecommunications services on a frequency range known as A Band in Region I of the General Authorization Plan—PGA, which covers 31% of the municipalities and 68% of the population of our Region. At December 31, 2004, we had approximately 1,321 thousand lines in service, a 17.3% increase from the end of the previous year, and a market share of approximately 42% in our Region, a decrease of 13% from the end of the previous year.

Our Operations

The following table sets forth information on our cellular telecommunications base, coverage and related matters at the dates and for the periods presented.

	Year ended December 31,
	2004	2003	2002
Cellular lines in service at year-end	1,320,791	1,126,244	972,729
Contract customers	293,097	290,798	299,376
Prepaid customers	1,027,694	835,446	673,353
Customer growth during the year	17.3%	16.4%	18.3%
Churn(1)	35.3%	34.3%	25.5%
Estimated population of region at year-end (million)(2)	15.5	15.4	15.1
Estimated covered population at year-end (million)(3)	10.5	10.5	9.5
Percentage of population covered at year-end(4)	68%	68%	63%
Penetration at year-end(5)	20.1%	13.4%	10.6%
Percentage of municipalities covered	31.3%	30.6%	29.4%
Average monthly minutes of use per customer(6)	89	106	101
Estimated market share(7)	42.3%	55.2%	60.4%

(1)	Churn is the number of customers that leave us during the year, calculated as a percentage of the simple average of customers at the beginning and the end of the year.
(2)	Projections based on estimates of the Instituto Brasileiro de Geografia e Estatística—IBGE.
(3)	Number of people within our Region that can access our cellular telecommunications signal.
(4)	Percentage of the population in our Region that can access our cellular telecommunications signal.
(5)	Number of cellular lines in service in our Region including those of our competitors, divided by the population of our Region.
(6)	Average monthly minutes of use per lines in service is the total minutes of calls received and made by our customers divided by the average of lines in service during the relevant year (includes roaming in and excludes roaming out).
(7)	Estimate based on all lines in service in our Region at year end.

Our Services

We provide cellular telecommunications services using both digital and analog technologies. Our network provides both CDMA digital service and AMPS, or analog services. All our services are provided in the frequency of 850 MHz.

We provide voice and ancillary services, including voicemail and voicemail notification, call forwarding, three-way calling, caller identification, text messaging, limitation on the number of used minutes, cellular chat room, and data service such as wireless application protocol service through which clients can access WAP sites and portals. We offer direct access to the Internet through either PCMCIA cards (Personal Computer Memory Card International Association, an organization consisting of some 500 companies that has developed standardized small, credit card-sized devices, called PC Cards) designed to connect compatible PDA’s (Personal Digital Assistant, a handheld device that combines computing, telephone, fax, Internet and networking features) and laptops or cellular phones by cable connection that offers to corporate subscribers secure access to their intranet and office resources. We also offer some new services like Multimedia Message Service, MExE (Mobile

Execution Environment) that enable the handset to download applications and execute them at the mobile and a user interface with icons at the handset to identify the main services, such as Voice Mail, Downloads, text messaging (SMS), for a friendlier access to our services.

In addition, in 2004 we launched:

•	“Vivo Direto” service—this service allows users to make individual and group calls;

•	“Vivo Encontra” (LBS)—a group of Location Based Services, including “Vivo Localiza,” using gpsOne as a location technology a service that allows users to locate each other;

•	“Vivo Aqui Perto”—a city-guide application;

•	“Vivo Agenda” (Synchronized Agenda)—this service allows users to back up their contact lists and to recover any information lost in case of robbery or loss;

•	“Vivo em Ação”—an alternative-reality game that encourages the client to use different ancillary services;

•	“Vivo Avisa”—this service makes the client aware of calls missed when their phone is unavailable;

•	“Olho Vivo” (video monitoring)—(launched in March 2004), this was the first monitoring application in Brazil. Subscribers can see real-time images of a webcam connected to a PC through their personal mobile at a rate of 4 frames per second; and

•	“TV no Celular” (video streaming)—(launched in October 2004), this was the first application of streaming in Brazil. Subscribers can see real-time audio and television images through their personal mobiles.

We offer roaming services, through agreements with local cellular service providers throughout Brazil and other countries that allow our subscribers to make and receive calls while out of our concession areas. We also provide reciprocal roaming services to subscribers of those cellular service providers while they are in our concession areas.

Our Region

The combined population of our Region is approximately 15.5 million, representing 8.6% of Brazil’s total population, and encompassing 16 metropolitan areas with populations in excess of 100,000, including Salvador, Brazil’s third largest city, which has approximately 2.6 million inhabitants. Approximately 67% of the population of the state of Bahia and 71% of the population of the state of Sergipe live in urban areas.

We provide mobile telecommunications services on a frequency range known as A band in an area that covers 31.3% of the municipalities and 68% of the population of our Region.

The following table sets forth population, gross domestic product (GDP) and per capita income statistics for each state in our Region at the dates and for the year indicated.

	At December 31, 2004		Year ended December 31, 2004
Area	Population (in millions)(1)	Percent of Brazil’s population(1)	GDP (in millions of reais)(1)(2)	Percent of Brazil’s GDP(3)	Per capita income (in thousands of reais) (1)(2)
Bahia state	13.7	7.5	81,627	4.6	5,964
Sergipe state	1.9	1.1	12,481	0.7	6,452
Our Region	15.6	8.6	94,108	5.3	12,416

Source: IBGE (Instituto Brasileiro de Geografia e Estatística—Brazilian Institute of Geography and Statistics). We calculated the GDP for the states based on the last available percentages published by IBGE in previous years.

(1)	Estimates from IBGE for end of year 2004.

(2)	Our estimates are expressed in nominal reais.
(3)	Nominal Brazilian GDP was R$1,769 billion as of December 2004, calculated by IBGE.

Our business, financial condition, results of operations and prospects depend, in part, on the performance of the Brazilian economy. See “Item 3D. Risk Factors.”

Marketing and Sales

We closely follow the developments in the markets where we operate and constantly launch new promotions and advertising campaigns. A strong customer acquisition policy has been implemented across all of our operators through aggressive mass sales promotions and segmented actions. Efforts to acquire new customers for prepaid and postpaid services have mostly been made through joint promotions designed to increase intranet traffic and stimulate the use of data services.

With the premise of keeping a sustainable customer base, the acquisition promotions have also been open to current customers who wish to change their cell phones. We are actively involved in a high-value customer loyalty program by offering aggressive discounts on cell phones through direct marketing actions.

We currently have 25 shops and kiosks of our own, in addition to an independent authorized service network, comprised of both exclusive and nonexclusive dealers, with 394 service points capable of selling services and cell phones. The credit recharges are available for customers in more than 9,720 sites.

Customer Service

As part of the strategy for standardizing service provided to our customers, we have outsourced 100% of the customer services while keeping full management control. These services are available on a 24-hour basis from our call center and our website.

Satisfaction evaluation

Customer satisfaction is evaluated by regular satisfaction surveys. In 2004, 10,000 Vivo operating companies’ customers across the country, among them 1,666 of our customers, participated in a survey about customer assistance, technical assistance, products and services. The overall satisfaction mark was 8.3 on a range from 1 to 10. Several actions have since been taken out in order to increase our customer satisfaction.

Assistance to customer claims

TLE’s staff is trained to assist and provide information to customers with respect to the services we provide.

Vivo group’s customer service, including TLE’s was ranked first in 2003 and 2004 in a survey entitled “Companies That Most Respect Consumers”, carried out by the IBRC (Brazilian Institute of Customer Relations) for the Consumidor Moderno (Modern Consumer).

In 2004, the Vivo operating companies, including TLE, received the following awards for consumer service:

•	“Prêmio Consumidor Moderno de Excelência em Serviços ao Cliente” (Revista Consumidor Moderno, 2004)—(“Excellence in Customer Services” awarded by the magazine Consumidor Moderno;

•	Guilherme Portela, VIVO operating company’s Customer Vice-President was awarded “B2B Executive of The Year 2004” by B2B Magazine;

•	“Melhor Sistema com Internet” granted by ABT” (Associação Brasileira de Telemarketing)—“Best Internet System” awarded by ABT (the Brazilian Telemarketing Association); and

•	“Melhor Operação de Relacionamento em Call Center Próprio ou Terceirizado—Ativo/Receptivo”—granted by ABT (Associação Brasileira de Telemarketing)—“Best Call Center Service Operation” awarded by ABT (the Brazilian Telemarketing Association).

Our Network

Before November 1998, our network used only AMPS analog technology. After the privatization, we began to use CDMA digital technology. Digitalization offers certain advantages, such as greater network capacity and additional revenue through the sale of value-added services. Digital cellular telecommunications service also reduces the risk of fraud. We continue to increase network capacity and coverage to improve our quality of service and to meet customer demand.

As of December 31, 2004, our network covered 31.30% of the municipalities, or 67.85% of the population, of our Region. Our network provides both CDMA digital and AMPS analog services. Our network is connected primarily through a fiber-optic transmission system we lease from Tele Norte Leste Participações S.A., or Telemar. It also includes cellular switches, base stations, and other communication devices, such as voicemail, prepaid service, SMS and Home Location Registers. NEC do Brasil S.A., Ericsson Telecomunicações S.A., Nortel Networks—Northern Telecom do Brasil, Motorola Industrial Ltda., Motorola Services Ltda. and Lucent Technologies do Brasil, Ind. e Com. Ltda. are our main suppliers. We continue to increase network capacity and coverage to improve service quality and to meet consumer demand.

Our advanced network management technology ensures global management and supervision of our network process and performance. The network management center can identify any problems in our, and in other, networks using the failure and signal monitoring systems. In addition, quality and service standards are constantly monitored. The network management center is integrated with the maintenance and operations center, which is designed to supervise our Network Elements, Infrastructure and Transmission, and operate the Radio Network Elements, Computing Centrals, Backbone and Service Platforms.

Our network is equipped to provide continuity of service to our customers in the event of network interruptions. We have developed contingency plans for potential catastrophes in our switching centers, power supply interruptions and security breaches.

Telecommunications concessions or authorizations require companies to meet certain obligations for service quality and annual network expansion. See “—Regulation of the Brazilian Telecommunications Industry—Obligations of Telecommunications Companies.” We have already met all of our network expansion obligations required under our authorization.

Sources of Revenue

We generate revenue from:

•	usage charges, which include charges for outgoing calls, roaming charges, Internet access through wireless application protocols and prepaid card charges;

•	monthly subscription charges;

•	interconnection charges (or network usage charges), which are amounts that we charge to cellular, fixed-line and long distance service providers for the use of our network;

•	other charges, including charges for text messaging services (SMS), call forwarding, call waiting, call blocking voicemail and;

•	the sale of handsets and accessories.

Our rates are subject to approval by Anatel. See “—Regulation of the Brazilian Telecommunications Industry—Rate Regulation.”

The table below sets forth our net operating revenues by category of activity for the periods presented:

	Year ended December 31,
	2004	2003	2002
	(in thousands of reais)
Usage charges	283,626	273,735	273,798
Monthly subscription charges	39,928	38,412	48,563
Interconnection charges	202,452	181,097	179,849
Other	28,133	20,617	13,800

Gross revenue from services	554,139	513,861	516,010
Handsets and accessories sales	155,408	106,441	86,477

Gross revenue	709,547	620,302	602,487
Value-added and other indirect taxes	(138,837)	(119,437)	(112,259)

Discounts granted and return of goods	(83,690)	(59,598)	(58,833)

Net operating revenues	487,020	441,267	431,395

Contract Customers

Since October 1994, cellular telecommunications service in Brazil, unlike in North America, has been offered on a “calling-party-pays” basis, under which customers pay only for calls they originate. In addition, customers pay roaming charges on calls made or received outside of their home registration area.

Customer charges are calculated based on the customer’s calling plan, the location of the party called, the place from which the call originates and certain other factors, as described below. Our Region is divided into six registration areas, designated for payment purposes, comprised of five areas in the state of Bahia and of one area in the state of Sergipe.

Interconnection Charges

We earn revenues from any call originated in another cellular or fixed-line service provider network connecting one of our customers. We charge the service provider from whose network the call originates a network usage charge for every minute our network is used during the call. See “—Operating Agreements—Interconnection Agreements.” Tariff increases are subject to Anatel´s review and approval.

Bill and Keep

Anatel adopted “Bill & Keep” rules for interconnection charges in July 2003. The rules provide that companies under the SMP regime are not required to pay tariffs for the use of the local network of another SMP provider as long as customers use local service (i.e., make calls in the same registration area) and as long as there is a traffic balance between the providers. However, when traffic from the SMP provider that originates the call to the SMP provider that terminates the call represents more than 55% of the total local traffic between the two providers, the SMP provider who originates the higher traffic through the other provider’s network must pay to such other provider the local usage tariff for the portion of the traffic that exceeds 55%. This rule will remain in effect until June 30, 2005. Thereafter, SMP operators may adopt full Bill & Keep, by which no remuneration will be due for network usage among SMP networks, regardless of the amount of carried traffic.

Roaming Fees

We receive revenue pursuant to roaming agreements with other cellular service providers. When a call is made from within our Region by a customer of another cellular service provider, that service provider pays us for the call at the applicable rate. Conversely, when one of our customers makes a cellular call outside our Region, we must pay the charges associated with that call to the cellular service provider in whose region the call originates. See “—Operating Agreements—Roaming Agreements.”

Handset Sales

We sell dual-mode (800MHz CDMA/AMPS) and tri-mode (1900MHz CDMA and 800MHz CDMA/AMPS) cellular handsets through our own stores and dealers. We also sell dual-mode TDMA (800MHz TDMA/AMPS and 800 MHz AMPS) for the current TDMA operation where we are implementing a CDMA overlay. Although we still have some customers using analog service (approximately 3.0% of our total customer base at December 31, 2004), we have implemented a series of actions, such as providing discounts on digital handsets, discounts on monthly fees for digital services, digital handset rentals and free digital handsets to our high value customers, to encourage analog customers to transfer to digital service. Our current suppliers are, among others, Motorola, LG, Samsung and Nokia.

Operating Agreements

We have an agreement with Telemar to lease physical space, real estate, air conditioning, energy, security and cleaning services. We lease from Telemar transmission capacity necessary to complete the construction of our network infrastructure.

Interconnection Agreements

The terms of our interconnection agreements include provisions with respect to the number of connection points and traffic signals. See “—Regulation of the Brazilian Telecommunications Industry—Obligations of Telecommunications Companies” and “—Interconnection.”

We believe that our subsidiaries have adequate interconnection agreements with all the fixed line operators and long distance carriers they need for the provision of their services. We also believe that our subsidiaries have all the necessary interconnection agreements with local distance carriers.

Roaming Agreements

We are a member of the Brazilian Roaming Committee, a group comprised of the 21 companies providing cellular services in Brazil through either A and B bands. The Committee was created to standardize roaming services in Brazil and elsewhere.

The roaming agreements require us and the other cellular service providers to provide service to roaming customers on the same basis that each member provides service to its own customers, and to carry out a monthly reconciliation of roaming customer usage charges.

We offer automatic international roaming in Argentina, Uruguay, Chile, Dominican Republic and South Korea. Currently the markets of the United States, Mexico and Canada are offered to our customers through third-party partners, as well as Japan. Since 2000, we have provided international GSM services through the use of GSM handsets in most parts of Europe, Africa, Asia and Oceania.

Taxes on Telecommunications Services and Handset Sales

The cost of telecommunications services and handset sales to customers incorporates a variety of taxes, including:

•	ICMS. Imposto sobre Circulação de Mercadorias e Serviços, or ICMS, is a state tax imposed at varying rates from 7% to 27% on certain revenues from the sale of goods and services, including telecommunications services.

•	COFINS. Contribuição para Financiamento da Seguridade Social, or COFINS, is a federal social contribution tax imposed on the gross operating revenue less discounts and returns. In December 2003, Law No. 10,833 was enacted, making such contribution noncumulative and increasing the rate from 3.0% to 7.60%, except in connection with telecommunication services, where the rate continues to be 3.0%.

•	PIS. Programa de Integração Social, or PIS, is a federal social contribution tax which corresponds to 1.65% of the gross operating revenue less discounts and returns, except in connection with telecommunication services, where the rate is 0.65%.

•	FUST. Fundo de Universalização dos Serviços de Telecomunicações, or FUST, is a federal social contribution which corresponds to 1% of the net revenue generated by telecommunications services (other than interconnection charges). The purpose of the FUST is to fund a portion of the costs incurred by telecommunication service providers to meet the universal service targets required by Anatel, in case the service providers are unable to fund, in whole or in part, such costs.

•	FUNTTEL. Fundo para Desenvolvimento Tecnológico das Telecomunicações, or FUNTTEL, is a federal social contribution which corresponds to 0.5% of the net revenue generated by telecommunications services (other than interconnection charges). The purpose of FUNTTEL is to promote the development of telecommunications technology in Brazil and to improve competition.

•	FISTEL. Fundo de Fiscalização das Telecomunicações, or FISTEL, is a federal tax applicable to telecommunications transmission equipment. The purpose of FISTEL is to provide financial resources for the Brazilian federal government to control and inspect the industry. This tax is divided in two parts: Taxa de Fiscalização de Funcionamento and Taxa de Fiscalização de Instalação. Taxa de Fiscalização de Funcionamento is based on the total number of customers at the end of the previous fiscal year. Taxa de Fiscalização de Instalação is based on (i) the net monthly additions (new customers less churn) and (ii) the total number of radio base stations.

Billing and Collection

Pursuant to Brazilian law, customers must receive a bill at least five days before the due date, and companies must allow customers at least 15 days from the due date to pay overdue accounts before suspending outgoing service for nonpayment. Customers may choose from a number of billing options, including traditional paper bills, direct withdrawal from the customer’s bank account and some deferred payment options. We have also introduced a new billing service through which customers can receive and pay bills via the Internet. In 2004, we estimate that approximately 52% of our invoices were paid in full on a timely basis. Approximately 69% were paid before the first reminder was sent, and 85% were paid before the second reminder was sent.

We have established a uniform policy for dealing with delinquent customer accounts. If a subscriber’s payment is more than 15 days past due, outgoing service may be suspended and if payment is more than 40 days past due, both outgoing and incoming services are suspended until full payment for all outstanding charges is received. If a customer’s payment is more than 90 days past due, service is discontinued.

Our collection system has an excellent mechanism for tracking customers who are delinquent in making payments. Our collections department has had a continued success rate collecting payments from customers. In addition, we have employed six outside collection agencies that recover payments that are more than 90 days past due. We provision for customer accounts over 90 days past due and write off customer accounts that are over 180 days past due. We wrote off approximately R$11.1 million for unpaid accounts in 2004. Our provisions for doubtful accounts amounted to 1.6%, 1.9% and 2.2% of our gross operating revenue in 2004, 2003 and 2002 respectively. These figures are calculated as dividing the total amount of provisions for the allowance for doubtful by gross operating revenues. See “Item 5. Operating and Financial Review and Prospects—Operating Results—Results of Operations for 2004, 2003 and 2002—Operating Expenses.” We offer an installment payment plan for those with overdue amounts.

We receive roaming fees from other cellular service providers when their subscribers make cellular calls while within our Region, and pay roaming fees to other cellular service providers when our subscribers make cellular calls while outside of our Region. See “Item 4—Information on the Company—Business Overview—Sources of Revenue—Roaming Fees.” We receive network usage fees from other service providers when their subscribers make calls that terminate on a cellular telephone within our Region, and we pay network usage fees when our subscribers make calls that terminate on the network of another service provider. See “Item 4—Information on the Company—Business Overview—Sources of Revenue—Interconnection Charges.” At the end of each month, our company and the other service providers reconcile the amounts owed between them and settle on a net basis. For international and domestic long-distance calls made by its subscribers, our company forwards the amount registered on account of such calls to a clearinghouse operated by Embratel—Empresa Brasileira de Telecomunicações S.A and charges the carriers a fee for the use of its cellular telecommunications network.

Fraud Detection and Prevention

We incur significant costs to mitigate the unauthorized use of our wireless networks, particularly our analog cellular networks. We strive to detect, monitor and reduce the incidence of fraud. Fraud affects interconnection costs, capacity costs, administrative costs and payments to other carriers for unbillable fraudulent roaming. The two most prevalent types of fraud are cloning fraud, and subscription fraud.

Cloning fraud consists of duplicating the cellular signal of a bona fide customer, enabling the perpetrator of the fraud to make calls using the customer’s signal. We ultimately bear the costs of all fraudulent calls originating from our cell phone base. We have installed a fraud detection system that analyzes various aspects of customers’ usage in order to detect cloning fraud. In addition, the introduction of digital service is significantly reducing the incidence of cloning fraud.

Subscription fraud occurs when a person, typically using false or stolen documents, obtains cellular telecommunications service, and then incurs substantial charges that are billed to a customer who does not exist or who did not request the service. Nevertheless, it is difficult for us to reduce the losses associated with this type of fraud because of Anatel’s application of Rule 05/78, which prohibits the suspension of service prior to an account being 15 days past due. We may, however, suspend service when the subscription is under suspicion and fraud has been confirmed by means of specific procedures. In such cases, the rules imposed by Anatel do not prevent the suspension of service.

In order to safeguard ourselves against fraudulent activities, we review documentation provided by customers and conduct a credit check prior to initiating service. We rely on the data base of specialized credit agencies to further reduce this type of fraud.

We have implemented certain detection and prevention measures in an effort to reduce fraud-related losses, including the automatic review of call detail records in the states of Bahia and Sergipe to identify abnormal calling patterns. Fraud prevention measures include restrictions on international calls from a given number, restrictions on international calls to certain high-risk destinations, automatic blocking of calls to certain high-risk destinations and restrictions on three-way calling by customers with international direct-dial access.

We have installed, and are a part of, a nationwide fraud detection system. This system aids in fraud detection in various ways, including identifying simultaneous usage by a single customer, call frequency and unusually high usage patterns. We are able to monitor telecommunication usage by our customers even when they are located outside of our areas.

Competition

We face intense competition in all the areas in which we operate, principally from other cellular service providers and also from fixed line operators. Many of these competitors are part of large, national or multinational groups and therefore have access to financing, new technologies and other benefits that derive from being owned by such a group. Fixed line operators generally charge much lower tariffs than cellular service providers.

Our principal cellular competitor is Maxitel, which operates in the states of Bahia, Sergipe and Minas Gerais. Maxitel began providing cellular telecommunications services based on the Time Division Multiple

Access, or TDMA, digital standard in our Region in April 1998. Maxitel also acquired a license to provide cellular telecommunications services in the neighboring state of Minas Gerais. Maxitel’s rights and obligations under its authorization are substantially identical to our rights and obligations under our authorizations. Maxitel’s customers use dual-mode cellular handsets, which operate with Advanced Mobile Phone Service analog networks, such as ours, as well as MA networks and GSM handsets. Maxitel is indirectly controlled by TIM and since the beginning of 2002 it has been using the TIM brand as part of its commercial strategy.

Our principal fixed-line competitor is Telemar Norte Leste S.A.

We also compete with certain other wireless telecommunications services, such as mobile radio (including digital trunking technology, offered by Nextel), paging and beeper services, which are used by some in our areas as a substitute for cellular telecommunications services. These competing wireless telecommunications services are generally less expensive than mobile telecommunications services.

Satellite-operated services, which provide nationwide coverage, are also available in Brazil. Although these satellite services have the advantage of covering much larger areas than those covered by the cellular telecommunications services, they are considerably more expensive than the cellular telecommunications services we offer and do not provide competitive coverage inside buildings. Currently, our company does not plan to offer satellite-operated services (other than those included in the roaming contracts entered into with providers of satellite services), though we may offer such services in the future.

There can be no assurance that the entry of new competitors will not have significantly adverse effects on our business, financial condition, or the results of our operations or prospects. Any adverse effects on our market share, which result from pressures originating from competition, will depend on several factors which cannot be assessed with precision and which are therefore beyond our control. Among such factors are the identify of the competitors, their strategy and ability to conduct business, market conditions prevailing at the time, rules applicable to the new market participants and to us, as well as the effectiveness of our efforts to prepare for an to face the strong competition. There may also be competitors with higher technical capacity and more resources than ours.

Regulation of the Brazilian Telecommunications Industry

General

Our business, the services we provide and the prices we charge are subject to regulation under the General Telecommunications Law and various administrative enactments, which regulate the services provided by Brazilian telecommunications operators.

Anatel is the agency that regulates telecommunications under the General Telecommunications Law and the July 2001 Regulamento da Agência Nacional de Telecomunicações, known as the Anatel Decree. Anatel is financially and administratively independent of the Brazilian government. However, Anatel maintains a close relationship with the Ministry of Communications. Any regulation proposed by Anatel is subject to a period of public comment, which may include a public hearing. Anatel’s actions can be challenged in the Brazilian courts. On November 25, 1998, Anatel enacted “Resolution 73—Regulation of Telecommunication Services,” which regulates, in detail, the new comprehensive framework for the provision of telecommunications services in Brazil established by the General Telecommunications Law.

Concessions and Authorizations

Before January 2000, Anatel had only authorized two mobile service providers in each of the ten franchise areas under A Band and B Band. A Band and B Band mobile service providers were granted concessions pursuant to the Lei Mínima, or the Minimum Law. Each concession is a specific grant of authority to supply cellular telecommunications services, subject to certain requirements contained in the applicable list of obligations appended to each concession. If a mobile service provider wishes to offer any telecommunications service other than those authorized by its concession, it may apply to Anatel for an authorization to offer such other services.

In accordance with the General Telecommunications Law, a concession relates to the provision of telecommunication services under the public regime, as determined by the public administration. A concession may only be granted upon a prior auction bidding process. As a result, regulatory provisions are included in the relevant concession agreements and the concessionaire is subject to public service principles of continuity, changeability and equal treatment of customers. Also, Anatel is empowered to direct and control the performance of the services, to apply penalties and to declare the expiration of the concession and the return of assets of the concessionaire to the government authority upon termination of the concession. Another distinctive feature is the right of the concessionaire to maintain certain economic and financial standards. The concession is granted for a fixed period of time and is generally renewable only once.

An authorization is a permission granted by the public administration under the private regime, which may or may not be granted upon a prior auction bidding process, to the extent that the authorized party complies with the objective and subjective conditions deemed necessary for the rendering of the relevant type of telecommunication service in the private regime. The authorization is granted for an indeterminate period of time. Under an authorization, the government does not guarantee to the authorized company the economic-financial equilibrium, as is the case under concessions.

SMP Regulation

In November 2000, Anatel adopted certain regulations for the issuance of new licenses to provide wireless communication services through SMP. The personal mobile service providers were intended to compete with the then existing cellular operators in the various regions of Brazil. These regulations divided Brazil into three main regions covering the same geographic area as the concessions for the fixed-line telecommunication services. Anatel organized auctions for three new licenses for each of those regions. The terms of the new licenses provided that the services would be operated in the 1,800 MHz radio frequency bands, denominated C Band, D Band and E Band. These new licenses were auctioned by Anatel and awarded during the first quarter of 2001, at the end of 2002 and in September of 2004.

Under these new licenses:

•	services are to be provided using the 1,800 MHz frequency;

•	each operator may provide domestic and international long-distance services in its licensed area;

•	existing cellular service providers, as long as they do not have partnerships with fixed-line operators, and can bid for C Band, D Band and E Band SMP licenses. However, fixed-line operators, their controlling shareholders and affiliated cellular providers can only bid for D Band and E Band licenses;

•	a cellular operator, or its respective controlling shareholders, may not have geographical overlap between licenses; and

•	current A Band and B Band cellular service providers can apply for an extra frequency range.

Pursuant to the SMP services regulation, each of the three main regions is divided into registration areas, or tariff areas.

In order to transfer our services to SMP, we were required to comply with several technical and operational conditions, including, among others, the adoption of a carrier selection code for long distance calls originating from our network.

Under the General Telecommunications Law, all mobile telecommunications service providers must provide interconnection upon the request of any other mobile or fixed-line telecommunications service provider. Until

June 30, 2004, SMP service providers could opt to establish a price cap or freely negotiate their interconnection charges. The conditions of the network usage fee negotiation were regulated by Anatel. Under the new regulatory framework, which is expected to be in effect as of 2005, free negotiation will be the rule. Anatel has submitted to public comment new regulations on interconnection rules. The public comment period ended on October 18, 2004 and we have presented our arguments against some of the proposals that may have adverse effect on our results. Anatel will decide whether to publish a new regulation and on its content. The new rules may negatively affect our revenues and results of operations.

If the parties cannot reach an agreement on the terms of interconnection, including with respect to the interconnection tariff, Anatel will act as the final arbiter. Because Anatel considers us to be affiliated with Telefónica, which already provides wireline long distance services in the state of São Paulo and was awarded a license to provide these services nationwide, Anatel will not award a wireline long distance license to us. Although we and other mobile operators have requested that Anatel revise the current SMP regime, there can be no assurance it will do so. Under the SMP regime, we will receive revenues from interconnection fees paid to us by wireline long distance operators due to long distance traffic originating and terminating on our network.

The authorizations consist of two licenses: one to provide mobile telecommunications services, and another to use the frequency spectrum for a period of 15 years. The frequency license is renewable for another 15-year period upon the payment of an additional license fee.

Telebahia Celular and Telergipe Celular both hold a national and international authorization for Multimedia Communication Services (Serviços de Comunicação Multimídia, or SCM).

Benefit of the SMP System

According to the General Telecommunications Law and Decree No. 2056/96, control of the concessionaire can only be transferred after five years from the date of the privatization in the case of A Band concessionaires or the commencement of services in the case of B Band concessionaires. On the other hand, under the SMP system, the authorization or control of the authorized party can be transferred through merger of the relevant cellular mobile service provider, whether it is providing services under the A Band or the B Band.

Obligations of Telecommunications Companies

As a telecommunications service provider, we are subject to regulations concerning quality of service and network expansion, as established in our authorizations and our original concession agreements.

Any breach by the companies of telecommunications legislation or of any obligation set forth in their authorizations may result in a fine of up to R$50 million.

Our new authorizations impose obligations to meet higher quality of service standards, such as the system’s ability to make and receive calls, call failure rates, the network’s capacity to handle peak periods, failed interconnection of calls and customer complaints. Anatel published the method for collecting these quality service standards data on April 23, 2003 (Anatel Resolution No. 335/03).

Interconnection

Under the General Telecommunications Law, telecommunications service providers are classified as providers of either collective or restricted services. All cellular operators, including SMP service providers, are classified by Anatel as collective service providers. All providers of collective services are required to provide interconnection upon request to any other collective service provider. The terms and conditions of interconnection are freely negotiated between parties, subject to price caps and other rules established by Anatel. Providers must enter into interconnection agreements, regarding, among other things, tariffs, commercial conditions and technical issues, with all requesting parties on a non-discriminatory basis. If the parties cannot agree upon the terms and conditions of interconnection, Anatel may determine terms and conditions by arbitration.

Interconnection agreements must be approved by Anatel and may be rejected if they are contrary to the principles of free competition and the applicable regulations.

Rate Regulation

In our Basic Plan and in certain roaming charges of determined alternative service plans our authorizations continue to provide for a price cap mechanism to set and adjust rates on an annual basis. The cap is a maximum weighted average price for a package of services. The package consists of the services in our Basic Plan, including activation fees, monthly subscription fees, and certain roaming charges, which are charged for the use of mobile services under the SMP regime. The price cap is revised annually to reflect the rate of inflation as measured by the IGP DI. However, mobile operators are able to freely set the rates for alternative service plans.

The initial price cap agreed to by Anatel and us in our authorizations had been based on the previously existing or bidding prices, and was adjusted annually on the basis of a formula contained in our authorizations. The price cap has been revised to reflect the rate of inflation as measured by the IGP DI.

Other telecommunications companies that interconnect with and use our network must pay certain fees, primarily an interconnection fee. The interconnection fee is a flat fee charged per minute of use. The interconnection fee charged by us and other A and B Band service providers was subject to a price cap stipulated by Anatel. This price cap was valid until June 30, 2004 and, thereafter, the terms and conditions of the interconnection are freely negotiated among the operators, effective as of 2005, subject to Anatel regulations. Anatel submitted to public consultation new regulations on interconnection rules. The public consultation period ended on October 18, 2004 and we presented our arguments against some of the proposals that may have an adverse effect on our results. Anatel will decide whether to publish a new regulation and on its content. If these regulations take effect, they may negatively affect our revenues and results of operations.

Internet and Related Services in Brazil

In Brazil, Internet service providers, or ISPs, are deemed to be suppliers of value-added services and not telecommunications service providers. Anatel’s Resolution 190 requires cable operators to act as carriers of third-party Internet service providers. The Brazilian House of Representatives is considering a law that would penalize Internet service providers for knowingly providing services that allow illegal goods or services to be sold on the Internet, and would impose confidentiality requirements on Internet service providers regarding nonpublic information transmitted or stored on their networks.

C.	Organizational Structure

As of December 31, 2004, our voting shares were indirectly controlled by two major shareholders: Portugal Telecom and Telefónica Móviles, through Brasilcel N.V., which directly and indirectly holds 68.66% of our voting stock, 40.94% of our preferred shares and 50.58% of our total capital stock. Portugal Telecom and Telefónica Móviles share their participation in Brasilcel in equal percentages.

Our subsidiaries are: Telebahia Celular and Telergipe Celular. Substantially all our assets consist of shares in our subsidiaries. We rely very substantially on dividends from our subsidiaries to meet our needs for cash, including cash to pay dividends to our shareholders. See “Item 5—Operating and Financial Review and Prospects—Liquidity and Capital Resources.”

For a more detailed description of our ownership structure and the joint venture between Portugal Telecom and Telefónica Móviles, see “—Our History and Development.”

D.	Property, Plant and Equipment

Our principal physical property consists of transmission equipment, switching equipment, base stations and other communication devices, such as voicemail, prepaid service, SMS and Home Location Registers. All switches, cell sites, administrative buildings, administrative facilities, warehouses and stores are insured against damages for policy operation risks.

At December 31, 2004, we had 10 cellular switches and other equipment installed in two owned spaces, four shared spaces and one leased space. We lease almost all of the sites where our cellular telecommunications network equipment is installed. Our 537 base stations were installed in 387 cell sites and the average term of these leases is five years. In addition, we have our own administrative buildings (approximately 19,455 square meters), warehouse space (approximately 1,408 square meters) and lease administrative facilities (approximately 2,280 square meters), warehouse space (approximately 1,580 square meters) and 25 retail stores throughout our region.

ITEM 5.	OPERATING AND FINANCIAL REVIEW AND PROSPECTS

You should read the following discussion in conjunction with our consolidated financial statements and accompanying notes and other financial information included elsewhere in this annual report, and in conjunction with the financial information included under “Item 3A. Selected Financial Data.”

Critical Accounting Policies

In preparing our consolidated financial statements, we have relied on estimates and assumptions derived from historical experience and various other factors that we deemed reasonable and relevant. “Critical accounting policies” are those that are important to the portrayal of our financial condition and results and utilize management’s most difficult, subjective or complex judgments, estimates and assumptions. The significant accounting policies that we believe are critical to aid in fully understanding and evaluating our reported financial position and results of operations reported under Brazilian Corporate Law Method are described in note 3 to our consolidated financial statements. A description of the differences in accounting policies between Brazilian Corporate Law Method and U.S. GAAP is included in note 34 to our consolidated financial statements. The application of these critical accounting policies often requires judgments made by our management regarding the effects of matters that are inherently uncertain on the carrying value of our assets and liabilities and the results of our operations. Our results of operation and financial condition may differ from those set forth in our consolidated financial statements, if our actual experience differs from management’s assumptions and estimates. The following is a discussion of our critical accounting policies, including some of the variables, assumptions and sensitivities underlying the estimates relating to:

•	goodwill impairment;

•	revenue recognition;

•	depreciation of property, plant and equipment;

•	valuation of property, plant and equipment;

•	provisions for contingencies;

•	deferred income taxes; and

•	financial instruments.

Goodwill impairment

Under Brazilian Corporate Law Method, the amount of goodwill and other intangible asset impairment, if any, is measured based on projected undiscounted future operating cash flows. Under U.S. GAAP, pursuant to

SFAS 142—“Goodwill and Other Intangible Assets”—goodwill is no longer amortized and is subject to a yearly impairment test. In performing the yearly impairment test, we identify our reporting units and determine the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets. We then determine the fair value of each reporting unit and compare it to the carrying amount of the reporting unit. If the carrying amount of a reporting unit exceeds the fair value of the reporting unit, we would be required to perform the second step of the impairment test that involves the determination of the implicit fair value of the reporting unit by performing a hypothetical purchase accounting calculation. If the implicit value of the goodwill exceeds the book value, an impairment is recognized.

A determination of the fair value and the undiscounted future operating cash flows of our cellular business requires management to make certain assumptions and estimates with respect to projected cash inflows and outflows related to future revenues and expenditures and expenses. These assumptions and estimates can be influenced by different external and internal factors, such as economic tendencies, industry trends, and interest rates, changes in our business strategies and changes in the type of services we offer to the market. The use of different assumptions and estimates could significantly change our financial statements. If assumptions and estimates about the expected future net cash flows change in the future, we may have to recognize impairment charges on goodwill, which would decrease our results of operations and shareholders’ equity.

Revenue recognition

Under Brazilian Corporate Law Method and U.S. GAAP, we recognize revenues as the services are provided. Sales of handsets to dealers are recognized when the respective handset is activated by the end user. Prepaid service revenue is deferred and amortized based on subscriber airtime usage. Under U.S. GAAP, revenue from the sales of handsets along with the related costs of the handsets are deferred and amortized over their estimated useful life. The excess of the cost over the amount of deferred revenue is recognized on the date of sale. As from January 1, 2004, we began to segregate free minutes given in connection with sales of handsets and recharges on pre-paid phone plans. These minutes are recognized as used based on their respective estimated fair values.

We consider revenue recognition to be a critical accounting policy, because of the uncertainties caused by different factors such as the complex information technology required, high volume of transactions, fraud and piracy, accounting regulations, management’s determination of collectibility, uncertainties regarding our right to receive certain revenues (mainly revenues for usage of our network) and the estimation of fair value for certain transactions. Significant changes in these factors could cause us to fail to recognize revenues or to recognize revenues that we may not be able to realize in the future, despite our internal controls and procedures.

Depreciation of property, plant and equipment

Depreciation on property, plant and equipment is calculated on a straight-line method of the estimated useful lives of the underlying assets, which consider historical information available to us, as well as known industry trends. The sensitivity of an impact in changes in the useful lives of property, plant and equipment was assessed by applying a hypothetical decrease of 10% to the useful lives of switching and transmission equipment existing at December 31, 2004. This hypothetical change would result in an incremental increase in the annual depreciation expense of R$8.7 million in the year of the change.

Valuation of long-lived assets

Under Brazilian Corporate Law Method, an impairment is recognized on long-lived assets such as property, plant and equipment and concession intangibles if the expected net cash flows generated the respective asset is not sufficient to cover its book value. Under U.S. GAAP, in accordance with SFAS No. 144, long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset.

A determination of the fair value of an asset requires management to make certain assumptions and estimates with respect to projected cash inflows and outflows related to future revenues and expenditures and expenses. These assumption and estimates can be influenced by different external and internal factors, such as economic tendencies, industry trends, interest rates and changes in the marketplace. A change in the assumptions and estimates that we use could change our estimate of the expected future net cash flows and lead to the recognition of an impairment charge on our property, plant and equipment or concession intangibles, which would decrease our results of operations and shareholders’ equity.

Provisions for contingencies

We are subject to proceedings, lawsuits and other claims related to tax, labor and civil matters. We are required to assess the likelihood of any adverse judgments or outcomes to these matters as well as potential ranges of probable losses. A determination of the amount of reserves required, if any, for these contingencies is made after careful analysis of each individual issue, based on legal advice. The required reserves may change in the future due to new developments in each matter or changes in approach, such as a change in settlement strategy in dealing with these matters. Future possible changes in the recorded reserve amounts would impact our results of operations in the period that such changes are recorded.

Deferred income taxes

We compute and pay income taxes based on results of operations under Brazilian Corporate Law Method. Under U.S. GAAP, we recognize deferred tax assets and liabilities based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities. We regularly review the deferred tax assets for recoverability and establish a valuation allowance if it is more likely than not that the deferred tax assets will not be realized, based on historical taxable income, projected future taxable income, and the expected timing of the reversals of existing temporary differences. When performing such reviews, we are required to make significant estimates and assumptions about future taxable income. In order to determine future taxable income, we need to estimate future taxable revenues and deductible expenses, which are subject to different external and internal factors, such as economic tendencies, industry trends, interest rates, changes in our business strategies and changes in the type of services we offer to the market. The use of different assumptions and estimates could significantly change our financial statements. A change in the assumptions and estimates with respect to our expected future taxable income could result in the recognition of a valuation allowance charges on deferred income tax assets, which would decrease our results of operations and shareholders’ equity. If we operate at a loss or are unable to generate sufficient future taxable income, or if there is a material change in the actual effective tax rates, the time period within which the underlying temporary differences become taxable or deductible, or any change in our future projections, we could be required to establish a valuation allowance against all or a significant portion of our deferred tax assets resulting in a substantial increase of our effective tax rate and a material adverse impact on our operating results.

Financial instruments

With respect to financial instruments, we must make assumptions as to future foreign currency exchange and interest rates. For a discussion of the possible impact of fluctuations in the foreign currency exchange and interest rates on our principal financial instruments and positions, see “Item 11—Quantitative and Qualitative Disclosures About Market Risk.”

A.	Operating Results

Results of Operations for 2004, 2003 and 2002

Statement of Operations

The following table sets forth certain components of our income, as well as the percent change of each year from the prior year, for the periods presented. The financial statements for the years ended December 31, 2003 and 2002 have been reclassified when applicable, for comparative purposes.

	Year ended December 31,			Percent Change
	2004	2003	2002	2004-2003	2003-2002
	(in thousands of reais)
Net operating revenue	487,020	441,267	431,395	10.4	2.3
Cost of services and goods sold	(282,167)	(256,259)	(241,362)	10.1	6.2

Gross profit	204,853	185,008	190,033	10.7	(2.6)
Operating expenses:
Selling	(147,104)	(145,010)	(116,404)	1.4	24.6
General and administrative	(57,861)	(49,335)	(46,753)	17.3	5.5
Other operating income (expense), net	(904)	(3,132)	2,105	(71.1)	(248.8)

Total operating expenses	(205,869)	(197,477)	(161,052)	4.2	22.6
Operating income (loss) before interest	(1,016)	(12,469)	28,981	(91.9)	(143.0)
Financial expense, net	(24,664)	(30,286)	(32,811)	(18.6)	(7.7)
Operating income (loss)	(25,680)	(42,755)	(3,830)	(40.0)	(1,016.3)
Net non-operating expense	(1,942)	(661)	(1,601)	193.8	(58.7)

Loss before taxes	(27,622)	(43,416)	(5,431)	(36.4)	699.4
Income and social contribution taxes benefit (expense)	(6,619)	754	324	(977.9)	132.7

Net loss	(34,241)	(42,662)	(5,107)	(19.7)	735.4

Operating Revenues

We generate revenue from:

•	customer usage charges, which include charges for incoming and outgoing calls, roaming charges, Internet access through wireless application protocols and prepaid card charges;

•	interconnection charges (or network usage charges), which are amounts we charge other cellular and fixed-line service providers for the use of our network;

•	monthly subscription charges, which we charge exclusively to our contract plan customers;

•	the sale of handsets and accessories; and

•	other charges, including charges for text messaging (SMS), call forwarding, call waiting, call blocking and voice mail.

The composition of our operating revenues has been affected by the shift to prepaid services, principally amongst lower income customers. Prepaid services generate usage charges and interconnection charges but do not generate monthly subscription charges. The number of subscribers at year-end increased 17.3% to 1,321 thousand at December 31, 2004 from 1,126 thousand subscribers at December 31, 2003, which in turn represented an increase of 15.7% from 973 thousand subscribers at December 31, 2002. Anatel authorizes cellular operators to increase tariffs based upon the prior 12-month period’s cumulative inflation, measured by the IGP-DI variation from February to January of each year.

As of July 6, 2003, cellular telecommunications operators in Brazil were required by the SMP rules to implement long distance carrier selection codes (códigos de seleção de prestadora, or CSP) used by customers to choose their carrier for domestic and long distance services (VC2 and VC3) and international cellular calls. As a result, we no longer receive revenues or incur costs in connection with VC2 or VC3 calls and international cellular calls.

Additionally, Anatel adopted “Bill & Keep” rules for interconnection charges in July 2003. The rules provide that companies under the SMP regime are not required to pay tariffs for the use of the local network of another SMP provider as long as customers use local service (i.e., make calls in the same registration area) and as long as there is a traffic balance between the providers. However, when traffic from the SMP provider that originates the call to the SMP provider that terminates the call represents more than 55% of the local traffic between the two providers, the SMP provider who originates the higher traffic through the other provider’s network must pay such provider the local usage tariff for the portion of the traffic that exceeds 55%.

The composition of operating revenues by category of services is presented in our consolidated financial statements and discussed below. We do not present net operating revenues (i.e., after deduction of taxes) or allocate cost, by category of service.

The following table sets forth certain components of our operating revenues, as well as the percent change of each from the prior year, for the years ended December 31, 2004, 2003 and 2002.

	Year ended December 31,			Percent change
	2004	2003	2002	2004-2003	2003-2002
	(in thousands of reais)
Usage charges	283,626	273,735	273,798	3.6	—
Monthly subscription charges	39,928	38,412	48,563	3.9	(20.9)
Interconnection charges	202,452	181,097	179,849	11.8	0.7
Other	28,133	20,617	13,800	36.5	49.4

Gross revenue from services	554,139	513,861	516,010	7.8	0.4
Sale of handsets and accessories	155,408	106,441	86,477	46.0	23.1

Gross operating revenue	709,547	620,302	602,487	14.4	3.0
Value-added and other indirect taxes	(138,837)	(119,437)	(112,259)	16.2	6.4

Discounts granted and return of goods	(83,690)	(59,598)	(58,833)	40.4	1.3

Net operating revenues	487,020	441,267	431,395	10.4	2.3

Net operating revenue increased 10.4% to R$487.0 million in 2004 from R$441.3 million in 2003, which in turn represented a 2.3% increase from R$431.4 million in 2002. The net operating revenue increase in 2004 was principally due to a 5.9% increase in local outgoing traffic; a 17.3% increase in our customer base (which resulted in an increase in usage charges); a 46.0% increase in sales of cellular handsets and accessories; and a 36.5% increase in revenues from other services, mainly due to campaigns addressed to users of text messaging service (SMS), WAP and 1xRTT services. The increase in net operating revenues in 2003 was principally due to a 15.8% increase in our customer base; an increase in sales of cellular handsets and accessories and an increase in network usage charges (mainly due to the growth of the prepaid customer base and the increase in rates charged to other companies).

The increases in 2004 and 2003 were partially offset by higher discounts granted and higher return of goods. Also, there was a decrease in the monthly subscription charges in 2003. The average number of customers, calculated as the number of customers at the beginning of the year plus the number of customers at the end of the year, divided by two, increased 16.7% to 1,224 thousand customers in 2004 from 1,049 thousand customers in 2003, representing in turn a 16.9% increase from 897 thousand customers in 2002. Average monthly net revenues from services per user decreased principally as a result of an increasing penetration into lower income customer segments (fostered by the introduction of new service plans targeted at users with lower monthly subscription charges) and an increase in the percentage of prepaid customers in relation to total customers (as a result of new prepaid customers acquired and existing customers switching from contract plans to prepaid plans).

Usage charges. Usage charges increased 3.6% to R$283.6 million in 2004, from R$273.7 million in 2003. The increase in revenues from customer usage charges in 2004 and in 2003 resulted principally from higher usage of our services due to the increase in our customer base. Beginning in July 2003, this increase was partially offset by the impact of the new rules relating to the long distance carrier selection code described above.

Interconnection charges. Revenues from network usage charges increased 11.8% to R$202.4 million in 2004, from R$181.1 million in 2003, which in turn represented a 0.7% increase from R$179.8 million in 2002. The increases in network usage revenues in 2004 and 2003 reflected the increase in our average interconnection charges due to rate increases. Such increase was partially offset by a reduction in the incoming calling traffic, despite the increase in our customer base of prepaid customers.

Monthly subscription charges. Revenues from monthly subscription charges increased 3.9% to R$39.9 million in 2004, from R$38.4 million in 2003, which in turn represented a 20.9% decrease from R$48.6 million in 2002. The increase in 2004 resulted from a greater number of contract customers when compared to 2003. The decrease in 2003 resulted mainly from contract plan customers switching to service plans with lower monthly subscription fees. Such decrease was partially offset by the increase of the monthly subscription fees charged to the contract plan customers.

Other. Revenues from other services increased 36.5% to R$28.1 million in 2004, from R$20.6 million in 2003, which in turn represented a 49.4% increase from R$13.8 million in 2002. The increase in revenues from other services in 2004 and 2003 resulted mainly from greater utilization of supplementary services, such as caller identification, data transmission, SMS services, voicemail, and other services targeted principally at corporate customers.

Handset and accessories sales. Revenues from products sold (cellular handsets and accessories) increased 46% to R$155.4 million in 2004, from R$106.4 million in 2003, which in turn represented a 23.1% increase from R$86.5 million in 2002. Revenues from handsets sales increased in 2004 mostly due to the greater number of handsets sold. Revenues from handset sales are reported before commissions and promotional discounts, and include value-added taxes. In general, the purpose of handset sales is to encourage the growth in customer base and traffic (and not necessarily to generate profits). Accordingly, we subsidize part of the costs of handsets. Although profit margins vary from one handset model to another and from time to time, on average, profit margins are negative after taxes and discounts. This strategy resulted in a gross loss (net operating revenues from sales minus the cost of goods sold) of approximately R$60.3 million, R$19.5 million and R$7.9 million on handsets sales in 2004, 2003 and 2002, respectively.

Value-added and other indirect taxes. Value-added taxes and other indirect taxes on operating revenues represented 19.6%, 19.3% and 18.6% of our gross operating revenues in 2004, 2003 and 2002. Value-added taxes and other indirect taxes increased 16.2% to R$138.8 million in 2004, from R$119.4 million in 2003, which in turn represented a 6.4% increase from R$112.3 million in 2002. The effective rate of taxes on gross operating revenues varies depending upon the composition of our revenues. As the interconnection charges are not subject to ICMS, the increase in interconnection charges (as a result of the increased use of prepaid plans) tends to reduce our effective tax rate. Despite an increase in interconnection charges in 2004, our effective rate increased in 2004, mainly as a result of the increase in the COFINS rate from 3.0% to 7.6%. See “Item 4B. Business Overview—Taxes on Telecommunications Services and Handset Sales”.

Discounts granted and return of goods. Discounts granted and return of goods increased 40.4% to R$83.6 million in 2004, from R$59.6 million in 2003, which in turn represented an 1.3% increase from R$58.8 million in 2002. Discounts granted vary depending on our commercial strategy.

Cost of Services and Goods Sold

The following table sets forth the components of our costs of services and goods sold, as well as the percent change of each from the prior year, for the years ended December 31, 2004, 2003 and 2002.

	Year ended December 31,			Percent change
	2004	2003	2002	2004-2003	2003-2002
	(in thousands of reais)
Depreciation	(74,241)	(90,801)	(79,613)	(18.2)	14.1
Fixed-line network expenses	(18,675)	(20,016)	(19,540)	(6.7)	2.4
Materials and services	(16,899)	(11,997)	(12,792)	40.9	(6.2)
Interconnection	(16,489)	(38,767)	(42,593)	(57.5)	(9.0)
Rental and insurance costs	(11,423)	(9,596)	(17,550)	19.0	(45.3)
Personnel	(4,488)	(4,925)	(3,846)	(8.9)	28.1
Taxes	(20,385)	(17,153)	(16,800)	18.8	2.1

Cost of services	(162,600)	(193,255)	(192,734)	(15.9)	0.3
Costs of goods sold	(119,346)	(62,913)	(48,520)	89.7	29.7
Other	(221)	(91)	(108)	142.9	(15.7)

Cost of services and handsets sold	(282,167)	(256,259)	(241,362)	10.1	6.2

Cost of services and goods sold increased 10.1% to R$282.2 million in 2004, from R$256.3 million in 2003, which in turn represented a 6.2% increase from R$241.4 million in 2002. The increase in 2004 was principally due to a 89.7% increase in the cost of goods sold; a 40.9% increase in the cost of materials and services and a 19.0% increase in rental and insurance costs. Such increase was partially offset by a 18.2% decrease in depreciation expenses and a 57.5% decrease in interconnection costs. The increase in 2003 was principally due to an increase in the cost of goods sold, depreciation expenses and network expenses. The gross profit margin (gross profit as a percentage of net revenues) was 42.1% in 2004, compared to 41.9% in 2003, and 44.1% in 2002.

Depreciation. Depreciation and amortization expenses decreased 18.2% to R$74.2 million in 2004, from R$90.8 million in 2003, which in turn represented a 14.1% increase from R$79.6 million in 2002. The decrease in 2004 was primarily a result of the completion of the depreciation of a significant part of our analog equipment. The increase in 2003 was primarily a result of the decrease in the useful life of the free rental handsets.

Fixed-line network expenses. Fixed-line network expenses represent lease payments to Telemar, the fixed-line service provider in our Region, for use of circuits between our base stations, cellular sites and switching centers, and between our network and the networks of Telemar and Embratel, the long distance service provider. Such expenses decreased by 6.7% to R$18.7 million in 2004, from R$20.0 million in 2003, which in turn represented a 2.4% increase from R$19.5 million in 2002. The decrease in 2004 was a result of the increased use of our own circuits, reducing the lease payments. Conversely, the increase in the number of leased circuits in 2003 lead to an increase in our fixed-line network expenses.

Materials and services. Cost of materials and services increased by 40.9% to R$16.9 million in 2004, from R$12.0 million in 2003, which in turn represented a 6.2% decrease from R$12.8 million in 2002. The increase in 2004 was due primarily to costs incurred in connection with the expansion of our network. Such increase was partially offset by proportionally lower maintenance and third-parties costs.

Interconnection charges. Interconnection charges decreased 57.5% to R$16.5 million in 2004, from R$38.8 million in 2003, which in turn represented a 9.0% decrease from R$42.6 million in 2002. The decrease in 2004 and 2003 was caused mainly by the implementation of the SMP system under which the interconnection revenues and costs relating to domestic and long distance services (VC2 and VC3) are attributed exclusively to the long distance providers.

Rental and insurance costs. Rental and insurance costs increased by 19.0% to R$11.4 million in 2004, from R$9.6 million in 2003, which in turn represented a 45.3% decrease from R$17.6 million in 2002. The increase in 2004 was primarily a result of expansion of our network through the lease of new sites and renewal of existing leases. The decrease in 2003 reflects the reduction in the number of leased sites.

Personnel. Personnel expenses decreased 8.9% to R$4.5 million in 2004, from R$4.9 million in 2003, as a result of a reduction in the number of employees.

Taxes. Taxes increased 18.8% to R$20.4 million in 2004, from R$17.2 million in 2003, which in turn represented a 2.1% increase from R$16.8 million in 2002. The increase was principally due to the expansion of our customer base.

Cost of goods sold. The cost of handsets sold increased 89.7% to R$119.3 million in 2004, from R$62.9 million in 2003, which in turn represented a 29.7% increase from R$48.5 million in 2002. The increase in 2004 and 2003 was principally due to an increase in the quantity of handsets sold.

Operating Expenses

The following table sets forth certain components of our operating expenses, as well as the percent change of each component from the prior year, for each of the years in the three-year period ended December 31, 2004.

	Year ended December 31,			Percent change
	2004	2003	2002	2004-2003	2003-2002
	(in thousands of reais)
Operating expenses:
Selling expense	(147,104)	(145,010)	(116,404)	1.4	24.6
General and administrative expense	(57,861)	(49,335)	(46,753)	17.3	5.5
Other net operating income (expense)	(904)	(3,132)	2,105	(71.1)	(248.8)

Total	(205,869)	(197,477)	(161,052)	4.2	22.6

Operating expenses increased 4.2% to R$205.9 million in 2004, from R$197.5 million in 2003, which in turn represented a 22.6% increase from R$161.1 million in 2002. The increase in 2004 resulted mainly from a 1.4% increase in selling expenses and a 17.3% increase in general and administrative expenses. The increase in 2003 resulted mainly from a 24.6% increase in selling expenses.

Selling expense. Selling expenses increased 1.4% to R$147.1 million in 2004, from R$145.0 million in 2003, which in turn represented a 24.6% increase from R$116.4 million in 2002. The increase in 2004 was principally due to a R$12.3 million increase in outsourced services, including marketing and publicity campaigns and commissions paid to third parties. The increase was partially offset by a R$15.1 million reduction in the depreciation expenses in connection with equipment and software. The increase in 2003 was due principally to a R$18.1 million increase in outsourced services and an R$16.2 million increase in depreciation.

Provisions for the allowance for doubtful accounts and network usage charges decreased 5.1% to R$11.1 million in 2004, from R$11.7 million in 2003, which in turn represented a 12.1% decrease from R$13.3 million in 2002. The decrease in 2004 and 2003 was primarily due to the improvement of the credit profile of the new contract plan customers (as a result of the development of better credit risk analysis) and the migration of lower-income customers to prepaid service plans.

General and administrative expenses. General and administrative expenses increased 17.3% to R$57.9 million in 2004, from R$49.3 million in 2003, which in turn represented a 5.5% decrease from R$46.8 million in 2002. The increase in 2004 resulted primarily from a R$2.0 million increase in depreciation expenses in connection with the apportionment of corporate costs and a R$7.6 million increase in third party services. There was no significant variation between 2003 and 2002.

Other net operating income (expense). Other net operating income (expense) decreased 71.1% to R$0.9 million in 2004, from R$3.1 million in 2003, which in turn represented a 248.8% decrease from R$2.1 million in 2002. The increase in 2003 was principally due to the payment of ICMS over the donations of handsets. In 2004, no such ICMS payments were due which contributed to a decrease in the net operating expenses. See “Item 8A. Consolidated Statements and Other Financial Information—Legal Matters.”

Net Financial Expenses

The following table sets forth certain components of our net financial expenses, as well as the percent change of each component from the prior year, for each of the years in the three-year period ended December 31, 2004.

	Year ended December 31,			Percent change
	2004	2003	2002	2004-2003	2003-2002
	(in thousands of reais)
Financial income	4,007	13,209	4,562	(69.7)	189.5
Exchange gains and losses	27,983	68,374	(154,071)	(59.1)	(144.4)
Gains (losses) on foreign currency derivative contracts	(41,167)	(91,838)	139,926	(55.2)	(165.7)
Financial expenses	(15,487)	(20,031)	(23,228)	(22.5)	(13.8)

Total financial income (expense), net	(24,664)	(30,286)	(32,811)	(18.6)	(7.7)

Net financial expense reflects, among others, the net effect of interest income and expense, and the net effect of exchange rate fluctuation affecting our loans, financings and derivative operations. See note 8 to our consolidated financial statements.

Our net financial expenses decreased by 18.6% in 2004 to R$24.7 million, from R$30.3 million in 2003, mainly due to a R$50.7 million decrease in the losses on foreign currency derivatives contracts, which was partially offset by a R$40.4 million decrease in foreign exchange gains and a R$9.2 million decrease in our financial income.

In 2003, our net financial expenses decreased by 7.7% to R$30.3 million, from R$32.8 million in 2002, mainly due to a R$222.5 million foreign exchange gain and a R$8.6 million increase in our financial income which was partially offset by a R$231.7 million increase in the losses on foreign currency derivatives.

Income and Social Contribution Taxes

We incurred income and social contribution taxes at the amount of R$6.6 million in 2004, a 977.9% decrease from R$0.8 million in 2003, which in turn represented a 132.7% increase from an income tax expense at the amount of R$0.3 million in 2002. The effective rate was approximately 23.9% in 2004, 1.7% in 2003 and 6.0% in 2002. See note 10 to our consolidated financial statements.

B.	Liquidity and Capital Resources

Sources of Funds

We generated cash flow from operations of R$28.1 million, R$126.2 million and R$204.8 million in 2004, 2003 and 2002, respectively. This decline from 2003 to 2004 was principally the result of a decrease in our market share due to the strong competition in our Region and our policy of subsidizing the handset costs.

We had R$261.8 million of long-term loans and financing as of December 31, 2004 and R$52.3 million in short-term loans and financing, which consisted primarily of funding from financial institutions. At December 31, 2004, we had a working capital (current assets minus current liabilities) of R$46.7 million.

Excluding financial items, in 2004 we had a working capital of R$27.3 million, representing an increase of R$50.3 million compared to 2003, attributable primarily to (i) a R$40.8 million increase in handset inventories and (ii) a R$23.7 million increase in deferred and recoverable taxes. These increases were partially offset by an increase of R$26.5 million in accounts payable.

Our principal assets are the shares of Telebahia Celular and Telergipe Celular and we rely on dividends from our subsidiaries to meet our cash needs, including the payment of dividends to our shareholders. We control the payment of dividends by the subsidiaries, subject to limitations under Brazilian law. There are no contractual restrictions on the payment of dividends by our subsidiaries to us.

We believe that our borrowing capacity, together with funds generated by operations, should provide sufficient liquidity and capital resources to pursue our business strategy in the foreseeable future, including with respect to working capital, capital expenditures and other operating needs.

Uses of Funds

Our principal uses of funds are capital expenditures, principal and interest payments on our debt and dividend payments. Acquisition of property, plant and equipment demanded investments of R$103.5 million, R$71.2 million and R$77.1 million, in 2004, 2003 and 2002, respectively. Dividends and interest on shareholders’ equity payments consumed R$0 million, R$0.04 million and R$12.2 million, in 2004, 2003 and 2002, respectively. Debt payments and derivative instruments consumed cash flows of R$109.3 million, R$82.1 million and R$78.8 million, in 2004, 2003 and 2002, respectively.

Capital Expenditures

Capital Expenditures. The following table shows our capital expenditures for property, plant and equipment in 2004, 2003 and 2002.

	Year ended December 31,
	2004	2003	2002
	(in millions of reais)
Automatic switching equipment	39.2	12.2	4.8
Transmission equipment	27.7	16.5	16.3
Real estate	—	0.1	5.4
Information technology	6.1	8.5	8.1
Other(1)	30.5	33.9	42.5

Total capital expenditures	103.5	71.2	77.1

(1)	Consisting primarily of free handset rentals, network constructions, furniture and fixtures, office equipment, and store layouts.

We made capital expenditures of R$103.5 million, R$71.2 million and R$77.1 million in 2004, 2003, and 2002, respectively. These expenditures related primarily to improvements and expansion of the capacity of the services we currently offer, as well as to the provision of new services. The year of 2003 was also marked by investments related to the necessary adjustments in order to transfer our services to the SMP system and to the implementation of a new network with CDMA (1xRTT) technology. See “Item 4A. Our History and Development—Capital Expenditures.”

We have budgeted R$85.9 million for capital expenditures in 2005, mainly for investments in network expansion, introduction of new products and services that will make customers’ lives easier and maximize the use of cellular telephony, besides improving the quality of our services. Our management expects to the finance 2005 capital expenditures principally with cash generated from operations and by issuing additional debt.

Payments of Dividends to Shareholders

See “Item 8—Financial Information—Consolidated Statements and Other Financial Information—Payment of Dividends”.

Debt

As of December 31, 2004, our total debt position was as follows:

Debt	Amount Outstanding as of December 31, 2004
(in millions of reais)
Long term debt(1)	261.8
Short-term debt	52.3

Total debt	314.1

(1)	Excludes the short-term portion of long-term debt.

As of December 31, 2004, Tele Leste’s total debt was R$314.1 million, all of which was denominated in U.S. dollars, and therefore exposed to currency fluctuations. Devaluation of the real results in exchange losses on foreign currency indebtedness. In order to protect against the risk of devaluation of the real, we have entered into over-the-counter derivatives transactions with international and domestic financial institutions for the total amount of R$314.1 million. In 2004, our derivatives positions produced a loss of R$41.2 million, which was partially offset by a R$28.0 million exchange gain from our foreign currency-denominated debt. In 2003, our derivatives positions produced a loss of R$91.8 million, which was partially offset by R$68.4 million of exchange gain from our foreign currency-denominated debt. In 2002, our derivatives positions produced a gain of R$139.9 million, which was offset by R$157.3 million of exchange loss on our foreign currency-denominated debt.

Our indebtedness consisted of loans from financial institutions and equipment financing, 44.4% of which bore interest at floating rates and 55.6% at fixed rates. Our R$52.3 million of short-term indebtedness at December 31, 2004 primarily consisted of working capital funding from financial institutions. We have no committed lines of credit or other credit commitments available to us. See note 23 to our Consolidated Financial Statements.

Some of our debt agreements contain restrictive covenants, including financial covenants. Under such financial covenants we are obliged to maintain certain financial ratios, namely (1) current ratios, (2) capitalization ratios, (3) EBITDA margins (EBITDA divided by net revenues), (4) interest coverage ratios and (5) debt to capital ratios. As of December 31, 2004 and 2003, we were in full compliance with all of our debt agreements.

U.S. GAAP Reconciliation

We prepare our consolidated financial statements in accordance with the Brazilian Corporate Law Method, which differs in significant respects from U.S. GAAP. Under U.S. GAAP, we recorded a net loss for 2004, 2003 and 2002 of approximately R$48.7 million, R$6.5 million and R$56.0 million, respectively, compared to a loss of R$34.2 million, R$42.7 million and R$5.1 million under the Brazilian Corporate Law Method. Shareholders’ equity at December 31, 2004 and 2003 was R$385.7 million and R$430.8 million, under U.S. GAAP, compared to R$374.5 million and R$401.3 million under the Brazilian Corporate Law Method.

See note 34 to our consolidated financial statements for a description of the principal differences between the Brazilian Corporate Law Method and U.S. GAAP as they relate to us, and a reconciliation to U.S. GAAP of net income/loss and total shareholders’ equity.

New Accounting Pronouncements

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”, which amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities”. The provisions of this statement are effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. The adoption of SFAS 149 did not result in any impact on the Company’s financial statements.

In April 2003, the FASB issued SFAS No. 150, “Accounting for certain Financial Instruments with Characteristics of Both Liabilities and Equity”. This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. Some of the provisions of this Statement are consistent with the current definition of liabilities in FASB Concepts Statement No. 6, Elements of Financial Statements. The adoption of SFAS 150 did not result in any impact on the Company’s financial statements.

In December 2003, the FASB issued a revision to Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” (“FIN 46R” or the “Interpretation”). FIN 46R clarifies the application of ARB No. 51, “Consolidated Financial Statements”, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. FIN 46R requires the consolidation of these entities, known as variable interest entities (“VIEs”), by the primary beneficiary of the entity. The primary beneficiary is the entity, if any, that will absorb a majority of the entity’s expected losses, receive a majority of the entity’s expected residual returns, or both.

Among other changes, the revisions of FIN 46R (a) clarified some requirements of the original FIN 46, which had been issued in January 2003, (b) eased some implementation problems, and (c) added new scope exceptions. FIN 46R deferred the effective date of the Interpretation for public companies, to the end of the first reporting period ending after March 15, 2004, except that all public companies must at a minimum apply the provisions of the Interpretation to entities that were previously considered “special-purpose entities” under the FASB literature prior to the issuance of FIN 46R by the end of the first reporting period ending after December 15, 2003. The adoption of FIN 46R did not have a material impact on its financial position, cash flows and results of operations.

In November 2002, the Emerging Issues Task Force (“EITF”), of the FASB reached a consensus on EITF 00-21. EITF 00-21 provides guidance on how to account for arrangements that may involve multiple revenue-generating activities, for example, the delivery of products or performance of services, and/or rights to use other assets. The requirements of EITF 00-21 will be applicable to agreements entered into for periods beginning after June 15, 2003 and will therefore first apply to the Company for any arrangements entered into from April 1, 2004. The Company prospectively adopted this EITF relating to free minutes given in connection with sales of handsets as from January 1, 2004.

In July 2003, the EITF reached consensus in EITF Issue No. 03-11 that determining whether realized gains and losses on derivative contracts not held for trading purposes should be reported on a net or gross basis is a matter of judgment that depends on the relevant facts and circumstances and the economic substance of the transaction. In analyzing the facts and circumstances, EITF Issue No. 99-19, and Opinion No. 29, “Accounting for Nonmonetary Transactions,” should be considered. EITF Issue No. 03-11 is effective for transactions or arrangements entered into after September 30, 2003. The adoption of EITF Issue No. 03-11 did not have a material effect on its consolidated results of operations, cash flows or financial statements.

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 153, “Exchanges of Nonmonetary Assets—an amendment of APB Opinion No. 29” (“SFAS 153”), which amends Accounting Principles Board Opinion No. 29 “Accounting for Nonmonetary Transactions” to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for changes of nonmonetary assets that do not have commercial substance. SFAS 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company will apply this statement in the event that exchanges of nonmonetary assets occur in fiscal periods beginning after June 15, 2005.

C.	Research and Development

We did not make any contributions or incur any expenses related to research and development in 2004, 2003 and 2002. We rely primarily on the research and development of our third-party suppliers.

D.	Trend Information

In 2005, the rate of growth in Brazil’s cellular market is expected to exceed Brazil’s economic growth. In addition, we expect continued strong competition from other operators, greater focus on data and value added services, and further enhancements related to customer service. We expect that we will maintain our leadership position in the Brazilian cellular market, focusing on differentiation in the development of integrated solutions and the application of new technologies. We plan to continue to offer services and products with high quality in order to meet our clients’ expectations.

E.	Off-balance sheet arrangements

As of December 31, 2004, there were no off balance sheet arrangements. We have no controlled subsidiaries that are not included in our consolidated financial statements, nor do we have any interests in, or relationships with, any special purpose entities that are not reflected in our consolidated financial statements.

F.	Tabular disclosure of contractual obligation

The following table represents our contractual obligations and commercial commitments as of December 31, 2004

	Payments due by period
	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
	(in thousands of reais)
Contractual obligations:
Long-term debt(1)	282.1	19.9	122.6	139.6	—
Operating leases	317.8	34.3	65.8	63.6	154.1
Unconditional purchase obligations	74.3	73.3	1	—	—
Other long-term obligations(2)	15.1	7.4	7.7	—	—

Total contractual cash obligations(3)	689.3	134.9	197.1	203.2	154.1

(1)	Includes short-term portions of long-term debt.
(2)	Contracted long-term suppliers or contracted short-term suppliers with penalties for early termination and exclusivity fees paid to dealers.
(3)	Excludes pension fund obligations.

ITEM 6.	DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES

A.	Directors and Senior Management

Board of Directors

Our company is managed by a Board of Directors and a Board of Executive Officers. Our shareholders elect the members of the Board of Directors. The Board of Directors must be between eight and 12 members, each serving three-year terms. The board currently consists of 12 members. The terms of the current members of the board of directors will expire in March 2006. The board of directors holds regular quarterly meetings, and the chairman or two board members may call special meetings.

The following are the current members of our board of directors and their respective positions.

Name	Position	Date Elected
Felix Pablo Ivorra Cano	Chairman	March 24, 2003
Iriarte José Araújo Esteves	Director	March 24, 2003
Fernando Xavier Ferreira	Director	March 24, 2003
Antonio Viana Baptista	Director	March 24, 2003
Ernesto Lopez Mozo	Director	March 24, 2003
Ignacio Aller Malo	Director	March 24, 2003
Zeinal Abedin M. Bava	Director	March 24, 2003
Carlos Manuel de Lucena e Vasconcellos Cruz	Director	March 24, 2003
Eduardo Perestrelo Correia de Matos	Director	March 24, 2003
Eduardo Carlos Gadelha de Faria	Director	March 24, 2003
Pedro Manuel Brandão Rodrigues	Director	July 11, 2003
Paulo Henrique de Almeida	Director	August 25, 2003

Our directors will serve until the general shareholders’ meeting to be held in 2006. Set forth below are brief biographical descriptions of the directors.

Félix Pablo Ivorra Cano, born on July 1, 1946, is the President of the board of directors and has been a member of the board of directors since February 1999. Mr. Ivorra currently is the President of the board of directors of Telefónica Móviles and serves on the board of directors of Telecomunicações de São Paulo S.A, Brasilcel N.V., Celular CRT Participaçoes, S.A., Tele Sudeste Celular Participaçoes, S.A., Telesp Celular Participaçoes, S.A., Tele Centro Oeste Celular Participaçoes, S.A., Tele Leste Celular Participaçoes, S.A., Telefónica Móviles SAC Perú, Telefónica Móviles Perú Holding, S.A.A and MobiPay International, S.A. He joined the Telefónica Group in July 1972 and served in the areas of Technical Specifications, Network Planning, Commercial Planning and as General Director of Advanced Communications. In 1993, he was appointed General Director of the team that founded Telefónica Servicios Móviles, where he held several positions including General Commercial Director and General Director of Business Development. During 1997 and part of 1998, he was chairman of the board of Telefónica Móviles group companies Mensatel, S.A. and Radiored, S.A. He has a degree in telecommunication engineering from Escola Técnica Superior de Engenharia—ETSI in Madrid, and a post-graduate degree in Business Administration from the Instituto Católico de Administração de Empresas—ICADE also in Madrid.

Iriarte José Araújo Esteves, born on June 17, 1949 is currently the Executive Vice-Chairman of the Board of Directors of PT Comunicações, S.A. since January 2004; Chief Executive Officer of TMN—Telecomunicações Móveis Nacionais, S.A. since 1998; Chief Executive Officer of PT Móveis, SGPS, S.A. since 2000; Chairman of the Board of Directors of PT Prime—Soluções Empresariais de Telecomunicações e Sistemas, S.A. since February 2004; Chairman of the Board of Directors of PT Acessos de Internet WiFi, S.A. since January 2004; Member of the Board of Directors of PT Corporate—Soluções Empresariais de Telecomunicações e Sistemas, S.A. since June 2003; Member of the Board of Directors of PT Compras—Serviços de Consultoria e Negociação, S.A. since May 2003; Member of the Board of Directors of Fundação

Portugal Telecom since March 2003; Member of the Board of Directors of Brasilcel, N.V. since December 2002; Member of the Board of Directors of Portugal Telecom Brasil, S.A. since July 2002; Member of the Board of Directors of PT Prime, SGPS, S.A. since 2002; Member of the Board of Directors of Tele Leste Celular Participações, S.A. since 2003; Member of the Board of Directors of Telesp Celular Participações, S.A. from April 10, 2001, until March 16, 2004; Member of the Board of Directors of Tele Sudeste Participações, S.A., CRT Celular Participações, S.A. and Tele Centro Oeste Celular Participações, S.A. from 2003 until 2004; Vice-Chairman of the Board of Directors of Portugal Telecom Internacional, SGPS, S.A. from 2000 until 2002; Chairman of the Board of Directors of Telepac from 1991 until 1997; Vice-Chairman of the Board of Directors of TMN—Telecomunicações Móveis Nacionais, S.A. from 1991 until 1992; Member of the Board of Directors of CTT from 1989 until 1992; Director General of Telecommunications of CTT from 1986 until 1989; Deputy General Manager of Telecommunications of CTT from 1983 until 1986; Manager of the Telecommunications Business Planning Department of CTT from 1982 until 1983; Regional Telecommunications General Manager of CTT from 1981 until 1982. He holds a degree in electronic engineering from the Higher Education Technical Institute, Portugal.

Fernando Xavier Ferreira, born on February 13, 1949, is currently the Chief Executive Officer of the Telefónica Group in Brazil and member among others of the Board of Directors of Telefónica Móviles, Brasilcel, N.V. Tele Sudeste Celular Participações, S.A., Tele Leste Celular Participaçoes, S.A., Celular CRT Participações, S.A., Tele Centro Oeste Celular Participaçoes, S.A. and Telesp Celular Participações, S.A. During 1998, Mr. Ferreira served as a member of ANATEL. From 1995 to 1998, he was General Director of Telebrás and president of the board of directors of Embratel and Telesp S.A. Mr. Ferreira was President of Telecomunicações do Paraná S.A. Telepar from 1997 to 1999 and Vice President of that company from 1979 to 1987. He is currently a member of the Latin-America Committee of the New York Stock Exchange and the Global Infrastructure Commission. He holds a degree in electrical engineering from the Catholic University of Rio de Janeiro, Brazil.

Antonio Viana-Baptista, born on December 19, 1957, is the Chairman and Chief Executive Officer of Telefónica Móviles since August 2002. He is member of the board of directors, the Delegate Committee and the Executive Committee of Telefónica S.A. He is also Chairman of Telefónica Móviles España, S.A. and member of the board of directors of Telefónica Internacional, S.A., Portugal Telecom SGPS, Brasilcel N.V., CTC Chile, Telefónica de Argentina, S.A., Tele Leste Celular Participações S.A. and Telecomunicações de São Paulo S.A. Until July 2002, he served as President of Telefónica Internacional and Executive President of Telefónica Latinoamerica. Before that he also served from 1991 until 1996, as Executive Director of BPI (Banco Portugues de Investimento). From 1985 until 1991 Mr. Viana-Baptista was Principal Partner of McKinsey & Co. in Madrid and Lisbon. He graduated from the Catholic University of Lisbon in 1980. He has a post-graduate degree in European Economy (1981) and an MBA, obtained with a mention of distinction from INSEAD.

Ernesto Lopez Mozo, born on May 9, 1964, serves as Chief Financial Officer General Manager for Finance and Management Control of Telefónica Móviles S.A. Mr. Lopez is a member of the board of directors of Telefónica Móviles de España, S.A., Mobipay International, S.A., Telefónia Móviles México, S.A. de C.V., Brasilcel N.V, Telesp Celular Participações, S.A., Tele Sudeste Celular Participações, S.A., Tele Leste Celular Participaçoes, S.A., Tele Centro Oeste Celular Participações S.A. and Celular CRT Participações, S.A. He was previously a senior manager in the financing department of Telefónica, S.A., where he was also responsible for relationships with credit rating agencies. Before joining Telefónica in March 1999, Mr. Lopez worked for five years at J.P. Morgan. He holds a degree in civil engineering from ETSICCP in Madrid and a master’s degree in business administration from the Wharton School.

Ignacio Aller Malo, born on December 1, 1945, is a member of the board of directors of Telefónia Móviles México, S.A. de C.V., Brasilcel N.V, Telesp Celular Participações, S.A., Tele Sudeste Celular Participações, S.A., Tele Leste Celular Participaçoes, S.A., Tele Centro Oeste Celular Participações S.A. and Celular CRT Participações, S.A. Mr. Aller has served as Chief Operating Officer of Telefónica Móviles S.A. by 2003 and has held several positions at Telefónica de España since 1967.

Zeinal Abedin Mohamed Bava, born on November 18, 1965, is currently the Chief Financial Officer of Portugal Telecom, SGPS, S.A. since 2000; Chief Executive Officer of TV Cabo Portugal, S.A. since March 2004, Executive Vice-Chairman of the Board of Directors of PT Comunicações, S.A. since January 2004; Member of the Board of Directors of PT Corporate—Soluções Empresariais de Telecomunicações e Sistemas, S.A. since June 2003; Chief Executive Officer of PT Multimedia—Serviços de Telecomunicações e Multimedia, SGPS, S.A. since May 2003; Member of the Board of Directors of PT Compras—Serviços de Consultoria e Negociação, S.A. since May 2003; Member of the Board of Directors of Fundação Portugal Telecom since March 2003; Chairman of the Board of Directors of Previsão—Sociedade Gestora de Fundos de Pensões, S.A. since March 2003; Chairman of the Board of Directors of PT Serviços de Gestão, S.A. since February 2003; Member of the Board of Directors of Brasilcel, N.V. since December 2002; Vice-Chairman of the Board of Directors of PT Multimedia—Serviços de Telecomunicações e Multimedia, SGPS, S.A. since November 2002; Member of the Board of Directors of Portugal Telecom Brasil, S.A. since July 2002; Member of the Board of Directors of BEST—Banco Electrónico de Serviço Total, S.A. since May 2001; Member of the Board of Directors of Telesp Celular Participações S.A. since April 10, 2001; Member of the Board of Directors of Tele Leste Celular Participações, S.A. since 2003; Member of the Board of Directors of Tele Sudeste Participações, S.A. since 2003; Member of the Board of Directors of Celular CRT Participações, S.A. since 2003; Member of the Board of Directors of Tele Centro Oeste Celular Participações, S.A. since 2003; Vice-Chairman of the Board of Directors of PT Ventures, SGPS, S.A. (formerly Portugal Telecom Internacional, SGPS, S.A.) from 2000 until 2002; Director and Relationship Manager for Portugal of Merrill Lynch International from 1998 until 1999; Executive Director of Deutsche Morgan Grenfell from 1996 until 1998; Executive Director of Warburg Dillon Read from 1989 until 1996. He holds a degree in electronic and electrical engineering from the University of London B.S.C.

Carlos Manuel de Lucena e Vasconcellos Cruz, born on September 9, 1957, is currently the Chief Executive Officer of Portugal Telecom Investimentos Internacionais—Consultoria Internacional S.A. and PT Ventures, SGPS, S.A. since April 2004; Member of the Board of Directors of PT Corporate—Soluções Empresariais de Telecomunicações e Sistemas, S.A. since June 2003; Chief Executive Officer of PT Comunicações, S.A. from May 2002 until January 2004; Chief Executive Officer of PT Prime, SGPS, S.A. from 2002 until January 2004; Chairman of the Board of Directors of PT Prime, SGPS, S.A. from 2002 until January 2004; Chairman of the Board of Directors of PT Contact—Telemarketing e Serviços de Informação, S.A. from 2002 until January 2004; Chief Executive Officer of PTM.com, SGPS, S.A. from May 2003 until January 2004; Member of the Board of Directors of PT Compras—Serviços de Consultoria e Negociação, S.A. since May 2003; Member of the Board of Directors of Fundação Portugal Telecom since March 2003; Member of the Board of Directors of Brasilcel, N.V. since December 2002; Member of the Board of Directors of Portugal Telecom Brasil, S.A. since July 2002; Member of the Board of Directors of TMN—Telecomunicações Móveis Nacionais, S.A. from June 2002 until May 2003; Member of Board of Directors of Telesp Celular Participações S.A. since April 2001; Vice-Chairman of Telesp Celular Participações S.A. since 2001; Member of the Board of Directors of Tele Sudeste Celular Participações, S.A. since 2003; Member of the Board of Directors of Tele Leste Celular Participações, S.A. since 2003; Member of the Board of Directors of Celular CRT Participações, S.A. since 2003; Member of the Board of Directors of Tele Centro Oeste Celular Participações S.A. since 2003; Chairman and Chief Executive Officer of Telesp Celular S.A. from May 2001 until May 2002; President and Chief Executive Officer of Tradecom, SGPS, S.A. from 2000 until 2001; Executive Board Member of PT Prime, SGPS, S.A. from 2000 until 2001; Invited Professor of Universidade Católica Portuguesa and ISCTE for Post-Graduate Courses and MBA Program from 2000 until 2001; Member of World Board of Dun & Bradstreet Corporation, Executive Vice-President of Dun & Bradstreet Corporation, President and Chief Executive Officer of D&B GMC, Executive Vice President of D&B Europe, President and Chief Executive Officer of D&B Iberia, Vice president of Trans Union España Credit Burear S/A from 1997 until 1999; Senior Vice-President of Dun & Bradstreet Corporation, Senior Vice-President of Dun & Bradstreet Europe, President and Chief Executive Officer of D&B Iberia & Middle West, Vice-President of A.P.E.I.N. (Associação Portuguesa de Empresas de Informação de Negócio) in 1996; President & Chief Executive Officer of Dun & Bradstreet Ibéria in 1995; President and Chief Executive Officer of Dun & Bradstreet Portugal, Vice-President of Associação Portuguesa para a Qualidade from 1990 until 1993; President of “European Customer Service group” of Dun & Bradstreet in 1992; General Director of Dun & Bradstreet

France in 1989; General Director of Sales of Dun & Bradstreet France in 1988; Commercial Director of Dun & Bradstreet Portugal in 1987; National Director of Sales of Dun & Bradstreet Portugal in 1986; Director of Sales Department of Dun & Bradstreet Portugal in 1985; Senior Economist of LEASEINVEST from 1983 until 1985; Economist of Finance Ministry of Portugal from 1978 until 1983. Mr. Cruz holds a degree in business from the I.S.C.T.E. (Instituto Superior de Ciências do Trabalho e da Empresa or Higher Education Institute for Labor and Corporate Sciences), Portugal, and a post-graduate degree in Management from D.S.E. (the German Foundation for International Development), Germany.

Eduardo Perestrelo Correia de Matos, born on January 6, 1949, is currently the president of Portugal Telecom Brasil S.A. and a member of the board of directors of each of PT Móveis, Serviços de Telecomunicações, S.G.P.S., S.A., Tele Leste Celular Participações S.A., Tele Sudeste Celular Participações S.A., Tele Centro Oeste Celular Participações S.A. and Celular CRT Participações S.A. From 1976 to 1987, Mr. Matos held various operational positions in the planning and control areas of CTT—Corrêios e Telecomunicações de Portugal S.A. and TLP-Telefones de Lisboa e Porto S.A. From 1987 to 1990 he was the secretary of state for external transportation and communications in Portugal. In addition, he served as president at Marconi S.G.P.S. Comunicações, S.A. from 1990 to 1991 and at Mobitel S.A. from 1991 to 1996. Mr. Matos was also a member of the board of Portugal Telecom, S.G.P.S., S.A. from 1996 until May 2002. He holds a degree in Economics from the Technical University of Lisbon, Portugal.

Pedro Manuel Brandão Rodrigues, born on June 19, 1951, is currently a member of the board of directors and of the Executive Committee of PT Móveis, S.G.P.S., S.A. and of Telecomunicações Móveis Nacionais—TMN. He was elected for the Assembly of the Republic in March 2002, and he is a member of the National Council of Education of Portugal since July 2000. Mr. Brandão was a member of the board of directors of several Portuguese corporations and, from 1993 to 2000, a member of the Executive Committee of Banco Mello and Banco Mello de Investimentos. He holds a doctoral degree in engineering from the University of Birmingham, England, a master degree in Production Process and Management, and an Engineering degree from the Instituto Superior Técnico.

Paulo Henrique de Almeida, born on August 26, 1944, was the Chief Financial Officer of Centrais Elétricas do Rio Jordão S/A in 2002 and the Chief Financial Officer of Fundação Copel de Previdência e Assistência Social by December, 2003. He is currently also the managing partner of Lomax Consultoria, Administração e Participação and he is also a member of the board of directors of Tele Leste Celular Participações S.A. Mr. Almeida holds a degree in economics from the Federal University of Paraná, a post-graduate degree in Business Administration from Fundação Getúlio Vargas—SP, and a post-graduate degree in Economic Theory from the Federal University of Paraná.

Eduardo Carlos Gadelha de Faria, born on May 9, 1958, is currently also one of the founding partners of Voga Capital S/C Ltda., an independent alternative asset management company and he is also a member of the board of directors of Tele Leste Celular Participações S.A. From 1982 until 1986, Mr. Faria worked as a civil engineer at Sir William Halcrow & Partners Consulting Engineers, London. From 1987 until 1990, he was a financial consultant at PriceWaterhouse Management Consultants, London, and, from 1990 until 1994, he served as an officer at Foreign & Colonial Emerging Markets, London. From 1994 until 1997, Mr. Faria was the chief of the sale division for foreign institutional customers at Banco Icatu, Rio de Janeiro and New York, and, from 1997 until 2001, he worked as a financial consultant for small and medium-sized companies in strategic planning, corporate governance and investor relations. Mr. Faria holds an engineering degree from the University of Surrey, England, and a Master’s degree in Finance from the City University Business School in London, England.

In accordance with the shareholder’s agreement between Portugal Telecom SGPS, S.A., PT Movéis SGPS, S.A. and Telefónica Móviles S.A., PT Movéis is responsible for the appointment of our Chief Executive Officer and Telefónica Móviles is responsible to appoint the Chief Financial Officer. PT Movéis and Telefónica Móviles appointed 10 (five each) of the 12 members of our Board of Directors.

Board of Executive Officers

The board of executive officers consists of eight members, each elected by the board of directors for a term of three years. The chief executive officer is the chairman and, in his absence or temporary inability to perform his duties, he will be replaced by the vice president for finance, planning and control. In the case of a vacancy in any position in the board of executive officers, the respective replacement shall be appointed by the board of directors; in case of any inability, the chief executive officer shall choose a replacement for that officer among the remaining officers. One officer may be elected for more than one position on the board of executive officers, but the members of the board of executive officers cannot be elected to the board of directors. The board of directors may remove executive officers from office at any time.

Listed below are the current executive officers and their respective positions.

Name	Position	Date appointed
Francisco José Azevedo Padinha	Chief Executive Officer	October 17, 2003
Arcádio Luis Martínez García	Executive Vice President for Finance, Planning and Control and Investors Relations Officer	February 16, 2005
Paulo Cesar Pereira Teixeira	Executive Vice President for Operations	April 16, 2003
Luis Filipe Saraiva Castel-Branco de Avelar	Executive Vice President for Marketing and Innovation Executive Vice President for IT and Product and Service Engineering	March 16, 2004
Javier Rodríguez García	Executive Vice President for Technology and Networks	June 12, 2003
Guilherme Silvério Portela Santos	Executive Vice President for Customers	October 17, 2003
José Carlos de la Rosa Guardiola	Executive Vice President for Regulatory Matters and Institutional Relations	August 25, 2003

Set forth below is a brief biographical description of our executive officers.

Francisco José Azevedo Padinha, born on October 22, 1946, is currently the chief executive officer of each of Brasilcel N.V., Tele Sudeste Celular Participações S.A., Tele Leste Celular Participações S/A, Telesp Celular Celular Participações S.A., Celular CRT Participações S.A., Telerj Celular S.A., Telest Celular S.A., Telebahia Celular S.A., Telergipe Celular S.A., Celular CRT S.A., Telesp Celular S.A., Global Telecom S.A., Tele Centro Oeste Celular Participações S.A., Telegoiás Celular S.A., Telemat Celular S.A., Telems Celular S.A., Teleacre Celular S.A., Teleron Celular S.A., Norte Brasil Telecom S.A., TCO-IP S.A., Avista Participações Ltda., Tagilo Participações Ltda., Sudestecel Participações S.A., TBS Celular Participações S.A., Ptelecom Brasil S.A. and Portelcom Participações S.A; the chairman of the board of directors of each of PT Prime Tradecom Soluções Empresariais de Comércio Electrónico, S.A., Megamedia Soluções Multimédia, S.A., PT Prime, SGPS, S.A., the vice chairman of the board of directors of PT Ventures S.A.; a member of the board of directors of PT Comunicações S.A.; and a member of the scientific committee of Taguspark Sociedade de Promoção e Desenvolvimento do Parque da Ciência e Tecnologia da Área de Lisboa, S.A. He was also the chairman of the board of directors of Prymesys—Soluções Empresariais S.A. From 1989 until 1992, Mr. Padinha was the manager of the central department for research and development of Companhia Portuguesa Rádio Marconi, S.A., and from 1992 until 1994 he was the chairman of the board of directors of Telecom Portugal, S.A. From 2000 to 2001, Mr. Padinha was the chief executive officer of PT Prime SGPS, S.A., and from 1994 until 2002, he was a member of the board of directors of Portugal Telecom. He holds a telecommunications and electronic engineering degree from the Technical University of Lisbon, Portugal, a degree in corporate upper management from AESE/University of Navarra, Spain, and a Master’s degree in Innovation and Technology Management from the Sloan School of Management/MIT, United States.

Arcadio Luis Martínez Gacía, born on April 5, 1957, is currently the executive vice president for Finance, Planning and Control and Investors Relations Officer of Tele Sudeste Celular Participações S.A., Tele Leste Celular participações S/A, Telesp Celular Participações S.A., Celular CRT Participações S.A., Telerj Celular S.A., Telest Celular S.A., Telebahia Celular S.A., Telergipe Celular S.A., Celular CRT S.A., Telesp Celular S.A., Global Telecom S.A., Tele Centro Oeste Celular Participações S.A. From 2001 until 2003 Mr. Martinez was a Controller of European Operations at Telefonica Moviles S.A. in Madrid. From 1999 to 2001 he worked as European Controller for SBC Communications, based in Brussels (Belgium) and from 1993 to 1999 he served in different positions in the financial organization of Ameritech International, based in Chicago, USA and Brussels, Belgium. He holds a degree in Economics from Universidad de Santiago de Compostela (Spain) and a Masters of Business Administration from the University of Chicago, USA.

Paulo Cesar Pereira Teixeira, born on June 18, 1957, is currently the executive vice president for operations of Tele Sudeste Celular Participações S.A., Tele Leste Celular participações S/A, Telesp Celular Participações S.A., Celular CRT Participações S.A., Telerj Celular S.A., Telest Celular S.A., Telebahia Celular S.A., Telergipe Celular S.A., Celular CRT S.A., Telesp Celular S.A., Global Telecom S.A., Tele Centro Oeste Celular Participações S.A., Telegoiás Celular S.A., Telemat Celular S.A., Telems Celular S.A., Teleacre Celular S.A., Teleron Celular S.A., Norte Brasil Telecom S.A., TCO-IP S.A. and director of Avista Participações Ltda., Tagilo Participações Ltda., Sudestecel Participações S.A., TBS Celular Participações S.A., Ptelecom Brasil S.A. and Portelcom Participações S.A. From 1980 until 1987, Mr. Teixeira performed several different managerial duties in Companhia Riograndense de Telecomunicações S.A.-CRT and was also a member of the board of directors (1985-1986). In 1987 and 1988, he served at several different positions in Telebrás or in the companies of the Telebrás Group. Mr. Teixeira holds an Electrical Engineering degree from the Catholic University of Pelotas, Brazil.

Luis Filipe Saraiva Castel-Branco de Avelar, born on April 15, 1954, is currently the executive vice president for IT and product and service engineering and Executive Vice President for Marketing and Innovation of each of Tele Sudeste Celular Participações S.A., Tele Leste Celular Participações, Celular CRT Participações S.A., Telesp Celular Participações S.A., Telerj Celular S.A., Telest Celular S.A., Telebahia Celular S.A., Telergipe Celular S.A., Celular CRT S.A., Telesp Celular S.A. and Global Telecom S.A. In 1989, 1991 and 1993, Mr. Avelar was respectively the corporate accounts director of Telefones de Lisboa e Porto, an expert in telecommunications services for the European Commission (DG XIII, Telecom Policy Unit) and a strategic planning director at Comunicações Nacionais. From 1993 to 1998 he was a consultant in privatization and regulation projects for the World Bank, the European Bank for Reconstruction and Development and the European Commission. From 1996 to 1998 he was a portfolio director of Portugal Telecom Group in the strategic marketing board of Portugal Telecom. From 1998 to 2000, Mr. Avelar was a special consultant to the president of Telesp Celular Participações S.A. for the areas of marketing, sales, strategy, regulation and special projects, and, from 2000 to 2001, he was a director at the internet and e-commerce business unit at the same company. He holds an Electrical-Technical Engineering degree (specialized in telecommunications and electronics) from the Lisbon Higher Education Technical Institute.

Javier Rodríguez García, born on December 8, 1955, is currently executive vice president for technology and networks of each Tele Sudeste Celular Participações S.A., Tele Leste Celular Participações S/A, Celular CRT Participações S.A., Telesp Celular Participações S.A., Telerj Celular S.A., Telest Celular S.A., Telebahia Celular S.A., Telergipe Celular S.A., Celular CRT S.A., Telesp Celular S.A. and Global Telecom S.A. From 1986 until 1988, Mr. García worked at INDELEC—Indústria Electrónica de Comunicaciones S.A., as the manager responsible for the implementation of an automatic mobile telecommunications project for Telefónica de España S.A. From 1988 until 1990, he worked at Rede Electrica de España S.A., as the person responsible for the project, installation and maintenance of radio mobile systems in Spain. From 1990 until 1992, Mr. García served as an engineering manager at Telcel S.A., where he was responsible for the implementation of automatic mobile telecommunication system for Telefónica de España S.A. in Barcelona, Madrid and Palma de Mallorca. From 1992 until 1996, he was an engineering manager responsible for the installation and maintenance of systems at Compañia Europea de Radiobusqueda S.A., and from 1996 until 1998, he worked in cellular businesses for Telefónica Group in Spain and Peru, as a network quality manager and technical area sub-manager, respectively. From 1998 until 2000, Mr. García was the technology manager in the cellular business of Telefónica Group in Brazil and from 2000 until 2002 he was the network manager of Telerj Celular S.A. and Telest Celular S.A. He holds a degree in Technical Telecommunications Engineering from the Technical University of Madrid, Spain.

Guilherme Silvério Portela Santos, born on February 3, 1966, is currently the executive vice president for customers of each of Tele Sudeste Celular Participações S.A., Tele Leste Cvelular Participações S/A, Telesp Celular Participações S.A., Celular CRT Participações S.A., Telerj Celular S.A., Telest Celular S.A., Telebahia Celular S.A., Telergipe Celular S.A., Celular CRT S.A., Telesp Celular S.A., Global Telecom S.A., Tele Centro Oeste Celular Participações S.A., Telegoiás Celular S.A., Telemat Celular S.A., Telems Celular S.A., Teleacre Celular S.A., Teleron Celular S.A., Norte Brasil Telecom S.A., TCO-IP S.A; and an executive manager at PT Móveis, SGPS, S.A. From 1989 until 1993, Mr. Santos was a consultant at McKinsey & Co., and from 1994 until 1998 he worked as an officer for operations and an officer for special projects at Parque Expo’98, S.A. He was also a coordination officer at Companhia de Seguros Tranquilidade. Mr. Santos holds a Civil Engineering degree from the Higher Education Technical Institute, Portugal, and a Master’s degree from INSEAD, France.

José Carlos de la Rosa Guardiola, born on October 20, 1948, is currently the executive vice president for regulatory matters and institutional relations of each of Telesp Celular Participações S.A., Tele Leste Celular Participações S/A, Tele Sudeste Celular Participações S.A., Celular CRT Participações S.A., Telerj Celular S.A., Telest Celular S.A., Telebahia Celular S.A., Telergipe Celular S.A., Celular CRT S.A., Telesp Celular S.A. and Global Telecom S.A. From November 1998 until February 2002, Mr. Guardiola was engaged in the Regulation and Operations Departments of these companies, and occupied the function of vice president of Operations responsible for the commercial, administrative and operations activities of each of Telebahia Celular S.A. and Telergipe Celular S.A. He holds a degree in Telecommunications Engineering from Universidad Politecnica de Madrid, Spain.

Board of Auditors (Conselho Fiscal)

We have a permanent Board of Auditors with five members. They are elected annually at the annual general shareholders’ meeting.

The Board of Auditors is responsible for overseeing our management. Its main duties are:

•	to review and provide an opinion on the annual report of our management,

•	to review and approve the proposals of the management bodies to be submitted to the shareholders’ meeting regarding changes to share capital, issuance of debentures and subscription rights, capital investment plans and budgets, distributions of dividends, changes in corporate form, consolidations, mergers or split-up, and

•	to review and approve the financial statements for the fiscal year.

The Board of Auditors holds regular meetings every three months and special meetings when called by the President or by any member of the Board of Auditors.

The following are the current members of our board of auditors and their alternates:

Name	Position	Date Appointed
Gustavo Lessa Campos Netto(1)	Member	March 28, 2005
Claudio Jose Carvalho de Andrade(2)	Member	March 28, 2005
Wolney Querino Schüler Carvalho(3)	Member	March 28, 2005
Evandro Luís Pippi Kruel(3)	Member	March 28, 2005
Cleuton Augusto Alves(3)	Member	March 28, 2005
Onito Barnabé Barbosa Junior(1)	Alternate	March 28, 2005
Daniel Vidal de Almeida(2)	Alternate	March 28, 2005
Oswaldo Vieira Luz(3)	Alternate	March 28, 2005
Fabiana Faé Vicente Rodrigues(3)	Alternate	March 28, 2005
José Alberto Bettencourt da Câmara Graça(3)	Alternate	March 28, 2005

(1)	Appointed by our common minority shareholders.
(2)	Appointed by our preferred shareholders.
(3)	Appointed by our controlling shareholder.
*	Mr. João Luis Tenreiro Barroso resigned on May 3, 2004.
**	Mr. Luciano Carvalho Ventura, resigned on March 23, 2004.

B.	Compensation

For the year ended December 31, 2004, we paid to our directors and executive officers, as compensation, an aggregate amount of R$643 thousand. This amount includes performance remuneration and profit sharing arrangements applicable to all employees. Furthermore, the members of our board of executive officers are eligible to participate in the same complementary retirement pension plan available to our employees.

We did not set aside or accrue any amounts for, and our officers and directors did not receive any pension, retirement or similar form of compensation.

C.	Board Practices

For more detailed information, see “Directors and Senior Management,” “Board of Executive Officers”, and “Board of Auditors,” above.

There are no service contracts between us or our subsidiaries and any of our directors that provide for benefits upon termination of employment.

D.	Employees

At December 31, 2004, we had 376 full-time employees and 4 temporary employees.

The following table sets forth the number of our employees and a breakdown of employees by main category of activity as of the dates indicated:

	December 31,
	2004	2003	2002
Total number of employees (including trainees)	376	385	531
Number by category of activity:
Technical and operations area	101	100	130
Sales and marketing	130	122	161
Finance and administrative support	66	79	100
Customer service	79	84	140

Employees are represented by the Sindicato dos Trabalhadores em Empresas de Telecomunicações no Estado da Bahia (SINTEL-BA) and by the Sindicato dos Trabalhadores em Empresas de Telecomunicações no Estado de Sergipe (SINTEL-SE). We negotiate new collective-bargaining agreements every year with the labor unions. The collective-bargaining agreements currently in force include a salary and benefit increase of approximately 12.36% effective as of December 31, 2004.

Our management considers the relations between our work force and us to be satisfactory. We have not experienced any strikes or other labor slowdowns.

Each of our subsidiaries negotiates a new collective-bargaining agreement every year with each local union. The collective-bargaining agreements now in force expire on October 31, 2006.

Our employees also have the right to participate in private pension plans and to receive payments based on our financial performance. The amount of the payment is determined under an agreement between the unions representing our employees and us.

E.	Share Ownership

As of December 31, 2004, each of the members of the board of directors and the board of executive officers owned, directly or indirectly, less than 0.01% of any class of our shares.

ITEM 7.	MAJOR SHAREHOLDERS AND RELATED PARTY TRANSACTIONS

A.	Major Shareholders

Of our two classes of capital stock outstanding, only the common shares have full voting rights. None of the principal shareholders have voting rights that differ from those of the other holders of the common shares and preferred shares. The preferred shares have voting rights under limited circumstances. See “Item 10. Additional Information—Memorandum and Articles of Association.”

The following table sets forth information concerning the ownership of common shares by Sudestecel (wholly controlled by Brasilcel), Brasilcel, Tagilo Participações Ltda. (an equity investment company wholly controlled by Brasilcel), Avista (wholly controlled by Brasilcel) and our officers and directors as a group, at December 31, 2004:

Name of owner	Number of common shares owned	Percentage of outstanding common shares	Number of preferred shares owned	Percentage of outstanding preferred shares
Sudestecel Participações S.A.(1)	90,432,403,486	54.08	15,699,537,789	5.01
Brasilcel, N.V.	5,265,273,319	3.15	10,934,219,376	3.49
Tagilo Participações Ltda.	2,389,494,491	1.43	9,190,099,460	2.93
Avista Participações Ltda	16,723,247,000	10.00	92,499,407,000	29.51
All directors and executive officers as a group (12 persons)	70,262	(2)	800	(2)

(1)	Our shareholder, Iberoleste Participações S.A. was merged into Sudestecel Participações S.A. in November 2004.
(2)	Less than 1% of the aggregate.

Any significant change in the percentage ownership held by any major shareholders during the past three years is disclosed in “Item 4A. Our History and Development.”

We are not aware of any other shareholder owning more than 5.0% of our common shares. None of these shareholders have voting rights different from those of our other common shareholders.

Brasilcel has the ability to control the election of our board of directors and the direction of our future operations. See also “Item 4A. Our History and Development—Brasilcel” and “—Iberoleste Tender Offer.”

At December 31, 2004, there were approximately 89 record holders of ADSs in the United States, the total ADS holders represent approximately 25.76% of our preferred shares.

B.	Related Party Transactions

The main transactions with unconsolidated related parties are as follows:

•	Use of network and long distance (roaming) cellular communications: These transactions involve companies owned by the same group. Part of these transactions were established based on contracts between Telebrás and the operating concessionaires before privatization and part are interconnection agreements. The terms of these transactions are regulated by Anatel. As of July 2003, users began to choose their long-distance carrier and the company established agreements that provide to long distance operators (including Telecomunicações de São Paulo S.A.) co-billing services;

•	Technical assistance provided to us by Telefónica Móviles S.A. or Telefonica International. We pay fees which correspond to a percent (up to 2%) of our net revenues from services, monetarily restated based on currency fluctuations;

•	Call center services provided by Atento to users of our subsidiaries’ telecommunications services; and

•	Corporate services provided by or to other companies under common control are transferred to the company at the cost actually incurred in providing these services.

We have engaged in a number of other transactions with related parties. See note 28 to our consolidated financial statements.

C.	Interests of Experts and Counsel

Not applicable.

ITEM 8.	FINANCIAL INFORMATION

A.	Consolidated Statements and Other Financial Information

See “Item 3A. Selected Financial Data” and “Item 18. Financial Statements.”

Legal Matters

We are party to several administrative and legal proceedings that, if decided adversely to us, could have a material adverse effect on our business, financial condition and results of operations. We record provisions in our financial statements equivalent to the full amount of the estimated losses associated with those claims where the likelihood of an unfavorable outcome is deemed probable by our outside counsel. However, we do not record provisions in those instances where the likelihood of an unfavorable outcome is deemed possible or remote by our outside counsel. Below is a summary of our material pending administrative and legal proceedings:

Civil

Breakup of Telebrás

Telebrás, our legal predecessor, is a defendant in a number of administrative and legal proceedings and is subject to various claims and contingencies. Under the terms of the Telebrás breakup, the liability for any claims arising out of acts committed by Telebrás prior to the effective date of the breakup remains with Telebrás, except for labor and tax claims (for which Telebrás and the companies incorporated as a result of the breakup are jointly and severally liable by operation of law) and any liability for which specific accounting provisions have been assigned to us or one of the other companies incorporated as a result of the breakup of Telebrás. In addition, the legality of the breakup of Telebrás has been challenged in numerous legal proceedings, some of which have not been dismissed and are still pending. We believe based on the opinion of outside counsel that the likelihood of an unfavorable outcome with respect to these claims is remote.

Tax Credits

Tele Leste Participações and the other new holding companies incorporated in connection with the privatization of the telecommunications companies offset certain tax debts against the premiums paid by their controlling shareholders. A claim was filed against Tele Leste Celular Participações and the other new holding companies seeking relief in the form of the annulment of the administrative acts that recognized these offsets. Although we believe that the restructuring was implemented in accordance with Brazilian law, we believe based on the opinion of outside counsel that the likelihood of an unfavorable outcome with respect to this claim is possible. We would be required to pay all the taxes that were offset against goodwill. We are unable to determine at this time the extent of any potential liabilities with respect to this claim.

Ownership of Caller ID

Lune Projetos Especiais Telecomunicação Comércio e Ind. Ltda., a Brazilian company, filed lawsuits against 23 wireless telecommunications operators, including Telebahia Celular S.A. and Telergipe Celular S.A. The lawsuits allege that those operators violated patent number 9202624-9, related to Equipamento Controlador de Chamadas Entrantes e do Terminal do Usuário, or Caller ID, granted to Lune by the Brazilian Intellectual Property Agency—INPI, on September 30, 1997. Lune calls on the operators to cease to provide Caller ID services and seeks payment from them for the unauthorized use of the Caller ID system in an amount equivalent to the payment of fees received by such operators for use of the Caller ID system. However, Lune’s right to use patent number 9202624-9 was suspended by a federal judge in the State of São Paulo in response to a lawsuit filed against Lune and INPI by Ericsson Telecomunicações S.A. Telesp Celular S.A. and Telerj Celular filed identical lawsuits against Lune and INPI and those lawsuits are still pending before the courts. We believe based on the opinion of outside counsel that the likelihood of an unfavorable outcome with respect to Lune’s claim against us is possible. We are unable to determine at this time the extent of any potential liabilities with respect to this claim.

Validity of Prepaid Plan Minutes

Telebahia Celular S.A. and Telergipe Celular S.A., together with other Brazilian wireless telecommunications operators, are defendants in various lawsuits brought by the federal public prosecutor’s office and a consumer protection association challenging the imposition of a deadline for the use of purchased prepaid minutes. The plaintiffs allege that purchased prepaid minutes should not expire after any specified deadline. Conflicting decisions have been issued by the federal court reviewing this matter. Although we believe that our criteria for imposing the deadline is in compliance with Anatel’s rules, we believe based on the opinion of outside counsel that the likelihood of an unfavorable outcome with respect to this claim is possible.

Litigation Related to ISS on “use of network”

The municipality of Salvador, in the state of Bahia, filed administrative proceedings against Telebahia Celular in order to collect amounts allegedly due as a services tax (ISS). The municipality claims that the payments received in consideration of the use of our network could be considered as remuneration under “a lease of a movable asset,” and that therefore these payments should be subject to the application of ISS. Based on the opinion of our counsel, we believe that Telebahia Celular will be successful in these proceedings and accordingly we did not make any provisions.

Tax-Related

Application of ICMS

In June 1998, the Conselho Nacional de Política Fazendária, or CONFAZ, decided to apply the ICMS tax to certain service revenues, such as activation fees, and to make the application of the tax to such activation fees retroactive for the five years preceding June 30, 1998. This claim impacts Telebahia Celular S.A. and Telergipe Celular S.A. We believe the application of the ICMS tax to non-basic telecommunications services such as cellular activation is unlawful because it would subject to taxation certain services that are not telecommunications services. In addition, we do not believe new taxes may be applied retroactively. We believe based on the opinion of outside counsel (including certain judicial precedents) that the likelihood of an unfavorable outcome with respect to this claim is remote. Moreover, we believe that the predecessor companies would be liable to our subsidiaries for any tax liability arising from the retroactive application.

Application of COFINS and PIS

On November 27, 1998, the method for calculating the amount of contribution required under PIS and COFINS was modified by Law No. 9,718, which increased the COFINS contribution rate from 2% to 3% and permitted the deduction of up to 1/3 of the amount due under COFINS from the amount due under CSLL. Since our subsidiaries had a negative tax calculation basis, they could not benefit from this deduction. In addition, Law No. 9,718 effectively increased the amounts of COFINS and PIS due from our subsidiaries by including financial revenues in the calculation methodology. This claim impacts Telebahia Celular S.A. and Telergipe Celular S.A.

We believe that this increase is unconstitutional because: (1) Article 195 of the Brazilian Constitution, which was effective when Law No. 9,718 was enacted, provided that the PIS contribution could only be levied on compensation of employees, revenues and profits; (2) in order to increase the COFINS and PIS contributions, it would be necessary to enact a law requiring a greater quorum than the one required to approve Law No. 9,718; and (3) the law was made effective before the expiration of the required 90-day waiting period.

We believe based on the opinion of outside counsel that the likelihood of an unfavorable outcome with respect to this claim is possible. However, we do not believe an unfavorable outcome would have a material adverse effect on our financial condition and results of operations.

Passing on of the COFINS and PIS to Customers

Several telecommunications carriers, including us, are defendants in a lawsuit brought by the federal public prosecutor’s office challenging our policy of passing the COFINS and PIS expenses on to our customers by incorporating them into our charges. This claim impacts Tele Leste Celular Participações S.A., Telebahia Celular S.A. and Telergipe Celular S.A. We are challenging the lawsuit on the grounds that COFINS and PIS are cost components of the services provided to our customers and, as such, should be incorporated into the price of such services, as is the practice throughout the telecommunications industry. We believe based on the opinion of our outside counsel that the likelihood of an unfavorable outcome with respect to this claim is remote.

CIDE

We and our subsidiaries filed lawsuits challenging the application of CIDE—Contribução de Intervenção no Domínio Econômico on the remittances of payments owed to suppliers headquartered outside Brazil in accordance with technology transfer and technological assistance contracts or trademark and software licenses, in accordance with the terms of Law No. 10,168/2002. We believe based on the opinion of outside counsel that the likelihood of an unfavorable outcome with respect to this claim is possible.

Litigation Related to ISS on “use of network”

The municipality of Salvador, in the state of Bahia, filed administrative proceedings against Telebahia Celular in order to collect amounts allegedly due as a services tax (ISS). The municipality claims that the payments received in consideration of the use of our network could be considered as remuneration under “a lease of a movable asset,” and that therefore those payments should be subject to the application of ISS. Based on the opinion of our counsel, we believe that Telebahia Celular will be successful in these proceedings and accordingly we did not make any provisions.

Other Litigation

We are also party to certain legal proceedings arising in the normal course of business. We believe that our provisions are sufficient to cover our estimated losses due to adverse legal decisions. We believe that adverse decisions arising from these other legal proceedings would not have a material adverse effect on our business, financial condition or results of operations.

Dividend Policy and Dividends

We pay our shareholders both dividends and interest on shareholders’ equity, which is a form of distribution that is tax deductible in Brazil. We recorded losses in 2004, 2003 and 2002. Therefore, no dividends or interest on equity were paid in this period.

Under our by-laws, we are required to distribute as dividends in respect of each fiscal year ending on December 31, to the extent amounts are available for distribution, an aggregate amount equal to at least 25% of adjusted net income on such date as mandatory dividend. Preferred shares are entitled to receive minimum noncumulative cash dividends 10% higher than those attributed to common shares, or noncumulative minimum annual preferred dividends of 6% of the share capital attributed to those shares, whichever is greater. The holders of our preferred shares have priority in the allocation of dividends.

Under Brazilian Corporate Law, a company is permitted to suspend the payment of the mandatory dividend in respect of its common and preferred shares if:

•	its board of directors, independent auditors and board of auditors report to the shareholders’ meeting that the distribution would be incompatible with the financial conditions of that company; and

•	the shareholders ratify this conclusion at the shareholders’ meeting.

In this case:

•	the board of executive officers would forward to the CVM, within five days of the shareholders’ meeting, an explanation for the suspension of the payment of the mandatory dividends; and

•	the amounts which were not distributed are to be recorded as a special reserve, and, if not absorbed by losses in subsequent fiscal years, they must be distributed as dividends as soon as the financial condition of that company permits. Dividends may be distributed by us out of our retained earnings or accumulated profits in any given fiscal year.

Under our by-laws, we may pay dividends out of retained earnings or accumulated profits in any given fiscal year. For the purposes of Brazilian Corporate Law, accumulated profits are defined as net income after the provision of income tax and social contribution for the relevant fiscal year, net of any accumulated losses from prior fiscal years and any amounts allocated to warrants, income bonds, employees’ and management’s participation in a company’s profits. Retained earnings are defined as the amount of our net income in prior years that was not paid out as dividends in the year in which it was earned, but rather was retained in accordance with a proposal of the board of directors duly approved by a shareholders meeting.

At each annual shareholders’ meeting, the board of directors is required to determine how net profits for the preceding fiscal year are to be allocated. Under Brazilian Corporate Law, we are required to maintain a statutory reserve, to which we must allocate 5% of our net profits for each fiscal year until the amount of such reserve equals 20% of our paid-in capital. Losses, if any, may be charged against the statutory reserve.

The Brazilian Corporate Law also provides for two additional discretionary allocations of net profits that are subject to approval by the shareholders at the annual shareholders’ meeting:

•	first, a percentage of net profits may be allocated to the contingency reserve for anticipated losses that may be charged to it in future years. Any amount so allocated in a prior year must be either:

•	reversed in the fiscal year in which the loss was anticipated if such loss does not in fact occur; or

•	written off in the event that the anticipated loss occurs;

•	second, if the amount of unrealized revenue exceeds the sum of (i) the statutory reserve and (ii) retained earnings, such excess may be allocated to the unrealized profit reserve at the direction of the board of directors.

Allocations may not hinder the payment of mandatory dividends. Unrealized revenue reserve is defined under Brazilian Corporate Law as the sum of:

•	the share of equity earnings of affiliated companies, which is not paid as cash dividends; and

•	profits as a result of income from operations after the end of the next succeeding fiscal year.

The amounts available for distribution are determined on the basis of financial statements prepared in accordance with Brazilian Corporate Law, which differs from other financial statements such as our consolidated financial statements included in this annual report.

Priority and Amount of Preferred Dividends

Our by-laws provide for a minimum noncumulative dividend (i) of 6% per year of the value of our total share capital divided by the total number of shares or (ii) 10% higher than the amount distributed to the holders of our common shares, whichever is greater. As a result of such provision, holders of our preferred shares are entitled to receive, in any year, distributions of cash dividends prior to the holders of our common shares receiving any distribution of cash dividends in such year. In addition, distributions of cash dividends in any year are made:

•	first, to the holders of preferred shares up to the amount of the dividend that must be paid to the holders of preferred shares for such year;

•	then, to the holders of common shares until the amount distributed in respect of each Preferred Share is 10% above the amount distributed in respect of each common share, according to our by-laws; and

•	thereafter, to the holders of common shares and preferred shares, on the basis that the amount distributed in respect of each preferred share is 10% above the amount distributed in respect of each common share, according to our by-laws.

If the mandatory dividend in any year is less than or equal to the dividend that must be paid to the holders of preferred shares in that year, the holders of common shares will not be entitled to receive any cash dividends from us in that year, unless the holders of common shares approve dividends in excess of dividends that must be paid to preferred shares. In such circumstances, however, holders of preferred shares will be entitled to the amount available for payment of dividends up to an aggregate amount equal to:

•	the minimum dividend to be paid to the holders of preferred shares; plus,

•	in the event the minimum dividend to be paid to the holders of preferred shares is higher than the amount available for payment of dividends for that year, any retained earnings from previous years, which may be used to make up for such shortfall.

If the dividend to be paid to the holders of preferred shares is not paid for a period of three years, holders of preferred shares will be entitled to full voting rights until such time as that dividend is paid in full for any year.

Payment of Dividends

We are required by Brazilian law and by our by-laws to hold an annual shareholders’ meeting by April 30 of each year, at which, among other things, an annual dividend may be declared by a decision of our shareholders on the recommendation of our board of directors. The payment of annual dividends in any given year is based on the financial statements prepared for the preceding fiscal year ending December 31. Under Brazilian Corporate Law, dividends are required to be paid within 60 days of the annual shareholders’ meeting, or on the date determined at a shareholders’ meeting, but in any case prior to the end of the fiscal year in which such dividend was declared. A shareholder has a three-year period from the dividend payment date to claim dividends in respect of its shares, after which time unclaimed dividends revert back to us. Because our shares are issued in book-entry form, dividends will be credited to the depositary, which is responsible for the delivery of the dividends to their respective holders. We are not required to adjust the amount of paid-in capital for inflation. Annual dividends may be paid to shareholders on a pro rata basis according to the date when the subscription price is paid to us.

Our preferred shares underlying the ADSs are held in Brazil by a Brazilian custodian, Banco Itaú S.A., as the agent for the depositary, which is the registered owner of our shares.

Payments of cash dividends and distributions, if any, will be made in reais to the Custodian on behalf of The Bank of New York, as depositary, which will then convert those proceeds into U.S. dollars and will cause such U.S. dollars to be delivered to the depositary for distribution to holders of ADRs. In the event that the Custodian is unable to immediately convert the reais received as dividends into U.S. dollars, the amount of U.S. dollars payable to holders of ADRs may be adversely affected by devaluations of the real that occur before such dividends are converted and remitted. Dividends in respect of our preferred shares paid to resident and non-resident shareholders, including holders of ADSs, are not currently subject to Brazilian withholding tax.

B.	Significant Changes

Reverse Stock Split

On March 28, 2005, a reverse stock split of the 480,618,117,605 registered book-entry shares of our capital stock (167,232,225,653 common shares and 313,385,891,952 preferred shares), with no par value was approved. The reverse split will occur at the ratio of 50,000 (fifty thousand) shares to 1 (one) share of the respective class, after which there will be 9,612,363 registered shares (3,344,645 common shares and 6,267,718 preferred shares), with no par value.

The reasons for the reverse stock split are to: (i) to adjust the per share value of the shares to a more adequate level from a stock market perspective, since the trading of the shares in reais per share gives greater visibility as compared with the quotation per lot of one thousand (1,000) shares; (ii) to unify the basis for trading the shares in the national and international markets, since the shares were quoted in lots of one thousand (1,000) shares in the São Paulo Stock Exchange (“BOVESPA”), and in lots of fifty thousand (50,000) shares for each American Depositary Receipt (“ADR”) in the New York Stock Exchange (“NYSE”); (iii) to reduce operational expenses and increase the efficiency of the system for registering information of our shareholders; and (iv) to reduce the possibilities of informational errors, improving services to our shareholders.

There will be no reverse split of ADRs. Only the ratio of shares to each ADR will be changed from the current ration of fifty thousand (50,000) shares per ADR to one (1) share per ADR. There will be no fractional ADRs resulting from the reverse split.

ITEM 9.	THE OFFER AND LISTING

A.	Offer and Listing Details

Brazilian private equity and debt are principally traded on BOVESPA, which is the trading market for our common and preferred shares. Our preferred shares began trading on the Brazilian stock exchanges on September 21, 1998. In the United States, our preferred shares trade in the form of ADSs, each representing 50,000 Preferred Shares issued by The Bank of New York, as depositary, pursuant to a Deposit Agreement among Tele Leste, the depositary, and the registered holders and beneficial owners from time to time of ADRs. The ADSs commenced trading on the New York Stock Exchange on November 16, 1998 under the symbol “TBE.” At December 31, 2004, there were approximately 89 record holders of ADSs in the United States, the total ADS holders represent approximately 25.76% of our preferred shares.

The table below sets forth, for the indicated periods, the high and low closing prices of the ADSs on The New York Stock Exchange, in U.S. dollars, and the preferred shares on the São Paulo Stock Exchange, in reais:

	New York Stock Exchange U.S.$ per ADS		São Paulo Stock Exchange R$ per 1,000 preferred shares
Year ended	High	Low	High	Low
December 31, 2000	67.06	27.50	2.39	1.09
December 31, 2001	44.25	10.50	2.06	0.55
December 31, 2002	22.42	4.50	1.02	0.35
December 31, 2003	14.59	5.05	0.85	0.37
December 31, 2004	17.49	9.75	1.10	0.56

Year ended December 31, 2003
First quarter	8.20	5.05	0.54	0.37
Second quarter	8.73	6.31	0.48	0.42
Third quarter	9.97	6.32	0.58	0.40
Fourth quarter	14.59	9.40	0.85	0.55

Year ended December 31, 2004
First quarter	15.35	9.75	0.89	0.56
Second quarter	14.15	9.90	0.89	0.58
Third quarter	17.49	12.70	1.10	0.76
Fourth quarter	16.25	10.69	0.94	0.60

Quarter ended
March 31, 2005	9.09	8.25	0.49	0.44

Month ended
October 31, 2004	16.25	10.80	0.94	0.62
November 30, 2004	11.95	10.69	0.68	0.60
December 31, 2004	12.30	11.21	0.66	0.62
January 31, 2005	12.36	8.40	0.64	0.44
February 28, 2005	10.00	8.60	0.49	0.45
March 31, 2005	9.09	8.25	0.49	0.44

A.	Plan of Distribution

Not applicable.

B.	Markets

Trading on the BOVESPA

In 2000, the BOVESPA was reorganized through the execution of memoranda of understanding by the Brazilian stock exchanges. Under the memoranda, all securities are now traded only on the BOVESPA, with the exception of electronically traded public debt securities and privatization auctions, which are traded on the Rio de Janeiro Stock Exchange.

When shareholders trade in common and preferred shares on the BOVESPA, the trade is settled in three business days after the trade date without adjustment of the purchase price for inflation. The seller is ordinarily required to deliver the shares to the exchange on the second business day following the trade date. Delivery of and payment for shares are made through the facilities of the clearinghouse, Companhia Brasileira de Liquidação e Custódia, or CBLC.

The BOVESPA is a nonprofit entity owned by its member brokerage firms. Trading on the BOVESPA is limited to member brokerage firms and a limited number of authorized nonmembers. The BOVESPA has two open outcry trading sessions each day from 11:00 a.m. to 1:30 p.m. and from 2:30 p.m. to 5:45 p.m., São Paulo time, except during daylight savings time in the United States. During daylight savings time in the United States, the sessions are from 10:00 a.m. to 1:00 p.m. and from 2:00 p.m. to 4:45 p.m., São Paulo time, to closely mirror the NYSE trading hours. Trading is also conducted between 11:00 a.m. and 6:00 p.m., or between 10:00 a.m. and 5:00 p.m. during daylight savings time in the United States on an automated system known as the Computer Assisted Trading System (Sistema de Negociação Assistida por Computador) on the BOVESPA and on the National Electronic Trading System (Sistema Eletrônico de Negociação Nacional). This system is a computerized system that links electronically with the seven smaller regional exchanges. The BOVESPA also permits trading from 6:45 p.m. to 7:30 p.m. on an online system connected to traditional and internet brokers called the “after market.” Trading on the after market is subject to regulatory limits on price volatility and on the volume of shares transacted through internet brokers.

In order to better control volatility, the BOVESPA adopted a “circuit breaker” system pursuant to which trading sessions may be suspended for a period of 30 minutes or one hour whenever the indices of the BOVESPA falls below the limits of 10% or 15%, respectively, in relation to the index registered in the previous trading session.

There are no specialists or market makers for our shares on BOVESPA. Trading in securities listed on the BOVESPA may be effected off the Exchange in certain circumstances, although such trading is very limited.

Settlement of transactions is effected three business days after the trade date without adjustment of the purchase price for inflation. Payment for shares is made through the facilities of a separate clearinghouse, which maintains accounts for member brokerage firms. The seller is ordinarily required to deliver the shares to the exchange on the second business day following the trade date. The clearinghouse for BOVESPA is Companhia Brasileira de Liquidação e Custódia S.A.—CBLC, which is wholly owned by that Exchange.

The BOVESPA is significantly less liquid than the NYSE or other major exchanges in the world. As of December 31, 2004, the aggregate market capitalization of the 358 companies listed on the BOVESPA was equivalent to approximately R$904.9 billion (U.S.$340.9 billion) and the 10 largest companies listed on the BOVESPA represented approximately 48.8% of the total market capitalization of all listed companies. By comparison, as of December 31, 2004, the aggregate market capitalization of the 2,768 companies listed on the NYSE was approximately U.S.$19.8 trillion and the 10 largest companies listed on the NYSE represented approximately 18.0% of the total market capitalization of all listed companies. Although all of the outstanding shares of an exchange-listed company may trade on the BOVESPA, in most cases only the preferred shares or fewer than half of the listed common shares are actually available for trading by the public, the remainder being held by small groups of controlling persons, by government entities or by one principal shareholder, that rarely trade their shares. For this reason, data showing the total market capitalization of BOVESPA tends to overstate the liquidity of the Brazilian equity securities market. See “Risk Factors—Risks Relating to Our Preferred Shares and Our ADSs—The relative volatility and illiquidity of the Brazilian securities markets may adversely effect holders of ADSs.”

The Brazilian equity market is relatively small and illiquid compared to major world markets. In 2004, the combined daily trading volumes on BOVESPA averaged approximately U.S.$ 419.7 million. In 2004, the 10 most actively traded shares represented approximately 45.3% of the total trading in the cash market on BOVESPA. Trading on BOVESPA by non-residents of Brazil is subject to certain limitations under Brazilian foreign investment legislation.

Regulation of Brazilian Securities Markets

The Brazilian securities markets are regulated by the CVM, which has authority over stock exchanges and the securities markets generally, by the Conselho Monetário Nacional, or CMN, the National Monetary Council and by the Central Bank, which has, among other powers, licensing authority over brokerage firms and regulates foreign investment and foreign exchange transactions. The Brazilian securities market is governed by Law No. 6,385, as amended, known as the Brazilian securities law, and by Law No. 6,404, as amended, known as the Brazilian Corporate Law.

Law No. 10,303 of December 31, 2001 amended the Brazilian Corporate Law and the Brazilian securities law. Consequently, some major modifications resulted for the businesses of the publicly traded companies. Among the changes, Law No. 10,303, along with Executive Order No. 8 and Decree No. 3.995, all dated October 31, 2001, provided that the CVM was to have the scope of its authority and autonomy altered and expanded. The CVM, which is the agency in charge of regulating the market, now handles some functions that were reserved to the Banco Central, for example, the regulation and organization of the futures and commodities markets. Other modifications include changes in the proportion of common and preferred shares (these changes apply solely to companies incorporated after the enactment of the new law), new rules for the issuance of debentures and the exercise of the right of withdrawal, enhanced duties and powers for the members of the Board of Auditors and the Board of Directors, and the ability of publicly traded companies to make publications available over the Internet. Also provided is the pooling agreement, the so called block voting by which the shareholders agree during a prior meeting on the direction of the votes that will be cast at the general meetings. The purpose of this type of vote is to prevent any possible individual dissidents or interests from harming corporate interests.

The period established for companies to adapt their by-laws is one year from the publication of the law on November 1, 2001. Our shareholders held a general shareholders’ meeting on March 27, 2002, and approved the necessary modifications to our by laws.

Under the Brazilian Corporate Law, a company is either public, a companhia aberta, such as our company, or private, a companhia fechada. All public companies are registered with the CVM and are subject to reporting requirements. A company registered with the CVM may have its securities traded either on BOVESPA or on the Brazilian over-the-counter market. The shares of a public company may also be traded privately, subject to certain limitations. In order to be listed on the Brazilian stock exchanges, a company must apply for registration with the CVM and the stock exchange. Once the stock exchange lists a company and the CVM accepts its registration as a public company, its securities may start to be traded.

Trading of securities on BOVESPA may be suspended at the request of a company in anticipation of a material announcement. Trading may also be suspended on the initiative of the BOVESPA or the CVM, among other reasons, due to a belief that the company has provided inadequate information regarding a material event or has provided inadequate responses to inquiries by the CVM or BOVESPA.

The Brazilian securities law, Brazilian Corporate Law and the regulations issued by the CVM, the CMN and the Central Bank provide, among other things, disclosure requirements and restrictions on insider trading, price manipulation and protection of minority shareholders. However, the Brazilian securities markets are not as highly regulated and supervised as the U.S. securities markets or markets in some other jurisdictions.

Principal Differences Between the Brazilian and the U.S. Corporate Governance Practices

The significant differences between our corporate governance practices and the NYSE corporate governance standards are as follows:

Independence of Directors and Independence Tests

The Brazilian Corporate Law and our by-laws require that our directors be elected by our shareholders at a general shareholders meeting. All our directors are appointed by our controlling shareholders.

Neither our board of directors nor our management test the independence of the directors before such elections are made. However, both the Brazilian Corporate Law and the CVM establish rules in relation to certain qualification requirements and restrictions, investiture, compensation, duties and responsibilities of the companies’ executives and directors. Although we believe these rules provide adequate assurances that our directors are independent, we believe such rules would permit us to have directors that would not otherwise pass the independence tests established by the NYSE.

Executive Sessions

According to Brazilian Corporate Law, up to 1/3 of the members of the board of directors can be elected into executive positions. The remaining non-management directors are not expressly empowered to serve as a check on management and there is no requirement that those directors meet regularly without management. Notwithstanding, none of our executive officers are members of our board of directors.

Committees

We are not required under applicable Brazilian Corporate Law to have, and accordingly we do not have, a Nominating Committee, Corporate Governance Committee and Compensation Committee. Pursuant to our by-laws our directors are elected by our shareholders at a general shareholders meeting. Compensation for our directors and executive officers is established by our shareholders.

Audit Committee and Audit Committee Additional Requirements

The Brazilian Corporate Law requires us to have a board of auditors (Conselho Fiscal) which is composed of three to five members elected at the general shareholders meeting. The board of auditors operates independently from our management and from our external auditors. Its main function is to examine the financial statements of each fiscal year and provide a formal report to our shareholders. We have a board of auditors that consists of five members and five alternates and which meets once a quarter. In April 2003, the SEC stated that the listing of securities of foreign private issuers may be exempt from the audit committee requirements if the issuer meets certain requirements.

We also have an audit committee, whose members do not follow the independence requirements of Rule 10A-3(c)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are not applicable to us until July 31, 2005 according to Rule 10A-3(a)(5)(A) of the Exchange Act. See “Item 16D—Exemptions from the Listing Standards for Audit Committees”.

Under the Brazilian Corporate Law, an audit committee member may simultaneously serve on the audit committees of more than three public companies. In addition, our company does not impose limitations in this regard and our board is not required to affirmatively determine and disclose that the director’s ability to effectively serve is not impaired. We are aware that the members of our audit committee also serve on the audit committees of all of the other companies that have been operating under the brand name “Vivo”: Telesp Celular Participações, Tele Centro Oeste Celular Participações S.A., Tele Sudeste Celular Participações and Celular CRT Participações S.A.

Policy for Disclosure and Disclosure Committee

The Policy for Disclosure of Relevant Act or Fact was set up by the Board of Directors of TSD in compliance with Article 16 of CVM Instruction no. 358, dated June 18, 2002.

The ultimate responsibility for the disclosure of relevant information, acts or facts is incumbent upon the CEO, the CFO and the Investor Relations Officer, the first two being responsible for authorizing information to be disclosed, while the Investor Relations Officer is responsible for the communication itself of the relevant information, under the terms of the provisions of the Relevant Act or Fact Policy and CVM Instructions 358/02 and 369/02.

Disclosures are reviewed by the Disclosure Committee in support of the CEO and CFO. The Disclosure Committee is responsible for processing the disclosure of information and relevant Acts and Facts of the Company, and for ensuring quality disclosure of information, as well as for the implementation of the Disclosure Procedures and Controls.

The Disclosure Committee reports directly to the CEO and to the CFO and is composed of one coordinator and 10 members (representing the Investor Relations, Controls, Corporate Communication, Accounting, Financial, Mergers and Acquisitions, Communication and Publicity and Compliance Officers, as well as the General Secretary and the Legal Officer), and has the duty of evaluating the need to outsource services (such as auditors, legal counsel and other independent consultants), in order to provide adequate support for the disclosure process.

Shareholder Approval of Equity Compensation Plans

Our shareholders do not have the opportunity to vote on all equity compensation plans. However, any issuance of new shares that exceeds the authorized capital is subject to shareholder confirmation.

Corporate Governance Guidelines

We have not adopted any corporate governance guidelines in addition to the rules imposed upon us by applicable Brazilian law. We believe that the corporate governance guidelines applicable to us under Brazilian law, such as those regarding insider trading, public disclosure of material information, and rules on the negotiation of equities by management and controlling shareholders, are consistent with some of the guidelines established by the NYSE. We have adopted and observe (i) the Policy of Disclosure of Material Acts or Facts, which deals with the public disclosure of all relevant information as per CVM’s guidelines; and (ii) the Policy of Negotiation of Equities, which requires management to inform all transactions relating to our securities.

Code of Business Conduct and Ethics

Although the adoption of a code of ethics is not required by Brazilian Corporate Law, we implemented in June 2003 our Code of Ethics regulating the conduct of our senior financial officers. See “Item 16B—Code of Ethics”. We do not have a code of business conduct and ethics applicable to all our Directors and employees.

D.	Selling Shareholders

Not applicable.

E.	Dilution

Not applicable.

F.	Expenses of the Issue

Not applicable.

ITEM 10.	ADDITIONAL INFORMATION

A.	Share Capital

Not applicable.

B.	Memorandum and Articles of Association

The following summarizes certain material provisions of our by-laws and Brazilian law, the main bodies of regulation governing us. Copies of our by-laws have been filed as exhibits to this annual report on Form 20-F.

Register

Our by-laws were registered with the Public Registry of the state of Bahia on May 12, 2004, under company number (NIRE) 29300023892. Article 5 of our by-laws will be amended as a result of the capital increase determined by the Board of Directors of Tele Leste at its March 30, 2004 meeting, which was registered with JUCEB under n. 96536838.

Objectives and Purposes

We are a publicly traded company duly registered with the Brazilian securities commission. Article 2 of our by-laws provides that our corporate purpose is to:

•	exercise the control of operating companies which provide cellular mobile telecommunications services, personal mobile services and other services in conformity with the concessions, authorizations and permissions that have been granted to us;

•	promote, through our subsidiaries or controlled companies, the expansion and implementation of the telecommunications services within our concessions, authorizations and permissions;

•	promote, carry out and direct the financing of capital from internal or external sources to be used by us or our controlled companies;

•	promote, carry out and encourage study and research activities aimed at the development of the telecommunications sector;

•	perform, through our subsidiaries and affiliated companies, specialized technical services related to the telecommunications sector;

•	promote, encourage, carry out and coordinate, through our subsidiaries or controlled companies, the development and training of personnel necessary to perform activities in the telecommunications sector;

•	carry out and promote the import of goods and services for the operations of our subsidiaries and controlled companies;

•	execute other activities connected or related to our objective;

•	participate in the equity capital of other companies; and

•	trade equipment and materials necessary or useful for providing telecommunications services.

Directors

Below is a description of some of the provisions of our by-laws concerning the members of our board of directors:

•	the board of directors has the power to approve investments and acquisition of assets, assume any obligation and execute contracts not included in the budget for an amount exceeding R$300 million, the public issuance of promissory notes, and the acquisition of our shares for cancellation or deposit with a custodian; and

•	the board of directors has the power to apportion the global remuneration set forth by the shareholders’ meeting between the directors and the executive officers.

Pursuant to Brazilian Corporate Law, each member of the board of directors must have at least one share of our capital stock to be elected as a Director. There are no provisions in our by-laws with respect to:

•	age limits for retirement of directors; and

•	anti-takeover mechanisms or other procedures designed to delay, defer or prevent changes in our control.

Although there are no provisions in our by-laws with respect to the following, they are regulated by Brazilian Corporate Law and CVM regulations:

•	a director’s power to vote on proposals in which the director is materially interested;

•	a director’s power to vote compensation to him or herself in the absence of an independent quorum;

•	borrowing powers exercisable by the directors;

•	required shareholding for director qualification; and

•	disclosure of share ownership.

Rights Attaching to Shares

Dividend Rights

See “Item 8A. Consolidated Statements and Other Financial Information—Dividend Policy and Dividends,” and “—Payment of Dividends.”

Voting Rights

Each common share entitles the holder to one vote at meetings of shareholders. Our preferred shares do not entitle the holder to vote except as discussed in our by-laws in Articles 10 and 12. Holders of our preferred shares are each entitled to attend or to address meetings of shareholders and to elect members of our board of directors according to Article 141, fourth paragraph, II, and Article 141, fifth paragraph, of Law No. 6,404/76, as amended by Article 8, fourth paragraph of Law No. 10,303/01.

One of the members of our board of auditors and his or her alternate are elected by the majority vote of the holders of our preferred shares present at the annual meeting of shareholders at which the members of the board of auditors are elected.

Brazilian Corporate Law provides that certain non-voting shares, such as our preferred shares, acquire voting rights in the event we fail for three consecutive fiscal years to pay the mandatory minimum dividend to which such shares are entitled, until such payment is made.

Our preferred shares are entitled to full voting rights in the event that we fail to pay the mandatory minimum dividends to which they are entitled for three consecutive years, and with respect to:

•	the approval of any long-term contract between us and our controlled subsidiaries, on the one hand, and any controlling shareholder or that shareholder’s affiliates and related parties, on the other hand; and

•	changes/eliminations of certain rights and obligations as provided for in our by-laws.

Any change in the preference, benefits, conditions of redemption and amortization of our preferred shares, or the creation of a class of shares having priority or preference over our preferred shares, would require the approval of holders of a majority of our outstanding preferred shares at a special meeting of holders of our preferred shares. Such a meeting would be called by publication of a notice in the state official gazette and two other Brazilian newspapers, as determined by the shareholders, at least thirty days prior to the meeting, but would not generally require any other form of notice.

In any circumstances in which holders of our preferred shares are entitled to vote, each preferred share will entitle the holder to one vote.

Meeting of Shareholders

According to Brazilian law, shareholders must be previously convoked in order for a general or extraordinary shareholders’ meeting to be installed. The convocation must be published in the state official gazette and two other newspapers, as determined by the shareholders, at least 15 days prior to the meeting’s scheduled date. If the first meeting is not installed for some reason, the second convocation must be published at least eight days before the second meeting date.

On the first call, meetings may only be installed with a minimum quorum of one-fourth of the holders of voting shares. Extraordinary meetings whose object is the amendment of the by-laws may only be installed on the first call with a minimum of two-thirds of the voting capital present. In addition, some decisions require the approval of at least one-half of the holders of voting shares (qualified quorum). On a second call, the meetings are installed regardless of quorum.

Preemptive Rights

Each of our shareholders has a general preemptive right to subscribe for shares in any capital increase in proportion to its shareholding. A minimum period of 30 days following the publication of notice of the capital increase is allowed for the exercise of the right.

In the event of a capital increase, which would maintain or increase the proportion of capital represented by our preferred shares, holders of ADSs, or of our preferred shares, would have preemptive rights to subscribe only to our newly issued preferred shares. In the event of a capital increase, which would reduce the proportion of capital represented by our preferred shares, holders of ADSs, or of our preferred shares, would have preemptive rights to subscribe to our preferred shares in proportion to their shareholdings and to our common shares only to the extent necessary to prevent dilution of their interest.

Preemptive rights to purchase shares may not be offered to U.S. holders of our ADSs unless a registration statement under the Securities Act is effective with respect to the shares underlying those rights, or an exemption from the registration requirements of the Securities Act is available. Consequently, if you are a holder of our ADSs who is a U.S. person or is located in the United States, you may be restricted in your ability to participate in the exercise of preemptive rights.

Right of Redemption

Brazilian Corporate Law provides for the right of redemption to minority shareholders under certain circumstances.

The right of a dissenting shareholder to seek redemption arises in case our shareholders representing more than 50% of the voting shares, common shares or preferred shares, as applicable, decide to:

•	change the preference of our preferred shares or to create a class of shares having priority or preference over our preferred shares, except if such actions are expressly permitted in the by-laws at the time of their adoption by our shareholders;

•	change the preference of our preferred shares, any right they carry, their amortization or redemption rights, or to create a class of shares having priority or preference over our preferred shares;

•	reduce the mandatory distribution of dividends;

•	change our corporate purposes;

•	transfer all of our shares to another company in order to make us a wholly owned subsidiary of that company;

•	approve the acquisition of another company, the price of which exceeds certain limits set forth in Brazilian Corporate Law;

•	participate in a group of companies if certain liquidity standards are not met according to the Brazilian Corporate Law as amended by Law No. 10,303/01;

•	merge or consolidate us with another company if certain liquidity standards are not met according to the Brazilian Corporate Law as amended by Law No. 10,303/01; and

•	cisão, or split-up, Tele Leste, according to the Brazilian Corporate Law, as amended by Law No. 10,303/01, in any of the following situations: (i) reduction of minimum dividends; (ii) participation in a group of companies; or (iii) change of our corporate purposes, except in case the company receiving our assets has a corporate purpose substantially identical to ours.

The right to redemption lapses 30 days after publication of the minutes of the relevant shareholders’ meeting or, whenever the resolution requires the approval of the holders of our preferred shares by vote taken in a special meeting of a majority of the holders of our preferred shares affected by the resolution, within 30 days from the publication of the minutes of that special meeting. We would be entitled to reconsider any action giving rise to redemption rights within 10 days following the expiration of those rights if the redemption of shares of dissenting shareholders would jeopardize our financial stability.

Unless otherwise provided in our by-laws, which is not the case, shares are redeemable at their book value, determined on the basis of the last annual balance sheet approved by the shareholders. If the shareholders’ meeting giving rise to redemption rights occurs more than 60 days after the date of the last annual balance sheet, a shareholder may demand that its shares be valued on the basis of a new balance sheet that is as of a date within 60 days of such shareholders’ meeting.

Form and Transfer

Our shares are maintained in book-entry form with a transfer agent, Banco ABN-AMRO Real S.A., and the transfer of our shares is made in accordance with the applicable provision of Brazilian Corporate Law, which provides that a transfer of shares is effected by an entry made by the transfer agent on its books, debiting the share account of the seller and crediting the share account of the purchaser against presentation of a written order of the seller or judicial authorization or order in an appropriate document which remains in the possession of the transfer agent. Our preferred shares underlying our ADSs are registered on the records of BOVESPA in the name of the Bank of New York, as depositary of the ADSs.

Transfers of shares by a foreign investor are made in the same way and executed by such investor’s local agent on the investor’s behalf except that, if the original investment was registered with the Central Bank of Brazil under the Brazilian foreign investment in capital markets regulations, the foreign investor should also seek amendment, if necessary, through its local agent, of the certificate of registration to reflect the new ownership.

BOVESPA operates a central clearing system. A holder of our shares may choose, at its discretion, to participate in this system. All shares elected to be put into the system will be deposited in custody with the relevant stock exchange through a Brazilian institution duly authorized to operate by the Central Bank of Brazil and having a clearing account with the relevant stock exchange. The fact that such shares are subject to custody with the relevant stock exchange will be reflected in our register of shareholders. Each participating shareholder will, in turn, be registered in our register of beneficial shareholders maintained by the relevant stock exchange and will be treated in the same way as registered shareholders.

Regulation of Foreign Investment and Exchange Controls

There are no restrictions on ownership of our preferred shares by individual or legal entities domiciled outside Brazil. However, the right to convert dividend payments and proceeds from the sale of our shares into foreign currency and to remit such amounts abroad is subject to restrictions under foreign investment legislation which generally require, among other things, that the relevant investment be registered with the Central Bank and the CVM.

Foreign investors may register their investment in our shares under Law 4,131 of September 3, 1962 or Resolution 2,689 of January 26, 2000. Registration under Resolution 2,689 affords favorable tax treatment to non-Brazilian investors who are not residents in a tax haven jurisdiction (i.e. countries that do not impose income tax or where the maximum income tax rate is lower than 20%), as defined by Brazilian tax laws.

Under Resolution 2,689, non-Brazilian investors may invest in almost all financial assets and engage in almost all transactions available in the Brazilian financial and capital markets, provided that certain requirements are fulfilled. In accordance with Resolution 2,689, the definition of non-Brazilian investor includes individuals, legal entities, mutual funds and other collective investment entities, domiciled or headquartered abroad.

Under Resolution 2,689, a non-Brazilian investor must:

•	appoint at least one representative in Brazil, with powers to perform actions relating to its investment;

•	appoint an authorized custodian in Brazil for its investment;

•	register as a non-Brazilian investor with the CVM; and

•	register its foreign investment with the Central Bank.

Additionally, the investor operating under the provisions of Resolution 2,689 must be registered with the Brazilian internal revenue service (“Receita Federal”) pursuant to the latter’s Regulatory Instruction 200. This registration process is undertaken by the investor’s legal representative in Brazil.

Securities and other financial assets held by non-Brazilian investors pursuant to Resolution 2,689 must be registered or maintained in deposit accounts or under the custody of an entity duly licensed by the Central Bank or the CVM. In addition, securities trading is restricted to transactions carried out in the stock exchanges or through organized over-the-counter markets licensed by the CVM, except for transfers resulting from a corporate reorganization, or occurring upon the death of an investor by operation of law or will. See “Item 10.E. Taxation—Brazilian tax considerations” for more information.

Resolution 1,927 of the National Monetary Council provides for the issuance of depositary receipts in foreign markets in respect of shares of Brazilian issuers. Accordingly, the proceeds from the sale of ADSs by holders of American Depositary Receipts outside Brazil are free of Brazilian foreign investment controls and holders of ADSs who are not resident in a tax haven jurisdiction will be entitled to favorable tax treatment.

The right to convert dividend payments and proceeds from the sale of our shares into foreign currency and to remit such amounts outside Brazil is subject to restrictions under foreign investment legislation which generally requires, among other things, that the relevant investment be registered with the Central Bank. Restrictions on the remittance of foreign capital abroad could hinder or prevent the custodian for the preferred shares represented by ADSs, or holders who have exchanged ADSs for preferred shares, from converting dividends, distributions or the proceeds from any sale of preferred shares, as the case may be, into U.S. dollars and remitting such U.S. dollars abroad. Delays in, or refusal to, granting the required government approval for conversions of Brazilian currency payments and remittances abroad could adversely affect holders of ADSs.

We have obtained a certificate of registration in the name of The Bank of New York, the depositary. Pursuant to this certificate, the custodian and the depositary are able to convert dividends and other distributions with respect to the preferred shares represented by ADSs into foreign currency and to remit the proceeds outside Brazil. If a holder exchanges ADSs for preferred shares, such holder may continue to rely on the depositary’s certificate of capital registration for only five business days after such exchange. After that, such holder must seek to register its investment directly with the Central Bank. Thereafter, unless the holder has registered its investment with the Central Bank, such holder may not convert into foreign currency and remit outside Brazil the proceeds from the disposition of, or distributions with respect to, such preferred shares. Such holder generally will be subject to less favorable Brazilian tax treatment than a holder of ADSs.

Before March 14, 2005, there were two principal foreign exchange markets in Brazil, in which notes were freely negotiated but could be strongly influenced by Central Bank intervention:

•	the commercial rate exchange market dedicated principally to trade and financial foreign exchange transactions such as the buying and selling of registered investments by foreign entities, the purchase or sale of shares, or the payment of dividends or interest with respect to shares; and

•	the floating rate exchange market that was generally used for transactions not conducted through the commercial foreign exchange market.

On March 4, 2005, the National Monetary Council enacted Resolution No. 3265, pursuant to which the commercial rate exchange market and the floating rate exchange market were unified in a sole exchange market, effective as of March 14, 2005. The new regulation allows, subject to certain procedures and specific regulatory provisions, the purchase and sale of foreign currency and the international transfer of reais by a person or legal entity, without limitation of the amount involved, provided, however, the legality of the transaction.

Under Brazilian law, whenever there is a serious imbalance in Brazil’s balance of payments or reasons to foresee a serious imbalance, the Brazilian government may impose temporary restriction on the remittance of foreign currency abroad and on the conversion of Brazilian currency into foreign currencies. Such restrictions may hinder or prevent the custodian or holders who have exchanged ADSs for underlying preferred shares from converting distributions or the proceeds from any sale of such shares, as the case may be, into U.S. dollars and remitting such U.S. dollars abroad.

C.	Material Contracts

On December 10, 2002, Telebahia Celular entered into an authorization agreement with Anatel, acting as a representative of the Brazilian government, which enables it to provide personal cellular services (SMP) in the state of Bahia. The authorization replaces the concession agreement entered into with Anatel on November 4, 1997, and authorizes Telebahia Celular to provide SMP services until June 29, 2008. It may be renewed for an additional term of fifteen years upon payment of 2% of Telebahia Celular’s net revenues from usage charges in its Region in the year prior to the year when payment is due, and every two years during the extension period. In consideration for the authorization, Telebahia Celular was required to pay R$9.0 thousand. The authorization is a legal requirement for providing telecommunication services in the region covered thereby.

On December 10, 2002, Telergipe Celular entered into an authorization agreement with Anatel, acting as a representative of the Brazilian government, which enables it to provide personal cellular services (SMP) in the state of Sergipe. The authorization replaces the concession agreement entered into with Anatel on November 4, 1997, and authorizes Telebahia Celular to provide SMP services until December 15, 2008. It may be renewed for an additional term of fifteen years upon payment of 2% of Telergipe Celular’s net revenues from usage charges in its region in the year prior to the year when payment is due, and every two years during the extension period. In consideration for the authorization, Telergipe Celular was required to pay R$9.0 thousand. The authorization is a legal requirement for providing telecommunication services in the region covered thereby.

D.	Exchange Controls

There are no restrictions on ownership of preferred shares or common shares by individuals or legal entities domiciled outside of Brazil.

The right to convert dividend or interest payments and proceeds from the sale of shares into foreign currency and to remit such amounts outside Brazil is subject to restrictions under foreign investment legislation which generally requires, among other things, that the investments have been registered with the Central Bank and the CVM. Such restrictions on the remittance of foreign capital abroad may hinder or prevent the custodian for our preferred shares represented by our ADSs or the holders of our preferred shares from converting dividends, distributions or the proceeds from any sale of these preferred shares into U.S. dollars and remitting the U.S. dollars abroad. Holders of our ADSs could be adversely affected by delays in, or refusal to grant any, required government approval to convert Brazilian currency payments on the preferred shares underlying our ADSs and to remit the proceeds abroad.

Resolution No. 1,927 of the National Monetary Council provides for the issuance of depositary receipts in foreign markets in respect of shares of Brazilian issuers. It restates and amends Annex V to Resolution No. 1,289 of the National Monetary Council, known as the Annex V Regulations. The ADS program was approved under the Annex V Regulations by the Central Bank and the CVM prior to the issuance of the ADSs. Accordingly, the proceeds from the sale of ADSs by ADR holders outside Brazil are free of Brazilian foreign investment controls, and holders of the ADSs are entitled to favorable tax treatment. See “Item 10. Taxation—Brazilian Tax Considerations.”

Under Resolution 2,689 of the CMN, foreign investors registered with the CVM may buy and sell Brazilian securities, including our preferred shares, on Brazilian stock exchange. Registration is available to qualified foreign investors, which principally include foreign financial institutions, legal entities and individuals. Resolution 2,689 also extends favorable tax treatment to registered investors. See “Item 10. Taxation—Brazilian Tax Considerations.”

Pursuant to the Resolution 2,689 foreign investors must: (i) appoint at least one representative in Brazil with the ability to perform actions regarding the foreign investment; (ii) complete the appropriate foreign investor registration form; (iii) obtain registration as a foreign investor with CVM; and (iv) register the foreign investment with the Central Bank.

The securities and other financial assets held by a foreign investor pursuant to Resolution 2,689 must be registered or maintained in deposit accounts or under the custody of an entity duly licensed by the Central Bank or by the CVM or be registered in register, clearing and custody systems authorized by the Central Bank or by the CVM. In addition, the trading of securities is restricted to transactions carried out on the stock exchanges or over-the-counter markets licensed by the CVM.

Registered Capital

Amounts invested in our preferred shares by a non-Brazilian holder who qualifies under Resolution 2,689 and obtains registration with the CVM, or by the depositary representing an ADS holder, are eligible for registration with the Central Bank. This registration which must be done before the first investment on Brazilian stock exchanges (the amount so registered is referred to as registered capital) allows the remittance to and outside Brazil of foreign currency, converted at the commercial market rate, acquired with the proceeds of distributions on, and amounts realized through, dispositions of our preferred shares. The registered capital per preferred share purchased in the form of an ADS, or purchased in Brazil and deposited with the depositary in exchange for an ADS, will be equal to its purchase price (stated in U.S. dollars). The registered capital per preferred share withdrawn upon cancellation of an ADS will be the U.S. dollar equivalent of (i) the average price of a preferred share on the Brazilian stock exchange on which the most preferred shares were traded on the day of withdrawal or (ii) if no preferred shares were traded on that day, the average price on the Brazilian stock exchange on which the most preferred shares were traded in the fifteen trading sessions immediately preceding such withdrawal. The U.S. dollar equivalent will be determined on the basis of the average market rates quoted by the Central Bank on these dates.

A non-Brazilian holder of preferred shares may experience delays in effecting Central Bank registration, which may delay remittances abroad. This delay may adversely affect the amount in U.S. dollars, received by the non-Brazilian holder.

A certificate of registration has been issued in the name of the depositary with respect to the ADSs and is maintained by the custodian on behalf of the depositary. Pursuant to the certificate of registration, the custodian and the depositary are able to convert dividends and other distributions with respect to the preferred shares represented by our ADSs into foreign currency and remit the proceeds outside Brazil. In the event that a holder of ADSs exchanges such ADSs for preferred shares, such holder will be entitled to continue to rely on the depositary’s certificate of registration for five business days after such exchange, following which such holder must seek to obtain its own certificate of registration with the Central Bank. Thereafter, any holder of preferred shares may not be able to convert into foreign currency and remit outside Brazil the proceeds from the disposition of, or distributions with respect to, such preferred shares, unless the holder is a duly qualified investor under Resolution 2,689 or obtains its own certificate of registration. A holder that obtains a certificate of registration will be subject to less favorable Brazilian tax treatment than a holder of ADSs. See “Item 10—Taxation—Brazilian Tax Considerations.”

If the holder does not qualify under Resolution 2,689 by registering with the CVM and the Central Bank and appointing a representative in Brazil, the holder will be subject to less favorable Brazilian tax treatment than a holder of ADSs. Regardless of qualification under Resolution 2,689, residents in tax havens are subject to less favorable tax treatment than other foreign investors. See “Item 10—Taxation—Brazilian Tax Considerations.”

Under current Brazilian legislation, the Brazilian government may impose temporary restrictions on remittances of foreign capital abroad in the event of a serious imbalance or an anticipated serious imbalance of Brazil’s balance of payments. For approximately six months in 1989 and early 1990, the Brazilian government froze all dividend and capital repatriations held by the Central Bank that were owed to foreign equity investors, in order to conserve Brazil’s foreign currency reserves. These amounts were subsequently released in accordance with federal government directives. There can be no assurance that the Brazilian government will not impose similar restrictions on foreign repatriations in the future. See “Item 3—Risk Factors—Risks Relating to Brazil.”

E.	Taxation

The following discussion contains a description of the material Brazilian and U.S. federal income tax consequences of the acquisition, ownership and disposition of preferred shares or ADSs by certain holders. This summary is based upon the tax laws of Brazil and the United States as in effect on the date of this annual report, which are subject to change, possibly with retroactive effect, and to differing interpretations. You should consult your own tax advisors as to the Brazilian, U.S. federal or other tax consequences of the acquisition, ownership and disposition of preferred shares or ADSs, including, in particular, the effect of any state, local or non-U.S., non-Brazilian tax laws.

Although there is presently no income tax treaty between Brazil and the United States, the tax authorities of the two countries have had discussions that may culminate in such a treaty. No assurance can be given, however, as to whether or when a treaty will enter into force or how it will affect the U.S. holders of preferred shares or ADSs.

Brazilian Tax Considerations

The following discussion mainly summarizes the principal Brazilian tax consequences of the acquisition, ownership and disposition of preferred shares or ADSs by a U.S. holder not deemed to be domiciled in Brazil for Brazilian tax purposes (a “U.S. holder”). This discussion does not address all the Brazilian tax considerations that may be applicable to any particular non-Brazilian holder, and each non-Brazilian holder should consult its own tax advisor about the Brazilian tax consequences of investing in preferred shares or ADSs.

Taxation of Dividends

Dividends paid by us in cash or in kind from profits generated on or after January 1, 1996 (i) to the depositary in respect of preferred shares underlying ADSs or (ii) to a U.S. holder or non-Brazilian holder in respect of preferred shares will generally not be subject to Brazilian withholding tax. We do not have any undistributed profits generated before January 1, 1996.

Distributions of Interest on Capital

Brazilian corporations may make payments to shareholders characterized as interest on capital as an alternative form of making dividend distributions. The rate of interest may not be higher than the federal government’s long-term interest rate, or the TJLP, as determined by the Central Bank from time to time (11% per annum for the three month period beginning January 2003) The total amount distributed as interest on capital may not exceed the greater of (i) 50% of net income (before taking the distribution and any deductions for income taxes into account) for the year in respect of which the payment is made or (ii) 50% of retained earnings for the year prior to the year in respect of which the payment is made. Payments of interest on capital are decided by the shareholders on the basis of recommendations of the company’s board of directors.

Distributions of interest on capital paid to Brazilian and non-Brazilian holders of preferred shares, including payments to the depositary in respect of preferred shares underlying ADSs, are deductible by us for Brazilian corporate income tax purposes. These payments to U.S. holders or non-Brazilian holders are subject to Brazilian withholding tax at the rate of 15%. If the recipient of the payment is domiciled in a tax haven jurisdiction (i.e., a country that does not impose any income tax or that imposes tax at a rate of less than 20%), the rate will be 25%.

No assurance can be given that our board of directors will not recommend that future distributions of profits will be made by means of interest on capital instead of by means of dividends.

Amounts paid as interest on capital (net of applicable withholding tax) may be treated as payments in respect of the dividends we are obligated to distribute to our shareholders in accordance with our by-laws (estatutos) and Brazilian Corporate Law. Distributions of interest on capital in respect of the preferred shares, including distributions to the depositary in respect of preferred shares underlying ADSs, may be converted into U.S. dollars and remitted outside of Brazil, subject to applicable exchange controls.

Taxation of Gains

Gains realized outside Brazil by a U.S. holder or a non-Brazilian holder on the disposition of property located in Brazil, including preferred shares, to another U.S. holder or non-Brazilian holder are subject to Brazilian tax, as of February 2004. In this case, gains would be subject to a 15% withholding tax rate, except if the beneficiary is located in a low-tax jurisdiction, as defined by Brazilian law, in which case the applicable rate would be 25%.

Our understanding is that ADSs do not qualify as property located in Brazil and, therefore, are not subject to Brazilian taxes upon disposition to other non-Brazilian or U.S. holders. Insofar as the regulatory norm referred to in Article 26 is recent and generic and has not been tested through the administrative or judicial courts, we are unable to evaluate what the final ruling on the matter will be.

Gains realized by a U.S. holder or a non-Brazilian holder on dispositions of preferred shares in Brazil or in transactions with Brazilian residents may be free of Brazilian tax, taxed at a rate of 25% or taxed at a rate of 15%, depending on the circumstances.

•	Gains on the disposition of preferred shares obtained upon cancellation of ADSs are not taxed in Brazil if the disposition is made and the proceeds are remitted abroad within five business days after cancellation, unless the investor is a resident of a jurisdiction that, under Brazilian law, is deemed to be a tax haven.

•	Gains realized on preferred shares through transactions with Brazilian residents or through transactions in Brazil off of the Brazilian stock exchanges are generally subject to tax at a rate of 15%.

•	Gains realized on preferred shares through transactions on Brazilian stock exchanges are generally subject to tax at a rate of 15%, as of January 2005, unless the investor is entitled to tax-free treatment for the transaction under Resolution 2,689 of the National Monetary Council Regulations, described immediately below.

Resolution 2,689, which as of March 31, 2000 superseded the Annex IV Regulations that previously provided tax benefits to foreign investors, extends favorable tax treatment to a U.S. holder or non-Brazilian holder of preferred shares who has (i) appointed a representative in Brazil with power to take action relating to the investment in preferred shares, (ii) registered as a foreign investor with the CVM and (iii) registered its investment in preferred shares with the Central Bank. Under Resolution 2,689 securities held by foreign investors must be maintained under the custody of, or in deposit accounts with, financial institutions duly authorized by the Central Bank and the CVM. In addition, the trading of securities is restricted under Resolution 2,689 to transactions on Brazilian stock exchanges or qualified over-the-counter markets. The preferential treatment generally afforded under Resolution 2,689 and afforded to investors in ADSs is not available to residents of tax havens. All preferred shares underlying ADSs qualify under Resolution 2,689.

There can be no assurance that the current preferential treatment for U.S. holders and non-Brazilian holders of ADSs and U.S. holders and non-Brazilian holders of preferred shares under Resolution 2,689 will be maintained.

Gain on the disposition of preferred shares is measured by the difference between the amount in Brazilian currency realized on the sale or exchange and the acquisition cost of the shares sold, measured in Brazilian currency, without any correction for inflation. Although there is controversy surrounding this issue, there are arguments to sustain the position that the acquisition cost of shares registered as an investment with the Central Bank is calculated on the basis of the foreign currency amount registered with the Central Bank. See “—Registered Capital.”

Gains realized by a U.S. holder and non-Brazilian holder upon the redemption of preferred shares will be treated as gains from the disposition of such preferred shares to a Brazilian resident occurring off of a stock exchange and will accordingly be subject to tax at a rate of 15%. In case the non-Brazilian holder is domiciled in a tax haven jurisdiction, the applicable rate would be 25%.

As of January 1, 2005, the purchase price of preferred shares sold on the Brazilian stock exchange is subject to withholding tax at a rate of 0.005%, except in the case of non-Brazilian holders that invest through Resolution No. 2,689. This tax may be offset against the 15% income tax due on the gains realized upon the sale of the shares.

Any exercise of preemptive rights relating to the preferred shares or ADSs will not be subject to Brazilian taxation. Gains on the sale or assignment of preemptive rights relating to the preferred shares will be treated differently for Brazilian tax purposes depending on (i) whether the sale or assignment is made by the depositary or the investor and (ii) whether the transaction takes place on a Brazilian stock exchange. Gains on sales or assignments made by the depositary on a Brazilian stock exchange are not taxed in Brazil, but gains on other sales or assignments may be subject to tax at rates up to 15%.

The deposit of preferred shares in exchange for the ADSs is not subject to Brazilian income tax if the preferred shares are registered under Resolution 2,689 and the respective holder is not in a tax haven jurisdiction. If the preferred shares are not so registered or the holder is in a tax haven jurisdiction, the deposit of preferred shares in exchange for ADSs may be subject to Brazilian capital gains tax at a rate of 15%.

The withdrawal of preferred shares in exchange for ADSs is not subject to Brazilian tax. On receipt of the underlying preferred shares, a U.S. holder or non-Brazilian holder entitled to benefits under Resolution 2,689 will be entitled to register the U.S. dollar value of such shares with the Central Bank as described above, under “—Registered Capital.” If a U.S. holder or non-Brazilian holder does not qualify under Resolution 2,689, he will be subject to the less favorable tax treatment described above in respect of exchanges of preferred shares. Brazil’s tax treaties do not grant relief from taxes on gains realized on sales or exchanges of preferred shares.

1.	Beneficiaries Residing or Domiciled in Tax Havens or Low Tax Jurisdictions

Law No. 9,779, dated as of January 19, 1999, states that, with the exception of limited circumstances, any income derived from operations by a beneficiary that resides or is domiciled in a country considered to be a tax haven is subject to income tax to be withheld by the source at a rate of 25%. Accordingly, if the distribution of interest attributed to shareholders’ equity is made to a beneficiary residing or domiciled in a tax haven, the applicable income tax will be at a rate of 25% instead of 15%. The increased rate also applies for capital gains paid to residents of low-tax jurisdictions as of February 2004.

In accordance with Law No. 9,959, non-Brazilian holders of ADSs or preferred shares who are resident of tax havens have been excluded from the tax incentives granted to holders of ADSs and investors under Resolution No. 2,689 since January 1, 2000 and are subject to the same tax treatment applicable to holders that are residents of or domiciled in Brazil.

2.	Other Brazilian Taxes

There are no Brazilian inheritance, gift or succession taxes applicable to the ownership, transfer or disposition of preferred shares or ADSs by a non-Brazilian holder except for gift and inheritance taxes levied by some states in Brazil on gifts made or inheritances bestowed by individuals or entities not resident or domiciled in Brazil or in the relevant state to individuals or entities that are resident or domiciled within this state in Brazil. There are no Brazilian stamp, issue, registration, or similar taxes or duties payable by holders of preferred shares or ADSs.

A financial transaction tax, or the IOF tax, may be imposed on a variety of transactions, including the conversion of Brazilian currency into foreign currency (e.g., for purposes of paying dividends and interest). The IOF tax rate on such conversions is currently 0%, but the Minister of Finance has the legal power to increase the rate to a maximum of 25%. Any increase will be applicable only prospectively.

The IOF may also be levied on transactions involving bonds or securities, or IOF/Títulos, even if the transactions are effected on Brazilian stock, futures or commodities exchanges. The rate of the IOF/Títulos with respect to preferred shares and ADSs is currently 0%. The minister of finance, however, has the legal power to increase the rate to a maximum of 1.5% of the amount of the taxed transaction per each day of the investor’s holding period, but only to the extent of gain realized on the transaction and only on a prospective basis.

In addition to the IOF tax, a second, temporary tax that applies to the removal of funds from accounts at banks and other financial institutions, the CPMF tax, will be imposed on distributions in respect of ADSs at the time these distributions are converted into U.S. dollars and remitted abroad by the Custodian. The CPMF tax is due to expire on December 31, 2007. It is currently imposed at a rate of 0.38%. Transactions conducted through the Brazilian stock exchanges in current accounts specified for stock exchange transactions have been exempt from the CPMF tax since July 13, 2002. Additionally, as of August 2004, Brazilian holders may elect to make investments through a special investment account, which is exempt from CPMF. In this case, the tax only applies upon the transfer of funds from the banking account to the investment account. Once deposited in this account, funds may be withdrawn without the CPMF. However, funds deposited in the investment account must only be used for investments.

U.S. Federal Income Tax Considerations

The following discussion is a summary of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our preferred shares or our ADSs by U.S. Holders, as defined below. This summary is based on the Internal Revenue Code of 1986, as amended (referred to herein as the “Code”), final, temporary and proposed Treasury regulations, administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”) and judicial decisions, all as currently in effect and all of which are subject to change (possibly with retroactive effect), and to different interpretations. It is also based in part on representations by the depositary and assumes that each obligation under the Deposit Agreement and any related agreement will be performed in accordance with its terms. This discussion deals only with preferred shares and ADSs held as capital assets (generally, for investment purposes). It does not discuss all of the tax consequences that may be relevant to a U.S. Holder in light of the U.S. Holder’s particular circumstances or to U.S. Holders subject to special rules, such as financial institutions, insurance companies, tax-exempt entities, dealers in securities or foreign currencies, partnerships and other pass-through entities, investors liable for the alternative minimum tax, persons who hold preferred shares or ADSs as part of an integrated investment (including a hedge, straddle or conversion transaction) comprised of a preferred share or ADS and one or more other positions for tax purposes, persons whose functional currency is not the U.S. dollar or persons who actually or constructively own (directly or indirectly) 10% or more of our voting stock or persons who acquired preferred shares or ADSs pursuant to the exercise of any employee stock option or otherwise as compensation. Holders of preferred shares or ADSs should consult their own tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

As used herein, the term “U.S. Holder” means a beneficial owner of preferred shares or ADSs that is, for U.S. federal income tax purposes, (1) a citizen or individual resident of the United States, (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) organized under the laws of the United States or of any political subdivision thereof or (3) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source. The U.S. federal income tax treatment of a partner in a partnership that holds our preferred shares or ADSs will depend on the status of the partner and the activities of the partnership. Partners in such partnerships should consult their own tax advisors.

THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET OUT BELOW IS INTENDED FOR GENERAL INFORMATION PURPOSES ONLY. PROSPECTIVE PURCHASERS OF PREFERRED SHARES OR ADSs ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING OR DISPOSING OF PREFERRED SHARES OR ADSs, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS AND POSSIBLE CHANGES IN TAX LAWS.

General

In general, for U.S. federal income tax purposes, holders of American depositary receipts evidencing ADSs will be treated as the beneficial owners of the preferred shares represented by those ADSs. Deposits and withdrawals of preferred shares in exchange for ADSs will not result in the realization of gain or loss for U.S.

federal income tax purposes. The U.S. Treasury Department has expressed concerns that parties to whom depositary shares such as the ADSs are released may be taking actions that are inconsistent with the claiming of foreign tax credits by U.S. Holders of the ADSs. Such actions would also be inconsistent with the claiming of the reduced rate of tax, described below, applicable to dividends received by certain non-corporate holders. Accordingly, the analysis of the creditability of Brazilian taxes and the availability of the reduced tax rate for dividends received by certain non-corporate holders, each described below, could be affected by future actions taken by the U.S. Treasury.

Taxation of Dividends

Distributions made by us of cash or property (including distributions of interest on capital) generally will constitute a taxable dividend to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. The full amount of any dividend paid in respect of our preferred shares or ADSs (including the amount of Brazilian withholding taxes imposed on such dividend) will be included in the gross income of a U.S. Holder, as ordinary income from sources outside the United States, at the time that the dividend is received by the U.S. Holder, in the case of our preferred shares, or by the depositary, in the case of ADSs. If a distribution made by us exceeds our current and accumulated earnings and profits, as determined under U.S. federal income tax principles, such excess will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s adjusted tax basis in our preferred shares or ADSs, and thereafter as capital gain.

The amount of any dividend paid in reais generally will be measured by reference to the spot rate for converting reais into U.S. dollars in effect on the date that the dividend is received by the U.S. Holder, in the case of our preferred shares, or by the depositary, in the case of ADSs. A U.S. Holder may recognize foreign currency gain or loss, which would be treated as ordinary gain or loss, upon a subsequent conversion of reais into U.S. dollars. U.S. Holders should consult their own tax advisors regarding the calculation and U.S. federal income tax treatment of foreign currency gain or loss. The amount of any distribution of property other than cash will be the fair market value of such property on the date of distribution. Dividends paid by us will not be eligible for the dividends received deduction allowed to corporations under the Code. The amount of a dividend will include any amounts withheld by us or our paying agent in respect of Brazilian taxes. Dividends paid by us will be treated as foreign source dividend income to you and will not be eligible for the dividends received deduction generally allowed to U.S. corporations under the Code.

Subject to certain exceptions for short-term and hedged positions, and subject to the discussion above regarding concerns expressed by the U.S. Treasury, the U.S. dollar amount of dividends received by an individual prior to January 1, 2009 with respect to the ADSs will be subject to taxation at a maximum rate of 15% if the dividends represent “qualified dividend income.” Dividends paid on the ADSs will be treated as qualified dividend income if (i) the ADSs are readily tradable on an established securities market in the United States and (ii) we were not in the year prior to the year in which the dividend was paid, and are not in the year in which the dividend is paid, a passive foreign investment company (“PFIC”), foreign personal holding company (“FPHC”) or foreign investment company (“FIC”). The ADSs are listed on the New York Stock Exchange, and may qualify as readily tradable on an established securities market in the United States so long as they are so listed. However, no assurances can be given that the ADSs will be or remain readily tradable.

Based on existing guidance, it is not entirely clear whether dividends received with respect to the preferred shares will be treated as qualified dividends, because the preferred shares are not themselves listed on a United States exchange. In addition, the United States Treasury Department has announced its intention to promulgate rules pursuant to which holders of ADSs or preferred stock and intermediaries though whom such securities are held will be permitted to rely on certifications from issuers to establish that dividends are treated as qualified dividends. Because such procedures have not yet been issued, we are not certain that we will be able to comply with them. U.S. Holders of ADSs and preferred shares should consult their own tax advisors regarding the availability of the reduced dividend tax rate in the light of their own particular circumstances.

Subject to certain limitations and restrictions, and subject to the discussion above regarding concerns expressed by the U.S. Treasury, a U.S. Holder will be entitled to a foreign tax credit against its U.S. federal income tax liability, or a deduction in computing its U.S. federal taxable income, for Brazilian income taxes withheld by us. The limitation on foreign taxes eligible for credit is determined separately with respect to specific classes of income. For this purpose, dividends paid by us with respect to our preferred shares or ADSs will generally constitute “passive income” or, in the case of certain U.S. Holders, “financial services income” from sources outside the United States. The rules relating to the calculation of foreign tax credits and the applicable limitations are complex. U.S. Holders should consult their own advisors concerning the implications of the foreign tax credit rules in light of their particular circumstances.

Taxation of Capital Gains or Losses

Upon a sale or other taxable disposition of preferred shares or ADSs, a U.S. Holder will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount realized on the sale or other taxable disposition and the U.S. Holder’s adjusted tax basis in the preferred shares or ADSs. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period in the preferred shares or ADSs exceeds one year at the time of the sale or other taxable disposition. Certain U.S. Holders (including individuals) may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. The deductibility of capital losses is subject to limitations under the Code.

Gain or loss derived from the sale or other disposition of our preferred shares or ADSs generally will be treated as U.S. source income or loss for foreign tax credit purposes. Consequently, if a Brazilian withholding tax is imposed on the sale or disposition of preferred shares or ADSs, and a U.S. Holder does not receive significant foreign source income from other sources, such U.S. Holder may not be able to derive effective U.S. foreign tax credit benefits in respect of such Brazilian withholding tax. If a Brazilian tax is withheld on the sale or disposition of preferred shares or ADSs, a U.S. Holder’s amount realized will include the gross amount of the proceeds of such sale or disposition before deduction of the Brazilian tax. See “—Brazilian Tax Considerations—Taxation of Gains” for a description of when a disposition may be subject to taxation by Brazil.

Passive Foreign Investment Company Rules

We believe that we will not be considered a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes. However, because the determination of whether the preferred shares or ADSs constitute shares of a PFIC will be based upon the composition of our income and assets, and entities in which we hold a 25% interest, from time to time, there can be no assurance that the preferred shares or ADSs will not be considered shares of a PFIC for any taxable year. If we were treated as a PFIC for any taxable year during which a U.S. Holder held a preferred share or ADS, certain adverse consequences could apply to the U.S. Holder, including the imposition of higher amounts of tax than would otherwise apply to a U.S. Holder and additional tax form filing requirements. U.S. Holders are urged to consult their tax advisors regarding the consequences to them if we were considered to be a PFIC, as well as the availability and advisability of making an election to avoid the adverse United States federal income tax consequences of PFIC status should we be classified as a PFIC for any taxable year. Moreover, dividends on our ADSs would no longer be “qualified dividend income” subject to preferential rates of U.S. federal income tax, as described above. Based on our operations and business plans, we do not believe that we are currently a PFIC and do not expect to become a PFIC in the foreseeable future.

Information Reporting and Backup Withholding

Payment of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting and to backup withholding unless (i) you are a corporation or other exempt recipient or (ii) in the case of backup withholding, you provide a correct taxpayer identification number and certify that you are not subject to backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against such U.S. Holder’s U.S. federal income tax liability, if any, and may entitle such U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

U.S. HOLDERS AND PROSPECTIVE PURCHASERS OF OUR PREFERRED SHARES OR ADSs SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE BRAZILIAN, U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR PREFERRED SHARES OR ADSs BASED UPON THEIR PARTICULAR CIRCUMSTANCES.

F.	Dividends and Paying Agents

Not applicable.

G.	Statement of Experts

Not applicable.

H.	Documents on Display

We are subject to the information requirements of the Exchange Act, except that, as a foreign issuer, we are not subject to the proxy rules or the short-swing profit disclosure rules of the Exchange Act. In accordance with these statutory requirements, we file or furnish reports and other information with the Commission. Reports and other information filed or furnished by us with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission’s Regional Offices at 233 Broadway, New York, New York 10279 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may also inspect these reports and other information at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005, on which our ADSs are listed.

In addition, the Commission maintains a website that contains information filed electronically, which can be accessed over the Internet at http://www.sec.gov.

We also file financial statements and other periodic reports with the CVM. Copies of our annual report on Form 20-F and documents referred to in this annual report and our by-laws will be available for inspection upon request at our offices at Av. Silveira Martins 1036, Cabula, 41150-000 Salvador, BA, Brazil.

I.	Subsidiary Information

Not applicable.

ITEM 11.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are exposed to market risk from changes in both foreign currency exchange rates and interest rates. We are exposed to foreign currency exchange rate risk because certain of our costs (mostly interest on debt, capital expenditures and purchase of handsets) are all or partially denominated in currencies (primarily the U.S. dollar) other than those in which we earn revenues (primarily the real). Similarly, we are subject to market risk deriving from changes in interest rates, which may affect the cost of our financing.

We have entered into derivative instruments, such as foreign currency options and foreign currency swaps to manage the exchange rate risk. We do not hold or issue derivative or other financial instruments for trading purposes.

Exchange Rate Risk

The principal foreign exchange rate risk faced by us arises from our U.S. dollar-denominated indebtedness. At December 31, 2004, we had U.S.$ 118.3 million of indebtedness and U.S.$ 5.9 million of other liabilities denominated in U.S. dollars. Our revenues are earned almost entirely in reais and we have no material U.S. dollar-denominated assets (except for our hedge contracts). At December 31, 2004, all of our U.S. dollar-denominated indebtedness and other foreign exchange liabilities were covered by long positions of derivative agreements. Under those derivative agreements, our subsidiaries’ U.S. dollar-denominated obligations are swapped for real-denominated obligations bearing interest at rates linked to the Certificado de Depósito Interfinanceiro (Interbank Deposit Certificate), or CDI. As such, at December 31, 2004, all of our U.S. dollar fixed- and floating-rate loans are converted to floating-rate loans through our derivative transactions. In addition, 100% of our other U.S. dollar liabilities, such as liabilities with suppliers and management fees, were also covered by derivative agreements. At December 31, 2004, we recorded financial expense from foreign currency derivative transactions of R$41.2 million against financial income from monetary and foreign exchange variations of approximately R$28.0 million.

Our foreign currency-denominated debt produced a gain of R$28.0 million in 2004, a gain of R$68.3 million in 2003 and a loss of R$157.3 million in 2002. This was offset by our derivatives, which produced a loss of R$41.2 million in 2004, a loss of R$91.8 million in 2003 and a gain of R$139.9 million in 2002. The unrealized costs, net of unrealized gains on foreign exchange derivatives contracts was R$30.1 million and R$5.5 million at December 31, 2004 and 2003, respectively. At December 31, 2002 the net unrealized gain, net of unrealized costs on foreign exchange derivatives contracts was R$72.3 million.

The potential loss to us over one year that would have resulted from a hypothetical, instantaneous and unfavorable change of 1000 basis points in the foreign exchange applicable to financial assets and liabilities on December 31, 2004 would be approximately R$33.4 million. On the other hand, our derivative instruments would have a gross gain of R$33.4 million. The net loss would be R$0.05 million.

Exchange rate sensitivity analysis was made by applying a 10% change to the Brazilian Central Bank exchange rate on December 31, 2004 of R$2.6544 to U.S. $1.00, which would represent a devaluation of the real of R$0.2654. We then assumed that this unfavorable currency move would be sustained from December 31, 2004 through December 31, 2005. The foreign exchange loss that affects financial expenses was calculated by applying such devaluation to our indebtedness and foreign exchange purchase commitments (essentially handset purchases), net of derivative instruments.

Interest Rate Risk

We are exposed to interest rate risk as a result of an investment of cash and cash equivalents mainly in short-term real-denominated instruments. At December 31, 2004, this amount totaled R$86.6 million.

Additionally, we are exposed to interest rate risk as a consequence of our floating rate debt in U.S. dollars and due to the nature of our derivative agreements, whereby our U.S. dollar-denominated obligations are swapped into real-denominated obligations bearing interest linked to the CDI. At December 31, 2004, we had total debt of R$314.1 million of which approximately 44.4% of our indebtedness bore interest at floating rates and 55.6% bore interest at fixed rates. We have not entered into derivative contracts or made other arrangements to hedge against this risk. Thus, if market interest rates rise, then it is probable that our financing expenses will increase. We continuously monitor interest rates with a view toward considering whether we should enter into derivative arrangements to protect against the risk of interest rate volatility. We hedged against the risk of interest rates increasing at the amount of R$91.0 million (face value).

The potential loss to us over one year that would have resulted from a hypothetical, instantaneous and unfavorable change of 100 basis points in the interest rate applicable to financial assets and liabilities on December 31, 2004 would be approximately R$3.2 million. This sensitivity analysis is based on the assumption of an unfavorable 100 basis points increase in the interest rates applicable to each homogeneous category of financial assets and liabilities and sustained over a period of one year. A homogeneous category is defined according to the currency in which financial assets and liabilities are denominated, and assumes the same interest rate movement within each homogeneous category, such as U.S. dollars. As a result, our interest rate risk sensitivity model may overstate the impact of interest rate fluctuations for such financial instruments, as consistently unfavorable movements of all interest rates are unlikely.

Interest rate sensitivity analysis was made by applying a 10% increase to all floating-rate-denominated debt, assuming that the different indexes (CDI and LIBOR) would all rise by 10% instantaneously on December 31, 2004 and that this unfavorable move would continue for one year.

ITEM 12.	DESCRIPTION OF SECURITIES OTHER THAN EQUITY SECURITIES

Not applicable.

PART II

ITEM 13.	DEFAULTS, DIVIDEND ARREARAGES AND DELINQUENCIES

None.

ITEM 14.	MATERIAL MODIFICATIONS TO THE RIGHTS OF SECURITY HOLDERS AND USE OF PROCEEDS

None.

ITEM 15.	CONTROLS AND PROCEDURES

Evaluation of disclosure controls and procedures. Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we have evaluated the effectiveness of the design and operation of our disclosure controls and procedures as of December 31, 2003. Based on that evaluation, our principal executive officer and principal financial officer have concluded that these controls and procedures are effective in ensuring that all material information required to be filed in this annual report has been made known to them in a timely fashion.

Changes in internal controls. No significant changes in our internal controls or in other factors that could significantly affect these controls subsequent to the date of the evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses, were made as a result of the evaluation.

ITEM 16.	[RESERVED]

ITEM 16A.	AUDIT COMMITTEE FINANCIAL EXPERT

As of yet, we have not appointed an “audit committee financial expert” as defined by the SEC. Because we are not required to have an “audit committee” as defined in Exchange Act Rule 10A-3(a)(5)(A) until July 31, 2005, we have deferred the appointment and the determination thereof by our board of directors until such date.

ITEM 16B.	CODE OF ETHICS

In June, 2003, we approved a code of ethics to regulate the conduct of our senior financial officers. Our code of ethics deals with the following issues:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submits to, the CVM and/or the SEC and in other public communications made by us;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to the Internal Audit Officer who, after review, has to report them to the CEO and CFO; and

•	accountability for adherence to the code.

A copy of this document is also available on our website (www.vivo.com.br).

There have been no waivers to our code of ethics in 2004.

ITEM 16C.	PRINCIPAL ACCOUNTANT FEES AND SERVICES

Deloitte Touche Tohmatsu Auditores Independentes, or Deloitte, acted as our independent auditor for the fiscal years ended December 31, 2004 and 2003. The chart below sets forth the total amount billed to us by Deloitte for services performed in the years 2004 and 2003, and breaks down these amounts by category of service.

	For Year ended December 31,
	2004	2003
	(in thousands of reais)
Audit Fees	382	343
Audit-Related Fees	66	—
Tax Fees	16	—
All Other Fees	—	—

Total	464	343

Audit Fees

Audit Fees are the aggregate fees billed by Deloitte Touche Tohmatsu for the audit of our consolidated and annual financial statements, reviews of interim financial statements and attestation services that are provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

Audit-Related Fees are fees charged by Deloitte for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements.

Tax Fees

Tax fees are fees for professional services rendered by Deloitte for tax compliance services.

Pre-Approval Policies and Procedures

The audit committee approves all audit, audit-related services, tax services and other services provided by Deloitte. Any services provided by Deloitte that are not specifically included within the scope of the audit must be pre-approved by the audit committee prior to any engagement. The audit committee is permitted to approve certain fees for audit-related services, tax services and other services pursuant to a de minimis exception before the completion of the engagement. In 2004 and 2003, none of the fees paid to Deloitte were approved pursuant to the de minimis exception.

ITEM 16D.	EXEMPTIONS FROM THE LISTING STANDARDS FOR AUDIT COMMITTEES

Not required for the year ended December 31, 2004.

ITEM 16E.	PURCHASES OF EQUITY SECURITIES BY THE ISSUER AND AFFILIATED PURCHASERS

The table below shows all repurchases by us or affiliated purchases of our preferred shares during 2004:

Period	Total number of shares purchased	Average price paid per 1,000 shares in reais	Total number of shares purchased as part of publicly announced plans or programs	Maximum number of shares that may yet be purchased under the plans or programs
January 2004	—	—	—	—
February 2004	—	—	—	—
March 2004	—	—	—	—
April 2004	—	—	—	—
May 2004	—	—	—	—
June 2004	—	—	—	—
July 2004	—	—	—	—
August 2004	—	—	—	109,222,659,000
September 2004	—	—	—	109,222,659,000
October 2004	109,222,659,000	0.90(common shares) 1.10(preferred shares)	109,222,659,000	—
November 2004	—	—	—	—
December 2004	—	—	—	—

Total shares repurchased during 2004	109,222,659,000		109,222,659,000

(1)	Includes 16,723,247,000 common shares and 92,499,407,000 preferred shares.

PART III

ITEM 17.	FINANCIAL STATEMENTS

Not applicable.

ITEM 18.	FINANCIAL STATEMENTS

See our consolidated financial statements beginning on Page F-1.

ITEM 19.	EXHIBITS

1.1	Amended and Restated By-Laws (Estatuto Social) of Tele Leste (English translation).

4.1	Authorization Term of the Personal Mobile Service entered by Anatel and Telebahia (English translation), incorporated by reference to our annual report Form 20-F for the fiscal year ended December 31, 2002, filed on June 24, 2003.

4.2	Authorization Term of the Personal Mobile Service entered by Anatel and Telergipe (English translation), incorporated by reference to our annual report Form 20-F for the fiscal year ended December 31, 2002, filed on June 24, 2003.

6.1	Statement regarding computation of per share earnings (incorporated by reference to note 34(i) to our audited consolidated financial statements included elsewhere in this annual report).

8.1	List of Subsidiaries.

12.1	Certification of Chief Executive Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

12.2	Certification of Chief Financial Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

13.1	Certification by Chief Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

13.2	Certification by Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

There are omitted from the exhibits filed with or incorporated by reference into this annual report, certain promissory notes and other instruments and agreements with respect to our long-term debt, none of which authorizes securities in a total amount that exceeds 10% of our total assets. We hereby agree to furnish to the Securities and Exchange Commission copies of any such omitted promissory notes or other instruments or agreements as the Commission requests.

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2004 AND 2003 AND FOR THE THREE YEARS IN THE PERIOD ENDED

DECEMBER 31, 2004, 2003 AND 2002

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Tele Leste Celular Participações S.A.

Salvador, Brazil:

(1)	We have audited the accompanying consolidated balance sheets of Tele Leste Celular Participações S.A. and subsidiaries (the Company) as of December 31, 2004 and 2003, and the related consolidated statements of loss, changes in financial position and changes in shareholders’ equity for each of the three years in the period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

(2)	We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatements. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

(3)	In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tele Leste Celular Participações S.A. and subsidiaries as of December 31, 2004 and 2003, the results of their operations and the changes in their financial position, and in shareholders’ equity for each of the three years in the period ended December 31, 2004, in conformity with accounting practices adopted in Brazil.

(4)	Accounting practices adopted in Brazil vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 34 to the consolidated financial statements.

(5)	Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The consolidated statements of cash flows for each of the three years in the period ended December 31, 2004 are presented for purposes of additional analysis and are not a required part of the basic financial statements under accounting practices adopted in Brazil. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

(6)	As discussed in note 2.c, the Company has changed the basis of presentation of the consolidated financial statements from the Constant Currency Method to the Brazilian Corporate Law Method in 2003.

DELOITTE TOUCHE TOHMATSU

Auditores Independentes

São Paulo, Brazil

April 1, 2005

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2004 AND 2003

(In thousands of Brazilian reais)

	Note		2004	2003
Assets
Current assets
Cash and cash equivalents	12		86,606	59,427
Trade accounts receivable, net	13		127,748	104,355
Deferred income taxes	10		—	927
Recoverable taxes	14		42,266	17,659
Inventories	15		53,754	12,934
Derivative contracts	23	d	443	1,888
Prepaid expenses	16		8,347	6,737
Advances to supplies			552	395
Other current assets	17		12,211	14,909

Total current assets			331,927	219,231

Noncurrent assets
Deferred income taxes	10		187,635	184,074
Recoverable taxes	14		23,814	18,031
Derivative contracts	23	d	6,516	16,274
Prepaid expenses	16		1,789	1,795
Other assets	17		12,988	3,150

Total noncurrent assets			232,742	223,324

Permanent assets
Property, plant and equipment, net	18		389,685	392,616
Deferred assets, net			625	625
Total permanent assets			390,310	393,241

Total assets			954,979	835,796

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2004 AND 2003

(In thousands of Brazilian reais)

	Note		2004	2003
Liabilities and shareholder’s equity
Current liabilities
Payroll and related accruals	19		6,305	2,666
Accounts payable and accrued expenses	20		172,195	145,710
Taxes payables	21		19,501	16,069
Dividends payable	27	e	478	489
Loans and financing	23		52,319	68,582
Reserve for contingencies	24		8,017	5,607
Derivative contracts	23	d	15,327	18,400
Pension and other post-retirement benefit plans	25		—	8
Other liabilities	22		11,092	11,861

Total current liabilities			285,234	269,392

Noncurrent liabilities
Loans and financing	23		261,769	153,655
Derivative contracts	23	d	21,323	5,272
Pension and other post-retirement benefit plans	25		275	270
Reserve for contingencies	24		6,816	5,920
Other liabilities	22		5,001	—

Total noncurrent liabilities			295,184	165,117

Shareholders’ equity
Share capital	27	a	306,375	305,396
Treasury shares	27	a	(35)	(35)
Capital reserves	27	b	126,909	124,344
Income reserves	27	c	—	—
Accumulated deficit			(58,725)	(28,455)

Total shareholders’ equity			374,524	401,250

Funds for capitalization			37	37

Total liabilities and shareholders’ equity and funds for capitalization			954,979	835,796

The accompanying notes are an integral part of these consolidated financial statements.

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

CONSOLIDATED STATEMENTS OF LOSS

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(In thousands of Brazilian reais, except share earnings per thousand shares data)

			Years ended December 31,
	Note		2004	2003	2002
Net operating revenue	4		487,020	441,267	431,395
Cost of services and goods sold	5		(282,167)	(256,259)	(241,362)

Gross profit			204,853	185,008	190,033
Operating (expenses) income:
Selling expense	6	a	(147,104)	(145,010)	(116,404)
General and administrative expense	6	b	(57,861)	(49,335)	(46,753)
Other operating income (expense), net	7		(904)	(3,132)	2,105

Operating income (loss) before financial expense			(1,016)	(12,469)	28,981
Financial expense, net	8		(24,664)	(30,286)	(32,811)

Operating loss			(25,680)	(42,755)	(3,830)
Net nonoperating expenses	9		(1,942)	(661)	(1,601)
Loss before income and social contribution taxes			(27,622)	(43,416)	(5,431)

Income and social contribution taxes	10		(6,619)	754	324

Net loss			(34,241)	(42,662)	(5,107)

Shares outstanding at December 31			480,669,473	479,393,884	479,445,039

Net loss per thousand shares outstanding at the balance sheet date (Brazilian reais)			(0.06)	(0.09)	(0.01)

The accompanying notes are an integral part of these consolidated financial statements.

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(In thousands of Brazilian reais)

		Capital Reserves			Income Reserves
	Capital Stock	Treasure shares	Fiscal Incentives	Special Premium Reserve	Legal reserve	For Expansion	Accumulated Deficit	Total
Balance as of December 31, 2000	305,396	—	57	124,344	6,491	15,638	—	451,926
Pension and other postretirement benefits	—	—	—	—	—	—	(448)	(448)
Net loss	—	—	—	—	—	—	6,020	6,020
Legal Reserve	—	—	—	—	301	—	(301)	—
Reversal of reserves	—	—	—	—	—	(6,708)	6,708	—
Proposed dividends	—	—	—	—	—	—	(11,979)	(11,979)

Balance as of December 31, 2001	305,396	—	57	124,344	6,792	8,930	—	445,519
Unclaimed dividends at holding Company	—	—	—	—	—	—	1,695	1,695
Net loss	—	—	—	—	—	—	(5,107)	(5,107)
Reversal of reserves	—	—	—	—	—	(2,508)	2,508	—
Donations for investments	—	—	—	—	—	—	416	416
Unclaimed dividends at subsidiaries	—	—	—	—	—	—	488	488

Balance as of December 31, 2002	305,396	—	57	124,344	6,792	6,422	—	443,011
Treasury shares	—	(35)	—	—	—	—	—	(35)
Net loss	—	—	—	—	—	—	(42,662)	(42,662)
Reversal of reserves	—	—	(57)	—	(6,792)	(6,422)	13,271	—
Donations for investments	—	—	—	—	—	—	936	936

Balance as of December 31, 2003	305,396	(35)	—	124,344	—	—	(28,455)	401,250
Capital Increase	979	—	—	(979)	—	—	—	—
Rate adjustment for special goodwill reserve	—	—	—	3,544	—	—	—	3,544
Netloss	—	—	—	—	—	—	(34,241)	(34,241)
Donations for investments							3,971	3,971

Balances at December 31, 2004	306,375	(35)	—	126,909	—	—	(58,725)	374,524

The accompanying notes are an integral part of these consolidated financial statements.

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(In thousands of Brazilian reais)

	Years ended December 31,
	2004	2003	2002
SOURCES OF FUNDS
From operations
Net income (loss)	(34,241)	(42,662)	(5,107)
Items not affecting working capital
Depreciation and amortization	108,357	138,273	108,454
Net book value of permanent asset disposals	2,323	4,964	520
Monetary and exchange variations on noncurrent items	6,772	(636)	46,567
Provision for losses on tax incentives	—	—	1,447
Reserve for contingencies	3,253	945	1,166
Deferred income taxes		—	(2,627)
Pension and other postretirement plans	5	(131)	(185)

Total from operations	86,469	100,753	150,235

From shareholders
Unclaimed Dividends	—	—	2,183
From third parties-
Transfer from noncurrent assets to current assets	14,791	15,327	11,691
Transfer from permanent assets to current assets	813	—	461
Increase in noncurrent liabilities	—	—	—
Donations for investments	3,971	936	416
Premium reserve adjustments	3,544	—	—
Addition of loans to long-term liabilities	133,543	—	—

Total sources	243,131	117,016	164,986

USES OF FUNDS:
Transfers from noncurrent to current liabilities	12,100	69,621	77,223
Increase in noncurrent assets	30,671	12,656	25,225
Additions to permanent assets	103,506	71,164	77,082
Treasury shares	—	35	—
Transfer of current liabilities to property, plant and equipment	—	768	—

Total uses	146,277	154,244	179,530

INCREASE (DECREASE) IN WORKING CAPITAL	96,854	(37,228)	(14,544)

REPRESENTED BY:
CURRENT ASSETS AT YEAR END	331,927	219,231	225,406
CURRENT LIABILITIES AT YEAR END	(285,234)	(269,392)	(238,339)

Working capital at year end	46,693	(50,161)	(12,933)
Working capital at the beginning of the year	(50,161)	(12,933)	1,611

INCREASE (DECREASE) IN WORKING CAPITAL	96,854	(37,228)	(14,544)

The accompanying notes are an integral part of these consolidated financial statements.

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(In thousands of Brazilian reais)

	2004	2003	2002
Cash flows provided by operations
Net income (loss)	(34,241)	(42,662)	(5,107)
Adjustments to reconcile to cash provided by (used in) operating activities:
Depreciation and amortization	110,150	139,808	108,454
Shared system depreciation apportionment	(1,793)	(1,535)	—
Monetary and exchange variations on loans and financing	(24,816)	(63,627)	141,085
(Gain) loss on permanent asset disposals	1,942	662	149
Provision for doubtful accounts	11,131	11,701	13,311
Increase in customer accounts receivable, gross	(34,524)	(35,852)	(18,270)
Increase in deferred and recoverable taxes	(33,024)	10,089	(2,942)
Increase in other current assets and inventories	(39,082)	(11,132)	(3,483)
Increase in other noncurrent assets	(9,832)	(778)	(551)
(Increase) decrease in derivative contracts—assets	13,878	57,147	(64,216)
Increase (decrease) in payroll and related accruals	3,639	(236)	112
Increase in accounts payable and accrued expenses	26,485	38,026	27,501
Increase (decrease) in taxes other than income taxes	(2,274)	4,046	4,290
Increase (decrease) in other current liabilities	(777)	997	3,287
Increase (decrease) in accrued interest	(325)	(1,620)	(318)
Increase (decrease) in income taxes	9,250	(223)	223
Increase in reserve for contingencies	3,306	862	256
Increase (decrease) in pension and other post-retirement benefit plan	5	(131)	(279)
Increase in derivative contracts—liabilities	29,029	20,696	1,279
Increase (decrease) in other noncurrent liabilities	(60)	—	—

Net cash provided by operations	28,067	126,238	204,781

Cash flows used in investing activities
Additions to property, plant and equipment	(99,535)	(69,107)	(72,456)
Additions to investments	—	(1,121)	(4,211)
Proceeds from asset disposals	381	4,302	371

Net cash used in investing activities	(99,154)	(65,926)	(76,296)

Cash flows provided by (used in) financing activities
Loans repaid	(90,537)	(82,072)	(78,766)
Net settlement on derivative contracts	(18,726)	—	—
New loans obtained	207,529	—	14,779
Purchase of treasury shares	—	(35)	—
Dividends paid	—	(37)	(12,214)

Net cash provided by (used in) financing activities	98,266	(82,144)	(76,201)

Increase (decrease) in cash and cash equivalents	27,179	(21,832)	52,284
Cash and cash equivalents at beginning of year	59,427	81,259	28,975

Cash and cash equivalents at end of year	86,606	59,427	81,259

The accompanying notes are an integral part of these consolidated financial statements.

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts expressed in thousands of reais, unless otherwise indicated)

1.	Operations and background

a.	Incorporation

Tele Leste Celular Participações S.A. (“Tele Leste” or “Company”) is a publicly held company whose controlling shareholders, on December 31, 2004, are Sudestecel Participações S.A. (22.08% of the total capital stock), Brasilcel N.V. (3.38% of the total capital stock) and, Tagilo Participações Ltda. (2.42% of the total capital stock) and Avista Participações Ltda. (22.72% of the total capital stock). Sudestecel Participações S.A., Tagilo Participações Ltda. and Avista are wholly owned subsidiaries of Brasilcel N.V.

The controlling shareholders of Brasilcel N.V. are Telefónica Móviles, S.A. (50.00% of the total capital stock), PT Móveis, Serviços de Telecomunicações, SGPS, S.A. (49.999% of the total capital stock) and Portugal Telecom, SGPS, S.A. (0.001% of the total capital stock).

b.	Business and regulatory environment

Tele Leste is the controlling shareholder of Telebahia Celular S.A. (“Telebahia”) and Telergipe Celular Participações S.A. (“Telergipe”), collectively the “Subsidiaries” which provide cellular telecommunication services in the states of Bahia and Sergipe, respectively, including the exercise of activities necessary or useful to perform such services, in accordance with the authorizations granted to them.

The authorizations granted to Telebahia and Telergipe shall be in force up to June 29 and December 15, 2008, respectively, and may be renewed once for a 15- year term by means of the payment of rates of approximately 1% of operators annual revenues.

As of July 6, 2003, the operators implemented the Carriers Selection Code (Código de Seleção da Prestadora) (CSP), by which customers may choose their carrier for national and international long distance services, in compliance with the rules of Personal Mobile Service (Serviço Móvel Pessoal), or SMP. The subsidiaries no longer receive revenue from national and international long distance calls and shift; instead, they receive interconnection fees for the use of their network on these calls.

The Subsidiaries’ business, including the services they may provide, are ruled by the National Telecommunications Agency (Agência Nacional de Telecomunicações), or ANATEL, the telecommunications industry regulator, in accordance with Law No. 9,472 of July 16, 1997, and relevant regulations, decrees, decisions and plans.

In June 2004, Anatel approved the purchase by Brasilcel of all the shares of Sudestecel Participações S.A. held by NTT DoCoMo, Inc.and Itochu Corporation. These two companies are thus no longer shareholders of the group.

Migration from SMC to SMP

On December 10, 2002 the Authorization Term for Personal Mobile System (SMP) was signed between ANATEL and the affiliated companies Telebahia and Telergipe, which became effective as of the publication in the Official Government Daily Newspaper, which occurred on December 12, 2002.

The authorizations granted to the subsidiaries Telebahia and Telergipe are effective for the remaining period of their concessions, previously granted and presently substituted through, July 29, 2008 and December 15, 2008, respectively, and will be renewable, for an additional period, for a 15 year term, subject to a renewable fee.

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

On July 6, 2003, wireless operators in Brazil implemented the Carriers Selection Code (CSP) on national (VC2 and VC3) and international long distance calls, according to SMP rules. The operators no longer receive VC2 and VC3 revenues; instead, they receive interconnection revenues for the use of their networks on these calls.

2.	Presentation of financial statements

a.	Presentation of consolidated financial statements as of and for the years ended December 31, 2003, 2002 and 2001

The accompanying financial statements are a translation and adaptation from those originally issued in Brazil. Certain reclassifications, modifications and changes in terminology have been made in order to conform more closely to reporting practices in the United States.

b.	Methods of presentation of the Financial Statements

Until December 31, 1995, publicly-traded companies in Brazil were required to prepare financial statements pursuant to two methods: (i) the corporate law method, which was and remains valid for all legal purposes, including the basis for determining income taxes and calculation of mandatory minimum dividends; and (ii) the constant currency method, to present supplementary price-level adjusted financial statements, pursuant to standards prescribed by the Brazilian Securities Commission (CVM).

(i)	The Corporate Law Method

The corporate law method provided a simplified methodology for accounting for the effects of inflation until December 31, 1995. It consisted of restating permanent assets (property, plant and equipment, investments and deferred charges), and shareholder’s equity accounts using indexes mandated by the Federal Government. The net effect of these restatements was credited or charged to the statement of operations in a single caption, usually entitled “Monetary correction adjustments” or “Inflation adjustments”.

(ii)	The Constant Currency Method

Under the Constant Currency Method, all historical Brazilian real amounts in the financial statements and notes thereto are expressed in constant purchasing power as of latest balance sheet date, in accordance with standards prescribed by the CVM for publicly traded entities. Under the Constant Currency Method, financial statement are adjusted for inflation up to December 31, 2000.

c.	Change in Basis of Presentation of Presentation of Financial Statements

The accompanying consolidated financial statements are prepared in accordance with Brazilian corporate law standards applicable to concessionaries of public telecommunications services, and accounting standards and procedures established by the CVM which includes monetary restatement of permanent assets and shareholder’s equity through December 31, 1995. (hereinafter referred to as “BR CL”).

In prior years ended December 31, 2003, the Company had prepared its financial statements for presentation in the United States in accordance with the Constant Currency Method. In order to conform the financial statements for the use of its shareholders in the United States to the same basis used in the primary market in Brazil, the management of Tele Leste Celular Participações S.A. has elected to present its financial statements commencing in the year ended December 31, 2003 in accordance with BR CL.

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

d.	Summarized financial information for the year ended December 31, 2002 under Constant Currency Method

The summarized financial statements information, previously reported under the Constant Currency Method, with a reconciliation to the Corporate Law Method (BR CL) is as follows:

Years ended December 31, 2002
Statement of operations
Net operating revenue	431,395
Cost of goods and services sold	(264,011)
Gross profit	167,384
Loss before taxes and minority interest	(36,238)
Net loss for the year	(25,440)

Reconciliation of net income (loss) and shareholders’ equity balances between BR CL and the Constant Currency Method is as follows:

2002
Statement of Operations
Net income (loss) according to BR CL	(5,107)
(-) realization of assets (depreciation, amortization and write-offs)	(30,807)
(+) Reversal of deferred taxes	10,474

(=) Net loss according to the Constant Currency Method	(25,440)

e.	Principles of consolidation

These consolidated financial statements include the accounts and operations of the Holding Company and its subsidiaries Telebahia and Telergipe as of December 31, 2004 and 2003 and for the three years in the period ended December 31, 2004. All inter-company balances and transactions have been eliminated on consolidation.

f.	Reclassifications

Certain reclassifications have been made to the prior periods to conform to the 2004 presentation.

3.	Summary of significant accounting policies

a.	Cash and cash equivalents

Cash equivalents are considered to be all highly liquid temporary cash investments with original maturity dates of three months or less and are stated at cost plus accrued interest to the balance sheet date.

b.	Trade accounts receivable

Accounts receivable from cellular subscribers are calculated at the tariff rate on the date the services were rendered. Trade accounts receivable, net also include services provided to customers up to the balance sheet date, but not yet invoiced, as well as the accounts receivable from the sale of handsets and accessories.

c.	Provision for doubtful accounts

Provision is recognized for trade accounts receivable for which recoverability is not considered probable.

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

d.	Foreign currency transactions

Transactions denominated in foreign currencies are recorded at the prevailing exchange rate at the date of the related transactions. Foreign currency denominated assets and liabilities are translated using the exchange rate at the balance sheet date. Resulting gains and losses related to exchange variations on foreign currency denominated assets and liabilities are recognized in the statements of operations, as part of financial expense, net.

Exchange variation and premiums related to foreign currency are calculated and recorded on an accrual basis regardless of the settlement period.

e.	Inventories

Consist of hansets and accessories stated at the average cost of acquisition. A provision is recognized to adjust the cost of handset and accessories to net realizable value for inventory considered obsolete or slow-moving.

f.	Prepaid expenses

Prepaid expenses represent disbursements for expenses not yet incurred.

g.	Property, plant and equipment

Property, plant and equipment are stated at acquisition or construction cost less accumulated depreciation. Costs for improvements and maintenance that increase installed capacity or the useful life of existing property are capitalized while other maintenance and repair costs are charged to expense as incurred. Materials allocated to specific projects are added to construction-in-progress. Depreciation is provided using the straight-line method based on the estimated useful lives of the underlying assets. Depreciation rates are shown in Note 18 (b).

The present value of costs to be incurred to disassemble towers and equipment in leased property is capitalized and amortized over the related equipment’s useful life, not to exceed the term of lease agreements.

Through 1998, capitalized interest was calculated monthly at a rate of 12% per annum on construction-in-progress. For the three-year period ended December 31, 2004, the Company capitalized interest attributable to construction-in-progress using the specific interest rates of the loans that financed the construction-in-progress. An aggregate amount of R$1,061, R$1,121 and R$4,211, was capitalized in 2004, 2003 and 2002, respectively.

h.	Vacation pay accrual

Cumulative vacation pay due to employees is accrued as earned.

i.	Accrual for rewards program

The Subsidiaries have implemented a rewards program that enables users to accumulate points based on cellular services used, which may be exchanged in the future for cellular handsets. An accrual is recorded based on points earned as of the balance sheet date which are calculated, considering the cost of the cellular handsets and the expected utilization based on the registered customer’s consumption profile.

j.	Income and social contribution taxes

Income and social contribution taxes are calculated and recorded based on the tax rates in effect on the balance sheet date, on an accrual basis. Deferred income taxes attributable to temporary differences and loss carryforwards are recorded as deferred tax assets or liabilities when it is more likely than not that the assets will be realized.

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

k.	Loans and financing

Loans and financing are updated for monetary and/or exchange variations and include accrued interest to the balance sheet date.

l.	Fistel fees

Fistel (Telecommunication Inspection Fund) fee paid at activation of subscribers are deferred and amortized over the customers’ estimated retention period, equivalent to 24 months.

m.	Reserve for contingencies

A reserve is recorded based on the opinion of management and the Company’s external legal counsel relating to cases in which the likelihood of an unfavorable outcome is considered probable.

n.	Pension and other postretirement benefits

The Subsidiaries, together with other companies of the Telecommunications System, sponsor a private pension entity (SISTEL) to manage the pension funds (defined benefit and defined contribution) and other postretirement benefits to their employees. Actuarial liabilities are determined using the projected until credit method and plan assets are stated at fair market. Actuarial gains and losses are recorded in income. (See note 25).

o.	Revenue recognition

Revenue from services is recognized when the services are rendered. Billing is on a monthly basis. Unbilled revenues are estimated and recognized as revenue as the services are rendered. Revenue from the sale of prepaid cellular handset cards is deferred and recognized in income when such cards are used, based on minute usage. Revenue from the sale of handsets and accessories is recorded at the moment of the sale to the final customer. Sales made through dealers are recorded as revenue when the handsets are activated.

p.	Financial expense, net

Financial income (expenses) is represented by interest, monetary restatement and exchange variations on cash and other investments and loans and financing. Gains and losses on derivative contracts are also included as a component of financial expense, net.

q.	Derivatives

The Company enters into certain derivative contracts to manage exposure to foreign currency exchange rate fluctuations in relation to the Brazilian real. These derivative contracts are calculated and recorded based on contractual terms and the exchange rates in effect at the balance sheet date. Resulting gains and losses, realized or unrealized, are recorded as “Financial expense, net”. Premiums paid or received in advance are deferred and amortized over the period of the respective contracts.

r.	Advertising expense

Advertising costs are charged to expense as incurred and amounted to R$18,772, R$18,232 and R$11,486 for the years ended December 31, 2004, 2003 and 2002, respectively.

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

s.	Employees’ profit sharing

Accruals are made to recognize the expenses for employees’ profit sharing, for which payment is subject to approval at the annual shareholders’ meeting.

t.	Loss per thousand shares

Loss per thousand shares is computed based on the number of shares outstanding at the balance sheet date.

u.	Segment information

The Company operates in one segment for local and regional cellular telecommunications. All revenues are generated in relation to services provided in or routed through the states of Bahia and Sergipe.

v.	Use of estimates

The preparation of consolidated financial statements in conformity with BR CL and U.S. GAAP requires management to make estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the period reported. Actual results could differ from those estimates.

4.	Net operating revenue

	Years ended December 31,
	2004	2003	2002
Monthly subscription charges	39,928	38,412	48,563
Usage charges	256,623	248,706	248,867
Additional charges per call	27,003	25,029	24,931
Interconnection	202,452	181,097	179,849
Data services	10,536	13,468	2,506
Other	17,597	7,149	11,294

Gross operating revenue from services	554,139	513,861	516,010

Value-added tax on services—ICMS	(90,784)	(85,633)	(82,374)
PIS and COFINS	(20,320)	(18,584)	(18,177)
Other taxes	(277)	(284)	(240)
Discounts granted	(14,755)	(11,541)	(24,402)

Net operating revenue from services	428,003	397,819	390,817

Handsets and accessories sold	155,408	106,441	86,477

Value-added tax on sales—ICMS	(17,532)	(12,223)	(9,639)
Employees’ profit participation program—PIS and Social contribution on billing—COFINS	(9,924)	(2,713)	(1,829)
Discounts granted and returns of goods	(68,935)	(48,057)	(34,431)

Net operating revenue from sales of handset and accessories	59,017	43,448	40,578

Net operating revenue	487,020	441,267	431,395

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

There are no customers who account for more than 10% of gross operating revenue at December 31, 2004, 2003 and 2002, except for amounts from services rendered to Telecomunicações da Bahia S.A.—TELEMAR, which represent approximately 20.29%, 19.79% and 22.4% of gross operating revenue at December 31, 2004, 2003 and 2002, respectively.

5.	Cost of services and goods sold

	Years ended December 31,
	2004	2003	2002
Products sold	(119,346)	(62,913)	(48,520)
Depreciation	(74,241)	(90,801)	(79,613)
Personnel	(4,488)	(4,925)	(3,846)
Outsourced services	(16,899)	(11,997)	(12,792)
Leased lines	(18,675)	(20,016)	(19,540)
Rent, insurance and condominium fees	(11,423)	(9,596)	(17,550)
Interconnection	(16,489)	(38,767)	(42,593)
Taxes and contributions	(20,385)	(17,153)	(16,800)
Other	(221)	(91)	(108)

Total	(282,167)	(256,259)	(241,362)

6.	Operating (expenses)

a.	Selling expenses

	Years ended December 31,
	2004	2003	2002
Outsourced services(i)	(87,045)	(74,757)	(56,651)
Depreciation	(24,017)	(39,074)	(22,843)
Personnel	(15,082)	(14,260)	(19,282)
Supplies	(3,758)	(797)	(898)
Rental, insurance and condominium fees	(2,590)	(3,323)	(2,874)
Provision for doubtful accounts	(11,131)	(11,701)	(13,311)
Other	(3,481)	(1,098)	(545)

Total	(147,104)	(145,010)	(116,404)

(i)	Outsourced services includes expenses with advertising in the amount of R$18,772, R$18,232 and R$11,486 on December 31, 2004, 2003 and 2002.

b.	General and administrative expense

	Years ended December 31,
	2004	2003	2002
Outsourced services	(29,568)	(21,929)	(24,278)
Personnel	(13,489)	(14,869)	(14,215)
Depreciation	(11,892)	(9,933)	(5,997)
Supplies	(690)	(699)	(703)
Rent, insurance and condominium fees	(1,774)	(724)	(833)
Others	(448)	(1,181)	(727)

Total	(57,861)	(49,335)	(46,753)

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

7.	Other operating income (expense), net

	Years ended December 31,
	2004	2003	2002
Income:
Fines	2,430	2,287	2,344
Recovered expenses	793	421	3,565
Reversal of provisions	43	178	—
Shared infrastructure	1,573	1,282	1,709
Other	3,221	2,883	720

Sub-total	8,060	7,051	8,338

Expenses:
Provision for contingencies	(2,916)	(844)	(1,411)
FUST	(2,239)	(2,007)	(1,909)
FUNTTEL	(1,119)	(1,003)	(954)
ICMS on other expenses	(857)	(4,038)	(1,546)
Other	(1,833)	(2,291)	(413)

Sub-total	(8,964)	(10,183)	(6,233)

Total	(904)	(3,132)	2,105

8.	Financial expense, net

	Years ended December 31,
	2004	2003	2002
Financial income:
Interest income	5,619	17,708	10,248
Monetary/exchange variation on assets	30,010	68,374	3,251
PIS and COFINS on financial income	(1,612)	(4,499)	(5,686)

Sub-total	34,017	81,583	7,813

Financial expenses:
Interest expense	(15,487)	(20,031)	(23,228)
Monetary/exchange variation on liabilities	(2,027)	—	(157,322)
Derivative contracts	(41,167)	(91,838)	139,926
Sub-total	(58,681)	(111,869)	(40,624)
Total	(24,664)	(30,286)	(32,811)

In 2004, 2003 and 2002 financial expense is presented net of capitalized interest in the amount of R$1,061, R$1,121 and R$4,211 respectively.

9.	Net nonoperating expenses

	Years ended December 31,
	2004	2003	2002
Loss (gain) on permanent asset disposals	(1,942)	4,302	370
Provision for loss on tax incentive investments	—	—	(1,447)
Others	—	(4,963)	(524)

	(1,942)	(661)	(1,601)

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

10.	Income and social contribution taxes

Brazilian income taxes comprise federal income tax and the social contribution tax. For the three-year period ended December 2004 the income tax rate was 25%, and the social contribution tax rate was 9%. The tax expense and taxes on temporary differences and tax loss carryforwards have been calculated at the combined rate of 34%.

The composition of the income tax benefit (expense) is as follows:

	2004	2003	2002
Current taxes:
Income tax	(12,234)	(65)	(1,739)
Social contribution tax	(4,412)	(26)	(564)
Deferred taxes	10,027	845	2,627

Total income tax benefit (expense)	(6,619)	754	324

The following is a reconciliation of the reported income tax benefit (expense) and the amounts computed by applying the combined statutory tax rate of 34%:

	2004	2003	2002
Income (loss) before taxes as reported in the accompanying financial statements	(27,622)	(43,416)	(5,431)
Tax benefit at the combined statutory rate	9,392	14,761	1,847
Permanent additions/exclusions:
Nondeductible expenses	(1,628)	(924)	(683)
FINOR (Northeast Investment Fund)			(492)
Other	—	(37)	68
Other items
Unrecorded tax loss carry forwards	(14,404)	(13,041)	—
Other	21	(5)	(416)

Total tax benefit (expense)	(6,619)	754	324

The main components of deferred income and social contribution taxes are as follows:

	2004	2003
Deferred tax assets:
Tax loss carryforwards	106,275	98,283
Tax credits from corporate restructuring	63,702	71,095
Reserve for contingencies	2,076	1,795
Allowance for doubtful accounts	4,901	5,042
Provision for pension and other postretirement benefit plans	94	91
Accrual for rewards program	—	1,151
Allowance for inventory obsolescence	508	391
Accelerated depreciation	6,443	5,860
Other	3,636	1,293

Total	187,635	185,001

Current	—	927
Noncurrent	187,635	184,074

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

The deferred tax credits have been recognized on the assumption of future realization, as follows:

•	Tax carryforwards will be compensated up to a limit of 30% of the tax basis for upcoming years. The Company estimates based on projected future taxable income that these tax carryforwards will be recovered within 10 years.

•	Tax credits from corporate restructuring are represented by the balance of goodwill net of the equity maintenance reserve (see Note 26).

The realization of these tax credits occurs in the same proportion as the amortization of goodwill on the Subsidiaries. Considering the economic and operating results of the Subsidiaries to date and the future trends of recoverability, which are supported by technical studies, the Company estimates that these tax credits will be recovered.

•	Temporary differences: The realization of temporary difference will occur by payment of provisions, the effective loss on allowance for doubtful accounts or provision for obsolescence of inventories.

11.	Supplemental cash flow information

	2004	2003	2002
Interest paid	6,509	17,158	20,046
Income and Social contribution taxes paid	19,488	—	—

Non-cash transactions:
Donations for investments	3,971	936	416
Capitalized cost of disassemble towers and equipment	5,055	—	—
Transference to advance for suppliers	807	—	—

12.	Cash and cash equivalents

	2004	2003
Banks	5,266	7,303
Short-term investments	81,340	52,124

Total	86,606	59,427

Temporary cash investments refer principally to bank deposit certificates (CDBs) which are indexed to interbank deposit (CDI) rates.

13.	Trade accounts receivable, net

	2004	2003
Unbilled services	19,393	18,534
Billed services	56,176	43,759
Interconnection	27,853	28,460
Products sold	37,122	28,036
Allowance for doubtful accounts	(12,796)	(14,434)

Total	127,748	104,355

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

There are no customers who account for more than 10% of accounts receivables, net at December 31, 2004 and 2003, except for amounts receivable from Telecomunicações da Bahia S.A.—TELEMAR, which represent approximately 12.1% and 20.3% of trade accounts receivable, net at December 31, 2004 and 2003, respectively, mainly in relation to interconnection.

Changes in the allowance for doubtful accounts are as follows:

	2004	2003	2002
Beginning balance	14,434	14,644	11,605
Provision charged to selling expense	11,131	11,701	13,311
Write-offs	(12,769)	(11,911)	(10,272)

Ending balance	12,796	14,434	14,644

14.	Recoverable taxes

	2004	2003
Prepaid/recoverable income and social contributions taxes	4,764	3,103
Social contribution tax	19,982	13,095
Recoverable state value-added tax	25,290	17,647
Withholding income tax	2,693	1,256
Other	13,351	589

	66,080	35,690

Current	42,266	17,659
Noncurrent	23,814	18,031

15.	Inventories

	2004	2003
Cellular handsets	56,348	14,339
Materials	411	203
Provision for obsolescence	(3,005)	(1,608)

Total	53,754	12,934

Reserve for obsolescence is calculated for cellular handsets which are considered to be obsolete or for slow moving inventories.

16.	Prepaid expenses

	2004	2003
Prepaid expenses
Fistel fee	5,577	4,799
Advertising	3,449	2,617
Financial charges	213	496
Other	897	620

Total	10,136	8,532

Current	8,347	6,737
Noncurrent	1,789	1,795

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

17.	Other assets

	2004	2003
Advances do employees	586	3,174
Credit with suppliers	1,305	6,366
Deposit in court	12,862	3,028
Subsidy on product sale	8,006	1,093
Intercompany credits	2,197	—
Other assets	243	4,398

Total	25,199	18,059

Current	12,211	14,909
Noncurrent	12,988	3,150

The balance of legal deposits refer to Cofins deposits in the amount of R$2,403 (R$2,334 in 2003, Note 24) and other labor deposits.

18.	Property, plant and equipment, net

a.	Composition

	2004			2003
	Cost	Accumulated Depreciation	Net Book Value	Net Book Value
Construction-in-progress	51,365	—	51,365	60,642
Transmission equipment	459,097	(331,259)	127,838	125,229
Automatic switching equipment	150,270	(86,779)	63,491	54,676
Land	4,613	—	4,613	4,535
Infrastructure	71,887	(34,801)	37,086	61,470
Handsets	85,348	(65,425)	19,923	10,216
Buildings	28,257	(5,803)	22,454	21,835
Software	67,120	(41,957)	25,163	35,022
Other assets	88,557	(50,805)	37,752	18,991

Total	1,006,514	(616,829)	389,685	392,616

In 2004, the Company capitalized financial charges on property and work in progress in the amount of R$1,061 (R$1,121 in December 31, 2003).

b.	Depreciation rates

The annual depreciation rates applied to property, plant and equipment for the years ended December 31, 2004, 2003 and 2002 are as follows:

	2004	2003
	%	%
Automatic switching equipment	14.29	14.29
Transmission equipment	14.29	14.29
Terminal equipment	66.67	66.67
Buildings	4.00	4.00
Infrastructure	4.00 – 20.00	4.00 – 14.29
Intangible assets	20.00	20.00
Other assets (excluding land)	10.00 – 20.00	10.00 – 20.00

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

c.	Rentals

The Subsidiaries rent equipment and real estate through a number of operating leases agreements that expire on different dates. Total annual rent expenses under these agreements was R$11,221 in 2004, R$11,804 in 2003 and R$18,483 in 2002.

As of December 31, 2004, rental commitments primarily related to buildings. Future minimum rental payments under non-cancelable lease agreements with terms in excess of one year are as follows:

2005	3,858
2006	2,752
2007	2,268
2008	1,819
2009	1,022
2010 and thereafter	2,056

Total minimum payments	13,775

19.	Payroll and related accruals

	2004	2003
Accrued salaries and social securities charges	3,302	2,194
Accrued benefits	2,253	274
Income tax withheld	750	198

Total	6,305	2,666

20.	Accounts payable and accrued expenses

	2004	2003
Amounts payable to suppliers	131,543	101,315
Technical assistance (including related parties—Note 28)	15,584	23,323
Interconnection (including related parties—Note 28)	2,682	4,547
Amounts due under SMP—related parties (Note 28)	21,083	16,479
Other	1,303	46

Total	172,195	145,710

21.	Taxes payable

	2004	2003
Value-added taxes (ICMS)	5,485	10,876
Income and social contribution taxes	5,706	—
COFINS (tax on gross revenue)	4,375	2,096
PIS (tax on gross revenue)	913	262
FISTEL fee (regulatory charge)	1,628	2,141
FUST and FUNTEL (regulatory charges)	336	242
Other	1,058	452

Total	19,501	16,069

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

In January 2000, the subsidiaries filed a lawsuit challenging the constitutionality of Law No. 9,718/98, and claiming the suspension of the difference arising from expanding the PIS and COFINS calculation bases. Of the accrued amounts of PIS, R$3,637 (R$ 3,273 on 2003), refers to the amount which has not been paid by the subsidiary Telebahia until November 2002 due to the changes imposed by the new law n° 10.637/02, related to the non-cumulativeness on the computation of PIS, effective in December 2002. The subsidiary Telebahia, as of this date, began paying the amounts due. The accrued amounts of COFINS of R$2,403 (R$ 2,334 on 2003) is being deposited in court by the subsidiary Telergipe, based on preliminary decisions that determined the suspension of the payments (Note 24), until a final decision is ruled.

22.	Other liabilities

	2004	2003
Advances from customers—prepaid calling cards	5,932	3,047
ccrual for rewards program	2,344	1,985
Intercompany liabilities	2,603	2,845
Other	5,214	3,984

Total	16,093	11,861

Current	11,092	11,861
Noncurrent	5,001	—

The Companies have loyalty programs in which the calls are transformed into points for future exchange for handsets. Accumulated points are reserved as they are obtained considering redemption historical data, accumulated points and point average cost. Upon redemption of handsets by customers, the reserve is reduced.

23.	Loans and financing

a.	Composition of Debt at December 31, 2004

	Currency	Interest	Maturity	12.31.04	12.31.03
Principal:
Financial Institutions
Citibank—OPIC	US$	3.0% + libor	11/03/2004	—	36,115
Resolution 63	US$	14.35%	from 07/05/2004 to 08/30/2004	—	28,892
Resolution 2770	US$	1.6% p.a. to 4.75% .a.	from 03/18/2005 to 03/10/2006	171,724	—
Banco Europeu de Investimento—BEI	US$	1.65% p.a. + libor	06/13/2008	139,303	151,626
Suppliers:
NEC do Brasil S.A.	US$	7.3%	from 05/28/2005 to 11/29/2005	1,865	4,059
Accrued interest				1,196	1,545

Total				314,088	222,237

Current				52,319	68,582
Noncurrent				261,769	153,655

(1)	At December 31, 2004 and 20023 1(one) US dollar has equivalent to R$2.6544 and R$2.8892, respectively.

Loans and financing are used for expansion and modernization of cellular telephone network, trade finance and working capital.

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

b.	Maturities

The long-term portion as of December 31, 2004 matures as follows:

December 31, 2004
2006	122,466
2008	139,303
Total	261,769

c.	Restrictive covenants

The Company entered into a loan agreement with Banco Europeu, which balance on December 31, 2004 is R$139,303 (R$151,626, on December 31, 2003). Such loans has restrictive covenants, which include restrictions as to debt levels, EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) and liquidity ratio. As of the date of the consolidated financial statements, the Company was in compliance with all covenants. Furthermore, these covenants have not restricted the Company’s ability to conduct its normal business or incur additional debt to fund its working capital or capital expenditures.

d.	Derivatives

On December 31, 2004, the Company has exchange contracts with notional amounts of US$125,704 thousand to cover its obligations against exchange fluctuation. For the year ended December 31, 2004, the subsidiaries recorded loss of R$30,134 (losses of R$5,510 for the year ended on December 31, 2003) on these contracts represented by a balance of R$6,959 in assets (R$18,162 on December 31, 2003), of which R$443 (R$1,888 on December 31, 2003) classified as current and R$6,516 (R$16,274 on December 31, 2003) as noncurrent and a balance of R$36,650 (R$23,672 on December 31, 2003) in liabilities, of which R$15,327 (R$18,400 on December 31, 2003) in current liabilities and R$21,323 (R$5,272 on December 31, 2003) long-term liabilities. In addition, the subsidiaries have hedge contracts to cover local interest, in the reference amount of R$91 million and recorded current accounting gains of R$443.

e.	Guarantees

Bank	Guarantees
Banco Europeu de Investimento—BEI
Telebahia Celular S.A.	Trade risk guaranteed by Banco Espírito Santo
Telergipe Celular S.A.	Trade risk guaranteed by Banco Espírito Santo

24.	Reserve for contingencies

The Company is party to a number of lawsuits, related to labor, tax and civil claims. Management, based on external legal counsel’s opinion, has recognized a provision for those claims for which an unfavorable outcome is considered probable.

Components of the reserves are as follows:

	2004	2003
Labor	4,349	1,761
Tax	8,173	7,585
Civil	2,311	2,181

	14,833	11,527

Current	8,017	5,607
Noncurrent	6,816	5,920

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

The changes in the reserve for contingencies are as follows:

	2004	2003	2002
Beginning balance	11,527	5,058	4,802
Additional reserve	2,873	666	1,411
Payments	—	(112)	(1,155)
Monetary restatement	433	308	—
Reclassification from taxes payable	—	5,607

Ending balance	14,833	11,527	5,058

24.1—Tax Clains

24.1.1—Probable losses

a)	ISS

a.1)	Non withholding of ISS payable by tax replacement

The claim refers to a delinquency notice issued by the Municipality of Salvador against Telebahia in the amount of R$5,538, which object is the non withholding and subsequent payment of ISS (Service Tax) payable by tax replacement from March to June 1998. Based on the opinion of the legal counsel, a partial reserve in the amount of R$1,305 was recorded.

24.1.2—Possible	losses

Based on the opinion of its legal counsels the Management believes that settlement of the following cases is possible and except for item (a) below, has not recognized any provisions in the financial statements as of December 31, 2004 and 2003.

a)	ICMS

Subsidiaries Telebahia and Telergipe received assessments delinquency notices in the aggregate amount of R$6,868, which objects are: (i) lack of reversal entry pro rata of ICMS credit in connection with capital expenditure, electric power and communication services as a result of exempt communication services; (ii) lack of reversal entry of ICMS credits concerning outflow of equipment for lease or loan for use; (iii) payment in arrears of ICMS in February and March 1998.

b)	ISS

b.1)	ISS on usage of mobile network

Taking into account the understanding that the assignment of the use of telecommunication networks is a communication service subject to ICMS other than a lease of personal property, Telebahia received an assessment issued by Municipality of Salvador requiring payment of ISS (Service Tax) on the usage charge of mobile network (TUM). The amount involved is approximately R$39,742.

b.2)	Other assessment notices

Other assessment issued against Telergipe are the following: (i) payment of ISS on ancillary services rendered between February and December 1998; (ii) payment of ISS on call identification between July 2000 and October 2001. The amount involved is approximately R$58.

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

c)	PIS and COFINS

c.1)	Law No. 9,718/98

On November 27, 1998, Law No. 9,718/98 changed the calculation of PIS and COFINS, as follows (i) increased COFINS rate from 2% to 3%, (ii) authorized the deduction of up to 1/3 of the amount of COFINS from the amount of the Social Contribution on Net Income—CSLL, and also (iii) indirectly increased COFINS and PIS payable by subsidiaries, establishing the inclusion of surplus revenue in COFINS and PIS taxes basis.

In the opinion of the Company’s of the legal counsel, this increase is based on non-constitutional grounds, considering that: (i) Art. 195 of the Brazilian Constitution, in force upon publication of Law 9,718, set forth that PIS and COFINS would only be levied on payroll, billing and profits; (ii) the Federal Government used an inadequate means to increase PIS and COFINS, an ordinary law instead of a complementary law; (iii) the period of ninety (90) days as of publication to enforce the law failed to be observed.

Both Telebahia and Telergipe have been awarded favorable judicial decision authorizing the exclusion of surplus revenue from PIS and COFINS taxes basis, as well as the collection of COFINS at a rate of two per cent (2%). Taking into account the reversion of the mentioned decision:

•	Telebahia currently pays COFINS based on the rate of three per cent (3%), and includes in its tax basis the surplus revenue. All amounts that were reserved during enforcement of the injunction have already been paid;

•	Telergipe currently pays COFINS based on the rate of three per cent (3%), exclusively for the revenue resulting from handset sales and provision of telecommunication service. In relation to other revenues, the amounts have being deposited in court;

•	Telergipe now includes surplus revenues in PIS tax basis, pursuant to the provisions of Law No. 9,718/98.

In view of the changes introduced by laws 10,637/02 and 10,833/03, the subsidiaries now include surplus revenue in PIS and COFINS taxes basis.

c.2)	Hedge transactions

Notice of assessment against Telebahia for payment of COFINS in connection with deductions relating to lossesincurred in hedge transactions for assessment of the relevant tax basis. The amount involved is R$5,882.

d)	CIDE

The Company filed lawsuits challenging the incidence of CIDE—Contribuição de Intervenção no Domínio Econômico on the remittances of values for the payment of technology transference contracts, technical assistance contracts, trademark licencing contracts and software licences, on the terms of Law 10,168/2002, owed to suppliers with headquarters outside of Brazil.

Based on the opinion of the legal counsel, Management believes that the resolution of this issue will not have a material adverse effect on the company. Nevertheless, the chances of an unfavorable decision in these cases are possible.

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

24.1.3—Remote losses

a)	ICMS

In June, 1998, the CONFAZ (Conselho Nacional de Política Fazendária) agreed to apply the ICMS tax to certain service revenues, such as activation fees, and to make the application to such activation fees retroactive for the five years preceding June 30, 1998.

The Company believes the extension of the ICMS tax to non-basic telecommunications services such as cellular activation is unlawful because it would subject to taxation certain services that are not telecommunications services and because new taxes may not be applied retroactively.

Based upon advice from external legal counsel and on precedents from Superior Tribunal de Justiça, the company does not expect significant losses arising from this matter. The chances of an unfavorable decision on this case are remote. Therefore, no provision was made for the application of the ICMS tax on cellular activation. Moreover, the Company believes that the predecessor companies would be liable for any tax liability arising from the retroactive application.

b)	PIS and COFINS

The Company, together with other telecommunication carriers, is defendant in a lawsuit brought by the federal public prosecutor’s office challenging its policy of passing the COFINS and PIS costs to customers by incorporating them into rates charged. The Company is contesting the lawsuit on the basis that the COFINS and PIS are cost components of the services provided to customers and, as such, should be incorporated into the price of such services, as is the practice throughout the telecommunications industry.

The Company believes that the probability of success as defendants in this claim is high, being the chances of an unfavorable decision remote.

24.2—Labor and civil

Include several labor and civil claims, for which a reserve has been provided as shown above, in an amount considered to be sufficient to cover probable losses.

In the cases in which the chance of loss is classified as possible, the aggregate amount involved is R$8,500 for civil claims and R$2,071 for labor claims:

24.2.1—Possible losses

a)	Litigation Related to Tax Credits

Tele Leste Participações, as well as the other new holding companies derived from the privatization of the telecommunication companies formerly under direct or indirect control, by the Brazilian government offset the goodwill paid by their controlling shareholders, against certain tax debts.

A claim was filed against the Company and the other new holding companies, pleading the cancellation of the administrative acts that recognized these transactions.

The Company does not believe this action will succeed since the restructuring was done in compliance with Brazilian law. Based on the opinion of external legal counsel, the chance of an unfavorable outcome is possible in this case. In such case, the Company would be obligated to pay all the taxes that were offset against the goodwill.

The Company is not able, at this time, to determine the extent of any potential liabilities related to this action.

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

b)	Litigation Related to the Ownership of Caller ID

Lune Projetos Especiais Telecomunicação Comércio e Indústria Ltda., a brazilian company, filed lawsuits against 23 mobile telecommunications operators, among which Telebahia Celular S.A. e Telergipe Celular S.A., claiming that the defendants violated patent number 9202624-9, related to Equipamento Controlador de Chamadas Entrantes e do Terminal do Usuário, or Caller ID, granted to Lune by brazilian industrial property agency—INPI, on September 30, 1997.

Lune demands that the operators cease to provide Caller ID services and that it should be indemnified for the unauthorized use of the Caller ID system, upon payment of fees received by the operators in consideration to the use of the system by their customers.

Based on the opinion of Company’s legal counsel, the chance of an unfavorable outcome is possible in this case. However, the use by Lune of patent 9202624-9 was suspended by a Federal Judge, acting in the State of São Paulo, in a lawsuit filed against Lune and INPI by Ericsson Telecomunicações S.A.

The Company has not been able to determine the extent of any potential liabilities with this action.

c)	Litigation Related to the Validity of the Minutes in the Prepaid Plans

Telebahia Celular S.A. and Telergipe Celular S.A. together with other Brazilian mobile telecommunications operators, are defendants in various lawsuits brought by the federal public prosecutor’s office and an association for consumers’ protection which challenge the imposition of an expiration date for the use of purchased prepaid minutes. The plaintiffs allege that any prepaid minutes should not have a time limitation for usage.

Despite a few conflicting decisions, based on the opinion of external legal counsel, the Company believes that the criterium for imposing the deadline is in strict compliance with Anatel’s rules and the chances of an unfovable decision in this case are possible.

24.2.2—Remote losses

a)	Litigation Arising Out of Events Prior to the Breakup of Telebrás

Telebrás, the Company’s legal predecessor, is a defendant in a number of legal proceedings and subject to certain claims and contingencies. Under the terms of the Telebrás breakup, the liability for any claims arising out of acts committed by Telebrás prior to the effective date of the breakup remains with Telebrás, except for labor and tax claims (for which Telebrás and the resulting companies incorporated as a result of the breakup are jointly and severally liable by operation of law) and any liability for which specific accounting provisions have been assigned to the Company or one of the other resulting companies incorporated as a result of the breakup of Telebrás. Management believes that the chances of any of these claims materializing and having a material adverse financial effect on the Company’s financial statements are remote.

b)	Litigation Related to the Breakup of Telebrás

The legality of the breakup of Telebrás was challenged in numerous legal proceedings, some of which have not been dismissed and are still pending. Management believes that the final outcome of these proceedings will not have a material adverse effect on the Company’s business or financial condition and that the chances of any of these claims succeed is remote.

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

25.	Pension and other postretirement benefit plans

At the time of the privatization, employees had the right to maintain their rights and benefits in Fundação Sistel de Seguridade Social, or Sistel, a multi-employer defined benefit plan that supplements government-provided retirement benefits (the so called PBS) and a multi-employer post-retirement health-care plan (the so called PAMA). Under the PBS and PAMA plans, the Company made monthly contributions to Sistel equal to a percentage of the salary of each employee who was a Sistel member. Each employee member also made a monthly contribution to Sistel based on age and salary. Members of Sistel qualified for pension benefits when they qualified for the government-provided retirement benefits. Sistel operates independently from the Company, and its assets and liabilities are fully segregated from the Company. Employees hired since January 1999 are not members of Sistel.

Before December 1999, the Sistel plans covered the employees of the former Telebrás System and the Company was contingently liable for all of the unfunded obligations of the plans. In January 2000, the Company and the other companies that formerly belonged to the Telebrás system agreed to divide the existing Sistel plan into 15 separate plans, resulting in the creation of private plans covering those employees already enrolled in the Sistel plan. For the Company was created the PBS Tele Leste Celular Plan. This new private pension plan is still administered by Sistel and has retained the same terms and conditions of the Sistel plan. The division was carried out so as to allocate liability among the companies that formerly belonged to the Telebrás system according to each company’s contributions in respect of its own employees. Joint liability among the Sistel plan sponsors will continue with respect to retired employees who will necessarily remain members of the Sistel plan (PBS-A and PAMA plans).

In 2000, the Company established the Plano de Benefícios Visão Celular, a new private pension plan. Unlike Sistel’s defined benefits plan, the Plano de Benefícios Visão Celular calls for defined contributions by the operating subsidiaries, as sponsors, and the employees, as participants. These contributions are credited to the participants’ individual accounts. Those employees who were members of the Sistel plan had the option to transfer to the new pension plan by October 31, 2000. As of December 31, 2004, approximately 88% of Company’s employees were members of the Plano de Benefícios Visão Celular. The Company and its subsidiary continue to have a contingent liability for the unfunded obligations of the plan with respect to all inactive employees of the former Telebrás and all post-retirement health care benefits for former Telebrás employees and current employees of all the new holding companies.

The contributions to PBS Tele Leste Celular are determined based on actuarial studies conducted by independent actuaries pursuant to the rules in force in Brazil. The cost determination basis of capitalization and contribution paid by the sponsor is 13.5% on payroll of its employees who participate in the plan, of which 12% are allocated to PBS Tele Leste Celular plan cost and 1.5% to PAMA.

The contributions of the Company to Visão Celular are equal to participants’, ranging between 0% and 2% on participation salary, pursuant to the percentage chosen by participant.

During 2004, the subsidiaries made contributions do PBS Tele Leste Celular Plan and to Visão Celular Plan in the amount of R$864 (R$507 in 2003).

As of December 31, 2001, the Company chose to recognize actuarial liabilities pursuant to CVM Resolution 371, of December 13, 2000, directly in shareholders’ equity, net of any corresponding tax effect. On December 31, 2004 and 2003, the Company immediately recognized the aggregate actuarial gains and losses in the income for the year. The projected unit cost method was used for actuarial appraisal of the plans, which

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

relevant assets are positioned on November 30, 2004 and 2003, respectively. For multi-sponsored plans (PAMA and PBS-A), proration of assets plans was made based on the actuarial liability of the company in relation to the aggregate actuarial liability of the plan.

During the year ended on December 31, 2004, the Company immediately recognized the aggregate actuarial gains and losses in the income for the year.

The following table demonstrates the composition of the provision for retirement benefit plans and health care plans to retired employees as of December 31, 2004, in addition to other information required by CVM Resolution 371 on such plans.

Plan	2004	2003
PBS Visão Telebahia / Telergipe	142	8
PAMA Telebahia / Telergipe	133	270

Subtotals—consolidated	275	278

a)	Reconciliation of funded status:

	December 31, 2004
	PBS	Visão(i)	PAMA(ii)	PBS-A(ii)(iii)
Projected benefit obligation	846	1,335	528	2,178
Fair value of plan assets	(704)	(1,620)	(395)	(2,832)

Funded status	142	(285)	133	(654)

	December 31, 2003
	PBS	Visão(i)	PAMA(ii)	PBS-A(ii)(iii)
Projected benefit obligation	821	921	613	2,092
Fair value of plan assets	(813)	(1,349)	(343)	2,499

Funded status	8	(428)	270	(407)

(i)	Even though the Visão Telebahia and Telergipe plans are defined contribution plans, there is an actuarial risk of death and disability of participants, which is beared by the sponsor, requiring an actuarial estimate of those risks.
(ii)	Refers to proportional participation of Telebahia and Telergipe in assets and liabilities of the multi-sponsored plan—PAMA and PBS-A.
(iii)	Although PBS/Visão and PBS-A show a surplus, on December 31, 2004 and 2003, the pension assets were not recognized since the surplus is legally not reimbursable, and the surpluses may not be used to reduce future contributions.

b)	Total net periodic costs recognized in the statements of operations.

	December 31, 2004
	PBS	Visão(i)	PAMA(ii)	PBS-A(ii)(iii)
Service cost	4	124	5	—
Interest cost	90	96	68	227

	94	220	73	227

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

c)	Changes in the accrued (prepaid) costs

	December 31, 2004
	PBS	Visão(i)	PAMA(ii)	PBS-A(ii)(iii)
Accrued costs as of December 31, 2003	8	(428)	270	(407)
Net periodic cost	—	45	34	(46)
Employers’ contributions in 2003	135	190	(170)	(201)
Actuarial (gains) losses during the year	(1)	(92)	(1)	—

Accrued prepaid costs as of December 31, 2004	142	(285)	133	(654)

d)	Changes in benefit obligation

	December 31, 2004
	PBS	Visão	PAMA	PBS-A
Actuarial liabilities on 12.31.03	821	921	613	2,092
Current service cost	4	124	5	—
Interest on actuarial liabilities	90	96	68	227
Benefits paid	(63)	—	(30)	(179)
Actuarial (gains) losses	(6)	194	(128)	38

Actuarial liabilities on 12.31.04	846	1,335	528	2,178

e)	Changes in plan assets

	December 31, 2004
	PBS	Visão	PAMA	PBS-A
Plan assets fair value on 12.31.03	(813)	(1,349)	(343)	(2,499)
Benefits paid	63	—	30	179
Gains (losses) on assets	140	1	—	—
Sponsor’s contributions	(1)	(115)	—	—
Plan earnings	(93)	(157)	(82)	(512)

Plan assets fair value on 12.31.04	(704)	(1,620)	(395)	(2,832)

f)	Actuarial Assumptions

December 31, 2004
	PBS/Visão Telebahia/Telergipe	PAMA	PBS-A
Discount rate for determining projected benefit obligation(*)	11.30% p.a.	11.30% p.a.	11.30% p.a.
Plan assets expected return rate(*)	13.75% p.a.	16.40% p.a.	12.20% p.a.
Salary increase rate(*)	7.10% p.a.	7.10% p.a.	7.10% p.a.
Medical costs increase rate	Not applicable	8.15% p.a.	Not applicable
Benefits increase rate	5.00% p.a.	5.00% p.a.	5.00% p.a.
Mortality rate	UP84+1 and gender- segregated	UP84+1	UP84+1
Disability mortality rate	IAPB-57	—	—
Disability rate	Mercer disability	Mercer disability	Not applicable

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

	December 31, 2003
	PBS/Visão Telebahia/Telergipe	PAMA	PBS-A
Discount rate for determining projected benefit obligation(*)	11.30% p.a.	11.30% p.a.	11.30% p.a.
Plan assets expected return rate(*)	11.83% p.a.	11.30% p.a.	14.45% p.a.
Salary increase rate(*)	7.10% p.a.	7.10% p.a.	7.10% p.a.
Long term inflation rate	5.00% p.a.	5.00% p.a.	5.00% p.a.
Medical costs increase rate	Not applicable	8.15% p.a.	Not applicable
Benefits increase rate	5.00% p.a.	5.00% p.a.	5.00% p.a.
Mortality rate	UP84 with one year severity Segregated by sex	UP84 with one year severity	UP84 with one year severity
Disability mortality rate	IAPB-57	—	—
Disability rate	Mercer disability	Mercer disability	Not applicable
% of married active participants on retirement date	95%	—	—
Number of Plan active participants	—	4	—
Number of Plan assisted + beneficiaries	—	17	7
Number of PBS Plan active participants Telebahia/Telergipe	4	—	—
Number of Visão Plan active participants Telebahia/Telergipe	7	—	—
Number of PBS Plan active participants Telebahia/Telergipe	383	—	—

(*)	Including Inflation rate

26.	Corporate restructuring

On November 29, 2000, the Company completed a corporate restructuring aimed to transfer the tax benefit related to the goodwill paid by the Company’s shareholders in the privatization process. The transaction was affected, through the creation and subsequent merger of temporary entities; however, resulted only in the effective transfer of the tax benefit to the Company.

The transferred tax benefit is reported by the Company as a capital reserve, which is transferred to capital stock with the issuance of common shares to the Company’s controlling shareholders as the related tax benefit is realized. The number of shares to be issued is determined at each issuance date based on the tax benefit realized and the market value of the shares. The Company’s minority shareholders have preemptive rights to subscribe for additional shares at the then current market prices, if such shares are issued to the controlling shareholders.

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

For statutory purposes, and in compliance with income tax legislation, the tax benefit is recorded in two separate components, comprised of the related goodwill transferred and the reserve for the maintenance and integrity of the merged company’s equity, which are recorded net in the balance sheet as a deferred tax benefit. The related goodwill and the reserve is being amortized on a straight-line basis over a five years. This amortization, along with the related tax benefit, is recorded net in the consolidated statements of operations as part of income and social contribution taxes. This accounting results in no impact on net income nor on shareholders’ dividends. The following summarizes the amounts recorded in the balance sheet and the net impact in the consolidated statements of operations as of and for the years indicated:

	Spin off			December 31, 2004	December 31, 2003
	Balances on	Telebahia	Telergipe	Consolidated	Consolidated
Balance Sheet:
Goodwill	376,316	(355,879)	(14,285)	187,531	219,699
Reserve	(251,972)	238,282	9,571	(123,829)	(148,604)

Balance	124,344	(117,597)	(4,714)	63,702	71,095

			Year ended in December 31,
			2002	2003	2004
Statement of operations:
Goodwill amortization			32,169	32,169	32,169
Reversal of reserve			(21,232)	(21,232)	(21,232)
Tax credit			10,937	10,937	10,937

Effect on income			—	—	—

Shares to be issued related to realized tax benefits are made at the discretion of the Board of Directors, subject to approval by shareholders. The Company issued 1,224,474,100 additional common shares related to realized tax benefits in 2004.

27.	Shareholders’ equity

a.	Share capital

Capital subscribed and paid-in at December 31, 2004 was represented by the following shares, without par value:

	Common	Preferred	Total
Shares outstanding December 31, 2004 (in thousands)	167,232,478	313,436,995	480,669,473
Treasury shares (in thousands)	(252)	(51,103)	(51,355)

Shares outstanding December 31, 2004	167,232,226	313,386,092	480,618,118

The capital may be increased only by a decision taken at a shareholders’ meeting or by the Board of Directors in connection with the capitalization of profits or reserves previously allocated to capital increases at a shareholders’ meeting.

Preferred shares are entitled to receive cash dividends 10% higher than those attributed to common shares, or non cumulative minimum annual preferred dividends of 6% of their nominal capital value social capital attributed to those shares, whichever is greater. In the case of the payment of minimum annual preferred

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

dividends of 6% of social capital attributable to preferred shares, after the minimum dividend is paid to preferred shareholders, holders of common shares may receive the same amount of dividends as those paid on preferred shares, as long as there is an available balance. Additional dividends declared by the Company will be ratably divided between common and preferred shareholders.

The preferred shares are non-voting except under limited circumstances and have priority over the common shares in the case of liquidation of the Company.

Under the Brazilian Corporation Law, the number of non-voting shares or shares with limited voting rights, such as the preferred shares, may not exceed two-thirds of the total number of shares.b. Treasury Stock

The purpose of acquiring such shares is the reimbursement for dissenting shareholders in the custody of Brazilian Clearing and Custody Agency (Companhia Brasileira de Liquidação e Custódia), or CBLC, upon merger of Tele Leste Celular Participações S.A., and are represented by 50,903,277 preferred shares and 252,498 common shares. The acquisition average cost was R$0.68 per share. The market value of these shares, considering the closing quotation at stock exchange is R$0.64 and R$0.53, on December 31, 2004.

b.	Capital reserves

Special reserve—Goodwill

This reserve represents the formation of a special reserve for maintenance and integrity of the merged company’s equity related to the tax benefit of goodwill transferred in the corporate restructuring (see Note 26). According to CVM Instruction No. 319, of December 3, 1999, this reserve shall be used in future capital increases on behalf of the controlling shareholders whenever the amortization of the goodwill paid in the acquisition of the Company results in a reduction of income tax and social contribution liabilities.

Fiscal Incentive

Comprised of income tax reduction incentives, which are converted into investment certificates.

c.	Income reserves

Legal reserve

Brazilian corporations are required to appropriate 5% of annual net income to a legal reserve until that reserve equals 20% of paid-in share capital, or that reserve plus capital reserves equals 30% of nominal paid-in share capital; thereafter, appropriations to this reserve are not compulsory. This reserve can be used only to increase share capital or offset accumulated losses.

Special reserve for expansion and modernization

This reserve was recognized to cover expansion and modernization of the installations and services of the subsidiaries. Formation of this reserve was approved on March 9, 2000. Under the terms of Article 189 of Brazilian corporate law, in December 2001, a portion (R$6,708) of this reserve was offset against retained earnings to be distributed as part of dividends and to offset prior year adjustments generated by the recognition of liabilities related to the pension plan. Finally, in 2003 and 2002 a portion of R$6,422 and R$2,508, respectively, of this reserve was offset against the net loss.

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

e.	Dividends

Pursuant to its by-laws, the Company is required to distribute as dividends in respect of each fiscal year ending on December 31, to the extent amounts are available for distribution, an aggregate amount equal to at least 25% of Adjusted Net Income (as defined) on such date. The annual dividend distributed to holders of preferred shares (the “Preferred Dividend”) has priority in the allocation of Adjusted Net Income. Remaining amounts to be distributed are allocated first to the payment of a dividend to holders of common shares in an amount equal to the Preferred Dividend and the remainder is distributed equally among holders of preferred shares and common shares.

For the purposes of the Brazilian Corporation Law, and in accordance with the Company’s by-laws, the “Adjusted Net Income” is an amount equal to the Company’s net profits adjusted to reflect allocations to or from (i) the legal reserve, (ii) the statutory reserve, (iii) a contingency reserve for anticipated losses, if any, and (iv) an unrealized income reserve, if any.

Pursuant to its by-laws, management did not propose any dividends to be approved at the Shareholders’ Meeting for the year ended December 31, 2003 and 2002.

The amount of R$478 and R$489 with respect to dividends payable in 2004 and 2003, respectively, represent the remaining unclaimed balance of approved dividends relating to 2001.

28.	Transactions with related parties

Tele Leste Celular has entered into a Consulting Service Agreement with Telefónica Móviles S.A. on account of telecommunication services, calculated based on a percentage applied to net service revenues adjusted for foreign currency variation.

The Company and its subsidiaries also carry out transactions with other companies controlled by our controlling shareholders, such as network use and long distance (roaming) cellular communication agreements. The counterparties to these agreements are Telerj Celular S.A., Telest Celular S.A., Telecomunicações de São Paulo S.A., Celular CRT S.A., Telesp Celular S.A., Global Telecom S.A., Tele Centro Oeste Celular, Telems Celular, Telecom Celular, Telemat Celular, Teleacre Celular, Telegoiás Celular, NBT. The transactions relating between Telebrás and each relevant Predecessor Company to roaming agreements are based on contracts entered into prior to the Break-up of Telebrás. The terms of these agreements are regulated by Anatel.

The following services are rendered by companies controlled by Portugal Telecom and Telefónica:

Provision of call center services—by Atento Brasil S.A. to the users of the subsidiaries’ telecommunications services, contracted for 12 (twelve) months, renewable for an equal period of time.

Systems maintenance—maintenance of profitability analysis Module system (MARE) by Telefónica Móbile Solution, contracted for a period of twelve (12) months, which may be renewed for the same period.

A summary of balances and transactions with unconsolidated related parties is as follows:

	2004	2003
Current Assets
Accounts receivables	5,068	7,005
Intercompany credits	2,197	—
Current Liabilities
Technical assistance	15,584	23,323
Suppliers and Consignations	6,336	7,034
Intercompany liabilities	2,603	2,845

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

	Year ended in December 31,
Statements of operations	2004	2003	2002
Revenue from telecommunication services
Telesp	21,119	16,256	34
Tele Sudeste and Subsidiaries	—	1,033	8,180
TCP and Subsidiaries	—	1,538	316
CRT	—	67	763

Total	21,119	18,894	9,293

Recovery of expenses with JV apportionment
TCP and Subsidiaries	6,325	4,519	—
Tele Sudeste and Subsidiaries	1,811	1,761	—
CRT	926	896	—

Total	9,062	7,176	—

Expenses
Sales expenses
Atento	—	11,793	8,945

Total	—	11,793	8,945

Cost of sales and services
Tele Sudeste and Subsidiaries	—	931	4,142
CRT	—	83	364
TCP and Subsidiaries	—	1,140	388
Telesp	(50)	60	12

Total	(50)	2,214	4,906

Expenses with JV apportionment
TCP and Subsidiaries	11,731	7,468	—
Tele Sudeste and Subsidiaries	3,800	4,987	—
CRT	411	433	—

	15,942	12,888	—

General and administrative Expenses
DGLA (Latin America)	—		145
Telefónica Móviles S/A	4,827	3,754	3,393
Tele Sudeste	—	—	4,867
Telesp	431	205	1,860

Total	5,258	3,959	10,265

29.	Management compensation

In 2004, the management compensation amounted to R$643 in the consolidated statement (R$354 and R$576 in 2003 and 2002, respectively), and were recognized as expenses.

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

30.	Insurance

The Company maintains a monitoring policy of risks inherent to its operations. Consequently, on December 31, 2004, the Company had insurance contracts in force to cover operating risks, general liability and health, etc. The Company’s Management is of the opinion that these values are sufficient to cover any losses. The main assets, liabilities or interest covered by insurance and respective amounts are as follows:

Classification	Coverage
Operating risks	R$	796,320
General civil liabilities	R$	5,822
Vehicle fleet	R$	400

31.	Financial instruments and risk management

a.	Risks considerations

Telebahia and Telergipe operators provide mobile telephone services in the Sates of Bahia and Sergipe, pursuant to the authorization granted by the Federal Government. Both operators are also engaged in the purchase and sale of handsets through their own sales networks and distribution channels, thus fostering their essential activities.

The major market risks to which Telebahia and Telergipe are exposed in exercising their activities include:

•	Credit Risk: resulting from any difficulty in collecting telecommunications services provided to customers and revenues from sale of handsets to distribution networks, as well as the risk relating to swap transactions.

•	Interest Rate Risk: resulting from debt and premiums on derivative instruments contracted at floating rates and involving the risk of financial expenses as a result of an unfavorable upward trend in interest rates (mainly LIBOR and CDI).

•	Exchange Rate Risk: related to debt and premiums on derivative instruments contracted in foreign currency and associated to potential losses to the Company resulting from adverse exchange rate fluctuations.

Since their incorporation, Telebahia and Telergipe have been actively managing and mitigating risks inherent to their operations by means of comprehensive operating initiatives, procedures and policies.

Credit Risk

Credit risk from providing telecommunications services is minimized by strictly monitoring the customer portfolio and actively addressing delinquent receivables by means of clear policies relating to the concession of postpaid services. Tele Leste customers use 77.8% (74.3% in 2003) prepaid services that require pre-loading, thus not representing a credit risk.

Credit risk from the sale of handsets is managed by following a conservative credit granting which encompasses the use of advanced risk management methods that include applying credit scoring techniques, analyzing potential customer’s balance sheet, and making inquires of credit protection agencies’ database. In addition, an automatic control system has been implemented with the distribution of ERP’s software for consistent transactions.

The Company is also exposed to credit risk arising out of its financial investments and receivables from swap transactions. The Company makes efforts to diversify such exposure among first class financial institutions.

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

Interest Rate Risk

The Company is exposed to interest rate increase risk, due to exchange derivative transactions and borrowings contracted in Brazilian reais associated with the cost of CDI rates. On December 31, 2004, the adjusted balance of these transactions was R$362,173 (R$251,625 on December 31, 2003).

The Company entered into swap transactions in Brazilian reais to convert the floating interest rate risk related to CDI into fixed interest rates in the aggregate amount of R$91 million.

Moreover, the Company invests the exceeding availability (financial investment) of R$81,340 (R$52,124 on December 31, 2003), mainly in short term instruments, based on CDI variation, in order to reduce this risk. The book value of these instruments are approximately equal to market value taking into account the sort term redemption.

Foreign currency-denominated loans are also exposed to interest rate risk (LIBOR) associated with foreign loans. As of December 31, 2004, the principal amount of these transactions was R$139,303 (R$187,741 on December 31, 2003).

Exchange Rate Risk

Telebahia and Telergipe entered into derivative instruments in order to hedge their foreign currency loans from exchange rate variation. The related instruments used are “swaps”.

As of December 31, 2004 and 2003, the Company’s net exposure to exchange rate risk, at book value, is as follows:

	2004 (Thousands of US$)	2003 (Thousands of US$)
Loans and financing	(118,327)	(76,920)
Other liabilities in foreign currency	(5,871)	(8,072)
Derivative contracts	125,704	85,184

Overage (net exposure)	1,506	192

During 2004, the Company and its subsidiaries entered into derivative instruments to hedge other foreign currency commitments against exchange variations.

b.	Derivative instruments

The table below shows book value and estimated market value of loans and financing and foreign currency liabilities, as well as derivative contracts as of December 31, 2004 and 2003:

	2004
	Book value	Market value	Gain (Loss) Unrealized
Loans and financing	(314,088)	(316,590)	(2,502)
Other liabilities	(15,584)	(15,584)	—
Derivative contracts	(29,691)	(17,710)	11,981

Total	(359,363)	(349,884)	9,479

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

	2003
	Book value	Market value	Gain (Loss) Unrealized
Loans and financing	(222,237)	(215,244)	6,993
Other liabilities	(23,323)	(23,323)	—
Derivative contracts	(5,510)	15,107	20,617

Total	(251,070)	(223,460)	27,610

The market value of loans and financing, as well as “derivative contracts” were calculated, based on discounted cash flows, using available interest rate and foreign currency projections.

The market values are calculated at a specific moment in time, based on available information and using internal valuation methodologies; therefore, the indicated market values do not necessarily represent the values at which the transactions may be able to be settled in a current market transaction. The use of different assumptions or methodologies could have a significant effect on the estimated market values.

Where no comparison of book versus fair value is presented for a financial asset or liability line item in the schedule above, no significant difference in value is believed to exist.

c.	Fair value of other financial instruments

The market values of loans and financing, swaps and forward contracts were determined based on the discounted cash flows, utilizing projected available interest rate and foreign currency information.

Estimated market values of the Company’s financial assets and liabilities have been determined using available market information and appropriate valuation methodologies. Accordingly, the estimates presented above are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated market values.

32.	Telefónica Móviles Stock Plan

In May 2001, Telefónica Móviles, S.A. (“Telefónica Móviles”) launched a stock option plan based on Telefónica Móviles’ stock (the “Plan”) that covered the employees of the Company. Pursuant to the Plan, between May 20 and July 20, 2002, Telefónica Móviles granted a total of 231,016 stock options to the Company’s employees, vesting over a four-year period. The options were granted in Series A, B and C, with exercise prices of 11.00 Euros, 16.50 Euros and 7.23 Euros, respectively. The total options granted to each employee consisted of 25% Series A options, 25% Series B options, and 50% Series C options. The market price of Telefónica Móviles’ stock as traded at the Madrid Stock Exchange was 8.28 Euros on December 31, 2003. The Plan also gives the Company’s employees the option to receive in cash, the appreciation in the market price of Telefónica Móviles’ stock over the respective exercise price.

In accordance with the conditions of the Options Program for the shares of Telefónica Móviles S.A. (MOS Program), the Company’s employees failed to qualify due to said program’s basic premise, which is the holding by Telefónica Móviles S.A. of controlling interest in the company in which the employees are enrolled. Accordingly, on December 31, 2003 the existing options were settled in advance.

The settlement value was calculated for 50% of the “C” series options considering the closing quotation on January 2, 2004 of Telefônica Móviles S.A. shares, translated at the average exchange rate on the payment date.

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

Under BR CL, the Company is not obliged to account for the effects of the plan offered to the employees by the major stockholder and, therefore, no effects were recorded in the financial statements of the Company.

33.	Subsequent event

Reverse split of shares

On March 28, 2005, the Company approved a reverse split of 480,669,472,683 registered book-entry shares of capital stock of the Company, with no par value, of which 167,232,478,151 are common shares and 313,436,994,532 are preferred shares with such reverse split to occur at the ratio of five thousand (5,000) shares to one (1) share of the respective class, after which there will be 9,612,363 registered book-entry shares, with no par value, of which 3,344,645 will be common shares and 6,267,718 will be preferred shares.

34.	Summary of the differences between Brazilian and US GAAP

The Company’s accounting policies that comply with BR CL and that differ significantly from accounting principles generally accepted in the United States of America (“U.S. GAAP”) are described below:

As discussed in Note 2.c., the Company changed the basis of presentation of its financial statements from the Constant Currency Method to BR CL in 2003. Under the Constant Currency Method, the effects of monetary restatement were recorded until December 31, 2000. For previously issued financial statements prepared under the Constant Currency Method, the effects of monetary restatement were not eliminated for purposes of reconciliation to U.S. GAAP because the application of inflation restatement represented a comprehensive measure of accounting for the effects of Brazilian price-level changes.

Under BR CL, however, the effects of monetary restatement are recorded only until December 31, 1995. Since Brazil was still considered a highly inflationary economy until 1997, the U.S. GAAP reconciliation presented herein includes an adjustment to record monetary restatement for periods up to and including December 31, 1997 (see Note 33.f). The applicable U.S. GAAP adjustments related to additional monetary restatement for 1996 and 1997 have are reflected for all periods presented herein.

The following is a reconciliation of net income under U.S. GAAP as for the year ended December 31, 2002, as previously reported under the Constant Currency Method and that reported herin under BR CL.

Net income 2002
U.S. GAAP as originally reported	(71,246)
Effect of change in monetary restatement on U.S. GAAP: Adjustments	20,414
Deferred tax on above adjustments	(5,180)

U.S. GAAP as restated	(56,012)

a.	Different criteria for capitalizing and amortizing capitalized interest

Until December 31, 1993 capitalized interest was not added to the individual assets in property, plant and equipment; instead it was capitalized separately and amortized over a time period different from the useful lives of the related assets. Under U.S. GAAP, capitalized interest is added to the individual assets and is amortized over their useful lives.

Also, until December 31, 1998, under BR CL as applied to companies in the telecommunications industry, interest attributable to construction-in-progress was computed at the rate of 12% per annum of the balance of

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

construction-in-progress and that part which relates to interest on third-party loans was credited to interest expense based on actual interest costs, with the balance relating to the Companies’ own capital being credited to capital reserves. For the three-year period ended December 31, 2004, the Company did not capitalize interest attributable to construction-in-progress at the rate of 12%; rather the actual effective interest related to construction-in-progress was used to determine capitalized interest.

Under U.S. GAAP, in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 34, “Capitalization of Interest Costs”, interest incurred on borrowings is capitalized to the extent that borrowings do not exceed construction-in-progress. The credit is a reduction of interest expense. Under U.S. GAAP, the amount of interest capitalized excludes monetary gains associated with local currency borrowings and any foreign exchange gains and losses on foreign currency borrowings. The effects of these different criteria for capitalizing and amortizing capitalized interest are presented below:

	2004	2003	2002
Capitalized interest difference
U.S. GAAP capitalized interest:
Interest capitalized during the period	1,742	1,615	5,392
Capitalized interest on disposals	(453)	(471)	(253)

	1,289	1,144	5,139
Less BR CL capitalized interest:
Interest capitalized during the period	(1,061)	(1,121)	(4,211)
Capitalized interest on disposals	459	485	272

	602	636	3,939

U.S. GAAP difference	687	508	1,200

Amortization of capitalized interest difference
Amortization under BR CL	3,712	7,049	5,071
Capitalized interest on disposals	(428)	(280)	(251)

	3,284	6,769	4,820
Less amortization under U.S. GAAP	(3,692)	(6,885)	(4,779)
Capitalized interest on disposals	423	272	234

	(3,269)	(6,613)	(4,545)

U.S. GAAP difference	15	156	275

b.	Proposed dividends

Under BR CL proposed dividends are accrued for in the financial statements in anticipation of their approval at the shareholders’ meeting. Under U.S. GAAP, dividends are not accrued until they are formally declared.

The interest on shareholders’ equity is a legal liability from the date it is declared, therefore, these amounts must be included as dividends in the year they are proposed for U.S. GAAP purposes.

c.	Pension and other post retirement benefits

The Subsidiaries participate in two multiemployer benefit plans (PBS-A and PAMA) that are operated and administrated by Sistel and provide for the costs of pension and other postretirement benefits based on a fixed

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

percentage of remuneration, as recommended annually by independent actuaries. For purposes of U.S. GAAP, multiemployer plans are accounted for similar to defined contribution plans and consequently, the Company is required to disclose its annual contributions and funded status of those plans. The Subsidiaries also sponsor a single-employer defined pension benefit plan (PBS-Tele Leste). The provisions of SFAS No. 87, “Employees Accounting for Pensions,” for the purposes of calculating the funded status, were applied with effect from January 1, 1992, because it was not feasible to apply them from the effective date specified in the standard (See Note 35).

On December 13, 2000, CVM issued Instruction No. 371, which provisions are very similar to SFAS No. 87 and SFAS No. 106, except for the following differences:

•	A company that participates in a multiemployer defined benefit pension or postretirement benefit plan is required to recognize any assets or liabilities in respect to its participation in such plans, while U.S. GAAP requires only the disclosure of funded status of those plans.

•	The unrecognized net obligation existing at the date of initial application of this standard shall be amortized over five years or remaining service period or remaining life expectancy, whichever is lower. Alternatively, companies were granted the option to amortize such initial transition obligation as of December 31, 2001, directly to shareholders’ equity. Such option has been adopted by the Company. Under SFAS No. 87, the unrecognized net obligation existing at the date of its initial application is being amortized over the remaining service period.

•	Under BR CL actuarial gains and losses are recorded in income when incurred up to the amount of pension liability recorded. Under U.S. GAAP, certain actuarial gains and losses are deferred and amortized over the remaining service period of the active employees expected to receive benefits under the plan.

The effects of these different criteria for recognition of pension and other postretirement benefits on accrued pension (postretirement) benefit as of December 31, 2004 and 2003, are presented below:

	2004			2003
Description	U.S. GAAP	BR CL	Accumulated Difference	U.S. GAAP	BR CL	Accumulated Difference
Active employees defined pension—PBS Tele Leste	462	142	320	547	—	547
Multiemployer health care plan—PAMA	—	133	(133)	—	270	(270)

Accrued pension (postretirement) benefit	462	275	187	547	270	277

d.	Financial expense, net

BR CL requires interest to be shown as part of operating income. Under U.S. GAAP interest income (expense) would be shown after operating income.

e.	Permanent assets

BR CL has a class of assets called permanent assets. This is the collective name for all assets on which indexation adjustments were calculated until December 31, 1995 in the corporate and fiscal law accounts of Brazilian companies. Under U.S. GAAP the assets in this classification would be noncurrent assets.

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

f.	Monetary Restatement of 1996 and 1997

The amortization of the asset appreciation, which originated from the inflation accounting during 1996 and 1997, when Brazil was still considered as high inflationary economy for U.S. GAAP purposes, has been recognized as an adjustment to income in the reconciliation to U.S. GAAP. The loss related to monetary restatement on disposals of such assets is classified for U.S. GAAP purposes as a component operating income.

g.	Items posted directly to shareholders’ equity

Under BR CL various items are posted directly to shareholders’ equity, which under U.S. GAAP would be posted to the consolidated statements of operations. The posting of such items to shareholders’ equity gives rise to adjustments in the consolidated statements of changes in shareholders’ equity. Since the original postings to the equity accounts would, under U.S. GAAP, be made directly to the consolidated statements of operations, the adjustment is included in the reconciliation of the income differences between U.S. GAAP and BR CL. Deferred income tax effects of indexation adjustments and fiscal incentives are adjusted in Company’s financial statements for U.S. GAAP purposes.

h.	Taxes on income

The Company fully accrues for deferred income taxes on temporary differences between tax and accounting records. The existing policies for providing for deferred taxes are substantially in accordance with SFAS No.109, “Accounting for Income Taxes”, except with respect to social contribution rate adopted, as explained below:

•	Under BR CL, at December 31,1999 the Company recognized a change in the combined tax rate from 33% to 34% based on a provisional measure for an increase in the social contribution rate from 8% to 9% effective January 1, 2000. Provisional measures are temporary and must be re-approved every 30 days or they lapse. Under SFAS 109, the provisional measures discussed are not considered to be enacted law. Therefore, for 2001 the combined deferred tax effect calculated on temporary differences would be 33%, not 34%. For 2004 and 2003, no difference related to the social contribution tax rate was considered as the provisional measure was approved in Law 10,637, as of December 30, 2002.

•	Under BR CL, the deferred taxes are presented gross. Under U.S. GAAP, the deferred taxes are presented net.

i.	Earnings per share

Under BR CL, net income (loss) per share is calculated based on the number of shares outstanding at the balance sheet date. In these consolidated financial statements, information is disclosed per lot of one thousand shares, because this is the minimum number of shares that can be traded on the Brazilian stock exchanges. Each American Depositary Share (“ADS”) is equivalent to fifty thousand of preferred shares.

In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, “Earnings per Share”. This statement became effective December 15, 1997, and provides computation, presentation and disclosure requirements for earnings per share.

Since the preferred and common stockholders have different dividend, voting and liquidation rights, basic and diluted earnings per share have been calculated using the “two-class” method. The “two-class” method is an earnings allocation formula that determines earnings per share for preferred and common stock according to the dividends to be paid as required by the Company’s by-laws and participation rights in undistributed earnings.

Basic earnings per common share is computed by reducing net income by distributed and undistributed net income available to preferred shareholders and dividing net income available to common shareholders by the

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

number of common shares outstanding. Net income available to preferred shareholders is the sum of the preferred stock dividends (a minimum of 6% of preferred capital or 10% higher than those attributed to common shares, whichever is higher, as defined in the Company’s by-laws) and the preferred shareholders’ portion of undistributed net income. Undistributed net income is computed by deducting total dividends (the sum of preferred and common stock dividends) from net income. Undistributed net income is allocated to preferred shares 10% higher than that attributed to common shares on a pro rata basis. Total dividends are calculated as described in Note 26, as adjusted for the reversal of proposed dividends as discussed in b. above. On December 31, 2004, 2003 and 2002, the Company was obligated to issue shares to the controlling shareholder for the amount of the tax benefit realized on the amortization of the intangible transferred in the merger. The number of shares issuable are considered dilutive as defined in SFAS No. 128 and have been included in the weighted average common shares—diluted presented below. The number of shares issuable was computed considering the balance of the special premiums reserve (R$ 126,909 in 2004, R$ 124,344 in 2003 and 2002 by corporate law) by the average price of common shares traded on the São Paulo Stock Exchange (“Bovespa”) during the last 20 trading days of each year. Since the Company had net losses for the years ended December 31, 2004 and 2003, the Company did not pay any dividends for these years. Additionally, the contingently issued shares described above were not considered in the calculation of loss per share for the years ended December 31, 2004 and 2003 because the effect of the contingently issuable shares would have been anti-dilutive.

The computation of basic and diluted earnings per share is as follows:

	At December 31, 2004		At December 31, 2003		At December 31, 2002
	Common	Preferred	Common	Preferred	Common	Preferred
	(in thousands, except per share data and percentages)
Basic numerator
Actual dividends declared	—	—	—	—	—	—
Basic allocated undistributed dividends	(16,932)	(31,750)	(2,243)	(4,233)	(19,394)	(36,618)
Allocated net income available for common and preferred shareholders	(16,932)	(31,750)	(2,243)	(4,233)	(19,394)	(36,618)
Basic denominator
Weighted average shares outstanding	167,130,190	313,386,092	166,007,792	313,386,092	166,008,044	313,436,995
Basic earnings per share	(0.10)	(0.10)	(0.01)	(0.01)	(0.12)	(0.12)

Diluted numerator
Actual dividends declared	—	—	—	—	—	—
Diluted allocated undistributed earnings	(27,360)	(21,322)	(3,302)	(3,174)	(29,911)	(26,101)
Allocated net income available for common and preferred shareholders	(27,360)	(21,322)	(3,302)	(3,174)	(29,911)	(26,101)
Diluted denominator
Weight average shares outstanding	167,130,190	313,386,092	166,007,792	313,386,092	166,008,044	313,436,995
Dilutive effects of premium reserve	235,016,667	—	159,973,428	—	193,169,225	—
Diluted weight average shares	402,146,857	—	325,981,220	—	359,177,269	—
Diluted earnings per share	(0.10)	(0.10)	(0.01)	(0.01)	(0.12)	(0.12)

The Company’s preferred shares are non-voting, except under certain limited circumstances, and are entitled to a preferential, noncumulative dividend and to priority over the common shares in the event of liquidation of the Company.

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

j.	Revenue Recognition

Under BR CL, revenues and costs from sales of handsets, including applicable value-added and other sales taxes, are recognized at the moment of sale to the customer. Under U.S. GAAP, in accordance with Staff Accounting Bulletin No. 104 (SAB 104), revenues from sales of handsets along with the related costs, including applicable value-added and other sales taxes, are deferred and amortized based on the expected useful life of the handset, estimated by management to be 18 months. Any excess of the cost over the amount of deferred revenue related to handset sales is recognized on the date of sale (see below discussion under “Negative margins on sale of prepaid handsets”). As substantially all of the Company’s handsets are sold below cost, this difference in accounting policy had no impact on net or shareholders’ equity. The amount of unamortized deferred revenue and the related amounts of unamortized deferred costs was R$32,427, R$49,216 and R$48,148 at December 31, 2004, 2003 and 2002, respectively. The impact of this difference under U.S. GAAP was to decrease both net revenues and cost of services and goods by R$16,789 in 2004, increase by R$798 in 2003 and decrease by R$16,211 in 2002.

(i)	Value-added and other sales taxes

Under BR CL, these taxes are recorded in revenue net of the related tax expense. Under U.S. GAAP, these taxes are recorded gross as revenue and related cost of services and goods. Accordingly, this difference in accounting has no impact in net income (loss) or in shareholders’ equity. The impact of this difference under U.S. GAAP was to increase both revenues and costs of services and goods by R$138,560, R$119,436 and R$112,259 for 2004, 2003 and 2002, respectively, for U.S. GAAP as compared to amounts reported under BR CL.

(ii)	Roaming

The company has roaming agreements with other cellular service providers. When a call is made from within one coverage area by a subscriber of another cellular service provider, that service provider pays the Subsidiaries for the service at the applicable rates. Conversely, when one of the Subsidiaries customers roams outside the coverage area, the Subsidiaries pay the charges associated with that call to the cellular service provider in whose region the call was originated and charges the same amount to is subscriber. Under BR CL, revenues for roaming charges are recorded net of the related costs when the services are provided. Under U.S. GAAP, revenues and costs for roaming charges should be recorded gross. Accordingly this difference in accounting policy has no impact on net shareholders’ equity. The impact of this difference under U.S. GAAP was to increase both revenues and cost of goods and services by R$14,033 for 2004.

(iii)	Free minutes given in connection with sales of handsets

Under U.S. GAAP, pursuant to Emerging Issues Task Force (“EITF”) No. 00-21, “Revenue Arrangements with Multiple Deliverables,” the Company began to separately account for free minutes given in connection with the sales of handsets. The adoption of EITF No. 00-21 is effective prospectively for transactions entered into as from January 1, 2004. Consequently, a portion of the revenue generated from the sale of handsets is allocated to the free minutes given and deferred based on the fair value of the minutes. The revenues associated with the free minutes are then recognized based on subscriber airtime usage.

k.	Fistel fee

Beginning in 1999, under BR CL, the Fistel (Telecommunication Inspection Fund) fee, assessed on each activation of a new cellular line, is deferred and amortized over the customers’ estimated subscription period. For U.S. GAAP purposes, this tax would be charged directly to the consolidated statements of income. Therefore, the deferred Fistel taxes on activation fees at December 31, 2004, 2003 and 2002 is being adjusted in the reconciliation of the income differences between U.S. GAAP and BR CL.

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

l.	Computer software developed for internal use

Under BR CL, the costs incurred during the computer software preliminary project stage are capitalized and amortized on a straight-line basis over a period of five to ten years. Under U.S. GAAP, the costs incurred with computer software preliminary project stage must meet specific characteristics to be capitalized. The effect of these different criteria for capitalizing computer software is adjusted in the reconciliation of the income differences between U.S. GAAP and BR CL.

m.	Derivative instruments

As mentioned in Note 23, the Subsidiaries have entered into foreign currency derivative contracts for long-term agreements at various exchange rates, in the amount of US$125,704 thousands (US$85,184 thousands at December 31, 2003). Under BR CL, foreign currency derivative contracts are recorded at the notional amount multiplied by the terms of the contract as if they had been settled at the balance sheet date.

In 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” which was subsequently amended by SFAS Nos. 137, 138 and 149. SFAS No. 133 must be applied to all derivative contracts and certain derivative contracts embedded in hybrid instruments and requires that such instruments be recorded in the balance sheet either as an asset or liability measured at its fair value. Changes in the derivative’s fair value are recognized currently in earnings unless specific hedge accounting criteria are met. The adoption of SFAS No. 133 on January 1, 2000, did not have a material effect on the Company’s financial statements.

If the derivative is designated as a hedge, depending on the nature of the hedge, changes in the fair value of derivatives that are considered to be effective, as defined, will either offset the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or will be recorded in other comprehensive income until the hedged item is recorded in earnings. Any portion of a change in a derivative’s fair value that is considered to be ineffective, as defined, must be immediately recorded in earnings. Any portion of a change in a derivative’s fair value that the Company has elected to exclude from its measurement of effectiveness, such as the change in time value of option contracts, will also be recorded in earnings.

Prior to 2004, none of the Company’s derivative contracts were designated as accounting hedges under the definitions of SFAS No. 133. As such, all changes in the fair value of derivatives are considered ineffective Such ineffectiveness for U.S. GAAP purposes was recorded in the statement of operations as part of financial expense, net for the years ended December 31, 2003 and 2002.

Beginning in May 2004, the Company began designating a portion of new derivative contracts as fair value hedges of its U.S dollar denominated debt. At December 31, 2004, the Company had R$171.7 million (US$64.7 million), of notional value cross currency swap contracts with a fair value of R$173.1 million designated as fair value hedges of a portion of the Company’s foreign currency denominated debt. The Company is hedging the related foreign currency (US dollar) and interest rate risk associated with such indebtedness. These derivatives qualified for hedge accounting under the short cut method as the terms of the swap contracts are equal to the terms of the underlying debt. Therefore, no ineffectiveness would be recorded in the statement of operations for U.S. GAAP. The hedged debt is also adjusted to fair value under the fair value hedge rules of SFAS 133. At December 31, 2004, the value of the Company’s debt subject to these accounting hedges is higher by R$0.5 million, representing the related mark-to-market adjustment, which was recorded in the statement of operations as part of financial expense, net for the year ended December 31, 2004. The U.S. GAAP adjustment reflects the difference between the recorded value of these hedges and the related debt under BR CL and their fair values under U.S. GAAP.

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

The Company’s remaining derivative contracts at December 31, 2004 have not been qualified as accounting hedges. Such derivatives would also be recorded at fair value in the consolidated balance sheets at December 31, 2004. The U.S. GAAP adjustment also includes R$14.7 million of ineffectiveness related to the difference between the recorded value of these derivative contracts under BR CL and their fair values under U.S. GAAP.

n.	Purchase Accounting

As described in Note 26, on November 29, 2000, the Holding Company acquired the minority interests in its Subsidiaries in a transaction involving the exchange of shares. Under BR CL, this transaction was recorded at the book value of the minority interests acquired. Under US GAAP, the acquisition of minority interests was recorded using the purchase method of accounting pursuant to APB 16, “Business Combinations,” and the related interpretations. Under U.S. GAAP, the purchase price was determined based on the market price of the Holding Company’s shares for a reasonable period before and after the date the terms of the acquisition were agreed to and announced publicly. The excess purchase price over the book value of the minority interests acquired was recorded based on management’s estimate of the fair values of the underlying assets and liabilities as follows:

Fixed assets	7,215
Subscriber base intangible asset	2,382
Concession	33,657
Deferred income tax effects	(14,274)

Excess purchase price under U.S. GAAP	28,980

The subscriber base intangible asset was completely amortized in November, 2004 over the estimated contractual relationship with subscribers, representing a period of 48 months.

The concession in being amortized based on the remaining concession period of the operating companies (until June 2008 for Telebahia Celular S.A. and December 2008 for Telergipe Celular S.A.).

o.	Stock compensation—Telefónica Móviles Stock Plan

In May, 2001, Telefónica Móviles, S.A. (“Telefónica Móviles”) launched a stock option plan based on Telefónica Móviles’ stock (the “Plan”) that covered the employees of the Company. Pursuant to the Plan, between May 20 and July 20, 2002, Telefónica Móviles granted a total of 231,016 stock options to the Company’s employees, vesting over a four-year period. The options were granted in Series A, B and C, with exercise prices of 11.00 Euros, 16.50 Euros and 7.23 Euros, respectively. The total options granted to each employee consisted of 25% Series A options, 25% Series B options, and 50% Series C options. The market price of Telefónica Móviles’ stock as traded at the Madrid Stock Exchange was 8.28 Euros on December 31, 2003. The Plan also gives the Company’s employees the option to receive in cash, the appreciation in the market price of Telefónica Móviles’ stock over the respective exercise price.

In accordance with the conditions of the Options Program for the shares of Telefónica Móviles S.A. (MOS Program), the Company’s employees failed to qualify due to said program’s basic premise, which is the holding by Telefónica Móviles S.A. of controlling interest in the company in which the employees are enrolled. Accordingly, on December 31, 2004 the existing options were settled in advance.

The adjusted settlement value was calculated for 50% of the “C” series options considering the closing quotation on January 2, 2004 of Telefônica Moviles S.A. shares, converted after average exchange at the date of payment.

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

Under BR CL, the Company is not obliged to account for the effects of the plan offered to the employees by the major stockholder and, therefore, no effects were recorded in the financial statements of the Company.

Although the Telefonica Móviles, rather than the Company offered the shares to employees, under U.S. GAAP, the deemed compensation amount is “pushed down” to the Company in accordance with the number of shares purchased by each employee of Tele Leste Celular and its subsidiaries.

Reconciliation of the income differences between US GAAP and BR CL

	2004	2003	2002
Consolidated net loss under BR CL	(34,241)	(42,662)	(5,107)
Add (deduct):
Different accounting criteria for:
Amortization of monetary restatement of 1996 and 1997	(3,595)	(6,373)	(6,036)
Loss on disposal of assets monetarily restated in 1996 and 1997	(41)	(43)	(3)
Capitalized interest	687	508	1,200
Amortization of capitalized interest	15	156	275
Depreciation of donations	275	59	—
Purchase accounting:
Depreciation of fixed assets adjustment	(1,585)	(1,585)	(1,585)
Amortization of concession	(4,440)	(4,440)	(4,440)
Amortization of intangible assets	(532)	(600)	(600)
Pension and other postretirement benefits	90	(211)	(322)
Deferred Fistel tax on activation fees	(777)	(790)	1,558
Computer software developed for internal use	615	711	(154)
Derivative instruments	(7,386)	67,360	(70,133)
Stock compensation—MOS Program	—	(407)	—
Free minutes given in connection with sales of handsets	(4,510)	—	—
Deferred income tax effects of above adjustments	6,743	(18,159)	26,707
Difference in social contribution tax rate	—	—	2,628

US GAAP net income (loss)	(48,682)	(6,476)	(56,012)

Net income (loss) per thousand shares in accordance with U.S. GAAP (in thousands)

	2004	2003	2002
Loss per share—Common shares (basic and diluted)	(0.10)	(0.01)	(0.12)

Weighted average (thousand) common shares—basic	167,130,190	166,007,792	166,008,044

Weighted average (thousand) common shares—diluted	402,146,857	325,981,220	359,177,299

	2004	2003	2002
Earnings (Loss) per share—Preferred shares (basic and diluted)	(0.10)	(0.01)	(0.12)

Weighted average (thousand) preferred shares basic and diluted	313,386,092	313,386,092	313,436,995

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

Reconciliation of the shareholders’ equity differences between U.S. GAAP and BR CL

	2004	2003
Total shareholders’ equity under BR CL	374,524	401,250
Add (deduct):
Different accounting criteria for:
Monetary restatement of 1996 and 1997	47,312	47,353
Amortization of monetary restatement of 1996 and 1997	(43,985)	(40,390)
Capitalized interest	249	(438)
Depreciation of capitalized interest	1,771	1,756
Donations for investments	(5,323)	(1,352)
Amortization of donations	334	59
Purchase accounting:
Fixed assets adjustment	7,215	7,215
Depreciation of fixed assets adjustment	(6,457)	(4,872)
Intangible assets	36,039	36,039
Amortization on intangible assets	(20,512)	(15,540)
Pension and other postretirement benefits	(187)	(277)
Deferred Fistel tax on activation fees	(5,576)	(4,799)
Computer software developed for internal use	—	(615)
Free minutes given in connection with sales of handsets	(4,510)	—
Derivatives instruments	13,231	20,617
Deferred tax effects of above adjustments	(8,474)	(15,217)

Total shareholders’ equity under U.S. GAAP	385,651	430,789

Changes in shareholders’ equity in accordance with U.S. GAAP

	2004	2003	2002
Shareholders’ equity under U.S. GAAP as of ending of the year	430,789	437,031	502,839
Unclaimed dividends	—	—	2,183
Dividends approved during the year	—	—	(11,979)
Net income (loss) for the year	(48,682)	(6,476)	(56,012)
Purchase of treasury shares	—	(35)	—
Stock compensation—MOS program	—	269	—
Adjustment of tax regarding to goodwill reserve	3,544	—	—

	385,651	430,789	437,031

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

U.S. GAAP supplementary information

Reconciliation of operating income (loss) under BR CL

    To operating income (loss) under US GAAP-

	2004	2003	2002
BR CL operating income (loss)	(25,680)	(42,755)	(3,830)
Reversal of financial expense, net	24,664	30,286	32,811
U.S. GAAP adjustments-
Amortization of monetary restatement of 1996 and 1997	(3,595)	(6,373)	(6,036)
Loss on disposal of assets monetarily restated in 1996 and 1997	(41)	(43)	(3)
Amortization of capitalized interest	15	156	275
Purchase accounting-
Depreciation of fixed assets adjustment	(1,585)	(1,585)	(1,585)
Amortization of subscriber base intangible asset	(532)	(600)	(600)
Amortization of concession	(4,440)	(4,440)	(4,440)
Deferred Fistel tax on activation fee	(777)	(790)	1,558
Computer software developed for internal use	615	711	(154)
Free minutes given in connection with sales of handsets	(4,510)	—	—
Stock option compensation—MOS Plan	—	(407)	—
Pension and other postretirement benefits	90	(211)	(322)
Depreciation of donations	275	59	—

U.S. GAAP operating income(loss	(15,501)	(25,992)	17,674

Reconciliation of net revenues and costs under BR CL To net revenues and costs under US GAAP-

	2004	2003	2002
BR CL net revenues	487,020	441,267	431,395
Reclassification to cost of services and goods sold
Taxes on sales	138,560	119,436	112,259
Increase in roaming revenue	14,033	—	—
U.S. GAAP adjustments-
Deferred revenues on handset sales, net of amortization	(16,789)	(798)	(16,211)
Free minutes given in connection with sales of handsets	(4,510)	—	—

U.S. GAAP net revenues	618,314	559,905	527,443

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

	2004	2003	2002
BR CL cost of services and goods	(282,167)	(256,259)	(241,362)
Reclassification from net revenues
Taxes on sales	(138,560)	(119,436)	(112,259)
Increase in roaming cost	(14,033)	—	—
Reclassification from selling expense
Rewards program expense	(485)	—	(1,878)
U.S. GAAP adjustments-
Amortization of monetary restatement of 1996 and 1997	(3,595)	(6,373)	(6,036)
Loss on disposal of assets monetarily restated in 1996 and 1997	(41)	(43)	(3)
Amortization of capitalized interest	15	156	275
Purchase accounting-
Depreciation of fixed assets adjustment	(1,585)	(1,585)	(1,585)
Amortization of subscriber base intangible asset	(532)	(600)	(600)
Amortization of concession	(4,440)	(4,440)	(4,440)
Deferred Fistel tax on activation fee	(777)	(790)	1,558
Stock option compensation—MOS Plan	—	(407)	—
Pension and other postretirement benefits	90	(211)	(322)
Deferred costs on handset sales, including taxes on sales, net of amortizations during the year	16,789	798	16,211
U.S. GAAP cost of services	(429,321)	(389,190)	(350,441)

U.S. GAAP gross profit	188,993	170,715	177,002

	2004	2003
Total assets	979,741	876,690

Property, plant and equipment	1,094,490	895,221
Accumulated depreciation	(687,537)	(529,679)

Net property, plant and equipment	406,953	365,542

35.	Additional disclosures required by U.S. GAAP

a.	Pension and postretirement benefits

As described in Note 26, the Subsidiaries provide pension and postretirement benefits to employees and retirees through a combination of privately-sponsored defined benefit and defined contribution pension plans (PBS—Tele Leste and VISÃO) and participation in multi-employer sponsored pension and postretirement plans (PBS-A and PAMA). The Company uses December 31 as the measurement date for the majority of its plans. Information regarding the Subsidiaries contributions PBS-A and PAMA are included in Note 25.

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

While the VISÃO plan is a defined contribution plan, certain death and disability benefits provided to participants are defined benefits. A summary of the pension liability as of December 31, 2004 and 2003 for the Company’s active employees defined benefit pension plan (including the defined benefit aspects of VISÃO) are as follows:

Reconciliation of Funded Status

	2004	2003
PBS—Tele Leste
Accumulated benefit obligation:
Vested	814	769
Nonvested	883	692

Total	1,697	1,461
Projected benefit obligation	2,181	1,742
Fair value of plan assets	(2,324)	(2,162)

Funded status	(143)	(420)
Unrecognized gains	646	1,016
Unrecognized net transition obligation	(41)	(49)

Accrued pension cost	462	547

Amount accrued under BR CL	(275)	(270)

U.S. GAAP Adjustment	187	277

Weighted-average assumptions used to determine benefit obligations

	2004	2003
Discount rate	11.30%	11.30%
Rate of compensation increase	7.10%	7.10%

Disclosure of net periodic pension cost

	2004	2003
Service cost (net of employee contributions)	111	140
Interest cost on PBO	185	169
Expected return on assets	(251)	(162)
Amortization of transition obligation	8	8
Amortization of gains	(45)	12

Net periodic pension cost	8	167

Weighted-average assumptions used to determine net cost

	2004	2003
Discount rate	11.30%	10.24%
Rate of compensation	7.10%	6.08%
Expected return on plan assets	11.83%	10.24%

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

Change in accrued pension liability

	2004	2003
Accrued pension liability at beginning of year	547	467
Net periodic pension cost	8	167
Actual contributions	(93)	(87)

Accrued pension liability at end of year	462	547

Change in benefit obligation

PBO
Benefit obligation at December 31, 2002	1,767
Service cost	147
Interest cost	169
Benefits payments and expenses	(48)
Liability experience loss (gain)	(293)

Benefit obligation at December 31, 2003	1,742
Service cost	128
Interest cost	185
Benefits payments and expenses	(63)
Liability experience loss (gain)	189

Benefit obligation at December 31, 2004	2,181

Expected Cash Flows

The expected employer contributions for 2005 are estimated to be R$155.

Change in plan assets

	2004	2003
Plan assets at beginning of year	2,162	1,627
Actual contributions	116	96
Actual distributions and expenses	(63)	(48)
Actual return on plan assets	109	487

Plan assets at end of year	2,324	2,162

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

Asset allocation

The asset allocation for the Company’s pension plans at the end of 2004 and 2003, and the target allocation for 2005, by asset category, follows.

	Target Allocation for	Percentage of Plan Assets at Year End
	2005	2004	2003
Asset category
Equity securities	17.5%	18%	19%
Loans	2.5%	1%	1%
Fixed income	80%	81%	80%

Total	100%	100%	100%

The plan investment strategy is based on a long-term macroeconomic scenario. This scenario presents low Brazil’s risk, moderate economic growth, stable inflation and exchange rates, and moderate interest rates.

The devised asset mix is the same for both plans (PBS and Visão) and is composed by fixed income, equities and loans. The fixed income target allocation ranges form 65% to 100%, equities target allocation is up to 35% and loans, up to 5%.

The expected return on plan assets is the average after-tax return of each asset category weighted by target allocations. Asset categories returns are based on long-term macroeconomic scenarios.

The actuarial assumptions used in 2004 and 2003 were as follows:

	2004	2003
Discount rate for determining projected benefit obligations(*)	11.30%	11.30%
Rate of increase in compensation levels(*)	7.10%	7.10%
Benefit adjustments	5.00%	5.00%
Expected long-term rate of return on plan assets(*)	13.75%	11.83%
Inflation	5.00%	5.00%
Number of active participants—PBS—Tele Leste	2	4
Number of retirees and beneficiaries—PBS—Tele Leste	8	7

(*)	Including Inflation rate

Estimated Future Benefit Payments

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

PBS Tele Leste/ VISÃO
2005	255
2006	285
2007	319
2008	357
2009	399
Years 2010-2014	2,728

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

b.	Intangible assets subject to amortization

Following is a summary of the Company’s intangible assets subject to amortization under US GAAP:

	2004			2003
	Software	Concession	Subscriber base	Software	Concession	Subscriber base
Gross	67,120	33,657	2,382	67,305	33,657	2,382
Accumulated amortization	(41,957)	(18,130)	(2,382)	(31,658)	(13,690)	(1,850)

Net	25,163	15,527	—	35,647	19,967	532

Aggregate amortization expense for the above intangible assets amounted to R$15,271, R$20,009 and R$13,278 for the years ended December 31, 2004, 2003 and 2002, respectively.

The estimated aggregate amortization expense for the next five years is as follows:

Amount
2005	17,864
2006	16,179
2007	4,440
2008	2,207
2009	—

c.	Concentration of risks

The credit risk with respect to trade accounts receivable is diversified. The Companies continually monitor the level of trade accounts receivable and limit the exposure to bad debts by cutting access to originate calls if any invoice is 15 days or more past due. Exceptions comprise telephone services that must be maintained for reasons of safety or national security.

In conducting its businesses, Telebahia Celular S.A. and Telergipe Celular S.A. are fully dependent upon the cellular telecommunications authorization as granted by the Federal Government.

Approximately 15,16% of all employees are members of state labor unions associated with either the Federação Nacional dos Trabalhadores em Telecomunicações (“Fenattel”), or with the Federação Interestadual dos Trabalhadores em Telecomunicações (“Fittel”). The Companies negotiate new collective labor agreements every year with the local union. The collective agreements currently in force expire on October, 31, 2006.

There is no concentration of available sources of labor, services, concessions or rights, other than those mentioned above, that could, if suddenly eliminated, severely impact the Companies’ operations.

d.	Commitments (Unaudited)

At December 31, 2004, the Company budgeted capital expenditure commitments amounting to R$90.9 million, principally relating to infrastructure, information technology and transmission equipment.

The Company is subject to obligations concerning quality of services, network expansion and modernization, as established in our authorizations and our original concession agreements. The Company believes that it is currently in compliance with its quality of service and expansion obligations.

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

e.	New accounting pronouncements

In December 2003, the FASB issued a revision to Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” (“FIN 46R” or the “Interpretation”). FIN 46R clarifies the application of ARB No. 51, “Consolidated Financial Statements”, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. FIN 46R requires the consolidation of these entities, known as variable interest entities (“VIEs”), by the primary beneficiary of the entity. The primary beneficiary is the entity, if any, that will absorb a majority of the entity’s expected losses, receive a majority of the entity’s expected residual returns, or both.

Among other changes, the revisions of FIN 46R (a) clarified some requirements of the original FIN 46, which had been issued in January 2003, (b) eased some implementation problems, and (c) added new scope exceptions. FIN 46R deferred the effective date of the Interpretation for public companies, to the end of the first reporting period ending after March 15, 2004, except that all public companies must at a minimum apply the provisions of the Interpretation to entities that were previously considered “special-purpose entities” under the FASB literature prior to the issuance of FIN 46R by the end of the first reporting period ending after December 15, 2003. The adoption of FIN 46R did not have a material impact on the Company’s financial position, cash flows and results of operations.

In November 2002, the Emerging Issues Task Force (“EITF”), of the FASB reached a consensus on EITF 00-21 (Accounting for Revenue Arrangements with Multiple Deliverables. EITF 00-21 provides guidance on how to account for arrangements that may involve multiple revenue-generating activities, for example, the delivery of products or performance of services, and/or rights to use other assets. The requirements of EITF 00-21 will be applicable to agreements entered into for periods beginning after June 15, 2003 and will therefore first apply to the Company for any arrangements entered into from April 1, 2004. . The impacts of the adoption of the EITF are discussed in Note 34.m to these consolidated financial statements. The Company prospectively adopted this EITF relating to free minutes given in connection to sales of handsets as from January 1st .

In July 2003, the EITF reached consensus in EITF Issue No. 03-11 that determining whether realized gains and losses on derivative contracts not held for trading purposes should be reported on a net or gross basis is a matter of judgment that depends on the relevant facts and circumstances and the economic substance of the transaction. In analyzing the facts and circumstances, EITF Issue No. 99-19, and Opinion No. 29, “Accounting for Nonmonetary Transactions,” should be considered. EITF Issue No. 03-11 is effective for transactions or arrangements entered into after September 30, 2003. The adoption of EITF Issue No. 03-11 did not have a material effect on the Company’s financial statements.

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 153, “Exchanges of Nonmonetary Assets—an amendment of APB Opinion No. 29” (“SFAS 153”), which amends Accounting Principles Board Opinion No. 29, “Accounting for Nonmonetary Transactions” to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS 153 is effective for nonmonetary assets exchanges occurring in fiscal periods beginning after June 15, 2005. The Company will apply this statement in the event that exchanges of nonmonetary assets occur in fiscal periods beginning after June 15, 2005.

* * * * * * * * * * * * * * * * * * * * * * * * * * * * *

SIGNATURES

The registrant hereby certifies that it meets all of the requirements for filing on Form 20-F and that it has duly caused and authorized the undersigned to sign this annual report on its behalf.

Tele Sudeste Celular Participações S.A.

By:	/s/ FRANCISCO JOSÉ AZEVEDO PADINHA
Name:	Francisco José Azevedo Padinha
Title:	Chief Executive Officer

By:	/s/ ARCÁDIO LUIS MARTÍNEZ GARCÍA
Name:	Arcádio Luis Martínez García
Title:	Executive Vice President for Finance, Planning and Control and Investor Relations Officer

Date: April 15, 2005

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

Report of Foreign Private Issuer

Pursuant to Rule 13a-16 or 15d-16 of the

Securities Exchange Act of 1934

For the month of February, 2005

Commission File Number 001-14481

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

(Exact name of registrant as specified in its charter)

Tele Leste Cellular Participações Holding Company

(Translation of Registrant’s name into English)

Av. Silveira Martins 1036, Cabula

41150-000 Salvador, BA, Brazil

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F.

Form 20-F  ☒    Form 40-F  ☐

Indicate by check mark whether the registrant by furnishing the information contained in this Form is also thereby furnishing the information to the Commission pursuant to Rule 12g3-2(b) under the Securities Exchange Act of 1934.

Yes  ☐    No  ☒

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

C.N.P.J 02.558.144/0001-93—N.I.R.E. nº 29300023892

Publicly-held Company with Authorized Capital

SUDESTECEL PARTICIPAÇÕES S.A .

Corporation—Closely-held Corporation

NIRE 35.3.0017128-4—CNPJ/MF nº 03.166.330/0001-40

RELEVANT FACT

The management of the above referred Companies, in compliance with the provisions in paragraph 1, article 12, of CVM Instruction no. 358/2002, hereby informs that Sudestecel Participações S.A. (“Merger”), with head-office at Av. Roque Petroni Júnior nº 1464, enrolled with the CNPJ/MF (Corporate Taxpayers Registry) under number 03.166.330/0001-40, as a result of the merger of Sociedade Iberoleste Participações S.A. (“Mergee”, being currently extinguished), approved on December 31, 2004, now holds 90,432,403,486 common shares (54.076%), 15,699,537,789 preferred shares (5.009%), totaling 106,131,941,275 shares (22.080%) in the capital stock of Tele Leste Celular Participações S.A.

It is further informed that both the Mergor and the Mergee had (and the Mergor will continue to have) as sole shareholder the company Brasilcel N.V., organized under the laws of the Netherlands, with head-office at Strawinskylaan 3105, Amsterdam, Netherlands, enrolled with the CNPJ/MF under number 05.760.283/0001-93.

São Paulo, January 31, 2005.

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

Paulo Cesar Pereira Teixeira

Investor Relations Officer

SUDESTECEL PARTICIPAÇÕES S.A

Francisco José Azevedo Padinha Chief Executive Officer	Paulo Cesar Pereira Teixeira Vice-President Officer

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: February 01, 2005

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

By:	/s/ PAULO CESAR PEREIRA TEIXEIRA
Paulo Cesar Pereira Teixeira Investor Relations Officer

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements. These statements are statements that are not historical facts, and are based on management’s current view and estimates of future economic circumstances, industry conditions, company performance and financial results. The words “anticipates”, “believes”, “estimates”, “expects”, “plans” and similar expressions, as they relate to the company, are intended to identify forward-looking statements. Statements regarding the declaration or payment of dividends, the implementation of principal operating and financing strategies and capital expenditure plans, the direction of future operations and the factors or trends affecting financial condition, liquidity or results of operations are examples of forward-looking statements. Such statements reflect the current views of management and are subject to a number of risks and uncertainties. There is no guarantee that the expected events, trends or results will actually occur. The statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, and operating factors. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

Report of Foreign Private Issuer

Pursuant to Rule 13a-16 or 15d-16 of the

Securities Exchange Act of 1934

For the month of February, 2005

Commission File Number 001-14481

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

(Exact name of registrant as specified in its charter)

Tele Leste Cellular Participações Holding Company

(Translation of Registrant’s name into English)

Av. Silveira Martins 1036, Cabula 41150-000 Salvador, BA, Brazil

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F.

Form 20-F  ☒    Form 40-F  ☐

Indicate by check mark whether the registrant by furnishing the information contained in this Form is also thereby furnishing the information to the Commission pursuant to Rule 12g3-2(b) under the Securities Exchange Act of 1934.

Yes  ☐    No  ☒

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

CNPJ/MF nº 02.558.144/0001-93—National Corporate Registration Number 29300023892

Publicly Held Company with Authorized Capital

Annual and Special General Meetings

Call Notice

The shareholders are hereby called to attend to the Annual and Special General Meetings of the company to be held at 2:00 p.m. of March 28, 2005, at the registered office at Rua Silveira Martins, 1036, módulo 1, Térreo, Cabula, in the Capital of the State of the Bahia , in order to resolve upon the following agenda:

Annual General Meeting : (1) Take the accounts of the Directors; review, discuss and vote upon the financial statements of the company, related to the fiscal year ended in 12. 31.2004; (2) Elect the members of the Audit Committee of the Company and; (3) Establish the annual overall remuneration of the directors and the individual remuneration of the members of the Audit Committee.

Special General Meeting : resolve upon the following proposals of the Board of Directors: (1) ratify the writing of Article 5 of the Articles of Incorporation, suggested by the Board of Directors in the meeting held in 03.30.04, when it has been approved the increase in the capital stock of the company, resulting from the capitalization of the credit of the controlling shareholders arising from tax benefit of premium in past fiscal years, carried out in the wholly-owned subsidiaries; (2) confirm the cancellation of the 51,355,078 book entry registered shares, without par value, of which 252,498 are common shares and 51,102,580 are preferred shares, held in treasury, resulting from the refund to the shareholders which did not agree with the approval in the Special General Meeting of the corporate reorganization which caused the merge of the shares of the controlled companies and the reduction of the capital stock, from R$ 306,375,313.72, to R$ 306,340,505.99, in accordance with section 6 of Art. 45 of Law 6404/76 amended by Law 9457/97; (3) reverse split the 480,618,117,605 book entry registered shares, without par value, of which 167,232,225,653 are common shares and 313,385,891,952 are preferred shares, representative of the capital stock, in the proportion of fifty thousand (50.000) shares to one (1) share of the respective species, transforming such shares into 9,612,363 book entry registered shares, without par value, of which 3,344,645 are common shares and 6,267,718 are preferred shares, in accordance with what is set forth in Article 12 of Law 6404/76, upon the consequent amendment in article 5 of Articles of Incorporation*; (4) as a result of the proposal of grouping of shares, amend the article 4 of the Articles of Incorporation, as to the limit of the authorized capital, changing the limit from up to one trillion and four hundred billion (1,400,000,000,000) of shares, to twenty eight million (28,000,000) of shares.

GENERAL INSTRUCTIONS

a) The proxies shall be deposited at the registered office, at Rua Silveira Martins, 1036, módulo 1, Assessoria Jurídica, up to 48 hours before the Meeting;

b) The shareholders which take part in the Fungible Custody of Registered Shares of the Stock Exchanges and wish to attend to this Meeting, shall present a report issued up to 48 hours before the Meeting, including the respective ownership interest.

c) The documents and proposals are available to the shareholders at the address mentioned in item “a”, being possible its review in the Investors Relations’ website www.vivo.com.br/ri and in BOVESPA’s website www.bovespa.com.br.

Salvador , February 22, 2005.

Felix Pablo Ivorra Cano

President of the Board of Directors

*	Taking into consideration the cancellation of shares set forth in the previous item

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: February 25, 2005

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

By:	/s/ ARCADIO LUIS MARTINEZ GARCIA
Arcadio Luis Martinez Garcia Investor Relations Officer

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements. These statements are statements that are not historical facts, and are based on management’s current view and estimates of future economic circumstances, industry conditions, company performance and financial results. The words “anticipates”, “believes”, “estimates”, “expects”, “plans” and similar expressions, as they relate to the company, are intended to identify forward-looking statements. Statements regarding the declaration or payment of dividends, the implementation of principal operating and financing strategies and capital expenditure plans, the direction of future operations and the factors or trends affecting financial condition, liquidity or results of operations are examples of forward-looking statements. Such statements reflect the current views of management and are subject to a number of risks and uncertainties. There is no guarantee that the expected events, trends or results will actually occur. The statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, and operating factors. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

Report of Foreign Private Issuer

Pursuant to Rule 13a-16 or 15d-16 of the

Securities Exchange Act of 1934

For the month of March, 2005

Commission File Number 001-14481

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

(Exact name of registrant as specified in its charter)

Tele Leste Cellular Participações Holding Company

(Translation of Registrant’s name into English)

Av. Silveira Martins 1036, Cabula

41150-000 Salvador, BA, Brazil

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F.

Form 20-F   ☒    Form 40-F  ☐

Indicate by check mark whether the registrant by furnishing the information contained in this Form is also thereby furnishing the information to the Commission pursuant to Rule 12g3-2(b) under the Securities Exchange Act of 1934.

Yes   ☐    No  ☒

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

Public Company

CVM No. 1769-8

C.N.P.J. No. 02.558.144/0001-93

N.I.R.E. 29.3.000.238.9-2

NOTICE TO SHAREHOLDERS

We hereby notify the Shareholders that the following resolutions were approved at the Extraordinary General Shareholders’ Meeting of Tele Leste Celular Participações S.A. (“Company”) held on March 28, 2005:

I—Cancellation of 252,498 common shares and 51,102,580 preferred shares issued by the Company currently held in treasury, corresponding to all shares of the Company held in treasury, with the consequent reduction in its capital stock from R$306,375,313.72 to R$306,340,505.99. After the transaction, the capital stock of the Company is represented by:

Common Shares	167,232,225,653
Preferred Shares	313,385,891,952

TOTAL	480,618,117,605

II—The proposal for reverse split of all shares of the capital stock of the Company, in accordance with the terms of Art. 12 of Law No. 6404/76, under the following conditions:

(i) A resolution was approved for a reverse split of all shares of the capital stock of the Company in the proportion of fifty thousand (50,000) shares into one (1) share of the same class, whereby the capital stock is now represented by 9,612,363 registered shares, with no par value, of which 3,344,645 are common shares and 6,267,718 are preferred shares;

(ii) The objective of the reverse split is: (1) to adjust the unit quotation value of the shares to a more adequate level from a stock market perspective, since the quotation of the shares in Reais gives greater visibility as compared with the price per lot of one thousand (1,000) shares; (2) to unify the basis for quoting the shares in the national and international markets, since the shares are currently quoted in lots of one thousand (1,000) shares in the national market—São Paulo Stock Exchange (“BOVESPA”), and in lots of fifty thousand (50,000) shares for each American Depositary Receipt (“ADR”) in the international market—New York Stock Exchange (“NYSE”), responding also to a BOVESPA initiative; (3) to reduce operational costs and increase the efficiency of the system for registering information regarding the shareholders of TLE; and (4) to reduce the possibilities of information errors, thus improving the services rendered to the Company’s shareholders;

(iii) The Shareholders will be entitled, during the period from March 29, 2005 until May 3, 2005, in their sole discretion, to adjust their stock positions, by class, into lots of fifty thousand (50,000) shares, by trading through securities dealers authorized to operate by BOVESPA;

(iv) From May 4, 2005, the shares of the capital stock of the Company will be traded exclusively on a unit basis and will be quoted in Brazilian Reais (R$) per share;

(v) On May 20, 2005, the sum of fractional shares resulting from the reverse split of shares will be sold at an auction on BOVESPA. The fractional shares will be debited from the shareholders’ positions before the auction, and the sale proceeds will be made available on May 31, 2005 in the name of each holder of a fractional share, as follows:

(a) The Shareholders should appear at a Banco ABN Amro S.A. branch of their choice to receive the respective amounts;

(b) The amount corresponding to the shareholders who have their shares in custody of CBLC—Brazilian Settlement and Custody Company, will be directly credited to CBLC, which will transfer the amounts to the shareholders through their custodial agents; and

(c) For those shareholders whose shares are blocked or who do not have an updated record, the amount will be retained by the Company and made available to the applicable shareholder for payment only upon presentation of documentation evidencing the unblocking of the shares or identification for the record, as the case may be.

The shares that will be offered in the auction referred to in item I-(v) above have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States of America or to any U.S. person (as such term is defined in Regulation S under the Securities Act), unless such securities are registered under the Securities Act or an exception from the registration requirements of the Securities Act applies.

(iv) From May 4, 2005 each ADR will represent one (1) preferred share.

III—The proposal to amend Article 4 of the By-Laws, regarding the authorized capital limit for the Board of Directors to increase the capital stock of the Company, whereby the limit was changed from up to one trillion, four hundred billion (1,400,000,000,000) shares, to up to twenty-eight million (28,000,000) shares, either common or preferred, regardless of any amendment to the By-Laws.

São Paulo, March 28, 2005.

Arcadio Luis Martinez Garcia

Investor Relations Officer

Tele Leste Celular Participações S.A.

VIVO—Investor Relations

Tel: +55 11 5105-1172

Email: ri@vivo.com.br

Information available from: www.vivo.com.br /ri

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: March 29, 2005

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

By:	/s/ ARCADIO LUIS MARTINEZ GARCIA
Arcadio Luis Martinez Garcia Investor Relations Officer

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements. These statements are statements that are not historical facts, and are based on management’s current view and estimates of future economic circumstances, industry conditions, company performance and financial results. The words “anticipates”, “believes”, “estimates”, “expects”, “plans” and similar expressions, as they relate to the company, are intended to identify forward-looking statements. Statements regarding the declaration or payment of dividends, the implementation of principal operating and financing strategies and capital expenditure plans, the direction of future operations and the factors or trends affecting financial condition, liquidity or results of operations are examples of forward-looking statements. Such statements reflect the current views of management and are subject to a number of risks and uncertainties. There is no guarantee that the expected events, trends or results will actually occur. The statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, and operating factors. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

Report of Foreign Private Issuer

Pursuant to Rule 13a-16 or 15d-16 of the

Securities Exchange Act of 1934

For the month of June, 2005

Commission File Number 001-14481

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

(Exact name of registrant as specified in its charter)

Tele Leste Cellular Participações Holding Company

(Translation of Registrant’s name into English)

Av. Silveira Martins 1036, Cabula

41150-000 Salvador, BA, Brazil

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F.

Form 20-F  ☒    Form 40-F  ☐

Indicate by check mark whether the registrant by furnishing the information contained in this Form is also thereby furnishing the information to the Commission pursuant to Rule 12g3-2(b) under the Securities Exchange Act of 1934.

Yes  ☐    No  ☒

TELE LESTE CELULAR PARTICIPAÇÕES S/A

CNPJ nº 02.558.144/0001-93 NIRE nº 29.3.0002389-2

(Publicly-held Company)

NOTICE TO SHAREHOLDERS

Tele Leste Celular Participações S.A., hereby informs to the public that its Board of Directors has approved an increase of its capital stock as a consequence of the corporate restructuring process. The amortization of the premium arising out of such process resulted, in 2004, in a tax benefit of four hundred and eighty-nine thousand, seven hundred and thirty-three reais and fifty-six cents (R$ 489,733.56), representing a credit to the controlling shareholders, Sudestecel Participações Ltda and Tagilo Participações Ltda., to be used for increase of the capital stock of the company from R$ 306,340,505.99 to R$306,830,239.55, upon issuance of 31,915 new common shares, with due regard to the preemptive right set forth in article 171 of Law no. 6404/76, provided that the funds arising out of eventual exercises of the preemptive rights shall be credited to Sudestecel Participações Ltda and Tagilo Participações Ltda.

TOTAL AMOUNT OF SHARE SUBSCRIPTION AND INCREASE OF CAPITAL

Four hundred and eighty-nine thousand, seven hundred and thirty-three reais and fifty-six cents (R$ 489,733.56).

NUMBER AND TYPE OF SHARES TO BE ISSUED

Thirty-one thousand, nine hundred and fifteen (31,915), common shares, with no face value, in book-entry form..

ISSUE PRICE

Fifteen reais and thirty-five cents (R$ 15.35) per common share.

The issue price for the common shares corresponds to 90% of the weighted average of the prices in the main market of the 30 trading sessions of Bovespa (São Paulo Stock Exchange) held from May 13, 2005 to and including June 24, 2005.

DIVIDENDS

The issued shares, after homologation of the respective capital increase by the Board of Directors, shall be entitled to full dividends as may be declared by the Company.

TERM FOR EXERCISE OF THE PREEMPTIVE RIGHT

Beginning: June 29, 2005	End: July 28, 2005

PREEMPTIVE RIGHT RATIO

In order to ascertain the number of shares a shareholder will be entitled to subscribe, he/she should multiply the number of shares owned by him/her at 06/28/2005, for the following rates:

Type of shares owned	Rate	Type to be Subscribed
Common	0.003320189	Common
Preferred	0.003320189	Common

PAYMENT TERMS

Cash, upon subscription.

ELIGIBILITY FOR SUBSCRIPTION

Shareholders having acquired their shares up to 06/28/2005 will be eligible to subscribe shares. Shares acquired after 06/29/2005 will be ex-preemptive right to the assignee.

Holders of ADR’s: The new shares shall not be registered under the Securities Act of 1933 and may not be offered or sold in the United States or to North-American persons.

Shareholders wishing to trade their preemptive rights may do so in the period from June 29, 2005 until July 21, 2005, and those shareholders whose shares are kept in custody with Banco ABN Amro Real should either request to such institution the respective certificate of assignment of rights, which shall be issued by ABN Amro Real, or instruct a securities dealer to be selected by him/her to directly trade the shares at the stock exchanges.

Once the certificate of assignment of rights is issued, under the terms provided for in the preceding item, and in case of actual disposal of the relevant shares, the corresponding statement on the reverse side of the certificate of assignment of rights will be required, with the signature of the assignor duly attested by a notary public.

NON-EXERCISED RIGHTS

There will be no non-exercised preemptive rights, since this is the case of capitalization of credits available in current account.

DOCUMENTS REQUIRED FOR SUBSCRIPTION AND ASSIGNMENT OF RIGHTS

The shareholders will be required to present the following original documents or certified copies thereof:

•	Individual: Identity card, individual taxpayer registration card (CPF) and proof of residence.

•	Legal Entity: certified copy of the most recently restated bylaws or articles of association, CNPJ (National Registry of Legal Entities) registration card, corporate documents granting representation powers and certified copies of the CPF, Identity Card and proof of residence of its directors and officers. Investors residing abroad may be required to present other representation documents.

•	In case of representation by proxy, a power of attorney drawn-up with a notary public will be required.

ASSISTANCE LOCATIONS

At securities dealers, for shares under custody with the Brazilian Settlement and Custody Agency—CBLC and at Banco ABN Amro Real branches, for shares under custody with such institution.

SHARES CREDIT

The shares shall be credited within three (3) business days after the homologation of the capital increase, save for shares subscribed with ABN Amro Real, which shall be credited within up to five (5) business days after the homologation of the Capital Increase.

Salvador, June 27, 2005

Arcádio Luís Martinez García

Investor Relations Officer

Tele Leste Celular Participações S.A.

VIVO—Investor Relations

Tel: +55 11 5105-1172

Email: ri@vivo.com.br

Information available from: www.vivo.com.br /ri

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: June 30, 2005

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

By:	/s/ ARCADIO LUIS MARTINEZ GARCIA
Arcadio Luis Martinez Garcia Investor Relations Officer

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements. These statements are statements that are not historical facts, and are based on management’s current view and estimates of future economic circumstances, industry conditions, company performance and financial results. The words “anticipates”, “believes”, “estimates”, “expects”, “plans” and similar expressions, as they relate to the company, are intended to identify forward-looking statements. Statements regarding the declaration or payment of dividends, the implementation of principal operating and financing strategies and capital expenditure plans, the direction of future operations and the factors or trends affecting financial condition, liquidity or results of operations are examples of forward-looking statements. Such statements reflect the current views of management and are subject to a number of risks and uncertainties. There is no guarantee that the expected events, trends or results will actually occur. The statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, and operating factors. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

Report of Foreign Private Issuer

Pursuant to Rule 13a-16 or 15d-16 of the

Securities Exchange Act of 1934

For the month of July, 2005

Commission File Number 001-14481

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

(Exact name of registrant as specified in its charter)

Tele Leste Cellular Participações Holding Company

(Translation of Registrant’s name into English)

Av. Silveira Martins 1036, Cabula

41150-000 Salvador, BA, Brazil

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F.

Form 20-F  ☒    Form 40-F  ☐

Indicate by check mark whether the registrant by furnishing the information contained in this Form is also thereby furnishing the information to the Commission pursuant to Rule 12g3-2(b) under the Securities Exchange Act of 1934.

Yes  ☐    No  ☒

[LOGO]	TELESP CELULAR PARTICIPAÇÕES S/A TELE SUDESTE CELULAR PARTICIPAÇÕES S/A TELE LESTE CELULAR PARTICIPAÇÕES S/A CELULAR CRT PARTICIPAÇÕES S/A TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S/A

Announcement to the Market

In addition to the Announcement to the Market released on May 20, 2005 the Management of the Companies that operate under the VIVO brand name, inform hereby that the Board of Directors in a meeting that took place today, appointed Mr. Roberto Oliveira de Lima to replace Mr. Francisco José Azevedo Padinha as CEO.

It is also hereby informed that, Mr.Ernesto Gardellano was indicated to substitute Mr. Arcádio Luis Martinez Garcia as Finance Executive Vice-President, Planning and Control and Investor Relations Director. Until Mr. Ernesto Gardelliano’s visa and work permission are ready, the present Vice-President, Mr. Arcadio Luis Martinez García will remain in office.

São Paulo; July 01, 2005.

ARCÁDIO LUIS MARTINEZ GARCIA

Investor Relations Director

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: July 05, 2005

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

By:	/s/ ARCADIO LUIS MARTINEZ GARCIA
Arcadio Luis Martinez Garcia Investor Relations Officer

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements. These statements are statements that are not historical facts, and are based on management’s current view and estimates of future economic circumstances, industry conditions, company performance and financial results. The words “anticipates”, “believes”, “estimates”, “expects”, “plans” and similar expressions, as they relate to the company, are intended to identify forward-looking statements. Statements regarding the declaration or payment of dividends, the implementation of principal operating and financing strategies and capital expenditure plans, the direction of future operations and the factors or trends affecting financial condition, liquidity or results of operations are examples of forward-looking statements. Such statements reflect the current views of management and are subject to a number of risks and uncertainties. There is no guarantee that the expected events, trends or results will actually occur. The statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, and operating factors. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

Report of Foreign Private Issuer

Pursuant to Rule 13a-16 or 15d-16 of the

Securities Exchange Act of 1934

For the month of July, 2005

Commission File Number 001-14481

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

(Exact name of registrant as specified in its charter)

Tele Leste Cellular Participações Holding Company

(Translation of Registrant’s name into English)

Av. Silveira Martins 1036, Cabula

41150-000 Salvador, BA, Brazil

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F.

Form 20-F  ☒    Form 40-F  ☐

Indicate by check mark whether the registrant by furnishing the information contained in this Form is also thereby furnishing the information to the Commission pursuant to Rule 12g3-2(b) under the Securities Exchange Act of 1934.

Yes   ☐    No  ☒

[LOGO]	TELE LESTE CELULAR PARTICIPAÇÕES S.A. C.N.P.J 02.558.144/0001-93—N.I.R.E. nº 29300023892 . PUBLICLY-HELD COMPANY

MINUTES OF THE REGULAR MEETING OF THE BOARD OF DIRECTORS

HELD ON JULY 01, 2005

1. DATE, TIME AND PLACE: July 01, 2005, at 09:00 a.m., exceptionally on Av. Roque Petroni Junior, 1464, 6º andar, Morumbi, São Paulo—SP, in accordance with the Company’s bylaws.

2. CHAIRMANSHIP OF THE MEETING: Felix Pablo Ivorra Cano—Chairman; Breno Rodrigo Pacheco de Oliveira—Secretary.

3. INSTATEMENT: The meeting was convened with the attendance of the undersigned Directors, representing a quorum under the terms of the Company’s Bylaws .

4. AGENDA AND RESOLUTION:

4.1. Approval of the substitution of the present Chief Executive Officer , Mr. Francisco José Azevedo Padinha , elected at the Meeting of the Board of Directors of October 17, 2003; the directors elected for the position of Chief Executive Officer Mr. Roberto Oliveira de Lima , Brazilian, married, business manager, holder of identity card nº 4.455.053-4, SSP/SP, enrolled with the CPF/MF under nº 860.196.518-00, residing and domiciled in the Capital of São Paulo State, with business address at Av. Roque Petroni Júnior 1464, 6º andar, lado A, Morumbi, São Paulo—SP. It is hereby recorded that the director elected herein shall occupy the office until the first Meeting of the Board of Directors to be held after the 2006 Annual Meeting of Shareholders and that he declares not to have been charged of any of the crimes provided by Law which might prevent him from exercising business activities.

4.2. Nomination : the directors nominate the below identified officer, who shall be elected and take office as soon as his Permanent Resident Visa has been obtained with the Labor Ministry, for the office of Executive Vice-President for Finance, Planning and Control , who shall also exercise the duties of Investor Relations Officer , as provided for in letter “g” of item III of article 23 of the Company’s Bylaws: Mr. Ernesto Daniel Gardelliano, Argentine, married, public accountant, holder of Argentine passport nº 14762477N, valid until February 24, 2009, enrolled with the CPF/MF under nº 059.895.887-80, domiciled in the Capital of São Paulo State, with business address at Av. Roque Petroni Júnior 1464, 6º andar, lado A, Morumbi, São Paulo—SP. Until the Permanent Resident Visa of the Executive Officer nominated herein has not been homologated or until the expiration of the current term of office, Mr. Arcádio Luís Martínez García , Spanish, married, economist, holder of Foreigner’s Registration Card—RNE, nº V374049-9, enrolled with the CPF/MF under nº 058.876.937-11, residing and domiciled in the Capital of São Paulo State, with business address at Av. Roque Petroni Júnior nº 1464, Morumbi, São Paulo—SP, shall remain in the office he currently occupies and for which he was regularly elected at the Meeting of the Board of Directors held on February 16, 2005.

The Directors have caused their thanks to Mr. Francisco José Azevedo Padinha for his excellent and dedicated contribution to the Company to be duly recorded in the minutes.

4.3. Resignation of members of the Board of Directors : Mr. Iriarte José Araújo Esteves, Mr. Zeinal Abedin Mohamed Bava, Mr. Eduardo Perestrelo Correia de Matos, Mr. Antonio Viana Baptista and Mr. Ernesto Lopez Mozo submitted their Letters of Resignation at this meeting. Having in consideration that this board had been elected in conformity with the terms of article 141, Law no. 6404/76, it is necessary to call a Special Meeting of Shareholders for the purpose of electing the whole Board of Directors, as set forth in § 3 of the above mentioned article.

4.4. Approval of the Call Notice : the terms of the Call Notice for the Special Meeting of Shareholders were approved.

5. CLOSING OF THE MEETING : Since there was nothing else to be discussed, the meeting was adjourned, with these minutes having been drawn-up, which after read and approved were signed by the Directors attending the meeting and by the Secretary, being following transcribed in the proper book . Signatures : Felix Pablo Ivorra Cano—Chairman of the Meeting and Chairman of the Board of Directors; Fernando Xavier Ferreira; Eduardo Perestrelo Correia de Matos, Eduardo Carlos Gadelha de Faria and Paulo Henrique de Almeida—Directors; Ernesto Lopez Mozo; Ignácio Aller Mallo and Antonio Viana Baptista—Directors represented by Mr. Felix Pablo Ivorra Cano; Zeinal Abedin Mohamed Bava; Iriarte José Araújo Esteves, Pedro Manuel Brandão Rodrigues and Carlos Manuel de L. e V. Cruz—Directors represented by Mr. Eduardo Perestrelo Correia de Matos. Breno Rodrigo Pacheco de Oliveira—General Secretary.

I hereby certify that this is a faithful copy of the original minutes drawn-up in the Register of Minutes of the Board of Directors of the Company.

Breno Rodrigo Pacheco de Oliveira

General Secretary—OAB/RS nº 45.479

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: July 05, 2005

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

By:	/s/ ARCADIO LUIS MARTINEZ GARCIA
Arcadio Luis Martinez Garcia Investor Relations Officer

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements. These statements are statements that are not historical facts, and are based on management’s current view and estimates of future economic circumstances, industry conditions, company performance and financial results. The words “anticipates”, “believes”, “estimates”, “expects”, “plans” and similar expressions, as they relate to the company, are intended to identify forward-looking statements. Statements regarding the declaration or payment of dividends, the implementation of principal operating and financing strategies and capital expenditure plans, the direction of future operations and the factors or trends affecting financial condition, liquidity or results of operations are examples of forward-looking statements. Such statements reflect the current views of management and are subject to a number of risks and uncertainties. There is no guarantee that the expected events, trends or results will actually occur. The statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, and operating factors. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

Report of Foreign Private Issuer

Pursuant to Rule 13a-16 or 15d-16 of the

Securities Exchange Act of 1934

For the month of August, 2005

Commission File Number 001-14481

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

(Exact name of registrant as specified in its charter)

Tele Leste Cellular Participações Holding Company

(Translation of Registrant’s name into English)

Av. Silveira Martins 1036, Cabula

41150-000 Salvador, BA, Brazil

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F.

Form 20-F  ☒    Form 40-F  ☐

Indicate by check mark whether the registrant by furnishing the information contained in this Form is also thereby furnishing the information to the Commission pursuant to Rule 12g3-2(b) under the Securities Exchange Act of 1934.

Yes  ☐    No  ☒

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

C.N.P.J 02.558.144/0001-93—N.I.R.E. nº 29300023892

(Publicly-held Company)

MINUTES OF THE SPECIAL MEETING OF SHAREHOLDERS OF TELE LESTE CELULAR PARTICIPAÇÕES S.A., HELD ON JULY 19, 2005.

1. DATE, TIME AND PLACE: Meeting convened and held on July 19, 2005, at 02:00 p.m., on Rua Silveira Martins n.º 1036, módulo 1, térreo, Cabula, Salvador-BA.

2. CALLING: First call notice published in Bahia State Official Gazette on July 02, 05 and 06, 2005 (pages 2, 2 and 3, respectively), “A Tarde” newspaper, on July 02, 04 and 05, 2005 (pages 19, 13 and 16, respectively), and in “Gazeta Mercantil” newspaper, on July 04, 05 and 06, 2005 (pages A-7, C-5 and C-7, respectively).

3. AGENDA:

(1) to approve the transfer of the company’s head-office to Rio de Janeiro/RJ, at Praia de Botafogo, nº 501, 7º andar—parte, Torre Corcovado, Zip Code 22250-040, and consequently to amend article 3 of the Bylaws to: “Art. 3—The Company has its head-office in the city of Rio de Janeiro, State of Rio de Janeiro, and is authorized, by decision of the Executive Committee, to open and close branches, agencies, offices, departments and representation offices in any part of the domestic territory or abroad.”; and

(2) as a result of the resignation of several members of the Board of Directors of the company and because said body was elected in conformity with the article 141 of Law 6404/76, to elect a new Board of Directors.

4. ATTENDANCE: Meeting attended by shareholders representing more than two thirds (2/3) of the voting capital, as evidenced by the records and signatures appearing in the Shareholders Attendance Book.

5. CHAIRMANSHIP OF THE MEETING : Eliana Helena de Gregório Ambrosio Chimenti—Chairman, and Simone Wilches Braga—Secretary

6 INSTATEMENT : Starting with the works of the meeting, the Chairman explained that the minutes of the meeting would be drawn-up in summary form, containing just a transcription of the resolutions made, as provided for in article 130, § 1 of the Stock Corporations Act, informed that the documents or proposals, or declarations of vote or dissenting vote regarding the matters to be resolved on should be presented, in writing, to the Chairmanship of the Meeting which, for such purpose, would be represented by the Secretary of the Meeting.

7. RESOLUTIONS:

7.1. As for item “ 1” of the agenda, the matter was submitted to the Meeting for evaluation, with the representative of the majority shareholder having agreed to the transfer of the head-office, provided that the same was transferred to the capital of São Paulo State . Accordingly, notwithstanding what had been previously informed and, having in consideration that the other shareholders agreed to the transfer of the head-office to São Paulo , the matter was approved by unanimous vote of the attendees, whereby it has been resolved to amend the wording of article 3 of the Bylaws, which shall hereinafter read as follows: “Art. 3—The Company has its head-office in the City of São Paulo , State of São Paulo, and is authorized, by decision of the Executive Committee, to open and close branches, agencies, offices, departments and representation offices in any part of the domestic territory or abroad”.

7.2 . As for item “ 2 ” of the agenda, which related to the election of the members of the Board of Directors of the Company, in face of the resignation of several of its members, and due to the fact that this body has been elected in accordance to the procedure set forth in article 141, of Law 6404/76, as provided for in paragraph 3 of the referred article 141 of Law 6404/76, the Chairman of the Meeting informed that, pursuant to the provisions in the Call Notice the minimum percentage interest in the voting capital required for request of the multiple vote for election of members of the Board of Directors was five per cent (5%), with no shareholder having exercised the adoption of such procedure with the minimum advance of 48 hours required by law. It has been further determined that the minority shareholders attending the meeting did not represent 15% of the total voting shares. No independent preferred shareholders attended the meeting. Therefore, the following members have been reelected to the Board of Directors of the Company by unanimous vote of the shareholders who attended the meeting, with abstention from voting of those prevented by law to do so: Messrs. Felix Pablo Ivorra Cano , Spanish, married, engineer, holder of RNE nº V250982-E, enrolled with the CPF under nº 055.076.307-47, resident and domiciled in the City of Rio de Janeiro, State of Rio de Janeiro, with business address at Praia de Botafogo, nº 501/8º andar, Torre Corcovado, Botafogo, Rio de Janeiro—RJ; Fernando Xavier Ferreira , Brazilian, married, engineer, holder of identification card n.º 585.363 SSP/PR, enrolled with the CPF under n.º 142.144.239-68, resident and domiciled in the City of São Paulo, State of São Paulo, with business address at Rua Martiniano de Carvalho, 851,21º andar, ity of São Paulo, State of São Paulo; Carlos Manuel de Lucena e Vasconcelos Cruz , Portuguese, married, business manager, holder of Portuguese passport n.º E 197.204, valid until 07.19.2003, enrolled with the C.P.F./M.F. under n.º 227.739.558-70, resident and domiciled in Portugal, at Quinta Patino, à Av. da República, 1910, Lote 12, Alcoitão; and Ignacio Aller Mallo , Spanish, married, business manager, holder of Spanish passaport nº Q666192, valid until 03.03.2013, resident and domiciled in Spain, Calle Goya, 24, Madrid. The following members have been elected to the Board of Directors of the Company: Messrs. Luis Paulo Reis Cocco , Portuguese, married, business manager, holder of Portuguese passport nº H180507, valid until 01.04.2015, enrolled with the CPF/MF under nº 059.830.307-36, resident and domiciled in the City of Lisbon, Portugal, with business address at Avenida Fontes Pereira de Melo, nº 40, 1069-300, City of Lisboa, Portugal; Shakhaf Wine , Brazilian, married, economist, holder of identification card nº 07.140.616-9, IFP/RJ, enrolled with the CPF/MF under nº 018.755.347-50, resident and domiciled in the Capital of Rio de Janeiro State and with business address at Praia de Botafogo, 501, 7º andar, Torre Corcovado, Rio de Janeiro-RJ; Luiz Kaufmann , Brazilian, married, mechanical engineer, holder of identification card nº 7.162.266, SSP/PR, enrolled with the CPF/MF under nº 036.200.699-72, with business address at Rua Funchal 263, conjunto 44, São Paulo—SP; Henri Philippe Reichstul , Brazilian, married economist, holder of identification card nº 3.798.203, SSP-SP, enrolled with the CPF/MF under nº 001.072.248-36, resident and domiciled in the Capital of the State of São Paulo, with business address at Rua dos Pinheiros 870, 20º andar, cj. 201 and 202, Pinheiros, São Paulo—SP and Antonio Gonçalves de Oliveira , Brazilian, married, sociologist, resident at Rua Domingos Cordeiro, 76, Morumbi—SP/SP—CEP 05688-070, holder of identification card nº 3074227-4 SSP/SP and enrolled with the CPF/MF under nº 050.148.678-04. The Board Members reelected and elected herein shall complete the term of office in course, that is, until the 2006 General Meeting of Shareholders. It is also recorded that controlling shareholder Sudestecel Participações S.A. has obtained from the members herein nominated the information that they are able to sign the statement required in CVM Instruction nº 367/2002 and that they are undertaken to provide such signed statement at the time of their signing of the Instrument of Investiture. As set forth in §2 of article 146 of Law 6404/76 (as amended by Law 10.303/2001), the investiture of the Members of the Board of Directors residing or domiciled abroad shall be conditioned upon their appointment of an attorney residing in Brazil.

8 APPROVAL AND SIGNATURES : After the matters of the agenda were voted, the minutes were read, approved and signed by the attendees.

Signatures : Eliana Chimenti—Chairman; Simone Wilches Braga—Secretary of the Meeting; Sudestecel Participações Ltda.—by Eliana Helena de Gregório Ambrosio Chimenti; Brasilcel N.V.—by Simone Wilches Braga; Tagilo Participações Ltda .—by Simone Wilches Braga; Avista Participações Ltda .—by Simone Wilches Braga; MLC Limited and NCIT—Capital International—Emerging Markets Share Trust—by George Washington Tenório Marcelino.

It is hereby declared, for all purposes of law, that this is a faithful copy of the minutes that were drawn-up in the proper Book.

Eliana Helena de Gregório Ambrosio Chimenti Chairman of the Meeting OAB/SP nº 78.233	Simone Wilches Braga Secretary of the Meeting OAB/RJ nº 97.249

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:August 01, 2005

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

By:	/s/ ARCADIO LUIS MARTINEZ GARCIA
Arcadio Luis Martinez Garcia Investor Relations Officer

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements. These statements are statements that are not historical facts, and are based on management’s current view and estimates of future economic circumstances, industry conditions, company performance and financial results. The words “anticipates”, “believes”, “estimates”, “expects”, “plans” and similar expressions, as they relate to the company, are intended to identify forward-looking statements. Statements regarding the declaration or payment of dividends, the implementation of principal operating and financing strategies and capital expenditure plans, the direction of future operations and the factors or trends affecting financial condition, liquidity or results of operations are examples of forward-looking statements. Such statements reflect the current views of management and are subject to a number of risks and uncertainties. There is no guarantee that the expected events, trends or results will actually occur. The statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, and operating factors. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

Report of Foreign Private Issuer

Pursuant to Rule 13a-16 or 15d-16 of the

Securities Exchange Act of 1934

For the month of August, 2005

Commission File Number 001-14481

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

(Exact name of registrant as specified in its charter)

Tele Leste Cellular Participações Holding Company

(Translation of Registrant’s name into English)

Av. Silveira Martins 1036, Cabula

41150-000 Salvador, BA, Brazil

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F.

Form 20-F   ☒    Form 40-F  ☐

Indicate by check mark whether the registrant by furnishing the information contained in this Form is also thereby furnishing the information to the Commission pursuant to Rule 12g3-2(b) under the Securities Exchange Act of 1934.

Yes   ☐    No   ☒

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

PUBLICLY-HELD COMPANY

CNPJ 02.558.144/0001-93 RELEVANT FACT

Tele Leste Celular Participações S.A. (“TLE”) hereby makes it publicly known, in the form and for the purposes of item VII, sole paragraph of article 2 of CVM Instruction nº 358/02, that as approved by the Board of Directors of the Company, it will vote favorably, through its Executive Committee, at the Special Meetings of Shareholders passing a resolution on the merger of Telergipe Celular S.A., its wholly-owned subsidiary, a Personal Mobile Service operator enrolled with the CNPJ/MF under nº 02.349.167/0001-98, into Telebahia Celular S.A., another wholly-owned subsidiary and also a Personal Mobile Service operator, enrolled with the CNPJ/MF under nº 02.331.879/0001-80.

Financial and operating benefits, among others, are sought to be derived from this corporate transaction, with reduction of administrative, audit and publishing costs, as well as rationalization of accounting and corporate processes.

The contemplated restructuring shall be carried out in accordance with the following stages:

1 st—External Approval—The proposal for transfer, without unification of the Instrument of Authorization of Personal Mobile Service or consolidation of the pertinent business of Telergipe Celular S.A. to Telebahia Celular S.A., under the terms of Resolution 321/02 of the SMP’s General Authorization Plan and of articles 98 and 136 of the General Telecommunications Act—LGT, shall be submitted to the National Telecommunications Agency—ANATEL, for examination.

2 nd—Internal Approvals—After ANATEL shall have issued a favorable opinion for the transaction, the Board of Directors of “TLE” shall review the Appraisal Report for the mergee’s equity and balance sheet, the Protocol of Merger and, in general terms, the Merger Proposal, which documents, after being approved, will define the vote to be given by the Board of Directors at the General Meetings of Shareholders of the relevant Companies, under the terms set forth in the Stock Corporations Act.

Remarks :

1. The corporate transaction will not entail any change in the share control of Telebahia Celular S.A.

São Paulo, August 24, 2005.

Tele Leste Celular Participações S.A.

Paulo César Pereira Teixeira

Investor Relations Officer

Site: www.vivo.com.br /ri

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: August 26, 2005

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

By:	/s/ PAULO CESAR PEREIRA TEIXEIRA
Paulo Cesar Pereira Teixeira Investor Relations Officer

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements. These statements are statements that are not historical facts, and are based on management’s current view and estimates of future economic circumstances, industry conditions, company performance and financial results. The words “anticipates”, “believes”, “estimates”, “expects”, “plans” and similar expressions, as they relate to the company, are intended to identify forward-looking statements. Statements regarding the declaration or payment of dividends, the implementation of principal operating and financing strategies and capital expenditure plans, the direction of future operations and the factors or trends affecting financial condition, liquidity or results of operations are examples of forward-looking statements. Such statements reflect the current views of management and are subject to a number of risks and uncertainties. There is no guarantee that the expected events, trends or results will actually occur. The statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, and operating factors. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations.

ANNEX B

INFORMATION DERIVED FROM THE EXCHANGE ACT REPORTS FILED BY TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

Page
ANNEX B
Information Derived from the Annual Report on Form 20-F of Tele Sudeste Celular Participações S.A. for the Fiscal Year Ended December 31, 2004 filed April 15, 2005	B-2
Information derived from the report on Form 6-K of Tele Sudeste Celular Participações S.A. filed March 31, 2005	B-143
Information derived from the report on Form 6-K of Tele Sudeste Celular Participações S.A. filed May 11, 2005	B-151
Information derived from the report on Form 6-K of Tele Sudeste Celular Participações S.A. filed May 12, 2005	B-154
Information derived from the report on Form 6-K of Tele Sudeste Celular Participações S.A. filed May 31, 2005	B-158
Information derived from the report on Form 6-K of Tele Sudeste Celular Participações S.A. filed June 30, 2005	B-162

Annex B

As filed with the Securities and Exchange Commission on April 15, 2005

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 20-F

(Mark One)

☐	REGISTRATION STATEMENT PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

OR

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2004

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                      to

Commission file number: 001-14493

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

(Exact name of Registrant as specified in its charter)

Tele Sudeste Cellular Holding Company

(Translation of Registrant’s name into English)

The Federative Republic of Brazil

(Jurisdiction of incorporation or organization)

Praia de Botafogo, 501, 7º andar

22250-040 Rio de Janeiro, RJ, Brazil

(Address of principal executive offices)

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which registered
Preferred Shares, without par value	New York Stock Exchange*
American Depositary Shares (as evidenced by American Depositary Receipts), each representing 5,000 preferred shares	New York Stock Exchange

*	Not for trading purposes, but only in connection with the registration on the New York Stock Exchange of American Depositary Shares representing those preferred shares.

Securities registered or to be registered pursuant to Section 12(g) of the Act:

None

Securities for which there is a reporting obligation pursuant to Section 15(d) of the Act:

None

Indicate the number of outstanding shares of each of the issuer’s classes of capital or common stock as of the close of the period covered by the annual report. The number of outstanding shares as of December 31, 2004 was:

Title of Class	Number of Shares Outstanding
Common Stock	189,434,957,933
Preferred Stock	259,575,036,202

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.     Yes  ☒    No  ☐

Indicate by check mark which financial statement item the registrant has elected to follow.    Item 17  ☐    Item 18  ☒

INTRODUCTION

All references in this annual report to:

•	“1xRTT” are to 1x Radio Transmission Technology, the CDMA 2000 1x technology, which pursuant to the ITU (International Telecommunications Union) and in accordance with the IMT-2000 rules, is the 3G (third generation) technology;

•	“ADRs” are to the American Depositary Receipts evidencing our ADSs;

•	“ADSs” are to our American Depositary Shares, each representing 5,000 shares of our non-voting preferred stock. On March 29, 2005 TSD approved a reverse split to occur at the ratio of five thousand (5,000) shares to one (1) share of the respective class. There will be no fractional ADRs resulting from the reverse split, contrary to the effect of the transaction on the Brazilian shares. As of May 4, 2005, each ADR issued by the Company will represent one (1) preferred share;

•	“AMPS” are to Advanced Mobile Phone System, a radio interface technology for cellular networks based on spectral spreading of the radio signal and channel division in the frequency domain;

•	“Anatel” are to Agência Nacional de Telecomunicações—ANATEL, the Brazilian telecommunications regulatory agency;

•	“Brazilian Central Bank,” “Central Bank of Brazil” or “Central Bank” are to the Banco Central do Brasil, the Brazilian central bank, known as BACEN as well;

•	“Brazilian Corporate Law” are to Law No. 6,404 of December, 1976, as amended by Law No. 9,457 of May 1997 and by Law No. 10,303 of October 2001;

•	“Brazilian government” are to the federal government of the Federative Republic of Brazil;

•	“CDMA” are to Code Division Multiple Access, an aerial interface technology for cellular networks based on spectral spreading of the radio signal and channel division in the code domain;

•	“Commission” are to the U.S. Securities and Exchange Commission;

•	“Customers” are to number of wireless lines in service;

•	“CVM” are to the Comissão de Valores Mobiliários, the Brazilian securities commission;

•	“EV-DO” are to Evolution Data Optimized, a 3G technology, which provides data transmission at a speed up to 2.4 mbps in laptops or PDAs;

•	“General Telecommunications Law” are to Lei Geral de Telecomunicações, as amended, which regulates the telecommunications industry in Brazil;

•	“Net additions” are to the total number of new customers acquired in the period minus the reduction in the number of customers.

•	“Real,” “reais” or “R$” are to Brazilian reais, the official currency of Brazil;

•	“SMC” are to Serviço Movél Celular (Mobile Cellular Service), a service rendered pursuant to a concession granted by Anatel to provide mobile service in a specific frequency range;

•	“SMP” are to Serviço Móvel Pessoal (Personal Cellular Service), a service rendered pursuant to an authorization granted by Anatel to provide mobile service in a specific frequency range;

•	“SMS” are to text messaging services for cellular handsets, which allow customers to send and receive alphanumerical messages;

•	“TDMA” are to Time Division Multiple Access, a radio interface technology for cellular networks based on spectral spreading of the radio signal and channel division in the time domain;

•	“Tele Sudeste Celular Participações S.A.”, “Tele Sudeste,” “we,” “our” and “us” are to Tele Sudeste Celular Participações S.A. and its consolidated subsidiaries (unless the context otherwise requires);

•	“Telebrás” are to Telecomunicações Brasileiras S.A.—TELEBRAS;

•	“U.S.$,” “dollars” or “U.S. dollars” are to United States dollars;

•	“Vivo” are to the brand used in Brazil in the operations of the companies that together constitute the assets of the joint venture between Portugal Telecom and Telefónica Móviles, known as Brasilcel N.V., or Brasilcel; and

•	“WAP” are to Wireless Application Protocol, an open and standardized protocol started in 1997, which allows access to Internet servers through specific equipment, a WAP Gateway at the carrier, and WAP browsers in customers’ handsets;

TSD’s subsidiaries are: Telerj Celular S.A., or Telerj Celular, and Telest Celular S.A., or Telest Celular.

Unless otherwise specified, data relating to the Brazilian telecommunications industry included in this annual report were obtained from Anatel.

PRESENTATION OF FINANCIAL INFORMATION

Our consolidated financial statements as of and for the years ended December 31, 2004, 2003 and 2002, have been prepared in accordance with the accounting practices adopted in Brazil, as prescribed by Brazilian Corporate Law, or the Brazilian Corporate Law Method, which differs in certain significant respects from generally accepted accounting principles in the United States, or U.S. GAAP. Note 35 to our financial statements appearing elsewhere in this annual report describes the principal differences between the Brazilian Corporate Law Method and U.S. GAAP as they relate to us, and provides a reconciliation to U.S. GAAP of net income and shareholders’ equity. The consolidated financial statements have been audited by Deloitte Touche Tohmatsu Auditores Independentes.

Prior to 2003, we presented financial information in our annual report on Form 20-F using the price-level accounting methodology prescribed by the Brazilian Federal Accountancy Council. Beginning with the fiscal year ended December 31, 2003, we changed to the Brazilian Corporate Law Method because we do not primarily rely on price-level accounting in reporting to investors and regulatory authorities in Brazil. For consistency, we have presented all our financial information in this annual report, in accordance with the Brazilian Corporate Law Method. As a result, the financial information included in this annual report as of and for the year ended December 31, 2002 or for previous years is different from the information we presented in our annual report for the year ended December 31, 2002 or for previous years. See note 2 to our consolidated financial statements included herein.

FORWARD-LOOKING STATEMENTS

Certain information included in this annual report, principally in “Item 3D. Risk Factors,” “Item 4. Information on the Company” and “Item 5. Operating and Financial Review and Prospects,” contains information that is forward-looking, including, but not limited to:

•	statements concerning our operations and prospects;

•	the size of the Brazilian telecommunications market;

•	estimated demand forecasts;

•	our ability to secure and maintain telecommunications infrastructure licenses, rights-of-way and other regulatory approvals;

•	our strategic initiatives and plans for business growth;

•	industry conditions;

•	our funding needs and financing sources;

•	network completion and product development schedules;

•	expected characteristics of competing networks, products and services;

•	quantitative and qualitative disclosures about market risks;

•	other statements of management’s expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts; and

•	other factors identified or discussed under “Item 3.D. Key Information—Risk Factors.”

Forward looking statements may also be identified by words such as “believe,” “expect,” “anticipate,” “project,” “intend,” “should,” “seek,” “estimate,” “future” or similar expressions. Forward-looking information involves risks and uncertainties that could significantly affect expected results. The risks and uncertainties include, but are not limited to:

•	the short history of our operations as an independent, private-sector entity and the introduction of competition to the Brazilian telecommunications sector;

•	the cost and availability of financing;

•	uncertainties relating to political and economic conditions in Brazil;

•	inflation, interest rate and exchange rate risks;

•	the Brazilian government’s telecommunications policy; and

•	the adverse determination of disputes under litigation.

We undertake no obligation to update publicly or revise any forward-looking statements because of new information, future events or otherwise. In light of these risks and uncertainties, the forward looking information, events and circumstances discussed in this annual report might not occur. Our actual results and performance could differ substantially from those anticipated in our forward-looking statements.

PART I

ITEM 1.	IDENTITY OF DIRECTORS, SENIOR MANAGEMENT AND ADVISERS

Not applicable.

ITEM 2.	OFFER STATISTICS AND EXPECTED TIMETABLE

Not applicable.

ITEM 3.	KEY INFORMATION

A.	Selected Financial Data

The selected financial data as of and for the years ended December 31, 2004, 2003 and 2002, included in this annual report have been derived from, and should be read in conjunction with, our audited consolidated financial statements and notes thereto included elsewhere in this annual report and audited by Deloitte Touche Tohmatsu Auditores Independentes. The selected financial data as of and for the years ended December 31, 2001 and 2000 included in this annual report have been derived from our audited financial statements and notes thereto audited by Deloitte Touche Tohmatsu Auditores Independentes, which are not included in this annual report. See “Presentation of Financial Information” above for additional information.

Our consolidated financial statements are prepared in accordance with the Brazilian Corporate Law Method, which differs in certain material respects from U.S. GAAP. See note 35 to our consolidated financial statements for a summary of the differences between the Brazilian Corporate Law Method and U.S. GAAP as they relate to us and a reconciliation to U.S. GAAP of shareholders’ equity as of December 31, 2004 and 2003, and net income for the years ended December 31, 2004, 2003 and 2002.

The following tables present a summary of our selected financial data at the dates and for each of the periods indicated. You should read the following information together with our financial statements and the notes thereto included elsewhere in this annual report and with “Item 5. Operating and Financial Review and Prospects.”

	Year ended December 31,
	2004	2003	2002	2001	2000
	(in thousands of reais except when indicated)
Income Statement Data:
Brazilian Corporate Law Method
Net operating revenue	1,927,027	1,892,451	1,847,631	1,703,299	1,516,715
Cost of services and goods	(1,112,460)	(1,052,487)	(981,741)	(877,284)	(797,840)
Gross profit	814,567	839,964	865,890	826,015	718,875
Operating income (expenses)
Selling expenses	(508,461)	(387,466)	(392,482)	(293,418)	(245,768)
General and administrative expenses	(187,832)	(224,408)	(229,947)	(233,479)	(206,760)
Other operating income (expenses), net	16,981	13,309	(16,954)	5,413	12,906
Operating income (loss) before interest	135,255	241,399	226,507	304,531	279,253
Financial expense, net	5,727	(15,017)	(15,112)	(83,222)	(72,263)
Operating income (loss)	140,982	226,382	211,395	221,309	206,990
Net non-operating income (expense)	(1)	(8,535)	(1,202)	(991)	(3,096)
Income (loss) before minority interests and taxes	140,981	217,847	210,193	220,318	203,894
Income and social contribution taxes benefit (expense)	(48,103)	(61,610)	(69,817)	(57,404)	(58,039)
Minority interests	—	—	—	—	(23,979)
Net income	92,878	156,237	140,376	162,914	121,876
Net income per thousand shares	0.21	0.36	0.34	0.41	0.31
Operating income (loss) per thousand shares	0.31	0.52	0.51	0.52	—

Dividends per thousand preferred shares—R$(a)	0.051	0.089	0.255	0.108	0.119
Dividends per thousand common shares—R$(a)	0.046	0.081	0.232	0.108	0.119
Dividends per thousand preferred shares—US$(a)(b)	0.019	0.031	0.075	0.047	0.057
Dividends per thousand common shares—US$(a)(b)	0.017	0.028	0.068	0.047	0.057
U.S. GAAP
Net operating revenue	2,619,351	2,446,136	2,220,491	2,017,644	1,749,607
Operating income (loss)	15,324	137,346	121,931	206,284	307,843
Net income (loss) before cumulative effect of adoption of accounting principle	13,708	116,823	4,021	129,860	166,069

Cumulative effect of adoption of accounting principle (SFAS 133), net of income tax effects of R$1,025	—	—	—	2,081	—
Net income	13,708	116,823	4,021	131,941	166,069
Net income (loss) per thousand shares:
Common shares—basic	0.03	0.26	—	0.33	0.49
Common shares—diluted	0.02	0.23	—	0.25	0.35
Weighted average number of common shares outstanding—basic (thousands)	188,067,310	168,375,242	148,443,147	136,479,679	125,390,242
Weighted average number of common shares outstanding—diluted (thousands)	230,876,784	227,501,934	222,297,796	225,110,055	221,471,887
Preferred shares—basic	0.03	0.28	0.01	0.33	0.49
Preferred shares—diluted	0.03	0.25	0.01	0.29	0.41
Weighted average number of Preferred shares outstanding—basic and diluted (thousands)	259,575,036	259,575,036	259,575,037	259,587,240	214,170,953

(a)	For the year 2000, there was an additional dividend for preferred and common shares issued as a result of the reorganization in the amount of R$0.019 (U.S.$0.009).

(b)	U.S. dollar amount determined according to the applicable exchange rate at the date of the general shareholders’ meeting that approved the dividend distribution.

	Year ended December 31,
	2004	2003	2002	2001	2000
	(in thousands of reais except when indicated)
Cash Flow Data:
Brazilian Corporate Law Method
Operating activities:
Total net cash provided by (used in) operating activities	437,190	737,400	756,910	597,607	523,115
Investing activities
Total net cash used in investing activities	(240,842)	(255,635)	(370,544)	(408,342)	(428,173)
Financing activities:
Total net cash provided by (used in) financing activities	(224,915)	(208,665)	(362,754)	(229,112)	(38,179)
Increase (decrease) in cash and cash equivalents	(28,567)	273,100	23,612	(39,847)	56,763

Cash and cash equivalents at beginning of year	382,473	109,373	85,761	125,608	68,845

Cash and cash equivalents at end of year	353,906	382,473	109,373	85,761	125,608

	At December 31,
	2004	2003	2002	2001	2000
	(in thousands of reais)
Balance Sheet Data:
Brazilian Corporate Law Method
Property, plant and equipment, net	1,263,569	1,398,014	1,585,057	1,592,391	1,467,696
Total assets	2,899,086	2,824,673	2,793,786	2,690,638	2,696,190
Net assets	1,970,733	1,903,363	1,779,685	1,735,749	1,622,473
Loans and financing—current portion	50,250	165,802	200,922	189,726	305,002
Loans and financing—non-current portion	—	53,153	259,597	294,939	263,499
Shareholders’ equity	1,970,733	1,903,363	1,779,685	1,735,749	1,622,473
Capital stock	891,460	778,838	685,321	595,722	595,722
Number of shares as adjusted to reflect changes in capital	449,009,994	432,598,218	414,006,458	396,041,635	396,345,036

U.S. GAAP
Property, plant and equipment, net	1,281,857	1,258,294	1,511,160	1,636,935	1,566,091
Total assets	2,953,506	2,960,940	2,996,686	3,098,880	3,153,941
Loans and financing—current portion	50,250	165,802	200,922	189,726	305,002
Loans and financing—non-current portion		53,153	259,597	294,939	263,499
Shareholders’ equity	1,991,309	2,001,746	1,921,296	2,007,812	1,935,512
Capital stock	891,460	778,838	685,321	595,722	595,722
Number of shares as adjusted to reflect changes in capital	449,009,994	432,598,218	414,006,458	396,041,635	396,345,036

Exchange Rates

Before March 14, 2005, there were two principal foreign exchange markets in Brazil:

•	the commercial rate exchange market; and

•	the floating rate exchange market.

Most trade and financial foreign-exchange transactions were carried out on the commercial rate exchange market. The floating market rate generally applied to transactions to which the commercial rate did not apply. Prior to February 1999, the exchange rate in each market was established independently, resulting in different rates during some periods. Since February 1, 1999, the Central Bank placed the commercial rate exchange market and the floating rate exchange market under identical operational limits, and financial institutions operating in the commercial market were authorized to unify their positions in the two different markets, which led to a convergence in the pricing and liquidity of both markets and a reduction in the difference between their respective rates.

With the enactment of Resolution No. 3,265, dated March 4, 2005 by the National Monetary Council, both markets were consolidated into one single foreign exchange market, effective as of March 14, 2005. All foreign exchange transactions are now carried out this single consolidated market, through institutions authorized to operate in such market. The Brazilian government has yet to enact in its entirety the regulations applicable to the new foreign exchange market.

Foreign exchange rates continue to be freely negotiated, but may be influenced by Central Bank intervention. From March 1995 through January 1999, the Central Bank allowed the gradual devaluation of the real against the U.S. dollar. In January 1999, the Central Bank allowed the real/U.S. dollar exchange rate to float freely. Since then, the real/U.S. dollar exchange rate has been established mainly by the Brazilian interbank market and has fluctuated considerably. In the past, the Central Bank has intervened occasionally to control unstable movements in foreign exchange rates. We cannot predict whether the Central Bank or the Brazilian government will continue to let the real float freely or will intervene in the exchange rate market through a currency band system or otherwise, or that the exchange market will not be volatile as a result of political instability or other factors. In light of these factors, we cannot predict that the real will not depreciate or appreciate in value in relation to the U.S. dollar substantially in the future. In addition, exchange rate fluctuations may also affect our financial condition. For more information on these risks, see “Risk Factors—Risks Relating to Brazil”.

The following tables set forth the commercial selling rate, expressed in reais per U.S. dollar for the periods indicated as reported by the Central Bank.

	Exchange Rate of R$ per U.S.$
Year ended December 31,	Low	High	Average(1)	Year-End
2000	1.723	1.985	1.830	1.955
2001	1.936	2.801	2.352	2.320
2002	2.271	3.955	2.931	3.533
2003	2.822	3.662	3.072	2.889
2004	2.654	3.205	2.917	2.654

Source: Central Bank of Brazil, PTAX.

(1)	Represents the average of the exchange rates (PTAX) on the last day of each month during the relevant period.

	Exchange Rate of R$ per U.S.$
Month Ended	Low	High
October 31, 2004	2.824	2.885
November 30, 2004	2.731	2.859
December 31, 2004	2.654	2.787
January 31, 2005	2.625	2.722
February 28, 2005	2.562	2.632
March 31, 2005	2.629	2.765
April 30, 2005 (until April 13, 2005)	2.562	2.660

Source: Central Bank of Brazil, PTAX.

B.	Capitalization and Indebtedness

Not applicable.

C.	Reasons for the Offer and Use of Proceeds

Not applicable.

D.	Risk Factors

This section is intended to be a summary of more detailed discussions contained elsewhere in this annual report. The risks described below are not the only ones we face. Our business, results of operations or financial condition could be harmed if any of these risks materializes and, as a result, the trading price of the ADSs could decline.

Risks Relating to Brazil

The Brazilian government has exercised, and continues to exercise, significant influence over the Brazilian economy. Brazilian political and economic conditions have a direct impact on our business, operations and the market price of our preferred shares and our ADSs.

In the past, the Brazilian government has intervened in the Brazilian economy and occasionally made drastic changes in policy. The Brazilian government’s actions to control inflation and affect other policies have often involved wage and price controls, currency devaluations, capital controls, and limits on imports, among other things. Our business, financial condition, results of operations and the market price of our preferred shares and ADSs may be adversely affected by changes in government policies, as well as general economic factors, including:

•	currency fluctuations;

•	exchange control policies;

•	internal economic growth;

•	inflation;

•	price instability;

•	energy policy;

•	interest rates;

•	liquidity of domestic capital and lending markets;

•	tax policies (including reforms currently under discussion in the Brazilian Congress); and

•	other political, diplomatic, social and economic developments in or affecting Brazil.

Inflation and certain government measures to curb inflation may have adverse effects on the Brazilian economy, the Brazilian securities market and/or our business and operations.

Brazil has historically experienced extremely high rates of inflation. Inflation and certain of the Brazilian government’s measures taken in the attempt to curb inflation have had significant negative effects on the Brazilian economy. Since 1994, Brazil’s inflation rate has been substantially lower than in previous periods. However, inflationary pressures persist, and actions taken in an effort to curb inflation, coupled with public speculation about possible future governmental actions, have contributed to economic uncertainty in Brazil and heightened volatility in the Brazilian securities market. In 2004, the general price index, or the IGP-DI (the lndice Geral de Preços—Disponibilidade Interna), an inflation index developed by the Fundação Getúlio Vargas, a private Brazilian foundation, reflected inflation of 12.13%, compared to 7.7% in 2003 and 26.4% in 2002. If Brazil experiences significant inflation, we may be unable to increase service rates to our customers in amounts that are sufficient to cover our increasing operating costs, and our business may be adversely affected. In addition, high inflation generally leads to higher domestic interest rates and, as a result, the cost of servicing our real-denominated debt may increase. Inflation and its effect on domestic interest rates can, in addition, lead to reduced liquidity in the domestic capital and lending markets, which could adversely affect our ability to refinance our indebtedness in those markets.

Fluctuations in the value of the real against the value of the U.S. dollar may adversely affect our ability to pay U.S. dollar-denominated or U.S. dollar-linked obligations and could lower the market value of our preferred shares and ADSs.

The Brazilian currency has historically experienced frequent devaluations. The real devalued against the U.S. dollar by 18.7% in 2001. During 2002, the real continued to undergo significant devaluation due in part to the political uncertainty in connection with the elections and the global economic slowdown. In 2002, the real devalued against the U.S. dollar by 52.3%. However, the economic policies initiated by the Brazilian government in 2003 have helped to restore confidence in the Brazilian market. This, coupled with the U.S. dollar devaluation in the international market, has resulted in an appreciation of the real against the U.S. dollar of 18.2% in 2003 and 8% in 2004. However, there is no guarantee that this trend will continue or that the exchange rate will remain at current levels. Devaluations of the real would reduce the U.S. dollar value of distributions and dividends on preferred shares and the ADSs and may also reduce the market value of the preferred shares and the ADSs. See “—Selected Financial Data—Exchange Rates” for more information on exchange rates.

As of December 31, 2004, we had R$50.3 million in total debt, all of which was denominated in U.S. dollars. As of December 31, 2004, we had foreign currency derivatives in place to cover all of our U.S. dollar-denominated debt. Also, significant costs relating to our network infrastructure are payable or linked to payment by us in U.S. dollars. At the same time, while we may derive income from derivative transactions denominated in foreign currencies, all of our operating revenues are generated in reais. To the extent that the value of the real decreases relative to the U.S. dollar, our debt becomes more expensive to service and it becomes more costly for us to import the technology and the goods that are necessary to operate our business.

Deterioration in economic and market conditions in other countries, especially emerging market countries, may adversely affect the Brazilian economy and our business.

The market for securities issued by Brazilian companies is influenced by economic and market conditions in Brazil and, to varying degrees, market conditions in other Latin American and emerging market countries. Although economic conditions are different in each country, the reaction of investors to developments in one country may cause the capital markets in other countries to fluctuate. Developments or conditions in other emerging market countries have at times significantly affected the availability of credit in the Brazilian economy and resulted in considerable outflows of funds and declines in the amount of foreign currency invested in Brazil as well as limited access to international capital markets, which may adversely affect our ability to borrow funds at an acceptable interest rate or to raise equity capital when and if there should be a need for us to do so. Adverse developments in other emerging market countries could also lead to a reduction in both demand and the market price for our preferred shares and ADSs.

Risks Relating to the Brazilian Telecommunications Industry and Us

Extensive government regulation of the telecommunications industry may limit our flexibility in responding to market conditions, competition and changes in our cost structure.

Our business is subject to extensive government regulation, including any changes that may occur during the period of our authorization to provide telecommunications services. Anatel, which is the main telecommunications industry regulator in Brazil, regulates, among other things:

•	industry policies and regulations;

•	licensing;

•	tariffs;

•	competition;

•	telecommunications resource allocation;

•	service standards;

•	technical standards;

•	interconnection and settlement arrangements; and

•	universal service obligations.

The extensive regulation and the conditions imposed by our authorization to provide telecommunications services may limit our flexibility in responding to market conditions, competition and changes in our cost structure.

Our results may be affected in the medium or long term as a result of the new SMP rules.

In 2002, Anatel changed the SMP regime (first enacted in December 2000), thus encouraging companies operating under the SMC system to migrate to the SMP system. Under the SMP regime, we no longer receive payment from our customers for outbound long distance traffic, but we receive payment for the use of our network, in accordance with the network usage remuneration plan. Although the new regime has not had a significant impact on our operations to date, we cannot assure that in the future the interconnection fees that we will receive from long distance operators will compensate us for the revenues that we would have received from our customers for outbound long distance traffic.

Until June 30, 2004, SMP service providers could choose to establish a price cap or freely negotiate their interconnection charges. Since that date, free negotiation has been the rule, subject to Anatel regulations. In addition, under the SMP regime, an SMP cellular operator will pay for the use of another SMP cellular operator’s network in the same registration area only if the traffic carried from the first operator to the second exceeds 55% of the total traffic exchanged between them. In that case, only those calls that have surpassed the 55% level will be subject to payment for network usage. This rule will remain in effect until June 30, 2005, after which no payments will be due for network usage between SMP networks, regardless of the amount of traffic. As a result, if the traffic we terminate for other SMP cellular operators exceeds the traffic they terminate for our company, our revenues and results of operations may be adversely affected.

Anatel submitted for public comment new regulations on interconnection rules for public comment. The public comment period ended on October 18, 2004 and we have presented our arguments against some of the proposals that may have adverse effects on our results. Anatel will decide whether to issue a new regulation and its content. If these regulations take effect, they may negatively affect our revenues and results of operations.

If the inflation adjustment index now applied to our tariffs is changed, the new index may not be adequate.

The Brazilian government is considering replacing the IGP-DI, the monetary adjustment index currently used in connection with the tariffs applied in the telecommunications industry, with another index, which has not yet been identified. We cannot assure you that a new index, if any, would adequately reflect the effect of inflation on our tariffs.

We face substantial competition that may reduce our market share and harm our financial performance.

There is substantial competition in the telecommunications industry. We compete not only with companies that provide wireless services and trunking, but also with companies that provide fixed-line telecommunications and Internet access services, because of the trend toward the convergence and substitution of mobile services for these other services.

We expect competition to intensify as a result of the entrance of new competitors and the rapid development of new technologies, products and services. Our ability to compete successfully will depend on our marketing techniques, as well as on our ability to anticipate and respond to various competitive factors affecting the industry, including new services that may be introduced, changes in consumer preferences, demographic trends, economic conditions and discount pricing strategies by our competitors. To the extent that we do not keep pace with technological advances, or fail to timely respond to changes in competitive factors in our industry, we could lose a portion of our market share or experience a decline in our revenue. Competition from other mobile communications service providers in the region in which we operate may also affect our financial results by causing, among other things, the rate of our customer growth to decline, forcing us to decrease in tariff rates and increases in selling expenses. This could have a material adverse effect on our results of operations.

There has been consolidation in the Brazilian telecommunications market, and we believe this trend may continue. Consolidations may result in increased competitive pressures within our market. We may be unable to adequately respond to pricing pressures resulting from consolidation, which would adversely affect our business, financial condition and results of operations.

Our results of operations would be negatively affected by a high rate of customer turnover or a decrease in our customer growth.

A high rate of customer turnover and/or a decrease in our rate of customer growth could adversely affect our results of operations as well as our competitive position. The rate of customer turnover may be the result of several factors, including limited network coverage and lack of sufficient reliability of our services, as well as increased competition in the region in which we operate and the economic conditions in Brazil.

The industry in which we conduct our business is subject to rapid technological changes and these changes could have a material adverse effect on our ability to provide competitive services.

The telecommunications industry is subject to rapid and significant technological changes. Our success depends, in part, on our ability to anticipate and adapt in a timely manner to technological changes. We expect that new products and technologies will emerge and that existing products and technologies will be further developed.

The advent of new products and technologies could have a variety of consequences for us. These new products and technologies may reduce the price of our services by providing lower-cost alternatives, or they may be superior to, and render obsolete, the products and services we offer and the technologies we use, requiring investment in new technology. The cost of upgrading our products and technology in order to continue to compete effectively could be significant, and our ability to fund the upgrading may depend on our ability to obtain additional financing.

Our controlling shareholders have a great deal of influence over our business.

PT Móveis SGPS, S.A. and Telefónica Móviles, S.A., our principal shareholders, own, directly and indirectly, approximately 91.75% of our common shares and 90.89% of our total capital as of December 31, 2004. PT Móveis SGPS, S.A. is 100% controlled by Portugal Telecom SGPS, S.A. See “Item 7. Major Shareholders and Related Party Transactions—Major Shareholders.” Due to their share ownership, our principal shareholders have the power to control us and our subsidiaries, including the power to elect our directors and officers and determine the outcome of any action requiring shareholder approval, including transactions with related parties, corporate reorganizations and the timing and payment of our dividends. In addition, PT Móveis SGPS, S.A. and Telefónica Móviles, S.A. share their participation in us equally. Any disagreement or dispute between them may have an impact on the decision-making capabilities of our management.

The wireless industry, including us, may be harmed by reports suggesting that radio frequency emissions cause health problems and interfere with medical devices.

Media and other reports have suggested that radio frequency emissions from wireless handsets and base stations may cause health problems. If consumers harbor health-related concerns, they may be discouraged from using wireless handsets. These concerns could have an adverse effect on the wireless communications industry and, possibly, expose wireless providers, including us, to litigation. We cannot assure you that further medical research and studies will refute a link between the radio frequency emissions of wireless handsets and base stations and these health concerns. Government authorities could increase regulation of wireless handsets and base stations as a result of these health concerns or wireless companies, including us, could be held liable for costs or damages associated with these concerns, which could have an adverse effect on our business, financial condition and results of operation. The expansion of our network may be affected by these perceived risks if we experience problems in finding new sites, which in turn may delay the expansion and may affect the quality of our services. On July 2, 2002, Anatel published Resolution No. 303 that limits emissions from and exposure to fields with frequencies between 9 kHz and 300 GHz. Additionally, the Brazilian government is developing specific legislation for deployment of radio frequency transmission stations that will supersede the existing state and municipal laws. The new laws may create additional transmission regulations which, in turn, could have an adverse effect on our business.

Risks Relating to Our Preferred Shares and Our ADSs

Our preferred shares and our ADSs generally do not have voting rights.

In accordance with Brazilian Corporate Law and our by-laws, holders of our preferred shares, and therefore of our ADSs, are not entitled to vote at meetings of our shareholders, except in limited circumstances. See “Item 10.B. Memorandum and Articles of Association.”

Holders of the ADSs may find it difficult to exercise even their limited voting rights at our shareholders’ meetings.

Holders of our ADSs may exercise the limited voting rights with respect to our preferred shares represented by the ADSs only in accordance with the deposit agreement relating to the ADSs. There are practical limitations upon the ability of ADS holders to exercise their voting rights due to the additional steps involved in communicating with ADS holders. For example, we are required to publish a notice of our shareholders’ meetings in certain newspapers in Brazil. To the extent that holders of our preferred shares are entitled to vote at a shareholders’ meeting, they will be able to exercise their voting rights by attending the meeting in person or voting by proxy. By contrast, holders of the ADSs will receive notice of a shareholders’ meeting by mail from the depositary following our notice to the ADR depository requesting the ADR depository to do so. To exercise their voting rights, ADS holders must instruct the depositary on a timely basis. This noticed voting process will take longer for ADS holders than for holders of preferred shares. If it fails to receive timely voting instructions for all or part of the ADSs, the depositary will assume that the holders of those ADSs are instructing it to give a discretionary proxy to a person designated by us to vote their ADSs, except in limited circumstances.

In the limited circumstances in which holders of the ADSs have voting rights, they may not receive the voting materials in time to instruct the depositary to vote our preferred shares underlying their ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions of the holders of the ADSs or for the manner of carrying out those voting instructions. Accordingly, holders of the ADSs may not be able to exercise voting rights, and they will have no recourse if the preferred shares underlying their ADSs are not voted as requested.

You might be unable to exercise preemptive rights with respect to our preferred shares unless there is a current registration statement in effect that covers those rights or unless an exemption from registration applies.

You will not be able to exercise the preemptive rights relating to our preferred shares underlying your ADSs unless a registration statement under the U.S. Securities Act of 1933, as amended, or the Securities Act, is effective with respect to those rights, or unless an exemption from the registration requirements of the Securities Act is available. We are not obligated to file a registration statement. Unless we file a registration statement or an exemption from registration applies, you may receive only the net proceeds from the sale of your preemptive rights by the depositary, or, if the preemptive rights cannot be sold, they will lapse and you will not receive any value for them. For more information on the exercise of your rights, see “Item 10. Additional Information.”

An exchange of ADSs for preferred shares risks loss of certain foreign currency remittance and Brazilian tax advantages.

The ADSs benefit from the certificate of foreign capital registration, which permits The Bank of New York, as depositary, to convert dividends and other distributions with respect to preferred shares into foreign currency, and to remit the proceeds abroad. Holders of ADSs who exchange their ADSs for preferred shares will then be entitled to rely on the depositary’s certificate of foreign capital registration for five business days from the date of exchange. Thereafter, they will not be able to remit non-Brazilian currency abroad unless they obtain their own certificate of foreign capital registration, or unless they qualify under Resolution 2,689 of the Central Bank of Brazil, dated January 26, 2000, known as Resolution 2,689, issued by BACEN, which entitles certain investors to buy and sell shares on Brazilian stock exchanges without obtaining separate certificates of registration.

If holders of ADSs do not qualify under Resolution 2,689, they will generally be subject to less favorable tax treatment on distributions with respect to our preferred shares. There can be no assurance that the depositary’s certificate of registration or any certificate of foreign capital registration obtained by holders of ADSs will not be affected by future legislative or regulatory changes, or that additional Brazilian law restrictions applicable to their investment in the ADSs may not be imposed in the future.

Holders of the ADSs may face difficulties in protecting their interests because we are subject to different corporate rules and regulations as a Brazilian company and our shareholders may have fewer and less well-defined rights.

Holders of the ADSs are not direct shareholders of our company and are unable to enforce the rights of shareholders under our by-laws and Brazilian Corporate Law.

Our corporate affiliates are governed by our by-laws and the Brazilian Corporate Law, which differ from the legal principles that would apply if we were incorporated in a jurisdiction in the United States, such as the State of Delaware or New York, or elsewhere outside Brazil. Even if a holder of ADSs surrenders its ADSs and becomes a direct shareholder, its rights as a holder of our preferred shares underlying the ADSs under the Brazilian Corporation Law to protect its interests relative to actions by our board of directors may be fewer and less well-defined than under the laws of those other jurisdictions.

Although insider trading and price manipulation are crimes under Brazilian law, the Brazilian securities markets are not as highly regulated and supervised as the U.S. securities markets or the markets in some other jurisdictions. In addition, rules and policies against self-dealing or for preserving shareholder interests may be less well-defined and enforced in Brazil than in the United States and certain other countries, which may put holders of our preferred shares and the ADSs at a potential disadvantage.

Exchange controls and restrictions on remittances abroad may adversely affect holders of the ADSs and the underlying preferred shares.

Brazilian law provides that whenever there is a significant imbalance in Brazil’s balance of payments or a significant possibility that such imbalance will exist, the Brazilian government may impose temporary restrictions on the remittance to foreign investors of the proceeds of their investment in Brazil (as it did for approximately six months in 1989 and early 1990) and on the conversion of Brazilian currency into foreign currencies. These restrictions could hinder or prevent the Brazilian custodian of the preferred shares underlying the ADSs or holders who have exchanged the ADSs for the underlying preferred shares from converting dividends, distributions or the proceeds from any sale of such shares into U.S. dollars and remitting such U.S. dollars abroad. In such an event, the Brazilian custodian for our preferred shares will hold the reais that it cannot convert for the account of holders of the ADSs who have not been paid. Neither the custodian nor the depositary will be required to invest the reais or be liable for any interest.

Holders of the ADSs may face difficulties in protecting their interests because we are subject to different corporate rules and regulations as a Brazilian company and our shareholders may have fewer and less well-defined rights.

Holders of the ADSs are not direct shareholders of our company and are unable to enforce the rights of shareholders under our by-laws and the Brazilian Corporation Law. Our corporate affairs are governed by our by-laws and the Brazilian Corporation Law, which differ from the legal principles that would apply if we were incorporated in a jurisdiction in the United States, such as the States of Delaware or New York, or elsewhere outside Brazil. Even if a holder of ADSs surrenders its ADSs and becomes a direct shareholder, its rights as a holder of our preferred shares underlying the ADSs under the Brazilian Corporation Law to protect its interests relative to actions by our board of directors may be fewer and less well-defined than under the laws of those other jurisdictions.

Although insider trading and price manipulation are crimes under Brazilian law, the Brazilian securities markets are not as highly regulated and supervised as the U.S. securities markets or the markets in some other jurisdictions. In addition, rules and policies against self-dealing or for preserving shareholder interests may be less well-defined and enforced in Brazil than in the United States and certain other countries, which may put holders of our preferred shares and the ADSs at a potential disadvantage. Corporate disclosures also may be less complete or informative than for a public company in the United States or in certain other countries.

Holders of the ADSs may face difficulties in serving process on or enforcing judgments against us and other persons.

We are a corporation (sociedade anônima) organized under the laws of Brazil, and most of our directors and executive officers and our independent public accountants reside or are based in Brazil. Substantially all of our assets and those of these other persons are located in Brazil. As a result, it may not be possible for holders of the ADSs to effect service of process upon us or these other persons within the United States or other jurisdictions outside Brazil or to enforce against us or these other persons judgments obtained in the United States or other jurisdictions outside Brazil. Because judgments of U.S. courts for civil liabilities based upon the U.S. federal securities laws may only be enforced in Brazil if certain conditions are met, holders may face greater difficulties in protecting their interests in the case of actions by us or our directors or executive officers than would shareholders of a U.S. corporation.

Actual or anticipated sales of a substantial number of preferred shares could decrease the market prices of our preferred shares and the ADSs.

Sales of a substantial number of our preferred shares could negatively affect the market prices of our preferred shares and the ADSs. If, in the future, existing or future holders of preferred shares make substantial sales of shares, the market price of our preferred shares and, by extension, the ADSs may decrease significantly. As a result, holders of the ADSs may not be able to sell the ADSs at or above the price they paid for them.

Holders of the ADSs could be subject to Brazilian income tax on capital gains from sales of ADSs.

Historically, any capital gain realized on a sale or other disposition of ADSs between non-Brazilian holders outside Brazil was not subject to Brazilian income tax. However, a new Brazilian law provides that, commencing on February 1, 2004, “the acquiror, individual or legal entity resident or domiciled in Brazil, or the acquiror’s attorney-in-fact, when such acquirer is resident or domiciled abroad, shall be responsible for the retention and payment of the income tax applicable to capital gains earned by the individual or legal entity resident or domiciled abroad who disposes of property located in Brazil.” The Brazilian tax authorities have recently issued a normative instruction confirming that they intend to assess income tax on capital gains earned by non-Brazilian residents whose assets are located in Brazil. It is unclear whether ADSs representing preferred shares, which are issued by the depositary outside Brazil, will be deemed to be “property located in Brazil” for purposes of this law. Accordingly, we cannot determine whether Brazilian tax authorities will attempt to tax any capital gains arising from the sale or other disposition of ADSs, even when the transaction is consummated outside Brazil between non-Brazilian residents.

The relative volatility and illiquidity of the Brazilian securities markets may adversely affect holders of ADSs.

Investments in securities, such as the preferred shares or the ADSs, of issuers from emerging market countries, including Brazil, involves a higher degree of risk than investing in securities of issuers from more developed countries. The Brazilian securities market is substantially smaller, less liquid, more concentrated and more volatile than major securities markets in the United States. There is also significantly greater concentration in the Brazilian securities market than in major securities markets in the United States. These features may substantially limit the ability to sell the preferred shares underlying the ADSs at a price and time at which holders wish to do so.

ITEM 4.	INFORMATION ON THE COMPANY

A.	Our History and Development

General

We are incorporated under the laws of the Federative Republic of Brazil under the name Tele Sudeste Celular Participações S.A. We have the legal status of a sociedade por ações, or a stock corporation, operating under Brazilian Corporate Law. Our principal executive offices are located at Praia de Botafogo, 501, Torre Corcovado, 7º andar, 22250-040, Rio de Janeiro, RJ, Brazil. Our telephone number is 55-21-2586-6613, our facsimile number is 55-21-2586-6813 and our website is www.vivo.com.br. The information on our website is not part of this annual report. Our agent for service of process in the United States is CT Corporation System, located at 111 Eighth Avenue, New York, New York 10011.

According to market share data published by Anatel, we are a leading provider of cellular telecommunications services in Brazil through our subsidiaries Telerj Celular and Telest Celular. The following chart shows our corporate structure as of December 31, 2004:

Telebrás and the Privatization

Tele Sudeste was created as a result of a restructuring of Telebrás in 1998. Before 1972, there were more than 900 telecommunications companies operating throughout Brazil. Between 1972 and 1975, Telebrás and its operating subsidiaries, known as the predecessor companies, collectively known as the Telebrás System, were created acquiring almost all of the telecommunications companies in Brazil, and creating a near monopoly over the provision of public telecommunications services in Brazil.

In 1995, the federal government began a comprehensive reform of Brazil’s telecommunications regulatory system. In July 1997, Brazil’s national congress adopted the General Telecommunications Law, which provided for the establishment of a new regulatory framework, the introduction of competition and the privatization of the Telebrás System. In January 1998, in preparation for the restructuring and privatization of the Telebrás System, the cellular telecommunications operations of the Telebrás System were spun off into separate companies. In May 1998, the Telebrás System was restructured to form, in addition to Telebrás, 12 new holding companies. Virtually all of the predecessors companies’ assets and liabilities were allocated to the new holding companies, which we refer to as the new holding companies. Tele Sudeste was one of the new holding companies. Tele Sudeste was allocated all of the share capital held by Telebrás in Telerj Celular and Telest Celular, the cellular operating companies that had provided cellular telecommunications service in the states of Rio de Janeiro and Espírito Santo, respectively, since 1993. The federal government’s common shares of Tele Sudeste’s capital stock were purchased by a consortium comprised of Telefónica Internacional S.A., Iberdrola Investimentos Sociedade Unipessoal Ltda., NTT Mobile Communications Network, Inc. and Itochu Corporation.

Purchase of Shares from Iberdrola

On April 5, 2001, Telefónica S.A. and Iberdrola S.A. signed an agreement through which Telefónica agreed to acquire all the Iberdrola group’s shareholdings in the Brazilian telecommunications operators in which both groups held interests. Anatel authorized this transaction on August 22, 2001 and in December 2001 Telefónica S.A. acquired 7% of the capital stock of Sudestecel Participações S.A. (the holding company which controls Tele Sudeste Celular Participações S.A.). In exchange, Iberdrola received shares of Telefónica. In May 2002, Telefónica contributed these shares to its affiliated company, Telefónica Móviles S.A.

Brasilcel

On January 23, 2001, Portugal Telecom and Telefónica Móviles entered into a strategic agreement to create a mobile services company in Brazil that would aggregate all of their investments in cellular telecommunications businesses to the extent permitted under Brazilian law. In December 2002, Anatel approved the joint venture between Portugal Telecom and Telefónica Móviles. This joint venture, named Brasilcel N.V., or Brasilcel, with headquarters in the Netherlands, has 40.5% of the total market in Brazil, with 26.5 million users at December 31, 2004, according to market share data published by Anatel. Its operations cover an area of approximately 130 million inhabitants, or 73% of the Brazilian population, and approximately 83% of its GDP. Portugal Telecom and Telefónica Móviles are managing the joint venture on an equal basis.

In December 2002, Portugal Telecom and Telefónica transferred to Brasilcel all of their direct and indirect interests in:

•	Telesp Celular Participações S.A., which controls an A Band operator in the state of São Paulo and Global Telecom, a B Band operator in the states of Paraná and Santa Catarina and Tele Centro Oeste Celular Participações S.A.;

•	Tele Leste Celular Participações S.A., which controls A Band operations in the states of Bahia and Sergipe;

•	Tele Sudeste Celular Participações S.A., which controls A Band operators in the states of Rio de Janeiro and Espírito Santo; and

•	Celular CRT Participações S.A., which controls an A Band operator in the state of Rio Grande do Sul.

On April 25, 2003, Telesp Celular Participações S.A. acquired 64.03% of the voting stock of Tele Centro-Oeste Celular Participações S.A., or TCO. TCO is an A Band operator providing cellular telecommunications services in the Federal District of Brazil, as well as in the Brazilian states of Goiás, Mato Grosso do Sul, Mato Grosso, Rondônia, Acre and Tocantins and a B Band operator, which provides cellular telecommunications service in the Brazilian states of Amapá, Amazonas, Maranhão, Pará and Roraima. TCP acquired additional voting shares of TCO in a public tender offer, increasing TCP’s share in TCO to 90.22%.

Vivo

All of the operating companies participating in the joint venture between Portugal Telecom and Telefónica Móviles, named Brasilcel, have been operating under the brand name “Vivo” since April 2003. The consolidation provided a unified commercial model for the whole country centered on the Vivo brand, substituting the different brands under which the different companies offered their services in their respective states. The commercial strategy of Vivo is to increase its customer base as well as revenues by retaining customers as well as maintaining its distribution channels. The launching of the Vivo brand was accompanied by loyalty programs and other measures designed to contribute to the success of the commercial strategy.

Sudestecel

In June 2004, Anatel approved the purchase by Brasilcel of all the shares of Sudestecel Participações, S.A. held by NTT DoCoMo, Inc. and Itochu Corporation. These two companies are thus no longer shareholders of the group.

VTO—Voluntary Public Tender Offer

On October 8, 2004, Brasilcel concluded its public tender offer (“VTO”) for the acquisition of up to 7,332,479,000 common shares and 12,699,707,000 preferred shares of TeleSudeste. The number of preferred shares tendered in the auction for the VTO exceeded the maximum number to be acquired by Brasilcel. Thus, each shareholder that tendered shares in the VTO received, for each share tendered, a pro rata allocation of 0.6284 preferred shares issued by TSD and acquired by Brasilcel. The number of common shares tendered in the auction for VTO was lower than the number to be acquired by Brasilcel; therefore there was no pro rata allocation. After the VTO, the number of shares of TSD held by Brasilcel represented 91.75% of the total common shares, 90.27% of the total preferred shares and 90.89% of the ownership interest of Brasilcel in the total capital stock of TSD.

Capital Expenditures

The primary focus of our capital expenditure program has been, and continues to be, the improvement of the capacity of the services we currently offer and the provision of new services as well as the development of information systems.

The following table sets forth our capital expenditures for the periods presented:

	Year ended December 31,
	2004	2003	2002
	(in millions of reais)
Automatic switching equipment	90.6	59.3	87.7
Other equipment	64.8	161.0	130.1
Real estate	—	3.4	21.8
Other assets(1)	85.9	31.2	131.3

Total capital expenditures	241.3	254.9	370.9

(1)	Consisting primarily of free handset rentals, network construction, furniture and fixtures, office equipment and store layouts.

We anticipate that our capital expenditures for 2005 will be approximately R$286.1 million. We intend to fund these capital expenditures mostly with cash generated from operations. See “Item 5B. Liquidity and Capital Resources.”

The primary focus of our capital expenditure program has been, and continues to be the expansion of the capacity of the services we currently offer and the development of new services.

B.	Business Overview

Overview

We provide cellular telecommunications services in Brazil through our subsidiaries Telerj Celular and Telest Celular in the states of Rio de Janeiro and Espírito Santo, respectively, referred to in this annual report as our Region. We are the leading provider of cellular telecommunications services in our Region according to market share data published by Anatel. The table below sets forth the net operating revenues for Telerj Celular and Telest Celular for the periods presented:

	Year ended December 31,
	2004	2003	2002
	(in thousands of reais)
Telerj Celular	1,595.9	1,623.7	1,614.1
Telest Celular	353.8	287.7	240.2
Deductions from consolidation	(22.7)	(18.9)	(6.7)

Total	1,927.0	1,892.5	1,847.6

Our Operations

The following table sets forth information on our cellular telecommunications base, coverage and related matters for the period indicated.

	Year ended December 31,
	2004	2003	2002
Cellular lines in service at year-end	4,376,660	3,708,599	3,454,870
Contract customers	1,259,467	1,156,483	1,086,657
Prepaid customers	3,117,193	2,552,116	2,368,213
Customer growth during the year	18.0%	7.4%	14.1%
Prepaid lines in service at year-end	3,117,193	2,552,116	2,368,213
Churn(1)	31.3%	30.6%	18.2%
Estimated population of Region at year-end (millions)(2)	18.7	18.1	18.0
Estimated covered population at year-end (millions)(3)	18.1	17.4	15.8
Percentage of population of Region covered at year-end(4)	96.8%	96.0%	87.4%
Penetration at year-end(5)	49.7%	41.0%	32.7%
Percentage of municipalities covered	100%	100%	100%
Average monthly minutes of use per customer(6)	98	112	110
Market share(7)	47.7%	49.6%	57.3%

(1)	Churn is the number of customers that leave us during the year, calculated as a percentage of the simple average of customers at the beginning and the end of the year.
(2)	Projections based on estimates of the Instituto Brasileiro de Geografia e Estatística—IBGE.
(3)	Number of people within our Region that can access our cellular telecommunications signal.
(4)	Percentage of the population in our Region that can access our cellular telecommunications signal.
(5)	Number of cellular lines in service in our Region, including those of our competitors, divided by the population of our Region.
(6)	Average monthly minutes of use per lines in service is the total minutes of calls received and made by our customers divided by the average of lines in service during the relevant year (includes roaming in and excludes roaming out).
(7)	Estimate based on all lines in service in our Region at year end.

Our Services

We provide cellular telecommunications services using both digital and analog technologies. Our network provides both CDMA digital service and AMPS, or analog services. All our services are provided in the frequency of 850 MHz. We provide voice and ancillary services, including voicemail and voicemail notification, call forwarding, three-way calling, caller identification, short messaging, limitation on the number of used minutes, cellular chat room, and data service such as wireless application protocol service through which clients can access WAP sites and portals. We offer direct access to the Internet through either PCMCIA cards (Personal Computer Memory Card International Association, an organization consisting of some 500 companies that has developed standardized small, credit card-sized devices, called PC Cards) designed to connect compatible PDA’s (Personal Digital Assistant, a handheld device that combines computing, telephone/fax, Internet and networking features) and laptops or cellular phones by cable connection that offers to corporate subscribers secure access to their intranet and office resources. We also offer some new services including Multimedia Message Service, MExE (Mobile Execution Environment) that enable the handset to download applications and execute them at the mobile and a user interface with icons at the handset to identify the main services, such as Voice Mail, Downloads, and text messaging (SMS), for friendlier access to our services.

In addition, in 2004 we launched:

•	“Vivo Direto” service—this service allows users to make individual and group calls;

•	“Vivo Encontra” (LBS)—a group of Location Based Services, including “Vivo Localiza,” using gpsOne as a location technology service that allows users to locate each other;

•	“Vivo Aqui Perto”—a city-guide application;

•	“Vivo Agenda” (Synchronized Agenda)—this service allows users to back up their contact lists and to recover any information lost in case of robbery or loss;

•	“Vivo em Ação”—an alternative-reality game that encourages the client to use different ancillary services;

•	“Vivo Avisa” makes the client aware of calls missed when their phone is unavailable;

•	“Olho Vivo” (video monitoring)—(launched in March 2004), this was the first monitoring application in Brazil. Subscribers can see real-time images of a webcam connected to a PC through their personal mobile at a rate of 4 frames per second; and

•	“TV no Celular” (video streaming)—(launched in October 2004), this was the first application of streaming in Brazil. Subscribers can see real-time audio and television images through their personal mobiles.

We offer roaming services, through agreements with local cellular service providers throughout Brazil and other countries that allow our subscribers to make and receive calls while out of our concession areas. We also provide reciprocal roaming services to subscribers of those cellular service providers while they are in our concession areas.

Our Region

We provide mobile telecommunications services on the A Band frequency range in the States of Rio de Janeiro and Espírito Santo, covering approximately 89,773.6 square kilometers representing approximately 1.1% of Brazil’s territory. This area includes more than 18 million people, representing 10.2% of Brazil’s population. TSD covers 100% of the municipalities in our Region and 96.8% of the population of our Region.

The following table sets forth population, gross domestic product (GDP) and per capita income statistics for each state in our Region at the dates and for the year indicated.

	At December 31, 2004		Year ended December 31, 2004
Area	Population (million)(1)	% of Brazil’s population(1)	GDP (millions of reais)(2)(3)	% of Brazil’s GDP(3)	Per capita income (reais)(2)(3)
Rio de Janeiro state	15.3	8.4	223,596	12.6	14,707
Espírito Santo state	3.4	1.8	32,496	1.8	9,694
Our Region	18.7	10.2	256,092	14.4	13,801

Source: IBGE (Instituto Brasileiro de Geografia e Estatística—Brazilian Institute of Geography and Statistics). We calculated the GDP for the states based on the last available percentages published by IBGE in previous years.

(1)	Estimates from IBGE for end of year 2004.
(2)	Our estimates are expressed in nominal reais.
(3)	Nominal Brazilian GDP was R$1,769 billion as of December 2004, calculated by IBGE.

Our business, financial condition, results of operations and prospects depend in part on the performance of the Brazilian economy. See “Item 3D. Risk Factors.”

Marketing and Sales

We closely follow the developments in the markets where we operate and constantly launch new promotions and advertising campaigns.

A strong customer acquisition policy has been implemented across all the company’s operators through aggressive mass sales promotions and segmented actions. Efforts to acquire new customers for prepaid and postpaid services have mostly been made through joint promotions designed to increase intranet traffic and stimulate the use of data services.

With the premise of keeping a sustainable customer base, the acquisition promotions have also been open to current customers who wished to change their cell phones. We are actively involved in a high-value customer loyalty program by offering aggressive discounts on cell phones through direct marketing actions.

TSD currently has 49 shops and kiosks of its own, and an authorized third-party network, on an exclusive or nonexclusive basis, with 887 service points capable of selling services and cell phones. The credit recharges are available for customers in more than 34,335 sites.

Customer Service

As part of the strategy for standardizing service provided by TSD operators to their customers, we have outsourced 100% of the customer services while keeping full management control. These services are available on a 24-hour basis from our call center and our website.

Satisfaction evaluation

Customer satisfaction is evaluated by regular satisfaction surveys. In 2004, 10,000 Vivo group customers, among them 1,666 TSD customers, were interviewed throughout Brazil. They were asked about customer assistance, technical assistance, and our products and services. The overall satisfaction rating was 8.3 on a range from 1 to 10. Several have since been taken in order to increase our customer satisfaction.

Assistance to customer claims

TSD has a qualified staff designed to assist and provide information to customers with respect to the services we provide.

Vivo operating companies’ customer service, including TSD, was ranked first in 2003 and 2004 in a survey entitled “Companies That Most Respect Consumers”, carried out by the IBRC (Brazilian Institute of Customer Relations) for the Consumidor Moderno (Modern Consumer).

In 2004, the Vivo operating companies, including TSD, received the following awards for consumer service:

•	“Prêmio Consumidor Moderno de Excelência em Serviços ao Cliente” (Revista Consumidor Moderno, 2004)—(“Excellence in Customer Services” awarded by the magazine Consumidor Moderno);

•	Guilherme Portela, VIVO operating company’s Customer Vice-President was awarded “B2B Executive of The Year 2004” by B2B magazine;

•	“Melhor Sistema com Internet” granted by ABT (Associação Brasileira de Telemarketing)—“Best Internet System” awarded by ABT (the Brazilian Telemarketing Association); and

•	“Melhor Operação de Relacionamento em Call Center Próprio ou Terceirizado—Ativo/Receptivo”—granted by ABT (Associação Brasileira de Telemarketing)—“Best Call Center Service Operation” awarded by ABT (the Brazilian Telemarketing Association).

Our Network

Before November 1998, our network used only AMPS analog technology. After this privatization, we began to use CDMA digital technology. Digitalization offers certain advantages, such as greater network capacity and additional revenue through the sale of value-added services. Digital cellular telecommunications service also reduces the risk of fraud. We continue to increase network capacity and coverage to improve our quality of service and to meet customer demand.

As of December 31, 2004, our cellular telecommunications network covered 100% of the municipalities, or 96.77% of the population, of our Region. Our network provides both CDMA digital and AMPS analog services.

Our networks are connected primarily through a fiber-optic transmission capacity we lease from the incumbent wire line companies, consisting of cellular switches, base stations and other communication devices, such as voicemail, prepaid service, SMS, Home Location Registers, Signalling Transfer Point, PDSN and gateways. NEC do Brasil S.A., Nortel Networks—Northern Telecom do Brasil and Lucent Technologies do Brasil, Ind. e Com. Ltda. are our principal suppliers. We continue to increase network capacity and coverage to improve quality of service and to meet consumer demand.

Our advanced network management technology ensures global management and supervision of our network process and performance. Our network management center is able to identify abnormalities in our network and in other networks, using the latest failure and signal monitoring systems. In addition, quality and service standards are constantly monitored. The network management center is integrated with the maintenance and operations center, which is designed to supervise our Network Elements, Infrastructure and Transmission divisions, as well as to operate the Radio Network Elements, Computing Centrals, Backbone and Service Platforms divisions.

Our network is equipped to provide continuity of service to our customers in the event of network interruptions. We have developed contingency plans for potential catastrophes in our switching centers, power supply interruptions and security breaches.

Telecommunications concessions or authorizations require companies to meet certain obligations for service quality and annual network expansion. See “—Regulation of the Brazilian Telecommunications Industry—Obligations of Telecommunications Companies.” We have already met all of our network expansion obligations required under our authorization.

Sources of Revenue

We generate revenue from:

•	usage charges, which include measured service charges for calls and other similar charges;

•	interconnection charges (or network usage charges), which are amounts we charge other cellular and fixed-line service providers for the use of our network;

•	monthly subscription charges, which are not charged to our prepaid customers;

•	sale of cellular handsets and accessories; and

•	other charges, including charges for call forwarding, call waiting, call blocking and data services, such as text messaging service, downloads and MMS services. They are charged only when the customer’s plan does not include these services.

Our rates are subject to approval by Anatel. See “—Regulation of the Brazilian Telecommunications Industry—Rate Regulation.”

The table below sets forth our net operating revenues by category of activity for the periods presented:

	Year ended December 31,
	2004	2003	2002
	(in thousands of reais)
Usage charges	1,127,752	1,077,461	925,973
Interconnection charges	792,513	809,860	795,067
Monthly subscription charge	138,599	198,496	281,613
Sale of handsets and accessories	584,077	394,577	348,635
Other	60,928	46,067	15,579

Gross operating revenue	2,703,869	2,526,461	2,366,867

Value-added and other indirect taxes	(553,302)	(511,435)	(417,649)
Discounts granted and return of goods	(223,540)	(122,575)	(101,587)

Net operating revenue	1,927,027	1,892,451	1,847,631

Contract Customers

Since October 1994, cellular telecommunications service in Brazil has been offered on a “calling-party pays” basis, under which the customer pays only for calls that it originates. In addition, customers pay roaming charges on calls made or received outside their home registration area.

Customer charges are calculated based on the customer’s calling plan, the location of the party called, the place from which the call originates and certain other factors, as described below. Our Region is divided into five areas, called registration areas, designated for payment purposes, comprised of the metropolitan area of Rio de Janeiro, two areas of upstate Rio de Janeiro and two areas in the state of Espírito Santo.

Interconnection Charges

We earn revenues from any call that originates from another cellular or fixed-line service provider network connecting one of our customers. We charge the service provider from whose network the call originates a network usage charge for every minute that our network is used in connection with the call. See “Item 4—”Information on the Company—Business Overview—Operating Agreements—Interconnection Agreements.” Tariff increases are subject to Anatel’s review and approval.

Bill and Keep

Anatel adopted “Bill & Keep” rules for interconnection charges in July 2003. The rules provide that companies under the SMP regime are not required to pay tariffs for the use of the local network of another SMP provider as long as customers use local service (i.e., make calls in the same registration area) and as long as there is a traffic balance between the providers. However, when traffic from the SMP provider that originates the call to the SMP provider that terminates the call represents more than 55% of the total local traffic between the two providers, the SMP provider who originates the higher traffic through the other provider’s network must pay to such other provider the local usage tariff for the portion of the traffic that exceeds 55%. This rule is in effect through June 30, 2005. Thereafter, SMP operators may adopt full Bill and Keep, by which no remuneration will be due for network usage among SMP networks, regardless of the amount of carried traffic.

Roaming Fees

We receive revenue pursuant to roaming agreements with other cellular service providers. When a call is made from within our Region by a customer of another cellular service provider, that service provider pays us for the call at the applicable rate. Conversely, when one of our customers makes a cellular call outside our Region, we must pay the charges associated with that call to the cellular service provider in whose region the call originates. See “Item 4—Information on the Company—Business Overview—Operating Agreements—Roaming Agreements.”

Handset Sales

We sell dual-mode (800MHz CDMA-1xRTT/AMPS and 800MHz CDMA/AMPS) and tri-mode (1900MHz CDMA and 800MHz CDMA/AMPS) cellular handsets and PCMCIA boards through our own stores and dealers. Although we still have some customers using analog service (approximately 0.9% of our total customer base at December 31, 2004), we have provided a number of incentives to encourage our analog customers to switch to digital handsets by offering discounts on digital handsets and on monthly digital service fees so that our customers can take advantage of our services that require digital handsets. From time to time, we offer certain advantages or promotions to create incentives for customers to switch their existing handsets to more technologically advanced digital handsets. We also offer our individual contract customers the option of using their points to partially pay for the acquisition of new handsets or for a new line. See “—Our Services.”

Samsung, Motorola, LG and Nokia are, among others, our current suppliers.

Operating Agreements

We have an agreement with Telemar to share physical space, real estate, air conditioning, energy, security and cleaning services. We lease from Telemar transmission capacity necessary to complete the construction of our network infrastructure.

Interconnection Agreements

The terms of our interconnection agreements include provisions with respect to the number of connection points and traffic signals. See “—Regulation of the Brazilian Telecommunications Industry—Obligations of Telecommunications Companies” and “—Interconnection.”

We believe that our subsidiaries have adequate interconnection agreements with all the fixed line operators they need for the provision of their services. We also believe that our subsidiaries have all the necessary interconnection agreements with local distance carriers.

Roaming Agreements

We are a member of the Brazilian roaming committee, a group comprised of 21 companies providing cellular services in Brazil through either A and B bands. The committee was created to standardize roaming services in Brazil and elsewhere.

The roaming agreements require us and the other cellular service providers to provide service to roaming customers on the same basis that each member provides service to its own customers, and to carry out a monthly reconciliation of roaming customer usage charges.

We offer automatic international roaming in Argentina, Uruguay, Chile, Dominican Republic and South Korea. Currently the markets of the United States, Mexico and Canada are offered to our customers through third-party partners, as well as Japan. Since 2000, we have provided international GSM services through the use of GSM handsets in most parts of Europe, Africa, Asia and Oceania.

Taxes on Telecommunications Services and Handset Sales

The cost of telecommunications services and handset sales to customers incorporates a variety of taxes, including:

•	ICMS. Imposto sobre Circulação de Mercadorias e Serviços, or ICMS, is a state tax imposed at varying rates from 7% to 30% on certain revenues from the sale of goods and services, including telecommunications services.

•	COFINS. Contribuição para Financiamento da Seguridade Social, or COFINS, is a federal social contribution tax imposed on the gross operating revenue, less discounts or returns. In December 2003, Law No. 10,833 was enacted, making such contribution noncumulative and increasing the rate from 3.0% to 7.60%, except in connection with telecommunications services, where the rate continues to be 3.0%.

•	PIS. Programa de Integração Social, or PIS, is a federal social contribution tax which corresponds to 1.65% of the gross operating revenue, less discounts or returns, except in connection with telecommunications services, where the rate is 0.65%.

•	FUST. Fundo de Universalização dos Serviços de Telecomunicações, or FUST, is a federal social contribution which corresponds to 1% of the net revenue generated by telecommunications services (other than interconnection charges). The purpose of the FUST is to fund a portion of the costs incurred by telecommunications service providers to meet the universal service targets required by Anatel, in case the service providers are unable to fund, in whole or in part, such costs.

•	FUNTTEL. Fundo para Desenvolvimento Tecnológico das Telecomunicações, or FUNTTEL, is a federal social contribution which corresponds to 0.5% of the net revenue generated by telecommunications services (other than interconnection charges). The purpose of FUNTTEL is to promote the development of telecommunications technology in Brazil and to improve competition.

•	FISTEL. Fundo de Fiscalização das Telecomunicações, or FISTEL, is a federal tax applicable to telecommunications transmission equipment. The purpose of FISTEL is to provide financial resources for the Brazilian federal government to control and inspect the industry. This tax is divided in two parts: Taxa de Fiscalização de Funcionamento and Taxa de Fiscalização de Instalação. Taxa de Fiscalização de Funcionamento is based on the total number of customers at the end of the previous fiscal year. Taxa de Fiscalização de Instalação is based on (i) the net monthly additions (new customers less churn) and (ii) the total number of radio base stations.

Billing and Collection

Pursuant to Brazilian law, customers must receive a bill at least five days before the due date, and companies must allow customers at least 15 days from the due date to pay overdue accounts before suspending outgoing service for nonpayment. Customers may choose from a number of billing options, including traditional paper bills, direct withdrawal from the customer’s bank account and some deferred payment options. We have also introduced a new billing service through which customers can receive and pay bills via the Internet. In 2004, we estimate that approximately 63% of our invoices were paid in full on a timely basis. Approximately 74% were paid before the first reminder was sent, and 92% were paid before the second reminder was sent.

We have established a uniform policy for dealing with delinquent customer accounts. If a subscriber’s payment is more than 15 days past due, outgoing service may be suspended and if payment is more than 40 days past due, both outgoing and incoming services are suspended until full payment for all outstanding charges is received. If a customer’s payment is more than 90 days past due, service is discontinued.

Our collection system has an excellent mechanism for tracking customers who are delinquent in making payments. Our collections department has had a continued success rate collecting payments from customers. In addition, we have employed eight outside collection agencies that recover payments that are more than 105 days past due. We provision for customer accounts over 90 days past due and write off customer accounts that are over 180 days past due. We wrote-off approximately R$35.7 million for unpaid accounts in 2004. Our provisions for doubtful accounts amounted to 1.32%, 1.59% and 3.72% of our gross operating revenue in 2004, 2003 and 2002, respectively. These figures are calculated as dividing the total amount of provisions for the allowance for doubtful by gross operating revenues. See “Item 5. Operating and Financial Review and Prospects—Operating Results—Results of Operations for 2004, 2003 and 2002—Operating Expenses.” We offer an installment payment plan for those with overdue amounts.

We receive roaming fees from other cellular service providers when their subscribers make cellular calls while within our Region, and pay roaming fees to other cellular service providers when our subscribers make cellular calls while outside of our Region. See “Item 4—Information on the Company—Business Overview—Sources of Revenue—Roaming Fees.” We receive network usage fees from other service providers when their subscribers make calls that terminate on a cellular telephone within our Region, and we pay network usage fees when our subscribers make calls that terminate on the network of another service provider. See “Item 4—Information on the Company—Business Overview—Sources of Revenue—Interconnection Charges.” At the end of each month, our company and the other service providers reconcile the amounts owed between them and settle on a net basis. For international and domestic long-distance calls made by its subscribers, our company forwards the amount registered on account of such calls to a clearinghouse operated by Embratel—Empresa Brasileira de Telecomunicações S.A and charges the carriers a fee for the use of its cellular telecommunications network.

Fraud Detection and Prevention

We incur costs associated with the unauthorized use of our wireless networks, particularly our analog cellular networks. These costs include administrative and capital costs associated with detecting, monitoring and reducing the incidence of fraud. Fraud also affects interconnection costs, capacity costs, administrative costs and payments to other carriers for unbillable fraudulent roaming.

The two most prevalent types of fraud are cloning fraud and subscription fraud. Cloning fraud consists of duplicating the cellular signal of a bona fide customer, enabling the perpetrator of the fraud to make calls using the customer’s signal. We ultimately bear the costs of all fraudulent calls originating from our cell phone base. We have installed a fraud detection system that analyzes various aspects of customers’ usage in order to detect cloning fraud. In addition, the introduction of digital service is significantly reducing the incidence of cloning fraud.

Subscription fraud occurs when a person, typically using false or stolen documents, obtains cellular telecommunications service, and then incurs substantial charges that are billed to a customer who does not exist or who did not request the service. Nevertheless, it is difficult for us to control this type of fraud because of Anatel’s application of Rule 05/78, which prohibits suspension of service prior to an account being 15 days past due. We may, however, suspend service when the subscription is under suspicion and fraud has been confirmed by means of specific procedures. In such cases, the rules imposed by Anatel do not prevent the suspension of service.

In order to safeguard ourselves against these fraudulent activities, we review documentation provided by customers and conduct a credit check prior to initiating service. We use credit bureaus to enhance our reviews. We have implemented certain detection and prevention measures to reduce fraud-related losses, including the automatic review of call detail records in the states of Rio de Janeiro and Espírito Santo to identify abnormal calling patterns. Fraud prevention measures include restrictions on international calls from a given number, to certain high-risk destinations, automatic blocking of calls to certain high-risk destinations and restrictions on three-way calling by customers with international direct-dial access. We have installed, and are a part of, a nationwide fraud-detection system. This system aids in fraud detection in various ways, including identifying simultaneous usage by a single customer, call frequency and unusually high usage patterns. We are able to monitor usage by our customers even when they are located outside of our areas.

Competition

We face intense competition in all the areas in which we operate, principally from other cellular service providers and also from fixed line operators. Many of these competitors are part of large, national or multinational groups and therefore have access to financing, new technologies and other benefits that derives from being owned by such a group. Fixed line operators generally charge much lower tariffs than cellular service providers.

Our principal cellular competitor is Claro (Algar Telecom Leste S.A. or ATL), which operates in the states of Rio de Janeiro and Espírito Santo. ATL is controlled by a consortium led by the Telecom Américas Ltd. (controlled by América Móvil S.A. de C.V.). ATL began providing cellular telecommunications services in our Region at the end of 1998. The rights and obligations under ATL’s license are substantially identical to our rights and obligations. Although ATL provides only digital service, its customers use TDMA dual mode cellular handsets that can operate on an analog network and GSM handsets. Telecom Américas launched a new trademark, known as Claro. The principal fixed line operator in its area is Telemar Norte Leste S.A. Oi is the third competitor and is integrated with Telemar (a fixed line operator).

We also compete with certain other wireless telecommunications services, such as mobile radio (including digital trunking technology, offered by Nextel), paging and beeper services, which are used by some in our areas as a substitute for cellular telecommunications services. Satellite services, which provide nationwide coverage, are also available in Brazil. Although satellite services have the benefit of covering a much greater area than cellular telecommunications services, they are considerably more expensive than cellular telecommunications services and do not offer comparable coverage inside buildings. We do not plan to offer mobile satellite services (other than pursuant to a roaming arrangement with a satellite service provider). Finally, we also face intra-company competition, when we offer services that may be used by our customers in substitution for mobile calls, such as SMS and Personal Digital Assistance.

Regulation of the Brazilian Telecommunications Industry

General

Our business, the services we provide and the prices we charge are subject to regulation under the General Telecommunications Law and various administrative enactments, which regulate the services provided by Brazilian telecommunications operators.

Anatel is the agency that regulates telecommunications under the General Telecommunications Law and the July 2001 Regulamento da Agência Nacional de Telecomunicações, known as the Anatel Decree. Anatel is financially and administratively independent of the Brazilian government. Anatel maintains a close relationship with the Ministry of Communications. Any regulation proposed by Anatel is subject to a period of public comment, which may include public hearings. Anatel’s actions may be challenged in the Brazilian courts. On November 25, 1998, Anatel enacted Resolution 73—Regulation of Telecommunications Services, which regulates in detail the new comprehensive framework for the provision of telecommunications services in Brazil established by the General Telecommunications Law.

Concessions and Authorizations

Before January 2000, Anatel had only authorized two mobile service providers in each of the 10 franchise areas under “A Band” and “B Band.” A Band and B Band mobile service providers were granted concessions pursuant to the Lei Mínima, or the Minimum Law. Each concession is a specific grant of authority to supply cellular telecommunications services, subject to certain requirements contained in the applicable list of obligations appended to each concession. If a mobile service provider wishes to offer any telecommunications service other than those authorized by its concession, it may apply to Anatel for an authorization to offer such other services.

In accordance with the General Telecommunications Law, a concession relates to the provision of telecommunications services under the public regime, as determined by the public administration. A concession may only be granted upon a prior auction bidding process. As a result, regulatory provisions are included in the relevant concession agreements and the concessionaire is subject to public service principles of continuity, changeability and equal treatment of customers. Also, Anatel is empowered to direct and control the performance of the services, to apply penalties and to declare the expiration of the concession and the return of assets of the concessionaire to the government authority upon termination of the concession. Another distinctive feature is the right of the concessionaire under the concession agreement to be able to maintain certain economic and financial standards. The concession is granted for a fixed period of time and is generally renewable only once.

An authorization is a permission granted by the public administration under the private regime, which may or may not be granted upon a prior auction bidding process, to the extent that the authorized party complies with the objective and subjective conditions deemed necessary for the rendering of the relevant type of telecommunications service in the private regime. The authorization is granted for an indeterminate period of time. Under an authorization, the government does not guarantee to the authorized company the economic-financial equilibrium, as is the case under concessions.

SMP Regulation

In November 2000, Anatel adopted certain regulations for the issuance of new licenses, which are authorizations to provide wireless communication services through SMP, personal mobile service, to compete with the then existing cellular operators in the various regions of Brazil. These regulations divided Brazil into three main regions covering the same geographic areas as the concessions for the fixed-line telecommunications services. Anatel organized auctions for three new licenses for each region. The new licenses provided that the new services would be operated in the 1,800 MHz radio frequency bands, and they were denominated C Band, D Band and E Band. These new licenses were auctioned by Anatel and awarded during the first quarter of 2001, at the end of 2002 and in September of 2004.

Under these new licenses:

•	services are to be provided using the 1,800 MHz frequency;

•	each operator may provide domestic and international long distance services in its licensed area;

•	existing cellular service providers, as long as they do not have partnerships with fixed-line operators, as well as new entrants into the Brazilian telecommunications market, can bid for C Band, D Band and E Band licenses. However, fixed-line operators, their controlling shareholders and affiliated cellular providers can only bid for D Band and E Band licenses;

•	a cellular operator, or its respective controlling shareholders, may not have geographical overlap between licenses; and

•	current A Band and B Band cellular service providers can apply for an extra frequency range.

Pursuant to the SMP services regulation, each of the three main regions is divided into registration areas, or tariff areas. In order to transfer our services to SMP, we were required to comply with several technical and operational conditions, including, among others, the adoption of a carrier selection code for long distance calls originating from our network.

Under the General Telecommunications Law, all mobile telecommunications service providers must provide interconnection upon the request of any other mobile or fixed-line telecommunications service provider. Until

June 30, 2004, SMP service providers could opt to establish a price cap or freely negotiate their interconnection charges. Network usage fee negotiations are regulated by Anatel. The terms and conditions of interconnection are now freely negotiated between wireless and fixed-line operators, subject to compliance with regulations to be established by Anatel. Anatel submitted new regulations on interconnection rules for public. The public comment period ended on October 18, 2004 and we have presented arguments against some of the proposals that may have adverse effects on our results. Anatel will decide whether to publish a new regulation and, if so, its content. If the current regulations take effect, they may negatively affect our revenues and results of operations. If the parties cannot reach an agreement on the terms of interconnection, including with respect to the interconnection tariff, Anatel will act as the final arbiter. Because Anatel considers us to be affiliated with Telefónica, which already provides wireline long distance services in the state of São Paulo and was awarded a license to provide these services nationwide, Anatel will not award a wireline long distance license to us. Though we and other mobile operators have requested that Anatel revise the current SMP regime, there can be no assurance it will do so. Under the SMP regime, we will receive revenues from interconnection fees paid to us by wireline long distance operators due to long distance traffic originating and terminating on our network.

The authorizations consist of two licenses—one to provide mobile telecommunications services, and another to use the frequency spectrum for a period of 15 years. The frequency license is renewable for another 15-year period upon the payment of an additional license fee. Telerj Celular and Telest Celular hold a national and international authorization for multimedia communication Services (Serviços de Comunicação Multimídia, or SCM).

Benefit of the SMP System

According to the General Telecommunications Law and Decree No. 2056/96, control of the concessionaire can only be transferred after five years from the date of the privatization in the case of A Band concessionaires or the commencement of services in the case of B Band concessionaires. On the other hand, under the SMP system, the authorization or control of the authorized party can be transferred through merger of the relevant cellular mobile service provider, whether it is providing services under the A Band or the B Band.

Obligations of Telecommunications Companies

As a telecommunications service provider, we are subject to regulations concerning quality of service and network expansion, as established in our authorizations and our original concession agreements.

Any breach by the companies of telecommunications legislation or of any obligation set forth in their authorizations may result in a fine of up to R$50 million.

Our authorizations impose obligations to meet quality of service standards, such as the system’s ability to make and receive calls, call failure rates, the network’s capacity to handle peak periods, failed interconnection of calls and customer complaints. Anatel published the method for collecting data on these quality service standards on April 23, 2003 (Anatel Resolution No. 335/03).

Interconnection

Under the General Telecommunications Law, telecommunications service providers are classified as providers of either collective or restricted services. All cellular operators, including SMP service providers, are classified by Anatel as collective service providers. All providers of collective services are required to provide interconnection upon request to any other collective service provider. The terms and conditions of interconnection are freely negotiated between parties, subject to price caps and other rules established by Anatel. Providers must enter into interconnection agreements, regarding, among other things, tariffs, commercial conditions and technical issues, with all requesting parties on a nondiscriminatory basis. If the parties cannot agree upon the terms and conditions of interconnection, Anatel may determine terms and conditions by arbitration.

Interconnection agreements must be approved by Anatel and may be rejected if they are contrary to the principles of free competition and the applicable regulations.

Rate Regulation

In our Basic Plan and in certain roaming charges of determined alternative service plans, our authorizations continue to provide for a price cap mechanism to set and adjust rates on an annual basis. The cap is a maximum weighted average price for a package of services. The package consists of the services in our Basic Plan, including activation fees, monthly subscription fees, and certain roaming charges, which are charged for the use of mobile services under the SMP regime. The price cap is revised annually to reflect the rate of inflation as measured by the IGP DI. However, mobile operators are able to freely set the rates for alternative service plans.

The initial price cap agreed to by Anatel and us in our authorizations had been based on the previously existing or bidding prices, and was adjusted annually on the basis of a formula contained in our authorizations. The price cap has been revised to reflect the rate of inflation as measured by the IGP DI.

Other telecommunications companies that interconnect with and use our network must pay certain fees, primarily an interconnection fee. The interconnection fee is a flat fee charged per minute of use. The interconnection fee charged by us and other A and B Band service providers was subject to a price cap stipulated by Anatel. This price cap was valid until June 30, 2004 and, thereafter, the terms and conditions of the interconnection are freely negotiated among the operators, effective as of 2005, subject to Anatel regulations. Anatel submitted to public consultation new regulations on interconnection rules. The public consultation period ended on October 18, 2004 and we presented our arguments against some of the proposals that may have an adverse effect on our results. Anatel will decide whether to publish a new regulation and on its content. If these regulations take effect, they may negatively affect our revenues and results of operations.

Internet and Related Services in Brazil

In Brazil, Internet service providers, or ISPs, are deemed to be suppliers of value-added services and not telecommunications service providers. Anatel’s Resolution 190 requires cable operators to act as carriers of third-party Internet service providers. The Brazilian House of Representatives is considering a law that would penalize Internet service providers for knowingly providing services that allow illegal goods or services to be sold on the Internet, and would impose confidentiality requirements on Internet service providers regarding nonpublic information transmitted or stored on their networks.

C.	Organizational Structure

As of December 31, 2004, our voting shares were indirectly controlled by two major shareholders: PT Móveis and Telefónica Móviles, through Brasilcel N.V., with 91.7% of our voting stock, 90.3% of our preferred shares and 90.9% of our total capital stock. Portugal Telecom and Telefónica Móviles share their participation in Brasilcel N.V. in equal percentages.

Our subsidiaries are Telerj Celular and Telest Celular. Substantially all our assets consist of shares in our subsidiaries. We rely very substantially on dividends from our subsidiaries to meet our needs for cash, including cash to pay dividends to our shareholders. See “Item 5—Operating and Financial Review and Prospects—Liquidity and Capital Resources.”

For a more detailed description of our ownership structure and the joint venture between PT Móveis and Telefónica Móviles, see “—Our History and Development.”

D.	Property, Plant and Equipment

Our principal physical property consists of transmission equipment, switching equipment, base stations and other communication devices, such as voicemail, prepaid service, SMS, Home Location Registers, Signalling

Transfer Point, PDSN and gateways. All switches, cell sites, administrative buildings, warehouse, administrative facilities and stores are insured against damages for policy operation risks.

At December 31, 2004, we had 22 cellular switches and other equipment installed in five owned spaces and five shared places. We lease almost all of the sites where our cellular telecommunications network equipment is installed. Our 2,168 base stations were installed in 1,504 cell sites, and the average term of these leases is five years. In addition, we have our own administrative buildings (approximately 11,732 square meters) and one store and also lease administrative facilities (approximately 7,917 square meters), warehouse space (approximately 9,700 square meters) and 44 retail stores throughout our Region.

ITEM 5.	OPERATING AND FINANCIAL REVIEW AND PROSPECTS

You should read the following discussion in conjunction with our consolidated financial statements and accompanying notes and other financial information included elsewhere in this annual report, and in conjunction with the financial information included under “Item 3A. Selected Financial Data.”

Critical Accounting Policies

In preparing our consolidated financial statements, we have relied on estimates and assumptions derived from historical experience and various other factors that we deemed reasonable and relevant. “Critical accounting policies” are those that are important to the portrayal of our financial condition and results and utilize management’s most difficult, subjective or complex judgments, estimates and assumptions. The significant accounting policies that we believe are critical to aid in fully understanding and evaluating our reported financial position and results of operations reported under Brazilian Corporate Law Method are described in note 3 to our consolidated financial statements. A description of the differences in accounting policies between Brazilian Corporate Law Method and U.S. GAAP is included in the notes to our consolidated financial statements. The application of these critical accounting policies often requires judgments made by our management regarding the effects of matters that are inherently uncertain on the carrying value of our assets and liabilities and the results of our operations. Our results of operation and financial condition may differ from those set forth in our consolidated financial statements, if our actual experience differs from management’s assumptions and estimates. The following is a discussion of our critical accounting policies, including some of the variables, assumptions and sensitivities underlying the estimates relating to:

•	goodwill impairment;

•	revenue recognition;

•	depreciation of property, plant and equipment;

•	valuation of property, plant and equipment;

•	provisions for contingencies;

•	deferred income taxes; and

•	financial instruments.

Goodwill impairment

Under Brazilian Corporate Law Method, the amount of goodwill and other intangible asset impairment, if any, is measured based on projected undiscounted future operating cash flows. Under U.S. GAAP, pursuant to SFAS 142—“Goodwill and Other Intangible Assets”—goodwill is no longer amortized and is subject to a yearly impairment test. In performing the yearly impairment test, we identify our reporting units and determine the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets. We then determine the fair value of each reporting unit and compare it to the carrying amount of the reporting unit. If the carrying amount of a reporting unit exceeds the fair value of the reporting unit, we would be required to perform the second step of the impairment test that involves the determination of the implicit fair value of the reporting unit by performing a hypothetical purchase accounting calculation. If the implicit value of the goodwill exceeds the book value, an impairment is recognized.

A determination of the fair value and the undiscounted future operating cash flows of our cellular business requires management to make certain assumptions and estimates with respect to projected cash inflows and outflows related to future revenues and expenditures and expenses. These assumptions and estimates can be influenced by different external and internal factors, such as economic tendencies, industry trends, and interest rates, changes in our business strategies and changes in the type of services we offer to the market. The use of different assumptions and estimates could significantly change our financial statements. If assumptions and estimates about the expected future net cash flows change in the future, we may have to recognize impairment charges on goodwill, which would decrease our results of operations and shareholders’ equity.

Revenue recognition

Under Brazilian Corporate Law Method and U.S. GAAP, we recognize revenues as the services are provided. Sales of handsets to dealers are recognized when the respective handset is activated by the end user. Prepaid service revenue is deferred and amortized based on subscriber airtime usage. Under U.S. GAAP , revenue from the sales of handsets along with the related costs of the handsets are deferred and amortized over their estimated useful life. The excess of the cost over the amount of deferred revenue is recognized on the date of sale. As from January 1, 2004, we began to segregate free minutes given in connection with sales of handsets and recharges on pre-paid phone plans. These minutes are recognized as used based on their respective estimated fair values.

We consider revenue recognition to be a critical accounting policy because of the uncertainties caused by different factors such as the complex information technology required, high volume of transactions, fraud and piracy, accounting regulations, management’s determination of collectibility and uncertainties regarding our right to receive certain revenues (mainly revenues for usage of our network) and the estimation of fair value for certain transactions. Significant changes in these factors could cause us to fail to recognize revenues or to recognize revenues that we may not be able to realize in the future, despite our internal controls and procedures.

Depreciation and Amortization

Depreciation on property, plant and equipment is calculated on a straight-line method of the estimated useful lives of the underlying assets, which consider historical information available to us, as well as known industry trends. The sensitivity of an impact in changes in the useful lives of property, plant and equipment was assessed by applying a hypothetical decrease of 10% to the useful lives of switching and transmission equipment existing at December 31, 2004. This hypothetical change would result in an incremental increase in the annual depreciation expense of R$31.4 million in the year of the change.

Valuation of long-lived assets

Under Brazilian Corporate Law Method, an impairment is recognized on long-lived assets such as property, plant and equipment and concession intangibles if the expected net cash flows generated by the respective asset is not sufficient to cover its book value. Under U.S. GAAP, in accordance with SFAS No. 144, long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset.

A determination of the fair value of an asset requires management to make certain assumptions and estimates with respect to projected cash inflows and outflows related to future revenues and expenditures and expenses. These assumptions and estimates can be influenced by different external and internal factors, such as economic tendencies, industry trends, interest rates and changes in the marketplace. A change in the assumptions and estimates that we use could change our estimate of the expected future net cash flows and lead to the recognition of an impairment charge on our property, plant and equipment or concession intangibles, which would decrease our results of operations and shareholders’ equity.

Provisions for contingencies

We are subject to proceedings, lawsuits and other claims related to tax, labor and civil matters. We are required to assess the likelihood of any adverse judgments or outcomes to these matters as well as potential ranges of probable losses. A determination of the amount of reserves required, if any, for these contingencies is made after careful analysis of each individual issue, based on legal advice. The required reserves may change in the future due to new developments in each matter or changes in approach, such as a change in settlement strategy in dealing with these matters. Future possible changes in the recorded reserve amounts would impact our results of operations in the period that such changes are recorded.

Deferred income taxes

We compute and pay income taxes based on results of operations under Brazilian Corporate Law Method. Under the Brazilian Corporate Law Method and U.S. GAAP, we recognize deferred tax assets and liabilities based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities. We regularly review the deferred tax assets for recoverability and establish a valuation allowance if it is more likely than not that the deferred tax assets will not be realized, based on historical taxable income, projected future taxable income, and the expected timing of the reversals of existing temporary differences. When performing such reviews, we are required to make significant estimates and assumptions about future taxable income. In order to determine future taxable income, we need to estimate future taxable revenues and deductible expenses, which are subject to different external and internal factors, such as economic tendencies, industry trends, interest rates, changes in our business strategies and changes in the type of services we offer to the market. The use of different assumptions and estimates could significantly change our financial statements. A change in the assumptions and estimates with respect to our expected future taxable income could result in the recognition of a valuation allowance charge on deferred income tax assets, which would decrease our results of operations and shareholders’ equity. If we operate at a loss or are unable to generate sufficient future taxable income, or if there is a material change in the actual effective tax rates, the time period within which the underlying temporary differences become taxable or deductible, or any change in our future projections, we could be required to establish a valuation allowance against all or a significant portion of our deferred tax assets resulting in a substantial increase of our effective tax rate and a material adverse impact on our operating results.

Financial instruments

With respect to financial instruments, we must make assumptions as to future foreign currency exchange and interest rates. For a discussion of the possible impact of fluctuations in the foreign currency exchange and interest rates on our principal financial instruments and positions, see “Item 11—Quantitative and Qualitative Disclosures About Market Risk.”

A.	Operating Results

Results of Operations for 2004, 2003 and 2002

The following table sets forth certain components of our income, as well as the percent change of each year from the prior year, for the periods presented. The financial statements referring to December 31, 2003 and 2002 were reclassified, when applicable, for comparative purposes.

Statement of Operations

	Year ended December 31,			Percent Change
	2004	2003	2002	2004-2003	2003-2002
	(in thousands of reais)
Net operating revenue	1,927,027	1,892,451	1,847,631	1.8	2.4
Cost of services and goods	(1,112,460)	(1,052,487)	(981,741)	5.7	7.2
Gross profit	814,567	839,964	865,890	(3.0)	(3.0)
Operating expenses:
Selling	(508,461)	(387,466)	(392,482)	31.2	(1.3)
General and administrative	(187,832)	(224,408)	(229,947)	(16.3)	(2.4)
Other operating income (expense), net	16,981	13,309	(16,954)	27.6	178.5
Total operating expenses	(679,312)	(598,565)	(639,383)	13.5	(6.4)
Operating income before interest	135,255	241,399	226,507	(44.0)	6.6
Financial income (expense), net	5,727	(15,017)	(15,112)	(138.1)	(0.6)
Operating income	140,982	226,382	211,395	(37.7)	7.1
Net non-operating expense	(1)	(8,535)	(1,202)	(99.9)	610.1
Income before income taxes	140,981	217,847	210,193	(35.3)	3.6
Income and social contribution taxes (expense)	(48,103)	(61,610)	(69,817)	(21.9)	(11.8)

Net income	92,878	156,237	140,376	(40.6)	11.3

Net Operating Revenue

Our operating revenue consists of the following:

•	usage charges, which include charges for outgoing calls, roaming and similar services, and revenues from the sale of airtime for prepaid services;

•	revenues from the sale of handsets and accessories (goods sold);

•	monthly subscription charges paid by our contract customers;

•	interconnection charges, which are amounts we charge other cellular and fixed-line service providers for the use of our network in order to complete calls originated outside our network; and

•	other charges, including charges for the transfer of cellular lines, call forwarding, call waiting, additional voicemail services and call blocking, SMS and WAP services.

The composition of our operating revenues has been affected by the shift toward prepaid services (which generate usage charges and interconnection charges, but do not generate monthly subscription charges, and which have attracted lower income customers to our services). Net additions increased the number of contract customers by 26.7% to 4,376.7 thousand in 2004, and by 7.4% to 3,708.6 thousand in 2003, from 3,454.9 thousand in 2002. Net additions increased the number of prepaid customers by 22.1% to 3,117.2 thousand in 2004, and increased 7.8% to 2,552.2 thousand in 2003, from 2,368.2 thousand in 2002. Interconnection charges increased by 5.8% in February 2004 and 22.0% in February 2003. Anatel authorizes cellular operators to increase tariffs based upon the prior 12-month period’s cumulative inflation, measured by the IGP variation from February to January of each year.

As of July 6, 2003, cellular telecommunications operators in Brazil were required by the SMP rules to implement long distance Carrier Selection Codes (Códigos de Seleção de Prestadora, or CSP) used by customers to choose their carrier for domestic long distance services (VC2 and VC3) and international cellular calls. As a result, TSD no longer receives revenues from (or pays costs related to) VC2 or VC3 calls or international calls.

Additionally, in accordance with Anatel regulations, “Bill & Keep” rules were adopted for interconnection charges in July 2003. The rules provide that companies under the SMP regime are not required to pay tariffs for the use of the local network of another SMP provider as long as customers use local service (i.e., make calls in the same registration area) and as long as there is a traffic balance between them. However, when traffic from the SMP provider that originates the call to the SMP provider that terminates the call represents more than 55% of the local traffic between the two providers, the SMP provider who originates the higher traffic must pay the other provider the local usage tariff for the portion of the traffic that exceeds 55%.

The composition of operating revenues by category of service is presented in our consolidated financial statements and discussed below. We do not determine operating revenues on a net basis (i.e., after deduction of taxes) by category of service.

The following table sets forth the components of our net operating revenues, as well as the percent change of each year from the prior year, for the periods presented.

	Year ended December 31,			Percent change
	2004	2003	2002	2003-2004	2002-2003
	(in thousands of reais)
Usage charges	1,127,752	1,077,461	925,973	4.7	16.4
Interconnection charges	792,513	809,860	795,067	(2.1)	1.9
Monthly subscription charge	138,599	198,496	281,613	(30.2)	(29.5)
Sale of handsets and accessories	584,077	394,577	348,635	48.0	13.2
Other	60,928	46,067	15,579	32.3	195.7
Gross operating revenue	2,703,869	2,526,461	2,366,867	7.0	6.7
Value-added and other indirect taxes	(553,302)	(511,435)	(417,649)	8.2	22.5
Discounts granted and return of goods	(223,540)	(122,575)	(101,587)	82.4	20.7

Total net operating revenue	1,927,027	1,892,451	1,847,631	1.8	2.4

Net operating revenue increased 1.8% to R$1,927.0 million in 2004 from R$1,892.5 million in 2003, which in turn represented a 2.4% increase from R$1,847.6 million in 2002. The increase in 2004 was principally due to increased local outgoing traffic. An increase of 18.0% in our customer base resulted in an increase in usage charges, a 48.0% increase in sales of cellular handsets and accessories and a 32.3% increase in revenues from other services, mainly due to nationwide campaigns aimed at users of SMS (Text Messaging Service), WAP and 1xRTT services.

The increases in 2004 and 2003 were partially offset by lower average monthly revenues per customer. The average number of customers, calculated as the number of customers at the beginning of the year plus the number of customers at the end of the year, divided by two, increased 12.9% to 4,043 thousand customers in 2004 from 3,582 thousand customers in 2003. Average monthly net revenues from services per user decreased principally as a result of an increase in the percentage of prepaid customers in relation to total customers as a result of new customers acquired and customers switching from contract plans to prepaid plans; and the introduction of new service plans directed at users with lower monthly subscription charges.

Usage charges. Usage charges increased 4.7% to R$1,127.8 million in 2004, from R$1,077.5 million in 2003, which in turn represented a 16.4% increase from R$926.0 million in 2002. The increase in 2004 is mainly related to the increase in the customer base and in the outgoing traffic. The increase in revenues from customer usage charges in 2003, compared to 2002, resulted principally from higher usage of our services due to the increase in our customer base. Beginning in July 2003, this increase was partially offset by the impact of the new rules relating to the long distance Carrier Selection Code described above.

Interconnection charges. Our revenues from network usage charges decreased 2.1% to R$792.5 million in 2004, from R$809.9 million in 2003, which in turn represented a 1.9% increase from R$795.1 million in 2002. The decrease in 2004 is due to a reduction in incoming traffic which was offset in part by an increase in tariffs. The increases in network usage revenues in 2003 compared to 2002, reflected the increase in our average interconnection charges, which were higher due to rate increases, partially offset by a reduction in the incoming calling traffic, despite the increase in our customer base of prepaid customers. The decrease in 2004 is mainly due to the reduction in incoming traffic offset by tariff increase in February.

Monthly subscription charges. Revenues from monthly subscription charges decreased 30.2% to R$138.6 million in 2004, from R$198.5 million in 2003, which in turn represented a 29.5% decrease from R$281.6 million in 2002. The decreases in 2004 and 2003 resulted mainly from contract plan customers switching to plans with lower monthly subscription fees, which was partially offset by the increase of the monthly subscription fees charged to the contract plan customers.

Sale of handsets and accessories. Revenues from goods sold (cellular handsets) increased 48.0% to R$584.1 million in 2004, from R$394.6 million in 2003, which in turn represented a 13.2% increase from R$348.6 million in 2002. The increase in 2004 was mainly due to an increase in the quantity of handsets sold, in respect to VIVO’s strategy of increasing customer base. The increases in 2003 were a result of the increase in handset sale prices, as well as the increase in the quantity of medium and high-level handsets sold in comparison with the previous year. Revenues from handset sales are reported before commissions and promotional discounts, and include value-added taxes. In general, the purpose of handset sales is to encourage growth in customers and traffic, as opposed to generating profits on the sales, and we therefore subsidize portions of the costs of handsets. Although profit margins vary from one handset model to another and from time to time, on average profit margins are negative after taxes and discounts. The subsidy resulted in a gross loss (calculated as the difference from operating revenues from sales minus the cost of goods sold) of approximately R$207.4 million, R$121.3 million and R$87.7 million on handsets sales in 2004, 2003 and 2002, respectively.

Other. Revenues from other services increased 32.3% to R$60.9 million in 2004, from R$46.1 million in 2003, which in turn represented a 195.7% increase from R$15.6 million in 2002. The increase in revenues from other services in 2004 resulted mainly from greater utilization of such supplementary services as SMS and other services (identification and data transmission) aimed principally at corporate customers and was due primarily to increases in the use of the SMS services and voicemail.

Value-added and other indirect taxes. Value-added and other indirect taxes were 20.5% of our gross operating revenues in 2004, 20.2% in 2003 and 17.6% in 2002. Value-added taxes and other indirect taxes increased 8.2% to R$553.3 million in 2004, from R$511.4 million in 2003, which in turn represented a 22.5% increase from R$417.6 million in 2002. The effective rate of taxes on gross operating revenues varies depending upon the composition of our revenues. As the interconnection charges are not subject to ICMS, the increase in our interconnection charges as a result of the increase in the use of prepaid plans tends to reduce our effective tax rate. The increases in 2004 and in 2003 reflected the change in the composition of our gross operating revenues, not all of which have been subject to value-added and other indirect taxes over the entire period. See “Item 4B. Business Overview—Taxes on Telecommunications Services and Handset Sales.” ICMS tax rates increased in 2003 related to 2002 from 25% to 30% on gross operating service revenues less discounts and also the COFINS tariff for revenues other than telecom increased from 3% to 7%.

Discounts granted and return of goods. Discounts granted and return of goods increased 82.4% to R$223.5 million in 2004, from R$122.6 million in 2003, which in turn represented a 20.7% increase from R$101.6 million in 2002. Discounts granted vary depending on how competitive the company intends to be.

Cost of Services and Goods

The following table sets forth certain components of our cost of services and goods sold, as well as the percent change of each year from the prior year, for the periods presented.

	Year ended December 31,			Percent change
	2004	2003	2002	2003-2004	2002-2003
	(in thousands of reais)
Cost of services and goods sold:
Depreciation and amortization	(272,687)	(325,786)	(288,519)	(16.3)	12.9
Handsets and accessories	(529,864)	(367,833)	(325,542)	44.1	13.0
Interconnection	(80,958)	(128,657)	(130,846)	(37.1)	(1.7)
Fixed-line network expenses	(55,383)	(74,764)	(84,332)	(25.9)	(11.3)
Materials and third-party services	(47,996)	(32,590)	(33,139)	47.3	(1.7)
Taxes	(61,759)	(59,616)	(60,624)	3.6	(1.7)
Rental and insurance	(43,913)	(44,013)	(40,493)	(0.2)	8.7
Personnel	(18,784)	(17,207)	(16,040)	9.2	7.3
Other supplies	(1,116)	(2,021)	(2,206)	(44.8)	(8.4)

Total	(1,112,460)	(1,052,487)	(981,741)	5.7	7.2

Cost of services and goods sold increased 5.7% to R$1,112.5 million in 2004, from R$1,052.5 million in 2003, which in turn represented a 7.2% increase from R$981.7 million in 2002. The increase in 2004 was principally due to a 44.1% increase in the cost of goods sold, principally due to an increase in the sales volume of handsets and accessories; a 47.3% increase in materials and third-party services, resulting from the maintenance and upkeep of facilities. Personnel costs were impacted by the renegotiation of the collective agreement. The gross profit margin (gross profit as a percentage of net revenues) was 42.3% in 2004, compared to 44.4% in 2003, and 46.9% in 2002.

Depreciation and amortization. Depreciation and amortization expenses decreased 16.3% to R$272.7 million in 2004, from R$325.8 million in 2003, which in turn represented a 12.9% increase from R$288.5 million in 2002. The decrease in 2004 occurred because part of the analog equipment was completely depreciated, which offset the increase in plant expansion due to new services. The increase in 2003 was due to plant expansion.

Handsets and accessories. The cost of handsets sold increased 44.1% to R$529.9 million in 2004, from R$367.8 million in 2003, which in turn represented a 13.0% increase from R$325.5 million in 2002. The increase in 2004, compared to 2003, was principally due to an increase in the volume of handsets and accessories sold. The increase in 2003 was principally due to an increase in the cost of handsets due to the devaluation of the real and an increase in the sales of more sophisticated handsets and accessories.

Interconnection. Expenses from network usage charges include fees we paid to other telecommunications service providers for the use of their network to complete local, long distance and international calls originating in our network. Usage charges decreased 37.1% to R$81.0 million in 2004, from R$128.7 million in 2003, which in turn represented a 1.7% decrease from R$130.9 million in 2002. The decrease in 2004 was due mainly to implementation of carrier selection codes in which the VC2 and VC3 calls are costs for the long distance companies and no longer for mobile companies. The decrease in 2003 was mainly due to a decrease in the usage of other networks by our subscribers, despite an overall increase in traffic and the implementation Carrier selection codes beginning in July 2003 on Tele Sudeste Celular’s network, and also because of CSP implementation from July 2003 on.

Fixed-line network expenses. Fixed-line network expenses decreased 25.9% to R$55.4 million in 2004, from R$74.8 million in 2003, which in turn represented an 11.3% decrease from R$84.3 million in 2002. The reduction in 2004 occurred because of the renegotiation of the prices of rental contracts and the decrease in circuits. The reductions in 2003 and 2002 occurred because of the decrease in circuits due to the entrance of backbone (our own circuits).

Materials and third-party services. Cost of materials and services increased by 47.3% to R$48.0 million in 2004, from R$32.6 million in 2003, which in turn represented a 1.7% decrease from R$33.1 million in 2002. The increase in 2004, was due to the cost of materials and third-party services and other telecommunications services providers, such as services for network maintenance. The decrease in 2003 was due primarily to a decrease in the costs of third-party materials and services, partially offset by higher costs we incurred in connection with the expansion of our network.

Taxes. Fistel and other taxes were R$61.8 million in 2004, a 3.6% increase from R$59.6 million in 2003, which in turn represented a 1.7% decrease from R$60.6 million in 2002. The increase in 2004 was due to growth in the customer base. The decrease in 2003 was principally due to the change in the assessment of this tax.

Rental and insurance. Rental and insurance includes equipment rental, insurance and other costs of providing our services and selling handsets. Rentals and insurance expense was consistent in 2004 and 2003 with a 0.2% decrease to R$43.9 million in 2004, from R$44.0 million in 2003, which in turn represented an 8.7% increase from R$40.5 million in 2002. The increase in 2003 was due primarily to the expansion of our network, which led to an increase in the number of sites we rented in connection with an increase in the number of our radio base stations.

Personnel. Personnel expenses increased 9.2% to R$18.8 million in 2004, from R$17.2 million in 2003, which in turn reflected a 7.3% increase from R$16.0 million in 2002. The increase in 2004, principally derived from adjustments to collective bargaining agreement. The increase in 2004 was principally resulted from the contract signed in December 2003, for a linear increase of 7.5% in salaries in line with inflation.

Operating Expenses

The following table sets forth certain components of our operating expenses, as well as the percent change of each component from the prior year, for the periods presented.

	Year ended December 31,			Percent change
	2004	2003	2002	2003-2004	2002-2003
	(in thousands of reais)
Operating expenses:
Selling expenses	(508,461)	(387,466)	(392,482)	31.2	(1.3)
General and administrative expenses	(187,832)	(224,408)	(229,947)	(16.3)	(2.4)
Other net operating income (expense)	16,981	13,309	(16,954)	27.6	178.5

Total	(679,312)	(598,565)	(639,383)	13.5	(6.4)

Operating expenses increased 13.5% to R$679.3 million in 2004, from R$598.6 million in 2003, which in turn represented a 6.4% decrease from R$639.4 million in 2002. The increase in 2004 resulted mainly from R$121.0 in selling expenses. The decrease in 2003 resulted mainly from a R$30.3 million increase in other net operating income, as well as a R$5.6 million decrease in general and administrative expenses and a R$5.0 million decrease in selling expenses.

Selling expenses. Selling expenses increased 31.2% to R$508.5 million in 2004 from R$387.5 million in 2003, which in turn represented a 1.3% decrease from R$392.5 million in 2002. The increase in 2004 was due principally to the increase in personnel expenses, depreciation and third-party services. The decrease in 2003 was due principally to a R$56.6 million decrease in the provisions for the allowance for doubtful accounts.

Provisions for the allowance for doubtful accounts and network usage charges, included in our selling expenses, decreased 11% to R$35.7 million in 2004 from R$40.2 million in 2003, which in turn represented a 58.4% decrease from R$96.8 million in 2002. These decreases were primarily due to the adoption of more effective methods of evaluating customer credit and the growth of TSD’s prepaid customer base.

General and administrative expenses. General and administrative expenses decreased 16.3% to R$187.8 million in 2004, from R$224.4 million in 2003, which in turn represented a 2.4% decrease from R$229.9 million in 2002. The decrease in 2004 was due mainly to gains in the renegotiation of some contracts The decrease in 2003, resulted mainly from a R$18.8 million decrease in outsourced services and a R$5.1 million decrease in taxes paid in 2003.

Other net operating income (expense). The increase in other net operating income of 27.6% to R$17.0 million of income in 2004, from a net operating income of R$13.3 million in 2003, which in turn represented a 178.5% decrease from a net operating expense of R$17.0 million in 2002. The increase in 2004 and 2003, compared to 2002, resulted mainly from a increase in recovered expenses.

Net Financial Income (Expenses)

The following table sets forth certain components of our net financial expenses, as well as the percent change of each component from the prior year, for each of the years in the periods presented.

	Year ended December 31,			Percent change
	2004	2003	2002	2003-2004	2002-2003
	(in thousands of reais)
Financial income	72,426	76,011	41,580	(4.7)	82.8
Exchange gains and losses	4,769	61,528	(238,090)	(92.2)	125.8
Gains (losses) on foreign currency derivative contracts	(31,727)	(112,341)	221,010	(71.8)	(150.8)
Financial expenses	(39,741)	(40,215)	(39,612)	(1.18)	1.52

Financial income (expense), net	5,727	(15,017)	(15,112)	(138.1)	(0.6)

Net financial expense reflects, among others, the net effect of interest income and expense, and net effect of exchange rate fluctuation affecting our loans, financings and derivative operations. See note 8 to our consolidated financial statements.

Our net financial expense in 2004 decreased 138.1% to an income of R$5.7 million from an expense of R$15.0 million in 2003. In 2003, our net financial expense did not show any relevant change when compared to 2002, remaining practically flat at R$15.0 million in 2003 from R$15.1 million in 2002. The increase in net financial income in 2004 was mainly due to a decrease in losses on foreign currency derivatives.

Income and Social Contribution Taxes

We incurred income and social contribution taxes in the amount of R$48.1 million in 2004, which represented a 21.9% decrease from R$61.6 million in 2003, which in turn represented an 11.8% decrease from R$69.8 million in 2002. The effective income tax rate was approximately 34.1% in 2004, 28.3% in 2003, and 33.2% in 2002. The income and social contribution taxes vary proportionately to our net income (loss). In addition, the changes in our effective tax rate in 2004 and 2003 are principally a result of the distribution of interest on shareholders’ equity, which was recorded in equity and reduced our tax expense. See note 10 to our consolidated financial statements.

B.	Liquidity and Capital Resources

Sources of Funds

We generated cash flow from operations of R$437.2 million, R$737.4 million, and R$756.9 million in 2004, 2003 and 2002, respectively. We did not have any long-term loans or financing as of December 31, 2004, but we did have R$50.3 million in short-term loans and financing, consisted primarily of funding from financial institutions. At December 31, 2004, we had a working capital surplus (current assets minus current liabilities) of R$466.7 million. Excluding financial items, working capital at December 31, 2004 was R$176.0 million, representing an increase of R$73.4 million compared to December 31, 2003, attributable primarily to (i) an increase of R$62.1 million in accounts receivable from customers; (ii) an increase of R$80.2 million in handset inventories and (iii) an increase of R$58.4 million in deferred and recoverable taxes. These increases were partially offset by an increase of R$138.7 million in accounts payable.

Our principal assets are the shares of Telerj Celular and Telest Celular, and we rely on dividends from our subsidiaries to meet our cash needs, including the payment of dividends to our shareholders. We control the payment of dividends by our subsidiaries, subject to limitations under Brazilian law. There are no contractual restrictions on the payment of dividends by our subsidiaries to us.

Uses of Funds

Our principal uses of funds are for capital expenditures, servicing our debt, and payments of dividends to shareholders. Acquisition of property, plants and equipment used funds in the amount of R$241.3 million, R$254.9 million, and R$370.9 million, in 2004, 2003, and 2002, respectively. Dividends and interest on shareholders’ equity payments consumed cash flows of R$35.1 million, R$16.3 million, and R$116.3 million, in 2004, 2003, and 2002, respectively. Payment of debt consumed cash flows of R$180.6 million, R$200.1 million, and R$246.5 million, in 2004, 2003 and 2002, respectively.

We believe that our available borrowing capacity, together with funds generated by operations, should provide sufficient liquidity and capital resources to pursue our business strategy for the foreseeable future, with respect to working capital, capital expenditures and other operating needs.

Capital Expenditures

The following table shows our capital expenditures for each year in the periods presented.

	Year ended December 31,
	2004	2003	2002
	(in millions of reais)
Automatic switching equipment	90.6	59.3	87.7
Other equipment	64.8	161.0	130.1
Real estate	—	3.4	21.8
Other(1)	85.9	31.2	131.3

Total capital expenditures	241.3	254.9	370.9

(1)	Consisting primarily of free handset rentals, network construction, furniture and fixtures, office equipment and store layouts.

We made capital expenditures of R$241.3 million, R$254.9 million, and R$370.9 million in 2004, 2003, and 2002, respectively. These expenditures related primarily to the expansion of the capacity of the services we currently offer, investments in property, plant and equipment, the provision of new services and the development of our information systems. See “Item 4A. Our History and Development—Capital Expenditures.”

We have budgeted R$286.1 million for 2005 capital expenditures, mainly for investments in network expansion and introduction of new products and services that will make customers’ lives easier and maximize the use of cellular telephony, besides improving the quality of our services. Our management expects to finance 2005 capital expenditures principally with cash generated from operations.

Payments of Dividends to Shareholders

See “Item 8—Financial Information—Consolidated Statements and Other Financial Information—Payment of Dividends”.

Debt

As of December 31, 2004, TSD’s total debt position was as follows:

Debt	Amount Outstanding as of December 31, 2004
(in millions of reais)
Long-term debt	—
Short-term debt	50.3

Total debt	50.3

As of December 31, 2004, TSD’s total debt was R$50.3 million, all of which was denominated in U.S. dollars. Devaluation of the real results in exchange losses on foreign currency indebtedness. In order to protect against the risk of devaluation of the real, we have entered into over-the-counter derivatives transactions with international and domestic financial institutions. In 2004, our derivatives positions produced a loss of R$31.7 million, which offset the R$4.8 million of exchange gains from our foreign currency-denominated debt. In 2003, our derivatives positions produced a gain of R$112.3 million, which was partially offset by R$61.5 million of exchange loss on our foreign currency-denominated debt. At December 31, 2004, approximately 19.9% of our indebtedness bore interest at floating rates, primarily LIBOR, and 80.1% bore interest at fixed rates. Therefore, we have little exposure to interest rate risk.

U.S. GAAP Reconciliation

We prepare our consolidated financial statements in accordance with the Brazilian Corporate Law Method, which differs in significant respects from U.S. GAAP. Under U.S. GAAP, we recorded net income for 2004, 2003 and 2002 of R$13.7 million, R$116.8 million, and R$4.0 million, respectively, compared to net income of R$92.9 million, R$156.2 million, and R$140.4 million, respectively, under Brazilian Corporate Law method. Shareholders’ equity at December 31, 2004 and 2003 was R$1,991.3 million and R$2,001.7 million, respectively, under U.S. GAAP, compared to R$1,970.7 and R$1,903.4 million, respectively, under the Brazilian Corporate Law Method.

See note 35 to our audited consolidated financial statements for a description of the principal differences between the Brazilian Corporate Law Method and U.S. GAAP as they relate to us, and a reconciliation to U.S. GAAP of net income/loss and total shareholders’ equity.

New Accounting Pronouncements

In December 2003, the FASB issued a revision to Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” (“FIN 46R” or the “Interpretation”). FIN 46R clarifies the application of ARB No. 51, “Consolidated Financial Statements,” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. FIN 46R requires the consolidation of these entities, known as variable interest entities (“VIEs”), by the primary beneficiary of the entity. The primary beneficiary is the entity, if any, that will absorb a majority of the entity’s expected losses, receive a majority of the entity’s expected residual returns, or both.

Among other changes, the revisions of FIN 46R (a) clarified some requirements of the original FIN 46, which had been issued in January 2003, (b) eased some implementation problems, and (c) added new scope exceptions. FIN 46R deferred the effective date of the Interpretation for public companies to the end of the first reporting period ending after March 15, 2004, except that all public companies must, at a minimum, apply the provisions of the Interpretation to entities that were previously considered “special-purpose entities” under the FASB literature prior to the issuance of FIN 46R by the end of the first reporting period ending after December 15, 2003. The adoption of FIN 46R did not have a material impact on the Company’s financial position, cash flows and results of operations.

In November 2002, the Emerging Issues Task Force (“EITF”), of the FASB reached a consensus on EITF 00-21. EITF 00-21 provides guidance on how to account for arrangements that may involve multiple revenue-generating activities, for example, the delivery of products or performance of services, and/or rights to use other assets. The requirements of EITF 00-21 will be applicable to agreements entered into for periods beginning after June 15, 2003 and will therefore first apply to the Company for any arrangements entered into from April 1, 2004. The adoption of this EITF had no impact on the Company’s financial position or results of operations. The Company prospectively adopted the EITF relating to free minutes given in connection with sales of handsets as of January 1, 2004. See note 35 to the consolidated financial statements.

In July 2003, the EITF reached consensus in EITF Issue No. 03-11 that determining whether realized gains and losses on derivative contracts not held for trading purposes should be reported on a net or gross basis is a matter of judgment that depends on the relevant facts and circumstances and the economic substance of the transaction. In analyzing the facts and circumstances, EITF Issue No. 99-19, and Opinion No. 29, “Accounting for Nonmonetary Transactions,” should be considered. EITF Issue No. 03-11 is effective for transactions or arrangements entered into after September 30, 2003. The adoption of EITF Issue No. 03-11 did not have a material effect on the Company’s financial statements.

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 153, “Exchanges of Nonmonetary Assets—an amendment of APB Opinion No. 29” (“SFAS 153”), which amends Accounting Principles Board Opinion No. 29, “Accounting for Nonmonetary Transactions” to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS 153 is effective for nonmonetary assets exchanges occurring in fiscal periods beginning after June 15, 2005. The Company will apply this statement in the event that exchanges of nonmonetary assets occur in fiscal periods beginning after June 15, 2005.

C.	Research and Development

We did not make any contributions or incur any expenses related to research and development in 2004, 2003 and 2002. We rely primarily on the research and development of our third-party suppliers.

D.	Trend Information

In 2005, the rate of growth in Brazil’s cellular market is expected to exceed Brazil’s economic growth. In addition, we expect continued strong competition from other operators, greater focus on data and value added services, and further enhancements related to customer service. We expect that we will maintain our leadership position in the Brazilian cellular market, focusing on differentiation in the development of integrated solutions and the application of new technologies. We plan to continue to offer services and products with high quality in order to meet our clients’ expectations.

E.	Off-balance sheet arrangements

As of December 31, 2004 there were no off-balance sheet arrangements. We have no majority-owned subsidiaries that are not included in our consolidated financial statements, nor do we have any interests in, or relationships with, any special purpose entities that are not reflected in our consolidated financial statements.

F.	Tabular disclosure of contractual obligations

The following table represents our contractual obligations and commercial commitments as of December 31, 2004:

	Payments due by period
	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
	(in millions of reais)
Contractual obligations:
Long-term debt(1)	50.2	50.2	—	—	—
Operating leases	805.9	105.2	180.8	188.1	331.8
Unconditional purchase obligations	110.7	106.1	4.6	—	—
Other long-term obligations(2)	91.3	83.3	8.0	—	—

Total contractual cash obligations(3)	1,058.1	344.8	193.4	188.1	331.8

(1)	Includes short-term portions of long-term debt.
(2)	Contracted long-term suppliers or contracted short-term suppliers with penalties for early termination and exclusivity fees paid to dealers.
(3)	Excludes pension fund obligations.

ITEM 6.	DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES

A.	Directors and Senior Management

Board of Directors

Our administration consists of a board of directors and a board of executive officers. Our shareholders elect the members of the board of directors. The board of directors must have between 8 and 12 members, each serving a three-year term. The board currently consists of 10 members. The terms of the current members of the board of directors will expire in March 2006. The board of directors holds regular quarterly meetings, and the chairman or two board members may call special meetings.

The following are the current members of our board of directors and their respective positions.

Name	Position	Date Elected
Felix Pablo Ivorra Cano	Chairman	March 25, 2003
Shakhaf Wine	Director	March 16, 2004
Fernando Xavier Ferreira	Director	March 25, 2003
Luis Miguel Gilpérez López	Director	March 16, 2004
Ernesto Lopez Mozo	Director	March 25, 2003
Ignacio Aller Malo	Director	March 25, 2003
Zeinal Abedin Mohamed Bava	Director	March 25, 2003
Carlos Manuel de Lucena e Vasconcellos Cruz	Director	March 25, 2003
Eduardo Perestrelo Correia de Matos	Director	March 25, 2003
Pedro Manuel Brandão Rodrigues	Director	March 25, 2003
Kazuo Moriya(1)	Director	July 11, 2003

(1)	Mr. Kazuo Moriya resigned on June 22nd, 2004. This position is currently vacant.

Our directors will serve until the general shareholders’ meeting to be held in 2006. Set forth below are brief biographical descriptions of the directors.

Félix Pablo Ivorra Cano, born on July 1, 1946, is the President of the board of directors and has been a member of the board of directors since February 1999. Mr. Ivorra currently is the President of the board of directors of Telefónica Móviles and serves on the board of directors of Telecomunicações de São Paulo S.A, Brasilcel N.V., Celular CRT Participações, S.A., Tele Leste Celular Participações, S.A., Tele Sudeste Celular Participações, S.A., Telesp Celular Participações, S.A., Tele Centro Oeste Celular Participações, S.A., Telefónica Móviles SAC Perú, Telefónica Móviles Perú Holding, S.A.A and MobiPay International, S.A. He joined the Telefónica Group in July 1972 and served in the areas of Technical Specifications, Network Planning, Commercial Planning and as General Director of Advanced Communications. In 1993, he was appointed General Director of the team that founded Telefónica Servicios Móviles, where he held several positions including General Commercial Director and General Director of Business Development. During 1997 and part of 1998, he was chairman of the board of Telefónica Móviles group companies Mensatel, S.A. and Radiored, S.A. He has a degree in Telecommunications Engineering from Escola Técnica Superior de Engenharia—ETSI in Madrid, and a post-graduate degree in Business Administration from the Instituto Católico de Administração de Empresas— ICADE also in Madrid.

Shakhaf Wine, born on June 13, 1969, is currently an executive officer of Portugal Telecom S.G.P.S. and a member of the board of directors of Brasilcel N.V., Telesp Celular Participações, S.A., Tele Centro Oeste Celular Participações, S.A., Tele Sudeste Celular Participações, S.A., Celular CRT Participações S.A., and Folha Universo Online S.A. Mr. Wine is also the President of the Audit Committee of Brasilcel N.V. Mr. Wine was a Director of Investment Banking and a Relationship Manager for European corporate clients in the Global Telecommunications Group of Merrill Lynch International from 1998 to 2003. Additionally, he was Senior Associate Director of the Latin American and Telecommunications groups of Deutsche Morgan Grenfell from 1993 until 1998. Previously Mr. Wine was a foreign exchange trader and dealer for the Brazilian Central Bank at Banco Icatu S.A. He holds a degree in Economics from the Pontificia Universidade Católica do Rio de Janeiro.

Fernando Xavier Ferreira, born on February 13, 1949, is currently the Chief Executive Officer of the Telefónica Group in Brazil and member among others of the Board of Directors of Telefónica Móviles, Brasilcel, N.V. Tele Centro Oeste Celular Participações, S.A., Celular CRT Participações, S.A., Tele Sudeste Celular Participações, S.A., Tele Leste Celular Participações, S.A. and Telesp Celular Participações, S.A. During 1998, Mr. Ferreira served as a member of ANATEL. From 1995 to 1998, he was General Director of Telebrás and President of the board of directors of Embratel and Telesp S.A. Mr. Ferreira was President of Telecomunicações do Paraná S.A. Telepar from 1997 to 1999 and Vice President of that company from 1979 to 1987. He is currently a member of the Latin-America Committee of the New York Stock Exchange and the Global Infrastructure Commission. He holds a degree in Electrical Engineering from the Catholic University of Rio de Janeiro, Brazil.

Luis Miguel Gilpérez López, born on December 7, 1959, is the Executive Director of the International Area of Telefónia Móviles. Mr. Gilpérez also serves on the board of directors of Medi Telecom, S.A., Telefónica Móviles México, S.A. de C.V., Tele Sudeste Celular Participações, S.A., Tele Leste Celular Participações, S.A., Tele Centro Oeste Celular Participações, S.A., Celular CRT Participações, S.A., Telesp Celular Participações, S.A. He is also Executive Chairman of MobiPay International, S.A. He began his career at an insurance company, where he worked for six years, in various departments. He joined the Telefónica group in 1981, where he has worked since then. He has particularly been involved with activities related to mobile telephony. He was in charge of the service’s commercial activities from 1987 to 1993, when Telefónica Móviles España was created. At Telefónica Móviles España he has held management positions in virtually all its business areas. He has a post-graduate degree in Business Administration and holds a degree in Industrial Engineering.

Ernesto Lopez Mozo, born on May 9, 1964, serves as Chief Financial Officer General Manager for Finance and Management Control of Telefónica Móviles S.A. Mr. Lopez is a member of the board of directors of Telefónica Móviles de España, S.A., Mobipay International, S.A., Telefónia Móviles México, S.A. de C.V., Brasilcel N.V, Telesp Celular Participações, S.A., Tele Centro Oeste Celular Participações, S.A., Tele Sudeste Celular Participações, S.A., Tele Leste Celular Participações S.A. and Celular CRT Participações, S.A. He was previously a senior manager in the financing department of Telefónica, S.A., where he was also responsible for relationships with credit rating agencies. Before joining Telefónica in March 1999, Mr. Lopez worked for five years at J.P. Morgan. He holds a degree in Civil Engineering from ETSICCP in Madrid and a Master’s degree in Business Administration from the Wharton School.

Ignacio Aller Malo, who was born on December 1, 1945, is a member of the board of directors of Telefónia Móviles México, S.A. de C.V., Brasilcel N.V, Telesp Celular Participações, S.A., Tele Centro Oeste Celular Participações, S.A., Tele Sudeste Celular Participações, S.A., Tele Leste Celular Participações S.A. and Celular CRT Participações, S.A. Mr. Aller has served as Chief Operating Officer of Telefónica Móviles S.A. by 2003 and has held several positions at Telefónica de España since 1967.

Zeinal Abedin Mohamed Bava, born on November 18, 1965, is currently the Chief Financial Officer of Portugal Telecom, SGPS, S.A. since 2000; Chief Executive Officer of TV Cabo Portugal, S.A. since March 2004, Executive Vice-Chairman of the Board of Directors of PT Comunicações, S.A. since January 2004; Member of the Board of Directors of PT Corporate—Soluções Empresariais de Telecomunicações e Sistemas, S.A. since June 2003; Chief Executive Officer of PT Multimedia—Serviços de Telecomunicações e Multimedia, SGPS, S.A. since May 2003; Member of the Board of Directors of PT Compras—Serviços de Consultoria e Negociação, S.A. since May 2003; Member of the Board of Directors of Fundaçõ Portugal Telecom since March 2003; Chairman of the Board of Directors of Previsçõ Sociedade Gestora de Fundos de Pensões, S.A. since March 2003; Chairman of the Board of Directors of PT Serviços de Gestão, S.A. since February 2003; Member of the Board of Directors of Brasilcel, N.V. since December 2002; Vice-Chairman of the Board of Directors of PT Multimedia—Serviços de Telecomunicações e Multimedia, SGPS, S.A. since November 2002; Member of the Board of Directors of Portugal Telecom Brasil, S.A. since July 2002; Member of the Board of Directors of BEST—Banco Electrónico de Serviço Total, S.A. since May 2001; Member of the Board of Directors of Telesp Celular Participações S.A. since April 10, 2001; Member of the Board of Directors of Tele Centro Oeste Participações, S.A., CRT Celular Participações, S.A., Tele Sudeste Celular Participações, S.A. and Tele Leste Celular Participações, S.A. since 2003; Vice-Chairman of the Board of Directors of PT Ventures, SGPS, S.A. (formerly Portugal Telecom Internacional, SGPS, S.A.) from 2000 until 2002; Director and Relationship Manager for Portugal of Merrill Lynch International from 1998 until 1999; Executive Director of Deutsche Morgan Grenfell from 1996 until 1998; Executive Director of Warburg Dillon Read from 1989 until 1996. He holds a degree in electronic and Electrical Engineering from the University of London B.S.C.

Carlos Manuel de Lucena e Vasconcellos Cruz, born on September 9, 1957, is currently the Chief Executive Officer of Portugal Telecom Investimentos Internacionais—Consultoria Internacional S.A. and PT Ventures, SGPS, S.A. since April 2004; Member of the Board of Directors of PT Corporate—Soluções Empresariais de Telecomunicações e Sistemas, S.A. since June 2003; Chief Executive Officer of PT Comunicações, S.A. from May 2002 until January 2004; Chief Executive Officer of PT Prime, SGPS, S.A. from 2002 until January 2004; Chairman of the Board of Directors of PT Prime, SGPS, S.A. from 2002 until January 2004; Chairman of the Board of Directors of PT Contact—Telemarketing e Serviços de Informação, S.A. from 2002 until January 2004; Chief Executive Officer of PTM.com, SGPS, S.A. from May 2003 until January 2004; Member of the Board of Directors of PT Compras—Serviços de Consultoria e Negociação, S.A. since May 2003; Member of the Board of Directors of Fundação Portugal Telecom since March 2003; Member of the Board of Directors of Brasilcel, N.V. since December 2002; Member of the Board of Directors of Portugal Telecom Brasil, S.A. since July 2002; Member of the Board of Directors of TMN—Telecomunicações Móveis Nacionais, S.A. from June 2002 until May 2003; Member of Board of Directors of Telesp Celular Participações S.A. since April 2001; Vice-Chairman of Telesp Celular Participações S.A. since 2001; Member of the Board of Directors of Tele Centro Oeste Celular Participações, S.A., CRT Celular Participações, S.A., Tele Sudeste Celular Participações, S.A. and Tele Leste Celular Participações S.A. since 2003; Chairman and Chief Executive Officer of Telesp Celular S.A. from May 2001 until May 2002; President and Chief Executive Officer of Tradecom, SGPS, S.A. from 2000 until 2001; Executive Board Member of PT Prime, SGPS, S.A. from 2000 until 2001; Invited Professor of Universidade Católica Portuguesa and ISCTE for Post-Graduate Courses and MBA Program from 2000 until 2001; Member of World Board of Dun & Bradstreet Corporation, Executive Vice-President of Dun & Bradstreet Corporation, President and Chief Executive Officer of D&B GMC, Executive Vice President of D&B Europe, President and Chief Executive Officer of D&B Iberia, Vice-President of Trans Union España Credit Burear S/A from 1997 until 1999; Senior Vice-President of Dun & Bradstreet Corporation, Senior Vice-President of Dun & Bradstreet Europe, President and Chief Executive Officer of D&B Iberia & Middle West, Vice-President of A.P.E.I.N. (Associação Portuguesa de Empresas de Informação de Negócio) in 1996; President & Chief Executive Officer

of Dun & Bradstreet Ibéria in 1995; President and Chief Executive Officer of Dun & Bradstreet Portugal, Vice-President of Associação Portuguesa para a Qualidade from 1990 until 1993; President of “European Customer Service group” of Dun & Bradstreet in 1992; General Director of Dun & Bradstreet France in 1989; General Director of Sales of Dun & Bradstreet France in 1988; Commercial Director of Dun & Bradstreet Portugal in 1987; National Director of Sales of Dun & Bradstreet Portugal in 1986; Director of Sales Department of Dun & Bradstreet Portugal in 1985; Senior Economist of LEASEINVEST from 1983 until 1985; Economist of Finance Ministry of Portugal from 1978 until 1983. Mr. Cruz holds a degree in business from the I.S.C.T.E. (Instituto Superior de Ciências do Trabalho e da Empresa or Higher Education Institute for Labor and Corporate Sciences), Portugal, and a post-graduate degree in Management from D.S.E. (the German Foundation for International Development), Germany.

Eduardo Perestrelo Correia de Matos, born on January 6, 1949, is currently the President of Portugal Telecom Brasil S.A. and a member of the board of directors of each of PT Móveis, Serviços de Telecomunicações, S.G.P.S., S.A., Tele Leste Celular Participações S.A., Tele Sudeste Celular Participações, S.A., Tele Centro Oeste Celular Participações S.A., Telesp Celular Participações S.A. and Celular CRT Participações S.A. From 1976 to 1987, Mr. Matos held various operational positions in the planning and control areas of CTT—Corrêios e Telecomunicações de Portugal S.A. and TLP-Telefones de Lisboa e Porto S.A. From 1987 to 1990 he was the Secretary of State for External Transportation and Communications in Portugal. In addition, he served as President at Marconi S.G.P.S. Comunicações, S.A. from 1990 to 1991 and at Mobitel S.A. from 1991 to 1996. Mr. Matos was also a member of the board of Portugal Telecom, S.G.P.S., S.A. from 1996 until May 2002. He holds a degree in Economics from the Technical University of Lisbon, Portugal.

Pedro Manuel Brandão Rodrigues, born on June 19,1951, is currently also a member of the board of directors and of the Executive Committee of PT Móveis, S.G.P.S., S.A. and of Telecomunicações Móveis Nacionais—TMN. He was elected for the Assembly of the Republic in March 2002, and he is a member of the National Council of Education of Portugal since July 2000. Mr. Brandão was a member of the board of directors of several Portuguese corporations and, from 1993 to 2000, a member of the Executive Committee of Banco Mello and Banco Mello de Investimentos. He holds a doctoral degree in engineering from the University of Birmingham, England, a Master’s degree in Production Process and Management, and an Engineering degree from the Instituto Superior Técnico.

In accordance with the shareholders’ agreement between Portugal Telecom SGPS, S.A., PT Movéis SGPS, S.A. and Telefónica Móviles S.A., PT Movéis is responsible for the appointment of our Chief Executive Officer and Telefónica Móviles is responsible to appoint the Chief Financial Officer.

Board of Executive Officers

The board of executive officers consists of eight members, each elected by the board of directors for a term of three years. The chief executive officer is the chairman and, in his absence or temporary inability to perform his duties, he will be replaced by the Vice President for finance, planning and control. In the case of a vacancy in any position in the board of executive officers, the respective replacement shall be appointed by the board of directors; in case of any inability, the chief executive officer shall choose a replacement for that officer among the remaining officers. One officer may be elected for more than one position on the board of executive officers, but the members of the board of executive officers cannot be elected to the board of directors. The board of directors may remove executive officers from office at any time.

The following are the current executive officers and their respective positions.

Name	Position	Date appointed

Francisco José Azevedo Padinha	Chief Executive Officer	October 17, 2003
Arcádio Luís Martínez García	Executive Vice President for Finance, Planning and Control and Investors Relations Officer	February 16, 2005
Paulo Cesar Pereira Teixeira	Executive Vice President for Operations	April 16, 2003
Luis Filipe Saraiva Castel-Branco de Avelar	Executive Vice President for Marketing and Innovation and Executive Vice President for IT and Product and Service Engineering	March 16, 2004
Javier Rodríguez García	Executive Vice President for Technology and Networks	May 26, 2003
Guilherme Silvério Portela Santos	Executive Vice President for Customers	October 17, 2003
José Carlos de la Rosa Guardiola	Executive Vice President for Regulatory Matters and Institutional Relations	October 6, 2003

Set forth below is a brief biographical description of our executive officers.

Francisco José Azevedo Padinha, born on October 22, 1946, is currently the chief executive officer of each of Brasilcel N.V., Tele Sudeste Celular Participações S.A., Tele Leste Celular Participações S/A, Telesp Celular Celular Participações S.A., Celular CRT Participações S.A., Telerj Celular S.A., Telest Celular S.A., Telebahia Celular S.A., Telergipe Celular S.A., Celular CRT S.A., Telesp Celular S.A., Global Telecom S.A.; Tele Centro Oeste Celular Participações S.A., Telegoiás Celular S.A., Telemat Celular S.A., Telems Celular S.A., Teleacre Celular S.A., Teleron Celular S.A., Norte Brasil Telecom S.A., TCO-IP S.A., Avista Participações Ltda., Tagilo Participações Ltda. Sudestecel Participações S.A., TBS Celular Participações S.A., Ptelecom Brasil S.A. and Portelcom Participações S.A.; the chairman of the board of directors of each of PT Prime Tradecom Soluções Empresariais de Comércio Electrónico, S.A., Megamedia Soluções Multimédia, S.A., PT Prime, SGPS, S.A., the vice chairman of the board of directors of PT Ventures S.A.; a member of the board of directors of PT Comunicações S.A.; and a member of the scientific committee of Taguspark Sociedade de Promoção Desenvolvimento do Parque da Ciência e Tecnologia da Área de Lisboa, S.A. He was also the chairman of the board of directors of Prymesys—Soluções Empresariais S.A. From 1989 until 1992, Mr. Padinha was the manager of the central department for research and development of Companhia Portuguesa Rádio Marconi, S.A., and from 1992 until 1994 he was the chairman of the board of directors of Telecom Portugal, S.A. From 2000 to 2001, Mr. Padinha was the chief executive officer of PT Prime SGPS, S.A., and from 1994 until 2002, he was a member of the board of directors of Portugal Telecom. He holds a Telecommunications and Electronic Engineering degree from the Technical University of Lisbon, Portugal, a degree in Corporate Upper Management from AESE/University of Navarra, Spain, and a MasterÙs degree in Innovation and Technology Management from the Sloan School of Management/MIT, United States.

Arcádio Luís Martínez García, born on April 5, 1957, is currently the Executive Vice-President for Finance, Planning and Control and Investor Relations Officer of Tele Sudeste Celular Participações S.A., Tele Leste Celular Participações S.A., Telesp Celular Participações S.A., Celular CRT Participações S.A., Telerj Celular S.A., Telest Celular S.A., Telebahia Celular S.A., Telergipe Celular S.A., Celular CRT S.A., Telesp Celular S.A., Global Telecom S.A. and Tele Centro Oeste Celular Participações S.A. From 2001 until 2003 Mr. Martinez was a Controller of European Operations at Telefonica Moviles S.A. in Madrid. From 1999 to 2001 he worked as

European Controller for SBC Communications, based in Brussels, Belgium and from 1993 to 1999 he served in different positions in the financial organization of Ameritech International, based in Chicago, USA and Brussels, Belgium. He holds a degree in Economics from Universidad de Santiago de Compostela, Spain and a Masters of Business Administration from the University of Chicago, USA.

Paulo Cesar Pereira Teixeira, born on June 18, 1957, is currently the Executive Vice-President for operations of Tele Sudeste Celular Participações S.A., Tele Leste Celular participações S/A, Telesp Celular Participações S.A., Celular CRT Participações S.A., Telerj Celular S.A., Telest Celular S.A., Telebahia Celular S.A., Telergipe Celular S.A., Celular CRT S.A., Telesp Celular S.A., Global Telecom S.A., Tele Centro Oeste Celular Participações S.A., Telegoiás Celular S.A., Telemat Celular S.A., Telems Celular S.A., Teleacre Celular S.A., Teleron Celular S.A., Norte Brasil Telecom S.A., TCO-IP S.A.; and director of Avista Participações Ltda., Tagilo Participações Ltda., Sudestecel Participações S.A., TBS Celular Participações S.A., Ptelecom Brasil S.A. and Portelcom Participações S.A. From 1980 until 1987, Mr. Teixeira performed several different managerial duties in Companhia Riograndense de Telecomunicações S.A.-CRT and was also a member of the board of directors (1985-1986). In 1987 and 1988, he served at several different positions in Telebrás or in the companies of the Telebrás Group. Mr. Teixeira holds an Electrical Engineering degree from the Catholic University of Pelotas, Brazil.

Luis Filipe Saraiva Castel-Branco de Avelar, born on April 15, 1954, is currently the Executive Vice-President for Marketing and Innovation of each of Tele Sudeste Celular Participações S.A., Tele Leste Celular Participações, Celular CRT Participações S.A., Telesp Celular Participações S.A., Telerj Celular S.A., Telest Celular S.A., Telebahia Celular S.A., Telergipe Celular S.A., Celular CRT S.A., Telesp Celular S.A. and Global Telecom S.A. In 1989, 1991 and 1993, Mr. Avelar was respectively the corporate accounts director of Telefones de Lisboa e Porto, an expert in telecommunications services for the European Commission (DG XIII, Telecom Policy Unit) and a strategic planning director at Comunicações Nacionais. From 1993 to 1998 he was a consultant in privatization and regulation projects for the World Bank, the European Bank for Reconstruction and Development and the European Commission. From 1996 to 1998 he was a portfolio director of Portugal Telecom Group in the strategic marketing board of Portugal Telecom. From 1998 to 2000, Mr. Avelar was a special consultant to the President of Telesp Celular Participações S.A. for the areas of marketing, sales, strategy, regulation and special projects, and, from 2000 to 2001, he was a director of the Internet and E-commerce business unit at the same company. He holds an Electrical-Technical Engineering degree (specialized in Telecommunications and Electronics) from the Lisbon Higher Education Technical Institute.

Javier Rodríguez García, born on December 8, 1955, is currently Executive Vice-President for technology and networks of each Tele Sudeste Celular Participações S.A., Tele Leste Celular Participações S.A., Celular CRT Participações S.A., Telesp Celular Participações S.A., Telerj Celular S.A., Telest Celular S.A., Telebahia Celular S.A., Telergipe Celular S.A., Celular CRT S.A., Telesp Celular S.A. and Global Telecom S.A. From 1986 until 1988, Mr. García worked at INDELEC—Indústria Electrónica de Comunicaciones S.A., as the manager responsible for the implementation of an automatic mobile telecommunications project for Telefónica de España S.A. From 1988 until 1990, he worked at Rede Electrica de España S.A., as the person responsible for the project, installation and maintenance of radio mobile systems in Spain. From 1990 until 1992, Mr. García served as an engineering manager at Telcel S.A., where he was responsible for the implementation of automatic mobile telecommunication system for Telefónica de España S.A. in Barcelona, Madrid and Palma de Mallorca. From 1992 until 1996, he was an engineering manager responsible for the installation and maintenance of systems at Compañia Europea de Radiobusqueda S.A., and from 1996 until 1998, he worked in cellular businesses for Telefónica Group in Spain and Peru, as a network quality manager and technical area sub-manager, respectively. From 1998 until 2000, Mr. García was the technology manager in the cellular business of Telefónica Group in Brazil and from 2000 until 2002 he was the network manager of Telerj Celular S.A. and Telest Celular S.A. He holds a degree in Technical Telecommunications Engineering from the Technical University of Madrid, Spain.

Guilherme Silvério Portela Santos, born on February 3, 1966, is currently the Executive Vice-President for customers of each of Tele Sudeste Celular Participações S.A., Tele Leste Celular Participações S.A., Telesp

Celular Participações S.A., Celular CRT Participações S.A., Telerj Celular S.A., Telest Celular S.A., Telebahia Celular S.A., Telergipe Celular S.A., Celular CRT S.A., Telesp Celular S.A., Global Telecom S.A., Tele Centro Oeste Celular Participações S.A., Telegoiás Celular S.A., Telemat Celular S.A., Telems Celular S.A., Teleacre Celular S.A., Teleron Celular S.A., Norte Brasil Telecom S.A., TCO-IP S.A.; and an executive manager at PT Móveis, SGPS, S.A. From 1989 until 1993, Mr. Santos was a consultant at McKinsey & Co., and from 1994 until 1998 he worked as an officer for operations and an officer for special projects at Parque Expo’98, S.A. He was also a coordination officer at Companhia de Seguros Tranquilidade. Mr. Santos holds a civil engineering degree from the Higher Education Technical Institute, Portugal, and a Master’s degree from INSEAD, France.

José Carlos de la Rosa Guardiola, born on October 20, 1948, is currently the Executive Vice-President for regulatory matters and institutional relations of each of Telesp Celular Participações S.A., Tele Leste Celular Participações S/A, Tele Sudeste Celular Participações S.A., Celular CRT Participações S.A., Telerj Celular S.A., Telest Celular S.A., Telebahia Celular S.A., Telergipe Celular S.A., Celular CRT S.A., Telesp Celular S.A. and Global Telecom S.A. From November 1998 until February 2002, Mr. Guardiola was engaged in the Regulation and Operations Departments of these companies, and occupied the function of Vice-President of Operations responsible for the commercial, administrative and operations activities of each of Telebahia Celular S.A. and Telergipe Celular S.A. He holds a degree in Telecommunications Engineering from Universidad Politecnica de Madrid, Spain.

Board of Auditors (Conselho Fiscal)

We have a permanent Board of Auditors with a minimum of three and a maximum of five members. They are elected annually at the annual general shareholders’ meeting. The board currently consists of three members.

The Board of Auditors is responsible for overseeing our management. Its main duties are:

•	to review and provide an opinion on the annual report of our management,

•	to review and approve the proposals of the management bodies to be submitted to the shareholders’ meeting regarding changes to share capital, issuance of debentures and subscription rights, capital investment plans and budgets, distributions of dividends, changes in corporate form, consolidations, mergers or split-up, and

•	to review and approve the financial statements for the fiscal year.

The Board of Auditors holds regular meetings every three months and special meetings when called by the President or by any member of the Board of Auditors.

The following are the current members of our board of auditors and their alternates:

Name	Position	Date Appointed
Cláudio José Carvalho de Andrade(1)	Member	March 29, 2005
Milton Shigueo Takarada(2)	Member	March 29, 2005
Evandro Luís Pippi Kruel(2)	Member	March 29, 2005
Daniel Vidal de Almeida(1)	Alternate	March 29, 2005
José Ricardo de Souza Porpino(2)	Alternate	March 29, 2005
Fabiana Faé Vicente Rodrigues(2)	Alternate	March 29, 2005

(1)	Appointed by our preferred shareholders.
(2)	Appointed by our controlling shareholders.

B.	Compensation

For the year ended December 31, 2004, we paid compensation to our directors and executive officers in an aggregate amount of R$4.1 million, including bonuses and profit sharing plans. This amount includes performance remuneration and profit sharing arrangements applicable to all employees. Furthermore, the members of our board of executive officers are eligible to participate in the same complementary retirement pension plan available to our employees. These amounts include Tele Sudeste Celular Participações, Telerj Celular and Telest Celular.

C.	Board Practices

Our board of directors’ duties and responsibilities are set forth by Brazilian law and our by-laws.

Our board of directors is comprised of a minimum of 8 and a maximum of 12 members, all shareholders, each serving a three-year term. Our directors are elected by our shareholders at the annual general shareholders’ meeting. There are no service contracts between us or our subsidiaries and any of our directors providing for benefits upon termination of employment. The board of directors holds regular quarterly meetings, and the chairman or two board members may call special meetings.

For more detailed information, see “Directors and Senior Management,” “Board of Executive Officers,” and “Board of Auditors,” above.

D.	Employees

At December 31, 2004, we had 1,219 full-time employees and 15 temporary employees.

The following table sets forth the number of our employees and a breakdown of employees by main category of activity as of the dates indicated:

	At December 31,
	2004	2003	2002
Total number of employees (including trainees)	1,219	1,668	1,972
Number by category of activity:
Technical and operations area	365	398	482
Sales and marketing	376	704	790
Finance and administrative support	288	337	504
Customer service	190	229	196

Employees are represented by the Sindicato dos Trabalhadores em Empresas de Telecomunicações e Transmissão de Dados e Correio Eletrônico, Telefonia Móvel Celular, Serviços Troncalizados de Comunicação, Rádio-Chamadas, Telemarketing, Contração, Instalação e Operação de Equipamentos e Meios Físicos de Transmissão de Sinal, Similares e Operadoras de Mesas Telefônicas no Estado de Rio de Janero (SINTETEL). We negotiate new collective-bargaining agreements every year with the labor unions. The collective-bargaining agreements currently in force include a salary and benefit increase of approximately 12.36%, effective as of December 31, 2003.

Our management considers the relations between our work force and us to be satisfactory. We have not experienced any work stoppage that materially affected our operations.

Each of our subsidiaries negotiates a new collective-bargaining agreement every year with each local union. The collective-bargaining agreements now in force expire in October, 2006.

At the time of the privatization, employees had the right to maintain their rights and benefits in Fundação Sistel de Seguridade Social, or Sistel, a multi-employer defined benefit plan that supplements government-provided retirement benefits. Under the Sistel plan, we made monthly contributions to Sistel equal to a percentage of the salary of each employee who was a Sistel member. Each employee member also made a monthly contribution to Sistel based on age and salary. Members of Sistel qualified for pension benefits when they qualified for the government-provided retirement benefits. Sistel operates independently from us, and its assets and liabilities are fully segregated from us. Employees hired since January 1999 are not members of Sistel.

Before December 1999, the Sistel plan covered the employees of the former Telebrás System and we were contingently liable for all of the unfunded obligations of the plan. In January 2000, we and the other companies that formerly belonged to the Telebrás system agreed to divide the existing Sistel plan into 15 separate plans, resulting in the creation of private plans covering those employees already enrolled in the Sistel plan. These new private pension plans are still administered by Sistel and have retained the same terms and conditions of the Sistel plan. The division was carried out so as to allocate liability among the companies that formerly belonged to the Telebrás system according to each company’s contributions in respect of its own employees. Joint liability among the Sistel plan sponsors will continue with respect to retired employees who will necessarily remain members of the Sistel plan.

In 2000, we established the Plano de Benefícios Visão, a new private pension plan for our employees. Unlike Sistel’s defined benefits plan, the Plano de Benefícios Visão calls for defined contributions by our operating subsidiaries, as sponsors, and our employees, as participants. These contributions are credited to the participants’ individual accounts. Those employees who were members of the Sistel plan had the option to transfer to the new pension plan by October 31, 2000. As of December 31, 2004, approximately 81.54% of our employees were members of the Plano de Benefícios Visão. We continue to have a contingent liability for the unfunded obligations of the plan with respect to all inactive employees of the former Telebrás and all post-retirement health care benefits for former Telebrás employees and current employees that have not changed to the new plan.

E.	Share Ownership

As of December 31, 2004, each of the members of the board of directors and the board of executive officers owned, directly or indirectly, less than 0.01% of any class of our shares. We do not offer stock option plans to any of our directors or employees.

ITEM 7.	MAJOR SHAREHOLDERS AND RELATED PARTY TRANSACTIONS

A.	Major Shareholders

The following table sets forth the principal holders of common and preferred shares and their respective shareholdings as of December 31, 2004:

Name	Number of Common Shares Owned	Percentage of Outstanding Common Shares		Number of Preferred Shares Owned	Percentage of Outstanding Preferred Shares
Sudestecel Participações S.A.	108,974,602,160	57.53		—	—
Brasilcel N.V.	43,450,494,855	22.94		14,015,090,743	5.40
Brasilcel N.V.—ADRS(1)	—	—		174,288,020,000	67.14
Tagilo Participações Ltda.	15,168,831,917	8.01		33,317,534,708	12.84
Avista Participações Ltda.(2)	6,191,329,955	3.27		12,699,707,000	4.89
All directors and executive officers as a group	2,802		(a)	130		(a)

(1)	In the form of ADRs held by The Bank of New York as depositary.
(2)	Avista is owned 100% by Brasilcel
(a)	Less than 1% of the aggregate.

The following table sets forth information concerning the control of Sudestecel Participações S.A.:

Sudestecel Participações S.A.	Percentage of Outstanding Shares Owned
Brasilcel N.V.	100%

Tagilo is a wholly-owned company of Brasilcel N.V.

We are not aware of any other shareholder owning more than 5.0% of the common shares.

For a description of Brasilcel N.V., see “Item 4A. Our History and Development—Brasilcel.”

At December 31, 2004, there were approximately 137 record holders of ADSs in the United States, including Brasilcel, which holds ADSs representing approximately 67.1% of our preferred shares. The other ones hold ADSs representing approximately 2.8% of our preferred shares.

B.	Related Party Transactions

The main transactions with unconsolidated related parties are as follows:

•	Use of network and long distance (roaming) cellular communications: These transactions involve companies owned by the same group. Part of these transactions were established based on contracts between Telebrás and the operating concessionaires before privatization and part are interconnection agreements. The terms of these transactions are regulated by Anatel. As of July 2003, users began to choose their long-distance carrier and the company established agreements that provide to long distance operators (including Telecomunicações de São Paulo S.A.) co-billing services;

•	Technical assistance provided to us by Telefónica Móviles S.A. or Telefonica International. We pay fees which correspond to a percent (up to 2%) of our net revenues from services, monetarily restated based on currency fluctuations;

•	Corporate services provided by or to other companies under common control are transferred to the company at the cost actually incurred for these services; and

•	Call center services provided by Atento to users of our subsidiaries’ telecommunication services.

We have engaged in a number of other transactions with related parties. See note 29 to our consolidated financial statements.

C.	Interests of Experts and Counsel

Not applicable.

ITEM 8.	FINANCIAL INFORMATION

A.	Consolidated Statements and Other Financial Information

See “Item 3A. Selected Financial Data” and “Item 18. Financial Statements”

Legal Matters

We are party to several administrative and legal proceedings that, if decided adversely to us, could have a material adverse effect on our business, financial condition and results of operations. We record provisions in our financial statements equivalent to the full amount of the estimated losses associated with those claims where the likelihood of an unfavorable outcome is deemed probable by our outside counsel. However, we do not record provisions in those instances where the likelihood of an unfavorable outcome is deemed possible or remote by our outside counsel. Below is a summary of our material pending administrative and legal proceedings:

Civil

Breakup of Telebrás

Telebrás, our legal predecessor, is a defendant in a number of administrative and legal proceedings and is subject to various claims and contingencies. Under the terms of the Telebrás breakup, the liability for any claims arising out of acts committed by Telebrás prior to the effective date of the breakup remains with Telebrás, except for labor and tax claims (for which Telebrás and the companies incorporated as a result of the breakup are jointly and severally liable by operation of law) and any liability for which specific accounting provisions have been assigned to us or one of the other companies incorporated as a result of the breakup of Telebrás. In addition, the legality of the breakup of Telebrás has been challenged in numerous legal proceedings, some of which have not been dismissed and are still pending. We believe based on the opinion of outside counsel that the likelihood of an unfavorable outcome with respect to these claims is remote.

Tax Credits

Tele Sudeste Celular Participações and the other new holding companies incorporated in connection with the privatization of the telecommunications companies offset certain tax debts against the premiums paid by their controlling shareholders. A claim was filed against Tele Sudeste Celular Participações and the other new holding companies seeking relief in the form of the annulment of the administrative acts that recognized these offsets. Although we believe that the restructuring was implemented in accordance with Brazilian law, we believe based on the opinion of outside counsel that the likelihood of an unfavorable outcome with respect to this claim is possible. We would be required to pay all the taxes that were offset against goodwill. We are unable to determine at this time the extent of any potential liabilities with respect to this claim.

Ownership of Caller ID

Lune Projetos Especiais Telecomunicação Comércio e Ind. Ltda., a Brazilian company, filed lawsuits against 23 wireless telecommunications operators, including Tele Sudeste Participações, Telerj Celular and Telest Celular. The lawsuits allege that those operators violated patent number 9202624-9, related to Equipamento Controlador de Chamadas Entrantes e do Terminal do Usuário, or Caller ID, granted to Lune by the Brazilian Intellectual Property Agency—INPI, on September 30, 1997. Lune calls on the operators to cease to provide Caller ID services and seeks payment from them for the unauthorized use of the Caller ID system in an amount equivalent to the payment of fees received by such operators for use of the Caller ID system. However, Lune’s right to use patent number 9202624-9 was suspended by a federal judge in the State of São Paulo in response to a lawsuit filed against Lune and INPI by Ericsson Telecomunicações S.A. Telesp Celular S.A. and Telerj Celular filed identical lawsuits against Lune and INPI and those lawsuits are still pending before the courts. We believe based on the opinion of outside counsel that the likelihood of an unfavorable outcome with respect to Lune’s claim against us is possible. We are unable to determine at this time the extent of any potential liabilities with respect to this claim.

Validity of Prepaid Plan Minutes

Telerj Celular and Telest Celular, together with other Brazilian wireless telecommunications operators, are defendants in various lawsuits brought by the federal public prosecutor’s office and a consumer protection association challenging the imposition of a deadline for the use of purchased prepaid minutes. The plaintiffs allege that purchased prepaid minutes should not expire after any specified deadline. Conflicting decisions have been issued by the federal court reviewing this matter. Although we believe that our criteria for imposing the deadline is in compliance with Anatel’s rules, we believe based on the opinion of outside counsel that the likelihood of an unfavorable outcome with respect to this claim is possible.

Tax-Related

Application of ICMS

In June 1998, the Conselho Nacional de Política Fazendária, or CONFAZ, decided to apply the ICMS tax to certain service revenues, such as activation fees, and to make the application of the tax to such activation fees retroactive for the five years preceding June 30, 1998. This claim impacts Telerj Celular and Telest Celular. We believe the application of the ICMS tax to non-basic telecommunications services such as cellular activation is unlawful because it would subject to taxation certain services that are not telecommunications services. In addition, we do not believe new taxes may be applied retroactively. We believe based on the opinion of outside counsel (including certain judicial precedents) that the likelihood of an unfavorable outcome with respect to this claim is remote. Moreover, we believe that the predecessor companies would be liable to our subsidiaries for any tax liability arising from the retroactive application.

Application of COFINS and PIS

On November 27, 1998, the method for calculating the amount of contribution required under PIS and COFINS was modified by Law No. 9,718, which increased the COFINS contribution rate from 2% to 3% and permitted the deduction of up to 1/3 of the amount due under COFINS from the amount due under CSLL. Since our subsidiaries had a negative tax calculation basis, they could not benefit from this deduction. In addition, Law No. 9,718 effectively increased the amounts of COFINS and PIS due from our subsidiaries by including financial revenues in the calculation methodology. This claim impacts Telerj Celular and Telest Celular.

We believe that this increase is unconstitutional because: (1) Article 195 of the Brazilian Constitution, which was effective when Law No. 9,718 was enacted, provided that the PIS contribution could only be levied on compensation of employees, revenues and profits; (2) in order to increase the COFINS and PIS contributions, it would be necessary to enact a law requiring a greater quorum than the one required to approve Law No. 9,718; and (3) the law was made effective before the expiration of the required 90-day waiting period.

We believe based on the opinion of outside counsel that the likelihood of an unfavorable outcome with respect to this claim is possible. However, we do not believe an unfavorable outcome would have a material adverse effect on our financial condition and results of operations.

Passing on of the COFINS and PIS to Customers

Several telecommunications carriers, including us, are defendants in a lawsuit brought by the federal public prosecutor’s office challenging our policy of passing the COFINS and PIS expenses on to our customers by incorporating them into our charges. This claim impacts Telerj Celular and Telest Celular. We are challenging the lawsuit on the grounds that COFINS and PIS are cost components of the services provided to our customers and, as such, should be incorporated into the price of such services, as is the practice throughout the telecommunications industry. We believe based on the opinion of our outside counsel that the likelihood of an unfavorable outcome with respect to this claim is remote.

CIDE

We and our subsidiaries filed lawsuits challenging the application of CIDE—Contribução de Intervenção no Domínio Econômico on the remittances of payments owed to suppliers headquartered outside Brazil in accordance with technology transfer and technological assistance contracts or trademark and software licenses, in accordance with the terms of Law No. 10,168/2002. We believe based on the opinion of outside counsel that the likelihood of an unfavorable outcome with respect to this claim is possible.

Other Litigation

We are also party to certain legal proceedings arising in the normal course of business. We believe that our provisions are sufficient to cover our estimated losses due to adverse legal decisions. We believe that adverse decisions arising from these other legal proceedings would not have a material adverse effect on our business, financial condition or results of operations.

Dividend Policy and Dividends

We pay our shareholders both dividends and interest on shareholders’ equity, which is a form of distribution that is tax deductible in Brazil. The following table summarizes our history of payments of dividends and interest on shareholders’ equity for the years 2004, 2003 and 2002. The table sets forth amounts in reais per thousand common shares and preferred shares and amounts in U.S. dollars per ADS translated into U.S. dollars at the prevailing selling rate for Brazilian currency into U.S. dollars in the commercial rate exchange market on each of the respective dates of such payments.

	Year ended December 31,
	2004		2003		2002
	R$ per thousand	U.S.$ per ADS(1)	R$ per thousand	U.S.$ per ADS	R$ per thousand	U.S.$ per ADS
Common	0.046442	—	0.0812	—	0.2315	—
Preferred	0.051087	—	0.0894	0.1555	0.2547	0.3503

(1)	Dividend to be paid not later than December 22, 2005. U.S. dollar equivalent to be determined based on the applicable exchange rate on the payment date.

Under our by-laws, we are required to distribute as dividends in respect of each fiscal year ending on December 31, to the extent amounts are available for distribution, an aggregate amount equal to at least 25% of adjusted net income on such date as mandatory dividend. Preferred shares are entitled to receive minimum non cumulative cash dividends of 10% higher than those attributed to common shares. The annual dividend distributed to our holders of our preferred shares has priority in the allocation of adjusted net income.

Under Brazilian Corporate Law, a company is permitted to suspend the payment of the mandatory dividend in respect of its common and preferred shares if:

•	its board of directors, independent auditors and board of auditors report to the shareholders’ meeting that the distribution would be incompatible with the financial conditions of that company; and

•	the shareholders ratify this conclusion at the shareholders’ meeting. In this case,

•	the board of executive officers would forward to the CVM, within five days of the shareholders’ meeting, an explanation for the suspension of the payment of the mandatory dividend; and

•	the amounts which were not distributed are to be recorded as a special reserve, and, if not absorbed by losses in subsequent fiscal years, they must be distributed as dividends as soon as the financial condition of that company permits. Dividends may be distributed by us out of our retained earnings or accumulated profits in any given fiscal year.

Under our by-laws, we may pay dividends out of retained earnings or accumulated profits in any given fiscal year. For the purposes of Brazilian Corporate Law, accumulated profits are defined as net income after the provision of income tax and social contribution for the relevant fiscal year, net of any accumulated losses from prior fiscal years and any amounts allocated to warrants, income bonds, employees’ and management’s participation in a company’s profits. Retained earnings are defined as the amount of our net income in prior years that was not paid out as dividends in the year in which it was earned, but rather was retained in accordance with a proposal of the board of directors duly approved by a shareholders’ meeting.

At each annual shareholders’ meeting, the board of directors is required to determine how net profits for the preceding fiscal year are to be allocated. Under Brazilian Corporate Law, we are required to maintain a statutory reserve, to which we must allocate 5% of our net profits for each fiscal year until the amount of such reserve equals 20% of our paid-in capital. Losses, if any, may be charged against the statutory reserve.

Brazilian Corporate Law also provides for two additional discretionary allocations of net profits that are subject to approval by the shareholders at the annual shareholders’ meeting:

•	first, a percentage of net profits may be allocated to the contingency reserve for anticipated losses that may be charged to it in future years. Any amount so allocated in a prior year must be either:

•	reversed in the fiscal year in which the loss was anticipated if such loss does not in fact occur; or

•	written off in the event that the anticipated loss occurs;

•	second, if the amount of unrealized revenue exceeds the sum of (i) the statutory reserve and (ii) retained earnings, such excess may be allocated to the unrealized profit at the direction of the board of directors.

Allocations may not hinder the payment of mandatory dividends. Unrealized revenue reserve is defined under Brazilian Corporate Law as the sum of:

•	the share of equity earnings of affiliated companies, which is not paid as cash dividends; and

•	profits as a result of income from operations after the end of the next succeeding fiscal year.

The amounts available for distribution are determined on the basis of financial statements prepared in accordance with Brazilian Corporate Law, which differs from other financial statements such as our consolidated financial statements included in this annual report.

Priority and Amount of Preferred Dividends

Our by-laws provide for a minimum noncumulative dividend of (i) only 10% per year of the value of our total share capital divided by the total number of shares or (ii) 10% higher than the amount distributed to the holders of our common shares. As a result of such provision, holders of our preferred shares are entitled to receive, in any year, distributions of cash dividends prior to the holders of our common shares receiving any distribution of cash dividends in such year. In addition, distributions of cash dividends in any year are made:

•	first, to the holders of preferred shares up to the amount of the dividend that must be paid to the holders of preferred shares for such year;

•	then, to the holders of common shares until the amount distributed in respect of each Preferred Share is 10% above the amount distributed in respect of each common share, according to our by-laws; and

•	thereafter, to the holders of common shares and preferred shares, on the basis that the amount distributed in respect of each preferred share is 10% above the amount distributed in respect of each common share, according to our by-laws.

If the mandatory dividend in any year is less than or equal to the dividend that must be paid to the holders of preferred shares in that year, the holders of common shares will not be entitled to receive any cash dividends from us in that year, unless the holders of common shares approve dividends in excess of dividends that must be paid to preferred shares. In such circumstances, however, holders of preferred shares will be entitled to the amount available for payment of dividends up to an aggregate amount equal to:

•	the minimum dividend to be paid to the holders of preferred shares; plus,

•	in the event the minimum dividend to be paid to the holders of preferred shares is higher than the amount available for payment of dividends for that year, any retained earnings from previous years, which may be used to make up for such shortfall.

If the dividend to be paid to the holders of preferred shares is not paid for a period of three years, holders of preferred shares will be entitled to full voting rights until such time as that dividend is paid in full for any year.

Payment of Dividends

We are required by Brazilian law and by our by-laws to hold an annual shareholders’ meeting by April 30 of each year, at which, among other things, an annual dividend may be declared by a decision of our shareholders on the recommendation of our board of directors. The payment of annual dividends in any given year is based on the financial statements prepared for the preceding fiscal year ending December 31. Under Brazilian Corporate Law, dividends are required to be paid within 60 days of the annual shareholders’ meeting, or on the date determined at a shareholders’ meeting, but in any case prior to the end of the fiscal year in which such dividend was declared. A shareholder has a three-year period from the dividend payment date to claim dividends in respect of its shares, after which time unclaimed dividends revert back to us. Because our shares are issued in book-entry form, dividends will be credited to the depositary, which is responsible for the delivery of the dividends to their respective holders. We are not required to adjust the amount of paid-in capital for inflation. Annual dividends may be paid to shareholders on a pro rata basis according to the date when the subscription price is paid to us.

Our preferred shares underlying the ADSs are held in Brazil by a Brazilian custodian, Banco Itaú S.A., as the agent for the depositary, which is the registered owner of our shares.

Payments of cash dividends and distributions, if any, will be made in reais to the Custodian on behalf of The Bank of New York, as depositary, which will then convert those proceeds into U.S. dollars and will cause such U.S. dollars to be delivered to the depositary for distribution to holders of ADRs. In the event that the Custodian is unable to immediately convert the reais received as dividends into U.S. dollars, the amount of U.S. dollars payable to holders of ADRs may be adversely affected by devaluations of the real that occur before such dividends are converted and remitted. Dividends in respect of our preferred shares paid to resident and non-resident shareholders, including holders of ADSs, are not currently subject to Brazilian withholding tax.

B.	Significant Changes

Reverse Stock Split

On March 29, 2005, TSD approved a reverse split of the 449,009,994,135 registered book-entry shares of capital stock of TSD, with no par value, of which 189,434,957,933 are common shares and 259,575,036,202 are preferred shares with such reverse stock split to occur at the ratio of five thousand (5,000) shares to one (1) share of the respective class, after which there will be 89,801,999 registered book-entry shares, with no par value, of which 37,886,992 will be common shares and 51,915,007 will be preferred shares.

The reasons for the reverse stock split are: (i) adjust the per share value of the shares to a more adequate level from a stock market perspective, since the trading of the shares in reais per share gives greater visibility as compared to the trading per lot of one thousand (1,000) shares; (ii) unify the basis for quoting the shares in the national market—São Paulo Stock Exchange (“BOVESPA”), and in lots of five thousand (5,000) shares from each American Depositary Receipt (“ADR”) in the New York Stock Exchange (“NYSE”); (iii) reduce operational expenses and to increase the efficiency of the system for registering information regarding the shareholders of TSD; and (iv) reduce the possibilities of informational errors, improving services to the shareholders of TSD.

There will be no reverse stock split of ADRs. Only the ratio of shares to each ADR will be changed from the current ratio of five thousand (5,000) shares per ADR to one (1) share per ADR. Thus, there will be no fractional ADRs resulting from the reverse stock split.

ITEM 9.	THE OFFER AND LISTING

A.	Offer and Listing Details

Brazilian private equity and debt are principally traded on BOVESPA, which is the trading market for our common and preferred shares. Our preferred shares began trading on the Brazilian stock exchanges on September 21, 1998. In the United States, our preferred shares trade in the form of ADSs, each representing 5,000 preferred shares, issued by The Bank of New York as depositary, pursuant to a Deposit Agreement among us, the depositary and the registered holders and beneficial owners from time to time of ADRs. The ADSs commenced trading separately on the New York Stock Exchange on November 16, 1998 under the symbol “TSD”. At December 31, 2004, there were approximately 131 record holders of ADSs in the United States, including Brasilcel. The ADS holders represent approximately 68.35% of our preferred shares. The other ones hold ADSs representing approximately 1.2% of our preferred shares. The table below sets forth, for the indicated periods, the high and low closing prices of the ADSs on The New York Stock Exchange, in U.S. dollars, and the preferred shares on the São Paulo Stock Exchange, in reais:

	New York Stock Exchange U.S.$ per ADS		São Paulo Stock Exchange R$ per 1,000 preferred shares
Year ended	High	Low	High	Low
December 31, 2000	62.25	17.25	21.80	6.80
December 31, 2001	26.25	10.60	10.50	5.10
December 31, 2002	13.40	7.70	6.90	5.67
December 31, 2003	12.80	7.95	7.40	5.10
December 31, 2004	13.00	9.25	7.50	4.50

Year ended December 31, 2003
First quarter	9.99	8.60	6.98	6.22
Second quarter	12.80	10.70	7.40	6.79
Third quarter	12.10	7.95	6.64	5.10
Fourth quarter	11.64	9.82	6.80	5.69

Year ended December 31, 2004
First quarter	13.00	9.25	7.50	5.30
Second quarter	11.20	7.30	6.60	4.50
Third quarter	12.76	9.45	7.40	5.66
Fourth quarter	12.75	10.35	7.48	5.70

Quarter ended
March 31, 2005	10.15	8.9	5.30	4.90

Month ended
October 31, 2004	12.75	10.40	7.48	6.05
November 30, 2004	11.27	10.00	6.40	6.00
December 31, 2004	11.25	10.35	6.29	5.70
January 31, 2005	11.15	10.02	6.30	5.21
February 28, 2005	10.74	9.85	5.94	5.25
March 31, 2005	10.15	8.90	5.30	4.90

B.	Plan of Distribution

Not applicable.

C.	Markets

Trading on the BOVESPA

In 2000, the BOVESPA was reorganized through the execution of memoranda of understanding by the Brazilian stock exchanges. Under the memoranda, all securities are now traded only on the BOVESPA, with the exception of electronically traded public debt securities and privatization auctions, which are traded on the Rio de Janeiro Stock Exchange.

When shareholders trade in common and preferred shares on the BOVESPA, the trade is settled in three business days after the trade date without adjustment of the purchase price for inflation. The seller is ordinarily required to deliver the shares to the exchange on the second business day following the trade date. Delivery of and payment for shares are made through the facilities of the clearinghouse, Companhia Brasileira de Liquidação e Custódia, or CBLC.

The BOVESPA is a nonprofit entity owned by its member brokerage firms. Trading on the BOVESPA is limited to member brokerage firms and a limited number of authorized nonmembers. The BOVESPA has two open outcry trading sessions each day from 11:00 a.m. to 1:30 p.m. and from 2:30 p.m. to 5:45 p.m., São Paulo time, except during daylight savings time in the United States. During daylight savings time in the United States, the sessions are from 10:00 a.m. to 1:00 p.m. and from 2:00 p.m. to 4:45 p.m., São Paulo time, to closely mirror the NYSE trading hours. Trading is also conducted between 11:00 a.m. and 6:00 p.m., or between 10:00 a.m. and 5:00 p.m. during daylight savings time in the United States on an automated system known as the Computer Assisted Trading System (Sistema de Negociação Assistida por Computador) on the BOVESPA and on the National Electronic Trading System (Sistema Eletrônico de Negociação Nacional). This system is a computerized system that links electronically with the seven smaller regional exchanges. The BOVESPA also permits trading from 6:45 p.m. to 7:30 p.m. on an online system connected to traditional and Internet brokers called the “after market.” Trading on the after market is subject to regulatory limits on price volatility and on the volume of shares transacted through Internet brokers. Currently, there are no specialists or officially recognized market makers for our shares in Brazil. Upon the completion of this offering, we may contract specialists and/or market makers for the common shares.

In order to better control volatility, the BOVESPA adopted a “circuit breaker” system, pursuant to which trading sessions may be suspended for a period of 30 minutes or one hour whenever the indices of the BOVESPA fall below the limits of 10% or 15%, respectively, in relation to the index registered in the previous trading session.

The BOVESPA is significantly less liquid than the NYSE or other major exchanges in the world. As of December 31, 2004, the aggregate market capitalization of the 358 companies listed on the BOVESPA was equivalent to approximately R$904.9 billion (U.S.$340.9 billion) and the 10 largest companies listed on the BOVESPA represented approximately 48.8% of the total market capitalization of all listed companies. By comparison, as of December 31, 2004, the aggregate market capitalization of the 2,768 companies listed on the NYSE was approximately U.S.$19.8 trillion and the 10 largest companies listed on the NYSE represented approximately 18.0% of the total market capitalization of all listed companies. Although any of the outstanding shares of a listed company may trade on the BOVESPA, in most cases fewer than half of the listed shares are actually available for trading by the public, the remainder being held by small groups of controlling persons, by government entities or by one principal shareholder. See “Risk Factors—Risks Relating to Our Preferred Shares and Our ADSs—The relative volatility and illiquidity of the Brazilian securities markets may adversely effect holders of ADSs.”

Regulation of Brazilian Securities Markets

The Brazilian securities markets are regulated by the CVM, which has authority over stock exchanges and the securities markets generally, by the Conselho Monetário Nacional, or CMN, the National Monetary Council

and by the Central Bank, which has, among other powers, licensing authority over brokerage firms and regulates foreign investment and foreign exchange transactions. The Brazilian securities market is governed by Law No. 6,385, as amended, known as the Brazilian Securities Law, and by Law No. 6,404, as amended, the Brazilian Corporate Law.

Law No. 10,303 of December 31, 2001 amended the Brazilian Corporate Law and the Brazilian Securities Law. Consequently, some major modifications resulted for the businesses of the publicly traded companies.

Among the changes, Law No. 10,303, along with Executive Order No. 8 and Decree No. 3.995, all dated October 31, 2001, altered and expanded the CVM’s authority and autonomy. The CVM, which is the agency in charge of regulating the market, now handles some functions that were reserved to the Central Bank, for example, the regulation and organization of the futures and commodities markets. Other modifications include changes in the proportion of common and preferred shares (these changes apply solely to companies incorporated after the enactment of the new law), new rules for the issuance of debentures and the exercise of the right of withdrawal, enhanced duties and powers for the members of the board of auditors and the board of directors, and the ability of publicly traded companies to make publications available over the Internet. Also provided is the pooling agreement, the so-called block voting by which the shareholders agree during a prior meeting on the direction of the votes that will be cast at the general meetings. The purpose of this type of vote is to prevent any possible individual dissidents or interests from harming corporate interests.

The period established for companies to adapt their by-laws was one year from the publication of the law on November 1, 2001. Our shareholders held a general shareholders’ meeting on December 30, 2002 and approved the necessary modifications to our by-laws.

Under Brazilian Corporate Law, a company is either public, a companhia aberta, such as our company, or private, a companhia fechada. All public companies are registered with the CVM and are subject to reporting requirements. A company registered with the CVM may have its securities traded either on the São Paulo Stock Exchange or on the Brazilian over-the-counter market. The shares of a public company may also be traded privately, subject to certain limitations. In order to be listed on the Brazilian stock exchanges, a company must apply for registration with the CVM and the stock exchange. Once the stock exchange lists a company and the CVM accepts its registration as a public company, its securities may start to be traded.

Trading of securities on the São Paulo Stock Exchange may be suspended at the request of a company in anticipation of a material announcement. Trading may also be suspended on the initiative of the São Paulo Stock Exchange or the CVM due to, among other reasons, a belief that the company has provided inadequate information regarding a material event or has provided inadequate responses to inquiries by the CVM or the São Paulo Stock Exchange.

The Brazilian Securities Law, the Brazilian Corporate Law and the regulations issued by the CVM, the CMN and the Central Bank provide, among other things, disclosure requirements and restrictions on insider trading, price manipulation and protection of minority shareholders. However, the Brazilian securities markets are not as highly regulated and supervised as the U.S. securities markets or markets in some other jurisdictions.

Principal Differences Between the Brazilian and the U.S. Corporate Governance Practices

The significant differences between our corporate governance practices and the NYSE corporate governance standards are as follows:

Independence of Directors and Independence Tests

Brazilian Corporate Law and our bylaws require that our directors be elected by our shareholders at a general shareholders meeting. All our directors are appointed by our controlling shareholders.

Neither our board of directors nor our management test the independence of the directors before such elections are made. However, both Brazilian Corporate Law and CVM establish rules in relation to certain qualification requirements and restrictions, investiture, compensation, duties and responsibilities of the companies’ executives and directors. Although we believe these rules provide adequate assurances that our directors are independent, we believe such rules would permit us to have directors that would not otherwise pass the independence tests established by the NYSE.

Executive Sessions

According to Brazilian Corporate Law, up to 1/3 of the members of the board of directors can be elected into executive positions. The remaining non-management directors are not expressly empowered to serve as a check on management and there is no requirement that those directors meet regularly without management. Nevertheless, under our bylaws, the members of the board of executive officers cannot be elected to the board of directors.

Committees

We are not required under applicable Brazilian Corporate Law to have, and accordingly we do not have, a Nominating Committee, Corporate Governance Committee and Compensation Committee. Pursuant to our bylaws our directors are elected by our shareholders at a general shareholders meeting. Compensation for our directors and executive officers is established by our shareholders.

Audit Committee and Audit Committee Additional Requirements

Brazilian Corporate Law requires us to have a board of auditors (Conselho Fiscal), which is composed of three to five members elected at the general shareholders meeting. The board of auditors operates independently from our management and from our external auditors. Its main function is to examine the financial statements of each fiscal year and provide a formal report to our shareholders. We have a board of auditors that consists of three members and three alternates and which meets once a quarter. In April 2003, the SEC stated that the listing of securities of foreign private issuers may be exempt from the audit committee requirements if the issuer meets certain requirements.

We also have an audit committee, whose members do not follow the independence requirements of Rule 10A-3(c)(3) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which are not applicable to us until July 31, 2005 according to Rule 10A-3(a)(5)(A) of the Exchange Act. See “Item 16D—Exemptions from the Listing Standards for Audit Committees”.

Under Brazilian Corporate Law, an audit committee member may simultaneously serve on the audit committees of more than three public companies. In addition, our company does not impose limitations in this regard and our board is not required to affirmatively determine and disclose that the director’s ability to effectively serve is not impaired. We are aware that the members of our audit committee also serve on the audit committees of all of the other companies that have been operating under the brand name “Vivo”: Telesp Celular Participações, Tele Centro Oeste Celular Participações S.A., Tele Sudeste Celular Participações and Celular CRT Participações S.A.

Policy for Disclosure and Disclosure Committee

The Policy for Disclosure of Relevant Act or Fact was set up by the Board of Directors of TSD in compliance with Article 16 of CVM Instruction No. 358, dated June 18, 2002.

The ultimate responsibility for the disclosure of relevant information, acts or facts is incumbent upon the CEO, the CFO and the Investor Relations Officer, the first two being responsible for authorizing information to be disclosed, while the Investor Relations Officer is responsible for the communication itself of the relevant information, under the terms of the provisions of the Relevant Act or Fact Policy and CVM Instructions 358/02 and 369/02. Disclosures are reviewed by the Disclosure Committee in support of the CEO and CFO. The Disclosure Committee is responsible for processing the disclosure of information and relevant Acts and Facts of the Company, and for ensuring quality disclosure of information, as well as for the implementation of the Disclosure Procedures and Controls.

The Disclosure Committee reports directly to the CEO and to the CFO and is composed of one coordinator and 10 members (representing the Investor Relations, Controls, Corporate Communication, Accounting, Financial, Mergers and Acquisitions, Communication and Publicity and Compliance Officers, as well as the General Secretary and the Legal Officer), and has the duty of evaluating the need to outsource services (such as auditors, legal counsel and other independent consultants), in order to provide adequate support for the disclosure process.

Shareholder Approval of Equity Compensation Plans

Our shareholders do not have the opportunity to vote on all equity compensation plans. However, any issuance of new shares that exceeds the authorised capital is subject to shareholder confirmation.

Corporate Governance Guidelines

We have not adopted any corporate governance guidelines in addition to the rules imposed upon us by applicable Brazilian law. We believe that the corporate governance guidelines applicable to us under Brazilian law, such as those regarding insider trading, public disclosure of material information, and rules on the negotiation of equities by management and controlling shareholders, are consistent with some of the guidelines established by the NYSE.

Code of Business Conduct and Ethics

Although the adoption of a code of ethics is not required by Brazilian Corporate Law, we implemented in June 2003 our Code of Ethics regulating the conduct of our senior financial officers. See “Item 16B—Code of Ethics”. We do not have a code of business conduct and ethics applicable to all our directors and employees.

D.	Selling Shareholders

Not applicable.

E.	Dilution

Not applicable.

F.	Expenses of the Issue

ITEM 10.	ADDITIONAL INFORMATION

A.	Share Capital

Not applicable.

B.	Memorandum and Articles of Association

The following summarizes certain material provisions of our by-laws and Brazilian law, the main bodies of regulation governing us. Copies of our by-laws have been filed as exhibits to this annual report on Form 20-F.

Register

Our by-laws were filed with the Public Registry of the state of Rio de Janeiro (“JUCERJ”) on April 29, 2004 under company number (NIRE) 3330026819-7. Article 5 of our by-laws will be amended as a result of the capital increase determined by the Board of Directors of Tele Sudeste at its March 30, 2004 meeting, which was registered with JUCERJ under n. 0000142142.

Objectives and Purposes

We are a publicly traded company duly registered with the Brazilian securities commission under No. 01771-0. Article 2 of our by-laws provides that our corporate purpose is to:

•	exercise the control of operating companies which provide cellular mobile telecommunications services, personal mobile services and other services in conformity with the concessions, authorizations and permissions that have been granted to us;

•	promote, through our subsidiaries or controlled companies, the expansion and implementation of the telecommunications services within our concessions, authorizations and permissions;

•	promote, carry out and direct the financing of capital from internal or external sources to be used by us or our controlled companies;

•	promote, carry out and encourage study and research activities aimed at the development of the telecommunications sector;

•	perform, through our subsidiaries and affiliated companies, specialized technical services related to the telecommunications sector;

•	promote, encourage, carry out and coordinate, through our subsidiaries or controlled companies, the development and training of personnel necessary to perform activities in the telecommunications sector;

•	carry out and promote the import of goods and services for the operations of our subsidiaries and controlled companies;

•	execute other activities connected or related to our objective;

•	participate in the equity capital of other companies; and

•	trade equipment and materials necessary or useful for providing telecommunications services.

Directors

Following is a description of some of the provisions of our by-laws concerning the members of our board of directors:

•	the board of directors has the power to approve investments and acquisition of assets, assume any obligation and execute contracts not included in the budget for an amount exceeding R$300 million, the public issuance of promissory notes, and the acquisition of our shares for cancellation or deposit with a custodian; and

•	the board of directors has the power to apportion the global remuneration set forth by the shareholders’ meeting between the directors and the executive officers.

Pursuant to Brazilian Corporate Law and our by-laws, each member of the board of directors must have at least one share of our capital stock to be elected as a director. There are no provisions in our by-laws with respect to:

•	age limits for retirement of directors; and

•	anti-takeover mechanisms or other procedures designed to delay, defer or prevent changes in our control.

Although there are no provisions in our by-laws with respect to the following, they are regulated by Brazilian Corporate Law and CVM regulations:

•	a director’s power to vote on proposals in which the director is materially interested;

•	a director’s power to vote compensation to him or herself in the absence of an independent quorum;

•	borrowing powers exercisable by the directors;

•	required shareholding for director qualification; and

•	disclosure of share ownership.

Rights Attaching to Shares

Dividend Rights

See “Item 8A. Consolidated Statements and Other Financial Information—Dividend Policy and Dividends,” and “—Payment of Dividends.”

Voting Rights

Each common share entitles the holder to one vote at meetings of shareholders. Our preferred shares do not entitle the holder to vote except as discussed in our by-laws in Articles 7, 9 and 10. Holders of our preferred shares are each entitled to attend or to address meetings of shareholders and to elect members of our board of directors according to Article 141, fourth paragraph, II, and Article 141, fifth paragraph, of Law No. 6,404/76, as amended by Article 8, fourth paragraph of Law No. 10,303/01.

One of the members of our board of auditors and his or her alternate are elected by the majority vote of the holders of our preferred shares present at the annual meeting of shareholders at which the members of the board of auditors are elected.

Brazilian Corporate Law provides that certain non-voting shares, such as our preferred shares, acquire voting rights in the event we fail for three consecutive fiscal years to pay the mandatory minimum dividend to which such shares are entitled, until such payment is made.

Our preferred shares are entitled to full voting rights in the event that we fail to pay the mandatory minimum dividends to which they are entitled for three consecutive years, and with respect to:

•	the approval of any long-term contract between us and our controlled subsidiaries, on the one hand, and any controlling shareholder or that shareholder’s affiliates and related parties, on the other hand; and

•	changes/eliminations of certain rights and obligations as provided for in our by-laws.

Any change in the preference, benefits, conditions of redemption and amortization of our preferred shares, or the creation of a class of shares having priority or preference over our preferred shares, would require the approval of holders of a majority of our outstanding preferred shares at a special meeting of holders of our preferred shares. Such a meeting would be called by publication of a notice in the state’s official gazette and two other Brazilian newspapers, as determined by the shareholders, at least thirty days prior to the meeting, but would not generally require any other form of notice.

In any circumstances in which holders of our preferred shares are entitled to vote, each preferred share will entitle the holder to one vote.

Meeting of Shareholders

According to Brazilian law, shareholders must be previously convoked in order for a general or extraordinary shareholders’ meeting to be installed. The convocation must be published in the state official gazette and two other newspapers, as determined by the shareholders, at least 15 days prior to the meeting’s scheduled date. If the first meeting is not installed for some reason, the second convocation must be published at least eight days before the second meeting date.

On the first call, meetings may only be installed with a minimum quorum of one-fourth of the holders of voting shares. Extraordinary meetings whose object is the amendment of the by-laws may only be installed on the first call with a minimum of two-thirds of the voting capital present. In addition, some decisions require the approval of at least one-half of the holders of voting shares (qualified quorum). On a second call, the meetings are installed regardless of quorum.

Preemptive Rights

Each of our shareholders has a general preemptive right to subscribe for shares in any capital increase in proportion to its shareholding. A minimum period of 30 days following the publication of notice of the capital increase is allowed for the exercise of the right.

In the event of a capital increase, which would maintain or increase the proportion of capital represented by our preferred shares, holders of ADSs, or of our preferred shares, would have preemptive rights to subscribe only to our newly issued preferred shares. In the event of a capital increase, which would reduce the proportion of capital represented by our preferred shares, holders of ADSs, or of our preferred shares, would have preemptive rights to subscribe to our preferred shares in proportion to their shareholdings and to our common shares only to the extent necessary to prevent dilution of their interest.

Preemptive rights to purchase shares may not be offered to U.S. holders of our ADSs unless a registration statement under the Securities Act is effective with respect to the shares underlying those rights, or an exemption from the registration requirements of the Securities Act is available. Consequently, if you are a holder of our ADSs who is a U.S. person or is located in the United States, you may be restricted in your ability to participate in the exercise of preemptive rights.

Right of Redemption

Brazilian Corporate Law provides for the right of redemption to minority shareholders under certain circumstances.

The right of a dissenting shareholder to seek redemption arises in case our shareholders representing more than 50% of the voting shares, common shares or preferred shares, as applicable, decide to:

•	change the preference of our preferred shares or to create a class of shares having priority or preference over our preferred shares, except if such actions are expressly permitted in the by-laws at the time of their adoption by our shareholders;

•	change the preference of our preferred shares, any right they carry, their amortization or redemption rights, or to create a class of shares having priority or preference over our preferred shares;

•	reduce the mandatory distribution of dividends;

•	change our corporate purposes;

•	transfer all of our shares to another company in order to make us a wholly owned subsidiary of that company;

•	approve the acquisition of another company, the price of which exceeds certain limits set forth in Brazilian Corporate Law;

•	participate in a group of companies if certain liquidity standards are not met according to Brazilian Corporate Law as amended by Law No. 10,303/01;

•	merge or consolidate us with another company if certain liquidity standards are not met according to Brazilian Corporate Law as amended by Law No. 10,303/01; and

•	cisão, or split-up, Tele Sudeste, according to Brazilian Corporate Law, as amended by Law No. 10,303/01, in any of the following situations: (i) reduction of minimum dividends; (ii) participation in a group of companies; or (iii) change of our corporate purposes, except in case the company receiving our assets has a corporate purpose substantially identical to ours.

The right to redemption lapses 30 days after publication of the minutes of the relevant shareholders’ meeting or, whenever the resolution requires the approval of the holders of our preferred shares by vote taken in a special meeting of a majority of the holders of our preferred shares affected by the resolution, within 30 days from the publication of the minutes of that special meeting. We would be entitled to reconsider any action giving rise to redemption rights within 10 days following the expiration of those rights if the redemption of shares of dissenting shareholders would jeopardize our financial stability.

Unless otherwise provided in our by-laws, which is not the case, shares are redeemable at their book value, determined on the basis of the last annual balance sheet approved by the shareholders. If the shareholders’ meeting giving rise to redemption rights occurs more than 60 days after the date of the last annual balance sheet, a shareholder may demand that its shares be valued on the basis of a new balance sheet that is as of a date within 60 days of such shareholders’ meeting.

Form and Transfer

Our shares are maintained in book-entry form with a transfer agent, Banco ABN-AMRO Real S.A., and the transfer of our shares is made in accordance with the applicable provision of Brazilian Corporate Law, which provides that a transfer of shares is effected by an entry made by the transfer agent on its books, debiting the share account of the seller and crediting the share account of the purchaser against presentation of a written order of the seller or judicial authorization or order in an appropriate document which remains in the possession of the transfer agent. Our preferred shares underlying our ADSs are registered on the records of BOVESPA in the name of The Bank of New York, as depositary of the ADSs.

Transfers of shares by a foreign investor are made in the same way and executed by such investor’s local agent on the investor’s behalf except that, if the original investment was registered with the Central Bank of Brazil under the Brazilian foreign investment in capital markets regulations, the foreign investor should also seek amendment, if necessary, through its local agent, of the certificate of registration to reflect the new ownership.

BOVESPA operates a central clearing system. A holder of our shares may choose, at its discretion, to participate in this system. All shares elected to be put into the system will be deposited in custody with the relevant stock exchange through a Brazilian institution duly authorized to operate by the Central Bank of Brazil and having a clearing account with the relevant stock exchange. The fact that such shares are subject to custody with the relevant stock exchange will be reflected in our register of shareholders. Each participating shareholder will, in turn, be registered in our register of beneficial shareholders maintained by the relevant stock exchange and will be treated in the same way as registered shareholders.

Regulation of Foreign Investment and Exchange Controls

There are no restrictions on ownership of our preferred shares by individual or legal entities domiciled outside Brazil. However, the right to convert dividend payments and proceeds from the sale of our shares into foreign currency and to remit such amounts abroad is subject to restrictions under foreign investment legislation which generally require, among other things, that the relevant investment be registered with the Central Bank and the CVM. Foreign investors may register their investment in our shares under Law 4,131 of September 3, 1962 or Resolution 2,689 of January 26, 2000. Registration under Resolution 2,689 affords favorable tax treatment to non-Brazilian investors who are not residents in a tax haven jurisdiction (i.e. countries that do not impose income tax or where the maximum income tax rate is lower than 20%), as defined by Brazilian tax laws.

Under Resolution 2,689, non-Brazilian investors may invest in almost all financial assets and engage in almost all transactions available in the Brazilian financial and capital markets, provided that certain requirements are fulfilled. In accordance with Resolution 2,689, the definition of non-Brazilian investor includes individuals, legal entities, mutual funds and other collective investment entities, domiciled or headquartered abroad.

Under Resolution 2,689, a non-Brazilian investor must:

•	appoint at least one representative in Brazil, with powers to perform actions relating to its investment;

•	appoint an authorized custodian in Brazil for its investment;

•	register as a non-Brazilian investor with the CVM; and

•	register its foreign investment with the Central Bank.

Additionally, the investor operating under the provisions of Resolution 2,689 must be registered with the Brazilian internal revenue service (“Receita Federal”) pursuant to the latter’s Regulatory Instruction 200. This registration process is undertaken by the investor’s legal representative in Brazil.

Securities and other financial assets held by non-Brazilian investors pursuant to Resolution 2,689 must be registered or maintained in deposit accounts or under the custody of an entity duly licensed by the Central Bank or the CVM. In addition, securities trading is restricted to transactions carried out in the stock exchanges or through organized over-the-counter markets licensed by the CVM, except for transfers resulting from a corporate reorganization, or occurring upon the death of an investor by operation of law or will. See “Item 10.E. Taxation—Brazilian tax considerations” for more information.

Resolution 1,927 of the National Monetary Council provides for the issuance of depositary receipts in foreign markets in respect of shares of Brazilian issuers. Accordingly, the proceeds from the sale of ADSs by holders of American Depositary Receipts outside Brazil are free of Brazilian foreign investment controls and holders of ADSs who are not resident in a tax haven jurisdiction will be entitled to favorable tax treatment.

The right to convert dividend payments and proceeds from the sale of our shares into foreign currency and to remit such amounts outside Brazil is subject to restrictions under foreign investment legislation which generally requires, among other things, that the relevant investment be registered with the Central Bank. Restrictions on the remittance of foreign capital abroad could hinder or prevent the custodian for the preferred shares represented by ADSs, or holders who have exchanged ADSs for preferred shares, from converting dividends, distributions or the proceeds from any sale of preferred shares, as the case may be, into U.S. dollars and remitting such U.S. dollars abroad. Delays in, or refusal to, granting the required government approval for conversions of Brazilian currency payments and remittances abroad could adversely affect holders of ADSs.

We have obtained a certificate of registration in the name of The Bank of New York, the depositary. Pursuant to this certificate, the custodian and the depositary are able to convert dividends and other distributions with respect to the preferred shares represented by ADSs into foreign currency and to remit the proceeds outside Brazil. If a holder exchanges ADSs for preferred shares, such holder may continue to rely on the depositary’s certificate of capital registration for only five business days after such exchange. After that, such holder must seek to register its investment directly with the Central Bank. Thereafter, unless the holder has registered its investment with the Central Bank, such holder may not convert into foreign currency and remit outside Brazil the proceeds from the disposition of, or distributions with respect to, such preferred shares. Such holder generally will be subject to less favorable Brazilian tax treatment than a holder of ADSs.

Before March 14, 2005, there were two principal foreign exchange markets in Brazil, in which notes were freely negotiated but could be strongly influenced by Central Bank intervention:

•	the commercial rate exchange market dedicated principally to trade and financial foreign exchange transactions such as the buying and selling of registered investments by foreign entities, the purchase or sale of shares, or the payment of dividends or interest with respect to shares; and

•	the floating rate exchange market that was generally used for transactions not conducted through the commercial foreign exchange market.

On March 4, 2005, the National Monetary Council enacted Resolution No. 3265, pursuant to which the commercial rate exchange market and the floating rate exchange market were unified in a sole exchange market, effective as of March 14, 2005. The new regulation allows, subject to certain procedures and specific regulatory provisions, the purchase and sale of foreign currency and the international transfer of reais by a person or legal entity, without limitation of the amount involved, provided, however, the legality of the transaction.

Under Brazilian law, whenever there is a serious imbalance in Brazil’s balance of payments or reasons to foresee a serious imbalance, the Brazilian government may impose temporary restriction on the remittance of foreign currency abroad and on the conversion of Brazilian currency into foreign currencies. Such restrictions may hinder or prevent the custodian or holders who have exchanged ADSs for underlying preferred shares from converting distributions or the proceeds from any sale of such shares, as the case may be, into U.S. dollars and remitting such U.S. dollars abroad.

C.	Material Contracts

On December 10, 2002, Telerj Celular entered into an authorization agreement with Anatel, acting as a representative of the Brazilian government, which enables it to provide personal cellular services (SMP) in the state of Rio de Janeiro. The authorization replaces the concession agreement entered into with Anatel on November 4, 1997, and authorizes Telerj Celular to provide SMP services until November 30, 2005. It may be renewed for an additional term of fifteen years upon payment of 2% of Telerj Celular’s net revenues from usage charges in its region in the year prior to the year when payment is due, and every two years during the extension period. In consideration for the authorization, Telerj Celular was required to pay R$9.0 thousand. The authorization is a legal requirement for providing telecommunications services in the region covered thereby.

On December 10, 2002, Telest Celular entered into an authorization agreement with Anatel, acting as a representative of the Brazilian government, which enables it to provide personal cellular services (SMP) in the state of Espíritio Santo. The authorization replaces the concession agreement entered into with Anatel on November 4, 1997, and authorizes Telest Celular to provide SMP services until November 30, 2008. It may be renewed for an additional term of fifteen years upon payment of 2% of Telest Celular’s net revenues from usage charges in its region in the year prior to the year when payment is due, and every two years during the extension period. In consideration for the authorization, Telest Celular was required to pay R$9.0 thousand. The authorization is a legal requirement for providing telecommunications services in the region covered thereby.

D.	Exchange Controls

There are no restrictions on ownership of preferred shares or common shares by individuals or legal entities domiciled outside of Brazil.

The right to convert dividend or interest payments and proceeds from the sale of shares into foreign currency and to remit such amounts outside Brazil is subject to restrictions under foreign investment legislation which generally requires, among other things, that the investments have been registered with the Central Bank and the CVM. Such restrictions on the remittance of foreign capital abroad may hinder or prevent the custodian for our preferred shares represented by our ADSs or the holders of our preferred shares from converting dividends, distributions or the proceeds from any sale of these preferred shares into U.S. dollars and remitting the U.S. dollars abroad. Holders of our ADSs could be adversely affected by delays in, or refusal to grant any, required government approval to convert Brazilian currency payments on the preferred shares underlying our ADSs and to remit the proceeds abroad.

Resolution No. 1,927 of the National Monetary Council provides for the issuance of depositary receipts in foreign markets in respect of shares of Brazilian issuers. It restates and amends Annex V to Resolution No. 1,289 of the National Monetary Council, known as the Annex V Regulations. The ADS program was approved under the Annex V Regulations by the Central Bank and the CVM prior to the issuance of the ADSs. Accordingly, the proceeds from the sale of ADSs by ADR holders outside Brazil are free of Brazilian foreign investment controls, and holders of the ADSs are entitled to favorable tax treatment. See “—Taxation—Brazilian Tax Considerations.”

Under Resolution 2,689 of the CMN, foreign investors registered with the CVM may buy and sell Brazilian securities, including the preferred shares, on Brazilian stock exchanges. Registration is available to qualified foreign investors, which principally include foreign financial institutions, insurance companies, pension and investment funds, charitable foreign institutions, legal entities and individuals. Resolution 2,689 also extends favorable tax treatment to registered investors. See “—Taxation—Brazilian Tax Considerations.”

Pursuant to Resolution 2,689, foreign investors must: (i) appoint at least one representative in Brazil with the ability to perform actions regarding the foreign investment; (ii) complete the appropriate foreign investor registration form; (iii) obtain registration as a foreign investor with CVM; and (iv) register the foreign investment with the Central Bank.

The securities and other financial assets held by a foreign investor pursuant to Resolution 2,689 must be registered or maintained in deposit accounts or under the custody of an entity duly licensed by the Central Bank or by the CVM or be registered in register, clearing and custody systems authorized by the Central Bank or by the CVM. In addition, the trading of securities is restricted to transactions carried out on the stock exchanges or over-the-counter markets licensed by the CVM.

Registered Capital

Amounts invested in our preferred shares by a non-Brazilian holder who qualifies under Resolution 2,689 and obtains registration with the CVM, or by the depositary representing an ADS holder, are eligible for registration with the Central Bank. This registration, which must be done before the first investments on a Brazilian stock exchange (the amount so registered is referred to as registered capital) allows the remittance outside Brazil of foreign currency, converted at the market rate, acquired with the proceeds of distributions on, and amounts realized through, dispositions of our preferred shares. The registered capital per preferred share purchased in the form of an ADS, or purchased in Brazil and deposited with the depositary in exchange for an ADS, will be equal to its purchase price (stated in U.S. dollars). The registered capital per preferred share withdrawn upon cancellation of an ADS will be the U.S. dollar equivalent of (i) the average price of a preferred share on the Brazilian stock exchange on which the most preferred shares were traded on the day of withdrawal or (ii) if no preferred shares were traded on that day, the average price on the Brazilian stock exchange on which the most preferred shares were traded in the fifteen trading sessions immediately preceding such withdrawal. The U.S. dollar equivalent will be determined on the basis of the average market rates quoted by the Central Bank on these dates.

A non-Brazilian holder of preferred shares may experience delays in effecting Central Bank registration, which may delay remittances abroad. This delay may adversely affect the amount in U.S. dollars, received by the non-Brazilian holder.

A certificate of registration has been issued in the name of the depositary with respect to the ADSs and is maintained by the custodian on behalf of the depositary. Pursuant to the certificate of registration, the custodian and the depositary are able to convert dividends and other distributions with respect to the preferred shares represented by our ADSs into foreign currency and remit the proceeds outside Brazil. In the event that a holder of ADSs exchanges such ADSs for preferred shares, such holder will be entitled to continue to rely on the depositary’s certificate of registration for five business days after such exchange, following which such holder must seek to obtain its own certificate of registration with the Central Bank. Thereafter, any holder of preferred shares may not be able to convert into foreign currency and remit outside Brazil the proceeds from the disposition of, or distributions with respect to, such preferred shares, unless the holder is a duly qualified investor under Resolution 2,689 or obtains its own certificate of registration. A holder that obtains a certificate of registration will be subject to less favorable Brazilian tax treatment than a holder of ADSs. See “—Taxation—Brazilian Tax Considerations.”

If the holder does not qualify under Resolution 2,689 by registering with the CVM and the Central Bank and appointing a representative in Brazil, the holder will be subject to less favorable Brazilian tax treatment than a holder of ADSs. Regardless of qualification under Resolution 2,689, residents in tax havens are subject to less favorable tax treatment than other foreign investors. See “—Taxation—Brazilian Tax Considerations.”

Under current Brazilian legislation, the federal government may impose temporary restrictions on remittances of foreign capital abroad in the event of a serious imbalance or an anticipated serious imbalance of Brazil’s balance of payments. For approximately six months in 1989 and early 1990, the federal government froze all dividend and capital repatriations held by the Central Bank that were owed to foreign equity investors, in order to conserve Brazil’s foreign currency reserves. These amounts were subsequently released in accordance with federal government directives. There can be no assurance that the federal government will not impose similar restrictions on foreign repatriations in the future. See “Item 3D. Risk Factors—Risks Relating to Brazil.”

E.	Taxation

The following discussion contains a description of the material Brazilian and U.S. federal income tax consequences of the acquisition, ownership and disposition of preferred shares or ADSs by certain holders. This summary is based upon the tax laws of Brazil and the United States as in effect on the date of this annual report, which are subject to change, possibly with retroactive effect, and to differing interpretations. You should consult your own tax advisors as to the Brazilian, U.S. federal or other tax consequences of the acquisition, ownership and disposition of preferred shares or ADSs, including, in particular, the effect of any state, local or non-U.S., non-Brazilian tax laws.

Although there is presently no income tax treaty between Brazil and the United States, the tax authorities of the two countries have had discussions that may culminate in such a treaty. No assurance can be given, however, as to whether or when a treaty will enter into force or how it will affect the U.S. holders of preferred shares or ADSs.

Brazilian Tax Considerations

The following discussion mainly summarizes the principal Brazilian tax consequences of the acquisition, ownership and disposition of preferred shares or ADSs by a U.S. holder not deemed to be domiciled in Brazil for Brazilian tax purposes (a “U.S. holder”). This discussion does not address all the Brazilian tax considerations that may be applicable to any particular non-Brazilian holder, and each non-Brazilian holder should consult its own tax advisor about the Brazilian tax consequences of investing in preferred shares or ADSs.

Taxation of Dividends

Dividends paid by us in cash or in kind from profits generated on or after January 1, 1996 (i) to the depositary in respect of preferred shares underlying ADSs or (ii) to a U.S. holder or non-Brazilian holder in respect of preferred shares will generally not be subject to Brazilian withholding tax. We do not have any undistributed profits generated before January 1, 1996.

Distributions of Interest on Capital

Brazilian corporations may make payments to shareholders characterized as interest on capital as an alternative form of making dividend distributions. The rate of interest may not be higher than the federal government’s long-term interest rate, or the TJLP, as determined by the Central Bank from time to time (11% per annum for the three month period beginning January 2003). The total amount distributed as interest on capital may not exceed the greater of (i) 50% of net income (before taking the distribution and any deductions for income taxes into account) for the year in respect of which the payment is made or (ii) 50% of retained earnings for the year prior to the year in respect of which the payment is made. Payments of interest on capital are decided by the shareholders on the basis of recommendations of the company’s board of directors.

Distributions of interest on capital paid to Brazilian and non-Brazilian holders of preferred shares, including payments to the depositary in respect of preferred shares underlying ADSs, are deductible by us for Brazilian corporate income tax purposes. These payments to U.S. holders or non-Brazilian holders are subject to Brazilian withholding tax at the rate of 15%. If the recipient of the payment is domiciled in a tax haven jurisdiction (i.e., a country that does not impose any income tax or that imposes tax at a rate of less than 20%), the rate will be 25%.

No assurance can be given that our board of directors will not recommend that future distributions of profits will be made by means of interest on capital instead of by means of dividends.

Amounts paid as interest on capital (net of applicable withholding tax) may be treated as payments in respect of the dividends we are obligated to distribute to our shareholders in accordance with our by-laws (estatutos) and Brazilian Corporate Law. Distributions of interest on capital in respect of the preferred shares, including distributions to the depositary in respect of preferred shares underlying ADSs, may be converted into U.S. dollars and remitted outside of Brazil, subject to applicable exchange controls.

Taxation of Gains

Gains realized outside Brazil by a U.S. holder or a non-Brazilian holder on the disposition of property located in Brazil, including preferred shares, to another U.S. holder or non-Brazilian holder are subject to Brazilian tax, as of February 2004. In this case, gains would be subject to a 15% withholding tax rate, except if the beneficiary is located in a low-tax jurisdiction, as defined by Brazilian law, in which case the applicable rate would be 25%.

Our understanding is that ADSs do not qualify as property located in Brazil and, therefore, are not subject to Brazilian taxes upon disposition to other non-Brazilian or U.S. holders. Insofar as the regulatory norm referred to in Article 26 is recent and generic and has not been tested through the administrative or judicial courts, we are unable to evaluate what the final ruling on the matter will be.

Gains realized by a U.S. holder or a non-Brazilian holder on dispositions of preferred shares in Brazil or in transactions with Brazilian residents may be free of Brazilian tax, taxed at a rate of 25% or taxed at a rate of 15%, depending on the circumstances.

•	Gains on the disposition of preferred shares obtained upon cancellation of ADSs are not taxed in Brazil if the disposition is made and the proceeds are remitted abroad within five business days after cancellation, unless the investor is a resident of a jurisdiction that, under Brazilian law, is deemed to be a tax haven.

•	Gains realized on preferred shares through transactions with Brazilian residents or through transactions in Brazil off of the Brazilian stock exchanges are generally subject to tax at a rate of 15%.

•	Gains realized on preferred shares through transactions on Brazilian stock exchanges are generally subject to tax at a rate of 15%, as of January 2005, unless the investor is entitled to tax-free treatment for the transaction under Resolution 2,689 of the National Monetary Council Regulations, described immediately below.

Resolution 2,689, which as of March 31, 2000 superseded the Annex IV Regulations that previously provided tax benefits to foreign investors, extends favorable tax treatment to a U.S. holder or non-Brazilian holder of preferred shares who has (i) appointed a representative in Brazil with power to take action relating to the investment in preferred shares, (ii) registered as a foreign investor with the CVM and (iii) registered its investment in preferred shares with the Central Bank. Under Resolution 2,689 securities held by foreign investors must be maintained under the custody of, or in deposit accounts with, financial institutions duly authorized by the Central Bank and the CVM. In addition, the trading of securities is restricted under Resolution 2,689 to transactions on Brazilian stock exchanges or qualified over-the-counter markets. The preferential treatment generally afforded under Resolution 2,689 and afforded to investors in ADSs is not available to residents of tax havens. All preferred shares underlying ADSs qualify under Resolution 2,689.

There can be no assurance that the current preferential treatment for U.S. holders and non-Brazilian holders of ADSs and U.S. holders and non-Brazilian holders of preferred shares under Resolution 2,689 will be maintained.

Gain on the disposition of preferred shares is measured by the difference between the amount in Brazilian currency realized on the sale or exchange and the acquisition cost of the shares sold, measured in Brazilian currency, without any correction for inflation. Although there is controversy surrounding this issue, there are arguments to sustain the position that the acquisition cost of shares registered as an investment with the Central Bank is calculated on the basis of the foreign currency amount registered with the Central Bank. See “—Registered Capital.”

Gains realized by a U.S. holder and non-Brazilian holder upon the redemption of preferred shares will be treated as gains from the disposition of such preferred shares to a Brazilian resident occurring off of a stock exchange and will accordingly be subject to tax at a rate of 15%. In case the non-Brazilian holder is domiciled in a tax haven jurisdiction, the applicable rate would be 25%.

As of January 1, 2005, the purchase price of preferred shares sold on the Brazilian stock exchange is subject to withholding tax at a rate of 0.005%, except in the case of non-Brazilian holders that invest through Resolution No. 2,689. This tax may be offset against the 15% income tax due on the gains realized upon the sale of the shares.

Any exercise of preemptive rights relating to the preferred shares or ADSs will not be subject to Brazilian taxation. Gains on the sale or assignment of preemptive rights relating to the preferred shares will be treated differently for Brazilian tax purposes depending on (i) whether the sale or assignment is made by the depositary or the investor and (ii) whether the transaction takes place on a Brazilian stock exchange. Gains on sales or assignments made by the depositary on a Brazilian stock exchange are not taxed in Brazil, but gains on other sales or assignments may be subject to tax at rates up to 15%.

The deposit of preferred shares in exchange for the ADSs is not subject to Brazilian income tax if the preferred shares are registered under Resolution 2,689 and the respective holder is not in a tax haven jurisdiction. If the preferred shares are not so registered or the holder is in a tax haven jurisdiction, the deposit of preferred shares in exchange for ADSs may be subject to Brazilian capital gains tax at a rate of 15%.

The withdrawal of preferred shares in exchange for ADSs is not subject to Brazilian tax. On receipt of the underlying preferred shares, a U.S. holder or non-Brazilian holder entitled to benefits under Resolution 2,689 will be entitled to register the U.S. dollar value of such shares with the Central Bank as described above, under “—Registered Capital.” If a U.S. holder or non-Brazilian holder does not qualify under Resolution 2,689, he will be subject to the less favorable tax treatment described above in respect of exchanges of preferred shares. Brazil’s tax treaties do not grant relief from taxes on gains realized on sales or exchanges of preferred shares.

1.	Beneficiaries Residing or Domiciled in Tax Havens or Low Tax Jurisdictions

Law No. 9,779, dated as of January 19, 1999, states that, with the exception of limited circumstances, any income derived from operations by a beneficiary that resides or is domiciled in a country considered to be a tax haven is subject to income tax to be withheld by the source at a rate of 25%. Accordingly, if the distribution of interest attributed to shareholders’ equity is made to a beneficiary residing or domiciled in a tax haven, the applicable income tax will be at a rate of 25% instead of 15%. The increased rate also applies for capital gains paid to residents of low-tax jurisdictions as of February 2004.

In accordance with Law No. 9,959, non-Brazilian holders of ADSs or preferred shares who are residents of tax havens have been excluded from the tax incentives granted to holders of ADSs and investors under Resolution No. 2,689 since January 1, 2000 and are subject to the same tax treatment applicable to holders that are residents of or domiciled in Brazil.

2.	Other Brazilian Taxes

There are no Brazilian inheritance, gift or succession taxes applicable to the ownership, transfer or disposition of preferred shares or ADSs by a non-Brazilian holder except for gift and inheritance taxes levied by some states in Brazil on gifts made or inheritances bestowed by individuals or entities not resident or domiciled in Brazil or in the relevant state to individuals or entities that are resident or domiciled within this state in Brazil. There are no Brazilian stamp, issue, registration, or similar taxes or duties payable by holders of preferred shares or ADSs.

A financial transaction tax, or the IOF tax, may be imposed on a variety of transactions, including the conversion of Brazilian currency into foreign currency (e.g., for purposes of paying dividends and interest). The IOF tax rate on such conversions is currently 0%, but the Minister of Finance has the legal power to increase the rate to a maximum of 25%. Any increase will be applicable only prospectively.

The IOF may also be levied on transactions involving bonds or securities, or IOF/Títulos, even if the transactions are effected on Brazilian stock, futures or commodities exchanges. The rate of the IOF/Títulos with respect to preferred shares and ADSs is currently 0%. The minister of finance, however, has the legal power to increase the rate to a maximum of 1.5% of the amount of the taxed transaction per each day of the investor’s holding period, but only to the extent of gain realized on the transaction and only on a prospective basis.

In addition to the IOF tax, a second, temporary tax that applies to the removal of funds from accounts at banks and other financial institutions, the CPMF tax, will be imposed on distributions in respect of ADSs at the time these distributions are converted into U.S. dollars and remitted abroad by the Custodian. The CPMF tax is due to expire on December 31, 2007. It is currently imposed at a rate of 0.38%. Transactions conducted through the Brazilian stock exchanges in current accounts specified for stock exchange transactions have been exempt from the CPMF tax since July 13, 2002. Additionally, as of August 2004, Brazilian holders may elect to make investments through a special investment account, which is exempt from CPMF. In this case, the tax only applies upon the transfer of funds from the banking account to the investment account. Once deposited in this account, funds may be withdrawn without the CPMF. However, funds deposited in the investment account must only be used for investments.

U.S. Federal Income Tax Considerations

The following discussion is a summary of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our preferred shares or our ADSs by U.S. Holders, as defined below. This summary is based on the Internal Revenue Code of 1986, as amended (referred to herein as the “Code”), final, temporary and proposed Treasury regulations, administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”) and judicial decisions, all as currently in effect and all of which are subject to change (possibly with retroactive effect), and to different interpretations. It is also based in part on representations by the depositary and assumes that each obligation under the Deposit Agreement and any related agreement will be performed in accordance with its terms. This discussion deals only with preferred shares and ADSs held as capital assets (generally, for investment purposes). It does not discuss all of the tax consequences that may be relevant to a U.S. Holder in light of the U.S. Holder’s particular circumstances or to U.S. Holders subject to special rules, such as financial institutions, insurance companies, tax-exempt entities, dealers in securities or foreign currencies, partnerships and other pass-through entities, investors liable for the alternative minimum tax, persons who hold preferred shares or ADSs as part of an integrated investment (including a hedge, straddle or conversion transaction) comprised of a preferred share or ADS and one or more other positions for tax purposes, persons whose functional currency is not the U.S. dollar or persons who actually or constructively own (directly or indirectly) 10% or more of our voting stock or persons who acquired preferred shares or ADSs pursuant to the exercise of any employee stock option or otherwise as compensation. Holders of preferred shares or ADSs should consult their own tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

As used herein, the term “U.S. Holder” means a beneficial owner of preferred shares or ADSs that is, for U.S. federal income tax purposes, (1) a citizen or individual resident of the United States, (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) organized under the laws of the United States or of any political subdivision thereof or (3) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source. The U.S. federal income tax treatment of a partner in a partnership that holds our preferred shares or ADSs will depend on the status of the partner and the activities of the partnership. Partners in such partnerships should consult their own tax advisors.

THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET OUT BELOW IS INTENDED FOR GENERAL INFORMATION PURPOSES ONLY. PROSPECTIVE PURCHASERS OF PREFERRED SHARES OR ADSs ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING OR DISPOSING OF PREFERRED SHARES OR ADSs, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS AND POSSIBLE CHANGES IN TAX LAWS.

General

In general, for U.S. federal income tax purposes, holders of American depositary receipts evidencing ADSs will be treated as the beneficial owners of the preferred shares represented by those ADSs. Deposits and withdrawals of preferred shares in exchange for ADSs will not result in the realization of gain or loss for U.S. federal income tax purposes.

The U.S. Treasury Department has expressed concerns that parties to whom depositary shares such as the ADSs are released may be taking actions that are inconsistent with the claiming of foreign tax credits by U.S. Holders of the ADSs. Such actions would also be inconsistent with the claiming of the reduced rate of tax, described below, applicable to dividends received by certain non-corporate holders. Accordingly, the analysis of the creditability of Brazilian taxes and the availability of the reduced tax rate for dividends received by certain non-corporate holders, each described below, could be affected by future actions taken by the U.S. Treasury.

Taxation of Dividends

Distributions made by us of cash or property (including distributions of interest on capital) generally will constitute a taxable dividend to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. The full amount of any dividend paid in respect of our preferred shares or ADSs (including the amount of Brazilian withholding taxes imposed on such dividend) will be included in the gross income of a U.S. Holder, as ordinary income from sources outside the United States, at the time that the dividend is received by the U.S. Holder, in the case of our preferred shares, or by the depositary, in the case of ADSs. If a distribution made by us exceeds our current and accumulated earnings and profits, as determined under U.S. federal income tax principles, such excess will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s adjusted tax basis in our preferred shares or ADSs, and thereafter as capital gain.

The amount of any dividend paid in reais generally will be measured by reference to the spot rate for converting reais into U.S. dollars in effect on the date that the dividend is received by the U.S. Holder, in the case of our preferred shares, or by the depositary, in the case of ADSs. A U.S. Holder may recognize foreign currency gain or loss, which would be treated as ordinary gain or loss, upon a subsequent conversion of reais into U.S. dollars. U.S. Holders should consult their own tax advisors regarding the calculation and U.S. federal income tax treatment of foreign currency gain or loss. The amount of any distribution of property other than cash will be the fair market value of such property on the date of distribution. Dividends paid by us will not be eligible for the dividends received deduction allowed to corporations under the Code. The amount of a dividend will include any amounts withheld by us or our paying agent in respect of Brazilian taxes. Dividends paid by us will be treated as foreign source dividend income to you and will not be eligible for the dividends received deduction generally allowed to U.S. corporations under the Code.

Subject to certain exceptions for short-term and hedged positions, and subject to the discussion above regarding concerns expressed by the U.S. Treasury, the U.S. dollar amount of dividends received by an individual prior to January 1, 2009 with respect to the ADSs will be subject to taxation at a maximum rate of 15% if the dividends represent “qualified dividend income.” Dividends paid on the ADSs will be treated as qualified dividend income if (i) the ADSs are readily tradable on an established securities market in the United States and (ii) we were not in the year prior to the year in which the dividend was paid, and are not in the year in which the dividend is paid, a passive foreign investment company (“PFIC”), foreign personal holding company (“FPHC”) or foreign investment company (“FIC”). The ADSs are listed on the New York Stock Exchange, and may qualify as readily tradable on an established securities market in the United States so long as they are so listed. However, no assurances can be given that the ADSs will be or remain readily tradable.

Based on existing guidance, it is not entirely clear whether dividends received with respect to the preferred shares will be treated as qualified dividends, because the preferred shares are not themselves listed on a United States exchange. In addition, the United States Treasury Department has announced its intention to promulgate rules pursuant to which holders of ADSs or preferred stock and intermediaries though whom such securities are held will be permitted to rely on certifications from issuers to establish that dividends are treated as qualified dividends. Because such procedures have not yet been issued, we are not certain that we will be able to comply with them. U.S. Holders of ADSs and preferred shares should consult their own tax advisors regarding the availability of the reduced dividend tax rate in the light of their own particular circumstances.

Subject to certain limitations and restrictions, and subject to the discussion above regarding concerns expressed by the U.S. Treasury, a U.S. Holder will be entitled to a foreign tax credit against its U.S. federal income tax liability, or a deduction in computing its U.S. federal taxable income, for Brazilian income taxes withheld by us. The limitation on foreign taxes eligible for credit is determined separately with respect to specific classes of income. For this purpose, dividends paid by us with respect to our preferred shares or ADSs will generally constitute “passive income” or, in the case of certain U.S. Holders, “financial services income” from sources outside the United States. The rules relating to the calculation of foreign tax credits and the applicable limitations are complex. U.S. Holders should consult their own advisors concerning the implications of the foreign tax credit rules in light of their particular circumstances.

Taxation of Capital Gains or Losses

Upon a sale or other taxable disposition of preferred shares or ADSs, a U.S. Holder will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount realized on the sale or other taxable disposition and the U.S. Holder’s adjusted tax basis in the preferred shares or ADSs. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period in the preferred shares or ADSs exceeds one year at the time of the sale or other taxable disposition. Certain U.S. Holders (including individuals) may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. The deductibility of capital losses is subject to limitations under the Code.

Gain or loss derived from the sale or other disposition of our preferred shares or ADSs generally will be treated as U.S. source income or loss for foreign tax credit purposes. Consequently, if a Brazilian withholding tax is imposed on the sale or disposition of preferred shares or ADSs, and a U.S. Holder does not receive significant foreign source income from other sources, such U.S. Holder may not be able to derive effective U.S. foreign tax credit benefits in respect of such Brazilian withholding tax. If a Brazilian tax is withheld on the sale or disposition of preferred shares or ADSs, a U.S. Holder’s amount realized will include the gross amount of the proceeds of such sale or disposition before deduction of the Brazilian tax. See “—Brazilian Tax Considerations—Taxation of Gains” for a description of when a disposition may be subject to taxation by Brazil.

Passive Foreign Investment Company Rules

We believe that we will not be considered a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes. However, because the determination of whether the preferred shares or ADSs constitute shares of a PFIC will be based upon the composition of our income and assets, and entities in which we hold a 25% interest, from time to time, there can be no assurance that the preferred shares or ADSs will not be considered shares of a PFIC for any taxable year. If we were treated as a PFIC for any taxable year during which a U.S. Holder held a preferred share or ADS, certain adverse consequences could apply to the U.S. Holder, including the imposition of higher amounts of tax than would otherwise apply to a U.S. Holder and additional tax form filing requirements. U.S. Holders are urged to consult their tax advisors regarding the consequences to them if we were considered to be a PFIC, as well as the availability and advisability of making an election to avoid the adverse United States federal income tax consequences of PFIC status should we be classified as a PFIC for any taxable year. Moreover, dividends on our ADSs would no longer be “qualified dividend income” subject to preferential rates of U.S. federal income tax, as described above. Based on our operations and business plans, we do not believe that we are currently a PFIC and do not expect to become a PFIC in the foreseeable future.

Information Reporting and Backup Withholding

Payment of dividends and sales proceeds that are made within the United States or through certain U.S.—related financial intermediaries generally are subject to information reporting and to backup withholding unless (i) you are a corporation or other exempt recipient or (ii) in the case of backup withholding, you provide a correct taxpayer identification number and certify that you are not subject to backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against such U.S. Holder’s U.S. federal income tax liability, if any, and may entitle such U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

U.S. HOLDERS AND PROSPECTIVE PURCHASERS OF OUR PREFERRED SHARES OR ADSs SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE BRAZILIAN, U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR PREFERRED SHARES OR ADSs BASED UPON THEIR PARTICULAR CIRCUMSTANCES.

F.	Dividends and Paying Agents

Not applicable.

G.	Statement of Experts

Not applicable.

H.	Documents on Display

We are subject to the information requirements of the Exchange Act (“Securities Exchange Act of 1934, as amended, or the Exchange Act”), except that, as a foreign issuer, we are not subject to the proxy rules or the short-swing profit disclosure rules of the Exchange Act. In accordance with these statutory requirements, we file or furnish reports and other information with the Commission. Reports and other information filed or furnished by us with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission’s Regional Offices at 233 Broadway, New York, New York 10279 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials may be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may also inspect these reports and other information at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005, on which our ADSs are listed.

In addition, the Commission maintains a website that contains information filed electronically, which can be accessed over the Internet at http://www.sec.gov.

We also file financial statements and other periodic reports with the CVM. Copies of our annual report on Form 20-F and documents referred to in this annual report and our by-laws will be available for inspection upon request at our offices at Praia de Botafogo, 501, 7º andar, 22250-040 Rio de Janeiro, RJ, Brazil.

I.	Subsidiary Information

Not applicable.

ITEM 11.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are exposed to market risk from changes in both foreign currency exchange rates and interest rates. We are exposed to foreign currency exchange rate risk because certain of our costs (mostly interest on debt, capital expenditures and the purchase of handsets) are all or partially denominated in currencies (primarily the U.S. dollar) other than those in which we earn revenues (primarily the real). Similarly, we are subject to market risk deriving from changes in interest rates, which may affect the cost of our financing.

We have entered into derivative instruments, such as foreign currency swaps, to manage the exchange rate risk. We do not hold or issue derivative or other financial instruments for trading purposes.

Exchange Rate Risk

The principal foreign exchange rate risk faced by us arises from our U.S. dollar-denominated indebtedness. At December 31, 2004, we had U.S.$18.9 million of indebtedness and U.S.$19.5 million of other liabilities denominated in U.S. dollars. Our revenues are earned almost entirely in reais and we have no material U.S. dollar-denominated assets, except for our hedge contracts. At December 31, 2004, all of our U.S. dollar-denominated indebtedness and other foreign exchange liabilities were covered by long positions in derivative agreements. Under those derivative agreements, our subsidiaries’ U.S. dollar-denominated obligations are swapped for real-denominated obligations bearing interest at rates linked to the Certificado de Depósito Interfinanceiro (Interbank Deposit Certificate), or CDI. As such, on December 31, 2004, all of our U.S. dollar fixed- and floating-rate loans are converted to floating-rate loans through our derivative transactions. In addition, 100% of our other U.S. dollar liabilities, such as liabilities with suppliers and management fees, were also covered by derivative agreements. At December 31, 2004, we recorded financial expense from foreign currency derivative transactions of R$31.7 million against financial income from monetary and foreign exchange variations of approximately R$4.8 million.

Our foreign currency-denominated debt produced a gain of R$4.8 million in 2004, a gain of R$61.5 million in 2003 and a loss of R$112.3 million in 2002. This was offset by our derivatives, which produced a loss of R$31.7 million in 2004, a loss of R$112.3 million in 2003 and a gain of R$221.0 million in 2002. The unrealized costs, net of unrealized gains on foreign exchange derivatives contracts was R$13.0 million and R$10.8 million at December 31, 2004 and 2003 respectively. At December 31, 2002, the unrealized gain, net of unrealized costs on foreign exchange derivatives contracts was R$137.7 million.

The potential loss to us over one year that would have resulted from a hypothetical, instantaneous and unfavorable change of 1000 basis points in the foreign exchange applicable to financial assets and liabilities at December 31, 2004 would be approximately R$13.7 million. On the other hand, our derivative instruments would have a gross gain of R$15.6 million. The net gain would be R$1.9 million. Exchange rate sensitivity analysis was made by applying a 10% change to the Brazilian Central Bank exchange rate at December 31, 2004 of R$2.6544 to U.S.$1.00, which would represent a devaluation of the real of R$0.2654. We then assumed that this unfavorable currency move would be sustained from December 31, 2004 through December 31, 2005. The foreign exchange loss that affects financial expenses was calculated by applying such devaluation to our indebtedness and foreign exchange purchase commitments (essentially handset purchases), net of derivative instruments.

Interest Rate Risk

We are exposed to interest rate risk as a result of an investment of cash and cash equivalents, mainly in short-term real-denominated instruments. At December 31, 2004, this amount totaled R$353.9 million.

Additionally, we are exposed to interest rate risk as a consequence of our floating rate debt in U.S. dollars and due to the nature of our derivative agreements, whereby our U.S. dollar-denominated obligations are swapped into real-denominated obligations bearing interest linked to the CDI. At December 31, 2004, we had R$50.3 million in loans and financing outstanding, of which approximately 19.9% bore interest at floating rates and 80.1% bore interest at fixed rates. We have not entered into derivative contracts or made other arrangements to hedge against this risk. Thus, if interest rates rise, then our financing expenses will probably increase. We continuously monitor interest rates to determine whether we should enter into derivative arrangements to protect against this risk.

The potential gain to us over one year that would result from a hypothetical, instantaneous and unfavorable change of 100 basis points in the interest rate applicable to financial assets and liabilities at December 31, 2004 would be approximately R$1.4 million. This sensitivity analysis is based on the assumption of an unfavorable 100 basis points increase in the interest rates applicable to each homogeneous category of financial assets and liabilities and sustained over a period of one year. A homogeneous category is defined according to the currency in which financial assets and liabilities are denominated, and assumes the same interest rate movement within each homogeneous category, such as U.S. dollars. As a result, our interest rate risk sensitivity model may overstate the impact of interest rate fluctuations for such financial instruments, as consistently unfavorable movements of all interest rates are unlikely.

Interest rate sensitivity analysis was made by applying a 10% increase to all floating-rate-denominated debt, assuming that the different indexes (CDI and LIBOR) would all rise by 10% instantaneously at December 31, 2004 and that this unfavorable shift would continue for one year.

ITEM 12.	DESCRIPTION OF SECURITIES OTHER THAN EQUITY SECURITIES

Not applicable.

PART II

ITEM 13.	DEFAULTS, DIVIDEND ARREARAGES AND DELINQUENCIES

None.

ITEM 14.	MATERIAL MODIFICATIONS TO THE RIGHTS OF SECURITY HOLDERS AND USE OF PROCEEDS

None.

ITEM 15.	CONTROLS AND PROCEDURES

Evaluation of disclosure controls and procedures. Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we have evaluated the effectiveness of the design and operation of our disclosure controls and procedures as of December 31, 2004. Based on that evaluation, our principal executive officer and principal financial officer have concluded that these controls and procedures are effective in ensuring that all material information required to be filed in this annual report has been made known to them in a timely fashion.

Changes in internal controls. No significant changes in our internal controls or in other factors that could significantly affect these controls subsequent to the date of the evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses, were made as a result of the evaluation.

ITEM 16.	[RESERVED]

ITEM 16A.	AUDIT COMMITTEE FINANCIAL EXPERT

As of yet, we have not appointed an “audit committee financial expert” as defined by the SEC. Because we are not required to have an “audit committee” as defined in Exchange Act Rule 10A—3(a)(5)(A) until July 31, 2005, we have deferred the appointment and the determination thereof by our board of directors until such date.

ITEM 16B.	CODE OF ETHICS

In June, 2003, we approved a code of ethics to regulate the conduct of our senior financial officers. Our code of ethics deals with the following issues:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the CVM and/or the SEC and in other public communications made by us;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to the Internal Audit Officer who, after review, has to report them to the CEO and CFO; and

•	accountability for adherence to the code.

A copy of this document is available on our website (www.vivo.com.br).

There have been no waivers to our code of ethics in 2004.

ITEM 16C.	PRINCIPAL ACCOUNTANT FEES AND SERVICES

Deloitte Touche Tohmatsu Auditores Independentes, or DTT, acted as our independent auditor for the fiscal years ended December 31, 2004 and 2003. The chart below sets forth the total amount billed to us by DTT for services performed in the years 2004 and 2003, and breaks down these amounts by category of service:

	For Year ended December 31,
	2004	2003
	(in thousands of reais)
Audit Fees	489.6	445.2
Audit-Related Fees	81.9	—
Tax Fees	15.0	221.3
All Other Fees	—	—
Total	586.5	666.5

Audit Fees

Audit Fees are the aggregate fees billed by Deloitte Touche Tohmatsu Auditores Independentes for the audit of our consolidated and annual financial statements, reviews of interim financial statements and attestation services that are provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

Audit-related fees are fees charged by Deloitte for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements.

Tax Fees

Tax fees in 2004 and 2003 were related to services for tax compliance.

Pre-Approval Policies and Procedures

The audit committee approves all audit, audit-related services, tax services and other services provided by Deloitte Touche Tohmatsu Auditores Independentes. Any services provided by Deloitte Touche Tohmatsu Auditores Independentes that are not specifically included within the scope of the audit must be pre-approved by the audit committee prior to any engagement. The audit committee is permitted to approve certain fees for audit-related services, tax services and other services pursuant to a de minimis exception before the completion of the engagement. In 2004, none of the fees paid to Deloitte Touche Tohmatsu Auditores Independentes were approved pursuant to the de minimis exception.

ITEM 16D.	EXEMPTIONS FROM THE LISTING STANDARDS FOR AUDIT COMMITTEES

Not required for the year ended December 31, 2004.

ITEM 16E.	PURCHASES OF EQUITY SECURITIES BY THE ISSUER AND AFFILIATED PURCHASERS

The table below shows all repurchases by us or affiliated purchases of our preferred shares during 2004(1):

Period	Total number of shares purchased	Average price paid per 1,000 shares in reais	Total number of shares purchased as part of publicly announced plans or programs	Maximum number of shares that may yet be purchased under the plans or programs
January 2004	—	—	—	—
February 2004	—	—	—	—
March 2004	—	—	—	—
April 2004	—	—	—	—
May 2004	—	—	—	—
June 2004	—	—	—	—
July 2004	—	—	—	—
August 2004	—	—	—	—
September 2004	—	—	—	20,032,186,000
6.35 (common shares)
October 2004	18,891,036,955	7.80 (preferred shares)	18,891,036,955	—
November 2004	—	—	—	—
December 2004	—	—	—	—

Total	18,891,036,955		18,891,036,955

(1)	Includes 7,332,479,000 common shares and 12,699,707,000 preferred shares.

PART III

ITEM 17.	FINANCIAL STATEMENTS

Not applicable.

ITEM 18.	FINANCIAL STATEMENTS

See our consolidated financial statements beginning on Page F-1.

ITEM 19.	EXHIBITS

1.1	By-laws (Estatuto Social) of Tele Sudeste, as amended (English Translation).

2.1	Deposit Agreement dated as of July 21, 1998 between TSD and The Bank of New York, previously filed on Form F-6 on April 21, 2000 and incorporated herein by reference.

4.1	Authorization Term of the Personal Mobile Service entered by Anatel and Telerj (English translation), incorporated by reference to our annual report Form 20-F for the fiscal year ended December 31, 2002, filed on June 24, 2003.

4.2	Authorization Term of the Personal Mobile Service entered by Anatel and Telest (English translation), incorporated by reference to our annual report Form 20-F for the fiscal year ended December 31, 2002 filed on June 24, 2003.

6.1	Statement regarding computation of per share earnings (incorporated by reference to note 35(i) to our audited consolidated financial statements included elsewhere in this annual report).

8.1	List of subsidiaries.

12.1	Certification of Chief Executive Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

12.2	Certification of Chief Financial Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

13.1	Certification of Chief Executive Officer Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

13.2	Certification of Chief Financial Officer Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

There are omitted from the exhibits filed with or incorporated by reference into this annual report certain promissory notes and other instruments and agreements with respect to long-term debt of our company, none of which authorizes securities in a total amount that exceeds 10% of the total assets of our company. We hereby agree to furnish to the Securities and Exchange Commission copies of any such omitted promissory notes or other instruments or agreements as the Commission requests.

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2004 AND 2003 AND FOR THE THREE YEARS IN THE PERIOD ENDED

DECEMBER 31, 2004, 2003 AND 2002

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Tele Sudeste Celular Participações S.A.:

Rio de Janeiro, Brazil:

(1)	We have audited the accompanying consolidated balance sheets of Tele Sudeste Celular Participações S.A. and subsidiaries (the Company) as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in financial position and changes in shareholders’ equity for each of the three years in the period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

(2)	We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatements. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

(3)	In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tele Sudeste Celular Participações S.A. and subsidiaries as of December 31, 2004 and 2003, the results of their operations and the changes in their financial position and in shareholders’ equity for each of the three years in the period ended December 31, 2004, in conformity with accounting practices adopted in Brazil.

(4)	Accounting practices adopted in Brazil vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 34 to the consolidated financial statements.

(5)	Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The consolidated statements of cash flows for each of the three years in the period ended December 31, 2004 are presented for purposes of additional analysis and are not a required part of the basic financial statements under accounting practices adopted in Brazil. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

(6)	As discussed in note 2.c, the Company changed the basis of presentation of the consolidated the financial statements from the Constant Currency Method to Brazilian Corporate Law Method in 2003.

DELOITTE TOUCHE TOHMATSU

Auditores Independentes

São Paulo, Brazil

April 1, 2005

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2004 AND 2003

(In thousands of Brazilian reais)

			December 31,
	Note		2004	2003
Current assets:
Cash and cash equivalents	12		353,906	382,473
Trade accounts receivable, net	13		407,748	345,688
Deferred income taxes	10		73,559	112,111
Recoverable taxes	14		254,394	157,464
Inventories	15		131,578	51,349
Advances to suppliers			7,997	1,810
Derivative contracts	24	.b	1,477	1,237
Prepaid expenses	16		37,298	27,143
Other current assets	17		79,919	65,428

Total current assets			1,347,876	1,144,703

Noncurrent assets:
Tax incentives investments			1,479	1,479
Deferred income taxes	10		186,430	183,962
Recoverable taxes	14		75,722	70,150
Derivative contracts	24	.b	—	7,632
Prepaid expenses	16		15,416	12,372
Other noncurrent assets	17		7,582	5,337

Total noncurrent assets			286,629	280,932

Permanent assets:
Investments			499	409
Property, plant and equipment, net	18	.a	1,263,569	1,398,014
Deferred assets, net			513	615

Total permanent assets			1,264,581	1.399,038

Total assets			2,899,086	2,824,673

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2004 AND 2003

(In thousands of Brazilian reais)

			December 31,
	Note		2004	2003
Current liabilities:
Payroll and related accruals	19		28,197	27,030
Accounts payable and accrued expenses	20		564,917	426,248
Taxes payable	21		67,722	44,020
Dividends payable	22		37,708	50,723
Loans and financing	24		50,250	165,802
Reserve for contingencies	25		61,055	52,079
Derivative contracts	24	.c	14,512	19,629
Other current liabilities	23		56,858	58,308

Total current liabilities			881,219	843,839

Noncurrent liabilities:
Loans and financing	24		—	53,153
Pension and other postretirement benefit plans	26		364	893
Reserve for contingencies	25		22,565	23,293
Other noncurrent liabilities	23		24,074	1

Total noncurrent liabilities			47,003	77,340

Shareholders’ equity
Capital stock	28	.a	891,460	778,838
Capital reserves	28	.b	206,934	293,424
Income reserves	28	.c	235,207	193,969
Retained earnings			637,132	637,132

Total shareholders’ equity			1,970,733	1,903,363

Funds for capitalization:			131	131

Shareholder’s equity and funds for capitalization			1,970,864	1,903,494

Total liabilities and shareholders’ equity and funds for capitalization			2,899,086	2,824,673

The accompanying notes are an integral part of these consolidated financial statements.

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(In thousands of Brazilian reais, except earnings per thousand shares data)

			Years ended December 31,
	Note		2004	2003	2002
Net operating revenue	4		1,927,027	1,892,451	1,847,631
Cost of services and goods sold	5		(1,112,460)	(1,052,487)	(981,741)

Gross profit			814,567	839,964	865,890

Operating income (expenses):
Selling	6	.a	(508,461)	(387,466)	(392,482)
General and administrative	6	.b	(187,832)	(224,408)	(229,947)
Other, net	7		16,981	13,309	(16,954)

Operating income before financial expense			135,255	241,399	226,507
Financial income (expense), net	8		5,727	(15,017)	(15,112)

Operating income			140,982	226,382	211,395
Nonoperating expenses, net	9		(1)	(8,535)	(1,202)

Income before income tax and social contribution tax			140,981	217,847	210,193
Income and social contribution taxes	10		(48,103)	(61,610)	(69,817)

Net income			92,878	156,237	140,376

Shares outstanding at December 31 (thousands)			449,009,994	432,598,218	414,006,458

Earnings per thousand shares (Brazilian reais)			0.21	0.36	0.34

The accompanying notes are an integral part of these consolidated financial statements.

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(In thousands of Brazilian reais)

		Capital Reserves		Income Reserves
	Share Capital	Tax Incentives	Special Premium Reserve	Legal Reserve	Reserve For Expansion and Modernization	Treasury Stock	Retained Earnings	Total
Balance at December 31, 2001	595,722	3,577	464,843	35,239	—	(764)	637,132	1,735,749
Treasury shares canceled—Extraordinary Shareholders’ Meeting on April 02, 2002	(764)	—	—	—	—	764	—	—
Capital increase—Board of Directors Meeting on April 29, 2002	90,363	—	(90,363)	—	—	—	—	—
Fiscal incentives	—	12	—	—	—	—	—	12
Unclaimed dividends at holding Company	—	—	—	—	—	—	4,187	4,187
Consolidation adjustments:
Tax incentives	—	—	—	—	—	—	94	94
Unclaimed dividends at subsidiaries	—	—	—	—	—	—	3,146	3,146
Net income	—	—	—	—	—	—	140,376	140,376
Appropriations:
Transfer to legal reserve.	—	—	—	7,181	—	—	(7,181)	—
Transfer to expansion reserve	—	—	—	—	36,743	—	(36,743)	—
Proposed dividends	—	—	—	—	—	—	(90,379)	(90,379)
Interest on shareholders’ equity	—	—	—	—	—	—	(11,475)	(11,475)
Income tax on interest on shareholders’ equity	—	—	—	—	—	—	(2,025)	(2,025)

Balance at December 31, 2002	685,321	3,589	374,480	42,420	36,743	—	637,132	1,779,685
Capital increase—Board of Directors Meeting on March 31, 2003	93,517	—	(93,517)	—	—	—	—	—
Unclaimed dividends at holding Company	—	—	—	—	—	—	1,525	1,525
Consolidation adjustments:
Tax incentives	—	—	—	—	—	—	288	288
Unclaimed dividends at subsidiaries	—	—	—	—	—	—	401	401
Adjustment of Premium reserve	—	—	8,872	—	—	—	—	8,872
Net income for the year	—	—	—	—	—	—	156,237	156,237
Appropriations:
Transfer to legal reserve	—	—	—	7,846	—	—	(7,846)	—
Transfer to expansion reserve	—	—	—	—	106,960	—	(106,960)	—
Proposed dividends	—	—	—	—	—	—	(1,145)	(1,145)
Interest on shareholders’ equity	—	—	—	—	—	—	(36,125)	(36,125)
Income tax on interest on shareholders’ equity	—	—	—	—	—	—	(6,375)	(6,375)

Balance at December 31, 2003	778,838	3,589	289,835	50,266	143,703	—	637,132	1,903,363
Capital increase—Board of Directors Meeting on March 31, 2004	112,622	—	(86,490)	—	(26,132)	—	—	—
Net income for the year	—	—	—	—	—	—	92,878	92,878
Appropriations:
Transfer to legal reserve	—	—	—	4,644	—	—	(4,644)	—
Transfer to expansion reserve	—	—	—	—	62,726	—	(62,726)	—
Proposed dividends	—	—	—	—	—	—	(2,508)	(2,508)
Interest on shareholders’ equity	—	—	—	—	—	—	(23,000)	(23,000)

Balance at December 31, 2004	891,460	3,589	203,345	54,910	180,297	—	637,132	1,970,733

The accompanying notes are an integral part of these consolidated financial statements.

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(In thousands of Brazilian reais)

	Years ended December 31
	2004	2003	2002
SOURCES OF FUNDS:
From operations:
Net income	92,878	156,237	140,376
Items not affecting working capital:
Depreciation and amortization	393,681	436,934	377,682
Interest and exchange variations on noncurrent items	1,533	(11,148)	111,043
Gains on derivative contracts	272	—	—
Reserve for contingencies	(728)	3,205	16,937
Net book value of permanent asset disposals	711	698	535
Reserve for pension and other postretirement benefit plans	(529)	—	—
Shared system depreciation apportionment	5,778	4,950	—

Total from operations	493,596	590,876	646,573

From third parties:
Tax incentives	—	288	106
Transfer from noncurrent assets to current assets	—	97,237	—
Premium reserve adjustment—restructuring	—	8,872	—
Unclaimed dividends	—	1,925	7,333

Total sources	493,596	699,198	654,012

USES OF FUNDS:
Increase in noncurrent assets	—	—	8,490
Additions to investments	90	76	83
Additions to property, plant and equipment	241,341	254,943	370,883
Addition to deferred assets	212	1,210	—
Transfer from noncurrent to current assets	5,644	—	—
Transfer from long-term to current liabilities	55,008	196,928	167,378
Interest on shareholders’ equity and dividends	25,508	43,645	103,879

Total uses	327,803	496,802	650,713

INCREASE IN WORKING CAPITAL	165,793	202,396	3,299

REPRESENTED BY:
CURRENT ASSETS AT YEAR END	1,347,876	1,144,703	830,226
CURRENT LIABILITIES AT YEAR END	(881,219)	(843,839)	(731,758)

Working capital at year end	466,657	300,864	98,468
Working capital at beginning of the year	300,864	98,468	95,169

INCREASE IN WORKING CAPITAL	165,793	202,396	3,299

The accompanying notes are an integral part of these consolidated financial statements.

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(In thousands of Brazilian reais)

	Years ended December 31,
	2004	2003	2002
Operating activities:
Net income	92,878	156,237	140,376
Depreciation and amortization	393,681	436,934	377,682
Shared-system depreciation apportionment	5,778	4,950	—
Monetary/exchange variation loans and financing	564	(39,494)	189,088
Loss (gains) on permanent asset disposals	—	180	196
Provision for loss on tax incentives investments	—	7,917	—
Fiscal incentive investment credits	(90)	—	—
Provision for doubtful accounts	35,693	40,239	96,810
Increase in customer accounts receivable	(97,753)	(146,788)	(61,938)
(Increase) decrease in taxes receivable	(20,408)	72,768	39,763
(Increase) decrease in other current assets	(111,062)	9,568	(4,058)
(Increase) decrease in other noncurrent assets	(5,289)	(61,677)	16,266
(Increase (decrease) in derivative contracts	32,096	148,458	(141,998)
Increase in payroll and related accruals	1,167	6,829	10,331
Increase in accounts payable and accrued expenses	138,669	45,648	84,222
Decrease in taxes other than income taxes	(33,114)	(27,220)	(49,310)
Increase (decrease) in other current liabilities	(4,896)	1,547	19,662
Increase (decrease) in accrued interest	(9,250)	59,165	9,938
Increase (decrease) in income taxes payable	10,807	—	(697)
Increase in reserve for contingencies	8,248	27,370	28,476
Increase (decrease) in pension and other post-retirement benefit Plans	(529)	(5,231)	2,101

Net cash provided by operating activities	437,190	737,400	756,910

Investing activities:
Additions to property, plant and equipment	(241,341)	(254,943)	(370,883)
Additions to deferred charges	(212)	(1,210)	—
Proceeds from asset disposals	711	518	339

Net cash used in investing activities	(240,842)	(255,635)	(370,544)

Financing activities:
Loans repaid	(160,020)	(200,124)	(246,502)
Net settlement on derivatives contracts	(29,821)	—	—
New loans obtained	—	7,830	—
Dividends and interest on shareholders’ equity paid	(35,074)	(16,371)	(116,252)

Net cash used in financing activities	(224,915)	(208,665)	(362,754)

Increase (decrease) in cash and cash equivalents	(28,567)	273,100	23,612
Cash and cash equivalents at beginning of year	382,473	109,373	85,761

Cash and cash equivalents at end of year	353,906	382,473	109,373

The accompanying notes are an integral part of these consolidated financial statements.

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts expressed in thousands of reais, unless otherwise indicated)

1.	Operations and background

a.	Incorporation

Tele Sudeste Celular Participações S.A. was formed on May 22, 1998, through the spin-off of certain assets and liabilities of Telebrás, a state-owned company which held the monopoly for the telecommunication services in Brazil, including 70.7% and 85.2% of the share capital of Telerj Celular S.A. and Telest Celular S.A., respectively. Until August 4, 1998, these Companies were controlled by the Federal Government. On July 29, 1998, the Federal Government separated Telebrás into twelve newly formed holding companies (the “New Holding Companies”) and sold to twelve buyers (the “New Controlling Shareholders”) its rights to receive shares of the New Holding Companies. In connection with this sale, the Federal Government assigned to the New Controlling Shareholders substantially all its economic and voting rights with respect to the New Holding Companies and, as a consequence, effective August 4, 1998 the New Controlling Shareholders controlled the New Holding Companies.

Tele Sudeste Celular Participações S.A. is a publicly held company whose controlling shareholders, on December 31, 2004, are Brasilcel N.V. (51.61% of the total capital stock) and Sudestecel Participações S.A. (24.27% of the total capital stock), Tagilo Participações Ltda. (10.80% of the total capital stock) and Avista Participações Ltda. (4.21% of the total capital stock). Sudestecel, Tagilo and Avista are wholly owned subsidiaries of Brasilcel N.V.

Brasilcel N.V. is owned by Telefónica Móviles S.A. (50.00% of total capital), PT Móveis Serviços de Telecomunicaçöes, SGPS, S.A. (49.999% of total capital) and Portugal Telecom, SGPS, S.A. (0.001% of total capital).

b.	Business and regulatory environment

On December 31, 2004, Tele Sudeste Celular Participações S.A. (the “Holding Company,” or together with its subsidiaries, the “Company”) holds 100% of the capital of Telerj Celular S.A. (“Telerj”) and Telest Celular S.A. (“Telest”), collectively the “Subsidiaries” which are providers of cellular telecommunications services in the States of Rio de Janeiro and Espírito Santo, respectively, and are also engaged in related activities required or useful for the performance of these services, in conformity with concessions and authorizations granted to them.

The authorizations granted to Telerj and Telest shall be in force up to November 30, 2005 and November 30, 2008, respectively, and may be renewed once for a 15- year term by means of the payment of a rate of approximately 1% of the respective operators annual revenues.

As of July 6, 2003, the operators implemented the Carriers Selection Code (Código de Seleção da Prestadora) (CSP), by which customers may choose their carrier for national and international long distance services, in compliance with the rules of Personal Mobile Service (Serviço Móvel Pessoal), or SMP. The subsidiaries no longer receive revenue from national and international long distance calls and shift; instead, they receive interconnection fees for the use of their network on these calls.

The Subsidiaries’ activities, including the services that they may provide and the tariffs they may charge, are regulated by Agência Nacional de Telecomunicaçöes (“Anatel”), the regulatory authority for the Brazilian telecommunications industry pursuant to Law No. 9,472 of July 16, 1997 and relevant regulations, decrees, decisions and complementary plans.

In June 2004, Anatel approved the purchase by Brasilcel of all the shares of Sudestecel Participações S.A. held by NTT DoCoMo, Inc.and Itochu Corporation. These two companies are thus no longer shareholders of the group.

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

2.	Presentation of the financial statements

a.	Presentation of consolidated financial statements as of and for the years ended December 31, 2004, 2003 and 2002

The accompanying financial statements are a translation and adaptation from those originally issued in Brazil. Certain reclassifications, modifications and changes in terminology have been made in order to conform more closely to reporting practices in the United States.

b.	Methods of presentation of the Financial Statements

Until December 31, 1995, publicly-traded companies in Brazil were required to prepare financial statements pursuant to two methods: (i) the corporate law method, which was and remains valid for all legal purposes, including the basis for determining income taxes and calculation of mandatory minimum dividends; and (ii) the constant currency method, to present supplementary price-level adjusted financial statements, pursuant to standards prescribed by the Brazilian Securities Commission (CVM).

(i)	The Corporate Law Method

The corporate law method provided a simplified methodology for accounting for the effects of inflation until December 31, 1995. It consisted of restating permanent assets (property, plant and equipment, investments and deferred charges and shareholder’s equity accounts using indexes mandated by the Federal Government. The net effect of these restatements was credited or charged to the statement of operations in a single caption, usually entitled “Monetary correction adjustments” or “Inflation adjustments”.

(ii)	The Constant Currency Method

Under the Constant Currency Method, all historical Brazilian real amounts in the financial statements and notes thereto are expressed in constant purchasing power as of latest balance sheet date, in accordance with standards prescribed by the CVM for publicly traded entities. Under the Constant Currency Method, financial statement are adjusted for inflation up to December 31, 2000.

c.	Change in Basis of Presentation of Financial Statements

The accompanying consolidated financial statements are prepared in accordance with Brazilian corporate law, standards applicable to concessionaries of public telecommunications services, and accounting standards and procedures established by the Brazilian Securities Commission—CVM, which includes monetary restatement of permanent assets and shareholder’s equity through December 31, 1995 (hereinafter referred to as “BR CL”).

In periods prior to the year ended December 31, 2003, the Company had prepared its financial statements for presentation in the United States in accordance with the Constant Currency Method. In order to conform the financial statements for the use of its shareholders in the United States to the same basis used in the primary market in Brazil, the Company elected to present its financial statements commencing in the year ended December 31, 2003 in accordance with BR CL.

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

d.	Summarized financial information for the year ended December 31, 2002 under Constant Currency Method

The following is summarized condensed financial information previously reported using the Constant Currency Method:

December 31, 2002
Statement of operations
Net operating revenue	1,847,631
Cost of goods and services sold	(1,110,522)

Gross profit	737,109
Income before taxes and minority interest	110,197

Net income for the year	74,378

Reconciliation of net income between BR CL and the Constant Currency Method is as follows:

December 31, 2002
Net income according to BR CL	140,376
(-) Realization of assets (depreciation, amortization and write-offs)	(99,997)
(+) Reversal of deferred taxes	33,999

(=) Net income according to the Constant Currency Method	74,378

e.	Principles of consolidation

These consolidated financial statements include the accounts operations of the Holding Company, Telerj and Telest as of December 31, 2004 and 2003 and for the three years in the period ended December 31, 2004. All inter-company balances and transactions have been eliminated on consolidation.

f.	Reclassifications’

Certain reclassifications have been made to the prior periods to conform to the 2004 presentation.

3.	Summary of principal accounting policies

a.	Cash and cash equivalents

Are considered to be all available balances in cash and banks and highly liquid temporary cash investments, stated at cost, plus accrued interest to the balance sheet date, with original maturity dates of three months or less.

b.	Trade accounts receivable

Accounts receivable from cellular subscribers are calculated at the tariff rate on the date the services were rendered. Trade accounts receivable, net also include services provided to customers up to the balance sheet date, but not yet invoiced, as well as the accounts receivable from the sale of handsets and accessories.

c.	Provision for doubtful accounts

Provision is made for trade accounts receivable whose recoverability is not considered probable.

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

d.	Foreign currency transactions

Transactions denominated in foreign currencies are recorded at the prevailing exchange rate at the date of the related transactions. Foreign currency denominated assets and liabilities are translated using the exchange rate at the balance sheet date. Resulting gains and losses related to exchange variations on foreign currency denominated assets and liabilities are recognized in the statements of operations, as part of financial expense, net.

Exchange variation and premiums related to foreign currency are calculated and recorded on an accrual basis regardless of the settlement period.

e.	Inventories

Consist of handsets and accessories stated at the average cost of acquisition. A provision is recognized to adjust the cost of handsets and accessories to net realizable value for inventory considered obsolete or slow-moving.

f.	Prepaid expenses

Are stated at amounts disbursed for expenses which have not been incurred.

g.	Property, plant and equipment

Property, plant and equipment are stated at acquisition or construction cost less accumulated depreciation, restated for inflation until December 31, 1995. Cost incurred for maintenance and repair that increase installed capacity or useful life are capitalized. Other maintenance and repair costs are charged to income as incurred. Depreciation is calculated using the straight-line method based on the estimated useful lives of the underlying assets. Depreciation rates are shown in Note 18(b).

The present value of costs to be incurred to disassemble towers and equipment in leased property is capitalized and amortized over the related equipment’s useful life, not to exceed the term of lease agreements.

Through 1998, capitalized interest was calculated at a rate of 12% per annum on construction-in-progress. In 2003 and 2002, the Company capitalized interest on construction-in-progress using the specific interest rates of the loans that financed the construction-in-progress. The Company did not capitalize interest in 2004.

h.	Vacation payable accrual

Cumulative vacation payable due to employees is accrued as earned.

i.	Accrual for rewards program

The Subsidiaries have implemented a rewards program that enables users to accumulate points based on cellular services used, which may be exchanged in the future for cellular handsets. An accrual is recorded based on points earned as of the balance sheet date which are calculated, considering the cost of the cellular handsets and the expected utilization based on the registered customer’s consumption profile.

j.	Income and social contribution taxes

Income and social contribution taxes are calculated and recorded based on the tax rates in effect on the balance sheet date, on an accrual basis. Deferred income taxes attributable to temporary differences and loss carryforwards are recorded as deferred tax assets or liabilities when it is more likely than not that the assets will be realized.

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

k.	Loans and financing

Loans and financing are updated for monetary and/or exchange variations and include accrued interest to the balance sheet date.

l.	Fistel fee

Fistel (Telecommunication Inspection Fund) fee paid at activation of subscribers are deferred and amortized over the customers’ estimated retention period, equivalent to 24 months.

m.	Reserve for contingencies

A reserve is recorded based on the opinion of management and the Company’s external legal counsel relating to cases in which the likelihood of an unfavorable outcome is considered probable.

n.	Pension and postretirement benefits

The Subsidiaries, together with other companies of the Brazilian Telecommunications System, sponsor a private pension entity (SISTEL) to manage the pension funds (defined benefit and defined contribution) and other postretirement benefits to their employees. Actuarial liabilities are determined using the projected unit credit method and plan assets are stated at fair market value. Actuarial gains and losses are recorded in income (See Note 26).

o.	Revenue recognition

Revenue from services is recognized when the services are rendered. Billing is on a monthly basis. Unbilled revenues are estimated and recognized as revenue as the services are rendered. Revenue from the sale of prepaid cellular handset cards is deferred and recognized in income when such cards are used, based on minute usage. Revenue from the sale of handsets and accessories is recorded at the moment of the sale to the final customer. Sales made through dealers are recorded as revenue when the handsets are activated.

p.	Financial expense, net

Represents interest earned (incurred) during the period and monetary and exchange variation resulting from financial investments and loans and financing. Gains and losses on derivative contracts are also included in financial expense, net.

q.	Derivatives

The Company enters into certain derivative contracts to manage exposure to foreign currency exchange rate fluctuations in relation to the Brazilian real. These derivative contracts are calculated and recorded based on contractual terms and the exchange rates in effect at the balance sheet date. Resulting gains and losses, realized or unrealized, are recorded as “Financial expense, net”. Premiums paid or received in advance are deferred and amortized over the period of the respective contracts.

r.	Advertising expense

Advertising costs are charged to expense as incurred and amounted to R$97,236, R$77,246 and R$69,360 for the years ended December 31, 2004, 2003 and 2002, respectively.

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

s.	Employees’ profit sharing

Accruals are made to recognize the estimated expenses for employee’s profit sharing, for which payment is subject to approval at the annual Shareholders’ Meeting.

t.	Earnings per thousand shares

Earnings per thousand shares are calculated based on the number of shares outstanding at the balance sheet date.uv.Segment information

The Subsidiaries operate solely in one segment for local and regional cellular telecommunications. All revenues are generated in relation to services provided in or routed through the states of Rio de Janeiro and Espírito Santo.

u.	Use of estimates

The preparation of consolidated financial statements in conformity with BR CL requires management to make estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the period reported. Actual results could differ from those estimates.

4.	Net operating revenue

	Years ended December 31,
	2004	2003	2002
Monthly subscription charges	138,599	198,496	281,613
Usage charges	1,101,634	1,017,834	858,877
Roaming charges	—	12,390	23,950
Additional charges per call	26,118	47,237	43,146
Interconnection	792,513	809,860	795,067
Other services and data services	60,928	46,067	15,579

Gross operating revenue from services	2,119,792	2,131,884	2,018,232
Value-added tax on services and goods sold—ICMS	(388,919)	(385,108)	(297,709)
PIS and COFINS	(76,597)	(77,588)	(73,480)
Service tax—ISS	(834)	(79)	—
Discounts granted	(48,921)	(23,236)	(30,050)

Net operating revenue from services	1,604,521	1,645,873	1,616,993

Goods sold (handsets and others)	584,077	394,577	348,635
Value-added tax on services and goods sold—ICMS	(49,545)	(33,493)	(35,527)
PIS and COFINS	(37,407)	(15,167)	(10,933)
Discounts granted	(119,064)	(74,961)	(51,063)
Returns of goods	(55,555)	(24,378)	(20,474)

Net operating revenue from goods sold (handsets and others)	322,506	246,578	230,638

Net operating revenue	1,927,027	1,892,451	1,847,631

There are no customers which contributed more than 10% of gross operating revenue during the years ended December 31, 2004 and 2003, except for Telemar Norte Leste S.A. Telemar Norte Leste S.A. a fixed line service provider and contributed approximately 21%, 23% and 26% of total gross revenue for the years ended on December 31, 2004, 2003 and 2002, respectively, mainly in relation to interconnection.

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

5.	Cost of services and goods sold

	Years ended December 31,
	2004	2003	2002
Depreciation and amortization,	(272,687)	(325,786)	(288,519)
Products sold	(529,864)	(367,833)	(325,542)
Interconnection/interlinks	(80,958)	(128,657)	(130,846)
Leased lines	(55,383)	(74,764)	(84,332)
Outside services	(47,996)	(32,590)	(33,139)
Taxes and contributions,	(61,759)	(59,616)	(60,624)
Rent, insurance and condominium fees	(43,913)	(44,013)	(40,493)
Personnel	(18,784)	(17,207)	(16,040)
Other	(1,116)	(2,021)	(2,206)

	(1,112,460)	(1,052,487)	(981,741)

6.	Operating (expenses):

a.	Selling

	Years ended December 31,
	2004	2003	2002
Outsourced services(i)	(321,374)	(221,595)	(183,708)
Provision for doubtful accounts,	(35,693)	(40,239)	(96,811)
Personnel	(54,668)	(48,734)	(51,198)
Depreciation	(75,598)	(61,295)	(47,131)
Rent, insurance and condominium fees	(9,704)	(11,139)	(9,789)
Supplies	(9,008)	(3,295)	(3,211)
Taxes and contributions	(538)	(381)	(360)
Other	(1,878)	(788)	(274)

	(508,461)	(387,466)	(392,482)

(i)	Outsourced services include advertising in the amount of R$97,236 (R$77,246 in 2003 and R$69,360 in 2002).

b.	General and administrative

	Years ended December 31,
	2004	2003	2002
Outsourced services	(72,109)	(97,845)	(118,125)
Depreciation	(45,082)	(49,258)	(42,032)
Personnel	(48,533)	(54,751)	(42,370)
Rent, insurance and condominium fees	(13,223)	(13,949)	(11,408)
Taxes and contributions	(1,279)	(2,923)	(8,057)
Supplies	(5,488)	(4,328)	(3,837)
Other	(2,118)	(1,354)	(4,118)

	(187,832)	(224,408)	(229,947)

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

7.	Other operating income (expense), net

	Years ended December 31,
	2004	2003	2002
Income
Fines	9,405	9,816	10,175
Recovered expenses	13,819	27,470	6,344
Reimbursement of shared costs	4,540	3,066	703
Other	35,623	17,177	17,930
Expense
Reserve contingencies	(18,157)	(20,467)	(28,527)
Taxes other than income taxes	(18,525)	(15,891)	(17,376)
Amortization of pre-operational expenses	(314)	(595)	—
Other	(9,410)	(7,267)	(6,203)

	16,981	13,309	(16,954)

8.	Financial income (expense), net

	Years ended December 31,
	2004	2003	2002
Financial income
Interest income	78,122	82,114	42,674
Monetary/exchange variation on assets	18,185	70,477	5,708
PIS and COFINS on financial income	(5,696)	(6,103)	(1,094)

Total	90,611	146,488	47,288

Financial expenses
Interest expense	(39,741)	(40,215)	(39,612)
Monetary/exchange variation on liabilities	(13,416)	(8,949)	(243,798)
Derivative contracts, net	(31,727)	(112,341)	221,010

Total	(84,884)	(161,505)	(62,400)

Financial income (expense), net	5,727	(15,017)	(15,112)

In 2003 and 2002, financial expense is presented net of capitalized interest during the year in the aggregate amount of R$40,443 and R$30,411, respectively. No interest was capitalized during the year ended December 31, 2004.

9.	Nonoperating expense, net

	Years ended December 31,
	2004	2003	2002
Loss on permanent asset disposals	—	(180)	(196)
Provision for loss on tax incentive investments	—	(7,917)	—
Other	(1)	(438)	(1,006)

	(1)	(8,535)	(1,202)

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

10.	Income and social contribution taxes

Brazilian income taxes comprise federal income tax and the social contribution tax. For the three-year period ended December 31, 2004, the income tax rate was 25% and the social contribution tax rate was 9%. Deferred income tax assets and liabilities related to temporary differences and tax loss carryforwards were calculated at the tax rate of 34%.

The composition of income tax expense is as follows:

	Years ended December 31,
	2004	2003	2002
Current tax expense	(109,195)	(62,647)	(2,733)
Deferred income tax benefit (expense)	61,092	1,037	(67,084)

Total	(48,103)	(61,610)	(69,817)

The following is a reconciliation of the reported income tax expense and the amount calculated by applying the combined statutory tax rates of 34% in 2004, 2003 and 2002:

	Years ended December 31,
	2004	2003	2002
Income before taxes as reported in the accompanying financial statements	140,981	217,847	210,193

Taxes charged at the combined statutory rate	(47,934)	(74,068)	(71,466)

Permanent additions:
Non-deductible expenses	(5,498)	(27)	(347)
Other	(2,514)	(2,005)	(2,652)

Permanent exclusions:
Interest on shareholders’ equity (Note 28)	7,820	14,450	4,590
Other	23	40	58

Income and social contribution taxes as reported in the accompanying financial statements	(48,103)	(61,610)	(69,817)

Effective rate	34.12%	28.3%	33.2%

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

The composition of deferred tax assets is as follows:

	Years ended December 31,
	2004	2003
Deferred tax assets:
Tax credit on amortization of goodwill (Note 27)	73,608	168,351
Accrual/Allowance for:
Inventory obsolescence	4,789	9,877
Contingencies	28,431	25,626
Doubtful accounts	13,644	10,773
Rewards program	5,744	6,718
Income tax and social contribution tax losses carryfowards	97,920	41,862
Accelerated depreciation	22,111	17,344
Other	13,742	15,522

Total	259,989	296,073

Current	73,559	112,111
Noncurrent	186,430	183,962

Deferred taxes have been recorded as it is more likely than not that they will be realized, as follows:

a)	Tax carryforwards, mainly from the Subsidiaries, will be compensated up to a limit of 30% limit of the tax basis for upcoming years. The Company estimates based on projected future taxable income that these tax carryforwards will be recovered within 4 years.

b)	Tax credits from corporate restructuring—represented by the balance of goodwill net of the equity maintenance reserve (see Note 27)—will be realized in the same proportion as the amortization of goodwill by the Subsidiaries.

c)	Temporary differences: The realization of temporary differences will occur by payment of provisions, the effective loss on allowance for doubtful accounts or provision for obsolescence.

11.	Supplemental cash flow information

	2004	2003	2002
Income and social contribution tax paid	137,036	2,120	37,740
Interest paid	14,534	34,373	47,651

Non-cash transactions:
Tax incentive investment credits received	—	288	106

12.	Cash and cash equivalents

	2004	2003
Banks	45,841	11,102
Temporary cash investments	308,065	371,371

Total	353,906	382,473

Temporary cash investments refer principally to bank deposit certificates (CDBs) which are indexed to interbank deposit (CDI) rates.

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

13.	Trade accounts receivable, net

	2004	2003
Unbilled services	66,058	81,573
Billed services	135,125	93,157
Interconnection	99,782	95,900
Products sold	146,913	106,743
Allowance for doubtful accounts	(40,130)	(31,685)

Total	407,748	345,688

There are no customers who account for more than 10% of accounts receivable, net at December 31, 2004 and 2003, except for amounts receivable from Telemar Norte Leste S.A., which represent approximately 14% and 16% of trade accounts receivable, net at December 31, 2004 and 2003, respectively, mainly in relation to interconnection.

The changes in the allowance for doubtful accounts were as follows:

	2004	2003	2002
Beginning balance	31,685	31,867	37,626
Provision	35,693	40,239	96,811
Write-offs	(27,248)	(40,421)	(102,570)

Ending balance	40,130	31,685	31,867

14.	Recoverable taxes

	2004	2003
Prepaid/recoverable income and social contribution taxes	174,560	141,548
Withholding income tax	22,733	14,665
Recoverable ICMS (State VAT)	70,924	59,963
Recoverable PIS and COFINS (revenue taxes paid on purchases of goods and services)	42,086	1,450
Other recoverable	2,812	1,927

Total recoverable taxes	313,115	219,553

ICMS on deferred sales	17,001	8,061

Total	330,116	227,614

Current	254,394	157,464
Noncurrent	75,722	70,150

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

15.	Inventories

	2004	2003
Cellular handsets and accessories	140,055	75,857
Supplies	5,610	4,542
Reserve for obsolescence	(14,087)	(29,050)

	131,578	51,349

Reserve for obsolescence is calculated for cellular handsets which are considered to be obsolete or for slow moving inventories.

16.	Prepaid expenses

	2004	2003
Fistel fee	17,609	9,553
Rentals	8,617	8,395
Advertising	18,962	13,076
Employees benefits	2,048	1,255
Others	5,478	7,236

	52,714	39,515

Current	37,298	27,143
Noncurrent	15,416	12,372

17.	Other assets

	2002	2003
Judicial deposits	13,409	9,759
Advances to employees	1,762	1,485
Credit with suppliers	9,236	10,914
Related parties credits	32,430	33,669
Subsidies on handset sales	16,821	5,899
Other assets	13,843	9,039

	87,501	70,765

Current	79,919	65,428
Noncurrent	7,582	5,337

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

18.	Property, plant and equipment, net

a.	Composition

	2004			2003
	Cost	Accumulated Depreciation	Net Book Value	Net Book Value
Construction-in-progress	98,525	—	98,525	158,357
Automatic switching equipment	674,528	(463,774)	210,754	230,890
Transmission equipment	1,519,769	(1,085,981)	433,788	449,566
Land	4,353	—	4,353	4,353
Terminal equipment(i)	192,316	(139,042)	53,274	35,366
Buildings	33,647	(4,242)	29,405	62,699
Infrastructure	392,465	(200,495)	191,970	171,491
Software	283,024	(168,747)	114,277	154,909
Other assets	265,685	(138,462)	127,223	130,383

	3,464,312	(2,200,743)	1,263,569	1,398,014

(i)	In March 2003, the Company changed its estimate of the useful life of handsets from 24 to 18 months to better reflect the impact of usage of these assets. The effect of this change in estimate in 2003 was to increase depreciation expense by R$2,697 as compared with 2002 year.

b.	Depreciation rates

The annual depreciation rates applied to property, plant and equipment for the years ended December 31, 2004, 2003 and 2002 are as follows:

	2004	2003
Automatic switching equipment	14.29	14.29
Transmission equipment	14.29	14.29
Terminal equipment	66.67	66.67
Buildings	4.00	4.00
Infrastructure	4.00 – 20.00	5.00 – 20.00
	20.00	20.00
Other assets	10.00 – 20.00	0 – 20.00

c.	Rentals

The Company rents equipment and premises through a number of operating leases agreements that expire at different dates. Total annual rent expense under these agreements was R$41,582, R$67,102 and R$55,565 for the years ended December 31, 2004, 2003 and 2002, respectively. The Company and the Subsidiaries lease equipment and property by means of a number of agreements with varying maturity dates. Future minimum rental payments under non-cancelable lease agreements with terms in excess of one year are as follows:

Year ending December 31,	(Unaudited) Amount
2005	38,858
2006	25,787
2007	22,161
2008	20,261
2009 and thereafter	35,141

Total minimum payments	142,208

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

19.	Payroll and related accruals

	2004	2003
Wages and salaries	753	76
Accrued social security charges	10,250	12,665
Accrued benefits	17,194	14,289

	28,197	27,030

20.	Accounts payable and accrued expenses

	2004	2003
Suppliers	373,166	225,142
Interconnection/connection (including related parties—Note 29))	36,680	23,947
Amounts due under SMP (including related parties—Note 29)	90,423	41,269
Technical assistance—related parties (Note 29)	51,664	126,151
Other	12,984	9,739

	564,917	426,248

21.	Taxes payable

	2004	2003
ICMS (State VAT)	27,925	20,943
Income and social contribution taxes	14,552	3,746
PIS and COFINS (taxes on operating revenues)	16,618	12,519
FISTEL fee	6,886	5,612
FUST and FUNTTEL (regulatory charges)	1,189	1,101
Other	552	99

	67,722	44,020

22.	Dividends payable

	2004	2003
Payable by the Company to:
Common shareholders	8,798	14,063
Preferred shareholders	13,260	23,207
Prior year dividends not claimed	15,650	13,453

	37,708	50,723

Dividends payable as of December 31, 2004 include interest on shareholders’ equity in the amount of R$19,550, net of withholding income tax of R$3,450, (R$36,125 in 2003) and proposed dividends of R$2,508 (R$1,145 in 2003), which payments are subject to approval at the annual shareholders’ meeting.

In accordance with the Company’s by-law and in conformity to the Corporate Law 6.404/76, unclaimed dividends prescribe after 3 years as of the date payments commence.

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

23.	Other liabilities

	2004	2003
Deferred revenues—prepaid customers	19,648	21,786
Provision loyalty program	16,894	19,760
Other liabilities—related parties	19,282	15,850
Other	25,108	913

Total	80,932	58,309

Current	56,858	58,308
Noncurrent	24,074	1

24.	Loans and financing

a.	Composition of Debt at December 31:

	Currency(1)	Annual interest	Maturity	2004	2003
Financial institutions
Citibank—OPIC	US$	3.0% p.a. + libor	Nov/2004	—	36,115
Resolution no. 2770 (i)	US$	10.8% to 11.0% p.a.	Ago/2005 to Oct/2005	30,526	80,898
Resolution 4,131 (ii)	US$	1.825% p.a.+ libor	Oct/2005 to Nov/2005	10,022	73,489
NEC do Brasil S.A. (iii)	US$	7,30% p.a.	Nov/2005	8,286	18,037
Accrued Interest				1,416	10,416

				50,250	218,955

Current				50,250	165,802
Noncurrent				—	53,153

(1)	At December 31, 2004 and 2003, 1(one) US dollar has equivalent to R$2.6544 and R$2.8892, respectively. Loans refer to financing obtained for the expansion and modernization of the cellular network.
(i)	Resolutions 63 and 2770 issued by Central Bank of Brazil—enables Brazilian financial institutions to re-lend loan proceeds from international borrowings to local borrowers.
(ii)	Resolution 4,131—represents the assumption of debt originally contracted by an unrelated party and receipt of the corresponding proceeds thereof, intermediated by a Brazilian financial institution.
(iii)	Loans from NEC do Brasil and Export Development Corporation of Japan refer to supplier credit for the financing of fixed assets purchased from NEC do Brasil.

b.	Derivatives

On December 31, 2004, the Company has exchange contracts with notional amounts of US$58,834 thousand (US$126,563 thousand on December 31, 2003) to cover its obligations against exchange fluctuation. As of the date hereof, the Company recorded a net liability of R$13,035 (R$10,760 on December 31, 2003), on these contracts represented by a balance of R$1,477 in current assets (R$1,237 in current assets and R$7,632 in noncurrent assets on December 31, 2003), and of R$14,512 in current liabilities (R$19,629 on December 31, 2003).

Under the terms of these arrangements, the Company is required to pay the counter parties the amount that the variation of the CDI (Brazilian bank certificates of deposit rate) on the notional value exceeds the variation of

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

the U.S. dollar exchange rate. If the inverse occurs, the Subsidiaries are entitled to receive the difference from the counter parties. The gains and losses attributable to these instruments are calculated as if the contract were settled on the balance sheet date and accrued and recognized as an adjustment to financial income or expense in the period in which the change occurs.

25.	Reserve for contingencies

The Company is party to a number of lawsuits, with respect to labor, tax and civil claims. The Company’s management, based on external legal counsel’s opinion, has recognized a provision for those claims for which an unfavorable outcome is considered probable.

Components of the reserve are as follows:

	2004	2003
Labor claims	10,177	8,042
Civil claims	25,882	15,403
Disputed taxes	47,561	51,927

	83,620	75,372

Current	61,055	52,079
Long-term	22,565	23,293

The changes in the reserve for contingencies are as follows:

	2004	2003	2002
Beginning balance	75,372	48,002	19,526
Additional reserve	18,157	20,467	28,527
Reversal of provisions	(10,307)	(1,409)	(3)
Monetary variation	5,087	8,677	—
Payments	(4,689)	(365)	(48)

Ending balance	83,620	75,372	48,002

The main tax contingencies, in which the subsidiaries are involved, are as follows:

25.1.	Tax claims

25.1.1.	Probable losses

a)	ICMS

Based on the opinion of its legal counsel, Telest recorded a reserve in the amount of R$2,826 on December 31, 2004 (R$12,097 on December 31, 2003) regarding ICMS delinquency notices issued in 2002, which are under discussion at administrative level.

25.1.2.	Possible losses

Based on the opinion of its legal counsel, Management believes that an adverse settlement of the following cases is possible and consequently, the Company has not recognized any provisions in the financial statements as of December 31, 2004 and 2003.

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

a)	ICMS, ISS and other taxes

Telerj and Telest received delinquency notices in the aggregate amount of R$66,219, which objects are: (i) R$40,671—non payment of ICMS on certain services unrelated to telecommunication services; (ii) R$6,244— ICMS on international calls, originated in Brazil; (iii) R$1,733—ICMS on calls originated in administrative terminals and made by employees for tests; (iv) R$4,947—ISS (Service Tax) on subscription; (v) R$12,624—several delinquency notices of ICMS, ISS and other taxes, which have been challenged by the subsidiaries.

b)	Social Contribution on net income (CSLL)

Telerj received a notification regarding the use, in 1997, of a portion of the Social Contribution on Net Income carryforwards appraised by the company (Telecomunicaçöes do Rio de Janeiro S.A.) originated in the spin off. In year ended on December 31, 2004, the amount of the delinquency notice is equivalent to R$4,065.

c)	PIS and COFINS

On November 27, 1998, Law No. 9,718/98 changed the calculation of PIS and COFINS, as follows (i) increased COFINS rate from 2% to 3%, (ii) authorized the deduction of up to 1/3 of the amount of COFINS from the amount of the Social Contribution on Net Income—CSLL, and also (iii) indirectly increased COFINS and PIS payable by subsidiaries, establishing the inclusion of surplus revenue in COFINS and PIS taxes basis.

In the opinion of the Company’s legal counsel, this increase has non-constitutional grounds, considering that: (i) Art. 195 of the Brazilian Constitution, in force upon publication of Law 9.718, set forth that PIS and COFINS would only be levied on payroll, billing and profits; (ii) the Federal Government used an inadequate means to increase PIS and COFINS, an ordinary law instead of a complementary law; (iii) the period of ninety (90) days as of publication to enforce the law failed to be observed.

Both Telerj and Telest have been awarded favorable judicial decision authorizing the exclusion of surplus revenue from PIS and COFINS tax basis, as well as the collection of COFINS at a rate of two per cent (2%).

However, in August 2000, the decision rendered for the action filed by Telerj was partially reversed, and have exclusively maintained the authorization to exclude surplus revenue from tax basis. As a result, in September 2000, Telerj made a payment in the adjusted amount of R$12,473. In relation to part of the decision that remains in force to the exclusion of surplus revenue from PIS and COFINS tax basis, the Company’s management, maintained a reserve of R$40,185 for the year ended on December 31, 2004 (R$35,726 on December 31, 2003) in Telerj. Telest has a provision equivalent to R$4,550 (R$4,104 on December 31, 2003).

In view of the changes introduced by laws 10,637/02 and 10,833/03, the subsidiaries now include surplus revenue in PIS and COFINS tax basis.

d)	CIDE

The Company filed lawsuits challenging the incidence of CIDE—Contribuição de Intervenção no Domínio Econômico on the remittances of values for the payment of technology transference contracts, technical assistance contracts, trademark licencing contracts and software licences, on the terms of Law 10.168/2002, owed to suppliers with headquarters outside of Brazil.

Based on the opinion of external legal counsel, Management believes that the resolution of this issue will not have a material adverse effect on the Company. Nevertheless, the chances of an unfavorable decision in these cases are possible.

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

25.1.3.	Remote losses

a)	ICMS

In June, 1998, the CONFAZ (Conselho Nacional de Política Fazendária) agreed to apply the ICMS tax to certain service revenues, such as activation fees, and to make the application to such activation fees retroactive for the five years preceding June 30, 1998.

The Company believes the extension of the ICMS tax to non-basic telecommunications services such as cellular activation is unlawful because it would subject to taxation certain services that are not telecommunications services and because new taxes may not be applied retroactively.

Based upon advice from external legal counsel and on precedents from Superior Tribunal de Justiça, the Company does not expect significant losses arising from this matter. The chances of an unfavorable decision on this case are remote. Therefore, no provision was made for the application of the ICMS tax on cellular activation. Moreover, Company believes that the predecessor companies would be liable for any tax liability arising from the retroactive application.

b)	PIS and COFINS

The Company together with other telecommunication carriers, is defendant in a lawsuit brought by the federal public prosecutor’s office challenging its policy of passing the COFINS and PIS costs to customers by incorporating them into rates charged. The Company is contesting the lawsuit on the basis that the COFINS and PIS are cost components of the services provided to customers and, as such, should be incorporated into the price of such services, as is the practice throughout the telecommunications industry.

The Company believes that the probability of success as defendant in this claim is high, being the chances of an unfavorable decision remote.

25.2.	Labor and civil claims

Include several labor and civil claims, for which a reserve has been provided as shown above, in an amount considered to be sufficient to cover probable losses.

In the cases in which the chance of loss is classified as possible, the aggregate amount involved is R$29,936 for civil claims and R$5,772 for labor claims.

25.2.1	Possible losses

a)	Litigation Related to Tax Credits.

Tele Sudeste Celular Participações and the other new holding companies incorporated in connection with the privatization of the telecommunications companies offset certain tax debts against the premiums paid by their controlling shareholders. A claim was filed against Tele Sudeste Celular Participações and the other new holding companies seeking relief in the form of the annulment of the administrative acts that recognized these offsets. Although the Company believes that the restructuring was implemented in accordance with Brazilian law. Based on the opinion of external legal counsel the likelihood of an unfavorable outcome with respect to this claim is possible. The Company would be required to pay all the taxes that were offset against goodwill. The Company is unable to determine at this time the extent of any potential liabilities with respect to this claim.

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

b)	Litigation Related to the Ownership of Caller ID

Lune Projetos Especiais Telecomunicação Comércio e Indústria Ltda., a Brazilian company, filed lawsuits against 23 wireless telecommunications operators, including Tele Sudeste Participações, Telerj Celular and Telest Celular. The lawsuits allege that those operators violated patent number 9202624-9, related to Equipamento Controlador de Chamadas Entrantes e do Terminal do Usuário, or Caller ID, granted to Lune by the Brazilian Intellectual Property Agency—INPI, on September 30, 1997. Lune calls on the operators to cease to provide Caller ID services and seeks payment from them for the unauthorized use of the Caller ID system in an amount equivalent to the payment of fees received by such operators for use of the Caller ID system. However, Lune’s right to use patent number 9202624-9 was suspended by a federal judge in the State of São Paulo in response to a lawsuit filed against Lune and INPI by Ericsson Telecomunicaçöes S.A. Telesp Celular S.A. and Telerj Celular filed identical lawsuits against Lune and INPI and those lawsuits are still pending before the courts. The Company believes based on the opinion of external legal counsel that the likelihood of an unfavorable outcome with respect to Luna’s claim against us is possible. The Company is unable to determine at this time the extent of any potential liabilities with respect to this claim.

c)	Litigation Related to the Validity of the Minutes in the Prepaid Plans

Telerj Celular S.A. and Telest Celular S.A., together with other Brazilian mobile telecommunications operators, are defendants in various lawsuits brought by the federal public prosecutor’s office and a consumer protection association which challenged the imposition of a deadline for the use of purchased prepaid minutes. The plaintiffs allege that any purchased prepaid minutes should not have a time limitation for usage. Despite a few conflicting decisions, based on the opinion of external legal counsel, the Company believes that the criterium for imposing the deadline is in strict compliance with Anatel’s rules. Based on the opinion of external legal counsel, the chances of an unfavorable decision in this case is possible.

25.2.2	Remote losses

a)	Litigation Arising Out of Events Prior to the Breakup of Telebrás

Telebrás, the Company’s legal predecessor, is a defendant in a number of legal proceedings and is subject to certain claims and contingencies. Under the terms of the Telebrás breakup, the liability for any claims arising out of acts committed by Telebrás prior to the effective date of the breakup remains with Telebrás, except for labor and tax claims (for which Telebrás and the resulting companies incorporated as a result of the breakup are jointly and severally liable by operation of law) and any liability for which specific accounting provisions have been assigned to the Company or one of the other resulting companies incorporated as a result of the breakup of Telebrás. Management believes that the chances of any of these claims materializing and having a material adverse financial effect on the Company’s financial statements are remote.

b)	Litigation Related to the Breakup of Telebrás

The legality of the breakup of Telebrás was challenged in numerous legal proceedings, some of which have not been dismissed and are still pending. Management believes that the final outcome of these proceedings will not have a material adverse effect on the Company’s business or financial condition and that the chances of any of these claims succeed is remote.

26.	Pension and other postretirement benefit plans

At the time of the privatization, employees had the right to maintain their rights and benefits in Fundação Sistel de Seguridade Social, or Sistel, a multi-employer defined benefit plan that supplements government-

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

provided retirement benefits (the so called PBS) and a multi-employer post-retirement health-care plan (the so called PAMA). Under the PBS and PAMA plans, the Company made monthly contributions to Sistel equal to a percentage of the salary of each employee who was a Sistel member. Each employee member also made a monthly contribution to Sistel based on age and salary. Members of Sistel qualified for pension benefits when they qualified for the government-provided retirement benefits. Sistel operates independently from the Company, and its assets and liabilities are fully segregated from the Company. Employees hired since January 1999 are not members of Sistel.

Before December 1999, the Sistel plans covered the employees of the former Telebrás System and the Company was contingently liable for all of the unfunded obligations of the plans. In January 2000, the Company and the other companies that formerly belonged to the Telebrás system agreed to divide the existing Sistel plan into 15 separate plans, resulting in the creation of private plans coverinng those employees already enrolled in the Sistel plan. For the Company was created the PBS Tele Sudeste Celular Plan. This new private pension plan is still administered by Sistel and has retained the same terms and conditions of the Sistel plan. The division was carried out so as to allocate liability among the companies that formerly belonged to the Telebrás system according to each company’s contributions in respect of its own employees. Joint liability among the Sistel plan sponsors will continue with respect to retired employees who will necessarily remain members of the Sistel plan (PBS-A and PAMA plans).

In 2000, the Company established the Plano de Benefícios Visão Celular, a new private pension plan. Unlike Sistel’s defined benefits plan, the Plano de Benefícios Visão Celular calls for defined contributions by the operating subsidiaries, as sponsors, and the employees, as participants. These contributions are credited to the participants’ individual accounts. Those employees who were members of the Sistel plan had the option to transfer to the new pension plan by October 31, 2000. As of December 31, 2004, approximately 81.54% of Company’s employees were members of the Plano de Benefícios Visão Celular. The Company and its subsidiary continue to have a contingent liability for the unfunded obligations of the plan with respect to all inactive employees of the former Telebrás and all post-retirement health care benefits for former Telebrás employees and current employees of all the new holding companies.

The contributions to PBS Tele Sudeste Celular are determined based on actuarial studies conducted by independent actuaries pursuant to the rules in force in Brazil. The cost determination basis of capitalization and contribution paid by the sponsor is 13.5% on payroll of its employees who participate in the plan, of which 12% are allocated to PBS Tele Sudeste Celular plan cost and 1.5% to PAMA.

The contributions of the Company to Visão Celular are equal to participants’, ranging between 2% and 9% on participation salary, pursuant to the percentage chosen by participant.

During 2004, the subsidiaries made contributions do PBS Tele Sudeste Celular Plan in the amount of R$12 (R$46 in 2003) and to Visão Celular Plan in the amount of R$3,201 (R$2,859 in 2003).

As of December 31, 2001, the Company chose to recognize actuarial liabilities pursuant to CVM Resolution 371, of December 13, 2000, directly in shareholders’ equity, net of any corresponding tax effect. On December 31, 2004 and 2003, the Company immediately recognized the aggregate actuarial gains and losses in the income for the year. The projected unit cost method was used for actuarial appraisal of the plans, which relevant assets are positioned on November 30, 2004 and 2003, respectively. For multi-sponsored plans (PAMA and PBS-A), proration of assets plans was made based on the actuarial liability of the company in relation to the aggregate actuarial liability of the plan.

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

During the year ended on December 31, 2004, the Company recognized pro rata the estimate actuarial cost for year 2004, with the reversal of R$531 relating to these costs.

The following table demonstrates the composition of the provision for retirement benefit plans and health care plans to retired employees as of December 31, 2004, in addition to other information required by CVM Resolution 371 on such plans.

Plan	2004	2003
PAMA Telerj / Telest	364	893

Accrued pension and postretirement benefits—noncurrent liabilities	364	893

a)	Reconciliation between assets and liabilities

	2004
	PBS(ii)	Visão(ii)	PAMA(i)	PBS- A(i)(ii)
Present benefit obligation	8,642	4,225	1,449	10,190
Fair value of plan assets	(11,430)	(4,545)	(1,085)	(13,252)

Funded status	(2,788)	(320)	364	(3,062)

	2003
	PBS(ii)	Visão(ii)	PAMA(i)	PBS-A(i)(ii)
Present benefit obligation	8,725	2,297	2,049	9,787
Fair value of plan asset	(10,283)	(3,826)	(1,156)	(11,693)

Funded status	(1,558)	(1,529)	893	(1,906)

(i)	Refers to the proportional participation of the Company in multi-sponsored plan—PAMA and PBS-A -assets and liabilities.
(ii)	Although PBS, Visão and PBS-A show a surplus, on December 31, 2004 and 2003, the pension assets were not recognized since the surplus is legally not reimbursable, and the surpluses may not be used to reduce future contributions.

b)	Net periodic cost for the year

	2004
	PBS	Visão	PAMA	PBS-A
Current service cost	68	463	10	—
Interest cost	952	237	227	1,063

Total	1,020	700	237	1,063

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

c)	Changes in net actuarial liabilities (assets)

	2004
	PBS	Visão	PAMA	PBS-A
Net liabilities on December 31, 2003	(1,558)	(1,529)	893	(1,906)
Recognized expense (income) in income statement for the last year	(264)	223	111	(215)
Recognized actuarial (gains) losses	(955)	1,372	(632)	(941)
Sponsor’s contributions recorded	(11)	(386)	(8)	—

Net liabilities recognized at December 31, 2004	(2,788)	(320)	364	(3,062)

d)	Changes in benefit obligation

	2004
	PBS	Visão	PAMA	PBS-A
Benefit obligation at December 31, 2003	8,725	2,297	2,049	9,787
Current service cost	68	463	10	—
Interest on actuarial liabilities	952	237	227	1,063
Benefits paid	(657)	(17)	(82)	(794)
Actuarial (gains) losses	(446)	1,245	(755)	134

Benefit obligation at December 31, 2004	8,642	4,225	1,449	10,190

e)	Changes in plan assets

	2004
	PBS	Visão	PAMA	PBS-A
Fair value of plan assets on December 31, 2003	10,283	3,826	1,156	11,693
Benefits paid	(657)	(17)	(82)	(794)
Gains (losses) on assets	599	(161)	—	—
Sponsor’s contributions	17	444	8	—
Plan earnings	1,188	453	3	2,353

Fair value of plan assets on December 31, 2004	11,430	4,545	1,085	13,252

f)	Estimate net periodic cost for 2005

	2004
	PBS	Visão	PAMA	PBS-A
Service cost	52	843	9	—
Interest cost on actuarial liabilities	940	439	160	1,105
Estimate assets earnings	(1,536)	(626)	(173)	(1,567)
Employees contribution	(20)	(103)	—	—

Total	(564)	553	(4)	(462)

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

g)	Actuarial assumptions

2004
	PBS	Visão	PAMA(i)	PBS-A(ii)
Discount rate used at current value of actuarial liabilities(*)	11.30%p.a.	11.30%p.a.	11.30%p.a.	11.30%p.a.
Estimate return rate on plan assets(*)	13.75%p.a.	13.75%p.a.	16.40%p.a.	12.20%p.a.
Future salary growth rate(*)	7.10%p.a.	7.10%p.a.	7.10%p.a.	7.10%p.a.
Medical costs growth rate	—	—	8.15%p.a.	—
Benefits growth rate	5.00%p.a.	5.00%p.a.	5.00%p.a.	5.00%p.a.
Disabled mortality table	IAPB-57	IAPB-57	—	—
Mortality table	UP84+1 and gender- segregated	UP84+1 and gender- segregated	UP84+1	UP84+1
Disability table	Mercer Disability	Mercer Disability	Mercer Disability	—

(*)	Including inflation rate.

27.	Corporate restructuring

On November 30, 2000, the Company completed a corporate restructuring aimed to transfer the tax benefit related to the goodwill paid by the Company’s shareholders in the privatization process. The transaction was affected, through the creation and subsequent merger of temporary entities; however, resulted only in the effective transfer of the tax benefit to the Company.

The transferred tax benefit is reported by the Company as a capital reserve, which is transferred to capital stock with the issuance of common shares to the Company’s controlling shareholders as the related tax benefit is realized. The number of shares to be issued is determined at each issuance date based on the tax benefit realized and the market value of the shares. The Company’s minority shareholders have preemptive rights to subscribe for additional shares at the then current market prices, if such shares are issued to the controlling shareholders.

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

For statutory purposes, and in compliance with income tax legislation, the tax benefit is recorded in two separate components, comprised of the related goodwill transferred and the reserve for the maintenance and integrity of the merged company’s equity, which are recorded net in the balance sheet as a deferred tax benefit. The related goodwill and the reserve is being amortized on a straight-line basis over a five years. This amortization, along with the related tax benefit, is recorded net in the consolidated statements of operations as part of income and social contribution taxes. This accounting results in no impact on net income nor on shareholders’ dividends. The following summarizes the amounts recorded in the balance sheet and the net impact in the consolidated statements of operations as of and for the years indicated.:

	Original Balances	At December 31,
		2004	2003
Balance sheets:
Goodwill	1,393,279	216,493	495,148
Reserves	(928,437)	(142,885)	(326,797)

Net deferred tax benefit from corporate restructuring	464,842	73,608	168,351

	2004	2003	2002
Statements of operations:
Goodwill amortization,	(278,656)	(278,656)	(278,656)
Reversal of reserve,	183,913	183,913	183,913
Tax benefit	94,743	94,743	94,743

Net effect on income	—	—	—

Shares to be issued related to realized tax benefits are made at the discretion of the Board of Directors, subject to approval by shareholders. The Company issued 16,411,775,401, 18,591,761,555, and 17,661,420,812 additional shares related to realized tax benefits in 2004, 2003 and 2002, respectively.

28.	Shareholders’ equity

a.	Share capital

The Company’s authorized capital at December 31, 2004 was 700 billion shares. Capital subscribed and paid-up at the balance sheet date was represented by the following shares, without par value:

Number of shares (in thousands)	Shares outstanding December 31, 2003	Capital increase(a)	Shares outstanding December 31, 2004
Common shares	173,023,182	16,411,776	189,434,958
Preferred shares,	259,575,036	—	259,575,036

Total outstanding	432,598,218	16,411,776	449,009,994

In thousand of Brazilian reais—Corporate law	778,838	112,622	891,460

(a)	Capitalization of tax credit approved by Board of Directors Meeting on March 31, 2004

At Extraordinary Meeting of the Administration Council held on March 31, 2004, an increase of capital stock by R$112,622 was approved, through the issuance of 16,411,776 thousand new shares as a result of the financial realization of part of the capital reserve generated in the corporate restructuring.

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

The capital may be increased only by a decision taken at a shareholder’s meeting or by the Board of Directors in connection with the capitalization of profits or reserves previously allocated to capital increases at a shareholder’s meeting.

The preferred shares are non-voting except under limited circumstances, are entitled to receive cash dividends 10% higher than those attributed to common shares and have priority over the common shares in the case of liquidation of the Company.

b.	Capital reserves

Special premium reserve

This reserve represents the formation of a special reserve for the maintenance and integrity of the merged company’s equity related to the tax benefit of goodwill transferred in the corporate restructuring (see Note 27). According to CVM Instruction No. 319, of December 3, 1999, this reserve shall be used in future capital increases on behalf of the controlling shareholders whenever the amortization of the goodwill paid in the acquisition of the Company results in a reduction of income tax and social contribution tax payable.

Tax Incentive

Comprised of income tax reduction incentives, which are converted into investment certificates.

c.	Income reserves

Legal reserve

Brazilian corporations are required to appropriate 5% of annual net income to a legal reserve until that reserve reaches 20% of paid-in share capital, or 30% of nominal paid-in share capital plus capital reserves; thereafter, appropriations to this reserve are not mandatory. This reserve can be used only to increase share capital or offset accumulated losses.

Reserve for Expansion and Modernization

Based on the budget approved by the Board of Directors, which describes the resource needs for future investment projects, the balance of retained earnings was transferred to the special reserve for expansion and modernization, after distributions determined by Brazilian Corporate Law and the reversal of unclaimed dividends of 1999.

d.	Dividends

Pursuant to its by-laws, the Company is required to distribute as dividends in respect of each fiscal year ending on December 31, to the extent amounts are available for distribution, an aggregate amount equal to at least 25% of Adjusted Net Income (as defined) on such date. The annual dividend distributed to holders of preferred shares (the “preferred dividend”) has priority in the allocation of Adjusted Net Income. Remaining amounts to be distributed are allocated first to the payment of a dividend to holders of common shares in an amount equal to the preferred dividend and the remainder is distributed equally among holders of preferred shares and common shares. Preferred shares have no voting right, but have priority in the reimbursement of capital, without premium, and are entitled to receive cash dividends 10% higher than those attributed to common shares.

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

For purposes of Brazilian Corporate Law, and in accordance with the Companies by-laws, the “Adjusted Net Income” is an amount equal to the Company’s net income adjusted to reflect allocations to or from (i) the legal reserve; (ii) the statutory reserve; (iii) a contingency reserve for anticipated losses, if any; (iv) a reserve for future investment projects, if any and (v) an unrealized income reserve, if any.

The proposed dividend was calculated as follows:

	2004	2003	2002
Consolidated net income	92,878	156,237	140,376
Add:
Consolidation adjustments	—	689	3,240

Net income at Holding Company level in accordance with Brazilian Corporate	92,878	156,926	143,616
LawBrazilian Corporate Law

Deduct:
Appropriation to legal reserve	(4,644)	(7,846)	(7,181)

Adjusted net income	88,234	149,080	136,435

Minimum dividend (25% on adjusted net income)	(22,058)	37,270	34,109
Proposed dividend and interest on shareholders’ equity:
Common shares	8,798	14,063	35,751
Preferred shares	13,260	23,207	66,103

Total	22,058	37,270	101,854

Dividend and interest on equity per thousand shares (Brazilian reais):

	2004	2003	2002
Common shares	0.046442	0.081277	0.231506
Preferred shares	0.051087	0.089404	0.254657

The Holding Company has an option to pay interest on shareholders’ equity, deductible for tax purposes, in lieu of paying dividends, which are not tax deductible.

In 2004, 2003 and 2002 the Holding Company decided to pay interest on shareholders’ equity, which is subject to a 15% withholding tax. The amount of dividends declared, for payment as interest on shareholders’ equity, included applicable withholding tax. Interest on shareholders’ equity proposed by the Holding Company management was accounted for considering its approval by the Shareholders’ Meeting.

Management proposed for the year ended December 31, 2003 that interest on shareholders’ equity, net of withholding tax, in the amount of R$36,125 (R$0.083507 per thousand shares) payable to common and preferred shares. This interest on shareholders’ equity was approved by Ordinary Shareholders’ Meeting held on March 23, 2004. Management proposed for the year ended December 31, 2002 that interest on shareholders’ equity, net of withholding tax, in the amount of R$11,475 (R$0.027717 per thousand shares) payable to common and preferred shares. This interest on shareholders’ equity was approved by Ordinary Shareholders’ Meeting held on March 25, 2003.

At the 56th. Extraordinary Meeting of the Board of Directors held on September 18, 2002 the proposal and payment of interim dividends was approved based on the financial statements as of June 30, 2002, to the holders

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

of common and preferred shares, in the amount of R$84,370, corresponding to R$0.203789 per thousand shares. The payment was made on September 27, 2002. These dividends were approved by Ordinary Shareholders’ Meeting held on March 25, 2003.

Also, management proposed supplementary dividends for the year ended December 31, 2003 and 2002 of R$1,145 and R$6,009 (R$0.002647 and R$0.023149 per thousand shares), respectively, exclusively to preferred shares. These dividends were approved by Ordinary Shareholders’ Meeting held on March 23, 2004 and March 25, 2003, respectively.

In 2003, in accordance with the Corporation Law, the Company reversed dividends payable, in the amount of R$1,525 related to unclaimed dividends of 1999 (R$4,187 in 2002 related to 1998). Also, Subsidiaries reversed dividends payable of R$401 related to unclaimed dividends of 1999 (R$3,146 in 2002 related to 1998)

Dividends are calculated on the Holding Company’s adjusted net income for the year, which is determined using the equity method to account for the participation in the Subsidiaries net results. Consequently, the items shown as “Consolidation adjustments” in the consolidated statements of changes in shareholders’ equity, which are required to reconcile consolidated net income to the Holding Company’s net income, become part of the basis for calculating dividends.

29.	Transactions with related parties

The main transactions with unconsolidated related parties are as follows:

•	Tele Sudeste Celular has entered into a Consulting Service Agreement with Telefónica Móviles S.A on account of telecommunication services, calculated based on a percentage applied on net service revenues adjusted for foreign currency variation.

•	The Company and its subsidiaries also carry out transactions with other companies controlled by our controlling shareholders, such as network use and long distance (roaming) cellular communication agreements. The counterparties to these agreements are Telecomunicaçöes de São Paulo S.A., Celular CRT S.A., Telesp Celular S.A., Global Telecom S.A., Telebahia Celular S.A., Telergipe Celular S.A., Tele Centro Oeste Celular, Telems Celular, Telecom Celular, Telemat Celular, Teleacre Celular, Telegoiás Celular, NBT and Telefónica Móviles de España S.A. The transactions relating between Telebrás and each relevant predecessor company to roaming agreements are based on contracts entered into prior to the Break-up of Telebrás. The terms of these agreements are regulated by Anatel.

•	Call center services provided by Atento Brasil S.A. to users of subsidiaries telecommunications services, contracted for a period of 12 months, renewable for the same period.

A summary of balances and transactions with unconsolidated related parties is as follows:

	2004	2003
Current assets:
Trade accounts receivable	10,357	12,833
Other	32,430	33,669
Current liabilities:
Accounts payable and accrued expenses	(125,049)	(154,441)
Other liabilities	(19,282)	(15,850)

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

	2004	2003	2002
STATEMENTS OF OPERATIONS
Net Operating Revenue
CRT Celular	—	298	2,207
Tele Leste and subsidiaries	—	931	5,178
Telesp Celular and subsidiaries	—	6,168	—
Telecomunicaçöes de São Paulo S.A.—TELESP	63,605	55,338	3,820

Total	63,605	62,735	11,205

Cost of Services
CRT Celular	—	(374)	(638)
Tele Leste and subsidiaries	—	(1,033)	(1,589)
Telesp Celular and subsidiaries	—	(4,870)	—
Telecomunicaçöes de São Paulo S.A.—TELESP	(27,000)	(689)	(1,256)

Total	(27,000)	(6,966)	(3,483)

Selling Expenses
Atento Brasil S/A	(60,961)	(45,707)	(35,319)

Total	(60,961)	(45,707)	(35,319)

General and Administrative Expenses
Telecomunicaçöes de São Paulo S.A.—TELESP	(935)	(768)	(4,269)
Telefonica Móviles—Techinical assistence	—	(21,123)	(17,367)

Total	(935)	(21,891)	(21,636)

Financial Income (Expense)
Telefonica Internacional S.A.	2,130	10,728	(28,377)
Telefonica Móviles Hold	2,501	13,113	(20,138)

Total	4,631	23,841	(48,515)

Recovered expenses from companies—Joint Venture Brasilcel
CRT Celular	8,370	10,631	—
Tele Leste and subsidiaries	3,800	4,987	—
Telesp Celular and subsidiaries	54,395	53,882

Total	66,565	69,500	—

Expenses distributed from companies—Joint Venture Brasilcel
CRT Celular	1,859	1,821	—
Tele Leste and subsidiaries	1,811	1,761	—
Telesp Celular and subsidiaries	47,766	31,175	—

Total	51,436	34,757	—

30.	Management Compensation

In 2004, 2003 and 2002 management compensation of R$2,060, R$3,672 and R$2,400, respectively, were recorded as expenses.

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

31.	Insurance

The Company maintains a monitoring policy of risks inherent to its operations. Consequently, on December 31, 2004, the Company had insurance contracts in force to cover operating risks, general liability and health, etc. The Company’s Management is of the opinion that these values are sufficient to cover any losses. The main assets, liabilities or interest covered by insurance and respective amounts are as follows:

Modality	Amounts insured
Operating risks	R$796,320
General civil liability—RCG	R$5,822
Vehicle (officers fleet)	Fipe Table and R$200 for DC/DM
Vehicle (operational fleet)	R$200 for DC/DM

32.	Financial instruments and risk management

a.	Risks considerations

Tele Sudeste is the controlling shareholder of Telerj and Telest, which provide mobile telephone services in the States of Rio de Janeiro and Espírito Santo, in accordance with the authorizations granted by the Federal Government. Both operators are also engaged in the purchase and sale of handsets through their own sales networks and distribution channels, thus fostering their essential activities.

The major market risks to which Telerj and Telest are exposed in exercising their activities include:

•	Credit Risk: resulting from any difficulty in collecting telecommunications services provided to their customers and revenues from sale of handsets to distribution networks, as well as the risk relating to swap transactions.

•	Interest Rate Risk: resulting from debt and premiums on derivative instruments contracted at floating rates and involving the risk of financial expenses as a result of an unfavorable upward trend in interest rates (mainly LIBOR and CDI).

•	Currency risk: related to debt and premiums on derivative instruments contracted in foreign currency and associated to potential losses to the Company resulting from adverse exchange rate fluctuations.

Telerj and Telest have been actively managing and mitigating risks inherent to their operations by means of comprehensive operating initiatives, procedures and policies.

Credit Risk

Credit risk from providing telecommunications services is minimized by monitoring the customer portfolio and addressing delinquent receivables by means of clear policies relating to the concession of postpaid services. The subsidiaries’ customers use 71.2% prepaid services that require pre-loading, thus not representing a credit risk.

Credit risk from the sale of handsets is managed by following a conservative credit granting which encompasses the use of advanced risk management methods that include applying credit scoring techniques, analyzing potential customer’s balance sheet, and making inquires of credit protection agencies’ database. In addition, an automatic control system has been implemented with the distribution of SAP’s software ERP for consistent transactions.

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

The Company is also exposed to credit risk arising out of its financial investments and receivables from swap transactions. The Company makes efforts to diversify such exposure among first class financial institutions.

Interest Rate Risk

Telerj and Telest are exposed to interest rate risk, due to exchange derivative transactions and borrowings contracted in Brazilian reais associated with the cost of CDI rates. However, the balance of those financial investments also indexed at CDI neutralizes such effect.

Foreign currency-denominated loans are also exposed to the risk of increase in floating interest rate (LIBOR). As of December 31, 2004, the principal amount of these transactions was R$10,022 (R$109,604 on December 31, 2003).

Exchange Rate Risk

Telerj and Telest utilize derivative instruments to protect themselves against the currency risk on foreign currency-denominated loans. The instruments usually used are swap, option and forward contracts.

Telerj and Telest’s net exposure to currency risk as of December 31, 2004 is shown in the table below:

US$
Loans and financing	(18,931)
Suppliers—Technical Assistance	(19,464)
Derivative instruments	58,834

Net exposure	20,439

During 2004, the subsidiaries entered into derivative instruments to hedge other foreign currency commitments against exchange variations.

b.	Derivative instruments

The table below shows book values and estimated market values of loans and financing and foreign currency liabilities, as well as derivative operations:

	2004
	Book value	Market value	Unrealized gain (loss)
Loans and financing	(50,250)	(52,359)	(2,109)
Suppliers—Technical Assistance	(51,664)	(51,664)	—
Derivative instruments	(13,035)	(11,755)	1,280

Total	(114,949)	(115,778)	(829)

	2003
	Book value	Market value	Unrealized gain (loss)
Loans and financing	(218,955)	(228,237)	(9,282)
Other liabilities	(146,201)	(146,201)	—
Derivative contracts	(10,760)	(113)	10,647

Total	(375,916)	(374,551)	1,365

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

The market value of loans and financing, as well as “derivative instruments”, were calculated based on discounted cash flows, using available interest rate projections.

The market values are calculated in a specific moment, based on available information and evaluation methodologies, therefore the indicated estimates do not necessarily represent market realization values. The use of different assumptions may significantly affect the estimates.

c.	Fair value of other financial instruments

The fair values of the Company’s other financial instruments representing cash, trade accounts receivable, and accounts payable, approximate their book values because their short term nature.

33.	Telefónica Móviles Stock Plan

In May 2001, Telefónica Móviles, S.A. (“Telefónica Móviles”) launched a stock option plan based on Telefónica Móviles’ stock (the “Plan”) that covered the employees of the Company. Pursuant to the Plan, between May 20 and July 20, 2002, Telefónica Móviles granted a total of 231,016 stock options to the Company’s employees, vesting over a four-year period. The options were granted in Series A, B and C, with strike prices of 11.00 Euros, 16.50 Euros and 7.23 Euros, respectively. The total options granted to each employee consisted of 25% Series A options, 25% Series B options, and 50% Series C options. The market price of Telefónica Móviles’ stock as traded at the Madrid Stock Exchange was 8.28 Euros on December 31, 2003 (6.20 Euros in 2002). The Plan also gives the Company’s employees the option to receive in cash, the appreciation in the market price of Telefónica Móviles’ stock over the respective strike price.

In accordance with the stock option plan conditions based on Telefónica Móviles S.A. stocks (Mos Program), the employees of the Companies did not comply with the basic assumption of the program, i.e. the control stock of the Companies in which they are participating by Telefónica Móviles S.A. As a result, on December 31, 2003, the existing options were settled. The settlement amount was calculated for 50% of Series C options, considering the Telefônica Moviles, S.A. stocks final bid price on January 2, 2004, converted average exchange at the date of payment.

In accordance with accounting practices followed in Brazil, the Companies is not required to account for any effect of the plan, therefore no effect in the financial statements of the Companies was recorded.

34.	Subsequent event

Reverse split of shares

On March 29, 2005, the Company approved a reverse split of 449,009,994,135 registered book-entry shares of capital stock of the Company, with no par value, of which 189,434,957,933 are common shares and 259575036,202 are preferred shares with such reverse split to occur at the ratio of five thousand (5,000) shares to one (1) share of the respective class, after which there will be 89,801,999 registered book-entry shares, with no par value, of which 37,886,992 will be common shares and 51,915,007 will be preferred shares.

35.	Summary of the differences between BR CL and U.S. GAAP

The Company’s accounting policies that comply with BR CL and that differ significantly from accounting principles generally accepted in the United States of America (“U.S. GAAP”) are described below:

As discussed in Note 2.c., the Company changed the basis of presentation of its financial statements from the Constant Currency Method to BR CL in 2003. Under the Constant Currency Method, the effects of monetary

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

restatement were recorded until December 31, 2000. For previously issued financial statements prepared under the Constant Currency Method, the effects of monetary restatement were not eliminated for purposes of reconciliation to US GAAP because the application of inflation restatement represented a comprehensive measure of accounting for the effects of Brazilian price-level changes.

Under BR CL, however, the effects of monetary restatement are recorded only until December 31, 1995. Since Brazil was still considered a highly inflationary economy until 1997, the U.S. GAAP reconciliation presented herein includes an adjustment to record monetary restatement for periods up to and including December 31, 1997 (see Note 36.b.). The applicable US GAAP adjustments related to additional monetary restatement for 1996 and 1997 have are reflected for all periods presented herein.

The following is a reconciliation of net income under US GAAP as for the year ended December 31, 2002, as previously reported under the Constant Currency Method and that reported herin under BR CL.

Net income 2002
US GAAP as originally reported	(42,474)
Effect of change in monetary restatement on US GAAP: Adjustments	62,303
Deferred tax on above adjustments	(15,808)

US GAAP as restated	4,021

a.	Different criteria for capitalizing and amortizing capitalized interest

Until December 31, 1998, under BR CL interest attributable to construction-in-progress was computed at the rate of 12% per year on the balance of construction-in-progress interest incurred on third party loans was credited to interest expense and the excess interest capitalized was credited to capital reserves. For the three-year period ended December 31, 2004, the Company did not capitalize interest attributable to construction-in-progress at the rate of 12%; rather the actual effective interest related to construction was used to determine capitalized interest.

Under U.S. GAAP, in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 34, “Capitalization of Interest Costs,” interest incurred on borrowings is capitalized to the extent that borrowings do not exceed construction-in-progress. The credit is a reduction of interest expense. Under U.S. GAAP, the amount of interest capitalized excludes monetary gains associated with local currency borrowings and the foreign exchange gains and losses on foreign currency borrowings.

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

The effects of these different criteria for capitalizing and amortizing capitalized interest are presented below:

	2004	2003	2002
Capitalized interest difference
U.S. GAAP capitalized interest:
Interest capitalized during the period	9,037	13,887	16,079
Capitalized interest on disposals	(177)	(108)	(90)

	8,860	13,779	15,989
Less BR CL capitalized interest:
Interest capitalized during the period	—	(40,443)	(30,411)
Capitalized interest on disposals	162	82	59

U.S. GAAP difference	9,022	(26,582)	(14,363)

Amortization of capitalized interest difference
Amortization under BR CL	27,355	29,279	18,872
Capitalized interest on disposals	(122)	(49)	(36)

	27,233	29,230	18,836
Less amortization under U.S. GAAP	(30,355)	(33,117)	(27,896)
Capitalized interest on disposals	133	64	55

	(30,222)	(33,053)	(27,841)

U.S. GAAP difference	(2,989)	(3,823)	(9,005)

b.	Reversal of proposed dividends

Under BR CL proposed dividends are accrued for in the financial statements in anticipation of their approval at the shareholders’ meeting. Under U.S. GAAP, dividends are not accrued until they are formally declared.

The interest on shareholders’ equity is a legal liability from the date it is declared, therefore, these amounts are included as dividends in the year they are proposed for U.S. GAAP purposes.

c.	Pension and other postretirement benefits

The Subsidiaries participate in two multiemployer benefit plans (PBS-A and PAMA) that are operated and administered by Sistel, and provide for the costs of pension and other postretirement benefits based on a fixed percentage of remuneration, as recommended annually by independent actuaries. For purposes of U.S. GAAP, multiemployer plans are accounted for similar to defined contribution plans and consequently, the Company is required to disclose its annual contributions and the funded status of those plans. The Subsidiaries also sponsor a single-employer defined pension benefit plan (PBS-Tele Sudeste). The provisions of FAS No. 87, “Employers’ Accounting for Pensions”, for the purposes of calculating the funded status, were applied with effect from January 1, 1992, because it was not feasible to apply them from the effective date specified in the standard (see Note 36).

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

On December 13, 2000, CVM issued Instruction No. 371, which provisions are very similar to SFAS No. 87 and SFAS No. 106, except for the following differences:

•	A company that participates in a multiemployer defined benefit pension or postretirement benefit plan is required to recognize any assets or liabilities in respect to its participation in such plans, while SFAS Standards require only the disclosure of funded status of those plans.

•	The unrecognized net obligation existing at the date of initial application of this standard shall be amortized over five years or remaining service period or remaining life expectancy, whichever is lower. Alternatively, companies were granted the option to recognize such initial transition obligation as of December 31, 2001, directly to shareholders’ equity. Such option has been adopted by the Company. Under SFAS No. 87, the unrecognized net obligation existing at the date of its initial application is being amortized over the remaining service period.

•	Under BR CL actuarial gains and losses are recorded in income when incurred up to the amount of pension liability recorded. Under U.S. GAAP, certain actuarial gains and losses are deferred and amortized over the remaining service period of the active employees expected to receive benefits under the plan.

The effects of these different criteria for recognition of pension and other postretirement benefits on accrued pension (postretirement) benefit as of December 31, 2004 and 2003, are presented below:

	2004			2003
	U.S. GAAP	BR CL	Accumulated Difference	U.S. GAAP	BR CL	Accumulated Difference
Active employees defined pension—PBS Tele Sudeste	1,104	—	1,104	1,714	—	1,714
Multiemployer health care plan—PAMA	—	364	(364)	—	893	(893)

Accrued pension (postretirement) benefit	1,104	364	740	1,714	893	821

d.	Interest income (expense)

BR CL requires interest to be shown as part of operating income. Under U.S. GAAP interest income (expense) would be shown after operating income.

e.	Permanent assets

BR CL has a class of assets called permanent assets. This is the collective name for all assets on which indexation adjustments were calculated until December 31, 1995 in the corporate and fiscal law accounts of Brazilian companies. Under U.S. GAAP the assets in this classification would be noncurrent assets.

f.	Monetary Restatement of 1996 and 1997

The amortization of the asset appreciation, which originated from the inflation accounting during 1996 and 1997, when Brazil was still considered as high inflationary economy for U.S. GAAP purposes, has been recognized as an adjustment to income in the reconciliation to U.S. GAAP. The loss related to monetary restatement on disposals of such assets is classified for U.S. GAAP purposes as a component of operating income.

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

g.	Items posted directly to shareholders’ equity

Under BR CL various items are posted directly to shareholder’s equity, which under U.S. GAAP would be posted to the consolidated statements of operations. The posting of such items to shareholders’ equity gives rise to adjustments in the consolidated statement of changes in shareholders’ equity. Since the original postings to the equity accounts would, under U.S. GAAP, be made directly to the consolidated statements of income, the adjustment is included in the reconciliation of the income differences between US and BR CL. Tax incentives and other items are adjusted in the Company’s financial statements for U.S. GAAP purposes.

h.	Income taxes

The Company fully accrues for deferred income taxes on temporary differences between tax and accounting records. The existing policies for providing for deferred taxes are consistent with SFAS No.109, “Accounting for Income Taxes”, except with respect to social contribution rate adopted, as explained below:

•	Under BR CL, at December 31,1999 the Company recognized a change in the combined tax rate from 33% to 34% based on a provisional measure for an increase in the social contribution rate from 8% to 9% effective January 1, 2000. Provisional measures are temporary and must be re-approved every 30 days or they lapse. Under SFAS 109, the provisional measures discussed are not considered to be enacted law the provision measure was approved in law 10.637 as of December 30, 2002. Therefore, until 2002 the combined deferred tax effect calculated on temporary differences would be 33%, not 34%. For 2004 and 2003, no difference related to the social contribution tax rate. Under BR CL, the deferred taxes are presented gross. Under U.S. GAAP, the deferred taxes are presented net.

i.	Earnings per share

Under BR CL, net income per share is calculated based on the number of shares outstanding at the balance sheet date. In these consolidated financial statements, information is disclosed per lot of one thousand shares, because this is the minimum number of shares that can be traded on the Brazilian stock exchanges. Each American Depositary Share (“ADS”) is equivalent to five thousand shares.

In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, “Earnings per Share”. This statement became effective December 15, 1997, and provides computation, presentation and disclosure requirements for earnings per share.

Since the preferred and common stockholders have different dividend, voting and liquidation rights, basic and diluted earnings per share have been calculated using the “two-class” method. The “two-class” method is an earnings allocation formula that determines earnings per share for preferred and common stock according to the dividends to be paid as required by the Company’s by-laws and participation rights in undistributed earnings.

Basic earnings per common share is computed by reducing net income by distributed and undistributed net income available to preferred shareholders and dividing net income available to common shareholders by the number of common shares outstanding. Net income available to preferred shareholders is the sum of the preferred stock dividends (10% higher than those attributed to common shares, as defined in the Company’s by-laws for the years ended December 31, 2004 and 2003) and the preferred shareholders’ portion of undistributed net income. Undistributed net income is computed by deducting total dividends (the sum of preferred and common stock dividends) from net income. Undistributed net income is allocated to preferred shares 10% higher than that attributed to common shares on a pro rata basis. Total dividends are calculated as described in Note 28, as adjusted for the reversal of proposed dividends as discussed in b. above. At December 31, 2004, 2003 and 2002, the Company was obligated to issue shares to the controlling shareholders

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

for the amount of the tax benefit realized on the amortization of the intangible related to concession transferred in the merger (See Note 27 and 28b). The number of shares issuable are considered dilutive as defined in SFAS No. 128 and have been included in the weighted average common shares—diluted presented below. The number of shares issuable was computed considering the balance of the goodwill reserve (R$203,345 in 2004, R$289,835 in 2003 and R$374,480 in 2002) by the average price of common shares traded on the São Paulo Stock Exchange (“Bovespa”) during the last 20 trading days of each year.

The computation of basic and diluted earnings per share is as follows:

	At December 31, 2004		At December 31, 2003		At December 31, 2002
	Common	Preferred	Common	Preferred	Common	Preferred
	(in thousands, except per share data and percentages)
Basic numerator
Actual dividends declared	7,798	12,897	14,063	23,207	35,751	66,103
Basic allocated undistributed dividends(a)	(2,775)	(4,212)	30,018	49,535	(35,593)	(62,240)
Allocated net income available for common and preferred shareholders	5,023	8,685	44,081	72,742	158	3,863
Basic denominator
Weighted average shares outstanding	188,067,310	259,575,036	168,375,242	259,575,036	148,443,147	259,575,037
Basic earnings per share	0.03	0.03	0.26	0.28	—	0.01
Diluted numerator
Actual dividends declared	7,798	12,897	14,063	23,207	35,751	66,103
Diluted allocated undistributed dividends(a)	3,124	(3,863)	37,157	42,396	(45,132)	(52,701)
Allocated net income available for common and preferred shareholders	4,674	9,034	51,220	65,603	(9,381)	13,402
Diluted denominator:
Weight average shares outstanding	188,067,310	259,575,036	168,375,242	259,575,036	148,443,147	259,575,037
Dilutive effects of premium reserve	42,809,474	—	59,126,692	—	73,854,649	—
Diluted weight average shares	230,876,784	—	227,501,934	—	222,297,796	259,575,037
Diluted earnings per share	0.02	0.03	0.23	0.25	—	0.01

(a)	Effective December 30, 2002, preferred shareholders are entitled to receive per-share dividends of at least 10% greater than the per-share dividends paid to common shareholders. Undistributed earnings, therefore, from December 30, 2002 forward have been allocated to common and preferred shareholders on a 100 to 110 basis, respectively, based upon the weight average number of shares outstanding during the period to total shares (allocation percentage). Because the allocation percentage for each class differs for basic and diluted earnings per share purpose, allocated undistributed earnings differ for such calculations.

The Holding Company’s preferred shares are non-voting, except under certain limited circumstances and are entitled to a preferential, noncumulative dividend and to priority over the common shares in the event of liquidation of the Company. For 2004, 2003 and 2002, the Holding Company declared dividends of R$0.051087, R$0.89404 and R$0.254657, respectively, per thousand preferred shares and R$0.046442, R$0.081277 and 0.231506 per thousand common shares, respectively. (see Note 28).

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

j.	Revenue Recognition

Under BR CL, revenues and costs from sales of handsets, including applicable value-added and other sales taxes, are recognized at the moment of sale to the customer. Under U.S. GAAP, in accordance with Staff Accounting Bulletin No. 104 (SAB 104), revenues from sales of handsets along with the related costs, including applicable value-added and other sales taxes, are deferred and amortized based on the expected useful life of the handset, estimated by management to be 18 months. Any excess of the cost over the amount of deferred revenue related to handset sales is recognized on the date of sale (see below discussion under “Negative margins on sale of prepaid handsets”). As substantially all of the Company’s handsets are sold below cost, this difference in accounting policy had no impact on net or shareholders’ equity. The amount of unamortized deferred revenue and the related amounts of unamortized deferred costs was R$185,428, R$293,400 and R$321,518 at December 31, 2004, 2003 and 2002, respectively. The impact of this difference under US GAAP was to decrease both net revenues and cost of services and goods by R$107,972 in 2004, increase by R$28,118 in 2003 and decrease by R$44,788 in 2002.

k.	Value-added and other sales taxes

Under BR CL, these taxes are recorded as a reduction to revenues. Under US GAAP, these taxes are recorded gross as revenue and related costs of services and goods. Accordingly, this difference in accounting policy has no impact in net (loss) or shareholders’ equity. The impact of this difference under US GAAP was to increase both net revenues and cost of services and goods by R$552,468, R$511,437 and R$417,648 for 2004, 2003 and 2002, respectively.

l.	Roaming

The Company has roaming agreements with other cellular service providers. When a call is made from within one coverage area by a subscriber of another cellular service provider, that service provider pays the Subsidiaries for the service at the applicable rates. Conversely, when one of the Subsidiaries customers roams outside the coverage area, the Subsidiaries pay the charges associated with that call to the cellular service provider in whose region the call was originated and charges the same amount to its subscriber. Under BR CL, revenues for roaming charges are recorded net of the related costs when the services are provided. Under U.S. GAAP, revenues and costs for roaming charges should be recorded gross. Accordingly this difference in accounting policy has no impact on net (loss) shareholders’ equity. The impact of this difference under U.S. GAAP was to increase both revenues and cost of goods and services by R$58,188 for 2004 and R$14,130 in 2003.

m.	Free minutes given in connection with sales of handsets

Under U.S. GAAP, pursuant to Emerging Issues Task Force (“EITF”) No. 00-21, “Revenue Arrangements with Multiple Deliverables,” the Company began to separately account for free minutes given in connection with the sales of handsets. The adoption of EITF No. 00-21 is effective prospectively for transactions entered into as from January 1, 2004. Consequently, a portion of the revenue generated from the sale of handsets is allocated to the free minutes given and deferred based on the fair value of the minutes. The revenues associated with the free minutes are then recognized based on subscriber airtime usage.

n.	Fistel fee

Beginning in 1999, under BR CL, the Fistel (Telecommunication Inspection Fund) fee, assessed on each activation of a new cellular line, is deferred and amortized over the customers’ estimated subscription period. For

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

US GAAP purposes, this tax would be charged directly to the consolidated statements of income. Therefore, the deferred Fistel taxes on activation fees at December 31, 2004, 2003 and 2002 is being adjusted in the reconciliation of the income differences between US GAAP and BR CL.

o.	Derivative instruments

As mentioned in Note 24.b., the Company has entered into foreign currency swap and option contracts for long-term agreements at various exchange rates, in the notional amount of US$58,834 thousand (US$126,563 thousand at December 31, 2003). Under BR CL, foreign currency swap contracts are recorded in accordance with the terms of the contract as if they had been settled at the balance sheet date.

In 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” which was subsequently amended by SFAS Nos. 137, 138 and 149. SFAS No. 133 must be applied to all derivative instruments and certain derivative instruments embedded in hybrid instruments and requires that such instruments be recorded in the balance sheet either as an asset or liability measured at its fair value. Changes in the derivative’s fair value are recognized currently in earnings unless specific hedge accounting criteria are met.

If the derivative is designated as a hedge, depending on the nature of the hedge, changes in the fair value of derivatives that are considered to be effective, as defined, will either offset the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or will be recorded in other comprehensive income until the hedged item is recorded in earnings. Any portion of a change in a derivative’s fair value that is considered to be ineffective, as defined, must be immediately recorded in earnings. Any portion of a change in a derivative’s fair value that the Company has elected to exclude from its measurement of effectiveness, such as the change in time value of option contracts, will also be recorded in earnings.

At December 31, 2004 and 2003 for US GAAP purposes, the Company has not designated its derivative contracts as accounting hedges as defined SFAS No. 133, and consequently, the Company’s derivative contracts are marked to market through earnings, for all periods presented.

p.	Purchase Accounting

On November 30, 2000, in connection with the corporate restructuring described in Note 27, the Holding Company acquired the minority interests in the Subsidiaries in a transaction involving the exchange of shares. Under BR CL, this transaction was recorded at the book value of the minority interests acquired. Under US GAAP, the acquisition of minority interests was recorded using the purchase method of accounting pursuant to APB 16, “Business Combinations,” and the related interpretations. Under US GAAP, the purchase price was determined based on the market price of the Holding Company’s shares for a reasonable period before and after the date the terms of the acquisition were agreed to and announced publicly. The excess purchase price over the book value of the minority interests acquired was recorded based on management’s estimate of the fair values of the underlying assets and liabilities as follows:

Fixed assets	31,522
Subscriber base intangible asset	135,518
Concession	216,648
Deferred income tax effect	(126,617)

Excess purchase price under US GAAP	257,071

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

The subscriber base intangible asset was completely in November, 2004 amortized over the estimated contractual relationship with subscribers, representing a period of 48 months.

Concession is being amortized over the remaining concession period of each operating Company (until November 2005 for Telerj Celular S.A. and November 2008 for Telest Celular S.A.).

q.	Stock compensation—Telefónica Móviles Stock Plan

In May, 2001, Telefónica Móviles, S.A. (“Telefónica Móviles”) launched a stock option plan based on Telefónica Móviles’ stock (the “Plan”) that covered the employees of the Company. Pursuant to the Plan, between May 20 and July 20, 2002, Telefónica Móviles granted a total of 231,016 stock options to the Company’s employees, vesting over a four-year period. The options were granted in Series A, B and C, with strike prices of 11.00 Euros, 16.50 Euros and 7.23 Euros, respectively. The total options granted to each employee consisted of 25% Series A options, 25% Series B options, and 50% Series C options. The market price of Telefónica Móviles’ stock as traded at the Madrid Stock Exchange was 8.28 Euros on December 31, 2003. The Plan also gives the Company’s employees the option to receive in cash, the appreciation in the market price of Telefónica Móviles’ stock over the respective strike price.

In accordance with the Plan terms, the existing options are required to be settled in the event of a change in control of the Company. In December 2002, control of the Company was transferred to Brasilcel N.V. and consequently, on December 31, 2003, the options were settled.

The settlement amount was calculated for 50% of the Series C options based on the final bid price of Telefonica Moviles, S.A. stock on January 2, 2004, converted using the average exchange rate at the date of payment.

Under BR CL, the Company does not account for the effect of the Plan. Under US GAAP, equity instruments granted to an employee by a principal stockholder are accounted for by the employer company. Consequently, compensation expense was recorded under US GAAP for this settlement.

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

Reconciliation of the net income differences between US GAAP and BR CL

	2004	2003	2002
Consolidated net income under BR CL	92,878	156,237	140,376
Add (deduct):
Different accounting criteria for:
Amortization of monetary restatement of 1996 and 1997	(4,004)	(19,115)	(22,918)
Loss on disposal of assets monetarily restated in 1996 and 1997	(42)	(31)	(12)
Capitalized interest.	9,022	(26,582)	(14,363)
Amortization of capitalized interest.	(2,989)	(3,823)	(9,005)
Purchase accounting:
Depreciation of fixed assets adjustment	(7,274)	(7,274)	(7,274)
Amortization of subscriber base intangible asset	(31,055)	(33,880)	(33,880)
Amortization of concession	(40,288)	(40,288)	(40,288)
Deferred Fistel tax on activation fee.	(8,056)	2,698	5,943
Pension and other postretirement benefits	81	(312)	2,858
Derivative instruments	(9,045)	73,546	(87,527)
Stock option compensation (Plan MOS)	—	(2,028)	—
Free minutes given in connection with sales of handsets	(26,304)	—	—
Items posted directly to shareholders’ equity:
Tax incentive investment credits	—	288	106
Deferred tax effect on GAAP adjustments	40,784	17,387	68,134
Reversal of deferred social contribution tax	—	—	1,871

US GAAP net income (loss)	13,708	116,823	4,021

Net income per thousand shares in accordance with US GAAP (in thousands)

	2004	2003	2002
Common shares—Basic
US GAAP net income	0.03	0.26	—
Weighted average common shares outstanding	188,067,310	168,375,242	148,443,147

Common shares—Diluted
US GAAP net income	0.02	0.23	—
Weighted average (thousand) common shares outstanding	230,876,784	227,501,934	222,297,796

Preferred shares—Basic and diluted
US GAAP net income	0.03	0.28	0.01
Weighted average (thousand) preferred shares outstanding	259,575,036	259,575,036	259,575,037

US GAAP net income	0.03	0.25	0.01
Weighted average (thousand) preferred shares outstanding	259,575,036	259,575,036	259,575,037

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

Reconciliation of the shareholders’ equity differences between US GAAP and BR CL

	2004	2003
Total shareholders’ equity under BR CL	1,970,733	1,903,363
Add (deduct):
Different accounting criteria for:
Monetary restatement of 1996 and 1997	162,103	162,145
Amortization of monetary restatement of 1996 and 1997	(159,338)	(155,334)
Capitalized interest	26,679	17,657
Amortization of capitalized interest	(12,976)	(9,987)
Purchase accounting:
Fixed assets adjustment	31,522	31,522
Accumulated depreciation	(29,702)	(22,428)
Intangible assets	352,166	352,166
Accumulated amortization of intangible assets	(300,027)	(228,684)
Deferred Fistel tax on activation fees	(17,609)	(9,553)
Pension and other postretirement benefits	(740)	(821)
Derivative contracts	1,602	10,647
Reversal of proposed dividends	2,508	1,145
Free minutes given in connection with sales of handsets	(26,304)	—
Deferred tax effects of GAAP adjustments	(9,308)	(50,092)

Total shareholders’ equity under US GAAP	1,991,309	2,001,746

Changes in shareholders’ equity under US GAAP

	2004	2003	2002
Opening Balance	2,001,746	1,921,296	2,007,812

Adjustment on premium reserve	—	8,872	—
Unclaimed dividends at holding Company	—	1,525	4,187
Consolidation adjustments—unclaimed dividends at subsidiaries	—	401	3,146
Stock option compensation (MOS Plan)	—	1,338	—
Net income for the year	13,708	116,823	4,021
Net income allocation
Dividends paid	(1,145)	(6,009)	(84,370)
Interest on shareholders’ equity	(23,000)	(42,500)	(13,500)

Balance at December 31	1,991,309	2,001,746	1,921,296

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

(a)	US GAAP supplementary information-

Reconciliation of operating income under BR CL

    to operating income under US GAAP-

	2004	2003	2002
BR CL operating income as reported	140,982	226,382	211,395
Reversal of financial expense, net	(5,727)	15,017	15,112

US GAAP adjustments
Amortization of monetary restatement of 1996 and 1997	(4,004)	(19,115)	(22,918)
Loss on disposal of assets monetarily restated in 1996 and 1997	(42)	(31)	(12)
Amortization on capitalized interest	(2,989)	(3,823)	(9,005)
Purchase accounting
Depreciation of fixed assets adjustment	(7,274)	(7,274)	(7,274)
Amortization of subscriber base intangible asset	(31,055)	(33,880)	(33,880)
Amortization of concession	(40,288)	(40,288)	(40,288)
Deferred tax (Fistel) on activation fees	(8,056)	2,698	5,943
Stock compensation plan—MOS Plan	—	(2,028)	—
Pension and other postretirement benefits	81	(312)	2,858
Free minutes given in connection with sales of handsets	(26,304)	—	—

US GAAP operating income	15,324	137,346	121,931

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

Reconciliation of net revenue and costs under BR CL

    to revenue and costs under US GAAP-

	2004	2003	2002
BR CL net revenue	1,927,027	1,892,451	1,847,631
Reclassification to cost of services and goods
Taxes on sales	552,468	511,437	417,648
Increase in roaming revenue	58,188	14,130	—
US GAAP adjustments
Deferred revenues on handset sales, net of amortization	107,972	28,118	(44,788)
Free minutes given in connection with sales of handsets	(26,304)	—	—

US GAAP net revenue	2,619,351	2,446,136	2,220,491

BR CL cost of services and goods	(1,112,460)	(1,052,487)	(981,741)
Reclassification to cost of services and goods
Taxes on sales	(552,468)	(511,437)	(417,648)
Increase in roaming cost	(58,188)	(14,130)	—
Reclassification from sales expense
Rewards program expense	(1,073)	(2,429)	(14,127)

US GAAP adjustments
Amortization of monetary restatement of 1996 and 1997	(4,004)	(19,115)	(22,918)
Loss on disposal of assets monetarily restated in 1996 and 1997	(42)	(31)	(12)
Amortization on capitalized interest	(2,989)	(3,823)	(9,005)
Purchase accounting’
Depreciation of fixed assets adjustment	(7,274)	(7,274)	(7,274)
Amortization of subscriber base intangible asset	(31,055)	(33,880)	(33,880)
Amortization of concession	(40,288)	(40,288)	(40,288)
Deferred tax (Fistel) on activation fees	(8,056)	2,698	5,943
Pension and other postretirement benefits	81	(312)	2,858
Stock option compensation—MOS Plan	—	(2,028)	—
Deferred costs on handset sales, including taxes on sales, net of amortization during the year	(107,972)	(28,118)	44,788

US GAAP cost of services and goods	(1,925,788)	(1,712,654)	(1,473,304)

US GAAP gross profit	693,563	733,482	747,187

		2004	2003
Total assets as of December 31		2,953,506	2,960,940

Property, plant and equipment		3,684,616	3,145,620
Accumulated depreciation		(2,402,759)	(1,887,326)

Net property, plant and equipment		1,281,857	1,258,294

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

36.	Additional disclosures required by US GAAP

a.	Pension and postretirement benefits

As described in Note 26, the Subsidiaries provide pension and postretirement benefits to employees and retirees through a combination of privately-sponsored defined benefit and defined contribution pension plans (PBS—Tele Sudeste and VISÄO) and participation in multi-employer sponsored pension and postretirement plans (PBS-A and PAMA). The Company uses December 31 as the measurement date for the majority of its plans. Information regarding the Subsidiaries contributions PBS-A and PAMA are included in Note 26.

While the VISÄO plan is a defined contribution plan, certain death and disability benefits provided to participants are defined benefits. A summary of the pension liability as of December 31, 2004 and 2003 for the Company’s active employees defined benefit pension plan (including the defined benefit aspects of VISÄO) are as follows:

Reconciliation of Funded Status

Reconciliation of Funded Status

PBS—Tele Sudeste

	2004	2003
Accumulated benefit obligation:
Vested	8,118	7,726
Nonvested	3,069	2,264

Total	11,187	9,990

Projected benefit obligation	12,868	11,022
Fair value of plan assets	15,975	14,109

Funded status	(3,107)	(3,087)
Unrecognized gains	4,330	4,943
Unrecognized net transition obligation	(119)	(142)

Net amount	1,104	1,714

Disclosure of net periodic pension cost for 2004 and 2003

	2004	2003
Service cost (net of employee contributions)	413	478
Interest cost on PBO	1,189	1,079
Expected return on assets	(1,642)	(1,079)
Amortization of initial transition obligation	23	23
Amortization of losses (gains)	(196)	18

Net periodic pension cost	(213)	519

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

Change in accrued pension liability as of December 31, 2004 and 2003

	2004	2003
Accrued pension liability at beginning of year	1,714	1,642
Net periodic pension cost	(213)	519
Actual contributions	(397)	(447)

Accrued pension under USGAAP	1,104	1,714

Pension liability and BRCL	(364)	(893)
USGAAP adjustment	740	821

Change in benefit obligation

	Projected Benefit Obligation— (PBO)	Unrecognized Gains (losses)	Unrecognized Initial Transtition Obligation
Benefit obligation at December 31, 2002	10,955	1,401	(165)
Service cost	632	—	—
Interest cost	1,079	—	—
Amortization	—	18	23
Benefits payments and expenses	(595)	—	—
Actuarial losses on PBO	(1,049)	1,049	—
Actuarial losses on plan assets	—	2,475	—

Benefit obligation at December 31, 2003	11,022	4,943	(142)
Service cost	531	—	—
Interest cost	1,189	—	—
Amortization	—	(196)	23
Benefits payments and expenses	(673)	(53)	—
Actuarial gains on PBO	—	(798)	—
Actuarial gains on plan assets	799	434	—

Benefit obligation at December 31, 2004	12,868	4,330	(119)

Expected Cash Flows

The expected employer contributions for 2005 are estimated to be R$843.

Change in plan assets

	2004	2003
Plan assets at beginning of year	14,109	10,549
Actual contributions	461	519
Actual distributions and expenses	(673)	(595)
Actual return on plan assets	2,078	3,636

Plan assets at end of year	15,975	14,109

Employer contributions and benefits paid in the above table include only those amounts contributed directly to, or paid directly from, plan assets.

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

Asset allocation

The asset allocation for the Company’s pension plans at the end of 2004 and 2003, and the target allocation for 2005, by asset category, are as follows.

Asset category

	Target Allocation for	Percentage of Plan Assets at Year End
	2005	2004	2003
Equity securities	17.5%	18%	19%
Loans	2.5%	1%	1%
Fixed income	80%	81%	80%

Total	100%	100%	100%

The plan investment strategy is based on a long-term macroeconomic scenario. This scenario presents low Brazil’s risk, moderate economic growth, stable inflation and exchange rates, and moderate interest rates.

The devised asset mix is the same for both plans (PBS and Visão) and is composed by fixed income, equities and loans. The fixed income target allocation ranges form 65% to 100%, equities target allocation is up to 35% and loans, up to 5%.

The expected return on plan assets is the average after-tax return of each asset category weighted by target allocations. Asset categories returns are based on long-term macroeconomic scenarios.

The actuarial assumptions used in 2004 and 2003 were as follows:

	2004	2003
Discount rate for determining projected benefit obligations(*)	11.30%	11.30%
Rate of increase in compensation levels(*)	7.10%	7.10%
Benefit adjustments	5.00%	5.00%
Expected long-term rate of return on plan assets(*)	13.75%	11.83%
Inflation	5.00%	5.00%
Number of active participants—PBS—Tele Sudeste	9	14
Number of retirees and beneficiaries—PBS—Tele Sudeste	18	14

(*)	Including inflation rate

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

Estimated Future Benefit Payments

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

PBS Tele Sudeste / VISÄO
2005	1,360
2006	1,475
2007	1,606
2008	1,755
2009	1,919
Years 2010-2014	12,836

b.	Intangible assets subject to amortization

Following is a summary of the Company’s intangible assets subject to amortization under US GAAP:

	2004			2003
	Software	Concession	Subscriber base	Software	Concession	Subscriber base
Gross	283,024	216,648	135,518	261,210	216,648	135,518
Accumulated amortization	(168,747)	(164,509)	(135,518)	(106,300)	(124,221)	(104,463)

Net	114,277	52,139	—	154,910	92,427	31,055

Aggregate amortization expense for the above intangible assets amounted to R$133,790, R$125,929 and R$105,137 for the years ended December 31, 2004, 2003 and 2002, respectively.

The estimated aggregate amortization expense for the next years is as follows:

Amount
2005	93,958
2006	61,674
2007	6,136
2008	4,648

c.	Concentration of risks

The credit risk with respect to trade accounts receivable is diversified. The Companies continually monitor the level of trade accounts receivable and limit the exposure to bad debts by cutting access to the handset network if any invoice is 15 days past due. Exceptions comprise handset services that must be maintained for reasons of safety or national security.

In conducting their businesses, Telerj Celular S.A. and Telest Celular S.A. are fully dependent upon the cellular telecommunications concession as granted by the Federal Government.

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

Approximately 35,68% of all employees are members of state labor unions associated with either the Federação Nacional dos Trabalhadores em Telecomunicaçöes (“Fenattel”), or with the Federação Interestadual dos Trabalhadores em Telecomunicaçöes (“Fittel”). The Companies negotiate new collective labor agreements every year with the local union. The collective agreements currently in force expire October, 31, 2006.

There is no concentration of available sources of labor, services, concessions or rights, other than those mentioned above, that could, if suddenly eliminated, severely impact the Companies’ operations.

d.	Commitments (Unaudited)

At December 31, 2004, the Company budgeted capital expenditure commitments amounting to R$286.1 million, principally relating to infrastructure, information technology and transmission equipment.

The Company is subject to obligations concerning quality of services, network expansion and modernization, as established in our authorizations and our original concession agreements. The Company believes that it is currently in compliance with its quality of service and expansion obligations.

e.	New accounting pronouncements

In December 2003, the FASB issued a revision to Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” (“FIN 46R” or the “Interpretation”). FIN 46R clarifies the application of ARB No. 51, “Consolidated Financial Statements”, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. FIN 46R requires the consolidation of these entities, known as variable interest entities (“VIEs”), by the primary beneficiary of the entity. The primary beneficiary is the entity, if any, that will absorb a majority of the entity’s expected losses, receive a majority of the entity’s expected residual returns, or both.

Among other changes, the revisions of FIN 46R (a) clarified some requirements of the original FIN 46, which had been issued in January 2003, (b) eased some implementation problems, and (c) added new scope exceptions. FIN 46R deferred the effective date of the Interpretation for public companies, to the end of the first reporting period ending after March 15, 2004, except that all public companies must at a minimum apply the provisions of the Interpretation to entities that were previously considered “special-purpose entities” under the FASB literature prior to the issuance of FIN 46R by the end of the first reporting period ending after December 15, 2003. The adoption of FIN 46R did not have a material impact on the Company’s financial position, cash flows and results of operations.

In November 2002, the Emerging Issues Task Force (“EITF”), of the FASB reached a consensus on EITF 00-21 (Accounting for Revenue Arrangements with Multiple Deliverables). EITF 00-21 provides guidance on how to account for arrangements that may involve multiple revenue-generating activities, for example, the delivery of products or performance of services, and/or rights to use other assets. The requirements of EITF 00-21 will be applicable to agreements entered into for periods beginning after June 15, 2003 and will therefore first apply to the Company for any arrangements entered into from April 1, 2004. The Company prospectively adopted this EITF relating to free minutes given in connection to sales of handsets as from January 1st 2004 (See note 34 (m)).

In July 2003, the EITF reached consensus in EITF Issue No. 03-11 that determining whether realized gains and losses on derivative contracts not held for trading purposes should be reported on a net or gross basis is a

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(Amounts expressed in thousands of reais, unless otherwise indicated)

matter of judgment that depends on the relevant facts and circumstances and the economic substance of the transaction. In analyzing the facts and circumstances, EITF Issue No. 99-19, and Opinion No. 29, “Accounting for Nonmonetary Transactions,” should be considered. EITF Issue No. 03-11 is effective for transactions or arrangements entered into after September 30, 2003. The adoption of EITF Issue No. 03-11 did not have a material effect on the Company’s financial statements.

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 153, “Exchanges of Nonmonetary Assets—an amendment of APB Opinion No. 29” (“SFAS 153”), which amends Accounting Principles Board Opinion No. 29, “Accounting for Nonmonetary Transactions” to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS 153 is effective for nonmonetary assets exchanges occurring in fiscal periods beginning after June 15, 2005. The Company will apply this statement in the event that exchanges of nonmonetary assets occur in fiscal periods beginning after June 15, 2005.

* * * * * * * * * * * * * * * * * * * * * * * * * * * * *

SIGNATURES

The registrant hereby certifies that it meets all of the requirements for filing on Form 20-F and that it has duly caused and authorized the undersigned to sign this annual report on its behalf.

Tele Sudeste Celular Participações S.A.

By:	/s/ FRANCISCO JOSÉ AZEVEDO PADINHA
Name:	Francisco José Azevedo Padinha
Title:	Chief Executive Officer

By:	/s/ ARCÁDIO LUIS MARTÍNEZ GARCÍA
Name:	Arcádio Luis Martínez García
Title:	Executive Vice President for Finance, Planning and Control and Investor Relations Officer

Date: April 15, 2005

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

Report of Foreign Private Issuer

Pursuant to Rule 13a-16 or 15d-16 of the

Securities Exchange Act of 1934

For the month of March, 2005

Commission File Number 001-14485

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

(Exact name of registrant as specified in its charter)

Tele Sudeste Cellular Holding Company

(Translation of Registrant’s name into English)

Praia de Botafogo, 501, 7o andar

22250-040 Rio de Janeiro, RJ, Brazil

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F.

Form 20-F  ☒    Form 40-F  ☐

Indicate by check mark whether the registrant by furnishing the information contained in this Form is also thereby furnishing the information to the Commission pursuant to Rule 12g3-2(b) under the Securities Exchange Act of 1934.

Yes   ☐    No  ☒

[LOGO]	TELE SUDESTE CELULAR PARTICIPAÇÕES S/A CNPJ/MF nº 02.558.129/0001-45—NIRE 33.3.0026819-7 (Publicly-held Company)

MINUTES OF THE REGULAR AND SPECIAL MEETINGS OF SHAREHOLDERS OF TELE

SUDESTE CELULAR PARTICIPAÇÕES S.A. , HELD ON MARCH 29, 2005 .

1. DATE, TIME AND PLACE: Meetings instated and cumulatively held on March 29, 2005, at 02:00 p.m., on Praia de Botafogo, 501, 7o andar, Torre Corcovado, Sala das Bandeiras, Botafogo, Rio de Janeiro/RJ.

2. CALL NOTICE: The meetings were called through first call notice published in the Rio de Janeiro State Official Gazette, (Part V—pages 13, 3 and 28, respectively), in “Jornal do Commercio” newspaper (pages A-6 and A-4, respectively) and in “Gazeta Mercantil” newspaper (pages A-7, A-12 and A-19, respectively), issues of February 23, 24 and 25, 2005.

3. AGENDA:

Of the Regular Meeting of Shareholders

(1) To receive the Management’s Report, examine, discuss and vote the financial statements of the company, relating to fiscal year ended on 12.31.2004;

(2) To resolve on the allocation of the profit for the year and distribution of dividends;

(3) To approve the capital budget of the company for fiscal year 2005;

(4) To elect the members of the Audit Committee of the Company; and

(5) To set the overall annual compensation of the directors/officers and the individual compensation of the members of the Audit Committee.

Of the Special Meeting of Shareholders : to resolve on the following proposals of the Board of Directors:

(1) to confirm the wording of article 5 of the Articles of Incorporation, as suggested by the Board of Directors at a meeting held on 03.30.04, which approved the increase in the capital stock of the company, resulting from the capitalization of the controlling shareholders’ credit arising out of the use of the tax benefit resulting from premium of previous fiscal years, put into effect in the subsidiaries Telerj Celular S.A. and Telest Celular S.A.;

(2) to group the 449,009,994,135 registered/book-entry type shares, with no face value, being 189,434,957,933 common shares and 259,575,036,202 preferred shares, of the Capital Stock, in the proportion of five thousand (5,000) shares for one (1) share of the respective type, converting them into 89,801,999 registered/book-entry type shares, with no face value, being 37,886,992 common shares and 51,915,007 preferred shares, in accordance with the provisions in Article 12 of Law no. 6404/76, with consequent amendment to article 5 of the Articles of Incorporation;

(3) in consequence of the proposal for grouping of shares, to amend article 4 of the Articles of Incorporation, as for the limit of the authorized capital, which limit is reduced from up to seven hundred billion (700,000,000,000) shares to one hundred and forty million (140,000,000) shares.

4. ATTENDEES: The meeting was attended by shareholders representing more than two thirds (2/3) of the voting capital, as recorded and signed in the Shareholders Attendance Book, as well as by Mr. Javier Rodríguez García—Vice-President for Technology and Networks, Mr. Alessandro Prado, representing Deloitte Touche Tohmatsu Auditores Independentes, Mr. Marcio Barbosa Lins, representing the Audit Committee, and Carlos Cesar Mazur, the Company’s Accountant.

5. PRESIDING BOARD : Evandro Luís Pippi Kruel—Chairman of the Meeting and Simone Wilches Braga—Secretary of the Meeting.

6. RESOLUTIONS :

6.1 Upon starting with the businesses of the meeting, the Chairman made it clear that the minutes of the meeting would be drawn-up as a summary of the facts occurred therein, containing solely a transcript of the resolutions made, as permitted in article 130, § 1 of the Joint-Stock Corporations Act, and informed that documents or proposals, vote or dissenting statements regarding the matters to be resolved should be submitted in writing to the Presiding Board which, for such purpose, would be represented by the Secretary of the Meeting. Thus, in relation to item “1” of the agenda, the Chairman informed that the pertinent documents relating to the management’s report were available to the shareholders. Such documents include: the Management Report, the Financial Statements, together with the Independent Auditors’ Opinion, and the Audit Committee Opinion, all of them referring to the fiscal year ended on 12.31.2004. Following, the Chairman proposed and the attendees accepted to waive the reading of the referred documents, since they were known to all of them present to the meeting, which documents, in compliance with the due legal provisions, were published in Rio de Janeiro State Official Gazette (Part V—pages 04 to 12), issue of February 21, 2005, in “Jornal do Commercio” newspaper (pages A15 to A19), and in “Gazeta Mercantil” newspaper (pages C-13 to C-17), issues of February 18, 2005. Upon being submitted to discussion and, following, to voting, with those legally prohibited having refrained themselves from voting, the matter contained in item 1 of the agenda was approved by unanimous vote of the shareholders present to the meeting, and it has been requested that a statement of thankfulness by the company to minority shareholder José Teixeira de Oliveira should be recorded in the minutes of the meeting, whereby the Management Report , the Financial Statements, together with the Independent Auditors’ Opinion and the Audit Committee Opinion for fiscal year ended on 12.31.2004 were fully and expressly approved, without any reserve or restriction whatsoever.

6.2 As for item “2” of the agenda, the Chairman submitted the matter to discussion and voting, whereby the Proposal for Allocation of the Profit for the Year and Distribution of Dividends for Year 2004 was fully approved, by unanimous vote of the shareholders present to the meeting, with favorable vote of minority shareholder José Teixeira de Oliveira having been recorded, without any restriction or exception whatsoever. In consequence of the above referred approval, it has been expressly resolved that the allocation of the Net Profit for the Year, in the amount of ninety-two million, eight hundred and seventy-eight thousand, seven hundred and thirteen reais and thirty-nine cents (R$ 92,878,713.39), posted to the Retained Earnings account, shall be as follows:

Net Profit for the Year	92,878,713.39
Allocation to Legal Reserve	(4,643,935.67)
Adjusted Net Profit	88,234,777.72
Dividends—Interest on Own Capital (Gross)	(25,508,694.43)
Remaining Balance of Net Profit	62,726,083.29

1—LEGAL RESERVE: In conformity with article 193 of Law no. 6404/76, five per cent (5%) of the Net Profit are required to be allocated to the Legal Reserve in the amount of four million, six hundred and forty-three thousand, nine hundred and thirty-five reais and sixty-seven cents (R$ 4,643,935.67). 2—DIVIDENDS AND INTEREST ON OWN CAPITAL: In compliance with the provisions in article 7, combined to articles 26, 27 and 28 of the Articles of Incorporation of the Company, in article 202, items I, II, III of Law no. 6404/76 and in Law no. 8920/94, and in compliance with orders issued by the Brazilian Securities and Exchange Commission—CVM, the Company’s Management has proposed the payment of dividends in the amount of twenty-two million, fifty-eight thousand, six hundred and ninety-four reais and forty-three cents (R$ 22,058,694.43). Such dividends, declared in the closing balance sheet of 2004 to holders of Preferred and Common Shares, comprise interests on own capital, as determined in article 9 of Law no. 9249/95, in the amount of twenty-three million reais (R$ 23,000,000.00), which, after deduction of income tax, resulted in nineteen million, five hundred and fifty thousand reais (R$ 19,550,000.00), and supplementary dividends in the amount of two million, five hundred and eight thousand, six hundred and ninety-four reais and forty-three cents (R$ 2,508,694.43), as shown below:

Interest on Own Capital	23,000,000.00
(-) Withheld Income Tax	(3,450,000.00)
Net Amount of Interests Ascribed to Dividends	19,550,000.00
Supplementary Dividends	2,508,694.43
Dividends/Net JSCP (Interest on Own Capital)	22,058,694.43

The distribution of JSCP is show below:
Interest on Own Capital	23,000,000.00
Common Shares	9,173,267.76
Preferred Shares	13,826,732.24
(-) Withheld Income Tax	(3,450,000.00)
Net Amount of Interests Ascribed to Dividends	19,550,000.00

Interest on Own Capital per thousand shares in R$	Net Amount
ON Shares	0.041161
PN Shares	0.045277

The distribution of Supplementary Dividends is shown below:
Supplementary Dividends	2,508,694.43
Common Shares	1,000,561.99
Preferred Shares	1,508,132.44

Supplementary Dividend per thousand shares in R$	Net Amount
ON Shares	0.005281
PN Shares	0.005810

The total distribution is shown below:
JSCP + Supplementary Dividends	25,508,694.43
Common Shares	10,173,829.75
Preferred Shares	15,334,864.68
(-) Withheld Income Tax on JSCP	(3,450,000.00)
Net Amount of JSCP + Dividends	22,058,694.43

JSCP + Supplementary Dividends per thousand shares R$	Net Amount
ON Shares	0.046442
PN Shares	0.051087

Tax-immune shareholders will receive full Interest on Own Capital, without income tax withholding. The payment of interests on own capital and of supplementary dividends shall be effected until December 22, 2005 . 3—RETAINED EARNINGS: It has been further proposed that the remaining balance of the Adjusted Net Profit, under the terms of art. 196 of Law no. 6404/76 and of article 26, paragraph 1, item III of the Articles of Incorporation, in the amount of sixty-two million, seven hundred and twenty-six thousand, eighty-three reais and twenty-nine cents (R$62,726,083.29) be transferred to the Expansion Profit Reserve, specifically for future application in the modernization and/or expansion of the telecommunications system, for eventual advanced payment of the Company’s financial liabilities, and for ensuring strategic and financial flexibility to the Company within the scope of the Brazilian telecommunication industry.

6.3 As for item “3” of the agenda, in compliance with the provisions in article 196 of the Joint-Stock Corporations Act, the consolidated Capital Budget of the company and its controlled companies for fiscal year 2005, in the amount of two hundred and eighty-six million, fifty-eight thousand reais (R$ 286,058,000.00) has been submitted to the Meeting and unanimously approved by the shareholders present to the meeting, with the favorable vote of minority shareholder José Teixeira de Oliveira having been recorded, which budget contemplates the following: a) the remaining balance of the Net Adjusted Profit, under the terms of art. 202 of Law no. 6404/76, in the amount of sixty-two million, seven hundred and twenty-six thousand, eighty-three reais and twenty-nine cents (R$ 62,726,083.29); and b) own/third parties’ funds, in the amount of two hundred and twenty-three million, three hundred and thirty-one thousand, nine hundred and sixteen reais and seventy-one cents (R$ 223,331,916.71).

6.4 As for item “4” of the agenda, which deals with election of members to the Audit Committee, after the nominations were duly received by the Presiding Board and the votes counted, the following members were elected to the Audit Committee of the Company: a) By the holders of preferred shares, representing 0.55% of the shares of such type, shareholders Pólo HG—Fundo de Investimento em Títulos e Valores Mobiliários, Vinson Fund, LLC, at a separate voting, with abstention from voting of the Controlling shareholder, as full member, Mr. Cláudio José Carvalho de Andrade , Brazilian, married, business manager, holder of identity card RG nº 4.4.08.508, SSP/BA and of CPF (Individual Taxpayer Card) nº 595.998.045-20, residing and domiciled at Av. das Américas 700, bloco 6, sala 342, Rio de Janeiro/RJ, CEP: 22640-100 and as deputy member , Mr. Daniel Vidal de Almeida , Brazilian, single, accountant, holder of Driver’s License nº 00587658853/RJ and of CPF (Individual Taxpayer Card) nº 013.802.237-25, residing and domiciled at Av. das Américas 700, bloco 6, sala 342, Rio de Janeiro/RJ, CEP: 22640-100; b) In compliance with the legal and statutory provisions governing election, in separate, of the minority representatives to the Audit Committee, it has been found out in the Attendance Book that the percentile of minority shareholders present to the meeting did not reach the minimum 10% of the voting shares, as set forth in letter “a”, paragraph 4, article 161 of Law no. 6404/76; c) By the general vote of holders of common shares, as full members , Milton Shigueo Takarada , Brazilian, married, accountant, holder of identity card nº 12.721.407-0 SSP/SP, enrolled with the CPF under nº 011.319.328-97, residing and domiciled in the City of São Paulo, State of São Paulo, with offices at Rua Cônego Vicente Miguel Marino, 93, 3º andar, São Paulo/SP, CEP: 01135-020 and Evandro Luis Pippi Kruel , Brazilian, married, lawyer, holder of OAB/RS (Brazilian Bar Association/RS Chapter) Card no. 18.780, enrolled with the CPF/MF sob o nº 315.671.000-82, residing and domiciled at Rua João Lira nº 122, aptº 601, Leblon, Rio de Janeiro/RJ and as deputy members, José Ricardo de Sousa Porpino , Brazilian, married, accountant, holder of identity card nº 007999/0-3—CRC/PA and of CPF (Individual Taxpayer Card) nº 086.622.822-53, with offices at Rua Martiniano de Carvalho nº 851, 17º andar, São Paulo-SP and Fabiana Faé Vicente Rodrigues , Brazilian, single, lawyer, holder of Identity Card RG nº 21.321.225, SSP/SP, enrolled with the CPF/MF under nº 177.777.148- 05, residing and domiciled in the City of São Paulo-SP, with offices at Av. Brigadeiro Faria Lima, 2277, 15º andar, 1503, Jardim Paulistano, São Paulo-SP. The term of office of all the Members of the Audit Committee elected herein shall begin on this date and end on the date of the 2006 Annual Meeting of Shareholders, it being further declared that none of persons elected herein was charged of any crimes which might prevent them from exercising their duties.

6.5. As for item “5” of the agenda, which deals with establishment of the compensation of the members of the Executive Committee, of the Board of Directors and of the Audit Committee, it has been unanimously approved, with the favorable vote of minority shareholder Mr. José Teixeira de Oliveira having been recorded, that the overall annual compensation of the directors/officers be determined as one million, six hundred and three thousand, eight hundred and eighty-nine reais and six cents (R$ 1,603,889.06), it being incumbent upon the Board of Directors to proceed to the distribution thereof among its members and the members of the Executive Committee. It has been further unanimously approved, with the favorable vote of minority shareholder Mr. José Teixeira de Oliveira having been recorded, that the compensation of the members of the Audit Committee be determined as four thousand reais (R$4,000) monthly, in compliance with the provisions in Law no. 6404/76.

6.6 In connection with the matters in the agenda of the Special Meeting of Shareholders, as for item “1” , it has been unanimously approved by the shareholders present to the meeting, with the favorable vote of minority shareholder José Teixeira de Oliveira having been recorded, to ratify the wording of article 5 of the Articles of Incorporation, as suggested by the Board of Directors at a meeting held on 03.30.2005, which approved the increase in the capital stock of the company resulting from the capitalization of the controlling shareholders’ credit arising out of the use of the tax benefit resulting from premium of previous fiscal years, put into effect in the subsidiaries Telerj Celular S.A. and Telest Celular S.A., which shall hereinafter read as follows: “ Art. 5—The subscribed and fully paid-up capital stock is eight hundred and ninety-one million, four hundred and fifty-nine thousand, five hundred and twenty-eight reais and twenty cents (R$ 891,459,528.20), divided into four hundred and forty-nine billion, nine million, nine hundred and ninety-four thousand, one hundred and thirty-five (449,009,994,135) shares, of one hundred and eighty-nine billion, four hundred and thirty-four million, nine hundred and fifty-seven thousand, nine hundred and thirty-three (189,434,957,933) are common shares and two hundred and fifty-nine billion, five hundred and seventy-five million, thirty-six thousand, two hundred and two (259,575,036,202) are preferred shares, all of them registered, of book-entry type, with no face value ”.

6.7 As for item “2” of the agenda, the majority of the shareholders present to the meeting, with the favorable vote of minority shareholder José Teixeira de Oliveira having been recorded, has approved the proposal to group the 449,009,994,135 registered/book-entry type shares, with no face value, being 189,434,957,933 common shares and 259,575,036,202 preferred shares, of the Capital Stock, in the proportion of five thousand (5,000) shares for one (1) share of the respective type, converting them into 89,801,999 registered/book-entry type shares, with no face value, being 37,886,992 common shares and 51,915,007 preferred shares, in accordance with the provisions in Article 12 of Law no. 6404/76, the Executive Committee of the Company being authorized to implement all the acts necessary for this transaction to be carried out, in the following terms: (i) the shareholders of the Company will be granted a term from March 30, 2005 until May 03, 2005 for them, at their free and sole discretion, to adjust their stock positions, per types, in multiple lots of five thousand (5,000) shares, by trading through securities dealers authorized to operate by the BOVESPA; (ii) as from May 04, 2005, the shares of the capital stock of the Company shall not be traded unless if they are grouped and for a price in Reais (R$) per share; (iii) on May 20, 2005, all the fractional shares resulting from the Stock Grouping will be sold at an auction in the BOVESPA. The fractional shares shall be debited to the shareholders’ positions, prior to the auction, and the sale proceeds shall be made available in the name of each holder of fractional shares on May 31, 2005; and (iv) as from May 04, 2005, each ADR will represent one (1) preferred share thereof. In face of the grouping herein approved, article 5 of the Articles of Incorporation shall hereinafter read as follows: “ Art. 5—The subscribed and fully paid-up capital stock eight hundred and ninety-one million, four hundred and fifty-nine thousand, five hundred and twenty-eight reais and twenty cents (R$ 891,459,528.20), divided into eighty-nine million, eight hundred and one thousand, nine hundred and ninety-nine (89,801,999) shares, of which thirty-seven million, eight hundred and eighty-six thousand, nine hundred and ninety-two (37,886,992) are common shares and fifty-one million, nine hundred and fifteen thousand, and seven (51,915,007) are preferred shares, all of them registered, of book-entry type, with no face value .”

6.8 As for item “3” of the agenda of the AGE, the majority of the shareholders present to the meeting, with the favorable vote of minority shareholder José Teixeira de Oliveira having been recorded, has approved the proposal to amend article 4 of the Articles of Incorporation, as for the limit of the authorized capital, which limit is reduced from up to seven hundred billion (700,000,000,000) shares to a limit of up to one hundred and forty million (140,000,000) shares, which article shall hereinafter read as follows: “ Art. 4—The Company may increase its capital stock up to the limit of one hundred and forty million (140,000,00) shares, whether common or preferred, regardless of amendment to the articles of incorporation, the Board of Directors being the competent body to make resolutions on the increase and consequent issuance of new shares within the referred limit .”

7. APPROVAL AND SIGNATURES: After all the matters in the agenda were examined, the minutes of the meeting were read, approved and signed by the attendees. It has been further recorded that, as permitted in § 2 of article 130 of Law no. 6404/76, they authorized the minutes to be published without showing the signatures of the shareholders. Rio de Janeiro, March 29, 2005. Signatures : Evandro Luís Pippi Kruel—Chairman of the Meeting; Simone Wilches Braga—Secretary of the Meeting; Sudestecel Participações S/A; Brasilcel, N.V.; Avista Participações Ltda.—by Evandro Luis Pippi Kruel; Tagilo Participações Ltda.—by Simone Wilches Braga; Polo HG—Fundo de Investimento em Títulos e Valores Mobiliários; Vinson Fund, LLC—by Marcos Duarte Santos; Norges Bank—by Daniel Alves Ferreira; José Teixeira de Oliveira; Jankiel Moszek Waserman and Gilberto Souza Esmeraldo.

I hereby certify that this is faithful copy of the original minutes that were drawn-up in the proper book.

Evandro Luis Pippi Kruel

Chairman of the Meeting—OAB/RS nº 18.780

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: March 31, 2005

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

By:	/s/ ARCADIO LUIS MARTINEZ GARCIA
Arcadio Luis Martinez Garcia Investor Relations Officer

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements. These statements are statements that are not historical facts, and are based on management’s current view and estimates of future economic circumstances, industry conditions, company performance and financial results. The words “anticipates”, “believes”, “estimates”, “expects”, “plans” and similar expressions, as they relate to the company, are intended to identify forward-looking statements. Statements regarding the declaration or payment of dividends, the implementation of principal operating and financing strategies and capital expenditure plans, the direction of future operations and the factors or trends affecting financial condition, liquidity or results of operations are examples of forward-looking statements. Such statements reflect the current views of management and are subject to a number of risks and uncertainties. There is no guarantee that the expected events, trends or results will actually occur. The statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, and operating factors. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

Report of Foreign Private Issuer

Pursuant to Rule 13a-16 or 15d-16 of the

Securities Exchange Act of 1934

For the month of May, 2005

Commission File Number 001-14485

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

(Exact name of registrant as specified in its charter)

Tele Sudeste Cellular Holding Company

(Translation of Registrant’s name into English)

Praia de Botafogo, 501, 7o andar

22250-040 Rio de Janeiro, RJ, Brazil

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F.

Form 20-F  ☒    Form 40-F  ☐

Indicate by check mark whether the registrant by furnishing the information contained in this Form is also thereby furnishing the information to the Commission pursuant to Rule 12g3-2(b) under the Securities Exchange Act of 1934.

Yes  ☐    No  ☒

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

Publicly-held Company, with Authorized Capital

CVM n° 1762-0

C.N.P.J. n° 02.558.129/0001-45—N.I.R.E. 33.3.002.681.9-7

RELEVANT FACT

Tele Sudeste Celular Participações S.A. (“TSD”) hereby communicates to the Market and to its shareholders that its Board of Directors, at a meeting held on 04.26.2005, has approved the purchase, for purposes of being kept as treasury shares, or being further replaced or cancelled, of the fractional shares resulting from the reverse split of the Company’s shares, which was approved at the Special Meeting of Shareholders held on 03.29.2005, at the end of the auction to be held at the Bovespa (São Paulo Stock Exchange) on 05.20.2005, for the average price of such auction, with due regard to the provisions in article 30 of Law no. 6404, of December 15, 1976, as amended, and in CVM Instruction no. 10, of February 14, 1980, as further amended, in the following maximum estimated amounts:

Type	Number of Shares	Bovespa Price on 04/12/2005 (1)	Estimated amount
Common	1,166,237,182	4.26	4,968,170.39
Preferred	998,726,993	4.96	4,953,685.88
Total	2,164,964,175		9,921,856.27

(1)	R$ per thousand shares

Rio de Janeiro, April 26, 2005.

Arcádio Luís Martínez García

Executive Vice-President, Finance, Planning and Control

Tele Sudeste Celular Participações S.A.

www.vivo.com.br/ri

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: May 11, 2004

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

By:	/s/ ARCADIO LUIS MARTINEZ GARCIA
Arcadio Luis Martinez Garcia Investor Relations Officer

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements. These statements are statements that are not historical facts, and are based on management’s current view and estimates of future economic circumstances, industry conditions, company performance and financial results. The words “anticipates”, “believes”, “estimates”, “expects”, “plans” and similar expressions, as they relate to the company, are intended to identify forward-looking statements. Statements regarding the declaration or payment of dividends, the implementation of principal operating and financing strategies and capital expenditure plans, the direction of future operations and the factors or trends affecting financial condition, liquidity or results of operations are examples of forward-looking statements. Such statements reflect the current views of management and are subject to a number of risks and uncertainties. There is no guarantee that the expected events, trends or results will actually occur. The statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, and operating factors. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

Report of Foreign Private Issuer

Pursuant to Rule 13a-16 or 15d-16 of the

Securities Exchange Act of 1934

For the month of May, 2005

Commission File Number 001-14485

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

(Exact name of registrant as specified in its charter)

Tele Sudeste Cellular Holding Company

(Translation of Registrant’s name into English)

Praia de Botafogo, 501, 7o andar

22250-040 Rio de Janeiro, RJ, Brazil

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F.

Form 20-F  ☒    Form 40-F  ☐

Indicate by check mark whether the registrant by furnishing the information contained in this Form is also thereby furnishing the information to the Commission pursuant to Rule 12g3-2(b) under the Securities Exchange Act of 1934.

Yes   ☐    No  ☒

[LOGO]	TELE SUDESTE CELULAR PARTICIPAÇÕES S.A. CNPJ 02.558.129/0001-45—NIRE 33.3.0026819-7 Publicly-held Company with Authorized Capital

MINUTES OF THE MEETING OF THE BOARD OF DIRECTORS

HELD ON APRIL 26, 2005.

1. DATE, TIME AND PLACE: April 26, 2005, at 10:40 a.m., on Praia de Botafogo nº 501, 8º andar, Torre Corcovado, Botafogo, Rio de Janeiro—RJ, upon call notice, as provided for in the Bylaws.

2. CHAIRMANSHIP OF THE MEETING: Felix Pablo Ivorra Cano—Chairman of the Meeting; Breno Rodrigo Pacheco de Oliveira—Secretary.

3. INSTATEMENT: The meeting was convened with the attendance of the undersigned members of the Board of Directors, representing a quorum as stipulated in the Bylaws.

4. AGENDA AND RESOLUTIONS:

4.1. Replacement of the General Secretary: under the terms of section XIV of article 17 of the Company’s Bylaws, the Directors elected as General Secretary and Legal Officer, Mr. BRENO RODRIGO PACHECO DE OLIVEIRA , Brazilian, married, lawyer, enrolled with the OAB/RS (Brazilian Bar Association/RS Chapter) under nº 45.479, and with the CPF/MF under nº 711.936.930-04, residing and domiciled in the capital of Rio de Janeiro State, with offices on Praia de Botafogo, nº 501, 7º andar, Torre Corcovado, Botafogo, Rio de Janeiro, RJ. The Directors have caused a record to be made in the minutes of the meeting stating heir gratitude to Mr. Evandro Luís Pippi Kruel for his excellent and dedicated contribution to the Company.

4.2. Proposal for Acquisition of Shares : approval of the proposal submitted by the Executive Committee for acquisition of shares offered in the auction for placement of fractional shares resulting from the stock grouping, approved at the Special Meeting of Shareholders held on 03.29.2005, which auction will be held on 05.20.2005, up to the maximum estimated amount described in the table below, for the average price of such auction, in case the ultimate goal of placing all of these shares is not reached, in such a manner as to ensure that the minority shareholders receive the amount corresponding to the fractional shares held by them. The amount of shares to be purchased by the Company itself will correspond to the amount that is not purchased by the end of the referred auction and said shares may be purchased, under the terms set forth in letter b, of § 1 of article 30 of Law 6404/76 and in CVM Instruction no. 10, of February 14, 1980, as further amended, for purpose of being kept as treasury shares, or being further replaced or cancelled:

Type	Number of shares	Bovespa Price on 04/12/2005 (1)	Estimated amount
Common	1,166,237,182	4.26	4,968,170.39
Preferred	998,726,993	4.96	4,953,685.88
Total	2,164,964,175		9,921,856.27

(1)	R$ per thousand shares

4.3. Audit Committee : approval of the reelection of the members of the Audit Committee, which body is not provided for in the Company’s Bylaws, made up of 04 members of the Board of Directors, whose term of office will coincide with the term of office of the Directors, with the following people being elected for the second term of office, which will become effective as of this date: as President of the Audit Committee, Mr. Shakhaf Wine , Brazilian, married, economist, holder of identification card nº 07.140.616-9, IFP/RJ, enrolled with the CPF/MF under nº 018.755.347-50, residing and domiciled in the Capital of Rio de Janeiro State, with offices on Praia de Botafogo, 501, 7º andar, Torre Corcovado, Rio de Janeiro-RJ and, as members of the Audit Committee, Mr. Fernando Xavier Ferreira , Brazilian, married, engineer, holder of Identity Card n.º 585.363 SSP/PR, enrolled with the CPF/MF under n.º 142.144.239-68, residing and domiciled in the City of São Paulo, State of São Paulo, with offices on Rua Martiniano de

Carvalho, 851,21º andar, São Paulo—SP; Mr. Ernesto Lopez Mozo , Spanish, married, economist, residing and domiciled in Spain, with business address on Paseo de Recoletos, 7/9, Madrid, Spain, holder of passport n.º 513 736 39—B and Mr. Eduardo Perestrelo Correia de Matos , Portuguese, married, economist, holder of Identity Card n.º 35.939.115-1 SSP/SP, enrolled with the C.P.F./M.F. under n.º 186.001.968-41, residing and domiciled in the City of São Paulo, State of São Paulo, with offices on Av. Brigadeiro Faria Lima, 2277, 15º andar, 1503, Jardim Paulistano, CEP 01452-000.

4.4. Approval of Independent Auditors in consideration of the provisions in article 142, item IX of Law no. 6404/76 and in article 17, item XIII of the Company’s Bylaws, the appointment of Deloitte Touche Tohmatsu Auditores Independentes S/C Ltda. as Independent Auditors of the company was approved, the Executive Committee being authorized to negotiate the conditions of their appointment and to perform all other acts as may be necessary for such purpose.

5. CLOSING OF THE MEETING : There being nothing further to be discussed, the meeting was adjourned, of which these minutes have been drawn-up, read, approved and signed by the attending Directors and by the Secretary, being transcribed in the proper book .

Signatures : Felix Pablo Ivorra Cano—Chairman of the Meeting and Chairman of the Board of Directors; Fernando Xavier Ferreira; Eduardo Perestrelo Correia de Matos; Shakhaf Wine. Pedro Manuel Brandão Rodrigues; Carlos Manuel de L. e V. Cruz; Zeinal Abedin Mohamed Bava—Directors represented by Mr. Shakhaf Wine, and Ernesto Lopez Mozo; Ignácio Aller Mallo and Luis Miguel Gilpérez López—Directors represented by Mr. Felix Pablo Ivorra Cano, and Breno Rodrigo Pacheco de Oliveira—Secretary.

I hereby certify that this is a faithful copy of the minutes that were drawn-up in the Register Book of Minutes of Meetings of the Board of Directors of the Company.

Breno Rodrigo Pacheco de Oliveira

Secretary of the Meeting—OAB/RS nº 45.479

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: May 11, 2004

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

By:	/s/ ARCADIO LUIS MARTINEZ GARCIA
Arcadio Luis Martinez Garcia Investor Relations Officer

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements. These statements are statements that are not historical facts, and are based on management’s current view and estimates of future economic circumstances, industry conditions, company performance and financial results. The words “anticipates”, “believes”, “estimates”, “expects”, “plans” and similar expressions, as they relate to the company, are intended to identify forward-looking statements. Statements regarding the declaration or payment of dividends, the implementation of principal operating and financing strategies and capital expenditure plans, the direction of future operations and the factors or trends affecting financial condition, liquidity or results of operations are examples of forward-looking statements. Such statements reflect the current views of management and are subject to a number of risks and uncertainties. There is no guarantee that the expected events, trends or results will actually occur. The statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, and operating factors. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

Report of Foreign Private Issuer

Pursuant to Rule 13a-16 or 15d-16 of the

Securities Exchange Act of 1934

For the month of May, 2005

Commission File Number 001-14485

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

(Exact name of registrant as specified in its charter)

Tele Sudeste Cellular Holding Company

(Translation of Registrant’s name into English)

Praia de Botafogo, 501, 7o andar

22250-040 Rio de Janeiro, RJ, Brazil

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F.

Form 20-F  ☒    Form 40-F  ☐

Indicate by check mark whether the registrant by furnishing the information contained in this Form is also thereby furnishing the information to the Commission pursuant to Rule 12g3-2(b) under the Securities Exchange Act of 1934.

Yes   ☐    No  ☒

[LOGO]	TELE SUDESTE CELULAR PARTICIPAÇÕES S.A. ANNOUNCES THE OUTCOME OF THE AUCTION FOR PLACEMENT OF THE SHARES RESULTING FROM THE REVERSE SPLIT OF SHARES

TELE SUDESTE CELULAR PARTICIPAÇÕES BOVESPA AUCTION OF 05/25/2005 FOR SALE OF SHARES RESULTING FROM THE REVERSE SPLIT OF SHARES NOT MADE AVAILABLE IN THE FIRST AUCTION

Rio de Janeiro, Brazil—May 27, 2005—Tele Sudeste Celular Participações S.A. (“Company”), (BOVESPA: TSEP3 (Common), TSEP4 (Preferred), NYSE: TSD), announces today the total number of common and preferred shares sold at the auction held on 05/25/2005 at the São Paulo Stock Exchange, and the respective per shares prices to be credited to the shareholders pro rata to the fractional shares held by them before the auction;

Auction held on 05/25/2005

Code	Type	Number of Shares Offered	Number of Shares Sold	Net Value per Share (1)
TSEP3	ON	654,352	251,352	4.80763
TSEP4	PN	909,669	516,669	10.71986

Auction held on 05/20/2005

Code	Type	Number of Shares Offered	Number of Shares Sold	Net Value per Share (1)
TSEP3	ON	991,982	337,630	7.58278
TSEP4	PN	909,669	0	0

Total

Code	Type	Number of Shares Offered	Number of Shares Sold	Accumulated Net Value per Share (1)
TSEP3	ON	991,982	588,982	12.39041
TSEP4	PN	909,669	516,669	10.71986

(1)	Value net of trading expenses

The 403,000 common shares and the 393,000 preferred shares not sold at the auction held on 05/25/05 shall be offered at another auction, to be held on 05/31/2005, for the reference price resulting from the weighted average of the floor session held on 05/25/2005 of R$ 19.00 per common share and R$ 18.90 per preferred share, the result thereof should be consequently disclosed by the Company.

Having in consideration that not all the shares offered at the auction held on 05/20/05 and 05/25/05 were sold, the proceeds from the sale of the common and preferred shares traded at the referred auction will only be made available to the holders of fractional shares after the sale of the totality of the Company’s shares that remained unsold after such auction, as follows:

(a) The Shareholders whose shares are in custody with Banco ABN Amro Real S.A. shall appear to any branch of said institution in order to receive the amounts to which they are entitled;

(b) The amount corresponding to the Shareholders having entered custody agreements with the CBLC—Brazilian Settlement and Custody Company, shall be directly credited to that company, which will transfer the respective amounts to the Shareholders through the Custody Agents; and

(c) For those Shareholders whose Shares are blocked or without updated record, the amount to which they are entitled shall be retained by the Company and made available to the respective Shareholder for payment, which shall be released exclusively against presentation of document evidencing unblocking of the shares and/or identification, as the case may be, at any ABN Amro Real S.A. branch, the institution acting as trustee of the book-entry shares issued by the Company.

Rio de Janeiro, May 27, 2005.

Arcádio Luís Martínez García

Executive Vice-President for Finance, Planning and Control

and Investor Relations Officer

Tele Sudeste Celular Participações S.A.

www.vivo.com.br

For additional information, please contact:

Charles Edwards Allen

Investor Relations Office

Tel: 55 11 5105-1172

Email: ir@vivo.com.br

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: May 30, 2004

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

By:	/s/ ARCADIO LUIS MARTINEZ GARCIA
Arcadio Luis Martinez Garcia Investor Relations Officer

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements. These statements are statements that are not historical facts, and are based on management’s current view and estimates of future economic circumstances, industry conditions, company performance and financial results. The words “anticipates”, “believes”, “estimates”, “expects”, “plans” and similar expressions, as they relate to the company, are intended to identify forward-looking statements. Statements regarding the declaration or payment of dividends, the implementation of principal operating and financing strategies and capital expenditure plans, the direction of future operations and the factors or trends affecting financial condition, liquidity or results of operations are examples of forward-looking statements. Such statements reflect the current views of management and are subject to a number of risks and uncertainties. There is no guarantee that the expected events, trends or results will actually occur. The statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, and operating factors. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

Report of Foreign Private Issuer

Pursuant to Rule 13a-16 or 15d-16 of the

Securities Exchange Act of 1934

For the month of June, 2005

Commission File Number 001-14485

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

(Exact name of registrant as specified in its charter)

Tele Sudeste Cellular Holding Company

(Translation of Registrant’s name into English)

Praia de Botafogo, 501, 7o andar

22250-040 Rio de Janeiro, RJ, Brazil

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F.

Form 20-F  ☒    Form 40-F  ☐

Indicate by check mark whether the registrant by furnishing the information contained in this Form is also thereby furnishing the information to the Commission pursuant to Rule 12g3-2(b) under the Securities Exchange Act of 1934.

Yes  ☐    No  ☒

TELE SUDESTE CELULAR PARTICIPAÇÕES S/A

CNPJ nº 02.558.129/0001 -45 NIRE nº 33.3.0026819-7

(Publicly-held Company)

NOTICE TO SHAREHOLDERS

Tele Sudeste Celular Participações S.A., hereby informs to the public that its Board of Directors has approved an increase of its capital stock as a consequence of the corporate restructuring process, occurred in three stages during the period from October to November 2000, involving the company and its controlled and controlling companies, everything as disclosed in the relevant facts disclosed on 10.11.2000, 11.14.2000 and 12.04.2000. The amortization of the premium arising out of the corporate restructuring process resulted, in 2004, in a tax benefit of thirty-six million, four hundred and eighty-five thousand, four hundred and sixty-five reais and ninety-two cents (R$ 36,485,465.92), representing a credit to controlling shareholders Sudestecel Participações Ltda. and Tagilo Participações Ltda.., to be used for increase of the capital stock of the company from R$ 891,459,528.20 to R$ 927,944,994.12, upon issuance of 2,029,225 new common shares, with due regard to the preemptive right set forth in article 171 of Law no. 6404/76, provided that the funds arising out of eventual exercises of the preemptive right shall be credited to Sudestecel Participações Ltda. and Tagilo Participações Ltda.

TOTAL AMOUNT OF SHARE SUBSCRIPTION AND INCREASE OF CAPITAL

Thirty-six million, four hundred and eighty-five thousand, four hundred and sixty-five reais and ninety-two cents (R$ 36,485,465.92).

NUMBER AND TYPE OF SHARES TO BE ISSUED

Two million, twenty-nine thousand, two hundred and twenty-five (2,029,225) common shares, with no face value, in book-entry form.

ISSUE PRICE

Seventeen reais and ninety-eight cents (R$ 17.98) per common share.

The issue price for the common shares corresponds to 90% of the weighted average of the prices in the main market of the 30 trading sessions of Bovespa (São Paulo Stock Exchange) held from May 16, 2005 to and including June 27, 2005.

DIVIDENDS

The issued shares, after homologation of the respective capital increase by the Board of Directors, shall be entitled to full dividends as may be declared by the Company.

TERM FOR EXERCISE OF THE PREEMPTIVE RIGHT

Beginning: June 29, 2005	End: July 28, 2005

PREEMPTIVE RIGHT RATIO

In order to ascertain the number of shares a shareholder will be entitled to subscribe, he/she should multiply the number of shares owned by him/her at 06/28/2005, for the following rates:

Type of shares owned	Rate	Type to be Subscribed
Common	0.022596658	Common
Preferred	0.022596658	Common

PAYMENT TERMS

Cash, upon subscription.

ELIGIBILITY FOR SUBSCRIPTION

Shareholders having acquired their shares up to 06/28/2005 will be eligible to subscribe shares. Shares acquired after 06/29/2005 will be ex-preemptive right to the assignee.

Holders of ADR’s: The new shares shall not be registered under the Securities Act of 1933 and may not be offered or sold in the United States or to North-American persons.

Shareholders wishing to trade their preemptive rights may do so in the period from June 29, 2005 until July 21, 2005, and those shareholders whose shares are kept in custody with Banco ABN Amro Real should either request to such institution the respective certificate of assignment of rights, which shall be issued by ABN Amro Real, or instruct a securities dealer to be selected by him/her to directly trade the shares at the stock exchanges.

Once the certificate of assignment of rights is issued, under the terms provided for in the preceding item, and in case of actual disposal of the relevant shares, the corresponding statement on the reverse side of the certificate of assignment of rights will be required, with the signature of the assignor duly attested by a notary public.

NON-EXERCISED RIGHTS

There will be no non-exercised preemptive rights, since this is the case of capitalization of credits available in current account.

DOCUMENTS REQUIRED FOR SUBSCRIPTION AND ASSIGNMENT OF RIGHTS

The shareholders will be required to present the following original documents or certified copies thereof:

•	Individual: Identity card, individual taxpayer registration card (CPF) and proof of residence.

•	Legal Entity: certified copy of the most recently restated bylaws or articles of association, CNPJ (National Registry of Legal Entities) registration card, corporate documents granting representation powers and certified copies of the CPF, Identity Card and proof of residence of its directors and officers. Investors residing abroad may be required to present other representation documents.

•	In case of representation by proxy, a power of attorney drawn-up with a notary public will be required.

ASSISTANCE LOCATIONS

At securities dealers, for shares under custody with the Brazilian Settlement and Custody Agency—CBLC and at Banco ABN Amro Real branches, for shares under custody with such institution.

SHARES CREDIT

The shares shall be credited within three (3) business days after the homologation of the capital increase, save for shares subscribed with ABN Amro Real, which shall be credited within up to five (5) business days after the homologation of the Capital Increase.

Rio de Janeiro, June 28, 2005

Arcádio Luís Martinez García

Investor Relations Officer

Tele Sudeste Celular Participações S.A.

VIVO—Investor Relations

Tel: +55 11 5105-1172

Email: ri@vivo.com.br

Information available from: www.vivo.com.br/ri

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: June 30, 2005

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

By:	/s/ ARCADIO LUIS MARTINEZ GARCIA
Arcadio Luis Martinez Garcia Investor Relations Officer

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements. These statements are statements that are not historical facts, and are based on management’s current view and estimates of future economic circumstances, industry conditions, company performance and financial results. The words “anticipates”, “believes”, “estimates”, “expects”, “plans” and similar expressions, as they relate to the company, are intended to identify forward-looking statements. Statements regarding the declaration or payment of dividends, the implementation of principal operating and financing strategies and capital expenditure plans, the direction of future operations and the factors or trends affecting financial condition, liquidity or results of operations are examples of forward-looking statements. Such statements reflect the current views of management and are subject to a number of risks and uncertainties. There is no guarantee that the expected events, trends or results will actually occur. The statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, and operating factors. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Neither the laws of Brazil nor other constitutive documents provide for indemnification of directors and officers. However, the registrant’s directors and officers and certain of its controlling persons benefit from insurance against civil liabilities, including civil liabilities in connection with the registration, offering and sale of the securities.

Item 21. Exhibits and Financial Statements

(a) Exhibits.

The following documents are filed as exhibits to the registration statement:

Exhibit Number	Description
2.1	Protocol of Merger of Shares and Merger of Companies and Instrument of Justification among Telesp Celular Participações S.A., Tele Centro Oeste Celular Participações S.A., Tele Sudeste Celular Participações S.A., Tele Leste Celular Participações S.A. and Celular CRT Participações S.A., dated December 4, 2005.

2.2.1	Report of Goldman Sachs & Companhia regarding Telesp Celular Participações S.A. and Tele Centro Oeste Celular Participações S.A., incorporated by reference to the Form 6-K of Telesp Celular Participações S.A. filed on December 9, 2005 (SEC file number 333-09470).

2.2.2	Report of Goldman Sachs & Companhia regarding Telesp Celular Participações S.A. and Tele Leste Celular Participações S.A., incorporated by reference to the Form 6-K of Telesp Celular Participações S.A. filed on December 9, 2005 (SEC file number 333-09470).

2.2.3	Report of Goldman Sachs & Companhia regarding Telesp Celular Participações S.A. and Tele Sudeste Celular Participações S.A., incorporated by reference to the Form 6-K of Telesp Celular Participações S.A. filed on December 9, 2005 (SEC file number 333-09470).

2.2.4	Report of Goldman Sachs & Companhia regarding Telesp Celular Participações S.A. and Celular CRT Participações S.A., incorporated by reference to the Form 6-K of Telesp Celular Participações S.A. filed on December 9, 2005 (SEC file number 333-09470).

2.3.1	Report of Planconsult Planejamento e Consultoria regarding Telesp Celular Participações S.A., incorporated by reference to the Form 6-K of Telesp Celular Participações S.A. filed on December 9, 2005 (SEC file number 333-09470).

2.3.2	Report of Planconsult Planejamento e Consultoria regarding Tele Centro Oeste Celular Participações S.A., incorporated by reference to the Form 6-K of Telesp Celular Participações S.A. filed on December 9, 2005 (SEC file number 333-09470).

2.3.3	Report of Planconsult Planejamento e Consultoria regarding Tele Leste Celular Participações S.A., incorporated by reference to the Form 6-K of Telesp Celular Participações S.A. filed on December 9, 2005 (SEC file number 333-09470).

2.3.4	Report of Planconsult Planejamento e Consultoria regarding Tele Sudeste Celular Participações S.A., incorporated by reference to the Form 6-K of Telesp Celular Participações S.A. filed on December 9, 2005 (SEC file number 333-09470).

2.3.5	Report of Planconsult Planejamento e Consultoria regarding Celular CRT Participações S.A., incorporated by reference to the Form 6-K of Telesp Celular Participações S.A. filed on December 9, 2005 (SEC file number 333-09470).

Exhibit Number	Description

3.1	By-Laws (Estatuto Social) of Telesp Celular Participações S.A. (English translation).

3.2	By-Laws (Estatuto Social) of Tele Centro Oeste Celular Participações S.A. (English translation).

3.3	By-Laws (Estatuto Social) of Tele Leste Celular Participações S.A. (English translation).

3.4	By-Laws (Estatuto Social) of Tele Sudeste Celular Participações S.A. (English translation).

3.5	By-Laws (Estatuto Social) of Celular CRT Participações S.A. (English translation).

4.1	Amended and Restated Deposit Agreement dated as of November 2, 1998, between Telesp Celular Participações S.A. and The Bank of New York, as depositary, incorporated by reference to the registration statement on Form F-6 of Telesp Celular Participações S.A. filed on October 18, 2002 (SEC file No. 333-100644).

5.1	Opinion of Machado, Meyer, Sendacz e Opice Advogados regarding the common shares, preferred shares and ADSs of TCP.

8.1	Opinion of Machado, Meyer, Sendacz e Opice Advogados regarding tax matters and certain other matters.

10.1.1	Note Purchase Agreement relating to the issuance by Telesp Celular Participações S.A. of €416,050,488.19 of floating rate notes due 2004, dated November 28, 2001, among Portugal Telecom International Finance B.V., Telesp Celular Participações S.A. and Citibank N.A. London, incorporated by reference to Exhibit 2.4 to the Annual Report on Form 20-F of Telesp Celular Participações S.A. filed on June 21, 2002 (the “2002 TCP 20-F”) (SEC file number 001-14493).

10.1.2	Agency Agreement relating to the issuance by Telesp Celular Participações S.A. of €416,050,488.19 of floating rate notes due 2004, dated November 28, 2001, among Citibank N.A. London and Telesp Celular Participações S.A., incorporated by reference to Exhibit 2.5 to the 2002 TCP 20-F (SEC file number 001-14493).

10.1.3	Authorization Term of the Personal Mobile Service entered by Anatel and Telesp Celular Participações S.A. (English translation), incorporated by reference to Exhibit 4.1 to the Annual Report on Form 20-F of Telesp Celular Participações S.A. filed on June 24, 2003 (SEC file number 333-09470).

10.1.4	Authorization Term of the Personal Mobile Service entered by Anatel and Global Telecom S.A. (English translation), incorporated by reference to Exhibit 4.1 to the Annual Report on Form 20-F of Telesp Celular Participações S.A. filed on June 24, 2003 (SEC file number 333-09470).

10.1.5	Authorization Term of the Personal Mobile Service entered by Anatel and Tele Centro Oeste Celular Participações S.A. (English translation), incorporated by reference to Exhibit 4.3 to the Annual Report on Form 20-F of Telesp Celular Participações S.A. filed on April 15, 2005 (the “2005 TCP 20-F”) (SEC file number 333-09470).

10.1.6	Consulting Agreement (Instrumento Particular de Prestção de Serviços de Consultoria) dated as of January 7, 1999, between Telesp Celular S.A. and Portugal Telecom S.A. (currently Portugal Telecom S.G.P.S. S.A.), incorporated by reference to Exhibit 4.2 to the Annual Report on Form 20-F of Telesp Celular Participações S.A. filed on June 29, 2001 (SEC file number 001-14493).

10.1.7	Shareholders’ Agreement dated as of February 6, 2001, among DDI Corporation, Inepar Telecomunicações S.A., ITX Corporation and Telesp Celular Participações S.A., incorporated by reference to Exhibit 4.3 to the 2002 TCP 20-F (SEC file number 001-14493).

10.1.8	First Amendment to the Shareholders’ Agreement of Global Telecom S.A. dated August 14, 2001, among Telesp Celular Participações S.A., KDDI Corporation (formerly known as DDI Corporation), Inepar Telecomunicagoes S.A. and ITX Corporation (English translation), incorporated by reference to Exhibit 4.4 to the 2002 TCP 20-F (SEC file number 001-14493).

Exhibit Number	Description
10.1.9	Supply Agreement (Contrato de Fornecimento) dated as of August 27, 2001, between Global Telecom S.A. and Motorola do Brasil Ltda. (English summary), incorporated by reference to Exhibit 4.7 to the 2002 TCP 20-F (SEC file number 001-14493).

10.1.10	Financing Agreement (Contrato de Financiamento) dated July 19, 2001, among the Brazilian Social and Economic Development Bank (Lender), Global Telecom S.A. (Borrower) and Telesp Celular S.A. (Guarantor)(English summary), incorporated by reference to Exhibit 4.8 to the 2002 TCP 20-F (SEC file number 001-14493).

10.2.1	Standard Authorization Agreement for Personal Cellular Service (English translation), incorporated by reference to Exhibit 4.1 to the Annual Report on Form 20-F of Tele Centro Oeste Celular Participações S.A. filed on April 15, 2005 (SEC file number 001-14489).

10.2.2	Personal Cellular Service Authorization Agreement (English translation) entered into and between the Brazilian government, through Anatel, and TCO on February 3, 2003, incorporated by reference to Exhibit 4.1 to the Annual Report on Form 20-F of Tele Centro Oeste Celular Participações S.A. filed on June 30, 2003 (the “2003 TCO 20-F”) (SEC file number 001-14489).

10.2.3	Personal Cellular Service Authorization Agreement (English translation) entered into and between the Brazilian government, through Anatel, and Telegoiás on February 3, 2003, incorporated by reference to Exhibit 4.2 to the 2003 TCO 20-F (SEC file number 001-14489).

10.2.4	Personal Cellular Service Authorization Agreement (English translation) entered into and between the Brazilian government, through Anatel, and Telems on February 3, 2003, incorporated by reference to Exhibit 4.3 to the 2003 TCO 20-F (SEC file number 001-14489).

10.2.5	Personal Cellular Service Authorization Agreement (English translation) entered into and between the Brazilian government, through Anatel, and Telemat on February 3, 2003, incorporated by reference to Exhibit 4.4 to the 2003 TCO 20-F (SEC file number 001-14489).

10.2.6	Personal Cellular Service Authorization Agreement (English translation) entered into and between the Brazilian government, through Anatel, and Teleron on February 3, 2003, incorporated by reference to Exhibit 4.5 to the 2003 TCO 20-F (SEC file number 001-14489).

10.2.7	Personal Cellular Service Authorization Agreement (English translation) entered into and between the Brazilian government, through Anatel, and Teleacre on February 3, 2003, incorporated by reference to Exhibit 4.6 to the 2003 TCO 20-F (SEC file number 001-14489).

10.2.8	Personal Cellular Service Authorization Agreement (English translation) entered into and between the Brazilian government, through Anatel, and NBT on February 3, 2003, incorporated by reference to Exhibit 4.7 to the 2003 TCO 20-F (SEC file number 001-14489).

10.3.1	Authorization Term of the Personal Mobile Service entered by Anatel and Telebahia (English translation), incorporated by reference to Exhibit 4.1 to the Annual Report on Form 20-F of Tele Leste Celular Participações S.A. filed on June 24, 2003 (the “2003 TLE 20-F”) (SEC file number 001-14481).

10.3.2	Authorization Term of the Personal Mobile Service entered by Anatel and Telergipe (English translation), incorporated by reference to Exhibit 4.1 to the 2003 TLE 20-F (SEC file number 001-14481).

10.4.1	Authorization Term of the Personal Mobile Service entered by Anatel and Telerj (English translation), incorporated by reference to Exhibit 4.1 to the Annual Report on Form 20-F of Tele Sudeste Celular Participações S.A. filed on June 24, 2003 (the “2003 TSD 20-F”) (SEC file number 001-14485).

Exhibit Number		Description
10.4.2		Authorization Term of the Personal Mobile Service entered by Anatel and Telest (English translation), incorporated by reference to Exhibit 4.1 to the 2003 TSD 20-F (SEC file number 001-14485).

10.5.1	*	Authorization Term of the Personal Mobile Service entered by Anatel and Celular CRT S.A. (English translation).

11.1		Statement regarding computation of per share earnings, incorporate by reference to Exhibit 6.1 to the 2005 TCP 20-F (SEC file number 333-09470).

21.1		List of Subsidiaries, incorporate by reference to Exhibit 8.1 to the 2005 TCP 20-F (SEC file number 333-09470).

23.1		Consent of Deloitte Touche Tohmatsu Auditores Independentes.

23.2		Consent of Deloitte Touche Tohmatsu Auditores Independentes.

23.3		Consent of Deloitte Touche Tohmatsu Auditores Independentes.

23.4		Consent of Deloitte Touche Tohmatsu Auditores Independentes.

23.5		Consent of Deloitte Touche Tohmatsu Auditores Independentes.

23.6		Consent of Planconsult Planejamento e Consultoria.

23.7		Consent of Goldman Sachs & Companhia and Goldman Sachs & Co.

23.8		Consent of Machado, Meyer, Sendacz e Opice Advogados.

23.9		Consent of Ernst & Young Auditores Independentes S.S.

24.1		Powers of attorney of certain officers and directors of Telesp Celular Participações S.A., included in signature page.

*	To be filed by amendment.

There are omitted from the exhibits filed with or incorporated by reference into this registration statement instruments and agreements with respect to our long-term debt, none of which authorizes securities in a total amount that exceeds 10% of our total assets. We hereby agree to furnish to the Securities and Exchange Commission copies of any such omitted promissory notes or other instruments or agreements as the Commission requests.

(b) Schedules.

None required.

Item 22. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements; and

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser, if the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned Registrant hereby undertakes:

1.	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

2.

(i) that is filed pursuant to paragraph (h)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

(e) (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of Form F-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, State of São Paulo, Brazil, on December 16, 2005.

TELESP CELULAR PARTICIPAÇÕES S.A.

By:	/S/ ROBERTO OLIVEIRA DE LIMA
Name:	Roberto Oliveira de Lima
Title:	Chief Executive Officer

By:	/S/ PAULO CESAR PEREIRA TEIXEIRA
Name:	Paulo Cesar Pereira Teixeira
Title:	Executive Vice President for Finance, Planning and Control

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Telesp Celular Participações S.A., hereby severally constitute and appoint Fernando Xavier Ferreira and Shakhaf Wine (with full power to act alone) our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in an and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities held on December 16, 2005.

Signature	Title
/S/ ROBERTO OLIVEIRA DE LIMA Roberto Oliveira de Lima	Chief Executive Officer

/S/ PAULO CESAR PEREIRA TEIXEIRA Paulo Cesar Pereira Teixeira	Executive Vice President for Finance, Planning and Control (Principal Financial Officer)

/S/ CARLOS CESAR MAZUR Carlos Cesar Mazur	Principal Accounting Officer

/S/ FERNANDO XAVIER FERREIRA Fernando Xavier Ferreira	Chairman of the Board of Directors

/S/ CARLOS MANUEL DE LUCENA E VASCONCELLOS CRUZ Carlos Manuel de Lucena e Vasconcellos Cruz	Vice Chairman of the Board of Directors

Signature	Title
/S/ SHAKHAF WINE Shakhaf Wine	Director

/S/ FÉLIX PABLO IVORRA CANO Félix Pablo Ivorra Cano	Director

Ignacio Aller Malo	Director

/S/ LUIS PAULO REIS COCCO Luis Paulo Reis Cocco	Director

Luiz Kaufmann	Director

Henry Philippe Reichstul	Director

António Gonçalves de Oliveira	Director

/S/ DONALD J. PUGLISI Donald J. Puglisi Managing Director Puglisi & Associates	Authorized Representative in the United States